Form 10KSB40/A, Exhibit 13
period 1996-12-31
CRESCENT BANKING CO
filed 1997-04-10
CIK 883476

                [LOGO OF CRESCENT BANKING COMPANY AND SUBSIDIARIES APPEARS HERE]




-------------------------
  1996
  Annual Report

-------------------------

                         1996 ANNUAL TABLE OF CONTENTS

Chairman's Remarks..........................................................

FINANCIAL OVERVIEW

Financial Highlights........................................................

Statistical Information.....................................................

Management's Discussion & Analysis..........................................

CONSOLIDATED FINANCIAL REPORT

Consolidated Financial Report Contents......................................

Independent Auditor's Report or Financial Statements........................

Consolidated Balance Sheets.................................................

Consolidated Statements of Income...........................................

Consolidated Statements of Stockholder's Equity.............................

Consolidated Statements of Cash Flows.......................................

Notes to Consolidated Financial Statements..................................

Shareholder Information.....................................................

Directors and Officers......................................................


TO OUR SHAREHOLDERS:

     Its is a pleasure to report that 1996 was a year marked with many milestones for Crescent Banking Company. Significant strides were made in the Company's performance as earnings per share increased from $.13 per share to $.83 per share in 1996. The improvement in earnings resulted in the resumption of quarterly dividends of $.05 per share which were paid in the fourth quarter. The Company continued and increased the dividends as $.055 per share was paid in the first quarter 1997. The Company's total assets increased 30% to $74.3 million at year end.

     Also in 1996, the mortgage division of Crescent Bank and Trust Company set a new production record in closing over $460 million of mortgage loans. In the fourth quarter, the Company announced an expansion of its wholesale mortgage operations into the Northeast United States through Crescent Mortgage Services, Inc. The office is located in Manchester, New Hampshire with a staff of eleven employees.

     The Bank now has full service locations in Jasper and Marble Hill and a loan production office in Bartow County. With a mortgage operation that serves the Northeast and Southeast United States, the Company is positioned for the future.

     As we strive to continue to increase the value of our franchise, we must express our appreciation to the directors, officers, and employees for their guidance and handwork.

     We especially thank you, our shareholders and customers, for your support in making 1996 a success.

     We look forward to 1997.


                                                 /s/ Arthur Howell
                                                 --------------------------
                                                       Arthur Howell

--------------------------------------------------------------------------------
                             Financial Highlights
--------------------------------------------------------------------------------

                                                1996              1995
                                            -----------       -----------
Year ended December 31:
   Interest income (1)                      $ 5,333,659       $ 4,140,759
   Interest expense                           2,161,682         1,535,490

   Net interest income                        3,171,977         2,605,269
   Provision for loan losses                       --             496,937

   Net interest income after
      provision for loan losses               3,171,977         2,108,332
   Other operating income                     4,009,372         3,399,280
   Other operating expenses                   6,204,512         5,359,055

   Net income before income taxes               976,837           148,557
   Applicable income taxes                      393,489            59,423
   Net income                                   583,348            89,134

                                                            [CHART APPEARS HERE]

Per share data:
   Net income                                     $0.83             $0.13
   Period-end book value                         $10.89            $10.11
   Cash dividends                                $0.050            $0.250

Financial ratios:
   Return on assets                                0.93%             0.17%
   Return on shareholders' equity                  7.92%             1.26%
   Total capital to adjusted assets               14.40%            16.16%

                                                            [CHART APPEARS HERE]

Balances as of December 31:
   Loans, net                               $28,164,888       $23,634,885
   Allowance for loan losses                    335,512           566,071
   Mortgage loans held for sale              32,996,668        17,361,494
   Total assets                              74,652,352        57,383,666
   Total deposits                            55,745,908        40,498,009
   Shareholders' equity                       7,673,868         7,125,597

                                                            [CHART APPEARS HERE]


(1) The amount of fee income included in interest income for the years ended December 31, 1996 and December 31, 1995 was $1,386,430 and $979,012,
    respectively.

--------------------------------------------------------------------------------
                             Financial Highlights
--------------------------------------------------------------------------------

         Distribution of Assets, Liabilities and Stockholders' Equity:
                   Interest Rates and Interest Differential

                                        Year ended December 31, 1996                      Year ended December 31, 1995
                                 --------------------------------------------------------------------------------------------
                                      Daily                                            Daily
                                     Average           Income/      Yields/           Average         Income/       Yields/
                                     Balances          Expense       Rates            Balances        Expense        Rates
                                 --------------------------------------------------------------------------------------------
                                                                      (In Thousands)
ASSETS
Interest-earning assets:
   Loans (1)                           $26,048          $2,831        10.87%            $18,509         $2,002       10.82%
   Mortgage loans held for sale         22,067           2,237        10.14%             15,203          1,732       11.39%
   Securities, at cost                   1,681             108         6.42%              1,264             86        6.80%
   Federal funds sold                    1,453              81         5.57%              2,548            155        6.08%
   Deposits in other banks               1,235              77         6.23%              2,889            166        5.75%
                                 ------------------------------------------------------------------------------------------
Total interest-earning assets           52,484           5,334        10.16%             40,413          4,141       10.25%
Other assets                             9,970                                           10,625
                                 --------------                                    -------------
Total assets                           $62,454                                          $51,038
                                 ==============                                    =============

LIABILITIES &
STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
   Demand deposits                      $6,327            $250         3.95%             $5,634           $216        3.83%
   Savings deposits                      4,036             139         3.44%              4,354            147        3.38%
   Time deposits                        26,408           1,679         6.36%             19,238          1,166        6.06%
   Mortgage warehouse line
        of credit and other              2,049              94         4.59%                 99              7        7.07%
                                 ------------------------------------------------------------------------------------------
Total interest-bearing
   liabilities                          38,820           2,162         5.57%             29,325          1,536        5.24%
Noninterest bearing deposits            10,314                                            8,919
Other liabilities                        5,950                                            5,718
Stockholder's equity                     7,370                                            7,076
                                  -------------                                     -----------
Total liabilities &
   stockholders' equity                $62,454                                          $51,038
                                  =============                                     ===========

Net interest income                                     $3,172                                          $2,605
                                                  =============                                     ===========
Net yield on interest-earning
  assets                                                               6.04%                                          6.45%
                                                                   =========                                        =======

4

(1) For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

--------------------------------------------------------------------------------
                             Financial Highlights
--------------------------------------------------------------------------------


          Distribution of Assets, Liabilities and Stockholders' Equity:
              Interest Rates and Interest Differential (continued)

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

                                                  1996 compared to 1995                                1995 compared to 1994
                                     ----------------------------------------------------------------------------------------------
                                                                         Increase (Decrease) due to (1)
                                     ----------------------------------------------------------------------------------------------
                                             Volume           Rate               Net           Volume         Rate          Net
                                     ----------------------------------------------------------------------------------------------
                                                                             (In Thousands)
Interest earned on:
   Loans                                         $819             $10               $829           $235          $268         $503
   Mortgage loans held for sale                   713            (208)               505           (413)          652          239
   Securities, at cost                             27              (5)                22             (3)           16           13
   Federal funds sold                             (62)            (12)               (74)           143             4          147
   Deposits in other banks                       (102)             13                (89)          (100)           63          (37)
                                     ----------------------------------------------------------------------------------------------
Total interest-earning assets                  $1,395           ($202)            $1,193          ($138)       $1,003         $865
                                     ==============================================================================================

Interest paid on:
   Demand deposits                                $27              $7                $34            ($4)          $29          $25
   Savings deposits                               (11)              3                 (8)           (17)           16           (1)
   Time deposits                                  453              60                513             90           203          293
   Mortgage warehouse
      line of credit and other                     90              (3)                87            (19)           (5)         (24)

Total interest-bearing               ----------------------------------------------------------------------------------------------
    liabilities                                  $559             $67               $626            $50          $243         $293
                                     ==============================================================================================


(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

--------------------------------------------------------------------------------
                             Financial Highlights
================================================================================

                              Investment Portfolio


Investment Portfolio

The following table sets forth the maturities of securities, as of December 31, 1996 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security).


                                                                   MATURING
                                  --------------------------------------------------------------------------------------------------
                                                                 After one but               After five but
                                     Within One                   Within Five                 Within ten
                                         Year                         Years                       Years             After Ten Years
                                  --------------------------------------------------------------------------------------------------
                                     Amount       Yield         Amount         Yield       Amount      Yield     Amount    Yield
                                  --------------------------------------------------------------------------------------------------
                                                             (In Thousand)
Municipal Bond                             -            -           -               -       $345         4.45%        -       -
Mortgage-backed securities                 -            -           -               -          -         -          404       6.77%
                                  --------------------------------------------------------------------------------------------------
Total                                      -            -           -               -       $345         4.45%     $404       6.77%
                                  ==================================================================================================



--------------------------------------------------------------------------------
                             Financial Highlights
--------------------------------------------------------------------------------

                                Loan Portfolio



The following table shows the amount of loans (excluding real estate-mortgage and consumer loans) outstanding as of December 31, 1996, which based on remaining scheduled repayments of principal, are due in the periods indicated. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates.

                                                              MATURING
                                       ------------------------------------------------------------------------------------

                                                                    After One
                                             Within One            but Within             After Five
                                                Year               Five Years               Years                  Total
                                       ------------------------------------------------------------------------------------
                                                                    (In Thousands)
Commercial                                      $3,325                $4,483                 $1,512                 $9,320
Real estate - construction                       9,414                   879                     53                 10,346
                                       ------------------------------------------------------------------------------------
    Total                                      $12,739                $5,362                 $1,565                $19,666
                                       ====================================================================================

Loans maturing after one year with:
   Fixed interest rates                                               $3,988                   $843
   Variable interest rates                                             1,374                    722
                                                              -------------------------------------
                                                                      $5,362                 $1,565
                                                              =====================================


As a result of economic conditions, losses for all commercial banking loan categories as a percentage of average loans are expected to be approximately
 .25% to .40% in 1997.

Nonperforming Loans

The following table summarizes the Bank's nonaccrual, past due and restructured commercial banking loans:

                                                            December 31
                                                1996                           1995
                                         ------------------------------------------------
                                                          (In Thousands)
              Nonaccrual loans                    $168                              $416
                                         ================================================

              Accruing loans past due
              90 days or more                      $23                              $387
                                         ================================================

              Restructured loans                     -                                 -
                                         ================================================

The gross income on nonaccrual commercial banking loans noted above that would have have been reported in the year ended December 31, 1996 if the loans had been current in accordance with their original terms and had been outstanding throughout the year or since origination was $13,433.

--------------------------------------------------------------------------------
                             Financial Highlights
--------------------------------------------------------------------------------

                             Loan Portfolio (cont'd)

The amount of interest income on nonaccrual commercial banking loans noted above that was included in net income for the year ended December 31, 1996 was $0.

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

                                                  Years Ended December 31,
                                                   1996               1995
                                             -------------------------------
Balance, beginning of period                    $566,071           $275,286
Loans charged-off:
  Commercial                                    (217,913)           (18,466)
  Real estate-construction                       (19,956)                 -
  Real estate-mortgage                                 -           (166,293)
  Installment and other consumer                 (11,023)           (25,921)
                                             -------------------------------
Total loans charged-off                         (248,892)          (210,680)
Recoveries:
  Installment and other consumer                  15,583              4,142
  Commercial                                       2,750                386
                                             -------------------------------
Total loans recovered                             18,333              4,528
Net loans charged-off                           (230,559)          (206,152)
Provision for loan losses                              -            496,937
                                             -------------------------------
Balance, end of period                          $335,512           $566,071
                                             ===============================


                                                  (Dollars in Thousands)
Loans outstanding at end of period,
  excluding loans held for sale                  $28,500            $24,201
Ratio of allowance to loans
  outstanding at end of period,
  excluding loans held for sale                     1.18%              2.34%
Average loans outstanding during
  the period, excluding loans held
  for sale.                                      $26,048            $18,509
Ratio of net charge-offs during the
  period to average loans outstanding               0.89%              1.11%


The allocation of the allowance for commercial banking loan losses by loan category at the dates indicated is presented below. The Bank does not maintain a reserve with respect to mortgage loans held for sale due to the low risk associated with the loans during the Bank's holding period. The percentages represent the percent of banking loans in each category to total loans outstanding at the end of each respective period.

                                          Year Ended December 31,

                                       1996                  1995
                              ---------------------------------------------
                                  Amt       %          Amt          %
                              ---------------------------------------------
Commercial                        $183      32.7%      $387         50.0%
Real estate-mortgage (1)            28      19.7%        35         20.7%
Real estate-construction
   and land development             41      36.3%        27         18.9%
Consumer                            61      11.3%        58         10.4%
Unallocated                         22                   59
                              ---------------------------------------------
                                  $335     100.0%      $566        100.0%
                              =============================================


(1) Includes any loans secured in whole or in part by real estate.

--------------------------------------------------------------------------------
                             Financial Highlights
--------------------------------------------------------------------------------

                                   Deposits

Deposits

The following table summarizes average daily balances of deposits and rates paid on such deposits for the periods indicated:

                                                            Years ended
                              December 31, 1996                              December 31, 1995
                            ----------------------------------------------------------------------------
                                   Amount          Rate                   Amount          Rate
                            ----------------------------------------------------------------------------
                                                          (In Thousands)
Noninterest-bearing
  demand deposits                 $10,314                 -               $8,919                 -
Interest-bearing
  demand deposits                   6,327              3.95%               5,634              3.83%
Savings deposits                    4,036              3.44%               4,354              3.38%
Time deposits                      26,408              6.36%              19,238              6.06%
                            --------------                         --------------
Total                             $47,085                                $38,145
                            ==============                         ==============

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1996 are summarized as follows (in thousands):

                      Under 3 months                      $946
                      3 to 6 months                        737
                      6 to 12 months                     2,130
                      Over 12 months                     3,044
                                                 --------------
                                                        $6,857
                                                 ==============

Return on Equity and Assets

The following table shows operating and capital ratios for each of the last two years:

                                                       Year ended December 31
                                                         1996           1995
                                                      -------------------------
           Percentage of net income to:
               Average stockholders' equity               7.92%          1.26%
               Average total assets                       0.93%          0.17%
           Percentage of average
               stockholders' equity
               to average total assets                   11.80%         13.86%
           Percentage of dividends paid
               to net income                              6.01%        197.61%

--------------------------------------------------------------------------------
                             Financial Highlights
================================================================================

                             Short-Term Borrowings


Short-Term Borrowings

The following table presents the outstanding balances of the Bank's borrowings under its warehouse line of credit and the weighted average interest rates thereon for the last two years. This line of credit has a one-year term expiring in March 1997. Draws thereon have a 30-day maturity.

                                                             Year ended December 31,
                                                             1996                1995
                                                       -----------------------------------
Balance at period end                                      $7,396,755                  $0

Weighted average interest rate at period end                     6.98%                  -

Maximum amount outstanding at any month's end              $7,396,755                  $0

Average amount outstanding                                 $1,966,391             $53,393

Weighted average interest rate                                   4.61%               7.31%

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes, and the statistical information included elsewhere herein. Certain of the matters discussed under this caption, "Management's Discussion and Analysis of Financial Condition and Results of Operations ," and elsewhere in this Annual Report may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward looking statements due to a variety of factors, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risk of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate risks; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, and computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these Cautionary Statements.

Summary

     The Company's net income for the year ended December 31, 1996 was $583,348
compared with net income of $89,134 for the year ended December 31, 1995.   The
increase in net income from 1995 to 1996 was primarily the result of the large provision for loan loss and expenses incurred exploring a trust business plan in 1995.

Balance Sheets

     The Company's assets increased by 30% during 1996 from $57.4 million as of December 31, 1995 to $74.7 million as of December 31, 1996. The increase in total assets in 1996 is the result of the increase in the Commercial bank loans and mortgage loans held for sale. The increase in assets was funded with a 37% increase in deposits and through other borrowing sources. The increase in mortgage banking production and related mortgage loans held for sale from 1995 to 1996 was the result of the relatively low historical mortgage rates during 1996, as well as an increase in correspondents from which the mortgage division purchases mortgage loans.

     Earning assets (comprised of commercial banking loans, mortgage loans held for sale, investment securities, interest-bearing balances in other banks and temporary investments) totaled $63.8 million or 85.4% of total assets at December 31, 1996. This represents an increase from December 31, 1995 when earning assets totaled $47.8 million or 83.3% of total assets. The increase in earning assets resulted primarily from the increase of $4.3 million of loans and increase of $15.6 million of mortgage loans held for sale. The increase was primarily funded through an increase in deposits and other borrowings. Average mortgage loans held for sale during 1996 of

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis
--------------------------------------------------------------------------------

$22.1 million constituted 42.1% of average earning assets and 35.4% of average total assets. Average mortgage loans held for sale during 1995 of $15.2 million constituted 37.6% of average earning assets and 29.8% of average total assets.

     During 1996, average commercial banking loans were $26.1 million and constituted 49.6% of average earning assets and 41.7% of average total assets. For 1995, average commercial banking loans were $18.5 million and constituted
45.8% of average earning assets and 36.3% of average total assets.   The
increase in commercial banking loans was the result of higher loan demand in the Bank's service area as well as loan production from the Bank's loan production office in Bartow County.

     Commercial banking loans are expected to produce higher yields than securities and other interest-earning assets. In addition, mortgage loans held for sale generate net interest income due to the greater rates of interest paid to the Bank on the longer term mortgage loans over the rates of interest paid by the Bank on its shorter term warehouse line of credit and regular funding sources. Therefore, absolute volume of commercial banking loans and mortgage loans held for sale and the volume as a percentage of total earning assets are an important determinant of net interest margin thereof. See the tables preceding Management's Discussion and Analysis, as well as Note 3 to the financial statements, for a summary of loans, related maturities and a discussion of concentrations of credit risk.

     The allowance for loan losses represents a reserve for potential losses in the Bank's commercial banking loan portfolio. The provision for loan losses is a charge to earnings in the current period to maintain the allowance at a level management has determined to be adequate. The allowance for loan losses totalled $335,512 or 1.18% of total commercial banking loans at December 31, 1996, and
$566,071 or 2.34% of total loans at December 31, 1995.   The decrease in the
allowance for loan loss from 1995 to 1996 was the result of net charge offs of $230,559 in 1996. The determination of the reserve level rests upon management's judgment about factors affecting loan quality and assumptions about the economy. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on past due and other loans that management believes require attention. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Bank does not maintain a reserve with respect to its mortgage loans held for sale due to the low credit risk associated with the loans during the Bank's holding period.

     The Bank's policy is to discontinue the accrual of interest on loans which are 90 days past due unless they are well-secured and in the process of collection. Interest on these non-accrual loans will be recognized only when received. As of December 31, 1996, the Bank had $167,916 of loans accounted for on a non-accrual basis, $23,140 contractually past due more than 90 days and no loans considered to be troubled debt restructurings, as defined by Financial Accounting Standards Board Statement No. 15 (FASB #15). As of December 31, 1995, the Bank had $415,589 of loans accounted for on a non-accrual basis, $387,295 contractually past due more than 90 days and no loans considered to be troubled debt restructurings, as defined by FASB #15.

     Non-performing loans are defined as non-accrual and renegotiated loans. Adding real estate acquired by foreclosure and held for sale of $727,159 with non-performing loans results in non-

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis
--------------------------------------------------------------------------------

performing assets of $895,075 at December 31, 1996. The Bank is currently holding the foreclosed properties for sale. At December 31, 1995, the Bank had non-performing assets totalling $565,589. The chart below summarizes the Banks' assets that management feels warrant attention due to the potential for loss, in addition to the above mentioned non-performing loans and foreclosed properties. Potential problem loans represents loans that are presently performing, however, management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms. Potential problem loans to total loans decreased from 6.9% at December 31, 1995 to 1.42% at December 31, 1996. The decrease was primarily a result of one loan being acquired by foreclosure of $575,000, charge offs of $248,892 and the Bank's loan growth in 1996.



                                                           December 31,
                                                     1996               1995
                                                  ----------         ---------
Non-performing loans*                             $  167,916        $  415,589
Troubled debt restructurings**                          ----              ----

Foreclosed properties                                727,159           150,000
                                                    --------        ----------
Total non-performing assets                          895,075           565,589
                                                    ========        ==========

Loans 90 days or more past
 due on accrual status                              $ 23,140        $  387,295
Potential problem loans***                           405,089         1,662,080
Potential problem loans/total loans                     1.42%              6.9%
Non-performing assets/total loans
     and foreclosed properties                          3.06%             2.32%
Non-performing assets and loans 90 days or
     more past due on accrual status/
     total loans and foreclosed properties              3.14%             3.91%

*    Defined as non-accrual loans and renegotiated loans.
**   As defined by Financial Accounting Standards Board Statement No. 15.
*** Loans identified by management as potential problem loans (classified and criticized loans) but still on accrual.

     The information on nonaccrual and restructured loans in the above table is not comparable with the information on impaired loans as disclosed in Note 3 of the financial statements.

     The Bank invests its excess funds in U.S. Government agency obligations, corporate securities, federal funds sold, and interest-bearing deposits with other banks. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at minimal risk while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Thus, investment securities are managed in order to minimize the Bank's exposure to interest rate risk. Investment securities and interest-bearing deposits with other banks totaled $1.7 million at December 31, 1996 compared to $5.3 million at December 31, 1995. Federal funds sold totaled $570,000 at December 31, 1996 compared to 1,020,000 at December 31, 1995. See Note 2 to the financial statements and the tables preceding Management's Discussion and Analysis for details of the Bank's investment portfolio as of December 31, 1996 and 1995.

     The mortgage division of the Bank acquires mortgage loans from small retail-oriented originators in the Southeast through the utilization of a variety of funding sources. These sources

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis
--------------------------------------------------------------------------------

include Bank's regular funding sources, a $18.0 million warehouse line of credit from the Federal Home Loan Bank of Atlanta and a $40 million gestation repurchase agreement. Under the repurchase agreement, the Bank sells mortgage loans and simultaneously assigns the related forward sale commitments to the security broker. Substantially all of the mortgage loans are currently being resold in the secondary market to the Federal Home Loan Mortgage Corporation ("Freddie Mac") and private investors after being "warehoused" for 10 to 30 days. Loans may also be sold in the future to the Federal National Mortgage Association ("Fannie Mae"). Warehoused loans must meet secondary market criteria such as amount limitations and loan-to-value ratios to qualify for resales to Freddie Mac and Fannie Mae. To the extent that the Bank retains the servicing rights on mortgage loans that it resells, it collects annual servicing fees while the loan is outstanding. The Bank periodically sells a portion of its retained servicing rights in bulk form. The annual servicing fees and gains on the sale of servicing rights are an integral part of the mortgage banking operation and its contribution to net income. The Bank currently pays a third party subcontractor to perform servicing functions with respect to its loans sold with retained servicing.

     During 1996, the mortgage division acquired $467.8 million of mortgage loans, of which $452.1 million were resold in the secondary market with servicing rights retained by the Bank. The remaining $33 million were carried as mortgage loans held for sale on the balance sheet as sale of the loans was pending. At December 31, 1996, capitalized costs of $4.1 million related to the purchase of the mortgage servicing rights were carried on the balance sheet as purchased mortgage servicing rights. At December 31, 1995, the Bank carried $4.5 million of purchased mortgage servicing rights on its balance sheet. The Bank is amortizing the purchased mortgage servicing rights over an accelerated
period.   At December 31, 1996, the Bank held servicing rights with respect to loans with unpaid principal balances totaling $407.8 million compared to $392.1
at December 31, 1995.   During 1996, the Bank sold servicing rights with respect
to $438.8 million of mortgage loans carried on its balance sheet at $5.0 million for a gain of $884,457. During 1995, the Bank sold servicing rights with respect to $399.5 million of mortgage loans carried on its balance sheet at $4.6
million for a gain of $920,408.   The market value of the servicing portfolio is
contingent upon many factors including interest rate environment, estimated life of the servicing portfolio, loan quality of the servicing portfolio and coupon rate of the loan portfolio. There can be no assurance that the Bank will continue to experience a market value of the servicing portfolio in excess of the cost to acquire the servicing rights, nor can there be any assurance as to the expected life of the servicing portfolio.

     The Company also provides additional mortgage loan activities throughout the Southeast through its subsidiary Crescent Mortgage Services, Inc. ("CMS"). In the fourth quarter, 1996, the Company announced the expansion of CMS to provide wholesale mortgage services the Northeast region of the United States. The office is located in Manchester, New Hampshire with a market area to include all of the New England states. The office will be staffed with eleven employees with production expected to begin in the first quarter 1997. Funding for the Northeast will be provided through a $26 million line of credit from Paine Webber and a $5 million line of credit from Home Federal Savings Bank in Springfield, Minnesota.

     The Bank's deposits totalled $55.7 million and $40.5 million at December 31, 1996 and 1995, respectively. Deposits averaged $47.1 million and $38.1 million during the years ended December 31, 1996 and 1995, respectively. Interest-bearing deposits represented 77% and 81% of total deposits at December 31, 1996 and 1995, respectively. The decrease of interest- bearing deposits as a percent of total deposits was the result of growth in non-interest bearing deposits including escrow balances related to the mortgage division. Certificates of deposit composed 70% of total interest-bearing deposits for December 31, 1996 compared to 67% at December 31, 1995. The

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis
--------------------------------------------------------------------------------

composition of these deposits is indicative of the rate- conscious market in which the Bank operates. There is no assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area.

Capital

     Capital adequacy is measured by risk-based capital guidelines as well as against leverage ratios. The risk-based capital guidelines developed by regulatory authorities assign weighted levels of risk to asset categories to establish capital requirements. The guidelines currently require a minimum of 8.0% of total capital to risk-adjusted assets. One half of the required capital must consist of tangible common shareholders' equity and qualifying perpetual preferred stock ("tier 1 capital"). The leverage guidelines specify a ratio of tier 1 capital to total assets of 3.0% if certain requirements are met, including having the highest regulatory rating, or between 4.0% and 5.0% otherwise. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised the Company and the FDIC has not advised the Bank of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it. The Bank had agreed with the Department of Banking and Finance to maintain a leverage ratio of 8.0%. At December 31, 1996 the Bank's leverage ratio was 8.97%.

     At December 31, 1996 the Company's total shareholders' equity was $7.7 million or 10.31% of total assets, compared to $7.1 million or 12.4% of total assets at December 31, 1995. The decrease in shareholders' equity to total asset ratio in 1996 was the result of a 30% increase in total assets. At December 31, 1996, total capital to risk-adjusted assets was 14.4%, with 11.6%
consisting of tangible common shareholders' equity.   The Company paid $35,077
of dividends during 1996 or $.05 per share compared to $176,139 or $.25 per share during 1995. The Company's dividends in 1996 were paid during the last quarter, as the payment of dividends had been suspended in the third quarter of 1995. The suspension of dividends was the result of a decrease in earnings caused by a large provision for loan loss and expenses incurred exploring a trust business plan.

     During 1995, the Company purchased 3,334 shares of Common Stock to be held in Treasury for an aggregate of $36,091. During 1995, 600 shares of Common Stock were issued pursuant to employee stock option exercises for an aggregate of $6,000. There is no active market for the Common Stock.



Liquidity and Interest Rate Sensitivity

     Liquidity involves the ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain reserve requirements, and otherwise sustain operations. This is accomplished through maturities and repayments of loans and investments, deposit growth, and access to sources of funds other than deposits, such as the federal funds market.

     Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings and drafts payable,

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis
--------------------------------------------------------------------------------

investment securities and securities held for sale) totalled $24.1 million and $19.4 million during 1996 and 1995, representing 47% and 51% of average deposits for those years, respectively. The increase in average liquid assets was the result of the increase in mortgage loans held for sale. Average non-mortgage loans were 55% and 49% of average deposits for 1996 and 1995, respectively. Average deposits were 90% and 94% of average earning assets for 1996 and 1995, respectively. As noted in the tables preceding Management's Discussion and Analysis, approximately $19.7 million, or 69%, of the commercial banking loan portfolio consisted of commercial and real estate - construction loans.

     The Bank actively manages the levels, types and maturities of earning assets in relation to the sources available to fund current and future needs to ensure that adequate funding will be available at all times. In addition to the borrowing sources related to the mortgage operations, the Bank also maintains a federal funds line of credit totalling $4.6 million. The Bank's liquidity position has also been enhanced by the operations of the mortgage banking division due to the investment of funds in short-term assets in the form of mortgages held for sale. Once funded, mortgages will generally be held by the Bank for a period of 10 to 30 days. Management believes its liquidity sources are adequate to meet its operating needs.

     Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval. The general objective of gap management is to actively manage rate-sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risks to the Bank.

     Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates are susceptible to change daily, and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits over $100,000 and certain interest-bearing demand deposits are much more interest-sensitive than savings deposits. In addition, brokered deposits, institutional deposits placed by independent brokers, are more interest sensitive. The Bank had brokered deposits of $6.5 million at December 31, 1996 and $5.1 million at December 31, 1995. The Bank utilizes the brokered deposits to fund its mortgage loans held for sale and therefore match those maturities as closely as possible.

     The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 1996. The Bank was in an asset-sensitive position for the cumulative three-month, one-year and five-year intervals. This means that during the five-year period, if interest rates decline, the net interest margin will decline. Conversely, if interest rates increase over this period, the net interest margin will improve. At December 31, 1996, the Bank was within its policy guidelines of rate sensitive assets to rate sensitive liabilities of 80 - 120% at the one year interval. Since all interest rates and yields do not adjust at the same velocity, this is only a general indicator of rate sensitivity. The total excess of interest-bearing assets over interest-bearing liabilities, based on a

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis
--------------------------------------------------------------------------------

five-year time period, was $13.3 million, or 17.8% of total assets.

                        Interest Rate Sensitivity Gaps
                            As of December 31, 1996

                                    Amounts Repricing In
                              --------------------------------
                              0-90     91-365   1-5     Over 5
                              Days     Days     Years   Years
                              ----     ----     -----   -----
                                  (Millions of dollars)
Interest-earning
   assets                     $  49.8  $  3.8     $8.6   $1.6
Interest-bearing
   liabilities                   25.0    17.0      8.5      -
                              -------  ------     ----  -----
Interest sensitivity
   gap                        $  24.8  $(13.2)    $ .1   $1.6
                              =======  ======     ====  =====


     The mortgage division adopted a policy intended to minimize potential interest rate risk incurred as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed. Accordingly, commitments to purchase loans will be covered either by a mandatory sale into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security.

     While other hedging techniques may be used, speculation is not allowed under the mortgage division's secondary marketing policy. As of December 31, 1996, the Bank had in place purchase commitment agreements terminating from January to March 1997 with respect to an aggregate of approximately $20.5 million to hedge the mortgage pipeline of $31.7 for which the Bank has interest rate risk. At December 31, 1996, the Financial Accounting Standards Board had issued an exposure draft "Accounting for Derivative and Similar Financial Instrument and for Hedging Activities." The pronouncement would require the forward commitments to be recorded as an asset or liability with the changes in fair value recorded in the income statement. Management has not yet determined the impact of this pronouncement on its financial statements.

     Management continually tries to minimize the interest rate sensitivity gap. Attempting to minimize the gap is a continual challenge in a changing interest rate environment and one of the objectives of the Bank's asset/liability management strategy.

Results of Operations

     A source of revenue for the Bank is net interest income, which is the difference between income on interest-earning assets, such as investment securities and loans, and interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") of interest-earning assets and the various rate spreads between the interest-earning assets and the Bank's funding sources. Changes in net interest income from period to period result from increases or decreases in volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the ability to manage the earning-asset portfolio (which includes loans) and the availability of particular sources of funds, such as non-interest bearing deposits.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis
--------------------------------------------------------------------------------

     The Bank had interest income of $5.3 million in 1996, and $4.1 million in 1995. The increase in interest income is attributable to the increase in earning assets which is the result of the higher volume of Commercial Bank loans as well as a higher volume of fee income associated with mortgage loans which is included in interest income The Bank had closed $467.8 million of mortgage loans during 1996 compared to 329.1 million during 1995.

     The Bank had interest expense of $2.2 million in 1996 and $1.5 million in 1995. The increase resulted from a higher volume of interest-bearing deposits. The increase in interest-bearing time deposits was the result of the increase in brokered deposits utilized to fund mortgage loans held for sale as well as core deposits growth. Deposits increased $15.2 million in 1996 of which $13.8 million represented core deposits and $1.4 million represents broker deposits. Growth of the interest-bearing deposits accounted for 67.1% of the total growth in 1996. In 1996 and 1995, interest expense accounted for 26% and 22% of total expenses, respectively. See the tables preceding Management's Discussion and Analysis for a breakdown of the average rates paid on interest bearing-liabilities.

     Net interest income for 1996 was $3.2 million. The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. The Bank's net interest margin during 1996 was 6.0%. Interest spread, which represents the difference between average yields on earnings assets and average rates paid on interest-bearing liabilities, was 4.6%. Net interest income, interest margin and net interest spread in 1995 were $2.6 million, 6.5%, and 5.0%. The increase in net interest income is related to the volume of Commercial bank loans and fee income related
to a higher volume of mortgage loans closed.   Loan fee income, such as
processing fees associated with the purchase of mortgage loans is taken into interest income as the mortgage loans are sold. The decrease in net interest margin and interest spread is indicative of the rate-conscious and highly competitive market in which the Bank operates.

     The Bank did not make a provision to the allowance for loan losses in 1996, due to a decrease of $1.3 million of the Bank's problem loans which are defined as classified and critical but still on accrual. The Bank made provisions to the allowance for loan losses in the amount of $496,937 in 1995. During 1996, the Bank charged-off $248,892 of loans to the allowance for loan losses. During 1995, the Bank charged off $210,680 of loans to the allowance for loan losses. The ratios of net charge-offs to average non-mortgage loans outstanding during the year were .89%, and 1.11% for 1996 and 1995, respectively.

     Other income of $4.0 million in 1996 compared to 1995 other income of $3.4 million. The increase in other income was related to the increase of gestation fee income. The Bank sold bulk blocks of servicing rights with respect to $438.8 million of mortgage loans in 1996 for a total net gain of $884,457 compared to servicing rights sales in 1995 of $339.5 million for a gain of $920,408. The Bank currently plans to sell, on a quarterly basis, a portion of the servicing rights retained during 1997, although there can be no assurance as to the volume of the Bank's loan acquisition or that a premium will be recognized on the sales. Gestation fee income is generated from the sale of mortgage loans to securities brokers through a gestation repurchase agreement. Under the agreement, the Bank sells mortgage loans and simultaneously assigns the related forward sale commitments to a securities broker. The Bank continues to receive fee income from the securities broker until the loan is delivered into the forward commitment.

     Other expenses increased to $6.2 million in 1996 from $5.4 million in 1995. The increase in other operating expenses was related to the increase in salaries and benefits and third party mortgage outsourcing expense.

--------------------------------------------------------------------------------
                      Management's Discussion & Analysis
--------------------------------------------------------------------------------

     The Company had net income of $583,348 in 1996 which was primarily related to the improvement in net interest income, mortgage banking operations and the related gains on the sale of servicing rights. The Company's net income of $89,134 in 1995 was in part due to the result of the mortgage banking operations and related servicing rights sales gains. Income tax as a percentage of pretax net income was 40% for both 1996 and 1995.

Effects of Inflation

     Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions' increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce the Company's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

                    CONSOLIDATED FINANCIAL REPORT CONTENTS


                               TABLE OF CONTENTS


                                                                       Page

INDEPENDENT AUDITOR'S REPORT.........................................  21

FINANCIAL STATEMENTS

        Consolidated balance sheets..................................  22
        Consolidated statements of income ...........................  23
        Consolidated statements of stockholders' equity..............  24 and 25
        Consolidated statements of cash flows........................  26 and 27
        Notes to consolidated financial statements...................  28 - 54

                         INDEPENDENT AUDITOR'S REPORT

-------------------------------------------------------------------------------


To the Board of Directors
Crescent Banking Company and Subsidiaries
Jasper, Georgia


       We have audited the accompanying consolidated balance sheets of the Crescent Banking Company and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                         /s/ Mauldin & Jenkins, LLC
                                         ----------------------------------


Atlanta, Georgia
February 21, 1997

                          CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                  Assets                                          1996            1995
                  ------                                      ------------   ------------
Cash and due from banks                                       $  3,011,864   $  1,791,026
Interest-bearing deposits in banks                                  76,703      3,551,138
Federal fund sold                                                  570,000      1,020,000
Securities available-for-sale                                      882,475        902,175
Securities held-to-maturity, fair value of $749,386
  and $797,710                                                     748,630        802,233
Mortgage loans held for sale                                    32,996,668     17,361,494

Loans                                                           28,500,400     24,200,956
Less allowance for loan losses                                     335,512        566,071
                                                              ------------   ------------
          Loans, net                                            28,164,888     23,634,885

Premises and equipment                                           2,195,828      2,182,169
Other real estate owned                                            727,159        150,000
Purchased mortgage servicing rights                              4,093,493      4,510,966
Other assets                                                     1,184,644      1,477,580
                                                              ------------   ------------
          Total assets                                        $ 74,652,352   $ 57,383,666
                                                              ============   ============

Liabilities and Stockholders' Equity

Deposits
    Noninterest-bearing demand                                $ 12,655,027   $  7,643,492
    Interest-bearing demand                                     11,547,662      9,770,708
    Savings                                                      1,366,145      1,234,616
    Time, $100,000 and over                                      6,857,157      5,859,788
    Other time                                                  23,319,917     15,989,405
                                                              ------------   ------------
          Total deposits                                        55,745,908     40,498,009
Drafts payable                                                   2,438,733      8,766,438
Other liabilities                                                  675,849        636,217
Deferred taxes                                                     721,239        357,405
Other borrowings                                                 7,396,755              0
                                                              ------------   ------------
          Total liabilities                                     66,978,484     50,258,069
                                                              ============   ============

Commitments and contingent liabilities

Stockholders' equity
    Preferred stock, par value $1, 1,000,000 shares
         authorized, no shares issued or outstanding                     0              0
    Common stock, par value $1; 2,500,000 shares
        authorized; 704,854 issued and outstanding                 704,854        704,854
    Capital surplus                                              6,355,686      6,355,686
    Retained earnings                                              649,419        101,148
    Treasury stock, 3,334 shares                                   (36,091)       (36,091)
                                                              ------------   ------------
          Total stockholders' equity                             7,673,868      7,125,597
                                                              ------------   ------------
          Total liabilities and stockholders' equity          $ 74,652,352   $ 57,383,666
                                                              ============   ============

See Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                 1996              1995
                                                           ---------------   ---------------
Interest income
    Loans                                                  $     2,830,673   $     2,002,249
    Mortgage loans held for sale                                 2,236,949         1,731,570
    Taxable securities                                              93,162            84,429
    Nontaxable securities                                           15,353             1,706
    Deposits in banks                                               77,001           166,263
    Federal funds sold                                              80,521           154,542
                                                           ---------------   ---------------
          Total interest income                                  5,333,659         4,140,759
                                                           ---------------   ---------------
Interest expense
    Deposits                                                     2,067,996         1,528,710
    Other borrowings                                                93,686             6,780
                                                           ---------------   ---------------
          Total interest expense                                 2,161,682         1,535,490
                                                           ---------------   ---------------
          Net interest income                                    3,171,977         2,605,269
Provision for loan losses                                                0           496,937
                                                           ---------------   ---------------
          Net interest income after provision for
              loan losses                                        3,171,977         2,108,332
                                                           ---------------   ---------------
Other income
    Service charges on deposit accounts                            193,300           171,389
    Gestation fee income                                           989,350           559,500
    Mortgage servicing fee income                                  735,336         1,003,850
    Gains on sales of purchased mortgage servicing rights          884,457           920,408
    Gains on sales of mortgage loans held for sale               1,154,026           680,149
    Other operating income                                          52,903            63,984
                                                           ---------------   ---------------
          Total other income                                     4,009,372         3,399,280
                                                           ---------------   ---------------
Other expenses
    Salaries and employee benefits                               2,689,768         2,359,579
    Equipment and occupancy expenses                               651,827           478,789
    Other operating expenses                                     2,862,917         2,520,687
                                                           ---------------   ---------------
          Total other expenses                                   6,204,512         5,359,055
                                                           ---------------   ---------------
          Income before income taxes                               976,837           148,557

Income tax expense                                                 393,489            59,423
                                                           ---------------   ---------------
          Net income                                       $       583,348   $        89,134
                                                           ===============   ===============

Net income per share of common stock                       $          0.83   $          0.13
                                                           ===============   ===============

Weighted average shares outstanding                                701,520           703,037
                                                           ===============   ===============

See Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                    Common Stock
                                                               ---------------------
                                                                Shares     Par Value
                                                               --------   ----------
Balance, December 31, 1994                                      704,254   $  704,254
    Net income                                                        0            0
    Cash dividends declared, $.25 per share                           0            0
    Exercise of stock options                                       600          600
    Purchase of treasury stock                                        0            0
                                                               --------   ----------
Balance, December 31, 1995                                      704,854      704,854
    Net income                                                        0            0
    Cash dividends declared, $.05 per share                           0            0
                                                               --------   ----------
Balance, December 31, 1996                                      704,854   $  704,854
                                                               ========   ==========


See Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                           Treasury Stock           Total
                                                               Capital      Retained      -----------------      Stockholders'
                                                               Surplus      Earnings       Shares     Cost          Equity
                                                              ---------    ----------     -------   --------     -------------
Balance, December 31, 1994                                    6,350,286    $  188,153           0   $      0       $7,242,693
    Net income                                                        0        89,134           0          0           89,134
    Cash dividends declared, $.25 per share                           0      (176,139)          0          0         (176,139)
    Exercise of stock options                                     5,400             0           0          0            6,000
    Purchase of treasury stock                                        0             0       3,334    (36,091)         (36,091)
                                                              ---------    ----------       -----   --------       ----------
Balance, December 31, 1995                                    6,355,686       101,148       3,334    (36,091)       7,125,597
    Net income                                                        0       583,348           0          0          583,348
    Cash dividends declared, $.05 per share                           0       (35,077)          0          0          (35,077)
                                                              ---------    ----------       -----   --------       ----------
Balance, December 31, 1996                                    6,355,686    $  649,419       3,334   $(36,091)      $7,673,868
                                                              =========    ==========       =====   ========       ==========

See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                          1996             1995
                                                                     -------------     ------------
OPERATING ACTIVITIES
    Net income                                                       $     583,348     $     89,134
    Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
        Depreciation                                                       247,003          180,105
        Amortization of purchased mortgage servicing rights                441,151          545,853
        Provision for loan losses                                                0          496,937
        Provision for losses on other real estate owned                     25,000                0
        Deferred income taxes                                              363,834           58,243
        Gains on sales of purchased mortgage servicing rights             (884,457)        (920,408)
        Net increase in mortgage loans held for sale                   (15,635,174)      (3,335,142)
        Increase (decrease) in drafts payable                           (6,327,705)       7,486,845
        (Increase) decrease in interest receivable                          79,703         (150,264)
        Increase (decrease) in interest payable                            (27,302)          48,415
        Other operating activities                                         280,167         (694,036)
                                                                     -------------     ------------
              Net cash provided by (used in) operating activities      (20,854,432)       3,805,682
                                                                     -------------     ------------
INVESTING ACTIVITIES
    Proceeds from sales of securities available-for-sale                    19,700                0
    Purchases of securities held-to-maturity                                     0         (345,000)
    Proceeds from maturities of securities held-to-maturity                 53,603           76,404
    Net decrease in Federal funds sold                                     450,000          480,000
    Net (increase) decrease in interest-bearing deposits in banks        3,474,435       (2,327,806)
    Net increase in loans                                               (5,132,162)      (8,146,274)
    Purchase of premises and equipment                                    (260,662)        (358,482)
    Acquisition of purchased mortgage servicing rights                  (5,040,376)      (5,293,161)
    Proceeds from sale of purchased mortgage servicing rights            5,901,155        5,547,286
                                                                     -------------     ------------
              Net cash used in investing activities                       (534,307)     (10,367,033)
                                                                     -------------     ------------
FINANCING ACTIVITIES
    Net increase in deposits                                            15,247,899        6,342,902
    Proceeds from other borrowings                                     112,596,755                0
    Repayment of other borrowings                                     (105,200,000)         (22,444)
    Dividends paid                                                         (35,077)        (176,139)
    Proceeds from exercise of stock options                                      0            6,000
    Purchase of treasury stock                                                   0          (36,091)
                                                                     -------------     ------------
              Net cash provided by financing activities              $  22,609,577     $  6,114,228
                                                                     =============     ============

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                          1996             1995
                                                                       ----------       ----------
Net increase (decrease) in cash and due from banks                     $1,220,838       $ (447,123)

Cash and due from banks at beginning of year                            1,791,026        2,238,149
                                                                       ----------       ----------
Cash and due from banks at end of year                                 $3,011,864       $1,791,026
                                                                       ==========       ==========
SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                                       $2,188,984       $1,487,075

        Income taxes                                                   $   29,331       $        0

NONCASH TRANSACTION
    Principal balances of loans transferred to other real estate       $  602,159       $        0

See Notes to Consolidated Financial Statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        NATURE OF BUSINESS

        Crescent Banking Company (the "Company") provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the "Bank") in Jasper, Pickens County, Georgia and the surrounding areas. The Company also provides mortgage loan origination and servicing to customers throughout the southeastern United States. The Company is involved in additional mortgage loan servicing activities through its subsidiary, Crescent Mortgage Services, Inc. ("Crescent Mortgage"). Crescent Mortgage, located in Atlanta, Georgia, provides mortgage loan servicing to customers throughout the southeastern United States and, in December 1996, established operations to provide mortgage loan servicing to customers throughout the northeastern United States.

        BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

        The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

        CASH AND DUE FROM BANKS

        Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

        The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        SECURITIES

        Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Equity securities without a readily determinable fair value are carried at cost.

        Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

        MORTGAGE LOANS HELD FOR SALE

        The Company originates first mortgage loans with the intention to sell the loans in the secondary market. These loans are usually held for a period of less than thirty days prior to delivery to investors. Due to the short period these loans are held, they are reported at cost which approximates fair value. Interest collected on these loans during the period they are held in inventory is included in interest income. Income from the sale of these loans is recognized at the time of sale and is determined by the difference between net sales proceeds and the book value of the loans.

        LOANS

        Loans are carried at their principal amounts outstanding less the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

        Loan origination fees and certain direct costs of loans are recognized at the time the loan is recorded. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        LOANS (Continued)

        The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

        The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

        A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

        PREMISES AND EQUIPMENT

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        OTHER REAL ESTATE OWNED

        Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

        PURCHASED MORTGAGE SERVICING RIGHTS

        Purchased mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of purchased mortgage servicing rights represent the difference between the sales proceeds and the related capitalized purchased mortgage servicing rights.

        DRAFTS PAYABLE

        Drafts payable represent the amount of mortgage loans held for sale that have been closed by the Bank, but for which the cash has not yet been disbursed. The Bank disburses the cash funds when the loan proceeds checks are presented for payment.

        GESTATION FEE INCOME

        The Bank uses gestation repurchase agreements to facilitate the sales of mortgage loans to security brokers. Gestation fee income, which is recognized as earned, represents the spread between the gestation fee (which is based on the loan's coupon rate) received on the mortgage loan and the fee charged by the security broker during the gestation period.

        MORTGAGE SERVICING FEES AND EXPENSES

        Mortgage servicing fees are based on a contractual percentage of the unpaid principal balance of the loans serviced and are recorded as income when received. Mortgage servicing costs are charged to expense when incurred.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        INCOME TAXES

        Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

        Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

        The Company and the subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

        EARNINGS PER COMMON SHARE

        Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents consist of stock options.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 2. SECURITIES

        The amortized cost and fair value of securities are summarized as follows:


                                                               Gross         Gross
                                                             Unrealized    Unrealized     Fair
                                         Amortized Cost         Gains         Losses      Value
                                         --------------      ----------    ----------   ---------
       Securities Available-for-Sale
         December 31, 1996:
           Equity securities               $ 882,475         $       -     $       -    $ 882,475
                                           =========         =========     =========    =========

         December 31, 1995:
           Equity securities               $ 902,175         $       -     $       -    $ 902,175
                                           =========         =========     =========    =========


                                                               Gross         Gross
                                                             Unrealized    Unrealized     Fair
                                         Amortized Cost         Gains         Losses      Value
                                         --------------      ----------    ----------   ---------

       Securities Held-to-Maturity
        December 31, 1996:
         State and municipal securities    $ 345,000         $       -     $    (931)   $ 344,069
         Mortgage-backed securities          403,630             1,687             -      405,317
                                           ---------         ---------     ---------    ---------
                                           $ 748,630         $   1,687     $    (931)   $ 749,386
                                           =========         =========     =========    =========

        December 31, 1995:
         State and municipal securities    $ 345,000         $       -     $    (224)   $ 344,776
         Mortgage-backed securities          457,233                 -        (4,299)     452,934
                                           ---------         ---------     ---------    ---------
                                           $ 802,233         $       -     $  (4,523)   $ 797,710
                                           =========         =========     =========    =========

                                                                                               33

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 2. SECURITIES (Continued)

        The amortized cost and fair value of securities as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following maturity summary.

                                      Securities  Available-for-Sale    Securities Held-to-Maturity
                                      ------------------------------    ---------------------------
                                        Amortized          Fair          Amortized         Fair
                                           Cost            Value           Cost            Value
                                      -----------      -------------    -----------     -----------
        Due from five to ten years      $       -       $       -         $ 345,000      $ 344,069
        Mortgage-backed securities              -               -           403,630        405,317
        Equity securities                 882,475         882,475                 -              -
                                        ---------       ---------         ---------      ---------
                                        $ 882,475       $ 882,475         $ 748,630      $ 749,386
                                        =========       =========         =========      =========

        Securities with a carrying value of $ - - and $190,770 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

        There were no gains or losses on sales of securities available-for-sale in 1996. There were no sales of securities available-for-sale in 1995.


NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

        The composition of loans is summarized as follows:

                                                               December 31,
                                                        -------------------------
                                                            1996         1995
                                                        -----------   -----------
        Commercial                                      $ 3,425,000   $ 5,779,000
        Real estate - construction and land development  10,346,000     4,577,000
        Real estate - mortgage                           11,522,000    11,335,000
        Consumer                                          3,207,400     2,509,956
                                                        -----------   -----------
                                                         28,500,400    24,200,956
        Allowance for loan losses                          (335,512)     (566,071)
                                                        -----------   -----------
        Loans, net                                      $28,164,888   $23,634,885
                                                        ===========   ===========



                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        Changes in the allowance for loan losses were as follows:


                                                             December 31,
                                                       ----------------------
                                                          1996         1995
                                                       ---------    ---------
          Balance, beginning of year                   $ 566,071    $ 275,286
            Provision for loan losses                          -      496,937
            Loans charged off                           (248,892)    (210,680)
            Recoveries of loans previously charged off    18,333        4,528
                                                       ---------    ---------
          Balance, end of year                         $ 335,512    $ 566,071
                                                       =========    =========

        The total recorded investment in impaired loans was $167,916 and $415,589 at December 31, 1996 and 1995, respectively. There wee no loans that had related allowances for loan losses determined in accordance with Statement of Financial Accounting Standard No. 114 ("Accounting by Creditors for Impairment of a Loan") at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans for 1996 and 1995 was $521,901 and $315,765, respectively. Interest income on impaired loans of $46,984 and $18,644 was recognized for cash payments received for the years ended 1996 and 1995, respectively.

        The Company has granted loans to certain directors, executive officers, and related entities of the Company and the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1996 are as follows:


        Balance, beginning of year                            $ 2,105,060
          Advances                                              1,302,900
          Repayments                                           (1,191,838)
                                                              -----------
        Balance, end of year                                  $ 2,216,122
                                                              ===========


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 4. PREMISES AND EQUIPMENT

        Premises and equipment are summarized as follows:


                                                       December 31,
                                               --------------------------
                                                  1996            1995
                                               ----------      ----------
        Land                                   $  263,978      $  263,978
        Buildings and improvements              1,154,906       1,154,906
        Equipment                               1,651,402       1,474,634
                                               ----------      ----------
                                                3,070,286       2,893,518
        Accumulated depreciation                 (874,458)       (711,349)
                                               ----------      ----------
                                               $2,195,828      $2,182,169
                                               ==========      ==========


NOTE 5. BROKERED DEPOSITS

        Brokered deposits amounted to $6,529,000 and $5,144,000 at December 31, 1996 and 1995, respectively, and are included in time deposits as follows:

                                                       December 31,
                                               --------------------------
                                                  1996            1995
                                               ----------      ----------
        Time, $100,000 and over                $  500,000      $  200,000
        Other time                              6,029,000       4,944,000
                                               ----------      ----------
                                               $6,529,000      $5,144,000
                                               ==========      ==========


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 6. OTHER BORROWINGS

        Other borrowings consist of the following:


                                                                               December 31,
                                                                        --------------------------
                                                                            1996            1995
                                                                        -----------     ----------
        $18,000,000 line of credit from Federal Home Loan               $ 5,100,000     $       -
          Bank with interest at the FHLB Daily Rate Credit plus .25%
          (7.20% at December 31, 1996) due on demand and collateralized by first mortgage loans and investment in FHLB

        $26,000,000 line of credit with interest at  the one month        2,296,755             -
          LIBOR rate plus .80% due on demand, and collateralized
          by first mortgage loans
                                                                        -----------     ----------
                                                                        $ 7,396,755     $       -
                                                                        ===========     ==========

         At December 31, 1996 and 1995, the Company had unsecured lines of credit available totaling $19,600,000 and $4,600,000, respectively, which bear interest ranging from the prevailing Federal funds rate to the prime rate. The Company had no funds borrowed under these agreements at December 31,1996 and 1995.

         At December 31,1996 and 1995, the Company had the ability to sell up to $40 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the forward commitment.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 7. STOCK OPTIONS

        The Company has a non-qualified stock option plan for key employees and has reserved 73,566 shares of common stock. At the discretion of the Company, cash awards may be paid to option holders which are designed to compensate the employee for the difference in the tax treatment between the non-qualified options and incentive stock options. The Company also has a non-qualified stock option plan for directors and has reserved 25,000 shares of common stock. All options under these plans are granted at the estimated fair market value at the date of grant and expire ten years from the date of grant. At December 31, 1996, 9,666 and 12,200 options were available to grant under the employee and director plans, respectively. Other pertinent information related to the options follows:

                                                              December 31,
                                            -----------------------------------------------
                                                     1996                      1995
                                            ----------------------    ---------------------
                                                         Weighted-              Weighted-
                                                          Average                Average
                                                         Exercise                Exercise
                                              Number       Price       Number     Price
                                            ---------    ---------    --------  -----------
        Under option, beginning of year       54,900     $ 10.96        55,500   $  11.15
          Granted                             21,800       14.76         5,000      13.75
          Exercised                               -            -          (600)     10.00
          Terminated                              -            -        (5,000)     16.00
                                             -------                   -------
        Under option, end of year             76,700        12.04       54,900      10.96
                                             =======                   =======

        Exercisable, end of year              54,700         11.73      36,567      10.20
                                             =======                   =======

                                                                                          Weighted-
                                                                             Weighted-     Average
                                                                              Average     Remaining
                                                            Range of         Exercise    Contractual
                                              Number         Prices           Price         Life
                                             -------     ---------------     --------    -----------
        Under option, end of year             63,900     $10.00 - 13.75       $11.24          5
                                              12,800              16.00        16.00         10
                                             -------
                                              76,700
                                             =======

        Options exercisable, end of year      41,900      10.00 - 13.75        10.42          2
                                              12,800              16.00        16.00         10
                                             -------
                                              54,700
                                             =======

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 7. STOCK OPTIONS (Continued)

        As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25 ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the year ended December 31, 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:



                                                                     December 31,
                                               ----------------------------------------------------
                                                         1996                         1995
                                               ------------------------      ----------------------
                                                  Net         Earnings           Net     Earnings
                                                Income        Per Share        Income    Per Share
                                               ---------      ---------      ---------   ----------
          As reported                          $ 583,438      $    0.83      $  89,134   $    0.13
          Stock-based compensation, net of
            related tax effect                   (48,450)         (0.07)        (3,738)      (0.01)
                                               ---------      ---------      ---------   ---------
          As adjusted                          $ 534,988      $    0.76      $  85,396   $    0.12
                                               =========      =========      =========   =========

        The fair value of the options granted or vested during the year was based upon the discounted value of future cash flows of the options using the following assumptions:

          Risk-free interest rate                           6.50%
          Expected life of the options                      5 Years
          Expected dividends (as a percent of the
                 fair value of the stock)                   3.85%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 8. INCOME TAXES

        The components of income tax expense are as follows:

                                                              December 31,
                                                        ---------------------
                                                           1996       1995
                                                        ---------   ---------
          Current                                       $ 360,690   $   1,180
          Deferred                                        363,834     446,309
          Benefit of net operating loss carryforward     (331,035)   (388,066)
                                                        ---------   ---------
                  Income tax expense                    $ 393,489   $  59,423
                                                        =========   =========

        The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                           December 31,
                                          ---------------------------------------------
                                                  1996                      1995
                                          -------------------        ------------------
                                           Amount     Percent        Amount     Percent
                                          --------    -------        -------    -------
          Income taxes at statutory rate  $332,125       34%         $50,509       34%
          Other items, net                  61,364        6            8,914        6
                                          --------       --          -------       --
          Income tax expense              $393,489       40%         $59,423       40%
                                          ========       ==          =======       ==


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 8. INCOME TAXES (Continued)

        The components of deferred income taxes are as follows:

                                                              December 31,
                                                    ------------------------------
                                                       1996                1995
                                                    ----------          ----------
          Deferred tax assets:
            Loan loss reserves                      $   52,864          $  148,563
            Net operating loss carryforward            549,801             909,189
            Alternative minimum tax carryforward        42,084                  -
            Accrual to cash adjustment for income
              tax reporting purposes                        -               44,904
            Other                                        5,018              36,994
                                                    ----------          ----------
                                                       649,767           1,139,650
                                                    ----------          ----------

          Deferred tax liabilities:
            Purchased mortgage servicing rights      1,206,433           1,328,083
            Depreciation                               153,025             157,106
            Other                                       11,548              11,866
                                                    ----------          ----------
                                                     1,371,006           1,497,055
                                                    ----------          ----------

          Net deferred tax liabilities              $ (721,239)         $ (357,405)
                                                    ==========          ==========

        At December 31, 1996, the Company has available net operating loss carryforwards of $1,853,234 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2008.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 9.  MORTGAGE LOAN SERVICING

         Mortgage loans serviced for others are not reflected in the financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $407 million as of December 31, 1996. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 1996, substantially all of the Company's mortgage lending and servicing activity was concentrated within the Southeastern United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

         At December 31, 1996, the Company had errors and omissions and fidelity bond insurance coverage in force of $1,000,000.


NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, the Company has entered into financial instruments with off-balance-sheet risk which are not reflected in the financial statements (through the purchase and sale of mortgage loans and the management of the related loss exposure caused by fluctuations in interest rates.) These financial instruments include commitments to extend credit, mortgage loans in process of origination (the pipeline), mandatory and optional forward commitments, and other hedging instruments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. Credit risk is managed by the Company by entering into agreements only with permanent investors meeting the credit standards of the Company. At any time the risk to the Company, in the event of default by the purchaser, is the difference between the contract price and current market value of an alternative financial instrument, the amount of which is a percentage of the outstanding commitments.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

         In addition to the mortgage loans held for sale on the balance sheet, the Company's mortgage loan pipeline at December 31, 1996 totaled approximately $113,595,000. The Company's exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $31,657,000 in mortgage loans for which the Company has interest rate risk. The remaining $81,938,000 of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a "best efforts" agreement, whereas the investor purchases the loans from the Company at whatever rate the loan contains, (2) loans with floating interest rates, therefore, the loan closes at the current market rate and therefore, does not subject the Company to any interest rate risk, and (3) loans where the original fixed interest rate commitment has expired, therefore, the loans will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month and has adequate lines of credit and availability under gestation repurchase agreements at December 31, 1996 to fund its projected loan closing from its mortgage pipeline.

         The Company hedges the interest rate risk of the mortgage loan pipeline that is expected to close and of mortgage loans held for sale. Mandatory forward commitments to sell whole loans are the Company's primary hedge. At December 31, 1996, the Company had approximately $20,450,000 of mandatory commitments for the mortgage pipeline. To the extent mortgage loans at the appropriate rates are not available to fill these commitments, the Company has interest rate risk due to interest fluctuations. In addition, the Company had mandatory commitments for all mortgage loans held for sale at December 31, 1996.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit and collateral policies for these off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. A summary of the Bank's commitments is as follows:

                                                  December 31,
                                           --------------------------
                                              1996            1995
                                           ----------      ----------
           Commitments to extend credit    $7,594,000      $6,895,000
           Standby letters of credit          563,190         209,500
                                           ----------      ----------
                                           $8,157,190      $7,104,500
                                           ==========      ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

         Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

         The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

         Employment contracts:

           At December 31, 1996, the Company was obligated under an employment agreement with one of its key officers. The employment agreement includes provisions for severance pay that would be paid if certain events occur, including but not limited to, the termination of the employee due to a change in control of the Company. The maximum amount the Company would be obligated to pay under this plan is approximately $240,000.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 11. CONCENTRATIONS OF CREDIT

         The Company originates primarily commercial, residential, and consumer loans to customers in Pickens County and surrounding areas. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

         Seventy-six percent (76%) of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

         The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,380,000.


NOTE 12. REGULATORY MATTERS

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1996, approximately $344,000 of retained earnings were available for dividend declaration without regulatory approval.

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 12. REGULATORY MATTERS (Continued)

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1996, the Company and the Bank meet all capital adequacy requirements to which it is subject.

         As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                    To Be Well
                                                                             For Capital         Capitalized Under
                                                                              Adequacy           Prompt Corrective
                                                       Actual                 Purposes           Action Provisions
                                                -------------------      -------------------    --------------------
                                                  Amount      Ratio        Amount      Ratio      Amount       Ratio
                                                ----------   ------      ----------    -----    ----------     -----
           As of December 31, 1996
             Total Capital
             (to Risk Weighted Assets):
               Company                          $7,806,958   14.40%      $4,337,033       8%    $5,421,291      10%
               Bank                             $6,394,313   12.27%      $4,169,111       8%    $5,211,389      10%
             Tier I Capital
             (to Risk Weighted Assets):
               Company                          $7,471,445   13.78%      $2,168,516       4%    $3,252,775       6%
               Bank                             $6,058,800   11.63%      $2,084,555       4%    $3,126,834       6%
             Tier I Capital
             (to Average Assets):
               Company                          $7,471,445   10.67%      $2,801,101       4%    $3,501,377       5%
               Bank                             $6,058,800    8.97%      $2,700,440       4%    $3,375,550       5%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

          CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD:

          The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

          SECURITIES

          Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

          LOANS:

          For mortgage loans held for sale and variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          PURCHASED MORTGAGE SERVICING RIGHTS:

          Fair values for purchased mortgage servicing rights are based upon independent appraisal.

          DEPOSITS AND DRAFTS PAYABLE:

          The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit and drafts payable approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

          OTHER BORROWINGS:

          The fair values of the Company's other borrowings are estimated using discounted cash flow methods based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

          ACCRUED INTEREST:

          The carrying amounts of accrued interest approximate their fair values.

          OFF-BALANCE SHEET INSTRUMENTS:

          Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          The estimated fair values of the Company's financial instruments were as follows:

                                                        December 31, 1996              December 31, 1995
                                                   ---------------------------    ----------------------------
                                                     Carrying          Fair          Carrying         Fair
                                                      Amount           Value          Amount          Value
                                                   -----------    ------------    ------------    ------------
          Financial assets:
            Cash and due from banks,
              interest-bearing deposits with
              banks and Federal funds sold        $  3,658,567    $  3,658,567    $  6,362,164    $  6,362,164
            Securities available-for-sale              882,475         882,475         902,175         902,175
            Securities held-to-maturity                748,630         749,386         802,233         797,710
            Mortgage loans held for sale            32,996,668      32,996,668      17,361,494      17,361,494
            Loans                                   28,164,888      28,453,632      23,634,885      23,890,142
            Accrued interest receivable                249,489         249,489         329,193         329,193
            Purchased mortgage
              servicing rights                       4,093,493       5,186,999       4,510,966       4,814,511

          Financial liabilities:
            Deposits                                55,745,908      55,868,834      40,498,009      40,668,115
            Drafts payable                           2,438,733       2,438,733       8,766,438       8,766,438
            Other borrowings                         7,396,755       7,396,755               -               -
            Accrued interest payable                   460,371         460,371         487,673         487,673

                                                                                                            49

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 14.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                           December 31,
                                                 ----------------------------
                                                     1996               1995
                                                 -----------        -----------
            Outside service fees                 $   547,926        $   311,202
            Subservicing expense                     276,965            356,626
            Amortization of purchased
              mortgage servicing rights              441,151            486,327
            Business development                     229,930            266,352
            Stationery and printing                  143,164            126,930
            Telephone                                144,288            101,010
            Directors fees                            92,250             89,775



NOTE 15.  SUPPLEMENTAL SEGMENT INFORMATION


                                SEGMENT PERFORMANCE
          ----------------------------------------------------------------------
                                                    Year Ended December 31,
                                                 ------------------------------
                                                     1996               1995
                                                 -----------        -----------
          Net interest income after
              provision for loan losses
            Mortgage banking                     $ 1,284,449        $   920,552
            Commercial banking                     1,887,528          1,187,780
                                                 -----------        -----------
                 Total                           $ 3,171,977        $ 2,108,332
                                                 ===========        ===========

          Pre-tax earnings
            Mortgage banking                     $   155,321        $   253,758
            Commercial banking                       525,864           (490,078)
                                                 -----------        -----------
                 Operating (loss) profit segments    681,185           (236,320)
            Unallocated holding company
              expenses                                66,194             37,936
                                                 -----------        -----------
                 Operating (loss) profit             614,991           (274,256)
          Other income                             1,207,920            746,833
          Other expenses                             846,074            324,020
                                                 -----------        -----------
                 Total                           $   976,837        $   148,557
                                                 ===========        ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 15.  SUPPLEMENTAL SEGMENT INFORMATION (Continued)

                                   OTHER SEGMENT DATA
          ------------------------------------------------------------------
                                                 Year Ended December 31,
                                            --------------------------------
                                                 1996               1995
                                            ------------        ------------
          Assets
            Mortgage banking                $ 38,772,499        $ 29,911,732
            Commercial banking                35,879,853          27,471,934
                                            ------------        ------------
                  Total                     $ 74,652,352        $ 57,383,666
                                            ============        ============

          Depreciation and amortization
            Mortgage banking                $    494,097        $    573,411
            Commercial banking                   195,254             138,868
                                            ------------        ------------
            Segments                             689,351             712,279
            Corporate                             13,679              13,679
                                            ------------        ------------
                  Total                     $    703,030        $    725,958
                                            ============        ============

          Capital expenditures
            Mortgage banking                $    129,761        $     67,798
            Commercial banking                   130,901             308,185
                                            ------------        ------------
                  Total                     $    260,662        $    375,983
                                            ============        ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets, statements of income, and cash flows of Crescent Banking Company as of and for the years ended December 31, 1996 and 1995:

                                  CONDENSED BALANCE SHEETS

                                                 1996           1995
                                              ----------     ----------
           Assets
             Cash                             $  109,207     $  783,758
             Investment in subsidiaries        7,588,184      6,317,682
             Other assets                         10,477         24,157
                                              ----------     ----------

               Total assets                   $7,707,868     $7,125,597
                                              ==========     ==========

           Liabilities, other                 $   34,000     $       -
           Stockholders' equity                7,673,868      7,125,597
                                              ----------     ----------

               Total liabilities and
                 stockholders' equity         $7,707,868     $7,125,597
                                              ==========     ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

                                 CONDENSED STATEMENTS OF INCOME

                                                      1996             1995
                                                    --------         --------

          Income, dividends from subsidiary         $     -          $176,139
                                                    --------         --------

          Expenses, other                             87,154           51,614
                                                    --------         --------

            Income (loss) before equity in
              undistributed income of subsidiaries   (87,154)         124,525

          Equity in undistributed income of
            subsidiaries (distributions in excess
            of earnings of subsidiaries)             670,502          (35,391)
                                                    --------         --------
              Net income                            $583,348         $ 89,134
                                                    ========         ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

                                 CONDENSED STATEMENTS OF CASH FLOWS

                                                                          1996            1995
                                                                        --------        ---------
          OPERATING ACTIVITIES
            Net income                                                  $583,348        $  89,134
            Adjustments to reconcile net income to net
              cash provided by (used in) operating activities:
              (Undistributed income of subsidiaries) distributions
                in excess of earnings of subsidiaries                   (670,502)          35,391
              Other operating activities                                  47,680          (27,341)
                                                                        --------        ---------

                Net cash provided by (used in) operating activities      (39,474)          97,184
                                                                        --------        ---------

          INVESTING ACTIVITIES
            Investment in subsidiaries                                  (600,000)        (105,889)
                                                                        --------        ---------

                Net cash used in investing activities                   (600,000)        (105,889)
                                                                        --------        ---------

          FINANCING ACTIVITIES
            Dividends paid                                               (35,077)        (176,139)
            Proceeds from exercise of stock options                            -            6,000
            Purchase of treasury stock                                         -          (36,091)
                                                                        --------        ---------

                Net cash used in financing activities                    (35,077)        (206,230)
                                                                        --------        ---------

                Net decrease in cash                                    (674,551)        (214,935)

                Cash at beginning of year                                783,758          998,693
                                                                        --------        ---------

                Cash at end of year                                     $109,207        $ 783,758
                                                                        ========        =========

54

--------------------------------------------------------------------------------
                            SHAREHOLDER INFORMATION
================================================================================

Market for the Company's Common Stock

The Company's authorized shares consist of 1) 2,500,000 shares of common stock, par value $1.00, of which 704,854 shares are issued and outstanding, and
2)1,000,000 shares of preferred stock, par value $1.00, none of which have been issued. As of December 31, 1996, there were 620 record holders of common stock.

There is not an active trading market for the shares of the Company, and trades involving the stock have been infrequent and made primarily by private negotiation.

Annual Meeting of Shareholders

The annual meeting of the shareholders of Crescent Banking Company and Subsidiaries will be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia on April 17, 1997 at 2 p.m.

Form 10-KSB

A copy of Form 10-KSB, Annual Report of the Company as filed with Securities and Exchange Commission for the year ended December 31, 1996, will furnished free of charge to any stockholder upon written request. Requests should be mailed to J. Donald Boggus, Jr., Crescent Banking Company and Subsidiaries, Post Office Box 668, Jasper, Georgia, 30143.

--------------------------------------------------------------------------------
                             DIRECTORS & OFFICERS
================================================================================

                         CRESCENT BANK & TRUST COMPANY


Directors:
J. Donald Boggus, Jr.      -    President and CEO, Crescent Banking Company and
                                Subidiaries

James D. Boggus, Sr.       -    Owner, Pickland, Inc.

John S. Dean, Sr.          -    Public Utility Executive, Amicalola Electric
                                Membership Cooperative

A. James Elliott           -    Chairman of the Board of Crescent Bank &
                                Trust Company; Associate Dean, Emory
                                University Law School

Charles Fendley            -    Mortgage Officer, Crescent Bank and Trust
                                Company

Chuck Gehrmann             -    President, Mack Truck Sales of Atlanta

Harry C. Howard            -    Vice Chairman of the Board of Crescent
                                Bank & Trust Company; Retired Partner,
                                King & Spalding
Robert C. KenKnight        -    President, Crescent Mortgage Services, Inc.

Michael W. Lowe            -    President, Jasper Jeep Sales, Inc.

Edwin M. Steinmann         -    Chairman of the Board, Consultant and
                                Retired  Chief Executive Officer,
                                Corrosion Specialities, Inc.

Janie F. Whitfield         -    Secretary of the Board of Crescent Bank & Trust
                                Company; President, Mountain Gold, Inc.

Charles B. Wynne           -    Retired Bank Executive, Crescent Banking
                                Company and Subsidiaries

Officers:
J. Donald Boggus ,Jr.      -    President and CEO

Robert C. Kenknight        -    Executive Vice President and Mortgage Division
                                President
Gary Reece                 -    Executive Vice President

Michael Leddy              -    Senior Vice President of Secondary Marketing

Pat Anthony                -    Vice President & Operations and
                                Underwriting Manager

Lorrie L. Shaw             -    Vice President and Lending Officer

John Shellenberger         -    Vice President and Loan Disposition
                                Manager

Paul E. Stephens           -    Vice President and Lending Officer

Ann NeSmith                -    Vice President and Mortgage Customer
                                Service Representative

C. Alex Williams           -    Vice President and Mortgage Customer
                                Service Representative

Paul Battles               -    Assistant Vice President

Parthiv Dave               -    Assistant Vice President

Judith Eddington           -    Assistant Vice President and Head
                                Bookkeeper

Chris Kenney               -    Assistant Vice President and Internal Auditor

C. Mark McHan              -    Assistant Vice President and Controller

Penny Aaron                -    Banking Officer and EDP Manager

Ginger Branch              -    Banking Officer and Head Teller

Charles Fendley            -    Mortgage Officer


--------------------------------------------------------------------------------
                             Directors & Officers
================================================================================

                            CRESCENT BANKING COMPANY


Directors:

J. Donald Boggus, Jr.    -      President and CEO

A. James Elliott         -      Associate Dean of Emory University Law School

Charles Fendley          -      Secretary, Crescent Banking Company,
                                Mortgage Officer, Crescent Bank and Trust
                                Company

Harry C. Howard          -      Retired Partner, King & Spalding

Arthur Howell            -      Chairman of Crescent Banking Company,
                                Retired Partner, Alston & Bird

Michael W. Lowe          -      President, Jasper Jeep Sales, Inc.

L. Edmund Rast           -      Retired President and Chief Executive Officer,
                                Southern Bell Telephone Company


Officers:

J. Donald Boggus, Jr.    -      President and CEO



                        CRESCENT MORTGAGE SERVICES, INC.


Directors:

J. Donald Boggus, Jr.    -      President and CEO, Crescent Banking Company and
                                Subsidiaries; Secretary, Crescent Mortgage
                                Services, Inc.

Robert C. KenKnight      -      President and CEO, Crescent Mortgage Services,
                                Inc.

James D. Boggus, Sr.     -      Owner, Pickland, Inc.

A. James Elliott         -      Associate Dean of Emory University Law School

Chuck Gehrmann           -      President, Mack Truck Sales of Atlanta

Harry C. Howard          -      Retired Partner, King & Spalding

Edwin M. Steinmann       -      Chairman of the Board, Crescent Mortgage
                                Services, Inc.; Consultant and Retired CEO,
                                Corrosion Specialities, Inc.


Officers:

Robert C. KenKnight       -     President and CEO

Michael Leddy             -     Senior Vice President of Secondary Marketing

John Cappello             -     Regional Vice President

Pat Anthony               -     Vice President & Operations and Underwriting
                                Manager
John Shellenberger        -     Vice President

Parthiv Dave              -     Assistant Vice President

C. Mark McHan             -     Assistant Vice President
