Form 10KSB40, Exhibit 13
period 1997-12-31
CRESCENT BANKING CO
filed 1998-03-31
CIK 883476

                                                                    EXHIBIT 13.1


                       1997 ANNUAL REPORT TO SHAREHOLDER

                              1997 ANNUAL REPORT

                               TABLE OF CONTENTS



Chairman's Remarks......................................................       2

FINANCIAL OVERVIEW

Financial Highlights....................................................       3

Management's Discussion & Analysis......................................  4 - 17

CONSOLIDATED FINANCIAL REPORT

Consolidated Financial Report Contents..................................      18

Independent Auditor's Report or Financial Statements....................      19

Consolidated Balance Sheets.............................................      20

Consolidated Statements of Income.......................................      21

Consolidated Statements of Stockholder's Equity......................... 22 - 23

Consolidated Statements of Cash Flows................................... 24 - 25

Notes to Consolidated Financial Statements.............................. 26 - 56

Shareholder Information.................................................      57

Directors and Officers.................................................. 58 - 59

DEAR FELLOW SHAREHOLDERS:

        Growth and profit gains highlighted your Company's accomplishments in 1997. Total assets increased 40% during 1997 to $104.5 million at December
31, 1997, while loans increased 29% to $36.7 million. Net income continued to improve as earnings per share increased from $.83 per share in 1996 to $1.73 per share in 1997. Dividends were increased every quarter in 1997. First quarter 1998 dividends of $.075 per share were paid in February.

        The Bank opened its first full service office in Bartow County on March 9, 1998, located at Two Dixie Street in cartersville and staffed with seven employees. The Bank continues its offices in Jasper and Marble Hill.

        The Company's mortgage operations set a new production record in 1997 with closings of $742 million of mortgage loans, including $184 million from its newly opened office in the Northeast United States. In February 1998, the Company opened an office to offer FHA and VA mortgages. The office is located in Atlanta with a staff of eight.

        The Company completed its stock offering of 135,000 shares on March 11, 1998, at a price of $16.25 per share. The shares were oversubscribed by almost 50%, indicating the strong demand for the Company's stock.

        We invite you to join us at the Company's annual meeting on April 16, 1998. Thank you, our shareholders and customers for your continued support.



                                           ---------------------------------
                                           Arthur Howell
                                           Chairman

                                       1997               1996
                                    -----------------------------
Year ended December 31:
   Interest income (1)                $7,595,207       $5,333,659
   Interest expense                    3,252,774        2,161,682

   Net interest income                 4,342,433        3,171,977
   Provision for loan losses             191,120                -

   Net interest income after
      provision for loan losses        4,151,313        3,171,977
   Other operating income              6,203,737        4,009,372
   Other operating expenses            8,335,181        6,204,512

   Net income before income taxes      2,019,869          976,837
   applicable income taxes               800,592          393,489
   Net income                          1,219,277          583,348



Per share data:
   Net income                              $1.73            $0.83
   Period-end book value                  $12.29           $10.89
   Cash dividends                         $0.250           $0.050

Financial ratios:
   Return on assets                         1.37%            0.93%
   Return on shareholders' equity          14.94%            7.92%
   Total capital to adjusted assets        12.98%           14.40%





Balances as of December 31:
   Loans, net                        $36,135,572      $28,164,888
   Allowance for loan losses             514,634          335,512
   Mortgage loans held for sale       49,398,871       32,996,668
   Total assets                      104,545,580       74,652,352
   Total deposits                     75,680,884       55,745,908
   Shareholders' equity                8,929,818        7,673,868

------------
(1) The amount of fee income included in interest income for the years ended December 31, 1997 and December 31, 1996 was $2,075,041 and $1,386,430,
    respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes included elsewhere herein. Certain of the matters discussed under this caption, "Management's Discussion and Analysis of Financial Condition and Results of Operations", and elsewhere in this Annual Report may constitute forwardlooking statements for purpose of the Securitites Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements
expressed or implied by such forward-looking statements.   The Company's actual
results may differ materially from the results anticipated in these forward looking statements due to a variety of factors, including, without limitation: the effects of future economic conditions: governmental monetary and fiscal policies, as well as legislative and regulatory changes: the risk of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate risks; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, and computer and the Internet; the possible effects of the Year 2000 problem on the Company, including such problems at the Company's vendors, counter-parties and customers; and the failure of assumptions underlying the establishment of reserves for possible loan losses. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements.

Summary

     The Company's net income for the year ended December 31, 1997 was $1,219,277 compared to net income of $583,348 for the year ended December 31, 1996. The 109% increase in net income from 1996 to 1997 was primarily the result of the growth of the loan portfolio and a higher level of mortgage production.

Balance Sheets

     The Company's assets increased 40% during 1997 from $74.7 million as of December 31, 1996 to $104.5 million as of December 31, 1997. The increase in total assets in 1997 was the result of an increase in commercial banking loans and mortgage loans held for sale. The increase in assets was funded with a $19.9 million or 35.8% increase in deposits and a $6.9 million or 93.4% increase in other borrowings. The increase in mortgage banking production and related mortgage loans held for sale from 1996 to 1997 was the result of the Company's expansion of its mortgage operation into the Northeast United States in addition to relatively low historical mortgage rates during 1997.

     Interest-earning assets (comprised of commercial banking loans, mortgage loans held for sale, investment securities, interest-bearing balances in other banks and temporary investments) totaled $90.7 million or 86.8% of total assets at December 31, 1997. This represents a 42.8% increase from December 31, 1996 when earning assets totaled $63.5 million or 85.4% of total assets. The increase in earning assets resulted primarily from a $8.0 million or 28.3% increase of loans and a $16.4 or 49.7% increase of mortgage loans held for sale. The increase was primarily funded through an increase in deposits and other borrowings. Average mortgage loans held for sale during 1997 of $39.8 million constituted 51.4% of average earning assets and 44.8% of average total assets. Average mortgage loans held for sale during 1996 of $22.1 million constituted 42.1% of average interest-earning assets and 35.4% of average total assets.

     During 1997, average commercial banking loans were $32.5 million and constituted 42.0% of average earning assets and 36.6% of average total assets.

For 1996, average commercial banking loans were $26.1 million and constituted 49.6% of average earning assets and 41.7% of average total assets. The 24.5% increase in average commercial banking loans was the result of higher loan demand in the Bank's service area as well as loan production from the Bank's Bartow County, Georgia Loan Production Office.

     Commercial banking loans are expected to produce higher yields than securities and other interest-earning assets. In addition, mortgage loans held for sale generate net interest income due to the greater rates of interest paid to the Bank on the longer term mortgage loans over the rates of interest paid by Crescent Bank and Trust Company ("the Bank") on its shorter term warehouse line of credit and other funding sources. Therefore, the absolute volume of commercial banking loans and mortgage loans held for sale and the volume as a percentage of total interest-earning assets are an important determinant of the net interest margin thereof.

     The following table sets forth a distribution of the assets, liabilities and shareholders' equity for the periods indicated:

Distribution of Assets, Liabilities and Shareholders' Equity

                                    Year ended December 31, 1997        Year ended December 31, 1996
                                 ----------------------------------  ---------------------------------
                                   Daily                               Daily
                                  Average     Income/      Yields/    Average    Income/      Yields/
                                  Balances    Expense       Rates    Balances    Expense       Rates
                                 ---------------------------------------------------------------------
                                                           (In Thousands)
ASSETS
Interest-earning assets:
  Loans (1)                        $32,520      $3,467       10.66%   $26,048     $2,831       10.87%
  Mortgage loans held for sale      39,810       3,812        9.58%    22,067      2,237       10.14%
  Securities, at cost                2,126         144        6.77%     1,681        108        6.42%
  Federal funds sold                 1,659          94        5.67%     1,453         81        5.57%
  Deposit in other banks             1,398          78        5.58%     1,235         77        6.23%
Total interest-earning assets       77,513       7,595        9.80%    52,484      5,334       10.16%
                                   -----------------------------------------------------------------
Other assets                        11,446                              9,970
                                   -------                            -------
Total assets                       $88,959                            $62,454
                                   =======                            =======

LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Demand deposits                   $9,223        $382        4.14%    $6,327       $250        3.95%
  Savings deposit                    5,112         181        3.54%     4,036        139        3.44%
  Time deposits                     34,052       2,120        6.23%    26,408      1,679        6.36%
Mortgage warehouse line
     of credit and other            11,594         570        4.92%     2,049         94        4.59%
                                   -----------------------------------------------------------------
Total interest-bearing
     Liabilities                    59,981       3,253        5.42%    38,820      2,162        5.57%
Noninterest-bearing deposits        12,440                             10,314
Other liabilities                    8,379                              5,950
                                   -------                            -------
Shareholders' equity                 8,159                              7,370
Total liabilities &
     shareholders' equity          $88,959                             $62,454
                                   =======                             =======
Net interest income                             $4,342                            $3,172
                                               =======                            ======
Net yield on interest-earning
     assets                                                   5.60%                             6.04%
                                                              ====                              ====

(1) For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

     The following table shows the amount of loans outstanding as of December 31, 1997 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates. See Note 3 to the Financial Statements and Supplementary Data for a discussion of concentrations of credit risk.


                                          LOANS MATURING
                          --------------------------------------------------
                                     After One Year
                          Within One   but Within      After
                             Year      Five Years    Five Years       Total
                                             (In Thousands)
                          ---------------------------------------------------
Commercial                 $ 2,219       $ 2,092        $  662        $ 4,973
Real estate-construction    10,527         1,959            41         12,527
Other                        6,623        10,456         2,071         19,150
                           --------------------------------------------------
  Total                    $19,369       $14,507        $2,774        $36,650
                           ==================================================

Loans maturing after one year with:
  Fixed interest rates                   $12,542        $1,153
  Variable interest rates                  1,965         1,621
                                         ---------------------
                                         $14,507        $2,774
                                         =====================

     As a result of economic conditions, losses for all commercial banking loan categories as a percentage of average loans outstanding are expected to be approximately .25% to .40% in 1998.

     The following table summarizes the Bank's non-accrual, past due and restructured commercial banking loans:

                            December 31,
                          ----------------
                          1997        1996
                          (In Thousands)

Non-accrual loans         $ --        $416
                          ====        ====
Accruing loans past due
90 days or more           $ 61        $387
                          ====        ====

Restructured loans          --          --
                          ====        ====


     The gross income on non-accrual commercial banking loans noted above that would have been reported in the year ended December 31, 1997, if the loans had been current in accordance with their original terms and had been outstanding throughout the year, or since origination, was $0. No interest income on non-accrual commercial banking loans was included in net income for the year ended December 31, 1997.

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

                                        Years Ended December 31,
                                             1997    1996
                                        ------------------------
                                         (Dollars in Thousands)

Balance, beginning of period             $335,512    $566,071
Loans charged off:
  Commercial                                   --    (217,913)
  Real estate-construction                     --     (19,956)
  Real estate-mortgage                         --          --
   Installment and other consumer         (13,295)    (11,023)
                                         --------------------
Total loans charged off                   (13,295)   (248,892)
Recoveries:
  Installment and other consumer            1,297      15,583
  Commercial                                   --       2,750
                                         --------------------
Total loans recovered                       1,297      18,333
Net loans charged off                     (11,998)   (230,559)
Provision for loan losses                 191,120          --
                                         --------------------
Balance, end of period                   $514,634    $335,512
                                         ====================
Loans outstanding at end of period,
  Excluding loans held for sale           $36,650     $28,500
Ratio of allowance to loans
  outstanding at end of period,
  excluding loans held for sale              1.40%       1.18%
Average loans outstanding during
  the period, excluding loans held
  for sale                                $32,933     $26,048
Ratio of net charge offs during the
  period to average loans outstanding        0.04%       0.89%

     The allocation of the allowance for commercial banking loan losses by loan category at the dates indicated is presented below. The Bank does not maintain a reserve with respect to mortgage loans held for sale due to the low risk associated with the loans during the Bank's holding period. The percentages represent banking loans in each category to total loans outstanding at the end of each respective period.

                                  Year Ended December 31,
                                  1997                1996
                             -----------------------------------
                              Amt        %        Amt        %
                             -----------------------------------
Commercial                   $222      31.0%     $183      32.7%
Real estate-mortgage(1)        59      22.8%       28      19.7%
Real estate-construction
    and land development       88      34.2%       41      36.3%
Consumer                      101      12.0%       61      11.3%
Unallocated                    45        22
                             -----------------------------------
                             $514     100.0%     $335     100.0%
                             ===================================

-------------------
(1)  Includes any loans secured in whole or in part by real estate.

     The allowance for loan losses represents a reserve for potential losses in the Bank's commercial banking loan portfolio. The provision for loan losses is a charge to earnings in the current period to maintain the allowance at a level that management has determined to be adequate. The allowance for loan losses totaled $514,634 or 1.40% of total commercial banking loans at December 31, 1997, and $335,512 or 1.18% of total loans at December 31, 1996. The increase in the allowance for loan losses from 1996 to 1997 was the result of the provision for loan loss of $191,120 in 1997. The determination of the reserve level rests upon management's judgment about factors affecting loan quality and assumptions about the economy. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on past due and other loans that management believes require attention. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable but which may or may not prove valid. Thus, there is no assurance that charge offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Bank does not maintain a reserve with respect to its mortgage loans held for sale due to the low credit risk associated with the loans during the Bank's holding period. See "Special Cautionary Notice Regarding Forward-Looking Statements."

     The Bank's policy is to discontinue the accrual of interest on loans which are 90 days past due unless they are well secured and in the process of collection. Interest on these non-accrual loans will be recognized only when received. As of December 31, 1997, the Bank had no loans accounted for on a non-accrual basis, $61,421 contractually past due more than 90 days and no loans considered to be troubled debt restructurings. As of December 31, 1996, the Bank had $167,916 of loans accounted for on a non-accrual basis, $23,140 contractually past due more than 90 days and no loans considered to be troubled debt restructurings.

     Non-performing loans are defined as non-accrual and renegotiated loans. Adding real estate acquired by foreclosure and held for sale of $151,909 with non-performing loans results in non-performing assets of $151,909 at December 31, 1997. The Bank is currently holding the foreclosed properties for sale. At December 31, 1996, the Bank had non-performing assets totaling $895,075.

     The chart below summarizes those of the Bank's assets that management believes warrant attention due to the potential for loss, in addition to the non-performing loans and foreclosed properties. Potential problem loans represents loans that are presently performing, but where management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms.

                                                 December 31,
                                               1997        1996
                                             --------------------
Non-performing loans (1)                     $     --    $167,916
Foreclosed properties                         151,909     727,159
                                             --------    --------
Total non-performing assets                   151,909     895,075
                                             ========    ========
Loans 90 days or more past due on
 accrual status                              $ 61,421    $ 23,140
Potential problem loans (2)                   672,460     405,089
Potential problem loans/total loans              1.83%       1.42%
Non-performing assets/total loans
     and foreclosed properties                   0.41%       3.06%
Non-performing assets and loans 90 days
     or more past due on accrual status/
     total loans and foreclosed properties        .58%       3.14%
-------
(1)  Defined as non-accrual loans and renegotiated loans.
(2) Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

     The information on non-accrual and restructured loans in the above table is not comparable with the information on impaired loans as disclosed in Note 3 of the Financial Statements and Supplementary Data.

     The Bank invests its excess funds in U.S. Government agency obligations, corporate securities, federal funds sold, and interest-bearing deposits with other banks. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Thus, investment securities are used to manage the Bank's exposure to interest rate risk. Investment securities and interest-bearing deposits with other banks totaled $3.9 million at December 31, 1997 compared to $1.7 million at December 31, 1996. Federal funds sold totaled $1.3 million at December 31, 1997 compared to $570,000 million at December 31, 1996. These changes reflect increased deposits and other borrowings at December 31, 1997.

     The following table sets forth the maturities of securities, held by the Bank as of December 31,1997 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). Equity securities of $1,040,975 are not presented in the table below as they lack a contractual maturity. See Note 2 to the Financial Statements and Supplementary Data, which provides details regarding the Bank's investment portfolio as of December 31, 1997 and 1996.

                                                           MATURING
                            --------------------------------------------------------------------------
                                                 After One          After One
                             Within One         but Within         but Within         After Ten
                                 Year            Five Years         Five Years           Years
                            --------------------------------------------------------------------------
                            Amount    Yield    Amount    Yield    Amount    Yield    Amount    Yield
                            (In Thousands)
                            --------------------------------------------------------------------------
Municipal Bond                 --       --       $345     4.45%      --        --        --       --
U. S. government securities    --       --         --       --     $498       7.46%    $905      8.31%
                            --------------------------------------------------------------------------
Total                          --       --         --       --     $498       7.46%    $905      8.31%
                            ==========================================================================

     The Bank's Mortgage Division (the "Mortgage Division") acquires mortgage loans from small retail-oriented originators in the Southeast United States through various funding sources, including an $18.0 million warehouse line of credit from the Federal Home Loan Bank of Atlanta and a $40 million gestation repurchase agreement with Paine Webber Incorporated. Under the repurchase agreement, the Bank sells mortgage loans and simultaneously assigns the related forward sale commitments to Paine Webber Incorporated. Substantially all of the Bank's mortgage loans are currently being resold in the secondary market to Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae") and private investors after being
"warehoused" for 10 to 30 days.   Warehoused loans must meet secondary market
criteria such as amount limitations and loan-to-value ratios to qualify for resales to Freddie Mac and Fannie Mae. To the extent that the Bank retains the servicing rights on mortgage loans that it resells, it collects annual servicing fees while the loan is outstanding. The Bank periodically sells a portion of its retained servicing rights in bulk form. The annual servicing fees and gains on the sale of servicing rights is an integral part of the Bank's mortgage banking operation and its contribution to net income. The Bank currently pays a third party subcontractor to perform servicing functions with respect to its loans sold with retained servicing.

     The following table presents the outstanding balances of the Bank's borrowings under its warehouse line of credit and the weighted average interest rates thereon for the last two years. Draws on such line of credit have a 30-day maturity.

                                                    Year ended December 31,
                                                      1997          1996
                                                   -----------    ----------
Balance at period end                              $14,308,650    $7,396,755
Weighted average interest rate at period end              7.20%         6.98%
Maximum amount outstanding at any month's end      $18,163,814    $7,396,755
Average amount outstanding                         $11,593,839    $1,966,391
Weighted average interest rate                            4.99%         4.61%


     During 1997, the Mortgage Division acquired $742.4 million of mortgage loans, of which $726 million (97.7%) were resold in the secondary market with servicing rights retained by the Bank. The remaining $49.4 million were carried as mortgage loans held for sale on the balance sheet as sale of the loans was pending.


     At December 31, 1997, capitalized costs of $4.1 million related to the purchase of mortgage servicing rights were carried on the balance sheet as purchased mortgage servicing rights. At December 31, 1996, the Bank carried $4.1 million of purchased mortgage servicing rights on its balance sheet. The Bank is amortizing the purchased mortgage servicing rights over an accelerated period. At December 31, 1997, the Bank held servicing rights with respect to loans with unpaid principal balances totaling $427.7 million compared to $407.8 at December 31, 1996. During 1997, the Bank sold servicing rights with respect to $749.5 million of mortgage loans carried on its balance sheet at $7.5 million for a gain of $2.6 million. During 1996, the Bank sold servicing rights with respect to $438.8 million of mortgage loans carried on its balance sheet at $5.0 million for a gain of $884,457. The market value of the servicing portfolio is contingent upon many factors including the interest rate environment, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. There can be no assurance that the Bank will continue to experience a market value of the servicing portfolio in excess of the cost to acquire the servicing rights, nor can there be any assurance as to the expected life of the servicing portfolio.


     The Bank's deposits totaled $75.7 million and $55.7 million at December 31, 1997 and 1996, respectively, an increase of approximately 36%. Deposits averaged $60.8 million and $47.1 million during the years ended December 31, 1997 and 1996, respectively. Interest-bearing deposits represented 70% and 77% of total deposits at December 31, 1997 and 1996, respectively. The decrease of interest-bearing deposits as a percent of total deposits was the result of growth in non-interest bearing deposits including escrow balances related to the Mortgage Division. Certificates of deposit composed 68% of total interest-bearing deposits for December 31, 1997 compared to 70% at December 31, 1996.
The composition of these deposits is indicative of the interest rate-conscious market in which the Bank operates. There is no assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area.

     The following table summarizes average daily balances of deposits and rates paid on such deposits for the periods indicated:

                                           Years ended
                           December 31, 1997          December 31, 1996
                           ---------------------------------------------
                           Amount        Rate         Amount        Rate
                           ---------------------------------------------
                                       (Dollars in Thousands)
Noninterest-bearing
     demand deposits       $12,440        --          $10,314        --
Interest-bearing
     demand deposits         9,223      4.14%           6,327      3.95%
Savings deposits             5,112      3.54%           4,036      3.44%
Time deposits               34,052      6.23%          26,408      6.36%
                           -------                    -------
Total                      $60,827                    $47,085
                           =======                    =======

     Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1997 are summarized as follows (in thousands):

             Under 3 months    $1,586
             3 to 6 months      1,786
             6 to 12 months     3,457
             Over 12 months     3,030
                               ------
                               $9,859
                               ======

Capital

     Capital adequacy is measured by risk-based capital guidelines as well as against leverage ratios. The risk-based capital guidelines developed by regulatory authorities assign weighted levels of risk to asset categories to establish capital requirements. The guidelines currently require a minimum of 8.0% of total capital to risk-adjusted assets. One half of the required capital must consist of Tier 1 Capital, which includes tangible common shareholders' equity and qualifying perpetual preferred stock. The leverage guidelines specify a ratio of Tier 1 Capital to total assets of 3.0% if certain requirements are met, including having the highest regulatory rating, or between 4.0% and 5.0% otherwise. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Board of Governors of the Federal Reserve System (the "Federal Reserve") will continue to consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised the Company, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio applicable to either of them. The Bank had agreed with the Georgia Department of Banking and Finance to maintain a leverage ratio of 8.0%. At December 31, 1997 the Bank's leverage ratio was 8.37%.

     At December 31, 1997 the Company's total shareholders' equity was $8.9 million or 8.52% of total assets, compared to $7.7 million or 10.31% of total assets at December 31, 1997. The decrease in shareholders' equity to total asset ratio in 1997 was the result of a 40% increase in total assets. At December 31, 1997, total capital to risk-adjusted assets was 12.98%, with 12.27% consisting of tangible common shareholders' equity. The Company paid $175,583 of dividends during 1997 or $.25 per share compared to $35,077 or $.05 per share during 1996. The Company's dividends in 1996 were paid during the last quarter, as the payment of dividends had been suspended in the third quarter of 1995. A quarterly dividend of $.075 was paid in February 1998.

     The following table shows operating and capital ratios for each of the last two years:

                                Year ended December 31
                                    1997     1996
                                ----------------------
Percentage of net income to:
   Average shareholders' equity    14.94%     7.92%
   Average total assets             1.37%     0.93%
Percentage of average
   shareholders' equity to
   average total assets             9.17%    11.80%
Percentage of dividends
   paid to net income               14.4%     6.01%

     During 1997, 21,500 shares of Common Stock were issued pursuant to employee stock option exercises for an aggregate of $215,000. On March 11, 1998, the Company completed a stock offering for 135,000 shares of common stock at an issue price of $16.25 per share. The Company's total shareholders'
equity following the offering was $11.1 million or total capital to risk-adjusted assets of 15.99%, with 15.29% consisting of tangible common
shareholders' equity.   There is no active market for the Common Stock.

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

     Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings and drafts payable, investment securities and securities held for sale) totaled $35.9 million and $24.1 million during 1997 and 1996, representing 59% and 47% of average deposits for those years, respectively. The increase in average liquid assets was the result of the increase in mortgage loans held for sale. Average non-mortgage loans were 53% and 55% of average deposits for 1997 and 1996, respectively. Average deposits were 78% and 90% of average interest-earning assets for 1997 and 1996, respectively. The decrease of average deposits as a percentage of earning assets was the result of a higher level of funds provided by other borrowings in 1997.

     The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs to ensure that adequate funding will be available at all times. In addition to the borrowing sources related to the mortgage operations, the Bank also maintains a federal funds line of credit totaling $4.6 million. The Bank's liquidity position has also been enhanced by the operations of the Mortgage Division due to the investment of funds in short-term assets in the form of mortgages held for sale. Once funded, mortgages will generally be held by the Bank for a period of 10 to 30 days. Management believes its liquidity sources are adequate to meet its operating needs.

     Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that reproaching opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these reproaching opportunities, at any point in time, constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval. The general objective of gap management is to actively manage rate-sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Bank.

     Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates are susceptible to change daily, and loans, which are tied to the prime rate, differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits over $100,000 and certain interest-bearing demand deposits are much more interest-sensitive than savings deposits. In addition, brokered deposits, institutional deposits placed by independent brokers, are more interest sensitive. The Bank had brokered deposits of $6.4 million at December 31, 1997 and $6.5 million at December 31, 1996. The Bank utilizes the brokered deposits to fund its mortgage loans held for sale and therefore match those maturities as closely as possible.

     The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 1997. The Bank was in an asset-sensitive position for the cumulative three-month, one-year and five-year intervals. This means that during the five-year period, if interest rates decline, the net interest margin will decline. Conversely, if interest rates increase over this period, the net interest margin will improve. At December 31, 1997, the Bank was within its policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80 - 120% at the one year interval. Since all interest rates and yields do not adjust at the same velocity, this is only a general indicator of rate sensitivity.

The total excess of interest-bearing assets over interest-bearing liabilities, based on a five-year time period, was $20.2 million, or 19.3% of total assets.

                                               Interest Rate Sensitivity Gaps
                                                  As of December 31, 1997

                                                    Amounts Repricing In
                                   -------------------------------------------------------
                                   0-90 Days     91-365 Days    1-5 Years     Over 5 Years
                                   ---------     -----------    ---------     ------------
                                                   (Millions of dollars)
Interest-earning assets              $69.4           $5.8         $12.6           $2.9
Interest-bearing liabilities          37.5           21.6           8.5             --
                                   -------------------------------------------------------
Interest sensitivity gap             $31.9         $(15.8)         $4.1           $2.9
                                   =======================================================

     The Mortgage Division adopted a policy intended to minimize potential interest rate risk incurred as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed. Accordingly, commitments to purchase loans will be covered either by a mandatory sale of such loans into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security. The mandatory sale commitment is fulfilled with loans closed by the Company, through "pairing off" the commitment, or purchasing loans through the secondary market. Under certain condition the Company achieves best execution by pairing off the commitment to sell closed loans and fulfilling that commitment with loan purchased by the Company through the secondary market. The Company considers the cost of the hedge to be part of the cost of the Company's servicing rights, and therefore the hedge is accounted for as part of the cost of the Company's servicing portfolio. As a result, any gain or loss on the hedge reduces or increases, as appropriate, the cost basis of the servicing portfolio.

     While other hedging techniques may be used, speculation is not allowed under the Mortgage Division's secondary marketing policy. As of December 31, 1997, the Bank had in place purchase commitment agreements terminating between January and March of 1998 with respect to an aggregate of approximately $49.2 million to hedge the mortgage pipeline of $81.4 for which the Bank had an interest rate risk. At December 31, 1997, the Financial Accounting Standards Board had issued an exposure draft "Accounting for Derivative and Similar Financial Instrument and for Hedging Activities." The pronouncement would require the forward commitments to be recorded as an asset or liability with the changes in fair value recorded in the income statement. Management has not yet determined the impact of this pronouncement on its financial statements.

     Management continually tries to minimize the interest rate sensitivity gap. Attempting to minimize the gap is a continual challenge in a changing interest rate environment and one of the objectives of the Bank's asset/liability management strategy

Results of Operations

     A source of revenue for the Bank is net interest income, which is the difference between income received on interest-earning assets, such as investment securities and loans, and interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") of interest-earning assets and the various rate spreads between the interest-earning assets and the Bank's funding sources. Changes in net interest income from period to period result from increases or decreases in volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the ability to manage the interest-earning asset portfolio (which includes loans) and the availability of particular sources of funds, such as non-interest bearing deposits.

     The Bank had interest income of $7.6 million in 1997, and $5.3 million in 1996. The 43.3% increase in interest income is attributable to the increase in interest-earning assets which is the result of the higher volume of commercial banking loans as well as a higher volume of fee income associated with mortgage loans which is included in interest income. The Bank had closed $742 million of mortgage loans during 1997 compared to $467.8 million during 1996. This increase is attributable to the startup of the Northeast mortgage operation, which began operating in the first quarter of 1997.

     The Bank had interest expense of $3.3 million in 1997 and $2.2 million in 1996. The increase resulted from a higher level of other borrowings as well as a higher volume of interest-bearing deposits. All mortgage production through Crescent Mortgage Services, Inc. (" CMS") is funded with a warehouse line of credit; therefore the startup of the Northeast operation resulted in a higher
average balance of other borrowings.    Deposits increased $20 million in 1997
of which substantially all was core deposits growth.   In 1997 and 1996,
interest expense accounted for 28% and 26% of total expenses, respectively.

     Net interest income for 1997 was $4.3 million. The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. The Bank's net interest margin during 1997 was 5.6%. Interest spread, which represents the difference between average yields on interest-earning assets and average rates paid on interest-bearing liabilities, was 4.4%. Net interest income, interest margin and net interest spread in 1996 were $3.2 million, 6.0%, and 4.6%, respectively. The increase in net interest income is related to the volume of Commercial bank loans and fee income related to a higher volume of mortgage loans closed. Loan fee income, such as processing fees associated with the purchase of mortgage loans, is included as interest income as the mortgage loans are sold. The decrease in net interest margin and interest spread is indicative of the relatively flat yield curve during 1997 as well as the interest rate-conscious
and highly competitive market in which the Bank operates.   A flat yield curve
is created as the yield on short term and long-term investments narrows.

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

                                   1997 compared to 1996      1996 compared to 1995
                                  ---------------------------------------------------
                                          Increase (Decrease due to (1))
                                  ---------------------------------------------------
                                  Volume    Rate       Net    Volume    Rate    Net
                                  ---------------------------------------------------
                                                  (In Thousands)
Interest earned on:
    Loans                           $690    ($54)      $636    $819     $10     $829
    Mortgage loans held for sale   1,700    (125)     1,575     713    (208)     505
    Securities, at cost               30       6         36      27      (5)      22
    Federal funds sold                12       1         13     (62)    (12)     (74)
    Deposits in other banks            9      (8)         1    (102)     13      (89)
                                  --------------------------------------------------
Total interest income             $2,441   ($179)    $2,262  $1,395   ($202)  $1,193
                                  ==================================================
Interest paid on:
    Demand deposits                 $120     $12       $132     $27      $7      $34
    Savings deposits                  38       4         42     (11)      3       (8)
    Time deposits                    476     (35)       441     453      60      513
    Mortgage warehouse
      line of credit and other       470       7        476      90      (3)      87
Total interest expense            $1,104    ($13)    $1,091    $559     $67     $626
                                  ==================================================

-------------
(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     The Bank did not make a provision to the allowance for loan losses in 1996, due to a decrease of $1.3 million of the Bank's problem loans, which are defined as classified and critical but still accounted for on an accrual basis. The Bank made provisions to the allowance for loan losses in the amount of $191,120 in 1997. During 1996, the Bank charged off $248,892 of loans to the allowance for loan losses. During 1997, the Bank charged off $13,295 of loans to the allowance for loan losses. The ratios of net charge offs to average non-mortgage loans outstanding during the year were .03% and .89% for 1997 and 1996, respectively.

     Other income was $6.2 million in 1997 compared to $4.0 million in 1996.
The 55% increase in other income was related to the increase of gains on the sale of mortgage servicing rights and gestation fee income. The higher level of gains on the sale of mortgage servicing rights and gestation fee income was primarily the result of the Company's expansion into the Northeast United States as well as relative low historical mortgage interest rates. The Bank sold servicing rights with respect to $749.5 million of mortgage loans in 1997 for a total net gain of $2.6 million compared to servicing rights sales in 1996 of $438.8 million for a net gain of $884,457. The Company currently plans to sell, on a quarterly basis, a portion of the servicing rights retained during 1998, although there can be no assurance as to the volume of the Bank's loan acquisition or that a premium will be recognized on the sales. Gestation fee income is generated from the sale of mortgage loans to securities brokers through a gestation repurchase agreement. Under the agreement, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to a securities broker. The Company continues to receive fee income from the securities broker until the loan is delivered into the forward commitment.

     Other operating expenses increased to $8.3 million in 1997 from $6.2 million in 1996. The increase in other operating expenses was related to the expansion of the mortgage operation to the Northeast United States as well as the higher level of mortgage production. The increase in other operating expenses were primarily due to increases in salaries and benefits and third party mortgage outsourcing expense.

     The Company had net income of $1.2 million in 1997 which was primarily related to the continued improvement in net interest income, mortgage banking operations and the related gains on the sale of servicing rights. Income tax as a percentage of pretax net income was 40% for both 1997 and 1996.

Effects of Inflation

     Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation results in financial institutions' increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce the Company's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.


Capability of the Company's Data Processing Software to Accommodate the Year
2000

     The Company and its subsidiaries rely upon computers for the daily conduct of their business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the New Year and that there may be widespread computer malfunctions. Management of the Company has assessed the electronic systems, programs, applications, and other electronic components used in the operations of the Company and believes that the Company's hardware and software has been programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurances in this regard.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 1997

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1997



                               TABLE OF CONTENTS
                               -----------------

                                                                        Page
                                                                       ------
INDEPENDENT AUDITOR'S REPORT.........................................        1

FINANCIAL STATEMENTS

  Consolidated balance sheets........................................        2
  Consolidated statements of income..................................        3
  Consolidated statements of stockholders' equity....................        4
  Consolidated statements of cash flows..............................  5 AND 6
  Notes to consolidated financial statements.........................     7-36

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
CRESCENT BANKING COMPANY AND SUBSIDIARIES
JASPER, GEORGIA


          We have audited the accompanying consolidated balance sheets of the CRESCENT BANKING COMPANY AND SUBSIDIARIES as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                       /s/ MAULDIN & JENKINS, LLC


Atlanta, Georgia
February 13, 1998

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF BUSINESS

           Crescent Banking Company (the "Company") provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the "Bank") in Jasper, Pickens County, Georgia and the surrounding areas. The Bank also provides mortgage loan origination and servicing to customers throughout the southeastern United States. The Company also offers mortgage banking services through its subsidiary, Crescent Mortgage Services, Inc. ("Crescent Mortgage"). Crescent Mortgage, located in Atlanta, Georgia and Manchester, New Hampshire, provides mortgage loan servicing to customers throughout the northeastern United States.

          BASIS OF PRESENTATION

           The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

           The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          SECURITIES

           Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax.
           Equity securities without a readily determinable fair value are carried at cost.

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

           Loan origination fees and certain direct costs of loans are recognized at the time the loan is recorded. Because net loan origination fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          ACCOUNTS RECEIVABLE-BROKERS AND ESCROW AGENTS

           Accounts receivable-brokers and escrow agents represent amounts due from the Company's mortgage loan servicers in settlement of mortgage loan servicing fees and mortgage loan servicing rights sold. These are noninterest-bearing receivables and are generally collected within thirty days.

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

          DRAFTS PAYABLE

           Drafts payable represent the amount of mortgage loans held for sale that have been closed by the Company, but for which the cash has not yet been disbursed. The Company disburses the cash funds when the loan proceeds checks are presented for payment.

          GESTATION FEE INCOME

           The Company uses gestation repurchase agreements to facilitate the sales of mortgage loans to security brokers. Gestation fee income, which is recognized as earned, represents the spread between the gestation fee (which is based on the loan's coupon rate) received on the mortgage loan and the fee charged by the security broker during the gestation period.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          MORTGAGE SERVICING FEES AND EXPENSES

           Mortgage servicing fees are based on a contractual percentage of the unpaid principal balance of the loans serviced and are recorded as income when received. Mortgage servicing costs are charged to expense when incurred.

          INCOME TAXES

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

           Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

           The Company and the subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

          DERIVATIVES

           The Company incurs interest rate risk as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed. Accordingly, commitments to purchase loans will be covered either by a mandatory sale into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security. The mandatory sale commitment is fulfilled with loans closed by the Company or through "pairing off" the commitment. Under certain conditions the Company achieves best execution by pairing off the commitment to sell closed loans and fulfilling that commitment with loans purchased by the Company through a secondary market. The Company considers the cost of the hedge to be part of the cost of the Company's servicing rights, and therefore the hedge is accounted for as part of the cost of the Company's servicing portfolio. As a result, any gain or loss on the hedge decreases or increases, as appropriate, the cost basis of the servicing portfolio.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          EARNINGS PER COMMON SHARE

           Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

          RECENT ACCOUNTING PRONOUNCEMENTS

           The Financial Accounting Standards Board (FASB) has issued, and the Company has adopted, Statement of Financial Accounting Standards
           (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.
           The adoption of this statement did not have a material effect on the Company's financial statements.

           The FASB has issued, and the Company has adopted, SFAS No. 128, "Earnings Per Share". SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential issuable common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator for the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The adoption of this statement did not have a material effect on the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

           The FASB has issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the Company consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for periods beginning after December 15, 1997.

           The FASB has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company does not expect that SFAS No. 131 will require significant revision of prior disclosures.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.   SECURITIES

           The amortized cost and fair value of securities are summarized as follows:

                                                                    GROSS              GROSS
                                                AMORTIZED         UNREALIZED        UNREALIZED            FAIR
                                                   COST             GAINS             LOSSES             VALUE
                                             ---------------   ---------------   ---------------    ---------------
           SECURITIES AVAILABLE-FOR-SALE
            DECEMBER 31, 1997:
             U.S. GOVERNMENT AND AGENCIES      $   1,402,517     $       1,455     $     (11,087)     $   1,392,885
             STATE AND MUNICIPAL SECURITIES          345,000             5,206                 -            350,206
             EQUITY SECURITIES                     1,040,975                 -                 -          1,040,975
                                             ---------------   ---------------   ---------------    ---------------
                                               $   2,788,492     $       6,661     $     (11,087)     $   2,784,066
                                             ===============   ===============   ===============    ===============
           December 31, 1996:
           Equity securities                   $     882,475     $           -     $           -      $     882,475
                                             ===============   ===============   ===============    ===============

           Securities Held-to-Maturity
            December 31, 1996:
             State and municipal securities    $     345,000     $           -     $        (931)     $     344,069
             Mortgage-backed securities              403,630             1,687                 -            405,317
                                             ---------------   ---------------   ---------------    ---------------
                                               $     748,630     $       1,687     $        (931)     $     749,386
                                             ===============   ===============   ===============    ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below.

                                                                                SECURITIES  AVAILABLE-FOR-SALE
                                                                              ----------------------------------
                                                                                 AMORTIZED             FAIR
                                                                                   COST               VALUE
                                                                              ---------------    ---------------
           Due from one to five years                                         $     345,000      $     350,206
           Due from five to ten years                                               498,232            499,688
           Due after ten years                                                      904,285            893,197
           Equity securities                                                      1,040,975          1,040,975
                                                                              ---------------    ---------------
                                                                              $   2,788,492      $   2,784,066
                                                                              ===============    ===============

           Securities with a carrying value of $499,688 and $- - at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

           The Company had gross gains on sales of securities held-to-maturity of $7,857 in 1997. There were no sales of securities in 1996. Due to the sale of the held-to-maturity securities, all securities are now classified as available-for-sale.


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

           The composition of loans is summarized as follows:

                                                                               DECEMBER 31,
                                                                ---------------------------------------
                                                                        1997                 1996
                                                                -----------------     -----------------
           Commercial                                             $     4,973,000       $     3,425,000
           Real estate - construction and land development             12,527,000            10,346,000
           Real estate - mortgage                                      14,764,000            11,522,000
           Consumer instalment and other                                4,386,206             3,207,400
                                                                -----------------     -----------------
                                                                       36,650,206            28,500,400
           Allowance for loan losses                                     (514,634)             (335,512)
                                                                -----------------     -----------------
           Loans, net                                             $    36,135,572       $    28,164,888
                                                                =================     =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           Changes in the allowance for loan losses are as follows:

                                                                               DECEMBER 31,
                                                                ---------------------------------------
                                                                       1997                 1996
                                                                -----------------     -----------------
           BALANCE, BEGINNING OF YEAR                             $       335,512       $       566,071
             Provision for loan losses                                    191,120                     -
             Loans charged off                                            (13,295)             (248,892)
             Recoveries of loans previously charged off                     1,297                18,333
                                                                -----------------     -----------------
           BALANCE, END OF YEAR                                   $       514,634       $       335,512
                                                                =================     =================

           Management has identified no material amounts of impaired loans at December 31, 1997. The total recorded investment in impaired loans was $167,916 at December 31, 1996. There were no loans that had related allowances for loan losses determined in accordance with Statement of Financial Accounting Standard No. 114 ("Accounting by Creditors for Impairment of a Loan") at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans for 1997 and 1996 was $85,162 and $521,901, respectively. Interest income on impaired loans of $1,259 and $46,984 was recognized for cash payments received for the years ended 1997 and 1996, respectively.

           The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1997 are as follows:

           BALANCE, BEGINNING OF YEAR                                              $     2,493,747
             Advances                                                                      816,906
             Repayments                                                                 (1,444,954)
                                                                                 -----------------
           BALANCE, END OF YEAR                                                    $     1,865,699
                                                                                 =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.   PREMISES AND EQUIPMENT

           Premises and equipment are summarized as follows:

                                                                              DECEMBER 31,
                                                               ---------------------------------------
                                                                      1997                  1996
                                                               -----------------     -----------------
           Land                                                   $       263,978       $       263,978
           Buildings and improvements                                   1,161,910             1,154,906
           Equipment                                                    2,000,781             1,651,402
                                                                -----------------     -----------------
                                                                        3,426,669             3,070,286
           Accumulated depreciation                                    (1,147,275)             (874,458)
                                                                -----------------     -----------------
                                                                  $     2,279,394       $     2,195,828
                                                                =================     =================


NOTE 5.   BROKERED DEPOSITS

           Brokered deposits amounted to $6,434,000 and $6,529,000 at December 31, 1997 and 1996, respectively, and are included in time deposits as follows:

                                                                               DECEMBER 31,
                                                                 --------------------------------------
                                                                        1997                 1996
                                                                 -----------------    -----------------
           Time, $100,000 and over                                $       800,000      $       500,000
           Other time                                                   5,634,000            6,029,000
                                                                 -----------------    -----------------
                                                                  $     6,434,000      $     6,529,000
                                                                 =================    =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.   OTHER BORROWINGS

           Other borrowings consist of the following:

                                                                                  DECEMBER 31,
                                                                      -----------------------------------
                                                                            1997                1996
                                                                      ----------------    ---------------
           $18,000,000 line of credit from Federal Home Loan            $            -      $   5,100,000
            Bank with interest at the FHLB Daily Rate Credit plus
            .25% (7.20% at December 31, 1996) due on demand and
            collateralized by first mortgage loans and investment
            in FHLB
           $26,000,000 line of credit with interest at  the one             14,214,621          2,296,755
            month LIBOR rate plus .80% (6.4728% at December 31,
            1997) due on demand, and collateralized by first
            mortgage loans
           $5,000,000 line of credit with interest at prime                     94,029                  -
            (8.50% at December 31, 1997) due May 1, 1998 and
            collateralized by first mortgage loans
                                                                      ----------------    ---------------
                                                                        $   14,308,650      $   7,396,755
                                                                      ================    ===============

           At December 31, 1997 and 1996, the Company had unsecured lines of credit available totaling $14,600,000 and $19,600,000, respectively, which bear interest ranging from the prevailing Federal funds rate to the prime rate. The Company had no funds borrowed under these agreements at December 31, 1997 and 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.   LEASES

           The Bank has entered into a noncancelable operating lease of its Cartersville branch. The initial lease term is three years with four one-year renewal options.

           Crescent Mortgage leases its facilities under various noncancelable operating leases. The initial lease terms range from three to five years.

           Rental expense under all operating leases amounted to $133,089 and $126,226 for the years ended December 31, 1997 and 1996, respectively.

           Future minimum lease payments on noncancelable operating leases are summarized as follows:


           1998                                                                 $       120,540
           1999                                                                         129,286
           2000                                                                         114,781
           2001                                                                         118,671
           2002                                                                         122,713
           Thereafter                                                                    62,138
                                                                               -----------------
                                                                                $       668,129
                                                                               =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.   STOCK OPTIONS

           The Company has a non-qualified stock option plan for key employees and has reserved 52,066 shares of common stock. At the discretion of the Company, cash awards may be paid to option holders which are designed to compensate the employee for the difference in the tax treatment between the non-qualified options and incentive stock options. The Company also has a non-qualified stock option plan for directors and has reserved 25,000 shares of common stock. All options under these plans are granted at the estimated fair market value at the date of grant and expire ten years from the date of grant. At December 31, 1997, 9,666 and 9,800 options were available to grant under the employee and director plans, respectively. Other pertinent information related to the options follows:

                                                                           DECEMBER 31,
                                                  -------------------------------------------------------------
                                                              1997                            1996
                                                  -----------------------------     ---------------------------
                                                                     WEIGHTED-                       WEIGHTED-
                                                                      AVERAGE                         AVERAGE
                                                                      EXERCISE                        EXERCISE
                                                     NUMBER            PRICE           NUMBER          PRICE
                                                  -----------      ------------     -----------    ------------
           Under option, beginning of year             76,700        $    12.04          54,900      $    10.96
             Granted                                    2,400             16.00          21,800           14.76
             Exercised                                (21,500)            10.00               -               -
                                                  -----------                       -----------
           Under option, end of year                   57,600             12.96          76,700           12.04
                                                  ===========                       ===========

           Exercisable, end of year                    41,267             12.99          54,700           11.73
                                                  ===========                       ===========

           Weighted-average fair value of
             options granted during the year            $2.88                           $  4.53
                                                  ===========                       ===========

                                                                                                      WEIGHTED-
                                                                                     WEIGHTED-         AVERAGE
                                                                                      AVERAGE         REMAINING
                                                                 RANGE OF            EXERCISE        CONTRACTUAL
                                                NUMBER            PRICES               PRICE             LIFE
                                             ----------    -------------------    -------------    --------------
           Under option, end of year             42,400       $10.00 - 13.75          $11.88              6
                                                 15,200                16.00           16.00              9
                                             ----------
                                                 57,600                                12.96              7
                                             ==========

           Options exercisable, end of year      26,067        10.00 - 13.75           11.23              4
                                                 15,200                16.00           16.00              9
                                             ----------
                                                 41,267                                12.99              4
                                             ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25 ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1997 and 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                               DECEMBER 31, 1997
                                            --------------------------------------------------------
                                                                     BASIC               DILUTED
                                                                    EARNINGS             EARNINGS
                                               NET INCOME          PER SHARE            PER SHARE
                                            ---------------     ---------------     ----------------
           AS REPORTED                       $  1,219,277        $       1.73        $        1.69
           STOCK-BASED COMPENSATION,
            NET OF RELATED TAX EFFECT             (15,885)              (0.02)               (0.02)
                                            ---------------     ---------------     ----------------
           AS ADJUSTED                       $  1,203,392        $       1.71        $        1.67
                                            ===============     ===============     ================

                                                               DECEMBER 31, 1996
                                            --------------------------------------------------------
                                                                     BASIC               DILUTED
                                                                    EARNINGS             EARNINGS
                                               NET INCOME          PER SHARE            PER SHARE
                                            ---------------     ---------------     ----------------
           As reported                       $    583,438        $       0.83        $        0.82
           Stock-based compensation,
            net of related tax effect             (48,450)              (0.07)               (0.07)
                                            ---------------     ---------------     ----------------
           As adjusted                       $    534,988        $       0.76        $        0.75
                                            ===============     ===============     ================

           The fair value of the options granted during the year was based upon the discounted value of future cash flows of the options using the following assumptions:

                                                                                              DECEMBER 31,
                                                                                 ---------------------------------------
                                                                                        1997                  1996
                                                                                 -----------------     -----------------
           Risk-free rate                                                               5.97%                 6.50%
           Expected life of the options                                                5 YEARS               5 Years
           Expected dividends (as a percent of the fair value of the stock)             1.56%                 3.85%


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.   INCOME TAXES

           The components of income tax expense are as follows:

                                                                               DECEMBER 31,
                                                                  ---------------------------------------
                                                                         1997                  1996
                                                                  -----------------     -----------------
           Current                                                $       573,237       $       360,690
           Deferred                                                       774,908               363,834
           Benefit of net operating loss carryforward                    (547,553)             (331,035)
                                                                  -----------------     -----------------
               Income tax expense                                 $       800,592       $       393,489
                                                                  =================     =================

           The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                          DECEMBER 31,
                                               ---------------------------------------------------------------
                                                             1997                              1996
                                               ------------------------------     ----------------------------
                                                    AMOUNT           PERCENT           Amount          Percent
                                               ---------------    -----------     ---------------    ---------
           Income taxes at statutory rate       $     686,755         34  %        $     332,125          34 %
           Other items, net                           113,837          6                  61,364           6
                                               ---------------    -----------     ---------------    ---------
               Income tax expense               $     800,592         40  %        $     393,489          40 %
                                               ===============    ===========     ===============    =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           The components of deferred income taxes are as follows:

                                                                                 DECEMBER 31,
                                                                  ---------------------------------------
                                                                          1997                  1996
                                                                  -----------------     -----------------
           Deferred tax assets:
             Loan loss reserves                                     $       130,793       $        52,864
             Net operating loss carryforward                                 74,531               549,801
             Alternative minimum tax carryforward                            53,006                42,084
             Accrual to cash adjustment for income tax
               reporting purposes                                            24,919                     -
             Securities available-for-sale                                    1,682                     -
             Other                                                           39,034                 5,018
                                                                  -----------------     -----------------
                                                                            323,965               649,767
                                                                  -----------------     -----------------
           Deferred tax liabilities:
             Purchased mortgage servicing rights                          1,563,218             1,206,433
             Depreciation                                                   195,336               153,025
             Other                                                           59,876                11,548
                                                                  -----------------     -----------------
                                                                          1,818,430             1,371,006
                                                                  -----------------     -----------------
             Net deferred tax liabilities                           $    (1,494,465)      $      (721,239)
                                                                  =================     =================

           At December 31, 1997, the Company has available net operating loss carryforwards of $197,509 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2007.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.  EARNINGS PER COMMON SHARE

           The following is a reconciliation of net income (the numerator) and weighted-average shares outstanding (the denominator) used in determining basic and diluted earnings per common share (EPS):

                                                               YEAR ENDED DECEMBER 31, 1997
                                                ---------------------------------------------------------
                                                       NET              WEIGHTED-
                                                     INCOME           AVERAGE SHARES         PER SHARE
                                                   (NUMERATOR)        (DENOMINATOR)            AMOUNT
                                                ---------------    ------------------    ----------------
           BASIC EPS                              $   1,219,277               703,538      $         1.73
                                                                                         ================
           EFFECT OF DILUTIVE SECURITIES
             STOCK OPTIONS                                    -                18,677
                                                ---------------    ------------------
           DILUTED EPS                            $   1,219,277               722,215      $         1.69
                                                ===============    ==================    ================

                                                                YEAR ENDED DECEMBER 31, 1996
                                                ----------------------------------------------------------
                                                       NET           WEIGHTED-AVERAGE
                                                     INCOME               SHARES              PER SHARE
                                                   (NUMERATOR)         (DENOMINATOR)            AMOUNT
                                                ---------------    -------------------    ----------------
           BASIC EPS                              $     583,348                701,520      $         0.83
                                                                                          ================

           EFFECT OF DILUTIVE SECURITIES
             Stock options                                    -                 12,963
                                                ---------------    -------------------
           DILUTED EPS                            $     583,348                714,483      $         0.82
                                                ===============    ===================    ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11.  MORTGAGE LOAN SERVICING

           Mortgage loans serviced for others are not reflected in the financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $428 million as of December 31, 1997. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 1997, substantially all of the Company's mortgage lending and servicing activity was concentrated within the southeastern and northeastern United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

           At December 31, 1997, the Company had errors and omissions and fidelity bond insurance coverage in force of $1,000,000.


NOTE 12.  COMMITMENTS AND CONTINGENT LIABILITIES

           In the normal course of business, the Company has entered into financial instruments with off-balance-sheet risk which are not reflected in the financial statements. These financial instruments include commitments to extend credit, standby letters of credit, mortgage loans in process of origination (the pipeline), mandatory and optional forward commitments, and other hedging instruments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

           The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit and collateral policies for these off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. A summary of these commitments is as follows:

                                                                             DECEMBER 31,
                                                               ---------------------------------------
                                                                        1997                  1996
                                                               -----------------     -----------------

           Commitments to extend credit                          $     7,544,000       $     7,594,000
           Standby letters of credit                                     569,518               563,190
                                                               -----------------     -----------------
                                                                 $     8,113,518       $     8,157,190
                                                               =================     =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

           Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

           In addition to the mortgage loans held for sale on the balance sheet, the Company's mortgage loan pipeline at December 31, 1997 totaled approximately $203,440,000. The Company's exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $81,401,000 in mortgage loans for which the Company has interest rate risk. The remaining $122,039,000 of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a "best efforts" agreement, whereby the investor purchases the loans from the Company at the contractual loan rate,
           (2) loans with floating interest rates which close at the current market rate, and (3) loans where the original fixed interest rate commitment has expired and will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month. At December 31, 1997, the Company had the ability to sell up to $40 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the forward commitment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           At December 31, 1997, the Company had approximately $49,150,000 of mandatory commitments for the mortgage pipeline. In addition, the Company had mandatory commitments for all mortgage loans held for sale at December 31, 1997.

           The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.

           In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

          EMPLOYMENT CONTRACTS:

            At December 31, 1997, the Company was obligated under an employment agreement with one of its key officers. The employment agreement includes provisions for severance pay that would be paid if certain events occur, including but not limited to, the termination of the employee due to a change in control of the Company. The maximum amount the Company would be obligated to pay under this plan is approximately $431,000.


NOTE 13.  CONCENTRATIONS OF CREDIT

           The Company originates primarily commercial, residential, and consumer loans to customers in Pickens County and surrounding areas. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

           Seventy-four percent of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in
           Note 3.

           The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,380,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.  REGULATORY MATTERS

           The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, approximately $516,000 of retained earnings were available for dividend declaration without regulatory approval.

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

           Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Company and the Bank meet all capital adequacy requirements to which they are subject.

           As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                              TO BE WELL
                                                                                 FOR CAPITAL               CAPITALIZED UNDER
                                                                                  ADEQUACY                 PROMPT CORRECTIVE
                                                     ACTUAL                       PURPOSES                 ACTION PROVISIONS
                                          --------------------------    --------------------------    ------------------------
                                              AMOUNT         RATIO          AMOUNT         RATIO          AMOUNT        RATIO
                                          --------------   ---------    ---------------   --------    --------------   -------
           AS OF DECEMBER 31, 1997:                                        DOLLARS IN THOUSANDS
                                          ------------------------------------------------------------------------------------
           TOTAL CAPITAL
             RISK WEIGHTED ASSETS):
               COMPANY                      $      9,448       12.98%     $       5,824          8%     $      7,280        10%
               BANK                         $      7,849       12.15%     $       5,169          8%     $      6,461        10%
           TIER I CAPITAL
             (TO RISK WEIGHTED ASSETS):
               COMPANY                      $      8,933       12.27%     $       2,912          4%     $      4,368         6%
               BANK                         $      7,334       11.35%     $       2,584          4%     $      3,877         6%
           TIER I CAPITAL
             (TO AVERAGE ASSETS):
               COMPANY                      $      8,933        9.33%     $       3,828          4%     $      4,786         5%
               BANK                         $      7,334        8.87%     $       3,307          4%     $      4,134         5%

           As of December 31, 1996:
             Total Capital
               (to Risk Weighted Assets):
               Company                      $      7,807       14.40%     $       4,337          8%     $      5,421        10%
               Bank                         $      6,394       12.27%     $       4,169          8%     $      5,211        10%
             Tier I Capital
               (to Risk Weighted Assets):
               Company                      $      7,471       13.78%     $       2,169          4%     $      3,253         6%
               Bank                         $      6,059       11.63%     $       2,084          4%     $      3,127         6%
             Tier I Capital
               (to Average Assets):
               Company                      $      7,471       10.67%     $       2,801          4%     $      3,501         5%
               Bank                         $      6,059        8.97%     $       2,700          4%     $      3,376         5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

           The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS, AND FEDERAL FUNDS SOLD:

           The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair values.

          SECURITIES

           Fair values for securities are based on quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximate their fair values.

          LOANS:

           For mortgage loans held for sale and variable-rate loans that reprice frequently and have no significant change in credit risk, carrying amounts approximate fair values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          PURCHASED MORTGAGE SERVICING RIGHTS:

           Fair values for purchased mortgage servicing rights are based upon independent appraisal.

          ACCOUNTS RECEIVABLE - BROKERS AND ESCROW AGENTS:

           The carrying amount of accounts receivable - brokers and escrow agents approximates its fair value.

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

          OFF-BALANCE SHEET INSTRUMENTS:

           The fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                      DECEMBER 31, 1997                      DECEMBER 31, 1996
                                            -----------------------------------    -----------------------------------
                                                 CARRYING             FAIR               CARRYING             FAIR
                                                  AMOUNT             VALUE                AMOUNT              VALUE
                                            ----------------   ----------------    ----------------   ----------------
           Financial assets:
             Cash and due from banks,
               interest-bearing deposits in
               banks and Federal funds sold    $ 5,709,523     $    5,709,523      $    3,658,567     $    3,658,567
             Securities available-for-sale       2,784,066          2,784,066             882,475            882,475
             Securities held-to-maturity                 -                  -             748,630            749,386
             Mortgage loans held for sale       49,398,871         49,398,871          32,996,668         32,996,668
             Loans                              36,135,572         36,606,638          28,164,888         28,453,632
             Accrued interest receivable           416,231            416,231             249,490            249,490
             Purchased mortgage
               servicing rights                  4,143,563          4,718,567           4,093,493          5,186,999
             Accounts receivable-brokers
               and escrow agents                 3,295,462          3,295,462             849,396            849,396

           Financial liabilities:
             Deposits                           75,680,884         76,339,885          55,745,908         55,868,834
             Drafts payable                      3,163,349          3,163,349           2,438,733          2,438,733
             Other borrowings                   14,308,650         14,308,650           7,396,755          7,396,755
             Accrued interest payable              524,030            524,030             460,371            460,371

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  SUPPLEMENTAL FINANCIAL DATA

           Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                                                DECEMBER 31,
                                                                  --------------------------------------
                                                                         1997                 1996
                                                                  -----------------    -----------------
           Outside service fees                                   $       875,591      $       547,926
           Subservicing expense                                           311,733              276,965
           Amortization of purchased mortgage servicing rights            562,830              441,151
           Business development                                           287,147              229,930
           Stationery and printing                                        162,470              143,164
           Telephone                                                      271,055              144,288
           Courier service                                                149,657               91,207


NOTE 17.  SUPPLEMENTAL SEGMENT INFORMATION

           The Company's operations have been classified into two business segments, commercial banking and mortgage banking. The commercial banking segment involves traditional banking services offered through the Bank. The mortgage banking segment involves mortgage loan origination and servicing offered through the Bank and Crescent Mortgage. Selected segment information by industry segment for the years ended December 31, 1997 and 1996 is as follows:

                                                 SEGMENT PERFORMANCE
           ---------------------------------------------------------------------------------------------
                                                                          YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------
                                                                           1997                 1996
                                                                  -----------------    -----------------
           Net interest income after provision for loan losses
             Mortgage banking                                       $     2,152,441      $     1,161,905
             Commercial banking                                           1,998,872            2,010,072
                                                                  -----------------    -----------------
                 Total                                              $     4,151,313      $     3,171,977
                                                                  =================    =================


           Pre-tax earnings
             Mortgage banking                                       $     1,643,013      $       797,684
             Commercial banking                                             463,810              266,307
                                                                  -----------------    -----------------

                 Operating profit segments                                2,106,823            1,063,991
             Unallocated holding company expenses                            86,954               87,154
                                                                  -----------------    -----------------
                 Total                                              $     2,019,869      $       976,837
                                                                  =================    =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                 OTHER SEGMENT DATA
           ---------------------------------------------------------------------------------------------
                                                                          YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------
                                                                          1997                  1996
                                                                 ------------------    -----------------
           Assets
             Mortgage banking                                      $     56,919,028      $    38,772,499
             Commercial banking                                          47,626,552           35,879,853
                                                                 ------------------    -----------------
                 Total                                             $    104,545,580      $    74,652,352
                                                                 ==================    =================

           Depreciation and amortization
             Mortgage banking                                      $        651,200      $       479,221
             Commercial banking                                             174,483              195,254
                                                                 ------------------    -----------------
             Segments                                                       825,683              674,475
             Corporate                                                       10,476               13,679
                                                                 ------------------    -----------------
                 Total                                             $        836,159      $     6,881,540
                                                                 ==================    =================

           Capital expenditures
             Mortgage banking                                      $        236,007      $       129,761
             Commercial banking                                             120,888              130,901
                                                                 ------------------    -----------------
                 Total                                             $        356,895      $       260,662
                                                                 ==================    =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18.  PARENT COMPANY FINANCIAL INFORMATION

           The following information presents the condensed balance sheets, statements of income, and cash flows of Crescent Banking Company as of and for the years ended December 31, 1997 and 1996:

                                            CONDENSED BALANCE SHEETS

                                                                         1997                  1996
                                                                  -----------------     -----------------
           ASSETS
             Cash                                                   $       277,733       $       109,207
             Investment in subsidiaries                                   8,722,488             7,594,584
             Other assets                                                         -                 4,077
                                                                  -----------------     -----------------
                 TOTAL ASSETS                                       $     9,000,221       $     7,707,868
                                                                  =================     =================

           LIABILITIES, other                                       $        70,403       $        34,000
           STOCKHOLDERS' EQUITY                                           8,929,818             7,673,868
                                                                  -----------------     -----------------


                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $     9,000,221       $     7,707,868
                                                                  =================     =================

                                            CONDENSED STATEMENTS OF INCOME

                                                                         1997                 1996
                                                                  -----------------    -----------------
           INCOME, dividends from subsidiary                        $       175,583      $             -
                                                                  -----------------    -----------------

           EXPENSES, other                                                   86,954               87,154
                                                                  -----------------    -----------------

                 INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
                   INCOME OF SUBSIDIARIES                                    88,629              (87,154)

           EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES                 1,130,648              670,502
                                                                  -----------------    -----------------

                 NET INCOME                                         $     1,219,277      $       583,348
                                                                  =================    =================

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                          1997                  1996
                                                                   -----------------     -----------------
           OPERATING ACTIVITIES
             Net income                                              $     1,219,277       $       583,348
             Adjustments to reconcile net income to net
               cash provided by (used in) operating activities:
               Undistributed income of subsidiaries                       (1,130,648)             (670,502)
               Other operating activities                                     40,480                47,680
                                                                   -----------------     -----------------

                 NET CASH PROVIDED BY (USED IN)
                   OPERATING ACTIVITIES                                      129,109               (39,474)
                                                                   -----------------     -----------------

           INVESTING ACTIVITIES
             Investment in subsidiaries                                            -              (600,000)
                                                                   -----------------     -----------------

                 NET CASH USED IN INVESTING ACTIVITIES                             -              (600,000)
                                                                   -----------------     -----------------

           FINANCING ACTIVITIES
             Dividends paid                                                 (175,583)              (35,077)
             Proceeds from exercise of stock options                         215,000                     -
                                                                   -----------------     -----------------


                 NET CASH PROVIDED BY (USED IN)
                   FINANCING ACTIVITIES                                       39,417               (35,077)
                                                                   -----------------     -----------------

             Net increase (decrease) in cash                                 168,526              (674,551)

             Cash at beginning of year                                       109,207               783,758
                                                                   -----------------     -----------------

             Cash at end of year                                     $       277,733       $       109,207
                                                                   =================     =================

NOTE 19.  REGISTRATION STATEMENT

           The Company has filed a registration statement effective February 9, 1998 on Form SB-2 with the Securities and Exchange Commission offering 135,000 shares of common stock at a price of $16.25 per share.

                            SHAREHOLDER INFORMATION



Market for the Company's Common Stock

The Company's authorized shares at December 31, 1997 consist of 1) 2,500,000 shares of common stock, par value $1.00, of which 726,354 shares are issued and outstanding, and 2) 1,000,000 shares of preferred stock, par value $1.00, none of which have been issued. As of December 31, 1997, there were 598 record holders of common stock.

There is not an active trading market for the shares of the Company, and trades involving the stock have been infrequent and made primarily by private negotiation.

Annual Meeting of Shareholders

The annual meeting of the shareholders of Crescent Banking Company and Subsidiaries will be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia on April 16, 1998 at 2 p.m.

Form 10-KSB

A copy of Form 10-KSB, Annual Report of the Company as filed with Securities and Exchange Commission for the year ended December 31, 1997, will furnished free of charge to any stockholder upon written request. Requests should be mailed to J. Donald Boggus, Jr., Crescent Banking Company and Subsidiaries, Post Office Box 668, Jasper, Georgia, 30143.

                           CRESCENT BANKING COMPANY


Directors:

A. James Elliott       -      Associate Dean of Emory University Law School
Charles Fendley        -      Secretary, Crescent Banking Company,
                              Mortgage Officer, Crescent Bank and Trust Company
Harry C. Howard        -      Retired Partner, King & Spalding
Arthur Howell          -      Chairman of Crescent Banking Company,
                              Retired Partner, Alston & Bird
Michael W. Lowe        -      President, Jasper Jeep Sales, Inc.
L. Edmund Rast         -      Retired President and Chief Executive Officer,
                              Southern Bell Telephone Company

Officers:
J. Donald Boggus, Jr.  -      President & CEO

                        CRESCENT MORTGAGE SERVICES, INC.

Directors:

J. Donald Boggus, Jr.  -      President & CEO, Crescent Banking Company
Robert C. KenKnight    -      President, Crescent Mortgage Services, Inc.
James D.Boggus, Sr.    -      Owner Pickland, Inc.
A. James Elliott       -      Associate Dean of Emory University Law School
Chuck Gehrmann         -      President, Mack Truck Sales of Atlanta
Harry C. Howard        -      Retired Partner, King & Spalding
Edwin M. Steinmann     -      Chairman of the Board, Consultant and Retired
                              CEO,Corrosion Specialities, Inc.

Officers:

Robert C. Kenknight    -      President
J. Donald Boggus, Jr.  -      Secretary
Michael Leddy          -      Senior Vice President of Secondary Marketing
John Cappello          -      Regional Vice President
William Scott          -      Regional Vice President
Pat Anthony            -      Vice President
Wes Peterson           -      Vice President
Jim Couch              -      Vice President
William Fowler         -      Vice President
Bonnie Boling          -      Assistant Vice President & Chief Financial
                              Officer
Parthiv Dave           -      Assistant Vice President
Jim Payne              -      Assistant Vice President
Jamille Robinson       -      Post Closing & Quality Control Officer

                         CRESCENT BANK & TRUST COMPANY


Directors:
J. Donald Boggus, Jr.  -        President, Crescent Banking Company and
                                Subsidiaries
James D. Boggus, Sr.   -        Pickland, Inc.
John S. Dean, Sr.      -        Public Utility Executive, Amicalola  Electric
                                Cooperative Membership
A. James Elliott       -        Chairman of the Board of Crescent Bank & Trust
                                Company; Associate Dean, Emory University Law
                                School
Charles Fendley        -        Mortgage Officer, Crescent Bank and Trust
                                Company
Chuck Gehrmann         -        President, Mack Truck Sales of Atlanta
Harry C. Howard        -        Vice Chairman of the Board of Crescent Bank &
                                Trust Company; Retired Partner, King & Spalding
Robert C. KenKnight    -        Executive Vice President
Michael W. Lowe        -        President, Jasper Jeep Sales, Inc.
Edwin M. Steinmann     -        Chairman of the Board, Consultant and Retired
                                Chief Executive Officer, Corrosion
                                Specialities, Inc.
Janie F. Whitfield     -        Secretary of the Board of Crescent Bank & Trust
                                Company; President, Mountain Gold, Inc.
Charles B. Wynne       -        Retired Bank Executive, Crescent Banking
                                Company and Subsidiaries

Officers:
J. Donald Boggus ,Jr.  -        President & CEO
Robert C. Kenknight    -        Executive Vice President and Mortgage Division
                                President
Gary Reece             -        Executive Vice President
Michael Leddy          -        Senior Vice President of Secondary Marketing
Lorrie L. Shaw         -        Vice President and Lending Officer
William Fowler         -        Vice President and Loan Disposition Manager
Paul E. Stephens       -        Vice President and Lending Officer
Cliff Ewing            -        Vice President
C. Alex Williams       -        Vice President
Paul Battles           -        Vice President
Greg Patton            -        Vice President
Parthiv Dave           -        Assistant Vice President
Judith Eddington       -        Assistant Vice President and Head Bookkeeper
Chris Kenney           -        Assistant Vice President and Internal Auditor
C. Mark McHan          -        Assistant Vice President and Controller
Jim Payne              -        Assistant Vice President
Penny Aaron            -        Banking Officer and EDP Manager
Ginger Branch          -        Banking Officer and Head Teller
Charles Fendley        -        Mortgage Officer
Jamille Robinson       -        Post Closing & Quality Control Officer