Form 10KSB40/A, Exhibit 13
period 1998-12-31
CRESCENT BANKING CO
filed 1999-04-05
CIK 883476

                                                                    EXHIBIT 13.1

                  CRESCENT BANKING COMPANY 1998 ANNUAL REPORT
                                TO SHAREHOLDERS

                              1998 ANNUAL REPORT
                               TABLE OF CONTENTS


Chairman's Remarks...................................................     1

FINANCIAL OVERVIEW

Financial Highlights.................................................     2

Management's Discussion & Analysis...................................  3-19

CONSOLIDATED FINANCIAL REPORT

Consolidated Financial Report Contents...............................    20

Independent Auditor's Report
    of Financial Statements..........................................    21

Consolidated Balance Sheets..........................................    22

Consolidated Statements of Income....................................    23

Consolidated Statements of Comprehensive Income......................    24

Consolidated Statements of Stockholder's Equity...................... 25-26

Consolidated Statements of Cash Flow................................. 27-28

Notes to Consolidated Financial Statements........................... 29-59

Shareholder Information..............................................    60

Directors and Officers............................................... 61-62

                      [CRESCENT LETTERHEAD APPEARS HERE]

                                 March 22, 1999



TO OUR SHAREHOLDERS:

     We are very excited about our achievements during 1998. On September 30, 1998, we completed a two-for-one stock split of our common stock, and on January 12, 1999, our common stock began trading on the Nasdaq SmallCap Market under the symbol "CSNT" at a price of $13.00 per share. As of March 22, 1999, the price of our common stock, as quoted by the Nasdaq SmallCap Market was $20.00 per share.

     We also had record earnings of approximately $3.3 million during 1998, reflecting our excellent participation in a strong residential mortgage market. Our earnings per share for 1998 were $1.98, an increase of $1.15 per share, or 139%, from our 1997 earnings per share of $0.83. We had total assets of $199.2 million at December 31, 1998, an increase of $94.7 million, or 91%, from our total assets of $104.5 at December 31, 1997. We also increased our dividend payment during each quarter of 1998, and, during the first quarter of 1999, we paid a dividend of $.05 per share.

     Our mortgage operations, conducted primarily through our subsidiary, Crescent Mortgage Services, Inc., experienced a record year during 1998, closing approximately $1.8 billion of residential mortgage loans. In February 1998, we opened an office in Atlanta, Georgia to offer FHA and VA mortgages, and, in November 1998, we opened an office in Chicago, Illinois to serve the Midwest United States.

     Crescent Bank & Trust Company, our banking subsidiary, now has three full-service locations to serve our customers, including our main office in Jasper, Georgia and branches in Marble Hill and Cartersville, Georgia. In February 1999, we also opened a Loan Production Office in Canton, Georgia. Deposits at December 31, 1998 were $100.6 million, an increase of $24.9 million, or 33%, from deposits of $75.7 million at December 31, 1997.

     We sincerely thank you, our shareholders and customers, for your continued support. We hope that you will be able to join us at our 1999 Annual Meeting of Shareholders on April 22, 1999, and we look forward to seeing you there. Thank you.


                                        Sincerely,


                                        /s/ Arthur Howell
                                        ---------------------
                                        Arthur Howell, Chairman

                                   1998            1997
                                   ----            ----

Year ended December 31:
 Interest income (1)             $12,965,513     $7,595,207
 Interest expense                  6,079,158      3,252,774
 Net interest income               6,886,355      4,342,433
 Provision for loan losses           153,000        191,120

 Net interest income after
   provision for loan losses       6,733,355      4,151,313
 Other operating income           15,223,563      6,203,737
 Other operating expenses         16,784,762      8,335,181

 Net income before income taxes    5,172,156      2,019,869
 applicable income taxes           1,870,562        800,592
 Net income                        3,301,594      1,219,277

                   [BOOK VALUE PER SHARE GRAPH APPEARS HERE]



Per share data:
 Net income - basic earnings          $ 1.98         $ 0.87
 Net income - diluted earnings        $ 1.92         $ 0.84
 Period-end book value                $ 8.18         $ 6.15
 Cash dividends                       $0.165         $0.125


Financial ratios:
 Return on assets                       2.31%          1.37%
 Return on shareholders' equity        27.68%         14.94%
 Total capital to adjusted assets      12.35%         12.98%

                    [LOANS VS DEPOSITS GRAPH APPEARS HERE]


Balances as of December 31:
 Loans, net                     $ 40,629,403   $ 36,135,572
 Allowance for loan losses           699,020        514,634
 Mortgage loans held for sale    128,409,669     49,398,871
 Total assets                    199,244,461    104,545,580
 Total deposits                  100,601,789     75,680,884
 Shareholders' equity             14,128,596      8,929,818

                   [MORTGAGE PRODUCTION GRAPH APPEARS HERE]



(1) The amount of fee income included in interest income for the years ended December 31, 1998 and December 31, 1997 was $4,822,497 and $2,075,041,
       respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Special Cautionary Notice Regarding Forward-Looking Statements
--------------------------------------------------------------

     The following discussion and analysis of the financial condition and results of operations of Crescent Banking Company (the "Company") should be read in conjunction with the Company's financial statements and related notes included elsewhere herein. Certain of the statements made or incorporated by reference herein constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward looking statements include statements using the words such as "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "consider," "continue," "intend," "possible" or other similar words and expressions of the future. The Company's actual results may differ significantly from the results we discuss in these forward-looking statements.

     These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and other interest-sensitive assets and liabilities; interest rate risks; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the possible effects of the Year 2000 problem on the Company, including such problems at the Company's vendors, counterparties and customers; and the failure of assumptions underlying the establishment of reserves for possible loan losses. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these Cautionary Statements.

General
-------

     The Company is a Georgia corporation that was incorporated on November 19, 1991, to facilitate a reorganization pursuant to which the Company became the parent holding company of Crescent Bank and Trust Company (the "Bank"). The Bank is a Georgia banking corporation that has been engaged in the general commercial banking business since it opened for business in August 1989. The Bank began wholesale mortgage banking operations in February 1993. Through the Bank, the Company provides a broad range of banking and financial services in the areas surrounding Jasper, Georgia, and wholesale residential mortgage banking services to correspondents located in the Atlanta, Georgia metropolitan area and throughout the Southeast United States. In March 1998, the Bank expanded a loan production office in Bartow County, Georgia to a full service Bank branch, and, in February 1999, the Bank opened a loan production office in Canton, Georgia.

     The Company also owns 100% of Crescent Mortgage Services, Inc. ("CMS"), which offers wholesale residential mortgage banking services in the Southeast, Northeast and Midwest United States and provides servicing for residential mortgage loans. CMS was incorporated on October 11, 1994, and is an approved servicer of mortgage loans sold to the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and private investors. CMS offers wholesale residential mortgage banking services in southeastern, northeastern and midwestern states and provides servicing for residential mortgage loans. In February 1998, the Company expanded its mortgage operations by engaging in Federal Housing Administration and Veterans Administration mortgage lending, and CMS opened a wholesale mortgage banking office in Chicago, Illinois.

     On September 30, 1998, the Company completed a two-for-one split of its common stock, par value $1.00 per share (the "Common Stock"), and, on January 12, 1999, the Company's Common Stock began trading on the Nasdaq SmallCap Market under the symbol "CSNT." All of the information presented in this Annual Report to Shareholders for the year ended December 31, 1998 reflect the Company's September 30, 1998 two-for-one stock split.

     The Company's net income for the year ended December 31, 1998 was $3,301,594 compared to net income of $1,219,277 for the year ended December 31, 1997. The 171% increase in net income from 1997 to 1998 was primarily the result of a 143% increase in mortgage production and the 13% growth of the loan portfolio from December 31, 1997 to December 31, 1998.

Financial Condition
-------------------

     The Company's assets increased 91% during 1998 from $104.5 million as of December 31, 1997 to $199.2 million as of December 31, 1998. The increase in total assets in 1998 was the result of increases in residential mortgage loans held for sale of $79 million and in commercial banking loans of $4.8 million. The increase in assets was funded with a $24.9 million, or 32.9%, increase in deposits and a $60.4 million, or 422.4%, increase in other borrowings. All mortgage production generated by CMS is funded through warehouse lines of credit from the Home Federal Savings Bank ("Home Federal"), and Paine Webber Incorporated ("Paine Webber"), therefore the greater volume in 1998 resulted in a higher average balance of other borrowings. The increase in residential mortgage banking production and related mortgage loans held for sale from 1997 to 1998 was the result of the expansion of CMS' mortgage operations into the Midwest United States and the increase in volume in the Northeast United States. In addition, the increase in mortgage production was related to low historical levels of mortgage rates during the third and fourth quarters of 1998.

     Interest-earning assets (comprised of commercial banking loans, mortgage loans held for sale, investment securities, interest-bearing balances in other banks and temporary investments) totaled $181.4 million, or 91.1%, of total assets at December 31, 1998. This represents a 100.7% increase from December 31, 1997 when earning assets totaled $90.7 million, or 86.8%, of total assets. The increase in earning assets resulted primarily from a $79.0 million, or 159.9%, increase of residential mortgage loans held for sale. The increase was primarily funded through an increase in deposits of $24.9 million and an
increase in other borrowings of $60.4 million.   Average mortgage loans held for
sale during 1998 of $85.6 million constituted 65.8% of average earning assets and 59.8% of average total assets. Average mortgage loans held for sale during 1997 of $39.8 million constituted 51.4% of average interest-earning assets and 44.8% of average total assets.

   During 1998, average commercial banking loans were $38.2 million. Such loans constituted 29.4% of average earning assets and 26.7% of average total assets. For 1997, average commercial banking loans were $32.5 million, or 42.0% of average earning assets and 36.6% of average total assets. The 17.5% increase in average commercial banking loans was the result of higher loan demand in the Bank's service area as well as the expansion of the Bank's Loan Production Office in Bartow County to a full service branch. In February 1999, the Bank opened a Loan Production Office in Canton, Georgia to serve Cherokee County.
The Bank anticipates converting this to a full service branch during 1999.

   Commercial banking loans are expected to produce higher yields than securities and other interest-earning assets. In addition, residential mortgage loans held for sale generate net interest income due to the greater rates of interest paid to the Bank on the longer term mortgage loans over the rates of interest paid by the Bank on its shorter term warehouse line of credit, brokered deposits and core deposits. Therefore, the absolute volume of commercial banking loans and residential mortgage loans held for sale and the volume as a percentage of total interest-earning assets are an important determinant of the net interest margin thereof.

  The following table sets forth a distribution of the assets, liabilities and shareholders' equity for the periods indicated:

          Distribution of Assets, Liabilities and Shareholders' Equity

                                                          Year ended December              Year ended December
                                                               31, 1998                          31, 1997
                                                       -----------------------           ----------------------
                                               Daily                              Daily
                                              Average     Income/     Yields/    Average    Income/    Yields/
                                              Balances    Expense      Rates    Balances    Expense     Rates
                                           --------------------------------------------------------------------
                                                                     (In Thousands)
ASSETS
Interest-earning assets:
 Loans (1)                                  $ 38,150     $ 4,153      10.89%     $32,520     $3,467     10.66%
 Mortgage loans held for sale                 85,641       8,352       9.75%      39,810      3,812      9.58%
 Securities, at cost                           3,024         193       6.38%       2,126        144      6.77%
 Federal funds sold                            2,557         140       5.48%       1,659         94      5.67%
 Deposit in other banks                        2,276         128       5.62%       1,398         78      5.58%
Total interest-earning assets                131,648      12,966       9.85%      77,513      7,595      9.80%
                                            -----------------------------------------------------------------

Other assets                                  11,455                              11,446
                                            --------                             -------
Total assets                                $143,103                             $88,959
                                            ========                             =======

LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 Demand deposits                            $ 14,587     $   630       4.32%     $ 9,223     $  382      4.14%
 Savings deposit                               5,441         199       3.66%       5,112        181      3.54%
 Time deposits                                45,603       2,825       6.19%      34,052      2,120      6.23%
Mortgage warehouse line
 of credit and other                          32,336       2,425       7.50%      11,594        570      4.92%
                                            -----------------------------------------------------------------
Total interest-bearing
 Liabilities                                  97,967       6,079       6.21%      59,981      3,253      5.42%
Noninterest-bearing deposits                  18,762                              12,440
Other liabilities                             14,446                               8,379
                                            --------
Shareholders' equity                          11,928                               8,159
                                                                                 -------
Total liabilities &
 shareholders' equity                       $143,103                             $88,959
                                            ========                             =======
Net interest income                                      $ 6,887                             $4,342
                                                         =======                             ======
Net yield on interest-earning
 assets                                                                5.23%                             5.60%
                                                                      =====                              =====

(1) For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

  The increase in the warehouse line of credit rate from 4.92% in 1997 to 7.50% in 1998 resulted from CMS borrowings becoming a greater percentage of total
other borrowings.    The Bank's other borrowings consist of borrowings from the
Federal Home Loan Bank of Atlanta (the "FHLB-Atlanta") which is priced at
Federal Funds rate plus 25 basis points (5.20% as of December 31,1998).   All
mortgage production generated by CMS is funded through warehouse lines of credit from Home Federal, priced at prime (8.5% at December 31, 1998) and Paine Webber, price at LIBOR plus 80 basis points (6.66% at December 31, 1998).

  The following table shows the amount of loans outstanding as of December 31, 1998 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates. See Note 3 to the Financial Statements and Supplementary Data for a discussion of concentrations of credit risk.


                                                                         LOANS MATURING
                                                ------------------------------------------------------------------
                                                                After One Year but
                                                  Within One        Within Five
                                                     Year              Years          After Five Years    Total
                                                ------------------------------------------------------------------
                                                                            (In Thousands)
Commercial                                          $ 3,903              $ 2,682           $    0        $  6,585
Real estate-construction                              8,758                1,269                0          10,027
Other                                                 7,477               14,769            2,470          24,716
                                                -----------------------------------------------------------------
  Total                                             $20,138              $18,720            2,470         $41,328
                                                =================================================================

Loans maturing after one year with:
 Fixed interest rates                                                   $14,569            $1,362
 Variable interest rates                                                  4,151             1,108
                                                                        $18,720            $2,470
                                                                       ========            ======


The following table summarizes the Bank's non-accrual, past due and restructured commercial banking loans:

                                              December 31,
                                         --------------------
                                           1998         1997

                                             (In Thousands)
Non-accrual loans                          $  1          $--

Accruing loans past due
90 days or more                            $457          $61

Restructured loans                           --           --
                                            ====         ===

  The gross income on non-accrual commercial banking loans noted above that would have been reported in the year ended December 31, 1998, if the loans had been current in accordance with their original terms and had been outstanding throughout the year, or since origination, was $98. No interest income on non-accrual commercial banking loans was included in net income for the year ended December 31, 1998.

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

                                                                    Years Ended December 31,
                                                                  1998                   1997
                                                              -----------------------------------
Balance, beginning of period                                   $514,634                $335,512
Loans charged off:
    Commercial                                                  (21,984)                     --
    Real estate-construction                                         --                      --
    Real estate-mortgage                                             --                      --
    Installment and other consumer                              (10,184)                (13,295)
                                                             -----------------------------------
Total loans charged off                                         (32,168)                (13,295)
Recoveries:
    Installment and other consumer                               62,612                   1,297
    Commercial                                                      942                      --
                                                             -----------------------------------
Total loans recovered                                            63,554                   1,297
Net loans recovered (charged off)                                31,386                 (11,998)
Provision for loan losses                                       153,000                 191,120
Balance, end of period                                         $699,020                $514,634
                                                             ===================================
                                                                    (Dollars in Thousands)

Loans outstanding at end of period,
     excluding loans held for sale                             $ 41,328                $ 36,650
Ratio of allowance to loans
     outstanding at end of period,
     excluding loans held for sale                                 1.69%                   1.40%
Average loans outstanding during
     the period, excluding loans held
     for sale                                                  $ 38,753                $ 32,933
Ratio of net charge offs during the
     period to average loans outstanding                           0.08%                   0.04%

  As a result of economic conditions, losses for all commercial banking loan categories as a percentage of average loans outstanding are expected to be approximately .05% to .40% in 1999.

     The allocation of the allowance for commercial banking loan losses by loan category at the dates indicated is presented below. The Bank does not maintain a reserve with respect to mortgage loans held for sale due to the anticipated low risk associated with the loans during the Bank's holding period, and the
firm commitment takeouts form third parties for such production.   The Company
does have default and foreclosure risk during the short-term holding period of the mortgages held for sale, which is inherent to the residential mortgage industry. However, the Company has not incurred a loss as a result of this risk and therefore does not maintain a reserve for this purpose. The percentages represent banking loans in each category to total loans outstanding at the end of each respective period.

                                                  Year Ended December 31,
                                         1998                                1997
                            ----------------------------------------------------------------
                                 Amt                   %              Amt               %
                            -----------------------------------------------------------------
                                                    (Dollars in Thousands)
Commercial                      $253                 15.9%            $222             13.6%
Real estate-mortgage (1)         124                 45.9%              59             40.2%
Real estate-construction
 and land development            153                 24.3%              88             34.2%
Consumer                         120                 13.9%             101             12.0%
Unallocated                       49                                    45
                                $699                100.0%            $515            100.0%
                            ================================================================

(1)  Includes any loans secured in whole or in part by real estate.

  The allowance for loan losses represents a reserve for potential losses in the Bank's commercial banking loan portfolio. The provision for loan losses is a charge to earnings in the current period to maintain the allowance at a level that management estimates to be adequate. The allowance for loan losses totaled $699,020 or 1.69% of total commercial banking loans at December 31, 1998, and $514,634 or 1.40% of total loans at December 31, 1997. The increase in the allowance for loan losses from 1997 to 1998 was primarily the result of the provision for loan loss of $153,000 in 1998. The determination of the reserve level rests upon management's judgment about factors affecting loan quality, assumptions about the economy, and historical experience. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on past due and other loans that management believes require attention. Management believes that, based solely upon current projections, the allowance at December 31, 1999 will be adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable but which may or may not prove valid or which may not otherwise be realized. Thus, there is no assurance that charge offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Bank and CMS does not maintain a reserve with respect to its mortgage loans held for sale due to the low credit risk associated with the loans during the Bank's holding period.

  The Bank's policy is to discontinue the accrual of interest on loans which are 90 days past due unless they are well secured and in the process of collection. Interest on these non-accrual loans will be recognized only when received. As of December 31, 1998, the Bank had $772,000 accounted for on a non-accrual basis, $457,120 of loans contractually past due more than 90 days and no loans considered to be troubled debt restructurings. As of December 31, 1997, the Bank had no loans accounted for on a non-accrual basis, $61,421 contractually past due more than 90 days and no loans considered to be troubled debt restructurings.

  Non-performing loans are defined as non-accrual and renegotiated loans.
Adding real estate acquired by foreclosure and held for sale of $263,249 with non-performing loans results in non-performing assets of $264,021 at December 31, 1998. The Bank is currently holding the foreclosed properties for sale. At December 31, 1997, the Bank had non-performing assets totaling $151,909.

  The chart below summarizes those of the Bank's assets that management believes warrant special attention due to the potential for loss, in addition to the non-performing loans and foreclosed properties. Potential problem loans represent loans that are presently performing, but where management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms. Of the $2.4 million of potential problem loans at December 31, 1998, two relationships account for $1.9 million of the problem credits. One relationship consists of two credits totaling $716,865 both secured by single family residential real estate. Currently the borrower has contracts on both properties with expected closings within 60 days. The other relationship consists of various credits totaling $1.2 million with collateral consisting of commercial real estate, investment rental real estate, commercial equipment and vehicles. The Bank believes the loans are adequately collateralized and expects the borrower to seek other financing to be completed during the next six months.

                                                                  December 31,
                                                               1998          1997
                                                          --------------------------

Non-performing loans (1)                                  $      772        $     --
Foreclosed properties                                        263,249         151,909
                                                          ----------        --------
Total non-performing assets                                  264,021         151,909
                                                          ==========        ========

Loans 90 days or more past due on accrual status          $  457,120        $ 61,421
Potential problem loans (2)                                2,445,317         672,460
Potential problem loans/total loans                             5.92%           1.83%
Non-performing assets/total loans
   and foreclosed properties                                    0.63%           0.41%
Non-performing assets and loans 90 days
     or more past due on accrual status/
     total loans and foreclosed properties                      1.74%            .58%

-----------
(1) Defined as non-accrual loans and renegotiated loans.
(2) Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

  The information on non-accrual and restructured loans in the above table is presented in the same manner as management categorizes its loan portfolio is not comparable with the information on impaired loans, as defined by SFAS no 114 "Accounting by Creditors for Impairment of a Loan", as disclosed in Note 3 of the Financial Statements and Supplementary Data.

  The Bank invests its excess funds in U.S. Government agency obligations, corporate securities, federal funds sold, and interest-bearing deposits with other banks. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Thus, investment securities are used to manage the Bank's exposure to interest rate risk. Investment securities and interest-bearing deposits with other banks totaled $4.8 million at December 31, 1998 compared to $3.9 million at December 31, 1997. Federal funds sold totaled $7.5 million at December 31, 1997 compared to $1.3 million at December 31, 1997. These changes reflect increased deposits and other borrowings at December 31, 1998.

   The following table sets forth the maturities of securities, held by the Bank as of December 31,1998 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). Equity securities, consisting of shares held in the FHLB-Atlanta in the amount of $950,000 and shares held in The Bankers Bank in the amount $165,975 totaling approximately $1.1 million, are not presented in the table below as they lack a contractual maturity. See Note 2 to the Financial Statements and Supplementary Data, which provides details regarding the Bank's investment portfolio as of December 31, 1998 and 1997.

                                                                 Maturing
                               ---------------------------------------------------------------------------
                                                    After One But       After five but
                                  Within One         Within Five           Within Ten         After Ten
                                     Year               Years                Years              Years
                                 Amount  Yield     Amount    Yield      Amount   Yield     Amount    Yield
                               ---------------------------------------------------------------------------
                                 (In Thousands)
Municipal Bond                     --     --        $345     4.45%        --      --           --     --
U. S. government securities        --     --          --       --         --      --       $2,657    7.04%
                               ---------------------------------------------------------------------------
Total                              --     --          --       --         --      --       $2,657    7.04%
                               ===========================================================================

     The Company's Mortgage Division (the "Mortgage Division") acquires residential mortgage loans from small retail-oriented originators through its operations of CMS and the mortgage division of the Bank. The Bank acquires conventional loans in the Southeast United States while CMS acquires conventional loans in the Northeast and Midwest United States and FHA/VA loans in the Southeast United States.

  The Bank acquires residential mortgage loans from small retail-oriented originators in the Southeast United States through various funding sources, including the Bank's regular funding sources, a $26.5 million warehouse line of credit from the FHLB-Atlanta and a $45 million repurchase agreement with Paine Webber. CMS acquires residential mortgage loans from small retail-oriented originators in the Southeast, Northeast and Midwest United States through various funding sources, including a $75.0 million line of credit from Paine Webber, a $7.0 million line of credit from Home Federal, and a $75 million repurchase agreement from Paine Webber. Under the repurchase agreements, the Mortgage Division sells its mortgage loans and simultaneously assigns the related forward sale commitments to Paine Webber. Substantially all of the Mortgage Division loans are currently being resold in the secondary market to Freddie Mac, Fannie Mae and private investors after being "warehoused" for 10 to
30 days.   The Mortgage Division purchases loans that it believes will meet secondary market criteria, such as amount limitations and loan-to-value ratios to qualify for resales to Freddie Mac and Fannie Mae. To the extent that the Mortgage Division retains the servicing rights on mortgage loans that it resells, it collects annual servicing fees while the loan is outstanding. The Mortgage Division sells a portion of its retained servicing rights in bulk form or on a monthly flow basis. The annual servicing fees and gains on the sale of servicing rights is an integral part of the Company's mortgage banking operation and its contribution to net income. The Company currently pays a third party subcontractor to perform servicing functions with respect to its loans sold with retained servicing.

  The following table presents the outstanding balances of the Company's borrowings under its warehouse line of credits and the weighted average interest rates thereon for the last two years. Draws on such line of credit have a 30-day maturity.

                                                           Year ended December 31,
                                                           1998               1997
                                                       -------------------------------

Balance at period end                                  $74,756,311         $14,308,650
Weighted average interest rate at period end                  7.23%               7.20%
Maximum amount outstanding at any month's end          $74,756,311         $18,163,814
Average amount outstanding                             $32,266,747         $11,593,839
Weighted average interest rate                                7.50%               4.99%

  During 1998, the Mortgage Division acquired $1.8 billion of mortgage loans, of which $1.7 billion (95.7%) were resold in the secondary market with servicing rights retained by the Company. The remaining $128.4 million were carried as mortgage loans held for sale on the balance sheet pending sale of such loans.

  At December 31, 1998, capitalized costs of $4.0 million related to the purchase of mortgage servicing rights were carried on the balance sheet as purchased mortgage servicing rights. At December 31, 1997, the Bank carried $4.1 million of purchased mortgage servicing rights on its balance sheet. The Bank is amortizing the purchased mortgage servicing rights over an accelerated period. At December 31, 1998, the Bank held servicing rights with respect to loans with unpaid principal balances totaling $486.0 million compared to $427.7 at December 31, 1997. During 1998, the Bank sold servicing rights with respect to $1.6 billion of mortgage loans carried on its balance sheet at costs of $15.1 million for a gain of $10.2 million. During 1997, the Bank sold servicing rights with respect to $749.5 million of mortgage loans carried on its balance sheet at costs of $7.5 million for a gain of $2.6 million. The market value of the servicing portfolio is contingent upon many factors, including, without limitation, the interest rate environment and changes in such rates, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. There can be no assurance that the Bank will continue to experience a market value of the servicing portfolio in excess of the cost to acquire the servicing rights, nor can there be any assurance as to the expected life of the servicing portfolio.

  The Company had fixed assets, consisting of land, building and improvements, and furniture and equipment of $3.4 million at December 31,1998 compared to fixed assets of $2.3 million at December 31, 1997. The increase in fixed assets resulted primarily from the addition of furniture and equipment related to the Bank's expansion to a full service branch in Cartersville, Georgia and CMS' expansion into the Midwest United States and the FHA and VA mortgage product. The Bank was in the process of a 5,000 square foot addition to its main office in Jasper, Georgia at December 31, 1998. The estimated cost to complete the addition is $647,000 with an expected finish date of May 15, 1999.

  The Bank's deposits totaled $100.6 million and $75.7 million at December 31, 1998 and 1997, respectively, an increase of approximately 33%. Deposits averaged $84.4 million and $60.8 million during the years ended December 31, 1998 and 1997, respectively. Although non-interest bearing deposits increased 4% to $23.4 million in 1998, interest-bearing deposits increased from 70% of total deposits at December 31, 1997 to 77% of total deposits at December 31, 1998. The increase of interest bearing deposits as a percent of total deposits was the result of growth in certificates of deposits. Certificates of deposit composed 70% of total interest-bearing deposits for December 31, 1998 compared to 68% at December 31, 1997. The composition of these deposits is indicative of the interest rate-conscious market in which the Bank operates. There is no assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area.

     The following table summarizes average daily balances of deposits and rates paid on such deposits for the periods indicated:

                                                        Years ended
                                     December 31, 1998          December 31, 1997
                                 ----------------------------------------------------
                                    Amount           Rate     Amount           Rate
                                 ----------------------------------------------------
                                   (Dollars in Thousands)
Noninterest-bearing
 demand deposits                   $18,762           --      $12,440             --
Interest-bearing
 demand deposits                    14,587         4.32%       9,223           4.14%
Savings deposits                     5,441         3.66%       5,112           3.54%
Time deposits                       45,603         6.19%      34,052           6.23%
Total                              $84,393                   $60,827
                                  ========                   =======

  Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1998 are summarized as follows (in thousands):

         Under 3 months                                       $ 2,041
         3 to 6 months                                          3,627
         6 to 12 months                                         5,690
         Over 12 months                                         4,987
                                                              $16,345
                                                              =======

Capital
-------

  Capital adequacy is measured by risk-based capital guidelines as well as against leverage ratios. The risk-based capital guidelines developed by regulatory authorities assign weighted levels of risk to asset categories to establish capital requirements. The guidelines currently require a minimum of 8.0% of total capital to risk-adjusted assets. One half of the required capital must consist of Tier 1 Capital, which includes tangible common shareholders' equity and qualifying perpetual preferred stock. The leverage guidelines specify a ratio of Tier 1 Capital to total assets of 3.0% if certain requirements are met, including having the highest regulatory rating, or between 4.0% and 5.0% otherwise. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Board of Governors of the Federal Reserve System (the "Federal Reserve") will continue to consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised the Company, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio applicable to either of them. The Bank had agreed with the Georgia Department of Banking and Finance (the "Banking Department") to maintain a leverage ratio of 8.0%. At December 31, 1998 the Bank's leverage ratio was 7.74%. To address the leverage ratio shortcoming, the Bank has begun discussions with the Banking Department to reduce the leverage ratio requirement to a lessor amount, and the Company and the Bank have begun to consider alternative means of raising capital.

  At December 31, 1998 the Company's total shareholders' equity was $14.1 million or 7.10% of total assets, compared to $8.9 million or 8.52% of total assets at December 31, 1997. The decrease in shareholders' equity to total asset ratio in 1998 was the result of a 91% increase in total assets. At December 31, 1998, total capital to risk-adjusted assets was 12.35%, with 11.76% consisting of tangible common shareholders' equity. The Company paid $273,267 of dividends during 1998 or $.165 per share compared to $175,583 or $.125 per
share during 1997.   A quarterly dividend of $.05 was paid in February 1999.

     In February 1999, the Company enter into a promissory note (the "Note") with The Bankers Bank for $1.5 million at a rate of "prime" minus 50 basis points (7.25%) for a 10 year term. The Company pledged 100% of the

Bank's common stock as collateral for the Note. The Company transferred the $1.5 million to CMS to increase its capital and liquidity. The Company anticipates that it will increase its borrowings up to an additional $3 million in the second quarter of 1999 in order to improve the Banks liquidity position. The Company does not anticipate that additional collateral will be required to support such increase in borrowings. The Company anticipates that it will begin the process of raising additional capital in the next twelve months in order to support planned growth.

     The following table shows operating and capital ratios for each of the last two years:

                                             Year ended December 31
                                            1998               1997
                                          ---------------------------
Percentage of net income to:
 Average shareholders' equity             27.68%              14.94%
 Average total assets                      2.31%               1.37%
Percentage of average
 shareholders' equity to
 average total assets                      8.33%               9.17%
Percentage of dividends paid
 to net income                             8.28%               14.4%

  During 1998, 2,600 shares of Common Stock were issued pursuant to employee stock option exercises for an aggregate of $35,630. On March 11, 1998, the Company completed a stock offering for 135,000 shares of common stock at an issue price of $16.25 per share. The Company effectuated a two for one stock split on September 30, 1998. On January 12, 1999, the Company's Common Stock began trading on the Nasdaq SmallCap Market under the symbol "CSNT".

Liquidity and Interest Rate Sensitivity
---------------------------------------

  Liquidity involves the ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain reserve requirements, and otherwise sustain operations. This is accomplished through maturities and repayments of loans and investments, deposit growth, and access to sources of funds other than deposits, such as the federal funds market.

  Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings and drafts payable, investment securities and securities held for sale) totaled $52.2 million and $35.9 million during 1998 and 1997, representing 62% and 59% of average deposits for those years, respectively. The increase in average liquid assets was the result of the increase in mortgage loans held for sale. Average non-mortgage loans were 46% and 53% of average deposits for 1998 and 1997, respectively. Average deposits were 64% and 78% of average interest-earning assets for 1998 and 1997, respectively. The decrease of average deposits as a percentage of earning assets was the result of a higher level of funds provided by other borrowings in 1998.

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

  Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates are susceptible to change daily, and loans, which are tied to the prime rate, differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits over $100,000 and certain interest-bearing demand deposits are much more interest-sensitive than savings deposits. In addition, brokered deposits, institutional deposits placed by independent brokers, are more interest sensitive. The Bank had brokered deposits of $6.2 million at December 31, 1998 and $6.4 million at December 31, 1997. The Bank utilizes the brokered deposits to fund its mortgage loans held for sale and therefore match those maturities as closely as possible.

The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 1998.

                                    Interest Rate Sensitivity Gaps
                                       As of December 31, 1998

                                         Amounts Repricing In
                           ------------------------------------------------
                            0-90 Days  91-365 Days  1-5 Years  Over 5 Years
                           ----------  -----------  ---------  ------------
                                         (Millions of dollars)
Interest-earning
   assets                   $156.3     $  7.5        $14.3        $4.0
Interest-bearing
   liabilities              106.2        30.3         15.5          --
                            -----------------------------------------------
Interest sensitivity
   gap                      $ 50.1     $(22.8)       $(1.2)       $4.0
                            ===============================================

  The Company was in an asset-sensitive position for the cumulative three-month, one-year and five-year intervals. This means that during the five-year period, if interest rates decline, the net interest margin will decline. During the 0-91 day period, which has the greatest sensitivity to interest rate changes, if rates rise, the net interest margin will decline. Conversely, if interest rates increase over this period, the net interest margin will improve. At December 31, 1998, the Company was within its policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80 - 140% at the one-year interval. Since all interest rates and yields do not adjust at the same velocity, this is only a general indicator of rate sensitivity. Additionally, as described in the following paragraphs, the Company utilizes mandatory commitments to deliver mortgage loans held for sale, therefore reducing the interest rate risk. The total excess of interest-bearing assets over interest-bearing liabilities, based on a five-year time period, was $30.1 million, or 15.1% of total assets.

  At December 31, 1998, the Company's commitments to purchase mortgage loans (the "Pipeline") totaled approximately $508 million. Of the Pipeline, the Company had, as of December 31, 1998, approximately $181 million for which the Company had interest rate risk. The remaining $327 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (i) loans under contract to be placed with a private investor through a "best efforts" agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (ii) loans with floating interest rates which close at the current market rate, and (iii) loans where the original fixed interest rate commitment has expired and will be reprice at the current market rate.

  The Mortgage Division has adopted a policy intended to reduce interest rate risk incurred as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed.
Accordingly, commitments to purchase loans will be covered either by a mandatory sale of such loans into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security. The mandatory sale commitment is fulfilled with loans closed by the Company, through "pairing off" the commitment, or purchasing loans through the secondary market. Under certain condition the Company achieves best execution by pairing off the commitment to sell closed loans and fulfilling that commitment with loans purchased by the Company through the secondary market. The Company considers the cost of the hedge to be part of the cost of the Company's servicing rights, and therefore the hedge is accounted for as part of the cost of the Company's servicing portfolio. As a result, any gain or loss on the hedge reduces or increases, as appropriate, the cost basis of the servicing portfolio.

  In hedging the Pipeline, the Company must use a best estimation of the percentage of the Pipeline that will not close (i.e. loans that "fallout"). Loans generally fallout of the Pipeline for various reasons including, without limitation, the borrowers' failure to qualify for the loan, construction delays, inadequate appraisal values and changes in interest rates which are substantial enough for the borrower to seek another financing source. An increasing interest rate environment provides greater motivation for the consumer to lock and close loans. Conversely, in a decreasing interest rate environment, the consumer has a tendency to delay locking and closing loans in order to obtain the lowest rate. As a result, an increasing interest rate environment generally results in the Company's fallout ratio to be less than in an average market. Conversely, in a decreasing rate environment, the Company's fallout ratio tends to be greater than in an average market. If the Company's fallout ratio is greater than anticipated, the Company will have more mandatory commitments to deliver loans than it has loans for which it has closed. In this circumstance, the Company must purchase the loans to meet the mandatory commitment on the secondary market and therefore will have interest rate risk in these loans. Conversely, if the Company's fallout ratio is less than anticipated, the Company will have fewer mandatory commitments to deliver loans than it has loans for which it has closed. In this circumstance, the Company must sell the loans on the secondary market without a mandatory commitment and therefore will have interest rate risk in these loans.

  The Company's success in reducing its interest rate risk is directly related to its ability to monitor and estimate its fallout. While other hedging techniques other than mandatory and optional delivery may be used, speculation is not allowed under the Mortgage Division's secondary marketing policy. As of December 31, 1998, the Bank had in place purchase commitment agreements terminating between January and March of 1999 with respect to an aggregate of approximately $127 million to hedge the mortgage pipeline of $181 million for which the Bank had an interest rate risk.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" This statement is required to be adopted for fiscal years beginning after June 15, 1999. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

  Management continually tries to manage the interest rate sensitivity gap. Attempting to minimize the gap is a continual challenge in a changing interest rate environment and one of the objectives of the Bank's asset/liability management strategy

Results of Operations
---------------------

  A principal source of revenue for the Bank is net interest income, which is the difference between income received on interest-earning assets, such as investment securities and loans, and interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") of interest-earning assets and the various rate spreads between the interest-earning assets and the Bank's funding sources. Changes in net interest income from period to period result from increases or decreases in volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the ability to manage the interest-earning asset portfolio (which includes loans) and the availability of particular sources of funds, such as non-interest bearing deposits.

  The Company had interest income of $13.0 million in 1998, and $7.6 million in 1997. The 70.7% increase in interest income is attributable to the increase in interest-earning assets which is the result of the higher volume of commercial banking loans as well as a higher volume of fee income associated with mortgage loans which is included in interest income. The Company had closed $1.8 billion of mortgage loans during 1998 compared to $742 million during 1997. This increase is attributable to the increase in volume of the Northeast mortgage operation, which began operating in the first quarter of 1997, in addition to the expansion into the FHA mortgage product and the expansion into the Midwest United States in the fourth quarter 1998. The Northeast mortgage operation closed $629.6 million of mortgage loans during 1998 compared to closing of $181.3 million during 1997.

  The Company had interest expense of $6.1 million in 1998 and $3.3 million in 1997. The increase resulted from a higher level of other borrowings as well as a higher volume of interest-bearing deposits. All mortgage production through CMS is funded with a warehouse line of credit; therefore the greater volume in
1998 resulted in a higher average balance of other borrowings.    Deposits
increased $24.9 million in 1998 of which substantially all was core deposits
growth.   In 1998 and 1997, interest expense accounted for 26% and 28% of total expenses, respectively.

  Net interest income for 1998 was $6.9 million. The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. The Company's net interest margin during 1998 was 5.23%. Interest spread, which represents the difference between average yields on interest-earning assets and average rates paid on interest-bearing liabilities, was 3.6%. Net interest income, interest margin and net interest spread in 1997 were $4.3 million, 5.6%, and 4.4%, respectively. The increase in net interest income is related to the volume of Commercial bank loans and fee income related to a higher volume of mortgage loans closed. Loan fee income, such as processing fees associated with the purchase of mortgage loans, is included as interest income as the mortgage loans are sold. The decrease in net interest margin and interest spread is indicative of the relatively flat yield curve during 1998 as well as the interest rate-conscious
and highly competitive market in which the Bank operates.   A flat yield curve
is created as the yield on short term and long-term investments narrows.

   The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

                                       1998 compared to 1997             1997 compared to 1996
                                --------------------------------------------------------------------
                                                 Increase (Decrease due to (1))
                                --------------------------------------------------------------------
                                   Volume         Rate      Net        Volume      Rate      Net
                                --------------------------------------------------------------------
                                                        (In Thousands)
Interest earned on:
 Loans                            $  613         $ 73      $  686      $  690      ($54)    $  636
 Mortgage loans held for sale      4,471           68       4,539       1,700      (125)     1,575
 Securities, at cost                  58           (8)         50          30         6         36
 Federal funds sold                   49           (3)         46          12         1         13
 Deposits in other banks              49            1          50           9        (8)         1
                                ------------------------------------------------------------------
Total interest income             $5,240         $131      $5,371      $2,441     $(179)    $2,262
                                ==================================================================

Interest paid on:
 Demand deposits                 $  231          $ 17      $  248      $  120    $   12     $  132
 Savings deposits                    12             6          18          38         4         42
 Time deposits                      717           (12)        705         476       (35)       441
 Mortgage warehouse
   line of credit and other       1,556           299       1,855         470         7        476
                                ------------------------------------------------------------------
Total interest expense           $2,516          $310      $2,826      $1,104    $  (13)    $1,091
                                ==================================================================

--------------
(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

  The Bank made provisions to the allowance for loan losses in the amount of $153,000 in 1998. During 1998, the Bank charged off $32,168 of loans to the allowance for loan losses. The Bank made provisions to the allowance for loan
losses in the amount of $191,120 in 1997.   During 1997, the Bank charged off
$13,295 of loans to the allowance for loan losses. The ratios of net charge offs to average non-mortgage loans outstanding during the year were .08% and
 .04% for 1998 and 1997, respectively.

  Other income was $15.2 million in 1998 compared to $6.2 million in 1997. The 150% increase in other income was related to the increase of gains on the sale of mortgage servicing rights and fee income from residential mortgage loan origination. The higher level of gains on the sale of mortgage servicing rights and gestation fee income was primarily the result of the Company's increased volume as well as relative low historical mortgage interest rates. The Company sold servicing rights with respect to $1.6 billion of mortgage loans in 1998 for a total net gain of $10.2 million compared to servicing rights sales in 1997 of $749.5 million for a net gain of $2.6 million. The Company currently plans to sell a portion of the servicing rights retained during 1999, although there can be no assurance as to the volume of the Bank's loan acquisition or that any gain will be recognized on such sales. Origination fee income is generated from the sale of mortgage loans to securities brokers pursuant a repurchase agreement. Under the agreement, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to a securities broker. The Company continues to receive fee income from the securities broker until the loan is delivered into the forward commitment.

  Other operating expenses increased to $16.7 million in 1998 from $8.3 million in 1997. The increase in other operating expenses was related to the increase in volume of the mortgage operation as well as the expansion into the Midwest United States and expansion into a FHA product. The increase in other operating expenses were primarily due to increases in salaries and benefits and third party mortgage outsourcing expense.

  The Company had net income of $3.3 million in 1998 which was primarily related to the continued improvement in net interest income, mortgage banking operations and the related gains on the sale of servicing rights. Income tax as a percentage of pretax net income was 36% and 40% for 1998 and 1997, respectively.

Effects of Inflation
--------------------

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

The Year 2000 Issue and Year 2000 Readiness
-------------------------------------------

  The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that use dates that have been sorted as two digits rather than four (e.g., "99" for 1999). On January 1, 2000, any clock or date recording mechanism, including date sensitive software, which uses only two digits to represent the year may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices or perform similar tasks.

  The Company has assessed the Year 2000 with respect to the computer software and hardware operating and data processing systems used by the Company, the Bank and CMS to provide banking, loan servicing and other services to customers and to process internal operations. As used in this section entitled "The Year 2000 Issue," the term "Company" means the Company, the Bank and CMS, collectively.

  In 1997, the Company established a Year 2000 Project Team to address the
Year 2000 compliance and readiness for the Company's computerized systems. The Year 2000 Project Team has developed a Year 2000 Compliance Plan that consists of:

(i) the Analysis Phase, during which the Company's Year 2000 Compliance Teams identify those computerized systems of the Company that have Year 2000 issues and then determines the steps necessary to ensure that such systems become Year 2000 compliant in a timely manner;

(ii) the Remediation Phase, during which the Company's Year 2000 Compliance Team modifies, or retires and replaces, as necessary, those computerized systems of the Company that have a Year 2000 issue;

(iii) the Testing Phase, during which the Company's Year 2000 Compliance Team performs testing procedures to ensure that the computerized systems of the Company, including those that have been modified and those that have replaced retired systems, will properly handle the Year 2000 date change; and

(iv) the Compliance Phase, during which the Company's Year 2000 Compliance Team re-assesses all of the computerized systems of the Company to ensure that all such systems will properly handle the Year 2000 date change and to develop procedures to regularly monitor the systems' Year 2000 compliance.

  As of December 31, 1998, the Company's Year 2000 Project Team had substantially completed the Analysis and the Remediation Phases. In addition, the Year 2000 Project Team was approximately 80% complete with the Testing Phase and approximately 80% complete with the Compliance Phase. The Company presently expects that the

Year 2000 Compliance Team will have substantially completed all Phases of their Year 2000 Compliance Plan by June 30, 1999, in accordance with guidelines established by the Federal Financial Institutions Examination Council and other regulatory agencies to which certain of the Company's operations are subject.

  As of December 31, 1998, the Year 2000 Project Team had identified 40% of the computerized systems of the Company that had Year 2000 issues, and the Company had spent $28,000 to address the Year 2000 issue and to modify and/or replace those computerized systems that had Year 2000 issues. In addition, the Company expects to spend approximately $103,000 during 1999 to address the Year 2000 issue and to substantially complete its Year 2000 Compliance Plan. The Company presently estimates that the total cost of completing its Year 2000 Compliance Plan will not exceed $103,000.

  The Company's Year 2000 Compliance Team is also discussing the Year 2000 issue with the Company's significant suppliers and third party vendors to determine the extent to which the Company is vulnerable to those third parties' failures to remediate their own Year 2000 issues. The Year 2000 Compliance Team is not yet certain the extent to which the computer software and business systems of the Company's suppliers and third party vendors are, or will become, Year 2000 compliant. If systems of third parties on which the Company's systems rely are not timely converted or if such conversions are incompatible with the Company's systems, or if the Year 2000 Project Team fails to timely complete the remaining modifications to the Company's own systems, the Year 2000 issue could have a material adverse effect on the Company's business, financial condition and results of operations.

  Although the Company's Year 2000 Compliance Plan is directed at reducing the Company's Year 2000 exposure, there can be no assurance that these efforts will fully mitigate the effect of Year 2000 issue. In the event the Company experiences a Year 2000 problem, there could be complete disruptions in normal business operations, which could have a material adverse effect on the Company's results of operations, liquidity and financial condition. In addition, there can be no assurance that the Company's suppliers and third party vendors will adequately address their Year 2000 issues. Further, there may be certain services provided by third parties, such as governmental agencies, utilities, telecommunication companies, financial services and other computer service vendors, and other service providers, for which the Company will be unable to identify suitable alternatives should they experience Year 2000 issues.

     In addition to the foregoing, the Company is subject to (i) credit risks to the extent that the Company's borrowers fail to adequately address the Year 2000 issue, (ii) fiduciary risks to the extent that fiduciary assets fail to adequately address the Year 2000 issues, and (iii) liquidity risks, to the extent that the Company's customers are unable to complete banking transactions or are unable to make loan payments in a timely manner due to Year 2000 issues.

     The Company designates each of the statements made by it herein as a Year 2000 Readiness Disclosure. Such statements are made pursuant to the Year 2000 Information and Readiness Disclosure Act.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------


                                                         PAGE
                                                       --------
INDEPENDENT AUDITOR'S REPORT.......................        21

FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEETS......................        22
  CONSOLIDATED STATEMENTS OF INCOME................        23
  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME..        24
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY..     25-26
  CONSOLIDATED STATEMENTS OF CASH FLOWS............     27-28
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.......     29-40

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Crescent Banking Company and Subsidiaries
Jasper, Georgia


          We have audited the accompanying consolidated balance sheets of the Crescent Banking Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                    /s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
March 11, 1999

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------
                             Assets
                             ------
                                                       1998           1997
                                                   ------------  ------------
Cash and due from banks                            $  4,382,047  $  3,319,054
Interest-bearing deposits in banks                      733,183     1,080,469
Federal fund sold                                     7,510,000     1,310,000
Securities available-for-sale                         4,104,772     2,784,066
Mortgage loans held for sale                        128,409,669    49,398,871

Loans                                                41,328,423    36,650,206
Less allowance for loan losses                          699,020       514,634
                                                   ------------  ------------
          Loans, net                                 40,629,403    36,135,572

Purchased mortgage servicing rights                   4,004,146     4,143,563
Accounts receivable-brokers and escrow agents         4,804,208     3,295,462
Premises and equipment                                3,369,209     2,279,394
Other real estate owned                                 263,249       151,909
Other assets                                          1,034,575       647,220
                                                   ------------  ------------
          Total assets                             $199,244,461  $104,545,580
                                                   ============  ============

           Liabilities and Stockholders' Equity
           ------------------------------------

Deposits
    Noninterest-bearing demand                     $ 23,361,371  $ 22,437,331
    Interest-bearing demand                          20,857,970    15,299,574
    Savings                                           1,861,355     1,500,665
    Time, $100,000 and over                          16,345,339     9,859,062
    Other time                                       38,175,754    26,584,252
                                                   ------------  ------------
          Total deposits                            100,601,789    75,680,884
Drafts payable                                        4,984,145     3,163,349
Other borrowings                                     74,756,311    14,308,650
Deferred income taxes                                 1,526,757     1,494,465
Other liabilities                                     3,246,863       968,414
                                                   ------------  ------------
          Total liabilities                         185,115,865    95,615,762
                                                   ------------  ------------

Commitments and contingent liabilities

Stockholders' equity
    Preferred stock, par value $1, 1,000,000
        shares authorized, no shares issued
        or outstanding
    Common stock, par value $1; 2,500,000 shares
        authorized; 1,726,708 and 726,354 issued      1,726,708       726,354
    Capital surplus                                   7,724,224     6,549,186
    Retained earnings                                 4,721,440     1,693,113
    Treasury stock, 6,668 and 3,334 shares              (36,091)      (36,091)
    Accumulated other comprehensive loss                 (7,685)       (2,744)
                                                   ------------  ------------
          Total stockholders' equity                 14,128,596     8,929,818
                                                   ------------  ------------
          Total liabilities and stockholders'
             equity                                $199,244,461  $104,545,580
                                                   ============  ============

See Notes to Consolidated Financial Statements.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                                              1998         1997
                                                           -----------  ----------
Interest income
  Loans                                                    $ 4,153,310  $3,467,075
  Mortgage loans held for sale                               8,351,498   3,812,219
  Taxable securities                                           177,779     128,461
  Nontaxable securities                                         15,353      15,353
  Deposits in banks                                            127,959      78,003
  Federal funds sold                                           139,614      94,096
                                                           -----------  ----------
    Total interest income                                   12,965,513   7,595,207
                                                           -----------  ----------

Interest expense
  Deposits                                                   3,653,994   2,683,107
  Other borrowings                                           2,425,164     569,667
                                                           -----------  ----------
    Total interest expense                                   6,079,158   3,252,774
                                                           -----------  ----------

    Net interest income                                      6,886,355   4,342,433
Provision for loan losses                                      153,000     191,120
                                                           -----------  ----------
    Net interest income after provision for
      loan losses                                            6,733,355   4,151,313
                                                           -----------  ----------

Other income
  Service charges on deposit accounts                          222,684     213,302
  Gestation fee income                                       2,123,569   1,325,251
  Mortgage loan servicing fees                                 934,894     978,561
  Gains on sales of purchased mortgage servicing rights     10,219,326   2,581,761
  Gains on sales of mortgage loans held for sale             1,669,511   1,033,863
  Net realized gains on sales of securities                      2,850       7,857
  Other operating income                                        50,729      63,142
                                                           -----------  ----------
    Total other income                                      15,223,563   6,203,737
                                                           -----------  ----------

Other expenses
  Salaries and employee benefits                             8,458,729   3,848,316
  Equipment and occupancy expenses                           1,230,088     667,719
  Other operating expenses                                   7,095,945   3,819,146
                                                           -----------  ----------
    Total other expenses                                    16,784,762   8,335,181
                                                           -----------  ----------

    Income before income taxes                               5,172,156   2,019,869

Income tax expense                                           1,870,562     800,592
                                                           -----------  ----------

    Net income                                             $ 3,301,594  $1,219,277
                                                           ===========  ==========

Basic earnings per common share                                  $1.98       $0.87
                                                           ===========  ==========

Diluted earnings per common share                                $1.92       $0.84
                                                           ===========  ==========

See Notes to Consolidated Financial Statements.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                                           1998         1997
                                                        ----------   ----------
Net income                                              $3,301,394   $1,219,277
                                                        ----------   ----------

Other comprehensive loss:

  Unrealized losses on securities
   available-for-sale:

     Unrealized holding losses arising during
       period, net of tax (benefits) of $(2,301)
       and $(1,682), respectively                           (3,231)      (2,744)

     Reclassification adjustment for gains realized
       in net income, net of tax of $1,140 and
       $ - -, respectively                                  (1,710)           -
                                                        ----------   ----------
Other comprehensive loss                                    (4,941)      (2,744)
                                                        ----------   ----------
Comprehensive income                                    $3,296,453   $1,216,533
                                                        ==========   ==========

See Notes to Consolidated Financial Statements.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                          Common Stock
                                    ------------------------      Capital
                                     Shares       Par Value       Surplus
                                    ---------     ----------     ----------
Balance, December 31, 1996            704,854     $  704,854     $6,355,686
  Net income                                -              -              -
  Cash dividends declared,
    $.125 per share                         -              -              -
  Exercise of stock options            21,500         21,500        193,500
  Other comprehensive loss                  -              -              -
                                    ---------     ----------     ----------
Balance, December 31, 1997            726,354        726,354      6,549,186
  Net income                                -              -              -
  Issuance of common stock            135,000        135,000      2,004,762
  Common stock split                  862,754        862,754       (862,754)
  Cash dividends declared,
    $.165 per share                         -              -              -
  Exercise of stock options             2,600          2,600         33,030
  Other comprehensive loss                  -              -              -
                                    ---------     ----------     ----------
Balance, December 31, 1998          1,726,708     $1,726,708     $7,724,224
                                    =========     ==========     ==========

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
                                        Accumulated
                     Treasury Stock        Other          Total
 Retained         -------------------  Comprehensive  Stockholders'
 Earnings         Shares       Cost        Loss          Equity
----------        -----      --------     -------      -----------
$  649,419        3,334      $(36,091)    $     -      $ 7,673,868
 1,219,277            -             -           -        1,219,277
  (175,583)           -             -           -         (175,583)
         -            -             -           -          215,000
         -            -                    (2,744)          (2,744)
----------        -----      --------     -------      -----------
 1,693,113        3,334       (36,091)     (2,744)       8,929,818
 3,301,594            -             -           -        3,301,594
         -            -             -           -        2,139,762
         -        3,334             -           -                -
  (273,267)           -             -           -         (273,267)
         -            -             -           -           35,630
         -            -             -      (4,941)          (4,941)
----------        -----      --------     -------      -----------
$4,721,440        6,668      $(36,091)    $(7,685)     $14,128,596
==========        =====      ========     =======      ===========

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                  1998           1997
                                                             ------------   ------------
OPERATING ACTIVITIES
  Net income                                                 $  3,301,594   $  1,219,277
  Adjustments to reconcile net income to net cash
   used in operating activities:
   Depreciation                                                   475,814        273,329
   Amortization of purchased mortgage servicing rights          1,216,200        562,830
   Provision for loan losses                                      153,000        191,120
   Loss on sale of other real estate owned                          3,333              -
   Deferred income taxes                                           35,733        774,908
   Gain on sale of securities held-to-maturity                          -         (7,857)
   Gain on sale of securities available-for-sale                   (2,850)             -
   Gains on sales of purchased mortgage servicing rights      (10,219,326)    (2,581,761)
   Net increase in mortgage loans held for sale               (79,010,798)   (16,402,203)
   Increase in accounts receivable
     brokers and escrow agents                                 (1,508,746)    (2,446,066)
   Increase in drafts payable                                   1,820,796        724,616
   Increase in interest receivable                               (350,886)      (167,741)
   Increase in interest payable                                    98,822         63,659
   Other operating activities                                   2,143,158         84,675
                                                               -----------    -----------
  Net cash used in operating activities                       (81,844,156)   (17,711,214)
                                                              -----------    -----------

INVESTING ACTIVITIES
  Purchase of securities available-for-sale                    (1,827,332)      (158,500)
  Proceeds from sales of securities available-for-sale            501,094              -
  Purchases of securities held-to-maturity                              -     (1,865,681)
  Proceeds from sales of securities held-to-maturity                    -        846,172
  Proceeds from maturities of securities held-to-maturity               -         28,479
  Net increase in Federal funds sold                           (6,200,000)      (740,000)
  Net (increase) decrease in interest-bearing deposits
    in banks                                                      347,286     (1,003,766)
  Net increase in loans                                        (4,911,493)    (8,161,804)
  Proceeds from sale of other real estate owned                   149,989        575,250
  Purchase of premises and equipment                           (1,565,629)      (356,895)
  Acquisition of purchased mortgage servicing rights          (16,142,685)    (8,077,320)
  Proceeds from sales of purchased mortgage
    servicing rights                                           25,285,228     10,046,181
                                                              -----------    -----------
  Net cash used in investing activities                        (4,363,542)    (8,867,884)
                                                              -----------    -----------
FINANCING ACTIVITIES
  Net increase in deposits                                     24,920,905     19,934,976
  Net increase in other borrowings                             60,447,661      6,911,895
  Dividends paid                                                 (273,267)      (175,583)
  Net proceeds from sale of common stock                        2,139,762              -
  Proceeds from exercise of stock options                          35,630        215,000
                                                              -----------    -----------
   Net cash provided by financing activities                   87,270,691     26,886,288
                                                              -----------    -----------

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                     1998        1997
                                                                  ----------  ----------

Net increase in cash and due from banks                           $1,062,993  $  307,190
                                                                  ----------  ----------

Cash and due from banks at beginning of year                       3,319,054   3,011,864
                                                                  ----------  ----------

Cash and due from banks at end of year                            $4,382,047  $3,319,054
                                                                  ==========  ==========

SUPPLEMENTAL DISCLOSURES
  Cash paid for:
  Interest                                                        $5,980,336  $3,189,115

  Income taxes                                                    $1,347,197  $   13,000

NONCASH TRANSACTIONS
  Unrealized losses on securities available-for-sale              $    8,382  $    4,426

  Transfer of securities held-to-maturity to
  securities available-for-sale                                   $        0  $1,747,517

  Principal balances of loans transferred to other real estate    $  264,662  $        0

See Notes to Consolidated Financial Statements.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of Business

           Crescent Banking Company (the "Company") provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the "Bank") in Jasper, Pickens County, Georgia and the surrounding areas. The Bank also provides mortgage loan origination and servicing to customers throughout the southeastern United States. The Company also offers mortgage banking services through its subsidiary, Crescent Mortgage Services, Inc. ("CMS"). CMS, located in Atlanta, Georgia, Manchester, New Hampshire, and Chicago, Illinois provides mortgage loan servicing to customers throughout the southeastern, northeastern, and midwestern United States.

          Basis of Presentation

           The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Securities

           Securities are classified based on management's intention on the date of purchase. Currently, all debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax.
           Equity securities without a readily determinable fair value are included in securities available-for-sale and are carried at cost.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Loans (Continued)

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

           The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

           A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Accounts Receivable-Brokers and Escrow Agents

           Accounts receivable-brokers and escrow agents represent amounts due from mortgage loan servicers in settlement of mortgage loan servicing fees and mortgage loan servicing rights sold. These are noninterest-bearing receivables and are generally collected within thirty days.

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

          Income Taxes

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

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

           The Company and its subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Earnings Per Common Share

           Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options. In 1998, the Company declared a one-for-one common stock split. Earnings and dividends per common share, weighted-average shares outstanding, and related stock information have been restated to reflect the common stock split.

          Comprehensive Income

           In 1998, the Company adopted Statement of Financial Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Company has elected to report comprehensive income in a separate financial statement titled "Consolidated Statements of Comprehensive Income". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Company's financial position, results of operations or cash flows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Recent Accounting Pronouncements

           In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 2.  SECURITIES AVAILABLE-FOR-SALE

          The amortized cost and fair value of securities available-for-sale are summarized as follows:

                                                                   Gross             Gross
                                               Amortized        Unrealized         Unrealized           Fair
                                                 Cost              Gains             Losses             Value
                                           ---------------   ---------------   ---------------    ---------------

         December 31, 1998:
           U.S. Government and agencies      $   2,656,605     $      28,634     $     (52,190)     $   2,633,049
           State and municipal securities          345,000            10,748                 -            355,748
           Equity securities                     1,115,975                 -                 -          1,115,975
                                           ---------------   ---------------   ---------------    ---------------
                                             $   4,117,580     $      39,382     $     (52,190)     $   4,104,772
                                           ===============   ===============   ===============    ===============

         December 31, 1997:
           U.S. Government and agencies      $   1,402,517     $       1,455     $     (11,087)     $   1,392,885
           State and municipal securities          345,000             5,206                 -            350,206
           Equity securities                     1,040,975                 -                 -          1,040,975
                                           ---------------   ---------------   ---------------    ---------------
                                             $   2,788,492     $       6,661     $     (11,087)     $   2,784,066
                                           ===============   ===============   ===============    ===============

          The amortized cost and fair value of securities available-for-sale as of December 31, 1998 by contractual maturity are shown below.

                                               Amortized          Fair
                                                  Cost            Value
                                              -------------    -------------
         Due from one year to five years      $     345,000    $     355,748
         Due after ten years                      2,656,605        2,633,049
         Equity securities                        1,115,975        1,115,975
                                              -------------    -------------
                                              $   4,117,580    $   4,104,772
                                              =============    =============

          Securities with a carrying value of $1,558,338 and $499,688 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

          The Company had gross gains on sales of securities available-for-sale of $2,850 in 1998 and gross gains on sales of securities held-to-maturity of $7,857 in 1997. Due to the sale of the held-to-maturity securities in 1997, all securities are now classified as available-for-sale.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

          The composition of loans is summarized as follows:

                                                                       December 31,
                                                               ---------------------------
                                                                  1998            1997
                                                               -----------     -----------
          Commercial                                           $ 6,585,000     $ 4,973,000
          Real estate - construction and land development       10,027,000      12,527,000
          Real estate - mortgage                                18,942,000      14,764,000
          Consumer instalment and other                          5,774,423       4,386,206
                                                               -----------     -----------
                                                                41,328,423      36,650,206
          Allowance for loan losses                               (699,020)       (514,634)
                                                               -----------     -----------
          Loans, net                                           $40,629,403     $36,135,572
                                                               ===========     ===========

          Changes in the allowance for loan losses are as follows:

                                                                      December 31,
                                                               ------------------------
                                                                 1998            1997
                                                               --------        --------

          Balance, beginning of year                           $514,634        $335,512
          Provision for loan losses                             153,000         191,120
          Loans charged off                                     (32,168)        (13,295)
          Recoveries of loans previously charged off             63,554           1,297
                                                               --------        --------
          Balance, end of year                                 $699,020        $514,634
                                                               ========        ========

          Management has identified no material amounts of impaired loans at December 31, 1998 or 1997. There were no loans that had related allowances for loan losses determined in accordance with SFAS No. 114 ("Accounting by Creditors for Impairment of a Loan") at December 31, 1998 and 1997, respectively. The average recorded investment in impaired loans for 1998 and 1997 was $34,486 and $85,162, respectively. Interest income on impaired loans of $3,952 and $1,259 was recognized for cash payments received for the years ended 1998 and 1997, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

          The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:

          Balance, beginning of year                       $1,865,699
            Advances                                          439,699
            Repayments                                       (448,228)
                                                           ----------
          Balance, end of year                             $1,857,170
                                                           ==========

NOTE 4.  PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                          December 31,
                                                 -----------------------------
                                                    1998               1997
                                                 -----------       -----------
          Land                                   $   263,978       $   263,978
          Buildings and improvements               1,209,219         1,161,910
          Equipment                                3,297,762         2,000,781
          Construction in progress, estimated
            cost to complete $647,000                 99,500                 -
                                                 -----------       -----------
                                                   4,870,459         3,426,669
          Accumulated depreciation                (1,501,250)       (1,147,275)
                                                 -----------       -----------
                                                 $ 3,369,209       $ 2,279,394
                                                 ===========       ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 5.  DEPOSITS

          At December 31, 1998, the scheduled maturities of time deposits are as follows:

                  1999                                     $38,981,991
                  2000                                       8,002,031
                  2001                                       2,185,636
                  2002                                       1,123,173
                  2003                                       4,127,521
                  Thereafter                                   100,741
                                                           -----------
                                                           $54,521,093
                                                           ===========

          At December 31, 1998 and 1997, brokered deposits amounted to $6,216,000 and $6,434,000, respectively, and are included in time deposits as follows:

                                                     December 31,
                                             --------------------------
                                                1998            1997
                                             ----------      ----------
                  Time, $100,000 and over    $  900,000      $  800,000
                  Other time                  5,316,000       5,634,000
                                             ----------      ----------
                                             $6,216,000      $6,434,000
                                             ==========      ==========

NOTE 6.  OTHER BORROWINGS

          Other borrowings consist of the following:

                                                                                December 31,
                                                                      -------------------------------
                                                                          1998                1997
                                                                      -----------         -----------
        $75,000,000 line of credit with interest at the one           $73,807,415         $14,214,621
        month LIBOR plus .80% (7.2277% at December 31, 1998)
        due on demand, and collateralized  by first mortgage
        loans
        $7,000,000 line of credit with interest at prime (8.50%           948,896              94,029
        at December 31, 1998) due May 1, 1999 and collateralized
        by first mortgage loans
                                                                      -----------         -----------
                                                                      $74,756,311         $14,308,650
                                                                      ===========         ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 6.  OTHER BORROWINGS (Continued)

          At December 31, 1998 and 1997, the Company had unsecured lines of credit available totaling $14,600,000 which bear interest ranging from the prevailing Federal funds rate to the prime rate and a secured line of credit of $26,500,000 which bears interest at the Federal Home Loan Daily Rate Credit plus .25% (5.20% at December 31, 1998). The Company had no funds borrowed under these agreements at December 31, 1998 and 1997.


NOTE 7.  LEASES

          The Bank leases certain of its branch facilities under various noncancelable operating leases. The initial terms range from one to seven years.

          Crescent Mortgage leases its facilities under various noncancelable operating leases. The initial lease terms range from three to five years.

          Rental expense under all operating leases amounted to $ 334,896 and $133,089 for the years ended December 31, 1998 and 1997, respectively.

          Future minimum lease payments on noncancelable operating leases are summarized as follows:


                  1999                    $  264,585
                  2000                       251,667
                  2001                       259,983
                  2002                       268,596
                  2003                        94,521
                  Thereafter                  26,400
                                          ----------
                                          $1,165,752
                                          ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 8.  STOCK OPTIONS

          The Company has a non-qualified stock option plan for key employees and has reserved 104,132 shares of common stock. At the discretion of the Company, cash awards may be paid to option holders which are designed to compensate the employee for the difference in the tax treatment between the non-qualified options and incentive stock options. The Company also has a non-qualified stock option plan for directors and has reserved 94,000 shares of common stock. All options under these plans are granted at the estimated fair market value at the date of grant and expire ten years from the date of grant. At December 31, 1998, 19,332 and 19,600 options were available to grant under the employee and director plans, respectively. Other pertinent information related to the options follows:

                                                                            December 31,
                                                           --------------------------------------------------
                                                                  1998                     1997
                                                           -------------------    -----------------------
                                                                     Weighted-                 Weighted-
                                                                      Average                   Average
                                                                      Exercise                  Exercise
                                                            Number     Price        Number       Price
                                                           --------  ---------    ---------    ----------

                 Under option, beginning of year            115,200      $ 6.48     153,400         $6.02
                   Granted                                   48,000       11.02       4,800          8.00
                   Exercised                                 (4,000)       8.91     (43,000)         5.00
                                                           --------                --------
                 Under option, end of year                  159,200        7.79     115,200          6.48
                                                           ========                ========


                 Exercisable, end of year                   134,533        8.01      82,534          6.49
                                                           ========                ========

                 Weighted-average fair value of
                   options granted during the year            $3.75                $   2.88
                                                              =====                ========

                                                                                                            Weighted-
                                                                                           Weighted-         Average
                                                                                            Average         Remaining
                                                                       Range of            Exercise        Contractual
                                                      Number            Prices               Price             Life
                                                   ----------    -------------------    -------------    --------------
                 Under option, end of year             84,800         $  5.00 - 6.88            $5.94            5
                                                       74,400           8.00 - 11.02             9.90            9
                                                   ----------
                                                      159,200                                    7.79            7
                                                   ==========

                 Options exercisable, end of year      60,133            5.00 - 6.88             5.67            3
                                                       74,400           8.00 - 11.02             9.90            9
                                                   ----------
                                                      134,533                                    8.01            6
                                                   ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 8.  STOCK OPTIONS (Continued)

          As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1998 and 1997. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                                              December 31, 1998
                                                              --------------------------------------------------
                                                                                   Basic               Diluted
                                                                                  Earnings            Earnings
                                                              Net Income          Per Share            Per Share
                                                              ----------          ---------           ----------
                  As reported                                 $3,301,594             $ 1.98               $ 1.92
                  Stock-based compensation,
                    net of related tax effect                   (127,478)             (0.07)               (0.07)
                                                              ----------             ------              -------
                  As adjusted                                 $3,174,116             $ 1.91               $ 1.85
                                                              ==========             ======              =======

                                                                              December 31, 1997
                                                              --------------------------------------------------
                                                                                   Basic               Diluted
                                                                                  Earnings            Earnings
                                                              Net Income          Per Share            Per Share
                                                              ----------          ---------           ----------
                  As reported                                 $1,219,277             $ 0.87               $ 0.84
                  Stock-based compensation,
                    net of related tax effect                    (15,885)             (0.01)               (0.01)
                                                              ----------             ------              -------
                  As adjusted                                 $1,203,392             $ 0.86               $ 0.83
                                                              ==========             ======              =======

          The fair value of the options granted during the years were based upon the discounted value of future cash flows of the options using the following assumptions:

                                                                                         December 31,
                                                                                   -----------------------
                                                                                      1998          1997
                                                                                   ---------     ---------

                      Risk-free rate                                                   5.12%        5.97%
                      Expected life of the options                                    5 Years      5 Years
                      Expected dividends (as a percent of the fair value               1.36%        1.56%
                      of the stock)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 8.  STOCK OPTIONS (Continued)

          The Company also has two restricted stock plans for two of its key employees. The employees annually may earn shares of stock based on certain performance goals of the Company's mortgage operations. The stock grants vest ratably over a five year period after one year from the date of grant. At December 31, 1998, 11,280 shares of stock had been awarded under these plans, of which 774 are currently vested. Expense incurred under these plans amounted to $6,289 and $-- for the years ended December 31, 1998 and 1997, respectively.


NOTE 9.  INCOME TAXES

          The components of income tax expense are as follows:

                                                                                    December 31,
                                                                              -----------------------
                                                                                  1998         1997
                                                                              ----------    ---------
                  Current                                                     $1,909,360    $ 573,237
                  Deferred                                                        35,733      774,908
                  Benefit of net operating loss carryforward                     (74,531)    (547,553)
                                                                              ----------    ---------
                  Income tax expense                                          $1,870,562    $ 800,592
                                                                              ==========    =========

          The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                                    December 31,
                                                           ------------------------------------------------------------
                                                                    1998                              1997
                                                           ------------------------             -----------------------
                                                             Amount         Percent             Amount          Percent
                                                           ----------       -------             --------        -------
                   Income taxes at statutory rate          $1,758,533         34%               $686,755          34%
                   State income tax                            79,574          1                  81,432           4
                   Other items, net                            32,455          1                  32,405           2
                                                           ----------       -------             --------        -------
                   Income tax expense                      $1,870,562         36%               $800,592          40%
                                                           ==========       =======             ========        =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 9.  INCOME TAXES (Continued)

          The components of deferred income taxes are as follows:

                                                                               December 31,
                                                                       --------------------------
                                                                          1998           1997
                                                                       -----------    -----------
          Deferred tax assets:
            Loan loss reserves                                         $   188,529    $   130,793
            Net operating loss carryforward                                      -         74,531
            Alternative minimum tax carryforward                                 -         53,006
            Accrual to cash adjustment for income tax reporting
              purposes                                                      12,461         24,919
            Securities available-for-sale                                    5,123          1,682
            Other                                                                -         39,034
                                                                       -----------    -----------
                                                                           206,113        323,965
                                                                       -----------    -----------


          Deferred tax liabilities:
            Purchased mortgage servicing rights                          1,510,999      1,563,218
            Depreciation                                                   209,054        195,336
            Other                                                           12,817         59,876
                                                                       -----------    -----------
                                                                         1,732,870      1,818,430
                                                                       -----------    -----------

            Net deferred tax liabilities                               $(1,526,757)   $(1,494,465)
                                                                       ===========    ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 10. EARNINGS PER COMMON SHARE

          The following is a reconciliation of net income and weighted-average shares outstanding used in determining basic and diluted earnings per common share (EPS):

                                                                   Year Ended December 31, 1998
                                                            ------------------------------------------
                                                                Net         Weighted-        Per share
                                                              Income      Average Shares       Amount
                                                            ----------    ---------------    ---------
                  Basic EPS                                 $3,301,594          1,665,957        $1.98
                                                                                                 =====

                  Effect of Dilutive Securities
                    Stock options                                    -             53,691
                                                            ----------          ---------
                  Diluted EPS                               $3,301,594          1,719,648        $1.92
                                                            ==========          =========        =====


                                                                   Year Ended December 31, 1997
                                                            ------------------------------------------
                                                                Net         Weighted-        Per share
                                                              Income      Average Shares       Amount
                                                            ----------    ---------------    ---------
                  Basic EPS                                 $1,219,277          1,407,076        $ .87
                                                                                                 =====

                  Effect of Dilutive Securities
                    Stock options                                    -             37,354
                                                            ----------          ---------
                  Diluted EPS                               $1,219,277          1,444,430        $0.87
                                                            ==========          =========        =====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 11. MORTGAGE LOAN SERVICING

          Mortgage loans serviced for others are not reflected in the financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $486 million as of December 31, 1998. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 1998, substantially all of the Company's mortgage lending and servicing activity was concentrated within the southeastern, northeastern, and midwestern United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

          At December 31, 1998, the Company had errors and omissions and fidelity bond insurance coverage in force of $1,000,000.

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

                                               December 31,
                                        -------------------------
                                          1998           1997
                                        ----------     ----------

          Commitments to extend credit  $9,287,000     $7,544,000
          Standby letters of credit        563,783        569,518
                                        ----------     ----------
                                        $9,850,783     $8,113,518
                                        ==========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

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

          In addition to the mortgage loans held for sale on the balance sheet, the Company's mortgage loan pipeline at December 31, 1998 totaled approximately $508 million. The Company's exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $181 million in mortgage loans for which the Company has interest rate risk. The remaining $327 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a "best efforts" agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (2) loans with floating interest rates which close at the current market rate, and (3) loans where the original fixed interest rate commitment has expired and will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month. At December 31, 1998, the Company had the ability to sell up to $120 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the forward commitment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 12.  COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

          At December 31, 1998, the Company had approximately $127 million of mandatory commitments for the mortgage pipeline. In addition, the Company had mandatory commitments for all mortgage loans held for sale at December 31, 1998.

          The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

          Employment contracts

          At December 31, 1998, the Company was obligated under an employment agreement with one of its key officers. The employment agreement includes provisions for severance pay that would be paid if certain events occur, including but not limited to, the termination of the employee due to a change in control of the Company. The maximum amount the Company would be obligated to pay under this agreement is approximately $1,450,000.

          Year 2000 Disclosures

          The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Systems that do not properly recognize the year "2000" could generate erroneous data or cause systems to fail. The Company is heavily dependent on computer processing and telecommunication systems in the daily conduct of business activities. In addition, the Company must rely on intermediaries, vendors and customers to appropriately modify their systems in order that all may continue normal operations and operate without significant disruptions. The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The Company presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Company or have a material adverse effect on future operating results. However, absolute assurance cannot be given that;
          (1) the modifications and conversions will remedy all deficiencies,
          (2) failure of any of the Company's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Company conducts business will not have a material impact on operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 13.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Pickens County and surrounding areas as well as mortgage loans in the southeastern, northeastern, and midwestern United States. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

          Seventy percent of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,600,000.


NOTE 14.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1998, approximately $1,111,000 of retained earnings were available for dividend declaration without regulatory approval.

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 14.  REGULATORY MATTERS (CONTINUED)

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.


          As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                 To Be Well
                                                                           For Capital        Capitalized Under
                                                                            Adequacy          Prompt Corrective
                                                    Actual                  Purposes          Action Provisions
                                              -------------------     ------------------      -----------------
                                              Amount        Ratio     Amount       Ratio      Amount      Ratio
                                              ------       ------     ------       -----      ------      -----
              As of December 31, 1998:                                 Dollars in Thousands
                                             ------------------------------------------------------------------
              Total Capital
                (to Risk Weighted Assets):
                Company                      $14,836       12.35%     $9,615          8%     $12,018        10%
                Bank                         $10,216       12.76%     $6,408          8%     $ 8,010        10%
              Tier I Capital
                (to Risk Weighted Assets):
                Company                      $14,137       11.76%     $4,808          4%     $ 7,211         6%
                Bank                         $ 9,517       11.88%     $3,204          4%     $ 4,806         6%
              Tier I Capital
                (to Average Assets):
                Company                      $14,137        7.25%     $7,800          4%     $ 9,750         5%
                Bank                         $ 9,517        7.74%     $4,921          4%     $ 6,151         5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 14.  REGULATORY MATTERS (CONTINUED)

                                                                                               To Be Well
                                                                        For Capital         Capitalized Under
                                                                         Adequacy           Prompt Corrective
                                                  Actual                 Purposes           Action Provisions
                                            --------------------    -------------------     -----------------
                                            Amount       Ratio      Amount        Ratio     Amount      Ratio
                                            ------       -----      ------        -----     ------      -----
              As of December 31, 1997:                             Dollars in Thousands
                                           ------------------------------------------------------------------
              Total Capital
              (to Risk Weighted Assets):
                Company                      $9,448       12.98%     $5,824          8%     $7,280        10%
                Bank                         $7,849       12.15%     $5,169          8%     $6,461        10%
              Tier I Capital
                (to Risk Weighted Assets):
                Company                      $8,933       12.27%     $2,912          4%     $4,368         6%
                Bank                         $7,334       11.35%     $2,584          4%     $3,877         6%
              Tier I Capital
                (to Average Assets):
                Company                      $8,933        9.33%     $3,828          4%     $4,786         5%
                Bank                         $7,334        8.87%     $3,307          4%     $4,134         5%

NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Cash, Due From Banks, Interest-Bearing Deposits in Banks, and Federal Funds Sold:

           The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair values.

          Securities

           Fair values for securities are based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximate their fair values.

          Loans:

           For mortgage loans held for sale and variable-rate loans that reprice frequently and have no significant change in credit risk, carrying amounts approximate fair values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

          Purchased Mortgage Servicing Rights:

           Fair values for purchased mortgage servicing rights are based upon independent appraisal.

          Accounts Receivable-Brokers and Escrow Agents:

           The carrying amount of accounts receivable - brokers and escrow agents approximates its fair value.

          Deposits and Drafts Payable:

           The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit and drafts payable approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Other Borrowings:

           The carrying amount of other borrowings approximates their fair value.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                             December 31, 1998                     December 31, 1997
                                     --------------------------------         ------------------------------
                                        Carrying             Fair              Carrying             Fair
                                         Amount             Value                Amount             Value
                                     -------------       ------------         -----------        -----------
Financial assets:
  Cash and due from banks,
    interest-bearing deposits in
    banks and Federal funds sold     $ 12,625,230        $ 12,625,230         $ 5,709,523        $ 5,709,523
  Securities available-for-sale         4,104,772           4,104,772           2,784,066          2,784,066
  Mortgage loans held for sale        128,409,669         128,409,669          49,398,871         49,398,871
  Loans                                40,629,403          42,111,117          36,135,572         36,606,638
  Accrued interest receivable             767,117             767,117             416,231            416,231
  Purchased mortgage
    servicing rights                    4,004,146           5,083,365           4,143,563          4,718,567
  Accounts receivable-brokers
    and escrow agents                   4,804,208           4,804,208           3,295,462          3,295,462

Financial liabilities:
  Deposits                            100,601,789         101,317,890          75,680,884         76,339,885
  Drafts payable                        4,984,145           4,984,145           3,163,349          3,163,349
  Other borrowings                     74,756,311          74,756,311          14,308,650         14,308,650
  Accrued interest payable                622,852             622,852             524,030            524,030

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 16.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                                                     December 31,
                                                                              ------------------------
                                                                                  1998          1997
                                                                              ----------      --------

                  Outside service fees                                        $2,136,555      $875,591
                  Subservicing expense                                           295,477       311,733
                  Amortization of purchased mortgage servicing rights          1,216,200       562,830
                  Business development                                           564,202       287,147
                  Stationery and printing                                        359,343       162,470
                  Telephone                                                      442,831       271,055
                  Courier service                                                339,444       149,657
                  Travel                                                         259,178       166,005

NOTE 17.  SUPPLEMENTAL SEGMENT INFORMATION

          The Company has two reportable segments: commercial banking and mortgage banking. The commercial banking segment provides traditional banking services offered through the Bank. The mortgage banking segment provides mortgage loan origination and servicing offered through the Bank and Crescent Mortgage.

          The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

          The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices.

          The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 17.  SUPPLEMENTAL SEGMENT INFORMATION (Continued)

                                                                               INDUSTRY SEGMENTS
                                                       -------------------------------------------------------------
                                                        Commercial         Mortgage         All
            For the Year Ended December 31, 1998         Banking           Banking         Other           Total
          ---------------------------------------      -----------     ------------      ---------      ------------
           Interest income                             $ 4,624,126     $  8,351,498      $       -      $ 12,975,624
           Interest expense                              1,415,648        4,673,621              -         6,089,269
           Intersegment net interest income (expense)       10,111          (10,111)             -                 -

           Net interest income                           3,208,478        3,677,877              -         6,886,355
           Other revenue from external customers           276,263       14,947,300              -        15,223,563
           Depreciation and amortization                   249,693        1,442,321              -         1,692,014
           Provision for loan losses                       153,000                -              -           153,000
           Segment profit                                  671,184        4,640,413       (139,441)        5,172,156
           Segment assets                               59,204,350      140,040,111              -       199,244,461
           Expenditures for premises and equipment         641,775          923,854              -         1,565,629



                                                                         INDUSTRY SEGMENTS
                                                     -----------------------------------------------------------
                                                      Commercial        Mortgage         All
            For the Year Ended December 31, 1997       Banking          Banking         Other           Total
          ---------------------------------------    -----------     -----------      --------      ------------
           Interest income                           $ 3,791,877     $ 3,812,219      $      -      $  7,604,096
           Interest expense                            1,592,296       1,669,367             -         3,261,663
           Intersegment net interest income (expense)      8,889          (8,889)            -                 -

           Net interest income                         2,199,581       2,142,852             -         4,342,433
           Other revenue from external customers         282,869       5,920,868             -         6,203,737
           Depreciation and amortization                 174,483         651,200        10,476           836,159
           Provision for loan losses                     191,120               -             -           191,120
           Segment profit                                463,810       1,643,013       (86,954)        2,019,869
           Segment assets                             47,626,552      56,919,028             -       104,545,580
           Expenditures for premises and equipment       120,888         236,007             -           356,895


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 18.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets, statements of income, and cash flows of Crescent Banking Company as of and for the years ended December 31, 1998 and 1997:

                                CONDENSED BALANCE SHEETS

                                                       1998            1997
                                                   -----------     ----------
          Assets

            Cash                                   $   264,271     $  277,733
            Investment in subsidiaries              14,036,312      8,722,488
                                                   -----------     ----------

              Total assets                         $14,300,583     $9,000,221
                                                   ===========     ==========

          Liabilities, other                       $   171,987     $   70,403
          Stockholders' equity                      14,128,596      8,929,818
                                                   -----------     ----------

              Total liabilities and stockholders'
                equity                             $14,300,583     $9,000,221
                                                   ===========     ==========


                                   CONDENSED STATEMENTS OF INCOME

                                                                      1998              1997
                                                                   ----------       ----------
          Income, dividends from subsidiary                      $  273,267       $  175,583

          Expenses, other                                           139,441           86,954
                                                                 ----------       ----------


              Income before income tax benefits and
                equity in undistributed
                income of subsidiaries                              133,826           88,629

          Income tax benefits                                       (49,000)               -
                                                                 ----------       ----------


              Income before equity in undistributed
                income of subsidiaries                              182,826           88,629

          Equity in undistributed income of subsidiaries          3,118,768         1,130,648
                                                                 ----------        ----------

              Net income                                         $3,301,594        $1,219,277
                                                                 ==========        ==========

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 18.  PARENT COMPANY FINANCIAL INFORMATION (Continued)

                                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                  1998            1997
                                                              -----------     -----------
      OPERATING ACTIVITIES
         Net income                                           $ 3,301,594     $ 1,219,277
         Adjustments to reconcile net income to net
           cash provided by operating activities:
           Undistributed income of subsidiaries                (3,118,768)     (1,130,648)
           Other operating activities                             101,587          40,480
                                                              -----------     -----------

             Net cash provided by operating activities            284,413         129,109
                                                              -----------     -----------

      INVESTING ACTIVITIES
         Investment in subsidiaries                            (2,200,000)              -
                                                              -----------     -----------

             Net cash used in investing activities             (2,200,000)              -
                                                              -----------     -----------

      FINANCING ACTIVITIES
         Dividends paid                                          (273,267)       (175,583)
         Net proceeds from sale of common stock                 2,139,762               -
         Proceeds from exercise of stock options                   35,630         215,000
                                                              -----------     -----------


             Net cash provided by financing activities          1,902,125          39,417
                                                              -----------     -----------

         Net increase (decrease) in cash                          (13,462)        168,526

         Cash at beginning of year                                277,733         109,207
                                                              -----------     -----------

         Cash at end of year                                  $   264,271     $   277,733
                                                              ===========     ===========

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 19.  COMMON STOCK OFFERING

          During 1998, the Company completed a common stock offering in which 135,000 shares of common stock were sold at a price of $16.25 per share.

                            SHAREHOLDER INFORMATION


Market for the Company's Common stock

The Company's authorized shares at December 31, 1998 consist of 1) 2,500,000 shares of common stock, par value $1.00 of which 1,726,708 shares are issued and outstanding, and 2) 1,000,000 shares of preferred stock, par value $1.00, none of which have been issued. As of December 31, 1998, there were 588 record holders of common stock.

There is not an active trading market for the shares of the Company, and trades involving the stock have been infrequent and made primarily by private negotiation.

Annual Meeting of Shareholders

The annual meeting of the shareholders of Crescent Banking Company and Subsidiaries will be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia on April 22, 1999 at 2 p.m.

Form 10-KSB

A copy of Form 10-KSB, Annual Report of the Company as filed with Securities and Exchange Commission for the year ended December 31, 1998, will be furnished free of charge to any stockholder upon written request. Requests should be mailed to
J. Donald Boggus, Jr., Crescent Banking Company and Subsidiaries, Post Office Box 668, Jasper, Georgia, 30143.

                             Directors & Officers


                           CRESCENT BANKING COMPANY

Directors:
A. James Elliott            Associate Dean of Emory University Law School
Charles Fendley             Secretary, Crescent Banking Company, Mortgage
                            Officer, Crescent Bank & Trust Company
Harry C. Howard             Retired Partner, King & Spalding
Arthur Howell               Chairman of Crescent Banking Company,
                            Retired Partner, Alston & Bird
Michael W. Lowe             President, Jasper Jeep Sales, Inc.
L. Edmund Rast              Retired President and Chief Executive Officer,
                            Southern Bell Telephone Company
Officers:
J. Donald Boggus, Jr.       President & CEO
Bonnie Boling               Chief Financial Officer




                        CRESCENT MORTGAGE SERVICES, INC.

Directors:
J. Donald Boggus, Jr.       President & CEO, Crescent Banking Company
Robert C. KenKnight         President, Crescent Mortgage Services, Inc.
James D. Boggus, Sr.        Owner, Pickland Inc.
A. James Elliott            Associate Dean of Emory University Law School
Chuck Gehrmann              President, Mack Truck Sales of Atlanta
Harry C. Howard             Retired Partner, King & Spalding
Edwin M. Steinmann          Chairman of the Board, Consultant and Retired
                            CEO, Corrosion Specialties, Inc.
John S. Dean, Sr.           Public Utility Executive, Amicalola Electric
                            Membership Cooperative

Executive Officers:
Robert C. KenKnight         President
J. Donald Boggus, Jr.       Secretary
Michael Leddy               Senior Vice President of Secondary Marketing
John Cappello               Regional Vice President
William Scott               Regional Vice President
Ron Schweigert              Regional Vice President

                         Directors & Executive Officers

                         CRESCENT BANK & TRUST  COMPANY

Directors:
John Bennett, Jr.                             Breeder/Hatchery Manager, Seaboard Farms
J. Donald Boggus, Jr.                         President, Crescent Banking Company and
                                                 Subsidiaries
James D. Boggus, Sr.                          Owner, Pickland, Inc.
John S. Dean, Sr.                             Public Utility Executive, Amicalola Electric
                                                 Membership Cooperative
A. James Elliott                              Chairman of the Board of Crescent Bank & Trust
                                                 Company, Associate Dean of Emory University
                                                 Law School
Charles Fendley                               Mortgage Officer, Crescent Bank & Trust
                                                 Company
Chuck Gehrmann                                President, Mack Truck Sales of  Atlanta
Harry C. Howard                               Vice Chairman of the Board of Crescent Bank &
                                                 Trust Company, Retired Partner, King & Spalding
Robert C. KenKnight                           Executive Vice President, Crescent Bank & Trust
                                                 Company
Michael W. Lowe                               President, Jasper Jeep Sales, Inc.
Edwin M. Steinmann                            Chairman of the Board, Consultant and Retired
                                                 Chief Executive Officer, Corrosion Specialties,
                                                 Inc.
Janie F. Whitfield                            Secretary of the Board of Crescent Bank & Trust
                                                 Company, Former Owner and President of  Mountain Gold, Inc.
Charles B. Wynne                              Retired Bank Executive, Crescent Banking
                                                 Company and Subsidiaries



Executive Officers:
J. Donald Boggus, Jr.                         President & CEO
Robert C. KenKnight                           Executive Vice President and Mortgage Division
                                                 President
Gary Reece                                    Executive Vice President
Michael Leddy                                 Senior Vice President of Secondary Marketing
