Form 10KSB40, Exhibit 13
period 1999-12-31
CRESCENT BANKING CO
filed 2000-03-29
CIK 883476

                                                                    EXHIBIT 13.1

                  CRESCENT BANKING COMPANY 1999 ANNUAL REPORT
                                TO SHAREHOLDERS

                              1999 ANNUAL REPORT
                               TABLE OF CONTENTS

Chairman's Remarks.................................................... 1

FINANCIAL OVERVIEW

Financial Highlights.................................................. 2

Management's Discussion & Analysis.................................... 3 - 19

CONSOLIDATED FINANCIAL REPORT

Consolidated Financial Report Contents................................ 20

Independent Auditor's Report
  of Financial Statements............................................. 21

Consolidated Balance Sheets........................................... 22

Consolidated Statements of Income..................................... 23

Consolidated Statements of Comprehensive Income....................... 24

Consolidated Statements of Stockholder's Equity....................... 25 - 26

Consolidated Statements of Cash Flow.................................. 27 - 28

Notes to Consolidated Financial Statements............................ 29 - 59

Shareholder Information............................................... 60

Directors and Officers................................................ 61 - 62

                   [LETTERHEAD OF CRESCENT BANKING COMPANY]



                                 March 24, 2000



TO OUR SHAREHOLDERS:

     During 1999, your Company experienced mixed results. Crescent Bank & Trust Company, our banking subsidiary, continued to grow and to improve its earnings base during the year. However, an increase in interest rates in the last six months of the year resulted in a decline in both the production and earnings in our mortgage operations, which are conducted through the Mortgage Division of the Bank and through our other subsidiary, Crescent Mortgage Services, Inc.
The Company's net income for the year ended December 31, 1999 was $1,456,755 compared to net income of $3,301,594 for the year ended December 31, 1998.

     Mortgage banking earnings for 1999 totaled $1,188,901 compared to 1998 earnings of $2,962,440, a 60% decline. The decrease in mortgage banking earnings was largely due to the volatility and increases in market interest rates as rates on 30-year mortgages have increased 162 basis points since mid-second quarter 1999. As a result, during the third and fourth quarters, mortgage production decreased 45% while the spread on the sale of purchased mortgage servicing rights decreased 40%.

     While the mortgage operations experienced a decline in earnings, the Bank's earnings continued to improve in 1999. The Bank had earnings of $590,004 in 1999 compared to $400,168 in 1998, an increase of 47%. The Bank experienced loan growth of $12.8 million, or 31%, for 1999. The Bank now has five full-service locations to serve our customers, including our main office in Jasper, Georgia and branches in each of Marble Hill, Canton, Towne Lake and Cartersville, Georgia. In February 2000, we also opened a Loan Production Office in Cumming, Georgia. We continue our plans of growing our banking operations to create a better balance between the bank and mortgage earnings and to further enhance the Bank's overall value.

     On January 12, 1999, our common stock began trading on the Nasdaq SmallCap Market under the symbol "CSNT." In general, bank stocks declined during the last six months of the year as a result of many factors, including the prospects of higher interest rates and a steady decline in mergers and acquisitions in the banking industry. The trading price of Crescent's stock, like most bank stocks, was sharply affected during 1999, decreasing from a closing high of $23.00 on May 20, 1999 to a low of $12.13 on January 28, 2000. As of March 20, 2000, the price of our common stock, as quoted by the Nasdaq SmallCap Market, had rebounded slightly to $13.88 per share. We continue to believe that Crescent shareholders will be rewarded when we come out of the current bear market for bank stocks.

     We hope that you will be able to join us at our 2000 Annual Meeting of Shareholders on April 20, 2000, and we look forward to seeing you there. We sincerely thank you for your continued interest and support.


                                              Sincerely,

                                              /s/ A. James Elliott
                                              --------------------------
                                              A. James Elliott, Chairman

                             [BOOK VALUE PER SHARE GRAPH APPEARS HERE]

                                                              1999                 1998
                                                     -----------------------------------------
Year ended December 31:
   Interest income (1)                                      $ 15,143,781          $ 12,965,513
   Interest expense                                            8,277,454             6,079,158

   Net interest income                                         6,866,327             6,886,355
   Provision for loan losses                                     190,000               153,000

   Net interest income after
      provision for loan losses                                6,676,327             6,733,355
   Other operating income                                     14,580,410            15,223,563
   Other operating expenses                                   18,981,089            16,784,762

   Net income before income taxes                              2,275,648             5,172,156
   Applicable income taxes                                       818,893             1,870,562
   Net income                                                  1,456,755             3,301,594


                             [LOANS VS. DEPOSITS GRAPH APPEARS HERE]


Per share data:
   Net income - basic earnings                              $       0.85          $       1.98
   Net income - diluted earnings                            $       0.80          $       1.92
   Period-end book value                                    $       8.35          $       8.18
   Cash dividends                                           $       0.23          $      0.165

Financial ratios:
   Return on assets                                                 0.78%                 2.31%
   Return on shareholders' equity                                   9.82%                27.68%
   Total capital to adjusted assets                                13.48%                12.35%


                             [MORTGAGE PRODUCTION GRAPH APPEARS HERE]


Balances as of December 31:
   Loans, net                                               $ 53,212,597          $ 40,629,403
   Allowance for loan losses                                     864,689               699,020
   Mortgage loans held for sale                               87,284,155           128,409,669
   Total assets                                              175,753,305           199,244,461
   Total deposits                                            110,306,653           100,601,789
   Shareholders' equity                                       14,694,955            14,128,596




(1) The amount of fee income included in interest income for the years ended December 31,
    1999 and December 31, 1998 was $4,820,648 and $4,822,497, respectively.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Cautionary Notice Regarding Forward-Looking Statements
--------------------------------------------------------------

     The following discussion and analysis of the consolidated financial condition and results of operations of Crescent Banking Company and its subsidiaries (the "Company") should be read in conjunction with the Company's financial statements and related notes included elsewhere herein. Certain of the statements made or incorporated by reference herein constitute forward-looking statements for purposes of Section 27A the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward looking statements include statements using the words such as "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "consider," "continue," "intend," "possible" or other similar words and expressions.

     The Company's actual results may differ significantly from these forward-looking statements because forward-looking statements involve risks and uncertainties, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, mortgages, securities, and other interest-sensitive assets and liabilities; interest rate risks; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the possible effects of the Year 2000 problem on the Company, including such problems at the Company's vendors, counterparties and customers; and the failure of assumptions underlying the establishment of reserves for possible loan losses. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these Cautionary Statements.

General
-------

     The Company is a Georgia corporation that was incorporated on November 19, 1991, to facilitate the Company becoming the parent holding company of Crescent Bank and Trust Company (the "Bank"). The Bank is a Georgia banking corporation that has been engaged in the general commercial banking business since it opened for business in August 1989. The Bank began wholesale mortgage banking operations in February 1993. The Company provides a broad range of banking and financial services in the areas surrounding Jasper, Georgia and has recently expanded through branches and loan production offices in nearby areas of Bartow, Cherokee and Forsyth Counties, Georgia. The Company also provides wholesale residential mortgage banking services to correspondents located in the Atlanta, Georgia metropolitan area and throughout the Southeast United States. In March 1998, the Bank expanded a loan production office in Bartow County, Georgia to a full service Bank branch. In February 1999, the Bank opened a loan production office in Canton, Georgia converting it to a full service branch in September 1999. The Bank purchased a branch on Towne Lake Parkway, Woodstock, Georgia in June 1999. In February 2000, the Bank opened a loan production office in Cumming, Georgia.

     The Company also owns 100% of Crescent Mortgage Services, Inc. ("CMS"), which offers wholesale residential mortgage banking services in the Southeast, Northeast and Midwest United States and provides servicing for residential mortgage loans. CMS was incorporated on October 11, 1994, and is an approved servicer of mortgage loans sold to the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and private investors. CMS offers wholesale residential mortgage banking services in southeastern, northeastern and midwestern states and provides servicing for residential mortgage loans. In February 1998, the Company expanded its mortgage operations by engaging in Federal Housing Administration and Veterans Administration mortgage lending. CMS opened a wholesale mortgage banking office in Chicago, Illinois in December 1998.

     On September 30, 1998, the Company completed a two-for-one split of its common stock, par value $1.00 per share (the "Common Stock"), and, on January 12, 1999, the Company's Common Stock began trading on the

Nasdaq SmallCap Market under the symbol "CSNT." All of the information presented in this Annual Report to Shareholders for the year ended December 31, 1999 reflect the Company's September 30, 1998 two-for-one stock split.

     The Company's net income for the year ended December 31, 1999 was $1,456,755 compared to net income of $3,301,594 for the year ended December 31, 1998. The 56% decrease in net income from 1998 to 1999 was primarily the result of earnings pressure on the mortgage banking operations, which had achieved record results in 1998 and the first six months of 1999. Mortgage banking earnings for 1999 declined 60% to $1,188,901, compared to 1998 mortgage banking earnings of $2,962,440. The decrease in mortgage banking earnings was largely due to the volatility and increases in market interest rates and expectation of additional rate increases by the Federal Reserve. Rates on 30-year mortgages increased 162 basis points since May 1999 to year end. As a result, mortgage production in the third and fourth quarters totaled $677 million, a decrease of $551 million or 45% from the $1.2 billion achieved in the first six months of 1999. In addition, the Company's spread on the sale of purchased mortgage servicing rights decreased 10% from 56 basis points in 1998 to 51 basis points in 1999. Management, based upon a number of assumptions about future events, does not anticipate a significant change in mortgage production volume in the next two quarters.

     While the mortgage operation experienced a decline in earnings, the Bank's earnings continued to improve in 1999. The Bank had earnings of $590,004 in 1999, 47% greater than earnings of $400,168 in 1998. The Bank experienced loan growth of $12.8 million or 31% for 1999. The loan growth occurred while the Bank continued to decrease its classified and criticized loans from 5.92% of total loans at December 31,1998 to 2.59% of total loans at December 31, 1999. The Bank's loan portfolio totaled $54.1 million at December 31, 1999.

Financial Condition
-------------------

     The Company's assets decreased 12% during 1999 from $199.2 million as of December 31, 1998 to $175.8 million as of December 31, 1999. The decrease in total assets in 1999 was the result of a $41 million decrease in residential mortgage loans held for sale. The decrease in assets corresponded with a $29 million, or 39%, decrease in other borrowings. All mortgage production generated by CMS is funded through warehouse lines of credit from the Home Federal Savings Bank ("Home Federal"), and PaineWebber Incorporated ("PaineWebber"), therefore the decrease in mortgage loans held for sale resulted in a lower average balance of other borrowings. The decrease in mortgage loans held for sale from 1998 to 1999 was the result of increases in market interest rates, that reduced mortgage loan originations.

     Interest-earning assets (comprised of commercial banking loans, mortgage loans held for sale, investment securities, interest-bearing balances in other banks and temporary investments) totaled $152.4 million, or 86.7%, of total assets at December 31, 1999. This represents a 16% decrease from December 31, 1998 when earning assets totaled $181.4 million, or 91.1%, of total assets. The decrease in earning assets resulted primarily from the $29 million decrease of residential mortgage loans held for sale. Average mortgage loans held for sale during 1999 of $101.7 million constituted 61.3% of average earning assets and 54.2% of average total assets. Average mortgage loans held for sale during 1998 of $85.6 million constituted 65.8% of average interest-earning assets and 59.8% of average total assets.

   During 1999, average commercial banking loans were $46.8 million. Such loans constituted 28.2% of average earning assets and 25.0% of average total assets. For 1998, average commercial banking loans were $38.2 million, or 29.4% of average earning assets and 26.7% of average total assets. The 22.5% increase in average commercial banking loans was the result of higher loan demand in the Bank's service area as well as the expansion of the Bank's operations in Bartow and Cherokee Counties, Georgia.

   Commercial banking loans are expected to produce higher yields than securities and other interest-earning assets. In addition, residential mortgage loans held for sale generally generate net interest income due to the greater rates of interest paid to the Bank on the longer term mortgage loans over the rates of interest paid by the Bank on its shorter term warehouse line of credit, brokered deposits and core deposits. Therefore, the absolute volume of commercial banking loans and residential mortgage loans held for sale and the volume as a percentage of total interest-earning assets are an important determinant of the net interest margin thereof.

  The following table sets forth a distribution of the assets, liabilities and shareholders' equity for the periods indicated:

          Distribution of Assets, Liabilities and Shareholders' Equity

                                                              Year ended                               Year ended
                                                          December 31, 1999                         December 31, 1998
                                              ---------------------------------------     ---------------------------------------
                                                  Daily                                     Daily
                                                 Average       Income/        Yields/      Average        Income/      Yields/
                                                Balances       Expense         Rates       Balances       Expense       Rates
                                             ------------------------------------------------------------------------------------
                                                                                  (In Thousands)
ASSETS
Interest-earning assets:
  Loans (1)                                     $ 46,791       $ 4,911         10.50%        $ 38,150     $ 4,153       10.89%
  Mortgage loans held for sale                   101,672         9,131          8.98%          85,641       8,352        9.75%
  Securities, at cost                              8,060           608          7.54%           3,024         193        6.38%
  Federal funds sold                               4,310           220          5.10%           2,557         140        5.48%
  Deposit in other banks                           4,945           272          5.50%           2,276         128        5.62%
Total interest-earning assets                    165,778        15,142          9.13%         131,648      12,966        9.85%
                                                ------------------------------------------------------------------------------
Other assets                                      21,782                                       11,455
                                                --------                                     --------
Total assets                                    $187,560                                     $143,103
                                                ========                                     ========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 Demand deposits                                $ 20,728       $   837          4.04%        $ 14,587     $   630        4.32%
 Savings deposit                                   8,026           293          3.65%           5,441         199        3.66%
 Time deposits                                    61,301         3,562          5.81%          45,603       2,825        6.19%
Mortgage warehouse line
 of credit and other                              51,841         3,585          6.92%          32,336       2,425        7.50%
                                                ------------------------------------------------------------------------------
Total interest-bearing
 Liabilities                                     141,896         8,277          5.83%          97,967       6,079        6.21%
Noninterest-bearing deposits                      13,919                                       18,762
Other liabilities                                 16,907                                       14,446
                                                --------                                       11,928
Shareholders' equity                              14,838                                     --------
Total liabilities &
 shareholders' equity                           $187,560                                     $143,103
                                                ========                                     ========
Net interest income                                            $ 6,865                                    $ 6,887
                                                               =======                                    =======
Net yield on interest-earning
 assets                                                                         4.14%                                    5.23%
                                                                               =====                                    ======

(1) For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

  The Bank's other borrowings consist of borrowings from the Federal Home Loan Bank of Atlanta (the "FHLB-Atlanta") which is priced at the FHLB-Atlanta daily rate plus 25 basis points (4.80% as of December 31,1999). All mortgage production generated by CMS is funded through warehouse lines of credit from Home Federal, priced at prime (8.50% at December 31, 1999) and PaineWebber, price at LIBOR plus 80 basis points (7.837% at December 31, 1999). In December 1999, CMS closed a $35.0 warehouse line of credit with Colonial Bank, priced at LIBOR plus 90 basis points. CMS began utilizing the Colonial Bank line of credit in February 2000.

  The following table shows the amount of loans outstanding as of December 31, 1999 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates. See Note 3 to the Financial Statements and Supplementary Data for a discussion of concentrations of credit risk.

                                                                           LOANS MATURING
                                      --------------------------------------------------------------------------------------
                                                             After One Year but
                                          Within One Year     Within Five Years       After Five Years            Total
                                      --------------------------------------------------------------------------------------
                                                                           (In Thousands)
Commercial                                  $ 5,466              $ 4,008                   $    0                $ 9,474
Real estate--construction                    14,025                1,889                        0                 15,914
Other                                         8,298               18,777                    1,614                 28,689
                                      --------------------------------------------------------------------------------------
  Total                                     $27,789              $24,674                   $1,614                $54,077
                                      ======================================================================================
Loans maturing after one year with:
 Fixed interest rates                                            $19,599                   $1,158
 Variable interest rates                                           5,075                      456
                                                          --------------------------------------------
                                                                 $24,674                   $1,614
                                                          ============================================

     The following table summarizes the Bank's non-accrual, past due and restructured commercial banking loans:

                                              December 31,
                                    ------------------------------
                                         1999              1998
                                             (In Thousands)
Non-accrual loans                        $ 30             $  1
                                       ========        =========
Accruing loans past due
90 days or more                          $507             $457
                                       ========        =========
Restructured loans                         --               --
                                       ========        =========

  The gross income on non-accrual commercial banking loans noted above that would have been reported in the year ended December 31, 1999, if the loans had been current in accordance with their original terms and had been outstanding throughout the year, or since origination, was $981. The gross income on non-accrual commercial banking loans noted above that would have been reported in the year ended December 31, 1998, if the loans had been current in accordance with their original terms and had been outstanding throughout the year, or since origination, was $98.

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

                                                                   Years Ended December 31,
                                                                   1999               1998
                                                             ------------------------------------
Balance, beginning of period                                     $699,020           $514,634
Loans charged off:
    Commercial                                                         --            (21,984)
    Real estate--construction                                          --                 --
    Real estate--mortgage                                              --                 --
    Installment and other consumer                                (26,103)           (10,184)
                                                             ------------------------------------
Total loans charged off                                           (26,103)           (32,168)
Recoveries:
    Installment and other consumer                                  1,772             62,612
    Commercial                                                         --                942
                                                             ------------------------------------
Total loans recovered                                               1,772             63,554
Net loans recovered (charged off)                                 (24,331)            31,386
Provision for loan losses                                         190,000            153,000
                                                             ------------------------------------
Balance, end of period                                           $864,689           $699,020
                                                             ====================================
                                                                    (Dollars in Thousands)

Loans outstanding at end of period,
     excluding loans held for sale                               $ 54,077           $ 41,328
Ratio of allowance to loans
     outstanding at end of period,
     excluding loans held for sale                                   1.60%              1.69%
Average loans outstanding during
     the period, excluding loans held
     for sale                                                    $ 46,791           $ 38,753
Ratio of net charge offs during the
     period to average loans outstanding                             0.05%              0.08%


     The allocation of the allowance for possible loan losses by loan category at the dates indicated is presented below. The Bank does not maintain a reserve with respect to mortgage loans held for sale due to the anticipated low risk associated with the loans during the Bank's expected short holding period, and
the firm commitment takeouts from third parties for such production.   The
Company does have default and foreclosure risk during the short-term holding period of the mortgages held for sale, which is inherent to the residential mortgage industry. However, the Company has not incurred a loss as a result of this risk and therefore does not maintain a reserve for this purpose. The percentages represent banking loans in each category to total loans outstanding at the end of each respective period.

                                                                      Year Ended December 31,
                                                               1999                           1998
                                               --------------------------------------------------------------------------
                                                  Amt                    %                    Amt                    %
                                               --------------------------------------------------------------------------
                                                                         (Dollars in Thousands)
Commercial                                         $331                 22.9%                 $253                  15.9%
Real estate-mortgage (1)                            146                 38.5%                  124                  45.9%
Real estate-construction
 and land development                               165                 51.6%                  153                  24.3%
Consumer                                            168                 17.9%                  120                  13.9%
Unallocated                                          55                                         49
                                               --------------------------------------------------------------------------
                                                   $865                100.0%                 $699                 100.0%
                                               ==========================================================================

---------------
(1)  Includes any loans secured in whole or in part by real estate.

     The allowance for possible loan losses represents management's assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio. Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain a level considered adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance, management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as the Bank's loan loss experience, the amount of past due and nonperforming loans, specific known risk, the status and amount of nonperforming assets, underlying collateral values securing loans, current and anticipated economic conditions and other factors which affect the allowance for potential credit losses. An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the Bank's credit administration area and presented to the Loan Committee on a regular basis. In addition, the Bank has engaged an outside loan review consultant, on a semi-annual basis, to perform an independent review of the quality of the loan portfolio and adequacy of the allowance. The provision for loan losses is a charge to earnings in the current period to maintain the allowance at a level that management estimates to be adequate.

     The Bank's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Reserve and the Georgia Department may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, credit evaluations and allowance for loan loss methodology differ materially from those of management.

     While it is the Bank's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

     The allowance for loan losses totaled $864,689 or 1.60% of total commercial banking loans at December 31, 1999, and $699,020 or 1.69% of total loans at December 31, 1998. The increase in the allowance for loan losses from 1998 to 1999 was primarily the result of the provision for loan loss of $190,000 in 1999. The increase in the allowance for loan loss corresponds to the 30.8% increase in the commercial banking loans in 1999. The determination of the reserve level rests upon management's judgment about factors affecting loan quality, assumptions about the economy, and historical experience. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on past due and other loans that management believes require attention. Management believes that, based solely upon current projections, the allowance at December 31, 1999 was adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable, but which may or may not be realized. Thus, there is no assurance that charge offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

     The Bank's policy is to discontinue the accrual of interest on loans which are 90 days past due unless they are well secured and in the process of collection. Interest on these non-accrual loans is recognized only when received. As of December 31, 1999, the Bank had $507,531 of loans contractually past due more than 90 days, $30,193 of loans accounted for on a non-accrual basis, and no loans considered to be troubled debt restructurings. As of December 31, 1998, the Bank had $457,120 contractually past due more than 90 days, $772 of loans accounted for on a non-accrual basis, and no loans considered to be troubled debt restructurings.

     Non-performing loans are defined as non-accrual and renegotiated loans. Adding real estate acquired by foreclosure and held for sale of $21,940 with non-performing loans results in non-performing assets of $52,133 at December 31, 1999. This compares to non-performing assets of $264,021 at December 31,1998. The 80% reduction of non-performing assets from 1998 to 1999 was the result of
the sale of foreclosed properties of $241,309.   The Bank is currently holding
the foreclosed properties for sale.

     The chart below summarizes those of the Bank's assets that management believes warrant special attention due to the potential for loss, in addition to the non-performing loans and foreclosed properties. Potential problem loans represent loans that are presently performing, but where management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms. Potential problem loans totaled $1.4 million at December 31, 1999, a 42% decrease from December 31, 1998 when potential problem loans totaled $2.4 million. The decrease in potential problem loans was primarily the result of the Bank being paid out from one creditor representing $1.2 million in potential problem loans.

                                                                                            December 31,
                                                                             1999                          1998
                                                                           -----------------------------------------

Non-performing loans (1)                                                   $   30,193                    $      772
Foreclosed properties                                                          21,940                       263,249
                                                                           ----------                    ----------
Total non-performing assets                                                    52,133                       264,021
                                                                           ==========                    ==========

Loans 90 days or more past due on accrual status                           $  507,532                    $  457,120
Potential problem loans (2)                                                 1,399,926                     2,445,317
Potential problem loans/total loans                                              2.59%                         5.92%
Non-performing assets/total loans
   and foreclosed properties                                                     0.10%                         0.63%
Non-performing assets and loans 90 days
     or more past due on accrual status/
     total loans and foreclosed properties                                       1.03%                         1.74%

----------------
(1)  Defined as non-accrual loans and renegotiated loans.
(2) Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

  The information on non-accrual and restructured loans in the above table is presented in the same manner as management categorizes its loan portfolio is not comparable with the information on impaired loans, as defined by

SFAS no 114 "Accounting by Creditors for Impairment of a Loan", as disclosed in
Note 3 of the Financial Statements and Supplementary Data.

  The Bank invests its excess funds in U.S. Government agency obligations, corporate securities, federal funds sold, and interest-bearing deposits with other banks. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities and interest-bearing deposits with other banks totaled $11.9 million at December 31, 1999 compared to $4.8 million at December 31, 1998. Unrealized losses on securities amounted to $1.5 million at December 31, 1999. Management has not specifically identified any securities for sale in future periods which, if so designated, would require a charge to operations if the market value would not
be reasonably expected to recover prior to the time of sale.   The Bank had no
federal funds sold at December 31, 1999 compared to $7,510,000 at December 31, 1998. The decrease in federal funds sold corresponded to the increase in investment securities.

   The following table sets forth the maturities of securities, held by the Bank as of December 31, 1999 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). Equity securities, consisting of shares held in the FHLB-Atlanta in the amount of $624,500, and shares held in The Bankers Bank in the amount of $165,975, collectively totaling approximately $790,475, are not presented in the table below as they lack a contractual maturity. See Note 2 to the Financial Statements and Supplementary Data, which provides details regarding the Bank's investment portfolio as of December 31, 1999 and 1998.

                                                            Maturing
                                ---------------------------------------------------------------------------
                                                     After One But           After Five but
                                  Within One          Within Five              Within Ten       After Ten
                                     Year               Years                    Years           Years
                                ---------------------------------------------------------------------------
                                 Amount  Yield     Amount     Yield        Amount   Yield     Amount  Yield
                                ---------------------------------------------------------------------------
                                 (In Thousands)

Municipal Bond                       --     --      $  345    4.45%         --        --         --     --
U.S. government securities           --     --       2,492    6.84%        $1,000   7.50%    $8,622   7.39%
                                ---------------------------------------------------------------------------
Total                                --     --      $2,837    6.55%        $1,000   7.50%    $8,622   7.39%
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

  The Bank acquires residential mortgage loans from small retail-oriented originators in the Southeast United States through various funding sources, including the Bank's regular funding sources, a $26.5 million warehouse line of credit from the FHLB-Atlanta and a $45 million repurchase agreement with PaineWebber. CMS acquires residential mortgage loans from small retail-oriented originators in the Southeast, Northeast and Midwest United States through various funding sources, including a $75.0 million line of credit from PaineWebber, a $35 million line of credit from Colonial Bank, a $7.0 million line of credit from Home Federal, and a $75 million repurchase agreement from PaineWebber. Under the repurchase agreements, the Mortgage Division sells its mortgage loans and simultaneously assigns the related forward sale commitments to PaineWebber. Substantially all of the Mortgage Division loans are currently being resold in the secondary market to Freddie Mac, Fannie Mae and private
investors after being "warehoused" for 10 to 30 days.   The Mortgage Division
purchases loans that it believes will meet secondary market criteria, such as amount limitations and loan-to-value ratios to qualify for resales to Freddie Mac and Fannie Mae. To the extent that the Mortgage Division retains the servicing rights on mortgage loans that it resells, it collects annual servicing fees while the loan is outstanding. The Mortgage Division sells a portion of its retained servicing rights in bulk form or on a monthly flow basis. The annual servicing fees and gains on the sale of servicing rights is an integral part of the Company's mortgage banking operation and its contribution to net income. The

Company currently pays a third party subcontractor to perform servicing functions with respect to its loans sold with retained servicing.

  The following table presents the outstanding balances of the Company's borrowings under its warehouse line of credits and the weighted average interest rates thereon for the last two years. Draws on such line of credit have a 30-day maturity.

                                                                                  Year ended December 31,
                                                                              1999                        1998
                                                                 ------------------------------------------------------
Balance at period end                                                   $45,676,823                  $74,756,311
Weighted average interest rate at period end                                   7.39%                        7.23%
Maximum amount outstanding at any month's end                           $82,272,689                  $74,756,311
Average amount outstanding                                              $51,840,917                  $32,266,747
Weighted average interest rate                                                 6.75%                        7.50%

  During 1999, the Mortgage Division acquired $1.9 billion of mortgage loans, of which $1.8 billion were resold in the secondary market with servicing rights retained by the Company. This was a slight decline of $0.1 billion from the amount acquired in 1998. At December 31, 1999, $87.3 million of mortgage loans were carried as mortgage loans held for sale on the balance sheet pending sale of such loans, compared to $128.4 million at the end of 1998.

  At December 31, 1999, $4.2 million of purchased mortgage servicing rights were carried on the balance sheet. At December 31, 1998, the Company carried $4.0 million of purchased mortgage servicing rights on its balance sheet. The Company is amortizing the purchased mortgage servicing rights over an accelerated period. At December 31, 1999, the Company held servicing rights with respect to loans with unpaid principal balances totaling $420.8 million compared to $486.0 at December 31, 1998. During 1999, the Company sold servicing rights with respect to $1.8 billion of mortgage loans carried on its balance sheet at costs of $21.2 million for a gain of $9.8 million. During 1998, the Company sold servicing rights with respect to $1.6 billion of mortgage loans carried on its balance sheet at costs of $15.1 million for a gain of $10.2 million. The market value of the servicing portfolio is contingent upon many factors, including, without limitation, the interest rate environment and changes in such rates, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. There can be no assurance that the Company will continue to experience a market value of the servicing portfolio in excess of the cost to acquire the servicing rights, nor can there be any assurance as to the expected life of the servicing portfolio.

  The Company had fixed assets, consisting of land, building and improvements, and furniture and equipment of $6.0 million at December 31,1999 compared to fixed assets of $3.4 million at December 31, 1998. The increase in fixed assets resulted primarily from the Towne Lake branch purchase of $1.7 million and the 5,000 square foot addition to its main office in Jasper, Georgia which began in 1998 and was completed in 1999.

  In 1999, the Bank provided a supplemental retirement plan to its Banking officers funded with life insurance. At December 31, 1999, the Company had on its balance sheet $2.1 million of cash surrender value of life insurance related to the retirement plan.

  The Bank's deposits totaled $110.3 million and $100.6 million at December 31, 1999 and 1998, respectively, an increase of 9.6%. Deposits averaged $94.5 million and $84.4 million during the years ended December 31, 1999 and 1998, respectively. Interest-bearing deposits increased from 77% of total deposits at December 31, 1998 to 82% of total deposits at December 31, 1999. The increase of interest bearing deposits as a percent of total deposits was the result of growth in certificates of deposits, which reflects, in part, increases in interest rates. Certificates of deposit composed 63% of total interest-bearing deposits for December 31, 1999 compared to 70% at December 31, 1998. The decrease of certificates of deposits as a percentage of total interest-bearing deposits was the result of the $9.1 million or 43.7% increase in interest-bearing demand deposits. The composition of these deposits is indicative of the interest rate-conscious market in which the Bank operates and increases in interest rates, generally. There is no assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area.

     The following table summarizes average daily balances of deposits and rates paid on such deposits for the periods indicated:

                                                        Years ended
                                     December 31, 1999               December 31, 1998
                            -----------------------------------------------------------------
                                    Amount           Rate          Amount           Rate
                            -----------------------------------------------------------------
                                                   (Dollars in Thousands)

Noninterest-bearing
 demand deposits                    $13,919            --           $18,762           --
Interest-bearing
 demand deposits                     20,728          4.04%           14,587         4.32%
Savings deposits                      8,026          3.65%            5,441         3.66%
Time deposits                        51,841          5.81%           45,603         6.19%
                                    -------                         -------
Total                               $94,514                         $84,393
                                    =======                         =======

  Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1999 are summarized as follows (in thousands):

              Under 3 months                              $ 4,603
              3 to 6 months                                 3,415
              6 to 12 months                                5,358
              Over 12 months                                4,166
                                                          -------
                                                          $17,542
                                                          =======

Capital
-------

  Capital adequacy is measured by risk-based capital guidelines as well as against leverage ratios. The risk-based capital guidelines developed by regulatory authorities assign weighted levels of risk to asset categories to establish capital requirements. The guidelines currently require a minimum of 8.0% of total capital to risk-adjusted assets. One half of the required capital must consist of Tier 1 Capital, which includes tangible common shareholders' equity and qualifying perpetual preferred stock. The leverage guidelines specify a ratio of Tier 1 Capital to total assets of 3.0% if certain requirements are met, including having the highest regulatory rating, and 4.0% to 5.0% otherwise. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Board of Governors of the Federal Reserve System (the "Federal Reserve") will continue to consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised the Company, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio applicable to either of them. The Bank had agreed with the Georgia Department of Banking and Finance (the "Banking Department") to maintain a leverage ratio of 8.0%. At December 31, 1999 the Bank's leverage ratio was 9.91%.

  At December 31, 1999 the Company's total shareholders' equity was $14.7 million or 8.36% of total assets, compared to $14.1 million or 7.10% of total assets at December 31, 1998. The increase in shareholders' equity to total asset ratio in 1999 was the result of a 12% decrease in total assets, primarily as a result of decreased mortgage loan production in 1999, which was only partially offset by increases in commercial banking loans. At December 31, 1999, total capital to risk-adjusted assets was 13.48%, with 12.74% consisting of tangible common shareholders' equity. The Company paid $400,473 of dividends during 1999 or $.23 per share compared to $273,267 or $.165 per share during
1998.   A quarterly dividend of $.07 was paid in February 2000.

     In February 1999, the Company entered into a promissory note (the "Note") with The Bankers Bank for $1.5 million at a rate of "prime" minus 50 basis points (8.00%) for a 10 year term. The Company pledged 100% of the Bank's common stock as collateral for the Note. The Company transferred the $1.5 million to CMS to increase its capital and liquidity. In July 1999, the Company increased the amount of the promissory note to $4.5 million to facilitate the purchase of the Towne Lake branch. The Company was not required to provide additional collateral for the increased borrowings. The Company contributed the additional $3.0 million borrowings to the Bank as capital.

     The following table shows operating and capital ratios for each of the last two years:

                                                       Year ended December 31
                                                      1999                 1998
                                             -----------------------------------------
Percentage of net income to:
 Average shareholders' equity                       9.82%                27.68%
 Average total assets                               0.78%                 2.31%
Percentage of average
 shareholders' equity to
 average total assets                               7.91%                 8.33%
Percentage of dividends paid
 to net income                                      27.5%                 8.28%

  During 1999, 30,800 shares of Common Stock were issued pursuant to employee stock option exercises for an aggregate of $183,270. In addition, during 1999, 3,028 shares of restricted common shares were issued pursuant to the employment
agreement with Mr. Bob KenKnight.   On March 11, 1998, the Company completed a
stock offering for 270,000 shares of common stock at an issue price of $8.125 per share. The Company effectuated a two for one stock split on September 30, 1998. On January 12, 1999, the Company's Common Stock began trading on the Nasdaq SmallCap Market under the symbol "CSNT".

Liquidity and Interest Rate Sensitivity
---------------------------------------

     Liquidity involves the ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain reserve requirements, and otherwise sustain operations. This is accomplished through maturities and repayments of loans and investments, deposit growth, and access to sources of funds other than deposits, such as the federal funds market, and borrowings from the Federal Home Loan Bank and other lenders.

     Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings and drafts payable, investment securities and securities held for sale) totaled $56.6 million and $52.2 million during 1999 and 1998, representing 55% and 62% of average deposits for those years, respectively. The decrease in average liquid assets as a percentage of average deposits was the result of the decrease in mortgage loans held for sale as well as the increase in fixed assets in 1999. Average non-mortgage loans were 45% and 46% of average deposits for 1999 and 1998, respectively. Average deposits were 63% and 64% of average interest-earning assets for 1999 and 1998, respectively.

     The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs to ensure that adequate funding will be available at all times. In addition to the borrowing sources related to the mortgage operations, the Bank also maintains federal funds lines of credit totaling $4.1 million. The Bank's liquidity position has also been enhanced by the operations of the Mortgage Division due to the investment of funds in short-term assets in the form of mortgages held for sale. Once funded, mortgages will generally be held by the Bank for a period of 10 to 30 days. Management believes its liquidity sources are adequate to meet its operating needs.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval. The general objective of gap management is to actively manage rate-sensitive assets and liabilities to reduce the effects of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Bank.

     Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates are susceptible to change daily, and loans, which are tied to the prime rate, differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits over $100,000 and certain interest-bearing demand deposits are much more interest-sensitive than savings deposits. In addition, brokered deposits, institutional deposits placed by independent brokers, are more interest sensitive. The Bank had brokered deposits of $1.4 million at December 31, 1999 and $6.2 million at December 31, 1998. The Bank had utilized the brokered deposits to fund its mortgage loans held for sale and had started to discontinue the use of the brokered deposits following the purchase of the Towne Lake branch which provided the Bank with excess liquidity. As of February 28, 2000, the Bank no longer held any brokered deposits.

     The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 1999.

                                    Interest Rate Sensitivity Gaps
                                        As of December 31, 1999

                                         Amounts Repricing In
                          ----------------------------------------------------
                          0-90 Days    91-365 Days    1-5 Years   Over 5 Years
                          ---------    -----------    ---------   ------------
                                         (Millions of dollars)
Interest-earnings
 assets                     $111.8        $ 10.0        $21.6         $9.9
Interest-bearing
 liabilities                  89.8          27.1         16.7          2.3
                          ----------------------------------------------------
Interest sensitivity
 gap                        $ 22.0        $(17.1)       $ 4.9         $7.6
                          ====================================================

     The Company was in an asset-sensitive position for the cumulative three-month, one-to-five year and over five-year intervals. This means that during the five-year period, if interest rates decline, the net interest margin will decline. During the 0-91 day period, which has the greatest sensitivity to interest rate changes, if rates rise, the net interest margin will improve. Conversely, if interest rates decrease over this period, the net interest margin will decline. The Company's net interest margin for 1999 was 4.20% compared to 5.23% for 1998. This is indicative of the historical low mortgage rates during the first six months of 1999. At December 31, 1999, the Company was within its policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80 - 140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity. Additionally, as described in the following paragraphs, the Company utilizes mandatory commitments to deliver mortgage loans held for sale, therefore reducing the interest rate risk. The total excess of interest-bearing assets over interest-bearing liabilities, based on a five-year time period, was $17.4 million, or 9.9% of total assets.

     At December 31, 1999, the Company's commitments to purchase mortgage loans (the "Pipeline") totaled approximately $254.4 million, down 50% from the $508 million a year earlier. Of the Pipeline, the Company had, as of December 31, 1999, approximately $62.2 million for which the Company had interest rate risk. The remaining $192.2 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (i) loans under contract to be placed with a private investor through a "best efforts" agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (ii) loans with floating interest rates which close at the current market rate, and (iii) loans where the original fixed interest rate commitment has expired and will be reprice at the current market rate.

     The Mortgage Division has adopted a policy intended to reduce interest rate risk incurred as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed. Accordingly, commitments to purchase loans will be covered either by a mandatory sale of such loans into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security. The mandatory sale commitment is fulfilled with loans closed by the Company, through "pairing off" the commitment, or purchasing loans through the secondary market. Under certain condition the Company seeks best execution by pairing off the commitment to sell closed loans and fulfilling that commitment with loans purchased by the Company through the secondary market. The Company considers the cost of the hedge to be part of the cost of the Company's servicing rights, and therefore the hedge is accounted for as part of the cost of the Company's servicing portfolio. As a result, any gain or loss on the hedge reduces or increases, as appropriate, the cost basis of the servicing portfolio.

     In hedging the Pipeline, the Company must use a best estimation of the percentage of the Pipeline that will not close (i.e. loans that "fallout"). Loans generally fallout of the Pipeline for various reasons including, without limitation, borrowers' failures to qualify for the loan, construction delays, inadequate appraisal values and changes in interest rates which are substantial enough for the borrower to seek another financing source. An increasing interest rate environment provides greater motivation for the consumer to lock and close loans. Conversely, in a decreasing interest rate environment, the consumer has a tendency to delay locking and closing loans in order to obtain the lowest rate. As a result, an increasing interest rate environment generally results in the Company's fallout ratio to be less than in an average market. Conversely, in a decreasing rate environment, the Company's fallout ratio tends to be greater than in an average market. If the Company's fallout ratio is greater than anticipated, the Company will have more mandatory commitments to deliver loans than it has loans for which it has closed. In this circumstance, the Company must purchase the loans to meet the mandatory commitment on the secondary market and therefore will have interest rate risk in these loans. Conversely, if the Company's fallout ratio is less than anticipated, the Company will have fewer mandatory commitments to deliver loans than it has loans for which it has closed. In this circumstance, the Company must sell the loans on the secondary market without a mandatory commitment and therefore will have interest rate risk in these loans.

     The Company's success in reducing its interest rate risk is directly related to its ability to monitor and estimate its fallout. While other hedging techniques other than mandatory and optional delivery may be used, speculation is not allowed under the Mortgage Division's secondary marketing policy. As of December 31, 1999, the Bank had in place purchase commitment agreements terminating between January and March of 2000 with respect to an aggregate of approximately $44 million to hedge the mortgage pipeline of $62 million for which the Bank had an interest rate risk, compared to $127 million and $181 million, respectively, one year earlier.

     In June 1998, the Financial Accounting Standards Board issued SFAS No.
133, "Accounting for Derivative Instruments and Hedging Activities" This statement is required to be adopted for fiscal years beginning after June 15, 2000. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately.

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

     The Company experienced significant changes in interest rates and mortgage production during 1999. The Company achieved record mortgage production with interest rates at historical low levels in the first six months of 1999. The Company recognized an increase in average interest-earning assets and interest-bearing liabilities for the year as a result of the record mortgage production in the first six months. Rates began increasing mid-second quarter 1999 resulting in an increase in rates on a 30-year mortgage of 162 basis points during 1999. The Federal Reserve Open Market Committee moved interest rates on three occasions in 1999 for a total of 75 basis points. As a result, mortgage production in the third and fourth quarters totaled $677 million, a decrease of $551 million or 45% from the first and second quarters 1999 production of $1.2 billion. With the increase in interest rates, the Company's net interest margin was negatively effected during the latter six months due to the asset sensitive structure of the Company's balance sheet.

     The Company had interest income of $15.1 million in 1999, and $13.0 million in 1998. The 16% increase in interest income is attributable to the increase in average interest-earning assets which is the result of the higher volume of average commercial banking loans and average mortgage loans held for sale offset by a lower yield on interest-earning assets in 1999. Average interest-earning assets totaled $165.8 million in 1999 compared to $131.6 million in 1998. The yield on earning assets decreased from 9.85% in 1998 to 9.13% in 1999. The decrease in the yield on earning assets from 1998 to 1999 was the result of the historically low mortgage rates in the first six months of 1999. The Company had closed $1.9 billion of mortgage loans during 1999 compared to $1.8 billion during 1998.

     Net interest income for 1999 was $6.9 million. The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. The Company's net interest margin during 1999 was 4.14%. Interest spread, which represents the difference between average yields on interest-earning assets and average rates paid on interest-bearing liabilities, was 3.30%. Net interest income, interest margin and net interest spread in 1998 were $6.9 million, 5.23%, and 3.6%, respectively. The decrease in net interest margin and interest spread is indicative of the historically low interest rates in the first six months of 1999 and the Company's having an asset sensitive gap ratio.

     The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

                          1999 compared to 1998      1998 compared to 1997
                       ------------------------------------------------------
                                  Increase (Decrease due to (1))
                       ------------------------------------------------------
                        Volume     Rate      Net     Volume     Rate     Net
                       ------------------------------------------------------
                                           (In Thousands)
Interest earned on:
 Loans                 $  907      $(148)    $  178   $  613    $ 73   $  686
 Mortgage loans held
  for sale              1,438       (659)       779    4,471      68    4,539
 Securities, at cost      380         35        415       58      (8)      50
 Federal funds sold        90        (10)        80       49      (3)      46
 Deposits in other
  banks                   147         (2)       145       49       1       50
                       ------------------------------------------------------
Total interest income  $2,962      $(784)    $2,178   $5,240    $131   $5,371
                       ======================================================

Interest paid on:
 Demand deposits       $  248      $ (41)    $  207   $  231    $ 17   $  248
 Savings deposits          95         (1)        94       12       6       18
 Time deposits            911       (174)       737      717     (12)     705
 Mortgage warehouse
  line of credit and
  other                 1,348       (188)     1,160    1,556     299    1,855
                       ------------------------------------------------------
Total interest expense $2,602      $(404)    $2,178   $2,516    $310   $2,826
                       ======================================================

-----------
(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     The Bank made provisions for loan losses of $190,000 in 1999, and charged off $26,103 of loans. The Bank made provisions for loan losses of $153,000 in 1998, and charged off $32,168 of loans. The ratios of net charge offs to average non-mortgage loans outstanding during the year were 0.05% and 0.08% for 1999 and 1998, respectively.

     Other income was $14.6 million in 1999 compared to $15.2 million in 1998. The Company sold servicing rights with respect to $1.8 billion of mortgage loans in 1999 for a total net gain of $9.8 million or a spread on the sale of servicing of 0.54%. This compares to servicing rights sales in 1998 of $1.6 billion for a net gain of $10.2 million or a spread on the sale of servicing of 0.64%. The decrease in the spread on the sale of servicing rights is indicative of the competitive pricing in the mortgage industry in the last six months of 1999. The Company's spread on the sale of purchased mortgage servicing rights decreased from 60 basis points in the first and second quarters of 1999 to 36 basis points in the third and fourth quarters 1999, a 40% decline. The decrease in the spread on the sale of purchased mortgage rights resulted primarily from the decrease in mortgage production in the third and fourth quarters 1999 resulting in greater competition for the reduced volume of production. The Company currently plans to sell a portion of the servicing rights retained during 2000, although there can be no assurance as to the volume of the Bank's loan acquisition or that any gain will be recognized on such sales. Origination fee income is generated from the sale of mortgage loans to securities brokers pursuant a repurchase agreement. Under the agreement, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to a securities broker. The Company continues to receive fee income from the securities broker until the loan is delivered into the forward commitment.

     Other operating expenses increased to $19.0 million in 1999 from $16.8 million in 1998. The Company had increased its labor and overhead in late 1998 and early 1999 in order to process the anticipated higher volume, including opening an office in Chicago during the fourth quarter of 1998. In response to the decline in mortgage production and spread on the sale of purchased mortgage servicing rights, the Company has attempted to reduce overhead expenses in the third and fourth quarters 1999. CMS closed its office in Atlanta which primarily processed FHA and VA loans. These products continue to be offered through the Perimeter Center Circle office. In total, the

Company has reduced mortgage personnel by 26 employees or a 21% reduction. In addition, the mortgage operation began handling all post closing and quality control reviews in house. These functions had previously been outsourced.

     The Company had net income of $1.5 million in 1999, compared to $3.3 million in 1998. Net income was adversely effected primarily by the decline in mortgage production and the reduced gain on the sale of mortgage servicing rights in the last six months of 1999. Income tax as a percentage of pretax net income was 36% for 1999 and 1998.

Effects of Inflation
--------------------

     Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, increases in inflation generally have resulted in increased interest rates, and in 1999 the Federal Reserve increased interest rates in an attempt to prevent inflation. In addition, inflation results in financial institutions' increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce the Company's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

The Year 2000 Issue and Year 2000 Readiness
-------------------------------------------

     The Company did not experience any Year 2000 related problems with the century date change period. The Company had budgeted and spent approximately $103,000 in 1999 related to the Year 2000 issues. There remain six dates in 2000, which have been identified as potentially causing system problems. The Company tested the dates during its testing phase of its Year 2000 plan and anticipates no problems relating to the dates.

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

    In addition to the foregoing, the Company is subject to (i) credit risks to the event that the Company's borrowers fail to adequately address the Year 2000 issue, (ii) fiduciary risks to the extent that fiduciary assets fail to adequately address the Year 2000 issues, and (iii) liquidity risks, to the extent that the Company's customers are unable to complete banking transactions or are unable to make loan payments in a timely manner due to Year 2000 issues.

    The Company designates each of the statements made by it herein as a Year 2000 Readiness Disclosure. Such statements are made pursuant to the Year 2000 Information and Readiness Disclosure Act.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                      Page
                                                                      ----

INDEPENDENT AUDITOR'S REPORT............................................1


FINANCIAL STATEMENTS

     Consolidated balance sheets........................................2
     Consolidated statements of income..................................3
     Consolidated statements of comprehensive income....................4
     Consolidated statements of stockholders' equity....................5
     Consolidated statements of cash flows........................6 and 7
     Notes to consolidated financial statements......................8-38

                        [Mauldin & Jenkins Letterhead]

                         INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------


To the Board of Directors
Crescent Banking Company and Subsidiaries
Jasper, Georgia

     We have audited the accompanying consolidated balance sheets of the Crescent Banking Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        Mauldin & Jenkins, LLC

Atlanta, Georgia
February 25, 2000

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1999 AND 1998


--------------------------------------------------------------------------------

                                   Assets                                            1999              1998
                                   ------                                      --------------    --------------
Cash and due from banks                                                        $    5,553,931    $    4,382,047
Interest-bearing deposits in banks                                                    193,151           733,183
Federal fund sold                                                                           -         7,510,000
Securities available-for-sale                                                      10,751,741         4,104,772
Securities held-to-maturity, at cost (fair value $1,000,000)                        1,000,000                 -
Mortgage loans held for sale                                                       87,284,155       128,409,669

Loans                                                                              54,077,286        41,328,423
Less allowance for loan losses                                                        864,689           699,020
                                                                               --------------    --------------
          Loans, net                                                               53,212,597        40,629,403

Purchased mortgage servicing rights                                                 4,212,261         4,004,146
Accounts receivable-brokers and escrow agents                                       3,107,498         4,804,208
Premises and equipment                                                              6,036,385         3,369,209
Other real estate owned                                                                21,940           263,249
Cash surrender value of life insurance                                              2,101,068                 -
Deposit intangible                                                                    704,210                 -
Other assets                                                                        1,574,368         1,034,575
                                                                               --------------    --------------
          Total assets                                                         $  175,753,305    $  199,244,461
                                                                               ==============    ==============

                     Liabilities and Stockholders' Equity
                     ------------------------------------

Deposits
    Noninterest-bearing demand                                                 $   20,061,680    $   23,361,371
    Interest-bearing demand                                                        29,983,190        20,857,970
    Savings                                                                         3,301,304         1,861,355
    Time, $100,000 and over                                                        17,542,304        16,345,339
    Other time                                                                     39,418,175        38,175,754
                                                                               --------------    --------------
          Total deposits                                                          110,306,653       100,601,789
Drafts payable                                                                      2,765,182         4,984,145
Other borrowings                                                                   45,676,823        74,756,311
Federal funds purchased                                                               110,000                 -
Deferred income taxes                                                                 933,939         1,526,757
Other liabilities                                                                   1,265,753         3,246,863
                                                                               --------------    --------------
          Total liabilities                                                       161,058,350       185,115,865
                                                                               --------------    --------------
Commitments and contingent liabilities

Stockholders' equity
    Preferred stock, par value $1, 1,000,000 shares authorized, no shares issued or outstanding
    Common stock, par value $1; 10,000,000 shares authorized;
        1,760,536 and 1,726,708 issued                                              1,760,536         1,726,708
    Capital surplus                                                                 8,091,441         7,724,224
    Retained earnings                                                               5,777,722         4,721,440
    Treasury stock, 6,668 shares                                                      (36,091)          (36,091)
    Accumulated other comprehensive loss                                             (898,653)           (7,685)
                                                                               --------------    --------------
          Total stockholders' equity                                               14,694,955        14,128,596
                                                                               --------------    --------------
          Total liabilities and stockholders' equity                           $  175,753,305    $  199,244,461
                                                                               ==============    ==============

See Notes to Consolidated Financial Statements.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1999 AND 1998

================================================================================

                                                                                1999                           1998
                                                                         -----------------               ----------------
Interest income
    Loans                                                                $       4,911,841               $      4,153,310
    Mortgage loans held for sale                                                 9,131,244                      8,351,498
    Taxable securities                                                             592,841                        177,779
    Nontaxable securities                                                           15,353                         15,353
    Deposits in banks                                                              272,391                        127,959
    Federal funds sold                                                             220,111                        139,614
                                                                         -----------------               ----------------
          Total interest income                                                 15,143,781                     12,965,513
                                                                         -----------------               ----------------

Interest expense
    Deposits                                                                     4,692,273                      3,653,994
    Other borrowings                                                             3,585,181                      2,425,164
                                                                         -----------------               ----------------
          Total interest expense                                                 8,277,454                      6,079,158
                                                                         -----------------               ----------------

          Net interest income                                                    6,866,327                      6,886,355
Provision for loan losses                                                          190,000                        153,000
                                                                         -----------------               ----------------
          Net interest income after provision for
             loan losses                                                         6,676,327                      6,733,355
                                                                         -----------------               ----------------

Other income
    Service charges on deposit accounts                                            298,879                        222,684
    Gestation fee income                                                         2,529,586                      2,123,569
    Mortgage loan servicing fees                                                 1,262,767                        934,894
    Gains on sales of purchased mortgage servicing rights                        9,804,994                     10,219,326
    Gains on sales of mortgage loans held for sale                                 501,270                      1,669,511
    Net realized gains (losses) on sales of securities                              (2,527)                         2,850
    Other operating income                                                         185,441                         50,729
                                                                         -----------------               ----------------
          Total other income                                                    14,580,410                     15,223,563
                                                                         -----------------               ----------------

Other expenses
    Salaries and employee benefits                                               9,248,222                      8,458,729
    Equipment and occupancy expenses                                             1,936,297                      1,230,088
    Other operating expenses                                                     7,796,570                      7,095,945
                                                                         -----------------               ----------------
          Total other expenses                                                  18,981,089                     16,784,762
                                                                         -----------------               ----------------

          Income before income taxes                                             2,275,648                      5,172,156

Income tax expense                                                                 818,893                      1,870,562
                                                                         -----------------               ----------------

          Net income                                                     $       1,456,755               $      3,301,594
                                                                         =================               ================

Basic earnings per common share                                          $            0.85               $           1.98
                                                                         =================               ================

Diluted earnings per common share                                        $            0.80               $           1.92
                                                                         =================               ================

See Notes to Consolidated Financial Statements.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    YEARS ENDED DECEMBER 31, 1999 AND 1998

================================================================================

                                                                                     1999              1998
                                                                               ----------------    ------------
Net income                                                                     $      1,456,755    $  3,301,394
                                                                               ----------------    ------------

Other comprehensive loss:

    Unrealized losses on securities available-for-sale:

        Unrealized holding losses arising during period, net of
            tax (benefits) of $(594,990) and $(2,301), respectively                    (892,484)         (3,231)

         Reclassification adjustment for gains (losses) realized
            in net income, net of tax (benefit) of $(1,011) and $1,140,
            respectively                                                                  1,516          (1,710)
                                                                               ----------------    ------------

Other comprehensive loss                                                               (890,968)         (4,941)
                                                                               ----------------    ------------

Comprehensive income                                                           $        565,787    $  3,296,453
                                                                               ================    ============

See Notes to Consolidated Financial Statements.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1999 AND 1998

================================================================================

                                                                                                                       Accumulated
                                                                                                                          Other
                                                       Common Stock        Capital      Retained     Treasury Stock   Comprehensive
                                                 ----------------------                            -----------------
                                                   Shares    Par Value     Surplus      Earnings   Shares     Cost        Loss
                                                 ---------   ----------  -----------  -----------  ------   --------  -------------
Balance, December 31, 1997                         726,354   $  726,354  $ 6,549,186  $ 1,693,113   3,334   $(36,091) $      (2,744)
  Net income                                             -            -            -    3,301,594       -          -              -
  Issuance of common stock                         135,000      135,000    2,004,762            -       -          -              -
  Common stock split                               862,754      862,754     (862,754)           -   3,334          -              -
  Cash dividends declared, $.165 per share               -            -            -     (273,267)      -          -              -
  Exercise of stock options                          2,600        2,600       33,030            -       -          -              -
  Other comprehensive loss                               -            -            -            -       -          -         (4,941)
                                                 ---------   ----------  -----------  -----------  ------   --------  -------------
Balance, December 31, 1998                       1,726,708    1,726,708    7,724,224    4,721,440   6,668    (36,091)        (7,685)
  Net income                                             -            -            -    1,456,755       -          -              -
  Cash dividends declared, $.23 per share                -            -            -     (400,473)      -          -              -
  Exercise of stock options                         30,800       30,800      152,470            -       -          -              -
  Restricted stock awards                            3,028        3,028       48,340            -       -          -              -
  Tax benefit from exercise of stock options             -            -      166,407            -       -          -              -
  Other comprehensive loss                               -            -            -            -       -          -       (890,968)
                                                 ---------   ----------  -----------  -----------  ------   --------  -------------
Balance, December 31, 1999                       1,760,536   $1,760,536  $ 8,091,441  $ 5,777,722   6,668   $(36,091) $    (898,653)
                                                 =========   ==========  ===========  ===========  ======   ========  =============


                                                     Total
                                                  Stockholders'

                                                     Equity
                                                  -------------
Balance, December 31, 1997                        $   8,929,818
  Net income                                          3,301,594
  Issuance of common stock                            2,139,762
  Common stock split                                          -
  Cash dividends declared, $.165 per share             (273,267)
  Exercise of stock options                              35,630
  Other comprehensive loss                               (4,941)
                                                  -------------
Balance, December 31, 1998                           14,128,596
  Net income                                          1,456,755
  Cash dividends declared, $.23 per share              (400,473)
  Exercise of stock options                             183,270
  Restricted stock awards                                51,368
  Tax benefit from exercise of stock options            166,407
  Other comprehensive loss                             (890,968)
                                                  -------------
Balance, December 31, 1999                        $  14,694,955
                                                  =============

See Notes to Consolidated Financial Statements.

                         CRESCENT BANKING COMPANY
                              AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1999 AND 1998

================================================================================

                                                                                          1999              1998
                                                                                     --------------    --------------
OPERATING ACTIVITIES
    Net income                                                                       $    1,456,755    $    3,301,594
    Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
        Accretion of discount on securities                                                (434,888)         (120,968)
        Depreciation                                                                        808,579           475,814
        Amortization of purchased mortgage servicing rights                                 967,172         1,216,200
        Amortization of deposit intangible                                                   37,064                 -
        Provision for loan losses                                                           190,000           153,000
        Loss on sale of other real estate owned                                               6,417             3,333
        Income on life insurance policies                                                   (49,068)
        Deferred income taxes                                                                 1,161            35,733
        (Gain) loss on sale of securities available-for-sale                                  2,527            (2,850)
        Gains on sales of purchased mortgage servicing rights                            (9,804,994)      (10,219,326)
        Restricted stock awards                                                              45,079             6,289
        Net (increase) decrease in mortgage loans held for sale                          41,125,514       (79,010,798)
        (Increase) decrease in accounts receivable -
           brokers and escrow agents                                                      1,696,710        (1,508,746)
        Increase (decrease) in drafts payable                                            (2,218,963)        1,820,796
        (Increase) decrease in interest receivable                                          109,829          (350,886)
        Increase (decrease) in interest payable                                            (135,831)           98,822
        Other operating activities                                                       (2,351,458)        2,136,869
                                                                                     --------------    --------------

         Net cash provided by (used in) operating activities                             31,451,605       (81,965,124)
                                                                                     --------------    --------------

INVESTING ACTIVITIES
    Purchase of securities available-for-sale                                            (9,520,805)       (1,706,364)
    Proceeds from sales of securities available-for-sale                                  1,321,250           501,094
    Proceeds from maturities of securities available-for-sale                               500,000                 -
    Purchase of securities held-to-maturity                                              (1,000,000)                -
    Net (increase) decrease  in Federal funds sold                                        7,510,000        (6,200,000)
    Net decrease in interest-bearing deposits
        in banks                                                                            540,032           347,286
    Net increase in loans                                                               (12,860,192)       (4,911,493)
    Proceeds from sale of other real estate owned                                           321,890           149,989
    Purchase of premises and equipment                                                   (1,824,016)       (1,565,629)
    Acquisition of purchased mortgage servicing rights                                  (22,374,576)      (16,142,685)
    Proceeds from sales of purchased mortgage
        servicing rights                                                                 31,004,283        25,285,228
    Purchase of life insurance policies                                                  (2,052,000)                -
                                                                                     --------------    --------------

          Net cash used in investing activities                                          (8,434,134)       (4,242,574)
                                                                                     --------------    --------------

FINANCING ACTIVITIES
    Net increase (decrease) in deposits                                                  (2,960,056)       24,920,905
    Net increase  (decrease) in other borrowings                                        (29,079,488)       60,447,661
    Net increase  in Federal funds purchased                                                110,000                 -
    Dividends paid                                                                         (400,473)         (273,267)
    Net proceeds from sale of common stock                                                        -         2,139,762
    Proceeds from exercise of stock options                                                 183,270            35,630
    Net cash received in branch acquisition                                              10,301,160                 -
                                                                                     --------------    --------------

          Net cash provided by (used in) financing activities                           (21,845,587)       87,270,691
                                                                                     --------------    --------------

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1999 AND 1998

----------------------------------------------------------------------------------------------------------------
                                                                                      1999              1998
                                                                               -----------------    ------------
Net increase in cash and due from banks                                        $       1,171,884    $  1,062,993

Cash and due from banks at beginning of year                                           4,382,047       3,319,054
                                                                               -----------------    ------------

Cash and due from banks at end of year                                         $       5,553,931    $  4,382,047
                                                                               =================    ============

SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                                               $       8,413,285    $  5,980,336

        Income taxes                                                           $       1,691,701    $  1,347,197

NONCASH TRANSACTIONS
    Unrealized losses on securities available-for-sale                         $       1,484,947    $      8,382

    Principal balances of loans transferred to other real estate               $          86,998    $    264,662

BRANCH ACQUISITION

    Premises and equipment                                                     $      (1,651,739)   $          -
    Other assets                                                                          (5,864)              -
    Deposit intangible                                                                  (741,274)              -
    Deposits                                                                          12,664,920               -
    Other liabilities                                                                     35,117               -
                                                                               -----------------    ------------
    Net cash received                                                          $      10,301,160    $          -
                                                                               =================    ============

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

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of purchased mortgage servicing rights, the valuation of foreclosed real estate, and deferred tax assets.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Securities

          Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. All other debt securities are classified as available-for-sale and recorded at fair value with net unrealized gains and losses reported in other comprehensive income, net of tax. Equity securities without a readily determinable fair value are classified as available-for-sale and are recorded at cost.

          Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

         Mortgage Loans Held for Sale

          The Company originates first mortgage loans with the intention to sell the loans in the secondary market and are carried at the lower of cost or fair value. Interest collected on these loans during the period they are held in inventory is included in interest income. Income from the sale of these loans is recognized at the time of sale and is determined by the difference between net sales proceeds and the book value of the loans.

         Loans

          Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income on loans is accrued based on the principal balance outstanding.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Loans (Continued)

          The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

          The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

          A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

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

         Premises and Equipment

          Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

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

          Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

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

         Comprehensive Income

          Statement of Financial Accounting Standards ("SFAS") No. 130 ("Reporting Comprehensive Income") describes comprehensive income as the total of all components of comprehensive income, including net income. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of unrealized gains and losses on available-for-sale securities.

         Recent Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. As of December 31, 1999, unrealized gains, net of tax, associated with the Company's $44 million of mandatory future commitments that would be reported in other comprehensive income under SFAS No. 133 was approximately $120,000.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)



         Recent Accounting Pronouncements (Continued)

          There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.

NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                                  Gross           Gross
                                                Amortized       Unrealized      Unrealized           Fair
                                                  Cost            Gains           Losses             Value
                                              ------------     -----------     ------------       ------------
      Securities Available-for-Sale
         December 31, 1999:
            U.S. Government and
               agency securities              $ 11,114,021        $      -     $ (1,498,038)      $  9,615,983
            State and municipal securities         345,000             283                -            345,283
            Equity securities                      790,475               -                -            790,475
                                              ------------     -----------     ------------       ------------
                                              $ 12,249,496        $    283     $ (1,498,038)      $ 10,751,741
                                              ============     ===========     ============       ============

         December 31, 1998:
            U.S. Government and
               agency securities              $  2,656,605        $ 28,634     $    (52,190)      $  2,633,049
            State and municipal securities         345,000          10,748                -            355,748
            Equity securities                    1,115,975               -                -          1,115,975
                                              ------------     -----------     ------------       ------------
                                              $  4,117,580        $ 39,382     $    (52,190)      $  4,104,772
                                              ============     ===========     ============       ============

      Securities Held-to-Maturity
         December 31, 1999:
            U.S. Government and
               agency securities              $  1,000,000        $      -     $          -       $  1,000,000
                                              ============      ==========     ============       ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2.  SECURITIES (Continued)

         The amortized cost and fair value of securities as of December 31, 1999 by contractual maturity are shown below.

                                                  Securities Available-for-Sale        Securities Held-to-Maturity
                                                  -----------------------------       ----------------------------
                                                   Amortized          Fair             Amortized          Fair
                                                     Cost             Value              Cost             Value
                                                  ------------     ------------       -----------      -----------
        Due from one year to five years           $  2,837,421     $  2,814,701       $         -      $         -
        Due from five years to ten years                     -                -         1,000,000        1,000,000
        Due after ten years                          8,621,600        7,146,565                 -                -
        Equity securities                              790,475          790,475                 -                -
                                                  ------------     ------------       -----------      -----------
                                                  $ 12,249,496     $ 10,751,741       $ 1,000,000      $ 1,000,000
                                                  ============     ============       ===========      ===========

         Securities with a carrying value of $2,833,959 and $1,558,338 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes.

         Gross gains and losses on sales of securities available-for-sale consist of the following:

                                                                                        Years Ended December 31,
                                                                                      ----------------------------
                                                                                          1999             1998
                                                                                      -----------      -----------
             Gross gains                                                              $         -      $     2,850
             Gross losses                                                                  (2,527)               -
                                                                                      -----------      -----------
             Net realized gains (losses)                                              $    (2,527)     $     2,850
                                                                                      ===========      ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans is summarized as follows:

                                                                                         December 31,
                                                                             ---------------------------------
                                                                                 1999                 1998
                                                                             ------------         ------------
            Commercial                                                       $  9,474,000         $  6,585,000
            Real estate - construction and land development                    15,914,000           10,027,000
            Real estate - mortgage                                             21,311,000           18,942,000
            Consumer instalment and other                                       7,378,286            5,774,423
                                                                             ------------         ------------
                                                                               54,077,286           41,328,423
            Allowance for loan losses                                            (864,689)            (699,020)
                                                                             ------------         ------------
            Loans, net                                                       $ 53,212,597         $ 40,629,403
                                                                             ============         ============

         Changes in the allowance for loan losses are as follows:

                                                                                         December 31,
                                                                             ---------------------------------
                                                                                 1999                 1998
                                                                             ------------         ------------
            Balance, beginning of year                                       $    699,020         $    514,634
               Provision for loan losses                                          190,000              153,000
               Loans charged off                                                  (26,103)             (32,168)
               Recoveries of loans previously charged off                           1,772               63,554
                                                                             ------------         ------------
            Balance, end of year                                             $    864,689         $    699,020
                                                                             ============         ============

         The total recorded investment in impaired loans was $36,316 and $772 at December 31, 1999 and 1998, respectively. There were no loans that had related allowances for loan losses determined in accordance with SFAS No. 114 ("Accounting by Creditors for Impairment of a Loan") at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans for 1999 and 1998 was $38,258 and $34,486, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 1999 and 1998, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

         The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1999 are as follows:

            Balance, beginning of year                                                $ 1,857,170
               Advances                                                                 2,210,519
               Repayments                                                              (1,117,499)
                                                                                      -----------
            Balance, end of year                                                      $ 2,950,190
                                                                                      ===========

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                                           December 31,
                                                                 --------------------------------
                                                                    1999                 1998
                                                                 -----------          -----------
            Land                                                 $   687,726          $   263,978
            Buildings and improvements                             3,346,498            1,209,219
            Equipment                                              4,311,990            3,297,762
            Construction in progress                                       -               99,500
                                                                 -----------          -----------
                                                                   8,346,214            4,870,459
            Accumulated depreciation                              (2,309,829)          (1,501,250)
                                                                 -----------          -----------
                                                                 $ 6,036,385          $ 3,369,209
                                                                 ===========          ===========

NOTE 5.  DEPOSIT INTANGIBLE

         In 1999, the Company acquired certain assets and all deposits of another financial institution's branch operations in Woodstock, Georgia. The premium paid for the deposits is reported in the balance sheet, net of amortization as a deposit intangible. The deposit intangible is being amortized over a period of ten years. The balance at December 31, 1999 was $704,210. The amount amortized for the year ended December 31, 1999 was $37,064.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 6.  DEPOSITS

         The scheduled maturities of time deposits at December 31, 1999 are as follows:

           2000                                        $ 42,081,381
           2001                                           5,489,032
           2002                                           3,326,574
           2003                                           4,842,201
           2004                                           1,221,291
                                                       ------------
                                                       $ 56,960,479
                                                       ============

         At December 31, 1999 and 1998, brokered deposits amounted to $1,386,000 and $6,216,000, respectively, and are included in time deposits as follows:

                                                 December 31,
                                         --------------------------
                                            1999           1998
                                         -----------   ------------

           Time, $100,000 and over       $   100,000   $    900,000
           Other time                      1,286,000      5,316,000
                                         -----------   ------------
                                         $ 1,386,000   $  6,216,000
                                         ===========   ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 7.  OTHER BORROWINGS

         Other borrowings consist of the following:


                                                                                              December 31,
                                                                                   -------------------------------
                                                                                       1999               1998
                                                                                   ------------       ------------
          $75,000,000 line of credit with interest at the one month                $ 34,176,823       $ 73,807,415
             LIBOR plus .80% (7.8367% at December 31, 1999)
             due on demand, collateralized  by first mortgage loans
          $26,500,000 line of credit with interest at the Federal Home                7,000,000                  -
             Loan Daily Rate Credit plus .25% (4.80% at December 31,
             1999), due between January 24 and 31, 2000,
             collateralized by first mortgage loans
          Note payable from correspondent bank with interest                          4,500,000                  -
             at prime minus .50% (8.00% at December 31, 1999), due in ten equal annual instalments of $450,000, collateralized by
             the common stock of the Bank
          $7,000,000 line of credit with interest at prime (8.50% at                          -            948,896
             December 31, 1998) due May 1, 1999, collateralized
             by first mortgage loans
                                                                                   ------------       ------------
                                                                                   $ 45,676,823       $ 74,756,311
                                                                                   ============       ============

         The advance from correspondent bank has various covenants related to capital adequacy, allowance for loan losses and profitability of the Company and its subsidiaries. As of December 31, 1999, the Company was in compliance with all covenants.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 8.  LEASES

         The Bank leases certain of its branch facilities under various noncancelable operating leases. The initial terms range from one to seven years.

         Crescent Mortgage leases its facilities under various noncancelable operating leases. The initial lease terms range from three to five years.

         Rental expense under all operating leases amounted to $506,491 and $334,896 for the years ended December 31, 1999 and 1998, respectively.

         Future minimum lease payments on noncancelable operating leases are summarized as follows:

           2000                                  $   366,221
           2001                                      380,207
           2002                                      390,862
           2003                                      195,204
           2004                                       41,069
                                                 -----------
                                                 $ 1,373,563
                                                 ===========

NOTE 9.  DEFERRED COMPENSATION PLAN

         In 1999, the Company adopted a deferred compensation plan providing for death and retirement benefits for its directors and executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the directors and executive officers. The balance of the policy cash surrender values included in the balance sheet at December 31, 1999 is $2,101,068. Income recognized on the policies amounted to $49,068 for the year ended December 31, 1999. The balance of the deferred compensation included in other liabilities at December 31, 1999 is $16,350. Expense recognized for deferred compensation amounted to $16,350 for the year ended December 31, 1999.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 10. STOCK OPTIONS

         The Company has a non-qualified stock option plan for key employees and has reserved 78,932 shares of common stock. At the discretion of the Company, cash awards may be paid to option holders which are designed to compensate the employee for the difference in the tax treatment between non-qualified options and incentive stock options. The Company also has a non-qualified stock option plan for directors and has reserved 88,400 shares of common stock. All options under these plans are granted at the estimated fair market value at the date of grant and expire ten years from the date of grant. At December 31, 1999, 6,332 and 14,800 options were available to grant under the employee and director plans, respectively. Other pertinent information related to the options follows:

                                                                            Years Ended December 31,
                                                          --------------------------------------------------------
                                                                     1999                          1998
                                                          ---------------------------       ----------------------
                                                                           Weighted-                     Weighted-
                                                                            Average                       Average
                                                                            Exercise                     Exercise
                                                              Number         Price           Number        Price
                                                            ---------     -----------       --------     ---------
          Under option, beginning of year                     159,200     $      7.79        115,200     $    6.48
             Granted                                           17,800           11.26         48,000         11.02
             Exercised                                        (30,800)           5.95         (4,000)         8.91
                                                            ---------                       --------
          Under option, end of year                           146,200            8.60        159,200          7.79
                                                            =========                       ========

          Exercisable, end of year                            117,867            8.44        134,533          8.01
                                                            =========                       ========
          Weighted-average fair value of
              options granted during the year                   $2.48                          $3.75
                                                            =========                       ========


                                                                                                        Weighted-
                                                                                        Weighted-        Average
                                                                                         Average        Remaining
                                                                         Range of        Exercise      Contractual
                                                         Number           Prices           Price           Life
                                                        -------      ----------------   ------------   -----------
          Under option, end of year                      59,600      $  5.00 -  6.88    $    6.27               5
                                                         73,600         8.00 - 11.02         9.81               8
                                                         13,000        12.25 - 15.00        12.46              10
                                                        -------
                                                        146,200                                                 7
                                                        =======

          Options exercisable, end of year               44,267         5.00 -  6.88         6.16               3
                                                         73,600         8.00 - 11.02         9.81               8
                                                        -------
                                                        117,867                                                 6
                                                        =======

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 10. STOCK OPTIONS (Continued)

         As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1999 and 1998. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                                      Year Ended December 31, 1999
                                                            ------------------------------------------------
                                                                                   Basic            Diluted
                                                                                  Earnings          Earnings
                                                            Net Income           Per Share         Per Share
                                                            -----------          ---------         ---------
           As reported                                      $ 1,456,755            $  0.85           $  0.80
           Stock-based compensation,
              net of related tax effect                         (17,619)             (0.01)            (0.01)
                                                            -----------            -------           -------
           As adjusted                                      $ 1,439,136            $  0.84           $  0.79
                                                            ===========            =======           =======

                                                                      Year Ended December 31, 1999
                                                            ------------------------------------------------
                                                                                   Basic            Diluted
                                                                                  Earnings          Earnings
                                                            Net Income           Per Share         Per Share
                                                            -----------          ---------         ---------
           As reported                                      $ 3,301,594            $  1.98           $  1.92
           Stock-based compensation,
              net of related tax effect                        (127,478)             (0.07)            (0.07)
                                                            -----------            -------           -------
           As adjusted                                      $ 3,174,116            $  1.91           $  1.85
                                                            ===========            =======           =======

         The fair value of the options granted during the years were based upon the discounted value of future cash flows of the options using the following assumptions:

                                                                                    Year Ended December 31,
                                                                                   -------------------------
                                                                                     1999              1998
                                                                                   --------          -------
           Risk-free rate                                                             6.43%            5.12%
           Expected life of the options                                             5 Years          5 Years
           Expected dividends (as a percent of the fair value of the stock)           1.28%            1.36%
           Volatility                                                                 9.84%           34.14%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 10. STOCK OPTIONS (Continued)

         The Company also has restricted stock plans for two of its key employees. The employees annually may earn shares of stock based on certain performance goals of the Company's mortgage operations. The stock grants vest ratably over a five year period after one year from the date of grant. At December 31, 1999, 30,840 shares of stock had been awarded under these plans, of which 3,028 have vested. Expense incurred under these plans amounted to $45,079 and $6,289 for the years ended December 31, 1999 and 1998, respectively.

NOTE 11. INCOME TAXES

         The components of income tax expense are as follows:

                                                                                 Years Ended December 31,
                                                                             -------------------------------
                                                                               1999                 1998
                                                                             ---------           -----------
           Current                                                           $ 817,732           $ 1,909,360
           Deferred                                                              1,161                35,733
           Benefit of net operating loss carryforward                                -               (74,531)
                                                                             ---------           -----------
                         Income tax expense                                  $ 818,893           $ 1,870,562
                                                                             =========           ===========

         The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                          Years Ended December 31,
                                                           ----------------------------------------------------
                                                                    1999                          1998
                                                           --------------------         -----------------------
                                                             Amount     Percent           Amount        Percent
                                                           ---------    -------         -----------     -------
           Income taxes at statutory rate                  $ 773,720        34%         $ 1,758,533         34%
           State income tax                                   16,473         1               79,574          1
           Other items, net                                   28,700         1               32,455          1
                                                           ---------    -------         -----------     -------
                         Income tax expense                $ 818,893        36%         $ 1,870,562         36%
                                                           =========    =======         ===========     =======

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11. INCOME TAXES (Continued)

         The components of deferred income taxes are as follows:

                                                                                           December 31,
                                                                                  ------------------------------
                                                                                     1999               1998
                                                                                  ----------        ------------
          Deferred tax assets:
             Loan loss reserves                                                   $  260,227        $    188,529
             Accrual to cash adjustment for income tax reporting purposes                  -              12,461
             Securities available-for-sale                                           599,102               5,123
             Deferred compensation                                                     6,170                   -
                                                                                  ----------        ------------
                                                                                     865,499             206,113
                                                                                  ----------        ------------

          Deferred tax liabilities:
             Purchased mortgage servicing rights                                   1,589,103           1,510,999
             Depreciation                                                            201,909             209,054
             Other                                                                     8,426              12,817
                                                                                  ----------        ------------
                                                                                   1,799,438           1,732,870
                                                                                  ----------        ------------

          Net deferred tax liabilities                                            $ (933,939)       $ (1,526,757)
                                                                                  ==========        ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 12.  EARNINGS PER COMMON SHARE

          The following is a reconciliation of net income and weighted-average shares outstanding used in determining basic and diluted earnings per common share (EPS):

                                                                       Year Ended December 31, 1999
                                                             -------------------------------------------------
                                                                Net               Weighted-          Per share
                                                               Income           Average Shares        Amount
                                                             -----------        --------------       ---------
           Basic EPS                                         $ 1,456,755             1,712,357          $ 0.85
                                                                                                        ======
           Effect of Dilutive Securities
              Stock options                                            -               102,171
                                                             -----------             ---------
           Diluted EPS                                       $ 1,456,755             1,814,528          $ 0.80
                                                             ===========             =========          ======

                                                                       Year Ended December 31, 1998
                                                             -------------------------------------------------
                                                                Net               Weighted-          Per share
                                                               Income           Average Shares        Amount
                                                             -----------        --------------       ---------
           Basic EPS                                         $ 3,301,594             1,665,957          $ 1.98
                                                                                                        ======
           Effect of Dilutive Securities
              Stock options                                            -                53,691
                                                             -----------             ---------
           Diluted EPS                                       $ 3,301,594             1,719,648          $ 1.92
                                                             ===========             =========          ======

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 13. MORTGAGE LOAN SERVICING

         Mortgage loans serviced for others are not reflected in the financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $421 million as of December 31, 1999. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 1999, substantially all of the Company's mortgage lending and servicing activity was concentrated within the southeastern, northeastern, and midwestern United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

         At December 31, 1999, the Company had errors and omissions and fidelity bond insurance coverage in force of $2,000,000.

NOTE 14. COMMITMENTS AND CONTINGENT LIABILITIES

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

                                                    December 31,
                                           ----------------------------
                                               1999            1998
                                           ------------     -----------

            Commitments to extend credit   $ 11,428,000     $ 9,287,000
            Standby letters of credit           691,550         563,783
                                           ------------     -----------
                                           $ 12,119,550     $ 9,850,783
                                           ============     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 14. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

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

         In addition to the mortgage loans held for sale on the balance sheet, the Company's mortgage loan pipeline at December 31, 1999 totaled approximately $254 million. The Company's exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $62 million in mortgage loans for which the Company has interest rate risk. The remaining $192 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a "best efforts" agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (2) loans with floating interest rates which close at the current market rate, and (3) loans where the original fixed interest rate commitment has expired and will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month. At December 31, 1999, the Company had the ability to sell up to $120 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the forward commitment.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 14. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

         At December 31, 1999, the Company had approximately $44 million of mandatory commitments for the mortgage pipeline. In addition, the Company had mandatory commitments for all mortgage loans held for sale at December 31, 1999.

         The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

         Employment contracts

           At December 31, 1999, the Company was obligated under an employment agreement with one of its key officers. The employment agreement includes provisions for severance pay that would be paid if certain events occur, including but not limited to, the termination of the employee due to a change in control of the Company. The maximum amount the Company would be obligated to pay under this agreement is approximately $276,000.

NOTE 15. CONCENTRATIONS OF CREDIT

         The Company originates primarily commercial, residential, and consumer loans to customers in Pickens County and surrounding areas as well as mortgage loans in the southeastern, northeastern, and midwestern United States. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

         Sixty-nine percent of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 15. CONCENTRATIONS OF CREDIT (Continued)

         The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $3,066,000.

NOTE 16. Regulatory Matters

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1999, approximately $766,000 of retained earnings were available for dividend declaration without regulatory approval.

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, the Company and the Bank met all capital adequacy requirements to which they are subject.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 16. Regulatory MatterS (Continued)

         As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                     To Be Well
                                                                              For Capital         Capitalized Under
                                                                               Adequacy           Prompt Corrective
                                                      Actual                   Purposes           Action Provisions
                                               ------------------          ----------------      -------------------
                                                Amount      Ratio           Amount    Ratio        Amount      Ratio
                                               --------    -------         -------    -----      ----------    -----
         As of December 31, 1999:                                       (Dollars in Thousands)
                                               ---------------------------------------------------------------------
            Total Capital
               (to Risk Weighted Assets):
               Company                         $ 15,755     13.48%         $ 9,349       8%         $   N/A      N/A
               Bank                            $ 14,033     14.80%         $ 7,584       8%         $ 9,480      10%
            Tier I Capital
               (to Risk Weighted Assets):
               Company                         $ 14,890     12.74%         $ 4,675       4%         $   N/A      N/A
               Bank                            $ 13,168     13.89%         $ 3,792       4%         $ 5,688       6%
            Tier I Capital
               (to Average Assets):
               Company                         $ 14,890      9.00%         $ 6,620       4%         $   N/A      N/A
               Bank                            $ 13,168      9.91%         $ 5,318       4%         $ 6,647       5%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 16.   Regulatory Matters (Continued)

                                                                                                     To Be Well
                                                                              For Capital         Capitalized Under
                                                                               Adequacy           Prompt Corrective
                                                       Actual                  Purposes           Action Provisions
                                               -------------------         ----------------      -------------------
                                                Amount      Ratio           Amount    Ratio        Amount      Ratio
                                               --------    -------         -------    -----      ----------    -----
         As of December 31, 1999:                                       (Dollars in Thousands)
                                               ---------------------------------------------------------------------
            Total Capital
               (to Risk Weighted Assets):
               Company                         $ 14,836     12.35%           $ 9,615       8%        $   N/A     N/A
               Bank                            $ 10,216     12.76%           $ 6,408       8%        $ 8,010     10%
            Tier I Capital
               (to Risk Weighted Assets):
               Company                         $ 14,137     11.76%           $ 4,808       4%        $   N/A     N/A
               Bank                            $  9,517     11.88%           $ 3,204       4%        $ 4,806      6%
            Tier I Capital
               (to Average Assets):
               Company                         $ 14,137      7.25%           $ 7,800       4%        $   N/A     N/A
               Bank                            $  9,517      7.74%           $ 4,921       4%        $ 6,151      5%

NOTE 17.   FAIR VALUE OF FINANCIAL INSTRUMENTS

           The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 17.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Other Borrowings and Federal Funds Purchased:

               The carrying amount of other borrowings and Federal funds purchased approximates their fair value.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 17.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                            December 31, 1999                      December 31, 1998
                                                 -------------------------------------   -----------------------------------
                                                      Carrying             Fair              Carrying              Fair
                                                       Amount              Value              Amount              Value
                                                 -----------------   -----------------   ----------------    ---------------
       Financial assets:
          Cash and due from banks,
             interest-bearing deposits in
             banks and Federal funds sold        $       5,747,082   $       5,747,082   $     12,625,230    $    12,625,230
          Securities available-for-sale                 10,751,741          10,751,741          4,104,772          4,104,772
          Securities held-to-maturity                    1,000,000           1,000,000                  -                  -
          Mortgage loans held for sale                  87,284,155          87,284,155        128,409,669        128,409,669
          Loans                                         53,212,597          53,717,183         40,629,403         42,111,117
          Accrued interest receivable                      657,288             657,288            767,117            767,117
          Purchased mortgage
             servicing rights                            4,212,261           4,544,739          4,004,146          5,083,365
          Accounts receivable-brokers
             and escrow agents                           3,107,498           3,107,498          4,804,208          4,804,208

       Financial liabilities:
          Deposits                                     110,306,653         110,897,296        100,601,789        101,317,890
          Drafts payable                                 2,765,182           2,765,182          4,984,145          4,984,145
          Other borrowings                              45,786,823          45,786,823         74,756,311         74,756,311
          Accrued interest payable                         522,138             522,138            622,852            622,852

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 18.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                                                  December 31,
                                                                      ------------------------------------
                                                                             1999                1998
                                                                      ----------------    ----------------
             Outside service fees                                     $      2,072,028    $      2,136,555
             Subservicing expense                                              428,771             295,477
             Amortization of purchased mortgage servicing rights               967,172           1,216,200
             Business development                                              312,687             564,202
             Stationery and printing                                           438,054             359,343
             Telephone                                                         574,780             442,831
             Courier service                                                   448,646             339,444

NOTE 19.  SUPPLEMENTAL SEGMENT INFORMATION

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 19.  SUPPLEMENTAL SEGMENT INFORMATION (Continued)

                                                                       INDUSTRY SEGMENTS
                                               --------------------------------------------------------------------
                                                 Commercial         Mortgage           All
     For the Year Ended December 31, 1999         Banking           Banking           Other             Total
     ---------------------------------------   --------------   ---------------   --------------   ----------------
     Interest income                           $    6,018,461   $     9,131,244   $            -   $     15,149,705
     Interest expense                               1,784,797         6,498,581                -          8,283,378
     Intersegment net interest income                   5,924            (5,924)               -                  -
     (expense)
     Net interest income                            4,233,664         2,632,663                -          6,866,327
     Other revenue from external customers            488,308        14,092,102                -         14,580,410
     Depreciation and amortization                    374,607         1,401,144                -          1,775,751
     Provision for loan losses                        190,000                 -                -            190,000
     Segment profit                                   821,961         1,857,221         (403,534)         2,275,648
     Segment assets                                77,540,477        98,212,828                -        175,753,305
     Expenditures for premises and equipment        3,065,215           410,540                -          3,475,755

                                                                       INDUSTRY SEGMENTS
                                               --------------------------------------------------------------------
                                                 Commercial         Mortgage           All
     For the Year Ended December 31, 1999         Banking           Banking           Other             Total
     ---------------------------------------   --------------   ---------------   --------------   ----------------
     Interest income                           $    4,624,126   $     8,351,498   $            -   $     12,975,624
     Interest expense                               1,415,648         4,673,621                -          6,089,269
     Intersegment net interest income                  10,111           (10,111)               -                  -
     (expense)
     Net interest income                            3,208,478         3,677,877                -          6,886,355
     Other revenue from external customers            276,263        14,947,300                -         15,223,563
     Depreciation and amortization                    249,693         1,442,321                -          1,692,014
     Provision for loan losses                        153,000                 -                -            153,000
     Segment profit                                   671,184         4,640,413         (139,441)         5,172,156
     Segment assets                                59,204,350       140,040,111                -        199,244,461
     Expenditures for premises and equipment          641,775           923,854                -          1,565,629

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-----------------------------------------------------------------------------

NOTE 20. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets, statements of income, and cash flows of Crescent Banking Company as of and for the years ended December 31, 1999 and 1998:

                           CONDENSED BALANCE SHEETS

                                                                                          1999                1998
                                                                                   ----------------     ----------------
                   Assets
                     Cash                                                           $       450,783     $        264,271
                     Investment in subsidiaries                                          18,946,373           14,036,312
                                                                                    ---------------     ----------------
                                Total assets                                        $    19,397,156     $     14,300,583
                                                                                    ===============     ================

                   Liabilities
                     Other borrowings                                               $     4,500,000     $              -
                     Other                                                                  202,201              171,987
                                                                                    ---------------     ----------------
                                                                                          4,702,201              171,987
                                                                                    ---------------     ----------------

                   Stockholders' equity                                                  14,694,955           14,128,596
                                                                                    ---------------     ----------------
                                Total liabilities and stockholders' equity          $    19,397,156     $     14,300,583
                                                                                    ===============     ================

                        CONDENSED STATEMENTS OF INCOME
                                                                                          1999                1998
                                                                                    ---------------     ----------------

                   Income, dividends from subsidiary                                $       568,931     $        273,267

                   Expenses, other                                                          403,534              139,441
                                                                                    ---------------     ----------------

                                Income before income tax benefits and
                                 equity in undistributed
                                 income of subsidiaries                                     165,397              133,826

                   Income tax benefits                                                     (156,456)             (49,000)
                                                                                    ---------------     ----------------

                                Income before equity in undistributed
                                 income of subsidiaries                                     321,853              182,826

                   Equity in undistributed income of subsidiaries                         1,134,902            3,118,768
                                                                                    ---------------     ----------------

                                Net income                                          $     1,456,755     $      3,301,594
                                                                                    ===============     ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------

NOTE 20. PARENT COMPANY FINANCIAL INFORMATION (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  1999               1998
                                                                            ----------------    ----------------
         OPERATING ACTIVITIES
            Net income                                                      $      1,456,755    $      3,301,594
            Adjustments to reconcile net income to net
               cash provided by operating activities:
               Undistributed income of subsidiaries                               (1,134,902)         (3,118,768)
               Restricted stock awards                                                45,079               6,289
               Other operating activities                                             36,783              95,298
                                                                            ----------------    ----------------

                       Net cash provided by operating activities                     403,715             284,413
                                                                            ----------------    ----------------

         INVESTING ACTIVITIES
            Investment in subsidiaries                                            (4,500,000)         (2,200,000)
                                                                            ----------------    ----------------

                       Net cash used in investing activities                      (4,500,000)         (2,200,000)
                                                                            ----------------    ----------------

         FINANCING ACTIVITIES
            Proceeds from other borrowings                                         4,500,000                   -
            Dividends paid                                                          (400,473)           (273,267)
            Net proceeds from sale of common stock                                         -           2,139,762
            Proceeds from exercise of stock options                                  183,270              35,630
                                                                            ----------------    ----------------

                       Net cash provided by financing activities                   4,282,797           1,902,125
                                                                            ----------------    ----------------

         Net increase (decrease) in cash                                             186,512             (13,462)

         Cash at beginning of year                                                   264,271             277,733
                                                                            ----------------    ----------------

         Cash at end of year                                                $        450,783    $        264,271
                                                                            ================    ================

                            SHAREHOLDER INFORMATION


Market for the Company's Common stock

The Company's authorized shares, as of December 31, 1999, consisted of: (I) 10,000,000 shares of common stock, par value $1.00 per share, of which 1,760,536 shares were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding. As of December 31, 1999, there were 583 record holders of common stock.

On January 12, 1999, the Company's Common Stock Began trading on the Nasdaq SmallCap Market under the symbol "CSNT" at a price of $13.00 per share. On March 20, 2000, the price of the Company's Common Stock, as quoted on the Nasdaq SmallCap Market, was $13.88.

Annual Meeting of Shareholders

The Company's 2000 Annual Meeting of Shareholders will be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia on April 20, 2000 at 2:00 p.m. local time.

Form 10-KSB

A copy of Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, as filed with Securities and Exchange Commission, will be furnished free of charge to any stockholder upon written request. Requests should be mailed to J. Donald Boggus, Jr., Crescent Banking Company and Subsidiaries, Post Office Box 668, Jasper, Georgia, 30143.

                        Directors & Executive Officers

                         CRESCENT BANK & TRUST COMPANY

Directors:

John Bennett, Jr.                             -  Breeder/Hatchery Manager, Seaboard Farms
J. Donald Boggus, Jr.                         -  President, Crescent Banking Company and
                                                 Subsidiaries
James D. Boggus, Sr.                          -  Owner, Pickland, Inc.
John S. Dean, Sr.                             -  Retired Public Utility Executive, Amicalola Electric
                                                 Membership Cooperative
A. James Elliott                              -  Chairman of the Board of Crescent Banking
                                                 Company; Associate Dean of Emory University
                                                 Law School
Charles Fendley                               -  Mortgage Officer, Crescent Bank & Trust
                                                 Company
Chuck Gehrmann                                -  President, Mack Truck Sales of  Atlanta
Alan Harris                                   -  Owner of Century 21 Alan Harris Realty
Robert C. KenKnight                           -  Executive Vice President, Crescent Bank & Trust
                                                 Company
Michael W. Lowe                               -  President, Jasper Jeep Sales, Inc.
Garland Pinholster                            -  Georgia House Legislator
Cecil Pruett                                  -  Mayor of City of Canton
Edwin M. Steinmann                            -  Chairman of the Board; Consultant and Retired
                                                 Chief Executive Officer, Corrosion Specialties,
                                                 Inc.
Janie F. Whitfield                            -  Secretary of the Board of Crescent Bank & Trust
                                                 Company; Former Owner and President of Mountain Gold, Inc.
Charles B. Wynne                              -  Retired Bank Executive, Crescent Banking
                                                 Company and Subsidiaries


Executive Officers:
J. Donald Boggus, Jr.                         -  President & CEO
Robert C. KenKnight                           -  Executive Vice President and Mortgage Division
                                                 President
Gary Reece                                    -  Executive Vice President
Michael Leddy                                 -  Senior Vice President of Secondary Marketing
Dave Denton                                   -  Senior Vice President and Branch Manager
Bonnie Boling                                 -  Chief Financial Officer and Vice President

                             Directors & Officers


                           CRESCENT BANKING COMPANY

Directors:
J. Donald Boggus, Jr.       - President, Crescent Banking Company and
                              Subsidiaries
James D. Boggus, Sr.        - Owner, Pickland, Inc.
A. James Elliott            - Associate Dean of Emory University Law School
Charles Fendley             - Secretary, Crescent Banking Company; Mortgage
                              Officer, Crescent Bank & Trust Company
Chuck Gehrmann              - President, Mack Truck Sales of Atlanta
Michael W. Lowe             - President, Jasper Jeep Sales, Inc.

Officers:
J. Donald Boggus, Jr.       - President & CEO
Bonnie Boling               - Chief Financial Officer and Vice President



                       CRESCENT MORTGAGE SERVICES, INC.

Directors:
J. Donald Boggus, Jr.       - President & CEO, Crescent Banking Company
James D. Boggus, Sr.          Owner, Pickland Inc.
John S. Dean, Sr.           - Retired Public Utility Executive, Amicalola
                              Electric Membership Cooperative
A. James Elliott            - Associate Dean of Emory University Law School
Chuck Gehrmann              - President, Mack Truck Sales of Atlanta
Robert C. KenKnight         - President, Crescent Mortgage Services, Inc.
Garland Pinholster          - Georgia House Legislator
Edwin M. Steinmann          - Chairman of the Board, Consultant and Retired
                              CEO, Corrosion Specialties, Inc.

Executive Officers:
Robert C. KenKnight         - President
J. Donald Boggus, Jr.       - Secretary
Michael Leddy               - Senior Vice President of Secondary Marketing
John Cappello               - Senior Vice President & National
                              Production manager
Bonnie Boling               - Chief Financial Officer and Vice President