Form 10-K405, Exhibit 13
period 2000-12-31
CRESCENT BANKING CO
filed 2001-03-30
CIK 883476

                                                                    EXHIBIT 13.1

                            CRESCENT BANKING COMPANY
                       2000 ANNUAL REPORT TO SHAREHOLDERS
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                           CRESCENT BANKING COMPANY
                              2000 ANNUAL REPORT
                               TABLE OF CONTENTS



Chairman's Remarks..................................................        1

FINANCIAL OVERVIEW

Financial Highlights................................................        2

Quarterly Financial Information.....................................        3

Management's Discussion & Analysis..................................   4 - 20

CONSOLIDATED FINANCIAL REPORT

Independent Auditor's Report or Financial Statements................       22

Consolidated Balance Sheets.........................................       23

Consolidated Statements of Income...................................       24

Consolidated Statements of Comprehensive Income.....................       25

Consolidated Statements of Stockholder's Equity.....................    26-27

Consolidated Statements of Cash Flows...............................    28-29

Notes to Consolidated Financial Statements..........................    30-51

Shareholder Information.............................................       52

Directors and Officers..............................................    53-54

                                 March 28, 2001


TO OUR SHAREHOLDERS:

     Enclosed for your review is Crescent Banking Company's 2000 Annual Report to Shareholders. The Company is pleased with the results for the year, especially given the unfavorable mortgage banking market conditions that
persisted for most of 2000.   The mortgage operation experienced improvement in
the fourth quarter of 2000, which has continued significantly into the first quarter of 2001. The mortgage pipeline increased from $287 million at December 31, 2000 to $608 million at March 8, 2000, a 112% increase in only two months. This increase in mortgage production has resulted in mortgage net income for January and February 2001 of $377,493.

     Mortgage banking operations recorded net income for the year 2000 of $390,812, compared to net income for the year 1999 of $1,193,154. Mortgage production declined 32% from $1.9 billion in 1999 to $1.3 billion in 2000. The decrease in production was largely due to the volatility and increases in market interest rates that occurred from June 1999 through the third quarter of 2000. In response to the decline in production, the Company has reduced mortgage overhead expenses 40% and has doubled its mortgage customer base. These operational adjustments, combined with an improvement of interest rates, has resulted in improvement in production and earnings in the first two months of 2001.

     The commercial banking franchise continues to grow in both asset size and earnings as the Bank now has six locations. The Bank experienced loan growth of $38.8 million, or 72%, for 2000. The Bank continued to see growth and improvement in its earnings base during the year, as earnings increased to $884,686 in 2000, up from $528,062 in 1999. In 2001, the Bank will be constructing a new building in Cartersville, Georgia to accommodate the growth in that market. We continue our plans of increasing our banking operations to create a better balance between the bank and mortgage earnings and to further enhance the Bank's overall value.

     At the end of December 2000, the Company introduced it's Dividend Reinvestment and Stock Purchase Plan, which currently has participation in excess of 33%. The Plan is designed to promote long-term investment in the Company by providing individuals with an easy and inexpensive way to invest in its common stock. Under the Plan, shareholders may purchase additional shares by reinvesting their cash dividends, and both shareholders and non-shareholders can purchase shares by making optional cash investments through the Plan. Your Directors continue to welcome and encourage your participation in the Plan.

     As a result of the growth of the commercial bank division and the improvement in the mortgage operation, the Company has stretched its capital structure. To continue the growth of the Company, the Board of Directors is presently examining various means of raising additional capital.

     We hope that you will be able to join us at our 2001 Annual Meeting of Shareholders on April 19, 2001, and we look forward to seeing you there. We sincerely thank you for your continued interest and support.


                                         Sincerely,

                                         /s/ A. James Elliott
                                         --------------------------
                                         A. James Elliott, Chairman

                           CRESCENT BANKING COMPANY
                       HISTORICAL FINANCIAL INFORMATION


                                              2000            1999            1998             1997            1996
                                      --------------------------------------------------------------------------------
Year ended December 31:
   Interest income (1)                   $ 17,549,661    $ 15,143,781    $ 12,965,513       $7,595,207     $ 5,333,659
   Interest expense                         8,958,902       8,277,454       6,079,158        3,252,774       2,161,682

   Net interest income                      8,590,759       6,866,327       6,886,355        4,342,433       3,171,977
   Provision for loan losses                  500,000         190,000         153,000          191,120               -

   Net interest income after
      provision for loan losses             8,090,759       6,676,327       6,733,355        4,151,313       3,171,977
   Other operating income                   8,991,272      14,580,410      15,223,563        6,203,737       4,009,372
   Other operating expenses                15,563,514      19,243,810      17,129,493        8,435,623       6,204,512

   Net income before income taxes           1,518,517       2,012,927       4,827,425        1,919,427         976,837
   applicable income taxes                    474,298         719,741       1,740,461          765,516         393,489
   Net income                               1,044,219       1,293,186       3,086,964        1,153,911         583,348

Per share data:
   Net income - basic earnings           $       0.59    $       0.76    $       1.85     $       0.82     $      0.42
   Net income - diluted earnings         $       0.57    $       0.71    $       1.80     $       0.80     $      0.41
   Period-end book value                 $       8.71    $       8.47    $       8.34     $       6.23     $      5.47
   Cash dividends                        $       0.30    $       0.23    $      0.165     $      0.125     $     0.025

Financial ratios:
   Return on assets                              0.52%           0.69%           2.16%            1.30%           0.93%
   Return on shareholders' equity                6.82%           8.72%          25.88%           14.14%           7.92%
   Total capital to adjusted assets             10.35%          13.48%          12.35%           12.98%          14.40%

Balances as of December 31:
   Loans, net                            $ 91,560,713    $ 53,212,597    $ 40,629,403     $ 36,135,572     $28,164,888
   Allowance for loan losses                1,350,774         864,689         699,020          514,634         335,512
   Mortgage loans held for sale           108,847,638      87,284,155     128,409,669       49,398,871      32,996,668
   Total assets                           242,089,004     175,753,305     199,244,461      104,545,580      74,652,352
   Total deposits                         162,168,443     110,306,653     100,601,789       75,680,884      55,745,908
   Shareholders' equity                    15,800,822      14,860,923      14,338,448        9,009,569       7,673,868

(1) The amount of fee income included in interest income for the years ended December 31, 2000, December 21, 1999, December 31, 1998, December 31, 1997, and December 31, 1996 was $3,872,437, $4,820,648, $4,822,497,
       $2,075,041 and $1,386,430, respectively.

                            CRESCENT BANKING COMPANY

                        QUARTERLY FINANCIAL INFORMATION


                                            March                 June             September          December
                                             2000                 2000               2000               2000
                                      --------------------------------------------------------------------------
Quarter end
   Interest income                         $  3,277,578      $  4,141,192       $  4,805,250      $  5,325,641
   Interest expense                           1,666,791         1,924,580          2,553,835         2,813,696

   Net interest income                        1,610,787         2,216,612          2,251,415         2,511,945
   Provision for loan losses                     95,000           140,000            155,000           110,000

   Net interest income after
      provision for loan losses               1,515,787         2,076,612          2,096,415         2,401,945
   Other operating income                     1,803,919         1,992,014          2,471,383         2,723,956
   Other operating expenses                   3,514,047         3,809,071          3,997,641         4,242,755

   Net income (loss) before income taxes       (194,341)          259,555            570,157           883,146
   Applicable income taxes                      (69,965)           89,321            206,091           248,851
                                           ------------      ------------       ------------      ------------
   Net income (loss)                           (124,376)          170,234            364,066           634,295

Per share data:
   Net income (loss) basic                       ($0.07)     $       0.10       $       0.20      $       0.36
   Net income (loss) diluted                     ($0.07)     $       0.09       $       0.20      $       0.35
   Period-end book value                           8.32              8.35               8.52              8.71
   Cash dividends                          $     0.0700      $     0.0750       $     0.0775      $     0.0775

Balances as of quarter end
   Loans, net                                63,361,759        75,725,784         87,851,308      $ 91,560,713
   Allowance for loan losses                    947,283         1,087,787          1,181,294         1,350,774
   Mortgage loans held for sale              67,311,212        89,074,540         77,457,182       108,847,638
   Total assets                             168,129,092       206,207,403        209,617,219       242,089,004
   Total deposits                           115,117,214       122,265,678        134,575,529       162,168,443
   Shareholders' equity                      14,622,919        14,859,438         15,149,492        15,800,822

                                                   March              June          September         December
                                                   1999              1999               1999             1999
                                       ----------------------------------------------------------------------
Quarter end
   Interest income                         $  4,308,408      $  3,956,231       $  3,622,981      $  3,256,161
   Interest expense                           2,206,481         2,196,470          2,109,194         1,765,309

   Net interest income                        2,101,927         1,759,761          1,513,787         1,490,852
   Provision for loan losses                     60,000            90,000             30,000            10,000

   Net interest income after
      provision for loan losses               2,041,927         1,669,761          1,483,787         1,480,852
   Other operating income                     5,329,391         4,675,172          2,692,600         1,883,247
   Other operating expenses                   5,543,829         5,493,938          4,391,227         3,814,816

   Net income (loss) before income taxes      1,827,489           850,995           (214,840)         (450,717)
   Applicable income taxes                      735,766           251,400           (107,277)         (160,148)
                                           ------------      ------------       ------------      ------------
   Net income (loss)                          1,091,723           599,595           (107,563)         (290,569)

Per share data:
   Net income (loss) basic                 $       0.63      $       0.35             ($0.06)            (0.16)
   Net income (loss) diluted               $       0.61      $       0.33             ($0.06)            (0.17)
   Period-end book value                           8.88              9.17               8.64              8.47
   Cash dividends                          $     0.0500      $     0.0550       $     0.0600      $     0.0650

Balances as of quarter end
   Loans, net                                42,854,997        46,428,520         51,153,613      $ 53,212,597
   Allowance for loan losses                    758,429           835,892            866,570           864,689
   Mortgage loans held for sale             142,937,027       126,909,304         68,912,985        87,284,155
   Total assets                             213,714,395       219,926,496        177,475,588       175,753,305
   Total deposits                           109,122,374       117,221,997        118,384,135       110,306,653
   Shareholders' equity                      15,393,340        15,913,689         15,119,218        14,860,923

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

        The Company's actual results may differ significantly from these forward-looking statements because forward-looking statements involve risks and uncertainties, including, without limitation, the following:

        .    the effects of future economic conditions;

        . governmental monetary and fiscal policies, as well as legislative and regulatory changes;

        . the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, mortgages, securities, and other interest-sensitive assets and liabilities; interest rate risks;

        . the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet;

        . the effect of any mergers, acquisitions or other transactions to which the Company and/or its subsidiaries may from time to time be a party, including, without limitation, the Company's ability to successfully integrate and operate any businesses that it acquires; and

        . the failure of assumptions underlying the establishment of reserves for possible loan losses.

        All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these Cautionary Statements.

General
-------

        The Company is a Georgia corporation that was incorporated on November 19, 1991, to facilitate the Company becoming the parent holding company of Crescent Bank and Trust Company (the "Bank"). The Bank is a Georgia banking corporation that has been engaged in the general commercial banking business since it opened for business in August 1989. The Bank began wholesale mortgage banking operations in February 1993. The Company provides a broad range of banking and financial services in the areas surrounding Jasper, Georgia and has recently expanded through branches and loan production offices in nearby areas of Bartow, Cherokee and Forsyth Counties, Georgia. The Company also provides wholesale residential mortgage banking services to correspondents located in the Atlanta, Georgia metropolitan area and throughout the Southeast United States. In March 1998, the Bank expanded a loan production office in Bartow County, Georgia to a full service Bank branch. In February 1999, the Bank opened a loan production office in Canton, Georgia, converting it to a full service branch in September 1999. The Bank purchased a branch on Towne Lake Parkway, Woodstock, Georgia in June 1999. In February 2000, the Bank opened a loan production office in Cumming, Georgia, converting it to a full service branch in December 2000.

        The Company also owns 100% of Crescent Mortgage Services, Inc. ("CMS"), which offers wholesale residential mortgage banking services in the Southeast, Northeast, MidAtlantic and Midwest United States and provides servicing for residential mortgage loans. CMS was incorporated on October 11, 1994 and is an approved servicer of mortgage loans sold to the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and private investors. CMS expanded it operations in November 1994 when it opened an office in Manchester, New Hampshire to serve the Northeast. In February 1998, the Company expanded its mortgage operations by engaging in Federal Housing Administration and Veterans Administration mortgage lending. CMS opened a wholesale mortgage banking office in Chicago, Illinois in December 1998 and a satellite office in Columbia, Maryland in August 2000.

        On September 30, 1998, the Company completed a two-for-one split of its common stock, par value $1.00 per share (the "Common Stock"), and, on January 12, 1999, the Company's Common Stock began trading on the Nasdaq SmallCap Market under the symbol "CSNT." All of the information presented in this Annual Report to Shareholders reflects the Company's September 30, 1998 two-for-one stock split. At the end of December 2000, the Company introduced its Dividend Reinvestment and Stock Purchase Plan (the "Plan"), and, as of March 24, 2001, participation in the Plan exceeded 33%. The Plan is designed to promote long-term investment in the Company by providing individuals with a convenient and inexpensive way to invest in the Company's common stock. Under the Plan, shareholders may purchase additional shares by reinvesting their cash dividends, and both shareholders and non-shareholders can purchase shares by making optional cash investments through the Plan.

        The Company's net income for the year ended December 31, 2000 was $1,044,219, compared to net income of $1,293,186 for the year ended December 31, 1999 and net income of $3,086,964 for the year ended December 31, 1998. The 19% decrease in net income from 1999 to 2000 was primarily the result of earnings pressure on the mortgage banking operations, which had achieved record results in 1998 and during the first six months of 1999. Mortgage banking earnings for 2000 declined 60% to $477,356, compared to 1999 mortgage banking earnings of $1,188,901. The decrease in mortgage banking earnings was largely due to the volatility and increases in market interest rates and expectation of additional rate increases by the Federal Reserve. Rates on 30-year mortgages increased from mid-second quarter 1999 before a slight decline in the fourth quarter 2000. As a result, mortgage production in 2000 totaled $1.3 billion, a decrease of $663 million, or 33%, from the $1.9 billion achieved in 1999. In addition, the Company's spread on the sale of purchased mortgage servicing rights decreased 13%, from 54 basis points in 1999 to 48 basis points in 2000. Management presently anticipates a significant increase in mortgage production volume in the first two quarters of 2001, as the Company's mortgage pipeline has increased from $287 million at December 31, 2000 to over $600 million at March 6, 2001, a 109% increase. This increase in the mortgage pipeline has been the result of the recent decrease in interest rates. However, management's judgement is based upon a number of assumptions about future events and interest rates which may or may not prove valid.

        While the mortgage operation experienced a decline in earnings, the Bank's earnings continued to improve in 2000. The Bank had earnings of $916,308 in 2000, an increase from earnings of $590,004 in 1999 and $400,168 in 1998. The Bank experienced loan growth of $38.8 million, or 72%, for 2000. The loan growth occurred while the Bank continued to decrease its classified and criticized loans from 5.92% of total loans at December 31,1998 and 2.59% of total loans at December 31, 1999, to 2.40% of total loans at December 31, 2000. The Bank's loan portfolio totaled $92.9 million at December 31, 2000.

Financial Condition
-------------------

        The Company's assets increased 38% during 2000, from $175.8 million as of December 31, 1999 to $242.1 million as of December 31, 2000. The increase in total assets in 2000 was the result of an increase in commercial bank loans of $38.8 million and an increase in residential mortgage loans held for sale of $21.5. The increase in assets corresponded with a $51.9 million, or 47%, increase in deposits, as well as an increase of $9.3 million, or 20%, in other borrowings. The growth of the Bank's commercial loan portfolio and its deposits was the result of favorable economic conditions in the Bank's service area, as well as the expansion of the Bank's markets. All mortgage production generated by CMS is funded through warehouse lines of credit from the Colonial Bank ("Colonial Bank") and UBS Warburg, LLC ("UBS"), and, therefore, the increase in mortgage loans held for sale resulted in a higher average balance of other borrowings. The increase in mortgage loans held for sale from 1999 to 2000 was the result of decreases in market interest rates that occurred in the fourth quarter 2000.

        Interest-earning assets (comprised of commercial banking loans, mortgage loans held for sale, investment securities, interest-bearing balances in other banks and temporary investments) totaled $218.7 million, or 90.3%, of total assets at December 31,

2000. This represents a 44% increase from December 31, 1999, when earning assets totaled $152.4 million, or 86.7%, of total assets. The increase in earning assets resulted primarily from the $38.8 million increase of commercial bank loans.

        Average mortgage loans held for sale during 2000 of $82.9 million constituted 47.7% of average earning assets and 41.6% of average total assets. Average mortgage loans held for sale during 1999 of $101.7 million constituted 61.3% of average interest-earning assets and 54.2% of average total assets. The decrease of average mortgage loans held for sale from 1999 to 2000 is reflective of the mortgage production declining from $1.9 billion in 1999 to $1.3 billion in 2000. The decrease in production was the result of higher long term interest rates in 2000.

        During 2000, average commercial banking loans were $75.2 million. Such loans constituted 43.3% of average earning assets and 37.8% of average total assets. For 1999, average commercial banking loans were $46.8 million, or 28.2% of average earning assets and 25.0% of average total assets. The 60% increase in average commercial banking loans was the result of higher loan demand in the Bank's service area as well as the expansion of the Bank's operations in Cherokee and Forsyth Counties, Georgia. The Company's strategic plan has focused on expansion of the commercial banking operation during the last two years.

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

        The following table sets forth a distribution of the assets, liabilities and shareholders' equity for the periods indicated:

         Distribution of Assets, Liabilities and Shareholders' Equity

                                      2000       1999        1998
                                      Daily      Daily       Daily
                                     Average    Average     Average
                                     Balances   Balances   Balances
                                  ----------------------------------
                                           (In Thousands)

ASSETS
Interest-earning assets:
   Loans (1)                          $75,229    $46,791     $38,150
   Mortgage loans held for sale        82,875    101,672      85,641
   Securities, at cost                 13,748      8,060       3,024
   Federal funds sold                     753      4,310       2,557
   Deposit in other banks                 969      4,945       2,276
                                   ----------------------------------
Total interest-earning assets         173,574    165,778     131,648
                                   ----------------------------------
Other assets                           25,575     21,782      11,455
                                   ----------------------------------
Total assets                         $199,149   $187,560    $143,103
                                   ==================================

Continuation of  - Distribution of Assets, Liabilities and Shareholders' Equity


LIABILITIES & SHAREHOLDERS' EQUITY

Interest-bearing liabilities
   Demand deposits                   $ 24,508    $20,728    $14,587
   Savings deposit                      9,969      8,026      5,441
   Time deposits                       67,970     61,301     45,603
Mortgage warehouse line
   of credit and other                 48,311     51,841     32,336
                                   ---------------------------------
Total interest-bearing
   liabilities                       $150,758   $141,896    $97,967


Noninterest-bearing deposits           23,138     13,919     18,762
Other liabilities                       9,949     16,907     14,446
Shareholders' equity                   15,304     14,838     11,928
                                   ---------------------------------
Total liabilities &
   shareholders' equity              $199,149   $187,560   $143,103
                                   ==================================


                                    2000      2000       1999       1999      1998      1998
                                   Income/  Yield /    Income /   Yield /   Income /   Yield /
                                   Expense   Rates     Expense     Rates     Expense    Rates
                                   -------------------------------------------------------------
                                                            (In Thousands)
Interest income/yields:
   Loans (1)                       $ 8,106     10.78%     $4,911     10.50%    $4,153    10.89%
   Mortgage loans held for sale      8,230      9.93%      9,131      8.98%     8,352     9.75%
   Securities, at cost               1,111      8.08%        608      7.54%       193     6.38%
   Federal funds sold                   47      6.24%        220      5.10%       140     5.48%
   Deposit in other banks               56      5.78%        272      5.50%       128     5.62%
                                   -------------------------------------------------------------
Total interest income/yield        $17,550     10.11%    $15,142      9.13%   $12,966     9.85%
                                   -------------------------------------------------------------

Interest expense/rates:
   Demand deposits                 $ 1,051      4.29%       $837      4.04%      $630     4.32%
   Savings deposit                     368      3.69%        293      3.65%       199     3.66%
   Time deposits                     4,339      6.38%      3,562      5.81%     2,825     6.19%
Mortgage warehouse line
   of credit and other               3,201      6.63%      3,585      6.92%     2,425     7.50%
                                   -------------------------------------------------------------
Total interest expense/ rates        8,959      5.94%      8,277      5.83%     6,079     6.21%

Net interest income                $ 8,591                $6,865               $6,887
                                   --------           -----------           ----------
Net yield on
    interest-earning assets                     4.95%                 4.14%               5.23%
                                           -----------           -----------          ----------


(1) For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

        The Bank's other borrowings consist of borrowings from the Federal Home Loan Bank of Atlanta (the "FHLB-Atlanta"), which is priced at the FHLB-Atlanta daily rate plus 25 basis points (7.06% as of December 31, 2000). All mortgage production generated by CMS is funded through warehouse lines of credit from Colonial Bank, priced at priced at LIBOR plus 100 basis points (7.957% at December 31, 2000) and UBS, priced at LIBOR plus 1.50 basis points (8.15% at December 31, 2000).

        The following table shows the amount of loans outstanding as of December 31, 2000 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates. See Note 3 to the Financial Statements and Supplementary Data for a discussion of concentrations of credit risk.

                                                      LOANS MATURING
                                -----------------------------------------------------------
                                               After One
                                                Year but
                                 Within One    Within Five    After Five         Total
                                    Year          Years          Years
                                -----------------------------------------------------------
                                                      (In Thousands)
Commercial                        $ 7,147        $ 4,414        $    0         $11,561
Real estate-construction           24,590          4,309           427          29,326
Other                              15,879         33,804         2,341          52,024
                                -----------------------------------------------------------
    Total                         $47,616        $42,527        $2,768         $92,911
                                ===========================================================

Loans maturing after one year with:

   Fixed interest rates                          $32,058        $1,880
   Variable interest rates                        10,469           888
                                               ------------- ---------------
                                                 $42,527        $2,768
                                               ============= ===============

        The following table summarizes the Bank's non-accrual, past due and restructured commercial banking loans:

                                                    December 31,
                                           2000        1999         1998
                                          ---------------------------------
                                                   (In Thousands)

              Non-accrual loans            $ 22         $ 30         $  1
                                          =================================

              Accruing loans past due
              90 days or more              $286         $507         $457

              Restructured loans            --            --           --
                                          =================================

        The gross income on non-accrual commercial banking loans noted above that would have been reported in the year ended December 31, 2000, if the loans had been current in accordance with their original terms and had been outstanding throughout the year, or since origination, was $2,355. The gross income on non-accrual commercial banking loans noted above that would have been reported in the year ended December 31, 1999 and the year ended December 31, 1998, if the loans had been current in accordance with their original terms and had been outstanding throughout the year, or since origination, was $981 and $98, respectively.

        The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

                                                     Years Ended December 31,
                                              2000            1999            1998
                                        -----------------------------------------------
Balance, beginning of period             $  864,689        $699,020        $514,634
Loans charged off:
   Commercial                               (60,790)             --         (21,984)
   Real estate-construction                      --              --              --
   Real estate-mortgage                          --              --              --
   Installment and other consumer           (36,025)        (26,103)        (10,184)
                                        -----------------------------------------------
Total loans charged off                     (96,815)        (26,103)        (32,168)
Recoveries:
   Installment and other consumer             5,423           1,772          62,612
   Commercial                                77,477              --             942
                                        -----------------------------------------------
Total loans recovered                        82,900           1,772          63,554
Net loans recovered (charged off)           (13,915)        (24,331)         31,386
Provision for loan losses                   500,000         190,000         153,000
                                        -----------------------------------------------
Balance, end of period                   $1,350,774        $864,689        $699,020
                                        ===============================================

                                                   (Dollars in Thousands)

Loans outstanding at end of period,
     excluding loans held for sale          $92,911       $54,077      $41,328
Ratio of allowance to loans
     outstanding at end of period,
     excluding loans held for sale             1.45%         1.60%        1.69%
Average loans outstanding during
     the period, excluding loans held
     for sale                               $75,229       $46,791      $38,753
Ratio of net charge offs during the
     period to average loans outstanding       0.02%         0.05%        0.08%

        The allocation of the allowance for possible loan losses by loan category at the dates indicated is presented below. The Bank does not maintain a reserve with respect to mortgage loans held for sale due to the anticipated low risk associated with the loans during the Bank's expected short holding period, and the firm commitment takeouts from third parties for such production. The Company does have default and foreclosure risk during the short-term holding period of the mortgages held for sale, which is inherent to the residential mortgage industry. However, the Company has not to date incurred a loss as a result of this risk and therefore does not maintain a reserve for this purpose.

        The percentages represent banking loans in each category to total loans outstanding at the end of each respective period.

                                               Year Ended December 31,
                                   2000                    1999                  1998
                          ----------------------------------------------------------------
                                Amt         %        Amt         %         Amt         %
                          ----------------------------------------------------------------
                                               (Dollars in Thousands)
Commercial                  $  518        12.4%    $331        22.9%     $253        15.9%
Real estate-mortgage (1)       228        31.6%     146        38.5%      124        45.9%
Real estate-construction
   and land development        258        44.1%     165        51.6%      153        24.3%
Consumer                       262        11.9%     168        17.9%      125        13.9%
Unallocated                     85                   55                    49
                         -----------------------------------------------------------------
                            $1,351       100.0%    $865       100.0%     $699       100.0%
                         =================================================================

____________________
(1)  Includes any loans secured in whole or in part by real estate.

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

        While it is the Bank's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy and similar factors, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

        The allowance for loan losses totaled $1,350,774 or 1.45% of total commercial banking loans at December 31, 2000, and $864,689 or 1.60% of total loans at December 31, 1999. The increase in the allowance for loan losses from 1999 to 2000 was primarily the result of the provision for loan loss of $500,000 in 2000. The increase in the allowance for loan loss corresponds to the 72% increase in the commercial banking loans in 2000. The determination of the reserve level rests upon management's judgment about factors affecting loan quality, assumptions about the economy, and historical experience. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on past due and other loans that management believes require attention. Management believes that, based solely upon current projections, the allowance at December 31, 2000 was adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable, but which may or may not be realized. Thus, there is no assurance that charge offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

        The Bank's policy is to discontinue the accrual of interest on loans which are 90 days past due unless they are well secured and in the process of collection. Interest on these non-accrual loans is recognized only when received. As of December 31, 2000, the Bank had $286,393 of loans contractually past due more than 90 days, $21,863 of loans accounted for on a non-accrual basis, and no loans considered to be troubled debt restructurings. As of December 31, 1999, the Bank had $507,532 of loans contractually past due more than 90 days, $30,193 of loans accounted for on a non-accrual basis, and no loans considered to be troubled debt restructurings. As of December 31, 1998, the Bank had $457,120 of loans contractually past due more than 90 days, $772 of loans accounted for on a non-accrual basis, and no loans considered to be troubled debt restructurings.

        Non-performing loans are defined as non-accrual and renegotiated loans. Adding real estate acquired by foreclosure and held for sale of $21,940 with non-performing loans results in non-performing assets of $43,833 at December 31, 2000. This compares to non-performing assets of $52,133 and $264,021 at December 31,1999 and December 31,1998, respectively. The Bank is currently holding the foreclosed properties for sale.

        The chart below summarizes those of the Bank's assets that management believes warrant special attention due to the potential for loss, in addition to the non-performing loans and foreclosed properties. Potential problem loans represent loans that are presently performing, but where management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms. Potential problem loans totaled $2.2 million at December 31, 2000, compared to December 31, 1999 and December 31, 1998 when potential problem loans totaled $1.4 million and $2.4 million, respectively. The increase in potential problem loans was primarily the result of the classification of one creditor representing $849,978, which was not past due at December 31, 2000.

                                                  Years Ended December 31,
                                              2000         1999        1998
                                           ---------   ----------  ----------

Non-performing loans (1)                   $   21,863   $   30,193  $       772
Foreclosed properties                          21,940       21,940      263,249
                                           ----------   ----------  -----------
Total non-performing assets                $   43,803   $   52,133  $   264,021
                                           ==========   ==========  ===========

Loans 90 days or more past due on accrual
status                                     $  286,393   $  507,532  $   457,120

Potential problem loans (2)                 2,231,684    1,399,926    2,445,317

Potential problem loans/total loans              2.40%        2.59%        5.92%

Non-performing assets/total loans
   And foreclosed properties                     0.05%        0.10%        0.63%

Non-performing assets and loans 90 days
   Or more past due on accrual status/
   Total loans and foreclosed properties         0.36%        1.03%        1.74%

_____________________
(1) Defined as non-accrual loans and renegotiated loans.
(2) Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

        The information on non-accrual and restructured loans in the above table is presented in the same manner as management categorizes its loan portfolio and is not comparable with the information on impaired loans, as defined by SFAS no 114 "Accounting by Creditors for Impairment of a Loan", as disclosed in Note 3 of the Financial Statements and Supplementary Data.

        The Bank invests its excess funds in U.S. Government agency obligations, corporate securities, federal funds sold, and interest-bearing deposits with other banks. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities and interest-bearing deposits with other banks totaled $16.1 million at December 31, 2000 compared to $11.9 million at December 31, 1999. Unrealized losses on securities amounted to $1.5 million at December 31, 2000. Management has not specifically identified any securities for sale in future periods which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale. The Bank had no federal funds sold at December 31, 1999 compared to $800,000 at December 31, 2000.

      The following table sets forth the maturities of securities held by the Bank as of December 31, 2000 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). Equity securities, consisting of shares held in the FHLB-Atlanta in the amount of $1,362,500, and shares held in The Bankers Bank in the amount of $165,975, collectively totaling approximately $1,528,475, are not presented in the table below as they lack a contractual maturity. See Note 2 to the Financial Statements and Supplementary Data, which provides details regarding the Bank's investment portfolio as of December 31, 2000 and 1999.

                                                             Maturing
                                 ------------------------------------------------------------------
                                                 After One But   After Five but
                                   Within One     Within Five      Within Ten         After Ten
                                      Year           Years            Years             Years
                                 ------------------------------------------------------------------
                                 Amount   Yield  Amount   Yield  Amount   Yield   Amount    Yield
                                 ------------------------------------------------------------------
                                                          (In Thousands)
Municipal Bond                      --      --  $  345      4.45%    --        --       --     --
U. S. government securities         --      --   2,494      6.83% $1,000     7.50% $10,835    7.63%
                                 ------------------------------------------------------------------
Total                               --      --  $2,839      6.54% $1,000     7.50% $10,835    7.63%
                                 ==================================================================

        The Company's Mortgage Division (the "Mortgage Division") acquires residential mortgage loans from small retail-oriented originators through its operations of CMS and the mortgage division of the Bank. The Bank acquires conventional loans in the Southeast United States while CMS acquires conventional loans in the Northeast, Midatlantic and Midwest United States and FHA/VA loans in the Southeast United States.

        The Bank acquires residential mortgage loans from small retail-oriented originators in the Southeast United States through various funding sources, including the Bank's regular funding sources, a $36 million warehouse line of credit from the FHLB-Atlanta and a $45 million repurchase agreement with UBS. CMS acquires residential mortgage loans from small retail-oriented originators in the Southeast, Northeast, Midatlantic and Midwest United States through various funding sources, including a $75.0 million line of credit from UBS, a $35 million line of credit from Colonial Bank, and a $75 million repurchase agreement from UBS. Under the repurchase agreements, the Mortgage Division sells its mortgage loans and simultaneously assigns the related forward sale commitments to UBS. Substantially all of the Mortgage Division loans are currently being resold in the secondary market to Freddie Mac, Fannie Mae and private investors after being "warehoused" for 10 to 30 days. The Mortgage Division purchases loans that it believes will meet secondary market criteria, such as amount limitations and loan-to-value ratios to qualify for resales to Freddie Mac, Fannie Mae and Ginnie Mae. To the extent that the Mortgage Division retains the servicing rights on mortgage loans that it resells, it collects annual servicing fees while the loan is outstanding. The Mortgage Division sells a portion of its retained servicing rights in bulk form or on a monthly flow basis. The annual servicing fees and gains on the sale of servicing rights is an integral part of the Company's mortgage banking operation and its contribution to net income. The Company currently pays a third party subcontractor to perform servicing functions with respect to its loans sold with retained servicing.

        The following table presents the outstanding balances of the Company's borrowings under its warehouse line of credits and the weighted average interest rates thereon for the last two years. Draws on such line of credit have a 30-day maturity.

                                                     Years Ended December 31,
                                                 2000        1999          1998
                                         ---------------------------------------------
Balance at period end                     $54,946,856     $45,676,823     $74,756,311
Weighted average interest rate at
period end                                       8.07%           7.39%           7.23%
Maximum amount outstanding at any
month's end                               $65,974,994     $82,272,689     $74,756,311
Average amount outstanding                $48,311,266     $51,840,917     $32,266,747
Weighted average interest rate                   7.03%           6.75%           7.50%

        During 2000, the Mortgage Division acquired $1.3 billion of mortgage loans, approximately all of which were resold in the secondary market with servicing rights retained by the Company. At December 31, 2000, $108.8 million of mortgage loans were carried as mortgage loans held for sale on the balance sheet pending sale of such loans. During 1999, the Mortgage Division acquired $1.9 billion of mortgage loans, of which $1.8 billion were resold in the secondary market with servicing rights retained by the Company. At December 31, 1999, $87.3 million of mortgage loans were carried as mortgage loans held for sale on the balance sheet pending sale of such loans, compared to $128.4 million at the end of 1998.

        At December 31, 2000, $3.8 million of purchased mortgage servicing rights were carried on the balance sheet. At December 31, 1999, the Company carried $4.2 million of purchased mortgage servicing rights on its balance sheet. The Company is amortizing the purchased mortgage servicing rights over an accelerated period. At December 31, 2000, the Company held servicing rights with respect to loans with unpaid principal balances totaling $324.7 million compared to $420.0 at December 31, 1999. During 2000, the Company sold servicing rights with respect to $1.3 billion of mortgage loans carried on its balance sheet at costs of $15.9 million for a gain of $6.2 million. During 1999, the Company sold servicing rights with respect to $1.8 billion of mortgage loans carried on its balance sheet at costs of $21.2 million for a gain of $9.8 million. During 1998, the Company sold servicing rights with respect to $1.6 billion of mortgage loans carried on its balance sheet at costs of $15.1 million for a gain of $10.2 million. The market value of the servicing portfolio is contingent upon many factors, including, without limitation, the interest rate environment and changes in such rates, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. There can be no assurance that the Company will continue to experience a market value of the servicing portfolio in excess of the cost to acquire the servicing rights, nor can there be any assurance as to the expected life of the servicing portfolio.

        The Company had fixed assets, consisting of land, building and improvements, and furniture and equipment of $6.2 million at December 31, 2000 compared to fixed assets of $6.0 million at December 31, 1999. The increase in fixed assets resulted primarily from the purchase of property to construct a new branch facility in Cartersville, Georgia. Construction of the new facility in Cartersville is expected to commence in the first quarter 2001 with completion expected in the fourth quarter 2001.

        In 1999, the Bank provided a supplemental retirement plan to its Banking officers funded with life insurance. At December 31, 1999, the Company had on its balance sheet $2.1 million of cash surrender value of life insurance related to the retirement plan. In the first quarter 2000, the Company added the Directors to the supplemental retirement plan, resulting in $3.4 million of cash value of life insurance at December 31, 2000.

        The Bank's deposits totaled $162.2 million and $110.3 million at December 31, 2000 and 1999, respectively, an increase from 1999 to 2000 of 47.1%. Deposits averaged $125.6 million and $103.9 million during the years ended December 31, 2000 and 1999, respectively. Interest-bearing deposits decreased from 82% of total deposits at December 31, 1999 to 81% of total deposits at December 31, 1999. Certificates of deposit composed 72% of total interest-bearing deposits for December 31, 2000 compared to 63% at December 31, 1998. The increase of certificates of deposits as a percentage of total interest-bearing deposits was partially the result of an increase in brokered deposits of $5.3 million during 2000. The composition of these deposits is indicative of the interest rate-conscious market in which the Bank operates and increases in interest rates, generally. There is no assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area.

        The following table summarizes average daily balances of deposits and rates paid on such deposits for the periods indicated:

                                                           Years ended
                                                           December 31,
                                       2000                   1999                1998
                                  -----------------------------------------------------
                                     Amount                 Amount              Amount
                                  -----------------------------------------------------
                                                     (Dollars in thousands)
      Non-interest-bearing
           Demand deposits          $ 23,138               $ 13,919             $18,762
      Interest-bearing
           Demand deposits          $ 24,508               $ 20,728             $14,587
      Savings deposits              $  9,969               $ $8,026             $ 5,441
      Time deposits                 $ 67,970               $ 61,301             $45,603
                                  ------------------------------------------------------
      Total                         $125,585               $103,974             $84,393
                                  ======================================================

                                                         Years ended
                                                          December 31,
                                        2000                   1999                1998
                                    -----------------------------------------------------
                                        Rate                   Rate                Rate
                                    -----------------------------------------------------
      Interest-bearing
            demand deposits             4.29%                  4.04%               4.32%
      Savings deposits                  3.69%                  3.65%               3.66%
      Time deposits                     6.38%                  5.81%               6.19%


   Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2000 are summarized as follows (in thousands):

                Under 3 months            $ 3,202
                3 to 6 months               6,661
                6 to 12 months             16,865
                Over 12 months              8,653
                                         ---------
                                          $35,381
                                         =========

Capital
-------

        Capital adequacy is measured by risk-based capital guidelines as well as against leverage ratios. The risk-based capital guidelines developed by regulatory authorities assign weighted levels of risk to asset categories to establish capital requirements. The guidelines currently require a minimum of 8.0% of total capital to risk-adjusted assets. One half of the required capital must consist of Tier 1 Capital, which includes tangible common shareholders' equity and qualifying perpetual preferred stock. The leverage guidelines specify a ratio of Tier 1 Capital to total assets of 3.0% if certain requirements are met, including having the highest regulatory rating, and 4.0% to 5.0% otherwise. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Board of Governors of the Federal Reserve System (the "Federal Reserve") will continue to consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised the Company, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio applicable to either of them. The Bank had agreed with the Georgia Department of Banking and Finance (the "Banking Department") to maintain a leverage ratio of 8.0%. At December 31, 2000 the Bank's leverage ratio was 7.75%. To address the leverage ratio shortcoming, the Company and the Bank have begun to consider alternative means of raising capital.

        At December 31, 2000 the Company's total shareholders' equity was $15.8 million, or 6.53% of total assets, compared to $14.9 million, or 8.46% of total assets, at December 31, 1999. The decrease in shareholders' equity to total asset ratio in 2000 was the result of a 38% increase in total assets, primarily as a result of commercial banking loans. At December 31, 2000, total capital to risk-adjusted assets was 10.35%, with 9.54% consisting of tangible common shareholders' equity. At December 31, 1999, total capital to risk-adjusted assets was 13.62%, with 12.88% consisting of tangible common shareholders' equity. The Company paid $531,902 of dividends during 2000 or $.30 per share compared to $400,473 or $.23 per share during 1999. A quarterly dividend of $.0775 was paid in February 2001.

        In February 1999, the Company entered into a promissory note (the "Note") with The Bankers Bank for $1.5 million at a rate of "prime" minus 50 basis points (9.00%) for a 10 year term. The Company pledged 100% of the Bank's common stock as collateral for the Note. The Company transferred the $1.5 million to CMS to increase its capital and liquidity. In July 1999, the Company increased the amount of the promissory note to $4.5 million to facilitate the purchase of the Towne Lake branch. The Company was not required to provide additional collateral for the increased borrowings. The Company contributed the additional $3.0 million borrowings to the Bank as capital. In August 2000, the Company made a principal reduction of $450,000 to the promissory note.

        The following table shows operating and capital ratios for each of the last three years:

                                                    Year ended December 31,
                                                2000          1999       1998
                                               -------------------------------
        Percentage of net income to:
             Average shareholders' equity          6.82%     8.72%    25.88%
             Average total assets                  0.52%     0.69%     2.16%
        Percentage of average shareholders'
             equity to average total assets        7.68%     7.91%     8.33%
        Percentage of dividends
             paid to net income                   50.94%    30.97%     8.85%

        During 2000, 53,599 shares of Common Stock were issued pursuant to employee stock option exercises for an aggregate of $334,549. In addition, during 2000, 6,166 shares of restricted common shares were issued pursuant to the employment agreements with Mr. Bob KenKnight and Mr. Michael Leddy. During 1999, 30,800 shares of Common Stock were issued pursuant to employee stock option exercises for an aggregate of $183,270. In addition, during 1999, 3,028 shares of restricted common shares were issued pursuant to the employment agreement with Mr. Bob KenKnight. On March 11, 1998, the Company completed a stock offering for 270,000 shares of common stock at an issue price of $8.125 per share. On January 12, 1999, the Company's Common Stock began trading on the Nasdaq SmallCap Market under the symbol "CSNT".

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

        Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities and securities held for sale) totaled $54.7 million and $60.1 million during 2000 and 1999, representing 44% and 58% of average deposits for those years, respectively. The decrease in average liquid assets as a percentage of average deposits was the result of the decrease in mortgage loans held for sale. Average net non-mortgage loans were 60% and 46% of average deposits for 2000 and 1999, respectively. Average deposits were 72% and 64% of average interest-earning assets for 2000 and 1999, respectively.

        The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs to ensure that adequate funding will be available at all times. In addition to the borrowing sources related to the mortgage operations, the Bank also maintains federal funds lines of credit totaling $6.1 million. The Bank's liquidity position has also been enhanced by the operations of the Mortgage Division due to the investment of funds in short-term assets in the form of mortgages held for sale. Once funded, mortgages will generally be held by the Bank for a period of 10 to 30 days. Management believes its liquidity sources are adequate to meet its operating needs through the foreseeable future.

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

        Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates are susceptible to change daily, and loans, which are tied to the prime rate, differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits over $100,000 and certain interest-bearing demand deposits are much more interest-sensitive than savings deposits. In addition, brokered deposits, institutional deposits placed by independent brokers, are more interest sensitive. The Bank had brokered deposits of $6.7 million, $1.4 million, and $6.2 million at December 31, 2000, December 31, 1999, and at December 31, 1998, respectively. The Bank utilizes the brokered deposits to fund its mortgage loans held for sale and manages the use of those funds in relation with the Bank's liquidity position.

        The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 2000.

                                 Interest Rate Sensitivity Gaps
                                     As of December 31, 2000

                                        Amounts Repricing In
                        -----------------------------------------------------

                         0-90 Days    91-365 Days    1-5 Years   Over 5 Years
                        ------------- ------------ ------------ -------------
                                       (Millions of dollars)
Interest-earning
   assets                  $151.3        $  19.7       $35.5         $12.2
Interest-bearing
   liabilities               98.6           59.8        27.2           1.3
                       -------------------------------------------------------
Interest sensitivity
   gap                     $ 52.7         $(40.1)      $ 8.3         $10.9
                       =======================================================

        The Company was in an asset-sensitive position for the cumulative three-month, one-to-five year and over five-year intervals. This means that during the five-year period, if interest rates decline, the net interest margin will decline. During the 0-91 day period, which has the greatest sensitivity to interest rate changes, if rates rise, the net interest margin will improve. Conversely, if interest rates decrease over this period, the net interest margin will decline. At December 31, 2000, the Company was within its policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80 - 140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity. Additionally, as described in the following paragraphs, the Company utilizes mandatory commitments to deliver mortgage loans held for sale, therefore reducing the interest rate risk. The total excess of interest-bearing assets over interest-bearing liabilities, based on a five-year time period, was $31.8 million, or 13.1% of total assets.

        At December 31, 2000, the Company's commitments to purchase mortgage loans (the "Pipeline") totaled approximately $286.9 million. Of the Pipeline, the Company had, as of December 31, 2000, approximately $121.0 million for which the Company had interest rate risk. The remaining $165.9 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (i) loans under contract to be placed with a private investor through a "best efforts" agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (ii) loans with floating interest rates which close at the current market rate, and (iii) loans where the original fixed interest rate commitment has expired and will be reprice at the current market rate.

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

        The Company's success in reducing its interest rate risk is directly related to its ability to monitor and estimate its fallout. While other hedging techniques other than mandatory and optional delivery may be used, speculation is not allowed under the Mortgage Division's secondary marketing policy. As of December 31, 2000, the Company had in place purchase commitment agreements terminating between January and March of 2001 with respect to an aggregate of approximately $69 million to hedge the mortgage pipeline of $121 million for which the Company had an interest rate risk, compared to $44 million and $62 million, respectively, one year earlier.

        In September 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after September 15, 2000. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. At December 21, 2000, unrealized losses, net of tax, associated with the Company's $69 million of mandatory commitments that would be reported as a reduction of other comprehensive income under SFAS No. 133 was approximately $95,000.

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

        The Company experienced significant changes in interest rates and mortgage production during 2000 and 1999. The Company achieved record mortgage production with interest rates at historical low levels in the first six months of 1999. The Company recognized an increase in average interest-earning assets and interest-bearing liabilities for the year as a result of the record mortgage production in the first six months. The Federal Reserve Open Market Committee moved interest rates on three occasions in 1999 for a total of 75 basis points. Rates began increasing on a 30-year mortgage in mid-second quarter 1999 resulting in a decline in production. In the fourth quarter of 2000, rates began declining, resulting in an increase in mortgage production. The Company closed $1.3 billion of mortgage loans during 2000, $1.9 billion during 1999, and $1.8 billion during 1998.

        The Company had interest income of $17.6 million in 2000, $15.1 million in 1999, and $13.0 million in 1998. The 17% increase in interest income from 1999 to 2000, is attributable to the increase in average interest-earning assets which is the result of the higher volume of average commercial banking loans. Average commercial banking loans increased from $46.8 million in 1999 to $75.2 million in 2000, a 60% increase. Average interest-earning assets totaled $173.6 million in 2000, $165.8 million in 1999 and $131.6 million in 1998. The yield on earning assets increased from 9.13% in 1999 to 10.11% in 2000. The increase in the yield on earning assets from 1999 to 2000 was the result of the growth of the commercial bank loan portfolio, which traditionally carriers higher yields than securities and other interest-earning assets. The yield on earning assets decreased from 9.85% in 1998 to 9.13% in 1999. The decrease in the yield on earning assets from 1998 to 1999 was the result of the historically low mortgage rates in the first six months of 1999.

        The Company had interest expense of $9.0 million in 2000, $8.3 million in 1999, and $6.1 million in 1998. Interest-bearing liabilities averaged $150.8 million in 2000, $141.9 million in 1999, and $97.9 million in 1998. The increase in interest expense from 1999 to 2000 resulted from a higher volume of average interest-bearing deposits as well as a higher rate paid on those interest-bearing deposits in 2000. The rates paid on interest-bearing liabilities was 5.94% in 2000 and 5.83% in 1999. The increase in interest expense from 1998 to 1999 resulted from a higher level of average other borrowings as well as a higher volume of average interest-bearing deposits offset by a lower rate paid on interest-bearing liabilities. The rates paid on interest-bearing liabilities was 6.21% in 1998. In 2000, 1999 and 1998, interest expense accounted for 36%, 30%, and 26% of total expenses, respectively.

        Net interest income for 2000 was $8.6 million. The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. The Company's net interest margin during 2000 was 4.95%. Interest spread, which represents the difference between average yields on interest-earning assets and average rates paid on interest-bearing liabilities, was 4.17%. Net interest income, interest margin and net interest spread in 1999 were $6.9 million, 4.14%, and 3.3%, respectively. The increase from 1999 to 2000 in net interest income, net interest margin, and interest spread is indicative of the increase in mortgage rates that occurred from their historically low levels in the first six months of 1999. Net interest income, interest margin and net interest spread in 1998 were $6.9 million, 5.23%, and 3.64%, respectively. The decrease from 1998 to 1999 in net interest margin and interest spread is indicative of the historically low interest rates in the first six months of 1999 and the Company's having an asset sensitive gap ratio.

     The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

                                        2000 compared to 1999      1999 compared to 1998     1998 compared to 1997
                                      ------------------------------------------------------------------------------
                                                              Increase (Decrease due to (1))
                                      ------------------------------------------------------------------------------
                                      Volume     Rate      Net       Volume  Rate      Net  Volume   Rate    Net
                                      ------------------------------------------------------------------------------
                                                                    (In Thousands)
Interest earned on:
   Loans                              $ 3,064   $   130   $  3,194   $  907  $(148)  $  759  $  613  $ 73   $  686
   Mortgages held for sale             (1,867)      966       (901)   1,438   (659)     779   4,471    68    4,539
   Securities, at cost                    459        44        503      380     35      415      58    (8)      50
   Federal funds sold                    (222)       49       (173)      90    (10)      80      49    (3)      46
   Deposits in other banks               (230)       14       (216)     147     (2)     145      49     1       50
                                    ------------------------------------------------------------------------------
Total interest income                 $ 1,204   $ 1,203   $  2,407   $2,962  $(784)  $2,178  $5,240  $131   $5,371
                                    ==============================================================================

Interest paid on:
   Demand deposits                    $   163   $    52   $    215   $  248  $ (41)  $  207  $  231  $ 17   $  248
   Savings deposits                        73         3         76       95     (1)      94      12     6       18
   Time deposits                          426       349        775      911   (174)     737     717   (12)     705
   Mortgage warehouse
     line of credit and other            (234)     (150)      (384)   1,348   (188)   1,160   1,556   299    1,855
                                    ------------------------------------------------------------------------------
Total interest expense                $   428   $   254   $    682   $2,602  $(404)  $2,198  $2,516  $310   $2,826
                                    ==============================================================================

_________________________
(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     The Bank made provisions for loan losses of $500,000 in 2000, and charged off $986,815 of loans. The Bank made provisions for loan losses of $190,000 in 1999, and charged off $26,103 of loans. The Bank made provisions for loan losses of $153,000 in 1998, and charged off $32,168 of loans. The ratios of net charge offs to average non-mortgage loans outstanding during the year were 0.02%, 0.05%, and 0.08% for 2000, 1999, and 1998, respectively.

     Other income was $9.0 million in 2000, $14.6 million in 1999, and $15.2 million in 1998. The decrease in other income from 1999 to 2000 was the result of a decrease in the level of mortgage servicing rights sold in 2000. The Company sold servicing rights with respect to $1.3 billion of mortgage loans in 2000 for a total net gain of $6.2 million or a spread on the sale of servicing of 0.48%. This compares to servicing rights sales in 1999 of $1.8 billion for a net gain of $9.8 million or a spread on the sale of servicing of 0.54%. The decrease in the spread on the sale of servicing rights is indicative of the competitive pricing in the mortgage industry in 2000. This compares to servicing rights sales in 1998 of $1.6 billion for a net gain of $10.2 million or a spread on the sale of servicing of 0.64%. The Company currently plans to sell a portion of the servicing rights retained during 2000, although there can be no assurance as to the volume of the Bank's loan acquisition or that any gain will be recognized on such sales. Origination fee income is generated from the sale of mortgage loans to securities brokers pursuant a repurchase agreement. Under the agreement, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to a securities broker. The Company continues to receive fee income from the securities broker until the loan is delivered into the forward commitment.

     Other operating expenses was $15.6 million in 2000, $19.2 million in 1999, and $17.1 million in 1998. The Company had increased its labor and overhead in late 1998 and early 1999 in order to process the anticipated higher volume,
including opening an office in Chicago during the fourth quarter of 1998.   In
response to the decline in mortgage production and spread on the sale of purchased mortgage servicing rights, the Company attempted to reduce overhead expenses in the third and fourth quarters 1999 and continuing into 2000. In total, the Company has reduced mortgage personnel by 40% from its high in early 1999

        The Company had net income of $1.0 million in 2000, $1.3 million in 1999, compared to $3.1 million in 1998. Net income was adversely affected primarily by the decline in mortgage production and the reduced gain on the sale of mortgage servicing rights in 2000. Income tax as a percentage of pretax net income was 31% for 2000 and 36% for 1999 and 1998.

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

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 2000

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Crescent Banking Company and Subsidiaries
Jasper, Georgia

     We have audited the accompanying consolidated balance sheets of the Crescent Banking Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                                     /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
February 9, 2001

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 2000 AND 1999

                                    Assets                                                2000                      1999
                                    ------                                     ----------------------    ----------------------
Cash and due from banks                                                        $           5,120,426     $           5,553,931
Interest-bearing deposits in banks                                                         1,399,075                   193,151
Federal fund sold                                                                            800,000                         -
Securities available-for-sale                                                             12,177,326                10,751,741
Securities held-to-maturity, at cost (fair value  2000  $2,501,340;1999 $1,000,000)        2,559,848                 1,000,000
Mortgage loans held for sale                                                             108,847,638                87,284,155

Loans                                                                                     92,911,487                54,077,286
Less allowance for loan losses                                                             1,350,774                   864,689
                                                                               ----------------------    ----------------------
      Loans, net                                                                          91,560,713                53,212,597

Purchased mortgage servicing rights                                                        3,781,355                 4,212,261
Accounts receivable-brokers and escrow agents                                              3,753,749                 3,107,498
Premises and equipment                                                                     6,263,251                 6,036,385
Other real estate owned                                                                       21,940                    21,940
Cash surrender value of life insurance                                                     3,444,326                 2,101,068
Deposit intangible                                                                           630,083                   704,210
Other assets                                                                               1,729,274                 1,574,368
                                                                               ----------------------    ----------------------

      Total assets                                                             $         242,089,004     $         175,753,305
                                                                               ======================    ======================

                     Liabilities and Stockholders' Equity
                     ------------------------------------
Deposits
  Noninterest-bearing                                                          $          30,194,956     $          20,061,680
  Interest-bearing                                                                       131,973,487                90,244,973
                                                                               ----------------------    ----------------------
      Total deposits                                                                     162,168,443               110,306,653
Drafts payable                                                                             6,261,741                 2,765,182
Other borrowings                                                                          54,946,856                45,676,823
Federal funds purchased                                                                            -                   110,000
Deferred income taxes                                                                        531,888                   805,711
Other liabilities                                                                          2,379,254                 1,228,013
                                                                               ----------------------    ----------------------
      Total liabilities                                                                  226,288,182               160,892,382
                                                                               ----------------------    ----------------------

Commitments and contingencies

Stockholders' equity
  Preferred stock, par value $1, 1,000,000 shares authorized, no shares issued or outstanding
  Common stock, par value $1; 10,000,000 shares authorized;
      1,820,301 and 1,760,536 issued                                                       1,820,301                 1,760,536
  Capital surplus                                                                          9,121,344                 8,774,674
  Retained earnings                                                                        5,772,774                 5,260,457
  Treasury stock, 6,668 shares                                                               (36,091)                  (36,091)
  Accumulated other comprehensive loss                                                      (877,506)                 (898,653)
                                                                               ----------------------    ----------------------
      Total stockholders' equity                                                          15,800,822                14,860,923
                                                                               ----------------------    ----------------------

      Total liabilities and stockholders' equity                               $         242,089,004     $         175,753,305
                                                                               ======================    ======================

See Notes to Consolidated Financial Statements.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                    2000                   1999                     1998
                                                             --------------------   --------------------  --------------------
Interest income
    Loans                                                    $         8,105,842    $         4,911,841   $         4,153,310
    Mortgage loans held for sale                                       8,230,250              9,131,244             8,351,498
    Taxable securities                                                 1,095,151                592,841               177,779
    Nontaxable securities                                                 15,353                 15,353                15,353
    Deposits in banks                                                     56,101                272,391               127,959
    Federal funds sold                                                    46,964                220,111               139,614
                                                             --------------------   --------------------  --------------------
          Total interest income                                       17,549,661             15,143,781            12,965,513
                                                             --------------------   --------------------  --------------------

Interest expense
    Deposits                                                           5,758,382              4,692,273             3,653,994
    Other borrowings                                                   3,200,520              3,585,181             2,425,164
                                                             --------------------   --------------------  --------------------
          Total interest expense                                       8,958,902              8,277,454             6,079,158
                                                             --------------------   --------------------  --------------------

          Net interest income                                          8,590,759              6,866,327             6,886,355
Provision for loan losses                                                500,000                190,000               153,000
                                                             --------------------   --------------------  --------------------
          Net interest income after provision for
             loan losses                                               8,090,759              6,676,327             6,733,355
                                                             --------------------   --------------------  --------------------

Other income
    Service charges on deposit accounts                                  498,677                298,879               222,684
    Gestation fee income                                                 621,882              2,529,586             2,123,569
    Mortgage loan servicing fees                                       1,049,771              1,262,767               934,894
    Gains on sales of purchased mortgage servicing rights              6,212,197              9,804,994            10,219,326
    Gains on sales of mortgage loans held for sale                       264,299                501,270             1,669,511
Net realized gains (losses) on sales of securities
available-for-sale                                                             -                 (2,527)                2,850
    Other operating income                                               344,446                185,441                50,729
                                                             --------------------   --------------------  --------------------
          Total other income                                           8,991,272             14,580,410            15,223,563
                                                             --------------------   --------------------  --------------------

Other expenses
    Salaries and employee benefits                                     7,674,541              9,510,943             8,803,460
    Equipment and occupancy expenses                                   2,207,908              1,936,297             1,230,088
    Other operating expenses                                           5,681,065              7,796,570             7,095,945
                                                             --------------------   --------------------  --------------------
          Total other expenses                                        15,563,514             19,243,810            17,129,493
                                                             --------------------   --------------------  --------------------

          Income before income taxes                                   1,518,517              2,012,927             4,827,425

Income tax expense                                                       474,298                719,741             1,740,461
                                                             --------------------   --------------------  --------------------

          Net income                                         $         1,044,219    $         1,293,186   $         3,086,964
                                                             ====================   ====================  ====================

Basic earnings per share                                     $              0.59    $              0.76   $              1.85
                                                             ====================   ====================  ====================

Diluted earnings per share                                   $              0.57    $              0.71   $              1.80
                                                             ====================   ====================  ====================

See Notes to Consolidated Financial Statements.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                         2000                1999                   1998
                                                                  -------------------  ------------------  -------------------
Net income                                                        $        1,044,219   $       1,293,186   $        3,086,964
                                                                  -------------------  ------------------  -------------------

Other comprehensive income (loss):

    Unrealized gains (losses) on securities available-for-sale:

        Unrealized holding gains (losses) arising during period,
            net of tax (benefits) of 14,098, $(594,990)
            and $(2,301), respectively                                        21,147            (892,484)              (3,231)

         Reclassification adjustment for gains (losses) realized
            in net income, net of tax (benefit) of $- -, $(1,011)
            and $1,140, respectively                                               -               1,516               (1,710)
                                                                  -------------------  ------------------  -------------------

Other comprehensive income (loss)                                             21,147            (890,968)              (4,941)
                                                                  -------------------  ------------------  -------------------

Comprehensive income                                              $        1,065,366   $         402,218   $        3,082,023
                                                                  ===================  ==================  ===================

See Notes to Consolidated Financial Statements.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                             Common Stock                       Capital
                                                              --------------------------------------------
                                                                  Shares                 Par Value              Surplus
                                                              ---------------     --------------------    ---------------------
Balance, December 31, 1997                                           726,354      $           726,354     $          6,768,003
    Net income                                                             -                        -                        -
    Issuance of common stock                                         135,000                  135,000                2,004,762
    Common stock split                                               862,754                  862,754                 (862,754)
    Cash dividends declared, $.165 per share                               -                        -                        -
    Increase in stock options outstanding                                  -                        -                  344,731
    Exercise of stock options                                          2,600                    2,600                   33,030
    Other comprehensive loss                                               -                        -                        -
                                                              ---------------     --------------------    ---------------------
Balance, December 31, 1998                                         1,726,708                1,726,708                8,287,772
    Net income                                                             -                        -                        -
    Cash dividends declared, $.23 per share                                -                        -                        -
    Increase in stock options outstanding                                  -                        -                  262,721
    Exercise of stock options                                         30,800                   30,800                  152,470
    Restricted stock awards                                            3,028                    3,028                   48,340
    Tax benefit from exercise of stock options                             -                        -                   23,371
    Other comprehensive loss                                               -                        -                        -
                                                              ---------------     --------------------    ---------------------
Balance, December 31, 1999                                         1,760,536                1,760,536                8,774,674
    Net income                                                             -                        -                        -
    Cash dividends declared, $.30 per share                                -                        -                        -
    Decrease in stock options outstanding                                  -                        -                  (12,897)
    Exercise of stock options                                         53,599                   53,599                  280,950
    Restricted stock awards                                            6,166                    6,166                   78,617
    Other comprehensive income                                             -                        -                        -
                                                              ---------------     --------------------    ---------------------
Balance, December 31, 2000                                         1,820,301      $         1,820,301     $          9,121,344
                                                              ===============     ====================    =====================

See Notes to Consolidated Financial Statements.

                                                                        Accumulated
                                                                           Other                    Total
      Retained                       Treasury Stock                    Comprehensive            Stockholders'
                          -------------------------------------
      Earnings                Shares                Cost                   Loss                    Equity
----------------------    ----------------    -----------------     --------------------    ----------------------
$           1,554,047               3,334     $        (36,091)     $            (2,744)    $           9,009,569
            3,086,964                   -                    -                        -                 3,086,964
                    -                   -                    -                        -                 2,139,762
                    -               3,334                    -                        -                         -
             (273,267)                  -                    -                        -                  (273,267)
                    -                   -                    -                        -                   344,731
                    -                   -                    -                        -                    35,630
                    -                   -                    -                   (4,941)                   (4,941)
----------------------    ----------------    -----------------     --------------------    ----------------------
            4,367,744               6,668              (36,091)                  (7,685)               14,338,448
            1,293,186                   -                    -                        -                 1,293,186
             (400,473)                  -                    -                        -                  (400,473)
                    -                   -                    -                        -                   262,721
                    -                   -                    -                        -                   183,270
                    -                   -                    -                        -                    51,368
                    -                   -                    -                        -                    23,371
                    -                   -                    -                 (890,968)                 (890,968)
----------------------    ----------------    -----------------     --------------------    ----------------------
            5,260,457               6,668              (36,091)                (898,653)               14,860,923
            1,044,219                   -                    -                        -                 1,044,219
             (531,902)                  -                    -                        -                  (531,902)
                    -                   -                    -                        -                   (12,897)
                    -                   -                    -                        -                   334,549
                    -                   -                    -                        -                    84,783
                    -                   -                    -                   21,147                    21,147
----------------------    ----------------    -----------------     --------------------    ----------------------
$           5,772,774               6,668     $        (36,091)     $          (877,506)    $          15,800,822
======================    ================    =================     ====================    ======================

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                       2000                  1999                 1998
                                                             ---------------------   -------------------   ------------------
OPERATING ACTIVITIES
    Net income                                               $           1,044,219   $         1,293,186   $        3,086,964
    Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
        Accretion of discount on securities                               (763,388)             (434,888)            (120,968)
        Depreciation                                                       973,558               808,579              475,814
        Amortization of purchased mortgage servicing rights                744,700               967,172            1,216,200
        Amortization of deposit intangible                                  74,127                37,064                    -
        Provision for loan losses                                          500,000               190,000              153,000
        Increase  (decrease) in stock options outstanding                  (12,897)              262,721              344,731
        Loss on sale of other real estate owned                                  -                 6,417                3,333
        Income on life insurance policies                                 (143,258)              (49,068)                   -
        Deferred income taxes                                             (287,921)              (97,991)             (94,368)
        (Gain) loss on sale of securities available-for-sale                     -                 2,527               (2,850)
        Gains on sales of purchased mortgage servicing rights           (6,212,197)           (9,804,994)         (10,219,326)
        Restricted stock awards                                             84,783                45,079                6,289
        Net (increase) decrease in mortgage loans held for sale        (21,563,483)           41,125,514          (79,010,798)
        (Increase) decrease in accounts receivable - brokers
           and escrow agents                                              (646,251)            1,696,710           (1,508,746)
        Increase (decrease) in drafts payable                            3,496,559            (2,218,963)           1,820,796
        (Increase) decrease in interest receivable                        (539,588)              109,829             (350,886)
        Increase (decrease) in interest payable                             43,065              (135,831)              98,822
        Other operating activities                                       1,492,858            (2,351,458)           2,136,869
                                                             ---------------------   -------------------   ------------------

         Net cash provided by (used in) operating activities           (21,715,114)           31,451,605          (81,965,124)
                                                             ---------------------   -------------------   ------------------

INVESTING ACTIVITIES

    Purchase of securities available-for-sale                             (738,000)           (9,520,805)          (1,706,364)
    Proceeds from sales of securities available-for-sale                         -             1,321,250              501,094
    Proceeds from maturities of securities available-for-sale                    -               500,000                    -
    Purchase of securities held-to-maturity                             (1,448,800)           (1,000,000)                   -
    Net (increase) decrease  in federal funds sold                        (800,000)            7,510,000           (6,200,000)
    Net (increase) decrease in interest-bearing deposits  in banks      (1,205,924)              540,032              347,286
    Net increase in loans                                              (38,848,116)          (12,860,192)          (4,911,493)
    Proceeds from sale of other real estate owned                                -               321,890              149,989
    Purchase of premises and equipment                                  (1,200,424)           (1,824,016)          (1,565,629)
    Acquisition of purchased mortgage servicing rights                 (16,180,795)          (22,374,576)         (16,142,685)
    Proceeds from sales of purchased mortgage  servicing rights         22,079,198            31,004,283           25,285,228
    Purchase of life insurance policies                                 (1,200,000)           (2,052,000)                   -
                                                             ---------------------   -------------------   ------------------

          Net cash used in investing activities                        (39,542,861)           (8,434,134)          (4,242,574)
                                                             ---------------------   -------------------   ------------------

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                         2000                  1999                    1998

FINANCING ACTIVITIES
    Net increase (decrease) in deposits                        $         51,861,790   $        (2,960,056)  $       24,920,905
    Net increase (decrease) in other borrowings                           9,270,033           (29,079,488)          60,447,661
    Net increase (decrease) in federal funds purchased                     (110,000)              110,000                    -
    Dividends paid                                                         (531,902)             (400,473)            (273,267)
    Net proceeds from sale of common stock                                        -                     -            2,139,762
    Proceeds from exercise of stock options                                 334,549               183,270               35,630
    Net cash received in branch acquisition                                       -            10,301,160                    -
                                                               --------------------   -------------------   ------------------

        Net cash provided by (used in) financing activities              60,824,470           (21,845,587)          87,270,691
                                                               --------------------   -------------------   ------------------

Net increase (decrease) in cash and due from banks                         (433,505)            1,171,884            1,062,993

Cash and due from banks at beginning of year                              5,553,931             4,382,047            3,319,054
                                                               --------------------   -------------------   ------------------

Cash and due from banks at end of year                         $          5,120,426   $         5,553,931   $        4,382,047
                                                               ====================   ===================   ==================

SUPPLEMENTAL DISCLOSURES
  Cash paid (received) for:
    Interest                                                   $          8,915,837   $         8,413,285   $        5,980,336

    Income taxes                                               $           (393,648)  $         1,691,701   $        1,347,197

  Principal balances of loans transferred to other
    real estate owned                                          $                  -   $            86,998   $          264,662

BRANCH ACQUISITION

  Premises and equipment                                       $                  -   $        (1,651,739)  $                -
  Other assets                                                                    -                (5,864)                   -
  Deposit intangible                                                              -              (741,274)                   -
  Deposits                                                                        -            12,664,920                    -
  Other liabilities                                                               -                35,117                    -
                                                               --------------------   -------------------   ------------------

  Net cash received                                            $                  -   $        10,301,160   $                -
                                                               ====================   ===================   ==================

See Notes to Consolidated Financial Statements.

                           CRESCENT BANKING COMPANY
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Business

           Crescent Banking Company (the "Company") provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the "Bank") in Jasper, Pickens County, Georgia and the surrounding areas. The Bank also provides mortgage loan origination and servicing to customers throughout the southeastern United States. The Company also offers mortgage banking services through its subsidiary, Crescent Mortgage Services, Inc. ("CMS"). CMS, located in Atlanta, Georgia, Manchester, New Hampshire, Chicago, Illinois, and Columbia, Maryland provides mortgage loan servicing to customers throughout the eastern half of the United States.

         Basis of Presentation

           The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of purchased mortgage servicing rights, the valuation of foreclosed real estate, and deferred taxes.

         Cash, Due from Banks and Cash Flows

           For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, accounts receivable-brokers and escrow agents, deposits, drafts payable, other borrowings, and federal funds purchased are reported net.

           The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

         Securities

           Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

           Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

         Loans

           Loans are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income on loans is accrued on the unpaid balance.

           Loan origination fees and certain direct costs of loans are recognized at the time the loan is recorded. Because net loan origination fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

           The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

           The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

           The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

           A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

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

         Other Real Estate Owned

           Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

         Transfers of Financial Assets

           Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Income Taxes

           Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

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

         Stock Compensation Plans

           Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. As prescribed by Opinion No. 25, no compensation cost is recognized for stock options issued under the Company's stock option plans that have no intrinsic value at grant date. Compensation cost is recognized for stock options which do have intrinsic value at the grant date. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

         Earnings Per Share

           Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

         Comprehensive Income

           Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Recent Developments

           In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows:
           (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. As of December 31, 2000, unrealized losses, net of tax, associated with the Company's $69 million of mandatory future commitments that would be reported as a reduction of other comprehensive income under SFAS No. 133 was approximately $95,000.

NOTE 2.  SECURITIES

           The amortized cost and fair value of securities are summarized as follows:


                                                                            Gross            Gross
                                                          Amortized      Unrealized       Unrealized            Fair
                                                             Cost           Gains           Losses             Value
                                                     ----------------  --------------  ----------------  ----------------
           Securities Available-for-Sale
             December 31, 2000:
               U.S. Government and
                agency securities                     $   11,766,361    $      7,230    $   (1,471,605)   $   10,301,986
               State and municipal securities                345,000           1,865                 -           346,865
               Equity securities                             165,975               -                 -           165,975
               Restricted equity securities                1,362,500               -                 -         1,362,500
                                                     ----------------  --------------  ----------------  ----------------
                                                      $   13,639,836    $      9,095    $   (1,471,605)   $   12,177,326
                                                     ================  ==============  ================  ================

             December 31, 1999:
               U.S. Government and
                agency securities                     $   11,114,021    $          -    $   (1,498,038)   $    9,615,983
               State and municipal securities                345,000             283                 -           345,283
               Equity securities                             165,975               -                 -           165,975
               Restricted equity securities                  624,500               -                 -           624,500
                                                     ----------------  --------------  ----------------  ----------------
                                                      $   12,249,496    $        283    $   (1,498,038)   $   10,751,741
                                                     ================  ==============  ================  ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   Gross            Gross
                                                 Amortized      Unrealized       Unrealized            Fair
                                                    Cost           Gains           Losses             Value
                                             ----------------  --------------  ----------------  ---------------
           Securities Held-to-Maturity
             December 31, 2000
               U.S. Government and
                agency securities             $    2,559,848    $     15,459    $      (73,967)   $   2,501,340
                                             ================  ==============  ================  ===============

             December 31, 1999:
               U.S. Government and
                agency securities             $    1,000,000    $          -    $            -    $   1,000,000
                                             ================  ==============  ================  ===============

           Securities with a carrying value of $5,692,000 and $2,834,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

           The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below.


                                          Securities Available-for-Sale           Securities Held-to-Maturity
                                       -----------------------------------    ----------------------------------
                                           Amortized             Fair             Amortized            Fair
                                              Cost              Value                Cost             Value
                                       ----------------   ----------------    ----------------  ----------------
           Due from one to five years   $    2,839,076     $    2,844,807      $            -    $            -
           Due from five to ten years                -                  -           1,000,000         1,000,000
           Due after ten years               9,272,285          7,804,044           1,559,848         1,501,340
                                       ----------------   ----------------    ----------------  ----------------
                                        $   12,111,361     $   10,648,851      $    2,559,848    $    2,501,340
                                       ================   ================    ================  ================

           Gross gains and losses on sales of securities available-for-sale consist of the following:


                                                                          Years Ended December 31,
                                                            ----------------------------------------------------
                                                                  2000               1999              1998
                                                            ---------------    ---------------   ---------------
             Gross gains                                      $          -      $           -     $       2,850
             Gross losses                                                -             (2,527)                -
                                                            ---------------    ---------------   ---------------
             Net realized gains (losses)                     $           -      $      (2,527)    $       2,850
                                                            ===============    ===============   ===============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans is summarized as follows:

                                                                                            December 31,
                                                                                ------------------------------------
                                                                                      2000                1999
                                                                                ----------------   -----------------
            Commercial                                                          $  11,561,000      $    9,474,000
            Real estate - construction and land development                        29,326,000          15,914,000
            Real estate - mortgage                                                 41,009,000          21,311,000
            Consumer instalment and other                                          11,015,487           7,378,286
                                                                                -------------      --------------
                                                                                   92,911,487          54,077,286
            Allowance for loan losses                                              (1,350,774)           (864,689)
                                                                                -------------      --------------
            Loans, net                                                          $  91,560,713      $   53,212,597
                                                                                =============      ==============

          Changes in the allowance for loan losses are as follows:

                                                                           Years Ended December 31,
                                                            --------------------------------------------------------
                                                                   2000                1999               1998
                                                            -----------------   -----------------  -----------------
            Balance, beginning of year                      $       864,689     $       699,020    $       514,634
               Provision for loan losses                            500,000             190,000            153,000
               Loans charged off                                    (96,815)            (26,103)           (32,168)
               Recoveries of loans previously charged off            82,900               1,772             63,554
                                                            ---------------     ---------------    ---------------
            Balance, end of year                            $     1,350,774     $       864,689    $       699,020
                                                            ===============     ===============    ===============

         The total recorded investment in impaired loans was $92,502 and $36,316 at December 31, 2000 and 1999, respectively. There were no loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans for 2000, 1999 and 1998 was $76,392, $38,258 and $34,486, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2000, 1999 and 1998, respectively.

         In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2000 are as follows:

              Balance, beginning of year                           $ 2,950,190
                 Advances                                              463,770
                 Repayments                                           (316,460)
                                                                   -----------
              Balance, end of year                                 $ 3,097,500
                                                                   ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                             December 31,
                                                     ---------------------------
                                                        2000            1999
                                                     ------------   ------------

          Land                                       $ 1,362,726    $   687,726
          Buildings and improvements                   3,346,078      3,346,498
          Equipment                                    4,837,834      4,311,990
                                                     -----------    -----------
                                                       9,546,638      8,346,214
          Accumulated depreciation                    (3,283,387)    (2,309,829)
                                                     -----------    -----------
                                                     $ 6,263,251    $ 6,036,385
                                                     ===========    ===========


NOTE 5.  DEPOSIT INTANGIBLE

         In 1999, the Company acquired certain assets and all deposits of another financial institution's branch operations in Woodstock, Georgia. The premium paid for the deposits is reported in the balance sheet, net of amortization as a deposit intangible. The deposit intangible is being amortized over a period of ten years. The balance at December 31, 2000 and 1999 was $630,083 and $704,210, respectively. The amount amortized and charged to expense was $74,127 and $37,064 for the years ended December 31, 2000 and 1999, respectively.

NOTE 6.  DEPOSITS

         The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $35,381,102 and $17,542,304,
         respectively. The total amount of brokered deposits at December 31, 2000 and 1999 was $6,738,801 and $1,386,000, respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:

          2001                                                      $ 71,054,501
          2002                                                        17,871,600
          2003                                                         4,924,115
          2004                                                           987,390
          2005                                                         1,205,363
                                                                    ------------
                                                                    $ 96,042,969
                                                                    ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.  OTHER BORROWINGS

         Other borrowings consist of the following:

                                                                                               December 31,
                                                                                    ----------------------------------
                                                                                           2000              1999
                                                                                    -----------------  ---------------
            $75,000,000 line of credit with interest at  LIBOR                      $     42,165,219   $   34,176,823
               plus 1.50% (8.1529% at December 31, 2000)
               due on demand, collateralized  by first mortgage loans.
            $35,000,000 line of credit with interest at LIBOR plus .90%                    8,731,637                -
               to 1.30% (7.957% at December 31, 2000), due on demand,
               collateralized  by first mortgage loans.
            $36,000,000 line of credit with interest at the Federal Home                           -        7,000,000
               Loan Daily Rate Credit plus .25% (4.80% at December 31,
               1999, collateralized by first mortgage loans.
            Note payable from correspondent bank with interest at                          4,050,000        4,500,000
               prime minus .50% (9.00% at December 31, 2000), due
               in ten equal annual instalments of $450,000, collateralized by the common stock of the Bank.
                                                                                    ----------------   --------------
                                                                                    $     54,946,856   $   45,676,823
                                                                                    ================   ==============

         The $35,000,000 line of credit and the advance from correspondent bank have various covenants related to capital adequacy, allowance for loan losses and profitability of the Company and its subsidiaries. As of December 31, 2000, the Company was not in compliance with the profitability covenant. The Company has received a waiver of this covenant.

NOTE 8.  LEASES

         The Bank leases certain of its branch facilities under various noncancelable operating leases. The initial terms range from one to seven years.

         CMS leases its facilities under various noncancelable operating leases. The initial lease terms range from three to five years.

         Rental expense under all operating leases amounted to $522,772, $506,491 and $334,896 for the years ended December 31, 2000, 1999 and 1998, respectively.

         Future minimum lease payments on noncancelable operating leases are summarized as follows:

           2001                                                     $   400,335
           2002                                                         411,595
           2003                                                         207,507
           2004                                                          41,069
                                                                    -----------
                                                                    $ 1,060,506
                                                                    ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.  DEFERRED COMPENSATION PLAN

         In 1999, the Company adopted a deferred compensation plan providing for death and retirement benefits for its directors and executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the directors and executive officers. The balance of the policy cash surrender values included in the balance sheet at December 31, 2000 and 1999 was $3,444,236 and $2,101,068, respectively. Income recognized on the policies amounted to $143,258 and $49,068 for the years ended December 31, 2000 and 1999, respectively. The balance of the deferred compensation included in other liabilities at December 31, 2000 and 1999 was $78,992 and $16,350, respectively. Expense recognized for deferred compensation amounted to $62,642 and $16,350 for the years ended December 31, 2000 and 1999, respectively.

NOTE 10. STOCK OPTIONS

         The Company had a non-qualified stock option plan for key employees (the "employee plan") and had reserved 25,333 shares of common stock. On December 21, 2000, the Company cancelled all remaining unexercised stock options and terminated the plan. Under the terms of the employee plan, cash awards could be paid to option holders which were designed to compensate the employee for the difference in the tax treatment between non-qualified options and incentive stock options. Options under the employee plan were granted at the estimated fair market value at the date of grant. The Company also has a non-qualified stock option plan for directors (the "director plan") and has reserved 88,400 shares of common stock. Options granted in 1998 under the director plan were granted at 105% of the estimated fair market value. Options granted in 2000 and 1999 under the director plan were granted at $8 per share. All options under these plans expire ten years from the date of grant. At December 31, 2000, 10,800 options were available to grant under the director plan. Other pertinent information related to the options follows:

                                                                         Years Ended December 31,
                                               ---------------------------------------------------------------------------
                                                          2000                       1999                     1998
                                               ----------------------   ------------------------  ------------------------
                                                            Weighted-                 Weighted-                 Weighted-
                                                             Average                   Average                   Average
                                                             Exercise                  Exercise                  Exercise
                                                 Number       Price       Number       Price       Number        Price
                                               ---------   ----------   ---------    ----------   --------    -----------
         Under option, beginning of year         146,200   $     8.60     159,200    $     7.79    115,200    $      6.48
            Granted at market price                  -             -       13,000         12.46         -             -
            Granted at below market price          4,000         8.00       4,800          8.00         -             -
            Granted at above market price            -             -           -             -      48,000          11.02
            Exercised                            (53,599)        6.24     (30,800)         5.95     (4,000)          8.91
            Cancelled                            (19,001)       10.58          -             -          -             -
                                               ---------                ---------                 --------
         Under option, end of year                77,600         9.72     146,200          8.60    159,200           7.79
                                               =========                =========                 ========

         Exercisable, end of year                 77,600         9.72     117,867          8.44    134,533           8.01
                                               =========                =========                 ========
         Weighted-average fair value of
            options granted during the year        $7.54                    $2.48                    $3.75
                                               =========                =========                 ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Information pertaining to options outstanding at December 31, 2000 is as follows:

                                                              Options Outstanding                     Options Exercisable
                                                 ----------------------------------------------  ------------------------------
                                                                    Weighted-
                                                                     Average        Weighted-                        Weighted-
                                                                    Remaining        Average                          Average
                       Range of                    Number          Contractual       Exercise       Number           Exercise
                    Exercise Prices              Outstanding          Life            Price      Exercisable           Price
         ------------------------------------  --------------    ---------------  ------------- --------------    --------------
                    $8.00 - $11.02                     77,600        7 years       $       9.72         77,600    $         9.72
                                               ==============                                    ==============

         The Company applies Opinion 25 and related Interpretations in accounting for the stock option plans. The Company recognized compensation costs (benefits) of $(35,897), $214,721, and $344,731 under the employee plan for the years ended December 31, 2000, 1999 and 1998, respectively. The Company recognized compensation costs of $23,000, $48,000 and $ --, under the director plan for the years ended December 31, 2000, 1999 and 1998, respectively. Had compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated below.

                                                                           Years Ended December 31,
                                                          -----------------------------------------------------------
                                                                2000                1999                   1998
                                                          ----------------     ---------------      -----------------
          Net income                  As reported         $      1,044,219     $     1,293,186      $       3,086,964
                                      Pro forma           $      1,012,554     $     1,439,136      $       3,174,116

          Earnings per share          As reported         $           0.59     $          0.76      $            1.85
                                      Pro forma           $           0.57     $          0.84      $            1.91

          Earnings per share -        As reported         $           0.57     $          0.71      $            1.80
            assuming dilution         Pro forma           $           0.55     $          0.79      $            1.85


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                               Years Ended December 31,
                                                                 -------------------------------------------------
                                                                      2000             1999               1998
                                                                 --------------   --------------     -------------
Dividend yield (as a percent of the fair value of the stock)              2.69%            1.28%             1.36%
Expected life                                                           5 years          5 years           5 years
Expected volatility                                                      50.60%            9.84%            34.14%
Risk-free interest rate                                                   6.23%            6.43%             5.12%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company also has restricted stock plans for two of its key employees. The employees annually may earn shares of stock based on certain performance goals of the Company's mortgage operations. The stock grants vest ratably over a five year period after one year from the date of grant. At December 31, 2000, 35,074 shares of stock had been awarded under these plans, of which 9,194 have vested. Expense incurred under these plans amounted to $84,783, $45,079 and $6,289 for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 11. INCOME TAXES

         The components of income tax expense are as follows:

                                                                                      Years Ended December 31,
                                                                        -----------------------------------------------------
                                                                              2000               1999               1998
                                                                        -------------     --------------     ----------------
                      Current                                           $     762,219     $      817,732     $      1,909,360
                      Deferred                                               (287,921)           (97,991)             (94,368)
                      Benefit of net operating loss carryforward                    -                  -              (74,531)
                                                                        -------------     --------------     ----------------
                                 Income tax expense                     $     474,298     $      719,741     $      1,740,461
                                                                        =============     ==============     ================

         The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                          Years Ended December 31,
                                                  ---------------------------------------------------------------------------
                                                         2000                        1999                       1998
                                                  ---------------------       -------------------       ---------------------
                                                     Amount     Percent         Amount    Percent         Amount      Percent
                                                  -----------   -------       ----------  -------       -----------   -------
               Income taxes at statutory rate     $   516,296        34 %     $  684,395       34 %     $ 1,641,325        34 %
               State income tax (benefit)             (33,180)       (2)          16,473        1            79,574         1
               Other items, net                        (8,818)       (1)          18,873        1            19,562         1
                                                  -----------   -------       ----------  -------       -----------   -------
                     Income tax expense           $   474,298        31 %     $  719,741       36 %     $ 1,740,461        36 %
                                                  ===========   =======       ==========  =======       ===========   =======

         The components of deferred income taxes are as follows:

                                                                                                      December 31,
                                                                                            ---------------------------------
                                                                                                  2000             1999
                                                                                            ---------------    --------------
                    Deferred tax assets:
                       Loan loss reserves                                                   $       448,782    $      260,227
                       Stock options                                                                 26,795           128,228
                       Securities available-for-sale                                                585,004           599,102
                       Deferred compensation                                                         32,240             6,170
                                                                                            ---------------    --------------
                                                                                                  1,092,821           993,727
                                                                                            ---------------    --------------

                    Deferred tax liabilities:
                       Purchased mortgage servicing rights                                        1,426,927        1,589,103
                       Depreciation                                                                 189,356          201,909
                       Other                                                                          8,426            8,426
                                                                                            ---------------    -------------
                                                                                                  1,624,709        1,799,438
                                                                                            ---------------    -------------
                    Net deferred tax liabilities                                            $      (531,888)   $    (805,711)
                                                                                            ===============    =============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  EARNINGS PER SHARE

          Presented below is a summary of the components used to calculate basic and diluted earnings per share.

                                                                                    Years Ended December 31,
                                                                         -----------------------------------------------
                                                                              2000             1999            1998
                                                                         ---------------   -------------  --------------
          Basic Earnings Per Share:
             Weighted average common shares outstanding                        1,773,888       1,712,357       1,665,957
                                                                         ===============   =============  ==============

             Net income                                                  $     1,044,219   $   1,293,186  $    3,086,964
                                                                         ===============   =============  ==============

             Basic earnings per share                                    $          0.59   $        0.76  $         1.85
                                                                         ===============   =============  ==============

          Diluted Earnings Per Share:
             Weighted average common shares outstanding                        1,773,888       1,712,357       1,665,957
             Net effect of the assumed exercise of stock
                options based on the treasury stock method
                using average market prices for the year                          61,562         102,171          53,691
                                                                         ---------------   -------------  --------------
             Total weighted average common shares and
                common stock equivalents outstanding                           1,835,450       1,814,528       1,719,648
                                                                         ===============   =============  ==============

             Net income                                                  $     1,044,219   $   1,293,186  $    3,086,964
                                                                         ===============   =============  ==============

             Diluted earnings per share                                  $          0.57   $        0.71  $         1.80
                                                                         ===============   =============  ==============

NOTE 13.  MORTGAGE LOAN SERVICING

          Mortgage loans serviced for others are not reflected in the financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $325 million as of December 31, 2000. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 2000, substantially all of the Company's mortgage lending and servicing activity was concentrated within the eastern half of the United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

          At December 31, 2000, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $2,000,000 and $3,000,000, respectively.

NOTE 14.  COMMITMENTS AND CONTINGENCIES

          The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, mortgage loans in process of origination (the pipeline), mandatory and optional forward commitments, and other hedging instruments. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments. A summary of these commitments is as follows:

                                                        2000            1999
                                                    ------------    ------------

               Commitments to extend credit         $ 16,849,749    $ 11,428,000
               Standby letters of credit               1,303,778         691,550
                                                    ------------    ------------
                                                    $ 18,153,527    $ 12,119,550
                                                    ============    ============

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

          In addition to the mortgage loans held for sale on the balance sheet, the Company's mortgage loan pipeline at December 31, 2000 totaled approximately $287 million. The Company's exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $121 million in mortgage loans for which the Company has interest rate risk. The remaining $166 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a "best efforts" agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (2) loans with floating interest rates which close at the current market rate, and (3) loans where the original fixed interest rate commitment has expired and will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month. At December 31, 2000, the Company had the ability to sell up to $120 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the forward commitment.

          At December 31, 2000, the Company had approximately $69 million of mandatory commitments for the mortgage pipeline. In addition, the Company had mandatory commitments for all mortgage loans held for sale at December 31, 2000.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 15.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Pickens County and surrounding areas as well as mortgage loans in the eastern half of the United States. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

          Seventy-six percent of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $3,066,000.

NOTE 16.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, approximately $453,000 of retained earnings were available for dividend declaration without regulatory approval.

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

          As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                         To Be Well
                                                                                For Capital           Capitalized Under
                                                                                 Adequacy             Prompt Corrective
                                                        Actual                   Purposes             Action Provisions
                                               ------------------------    ---------------------    ----------------------
                                                   Amount        Ratio         Amount     Ratio         Amount      Ratio
                                               --------------  --------    ------------- -------    -------------  -------
              As of December 31, 2000:                                     (Dollars in Thousands)
                                               ---------------------------------------------------------------------------
                 Total Capital to Risk
                    Weighted Assets:
                    Company                    $       17,286     10.35%   $      13,359       8%   $         N/A      N/A
                    Bank                       $       14,720     10.94%   $      10,769       8%   $      13,462       10%
                 Tier I Capital to Risk
                    Weighted Assets:
                    Company                    $       15,935      9.54%   $       6,680       4%   $         N/A      N/A
                    Bank                       $       13,369      9.93%   $       5,385       4%   $       8,077        6%
                 Tier I Capital to Average
                    Assets:
                    Company                    $       15,935      6.80%   $       9,380       4%   $         N/A      N/A
                    Bank                       $       13,369      7.75%   $       6,899       4%   $       8,624        5%
              As of December 31, 1999:
                 Total Capital to Risk
                    Weighted Assets:
                    Company                    $       15,921     13.62%   $       9,349       8%   $         N/A      N/A
                    Bank                       $       14,033     14.80%   $       7,584       8%   $       9,480       10%
                 Tier I Capital to Risk
                    Weighted Assets:
                    Company                    $       15,056     12.88%   $       4,675       4%   $         N/A      N/A
                    Bank                       $       13,168     13.89%   $       3,792       4%   $       5,688        6%
                 Tier I Capital to Average
                    Assets:
                    Company                    $       15,056      9.10%   $       6,620       4%   $         N/A      N/A
                    Bank                       $       13,168      9.91%   $       5,318       4%   $       6,647        5%

            CMS is also subject to the net worth requirement of the Government National Mortgage Corporation ("Ginnie Mae"), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2000, CMS met the Ginnie Mae net worth requirement.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

         Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold:

           The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair value.

         Securities:

           Fair values for securities are based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximate their fair values.

         Loans:

           For mortgage loans held for sale and variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

         Purchased Mortgage Servicing Rights:

           Fair values for purchased mortgage servicing rights are based upon independent appraisal.

         Accounts Receivable - Brokers and Escrow Agents:

           The carrying amount of accounts receivable - brokers and escrow agents approximates its fair value.

         Deposits and Drafts Payable:

           The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit and drafts payable approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Other Borrowings and Federal Funds Purchased:

           The carrying amount of other borrowings and federal funds purchased approximates their fair value.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Accrued Interest:

           The carrying amounts of accrued interest approximate their fair values.

         Mandatory Commitments:

           Fair values for mandatory commitments are based on quoted market prices.

         Other Off-Balance Sheet Instruments:

           Fair values of the Company's other off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's other off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

         The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                                December 31, 2000                    December 31, 1999
                                                        ---------------------------------   -----------------------------------
                                                            Carrying           Fair             Carrying              Fair
                                                             Amount            Value             Amount              Value
                                                        ---------------   ---------------   -----------------  ----------------
     Financial assets:
       Cash and due from banks, interest-bearing
         deposits in banks and federal funds sold       $     7,319,501   $     7,319,501   $       5,747,082  $      5,747,082
       Securities available-for-sale                         12,177,326        12,177,326          10,751,741        10,751,741
       Securities held-to-maturity                            2,559,848         2,501,340           1,000,000         1,000,000
       Mortgage loans held for sale                         108,847,638       108,847,638          87,284,155        87,284,155
       Loans                                                 91,560,713        92,916,812          53,212,597        53,717,183
       Accrued interest receivable                            1,196,876         1,196,876             657,288           657,288
       Purchased mortgage servicing rights                    3,781,355         4,074,747           4,212,261         4,544,739
       Accounts receivable-brokers
         and escrow agents                                    3,753,749         3,753,749           3,107,498         3,107,498
       Mandatory commitments                                          -                 -                   -           203,000

     Financial liabilities:
       Deposits                                             162,168,443       162,028,684         110,306,653       110,897,296
       Drafts payable                                         6,261,741         6,261,741           2,765,182         2,765,182
       Other borrowings and federal funds purchased          54,946,856        54,946,856          45,786,823        45,786,823
       Accrued interest payable                                 565,203           565,203             522,138           522,138
       Mandatory commitments                                          -           153,000                   -                 -

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18.  SUPPLEMENTAL FINANCIAL DATA

          Components of other expenses in excess of 1% of total revenue are as follows:

                                                                            Years Ended December 31,
                                                          -----------------------------------------------------------
                                                                  2000                  1999               1998
                                                          --------------------   ----------------   -----------------
             Outside service fees                          $           917,947   $      2,072,028    $      2,136,555
             Subservicing expense                                      359,940            428,771             295,477
             Amortization of purchased mortgage
              servicing rights                                         744,700            967,172           1,216,200
             Business development                                      458,590            312,687             564,202
             Stationery and printing                                   344,029            438,054             359,343
             Telephone                                                 485,114            574,780             442,831
             Courier service                                           292,088            448,646             339,444

NOTE 19.  SUPPLEMENTAL SEGMENT INFORMATION

          The Company has two reportable segments: commercial banking and mortgage banking. The commercial banking segment provides traditional banking services offered through the Bank. The mortgage banking segment provides mortgage loan origination and servicing offered through the Bank and CMS.

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

                                                                               INDUSTRY SEGMENTS
                                                     ---------------------------------------------------------------------
                                                        Commercial         Mortgage           All
        For the Year Ended December 31, 2000             Banking            Banking          Other              Total
        -------------------------------------------  ---------------   ---------------   --------------   ----------------
        Interest income                              $    9,319,411    $    8,230,250    $           -    $     17,549,661
        Interest expense                                  3,529,307         5,429,595                -           8,958,902
        Net interest income                               5,790,104         2,800,655                -           8,590,759
        Other revenue from external customers               863,313         8,127,959                -           8,991,272
        Depreciation and amortization                       612,341         1,105,917                -           1,718,258
        Provision for loan losses                           500,000                -                 -             500,000
        Segment profit                                    1,332,501           370,397         (184,381)          1,518,517
        Segment assets                                  121,930,896       120,158,108                -         242,089,004
        Expenditures for premises and equipment           1,123,460            76,964                -           1,200,424

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                             INDUSTRY SEGMENTS
                                                   ---------------------------------------------------------------------
                                                     Commercial          Mortgage            All
     For the Year Ended December 31, 1999              Banking           Banking            Other            Total
     --------------------------------------------  ---------------   ---------------   --------------  -----------------
     Interest income                               $     6,018,461   $     9,131,244   $           -   $      15,149,705
     Interest expense                                    1,784,797         6,498,581               -           8,283,378
     Intersegment net interest income (expense)              5,924            (5,924)              -                   -
     Net interest income                                 4,233,664         2,632,663               -           6,866,327
     Other revenue from external customers                 488,308        14,092,102               -          14,580,410
     Depreciation and amortization                         374,607         1,401,144               -           1,775,751
     Provision for loan losses                             190,000                -                -             190,000
     Segment profit                                        821,961         1,599,010        (408,044)          2,012,927
     Segment assets                                     77,540,477        98,212,828               -         175,753,305
     Expenditures for premises and equipment             3,065,215           410,540               -           3,475,755

                                                                             INDUSTRY SEGMENTS
                                                   ---------------------------------------------------------------------
                                                     Commercial          Mortgage            All
     For the Year Ended December 31, 1998              Banking           Banking            Other            Total
     --------------------------------------------  ---------------   ---------------   --------------  -----------------

     Interest income                               $     4,624,126   $     8,351,498   $           -   $      12,975,624
     Interest expense                                    1,415,648         4,673,621               -           6,089,269
     Intersegment net interest income (expense)             10,111           (10,111)              -                   -
     Net interest income                                 3,208,478         3,677,877               -           6,886,355
     Other revenue from external customers                 276,263        14,947,300               -          15,223,563
     Depreciation and amortization                         249,693         1,442,321               -           1,692,014
     Provision for loan losses                             153,000                 -               -             153,000
     Segment profit                                        671,184         4,640,413        (484,172)          4,827,425
     Segment assets                                     59,204,350       140,040,111               -         199,244,461
     Expenditures for premises and equipment               641,775           923,854               -           1,565,629

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets, statements of income, and cash flows of Crescent Banking Company:

                           CONDENSED BALANCE SHEETS

                                                                                                  December 31,
                                                                                       ------------------------------------
                                                                                            2000                1999
                                                                                       ----------------   ----------------
          Assets
             Cash                                                                      $        489,475   $        450,783
             Investment in subsidiaries                                                      18,972,868         18,946,373
             Other assets                                                                       506,695            165,968
                                                                                       ----------------   ----------------

                Total assets                                                           $                  $     19,563,124
                                                                                       ================   ================
          Liabilities

             Other borrowings                                                          $      4,050,000   $      4,500,000
             Other                                                                              118,216            202,201
                                                                                       ----------------   ----------------
                                                                                              4,168,216          4,702,201
                                                                                       ----------------   ----------------


          Stockholders' equity                                                               15,800,822         14,860,923
                                                                                       ----------------   ----------------


                Total liabilities and stockholders' equity                             $     19,969,038   $     19,563,124
                                                                                       ================   ================


                        CONDENSED STATEMENTS OF INCOME

                                                                                 Years Ended December 31,
                                                                ----------------------------------------------------------
                                                                       2000                 1999                1998
                                                                -------------------    ---------------    ----------------



Income, dividends from subsidiary                               $         1,268,507    $       568,931    $        273,267

        Expenses, other                                                     508,161            666,255             484,172
                                                                -------------------    ---------------    ----------------

              Income (loss) before income tax benefits and
                equity in undistributed income of subsidiaries              760,346            (97,324)           (210,905)

        Income tax benefits                                                (278,524)          (255,608)           (179,101)
                                                                -------------------    ---------------    ----------------

              Income (loss) before equity in undistributed
                 income of subsidiaries                                   1,038,870             158,284            (31,804)


        Equity in undistributed income of subsidiaries                        5,349          1,134,902           3,118,768
                                                                -------------------    ---------------    ----------------

              Net income                                        $         1,044,219    $     1,293,186    $      3,086,964
                                                                ===================    ===============    ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                                      Years Ended December 31,
                                                                     --------------------------------------------------------
                                                                            2000                1999               1998
                                                                     ----------------    ----------------   -----------------
              OPERATING ACTIVITIES
                 Net income                                          $        1,044,219  $      9,293,186   $       3,086,964
                 Adjustments to reconcile net income to net
                    cash provided by operating activities:
                    Undistributed income of subsidiaries                         (5,349)       (1,134,902)         (3,118,768)
                    Restricted stock awards                                      84,783            45,079               6,289
                    Increase (decrease) in stock options                        (12,897)          262,721             344,731
                    outstanding
                    Other operating activities                                 (424,711)          (62,369)            (34,803)
                                                                     ------------------  ----------------   -----------------


                    Net cash provided by operating activities                   686,045           403,715             284,413
                                                                     ------------------  ----------------   -----------------

              INVESTING ACTIVITIES
                 Investment in subsidiaries                                           -        (4,500,000)         (2,200,000)
                                                                     ------------------  ----------------   -----------------

                    Net cash used in investing activities                             -        (4,500,000)         (2,200,000)
                                                                     ------------------  ----------------   -----------------


              FINANCING ACTIVITIES
                 Proceeds from (repayment of) other borrowings                 (450,000)        4,500,000                   -
                 Dividends paid                                                (531,902)         (400,473)           (273,267)
                 Net proceeds from sale of common stock                               -                 -           2,139,762
                 Proceeds from exercise of stock options                        334,549           183,270              35,630
                                                                     ------------------  ----------------   -----------------

                    Net cash provided by (used in) financing                   (647,353)        4,282,797           1,902,125
                    activities
                                                                     ------------------  ----------------   -----------------

              Net increase (decrease) in cash                                    38,692           186,512             (13,462)


              Cash at beginning of year                                         450,783           264,271             277,733
                                                                     ------------------  ----------------   -----------------

              Cash at end of year                                    $          489,475  $        450,783   $         264,271
                                                                     ==================  ================   =================

                            SHAREHOLDER INFORMATION


Market for the Company's Common stock

The Company's authorized shares, as of December 31, 2000, consisted of: (i) 10,000,000 shares of common stock, par value $1.00 per share, of which 1,820,301 shares were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding. As of December 31, 2000, there were 583 record holders of common stock.

On January 12, 1999, the Company's Common Stock began trading on the Nasdaq SmallCap Market under the symbol "CSNT" at a price of $13.00 per share. On March 26, 2001, the price of the Company's Common Stock, as quoted on the Nasdaq SmallCap Market, was $11.50.

Annual Meeting of Shareholders

The Company's 2001 Annual Meeting of Shareholders will be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia on April 19, 2001 at 2:00 p.m. local time.

Form 10-K

A copy of Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with Securities and Exchange Commission, will be furnished free of charge to any stockholder upon written request. Requests should be mailed to J. Donald Boggus, Jr., Crescent Banking Company and Subsidiaries, Post Office Box 668, Jasper, Georgia, 30143.

                        Directors & Executive Officers

                         CRESCENT BANK & TRUST COMPANY

Directors:
John Bennett, Jr.         -  Breeder/Hatchery Manager, Seaboard Farms
J. Donald Boggus, Jr.     -  President, Crescent Banking Company and
                             Subsidiaries
James D. Boggus, Sr.      -  Owner, Pickland, Inc.
John S. Dean, Sr.         -  Retired Public Utility Executive, Amicalola
                             Electric Membership Cooperative
A. James Elliott          -  Chairman of the Board of Crescent Banking
                             Company; Associate Dean of Emory University
                             Law School
Charles Fendley           -  Mortgage Officer, Crescent Bank & Trust
                             Company
Chuck Gehrmann            -  President, Mack Truck Sales of  Atlanta
Alan Harris               -  Owner of Century 21 Alan Harris Realty
Robert C. KenKnight       -  Executive Vice President, Crescent Bank & Trust
                             Company
Michael W. Lowe           -  President, Jasper Jeep Sales, Inc.
Garland Pinholster        -  Georgia House Legislator
Cecil Pruett              -  Mayor of City of Canton
Janie F. Whitfield        -  Secretary of the Board of Crescent Bank & Trust
                             Company; Former Owner and President of Mountain
                             Gold, Inc.
Charles B. Wynne          -  Retired Bank Executive, Crescent Banking
                             Company and Subsidiaries

Executive Officers:
J. Donald Boggus, Jr.     -  President & CEO
Robert C. KenKnight       -  Executive Vice President and Mortgage Division
                             President
Gary Reece                -  Executive Vice President and Senior Lending Officer
Michael Leddy             -  Executive Vice President of Secondary Marketing
Dave Denton               -  Senior Vice President and Branch Manager
Bonnie Boling             -  Chief Financial Officer and Senior Vice President
Lorrie Shaw               -  Senior Vice President and Lending Officer

                             Directors & Officers


                           CRESCENT BANKING COMPANY

Directors:
J. Donald Boggus, Jr.   -   President, Crescent Banking Company and
                            Subsidiaries
James D. Boggus, Sr.    -   Owner, Pickland, Inc.
John S. Dean, Sr.       -   Retired Public Utility Executive, Amicalola Electric
                            Membership Cooperative
A. James Elliott        -   Associate Dean of Emory University Law School
Charles Fendley         -   Secretary, Crescent Banking Company; Mortgage
                            Officer, Crescent Bank & Trust Company
Chuck Gehrmann          -   President, Mack Truck Sales of  Atlanta
Michael W. Lowe         -   President, Jasper Jeep Sales, Inc.

Officers:
J. Donald Boggus, Jr.   -   President & CEO
Bonnie Boling           -   Chief Financial Officer and Senior Vice President

                       CRESCENT MORTGAGE SERVICES, INC.

Directors:
J. Donald Boggus, Jr.   -   President & CEO, Crescent Banking Company
James D. Boggus, Sr.    -   Owner, Pickland Inc.
John S. Dean, Sr.       -   Retired Public Utility Executive, Amicalola
                            Electric  Membership Cooperative
A. James Elliott        -   Associate Dean of Emory University Law School
Chuck Gehrmann          -   President, Mack Truck Sales of Atlanta
Robert C. KenKnight     -   President, Crescent Mortgage Services, Inc.
Garland Pinholster      -   Georgia House Legislator

Executive Officers:
Robert C. KenKnight     -   President
J. Donald Boggus, Jr.   -   Secretary
Michael Leddy           -   Executive Vice President of Secondary Marketing
John Cappello           -   Senior Vice President & National Production manager
Bonnie Boling           -   Chief Financial Officer and Vice President