Form 10-K405, Exhibit 13
period 2001-12-31
CRESCENT BANKING CO
filed 2002-04-01
CIK 883476

                                                                    EXHIBIT 13.1

                            CRESCENT BANKING COMPANY
                               2001 ANNUAL REPORT
                                TABLE OF CONTENTS

Chairman's Remarks...........................................................  1

FINANCIAL OVERVIEW

Financial Highlights.....................................................  2 - 3

Quarterly Financial Information..............................................  4

Management's Discussion & Analysis....................................... 5 - 22

CONSOLIDATED FINANCIAL REPORT

Independent Auditor's Report or Financial Statements......................... 24

Consolidated Balance Sheets.................................................. 25

Consolidated Statements of Income............................................ 26

Consolidated Statements of Comprehensive Income.............................. 27

Consolidated Statements of Stockholder's Equity......................... 28 - 29

Consolidated Statements of Cash Flows................................... 30 - 31

Notes to Consolidated Financial Statements.............................. 32 - 54

Shareholder Information...................................................... 55

Directors and Officers.................................................. 56 - 57

                                 March 30, 2002

TO OUR SHAREHOLDERS:

     Enclosed for your review is Crescent Banking Company's 2001 Annual Report to Shareholders. We are pleased to report record earnings of approximately $6.5 million during 2001, reflecting the strong residential mortgage market. Our earnings per share for 2001 were $3.47, an increase of $2.90 per share, or 509%, from our 2000 earnings per share of $0.57.

     Mortgage banking operations recorded net income for the year 2001 of $5.7 million, compared to net income for the year 2000 of $245,917. Mortgage production increased 162% from $1.3 billion in 2000 to $3.4 billion in 2001. The increase in production was largely due to the reduction in market interest rates.

     The commercial banking business continues to grow in both asset size and earnings as Crescent Bank & Trust Company now has six locations. The Bank experienced loan growth of $30.7 million, or 33%, for 2001. Our commercial banking net income was $898,306 in 2001, while it was $884,686 in 2000. The commercial banking income was negatively influenced by the decrease of spread in interest rates, but this was somewhat offset by the increase in commercial loan production. The Bank began the construction of our new building in Cartersville, Georgia to accommodate the growth in that market. We continue our plans of increasing our banking operations to create a better balance between the bank and mortgage earnings and to further enhance the Bank's overall value.

     At December 31, 2001, the Company's Dividend Reinvestment and Stock Purchase Plan had participation in excess of 33%. The Plan is designed to promote long-term investment in the Company by providing individuals with an easy and inexpensive way to invest in its common stock. Under the Plan, shareholders may purchase additional shares by reinvesting their cash dividends, and both shareholders and non-shareholders can purchase shares by making optional cash investments through the Plan. Your Directors continue to welcome and encourage your participation in the Plan. To obtain a copy of the Prospectus for the Plan, or if you have any questions regarding the Plan or your participation in the Plan, please contact shareholders relations at 678-454-2265.

     We hope that you will be able to join us at our 2001 Annual Meeting of Shareholders on April 18, 2002, and we look forward to seeing you there. Your interest and support of Crescent Banking Company is appreciated.

                                   Sincerely,

                                   --------------------
                                   A.James Elliott, Chairman

                            CRESCENT BANKING COMPANY

                             Selected Financial Data

                                                           For the Year Ended December 31,
                                                 2001        2000        1999        1998        1997
                                                ------------------------------------------------------
Earnings

Interest income                                 $21,036     $13,903    $10,583      $8,317      $5,641
Interest expense                                 13,812       8,959      8,277       6,079       3,253

Net interest income                               7,224       4,944      2,306       2,238       2,388
Provision for loan losses                           515         500        190         153         191

Net interest income after provision for
loan losses                                       6,709       4,444      2,116       2,085       2,197
Other operating income                           22,720       8,991     14,580      15,223       6,204
Other operating expenses                         18,807      11,917     14,683      12,481       6,481

Income before income taxes and cumulative
effect of a change in accounting  prinicple      10,622       1,518      2,013       4,827       1,920
Applicable income taxes                           4,057         474        720       1,740         766
Income before cumulative effect of a
change in accounting principle                    6,565       1,044      1,293       3,087       1,154

Cumulative effect of a change in
accounting principle                               (70)           0          0           0           0

Net income                                        6,495       1,044      1,293       3,087       1,154

Segment information

Commercial Banking total revenue                 12,276       9,537      6,119       4,543       3,816
Commercial Banking pretax income                  1,449       1,333        822         671         464
Commercial Banking revenue as % total
revenue                                           28.1%       41.7%      24.3%       19.3%       32.2%
Commercial Banking pretax income as %
total pretax segment income                       13.6%       78.3%      34.0%       12.6%       22.0%



Mortgage Banking total revenue                   31,481      13,356    19,049      19,007       8,036

Mortgage Banking pretax income                    9,196         370     1,599       4,640       1,643
Mortgage Banking revenue as % total revenue        71.9%       58.3%     75.7%       80.7%       67.8%
Mortgage Banking pretax income as % of
total pretax segment income                        86.4%       21.7%     66.0%       87.4%       78.0%



Per share data
   Net income - basic earnings             $3.55          $0.59          $0.76         $1.85         $0.82
   Net income - diluted earnings           $3.47          $0.57          $0.71         $1.80         $0.80
   Period-end book value                  $12.40          $8.71          $8.47         $8.34         $6.23
   Cash dividends                          $0.31          $0.30          $0.23        $0.165        $0.125
   Weighted avg number of shares
     outstanding                           1,828          1,774          1,712         1,666         1,406

Selected Average Balances

   Total assets                          349,919        199,149        187,560       143,103        88,959
   Loans                                 104,346         75,229         46,791        38,150        32,520
   Total deposits                        177,334        125,585        103,974        84,393        60,827
   Shareholders' equity                   18,634         15,304         14,838        11,928         8,159

Selected Period-End Balances

   Total assets                          490,980        242,089        175,753       199,244       104,546
   Loans, net                           $122,015        $91,561        $53,213       $40,629       $36,136
   Allowance for loan losses               1,596          1,351            865           699           515
   Mortgage loans held for sale          313,468        108,848         87,284       128,410        49,399
   Total deposits                        221,965        162,168        110,307       100,602        75,681
   Other borrowings                      229,081         54,947         45,677        74,756        14,308
   Shareholders' equity                   22,840         15,801         14,861        14,338         9,010

Financial ratios:

   Return on average assets                1.86%          0.52%          0.69%         2.16%         1.30%
   Return on average equity               34.86%          6.82%          8.72%        25.88%        14.14%
   Average earning assets to
       average total assets               91.42%         87.16%         88.39%        92.00%        87.13%
   Average loans to average deposits      58.84%         59.90%         45.00%        45.21%        53.46%
   Average equity to average
       total assets                        5.33%          7.68%          7.91%         8.34%         9.17%
   Net interest margin                     2.26%          2.85%          1.39%         1.70%         3.08%
   Net charge offs to average
       loans                               0.26%          0.02%          0.05%         0.08%         0.04%
   Non-performing assets to
       period ending loans                 0.27%          0.05%          0.10%         0.63%         0.41%
   Allowance for loan losses
       to net period end loans             1.29%          1.45%          1.60%         1.69%         1.40%
   Tier 1 leverage ratio                   6.72%          6.80%          9.10%         7.25%         9.33%
    Risk based capital

       Tier 1 capital                      8.46%          9.54%         12.88%        11.76%        12.27%
       Total capital                       8.98%         10.35%         13.62%        12.35%        12.98%




                            CRESCENT BANKING COMPANY
                         QUARTERLY FINANCIAL INFORMATION

                                        March      June      September    December      March        June    September   December
                                        2001       2001         2001        2001         2000        2000       2000       2000
                                   ------------------------------------------------------------------------------------------------
Quarter end

   Interest income                  $4,706,822  $5,116,777  $5,213,334   $5,998,632  $2,558,209  $3,164,792  $3,886,907  $4,292,737
   Interest expense                  3,341,736   3,740,101   3,454,144    3,276,043   1,666,791   1,924,580   2,553,835   2,813,696

   Net interest income               1,365,086   1,376,676   1,759,190    2,722,589     891,418   1,240,212   1,333,072   1,479,041
   Provision for loan losses           115,000     115,000     105,000      180,000      95,000     140,000     155,000     110,000

   Net interest income after
      provision for loan losses      1,250,086   1,261,676   1,654,190    2,542,589     796,418   1,100,212   1,178,072   1,369,041
   Other operating income            3,464,621   7,442,209   4,855,551    6,958,510   1,803,919   1,992,014   2,471,383   2,723,956
   Other operating expenses          3,324,927   4,806,858   4,788,865    5,886,834   2,794,678   2,832,671   3,079,298   3,209,851
Income before income taxes and
cumulative effect of a change in
accouning  prinicple                 1,389,780   3,897,027   1,720,876    3,614,265    (194,341)    259,555     570,157     883,146
Applicable income taxes                481,766   1,510,099     671,237    1,394,239     (69,965)     89,321     206,091     248,851
                                      --------  ----------    --------   ----------    --------     -------    --------    -------
Income before cumulative effect
of a change in accounting
principle                              908,014   2,386,928   1,049,639    2,220,026    (124,376)    170,234     364,066     634,295

Cumulative effect of a change in
accounting principle                   (69,770)          0           0            0           0           0           0           0

Net income                             838,244   2,386,928   1,049,639    2,220,026    (124,376)    170,234     364,066     634,295


Per share data:

   Net income (loss)  basic              $0.46       $1.27       $0.61        $1.21      ($0.07)      $0.10       $0.20       $0.36
   Net income (loss) diluted             $0.45       $1.22       $0.59        $1.21      ($0.07)      $0.09       $0.20       $0.35
   Period-end book value                 $9.53      $10.78      $11.26       $12.40       $8.32       $8.35       $8.52       $8.71
   Cash dividends                      $0.0775     $0.0775     $0.0775      $0.0775     $0.0700     $0.0750     $0.0775     $0.0775



Balances as of quarter end

   Loans, net                       95,178,608 103,551,169 109,670,033 $122,015,114  63,361,759  75,725,784  87,851,308 $91,560,713
   Allowance for loan losses         1,371,632   1,446,133   1,525,308    1,596,287     947,283   1,087,787   1,181,294   1,350,774
   Mortgage loans held for sale    166,030,122 162,560,415 143,305,797  313,467,820  67,311,212  89,074,540  77,457,182 108,847,638
   Total assets                    318,900,494 340,230,143 324,143,144  490,979,600 168,129,092 206,207,403 209,617,219 242,089,004
   Total deposits                  201,567,967 196,818,236 202,343,620  221,964,799 115,117,214 122,265,678 134,575,529 162,168,443
   Shareholders' equity             17,385,979  19,722,877  20,715,358   22,839,887  14,622,919  14,859,438  15,149,492  15,800,822

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

   General Discussion of Our Results

     A principal source of our revenue comes from net interest income, which is the difference between:

     . income we receive on our interest-earning assets, such as investment securities and loans; and

     . our interest-bearing sources of funds, such as deposits and borrowings.

The level of net interest income is determined primarily by the average balances, or volume, of interest-earning assets and the various rate spreads between the interest-earning assets and our funding sources, primarily through Crescent Bank. Changes in our net interest income from period to period result from, among other things:

     . increases or decreases in the volumes of interest-earning assets and interest-bearing liabilities;

     . increases or decreases in the average rates earned and paid on those assets and liabilities;

     . our ability to manage the interest-earning asset portfolio, which includes loans; and

     . the availability and costs of particular sources of funds, such as non-interest bearing deposits, and our ability to "match" our assets and liabilities.

     Our other principal source of revenue is the fees and income we earn from the origination, holding, servicing and sale of residential first mortgage loans. Revenues from our mortgage banking operations vary significantly due to, among other things:

     . changes in the economy, generally, but particularly changes in interest rates on mortgage loans;

     . decreases in interest rates which generally increase our mortgage banking revenues as a result of increased volumes of mortgage loans;

     . increases in interest rates which generally result in lower mortgage banking revenues due to decreased volumes of mortgage loans; and

     . the spread we earn on the sale of mortgage servicing rights which fluctuates with the level of interest rates and anticipated changes in rates.

     We experienced significant changes in interest rates, that caused corresponding significant changes in our mortgage production and revenues, in 2001, 2000 and 1999, as described below under "--Results of Operations--Results of Our Mortgage Banking Business."

     Interest Income
     ---------------

     We had interest income of $21.0 million in 2001, $13.9 million in 2000 and $10.6 million in 1999. The 51% increase in interest income during 2001 is attributable to the increase in average interest-earning assets, which resulted from a higher volume of average commercial banking loans of 39% and a higher level of mortgage production. Average interest-earning assets totaled $319.9 million in 2001, $173.6 million in 2000 and $165.8 million in 1999. The yield on earning assets decreased from 8.01% in 2000 to 6.58% in 2001. The decrease in yield from 2000 to 2001 was the result of the declining interest rate environment in 2001. The increase in the yield from 1999 to 2000 was the result of the growth of our commercial bank loan portfolio, which traditionally carries higher yields than securities and other interest-earning assets, as well as increases in interest rates.

     Interest Expense
     ----------------

     We had interest expense of $13.8 million in 2001, $9.0 million in 2000 and $8.3 million in 1999. This 54% increase from 2000 to 2001 resulted from the growth of our deposits as well as a higher level of other borrowings used to support the growth of our mortgage banking business, as described under "--Results of Operations--Results of Our Mortgage Banking Business." Our interest-bearing liabilities averaged $281.7 million in 2001, $150.8 million in 2000 and $141.9 million in 1999. The increase from 2000 to 2001 in interest-bearing liabilities resulted from the growth of deposits as well as a higher level of other borrowings, principally incurred to support our mortgage banking growth. The increase in our interest expense from 1999 to 2000 resulted from a higher volume of average interest-bearing deposits as well as higher rates paid on those interest-bearing deposits in 2000 due to increases in interest rates generally. The rate we paid on interest-bearing liabilities was 4.90% in 2001, 5.94% in 2000 and

5.83% in 1999. In each of 2001 and 2000, our interest expense accounted for 42% of total expenses. In 1999, interest expense accounted for 36% of total expenses.

     Net Interest Income
     -------------------

     Our net interest income for 2001 was $7.2 million and our net interest margin was 2.26%. We had an interest spread of 1.68% in 2001. Net interest income, net interest margin and interest spread for 2000 were $4.9 million, 2.85% and 2.07%, respectively. The decreases in net interest margin and interest spread during 2001 were reflective of the decrease in interest rates that occurred. The increase in net interest income for 2001 was the result of a higher level of mortgage production, as well as a higher level of average commercial banking loans. Net interest income, net interest margin and interest spread in 1999 were $2.3 million, 1.39% and 0.55%, respectively. The increase in 2000 in net interest income, net interest margin and interest spread reflects the increase in interest rates in the first six months of 2000. See "--Quantitative and Qualitative Disclosures About Our Market Risk."

     The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

                                     2001 Compared to 2000(1)       2000 Compared to 1999(1)       1999 Compared to 1998(1)
                                     ------------------------       ------------------------       ------------------------
                                   Volume     Rate        Net       Volume   Rate        Net       Volume     Rate       Net
                                  -------   -------     -------    -------  ------     -------    -------    ------    ------
                                                                    (in thousands)
Interest earned on:
   Loans .......................  $ 2,609   $  (722)    $ 1,887    $ 2,820  $   116    $ 2,936    $   836     $(107)   $  729
   Mortgages held for sale .....    5,540      (812)      4,728     (1,186)   1,458        272        777       120       897
   Securities, at cost .........      230       (98)        132        459       44        503        380        35       415
   Federal funds sold ..........      213       (17)        196       (222)      49       (173)        90       (10)       80
   Deposits in other banks .....      205       (15)        190       (230)      14       (216)       147        (2)      145
                                  -------   -------     -------    -------  -------    -------    -------     -----    ------
Total interest income ..........  $ 8,797   $(1,664)    $ 7,133    $ 1,641  $ 1,681    $ 3,322    $ 2,230     $  35    $2,265
                                  =======   =======     =======    =======  =======    =======    =======     =====    ======
Interest paid on:
   Demand deposits .............    $ 156   $  (213)      $ (57)     $ 162     $ 52    $   214    $   248     $ (41)    $ 207
   Savings deposits ............       68       (52)         16         72        3         75         95        (1)       94
   Time deposits ...............    3,348        13       3,361        425      349        774        911      (174)      737
   Mortgage warehouse line
     Of credit and other .......    2,833    (1,300)      1,533       (234)    (150)      (384)     1,348      (188)    1,160
                                  -------   -------     -------    -------  -------    -------    -------     -----    ------
Total interest expense .........  $ 6,405   $(1,552)    $ 4,853    $   425  $   254    $   679    $ 2,602     $(404)   $2,198
                                  =======   =======     =======    =======  =======    =======    =======     =====    ======

---------------------
(1) Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     Loan Loss Provisions
     --------------------

     In 2001, we made provisions for loan losses of $515,000 and incurred net charge-offs of $269,487 of commercial banking loans. We made provisions for $500,000 in 2000 and charged-off $96,815 of loans, while we made provisions for $190,000 in 1999 and charged-off $26,103 of loans. The ratios of net charge offs to average commercial banking loans outstanding during the year were 0.26%, 0.02%, and 0.05% for 2001, 2000, and 1999, respectively. The increase in charge-offs in 2001 was largely related to installment and consumer loans. The amount of the provision for loan losses increased over the period from 1999 to 2001 relating to the increases in the loan portfolio and increases in volume of charge-offs. The allowance for loan losses as a percentage of total commercial banking loans was 1.29%, 1.45% and 1.60% for each of 2001, 2000 and 1999, respectively. Our loan portfolio experienced a 33% growth during 2001, 72% growth during 2000 and 31% growth over 1999. As a result of the growth, we adjusted our allowance for loan losses to account for our historical experience with various borrowers. The decreasing trend in allowance for loan losses as a percentage of total loans also relates to and reflects the decreasing trend in the ratios of the number of potential problem loans to total commercial banking loans, which represented 1.21% in 2001, 2.40% in 2000 and 2.59% in 1999.

     Other Income
     ------------

     Our other income was $22.7 million in 2001, $9.0 million in 2000 and $14.6 million in 1999. The increase in other income was related to the increase of gains on the sale of mortgage servicing rights we realized in 2001, as described below under "--Results of Operations--Results of Our Mortgage Banking Business." The decrease in other income that we experienced in 2000 was related to the decrease in the level of mortgage servicing rights sold in 2000.

     Other Expenses
     --------------

     Our other expenses amounted to $18.8 million in 2001, $11.9 million in 2000 and $14.7 million in 1999. The increase from 2000 to 2001 in other expenses was related to the increase in volume of our mortgage operation, as described below under "--Results of Operations--Results of Our Mortgage Banking Business." The decline in 2000 was in response to the decline we experienced in mortgage production and the reduced spread on the sale of mortgage service rights, as we attempted to reduce overhead expenses in the third and fourth quarters of 1999 and continuing into 2000. As of the end of 2000, we had reduced the number of our mortgage personnel by 40% from our early 1999 high.

     Net Income
     ----------

     Our net income in 2001, 2000 and 1999 was $6.5 million, $1.0 million and $1.3 million, respectively. The increase in net income in 2001 was primarily resulted from the increase in mortgage production and resulting gains on the sale of mortgage servicing rights. The decline in net income in 2000 was due primarily to the decline in mortgage production and the reduced gain on the sale of mortgage servicing rights. Income tax as a percentage of our pretax net income was 38% for 2001, 31% for 2000 and 36% for 1998, respectively.

   Results of Our Commercial Banking Business

     Interest Income
     ---------------

     Our interest income related to commercial banking was $11.1 million for 2001, $8.7 million for 2000 and $5.6 million for 1999. The increase in 2001 was the result of a higher volume of average commercial banking loans. Average commercial banking loans increased 39% from $75.2 million in 2000 to $104.3 million in 2001. The increase in 2000 also was related to the higher volume of average commercial banking loans. Average commercial banking loans increased 61% in 2000 from $46.8 million in 1999.

     Interest Expense
     ----------------

     Our interest expense related to commercial banking was $5.6 for 2001, $3.5 for 2000 and $1.8 for 1999. The increase from 2000 to 2001 resulted principally from the growth of our deposits. The increase in 2001 was the result of a higher volume of average interest-bearing deposits offset by a lower rate paid on those interest-bearing deposits. Average deposits increased 41% from $125.6 million in 2000 to $177.3 million in 2001. The increase in 2000 was related to a higher volume of average interest-bearing deposits offset by a lower rate paid on interest-bearing liabilities. Average deposits increased 21% from $104.0 million in 1999 to $125.6 million in 2000.

     Net Interest Income
     -------------------

     Our net interest income, net interest margin and interest spread for commercial banking for 2001 were $5.5 million, 2.01%, and 1.72%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2000 were $5.2 million, 3.72%, and 2.94%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 1999 were $3.8 million, 3.45%, and 2.22%, respectively. The increase in net interest income in 2001 is related to the higher volume of commercial banking loans. The decrease in net interest margin and interest spread in 2001 was due partially to the declining interest rate environment in 2001. The increase in net interest income, net interest margin and interest spread in 2000 was the result of the higher volume of commercial banking loans as well as the higher interest rate environment.

     Other Income
     ------------

     We had other income related to commercial banking of $1.2 million for 2001, $863,313 for 2000 and $488,308 for 1999. The increases in 2001 and 2000 in other commercial banking income were primarily due to an increase in fee income from deposit accounts.

     Other Expenses
     --------------

     We had other expenses related to our commercial banking segment of $4.7 million for 2001, $4.2 million for 2000 and $3.3 million for 1999. This increase in other expenses was caused by an increase in staff and overhead expenses related to Crescent Bank's expansion into Forsyth County, Georgia. The increase in 2000 in other commercial banking operating expenses was due to an increase in staff and overhead expenses related to Crescent Bank's expansion with the Canton, Georgia and Woodstock, Georgia branches.

     Pretax Net Income
     -----------------

     In 2001, our commercial banking pretax income was $1.5 million, while it was $1.3 million in 2000 and $821,961 in 1999. In 2001, interest rates were decreased significantly. Our commercial banking pretax income, which experienced an increase of $116,379, or 9%, was therefore influenced by an increase in commercial loan production, which accompanied the decrease spread in rates. Our commercial banking pretax income in the applicable periods in 2000 was influenced by relatively high interest rates, which increased the spread between what we pay to attract deposit customers and what we are able to charge on our loans. This favorable rate influenced the 62% increase we experienced in our commercial banking pretax income between 1999 and 2000, accompanied by a significant increase volume in our commercial loan portfolio of 72% in 2000.

   Results of Our Mortgage Banking Business

     We experienced significant changes in mortgage loan production in 1999, 2000 and 2001 that were directly related to changes in interest rates. We achieved record mortgage production with interest rates at historical low levels in the first six months of 1999, and therefore recognized an increase in average interest-earning assets and interest-bearing liabilities. The Federal Reserve Open Market Committee increased interest rates on three occasions in 1999 for a total of 75 basis points. Rates began increasing on a 30-year mortgage in mid-second quarter 1999, resulting in a decline in mortgage production. In the fourth quarter of 2000, interest rates began declining, resulting in an increase in mortgage production. During 2001, the Federal Reserve Open Market Committee reduced interest rates on eleven occasions for a total reduction of 475 basis points. We closed $3.4 billion of mortgage loans during 2001, $1.3 billion during 2000 and $1.8 billion during 1999.

     Interest Income
     ---------------

     Our interest income from mortgage banking was $9.9 million in 2001, $5.2 million in 2000 and $5.0 million in 1999. The increase in 2001 was the result of an increase in production, which was partially offset by the decease in interest rates. The increase in 2000 was the result of the increase in interest rates, which was partially offset by the decrease in production. Mortgage loans held for sale averaged $186.7 in 2001 with a yield of 5.33%, as compared to $82.8 million in 2000 with a yield of 6.31%. In 1999, mortgage loans held for sale averaged $101.7 million with a yield of 4.88%.

     Interest Expense
     ----------------

     Our interest expense from mortgage banking in 2001 was $8.2 million, in 2000 was $5.4 million and in 1999 was $6.5 million. The increase in 2001 resulted from a higher level of our borrowings. All of our mortgage production through CMS is funded with a warehouse line of credit; therefore, the higher volume in the Northeast, Mid Atlantic and Midwest mortgage operations of CMS resulted in a higher average balance of other borrowings. The decrease in 2000 in this interest expense was due to the lower level of our borrowings. In 2001, 2000 and 1999, mortgage banking interest expense accounted for 37%, 42% and 59% of total expenses, respectively.

     Net Interest Income
     -------------------

     We had net interest income/(expense) from our mortgage banking operations in 2001 of $1.7 million, in 2000 of $(201,090) and in 1999 of $(1.5) million.
Our net interest margin from our mortgage banking operation was 1.40% in 2001, (0.32)% in 2000, and (2.04)% in 1999. The increase in net interest income from 2000 to 2001 is the result of our higher volume of mortgage loan production. The improvement in the net interest margin was a result of the improved spread between the long-term interest rates and the short-term interest rates in 2001. The level of net interest income is the result of the mortgage production levels, as well as the existing rate environment. Mortgage production totaled $3.4 billion in 2001, $1.3 billion in 2000 and $1.8 billion in 1999. For a discussion of the movement of the net interest income, the net interest margin and the interest spread see "Results of Operations--General Discussion of Our Results" above.

     Other Income
     ------------

     We had other mortgage banking income in 2001 of $21.5 million, in 2000 of $8.1 million and in 1999 of $14.1 million. The increase in 2001 in the other income was due to an increase in the level of mortgage servicing rights sold while the decrease in 2000 was caused by a decrease in the level of mortgage servicing rights sold. We sold servicing rights with respect to $2.8 billion of mortgage loans in 2001, for a total net gain of $20.1 million, or a spread on the sale of servicing of 0.71%. This compares to servicing rights sales with respect to $1.3 billion of mortgage loans in 2000, for a total net gain of $6.2 million, or a spread on the sale of servicing of 0.48%. We sold servicing rights in 1999 of $1.8 billion for a net gain of $9.8 million, or a spread on the sale of servicing of 0.54%. The increase in the spread on the sale of servicing rights in 2001 is indicative of the lower cost to originate servicing rights due to the production consisting primarily of borrowers refinancing their mortgage loans. We presently intend to sell a portion of the servicing rights retained during 2002, although there can be no assurance as to the volume of our loan acquisition or that any gain will be recognized on such sales. Gestation fee income is generated from our sale of mortgage loans to securities brokers pursuant to a repurchase agreement. Under the agreement, we sell mortgage loans and simultaneously assign the related mandatory sales commitments to a securities broker. We continue to receive fee income from the securities broker until the loan is delivered into the mandatory sales commitment. Alternatively, we sell loans on an individual basis and subsequently pair off the mandatory sales commitment by purchasing loans from other originators for delivery against the mandatory sales commitments. In this case, we do not receive any gestation fee income, which is income derived from the spread between the fee we received on the mortgage loan and the fee charged by the security broker during the holding or "gestation" period, prior to our sale of the loan. In 2001, our gestation fee income decreased $302,419, or approximately 49%, as a result of our increased use of Freddie Mac programs to sell loans on an individual basis.

     Other Expenses
     --------------

     The following table provides a breakdown of other expense attributable to our mortgage banking business for the years ended December 31, 1999, 2000 and 2001:

                                                       For the Year Ended December 31,
                                                       -------------------------------
                                               1999                    2000                  2001
                                               ----                    ----                  ----
                                                   Percent                 Percent                Percent
                                        Expense    of Total    Expense    of Total    Expense     of Total
                                        -------    --------    -------    --------    -------     --------
                                                         (dollars in thousands)
Salaries and benefits ................  $ 6,672      61.0%     $ 1,368      57.8%     $14,920      109.8%
Occupancy and equipment expense ......      946       8.7          934      12.4        1,056        7.8
Outside service fees .................    2,193      20.0        1,116      14.8        1,292        9.5
Subservicing expense .................      429       3.9          359       4.8          451        3.3
Amortization expense .................      967       8.8          745       9.9        1,114        8.2
Capitalized loan costs ...............   (4,174)    (38.1)      (3,002)    (39.7)      (7,674)     (56.5)
Other operating expense ..............    3,913      35.8        3,036      40.2        2,433       17.9
                                        -------     -----       ------     -----      -------      -----
Total other expense ..................  $10,946     100.0%      $7,556     100.0%     $13,592      100.0%
                                        =======     =====      =======     =====     ========      =====

     We had other mortgage banking expenses in 2001, 2000 and 1999 of $13.6 million, $7.6 million and $10.9 million, respectively. The increase in other expenses in 2001 was the result of the increase in mortgage loan production. Because these increased expenses tend to be variable rather than fixed in nature, we believe that we are generally able to reduce these expenses in response to a change in the market. During 1998 and 1999, when interest rates were relatively low, we experienced an increase in mortgage production and refinancings, which, in turn, resulted in an increase in other expense for those periods. The reduction in other expense from 1999 to 2000 was attributable to the relatively high level of interest rates that prevailed during 2000, when our mortgage volume decreased significantly. In response to this decreased mortgage volume, we decreased the variable components or our other expense during 2000. Capitalized loan costs are reported as a reduction of other expenses and like other components of other expenses, vary significantly with mortgage production.

     Pretax Net Income
     -----------------

     In 2001, our mortgage banking pretax income was $9.2 million, compared to $370,397 in 2000 and $1.6 million in 1999. The favorable increase in pretax net income from our mortgage banking business for 2001 was influenced by the dramatic changes in interest rates between the relatively high rates that characterized most of 2000 and the multiple interest rate reductions that began taking place at the end of 2000 and continued through most of 2001. Decreases in interest rates generally encourage our customers to refinance existing homes, or to purchase new homes, increasing our loan production activities. This increase in mortgage production was also accompanied by an increase in the gain on the sale of mortgage servicing rights. Our mortgage production decreased significantly between 1999 and 2000 due to the impact of the relatively high interest rates that existed from the end of 1999 through most of 2000. The increased rates reduced our loan production and, in turn, the sales of mortgage servicing rights.

Financial Condition

   General Discussion of Our Financial Condition

     Total Assets
     ------------

     Our total assets increased 103% during 2001, from $242.1 million as of December 31, 2000 to $490.9 million as of December 31, 2001 due to increases in commercial bank loans during 2001 of $30.7 million and an increase in residential mortgage loans held for sale during 2001 of $204.7 million. The increase corresponded with a 37% increase in deposits amounting to $59.8 million and a 317% increase in other borrowings of $174.1 million during 2001. In 2000, our total assets increased 38% from $175.8 million at December 31, 1999. The increase resulted from an increase of $21.5 million in residential mortgages held for sale and corresponded with a $9.3 million, or 20%, increase in other borrowings.

     Interest-Earning Assets
     -----------------------

     Our interest-earning assets are comprised of:

     .    commercial banking loans;

     .    mortgage loans held for sale;

     .    investment securities;

     .    interest-bearing balances in other banks; and

     .    temporary investments.

     Interest-earning assets increased 109% in 2001 from $218.7 million at December 31, 2000 to $458.8 at December 31, 2001. The increase was the result of increases in commercial banking loans and residential mortgages held for sale. In 2000, interest-earning assets increased 44% from $152.4 million at December 31, 1999. For detail with respect to each of our business segments, see "Financial Condition -- Financial Condition of Our Commercial Banking Business" and "Financial Condition --Financial Condition of Our Mortgage Banking Business" below.

     The following table sets forth a distribution of the assets, liabilities and shareholders' equity for the periods indicated:

          Distribution of Assets, Liabilities and Shareholders' Equity

                                                    2001         2000         1999         1998        1997
                                                    Daily        Daily        Daily        Daily       Daily
                                                   Average      Average      Average      Average     Average
                                                  Balances     Balances     Balances     Balances     Balances
                                                 ---------    ---------     ---------    ---------    --------
                                                                         (in thousands)
ASSETS
Interest-earning assets:
   Loans (1) ...................................  $104,346     $ 75,229      $ 46,791    $ 38,150      $32,520
   Mortgage loans held for sale ................   186,658       82,875       101,672      85,641       39,810
   Securities, at cost .........................    16,873       13,748         8,060       3,024        2,126
   Federal funds sold ..........................     6,187          753         4,310       2,557        1,659
   Deposit in other banks ......................     5,829          969         4,945       2,276        1,398
                                                  --------     --------      --------    --------      -------
Total interest-earning assets ..................   319,893      173,574       165,778     131,648       77,513
                                                  --------     --------      --------    --------      -------
Other assets ...................................    30,026       25,575        21,782      11,455       11,446
                                                  --------     --------      --------    --------      -------
Total assets ...................................  $349,919     $199,149      $187,560    $143,103      $88,959
                                                  --------     --------      --------    --------      -------
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Demand deposits .............................  $ 29,050     $ 24,508      $ 20,728    $ 14,587      $ 9,223
   Savings deposits ............................    12,109        9,969         8,026       5,441        5,112
   Time deposits ...............................   120,295       67,970        61,301      45,603       34,052
Mortgage warehouse line of credit and other ....   120,237       48,311        51,841      32,336       11,594
                                                  --------     --------      --------    --------      -------
Total interest-bearing liabilities .............  $281,691     $150,758      $141,896    $ 97,967      $59,981
Noninterest-bearing deposits ...................    15,880       23,138        13,919      18,762       12,440
Other liabilities ..............................    33,714        9,949        16,907      14,446        8,379
Shareholders' equity ...........................    18,634       15,304        14,838      11,928        8,159
                                                  --------     --------      --------    --------      -------
Total liabilities & shareholders' equity .......  $349,919     $199,149      $187,560    $143,103      $88,959
                                                  ========     ========      ========    ========      =======


                                          2001     2001      2000     2000    1999      1999    1998     1998    1997      1997
                                        Income/   Yield/   Income/   Yield/  Income/   Yield/  Income/  Yield/  Income/   Yield/
                                        Expense   Rates    Expense   Rates   Expense   Rates   Expense  Rates   Expense   Rates
                                        -------   ------   -------   ------  -------   ------  -------  ------  -------   ------
                                                                      (dollars in thousands)
Interest income/yields:
   Loans (1) ........................   $ 9,349    8.96%   $ 7,461    9.92%  $ 4,525    9.67%   $3.796   9.95%   $3,209    9.87%
   Mortgage loans held for sale .....     9,956    5.33%     5,229    6.31%    4,957    4.88%    4,060   4.74%    2,115    9.58%
   Securities, at cost ..............     1,242    7.36%     1,110    8.07%      608    7.54%      193   6.38%      144    6.77%
   Federal funds sold ...............       243    4.22%        47    6.24%      220    5.10%      140   5.48%       94    5.67%
Deposit in other banks ..............       246    4.22%        56    5.78%      272    5.50%      128   5.62%       78    5.58%
                                        -------    ----    -------    ----   -------    ----    ------   ----    ------    ----
Total interest income/yield .........   $21,036    6.58%   $13,903    8.01%  $10,582    6.38%   $8,317   6.32%   $5,640    9.80%
                                        -------    ----    -------    ----   -------    ----    ------   ----    ------    ----
Interest expense/rates:
   Demand deposits ..................   $   994    3.42%   $ 1,051    4.29%  $   837    4.04%   $  630   4.32%   $  382    4.14%
   Savings deposits .................       384    3.17%       368    3.69%      293    3.65%      199   3.66%      181    3.54%
   Time deposits ....................     7,700    6.40%     4,339    6.38%    3,562    5.81%    2,825   6.19%    2,120    6.23%
Mortgage warehouse line of credit
   and other ........................     4,734    3.94%     3,201    6.63%    3,585    6.92%    2,425   7.50%      570    4.92%
                                        -------    ----    -------    ----   -------    ----    ------   ----    ------    ----
Total interest expense/rates ........    13,812    4.90%     8,959    5.94%    8,277    5.83%    6,079   6.21%    3,253    5.42%
Net interest income .................   $ 7,224            $ 4,944           $ 2,305            $2,238           $2,387
                                         ------             ------            ------            ------           ------
Net yield on interest-earning
   assets ...........................              2.26%              2.85%             1.39%            1.70%             3.08%
                                                   ----               ----              ----             ----              ----

--------------------
(1) For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

     Allowance for Losses
     --------------------

     Our assessment of the risk associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio only, as detailed below under "Financial Condition -- Financial Condition of Our Commercial Banking Business." We have no allowance for the portfolio of mortgage loans held for sale. Our mortgage loans held for sale are carried at the lower of aggregate cost or market price and, therefore, do not require a reserve.

     Fixed Assets
     ------------

     We had fixed assets of $6.3 million at December 31, 2001, $6.3 million at December 31, 2000 and $6.0 million at December 31, 1999. In 2001, the Company's addition to fixed assets were offset by the depreciation, while the increase in 2000 was due to the purchase of property to construct a new branch facility in Cartersville, Georgia.

     In 1999, Crescent Bank provided a supplemental retirement plan to its banking officers funded with life insurance. In the first quarter 2000, we added our directors to the supplemental retirement plan. At December 31, 2001, the total cash value of the life insurance was $3.6 million. The cash values at December 31 for each of 2000 and 1999 were $3.4 and $2.1 million, respectively.

   Financial Condition of Our Commercial Banking Business

     Total Commercial Banking Loans
     ------------------------------

     During 2001, our average commercial banking loans were $104.3 million and constituted 33% of our average consolidated earning assets, and 30% of our average consolidated total assets. The 39% increase in average commercial banking loans experienced by Crescent Bank during 2001 was the result of higher loan demand in its service area, as well as the expansion of Crescent Bank's operations in each of Bartow, Cherokee, and Forsyth Counties, Georgia. Our commercial banking loans are expected to produce higher yields than securities and other interest-earning assets. During 2000, our average commercial banking loans were $75.2 million and constituted 43% of our average consolidated earning assets and 38% of our average consolidated total assets. During 1999, our average commercial banking loans were $46.8 million, or 28 % of average consolidated earning assets and 25% of average consolidated total assets. This 61% increase in our average commercial banking loans was the result of higher loan demand in Crescent Bank's service areas, as well as expansion of Crescent Bank's operations.

     Loan Loss Allowance
     -------------------

     The allowance for loan losses represents management's assessment of the risk associated with extending credit and its evaluation of the quality of our loan portfolio. We maintain our allowance for loan losses at a level that we believe is adequate to absorb the risk of loan losses in the loan portfolio. In determining the appropriate level of our allowance for loan losses, we apply a methodology that has both a specific component and a general component. Under the specific component of our methodology, we grade each loan:

     (1)  at the time of the loan's origination;

     (2)  at each of our loan review meetings; and

     (3)  at any point in time when payments due under the loan are delinquent.

     Our grading system is similar to the grading systems used by our bank regulators in analyzing loans. To grade a loan, we consider:

     (1)  the value of collateral;

     (2) the relative risk of the loan, based upon the financial strength and creditworthiness of the borrower;

     (3)  prevailing and forecasted economic conditions; and

     (4)  our historical experience with similar loans.

     The actual grading is performed by our loan officers and reviewed and approved by our loan committee. After grading each of the loans, we review the overall grades assigned to the portfolio as a whole and attempt to identify and determine the effect of potential problem loans.

     The general component of our methodology involves an analysis of our actual loan loss experience, a comparison of the actual loss experience of banks in our peer group, and assumptions about the economy generally. We also consider the regulatory guidance provided by the Federal Financial Institution Examination Council's Interagency Policy Statement on Allowance for Loan Losses Methodologies, as well as other widely accepted guidance for banks and savings institutions generally.

     We apply both the specific and general components of our methodology, together with regulatory guidance, to determine an appropriate level for our allowance for loan losses. We also hire independent loan review consultants on a semi-annual basis to review the quality of our loan portfolio and the adequacy of our allowance for loan losses. The provision for loan losses during a particular period is a charge to earnings in that period in order to maintain our allowance for loan losses at a level that we estimate to be adequate to cover losses based upon our methodology.

     Crescent Bank's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Reserve, Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, their credit evaluations and allowance for loan loss methodology differ materially from ours.

     While it is Crescent Bank's policy to charge-off in the current period loans for which a loss is considered probable, there are additional risks of losses, which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

     The allowance for loan losses totaled $1.6 million, or 1.29% of total commercial banking loans, at December 31, 2001. The allowance for loan losses at December 31, 2000 was $1.4 million, or 1.45% of total commercial banking loans, as of that date. The increase from 2000 to 2001 was primarily the result of a provision for loan loss of $515,000 in 2001, and the increase in the allowance corresponds to the 33% increase in commercial banking loans in 2001. The increase in 2000 was due to a provision for loan losses of $500,000 and corresponded to the 72% increase in commercial banking loans in 2000. The allowance for loan losses in 1999 amounted to $864,689 and represented 1.60% of total commercial banking loans at December 31, 1999. Although the loan loss percentage decreased, the total provision for loan losses increased, due to the increase in the commercial loan portfolio of 31% in 1999. The allowance for loan losses as of December 31, 1998 and 1997 were $669,020 and $514,634, representing 1.69% and 1.40% of total commercial banking loans, respectively. The increase in the provision and the percentage of commercial banking loans was based on our analysis and judgement of loan quality and our determination of what level of reserves was reasonable to cover the risk of loss in the loan portfolio. The determination of the reserve level rests upon our judgment about factors affecting loan quality, assumptions about the economy and historical experience. Our judgment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular focus on loans that are past due and other loans that we believe require attention. We believed that the allowance at December 31, 2001 was adequate at that time to cover the risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions about events which we believe to be reasonable but which may or may not be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. As a result of a weaker economy generally, and the slowdown in the economy and uncertainties created by the September 11, 2001 terrorist attacks and the war against terrorism, additions to the allowances and charge-offs may become necessary.

     Crescent Bank's policy is to discontinue the accrual of interest on loans that are 90 days past due unless they are well secured and in the process of collection. We recognize interest on these non-accrual loans only when we receive the interest. As of December 31, 2001, Crescent Bank had $509,526 of commercial banking loans contractually past due more than 90 days, no commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings. As of December 31, 2000, Crescent Bank had $286,393 of commercial banking loans contractually past due more than 90 days, $21,863 of commercial banking loans accounted for on a non-accrual basis and no commercial banking loans considered to be troubled debt restructurings. As of December 31, 1999, Crescent Bank had $507,531 of commercial banking loans contractually past due more than 90 days, $30,193 of commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings.

     The following table shows the composition of the loan portfolio as of each of the periods ended December 31, 2001, 2000, 1999, 1998 and 1997.

                              Total Loan Portfolio

                                                                 As of        As of        As of        As of        As of
                                                             December 31, December 31, December 31, December 31, December 31,
                                                                 2001         2000         1999         1998         1997
                                                                 ----         ----         ----         ----         ----
                                                                                    (dollars in thousands)
Commercial ................................................   $  12,518     $ 11,561     $  9,474     $  6,585     $  4,973
Real estate-construction and land development .............      29,858       29,326       15,914       10,027       12,527
Real estate-mortgage ......................................      66,642       41,009       21,311       18,942       14,764
Installment and other .....................................      14,593       11,015        7,378        5,774        4,386
                                                              ---------     --------     --------     --------     --------
     Total ................................................   $ 123,611     $ 92,911     $ 54,077     $ 41,328     $ 36,650
                                                              =========     ========     ========     ========     ========

     The following table shows the amount of loans outstanding as of December 31, 2001, which based on remaining scheduled repayments of principal, are due in the periods indicated. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates.

                                                   Loans Maturing
                                                   --------------
                                                   After One
                                                    Year but
                                        Within One Within Five After Five
                                           Year       Years      Years    Total
                                           ----       -----      -----    -----
                                                        (in thousands)
Commercial ...........................   $  6,544   $  5,769   $   205  $ 12,518
Real estate-construction .............     26,448      3,196       214    29,858
Real estate-mortgage .................     21,579     42,725     2,338    66,642
Installment and other ................      2,716     11,120       757    14,593
                                         --------   --------   -------  --------
     Total ...........................   $ 57,287   $ 62,810   $ 3,514  $123,611
                                         ========   ========   =======  ========

Loans maturing after one year with:

   Fixed interest rates ........                    $ 49,234   $ 1,580
   Variable interest rates .....                      13,576     1,934
                                                    --------   -------
                                                    $ 62,810   $ 3,514
                                                    ========   =======

     The following table summarizes Crescent Bank's non-accrual, past due and restructured commercial banking loans:

                                                          December 31,
                                                          ------------
                                                2001   2000   1999   1998  1997
                                                ----   ----   ----   ----  ----
                                                         (in thousands)
Non-accrual loans ...........................   $ --   $ 22   $ 30  $  1   $ --
                                                ====   ====   ====  ====   ====
Accruing loans past due 90 days or more .....   $510   $286   $507  $457   $ 61
Restructured loans ..........................     --     --     --    --     --
                                                ====   ====   ====  ====   ====

     The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

                                                                           Years Ended December 31,
                                                                           ------------------------
                                                          2001           2000         1999         1998          1997
                                                          -----         -----         -----        -----         ----
                                                                            (dollars in thousands)

Balance, beginning of period ........................   $1,350,774      $864,689     $699,020     $514,634      $335,512
Loans charged off:
   Commercial .......................................      (22,480)      (60,790)          --      (21,984)           --
   Real estate-construction .........................           --            --           --           --            --
   Real estate-mortgage .............................           --            --           --           --            --
   Installment and other consumer ...................     (249,496)      (36,025)     (26,103)     (10,184)       (13,295)
                                                        ----------      --------     --------     --------      ---------
Total loans charged off .............................     (271,976)      (96,815)     (26,103)     (32,168)        13,295
Recoveries:
   Installment and other consumer ...................        2,489         5,423        1,772       62,612          1,297
   Commercial .......................................           --        77,477           --          942             --
                                                        ----------      --------     --------     --------      ---------
Total loans recovered ...............................        2,489        82,900        1,772       63,554          1,297
Net loans recovered (charged off) ...................     (269,487)      (13,915)     (24,331)      31,386        (24,331)
Provision for loan losses ...........................      515,000       500,000      190,000      153,000        191,120
Balance, end of period ..............................   $1,596,287    $1,350,774     $864,689     $699,020       $514,634
                                                        ==========    ==========     ========     ========       ========
Loans outstanding at end of period, excluding
   Loans held for sale ..............................   $  123,611    $   92,911     $ 54,077     $ 41,328       $ 36,650
Ratio of allowance to loans outstanding at end of
   Period, excluding loans held for sale ............         1.29%         1.45%        1.60%        1.69%          1.40%
Average loans outstanding during the period,
   Excluding loans held for sale ....................   $  104,346    $   75,229     $ 46,791     $ 38,150       $ 32,520
Ratio of net charge offs during the period to
   Average loans outstanding ........................         0.26%         0.02%        0.05%        0.08%          0.04%

     The following table sets forth, with respect to each category of banking loans, the total amount the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

                                                                         Years Ended December 31,
                                                                         ------------------------
                                            2001               2000                1999               1998               1997
                                           -----              -----                -----              -----               ----
                                      Amt         %       Amt         %        Amt        %       Amt       %        Amt         %
                                      ---        --       ---        --        ---        --      ---       --       ---         --
                                                                          (dollars in thousands)
Commercial .......................  $  656      37.5%   $  518       30.1%     $331      29.4%    $253      33.4%    $222      29.5%
Real estate-mortgage(1) ..........     242      20.5%      228       22.8%      146      21.0%     124      19.4%      59      18.7%
Real estate-construction and land
   Development ...................     275      24.2%      258       31.6%      165      29.4%     153      24.3%      88      34.2%
Consumer .........................     320      17.8%      262       15.5%      168      20.2%     125      23.0%     101      17.6%
Unallocated ......................     103                  85                   49                 49                 45
                                    ------              ------                 ----               ----               ----
                                    $1,596     100.0%   $1,351      100.0%     $865     100.0%    $699     100.0%    $514     100.0%
                                    ======     =====    ======      =====      ====     =====     ====     =====     ====     =====

     (1)  Includes any loans secured in whole or in part by real estate.


     Total Non-Performing Commercial Banking Loans
     ---------------------------------------------

     We define non-performing commercial banking loans as non-accrual and renegotiated commercial banking loans. We did not have any non-performing commercial banking loans at December 31, 2001 as compared to $21,863 at December 31, 2000. If we consider real estate acquired by foreclosure and held for sale, it results in total non-performing commercial banking assets of

$332,743 at December 31, 2001, as compared to $43,803 at December 31, 2000. Crescent Bank is currently holding the foreclosed properties for sale. At December 31, 1999, our total non-performing commercial banking assets amounted to $52,133.

     The table below represents Crescent Bank's commercial banking assets that we believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans. Potential problem loans represent commercial banking loans that are presently performing, but where management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms.

                                                                                  Years Ended December 31,
                                                                                  ------------------------
                                                                            2001           2000          1999
                                                                            ----           ----          ----
Non-performing loans(1) ...............................................  $    -----     $   21,863    $   30,193
Foreclosed properties .................................................     332,743         21,940        21,940
                                                                         ----------     ----------    ----------
Total non-performing assets ...........................................  $  332,743     $   43,803    $   52,133
                                                                         ==========     ==========    ==========

Loans 90 days or more past due on accrual status ......................  $  509,526     $  286,393    $  507,532
Potential problem loans(2) ............................................   1,494,302      2,231,684     1,399,926
Potential problem loans/total loans ...................................       1.21%          2.40%         2.59%
Non-performing assets/total loans and foreclosed properties ...........       0.27%          0.05%         0.10%
Non-performing assets and loans 90 days or more past due on accrual
   Status/total loans and foreclosed properties .......................       0.68%          0.36%         1.03%

------------------

(1)  Defined as non-accrual loans and renegotiated loans.

(2) Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

     Total Investment Securities
     ---------------------------

     We invest in U.S. Government and government agency obligations, corporate securities, restricted equity securities, federal funds sold, and interest-bearing deposits with other banks. Our investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities and interest-bearing deposits with other banks totaled $21.5 million at December 31, 2001, compared to $16.1 million at December 31, 2000 and $11.9 million at December 31, 1999. Unrealized losses on securities amounted to $147,308 at December 31, 2001 and $1.5 million at December 31, 2000. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale. At December 31, 2001, we had federal funds sold of $179,000, compared to $800,000 at December 31, 2000 and zero at December 31, 1999.

     The following table sets forth the maturities of securities held by us as of December 31, 2001 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of $1.8 million and shares held in The Bankers Bank in the amount of $165,975, collectively totaling approximately $1,920,975, are not presented in the table below as they lack a contractual maturity.

                                                                   Maturing
                                                                   --------
                                                        After One But      After Five but
                                      Within One         Within Five         Within Ten
                                         Year               Years              Years        After Ten Years
                                         ----               -----              -----        ---------------
                                    Amount   Yield    Amount      Yield    Amount   Yield   Amount   Yield
                                    ------   -----    ------      -----    ------   -----   ------   -----
                                                            (dollars in thousands)
Municipal Bond ..................     --      --      $  345      4.45%      --      --        --      --
U. S. government securities .....     --      --       1,033      4.82%      --      --     $18,116   7.35%
                                      --      --      -------     ----       --      --     -------   ----
          Total .................     --      --      $1,378      4.73%      --      --     $18,116   7.35%
                                      ==      ==      =======     ====       ==      ==     =======   ====

     Total Commercial Deposits
     -------------------------

     Our commercial deposits totaled $222.0 million and $162.2 million at December 31, 2001 and December 31, 2000, respectively, representing an increase of 37% during 2001. At December 31, 1999, commercial deposits totaled $110.3 million, increasing by 47.1% in 2000. Commercial deposits averaged $177.3 million, $125.6 million and $103.9 million during each of the twelve month periods ended December 31, 2001, 2000 and 1999, respectively. Interest-bearing deposits represented 79% of total deposits at December 31, 2001, as compared to 82% at both December 31, 2000 and December 31, 1999. Certificates of deposit comprised 72% of total interest-bearing deposits for December 31, 2001, as compared to 72% at December 31, 2000 and 63% at December 31, 1999. The composition of these deposits is indicative of the interest rate-conscious market in which we operate. We cannot provide any assurance that we can maintain or increase our market share of deposits in this highly competitive service area. We had brokered deposits of $496,000 at December 31, 2001, and $6.7 million and $1.4 million as of each of December 31, 2000 and 1999, respectively.

     The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

                                                  Years ended December 31,
                                                 -------------------------
                                                2001       2000       1999
                                               Amount     Amount     Amount
                                               -------    -------    ------
                                                  (dollars in thousands)
Non-interest-bearing
     Demand deposits ......................   $ 15,880    $ 23,138  $ 13,919
Interest-bearing
     Demand deposits ......................     29,050      24,508    20,728
Savings deposits ..........................     12,109       9,969     8,026
Time deposits .............................    120,295      67,970    61,301
                                              --------    --------  --------
          Total ...........................   $177,334    $125,585  $103,974
                                              ========    ========  ========



                                                 Years ended December 31,
                                                 ------------------------
                                              2001 Rate  2000 Rate  1999 Rate
                                              ---------  ---------  ---------
Interest-bearing demand deposits ..........     3.42%      4.29%      4.04%
Savings deposits ..........................     3.17%      3.69%      3.65%
Time deposits .............................     6.40%      6.38%      5.81%

     Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2001 are summarized as follows (in thousands):

Under 3 months ............................................        $15,800
3 to 6 months .............................................         19,781
6 to 12 months ............................................         15,922
Over 12 months ............................................          5,501
                                                                 ---------
                                                                   $57,004
                                                                 =========

   Financial Condition of Our Mortgage Banking Business

     Average Mortgage Loans Held For Sale
     ------------------------------------

     During 2001, average mortgage loans held for sale amounted to $186.7 million and constituted 58% of average consolidated earning assets and 53% of average consolidated total assets. Average mortgage loans held for sale during the twelve months ended December 31, 2000 of $82.9 million constituted 48% of average consolidated interest-earning assets and 42% of average consolidated total assets. During 1999, average mortgage loans held for sale amounted to $46.8 million, constituting 28% of average consolidated earning assets, and 25% of average consolidated total assets. Our residential mortgage loans held for sale generally generate net interest income as the rates of interest paid to us on the longer term mortgage loans are generally greater than those rates of interest that we pay on our shorter term warehouse line of credit, brokered deposits and core deposits.

     We carry our mortgage loans held for sale at the lower of aggregate cost or market price and therefore we do not maintain a reserve for mortgage loans. We do have default and foreclosure risk during the short-term holding period of the mortgages held for sale, which is inherent to the residential mortgage industry. We are at risk for mortgage loan defaults from the time we fund a loan until the time that loan is sold or securitized into a mortgage-backed security, which is generally 15 days after funding. When we sell a loan, we typically make representations and warranties to the purchasers and insurers that we have properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. We rely on our underwriting department to ensure compliance with individual investor standards prior to the sale of loans, and we rely on our quality control department to randomly test loans that we have sold. Purchasers of our loans typically conduct their own review of the loans, and we may be liable for unpaid principal and interest on defaulted loans if we have breached our representations and warranties. In some instances, we may even be required to repurchase the loan or indemnify the purchaser of the loan for those loans in which we breached our representations and warranties. We regularly make representations and warranties to purchasers of our mortgage loans that, if breached, would require us to indemnify the purchaser for losses or to repurchase the loans, and we consider this practice to be customary and routine. At December 31, 2001, we had $2.2 million of mortgage loans for which we had indemnified the purchaser for the breaches of our representations and warranties. In the event that the purchaser of these loans experiences any losses with respect to the loans, we would be required to repurchase the loans from the purchaser. Although we regularly face potential indemnification and repurchase obligations with respect to mortgage loans that we have sold, we have not historically incurred losses relating to the indemnification or repurchase of loans. As a result, we do not maintain a reserve for this purpose.

     Our mortgage banking segment acquires residential mortgage loans from small retail-oriented originators through CMS and the mortgage division of Crescent Bank. Crescent Bank acquires conventional loans in the Southeast United States while CMS acquires conventional and FHA/VA loans in the Northeast, Midatlantic and Midwest United States and FHA/VA loans in the Southeast United States.

     Crescent Bank acquires residential mortgage loans from approximately 508 small retail-oriented originators in the Southeast United States through various funding sources, including Crescent Bank's regular funding sources, a $55 million warehouse line of credit from the Federal Home Loan Bank of Atlanta and a $45 million repurchase agreement with UBS/Paine Webber. CMS acquires residential mortgage loans from approximately 587 small retail-oriented originators in the Southeast, Northeast, Midatlantic and Midwest United States through various funding sources, including a $250 million line of credit from UBS/Paine Webber, a $50 million line of credit from Colonial Bank, and a $75 million repurchase agreement from UBS/Paine Webber. Under the repurchase agreements, we sell our mortgage loans and simultaneously assign the related mandatory sales commitments to UBS/Paine Webber. The majority of our mortgage loans are currently being resold in the secondary market to Freddie Mac, Fannie Mae and private investors after being "warehoused" for 10 to 30 days. We purchase loans that we believe will meet secondary market criteria, such as loans providing for amount limitations and loan-to-value ratios that would qualify for resales to Freddie Mac, Fannie Mae and Ginnie Mae. To the extent that we retain the servicing rights on the mortgage loans that we resell, we collect annual servicing fees while the loan is outstanding. We sell a portion of our retained servicing rights in bulk form or on a monthly flow basis. The annual servicing fees and gains on the sale of servicing rights is an integral part of our mortgage banking business and its contribution to net income. We currently pay a third party subcontractor to perform servicing functions with respect to loans we sell, but where we retain the servicing.

     The following table presents the outstanding balances of our borrowings under our warehouse lines of credit and the weighted average interest rates on the lines of credit for the last two years. Draws on the lines of credit have a 30-day maturity.

                                                     Years Ended December 31,
                                                     ------------------------
                                                 2001        2000        1999
                                                 ----        ----        ----
                                                    (dollars in thousands)

Balance at period end ........................ $229,091     $54,947     $45,677
Weighted average interest rate at
  period end .................................    3.16%       8.07%       7.39%
Maximum amount outstanding at any
  month's end ................................ $229,091     $65,975     $82,273
Average amount outstanding ................... $120,237     $48,311     $51,841
Weighted average interest rate ...............    3.94%       7.03%       6.75%


     Total Mortgage Loan Acquisitions and Resales
     --------------------------------------------

     During 2001, we acquired $3.4 billion of mortgage loans and resold $3.2 billion of mortgage loans in the secondary market with servicing rights retained. During 2000, we acquired $1.3 billion of mortgage loans, approximately all of which were resold in the secondary market with servicing rights retained. We acquired $1.9 billion of mortgage loans during 1999, $0.1 billion less than in 1998, and resold $1.8 billion in 1999. At each of December 31, 2001, 2000 and 1999, we carried $313.5 million, $108.8 million and $87.3 million, respectively, of mortgage loans held for sale on our balance sheet.

     Servicing Rights
     ----------------

     At December 31, 2001, we carried $3.1 million of mortgage servicing rights on our balance sheet, compared to $3.8 million at December 31, 2000. We are amortizing the mortgage servicing rights over an accelerated period. We held servicing rights with respect to loans with unpaid principal balances totaling $693.8 million at December 31, 2001. During 2001, we sold servicing rights with respect to $2.8 billion of mortgage loans carried on our balance sheet at a cost of $22.8 million for a gain of $20.1 million.

     Other Borrowings
     ----------------

     At December 31, 2000, we held servicing rights with respect to loans with unpaid principal balances totaling $342.7 million, compared to $420.0 million at December 31, 1999 and $486.0 million at December 31, 1998. During 2000, we sold servicing rights with respect to $1.3 billion of mortgage loans carried on our balance sheet at a cost of $15.9 million for a $6.2 million gain. During 1999, we sold servicing rights with respect to $1.8 billion of loans with a cost of $21.2 million, resulting in a gain of $9.8 million.

     The market value of our servicing portfolio is contingent upon many factors, including, without limitation, the interest rate environment, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. We cannot provide assurance that we will continue to experience a market value of our servicing portfolio in excess of the cost to acquire the servicing rights, nor can we provide assurance as to the expected life of our servicing portfolio, or as to the timing or amount of any sales of our retained servicing rights.

     Our other borrowings consist of borrowings from the Federal Home Loan Bank of Atlanta, which is priced at the Federal Home Loan Bank of Atlanta daily rate plus 25 basis points. At December 31, 2001, this rate was 2.08%. All mortgage production generated by CMS is funded through warehouse lines of credit from Colonial Bank, priced at one-month LIBOR plus 115 to 155 basis points with a floor of 250 basis points, and UBS/Paine Webber, priced at one-month LIBOR plus 100 to 130 basis points. At December 31, 2001, these rates were 3.83% and 3.23%, respectively.

     Capital and Liquidity

     Our capital adequacy is measured by risk-based and leverage capital guidelines. Developed by regulatory authorities to establish capital requirements, the risk-based capital guidelines assign weighted levels of risk to various asset categories. Among other things, these guidelines currently require us to maintain a minimum ratio of 8.0% of total capital to risk-adjusted assets. Under the guidelines, one-half of our required capital must consist of Tier 1 Capital, which would include such things as our tangible common shareholders' equity and any qualifying perpetual preferred stock. The leverage guidelines provide for a minimum ratio of Tier 1 Capital to total assets of 3.0% if we meet certain requirements, including having the highest regulatory rating, and cushion the ratio by an additional 1.0% to 2.0% otherwise. The guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a "Tangible Tier 1 Leverage Ratio," calculated without the inclusion of intangible assets, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us, and the FDIC has not advised Crescent Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio that we are required to meet. Crescent Bank has agreed with the Georgia Department to maintain a leverage ratio of 8.0%.

     At December 31, 2001, Crescent Bank's leverage ratio was 7.15%. To address the leverage ratio shortcoming, we have enhanced our dividend reinvestment plan and obtained a 30% participation rate, and are pursuing alternative means of raising capital, including a common stock offering. On November 9, 2001, we completed a $3.5 million offering and sale of trust preferred securities and contributed approximately $2.4 million of the net proceeds from this offering to Crescent Bank.

     Our total consolidated shareholders' equity was $22.8 million, or 4.65% of total consolidated assets, at December 31, 2001, compared to $15.8 million, or 6.53% of total consolidated assets, at December 31, 2000 and $14.9 million, or 8.46% of total consolidated assets, at December 31, 1999. The decrease in shareholders' equity to total asset ratio in 2001 was the result of a 103% increase in total consolidated assets, primarily due to commercial banking loans. The decrease in shareholders' equity to total asset ratio in 2000 was due to a 38% increase in our total consolidated assets.

     At December 31, 2001, our ratio of total consolidated capital to risk-adjusted assets was 8.98%, with 8.46% comprised of tangible common shareholders' equity. We paid $565,890, or $.31 per share, of dividends to our shareholders during 2001. A quarterly dividend of $.0775 was declared in February 2002 and was paid on March 7, 2002. At December 31, 2000, the ratio of total consolidated capital to risk-adjusted assets was 10.35%, with 9.54% comprised of tangible common shareholders' equity, compared to a ratio of 13.62%, with 12.88% of tangible common shareholders' equity, at December 31, 1999. During 2000, we paid $531,902 of dividends, or $.30 per share, compared to $400,473, or $.23 per share, during 1999.

     In connection with the completion of our offering and sale of $3.5 million of trust preferred securities on November 9, 2001, we repaid a portion of our outstanding loan from The Bankers Bank and replaced the remaining $2.6 million that we had outstanding under that loan with a new $2.6 million line of credit with The Bankers Bank. Our borrowing under this new line of credit will accrue interest at the prime rate, as reported in the Money Rates section of The Wall Street Journal, minus 0.50%. Under the terms of the line of credit, we are required to pay 12 months of interest only, due on a quarterly basis, followed by ten equal principal payments over 10 years, with interest due quarterly. We presently expect to use a portion of the net proceeds of our anticipated common stock offering to fully repay this line of credit.

     Liquidity involves our ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain reserve requirements, and otherwise sustain our operations. This is accomplished through maturities and repayments of our loans and investments, our deposit growth, and our access to sources of funds other than deposits, such as the federal funds market and borrowings from the Federal Home Loan Bank and other lenders.

     As of December 31, 2001, we had various sources of liquidity, distinct from our internal equity and operational financing, that were available to us to support our growth and operations. We have access to $55 million in borrowing through our line of credit with the Federal Home Loan Bank of Atlanta, for which we had an average drawn balance of $3.0 million for the twelve months ended December 31, 2001. We also maintain warehouse lines of credit from UBS PaineWebber Inc. and Colonial Bank totaling $300 million, available to fund the origination and holding of our mortgage loan business. In addition, we have $11.6 million of federal funds lines that we may access. As of November 9, 2001, we replaced an existing $3.6 million line of credit with The Bankers Bank with a new $2.6 million line.

     Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities and securities held for sale. These average liquid assets totaled $104.1 million and $54.7 million during 2001 and 2000, representing 59% and 44% of average deposits for those periods, respectively. Our average liquid assets during the period ended December 31, 1999 were $56.6 million, representing 55% of average deposits for the year. The increase in average liquid assets as a percentage of average deposits in 2001 was the result of the increase in mortgage loans held for sale. Average net commercial banking loans were 59%, 60% and 45% of average deposits during 2001, 2000 and 1999, respectively. Average deposits were 55%, 72% and 63% of average interest-earning assets during 2001, 2000 and 1999, respectively.

     The following table shows operating and capital ratios for each of the last three years:

                                                                       Year ended December 31,
                                                                       -----------------------
                                                                       2001      2000      1999
                                                                       ----      ----      ----
Percentage of net income to:
     Average shareholders' equity ................................... 34.86%     6.82%     8.72%
     Average total assets ...........................................  1.86%     0.52%     0.69%
Percentage of average shareholders' equity to average total assets ..  5.33%     7.68%     7.91%
Percentage of dividends paid to net income ..........................  8.71%    50.94%    30.97%

     Crescent Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. In addition to the borrowing sources related to the mortgage operations, Crescent Bank also maintains federal funds lines of credit totaling $11.6 million. Crescent Bank's liquidity position has also been enhanced by the operations of their mortgage division due to the investment of funds in short-term assets in the form of mortgages held for sale. Once funded, mortgages will generally be held by Crescent Bank for a period of 10 to 30 days. We presently believe Crescent Bank's liquidity sources are adequate to meet its operating needs in the foreseeable future. Similarly, CMS' liquidity is adequate for its operations due to its investment in the short-term mortgage loans it holds for resale.

Quantitative and Qualitative Disclosures about Our Market Risk

     Market risk is the risk of loss arising from adverse changes in fair value of financial instruments due to a change in economic conditions, interest rates, regulations and laws. We are inherently affected by different market risks. Our primary risk is interest rate risk. We do not conduct foreign exchange transactions or trading activities, which would produce price risk.

   Interest Rate Risk

     Interest rate risk is the risk to earnings or market value of equity from the potential movement in interest rates. The primary purpose of managing interest rate risk is to reduce interest rate volatility and achieve reasonable stability to earnings from changes in interest rates and preserve the value of our equity. Changes in interest rates affects our volume of mortgage production, value and retention of mortgage servicing rights and value and effectiveness of mortgage interest rate hedges.

     We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets, rate sensitive liabilities and off-balance sheet interest rate hedges. The relationship between rate sensitive assets and rate sensitive liabilities is a key factor in projecting the effect of interest rate changes on net interest income. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. We monitor the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but place particular emphasis on the initial twelve-month period. The following table shows our rate sensitive position at December 31, 2001. Approximately 85% of earning assets and 96% of funding for these earning assets is scheduled to reprice at least once during the next twelve months. The total excess of interest-bearing assets over interest-bearing liabilities, based on a one-year time period, was $1.3 million, or 0.3% of total assets.

                         Interest Rate Sensitivity Gaps
                             As of December 31, 2001

                                               Amounts Repricing In
                                               --------------------
                                   0-90 Days 91-365 Days  1-5 Years Over 5 Years
                                   --------- -----------  --------- ------------
                                               (millions of dollars)
Interest-earning assets ........    $ 365.1     $  24.7     $ 49.5      $ 19.5
Interest-bearing liabilities ...      313.1        75.4       16.8           0
                                    -------     -------     ------      ------
Interest sensitivity gap .......    $  52.0     $ (50.7)    $ 32.7      $ 19.5
                                    =======     =======     ======      ======

     We were in an asset-sensitive position for the cumulative three-month, one-to-five year and over five-year intervals. This means that during the five-year period, if interest rates decline, the net interest margin will decline. During the 0-90 day period, which has the greatest sensitivity to interest rate changes, if rates rise, the net interest margin will improve. Conversely, if interest rates decrease over this period, the net interest margin will decline. At December 31, 2001, we were within our policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80-140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity.

     We also use mandatory sales commitments to deliver mortgage loans held for sale, reducing the interest rate risk. At December 31, 2001, our commitments to purchase mortgage loans, referred to as the mortgage pipeline, totaled approximately $759 million. Of the mortgage pipeline, we had, as of December 31, 2001, approximately $265 million had interest rate risk. The remaining $494 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of:

     . loans under contract to be placed with a private investor through a best efforts agreement, where the investor purchases the loans from us at the contractual loan rate;

     . loans with floating interest rates which close at the current market rate; and

     . loans where the original fixed interest rate commitment has expired and which will be repriced at the current market rate.

     Our mortgage division has adopted a policy intended to reduce interest rate risk incurred as a result of market movements that occur between the time commitments to purchase mortgage loans are made and the time the loans are closed. Accordingly, commitments to purchase loans will be covered either by a mandatory sale of such loans into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security. The mandatory sale commitment is fulfilled with loans closed by us through pairing off the commitment by purchasing loans through the secondary market. In some circumstances, we seek best execution by pairing off the commitment to sell closed loans and fulfilling that commitment with loans we purchase through the secondary market. We cover mortgage loans held for sale either by a mandatory sale of the loans or by the purchase of an option to deliver the loans to the secondary market.

     On January 1, 2001, we adopted Financial Accounting Standards Board (FASB) No. 133, "Accounting For Certain Derivative Instruments And Hedging Activities," and FASB No. 138, "Accounting For Certain Derivative Instruments And Certain Hedging Activities--An Amendment of FASB No. 133", which we refer to together as "FAS 133." Under FAS 133, all derivative financial instruments are to be recognized on a company's balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative instrument as either:

     (1) a hedge of the fair value of a recognized asset, liability or an unrecognized firm commitment, called a "fair value" hedge;

     (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability, called a "cash flow" hedge; or

     (3)  a free-standing derivative instrument.

     For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability attributable to the hedged risk are recorded in the net income of the current period.

     For a cash flow hedge, changes in the fair value of the derivative to the extent that it is effective are recorded in other comprehensive income within the stockholders' equity section of the balance sheet and subsequently reclassified as income in the same period that the hedged transaction impacts net income. For free-standing derivatives instruments, changes in the fair values are reported in the net income of the current period. We have three types of derivative financial instruments that meet the criteria of a derivative as outlined in FAS 133:

     (1)  interest rate lock commitments;

     (2)  mandatory sales commitments; and

     (3)  options to deliver mortgage-backed securities.

All of these derivative financial instruments are considered to be free-standing derivative instruments.

     We formally document the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedging transactions.

     The primary market risk facing us is interest rate risk related to our locked pipeline. The locked pipeline is comprised of interest rate lock commitments issued on residential mortgage loans to be held for sale. In order to mitigate the risk that a change in interest rates will result in a decline in the value of our locked pipeline, we enter into hedging transactions. The locked pipeline is hedged with mandatory sales commitments or options to deliver mortgage-backed securities that generally correspond with the composition of the locked pipeline. Due to the variability of closings in the locked pipeline, which is driven primarily by interest rates, our hedging policies require that a percentage of the locked pipeline be hedged with these types of derivative instruments. We are generally not exposed to significant losses, nor will we realize significant gains, related to our locked pipeline, due to changes in interest rates, net of gains or losses on associated hedge positions. However, we are exposed to the risk that the actual closings in the locked pipeline may deviate from the estimated closings for a given change in interest rates. Although interest rates are the primary determinant, the actual loan closings from the locked pipeline are influenced by many factors, including the composition of the locked pipeline and remaining commitment periods. Our estimated closings are based on historical data of loan closings as influenced by recent developments. The locked pipeline is considered a portfolio of derivative instruments. The locked pipeline, and the associated free-standing derivative instruments used to hedge the locked pipeline, are marked to fair value and recorded as a component of gain on sale of loans in the income statement.

     At the date of adoption, we recorded certain transition adjustments as required by FAS 133. The impact these transition adjustments on net income, net of tax, was approximately $(69,770). The FAS 133 transition adjustment reflects the January 1, 2001 fair value of our free standing derivative instruments of $112,533, net of the related tax effect of $42,763. Subsequent changes in the fair value of the Company's locked pipeline and mandatory sales commitments resulted in net income of $89,687, which is reported as a component of gain on sale of mortgage loans held for sale.

     In hedging our mortgage pipeline, we must use a best estimation of the percentage of the pipeline that will not close, which we refer to as the "fallout." Fallout is caused by, among other things, the borrowers' failures to qualify for the loan, construction delays, inadequate appraisal values and changes in interest rates, which are substantial enough for the borrower to seek another financing source. An increasing interest rate environment provides greater motivation for the consumer to lock rates and close loans. Conversely, in a decreasing interest rate environment, the consumer has a tendency to delay locking rates and closing loans in order to obtain the lowest rate. As a result, an increasing interest rate environment generally results in our fallout ratio to be less than in an average market. In a decreasing rate environment, our fallout ratio tends to be greater than in an average market. If our fallout ratio is greater than anticipated, we will have more mandatory sales commitments to deliver loans than we have loans for which we have closed. In this circumstance, we must purchase the loans to meet the mandatory sales commitment on the secondary market and therefore will have interest rate risk in these loans. If our fallout ratio is less than anticipated, we will have fewer mandatory sales commitments to deliver loans than we have loans for which we have closed. In this circumstance, we must sell the loans on the secondary market without a mandatory sales commitment and therefore will have interest rate risk in these loans.

     Our success in reducing our interest rate risk is directly related to our ability to monitor and estimate the fallout. While we may use other hedging techniques other than mandatory sales commitments and options to deliver mortgage-backed securities, our mortgage division's secondary marketing policy does not allow speculation. As of December 31, 2001, we had purchase commitment agreements in place, terminating between January and March of 2002, with respect to an aggregate of approximately $371 million to hedge our locked pipeline and mortgage loans held for sale.

     We use additional tools to monitor and manage interest rate sensitivity. One of our tools is the shock test. The shock test projects the effect of an interest rate increase and decrease for 100 and 200 basis points movements. The test projects the effect on our rate sensitive assets and liabilities, mortgage pipeline, mortgage servicing rights and mortgage production.

     We continually try to manage our interest rate sensitivity gap. Attempting to reduce the gap is a constant challenge in a changing interest rate environment and one of the objectives of our asset/liability management strategy.

     Effects of Inflation

     Inflation generally increases the cost of funds and operating overhead, and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities, as a financial institution, are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the effects of general levels of inflation have. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, increases in inflation generally have resulted in increased interest rates, and the Federal Reserve increased the interest rate three times in 1999 for a total of 75 basis points in an attempt to control inflation. However, the Federal Reserve also has reduced interest rates on eleven occasions for a total of 475 basis points in 2001.

     In addition, inflation results in an increased cost of goods and services purchased, cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect the liquidity and earnings of our commercial banking and mortgage banking businesses, and our shareholders' equity. With respect to our mortgage banking business, mortgage originations and refinancings tend to slow as interest rates increase, and increased interest rates would likely reduce our earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2001

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITOR'S REPORT...................................................1

FINANCIAL STATEMENTS

     Consolidated balance sheets...............................................2
     Consolidated statements of income.........................................3
     Consolidated statements of comprehensive income...........................4
     Consolidated statements of stockholders' equity...........................5
     Consolidated statements of cash flows...............................6 and 7
     Notes to consolidated financial statements.............................8-31

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Crescent Banking Company
Jasper, Georgia

     We have audited the accompanying consolidated balance sheets of the Crescent Banking Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 8 to the consolidated financial statements, in accordance with the requirements of Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company changed its method of accounting for derivative instruments and hedging activities.

                                              /s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
March 18, 2002

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                             Assets                                                          2001                      2000
                             ------                                             --------------------      -----------------

Cash and due from banks                                                         $         11,936,985      $       5,120,426
Interest-bearing deposits in banks                                                           235,660              1,399,075
Federal fund sold                                                                            179,000                800,000
Securities available-for-sale                                                              8,931,589             10,648,851
Securities held-to-maturity, at cost (fair value 2001
   $10,351,765; 2000 $2,501,340)                                                          10,414,845              2,559,848
Restricted equity securities                                                               1,920,975              1,528,475
Mortgage loans held for sale                                                             313,467,820            108,847,638

Loans                                                                                    123,611,401             92,911,487
Less allowance for loan losses                                                             1,596,287              1,350,774
                                                                                --------------------      -----------------
      Loans, net                                                                         122,015,114             91,560,713

Mortgage servicing rights                                                                  3,098,579              3,781,355
Accounts receivable-brokers and escrow agents                                              6,024,895              3,753,749
Premises and equipment                                                                     6,321,651              6,263,251
Other real estate owned                                                                      332,743                 21,940
Cash surrender value of life insurance                                                     3,634,472              3,444,326
Deposit intangible                                                                           555,956                630,083
Other assets                                                                               1,909,316              1,729,274
                                                                                --------------------      -----------------

      Total assets                                                              $        490,979,600      $     242,089,004
                                                                                ====================      =================
                     Liabilities and Stockholders' Equity
                     ------------------------------------

Deposits
   Noninterest-bearing                                                          $         45,718,364      $      30,194,956
   Interest-bearing                                                                      176,246,435            131,973,487
                                                                                --------------------      -----------------
      Total deposits                                                                     221,964,799            162,168,443
Drafts payable                                                                             9,424,722              6,261,741
Other borrowings                                                                         229,081,205             54,946,856
Deferred income taxes                                                                        436,845                531,888
Derivative liabilities                                                                        22,846                      -
Other liabilities                                                                          7,209,296              2,379,254
                                                                                --------------------      -----------------
      Total liabilities                                                                  468,139,713            226,288,182
                                                                                ====================      =================
Commitments and contingencies

Stockholders' equity
   Preferred stock, par value $1, 1,000,000 shares authorized, no shares issued or outstanding
   Common stock, par value $1; 10,000,000 shares authorized;
      1,847,929 and 1,820,301 issued                                                       1,847,929              1,820,301
   Capital surplus                                                                         9,414,713              9,121,344
   Retained earnings                                                                      11,701,721              5,772,774
   Treasury stock, 6,668 shares                                                              (36,091)               (36,091)
   Accumulated other comprehensive loss                                                      (88,385)              (877,506)
                                                                                --------------------      -----------------
      Total stockholders' equity                                                          22,839,887             15,800,822
                                                                                --------------------      -----------------
      Total liabilities and stockholders' equity                                $        490,979,600      $     242,089,004
                                                                                ====================      =================

See Notes to Consolidated Financial Statements.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                         2001                  2000                  1999
                                                                  ------------------    ------------------   -------------------
Interest income
    Loans                                                         $        9,348,500   $         7,460,571   $         4,525,246
    Mortgage loans held for sale                                           9,956,585             5,228,505             4,957,218
    Taxable securities                                                     1,226,576             1,095,151               592,841
    Nontaxable securities                                                     15,353                15,353                15,353
    Deposits in banks                                                        245,858                56,101               272,391
    Federal funds sold                                                       242,693                46,964               220,111
                                                                  ------------------    ------------------   -------------------
          Total interest income                                           21,035,565            13,902,645            10,583,160
                                                                  ------------------    ------------------   -------------------
Interest expense
    Deposits                                                               9,078,206             5,758,382             4,692,273
    Other borrowings                                                       4,733,818             3,200,520             3,585,181
                                                                  ------------------    ------------------   -------------------
          Total interest expense                                          13,812,024             8,958,902             8,277,454
                                                                  ------------------    ------------------   -------------------
          Net interest income                                              7,223,541             4,943,743             2,305,706
Provision for loan losses                                                    515,000               500,000               190,000
                                                                  ------------------    ------------------   -------------------
          Net interest income after provision for
             loan losses                                                   6,708,541             4,443,743             2,115,706
                                                                  ------------------    ------------------   -------------------
Other income
    Service charges on deposit accounts                                      809,068               498,677               298,879
    Gestation fee income                                                     319,463               621,882             2,529,586
    Mortgage loan servicing fees                                             776,035             1,049,771             1,262,767
    Gains on sales of mortgage servicing rights                           20,083,077             6,212,197             9,804,994
    Gains on sales of mortgage loans held for sale                           390,981               264,299               501,270
    Net realized losses on sales of securities
          available-for-sale                                                       -                     -                (2,527)
    Other operating income                                                   342,267               344,446               185,441
                                                                  ------------------    ------------------   -------------------
          Total other income                                              22,720,891             8,991,272            14,580,410
                                                                  ------------------    ------------------   -------------------
Other expenses
    Salaries and employee benefits                                        18,094,764             7,674,541             9,510,943
    Equipment and occupancy expenses                                       2,317,443             2,207,908             1,936,297
    Capitalized loan origination costs                                   (9,597,175)           (3,647,016)           (4,560,621)
    Other operating expenses                                               7,992,452             5,681,065             7,796,570
                                                                  ------------------    ------------------   -------------------
          Total other expenses                                            18,807,484            11,916,498            14,683,189
                                                                  ------------------    ------------------   -------------------
          Income before income taxes and cumulative
               effect of a change in accounting principle                 10,621,948             1,518,517             2,012,927

Income tax expense                                                         4,057,341               474,298               719,741
                                                                  ------------------    ------------------   -------------------
          Income before cumulative effect of a change
               in accounting principle                                     6,564,607             1,044,219             1,293,186

Cumulative effect of a change in accounting
   principle, net of tax of $42,763                                         (69,770)                     -                     -
                                                                  ------------------    ------------------   -------------------
          Net income                                              $        6,494,837    $        1,044,219   $         1,293,186
                                                                  ==================    ==================   ===================
Basic earnings per share before cumulative
    effect of a change in accounting principle                    $             3.59    $             0.59   $              0.76

Cumulative effect of a change in accounting principle                          (0.04)                    -                     -
                                                                  ------------------    ------------------   -------------------
Basic earnings per share                                          $             3.55    $             0.59   $              0.76
                                                                  ==================    ==================   ===================
Diluted earnings per share before cumulative
    effect of a change in accounting principle                    $             3.51    $             0.57   $              0.71

Cumulative effect of a change in accounting principle                          (0.04)                    -                     -
                                                                  ------------------    ------------------   -------------------
Diluted earnings per share                                        $             3.47    $             0.57                  0.71
                                                                  ==================    ==================   ===================

See Notes to Consolidated Financial Statements.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                            2001             2000              1999
                                                                      --------------    --------------     ------------
Net income                                                            $    6,494,837    $    1,044,219     $  1,293,186
                                                                      --------------    --------------     ------------

Other comprehensive income (loss):


  Unrealized gains (losses) on securities available-for-sale:


     Unrealized holding gains (losses) arising during period,
         net of tax (benefits) of  $526,081, $14,098
         and $(594,990), respectively                                        789,121            21,147         (892,484)


     Reclassification adjustment for losses realized
        in net income, net of  tax benefit of $--, $--
        and $1,011, respectively                                                   -                 -            1,516
                                                                      --------------    --------------     ------------

Other comprehensive income (loss)                                            789,121            21,147         (890,968)
                                                                      --------------    --------------     ------------

Comprehensive income                                                  $    7,283,958    $    1,065,366     $    402,218
                                                                      ==============    ==============     ============


See Notes to Consolidated Financial Statements.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                 Common Stock
                                                  ----------------------------------------          Capital
                                                      Shares                 Par Value              Surplus
                                                  ---------------     --------------------    --------------------
Balance, December 31, 1998                             1,726,708      $         1,726,708     $         8,287,772
    Net income                                                 -                        -                       -
    Cash dividends declared, $.23 per share                    -                        -                       -
    Stock compensation expense                                 -                        -                 262,721
    Exercise of stock options                             30,800                   30,800                 152,470
    Restricted stock awards                                3,028                    3,028                  48,340
    Tax benefit from exercise of stock options                 -                        -                  23,371
    Other comprehensive loss                                   -                        -                       -
                                                  ---------------     --------------------    --------------------
Balance, December 31, 1999                             1,760,536                1,760,536               8,774,674
    Net income                                                 -                        -                       -
    Cash dividends declared, $.30 per share                    -                        -                       -
    Stock compensation benefit                                 -                        -                (12,897)
    Exercise of stock options                             53,599                   53,599                 280,950
    Restricted stock awards                                6,166                    6,166                  78,617
    Other comprehensive income                                 -                        -                       -
                                                  ---------------     --------------------    --------------------
Balance, December 31, 2000                             1,820,301                1,820,301               9,121,344
    Net income                                                 -                        -                       -
    Cash dividends declared, $.31 per share                   -                        -                       -
    Stock compensation expense                                 -                        -                  14,544
    Exercise of stock options                              4,000                    4,000                  28,000
    Restricted stock awards                                7,013                    7,013                  64,870
    Issuance of common stock                              16,615                   16,615                 185,955
    Other comprehensive income                                 -                        -                       -
                                                  ---------------     --------------------    --------------------
Balance, December 31, 2001                             1,847,929      $         1,847,929     $         9,414,713
                                                  ===============     ====================    ====================

See Notes to Consolidated Financial Statements.



                                                                       Accumulated
                                      Treasury Stock                      Other                     Total
      Retained            -------------------------------------       Comprehensive              Stockholders'
      Earnings                Shares                Cost                   Loss                     Equity
----------------------    ----------------    -----------------    --------------------     ----------------------
$           4,367,744               6,668     $       (36,091)     $           (7,685)      $          14,338,448
            1,293,186                   -                   -                       -                   1,293,186
             (400,473)                  -                   -                       -                    (400,473)
                    -                   -                   -                       -                     262,721
                    -                   -                   -                       -                     183,270
                    -                   -                   -                       -                      51,368
                    -                   -                   -                       -                      23,371
                    -                   -                   -                (890,968)                   (890,968)
----------------------    ----------------    -----------------    --------------------     ----------------------
            5,260,457               6,668             (36,091)               (898,653)                 14,860,923
            1,044,219                   -                   -                       -                   1,044,219
             (531,902)                  -                   -                       -                    (531,902)
                    -                   -                   -                       -                     (12,897)
                    -                   -                   -                       -                     334,549
                    -                   -                   -                       -                      84,783
                    -                   -                   -                  21,147                      21,147
----------------------    ----------------    -----------------    --------------------     ----------------------
            5,772,774               6,668             (36,091)               (877,506)                 15,800,822
            6,494,837                   -                   -                       -                   6,494,837
             (565,890)                  -                   -                       -                    (565,890)
                    -                   -                   -                       -                      14,544
                    -                   -                   -                       -                      32,000
                    -                   -                   -                       -                      71,883
                    -                   -                   -                       -                     202,570
                    -                   -                   -                 789,121                     789,121
----------------------    ----------------    -----------------    --------------------     ----------------------
$          11,701,721               6,668     $       (36,091)     $          (88,385)      $          22,839,887
======================    ================    =================    ====================     ======================

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                           2001                 2000               1999
                                                                   -------------------    ----------------   ---------------
OPERATING ACTIVITIES
    Net income                                                     $         6,494,837    $      1,044,219   $     1,293,186
    Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
        Cumulative effect of a change in accounting principle                  112,533                   -                 -
        Accretion of discount on securities                                   (984,525)           (763,388)         (434,888)
        Loss on sale of securities available-for-sale                                -                   -             2,527
        Depreciation                                                           916,064             973,558           808,579
        Amortization of deposit intangible                                      74,127              74,127            37,064
        Provision for loan losses                                              515,000             500,000           190,000
        Loss on sale of other real estate owned                                      -                   -             6,417
        Income on life insurance policies                                     (190,146)           (143,258)          (49,068)
        Deferred income taxes                                                 (621,124)           (287,921)          (97,991)
        Stock compensation expense (benefit)                                    14,544            (12,897)           262,721
        Restricted stock awards                                                 71,883              84,783            45,079
        Net (increase) decrease in mortgage loans held for sale           (204,620,182)        (21,563,483)       41,125,514
        Amortization of mortgage servicing rights                            1,114,100             744,700           967,172
        Gains on sales of  mortgage servicing rights                       (20,083,077)         (6,212,197)       (9,804,994)
        Acquisition of  mortgage servicing rights                          (23,079,127)        (16,180,795)      (22,374,576)
        Proceeds from sales of  mortgage  servicing rights                  42,730,880          22,079,198        31,004,283
        (Increase) decrease in accounts receivable - brokers
        and escrow agents                                                   (2,271,146)           (646,251)        1,696,710
        Increase (decrease) in drafts payable                                3,162,981           3,496,559        (2,218,963)
        (Increase) decrease in interest receivable                             (60,143)           (539,588)          109,829
        Increase (decrease) in interest payable                                140,027              43,065          (135,831)
        Decrease in derivative liabilities                                     (89,687)                  -                 -
        Net other operating activities                                       4,570,116           1,492,858        (2,351,458)
                                                                   -------------------    ----------------   ---------------
         Net cash provided by (used in) operating activities              (192,082,065)        (15,816,711)       40,081,312
                                                                   -------------------    ----------------   ---------------
INVESTING ACTIVITIES
    Purchase of securities available-for-sale                                        -                   -        (9,520,805)
    Proceeds from sales of securities available-for-sale                             -                   -           995,750
    Proceeds from maturities of securities available-for-sale                3,651,195                   -           500,000
    Purchase of securities held-to-maturity                                 (9,533,220)         (1,448,800)       (1,000,000)
    Proceeds from maturities of securities held-to-maturity                  2,044,017                   -                 -
    Purchase of restricted equity securities                                  (392,500)           (738,000)                -
    Proceeds from redemption of restricted equity securities                         -                   -           325,500
    Net (increase) decrease  in federal funds sold                             621,000            (800,000)        7,510,000
    Net (increase) decrease in interest-bearing deposits in banks            1,163,415          (1,205,924)          540,032
    Net increase in loans                                                  (31,280,204)        (38,848,116)      (12,860,192)
    Proceeds from sale of other real estate owned                                    -                   -           321,890
    Purchase of premises and equipment                                        (974,464)         (1,200,424)       (1,824,016)
    Purchase of life insurance policies                                              -          (1,200,000)       (2,052,000)
                                                                   -------------------    ----------------   ---------------
         Net cash used in investing activities                             (34,700,761)        (45,441,264)      (17,063,841)
                                                                   -------------------    ----------------   ---------------

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                      2001               2000               1999
                                                                 ----------------   ---------------   ----------------
FINANCING ACTIVITIES
    Net increase (decrease) in deposits                          $     59,796,356   $    51,861,790   $     (2,960,056)
    Net increase (decrease) in other borrowings                       174,134,349         9,270,033        (29,079,488)
    Net increase (decrease) in federal funds purchased                          -          (110,000)           110,000
    Dividends paid                                                      (565,890)          (531,902)          (400,473)
    Proceeds from issuance of common stock                                202,570                 -                  -
    Proceeds from exercise of stock options                                32,000           334,549            183,270
    Net cash received in branch acquisition                                     -                 -         10,301,160
                                                                 ----------------   ---------------   ----------------
          Net cash provided by (used in) financing activities         233,599,385        60,824,470        (21,845,587)
                                                                 ----------------   ---------------   ----------------
Net increase (decrease) in cash and due from banks                      6,816,559         (433,505)          1,171,884

Cash and due from banks at beginning of year                            5,120,426         5,553,931          4,382,047
                                                                 ----------------   ---------------   ----------------
Cash and due from banks at end of year                           $     11,936,985   $     5,120,426   $      5,553,931
                                                                 ================   ===============   ================
SUPPLEMENTAL DISCLOSURES
    Cash paid (received) for:
        Interest                                                 $     13,671,997   $     8,915,837   $      8,413,285

        Income taxes                                             $      4,466,359   $     (393,648)   $      1,691,701

    Principal balances of loans transferred to other
      real estate owned                                          $        310,803   $             -   $         86,998

BRANCH ACQUISITION

    Premises and equipment                                       $              -   $             -   $     (1,651,739)
    Other assets                                                                -                 -             (5,864)
    Deposit intangible                                                          -                 -           (741,274)
    Deposits                                                                    -                 -         12,664,920
    Other liabilities                                                           -                 -             35,117
                                                                 ----------------   ---------------   ----------------
    Net cash received                                            $              -   $             -   $     10,301,160
                                                                 ================   ===============   ================


See Notes to Consolidated Financial Statements.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Business

          Crescent Banking Company (the "Company") provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the "Bank") in Jasper, Pickens County, Georgia and the surrounding areas. The Bank also provides mortgage loan origination and servicing to customers throughout the southeastern United States. The Company also offers mortgage banking services through its subsidiary, Crescent Mortgage Services, Inc. ("CMS"). CMS, located in Atlanta, Georgia, Manchester, New Hampshire, Chicago, Illinois, and Columbia, Maryland provides mortgage loan services to customers throughout the eastern half of the United States.

         Basis of Presentation

          The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances are eliminated in consolidation.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of mortgage servicing rights, the valuation of derivative instruments, the valuation of foreclosed real estate, and deferred taxes.

         Cash, Due from Banks and Cash Flows

          For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, mortgage loans held for sale, federal funds sold, interest-bearing deposits in banks, accounts receivable-brokers and escrow agents, deposits, drafts payable, other borrowings and federal funds purchased are reported net.

          The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

         Securities

          Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Restricted equity securities without a readily determinable fair value are recorded at cost.

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

          Loan origination fees and certain direct costs of loans are accounted for in accordance with Statement of Financial Accounting
          Standards ("SFAS") No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Indirect Cost of Leases. The costs are netted against the fees and recognized in income over the life of the loans or when the loans are sold. The costs that are netted against the fees are reported as a reduction of other expenses in the statement of income.

          The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

          The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

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

          A    loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement.
          Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

         Mortgage Servicing Rights

          Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. At December 31, 2001, no valuation allowances were required for the Company's mortgage servicing rights.

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

         Transfers of Financial Assets and Mortgage Loans Held for Sale

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

          The Company originates first mortgage loans with the intention to sell the loans in the secondary market and carries these loans at the lower of aggregate cost or fair value. Interest collected on these loans during the period in which they are held in inventory is included in interest income. Upon completion of the sale of these loans, the previous carrying amounts of the loans sold are allocated between the loans sold and the mortgage servicing rights based upon their fair values at the time of sale. Income from the sale of these loans is recognized at the time of sale and is determined by the difference between the net sales proceeds and the book value of the loans.

         Drafts Payable

          Drafts payable represent the amount of mortgage loans held for sale that have been closed by the Company, but for which the cash has not yet been disbursed. The Company disburses the cash funds when the loan proceeds checks are presented for payment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

         Derivatives Instruments and Hedging Activities

          On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment of SFAS No. 133, (collectively, SFAS No. 133.) Under SFAS No. 133, all derivative financial instruments are recognized on the balance sheet at fair value. On the date the Company enters into a derivative contract, the Company designates the derivative instrument as either (1) a hedge of the fair value of a recognized asset, liability or an unrecognized firm commitment (a "fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (a "cash flow" hedge) or (3) a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability attributable to the hedged risk are recorded in net income of the current period. For a cash flow hedge, changes in the fair value of the derivative to the extent that it is effective are recorded in other comprehensive income and subsequently reclassified as income in the same period that the hedged transaction impacts net income. For free-standing derivative instruments, changes in the fair values are reported in net income of the current period.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Derivatives Instruments and Hedging Activities (Continued)

          The Company has three types of derivative instruments that meet the criteria of a derivative as outlined in SFAS No. 133: (1) interest rate lock commitments, (2) mandatory sales commitments, and (3) options to deliver mortgage-backed securities. The Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedging transactions. The primary market risk facing the Company is interest rate risk related to its locked pipeline. The locked pipeline is comprised of interest rate lock commitments issued on residential mortgage loans held for sale. In order to mitigate the risk that a change in interest rates will result in a decline in the value of the Company's locked pipeline, the Company enters into hedging transactions. The locked pipeline is hedged with mandatory sales commitments or options to deliver mortgaged-backed securities that generally correspond with the composition of the locked pipeline. Due to the variability of closings in the locked pipeline, which is driven primarily by interest rates, the Company's hedging policies require that a percentage of the locked pipeline be hedged with these types of derivative instruments. The Company is generally not exposed to significant losses, nor will it realize significant gains, related to its locked pipeline, due to changes in interest rates, net of gains or losses on associated hedge positions. However, the Company is exposed to the risk that the actual closings in the locked pipeline may deviate from the estimated closings for a given change in interest rates. Although interest rates are the primary determinant, the actual loan closings from the locked pipeline are influenced by many factors, including the composition of the locked pipeline and remaining commitment periods. The Company's estimated closings are based on the historical data of loan closings as influenced by recent developments.

          The Company considers the locked pipeline to be a portfolio of free-standing derivative instruments. The Company also considers the mandatory sales commitments and options to deliver mortgage-backed securities that are used to hedge the locked pipeline to be free-standing derivative instruments. Accordingly, the Company records the fair value of its derivative instruments on the balance sheet and changes in fair value in net income of the current period.

         Stock Compensation Plans

          SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. As prescribed by Opinion No. 25, no compensation cost is recognized for stock options issued under the Company's stock option plans that have no intrinsic value at grant date. Compensation cost is recognized for stock options which do have intrinsic value at the grant date. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

         Earnings Per Share

          Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

         Reclassification

          Capitalized loan origination costs for the year ended December 31, 2001 have been reported as a separate line item in the other expenses section in the statement of income. Capitalized loan origination costs for the years ended December 31, 2000 and 1999 have been reclassified from salaries and employee benefits in the other expenses section in the statement of income and reported as a separate line item to be consistent with the classification adopted for the current year. This reclassification had no effect on total other expenses or net income.

NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                                      Gross           Gross
                                                   Amortized       Unrealized       Unrealized          Fair
                                                      Cost            Gains           Losses           Value
                                                 ---------------  --------------  ---------------  ---------------
          Securities Available-for-Sale
             December 31, 2001:
                U.S. Government and
                   agency securities             $     8,733,897  $      290,137  $      (445,183) $     8,578,851
                State and municipal securities           345,000           7,738                -          352,738
                                                 ---------------  --------------  ---------------  ---------------
                                                 $     9,078,897  $      297,875  $      (445,183) $     8,931,589
                                                 ===============  ==============  ===============  ===============
             December 31, 2000:
                U.S. Government and
                   agency securities             $    11,766,361  $        7,230  $    (1,471,605) $    10,301,986
                State and municipal securities           345,000           1,865                -          346,865
                                                 ---------------  --------------  ---------------  ---------------
                                                 $    12,111,361  $        9,095  $    (1,471,605) $    10,648,851
                                                 ===============  ==============  ===============  ===============
          Securities Held-to-Maturity
             December 31, 2001
                U.S. Government and
                   agency securities             $    10,414,845  $      209,080  $      (272,160) $    10,351,765
                                                 ===============  ==============  ===============  ===============
             December 31, 2000
                U.S. Government and
                   agency securities             $     2,559,848  $       15,459  $       (73,967) $     2,501,340
                                                 ===============  ==============  ===============  ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Securities with a carrying value of $18,313,000 and $5,692,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

          The amortized cost and fair value of debt securities as of December 31, 2001 by contractual maturity are shown below.

                               Securities Available-for-Sale    Securities Held-to-Maturity
                               ------------------------------  -------------------------------
                                Amortized          Fair          Amortized          Fair
                                   Cost            Value           Cost             Value
                               -------------   --------------  --------------   --------------
Due from one to five years     $     345,000   $      352,738  $    1,032,985   $    1,029,078
Due after ten years                8,733,897        8,578,851       9,381,860        9,322,687
                               -------------   --------------  --------------   --------------
                               $   9,078,897   $    8,931,589  $   10,414,845   $   10,351,765
                               =============   ==============  ==============   ==============

         Gross gains and losses on sales of securities available-for-sale consist of the following:

                                    Years Ended December 31,
                       ----------------------------------------------------
                             2001              2000               1999
                       ---------------   ---------------    ---------------
Gross gains            $          -      $          -       $         -
Gross losses                      -                 -              (2,527)
                       ---------------   ---------------    ---------------
Net realized losses    $          -      $          -       $      (2,527)
                       ===============   ===============    ===============

NOTE 3.  LOANS

         The composition of loans is summarized as follows:

                                                                             December 31,
                                                                  -----------------------------------
                                                                         2001              2000
                                                                  -----------------  ----------------
Commercial                                                        $    12,518,000    $   11,561,000
Real estate - construction and land development                        29,858,000        29,326,000
Real estate - mortgage                                                 66,642,000        41,009,000
Consumer installment and other                                         14,593,401        11,015,487
                                                                  -----------------  ----------------
                                                                      123,611,401        92,911,487
Allowance for loan losses                                              (1,596,287)       (1,350,774)
                                                                  -----------------  ----------------
Loans, net                                                        $   122,015,114    $   91,560,713
                                                                  =================  ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Changes in the allowance for loan losses are as follows:

                                                                  Years Ended December 31,
                                                       ------------------------------------------------
                                                             2001             2000            1999
                                                       ---------------   --------------  --------------
Balance, beginning of year                             $   1,350,774     $    864,689    $    699,020
   Provision for loan losses                                 515,000          500,000         190,000
   Loans charged off                                        (271,976)         (96,815)        (26,103)
   Recoveries of loans previously charged off                  2,489           82,900           1,772
                                                       ---------------   --------------  --------------
Balance, end of year                                   $   1,596,287     $  1,350,774    $    864,689
                                                       ===============   ==============  ==============

          The total recorded investment in impaired loans was $ -- and $92,502 at December 31, 2001 and 2000, respectively. There were no loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for
          Impairment of a Loan, at December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans for 2001, 2000 and 1999 was $48,125, $76,392 and $38,258,
          respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2001, 2000 and 1999, respectively.

          In   the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December
          31, 2001 are as follows:

Balance, beginning of year                                        $   3,097,500
   Advances                                                           2,204,680
   Repayments                                                        (3,131,965)
   Transactions due to changes in related parties                        (5,000)
                                                                 ---------------
Balance, end of year                                              $   2,165,215
                                                                 ===============

NOTE 4.  PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                                  December 31,
                                                        ----------------------------------
                                                              2001               2000
                                                        ---------------    ---------------
Land                                                    $   1,427,276      $     1,362,726
Buildings and improvements                                  3,352,166            3,346,078
Equipment                                                   5,351,853            4,837,834
Construction and equipment installation in progress,
   estimated cost to complete $500,000                        389,807                  -
                                                        ---------------    ---------------
                                                           10,521,102            9,546,638
Accumulated depreciation                                   (4,199,451)          (3,283,387)
                                                        ---------------    ---------------
                                                        $   6,321,651      $     6,263,251
                                                        ===============    ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4. PREMISES AND EQUIPMENT

          Leases:

          The Bank leases certain of its branch facilities under various noncancelable operating leases. The initial terms range from one to seven years.

          CMS leases its facilities under various noncancelable operating leases. The initial lease terms range from three to five years.

          Rental expense under all operating leases amounted to $541,670, $522,772 and $506,491 for the years ended December 31, 2001, 2000 and 1999, respectively.

          Future minimum lease payments on noncancelable operating leases are summarized as follows:

              2002                                                 $     411,595
              2003                                                       207,507
              2004                                                         3,869
              2005                                                        58,700
                                                                   -------------
                                                                   $     771,671
                                                                   =============

NOTE 5. DEPOSIT INTANGIBLE

          In 1999, the Company acquired certain assets and all deposits of another financial institution's branch operations in Woodstock, Georgia. The premium paid for the deposits is reported in the balance sheet, net of amortization as a deposit intangible. The deposit intangible is being amortized over a period of ten years. The balance at December 31, 2001 and 2000 was $555,956 and $630,083, respectively. The amount amortized and charged to expense was $74,127 for the years ended December 31, 2001 and 2000, respectively, and $37,064 for the year ended December 31, 1999.

NOTE 6. DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $57,004,292 and $35,381,102,
          respectively. The total amount of brokered deposits at December 31, 2001 and 2000 was $496,000 and $6,738,801, respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

              2002                                              $    109,838,462
              2003                                                     9,539,718
              2004                                                     1,863,322
              2005                                                     1,486,876
              2006                                                     3,957,798
                                                               -----------------
                                                                $    126,686,176
                                                               =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7. OTHER BORROWINGS

        Other borrowings consist of the following:

                                                                                                      December 31,
                                                                                            --------------------------------
                                                                                                  2001             2000
                                                                                            ---------------  ---------------
           $50,000,000 line of credit with interest at LIBOR plus 1.15% to 1.55%
              (3.831% at December 31, 2001), due on demand, collateralized by
              first mortgage loans.                                                         $    25,708,651  $             -
           $250,000,000 line of credit with interest at LIBOR plus 1.00% to 1.30%
              (3.2265% at December 31, 2001), due on demand, collateralized by
              first mortgage loans.                                                             163,172,554                -
           Note payable from correspondent bank with interest at prime minus
              .50% (4.25% at December 31, 2001), due in ten equal installments
              of $260,000, collateralized by the common stock of the Bank.                        2,600,000                -
           Debentures payable, with interest accruing at prime (4.75% at
              December 31, 2001). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30,
              2031 and are unsecured.                                                             3,500,000                -
           $55,000,000 line of credit with interest at the Federal Home Loan
              Daily Rate Credit plus .25% (2.08% at December 31, 2001), due
              November 9, 2002, collateralized by first mortgage loans,                          33,100,000                -
           Note payable from correspondent bank with interest at prime minus
              .50% (4.25% at December 31, 2001), due in ten equal annual installments installments of $450,000, collateralized by the common stock of the Bank.  (Entire balance repaid on January 7,
              2002.)                                                                              1,000,000        4,050,000
           $75,000,000 line of credit with interest at  LIBOR plus 1.50%
              (8.1529% at December 31, 2000), due on demand, collateralized
              by first mortgage loans.                                                                    -       42,165,219
           $35,000,000 line of credit with interest at LIBOR plus .90% to 1.30%
              (7.957% at December 31, 2000), due on demand, collateralized by
              first mortgage loans.                                                                       -        8,731,637
                                                                                            ---------------  ---------------
                                                                                            $   229,081,205  $    54,946,856
                                                                                            ===============  ===============

        The $50,000,000 line of credit and the advance from correspondent bank have various covenants related to capital adequacy, allowance for loan losses and profitability of the Company and its subsidiaries. As of December 31, 2001, the Company was not in compliance with the capital adequacy covenant under both borrowing agreements. The Company has received waivers of these covenants.

NOTE 8. DERIVATIVE INSTRUMENTS

        The Company's locked pipeline totaled approximately $265 million at December 31, 2001. The fair value of the locked pipeline and the corresponding amount recorded as a derivative liability in the balance sheet amounted to $7,514 at December 31, 2001. The Company had approximately $371 million of mandatory sales commitments that were hedged against the locked pipeline and mortgage loans held for sale. The fair value of the mandatory sales commitments and the corresponding amount recorded as a derivative liability in the balance sheet amounted to $15,332 at December 31, 2001. The Company had no outstanding options to deliver mortgage-backed securities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        On January 1, 2001, upon adoption of SFAS No. 133, the Company recorded a transition expense adjustment for the fair value of the Company's locked pipeline and mandatory sales commitments in the amount of $112,533. This amount, net of tax of $42,763, is reported as a cumulative effect of a change in accounting principle in the statement of income. Subsequent changes in the fair value of the Company's locked pipeline and mandatory sales commitments have resulted in income of $89,687 which is reported as a component of gain on sale of mortgage loans held for sale.

NOTE 9. DEFERRED COMPENSATION PLAN

        The Company has a deferred compensation plan providing for death and retirement benefits for its directors and executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the directors and executive officers. The balance of the policy cash surrender values included in the balance sheet at December 31, 2001 and 2000 was $3,634,472 and $3,444,326, respectively. Income recognized on the policies amounted to $190,146, $143,258 and $49,068 for the years ended December 31, 2001, 2000 and 1999, respectively. The balance of the deferred compensation included in other liabilities at December 31, 2001 and 2000 was $150,692 and $78,992, respectively. Expense recognized for deferred compensation amounted to $71,700, $62,642, and $16,350 for the years ended December 31, 2001, 2000, and 1999, respectively.

NOTE 10. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

        In 2001, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within thirty days of cash dividend payment date. Cash dividends and optional cash payments are used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 2001, 16,615 shares were purchased under the plan.

NOTE 11. STOCK OPTIONS

        The Company has a non-qualified plan stock option plan for key employees (the "employee plan") and has reserved 300,000 shares of common stock. Options are granted at the fair market value of the Company's common stock on the date of grant. All options under the employee plan expire ten years from the date of grant. At December 31, 2001, 266,500 options were available for grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company also had a non-qualified stock option plan for key employees (the "former employee plan") and had reserved 25,333 shares of common stock. On December 21, 2000, the Company cancelled all remaining unexercised stock options and terminated the plan. Under the terms of the former employee plan, cash awards could be paid to option holders that were designed to compensate the employee for the difference in the tax treatment between non-qualified options and incentive stock options. When the Company agreed to pay cash awards related to these options, the options were then considered variable plan awards. When these variable plan awards were granted, the Company recognized compensation to the extent that the quoted market value of the shares of the Company's stock covered by the grant exceeded the option price. Compensation expense was adjusted up to the time the options were exercised or cancelled for changes, either increases or decreases, in the quoted market value of the share of the Company's stock covered by the grant, but not below zero. Options under the former employee plan were granted at fair market value of the Company's common stock on the date of grant.

         The Company also has non-qualified stock option plans for directors (the "director plans") and has reserved 184,400 shares of common stock. Options are granted at fair market value of the Company's common stock on the date of grant, except for certain options that are granted at $8. All options under these plans expire ten years from the date of grant. At December 31, 2001, 95,800 options were available for grant at fair market value and 6,000 were available to grant at $8.

         Other pertinent information related to the options follows:

                                                                    Years Ended December 31,
                                          -----------------------------------------------------------------------------
                                                    2001                      2000                      1999
                                          ---------------------------------------------------- ------------------------
                                                        Weighted-                 Weighted-                 Weighted-
                                                         Average                   Average                   Average
                                                        Exercise                   Exercise                 Exercise
                                            Number        Price       Number        Price        Number       Price
                                          ----------- ------------ ------------  ------------- ----------- ------------
         Under option, beginning of year     77,600    $    9.72      146,200    $   8.60        159,200    $   7.79
            Granted at market price          37,700        10.11            -           -         13,000       12.46
            Granted at below market price     4,800         8.00        4,000        8.00          4,800        8.00
            Granted at above market price         -            -            -           -              -           -
            Exercised                        (4,000)        8.00      (53,599)       6.24        (30,800)       5.95
            Cancelled                             -            -      (19,001)      10.58              -           -
                                          -----------               -----------               -----------
         Under option, end of year          116,100         9.83       77,600        9.72        146,200        8.60
                                          ===========               ===========               ===========

         Exercisable, end of year            82,600         9.77       77,600        9.72        117,867        8.44
                                          ===========               ===========               ===========
         Weighted-average fair value of
             options granted during the
              year                            $3.19                     $7.54                      $2.48
                                          ===========               ===========               ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Information pertaining to options outstanding at December 31, 2001 is as follows:

                                                     Options Outstanding                     Options Exercisable
                                        ----------------------------------------------  ------------------------------
                                                          Weighted-
                                                           Average        Weighted-                       Weighted-
                                                          Remaining        Average                         Average
              Range of                     Number        Contractual       Exercise        Number         Exercise
           Exercise Prices               Outstanding         Life           Price        Exercisable        Price
--------------------------------------  --------------  ---------------  -------------  --------------  --------------
           $8.00 - $11.02                     116,100      8 years       $     9.83          82,600      $      9.77
                                        ==============                                  ==============


         The Company applies Opinion 25 and related Interpretations in accounting for the stock option plans. The Company recognized compensation costs (benefits) of $ --, $(35,897) and $214,721 under the employee plans for the years ended December 31, 2001, 2000 and 1999, respectively. The Company recognized compensation costs of $14,544, $23,000 and $48,000, under the director plans for the years ended December 31, 2001, 2000 and 1999, respectively. Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated below.

                                                                         Years Ended December 31,
                                                           -----------------------------------------------------
                                                                2001               2000              1999
                                                           ---------------    ---------------   ----------------
         Net income                   As reported          $    6,494,837     $    1,044,219    $     1,293,186
                                      Pro forma            $    6,481,799     $    1,012,554    $     1,439,136

         Earnings per share           As reported          $         3.55     $         0.59    $          0.76
                                      Pro forma            $         3.55     $         0.57    $          0.84

         Earnings per share -         As reported          $         3.47     $         0.57    $          0.71
           assuming dilution          Pro forma            $         3.47     $         0.55    $          0.79


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                  Years Ended December 31,
                                                                         ---------------------------------------
                                                                           2001           2000           1999
                                                                         ---------      ---------    -----------
         Dividend yield (as a percent of the fair value of the stock)         2.43%        2.69%          1.28%
         Expected life                                                      5 years      5 years        5 years
         Expected volatility                                                    72%       50.60%          9.84%
         Risk-free interest rate                                              5.59%        6.23%          6.43%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company also has restricted stock plans for two of its key employees. The employees annually may earn shares of stock based on certain performance goals of the Company's mortgage operations. The stock grants vest ratably over a five year period after one year from the date of grant. At December 31, 2001, 35,980 shares of stock had been awarded under these plans, of which 16,207 have vested. Expense incurred under these plans amounted to $71,883, $84,783 and $45,079 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 12. INCOME TAXES

         The components of income tax expense are as follows:

                                            Years Ended December 31,
                                  ----------------------------------------------
                                       2001             2000            1999
                                  --------------   -------------  --------------
          Current                  $  4,635,702     $  762,219     $    817,732
          Deferred                     (621,124)      (287,921)         (97,991)
                                   --------------   ------------   -------------
          Income tax expense       $  4,014,578     $  474,298     $    719,741
                                   ==============   ============   =============

         The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                         Years Ended December 31,
                                  -----------------------------------------------------------------------
                                           2001                    2000                    1999
                                  -----------------------  ----------------------  ----------------------
                                    Amount      Percent      Amount     Percent      Amount      Percent
                                  ------------  ---------  -----------  ---------  ------------  --------
Income taxes at statutory rate    $ 3,678,295      35 %    $ 516,296     34  %     $   684,395     34 %
State income tax (benefit)            320,258       3        (33,180)    (2)            16,473      1
Other items, net                       16,025       -         (8,818)    (1)            18,873      1
                                  ------------  ---------  -----------  ---------  ------------  --------
      Income tax expense          $ 4,014,578      38 %    $ 474,298     31  %     $   719,741     36 %
                                  ============  =========  ===========  =========  ============  ========

         The components of deferred income taxes are as follows:

                                                          December 31,
                                                  -----------------------------
                                                      2001             2000
                                                  -------------  --------------
Deferred tax assets:
   Loan loss reserves                             $   535,122    $    448,782
   Stock options                                       32,281          26,795
   Securities available-for-sale                       58,923         585,004
   Deferred compensation                               87,146          32,240
   Derivative instruments                               8,622               -
                                                  -------------  --------------
                                                      722,094       1,092,821
                                                  -------------  --------------

Deferred tax liabilities:
   Mortgage servicing rights                        1,070,195       1,426,927
   Depreciation                                        80,318         189,356
   Other                                                8,426           8,426
                                                  -------------  --------------
                                                    1,158,939       1,624,709
                                                  -------------  --------------
Net deferred tax liabilities                      $  (436,845)    $   (531,888)
                                                  =============  ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. EARNINGS PER SHARE

         Presented below is a summary of the components used to calculate basic and diluted earnings per share.

                                                                    Years Ended December 31,
                                                            ------------------------------------------
                                                                2001           2000          1999
                                                            -------------- ------------- -------------
Basic Earnings Per Share:
   Weighted average common shares outstanding                   1,827,778     1,773,888     1,712,357
                                                            ============== ============= =============

   Net income                                               $   6,494,837  $  1,044,219  $  1,293,186
                                                            ============== ============= =============

   Basic earnings per share                                 $        3.55  $       0.59  $       0.76
                                                            ============== ============= =============

Diluted Earnings Per Share:
   Weighted average common shares outstanding                   1,827,778     1,773,888     1,712,357
   Net effect of the assumed exercise of stock
      options based on the treasury stock method
      using average market prices for the year                     42,487        61,562       102,171
                                                            -------------- ------------- -------------
   Total weighted average common shares and
      common stock equivalents outstanding                      1,870,265     1,835,450     1,814,528
                                                            ============== ============= =============
   Net income                                               $   6,494,837  $  1,044,219  $  1,293,186
                                                            ============== ============= =============
   Diluted earnings per share                               $        3.47  $       0.57  $       0.71
                                                            ============== ============= =============

NOTE 14. MORTGAGE LOAN SERVICING

         Mortgage loans serviced for others are not reflected in the financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $694 million as of December 31, 2001. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 2001, substantially all of the Company's mortgage lending and servicing activity was concentrated within the eastern half of the United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

         At December 31, 2001, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $2,000,000 and $3,000,000, respectively.

NOTE 15. COMMITMENTS AND CONTINGENCIES

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and mortgage loans in process of origination (the pipeline). Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

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

                                                    2001               2000
                                               --------------    ---------------
          Commitments to extend credit         $  17,979,402     $   16,849,749
          Standby letters of credit                1,377,842          1,303,778
                                               --------------    ---------------
                                               $  19,357,244     $   18,153,527
                                               ==============    ===============

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

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

         In addition to the mortgage loans held for sale on the balance sheet, the Company's mortgage loan pipeline at December 31, 2001 totaled approximately $759 million. The Company's exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $265 million in mortgage loans for which the Company has interest rate risk (the locked pipeline). The remaining $494 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a "best efforts" agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (2) loans with floating interest rates which close at the current market rate, and (3) loans where the original fixed interest rate commitment has expired and will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month. At December 31, 2001, the Company had the ability to sell up to $120 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related mandatory sales commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the mandatory sales commitment. The Company maintains recourse obligations on mortgage loans involving first payment default or mortgage loans involving fraud. In some instances, the Company may even be required to repurchase the loan or indemnify the purchaser of the loan for those loans in which the Company breached its representations and warranties. The Company regularly makes representations and warranties to purchasers of its mortgage loans that, if breached, would require the Company to indemnify the purchaser for losses or to repurchase the loans, and the Company considers this practice to be customary and routine. At December 31, 2001 the Company was not required to repurchase any of its mortgage loans because of breaches of the Company's representations and warranties. However, at December 31, 2001, the Company has agreed to indemnify purchasers for approximately $2.2 million of mortgage loans for breaches of its representations and warranties. Although the Company regularly faces potential indemnification and repurchase obligations with respect to mortgage loans that it has sold, it has not historically incurred any indemnification losses or been required to repurchase any loans. As a result, the Company does not maintain a reserve for this purpose.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 16. CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Pickens County and surrounding areas as well as mortgage loans in the eastern half of the United States. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

          Seventy-eight percent of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $3,666,000.

NOTE 17. REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2001, approximately $1,028,000 of retained earnings were available for dividend declaration without regulatory approval.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                  To Be Well
                                                                         For Capital         Capitalized Under
                                                                          Adequacy           Prompt Corrective
                                                   Actual                 Purposes           Action Provisions
                                           -----------------------   --------------------   ---------------------
                                             Amount       Ratio        Amount     Ratio       Amount      Ratio
                                           ------------  ---------   -----------  -------   ------------  -------
         As of December 31, 2001:                                 (Dollars in Thousands)
                                           ----------------------------------------------------------------------
            Total Capital to Risk
               Weighted Assets:
               Company                     $    27,469      8.98%    $   24,480       8%    $       N/A      N/A
               Bank                        $    19,087      9.37%    $   16,302       8%    $    20,377      10%
            Tier I Capital to Risk
               Weighted Assets:
               Company                     $    25,873      8.46%    $   12,240       4%    $       N/A      N/A
               Bank                        $    17,491      8.58%    $    8,151       4%    $    12,226       6%
            Tier I Capital to Average
               Assets:
               Company                     $    25,873      6.72%    $   15,400       4%    $       N/A      N/A
               Bank                        $    17,491      7.15%    $    9,788       4%    $    12,235       5%
         As of December 31, 2000:
            Total Capital to Risk
               Weighted Assets:
               Company                     $    17,286     10.35%    $   13,359       8%    $       N/A      N/A
               Bank                        $    14,720     10.94%    $   10,769       8%    $    13,462      10%
            Tier I Capital to Risk
               Weighted Assets:
               Company                     $    15,935      9.54%    $    6,680       4%    $       N/A      N/A
               Bank                        $    13,369      9.93%    $    5,385       4%    $     8,077       6%
            Tier I Capital to Average
               Assets:
               Company                     $    15,935      6.80%    $    9,380       4%    $       N/A      N/A
               Bank                        $    13,369      7.75%    $    6,899       4%    $     8,624       5%


         CMS is also subject to the net worth requirement of the Government National Mortgage Corporation ("Ginnie Mae"), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2001, CMS met the Ginnie Mae net worth requirement.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

         Securities:

           Fair values for securities are based on available quoted market prices. The carrying amount of restricted equity securities with no readily determinable fair value approximate their fair values.

         Loans:

           For mortgage loans held for sale and variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         Mortgage Servicing Rights:

           Fair values for mortgage servicing rights are based upon independent appraisal.

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

         Other Borrowings:

           The carrying amount of other borrowings approximates their fair value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Accrued Interest:

           The carrying amounts of accrued interest approximate their fair values.

         Mandatory Sales Commitments and Interest Rate Lock Commitments:

           Fair values for mandatory sales commitments and interest rate lock commitments are based on quoted market prices.

         Off-Balance Sheet Instruments:

           Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's other off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

         The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                              December 31, 2001                December 31, 2000
                                                        -------------------------------  -------------------------------
                                                           Carrying          Fair          Carrying           Fair
                                                            Amount          Value           Amount           Value
                                                        --------------- ---------------  --------------  ---------------
         Financial assets:
           Cash and due from banks, interest-bearing
             deposits in banks and federal funds sold    $   12,351,645  $   12,351,645   $   7,319,501   $    7,319,501
           Securities available-for-sale                      8,931,589       8,931,589      10,648,851       10,648,851
           Securities held-to-maturity                       10,414,845      10,351,765       2,559,848        2,501,340
           Restricted equity securities                       1,920,975       1,920,975       1,528,475        1,528,475
           Mortgage loans held for sale                     313,467,820     313,467,820     108,847,638      108,847,638
           Loans                                            122,015,114     124,754,607      91,560,713       92,916,812
           Accrued interest receivable                        1,257,019       1,257,019       1,196,876        1,196,876
           Mortgage servicing rights                          3,098,579       4,866,739       3,781,355        4,074,747
           Accounts receivable-brokers
             and escrow agents                                6,024,895       6,024,898       3,753,749        3,753,749

         Financial liabilities:
           Deposits                                         221,964,799     225,333,498     162,168,443      162,028,684
           Drafts payable                                     9,424,722       9,424,722       6,261,741        6,261,741
           Other borrowings                                 229,081,205     229,081,205      54,946,856       54,946,856
           Accrued interest payable                             705,230         705,230         565,203          565,203
           Mandatory sales commitments and interest
             rate lock commitments                               22,846          22,846               -          112,000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19. SUPPLEMENTAL FINANCIAL DATA

         Components of other expenses in excess of 1% of total revenue are as follows:

                                                                 Years Ended December 31,
                                                      ------------------------------------------------
                                                            2001            2000             1999
                                                      ---------------  --------------   --------------
          Outside service fees                         $   1,667,229    $    917,947    $   2,072,028
          Subservicing expense                               451,122         359,940          428,771
          Amortization of mortgage servicing rights        1,114,100         744,700          967,172
          Business development                               147,035         159,983          312,687
          Stationery and printing                            439,261         344,029          438,054
          Telephone                                          565,899         485,114          574,780
          Courier service                                    516,810         292,088          448,646

NOTE 20. SUPPLEMENTAL SEGMENT INFORMATION

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

                                                                                 INDUSTRY SEGMENTS
                                                       ----------------------------------------------------------------
                                                         Commercial         Mortgage          All
         For the Year Ended December 31, 2001             Banking           Banking          Other          Total
         --------------------------------------------  ---------------   --------------   ------------  ---------------
         Interest income                               $   11,078,980    $   9,956,585    $        -     $  21,035,565
         Interest expense                                   5,592,258        8,219,766             -        13,812,024
         Net interest income                                5,486,722        1,736,819             -         7,223,541
         Other revenue from external customers              1,197,175       21,523,716             -        22,720,891
         Depreciation and amortization                        620,719        1,483,572             -         2,104,291
         Provision for loan losses                            515,000              -               -           515,000
         Segment profit                                     1,448,880        9,196,369      (135,832)       10,509,417
         Segment assets                                   159,695,325      331,284,275             -       490,979,600
         Expenditures for premises and equipment              743,286          231,178             -           974,464

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   INDUSTRY SEGMENTS
                                             ----------------------------------------------------------------
                                               Commercial         Mortgage          All
For the Year Ended December 31, 2000            Banking           Banking          Other           Total
-------------------------------------------  ---------------   --------------   ------------   --------------
Interest income                              $    8,674,140    $  5,228,505     $       -      $  13,902,645
Interest expense                                  3,529,307       5,429,595             -          8,958,902
Net interest income (expense)                     5,144,833        (201,090)            -          4,943,743
Other revenue from external customers               863,313       8,127,959             -          8,991,272
Depreciation and amortization                       686,468       1,105,917             -          1,792,385
Provision for loan losses                           500,000              -              -            500,000
Segment profit                                    1,332,501         370,397      (184,381)         1,518,517
Segment assets                                  121,930,896     120,158,108             -        242,089,004
Expenditures for premises and equipment           1,123,460          76,964             -          1,200,424

                                                                  INDUSTRY SEGMENTS
                                            ----------------------------------------------------------------
                                              Commercial         Mortgage          All
For the Year Ended December 31, 1999            Banking          Banking          Other           Total
------------------------------------------- ----------------  ---------------   -----------   --------------
Interest income                             $     5,631,866   $   4,957,218     $       -     $  10,589,084
Interest expense                                  1,784,797       6,498,581             -         8,283,378
Intersegment net interest income (expense)            5,924          (5,924)            -                 -
Net interest income (expense)                     3,852,993      (1,547,287)            -         2,305,706
Other revenue from external customers               488,308      14,092,102             -        14,580,410
Depreciation and amortization                       411,671       1,401,144             -         1,812,815
Provision for loan losses                           190,000               -             -           190,000
Segment profit                                      821,961       1,599,010      (408,044)        2,012,927
Segment assets                                   77,540,477      98,212,828             -       175,753,305
Expenditures for premises and equipment           3,065,215         410,540             -         3,475,755

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21. PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets, statements of income and cash flows of Crescent Banking Company:

                            CONDENSED BALANCE SHEETS

                                                           December 31,
                                                  -----------------------------
                                                       2001            2000
                                                  -------------   -------------
Assets
   Cash                                           $   1,704,032   $     489,475
   Investment in subsidiaries                        28,119,945      18,972,868
   Other assets                                         137,281         506,695
                                                  -------------   -------------

      Total assets                                $  29,961,258   $  19,969,038
                                                  =============   =============

Liabilities
   Other borrowings                               $   7,100,000   $   4,050,000
   Other                                                 21,371         118,216
                                                  -------------   -------------
      Total liabilities                               7,121,371       4,168,216
Stockholders' equity                                 22,839,887      15,800,822
                                                  -------------   -------------

      Total liabilities and stockholders' equity  $  29,961,258   $  19,969,038
                                                  =============   =============

                         CONDENSED STATEMENTS OF INCOME

                                                                     Years Ended December 31,
                                                         ------------------------------------------------
                                                             2001             2000              1999
                                                         -------------     -----------     --------------
Income, dividends from subsidiary                        $     799,846     $ 1,268,507     $      568,931

Expenses, other                                                423,725         508,161            666,255
                                                         -------------     -----------     --------------

      Income (loss) before income tax benefits and
        equity in undistributed income of subsidiaries         376,121         760,346            (97,324)

Income tax benefits                                           (161,058)       (278,524)          (255,608)
                                                         -------------     -----------     --------------
      Income before equity in undistributed
         income of subsidiaries                                537,179       1,038,870            158,284


Equity in undistributed income of subsidiaries               5,957,658           5,349          1,134,902
                                                         -------------     -----------     --------------
      Net income                                         $   6,494,837     $ 1,044,219     $    1,293,186
                                                         =============     ===========     ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  Years Ended December 31,
                                                                      ------------------------------------------------
                                                                           2001             2000              1999
                                                                      -------------     ------------     -------------
          OPERATING ACTIVITIES
             Net income                                               $   6,494,837     $  1,044,219     $   1,293,186
             Adjustments to reconcile net income to net
                cash provided by operating activities:
                Undistributed income of subsidiaries                     (5,957,658)          (5,349)       (1,134,902)
                Stock compensation expense (benefit)                         14,544          (12,897)          262,721
                Restricted stock awards                                      71,883           84,783            45,079
                Net other operating activities                              272,271         (424,711)          (62,369)
                                                                      -------------     ------------     -------------

                Net cash provided by operating activities                   895,877          686,045           403,715
                                                                      -------------     ------------     -------------

          INVESTING ACTIVITIES
             Investment in subsidiaries                                  (2,400,000)               -        (4,500,000)
                                                                      -------------     ------------     -------------


                Net cash used in investing activities                    (2,400,000)               -        (4,500,000)
                                                                      -------------     ------------     -------------



          FINANCING ACTIVITIES

             Proceeds from (repayment of) other borrowings                3,050,000         (450,000)        4,500,000
             Dividends paid                                                (565,890)        (531,902)         (400,473)
             Proceeds from issuance of common stock                         202,570                -                 -
             Proceeds from exercise of stock options                         32,000          334,549           183,270
                                                                      -------------     ------------     -------------


                Net cash provided by (used in) financing activities       2,718,680         (647,353)        4,282,797
                                                                      -------------     ------------     -------------


          Net increase in cash                                            1,214,557           38,692           186,512


          Cash at beginning of year                                         489,475          450,783           264,271
                                                                      -------------     ------------     -------------


          Cash at end of year                                         $   1,704,032     $    489,475     $     450,783
                                                                      =============     ============     =============


                            SHAREHOLDER INFORMATION


Market for the Company's Common stock

The Company's authorized shares, as of December 31, 2001, consisted of: (i) 10,000,000 shares of common stock, par value $1.00 per share, of which 1,847,929 shares were issued and (ii) 1,000,000 shares of preferred stock, par value
$1.00 per share, none of which were issued and outstanding. As of December 31, 2001, there were 583 record holders of common stock.

On January 12, 1999, the Company's Common Stock began trading on the Nasdaq SmallCap Market under the symbol "CSNT" at a price of $13.00 per share. On March 26, 2002, the price of the Company's Common Stock, as quoted on the Nasdaq SmallCap Market, was $14.10.

Annual Meeting of Shareholders

The Company's 2002 Annual Meeting of Shareholders will be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia on April 18, 2002 at 2:00 p.m. local time.

Form 10-K

A copy of Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with Securities and Exchange Commission, will be furnished free of charge to any stockholder upon written request. Requests should be mailed to J. Donald Boggus, Jr., Crescent Banking Company and Subsidiaries, Post Office Box 668, Jasper, Georgia, 30143.

                         Directors & Executive Officers

                          CRESCENT BANK & TRUST COMPANY

Directors:
John Bennett, Jr.          -        Breeder/Hatchery Manager, ConAgra Poultry
J. Donald Boggus, Jr.      -        President & CEO, Crescent Banking Company
                                    and Subsidiaries
John S. Dean, Sr.          -        Vice Chairman, Crescent Banking Company;
                                    Retired Public Utility Executive, Amicalola
                                    Electric Membership Cooperative
A. James Elliott           -        Chairman of the Board of Crescent Banking
                                    Company; Associate Dean of Emory University
                                    Law School
Charles Fendley            -        Mortgage Officer, Crescent Bank & Trust
                                    Company
Chuck Gehrmann             -        Secretary, Crescent Banking Company &
                                    Crescent Bank & Trust Company; Former owner,
                                    Mack Truck Sales of Atlanta
Alan Harris                -        Owner of Century 21 Alan Harris Realty
Robert C. KenKnight        -        Executive Vice President, Crescent Bank &
                                    Trust Company; President, Crescent Mortgage
                                    Services, Inc.
Michael W. Lowe            -        President, Jasper Jeep Sales, Inc.
Garland Pinholster         -        Georgia House Legislator
Cecil Pruett               -        Mayor of City of Canton; Owner - Pruett &
                                    Associates Insurance Agency
Janie F. Whitfield         -        Vice Chairperson of the Board of Crescent
                                    Bank & Trust Company; Former Owner and
                                    President of Mountain Gold, Inc.
Charles B. Wynne           -        Retired Bank Executive, Crescent Banking
                                    Company and Subsidiaries


Executive Officers:
J. Donald Boggus, Jr.      -        President & CEO
Robert C. KenKnight        -        Executive Vice President and Mortgage
                                    Division President
Gary Reece                 -        Executive Vice President and Senior Lending
                                    Officer
Michael Leddy              -        Executive Vice President of Secondary
                                    Marketing
Dave Denton                -        Senior Vice President and Branch Manager
Bonnie Boling              -        Chief Financial Officer and Senior Vice
                                    President
Lorrie Shaw                -        Senior Vice President and Lending Officer

                              Directors & Officers

                            CRESCENT BANKING COMPANY

Directors:
J. Donald Boggus, Jr.      -       President & CEO, Crescent Banking Company and
                                   Subsidiaries
John S. Dean, Sr.          -       Vice Chairman, Crescent Banking Company;
                                   Retired Public Utility Executive, Amicalola
                                   Electric Membership Cooperative
A. James Elliott           -       Chairman of the Board of Crescent Banking
                                   Company; Associate Dean of Emory University
                                   Law School
Chuck Gehrmann             -       Secretary, Crescent Banking Company &
                                   Crescent Bank & Trust Company; Former owner,
                                   Mack Truck Sales of Atlanta
Michael W. Lowe            -       President, Jasper Jeep Sales, Inc.
Charles B. Wynne           -       Retired Bank Executive, Crescent Banking
                                   Company and Subsidiaries

Officers:
J. Donald Boggus, Jr.      -       President & CEO
Bonnie Boling              -       Chief Financial Officer and Senior Vice
                                   President



                        CRESCENT MORTGAGE SERVICES, INC.

Directors:
J. Donald Boggus, Jr.      -       President & CEO, Crescent Banking Company
John Bennett, Jr.          -       Breeder/Hatchery Manager, ConAgra Poultry
John S. Dean, Sr.          -       Retired Public Utility Executive, Amicalola
                                   Electric Membership Cooperative
A. James Elliott           -       Associate Dean of Emory University Law School
Chuck Gehrmann             -       Chairman, Crescent Mortgage Services, Inc.;
                                   Former owner, Mack Truck Sales of Atlanta
Robert C. KenKnight        -       President, Crescent Mortgage Services, Inc.
Garland Pinholster         -       Georgia House Legislator

Executive Officers:
Robert C. KenKnight        -       President
J. Donald Boggus, Jr.      -       Secretary
Michael Leddy              -       Executive Vice President of Secondary
                                   Marketing
John Cappello              -       Senior Vice President & National Production
                                   manager
Bonnie Boling              -       Chief Financial Officer and Senior Vice
                                   President