Form 10-K/A, Exhibit 13
period 2001-12-31
CRESCENT BANKING CO
filed 2002-04-23
CIK 883476

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

                                   Sincerely,

                                   --------------------
                                   A.James Elliott, Chairman

                            CRESCENT BANKING COMPANY

                             Selected Financial Data

                                                           For the Year Ended December 31,
                                                 2001        2000        1999        1998        1997
                                                ------------------------------------------------------
Earnings

Interest income                                 $21,036     $13,903    $10,583      $8,317      $5,641
Interest expense                                 13,812       8,959      8,277       6,079       3,253

Net interest income                               7,224       4,944      2,306       2,238       2,388
Provision for loan losses                           515         500        190         153         191

Net interest income after provision for
loan losses                                       6,709       4,444      2,116       2,085       2,197
Other operating income                           22,720       8,991     14,580      15,223       6,204
Other operating expenses                         18,807      11,917     14,683      12,481       6,481

Income before income taxes and cumulative
effect of a change in accounting  prinicple      10,622       1,518      2,013       4,827       1,920
Applicable income taxes                           4,057         474        720       1,740         766
Income before cumulative effect of a
change in accounting principle                    6,565       1,044      1,293       3,087       1,154

Cumulative effect of a change in
accounting principle                               (70)           0          0           0           0

Net income                                        6,495       1,044      1,293       3,087       1,154

Segment information

Commercial Banking total revenue                 12,276       9,537      6,119       4,543       3,816
Commercial Banking pretax income                  1,449       1,333        822         671         464
Commercial Banking revenue as % total
revenue                                           28.1%       41.7%      24.3%       19.3%       32.2%
Commercial Banking pretax income as %
total pretax segment income                       13.6%       78.3%      34.0%       12.6%       22.0%



Mortgage Banking total revenue                   31,481      13,356    19,049      19,007       8,036

Mortgage Banking pretax income                    9,196         370     1,599       4,640       1,643
Mortgage Banking revenue as % total revenue        71.9%       58.3%     75.7%       80.7%       67.8%
Mortgage Banking pretax income as % of
total pretax segment income                        86.4%       21.7%     66.0%       87.4%       78.0%



Per share data
   Net income - basic earnings             $3.55          $0.59          $0.76         $1.85         $0.82
   Net income - diluted earnings           $3.47          $0.57          $0.71         $1.80         $0.80
   Period-end book value                  $12.40          $8.71          $8.47         $8.34         $6.23
   Cash dividends                          $0.31          $0.30          $0.23        $0.165        $0.125
   Weighted avg number of shares
     outstanding                           1,828          1,774          1,712         1,666         1,406

Selected Average Balances

   Total assets                          349,919        199,149        187,560       143,103        88,959
   Loans                                 104,346         75,229         46,791        38,150        32,520
   Total deposits                        177,334        125,585        103,974        84,393        60,827
   Shareholders' equity                   18,634         15,304         14,838        11,928         8,159

Selected Period-End Balances

   Total assets                          490,980        242,089        175,753       199,244       104,546
   Loans, net                           $122,015        $91,561        $53,213       $40,629       $36,136
   Allowance for loan losses               1,596          1,351            865           699           515
   Mortgage loans held for sale          313,468        108,848         87,284       128,410        49,399
   Total deposits                        221,965        162,168        110,307       100,602        75,681
   Other borrowings                      229,081         54,947         45,677        74,756        14,308
   Shareholders' equity                   22,840         15,801         14,861        14,338         9,010

Financial ratios:

   Return on average assets                1.86%          0.52%          0.69%         2.16%         1.30%
   Return on average equity               34.86%          6.82%          8.72%        25.88%        14.14%
   Average earning assets to
       average total assets               91.42%         87.16%         88.39%        92.00%        87.13%
   Average loans to average deposits      58.84%         59.90%         45.00%        45.21%        53.46%
   Average equity to average
       total assets                        5.33%          7.68%          7.91%         8.34%         9.17%
   Net interest margin                     2.26%          2.85%          1.39%         1.70%         3.08%
   Net charge offs to average
       loans                               0.26%          0.02%          0.05%         0.08%         0.04%
   Non-performing assets to
       period ending loans                 0.27%          0.05%          0.10%         0.63%         0.41%
   Allowance for loan losses
       to net period end loans             1.29%          1.45%          1.60%         1.69%         1.41%
   Tier 1 leverage ratio                   6.72%          6.80%          9.10%         7.25%         9.33%
    Risk based capital

       Tier 1 capital                      8.46%          9.54%         12.88%        11.76%        12.27%
       Total capital                       8.98%         10.35%         13.62%        12.35%        12.98%




                            CRESCENT BANKING COMPANY
                         QUARTERLY FINANCIAL INFORMATION

                                        March      June      September    December      March        June    September   December
                                        2001       2001         2001        2001         2000        2000       2000       2000
                                   ------------------------------------------------------------------------------------------------
Quarter end

   Interest income                  $4,706,822  $5,116,777  $5,213,334   $5,998,632  $2,558,209  $3,164,792  $3,886,907  $4,292,737
   Interest expense                  3,341,736   3,740,101   3,454,144    3,276,043   1,666,791   1,924,580   2,553,835   2,813,696

   Net interest income               1,365,086   1,376,676   1,759,190    2,722,589     891,418   1,240,212   1,333,072   1,479,041
   Provision for loan losses           115,000     115,000     105,000      180,000      95,000     140,000     155,000     110,000

   Net interest income after
      provision for loan losses      1,250,086   1,261,676   1,654,190    2,542,589     796,418   1,100,212   1,178,072   1,369,041
   Other operating income            3,464,621   7,442,209   4,855,551    6,958,510   1,803,919   1,992,014   2,471,383   2,723,956
   Other operating expenses          3,324,927   4,806,858   4,788,865    5,886,834   2,794,678   2,832,671   3,079,298   3,209,851
Income before income taxes and
cumulative effect of a change in
accouning  prinicple                 1,389,780   3,897,027   1,720,876    3,614,265    (194,341)    259,555     570,157     883,146
Applicable income taxes                481,766   1,510,099     671,237    1,394,239     (69,965)     89,321     206,091     248,851
                                      --------  ----------    --------   ----------    --------     -------    --------    -------
Income before cumulative effect
of a change in accounting
principle                              908,014   2,386,928   1,049,639    2,220,026    (124,376)    170,234     364,066     634,295

Cumulative effect of a change in
accounting principle                   (69,770)          0           0            0           0           0           0           0

Net income                             838,244   2,386,928   1,049,639    2,220,026    (124,376)    170,234     364,066     634,295


Per share data:

   Net income (loss)  basic              $0.46       $1.31       $0.57        $1.21      ($0.07)      $0.10       $0.20       $0.36
   Net income (loss) diluted             $0.45       $1.29       $0.56        $1.21      ($0.07)      $0.09       $0.20       $0.35
   Period-end book value                 $9.53      $10.78      $11.26       $12.40       $8.32       $8.35       $8.52       $8.71
   Cash dividends                      $0.0775     $0.0775     $0.0775      $0.0775     $0.0700     $0.0750     $0.0775     $0.0775



Balances as of quarter end

   Loans, net                       95,178,608 103,551,169 109,670,033 $122,015,114  63,361,759  75,725,784  87,851,308 $91,560,713
   Allowance for loan losses         1,371,632   1,446,133   1,525,308    1,596,287     947,283   1,087,787   1,181,294   1,350,774
   Mortgage loans held for sale    166,030,122 162,560,415 143,305,797  313,467,820  67,311,212  89,074,540  77,457,182 108,847,638
   Total assets                    318,900,494 340,230,143 324,143,144  490,979,600 168,129,092 206,207,403 209,617,219 242,089,004
   Total deposits                  201,567,967 196,818,236 202,343,620  221,964,799 115,117,214 122,265,678 134,575,529 162,168,443
   Shareholders' equity             17,385,979  19,722,877  20,715,358   22,839,887  14,622,919  14,859,438  15,149,492  15,800,822


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
                                        =======     =====      =======     =====     ========      =====


         We had other mortgage banking expenses in 2001, 2000 and 1999 of $13.6 million, $7.6 million and $10.9 million, respectively. During 2001, our mortgage banking business enjoyed record earnings as the result of the exceptionally strong residential mortgage market due to historically low interest rates and 11 decreases in interest rates by the Federal Reserve, and our other expenses increased accordingly. When we commenced our mortgage banking business in 1993, we entered into employment agreements with Mr. Robert C. KenKnight, the President of our mortgage business, and thereafter with Mr. Michael P. Leddy, an Executive Vice President of our mortgage business, to ensure that we had their services on a long-term basis. These employment agreements provide incentives for Messrs. KenKnight and Leddy that are linked to the performance of our mortgage business. As a result of the record year that our mortgage operations experienced during 2001, Mr. KenKnight earned a salary of approximately $3.5 million and received 35,240 shares of restricted stock under his employment agreement, and Mr. Leddy earned a bonus of approximately $575,000 and received 34,981 shares of restricted stock under his compensation agreement. These cash amounts were earned and accrued during 2001, but did not become payable until after our financial statements for 2001 were audited in late March of 2002.

         Because these increased expenses tend to be variable rather than fixed in nature, we believe that we are generally able to reduce these expenses, including the compensation paid to the executive officers our mortgage business, in response to a change in the market. During 1998 and 1999, when interest rates were relatively low, we experienced an increase in mortgage production and refinancings, which, in turn, resulted in an increase in other expense for those periods. The reduction in other expense from 1999 to 2000 was attributable to the relatively high level of interest rates that prevailed during 2000, when our mortgage volume decreased significantly. In response to this decreased mortgage volume, we decreased the variable components or our other expense during 2000. Capitalized loan costs are reported as a reduction of other expenses and like other components of other expenses, vary significantly with mortgage production.


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

     Crescent Bank's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, their credit evaluations and allowance for loan loss methodology differ materially from ours.



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