Form 10-K/A, Exhibit 13
period 2000-12-31
CRESCENT BANKING CO
filed 2002-04-24
CIK 883476

                                                                    EXHIBIT 13.1

                            CRESCENT BANKING COMPANY
                       2000 ANNUAL REPORT TO SHAREHOLDERS
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                            CRESCENT BANKING COMPANY
                               2000 ANNUAL REPORT
                                TABLE OF CONTENTS

Chairman's Remarks ....................................................        1

FINANCIAL OVERVIEW

Financial Highlights ..................................................        2

Quarterly Financial Information .......................................        3

Management's Discussion & Analysis ....................................   4 - 21

CONSOLIDATED FINANCIAL REPORT

Independent Auditor's Report or Financial Statements ..................       23

Consolidated Balance Sheets ...........................................       24

Consolidated Statements of Income .....................................       25

Consolidated Statements of Comprehensive Income .......................       26

Consolidated Statements of Stockholder's Equity .......................    27-28

Consolidated Statements of Cash Flows .................................    29-30

Notes to Consolidated Financial Statements ............................    31-53

Shareholder Information ...............................................       54

Directors and Officers ................................................    55-56

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

                                       Sincerely,

                                       /s/ A. James Elliott
                                       -----------------------------------------
                                       A. James Elliott, Chairman

                            CRESCENT BANKING COMPANY
                        HISTORICAL FINANCIAL INFORMATION

                                                  2000             1999              1998              1997             1996
                                                  ----             ----              ----              ----             ----
Year ended December 31:
   Interest income (1)                       $ 13,902,645     $ 10,583,160      $  8,316,781      $  5,640,913     $  4,019,862
   Interest expense                             8,958,902        8,277,454         6,079,158         3,252,774        2,161,682

   Net interest income                          4,943,743        2,305,706         2,237,623         2,388,139        1,858,180
   Provision for loan losses                      500,000          190,000           153,000           191,120               --

   Net interest income after
   provision for loan losses                    4,443,743        2,115,706         2,084,623         2,197,019        1,858,180
   Other operating income                       8,991,272       14,580,410        15,223,563         6,203,737        4,009,372
   Other operating expenses                    11,916,498       14,683,189        12,480,761         6,481,329        4,890,715

   Net income before income taxes               1,518,517        2,012,927         4,827,425         1,919,427          976,837
   applicable income taxes                        474,298          719,741         1,740,461           765,516          393,489
   Net income                                   1,044,219        1,293,186         3,086,964         1,153,911          583,348

Per share data:
   Net income - basic earnings               $       0.59     $       0.76      $       1.85      $       0.82     $       0.42
   Net income - diluted earnings             $       0.57     $       0.71      $       1.80      $       0.80     $       0.41
   Period-end book value                     $       8.71     $       8.47      $       8.34      $       6.23     $       5.47
   Cash dividends                            $       0.30     $       0.23      $      0.165      $      0.125     $      0.025

Financial ratios:
   Return on assets                                  0.52%            0.69%             2.16%             1.30%            0.93%
   Return on shareholders' equity                    6.82%            8.72%            25.88%            14.14%            7.92%
   Total capital to adjusted assets                 10.35%           13.48%            12.35%            12.98%           14.40%

Balances as of December 31:
   Loans, net                                $ 91,560,713     $ 53,212,597      $ 40,629,403      $ 36,135,572     $ 28,164,888
   Allowance for loan losses                    1,350,774          864,689           699,020           514,634          335,512
   Mortgage loans held for sale               108,847,638       87,284,155       128,409,669        49,398,871       32,996,668
   Total assets                               242,089,004      175,753,305       199,244,461       104,545,580       74,652,352
   Total deposits                             162,168,443      110,306,653       100,601,789        75,680,884       55,745,908
   Shareholders' equity                        15,800,822       14,860,923        14,338,448         9,009,569        7,673,868

(1) The amount of fee income included in interest income for the years ended December 31, 2000, December 21, 1999, December 31, 1998, December 31, 1997, and December 31, 1996 was $240,974, $260,030, $190,729,
         $120,780 and $36,255, respectively.

                            CRESCENT BANKING COMPANY

                         QUARTERLY FINANCIAL INFORMATION

                                                                       March           June         September        December
                                                                       2000            2000            2000            2000
                                                                       ----            ----            ----            ----
Quarter end
   Interest income                                                 $  2,558,209    $  3,164,792    $  3,886,907     $  4,292,737
   Interest expense                                                   1,666,791       1,924,580       2,553,835        2,813,696

   Net interest income                                                  891,418       1,240,212       1,333,072        1,479,041
   Provision for loan losses                                             95,000         140,000         155,000          110,000

   Net interest income after
   provision for loan losses                                            796,418       1,100,212       1,178,072        1,369,041
   Other operating income                                             1,803,919       1,896,053       2,471,383        2,819,917
   Other operating expenses                                           2,794,678       2,736,710       3,079,298        3,305,812

   Net income (loss) before income taxes                               (194,341)        259,555         570,157          883,146
   Applicable income taxes                                              (69,965)         89,321         206,091          248,851
                                                                   ------------    ------------    ------------     ------------
   Net income (loss)                                                   (124,376)        170,234         364,066          634,295

Per share data:
   Net income (loss) basic                                         $      (0.07)   $       0.10    $       0.20     $       0.36
   Net income (loss) diluted                                       $      (0.07)   $       0.09    $       0.20     $       0.35
   Period-end book value                                                   8.32            8.35            8.52             8.71
   Cash dividends                                                  $     0.0700    $     0.0750    $     0.0775     $     0.0775

Balances as of quarter end
   Loans, net                                                        63,361,759      75,725,784      87,851,308     $ 91,560,713
   Allowance for loan losses                                            947,283       1,087,787       1,181,294        1,350,774
   Mortgage loans held for sale                                      67,311,212      89,074,540      77,457,182      108,847,638
   Total assets                                                     168,129,092     206,207,403     209,617,219      242,089,004
   Total deposits                                                   115,117,214     122,265,678     134,575,529      162,168,443
   Shareholders' equity                                              14,622,919      14,859,438      15,149,492       15,800,822

                                                                       March          June          September        December
                                                                       1999           1999            1999             1999
                                                                       ----           ----            ----             ----
Quarter end
   Interest income                                                 $  2,752,877    $  2,539,243    $  2,759,659     $  2,531,382
   Interest expense                                                   2,206,481       2,196,470       2,109,194        1,765,309

   Net interest income                                                  546,396         342,773         650,465          766,073
   Provision for loan losses                                             60,000          90,000          30,000           10,000

   Net interest income after
   provision for loan losses                                            486,396         252,773         620,465          756,073
   Other operating income                                             5,329,391       4,675,172       2,692,600        1,883,247
   Other operating expenses                                           3,988,298       4,076,950       3,527,905        3,090,037

   Net income (loss) before income taxes                              1,827,489         850,995        (214,840)        (450,717)
   Applicable income taxes                                              735,766         251,400        (107,277)        (160,148)
                                                                   ------------    ------------    ------------     ------------
   Net income (loss)                                                  1,091,723         599,595        (107,563)        (290,569)

Per share data:
   Net income (loss) basic                                         $       0.63    $       0.35    $      (0.06)           (0.16)
   Net income (loss) diluted                                       $       0.61    $       0.33    $      (0.06)           (0.17)
   Period-end book value                                                   8.88            9.17            8.64             8.47
   Cash dividends                                                  $     0.0500    $     0.0550    $     0.0600     $     0.0650

Balances as of quarter end
   Loans, net                                                        42,854,997      46,428,520      51,153,613     $ 53,212,597
   Allowance for loan losses                                            758,429         835,892         866,570          864,689
   Mortgage loans held for sale                                     142,937,027     126,909,304      68,912,985       87,284,155
   Total assets                                                     213,714,395     219,926,496     177,475,588      175,753,305
   Total deposits                                                   109,122,374     117,221,997     118,384,135      110,306,653
   Shareholders' equity                                              15,393,340      15,913,689      15,119,218       14,860,923

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

     . the effect of any mergers, acquisitions or other transactions to which the Company and/or its subsidiaries may from time to time be a party, including, without limitation, the Company's ability to successfully integrate and operate any businesses that it acquires; and

     . the failure of assumptions underlying the establishment of reserves for loan losses.

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

     The Company's net income for the year ended December 31, 2000 was $1,044,219, compared to net income of $1,293,186 for the year ended December 31, 1999 and net income of $3,086,964 for the year ended December 31, 1998. The 19% decrease in net income from 1999 to 2000 was primarily the result of earnings pressure on the mortgage banking operations, which had achieved record results in 1998 and during the first six months of 1999. Mortgage banking earnings for 2000 declined 60% to $477,356, compared to 1999 mortgage banking earnings of $1,188,901. The decrease in mortgage banking earnings was largely due to the volatility and increases in market interest rates and expectation of additional rate increases by the Federal Reserve. Rates on 30-year mortgages increased from mid-second quarter 1999 before a slight decline in the fourth quarter 2000. As a result, mortgage production in 2000 totaled $1.3 billion, a decrease of $663 million, or 33%, from the $1.9 billion achieved in 1999. In addition, the Company's spread on the sale of mortgage servicing rights decreased 13%, from 54 basis points in 1999 to 48 basis points in 2000. Management presently anticipates a significant increase in mortgage production volume in the first two quarters of 2001, as the Company's mortgage pipeline has increased from $287 million at December 31, 2000 to over $600 million at March 6, 2001, a 109% increase. This increase in the mortgage pipeline has been the result of the recent decrease in interest rates. However, management's judgement is based upon a number of assumptions about future events and interest rates which may or may not prove valid.

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

     The following table sets forth a distribution of the assets, liabilities and shareholders' equity for the periods indicated:

     Distribution of Assets, Liabilities and Shareholders' Equity

                                    2000            1999             1998            1997             1996
                                    Daily           Daily           Daily            Daily           Daily
                                   Average         Average         Average          Average         Average
                                  Balances        Balances         Balances        Balances         Balances
                                  --------        --------         --------        --------         --------
                                                                (In Thousands)
ASSETS
Interest-earning assets:
   Loans (1)                         $75,229        $46,791           $38,150         $32,520         $26,048
   Mortgage loans held for sale       82,875        101,672            85,641          39,810          22,067
   Securities, at cost                13,748          8,060             3,024           2,126           1,681
   Federal funds sold                    753          4,310             2,557           1,659           1,453
   Deposit in other banks                969          4,945             2,276           1,398           1,235
                                 ----------------------------------------------------------------------------
Total interest-earning assets        173,574        165,778           131,648          77,513          52,484
                                 ----------------------------------------------------------------------------
Other assets                          25,575         21,782            11,455          11,446           9,970
                                 ----------------------------------------------------------------------------
Total assets                        $199,149       $187,560          $143,103         $88,959         $62,454
                                 ----------------------------------------------------------------------------

Continuation of  - Distribution of Assets, Liabilities and Shareholders' Equity

LIABILITIES & SHAREHOLDERS' EQUITY

Interest-bearing liabilities
   Demand deposits                           $ 24,508         $ 20,728            $  14,587             $ 9,223           $ 6,327
   Savings deposit                              9,969            8,026                5,441               5,112             4,036
   Time deposits                               67,970           61,301               45,603              34,052            26,408
Mortgage warehouse line
   of credit and other                         48,311           51,841               32,336              11,594             2,049
                                       -------------------------------------------------------------------------------------------
Total interest-bearing
   liabilities                               $150,758         $141,896            $  97,967             $59,981           $38,820

Noninterest-bearing deposits                   23,138           13,919               18,762              12,440            10,314
Other liabilities                               9,949           16,907               14,446               8,379             5,950
Shareholders' equity                           15,304           14,838               11,928               8,159             7,370
                                       -------------------------------------------------------------------------------------------
Total liabilities &
   shareholders' equity                      $199,149         $187,560            $ 143,103             $88,959           $62,454
                                       ===========================================================================================

                              2000      2000     1999      1999       1998       1998       1997       1997       1996       1996
                           Income/    Yield/   Income/    Yield/    Income/     Yield/   Income/      Yield/    Income/     Yield/
                           Expense    Rates    Expense    Rates     Expense     Rates    Expense      Rates     Expense     Rates
                           -------    -----    -------    -----     -------     -----    -------      -----     -------     -----
                                                                   (Dollars In Thousands)
Interest income/yields:
   Loans (1)                $ 7,461     9.92%  $ 4,525     9.67%     $3.796      9.95%     $3,209      9.87%     $2,549      9.79%
   Mortgage loans held        5,229     6.31%    4,957     4.88%      4,060      4.74%      2,115      9.58%      2,237      5.46%
   for sale
   Securities, at cost        1,110     8.07%      608     7.54%        193      6.38%        144      6.77%        108      6.42%
   Federal funds sold            47     6.24%      220     5.10%        140      5.48%         94      5.67%         81      5.57%
Deposit in other banks                  5.78%              5.50%                 5.62%         78      5.58%         77      6.23%
                                 56                272                  128
                           -------------------------------------------------------------------------------------------------------
Total interest
income/yield                $13,903     8.01%  $10,582     6.38%     $8,317      6.32%     $5,640      9.80%     $4,020      7.66%
                           -------------------------------------------------------------------------------------------------------
Interest expense/rates:
   Demand deposits          $ 1,051     4.29%  $   837     4.04%     $  630      4.32%       $382      4.14%     $  250      3.95%
   Savings deposit              368     3.69%      293     3.65%        199      3.66%        181      3.54%        139      3.44%
   Time deposits              4,339     6.38%    3,562     5.81%      2,825      6.19%      2,120      6.23%      1,679      6.36%
Mortgage warehouse line
   of credit and
   other                      3,201     6.63%              6.92%      2,425      7.50%        570      4.92%         94      4.59%
                                                 3,585
                           -------------------------------------------------------------------------------------------------------
Total interest expense/       8,959     5.94%    8,277     5.83%      6,079      6.21%      3,253      5.42%      2,162      5.57%
   rates
Net interest income         $ 4,944            $ 2,305               $2,238                $2,387                $1,858
                             ------            -------               ------                ------                ------
Net yield on
   interest-earning assets              2.85%              1.39%                 1.70%                 3.08%                 3.54%
                                        ----               ----                  ----                  ----                  ----

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

         The following table shows the composition of the loan portfolio as of each of the periods ended December 31, 2000, 1999, 1998, 1997 and 1996.

                                                                                TOTAL LOAN PORTFOLIO

                                                         As of            As of          As of          As of            As of
                                                      December 31,    December 31,   December 31,    December 31,     December 31,
                                                          2000            1999           1998            1997            1996
                                                    ---------------------------------------------------------------------------
                                                                             (Dollars in Thousands)

Commercial                                               $11,561        $ 9,474        $ 6,585        $ 4,973,       $ 9,320
Real estate-construction                                  29,326         15,914         10,027          12,527        10,346
Real estate-mortgage                                      21,222         11,336          8,029           6,843         4,734
Real estate-commercial                                    16,377          6,408          7,202           5,845         4,643
Installment and credit cards                              10,510          6,846          5,214           4,109         2,601
Other                                                      3,915          4,099          4,271           2,353         1,499
                                                    ---------------------------------------------------------------------------
     Total                                               $92,911        $54,077        $41,328        $ 36,650       $28,500
                                                    ===========================================================================

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

                                                                                            LOANS MATURING
                                                                                            --------------
                                                                                       After One
                                                                                        Year but
                                                                       Within One     Within Five     After Five       Total
                                                                          Year           Years           Years
                                                                     ---------------------------------------------------------
                                                                                            (In Thousands)
Commercial                                                              $ 7,147         $ 4,414         $    0       $11,561
Real estate-construction                                                 24,590           4,309            427        29,326
Other                                                                    15,879          33,804          2,341        52,024
                                                                      --------------------------------------------------------
     Total                                                              $47,616         $42,527         $2,768       $92,911
                                                                      ========================================================

Loans maturing after one year with:

   Fixed interest rates                                $32,058         $1,880
   Variable interest rates                              10,469            888
                                                      --------      ---------
                                                       $42,527         $2,768
                                                      ========      =========

         The following table summarizes the Bank's non-accrual, past due and restructured commercial banking loans:

                                                                                    December 31,
                                                    ---------------------------------------------------------------------------
                                                          2000            1999           1998            1997           1996
                                                     --------------------------------------------------------------------------
                                                                                   (In Thousands)
                     Non-accrual loans                     $ 22           $ 30           $  1             $ -          $416
                                                     ==========================================================================

                     Accruing loans past due
                     90 days or more                       $286           $507           $457             $61          $387

                     Restructured loans                       -              -              -               -             -
                                                     ==========================================================================

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

         The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

                                                                            Years Ended December 31,
                                                       2000           1999           1998            1997           1996
                                                   ----------------------------------------------------------------------------
Balance, beginning of period                        $   864,689    $   699,020    $   514,634    $    335,512    $   566,071
Loans charged off:
     Commercial                                         (60,790)             -        (21,984)              -       (217,913)
     Real estate-construction                                 -              -              -               -        (19,956)
     Real estate-mortgage                                     -              -              -               -              -
     Installment and other consumer                     (36,025)       (26,103)       (10,184)        (13,295)       (11,023)
                                                   ----------------------------------------------------------------------------
Total loans charged off                                 (96,815)       (26,103)       (32,168)         13,295       (248,892)
Recoveries:
     Installment and other consumer                       5,423          1,772         62,612           1,297         15,583
     Commercial                                          77,477              -            942               -          2,750
                                                   ----------------------------------------------------------------------------
Total loans recovered                                    82,900          1,772         63,554           1,297         18,333
Net loans recovered (charged off)                       (13,915)       (24,331)        31,386         (24,331)      (230,559)
Provision for loan losses                               500,000        190,000        153,000         191,120              -
Balance, end of period                              $ 1,350,774    $   864,689    $   699,020    $    514,634    $   335,512
                                                   ============================================================================

                                                                            (Dollars in Thousands)
Loans outstanding at end of period, excluding           $92,911        $54,077        $41,328         $36,650        $28,500
loans held for sale
Ratio of allowance to loans outstanding at end             1.45%          1.60%          1.69%           1.40%          1.18%
of period, excluding loans held for sale
Average loans outstanding during the period,            $75,229        $46,791        $38,753         $32,933        $26,048
excluding loans held for sale
Ratio of net charge offs during the period to              0.02%          0.05%          0.08%           0.04%          0.89%
average loans outstanding

         The allocation of the allowance for loan losses by loan category at the dates indicated is presented below. The Company's mortgage loans held for sale are carried at the lower of aggregate cost or market price and, therefore, the Company is not required to maintain a reserve for their behalf. The Company does have default and foreclosure risk during the short-term holding period of the mortgages held for sale, which is inherent to the residential mortgage industry. However, the Company has not to date incurred a loss as a result of this risk and therefore does not maintain a reserve for this purpose.

         The following table sets forth, with respect to each category of banking loans, the total amount of those loans and the percentages that those amounts represented of the Company's total banking loans as of the periods indicated:

                                                               Year Ended December 31,
                                                               -----------------------
                          2000                   1999                   1998                   1997                    1996
                          ----                   ----                   ----
                                                                  Amt          %          Amt         %           Amt          %
                                                                  ---          -          ---         -           ---          -
                                                                (Dollars in Thousands)
Commercial          $  518        12.4%      $331        22.9%        $253      15.9%      $222        31.0%        $183       32.7%
Real                   228        31.6%       146        38.5%         124      45.9%        59        22.8%          28       19.7%
 estate-
 mortgage(1)
Real                   258        44.1%       165        51.6%         153      24.3%        88        34.2%          41       36.3%
 estate-
 construction
 and land
 development
Consumer               262        11.9%       168        17.9%         125      13.9%       101        12.0%          61       11.3%
Unallocated             85                     49                       49                   45                       22
                  ------------------------------------------------------------------------------------------------------------------
                    $1,351       100.0%      $865       100.0%        $699     100.0%      $514       100.0%        $335      100.0%
                  ==================================================================================================================

_____________
(1)   Includes any loans secured in whole or in part by real estate.

         The allowance for loan losses represents management's assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio. Crescent Bank maintains its allowance for loan losses at a level that it believes is adequate to absorb the risk of loan losses in the loan portfolio. In determining the appropriate level of the allowance for loan losses, management applies a methodology that has both a specific component and a general component. Under the specific component of the methodology, each loan is graded:

         (1)      at the time of the loan's origination;

         (2)      at each of Crescent Bank's loan review meetings; and

         (3) at any point in time when payments due under the loan are delinquent.

         Crescent Bank's grading system is similar to the grading systems used by bank regulators in analyzing loans. To grade a loan, Crescent Bank considers:

         (1)      the value of collateral;

         (2) the relative risk of the loan, based upon the financial strength and creditworthiness of the borrower;

         (3)      prevailing and forecasted economic conditions; and

         (4)      Crescent Bank's historical experience with similar loans.

         The actual grading is performed by loan officers and reviewed and approved by the loan committee. After grading each of the loans, management reviews the overall grades assigned to the portfolio as a whole and attempts to identify, and determine the effect of, potential problem loans.

         The general component of the methodology involves an analysis of actual loan loss experience, a comparison of the actual loss experience of banks in Crescent Bank's peer group, and assumptions about the economy generally. Management also considers the regulatory guidance provided by the Federal Financial Institution Examination Council's Interagency Policy Statement on Allowance for Loan Losses Methodologies, as well as other widely accepted guidance for banks and savings institutions generally.

         Crescent Bank's management applies both the specific and general components of the methodology, together with regulatory guidance, to determine an appropriate level for the allowance for loan losses. Crescent Bank also hires independent loan review consultants on a semi-annual basis to review the quality of the loan portfolio and the adequacy of the allowance for loan losses. The provision for loan losses during a particular period is a charge to earnings in that period in order to maintain the allowance for loan losses at a level that is estimated to be adequate to cover the risk of loss in the loan portfolio based upon the methodology.


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

         The allowance for loan losses totaled $1,350,774 or 1.45% of total commercial banking loans at December 31, 2000, and $864,689 or 1.60% of total loans at December 31, 1999. The increase in the allowance for loan losses from 1999 to 2000 was primarily the result of the provision for loan loss of $500,000 in 2000. The increase in the allowance for loan loss corresponds to the 72% increase in the commercial banking loans in 2000. The allowance for loan losses in 1998 amounted to $669,020 and represented 1.69% of total commercial banking loans at December 31, 1998. Although the loan loss percentage decreased, the total provision for loan losses increased, due an the increase in the commercial loan portfolio of 30.8% in 1999 The allowance for loan losses as of December 31, 1997 and 1996 were $514,634 and $335,512, representing 1.40% and 1.18% of total commercial loans, respectively. The increase in the provision and the percentage of commercial loans was based on management's analysis and judgement of loan quality and its determination of what level of reserves was reasonable to cover the risk of loss in the loan portfolio.

         The determination of the reserve level rests upon management's judgment about factors affecting loan quality, assumptions about the economy, and historical experience. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on past due and other loans that management believes require attention. Management believes that, based solely upon current projections, the allowance at December 31, 2000 was adequate to cover the risk of loss in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable, but which may or may not be realized. Thus, there is no assurance that charge offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

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

         The table below summarizes those of the Bank's assets that management believes warrant special attention due to the potential for loss, in addition to the non-performing loans and foreclosed properties. Potential problem loans represent loans that are presently performing, but where management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms. Potential problem loans totaled $2.2 million at December 31, 2000, compared to December 31, 1999 and December 31, 1998 when potential problem loans totaled $1.4 million and $2.4 million, respectively. The increase in potential problem loans was primarily the result of the classification of one creditor representing $849,978, which was not past due at December 31, 2000.

                                                                                      Years Ended December 31,
                                                                                      ------------------------
                                                                               2000              1999             1998
                                                                               ----              ----             ----
Non-performing loans (1)                                                   $   21,863         $  30,193       $      772
Foreclosed properties                                                          21,940            21,940          263,249
                                                                           ----------         ---------       ----------
Total non-performing assets                                                $   43,803         $  52,133       $  264,021
                                                                           ==========         =========       ==========

Loans 90 days or more past due on accrual
status                                                                     $  286,393         $ 507,532       $  457,120

Potential problem loans (2)                                                 2,231,684         1,399,926        2,445,317

Potential problem loans/total loans                                              2.40%             2.59%            5.92%

Non-performing assets/total loans
     And foreclosed properties                                                   0.05%             0.10%            0.63%

Non-performing assets and loans 90 days
     Or more past due on accrual status/
     Total loans and foreclosed properties                                       0.36%             1.03%            1.74%

____________
(1)  Defined as non-accrual loans and renegotiated loans.
(2) Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

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

         The following table sets forth the maturities of securities held by the Bank as of December 31, 2000 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of $1,362,500, and shares held in The Bankers Bank in the amount of $165,975, collectively totaling approximately $1,528,475, are not presented in the table below as they lack a contractual maturity. See Note 2 to the Financial Statements and Supplementary Data, which provides details regarding the Bank's investment portfolio as of December 31, 2000 and 1999.


                                                                            Maturing
                                                                            --------
                                                               After One But           After Five but
                                      Within One               Within Five              Within Ten              After Ten
                                         Year                     Years                    Years                  Years
                                 ------------------------------------------------------------------------------------------------
                                    Amount      Yield      Amount         Yield      Amount     Yield       Amount       Yield
                                 ------------------------------------------------------------------------------------------------
                                                                     (Dollars In Thousands)
Municipal Bond                            -         -          $  345        4.45%        -           -             -         --
U. S. government securities               -         -           2,494        6.83%   $1,000       7.50%       $10,835      7.63%
                                 ------------------------------------------------------------------------------------------------
Total                                     -         -         $ 2,839        6.54%   $1,000       7.50%       $10,835      7.63%
                                 ================================================================================================

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

                                                                         Years Ended December 31,
                                                                         ------------------------
                                                                         (Dollars in Thousands)
                                                                         ----------------------
                                                                2000              1999              1998
                                                                ----              ----              ----
Balance at period end                                          $54,947           $45,677           $74,756
Weighted average interest rate at period end                      8.07%             7.39%             7.23%
Maximum amount outstanding at any month's end                  $65,975           $82,273           $74,756
Average amount outstanding                                     $48,311           $51,841           $32,267
Weighted average interest rate                                    7.03%             6.75%             7.50%

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

         At December 31, 2000, $3.8 million of mortgage servicing rights were carried on the balance sheet. At December 31, 1999, the Company carried $4.2 million of mortgage servicing rights on its balance sheet. The Company is amortizing the mortgage servicing rights over an accelerated period. At December 31, 2000, the Company held servicing rights with respect to loans with unpaid principal balances totaling $324.7 million compared to $420.0 at December 31, 1999. During 2000, the Company sold servicing rights with respect to $1.3 billion of mortgage loans carried on its balance sheet at costs of $15.9 million for a gain of $6.2 million. During 1999, the Company sold servicing rights with respect to $1.8 billion of mortgage loans carried on its balance sheet at costs of $21.2 million for a gain of $9.8 million. During 1998, the Company sold servicing rights with respect to $1.6 billion of mortgage loans carried on its balance sheet at costs of $15.1 million for a gain of $10.2 million. The market value of the servicing portfolio is contingent upon many factors, including, without limitation, the interest rate environment and changes in such rates, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. There can be no assurance that the Company will continue to experience a market value of the servicing portfolio in excess of the cost to acquire the servicing rights, nor can there be any assurance as to the expected life of the servicing portfolio.

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

         The following table summarizes average daily balances of deposits and rates paid on such deposits for the periods indicated:

                                                 Years ended December 31,
                                                 ------------------------
                                             2000           1999         1998
                                             ----           ----         ----
                                            Amount         Amount       Amount
                                            ------         ------       ------
                                                  (Dollars in thousands)
         Non-interest-bearing

                 Demand deposits            $ 23,138       $ 13,919      $18,762
         Interest-bearing
                 Demand deposits            $ 24,508       $ 20,728      $14,587
         Savings deposits                   $  9,969       $  8,026      $ 5,441
         Time deposits                      $ 67,970       $ 61,301      $45,603
                                            --------       --------      -------
         Total                              $125,585       $103,974      $84,393
                                            ========       ========      =======

                                                 Years ended December 31,
                                                 ------------------------
                                              2000          1999         1998
                                              ----          ----         ----
                                              Rate          Rate         Rate
                                              ----          ----         ----
         Interest-bearing demand deposits     4.29%         4.04%        4.32%
         Savings deposits                     3.69%         3.65%        3.66%
         Time deposits                        6.38%         5.81%        6.19%

         Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2000 are summarized as follows (in thousands):

                        Under 3 months            $  3,202
                        3 to 6 months                6,661
                        6 to 12 months              16,865
                        Over 12 months               8,653
                                                  --------
                                                  $ 35,381
                                                  ========

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

         The following table shows operating and capital ratios for each of the last three years:

                                                                                                Year ended December 31,
                                                                                                -----------------------
                                                                                            2000         1999          1998
                                                                                            ----         ----          ----
         Percentage of net income to:
               Average shareholders' equity                                                 6.82%        8.72%        25.88%
               Average total assets                                                         0.52%        0.69%         2.16%
         Percentage of average shareholders' equity to average total assets                 7.68%        7.91%         8.33%
         Percentage of dividends paid to net income                                        50.94%       30.97%         8.85%

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

                                                     Interest Rate Sensitivity Gaps
                                                       As of December 31, 2000

                                                        Amounts Repricing In
                                                        --------------------
                                   0-90 Days       91-365 Days        1-5 Years       Over 5 Years
                                   ---------       -----------        ---------       ------------
                                                       (Millions of dollars)
Interest-earning assets            $151.3            $ 19.7           $ 35.5             $12.2
Interest-bearing liabilities         98.6              59.8             27.2               1.3
                                  --------------- ----------------- ---------------- -----------------
Interest sensitivity gap            $52.7            $(40.1)            $8.3             $10.9
                                  =============== ================= ================ =================

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

         The Mortgage Division has adopted a policy intended to reduce interest rate risk incurred as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed. Accordingly, commitments to purchase loans will be covered either by a mandatory sale of such loans into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security. The mandatory sale commitment is fulfilled with loans closed by the Company, through "pairing off" the commitment, or purchasing loans through the secondary market. Under certain condition the Company seeks best execution by pairing off the commitment to sell closed loans and fulfilling that commitment with loans purchased by the Company through the secondary market. The Company also covers mortgage loans held for sale either by a mandatory sale of such loans or by the purchase of an option to deliver the loans to the secondary market. The cost of the hedge is considered as part of the carrying amount of the loans and is allocated between the loans sold and the mortgage servicing rights based upon their fair values at the time of the sale.

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

         The Company's success in reducing its interest rate risk is directly related to its ability to monitor and estimate its fallout. While other hedging techniques other than mandatory and optional delivery may be used, speculation is not allowed under the Mortgage Division's secondary marketing policy. As of December 31, 2000, the Company had in place purchase commitment agreements terminating between January and March of 2001 with respect to an aggregate of approximately $69 million to hedge the mortgage pipeline of $121 million for which the Company had an interest rate risk, compared to $44 million and $62 million, respectively, one year earlier. Additionally, at December 31, 2000, the Company had purchase commitments of $52.5 million to hedge the mortgage loans held for sale of $108.8, compared to $45.8 million and $87.2 million, respectively, at December 31, 1999.

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 2000. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. At December 31, 2000, losses, net of tax, associated with the Company's mandatory future mortgage delivery commitments and mortgage loan interest rate lock commitments that would be reported as a reduction of net income under SFAS No. 133 was approximately $69,000.

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

         The Company had interest income of $13.9 million in 2000, $10.6 million in 1999, and $8.3 million in 1998. The 35% increase in interest income from 1999 to 2000, is attributable to the increase in average interest-earning assets which is the result of the higher volume of average commercial banking loans. Average commercial banking loans increased from $46.8 million in 1999 to $75.2 million in 2000, a 60% increase. Average interest-earning assets totaled $173.6 million in 2000, $165.8 million in 1999 and $131.6 million in 1998. The yield on earning assets increased from 6.38% in 1999 to 8.01% in 2000. The increase in the yield on earning assets from 1999 to 2000 was the result of the growth of the commercial bank loan portfolio, which traditionally carriers higher yields than securities and other interest-earning assets. The yield on earning assets increased from 6.32% in 1998 to 6.38% in 1999. The increase in the yield on earning assets from 1998 to 1999 was the result of the growth of the commercial loan portfolio.

         The Company had interest expense of $9.0 million in 2000, $8.3 million in 1999, and $6.1 million in 1998. Interest-bearing liabilities averaged $150.8 million in 2000, $141.9 million in 1999, and $97.9 million in 1998. The increase in interest expense from 1999 to 2000 resulted from a higher volume of average interest-bearing deposits as well as a higher rate paid on those interest-bearing deposits in 2000. The rate paid on interest-bearing liabilities was 5.94% in 2000 and 5.83% in 1999. The increase in interest expense from 1998 to 1999 resulted from a higher level of average other borrowings as well as a higher volume of average interest-bearing deposits offset by a lower rate paid on interest-bearing liabilities. The rate paid on interest-bearing liabilities was 6.21% in 1998. In 2000, 1999 and 1998, interest expense accounted for 36%, 30%, and 26% of total expenses, respectively.

         Net interest income for 2000 was $4.9 million. The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. The Company's net interest margin during 2000 was 2.85%. Interest spread, which represents the difference between average yields on interest-earning assets and average rates paid on interest-bearing liabilities, was 2.07%. Net interest income, interest margin and net interest spread in 1999 were $2.3 million, 1.39%, and 0.55%, respectively. The increase from 1999 to 2000 in net interest income, net interest margin, and interest spread is indicative of the increase in mortgage rates that occurred from their historically low levels in the first six months of 1999. Net interest income, interest margin and net interest spread in 1998 were $2.2 million, 1.70%, and (0.89)%, respectively. The increase from 1998 to 1999 in net interest income and interest spread reflects the increase in interest rates in the last six months of 1999.

         The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:


                                     2000 compared to 1999 (1)        1999 compared to 1998 (1)       1998 compared to 1997 (1)
                                     -------------------------        -------------------------       -------------------------

                                   Volume       Rate        Net      Volume      Rate      Net       Volume      Rate       Net
                                   ------       ----        ---      ------      ----      ---       ------      ----       ---
                                                                          (In Thousands)
Interest earned on:
   Loans                          $2,820      $   116    $ 2,936    $    836     ($107)  $    729   $     561  $     26   $    587
   Mortgages held for sale        (1,186)       1,458        272         777       120        897       2,172      (227)     1,945
   Securities, at cost               459           44        503         380        35        415          58        (8)        50
   Federal funds sold               (222)          49       (173)         90       (10)        80          49        (3)        46
   Deposits in other banks          (230)          14       (216)        147        (3)       144          49         1         50
                                 ----------- ----------- ---------- ---------- --------- --------- ----------- ---------- ---------
Total interest-earning assets     $1,641      $ 1,681    $ 3,322    $  2,230   $    35   $  2,265   $   2,889  $   (211)  $  2,678
                                 =========== =========== ========== ========== ========= ========= =========== ========== =========

Interest paid on:
   Demand deposits                $  162      $   52     $   214    $    248   $   (41)  $    207   $     231  $     17   $    248
   Savings deposits                   72           3          75          95        (1)        94          12         6         18
   Time deposits                     425         349         774         911      (174)       737         717       (12)       705
   Mortgage warehouse
      Line of credit and other      (234)       (150)       (384)      1,348      (188)     1,160       1,556       299      1,855
                                 ----------- ----------- ---------- ---------- --------- --------- ----------- ---------- ---------
Total interest-bearing
liabilities                       $  425      $  254     $   679     $ 2,602   $  (404)  $  2,198   $   2,516  $    310   $  2,826
                                 =========== =========== ========== ========== ========= ========= =========== ========== =========

_________
(1) Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

         The Bank made provisions for loan losses of $500,000 in 2000, and charged off $96,815 of loans. The Bank made provisions for loan losses of $190,000 in 1999, and charged off $26,103 of loans. The Bank made provisions for loan losses of $153,000 in 1998, and charged off $32,168 of loans. The ratios of net charge offs to average non-mortgage loans outstanding during the year were 0.02%, 0.05%, and 0.08% for 2000, 1999, and 1998, respectively. The
Bank's determination of the allowance for loan losses for each of the years is affected by various factors, including changes in loan concentrations, trends in non-performing loans, the comparison of the allowance to the historical net charge off experience and economic conditions and risks that affect the Bank. Although the amount of the provision for loan losses increased during the period from 1998 to 2000, the percentage of net charge offs to average non-mortgage loans outstanding decreased. The Company's loan portfolio experienced a 71.8% growth during 2000 and a 30.8% growth over 1999. As a result of the growth, the Company adjusted its allowance for loan losses to account for its historical experience with various borrowers. The allowance for loan losses as a percentage of total non-mortgage loans was 1.40%, 1.60% and 1.69% as of each of December 31, 2000, 1999 and 1998, respectively. This decreasing trend reflects a corresponding decrease in net charge offs to average non mortgage loans outstanding. The decreasing trend in allowance for loan losses as a percentage of total loans also relates to and reflects the decreasing trend in the ratios of the number of potential problem loans to total non-mortgage loans, which represented 2.40% in 2000, 2.59% in 1999 and 5.92% in 1998.

         Other income was $9.0 million in 2000, $14.6 million in 1999, and $15.2 million in 1998. The decrease in other income from 1999 to 2000 was the result of a decrease in the level of mortgage servicing rights sold in 2000. The Company sold servicing rights with respect to $1.3 billion of mortgage loans in 2000 for a total net gain of $6.2 million or a spread on the sale of servicing of 0.48%. This compares to servicing rights sales in 1999 of $1.8 billion for a net gain of $9.8 million or a spread on the sale of servicing of 0.54%. The decrease in the spread on the sale of servicing rights is indicative of the competitive pricing in the mortgage industry in 2000. This compares to servicing rights sales in 1998 of $1.6 billion for a net gain of $10.2 million or a spread on the sale of servicing of 0.64%. The Company currently plans to sell a portion of the servicing rights retained during 2000, although there can be no assurance as to the volume of the Bank's loan acquisition or that any gain will be recognized on such sales. Origination fee income is generated from the sale of mortgage loans to securities brokers who are gestation lenders pursuant a repurchase agreement. Under the agreement, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to a securities broker. The Company continues to receive fee income from the securities broker until the loan is delivered into the forward commitment. Alternatively, the Company sells loans on an individual basis in the cash market and subsequently pairs off the forward sale commitment by purchasing loans from other originators for delivery against the forward commitment. In this case, the Company does not receive any gestation fee income, which is income derived from the spread between the fee received by the Company on the mortgage loan and the fee charged by the security broker during the holding or "gestation" period, prior to the Company's sale of the loan. In 2000, the Company's gestation fee income decreased $1.9 million, or approximately 75%, as a result of the approximately 33% reduction in the Company's mortgage production and the Company's increased use of Freddie Mac programs to sell loans on an individual basis.

         Other operating expenses was $11.9 million in 2000, $14.7 million in 1999, and $12.5 million in 1998. The Company had increased its labor and overhead in late 1998 and early 1999 in order to process the anticipated higher volume, including opening an office in Chicago during the fourth quarter of 1998. In response to the decline in mortgage production and spread on the sale of mortgage servicing rights, the Company attempted to reduce overhead expenses in the third and fourth quarters 1999 and continuing into 2000. In total, the Company has reduced mortgage personnel by 40% from its high in early 1999. In 2000, the Company experienced a decrease of $1.2 million in outside servicing fees, a component of other operating expenses. These outside servicing fees are comprised principally of post closing expenses of the mortgage banking operations. In 2000, the Company experienced a substantial decrease in mortgage banking post closing expenses due to the approximately 33% decline in our mortgage production from 1999 to 2000.

         Loan origination fees and certain direct costs of loans are accounted for in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Indirect Costs of Leases." The costs are netted against the fees and recognized in income over the life of the loans or when the loans are sold. The costs that are netted against the fees are reported as a reduction of other operating expenses in the statement of income. At December 31, 2000, the amount of commercial banking costs netted against commercial banking loan origination fees totaled $645,271, as compared to $386,595 at December 31, 1999. This increase in loan fees was the result of the growth in the Bank's loan portfolio. At December 31, 2000, the amount of mortgage banking costs netted against mortgage banking loan origination fees totaled $3,001,745, as compared to $4,174,026 at December 31, 1999. This increase in loan fees was the result of the growth in CMS' mortgage loan origination.

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

         As described in Note 2 to the financial statements, the 2000, 1999 and 1998 financial statements have been restated for an error in the classification of loan origination fees in the statements of income and the classification of cash flows from mortgage servicing rights in the statements of cash flows.

                                                   /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
February 9, 2001, except for Note 2 as to which the date is February 14, 2002

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                Assets                                                       2000                1999
                                ------                                                       ----                ----
Cash and due from banks                                                                 $   5,120,426       $   5,553,931
Interest-bearing deposits in banks                                                          1,399,075             193,151
Federal fund sold                                                                             800,000                  --
Securities available-for-sale                                                              12,177,326          10,751,741
Securities held-to-maturity, at cost (fair value 2000 $2,501,340;1999 $1,000,000)           2,559,848           1,000,000
Mortgage loans held for sale                                                              108,847,638          87,284,155

Loans                                                                                      92,911,487          54,077,286
Less allowance for loan losses                                                              1,350,774             864,689
                                                                                        -------------       -------------
     Loans, net                                                                            91,560,713          53,212,597

Mortgage servicing rights                                                                   3,781,355           4,212,261
Accounts receivable-brokers and escrow agents                                               3,753,749           3,107,498
Premises and equipment                                                                      6,263,251           6,036,385
Other real estate owned                                                                        21,940              21,940
Cash surrender value of life insurance                                                      3,444,326           2,101,068
Deposit intangible                                                                            630,083             704,210
Other assets                                                                                1,729,274           1,574,368
                                                                                        -------------       -------------
     Total assets                                                                       $ 242,089,004       $ 175,753,305
                                                                                        =============       =============

                  Liabilities and Stockholders' Equity
                  ------------------------------------
Deposits

  Noninterest-bearing                                                                   $  30,194,956       $  20,061,680
  Interest-bearing                                                                        131,973,487          90,244,973
                                                                                        -------------       -------------
     Total deposits                                                                       162,168,443         110,306,653
Drafts payable                                                                              6,261,741           2,765,182
Other borrowings                                                                           54,946,856          45,676,823
Federal funds purchased                                                                            --             110,000
Deferred income taxes                                                                         531,888             805,711
Other liabilities                                                                           2,379,254           1,228,013
                                                                                        -------------       -------------
     Total liabilities                                                                    226,288,182         160,892,382
                                                                                        -------------       -------------
Commitments and contingencies

Stockholders' equity
  Preferred stock, par value $1, 1,000,000 shares authorized, no shares issued or outstanding
Common stock, par value $1; 10,000,000 shares authorized;
     1,820,301 and 1,760,536 issued                                                         1,820,301           1,760,536
Capital surplus                                                                             9,121,344           8,774,674
Retained earnings                                                                           5,772,774           5,260,457
Treasury stock, 6,668 shares                                                                  (36,091)            (36,091)
Accumulated other comprehensive loss                                                         (877,506)           (898,653)
                                                                                        -------------       -------------
     Total stockholders' equity                                                            15,800,822          14,860,923
                                                                                        -------------       -------------

     Total liabilities and stockholders' equity                                         $ 242,089,004       $ 175,753,305
                                                                                        =============        ============

See Notes to Consolidated Financial Statements.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                   (Restated)

                                                                                 2000            1999           1998
                                                                                 ----            ----           ----
Interest income
   Loans                                                                     $ 7,460,571     $ 4,525,246     $ 3,796,385
   Mortgage loans held for sale                                                5,228,505       4,957,218       4,059,691
   Taxable securities                                                          1,095,151         592,841         177,779
   Nontaxable securities                                                          15,353          15,353          15,353
   Deposits in banks                                                              56,101         272,391         127,959
   Federal funds sold                                                             46,964         220,111         139,614
                                                                             -----------     -----------     -----------
      Total interest income                                                   13,902,645      10,583,160       8,316,781
                                                                             -----------     -----------     -----------
Interest expense
   Deposits                                                                    5,758,382       4,692,273       3,653,994
   Other borrowings                                                            3,200,520       3,585,181       2,425,164
                                                                             -----------     -----------     -----------
      Total interest expense                                                   8,958,902       8,277,454       6,079,158
                                                                             -----------     -----------     ----------

      Net interest income                                                      4,943,743       2,305,706       2,237,623
Provision for loan losses                                                        500,000         190,000         153,000
                                                                             -----------     -----------     -----------

      Net interest income after provision for loan losses                      4,443,743       2,115,706       2,084,623
                                                                             -----------     -----------     -----------
Other income
   Service charges on deposit accounts                                           498,677         298,879         222,684
   Gestation fee income                                                          621,882       2,529,586       2,123,569
   Mortgage loan servicing fees                                                1,049,771       1,262,767         934,894
   Gains on sales of mortgage servicing rights                                 6,212,197       9,804,994      10,219,326
   Gains on sales of mortgage loans held for sale                                264,299         501,270       1,669,511
Net realized gains (losses) on sales of securities available-for-sale                 --          (2,527)          2,850
   Other operating income                                                        344,446         185,441          50,729
                                                                             -----------     -----------     -----------
      Total other income                                                       8,991,272      14,580,410      15,223,563
                                                                             -----------     -----------     -----------
Other expenses
   Salaries and employee benefits                                              4,027,525       4,950,322       4,154,728
   Equipment and occupancy expenses                                            2,207,908       1,936,297       1,230,088
   Other operating expenses                                                    5,681,065       7,796,570       7,095,945
                                                                             -----------     -----------     -----------

      Total other expenses                                                    11,916,498      14,683,189      12,480,761
                                                                             -----------     -----------     -----------

      Income before income taxes                                               1,518,517       2,012,927       4,827,425

Income tax expense                                                               474,298         719,741       1,740,461
                                                                             -----------     -----------     -----------

      Net income                                                             $ 1,044,219     $ 1,293,186     $ 3,086,964
                                                                             ===========     ===========     ===========

Basic earnings per share                                                     $      0.59     $      0.76     $      1.85
                                                                             ===========     ===========     ===========

Diluted earnings per share                                                   $      0.57     $      0.71     $      1.80
                                                                             ===========     ===========     ===========

See Notes to Consolidated Financial Statements.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                          2000           1999            1998
                                                                          ----           ----            ----
Net income                                                             $1,044,219     $ 1,293,18      $3,086,964
                                                                       ----------     ----------      ----------
Other comprehensive income (loss):

    Unrealized gains (losses) on securities available-for-sale:

       Unrealized holding gains (losses) arising during period,
           net of tax (benefits) of 14,098, $(594,990)
           and $(2,301), respectively                                      21,147       (892,484)         (3,231)

       Reclassification adjustment for gains (losses) realized
           in net income, net of tax (benefit) of $--, $(1,011)
           and $1,140, respectively                                            --          1,516          (1,710)
                                                                       ----------     ----------      ----------

Other comprehensive income (loss)                                          21,147       (890,968)         (4,941)
                                                                       ----------     ----------      ----------

Comprehensive income                                                   $1,065,366     $  402,218      $3,082,023
                                                                       ==========     ==========      ==========

See Notes to Consolidated Financial Statements.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                              Common Stock           Capital
                                                              ------------
                                                          Shares      Par Value      Surplus
                                                          ------      ---------      -------
Balance, December 31, 1997                                 726,354    $  726,354    $6,768,003
    Net income                                                  --            --            --
    Issuance of common stock                               135,000       135,000     2,004,762
    Common stock split                                     862,754       862,754      (862,754)
    Cash dividends declared, $.165 per share                    --            --            --
    Increase in stock options outstanding                       --            --       344,731
    Exercise of stock options                                2,600         2,600        33,030
    Other comprehensive loss                                    --            --            --
                                                         ---------    ----------    ----------
Balance, December 31, 1998                               1,726,708     1,726,708     8,287,772
    Net income                                                  --            --            --
    Cash dividends declared, $.23 per share                     --            --            --
    Increase in stock options outstanding                       --            --       262,721
    Exercise of stock options                               30,800        30,800       152,470
    Restricted stock awards                                  3,028         3,028        48,340
    Tax benefit from exercise of stock options                  --            --        23,371
    Other comprehensive loss                                    --            --            --
                                                         ---------    ----------    ----------
Balance, December 31, 1999                               1,760,536     1,760,536     8,774,674
    Net income                                                  --            --            --
    Cash dividends declared, $.30 per share                     --            --            --
    Decrease in stock options outstanding                       --            --       (12,897)
    Exercise of stock options                               53,599        53,599       280,950
    Restricted stock awards                                  6,166         6,166        78,617
    Other comprehensive income                                  --            --            --
                                                         ---------    ----------    ----------
Balance, December 31, 2000                               1,820,301    $1,820,301    $9,121,344
                                                         =========    ==========    ==========

See Notes to Consolidated Financial Statements.

                                             Accumulated
                                                Other            Total
   Retained        Treasury Stock           Comprehensive    Stockholders'
                   --------------
   Earnings      Shares         Cost            Loss            Equity
   --------      ------         ----            ----            ------
 $ 1,554,047      3,334       $ (36,091)     $   (2,744)     $  9,009,569
   3,086,964         --              --              --         3,086,964
          --         --              --              --         2,139,762
          --      3,334              --              --                --
    (273,267)        --              --              --          (273,267)
          --         --              --              --           344,731
          --         --              --              --            35,630
          --         --              --          (4,941)           (4,941)
 -----------      -----       ---------      ----------      ------------
   4,367,744      6,668          36,091)         (7,685)       14,338,448
   1,293,186         --              --              --         1,293,186
    (400,473)        --              --              --          (400,473)
          --         --              --              --           262,721
          --         --              --              --           183,270
          --         --              --              --            51,368
          --         --              --              --            23,371
          --         --              --        (890,968)         (890,968)
 -----------      -----       ---------      ----------      ------------
   5,260,457      6,668         (36,091)       (898,653)       14,860,923
   1,044,219         --              --              --         1,044,219
    (531,902)        --              --              --          (531,902)
          --         --              --              --           (12,897)
          --         --              --              --           334,549
          --         --              --              --            84,783
          --         --              --          21,147            21,147
 -----------      -----       ---------      ----------      ------------
 $ 5,772,774      6,668       $ (36,091)     $ (877,506)     $ 15,800,822
 ===========      =====       =========      ==========      ============

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                   (Restated)

                                                                          2000            1999            1998
                                                                          ----            ----            ----
OPERATING ACTIVITIES
     Net income                                                      $  1,044,219    $  1,293,186    $  3,086,964
     Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
         Accretion of discount on securities                             (763,388)       (434,888)       (120,968)
         Depreciation                                                     973,558         808,579         475,814
         Amortization of mortgage servicing rights                        744,700         967,172       1,216,200
         Amortization of deposit intangible                                74,127          37,064              --
         Provision for loan losses                                        500,000         190,000         153,000
         Stock compensation expense (benefit)                             (12,897)        262,721         344,731
         Loss on sale of other real estate owned                               --           6,417           3,333
         Income on life insurance policies                               (143,258)        (49,068)             --
         Deferred income taxes                                           (287,921)        (97,991)        (94,368)
         (Gain) loss on sale of securities available-for-sale                  --           2,527          (2,850)
         Gains on sales of mortgage servicing rights                   (6,212,197)     (9,804,994)    (10,219,326)
         Restricted stock awards                                           84,783          45,079           6,289
         Net (increase) decrease in mortgage loans held for sale      (21,563,483)     41,125,514     (79,010,798)
         Acquisition of mortgage servicing rights                     (16,180,795)    (22,374,576)    (16,142,685)
         Proceeds from sales of mortgage servicing rights              22,079,198      31,004,283      25,285,228
         (Increase) decrease in accounts receivable - brokers
           and escrow agents                                             (646,251)      1,696,710      (1,508,746)
         Increase (decrease) in drafts payable                          3,496,559      (2,218,963)      1,820,796
         (Increase) decrease in interest receivable                      (539,588)        109,829        (350,886)
         Increase (decrease) in interest payable                           43,065        (135,831)         98,822
         Other operating activities                                     1,492,858      (2,351,458)      2,136,869
                                                                     ------------    ------------    ------------

         Net cash provided by (used in) operating activities          (15,816,711)     40,081,312     (72,822,581)
                                                                     ------------    ------------    ------------

INVESTING ACTIVITIES

     Purchase of securities available-for-sale                           (738,000)     (9,520,805)     (1,706,364)
     Proceeds from sales of securities available-for-sale                      --       1,321,250         501,094
     Proceeds from maturities of securities available-for-sale                 --         500,000              --
     Purchase of securities held-to-maturity                           (1,448,800)     (1,000,000)             --
     Net (increase) decrease in federal funds sold                       (800,000)      7,510,000      (6,200,000)
     Net (increase) decrease in interest-bearing deposits in banks     (1,205,924)        540,032         347,286
     Net increase in loans                                            (38,848,116)    (12,860,192)     (4,911,493)
     Proceeds from sale of other real estate owned                             --         321,890         149,989
     Purchase of premises and equipment                                (1,200,424)     (1,824,016)     (1,565,629)
     Purchase of life insurance policies                               (1,200,000)     (2,052,000)             --
                                                                     ------------    ------------    ------------
         Net cash used in investing activities                        (45,441,264)    (17,063,841)    (13,385,117)
                                                                     ============    ============    ============

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                  2000            1999            1998
                                                                  ----            ----            ----
FINANCING ACTIVITIES
     Net increase (decrease) in deposits                      $ 51,861,790    $ (2,960,056)   $ 24,920,905
     Net increase (decrease) in other borrowings                 9,270,033     (29,079,488)     60,447,661
     Net increase (decrease) in federal funds purchased           (110,000)        110,000              --
     Dividends paid                                               (531,902)       (400,473)       (273,267)
     Net proceeds from sale of common stock                             --              --       2,139,762
     Proceeds from exercise of stock options                       334,549         183,270          35,630
     Net cash received in branch acquisition                            --      10,301,160              --
                                                              ------------    ------------    ------------

        Net cash provided by (used in) financing activities     60,824,470     (21,845,587)     87,270,691
                                                              ------------    ------------    ------------

Net increase (decrease) in cash and due from banks                (433,505)      1,171,884       1,062,993

Cash and due from banks at beginning of year                     5,553,931       4,382,047       3,319,054
                                                              ------------    ------------    ------------

Cash and due from banks at end of year                        $  5,120,426    $  5,553,931    $  4,382,047
                                                              ============    ============    ============

SUPPLEMENTAL DISCLOSURES
   Cash paid (received) for:
     Interest                                                 $  8,915,837    $  8,413,285    $  5,980,336

     Income taxes                                             $   (393,648)   $  1,691,701    $  1,347,197

   Principal balances of loans transferred to other
     real estate owned                                        $         --    $     86,998    $    264,662

BRANCH ACQUISITION

   Premises and equipment                                     $         --    $ (1,651,739)   $         --
   Other assets                                                         --          (5,864)             --
   Deposit intangible                                                   --        (741,274)             --
   Deposits                                                             --      12,664,920              --
   Other liabilities                                                    --          35,117              --
                                                              ------------    ------------    ------------

   Net cash received                                          $         --    $ 10,301,160    $         --
                                                              ============    ============    ============

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

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of mortgage servicing rights, the valuation of foreclosed real estate, and deferred taxes.

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

          Loan origination fees and certain direct costs of loans are accounted for in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Indirect Cost of Leases. The costs are netted against the fees and recognized in income over the life of the loan or when the loans are sold. The costs that are netted against the fees are reported as a reduction of other operating expenses in the statement of income.

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

     Mortgage Servicing Rights

          Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. At December 31, 2001, no valuation allowances were required for the Company's mortgage servicing rights.

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

          The Company originates first mortgage loans with the intention to sell the loans in the secondary market and carries these loans at the lower of aggregate cost or fair value. Interest collected on these loans during the period in which they are held in inventory is included in interest income. Upon completion of the sale of mortgage loans, the previous carrying amounts of the loans sold are allocated between the loans sold and the mortgage servicing rights based upon their fair values at the time of sale. Income from the sale of these loans is recognized at the time of sale and is determined by the difference between net sales proceeds and the book value of the loans

     Drafts Payable

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

        Derivatives

          The Company incurs interest rate risk as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed. Accordingly, commitments to purchase loans will be covered either by a mandatory sale into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security. The mandatory sale commitment or the option to deliver a mortgage-backed security is fulfilled with loans closed by the Company or through "pairing off" the commitment. Under certain conditions the Company achieves best execution by pairing off the commitment to sell closed loans and fulfilling that commitment with loans purchased by the Company through a secondary market. The Company considers the cost of the hedge to be part of the cost of the Company's servicing rights, and therefore the hedge is accounted for as part of the cost of the Company's servicing portfolio. As a result, any gain or loss on the hedge decreases or increases, as appropriate, the cost basis of the servicing portfolio.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Recent Developments

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. The Company uses mandatory future mortgage delivery commitments and mortgage loan interest rate lock commitments, which are deemed free standing derivatives and are not hedging instruments for the purposes of SFAS No. 133. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. As of December 31, 2000, losses, net of tax, associated with the Company's mandatory future mortgage delivery commitments and mortgage interest rate lock commitments that would be reported as a reduction of net income under SFAS No. 133 was approximately $69,000.

NOTE 2. RESTATEMENT OF FINANCIAL STATEMENTS

          The Company's statements of income have been restated for the correction of an error to properly report loan origination fees as being netted against loan origination costs as required by SFAS No.
          91. The effect of the restatement for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                    For the Years Ended December 31,
                                        2000                      1999                       1998
                                        ----                      ----                       ----
                                  As                         As                        As
                              Previously       As        Previously       As       Previously       As
                               Reported     Restated      Reported     Restated     Reported     Restated
                              ----------    --------     ----------    --------    ----------    --------
       Net interest income    $ 8,590,759  $ 4,943,743  $ 6,866,327   $ 2,305,706  $ 6,886,355  $ 2,237,623

       Total other operating
            expenses          $15,563,514  $11,916,498  $19,243,810   $14,683,189  $17,129,493  $12,480,761

          The effect of this restatement had no effect on net income.

          The Company's statements of cash flows have been restated for the correction of an error to properly report the acquisition and proceeds from sales of mortgage servicing rights as an operating activity rather than as an investing activity. The effect of the restatement for the years ended December 31, 2000, 1999 and 1998 is as follows:


                                                    For the Years Ended December 31,
                                        2000                      1999                       1998
                                        ----                      ----                       ----
                                  As                         As                         As
                              Previously       As        Previously       As        Previously        As
                               Reported     Restated      Reported     Restated      Reported      Restated
                              ----------    --------     ----------    --------      --------      --------
       Net cash provided
       by (used) in
       operating            $(21,715,114) $(15,816,711) $31,451,605  $ 40,081,312  $(81,965,124) $(72,822,581)
       activities

       Net cash used in
       investing            $(39,542,861) $(45,441,264) $(8,434,134) $(17,063,841) $ (4,242,574) $(13,385,117)
       activities

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                                                  Gross           Gross
                                                 Amortized      Unrealized     Unrealized         Fair
                                                    Cost           Gains         Losses           Value
                                                    ----           -----         ------           -----
Securities Available-for-Sale
  December 31, 2000:
    U.S. Government and agency securities      $ 11,766,361    $     7,230    $ (1,471,605)   $ 10,301,986
    State and municipal securities                  345,000          1,865              --         346,865
    Equity securities                               165,975             --              --         165,975
    Restricted equity securities                  1,362,500             --              --       1,362,500
                                               ------------    -----------    ------------    ------------
                                               $ 13,639,836    $     9,095    $ (1,471,605)   $ 12,177,326
                                               ============    ===========    ============    ============

  December 31, 1999:
    U.S. Government and agency securities      $ 11,114,021    $        --    $ (1,498,038)   $  9,615,983
    State and municipal securities                  345,000            283              --         345,283
    Equity securities                               165,975             --              --         165,975
    Restricted equity securities                    624,500             --              --         624,500
                                               ------------    -----------    ------------    ------------
                                               $ 12,249,496    $       283    $ (1,498,038)   $ 10,751,741
                                               ============    ===========    ============    ============

                                                                          Gross        Gross
                                                       Amortized        Unrealized    Unrealized    Fair
                                                          Cost            Gains        Losses       Value
                                                          ----            -----        ------       -----
    Securities Held-to-Maturity
      December 31, 2000
        U.S. Government and agency securities         $  2,559,848        $15,459      $(73,967)  $ 2,501,340
                                                      ============        =======      ========   ===========
      December 31, 1999:
        U.S. Government and agency securities         $  1,000,000        $    --      $     --   $ 1,000,000
                                                      ============        =======      ========    ==========

    Securities with a carrying value of $5,692,000 and $2,834,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

    The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below.

                                                       Securities Available-for-Sale    Securities Held-to-Maturity
                                                       -----------------------------    ---------------------------
                                                          Amortized         Fair           Amortized        Fair
                                                            Cost            Value            Cost           Value
                                                            ----            -----            ----           -----
    Due from one to five years                         $  2,839,076      $ 2,844,807       $       --     $       --
    Due from five to ten years                                   --               --        1,000,000      1,000,000
    Due after ten years                                   9,272,285        7,804,044        1,559,848      1,501,340
                                                       ------------      -----------       ----------      ---------
                                                       $ 12,111,361      $10,648,851       $2,559,848     $2,501,340
                                                       ============      ===========       ==========     ==========

    Gross gains and losses on sales of securities available-for-sale consist of the following:

                                                                    Years Ended December 31,
                                                                    ------------------------
                                                                2000           1999         1998
                                                                ----           ----         ----
    Gross gains                                              $     --      $      --      $   2,850
    Gross losses                                                   --                            --
                                                             --------      ---------      ----------
    Net realized gains (losses)                                    --         (2,527)     $   2,850
                                                             ========      =========      ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans is summarized as follows:

                                                                                         December 31,
                                                                                    2000             1999
                                                                                    ----             ----
         Commercial                                                             $ 11,561,000     $  9,474,000
         Real estate - construction and land development                          29,326,000       15,914,000
         Real estate - mortgage                                                   41,009,000       21,311,000
         Consumer installment and other                                           11,015,487        7,378,286
                                                                                ------------     ------------
                                                                                  92,911,487       54,077,286
         Allowance for loan losses                                               (1,350,774)        (864,689)
                                                                                ------------     ------------
         Loans, net                                                             $ 91,560,713     $ 53,212,597
                                                                                ============     ============

         Changes in the allowance for loan losses are as follows:

                                                                           Years Ended December 31,
                                                                            ----------------------
                                                                       2000         1999          1998
                                                                       ----         ----          ----
         Balance, beginning of year                                 $ 864,689    $ 699,020   $  514,634
            Provision for loan losses                                 500,000      190,000      153,000
            Loans charged off                                         (96,815)     (26,103)     (32,168)
            Recoveries of loans previously charged off                 82,900        1,772       63,554
                                                                    ----------   ---------   ----------
         Balance, end of year                                       $1,350,774   $ 864,689   $  699,020
                                                                    ==========   =========    =========

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
                                                                    ===========

NOTE 5.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                           December 31,
                                                           ------------
                                                      2000             1999
                                                      ----             ----
          Land                                    $ 1,362,726      $   687,726
          Buildings and improvements                3,346,078        3,346,498
          Equipment                                 4,837,834        4,311,990
                                                  -----------      -----------
                                                    9,546,638        8,346,214
          Accumulated depreciation                 (3,283,387)      (2,309,829)
                                                  -----------      -----------
                                                  $ 6,263,251      $ 6,036,385
                                                  ===========      ===========

NOTE 6.   DEPOSIT INTANGIBLE

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

NOTE 7.   DEPOSITS

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
                                                                   ------------
                                                                   $ 96,042,969
                                                                   ============

NOTE 8.  OTHER BORROWINGS

Other borrowings consist of the following:


                                                                                                  December 31,
                                                                                                  ------------
                                                                                             2000               1999
                                                                                             ----               ----
           $75,000,000 line of credit with interest at LIBOR                               $ 42,165,219        $34,176,823
              plus 1.50% (8.1529% at December 31, 2000)
              due on demand, collateralized by first mortgage loans.
           $35,000,000 line of credit with interest at LIBOR plus .90%                        8,731,637                 --
              to 1.30% (7.957% at December 31, 2000), due on demand,
              collateralized by first mortgage loans.
           $36,000,000 line of credit with interest at the Federal Home                              --          7,000,000
              Loan Daily Rate Credit plus .25% (4.80% at December 31,
              1999, collateralized by first mortgage loans.
           Note payable from correspondent bank with interest at                              4,050,000          4,500,000
              prime minus .50% (9.00% at December 31, 2000), due
              in ten equal annual installments of $450,000, collateralized by the common stock of the Bank.
                                                                                           ------------        -----------
                                                                                           $ 54,946,856        $45,676,823
                                                                                           ============        ===========

           The $35,000,000 line of credit and the advance from correspondent bank have various covenants related to capital adequacy, allowance for loan losses and profitability of the Company and its subsidiaries. As of December 31, 2000, the Company was not in compliance with the profitability covenant. The Company has received a waiver of this covenant.

NOTE 9.  LEASES

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

           Future minimum lease payments on noncancelable operating leases are summarized as follows:

           2001                                                    $  400,335
           2002                                                       411,595
           2003                                                       207,507
           2004                                                        41,069
                                                                   ----------
                                                                   $1,060,506
                                                                   ==========

NOTE 10.   DEFERRED COMPENSATION PLAN

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

NOTE 11.   STOCK OPTIONS

          The Company had a non-qualified stock option plan for key employees (the "employee plan") and had reserved 25,333 shares of common stock. On December 21, 2000, the Company cancelled all remaining unexercised stock options and terminated the plan. Under the terms of the employee plan, cash awards could be paid to option holders which were designed to compensate the employee for the difference in the tax treatment between non-qualified options and incentive stock options. When the Company agreed to pay cash awards related to these options, the options were then considered variable plan awards. When variable plan awards are granted, the Company recognizes compensation to the extent that the quoted market value of the shares of the Company's stock covered by the grant exceeds the option price. Compensation expense is adjusted up to the time the options are exercised or cancelled for changes, either increase or decreases, in the quoted market value of the share of the Company's stock governed by the grant, but not below zero. Options under the employee plan were granted at the estimated fair market value at the date of grant. The Company also has a non-qualified stock option plan for directors (the "director plan") and has reserved 88,400 shares of common stock. Options granted in 1998 under the director plan were granted at 105% of the estimated fair market value. Options granted in 2000 and 1999 under the director plan were granted at $8 per share. All options under these plans expire ten years from the date of grant. At December 31, 2000, 10,800 options were available to grant under the director plan. Other pertinent information related to the options follows:

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                 2000                      1999                     1998
                                                                 ----                      ----                     ----
                                                                        Weighted-                 Weighted-               Weighted-
                                                                         Average                  Average                 Average
                                                                        Exercise                  Exercise                Exercise
                                                          Number          Price     Number         Price     Number         Price
                                                          ------          -----     ------         -----     ------         -----
           Under option, beginning of year                146,200        $ 8.60      159,200       $ 7.79    115,200       $ 6.48
              Granted at market price                          --            --       13,000        12.46         --           --
              Granted at below market price                 4,000          8.00        4,800         8.00         --           --
              Granted at above market price                    --            --           --          --     48,000         11.02
              Exercised                                   (53,599)         6.24      (30,800)        5.95     (4,000)        8.91
              Cancelled                                   (19,001)        10.58           --           --         --           --
                                                       -----------               -----------               ---------
           Under option, end of year                       77,600          9.72      146,200         8.60    159,200         7.79
                                                       ==========                ===========               =========

           Exercisable, end of year                        77,600          9.72      117,867         8.44    134,533         8.01
                                                       ==========                ===========               =========

           Weighted-average fair value of
              options granted during the year             $  7.54                    $  2.48                  $ 3.75
                                                       ==========                    =======               =========

Information pertaining to options outstanding at December 31, 2000 is as follows:

                                                    Options Outstanding                             Options Exercisable
                                                    -------------------                             -------------------
                                                        Weighted-
                                                         Average            Weighted-                              Weighted-
                                                        Remaining            Average                                Average
                Range of              Number           Contractual           Exercise            Number             Exercise
             Exercise Prices       Outstanding             Life               Price            Exercisable           Price
             ---------------       -----------             ----               -----            -----------           -----
             $8.00 - $11.02           77,600             7 years              $9.72              77,600              $9.72
                                      ======                                                     ======

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

                                                                                      Years Ended December 31,
                                                                                      ------------------------
                                                                                   2000         1999         1998
                                                                                   ----         ----         ----
            Net income                                       As reported         $1,044,219   $1,293,186   $3,086,964
                                                             Pro forma           $1,012,554   $1,439,136   $3,174,116

            Earnings per share                               As reported         $     0.59   $     0.76   $     1.85
                                                             Pro forma           $     0.57   $     0.84   $     1.91

            Earnings per share -                             As reported         $     0.57   $     0.71   $     1.80
              assuming dilution                              Pro forma           $     0.55   $     0.79   $     1.85

           The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                 Years Ended December 31,
                                                 ------------------------
                                            2000           1999          1998
                                            ----           ----          ----
Dividend yield (as a percent of
 the fair value of the stock)                  2.69%         1.28%         1.36%
Expected life                                5 years       5 years       5 years
Expected volatility                           50.60%         9.84%        34.14%
Risk-free interest rate                        6.23%         6.43%         5.12%

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

NOTE 12. INCOME TAXES

          The components of income tax expense are as follows:

                                                             Years Ended December 31,
                                                             ------------------------
                                                         2000        1999         1998
                                                         ----        ----         ----
               Current                                 $ 762,219   $ 817,732   $1,909,360
               Deferred                                 (287,921)    (97,991)     (94,368)
               Benefit of net operating
                 loss carryforward                           --           --      (74,531)
                                                       ---------   ---------   ----------
                        Income tax expense             $ 474,298   $ 719,741   $1,740,461
                                                       =========   =========   ==========

           The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                          Years Ended December 31,
                                                                          ------------------------
                                                            2000                    1999                     1998
                                                            ----                    ----                     ----
                                                     Amount      Percent     Amount      Percent      Amount      Percent
                                                     ------      -------     ------      -------      ------      -------
            Income taxes at statutory rate          $ 516,296        34%    $ 684,395        34%    $1,641,325        34%
            State income tax (benefit)                (33,180)       (2)       16,473         1         79,574         1
            Other items, net                           (8,818)       (1)       18,873         1         19,562         1
                                                    ---------    ------     ---------    ------     ----------    ------
                 Income tax expense                 $ 474,298        31%    $ 719,741        36%    $1,740,461        36%
                                                    =========    ======     =========    ======     ==========    ======

           The components of deferred income taxes are as follows:


                                                             December 31,
                                                             ------------
                                                          2000          1999
                                                          ----          ----

            Deferred tax assets:
               Loan loss reserves                      $  448,782    $  260,227
               Stock options                               26,795       128,228
               Securities available-for-sale              585,004       599,102
               Deferred compensation                       32,240         6,170
                                                       ----------    ----------
                                                        1,092,821       993,727
                                                       ----------    ----------

            Deferred tax liabilities:
               Mortgage servicing rights                1,426,927     1,589,103
               Depreciation                               189,356       201,909
               Other                                        8,426         8,426
                                                       ----------    ----------
                                                        1,624,709     1,799,438
                                                       ----------    ----------
            Net deferred tax liabilities               $ (531,888)   $ (805,711)
                                                       ==========    ==========

NOTE 13. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share.

                                                                               Years Ended December 31,
                                                                               ------------------------
                                                                         2000           1999             1998
                                                                         ----           ----             ----
         Basic Earnings Per Share:
            Weighted average common shares outstanding                 1,773,888      1,712,357        1,665,957
                                                                      ==========    ===========      ===========

            Net income                                                $1,044,219    $ 1,293,186      $ 3,086,964
                                                                      ==========    ===========      ===========

            Basic earnings per share                                  $     0.59    $      0.76      $      1.85
                                                                      ==========    ===========      ===========

         Diluted Earnings Per Share:
            Weighted average common shares outstanding                 1,773,888      1,712,357        1,665,957
            Net effect of the assumed exercise of stock
               options based on the treasury stock method
               using average market prices for the year                   61,562        102,171           53,691
                                                                      ----------    -----------      -----------

            Total weighted average common shares and
               common stock equivalents outstanding                    1,835,450      1,814,528        1,719,648
                                                                      ==========    ===========      ===========

            Net income                                                $1,044,219    $ 1,293,186      $ 3,086,964
                                                                      ==========    ===========      ===========

            Diluted earnings per share                                $     0.57    $      0.71      $      1.80
                                                                      ==========    ===========      ===========

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

                                                    2000              1999
                                                    ----              ----
                Commitments to extend credit     $16,849,749      $11,428,000
                Standby letters of credit          1,303,778          691,550
                                                 -----------      -----------
                                                 $18,153,527      $12,119,550
                                                 ===========      ===========

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

          In addition to the mortgage loans held for sale on the balance sheet, the Company's mortgage loan pipeline at December 31, 2000 totaled approximately $287 million. The Company's exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $121 million in mortgage loans for which the Company has interest rate risk. The remaining $166 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a "best efforts" agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (2) loans with floating interest rates which close at the current market rate, and (3) loans where the original fixed interest rate commitment has expired and will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month. At December 31, 2000, the Company had the ability to sell up to $120 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the forward commitment. The Company maintains recourse obligations on mortgage loans involving first payment default or mortgage loans involving fraud. In some instances, the Company may even be required to repurchase the loan or indemnify the purchaser of the loan for those loans in which the Company breached its representations and warranties. The Company regularly makes representations and warranties to purchasers of its mortgage loans that, if breached, would require the Company to indemnify the purchaser for losses or to repurchase the loans, and the Company considers this practice to be customary and routine. At December 31, 2000, the Company was not required to repurchase or provide indemnification for any of its mortgage loans because of breaches of the Company's representations and warranties. Although the Company regularly faces potential indemnification and repurchase obligations with respect to mortgage loans that it has sold, it has not historically incurred any indemnification losses or been required to repurchase any loans. As a result, the Company does not maintain a reserve for this purpose.

          At December 31, 2000, the Company had approximately $69 million of mandatory future mortgage delivery commitments for the mortgage pipeline. In addition, the Company had mandatory commitments for all mortgage loans held for sale at December 31, 2000.

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

          Seventy-six percent of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 4.

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

                                                                                                          To Be Well
                                                                               For Capital             Capitalized Under
                                                                                Adequacy               Prompt Corrective
                                                       Actual                   Purposes               Action Provisions
                                                       ------                   --------               -----------------
                                                    Amount      Ratio         Amount       Ratio        Amount     Ratio
                                                    ------      -----         ------       -----        ------     -----
     As of December 31, 2000:                                             (Dollars in Thousands)
                                                                          ----------------------
         Total Capital to Risk
           Weighted Assets:
           Company                                $ 17,286      10.35%       $ 13,359        8%        $    N/A     N/A
           Bank                                   $ 14,720      10.94%       $ 10,769        8%        $ 13,462      10%
         Tier I Capital to Risk
           Weighted Assets:
           Company                                $ 15,935       9.54%       $  6,680        4%        $    N/A     N/A
           Bank                                   $ 13,369       9.93%       $  5,385        4%        $  8,077       6%
         Tier I Capital to Average
           Assets:
           Company                                $ 15,935       6.80%       $  9,380        4%        $    N/A     N/A
           Bank                                   $ 13,369       7.75%       $  6,899        4%        $  8,624       5%

     As of December 31, 1999:
         Total Capital to Risk
           Weighted Assets:
           Company                                $ 15,921      13.62%       $  9,349        8%        $    N/A     N/A
           Bank                                   $ 14,033      14.80%       $  7,584        8%        $  9,480      10%
         Tier I Capital to Risk
           Weighted Assets:
           Company                                $ 15,056      12.88%       $  4,675        4%        $    N/A     N/A
           Bank                                   $ 13,168      13.89%       $  3,792        4%        $  5,688       6%
         Tier I Capital to Average
           Assets:
           Company                                $ 15,056       9.10%       $  6,620        4%        $    N/A     N/A
           Bank                                   $ 13,168       9.91%       $  5,318        4%        $  6,647       5%

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

     Mandatory Commitments and Interest Rate Lock Commitments:

          Fair values for mandatory commitments and interest rate lock commitments are based on quoted market prices.

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

            The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                                   December 31, 2000                    December 31, 1999
                                                                   -----------------                    -----------------
                                                               Carrying             Fair            Carrying            Fair
                                                                Amount              Value            Amount            Value
                                                                ------              -----            ------            -----
     Financial assets:
       Cash and due from banks, interest-bearing
        deposits in banks and federal funds sold             $  7,319,501       $  7,319,501     $  5,747,082      $  5,747,082
       Securities available-for-sale                           12,177,326         12,177,326       10,751,741        10,751,741
       Securities held-to-maturity                              2,559,848          2,501,340        1,000,000         1,000,000
       Mortgage loans held for sale                           108,847,638        108,847,638       87,284,155        87,284,155
       Loans                                                   91,560,713         92,916,812       53,212,597        53,717,183
       Accrued interest receivable                              1,196,876          1,196,876          657,288           657,288
       Mortgage servicing rights                                3,781,355          4,074,747        4,212,261         4,544,739
       Accounts receivable-brokers
        and escrow agents                                       3,753,749          3,753,749        3,107,498         3,107,498
       Mandatory commitments and interest rate lock
         commitments                                                   --                 --               --           203,000

     Financial liabilities:
       Deposits                                               162,168,443        162,028,684      110,306,653       110,897,296
       Drafts payable                                           6,261,741          6,261,741        2,765,182         2,765,182
       Other borrowings and federal funds purchased            54,946,856         54,946,856       45,786,823        45,786,823
       Accrued interest payable                                   565,203            565,203          522,138           522,138
       Mandatory commitments and interest rate lock
         commitments                                                   --            112,000               --                --

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.  SUPPLEMENTAL FINANCIAL DATA

          Components of other expenses in excess of 1% of total revenue are as follows:

                                                                                    Years Ended December 31,
                                                                                    ------------------------
                                                                              2000            1999             1998
                                                                              ----            ----             ----
          Outside service fees                                             $  917,947     $ 2,072,028      $ 2,136,555
          Subservicing expense                                                359,940         428,771          295,477
          Amortization of mortgage servicing rights                           744,700         967,172        1,216,200
          Business development                                                458,590         312,687          564,202
          Stationery and printing                                             344,029         438,054          359,343
          Telephone                                                           485,114         574,780          442,831
          Courier service                                                     292,088         448,646          339,444

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

                                                                                  INDUSTRY SEGMENTS
                                                                                  -----------------
                                                                  Commercial      Mortgage       All
          For the Year Ended December 31, 2000                     Banking        Banking       Other         Total
          ------------------------------------                     -------        -------       -----         -----
          Interest income                                       $  8,674,140   $  5,228,505   $      --   $ 13,902,645
          Interest expense                                         3,529,307      5,429,595          --      8,958,902
          Net interest income (expense)                            5,144,833       (201,090)         --      4,943,743
          Other revenue from external customers                      863,313      8,127,959          --      8,991,272
          Depreciation and amortization                              612,341      1,105,917          --      1,718,258
          Provision for loan losses                                  500,000             --          --        500,000
          Segment profit                                           1,332,501        370,397    (184,381)     1,518,517
          Segment assets                                         121,930,896    120,158,108          --    242,089,004
          Expenditures for premises and equipment                  1,123,460         76,964          --      1,200,424

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                   INDUSTRY SEGMENTS
                                                                                   -----------------
                                                                 Commercial       Mortgage        All
     For the Year Ended December 31, 1999                          Banking         Banking       Other         Total
     ------------------------------------                          -------         -------       -----         -----
     Interest income                                            $  5,631,866    $  4,957,218   $      --   $ 10,589,084
     Interest expense                                              1,784,797       6,498,581          --      8,283,378
     Intersegment net interest income (expense)                        5,924          (5,924)         --             --
     Net interest income (expense)                                 3,852,993      (1,547,287)         --      2,305,706
     Other revenue from external customers                           488,308      14,092,102          --     14,580,410
     Depreciation and amortization                                   374,607       1,401,144          --      1,775,751
     Provision for loan losses                                       190,000              --          --        190,000
     Segment profit                                                  821,961       1,599,010    (408,044)     2,012,927
     Segment assets                                               77,540,477      98,212,828          --    175,753,305
     Expenditures for premises and equipment                       3,065,215         410,540          --      3,475,755

                                                                                   INDUSTRY SEGMENTS
                                                                                   -----------------
                                                                 Commercial       Mortgage        All
     For the Year Ended December 31, 1998                          Banking         Banking       Other         Total
     ------------------------------------                          -------         -------       -----         -----
     Interest income                                            $  4,267,201    $  4,059,691   $      --   $  8,326,892
     Interest expense                                              1,415,648       4,673,621          --      6,089,269
     Intersegment net interest income (expense)                       10,111         (10,111)         --             --
     Net interest income (expense)                                 2,861,664        (624,041)         --      2,237,623
     Other revenue from external customers                           276,263      14,947,300          --     15,223,563
     Depreciation and amortization                                   249,693       1,442,321          --      1,692,014
     Provision for loan losses                                       153,000              --          --        153,000
     Segment profit                                                  671,184       4,640,413    (484,172)     4,827,425
     Segment assets                                               59,204,350     140,040,111          --    199,244,461
     Expenditures for premises and equipment                         641,775         923,854          --      1,565,629

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION

     The following information presents the condensed balance sheets, statements of income, and cash flows of Crescent Banking Company:

                            CONDENSED BALANCE SHEETS

                                                              December 31,
                                                              ------------
                                                           2000          1999
                                                           ----          ----
     Assets
        Cash                                           $   489,475   $   450,783
        Investment in subsidiaries                      18,972,868    18,946,373
        Other assets                                       506,695       165,968
                                                       -----------   -----------
           Total assets                                $19,969,038   $19,563,124
                                                       ===========   ===========

     Liabilities
        Other borrowings                               $ 4,050,000   $ 4,500,000
        Other                                              118,216       202,201
                                                       -----------   -----------
                                                         4,168,216     4,702,201
                                                       -----------   -----------

     Stockholders' equity                               15,800,822    14,860,923
                                                       -----------   -----------

          Total liabilities and stockholders' equity   $19,969,038   $19,563,124
                                                       ===========   ===========

                         CONDENSED STATEMENTS OF INCOME

                                                                              Years Ended December 31,
                                                                              ------------------------
                                                                         2000           1999           1998
                                                                         ----           ----           ----
     Income, dividends from subsidiary                               $ 1,268,507    $   568,931    $   273,267

             Expenses, other                                             508,161        666,255        484,172
                                                                     -----------    -----------    -----------
                   Income (loss) before income tax benefits and
                    equity in undistributed income of subsidiaries       760,346        (97,324)      (210,905)

             Income tax benefits                                        (278,524)      (255,608)      (179,101)
                                                                     -----------    -----------    -----------
                   Income (loss) before equity in undistributed
                    income of subsidiaries                             1,038,870        158,284        (31,804)

             Equity in undistributed income of subsidiaries                5,349      1,134,902      3,118,768
                                                                     -----------    -----------    -----------

                   Net income                                        $ 1,044,219    $ 1,293,186    $ 3,086,964
                                                                     ===========    ===========    ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                           Years Ended December 31,
                                                                           ------------------------
                                                                      2000           1999           1998
                                                                      ----           ----           ----
     OPERATING ACTIVITIES
         Net income                                               $ 1,044,219    $ 9,293,186    $ 3,086,964
         Adjustments to reconcile net income to net
            cash provided by operating activities:
            Undistributed income of subsidiaries                       (5,349)    (1,134,902)    (3,118,768)
            Restricted stock awards                                    84,783         45,079          6,289
            Increase (decrease) in stock options                      (12,897)       262,721        344,731
            Outstanding

            Other operating activities                               (424,711)       (62,369)       (34,803)
                                                                  -----------    -----------    -----------

            Net cash provided by operating activities                 686,045        403,715        284,413
                                                                  -----------    -----------    -----------

     INVESTING ACTIVITIES
         Investment in subsidiaries                                        --     (4,500,000)    (2,200,000)
                                                                  -----------    -----------    -----------

            Net cash used in investing activities                          --     (4,500,000)    (2,200,000)
                                                                  -----------    -----------    -----------

     FINANCING ACTIVITIES
         Proceeds from (repayment of) other borrowings               (450,000)     4,500,000             --
         Dividends paid                                              (531,902)      (400,473)      (273,267)
         Net proceeds from sale of common stock                            --             --      2,139,762
         Proceeds from exercise of stock options                      334,549        183,270         35,630
                                                                  -----------    -----------    -----------

            Net cash provided by (used in) financing activities      (647,353)     4,282,797      1,902,125


     Net increase (decrease) in cash                                   38,692        186,512        (13,462)

     Cash at beginning of year                                        450,783        264,271        277,733
                                                                  -----------    -----------    -----------

     Cash at end of year                                          $   489,475    $   450,783    $   264,271
                                                                  ===========    ===========    ===========

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