Form 10-K/A, Exhibit 13
period 2001-12-31
CRESCENT BANKING CO
filed 2003-04-15
CIK 883476

EXHIBIT 13.1

CRESCENT BANKING COMPANY

2001 ANNUAL REPORT

TABLE OF CONTENTS

Chairman’s Remarks.	1

Selected Financial Data.	2

Quarterly Financial Information	4

Management’s Discussion & Analysis.	5

CONSOLIDATED FINANCIAL REPORT	i

Independent Auditor’s Report or Financial Statements	1

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Comprehensive Income (Loss)	4

Consolidated Statements of Stockholder’s Equity	5

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Shareholder Information	35

Directors and Executive Officers	36

i

March 30, 2002

TO OUR SHAREHOLDERS:

Enclosed for your review is Crescent Banking Company’s 2001 Annual Report to Shareholders. We are pleased to report record earnings of approximately $7.0 million during 2001, reflecting the strong residential mortgage market. Our earnings per share for 2001 were $3.73, an increase of $4.51 per share, or 451%, from our 2000 loss per share of $(0.78).

Mortgage banking operations recorded net income for the year 2001 of $6.2 million, compared to a net loss for the year 2000 of $(2.3) million. Mortgage production increased 162% from $1.3 billion in 2000 to $3.4 billion in 2001. The increase in production was largely due to the reduction in market interest rates.

The commercial banking business continues to grow in both asset size and earnings as Crescent Bank & Trust Company now has six locations. The Bank experienced loan growth of $30.7 million, or 33%, for 2001. Our commercial banking net income was $898,306 in 2001, while it was $884,686 in 2000. The commercial banking income was negatively influenced by the decrease of spread in interest rates, but this was somewhat offset by the increase in commercial loan production. The Bank began the construction of our new building in Cartersville, Georgia to accommodate the growth in that market. We continue our plans of increasing our banking operations to create a better balance between the bank and mortgage earnings and to further enhance the Bank’s overall value.

At December 31, 2001, the Company’s Dividend Reinvestment and Stock Purchase Plan had participation in excess of 33%. The Plan is designed to promote long-term investment in the Company by providing individuals with an easy and inexpensive way to invest in its common stock. Under the Plan, shareholders may purchase additional shares by reinvesting their cash dividends, and both shareholders and non-shareholders can purchase shares by making optional cash investments through the Plan. Your Directors continue to welcome and encourage your participation in the Plan. To obtain a copy of the Prospectus for the Plan, or if you have any questions regarding the Plan or your participation in the Plan, please contact shareholders relations at 678-454-2265.

We hope that you will be able to join us at our 2001 Annual Meeting of Shareholders on April 18, 2002, and we look forward to seeing you there. Your interest and support of Crescent Banking Company is appreciated.

Sincerely,

/s/ A. JAMES ELLIOTT
A. James Elliott, Chairman

CRESCENT BANKING COMPANY

Selected Financial Data

(Restated)

(Refer to Note Below)

	For the Year Ended December 31,
	2001	2000	1999	1998	1997

Earnings

Interest income	$21,036	$13,903	$10,583	$8,317	$5,641
Interest expense	13,812	8,959	8,277	6,079	3,253

Net interest income	7,224	4,944	2,306	2,238	2,388
Provision for loan losses	515	500	190	153	191

Net interest income after provision for loan losses	6,709	4,444	2,116	2,085	2,197
Other operating income	23,964	3,763	10,344	13,789	5,404
Other operating expenses	19,201	10,697	13,821	11,890	6,229

Income (loss) before income taxes and cumulative effect of a change in accounting principle	11,472	(2,490)	(1,361)	3,984	1,372
Applicable income taxes (benefits)	4,427	(1,049)	(562)	1,740	766

Income (loss) before cumulative effect of a change in accounting principle	7,045	(1,441)	(799)	2,244	606

Cumulative effect of a change in accounting principle	(70)	0	0	0	0

Net income	6,975	(1,441)	(799)	2,244	606

Segment information

Commercial Banking total revenue	12,276	9,537	6,120	4,543	3,816
Commercial Banking pretax income	1,449	1,333	822	671	464

Commercial Banking revenue as % total revenue	27.3%	54.0%	29.2%	20.5%	34.5%

Commercial Banking pretax income as % total pretax segment income (loss)	12.6%	(57.8)%	(86.3)%	15.0%	29.7%

Mortgage Banking total revenue	32,724	8,128	14,813	17,573	7,236

Mortgage Banking pretax income (loss)	10,047	(3,638)	(1,775)	3,796	1,096
Mortgage Banking revenue as % total revenue	72.7%	46.0%	70.8%	79.5%	65.5%
Mortgage Banking pretax income loss as % of total pretax segment income (loss)	87.4%	157.8%	186.3%	85.0%	70.3%

Note:	Selected financial data for all years reflect the restatement of the Company’s financial statements to correct accounting errors as more fully described in other sections of this Annual Report and in the Notes to the Consolidated Financial Statements.

Selected Financial Data (continued)

(Restated)

(Refer to Note Below)

Per share data
Net income-basic earnings	$3.82	$(0.81)	$(0.47)	$1.35	$0.43
Net income-diluted earnings	$3.73	$(0.78)	$(0.44)	$1.30	$0.42
Period-end book value	$8.86	$4.85	$5.89	$6.92	$5.13
Cash dividends	$0.31	$0.30	$0.23	$0.165	$0.125
Weighted average number of shares outstanding	1,828	1,774	1,712	1,666	1,406

Selected Average Balances

Total assets	$343,387	$192,137	$183,033	$140,668	$88,164
Loans	104,346	75,229	46,791	38,150	32,520
Total deposits	177,334	125,585	103,974	84,393	60,827
Shareholders’ equity	12,102	8,292	10,311	9,493	7,364

Selected Period-End Balances

Total assets	$484,448	$235,077	$171,226	$196,809	$102,955
Loans, net	122,015	91,561	53,213	40,629	36,136
Allowance for loan losses	1,596	1,351	865	699	515
Mortgage loans held for sale	300,786	94,922	79,364	124,726	47,149
Total deposits	221,965	162,168	110,307	100,602	75,681
Other borrowings	229,081	54,947	45,677	74,756	14,308
Shareholders’ equity	16,308	8,789	10,334	11,903	7,419

Financial ratios:

Return on average assets	2.03%	(0.75)%	(0.44)%	1.60%	0.69%
Return on average equity	57.64%	(17.38)%	(7.75)%	23.64%	8.23%
Average earning assets to average total assets	89.46%	83.09%	86.25%	90.97%	86.64%
Average loans to average deposits	58.84%	59.90%	45.00%	45.21%	53.46%
Average equity to average total assets	3.52%	4.32%	5.63%	6.75%	8.35%
Net interest margin	2.35%	3.10%	1.46%	1.75%	3.12%
Net charge offs to average loans	0.26%	0.02%	0.05%	0.08%	0.04%
Non-performing assets to period ending loans	0.27%	0.05%	0.10%	0.63%	0.41%
Allowance for loan losses to net period end loans	1.29%	1.45%	1.60%	1.69%	1.41%
Tier 1 leverage ratio	5.11%	3.98%	6.54%	6.18%	7.75%
Risk based capital

Tier 1 capital	6.32%	5.41%	9.17%	9.95%	10.33%
Total capital	6.85%	6.22%	9.92%	10.54%	11.04%

Note:	Selected financial data for all years reflect the restatement of the Company’s financial statements to correct accounting errors as more fully described in other sections of this Annual Report and in the Notes to the Consolidated Financial Statements.

CRESCENT BANKING COMPANY

QUARTERLY FINANCIAL INFORMATION

(Restated)

(Refer to Note Below)

	March 2001	June 2001	September 2001	December 2001	March 2000	June 2000	September 2000	December 2000
Quarter end

Interest income	$4,706,822	$5,116,777	$5,213,334	$5,998,632	$2,558,209	$3,164,792	$3,886,907	$4,292,737
Interest expense	3,341,736	3,740,101	3,454,144	3,276,043	1,666,791	1,924,580	2,553,835	2,813,696
Net interest income	1,365,086	1,376,676	1,759,190	2,722,589	891,418	1,240,212	1,333,072	1,479,041
Provision for loan losses	115,000	115,000	105,000	180,000	95,000	140,000	155,000	110,000
Net interest income after provision for loan losses	1,250,086	1,261,676	1,654,190	2,542,589	796,418	1,100,212	1,178,072	1,369,041
Other operating income	3,917,125	7,620,898	5,235,449	7,191,279	1,542,362	858,758	1,263,858	2,625,601
Other operating expenses	3,468,145	4,863,413	4,909,103	5,960,505	2,733,623	2,568,176	2,207,515	3,186,895
Income before income taxes and cumulative effect of a change in accounting principle	1,699,066	4,019,161	1,980,536	3,773,363	(394,852)	(609,206)	(2,293,301)	807,747
Applicable income taxes	616,490	1,563,300	784,344	1,463,541	(146,011)	(240,808)	(882,023)	220,051

Income before cumulative effect of a change in accounting principle	1,082,576	2,455,861	1,196,192	2,309,822	(248,841)	(368,398)	(1,411,276)	587,696
Cumulative effect of a change in accounting principle	(69,770)	0	0	0	0	0	0	0
Net income	1,012,806	2,455,861	1,196,192	2,309,822	(248,841)	(368,398)	(1,411,276)	587,696

Per share data:
Net income (loss) basic	$0.56	$1.35	$0.65	$1.18	$(0.14)	$(0.21)	$(0.79)	$0.33
Net income (loss) diluted	$0.55	$1.32	$0.63	$1.15	$(0.13)	$(0.20)	$(0.78)	$0.33
Period-end book value	$5.81	$7.11	$7.69	$8.86	$5.69	$5.44	$4.46	$4.85
Cash dividends	$0.0775	$0.0775	$0.0775	$0.0775	$0.0700	$0.0750	$0.0775	$0.0775

Balances as of quarter end
Loans, net	$95,178,608	$103,551,169	$109,670,033	$122,015,114	$63,361,759	$75,725,784	$87,851,308	$91,560,713
Allowance for loan losses	1,371,632	1,446,133	1,525,308	1,596,287	947,283	1,087,787	1,181,294	1,350,774
Mortgage loans held for sale	152,567,788	149,265,771	130,391,050	300,785,842	59,129,426	79,759,498	64,406,899	94,921,800
Total assets	312,063,154	333,461,736	317,521,290	484,447,542	163,477,913	201,017,592	202,652,064	235,077,102
Total deposits	201,567,967	196,818,236	202,343,620	221,964,799	115,117,214	122,265,678	134,575,529	162,168,443
Shareholders’ equity	10,548,639	12,954,470	14,093,504	16,307,829	9,971,740	9,669,627	8,184,337	8,788,920

Note:	Selected financial data for all years reflect the restatement of the Company’s financial statements to correct accounting errors as more fully described in other sections of this Annual Report and in the Notes to the Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Crescent Banking Company and it’s wholly owned subsidiaries, Crescent Bank & Trust Company and Crescent Mortgage Services, Inc. The words “Crescent,” “Crescent Bank” and “CMS” refer to the individual entities of Crescent Banking Company, Crescent Bank & Trust Company and Crescent Mortgage Services, Inc., respectively.

After an investigation that began in Fall 2002, we discovered two errors related to the calculation of costs and recognition of income on mortgage loans held for sale and mortgage servicing rights. These errors resulted in a misstatement of the costs recorded on the balance sheet for mortgage loans held for sale.

We discovered an error in the method of calculating the costs of mortgage loans held for sale and mortgage servicing rights. This error resulted in our mortgage servicing rights being understated, and the costs of our mortgage loans held for sale being overstated. As a result, during the periods when we sold mortgage servicing rights, we recorded more gain on the sale of mortgage servicing rights than was actually realized.

We also discovered a second error related to our recognition of gestation income. Gestation income is income derived during the holding, or “gestation” period, from the spread between the fee that we receive on mortgage loans that we originate and the fee charged by the securities broker to whom we ultimately sell the loans. This error resulted from our misinterpretation of certain data included on the monthly funding statements received from one of our major funding sources for our mortgage loans operations. As a result of this error, we overstated gestation income.

As a result of the two errors discussed above, our income from our mortgage operations was misstated in prior periods. Two key executives in our mortgage operations have employment arrangements that involve incentives based on the net income of the mortgage operations and changes in the net appraised value of our mortgage servicing portfolio. The incentives paid by us to these executives for 2002 were adjusted downward pursuant to agreements, to reflect, in part, these adjustments.

We have reduced our retained earnings by $6.5 million (net of tax effect) as a cumulative adjustment to correct these errors. This adjustment is reflected in our financial statements and other information for the period ended December 31, 2001, as well as in the financial and other information from affected prior periods.

Results of Operations

General Discussion of Our Results

A principal source of our revenue comes from net interest income, which is the difference between:

•	income we receive on our interest-earning assets, such as investment securities and loans; and

•	our interest-bearing sources of funds, such as deposits and borrowings.

The level of net interest income is determined primarily by the average balances, or volume, of interest-earning assets and the various rate spreads between the interest-earning assets and our funding sources, primarily through Crescent Bank. Changes in our net interest income from period to period result from, among other things:

•	increases or decreases in the volumes of interest-earning assets and interest-bearing liabilities;

•	increases or decreases in the average rates earned and paid on those assets and liabilities;

•	our ability to manage the interest-earning asset portfolio, which includes loans; and

•	the availability and costs of particular sources of funds, such as non-interest bearing deposits, and our ability to “match” our assets and liabilities.

Our other principal source of revenue is the fees and income we earn from the origination, holding, servicing and sale of residential first mortgage loans. Revenues from our mortgage banking operations vary significantly due to, among other things:

•	changes in the economy, generally, but particularly changes in interest rates on mortgage loans;

•	decreases in interest rates which generally increase our mortgage banking revenues as a result of increased volumes of mortgage loans;

•	increases in interest rates which generally result in lower mortgage banking revenues due to decreased volumes of mortgage loans; and

•	the spread we earn on the sale of mortgage servicing rights which fluctuates with the level of interest rates and anticipated changes in rates.

We experienced significant changes in interest rates, that caused corresponding significant changes in our mortgage production and revenues, in 2001, 2000 and 1999, as described below under “—Results of Operations—Results of Our Mortgage Banking Business.”

Interest Income

We had interest income of $21.0 million in 2001, $13.9 million in 2000 and $10.6 million in 1999. The 51% increase in interest income during 2001 is attributable to the increase in average interest-earning assets, which resulted from a higher volume of average commercial banking loans of 39% and a higher level of mortgage production. Average interest-earning assets totaled $307.2 million in 2001, $159.6 million in 2000 and $157.9 million in 1999. The yield on earning assets decreased from 8.01% in 2000 to 6.58% in 2001. The decrease in yield from 2000 to 2001 was the result of the declining interest rate environment in 2001. The increase in the yield from 1999 to 2000 was the result of the growth of our commercial bank loan portfolio, which traditionally carries higher yields than securities and other interest-earning assets, as well as increases in interest rates.

Interest Expense

We had interest expense of $13.8 million in 2001, $9.0 million in 2000 and $8.3 million in 1999. This 54% increase from 2000 to 2001 resulted from the growth of our deposits as well as a higher level of other borrowings used to support the growth of our mortgage banking business, as described under “—Results of Operations—Results of Our Mortgage Banking Business.” Our interest-bearing liabilities averaged $281.7 million in 2001, $150.8 million in 2000 and $141.9 million in 1999. The increase from 2000 to 2001 in interest-bearing liabilities resulted from the growth of deposits as well as a higher level of other borrowings, principally incurred to support our mortgage banking growth. The increase in our interest expense from 1999 to 2000 resulted from a higher volume of average interest-bearing deposits as well as higher rates paid on those interest-bearing deposits in 2000 due to increases in interest rates generally. The rate we paid on interest-bearing liabilities was 4.90% in 2001, 5.94% in 2000 and 5.83% in 1999. In each of 2001 and 2000, our interest expense accounted for 41% and 44% of total expenses, respectively. In 1999, interest expense accounted for 37% of total expenses.

Net Interest Income

Our net interest income for 2001 was $7.2 million and our net interest margin was 2.36%. We had an interest spread of 1.68% in 2001. Net interest income, net interest margin and interest spread for 2000 were $4.9 million, 3.04% and 2.07%, respectively. The decreases in net interest margin and interest spread during 2001 were reflective of the decrease in interest rates that occurred. The increase in net interest income for 2001 was the result of a higher level of mortgage production, as well as a higher level of average commercial banking loans. Net interest income, net interest margin and interest spread in 1999 were $2.3 million, 1.39% and 0.55%, respectively. The increase in 2000 in net interest income, net interest margin and interest spread reflects the increase in interest rates in the first six months of 2000. See “—Quantitative and Qualitative Disclosures About Our Market Risk.”

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

	2001 Compared to 2000(1)			2000 Compared to 1999(1)			1999 Compared to 1998(1)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest earned on:
Loans	$2,609	$(722)	$1,887	$2,820	$116	$2,936	$836	$(107)	$729
Mortgages held for sale	6,009	(1,281)	4,728	(1,878)	2,149	271	621	276	897
Securities, at cost	230	(98)	132	459	44	503	380	35	415
Federal funds sold	213	(17)	196	(222)	49	(173)	90	(10)	80
Deposits in other banks	205	(15)	190	(230)	14	(216)	147	(2)	145

Total interest income	$9,266	$(2,133)	$7,133	$949	$2,372	$3,321	$2,074	$192	$2,266

Interest paid on:
Demand deposits	$156	$(213)	$(57)	$162	$52	$214	$248	$(41)	$207
Savings deposits	68	(52)	16	72	3	75	95	(1)	94
Time deposits	3,348	13	3,361	425	349	774	911	(174)	737
Mortgage warehouse line of credit and other	2,833	(1,300)	1,533	(234)	(150)	(384)	1,348	(188)	1,160

Total interest expense	$6,405	$(1,552)	$4,853	$425	$254	$679	$2,602	$(404)	$2,198

(1)	Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Loan Loss Provisions

In 2001, we made provisions for loan losses of $515,000 and incurred net charge-offs of $269,487 of commercial banking loans. We made provisions for $500,000 in 2000 and incurred net charge-offs of $13,815 of loans, while we made provisions for $190,000 in 1999 and incurred net charge-offs of $24,331 of loans. The ratios of net charge offs to average commercial banking loans outstanding during the year were 0.26%, 0.02%, and 0.05% for 2001, 2000, and 1999, respectively. The increase in charge-offs in 2001 was largely related to installment and consumer loans. The amount of the provision for loan losses increased over the period from 1999 to 2001 relating to the increases in the loan portfolio and increases in volume of charge-offs. The allowance for loan losses as a percentage of total commercial banking loans was 1.29%, 1.45% and 1.60% for each of 2001, 2000 and 1999, respectively. Our loan portfolio experienced a 33% growth during 2001, 72% growth during 2000 and 31% growth over 1999. As a result of the growth, we adjusted our allowance for loan losses to account for our historical experience with various borrowers. The decreasing trend in allowance for loan losses as a percentage of total loans also relates to and reflects the decreasing trend in the ratios of the number of potential problem loans to total commercial banking loans, which represented 1.21% in 2001, 2.40% in 2000 and 2.59% in 1999.

Other Income

Our other income was $24.0 million in 2001, $3.8 million in 2000 and $10.3 million in 1999. The increase in other income was related to the increase of gains on the sale of mortgage servicing rights we realized in 2001, as described below under “—Results of Operations—Results of Our Mortgage Banking Business.” The decrease in other income that we experienced in 2000 was related to the decrease in the level of mortgage servicing rights sold in 2000.

Other Expenses

Our other expenses amounted to $19.2 million in 2001, $10.7 million in 2000 and $13.8 million in 1999. The increase from 2000 to 2001 in other expenses was related to the increase in volume of our mortgage operation, as described below under “—Results of Operations—Results of Our Mortgage Banking Business.” The decline in 2000 was in response to the decline we experienced in mortgage production and the reduced spread on the sale of mortgage service rights, as we attempted to reduce overhead expenses in the third and fourth quarters of 1999 and continuing into 2000. As of the end of 2000, we had reduced the number of our mortgage personnel by 40% from our early 1999 high.

Net Income (Loss)

Our net income (loss) in 2001, 2000 and 1999 was $6.9 million, $(1.4) million and $(798,787), respectively. The increase in net income in 2001 was primarily resulted from the increase in mortgage production and resulting gains on the sale of mortgage servicing rights. The net loss in 2000 was due primarily to the decline in mortgage production and the reduced gain on the sale of mortgage servicing rights. Income tax as a percentage of our pretax net income was 38% for 2001, 42% for 2000 and 41% for 1998, respectively.

Results of Our Commercial Banking Business

Interest Income

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

Net Interest Income

Our net interest income, net interest margin and interest spread for commercial banking for 2001 were $5.5 million, 2.01%, and 1.72%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2000 were $5.1 million, 3.72%, and 2.94%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 1999 were $3.8 million, 3.45%, and 2.22%, respectively. The increase in net interest income in 2001 is related to the higher volume of commercial banking loans. The decrease in net interest margin and interest spread in 2001 was due partially to the declining interest rate environment in 2001. The increase in net interest income, net interest margin and interest spread in 2000 was the result of the higher volume of commercial banking loans as well as the higher interest rate environment.

Other Income

We had other income related to commercial banking of $1.2 million for 2001, $863,313 for 2000 and $488,308 for 1999. The increases in 2001 and 2000 in other commercial banking income were primarily due to an increase in fee income from deposit accounts.

Other Expenses

We had other expenses related to our commercial banking segment of $4.7 million for 2001, $4.2 million for 2000 and $3.3 million for 1999. This increase in other expenses was caused by an increase in staff and overhead expenses related to Crescent Bank’s expansion into Forsyth County, Georgia. The increase in 2000 in other commercial banking operating expenses was due to an increase in staff and overhead expenses related to Crescent Bank’s expansion with the Canton, Georgia and Woodstock, Georgia branches.

Pretax Net Income

In 2001, our commercial banking pretax income was $1.4 million, while it was $1.3 million in 2000 and $821,961 in 1999. In 2001, interest rates were decreased significantly. Our commercial banking pretax income, which experienced an increase of $116,379, or 9%, was therefore influenced by an increase in commercial loan production, which accompanied the decrease spread in rates. Our commercial banking pretax income in the applicable periods in 2000 was influenced by relatively high interest rates, which increased the spread between what we pay to attract deposit customers and what we are able to charge on our loans. This favorable rate influenced the 62% increase we experienced in our commercial banking pretax income between 1999 and 2000, accompanied by a significant increase volume in our commercial loan portfolio of 72% in 2000.

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

Interest Income

Our interest income from mortgage banking was $10.0 million in 2001, $5.2 million in 2000 and $5.0 million in 1999. The increase in 2001 was the result of an increase in production, which was partially offset by the decease in interest rates. The increase in 2000 was the result of the increase in interest rates, which was partially offset by the decrease in production. Mortgage loans held for sale averaged $174.0 in 2001 with a yield of 5.72%, as compared to $68.9 million in 2000 with a yield of 7.58%. In 1999, mortgage loans held for sale averaged $93.8 million with a yield of 5.29%.

Interest Expense

Our interest expense from mortgage banking in 2001 was $8.2 million, in 2000 was $5.4 million and in 1999 was $6.5 million. The increase in 2001 resulted from a higher level of our borrowings. All of our mortgage production through CMS is funded with a warehouse line of credit; therefore, the higher volume in the Northeast, Mid Atlantic and Midwest mortgage operations of CMS resulted in a higher average balance of other borrowings. The decrease in 2000 in this interest expense was due to the lower level of our borrowings. In 2001, 2000 and 1999, mortgage banking interest expense accounted for 36%, 59% and 39% of total expenses, respectively.

Net Interest Income

We had net interest income/(expense) from our mortgage banking operations in 2001 of $1.7 million, in 2000 of $(201,090) and in 1999 of $(1.5) million. Our net interest margin from our mortgage banking operation was 1.00% in 2001, (0.29)% in 2000, and (1.65)% in 1999. The increase in net interest income from 2000 to 2001 is the result of our higher volume of mortgage loan production. The improvement in the net interest margin was a result of the improved spread between the long-term interest rates and the short-term interest rates in 2001. The level of net interest income is the result of the mortgage production levels, as well as the existing rate environment. Mortgage production totaled $3.4 billion in 2001, $1.3 billion in 2000 and $1.9 billion in 1999. For a discussion of the movement of the net interest income, the net interest margin and the interest spread see “Results of Operations—General Discussion of Our Results” above.

Other Income

We had other mortgage banking income in 2001 of $22.8 million, in 2000 of $2.9 million and in 1999 of $9.9 million. The increase in 2001 in the other income was due to an increase in the level of mortgage servicing rights sold while the decrease in 2000 was caused by a decrease in the level of mortgage servicing rights sold. We sold servicing rights with respect to $2.8 billion of mortgage loans in 2001, for a total net gain of $21.3 million, or a spread on the sale of servicing of 0.76%. This compares to servicing rights sales with respect to $1.3 billion of mortgage loans in 2000, for a total net gain of $1.2 million, or a spread on the sale of servicing of 0.09%. We sold servicing rights in 1999 of $1.8 billion for a net gain of $6.3 million, or a spread on the sale of servicing of 0.35%. The increase in the spread on the sale of servicing rights in 2001 is indicative of the lower cost to originate servicing rights due to the production consisting primarily of borrowers refinancing their mortgage loans. We presently intend to sell a portion of the servicing rights retained during 2002, although there can be no assurance as to the volume of our loan acquisition or that any gain will be recognized on such sales. Gestation fee income is generated from our sale of mortgage loans to securities brokers pursuant to a repurchase agreement. Under the agreement, we sell mortgage loans and simultaneously assign the related mandatory sales commitments to a securities broker. We continue to receive fee income from the securities broker until the loan is delivered into the mandatory sales commitment. Alternatively, we sell loans on an individual basis and subsequently pair off the mandatory sales commitment by purchasing loans from other originators for delivery against the mandatory sales commitments. In this case, we do not receive any gestation fee income, which is income derived from the spread between the fee we received on the mortgage loan and the fee charged by the security broker during the holding or “gestation” period, prior to our sale of the loan. Gestation income totaled $393,555 in 2001, $415,198 in 2000 and $1.8 million in 1999. Our decrease of gestation fee income in 2001 and 2000 was the result of our increased use of Freddie Mac programs to sell loans on an individual basis.

Other Expenses

The following table provides a breakdown of other expense attributable to our mortgage banking business for the years ended December 31, 1999, 2000 and 2001:

	For the Year Ended December 31,
	1999		2000		2001
	Expense	Percent of Total	Expense	Percent of Total	Expense	Percent of Total
	(dollars in thousands)
Salaries and benefits	$5,810	57.6%	$3,148	49.7%	$15,314	105.9%
Occupancy and equipment expense	946	9.4	934	14.7	1,056	7.3
Outside service fees	2,193	21.7	1,116	17.6	1,292	8.9
Subservicing expense	429	4.3	359	5.7	451	3.1
Amortization expense	967	9.6	745	11.8	1,114	7.7
Capitalized loan costs	(4,174)	(41.4)	(3,002)	(47.4)	(7,674)	(53.1)
Other operating expense	3,913	38.8	3,036	47.9	2,905	20.1

Total other expense	$10,084	100.0%	$6,336	100.0%	$14,458	100.0%

We had other mortgage banking expenses in 2001, 2000 and 1999 of $14.5 million, $6.3 million and $10.1 million, respectively. During 2001, our mortgage banking business enjoyed record earnings as the result of the exceptionally strong residential mortgage market due to historically low interest rates and 11 decreases in interest rates by the Federal Reserve, and our other expenses increased accordingly. When we commenced our mortgage banking business in 1993, we entered into employment agreements with Mr. Robert C. KenKnight, the President of our mortgage business, and thereafter with Mr. Michael P. Leddy, an Executive Vice President of our mortgage business, to ensure that we had their services on a long-term basis. These employment agreements provide incentives for KenKnight and Leddy that are linked to the performance of our mortgage business. As a result of the record year that our mortgage operations experienced during 2001, Mr. KenKnight earned a salary of approximately $3.5 million and received 35,240 shares of restricted stock under his employment agreement, and Mr. Leddy earned a bonus of approximately $726,000 and received 34,981 shares of restricted stock under his compensation agreement. These cash amounts were earned and accrued during 2001, but did not become payable until after our financial statements for 2001 were audited in late March of 2002.

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

Pretax Net Income

In 2001, our mortgage banking pretax income was $10.0 million, compared to a net loss of $(3.6) in 2000 and a net loss of $(1.8) million in 1999. The favorable increase in pretax net income from our mortgage banking business for 2001 was influenced by the dramatic changes in interest rates between the relatively high rates that characterized most of 2000 and the multiple interest rate reductions that began taking place at the end of 2000 and continued through most of 2001. Decreases in interest rates generally encourage our customers to refinance existing homes, or to purchase new homes, increasing our loan production activities. This increase in mortgage production was also accompanied by an increase in the gain on the sale of mortgage servicing rights. Our mortgage production decreased significantly between 1999 and 2000 due to the impact of the relatively high interest rates that existed from the end of 1999 through most of 2000. The increased rates reduced our loan production and, in turn, the sales of mortgage servicing rights.

Financial Condition

General Discussion of Our Financial Condition

Total Assets

Our total assets increased 106% during 2001, from $235.1 million as of December 31, 2000 to $484.4 million as of December 31, 2001 due to increases in commercial bank loans during 2001 of $30.7 million and an increase in residential mortgage loans held for sale during 2001 of $205.9 million. The increase corresponded with a 37% increase in deposits amounting to $59.8 million and a 317% increase in other borrowings of $174.1 million during 2001. In 2000, our total assets increased 27% from $171.2 million at December 31, 1999. The increase resulted from an increase of $15.5 million in residential mortgages held for sale and corresponded with a $9.3 million, or 20%, increase in other borrowings.

Interest-Earning Assets

Our interest-earning assets are comprised of:

•	commercial banking loans;
•	mortgage loans held for sale;
•	investment securities;
•	interest-bearing balances in other banks; and
•	temporary investments.

Interest-earning assets increased 118% in 2001 from $204.8 million at December 31, 2000 to $446.1 at December 31, 2001. The increase was the result of increases in commercial banking loans and residential mortgages held for sale. In 2000, interest-earning assets increased 42% from $144.5 million at December 31, 1999. For detail with respect to each of our business segments, see “Financial Condition — Financial Condition of Our Commercial Banking Business” and “Financial Condition—Financial Condition of Our Mortgage Banking Business” below.

The following table sets forth a distribution of the assets, liabilities and shareholders’ equity for the periods indicated:

Distribution of Assets, Liabilities and Shareholders’ Equity

	2001 Daily Average Balances	2000 Daily Average Balances	1999 Daily Average Balances	1998 Daily Average Balances	1997 Daily Average Balances
	(in thousands)
ASSETS
Interest-earning assets:
Loans(1)	$104,346	$75,229	$46,791	$38,150	$32,520
Mortgage loans held for sale	173,976	68,949	93,752	81,957	38,685
Securities, at cost	16,873	13,748	8,060	3,024	2,126
Federal funds sold	6,187	753	4,310	2,557	1,659
Deposit in other banks	5,829	969	4,945	2,276	1,398

Total interest-earning assets	307,211	159,648	157,858	127,964	76,388

Other assets	36,176	32,489	25,175	12,704	11,776

Total assets	$343,387	$192,137	$183,033	$140,668	$88,164

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Demand deposits	$29,050	$24,508	$20,728	$14,587	$9,223
Savings deposits	12,109	9,969	8,026	5,441	5,112
Time deposits	120,295	67,970	61,301	45,603	34,052
Mortgage warehouse line of credit and other	120,237	48,311	51,841	32,336	11,594

Total interest-bearing liabilities	$281,691	$150,758	$141,896	$97,967	$59,981
Noninterest-bearing deposits	15,880	23,138	13,919	18,762	12,440
Other liabilities	33,714	9,949	16,907	14,446	8,379
Shareholders’ equity	12,102	8,292	10,311	9,493	7,364

Total liabilities & shareholders’ equity	$343,387	$192,137	$183,033	$140,668	$88,164

	2001 Income/ Expense	2001 Yield/ Rates	2000 Income/ Expense	2000 Yield/ Rates	1999 Income/ Expense	1999 Yield/ Rates	1998 Income/ Expense	1998 Yield/ Rates	1997 Income/ Expense	1997 Yield/ Rates
	(dollars in thousands)
Interest income/yields:
Loans(1)	$9,349	8.96%	$7,461	9.92%	$4,525	9.67%	$3.796	9.95%	$3,209	9.87%
Mortgage loans held for sale	9,956	5.72%	5,229	7.58%	4,957	5.29%	4,060	4.95%	2,115	5.47%
Securities, at cost	1,242	7.36%	1,110	8.07%	608	7.54%	193	6.38%	144	6.77%
Federal funds sold	243	3.93%	47	6.24%	220	5.10%	140	5.48%	94	5.67%
Deposit in other banks	246	4.22%	56	5.78%	272	5.50%	128	5.62%	78	5.58%

Total interest income/yield	$21,036	6.85%	$13,903	8.71%	$10,582	6.70%	$8,317	6.50%	$5,640	7.38%

Interest expense/rates:
Demand deposits	$994	3.42%	$1,051	4.29%	$837	4.04%	$630	4.32%	$382	4.14%
Savings deposits	384	3.17%	368	3.69%	293	3.65%	199	3.66%	181	3.54%
Time deposits	7,700	6.40%	4,339	6.38%	3,562	5.81%	2,825	6.19%	2,120	6.23%
Mortgage warehouse line of credit and other	4,734	3.94%	3,201	6.63%	3,585	6.92%	2,425	7.50%	570	4.92%

Total interest expense/rates	13,812	4.90%	8,959	5.94%	8,277	5.83%	6,079	6.21%	3,253	5.42%
Net interest income	$7,224		$4,944		$2,305		$2,238		$2,387

Net yield on interest-earning assets		2.35%		3.10%		1.46%		1.75%		3.12%

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

Allowance for Losses

Our assessment of the risk associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio only, as detailed below under “Financial Condition — Financial Condition of Our Commercial Banking Business.” We have no allowance for the portfolio of mortgage loans held for sale. Our mortgage loans held for sale are carried at the lower of aggregate cost or market price and, therefore, do not require a reserve.

Fixed Assets

We had fixed assets of $6.3 million at December 31, 2001, $6.3 million at December 31, 2000 and $6.0 million at December 31, 1999. In 2001, the Company’s addition to fixed assets were offset by the depreciation, while the increase in 2000 was due to the purchase of property to construct a new branch facility in Cartersville, Georgia.

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

Financial Condition of Our Commercial Banking Business

Total Commercial Banking Loans

During 2001, our average commercial banking loans were $104.3 million and constituted 34% of our average consolidated earning assets, and 30% of our average consolidated total assets. The 39% increase in average commercial banking loans experienced by Crescent Bank during 2001 was the result of higher loan demand in its service area, as well as the expansion of Crescent Bank’s operations in each of Bartow, Cherokee, and Forsyth Counties, Georgia. Our commercial banking loans are expected to produce higher yields than securities and other interest-earning assets. During 2000, our average commercial banking loans were $75.2 million and constituted 47% of our average consolidated earning assets and 39% of our average consolidated total assets. During 1999, our average commercial banking loans were $46.8 million, or 30 % of average consolidated earning assets and 26% of average consolidated total assets. This 61% increase in our average commercial banking loans was the result of higher loan demand in Crescent Bank’s service areas, as well as expansion of Crescent Bank’s operations.

Loan Loss Allowance

The allowance for loan losses represents management’s assessment of the risk associated with extending credit and its evaluation of the quality of our loan portfolio. We maintain our allowance for loan losses at a level that we believe is adequate to absorb the risk of loan losses in the loan portfolio. In determining the appropriate level of our allowance for loan losses, we apply a methodology that has both a specific component and a general component. Under the specific component of our methodology, we grade each loan:

(1)	at the time of the loan’s origination;

(2)	at each of our loan review meetings; and

(3)	at any point in time when payments due under the loan are delinquent.

Our grading system is similar to the grading systems used by our bank regulators in analyzing loans. To grade a loan, we consider:

(1)	the value of collateral;

(2)	the relative risk of the loan, based upon the financial strength and creditworthiness of the borrower;

(3)	prevailing and forecasted economic conditions; and

(4)	our historical experience with similar loans.

The actual grading is performed by our loan officers and reviewed and approved by our loan committee. After grading each of the loans, we review the overall grades assigned to the portfolio as a whole and attempt to identify and determine the effect of potential problem loans.

The general component of our methodology involves an analysis of our actual loan loss experience, a comparison of the actual loss experience of banks in our peer group, and assumptions about the economy generally. We also consider the regulatory guidance provided by the Federal Financial Institution Examination Council’s Interagency Policy Statement on Allowance for Loan Losses Methodologies, as well as other widely accepted guidance for banks and savings institutions generally.

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

Crescent Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, their credit evaluations and allowance for loan loss methodology differ materially from ours.

While it is Crescent Bank’s policy to charge-off in the current period loans for which a loss is considered probable, there are additional risks of losses, which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

The allowance for loan losses totaled $1.6 million, or 1.29% of total commercial banking loans, at December 31, 2001. The allowance for loan losses at December 31, 2000 was $1.4 million, or 1.45% of total commercial banking loans, as of that date. The increase from 2000 to 2001 was primarily the result of a provision for loan loss of $515,000 in 2001, and the increase in the allowance corresponds to the 33% increase in commercial banking loans in 2001. The increase in 2000 was due to a provision for loan losses of $500,000 and corresponded to the 72% increase in commercial banking loans in 2000. The allowance for loan losses in 1999 amounted to $864,689 and represented 1.60% of total commercial banking loans at December 31, 1999. Although the loan loss percentage decreased, the total provision for loan losses increased, due to the increase in the commercial loan portfolio of 31% in 1999. The allowance for loan losses as of December 31, 1998 and 1997 were $669,020 and $514,634, representing 1.69% and 1.40% of total commercial banking loans, respectively. The increase in the provision and the percentage of commercial banking loans was based on our analysis and judgment of loan quality and our determination of what level of reserves was reasonable to cover the risk of loss in the loan portfolio. The determination of the reserve level rests upon our judgment about factors affecting loan quality, assumptions about the economy and historical experience. Our judgment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular focus on loans that are past due and other loans that we believe require attention. We believed that the allowance at December 31, 2001 was adequate at that time to cover the risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions about events which we believe to be reasonable but which may or may not be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. As a result of a weaker economy generally, and the slowdown in the economy and uncertainties created by the September 11, 2001 terrorist attacks and the war against terrorism, additions to the allowances and charge-offs may become necessary.

Crescent Bank’s policy is to discontinue the accrual of interest on loans that are 90 days past due unless they are well secured and in the process of collection. We recognize interest on these non-accrual loans only when we receive the interest. As of December 31, 2001, Crescent Bank had $509,526 of commercial banking loans contractually past due more than 90 days, no commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings. As of December 31, 2000, Crescent Bank had $286,393 of commercial banking loans contractually past due more than 90 days, $21,863 of commercial banking loans accounted for on a non-accrual basis and no commercial banking loans considered to be troubled debt restructurings. As of December 31, 1999, Crescent Bank had $507,531 of commercial banking loans contractually past due more than 90 days, $30,193 of commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings.

The following table shows the composition of the loan portfolio as of each of the periods ended December 31, 2001, 2000, 1999, 1998 and 1997.

Total Loan Portfolio

	As of December 31, 2001	As of December 31, 2000	As of December 31, 1999	As of December 31, 1998	As of December 31, 1997
	(dollars in thousands)
Commercial	$12,518	$11,561	$9,474	$6,585	$4,973
Real estate—construction and land development	29,858	29,326	15,914	10,027	12,527
Real estate—mortgage	66,642	41,009	21,311	18,942	14,764
Installment and other	14,593	11,015	7,378	5,774	4,386

Total	$123,611	$92,911	$54,077	$41,328	$36,650

The following table shows the amount of loans outstanding as of December 31, 2001, which based on remaining scheduled repayments of principal, are due in the periods indicated. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates.

	Loans Maturing After One Year but
	Within OneYear	Within FiveYears	After FiveYears	Total
	(in thousands)
Commercial	$6,544	$5,769	$205	$12,518
Real estate-construction	26,448	3,196	214	29,858
Real estate-mortgage	21,579	42,725	2,338	66,642
Installment and other	2,716	11,120	757	14,593

Total	$57,287	$62,810	$3,514	$123,611

Loans maturing after one year with:
Fixed interest rates		$49,234	$1,580
Variable interest rates		13,576	1,934

		$62,810	$3,514

The following table summarizes Crescent Bank’s non-accrual, past due and restructured commercial banking loans:

	December 31,
	2001	2000	1999	1998	1997
	(in thousands)
Non-accrual loans	$—	$22	$30	$1	$—

Accruing loans past due 90 days or more	$510	$286	$507	$457	$61
Restructured loans	—	—	—	—	—

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

	Years Ended December 31,
	2001	2000	1999	1998	1997
	(dollars in thousands)
Balance, beginning of period	$1,350,774	$864,689	$699,020	$514,634	$335,512
Loans charged off:
Commercial	(22,480)	(60,790)	—	(21,984)	—
Real estate—construction	—	—	—	—	—
Real estate—mortgage	—	—	—	—	—
Installment and other consumer	(249,496)	(36,025)	(26,103)	(10,184)	(13,295)

Total loans charged off	(271,976)	(96,815)	(26,103)	(32,168)	13,295
Recoveries:
Installment and other consumer	2,489	5,423	1,772	62,612	1,297
Commercial	—	77,477	—	942	—

Total loans recovered	2,489	82,900	1,772	63,554	1,297
Net loans recovered (charged off)	(269,487)	(13,915)	(24,331)	31,386	(24,331)
Provision for loan losses	515,000	500,000	190,000	153,000	191,120
Balance, end of period	$1,596,287	$1,350,774	$864,689	$699,020	$514,634

Loans outstanding at end of period, excluding Loans held for sale	$123,611	$92,911	$54,077	$41,328	$36,650
Ratio of allowance to loans outstanding at end of Period, excluding loans held for sale	1.29%	1.45%	1.60%	1.69%	1.40%
Average loans outstanding during the period, excluding loans held for sale	$104,346	$75,229	$46,791	$38,150	$32,520
Ratio of net charge offs during the period to Average loans outstanding	0.26%	0.02%	0.05%	0.08%	0.04%

The following table sets forth, with respect to each category of banking loans, the total amount the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

	Years Ended December 31,
	2001		2000		1999		1998		1997
	Amt	%	Amt	%	Amt	%	Amt	%	Amt	%
Commercial	$656	10.1%	$518	12.4%	$331	17.5%	$253	15.9%	$222	13.6%
Real estate—mortgage(1)	242	53.9%	228	44.1%	146	39.5%	124	45.8%	59	40.3%
Real estate—construction and land Development	275	24.2%	258	31.6%	165	29.4%	153	24.3%	88	34.2%
Consumer	320	11.8%	262	11.9%	168	13.6%	125	14.0%	101	12.0%
Unallocated	103		85		55		44		45

	$1,596	100.0%	$1,351	100.0%	$865	100.0%	$699	100.0%	$514	100.0%

(1)	Includes any loans secured in whole or in part by real estate.

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

The table below represents Crescent Bank’s commercial banking assets that we believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans. Potential problem loans represent commercial banking loans that are presently performing, but where management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms.

	Years Ended December 31,
	2001	2000	1999
Non-performing loans(1)	$—	$21,863	$30,193
Foreclosed properties	332,743	21,940	21,940

Total non-performing assets	$332,743	$43,803	$52,133

Loans 90 days or more past due on accrual status	$509,526	$286,393	$507,532
Potential problem loans(2)	1,494,302	2,231,684	1,399,926
Potential problem loans/total loans	1.21%	2.40%	2.59%
Non-performing assets/total loans and foreclosed properties	0.27%	0.05%	0.10%
Non-performing assets and loans 90 days or more past due on accrual
Status/total loans and foreclosed properties	0.68%	0.36%	1.03%

(1)	Defined as non-accrual loans and renegotiated loans.

(2)	Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

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

	Maturing
	Within One Year		After One But Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Municipal Bond	—	—	$345	4.45%	—	—	—	—
U. S. government securities	—	—	1,033	4.82%	—	—	$18,116	7.35%

Total	—	—	$1,378	4.73%	—	—	$18,116	7.35%

Total Commercial Deposits

Our commercial deposits totaled $222.0 million and $162.2 million at December 31, 2001 and December 31, 2000, respectively, representing an increase of 37% during 2001. At December 31, 1999, commercial deposits totaled $110.3 million, increasing by 47.1% in 2000. Commercial deposits averaged $177.3 million; $125.6 million and $103.9 million during each of the twelve-month periods ended December 31, 2001, 2000 and 1999, respectively. Interest-bearing deposits represented 79% of total deposits at December 31, 2001, as compared to 82% at both December 31, 2000 and December 31, 1999. Certificates of deposit comprised 72% of total interest-bearing deposits for December 31, 2001, as compared to 72% at December 31, 2000 and 63% at December 31, 1999. The composition of these deposits is indicative of the interest rate-conscious market in which we operate. We cannot provide any assurance that we can maintain or increase our market share of deposits in this highly competitive service area. We had brokered deposits of $496,000 at December 31, 2001, and $6.7 million and $1.4 million as of each of December 31, 2000 and 1999, respectively.

The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

	Years ended December 31,
	2001 Amount	2000 Amount	1999 Amount
	(dollars in thousands)
Non-interest-bearing
Demand deposits	$15,880	$23,138	$13,919
Interest-bearing
Demand deposits	29,050	24,508	20,728
Savings deposits	12,109	9,969	8,026
Time deposits	120,295	67,970	61,301

Total	$177,334	$125,585	$103,974

	Years ended December 31,
	2001 Rate	2000 Rate	1999 Rate
Interest-bearing demand deposits	3.42%	4.29%	4.04%
Savings deposits	3.17%	3.69%	3.65%
Time deposits	6.40%	6.38%	5.81%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2001 are summarized as follows (in thousands):

Under 3 months	$15,800
3 to 6 months	19,781
6 to 12 months	15,922
Over 12 months	5,501

$57,004

Financial Condition of Our Mortgage Banking Business

Average Mortgage Loans Held For Sale

During 2001, average mortgage loans held for sale amounted to $174.0 million and constituted 57% of average consolidated earning assets and 51% of average consolidated total assets. Average mortgage loans held for sale during the twelve months ended December 31, 2000 of $68.9 million constituted 43% of average consolidated interest-earning assets and 46% of average consolidated total assets. During 1999, average mortgage loans held for sale amounted to $93.8 million, constituting 59% of average consolidated earning assets, and 51% of average consolidated total assets. Our residential mortgage loans held for sale generally generate net interest income as the rates of interest paid to us on the longer term mortgage loans are generally greater than those rates of interest that we pay on our shorter term warehouse line of credit, brokered deposits and core deposits.

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

Crescent Bank acquires residential mortgage loans from approximately 508 small retail-oriented originators in the Southeast United States through various funding sources, including Crescent Bank’s regular funding sources, a $55 million warehouse line of credit from the Federal Home Loan Bank of Atlanta and a $45 million repurchase agreement with UBS/Paine Webber. CMS acquires residential mortgage loans from approximately 587 small retail-oriented originators in the Southeast, Northeast, Midatlantic and Midwest United States through various funding sources, including a $250 million line of credit from UBS/Paine Webber, a $50 million line of credit from Colonial Bank, and a $75 million repurchase agreement from UBS/Paine Webber. Under the repurchase agreements, we sell our mortgage loans and simultaneously assign the related mandatory sales commitments to UBS/Paine Webber. The majority of our mortgage loans are currently being resold in the secondary market to Freddie Mac, Fannie Mae and private investors after being “warehoused” for 10 to 30 days. We purchase loans that we believe will meet secondary market criteria, such as loans providing for amount limitations and loan-to-value ratios that would qualify for resales to Freddie Mac, Fannie Mae and Ginnie Mae. To the extent that we retain the servicing rights on the mortgage loans that we resell, we collect annual servicing fees while the loan is outstanding. We sell a portion of our retained servicing rights in bulk form or on a monthly flow basis. The annual servicing fees and gains on the sale of servicing rights is an integral part of our mortgage banking business and its contribution to net income. We currently pay a third party subcontractor to perform servicing functions with respect to loans we sell, but where we retain the servicing.

The following table presents the outstanding balances of our borrowings under our warehouse lines of credit and the weighted average interest rates on the lines of credit for the last two years. Draws on the lines of credit have a 30-day maturity.

	Years Ended December 31,
	2001	2000	1999
	(dollars in thousands)
Balance at period end	$229,091	$54,947	$45,677
Weighted average interest rate at period end	3.16%	8.07%	7.39%
Maximum amount outstanding at any month’s end	$229,091	$65,975	$82,273
Average amount outstanding	$120,237	$48,311	$51,841
Weighted average interest rate	3.94%	6.63%	6.92%

Total Mortgage Loan Acquisitions and Resales

During 2001, we acquired $3.4 billion of mortgage loans and resold $3.2 billion of mortgage loans in the secondary market with servicing rights retained. During 2000, we acquired $1.3 billion of mortgage loans, approximately all of which were resold in the secondary market with servicing rights retained. We acquired $1.9 billion of mortgage loans during 1999, $0.1 billion less than in 1998, and resold $1.8 billion in 1999. At each of December 31, 2001, 2000 and 1999, we carried $300.8 million, $94.9 million and $79.4 million, respectively, of mortgage loans held for sale on our balance sheet.

Servicing Rights

At December 31, 2001, we carried $3.1 million of mortgage servicing rights on our balance sheet, compared to $3.8 million at December 31, 2000. We are amortizing the mortgage servicing rights over an accelerated period. We held servicing rights with respect to loans with unpaid principal balances totaling $693.8 million at December 31, 2001. During 2001, we sold servicing rights with respect to $2.8 billion of mortgage loans carried on our balance sheet at a cost of $22.8 million for a gain of $21.3 million.

Other Borrowings

At December 31, 2000, we held servicing rights with respect to loans with unpaid principal balances totaling $342.7 million, compared to $420.0 million at December 31, 1999 and $486.0 million at December 31, 1998. During 2000, we sold servicing rights with respect to $1.3 billion of mortgage loans carried on our balance sheet at a cost of $15.9 million for a $1.2 million gain. During 1999, we sold servicing rights with respect to $1.8 billion of loans with a cost of $21.2 million, resulting in a gain of $6.3 million.

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

Capital and Liquidity

Our capital adequacy is measured by risk-based and leverage capital guidelines. Developed by regulatory authorities to establish capital requirements, the risk-based capital guidelines assign weighted levels of risk to various asset categories. Among other things, these guidelines currently require us to maintain a minimum ratio of 8.0% of total capital to risk-adjusted assets. Under the guidelines, one-half of our required capital must consist of Tier 1 Capital, which would include such things as our tangible common shareholders’ equity and any qualifying perpetual preferred stock. The leverage guidelines provide for a minimum ratio of Tier 1 Capital to total assets of 3.0% if we meet certain requirements, including having the highest regulatory rating, and cushion the ratio by an additional 1.0% to 2.0% otherwise. The guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “Tangible Tier 1 Leverage Ratio,” calculated without the inclusion of intangible assets, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us, and the FDIC has not advised Crescent Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio that we are required to meet. Crescent Bank has agreed with the Georgia Department to maintain a leverage ratio of 8.0%.

At December 31, 2001, Crescent Bank’s leverage ratio was 4.60%. To address the leverage ratio shortcoming, we have enhanced our dividend reinvestment plan and obtained a 30% participation rate and are pursuing alternative means of raising capital, including a common stock offering. On November 9, 2001, we completed a $3.5 million offering and sale of trust preferred securities and contributed approximately $2.4 million of the net proceeds from this offering to Crescent Bank.

Our total consolidated shareholders’ equity was $16.3 million, or 3.36% of total consolidated assets, at December 31, 2001, compared to $8.8 million, or 3.74% of total consolidated assets, at December 31, 2000 and $10.3 million, or 6.02% of total consolidated assets, at December 31, 1999. The decrease in shareholders’ equity to total asset ratio in 2001 was the result of a 106% increase in total consolidated assets, primarily due to commercial banking loans. The decrease in shareholders’ equity to total asset ratio in 2000 was due to a 27% increase in our total consolidated assets.

At December 31, 2001, our ratio of total consolidated capital to risk-adjusted assets was 6.85%, with 6.32% comprised of tangible common shareholders’ equity. We paid $565,890, or $.31 per share, of dividends to our shareholders during 2001. A quarterly dividend of $.0775 was declared in February 2002 and was paid on March 7, 2002. At December 31, 2000, the ratio of total consolidated capital to risk-adjusted assets was 6.22%, with 5.41% comprised of tangible common shareholders’ equity, compared to a ratio of 9.92%, with 9.17% of tangible common shareholders’ equity, at December 31, 1999. During 2000, we paid $531,902 of dividends, or $.30 per share, compared to $400,473, or $.23 per share, during 1999.

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

As of December 31, 2001, we had various sources of liquidity, distinct from our internal equity and operational financing, that were available to us to support our growth and operations. We have access to $55 million in borrowing through our line of credit with the Federal Home Loan Bank of Atlanta, for which we had an average drawn balance of $3.0 million for the twelve months ended December 31, 2001. We also maintain warehouse lines of credit from UBS PaineWebber Inc. and Colonial Bank totaling $300 million, available to fund the origination and holding of our mortgage loan business. In connection with the establishment of our line of credit with UBS PaineWebber, Crescent Bank agreed to support the obligations of CMS under the line of credit. Because we presently believe that this support arrangement may have been made in violation of federal banking laws, and as a result of our recent restatements of our financial reports for prior periods, on April 8, 2003, CMS terminated this support arrangement and entered into First Amendments to an Amended and Restated Mortgage Loan Purchase Agreement and to a Mortgage Loan Repurchase Agreement, as well as a Second Amended and Restated Support Agreement, Cash Collateral and Control Agreement, with UBS PaineWebber. These amended agreements include, among other things, provisions related to CMS’ capital and collateral, and the potential imposition of minimum fees. Certain of these provisions are summarized below:

•	CMS must maintain a “tangible net worth” (as defined) on a quarterly basis (as at the end of each month) that has been increased to the greater of $18 million or 85% of the tangible net worth of CMS at the end of the previous fiscal year plus 90% of capital contributions made during the fiscal year plus 50% of positive year to date net income.

•	CMS is required to establish and maintain an account with UBS PaineWebber in the amount of $5 million in cash and other “permitted investments” (as defined), which CMS manages, but in which UBS PaineWebber has a security interest and right of setoff to satisfy obligations of CMS to UBS PaineWebber.

•	CMS is required to pay an annual set-up and structuring fee of $2.5 million to be paid at the earliest of (i) the termination of the Amended and Restated Mortgage Loan Purchase Agreement, (ii) a “fundamental change” such as a change in control, and (iii) other material change in its method of conducting its business on each anniversary date of the Agreement. The amount of this fee will be reduced by a rebate calculated based on product of LIBOR plus 2.00% per annum and the weighted daily average of mortgage loans sold to UBS PaineWebber.

•	CMS is not allowed to pay any dividends or distributions, other than for its pro rata share of taxes, to the Company, without the prior consent of the UBS PaineWebber.

These new restrictions will adversely affect our liquidity.

In addition, we have $11.6 million of federal funds lines that we may access as a source of liquidity. As of November 9, 2001, we replaced an existing $3.6 million line of credit with The Bankers Bank with a new $2.6 million line.

Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities and securities held for sale. These average liquid assets totaled $91.4 million and $40.8 million during 2001 and 2000, representing 52% and 32% of average deposits for those periods, respectively. Our average liquid assets during the period ended December 31, 1999 were $56.6 million, representing 55% of average deposits for the year. The increase in average liquid assets as a percentage of average deposits in 2001 was the result of the increase in mortgage loans held for sale. Average net commercial banking loans were 59%, 60% and 45% of average deposits during 2001, 2000 and 1999, respectively. Average deposits were 58%, 79% and 66% of average interest-earning assets during 2001, 2000 and 1999, respectively.

The following table shows operating and capital ratios for each of the last three years:

	Year ended December 31,
	2001	2000	1999
Percentage of net income (loss) to:
Average shareholders’ equity	57.63%	(17.38)%	(7.75)%
Average total assets	2.03%	(0.75)%	(0.43)%
Percentage of average shareholders’ equity to average total assets	3.52%	4.32%	5.63%
Percentage of dividends paid to net income (loss)	8.11%	(36.92)%	(50.14)%

Crescent Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. In addition to the borrowing sources related to the mortgage operations, Crescent Bank also maintains federal funds lines of credit totaling $11.6 million. Crescent Bank’s liquidity position has also been enhanced by the operations of their mortgage division due to the investment of funds in short-term assets in the form of mortgages held for sale.

Once funded, mortgages will generally be held by Crescent Bank for a period of 10 to 30 days. We presently believe Crescent Bank’s liquidity sources are adequate to meet its operating needs in the foreseeable future. Similarly, CMS’ liquidity is adequate for its operations due to its investment in the short-term mortgage loans it holds for resale.

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

Interest Rate Risk

Interest rate risk is the risk to earnings or market value of equity from the potential movement in interest rates. The primary purpose of managing interest rate risk is to reduce interest rate volatility and achieve reasonable stability to earnings from changes in interest rates and preserve the value of our equity. Changes in interest rates affect our volume of mortgage production, value and retention of mortgage servicing rights and value and effectiveness of mortgage interest rate hedges.

We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets, rate sensitive liabilities and off- balance sheet interest rate hedges. The relationship between rate sensitive assets and rate sensitive liabilities is a key factor in projecting the effect of interest rate changes on net interest income. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. We monitor the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but place particular emphasis on the initial twelve-month period. The following table shows our rate sensitive position at December 31, 2001. Approximately 85% of earning assets and 96% of funding for these earning assets is scheduled to reprice at least once during the next twelve months. The total excess of interest-bearing liabilities over interest-bearing assets, based on a one-year time period, was $11.4 million, or 2.4% of total assets.

Interest Rate Sensitivity Gaps

As of December 31, 2001

	Amounts Repricing In
	0-90 Days	91-365 Days	1-5 Years	Over 5 Years
	(millions of dollars)
Interest-earning assets	$352.4	$24.7	$49.5	$19.5
Interest-bearing liabilities	313.1	75.4	16.8	0

Interest sensitivity gap	$39.3	$(50.7)	$32.7	$19.5

As noted above, we are in a liability-sensitive position for the cumulative one-year period. This means that during the one year period, if interest rated decline, the net interest margin will increase and, conversely, if interest rates increase, the net interest margin will decline. For the cumulative five-year period, we are in an asset-sensitive position in that interest-bearing assets exceed interest-bearing liabilities that are repricing over the next five years by $21.3 million. This means that during the five-year period, if interest rates decline, the net interest margin will decline. Conversely, if interest rates increase over this period, the net interest margin will increase. At December 31, 2001, we were within our policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80-140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity.

We also use mandatory sales commitments to deliver mortgage loans held for sale, reducing the interest rate risk. At December 31, 2001, our commitments to purchase mortgage loans, referred to as the mortgage pipeline, totaled approximately $759 million. Of the mortgage pipeline, we had, as of December 31, 2001, approximately $265 million had interest rate risk. The remaining $494 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of:

•	loans under contract to be placed with a private investor through a best efforts agreement, where the investor purchases the loans from us at the contractual loan rate;

•	loans with floating interest rates which close at the current market rate; and

•	loans where the original fixed interest rate commitment has expired and which will be repriced at the current market rate.

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

On January 1, 2001, we adopted Financial Accounting Standards Board (FASB) No. 133, “Accounting For Certain Derivative Instruments And Hedging Activities,” and FASB No. 138, “Accounting For Certain Derivative Instruments And Certain Hedging Activities—An Amendment of FASB No. 133”, which we refer to together as “FAS 133.” Under FAS 133, all derivative financial instruments are to be recognized on a company’s balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative instrument as either:

(1)	a hedge of the fair value of a recognized asset, liability or an unrecognized firm commitment, called a “fair value” hedge;

(2)	a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability, called a “cash flow” hedge; or

(3)	a free-standing derivative instrument.

For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability attributable to the hedged risk are recorded in the net income of the current period.

For a cash flow hedge, changes in the fair value of the derivative to the extent that it is effective are recorded in other comprehensive income within the stockholders’ equity section of the balance sheet and subsequently reclassified as income in the same period that the hedged transaction impacts net income. For free-standing derivatives instruments, changes in the fair values are reported in the net income of the current period. We have three types of derivative financial instruments that meet the criteria of a derivative as outlined in FAS 133:

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

At the date of adoption, we recorded certain transition adjustments as required by FAS 133. The impact these transition adjustments on net income, net of tax, was approximately $(69,770). The FAS 133 transition adjustment reflects the January 1, 2001 fair value of our free standing derivative instruments of $112,533, net of the related tax effect of $42,763. Subsequent changes in the fair value of the Company’s locked pipeline and mandatory sales commitments resulted in net income of $89,687, which is reported as a component of gain on sale of mortgage loans held for sale.

In hedging our mortgage pipeline, we must use a best estimation of the percentage of the pipeline that will not close, which we refer to as the “fallout.” Fallout is caused by, among other things, the borrowers’ failures to qualify for the loan, construction delays, inadequate appraisal values and changes in interest rates, which are substantial enough for the borrower to seek another financing source. An increasing interest rate environment provides greater motivation for the consumer to lock rates and close loans. Conversely, in a decreasing interest rate environment, the consumer has a tendency to delay locking rates and closing loans in order to obtain the lowest rate. As a result, an increasing interest rate environment generally results in our fallout ratio to be less than in an average market. In a decreasing rate environment, our fallout ratio tends to be greater than in an average market. If our fallout ratio is greater than anticipated, we will have more mandatory sales commitments to deliver loans than we have loans for which we have closed. In this circumstance, we must purchase the loans to meet the mandatory sales commitment on the secondary market and therefore will have interest rate risk in these loans. If our fallout ratio is less than anticipated, we will have fewer mandatory sales commitments to deliver loans than we have loans for which we have closed. In this circumstance, we must sell the loans on the secondary market without a mandatory sales commitment and therefore will have interest rate risk in these loans.

Our success in reducing our interest rate risk is directly related to our ability to monitor and estimate the fallout. While we may use other hedging techniques other than mandatory sales commitments and options to deliver mortgage-backed securities, our mortgage division’s secondary marketing policy does not allow speculation. As of December 31, 2001, we had purchase commitment agreements in place, terminating between January and March of 2002, with respect to an aggregate of approximately $371 million to hedge our locked pipeline and mortgage loans held for sale.

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

In addition, inflation results in an increased cost of goods and services purchased, cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect the liquidity and earnings of our commercial banking and mortgage banking businesses, and our shareholders’ equity. With respect to our mortgage banking business, mortgage originations and refinancings tend to slow as interest rates increase, and increased interest rates would likely reduce our earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2001

i

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Crescent Banking Company

Jasper, Georgia

We have audited the accompanying consolidated balance sheets of the Crescent Banking Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

As described in Note 22 of the consolidated financial statements, the 2001, 2000 and 1999 consolidated financial statements have been restated for errors in the methods of recognizing gains (losses) on the sale of mortgage servicing rights and gestation income.

/s/    MAULDIN & JENKINS, LLC

Atlanta, Georgia

March 18, 2002, except for Note 22, for which the date is October 17, 2002

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2001 AND 2000

(Restated)

	2001	2000
Assets
Cash and due from banks	$11,936,985	$5,120,426
Interest-bearing deposits in banks	235,660	1,399,075
Federal fund sold	179,000	800,000
Securities available-for-sale	8,931,589	10,648,851
Securities held-to-maturity, at cost (fair value 2001$10,351,765; 2000 $2,501,340)	10,414,845	2,559,848
Restricted equity securities	1,920,975	1,528,475
Mortgage loans held for sale	300,785,842	94,921,800
Loans	123,611,401	92,911,487
Less allowance for loan losses	1,596,287	1,350,774

Loans, net	122,015,114	91,560,713
Mortgage servicing rights	3,098,579	3,781,355
Accounts receivable-brokers and escrow agents	6,024,895	3,753,749
Premises and equipment	6,321,651	6,263,251
Other real estate owned	332,743	21,940
Cash surrender value of life insurance	3,634,472	3,444,326
Deposit intangible	555,956	630,083
Other assets	8,059,236	8,643,210

Total assets	$484,447,542	$235,077,102

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$45,718,364	$30,194,956
Interest-bearing	176,246,435	131,973,487

Total deposits	221,964,799	162,168,443
Drafts payable	9,424,722	6,261,741
Other borrowings	229,081,205	54,946,856
Deferred income taxes	436,845	531,888
Derivative liabilities	22,846	—
Other liabilities	7,209,296	2,379,254

Total liabilities	468,139,713	226,288,182

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $1, 1,000,000 shares authorized, no shares issued or outstanding
Common stock, par value $1; 10,000,000 shares authorized; 1,847,929 and 1,820,301 issued	1,847,929	1,820,301
Capital surplus	9,414,713	9,121,344
Retained earnings (deficit)	5,169,663	(1,239,128)
Treasury stock, 6,668 shares	(36,091)	(36,091)
Accumulated other comprehensive loss	(88,385)	(877,506)

Total stockholders’ equity	16,307,829	8,788,920

Total liabilities and stockholders’ equity	$484,447,542	$235,077,102

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Restated)

	2001	2000	1999
Interest income
Loans	$9,348,500	$7,460,571	$4,525,246
Mortgage loans held for sale	9,956,585	5,228,505	4,957,218
Taxable securities	1,226,576	1,095,151	592,841
Nontaxable securities	15,353	15,353	15,353
Deposits in banks	245,858	56,101	272,391
Federal funds sold	242,693	46,964	220,111

Total interest income	21,035,565	13,902,645	10,583,160

Interest expense
Deposits	9,078,206	5,758,382	4,692,273
Other borrowings	4,733,818	3,200,520	3,585,181

Total interest expense	13,812,024	8,958,902	8,277,454

Net interest income	7,223,541	4,943,743	2,305,706
Provision for loan losses	515,000	500,000	190,000

Net interest income after provision for loan losses	6,708,541	4,443,743	2,115,706

Other income
Service charges on deposit accounts	809,068	498,677	298,879
Gestation fee income	393,555	415,198	1,771,074
Mortgage loan servicing fees	776,035	1,049,771	1,262,767
Gains on sales of mortgage servicing rights	21,252,845	1,190,472	6,327,454
Gains on sales of mortgage loans held for sale	390,981	264,299	501,270
Net realized losses on sales of securities available-for-sale	—	—	(2,527)
Other operating income	342,267	344,446	185,441

Total other income	23,964,751	3,762,863	10,344,358

Other expenses
Salaries and employee benefits	18,488,446	6,454,261	8,649,042
Equipment and occupancy expenses	2,317,443	2,207,908	1,936,297
Capitalized loan origination costs	(9,597,175)	(3,647,016)	(4,560,621)
Other operating expenses	7,992,452	5,681,065	7,796,570

Total other expenses	19,201,166	10,696,218	13,821,288

Income (loss) before income taxes and cumulative effect of a change in accounting principle	11,472,126	(2,489,612)	(1,361,224)
Income tax expense (benefit)	4,427,675	(1,048,791)	(562,436)

Income (loss) before cumulative effect of a change in accounting principle	7,044,451	(1,440,821)	(798,787)
Cumulative effect of a change in accounting principle, net of tax of $42,763	(69,770)	—	—

Net income (loss)	$6,974,681	$(1,440,821)	$(798,787)

Basic earnings (loss) per share before cumulative effect of a change in accounting principle	$3.85	$(0.81)	$(0.47)
Cumulative effect of a change in accounting principle	(0.03)	—	—

Basic earnings (loss) per share	$3.82	$(0.81)	$(0.47)

Diluted earnings (loss) per share before cumulative effect of a change in accounting principle	$3.76	$(0.78)	$(0.44)
Cumulative effect of a change in accounting principle	(0.03)	—	—

Diluted earnings (loss) per share	$3.73	$(0.78)	$(0.44)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Restated)

	2001	2000	1999
Net income (loss)	$6,974,681	$(1,440,821)	$(798,787)

Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale:
Unrealized holding gains (losses) arising during period, net of tax (benefits) of $526,081, $14,098 and $(594,990), respectively	789,121	21,147	(892,484)
Reclassification adjustment for losses realized in net income, net of tax benefit of $—, $— and $1,011, respectively	—	—	1,516

Other comprehensive income (loss)	789,121	21,147	(890,968)

Comprehensive income (loss)	$7,763,802	$(1,419,674)	$(1,689,755)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Restated)

	Common Stock.		Capital Surplus
	Shares	Par Value
Balance, December 31, 1998, as previously reported	1,726,708	$1,726,708	$8,287,772
Prior Period Adjustment	—	—	—
Balance, December 31, 1998 as restated	1,726,708	1,726,708	8,287,772
Net loss	—	—	—
Cash dividends declared, $.23 per share	—	—	—
Stock compensation expense	—	—	262,721
Exercise of stock options	30,800	30,800	152,470
Restricted stock awards	3,028	3,028	48,340
Tax benefit from exercise of stock options	—	—	23,371
Other comprehensive loss	—	—	—

Balance, December 31, 1999	1,760,536	1,760,536	8,774,674
Net loss	—	—	—
Cash dividends declared, $.30 per share	—	—	—
Stock compensation benefit	—	—	(12,897)
Exercise of stock options	53,599	53,599	280,950
Restricted stock awards	6,166	6,166	78,617
Other comprehensive income	—	—	—

Balance, December 31, 2000	1,820,301	1,820,301	9,121,344
Net income	—	—	—
Cash dividends declared, $.31 per share	—	—	—
Stock compensation expense	—	—	14,544
Exercise of stock options	4,000	4,000	28,000
Restricted stock awards	7,013	7,013	64,870
Issuance of common stock	16,615	16,615	185,955
Other comprehensive income	—	—	—

Balance, December 31, 2001	1,847,929	$1,847,929	$9,414,713

See Notes to Consolidated Financial Statements.

Retained Earnings (Deficit)	Treasury Stock		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Cost
$4,367,744	6,668	$(36,091)	$(7,685)	14,338,448
(2,434,889)	—	—	—	(2,434,889)
$1,932,855	6,668	$(36,091)	$(7,685)	$11,903,559
(798,787)	—	—	—	(798,787)
(400,473)	—	—	—	(400,473)
—	—	—	—	262,721
—	—	—	—	183,270
—	—	—	—	51,368
—	—	—	—	23,371
—	—	—	(890,968)	(890,968)

733,595	6,668	(36,091)	(898,653)	10,334,061
(1,440,821)	—	—	—	(1,440,821)
(531,902)	—	—	—	(531,902)
—	—	—	—	(12,897)
—	—	—	—	334,549
—	—	—	—	84,783
—	—	—	21,147	21,147

(1,239,128)	6,668	(36,091)	(877,506)	8,788,920
6,974,681	—	—	—	6,974,681
(565,890)	—	—	—	(565,890)
—	—	—	—	14,544
—	—	—	—	32,000
—	—	—	—	71,883
—	—	—	—	202,570
—	—	—	789,121	789,121

$5,169,663	6,668	$(36,091)	$(88,385)	$16,370,829

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Restated)

	2001	2000	1999
OPERATING ACTIVITIES
Net income (loss)	$6,974,681	$(1,440,821)	$(798,787)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of a change in accounting principle	112,533	—	—
Accretion of discount on securities	(984,525)	(763,388)	(434,888)
Loss on sale of securities available-for-ale	—	—	2,527
Depreciation	916,064	973,558	808,579
Amortization of deposit intangible	74,127	74,127	37,064
Provision for loan losses	515,000	500,000	190,000
Loss on sale of other real estate owned	—	—	6,417
Income on life insurance policies	(190,146)	(143,258)	(49,068)
Deferred income taxes	(621,124)	(287,921)	(97,991)
Stock compensation expense (benefit)	14,544	(12,897)	262,721
Restricted stock awards	71,883	84,783	45,079
Net (increase) decrease in mortgage loans held for sale	(205,864,042)	(15,557,873)	45,361,566
Amortization of mortgage servicing rights	1,114,100	744,700	967,172
Gains on sales of mortgage servicing rights	(21,252,845)	(1,190,472)	(6,327,454)
Acquisition of mortgage servicing rights	(23,079,127)	(16,180,795)	(22,374,576)
Proceeds from sales of mortgage servicing rights	43,900,648	17,057,473	27,526,743
(Increase) decrease in accounts receivable—brokers and escrow agents	(2,271,146)	(646,251)	1,696,710
Increase (decrease) in drafts payable	3,162,981	3,496,559	(2,218,963)
(Increase) decrease in interest receivable	(60,143)	(539,588)	109,829
Increase (decrease) in interest payable	140,027	43,065	(135,831)
Decrease in derivative liabilities	(89,687)	—	—
Net other operating activities	5,334,132	(2,027,712)	(4,495,537)

Net cash provided by (used in) operating activities	(192,082,065)	(15,816,711)	40,081,312

INVESTING ACTIVITIES
Purchase of securities available-for-sale	—	—	(9,520,805)
Proceeds from sales of securities available-for-sale	—	—	995,750
Proceeds from maturities of securities available-for-sale	3,651,195	—	500,000
Purchase of securities held-to-maturity	(9,533,220)	(1,448,800)	(1,000,000)
Proceeds from maturities of securities held-to-maturity	2,044,017	—	—
Purchase of restricted equity securities	(392,500)	(738,000)	—
Proceeds from redemption of restricted equity securities	—	—	325,500
Net (increase) decrease in federal funds sold	621,000	(800,000)	7,510,000
Net (increase) decrease in interest-bearing deposits in banks	1,163,415	(1,205,924)	540,032
Net increase in loans	(31,280,204)	(38,848,116)	(12,860,192)
Proceeds from sale of other real estate owned	—	—	321,890
Purchase of premises and equipment	(974,464)	(1,200,424)	(1,824,016)
Purchase of life insurance policies	—	(1,200,000)	(2,052,000)

Net cash used in investing activities	(34,700,761)	(45,441,264)	(17,063,841)

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(Restated)

	2001	2000	1999
FINANCING ACTIVITIES
Net increase (decrease) in deposits	$59,796,356	$51,861,790	$(2,960,056)
Net increase (decrease) in other borrowings	174,134,349	9,270,033	(29,079,488)
Net increase (decrease) in federal funds purchased	—	(110,000)	110,000
Dividends paid	(565,890)	(531,902)	(400,473)
Proceeds from issuance of common stock	202,570	—	—
Proceeds from exercise of stock options	32,000	334,549	183,270
Net cash received in branch acquisition	—	—	10,301,160

Net cash provided by (used in) financing activities	233,599,385	60,824,470	(21,845,587)

Net increase (decrease) in cash and due from banks	6,816,559	(433,505)	1,171,884
Cash and due from banks at beginning of year	5,120,426	5,553,931	4,382,047

Cash and due from banks at end of year	$11,936,985	$5,120,426	$5,553,931

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$13,671,997	$8,915,837	$8,413,285
Income taxes	$4,466,359	$(393,648)	$1,691,701
Principal balances of loans transferred to other real estate owned	$310,803	$—	$86,998
BRANCH ACQUISITION
Premises and equipment	$—	$—	$(1,651,739)
Other assets	—	—	(5,864)
Deposit intangible	—	—	(741,274)
Deposits	—	—	12,664,920
Other liabilities	—	—	35,117

Net cash received	$—	$—	$10,301,160

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Crescent Banking Company (the “Company”) provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the “Bank”) in Jasper, Pickens County, Georgia and the surrounding areas. The Bank also provides mortgage loan origination and servicing to customers throughout the southeastern United States. The Company also offers mortgage banking services through its subsidiary, Crescent Mortgage Services, Inc. (“CMS”). CMS, located in Atlanta, Georgia, Manchester, New Hampshire, Chicago, Illinois, and Columbia, Maryland provides mortgage loan services to customers throughout the eastern half of the United States.

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

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income on loans is accrued on the unpaid balance.

Loan origination fees and certain direct costs of loans are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Indirect Cost of Leases. The costs are netted against the fees and recognized in income over the life of the loans or when the loans are sold. The costs that are netted against the fees are reported as a reduction of other expenses in the statement of income.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. At December 31, 2001, no valuation allowances were required for the Company’s mortgage servicing rights.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Gestation Fee Income

The Company uses gestation repurchase agreements to facilitate the sales of mortgage loans to security brokers. Gestation fee income, which is recognized as earned, represents the spread between the gestation fee (which is based on the loan’s coupon rate) received on the mortgage loan and the fee charged by the security broker during the gestation period.

Mortgage Servicing Fees and Costs

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

Derivatives Instruments and Hedging Activities

On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment of SFAS No. 133, (collectively, SFAS No. 133.) Under SFAS No. 133, all derivative financial instruments are recognized on the balance sheet at fair value. On the date the Company enters into a derivative contract, the Company designates the derivative instrument as either (1) a hedge of the fair value of a recognized asset, liability or an unrecognized firm commitment (a “fair value” hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (a “cash flow” hedge) or (3) a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability attributable to the hedged risk are recorded in net income of the current period. For a cash flow hedge, changes in the fair value of the derivative to the extent that it is effective are recorded in other comprehensive income and subsequently reclassified as income in the same period that the hedged transaction impacts net income. For free-standing derivative instruments, changes in the fair values are reported in net income of the current period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivatives Instruments and Hedging Activities (Continued)

The Company has three types of derivative instruments that meet the criteria of a derivative as outlined in SFAS No. 133: (1) interest rate lock commitments, (2) mandatory sales commitments, and (3) options to deliver mortgage-backed securities. The Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedging transactions. The primary market risk facing the Company is interest rate risk related to its locked pipeline. The locked pipeline is comprised of interest rate lock commitments issued on residential mortgage loans held for sale. In order to mitigate the risk that a change in interest rates will result in a decline in the value of the Company’s locked pipeline, the Company enters into hedging transactions. The locked pipeline is hedged with mandatory sales commitments or options to deliver mortgaged-backed securities that generally correspond with the composition of the locked pipeline. Due to the variability of closings in the locked pipeline, which is driven primarily by interest rates, the Company’s hedging policies require that a percentage of the locked pipeline be hedged with these types of derivative instruments. The Company is generally not exposed to significant losses, nor will it realize significant gains, related to its locked pipeline, due to changes in interest rates, net of gains or losses on associated hedge positions. However, the Company is exposed to the risk that the actual closings in the locked pipeline may deviate from the estimated closings for a given change in interest rates. Although interest rates are the primary determinant, the actual loan closings from the locked pipeline are influenced by many factors, including the composition of the locked pipeline and remaining commitment periods. The Company’s estimated closings are based on the historical data of loan closings as influenced by recent developments.

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

Stock Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. As prescribed by Opinion No. 25, no compensation cost is recognized for stock options issued under the Company’s stock option plans that have no intrinsic value at grant date. Compensation cost is recognized for stock options which do have intrinsic value at the grant date. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding. Diluted earnings (loss) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income.

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

NOTE	2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale
December 31, 2001:
U.S. Government and agency securities	$8,733,897	$290,137	$(445,183)	$8,578,851
State and municipal securities	345,000	7,738	—	352,738

	$9,078,897	$297,875	$(445,183)	$8,931,589

December 31, 2000:
U.S. Government and agency securities	$11,766,361	$7,230	$(1,471,605)	$10,301,986
State and municipal securities	345,000	1,865	—	346,865

	$12,111,361	$9,095	$(1,471,605)	$10,648,851

Securities Held-to-Maturity
December 31, 2001
U.S. Government and agency securities	$10,414,845	$209,080	$(272,160)	$10,351,765

December 31, 2000
U.S. Government and agency securities	$2,559,848	$15,459	$(73,967)	$2,501,340

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Securities with a carrying value of $18,313,000 and $5,692,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities as of December 31, 2001 by contractual maturity are shown below.

	Securities Available-for-Sale		Securities Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due from one to five years	$345,000	$352,738	$1,032,985	$1,029,078
Due after ten years	8,733,897	8,578,851	9,381,860	9,322,687

	$9,078,897	$8,931,589	$10,414,845	$10,351,765

Gross gains and losses on sales of securities available-for-sale consist of the following:

	Years Ended December 31,
	2000	2000	1999
Gross gains	$—	$—	$—
Gross losses	—	—	(2,527)

Net realized losses	$—	$—	$(2,527)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2001	2002
Commercial	$12,518,000	$11,561,000
Real estate—construction and land development	29,858,000	29,326,000
Real estate—mortgage	66,642,000	41,009,000
Consumer installment and other	14,593,401	11,015,487

	123,611,401	92,911,487
Allowance for loan losses	(1,596,287)	(1,350,774)

Loans, net	$122,015,114	$91,560,713

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2001	2000	1999
Balance, beginning of year	$1,350,774	$864,689	$699,020
Provision for loan losses	515,000	500,000	190,000
Loans charged off	(271,976)	(96,815)	(26,103)
Recoveries of loans previously charged off	2,489	82,900	1,772

Balance, end of year	$1,596,287	$1,350,774	$864,689

The total recorded investment in impaired loans was $—and $92,502 at December 31, 2001 and 2000, respectively. There were no loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans for 2001, 2000 and 1999 was $48,125, $76,392 and $38,258, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2001, 2000 and 1999, respectively.

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

Balance, beginning of year	$3,097,500
Advances	2,204,680
Repayments	(3,131,965)
Transactions due to changes in related parties	(5,000)

Balance, end of year	$2,165,215

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2001	2000
Land	$1,427,276	$1,362,726
Buildings and improvements	3,352,166	3,346,078
Equipment	5,351,853	4,837,834
Construction and equipment installation in progress, estimated cost to complete 500,000	389,807	—

	10,521,102	9,546,638
Accumulated depreciation	(4,199,451)	(3,283,387)

	$6,321,651	$6,263,251

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

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2002	$411,595
2003	207,507
2004	3,869
2005	58,700

$771,671

NOTE 5. DEPOSIT INTANGIBLE

In 1999, the Company acquired certain assets and all deposits of another financial institution’s branch operations in Woodstock, Georgia. The premium paid for the deposits is reported in the balance sheet, net of amortization as a deposit intangible. The deposit intangible is being amortized over a period of ten years. The balance at December 31, 2001 and 2000 was $555,956 and $630,083, respectively. The amount amortized and charged to expense was $74,127 for the years ended December 31, 2001 and 2000, respectively, and $37,064 for the year ended December 31, 1999.

NOTE	6. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $57,004,292 and $35,381,102, respectively. The total amount of brokered deposits at December 31, 2001 and 2000 was $496,000 and $6,738,801, respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

2002	$109,838,462
2003	9,539,718
2004	1,863,322
2005	1,486,876
2006	3,957,798

$126,686,176

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2001	2000
$50,000,000 line of credit with interest at LIBOR plus 1.15% to 1.55% (3.831% at December 31, 2001), due on demand, collateralized by first mortgage loans.	$25,708,651	$—

$250,000,000 line of credit with interest at LIBOR plus 1.00% to 1.30% (3.2265% at December 31, 2001), due on demand, collateralized by first mortgage loans.	163,172,554	—

Note payable from correspondent bank with interest at prime minus 50% (4.25% at December 31, 2001), due in ten equal installments of $260,000, collateralized by the common stock of the Bank.	2,600,000	—

Debentures payable, with interest accruing at prime (4.75% at December 31, 2001). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2031 and are unsecured.	3,500,000	—

$55,000,000 line of credit with interest at the Federal Home Loan Daily Rate Credit plus .25% (2.08% at December 31, 2001), due November 9, 2002, collateralized by first mortgage loans,	33,100,000	—

Note payable from correspondent bank with interest at prime minus .50% (4.25% at December 31, 2001), due in ten equal annual installments of $450,000, collateralized by the common stock of the Bank. (Entire balance repaid on January 7, 2002.)	1,000,000	4,050,000

$75,000,000 line of credit with interest at LIBOR plus 1.50% (8.1529% at December 31, 2000), due on demand, collateralized by first mortgage loans.	—	42,165,219

$35,000,000 line of credit with interest at LIBOR plus .90% to 1.30% (7.957% at December 31, 2000), due on demand, collateralized by first mortgage loans.	—	8,731,637

	$229,081,205	$54,946,856

The $50,000,000 line of credit and the advance from correspondent bank have various covenants related to capital adequacy, allowance for loan losses and profitability of the Company and its subsidiaries. As of December 31, 2001, the Company was not in compliance with the capital adequacy covenant under both borrowing agreements. The Company has received waivers of these covenants.

NOTE 8. DERIVATIVE INSTRUMENTS

The Company’s locked pipeline totaled approximately $265 million at December 31, 2001. The fair value of the locked pipeline and the corresponding amount recorded as a derivative liability in the balance sheet amounted to $7,514 at December 31, 2001. The Company had approximately $371 million of mandatory sales commitments that were hedged against the locked pipeline and mortgage loans held for sale. The fair value of the mandatory sales commitments and the corresponding amount recorded as a derivative liability in the balance sheet amounted to $15,332 at December 31, 2001. The Company had no outstanding options to deliver mortgage-backed securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. DERIVATIVE INSTRUMENTS (Continued)

On January 1, 2001, upon adoption of SFAS No. 133, the Company recorded a transition expense adjustment for the fair value of the Company’s locked pipeline and mandatory sales commitments in the amount of $112,533. This amount, net of tax of $42,763, is reported as a cumulative effect of a change in accounting principle in the statement of income. Subsequent changes in the fair value of the Company’s locked pipeline and mandatory sales commitments have resulted in income of $89,687 which is reported as a component of gain on sale of mortgage loans held for sale.

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

NOTE 11. STOCK OPTIONS

The Company has a non-qualified plan stock option plan for key employees (the “employee plan”) and has reserved 300,000 shares of common stock. Options are granted at the fair market value of the Company’s common stock on the date of grant. All options under the employee plan expire ten years from the date of grant. At December 31, 2001, 266,500 options were available for grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCK OPTIONS (Continued)

The Company also had a non-qualified stock option plan for key employees (the “former employee plan”) and had reserved 25,333 shares of common stock. On December 21, 2000, the Company cancelled all remaining unexercised stock options and terminated the plan. Under the terms of the former employee plan, cash awards could be paid to option holders that were designed to compensate the employee for the difference in the tax treatment between non-qualified options and incentive stock options. When the Company agreed to pay cash awards related to these options, the options were then considered variable plan awards. When these variable plan awards were granted, the Company recognized compensation to the extent that the quoted market value of the shares of the Company’s stock covered by the grant exceeded the option price. Compensation expense was adjusted up to the time the options were exercised or cancelled for changes, either increases or decreases, in the quoted market value of the share of the Company’s stock covered by the grant, but not below zero. Options under the former employee plan were granted at fair market value of the Company’s common stock on the date of grant.

The Company also has non-qualified stock option plans for directors (the “director plans”) and has reserved 184,400 shares of common stock. Options are granted at fair market value of the Company’s common stock on the date of grant, except for certain options that are granted at $8. All options under these plans expire ten years from the date of grant. At December 31, 2001, 95,800 options were available for grant at fair market value and 6,000 were available to grant at $8.

Other pertinent information related to the options follows:

	Years Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of year	77,600	$9.72	146,200	$8.60	159,200	$7.79
Granted at market price	37,700	10.11	—	—	13,000	12.46
Granted at below market price	4,800	8.00	4,000	8.00	4,800	8.00
Granted at above market price	—	—	—	—	—	—
Exercised	(4,000)	8.00	(53,599)	6.24	(30,800)	5.95
Cancelled	—	—	(19,001)	10.58	—	—

Under option, end of year	116,100	9.83	77,600	9.72	146,200	8.60

Exercisable, end of year	82,600	9.77	77,600	9.72	117,867	8.44

Weighted-average fair value of options granted during the year	$3.19		$7.54		$2.48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCK OPTIONS (Continued)

Information pertaining to options outstanding at December 31, 2001 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$8.00 - $11.02	116,100	8 years	$9.83	82,600	$9.77

The Company applies Opinion 25 and related Interpretations in accounting for the stock option plans. The Company recognized compensation costs (benefits) of $ —, $(35,897) and $214,721 under the employee plans for the years ended December 31, 2001, 2000 and 1999, respectively. The Company recognized compensation costs of $14,544, $23,000 and $48,000, under the director plans for the years ended December 31, 2001, 2000 and 1999, respectively. Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated below.

		Years Ended December 31,
		2001	2000	1999
Net income (loss)	As reported	$6,974,681	$(1,440,821)	$(798,787)
	Pro forma	$6,961,643	$(1,472,486)	$(652,837)

Earnings (loss) per share	As reported	$3.82	$(0.81)	$(0.47)
	Pro forma	$3.81	$(0.83)	$(0.38)

Earnings (loss) per share—	As reported	$3.73	$(0.78)	$(0.44)
assuming dilution	Pro forma	$3.72	$(0.80)	$(0.36)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2001	2000	1999
Dividend yield (as a percent of the fair value of the stock)	2.43%	2.69%	1.28%
Expected life	5 years	5 years	5 years
Expected volatility	72%	50.60%	9.84%
Risk-free interest rate	5.59%	6.23%	6.43%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCK OPTIONS (Continued)

The Company also has restricted stock plans for two of its key employees. The employees annually may earn shares of stock based on certain performance goals of the Company’s mortgage operations. The stock grants vest ratably over a five-year period after one year from the date of grant. At December 31, 2001, 35,980 shares of stock had been awarded under these plans, of which 16,207 have vested. Expense incurred under these plans amounted to $71,883, $84,783 and $45,079 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 12. INCOME TAXES

The components of income tax expense (benefit) are as follows:

	Years Ended December 31,
	2001	2000	1999
Current	$5,048,799	$(760,870)	$(464,445)
Deferred	(621,124)	(287,921)	(97,991)

Income tax expense (benefit)	$4,427,675	$(1,048,791)	$(562,436)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$4,015,244	35%	$(846,468)	34%	$(462,816)	34%
State income tax (benefit)	573,606	5	(124,481)	5	(68,061)	5
Other items, net	(161,175)	(1)	(77,842)	3	(31,559)	2

Income tax expense (benefit)	$4,427,675	39%	$(1,048791)	42%	$(562,436)	41%

The components of deferred income taxes are as follows:

	December 31,
	2001	2000
Deferred tax assets:
Loan loss reserves	$535,122	$448,782
Stock options	32,281	26,795
Securities available-for-sale	58,923	585,004
Deferred compensation	87,146	32,240
Derivative instruments	8,622	—

	722,094	1,092,821

Deferred tax liabilities:
Mortgage servicing rights	1,070,195	1,426,927
Depreciation	80,318	189,356
Other	8,426	8,426

	1,158,939	1,624,709

Net deferred tax liabilities	$(436,845)	$(531,888)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. EARNINGS (LOSSES) PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings (losses) per share.

	Years Ended December 31,
	2001	2000	1999
Basic Earnings (Loss) Per Share:
Weighted average common shares outstanding	1,827,778	1,773,888	1,712,357

Net income (loss)	$6,974,681	$(1,440,821)	$(798,787)

Basic earnings (loss) per share	$3.82	$(0.81)	$(0.47)

Diluted Earnings (Loss) Per Share:
Weighted average common shares outstanding	1,827,778	1,773,888	1,712,357
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	42,487	61,562	102,171

Total weighted average common shares and common stock equivalents outstanding	1,870,265	1,835,450	1,814,528

Net income (loss)	$6,974,681	$(1,440,821)	$(798,787)

Diluted earnings (loss) per share	$3.73	$(0.78)	$(0.44)

NOTE 14. MORTGAGE LOAN SERVICING

Mortgage loans serviced for others are not reflected in the financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $694 million as of December 31, 2001. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 2001, substantially all of the Company’s mortgage lending and servicing activity was concentrated within the eastern half of the United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments. A summary of these commitments is as follows:

	2001	2000
Commitments to extend credit	$17,979,402	$16,849,749
Standby letters of credit	1,377,842	1,303,778

	$19,357,244	$18,153,527

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

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

In addition to the mortgage loans held for sale on the balance sheet, the Company’s mortgage loan pipeline at December 31, 2001 totaled approximately $759 million. The Company’s exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $265 million in mortgage loans for which the Company has interest rate risk (the locked pipeline). The remaining $494 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a “best efforts” agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (2) loans with floating interest rates which close at the current market rate, and (3) loans where the original fixed interest rate commitment has expired and will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month. At December 31, 2001, the Company had the ability to sell up to $120 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related mandatory sales commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the mandatory sales commitment. The Company maintains recourse obligations on mortgage loans involving first payment default or mortgage loans involving fraud. In some instances, the Company may even be required to repurchase the loan or indemnify the purchaser of the loan for those loans in which the Company breached its representations and warranties. The Company regularly makes representations and warranties to purchasers of its mortgage loans that, if breached, would require the Company to indemnify the purchaser for losses or to repurchase the loans, and the Company considers this practice to be customary and routine. At December 31, 2001 the Company was not required to repurchase any of its mortgage loans because of breaches of the Company’s representations and warranties. However, at December 31, 2001, the Company has agreed to indemnify purchasers for approximately $2.2 million of mortgage loans for breaches of its representations and warranties. Although the Company regularly faces potential indemnification and repurchase obligations with respect to mortgage loans that it has sold, it has not historically incurred any indemnification losses or been required to repurchase any loans. As a result, the Company does not maintain a reserve for this purpose.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 16. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Pickens County and surrounding areas as well as mortgage loans in the eastern half of the United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Seventy-eight percent of the Company’s loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. REGULATORY MATTERS (Continued)

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2001:
Total Capital to Risk
Weighted Assets:
Company	$20,937	6.85%	$24,409	8%	$	N/A	N/A
Bank	$12,555	6.17%	$16,230	8%		$20,358	10%
Tier I Capital to Risk
Weighted Assets:
Company	$19,341	6.32%	$12,204	4%	$	N/A	N/A
Bank	$10,959	5.38%	$8,115	4%		$12,215	6%
Tier I Capital to Average
Assets:
Company	$19,341	5.11%	$15,139	4%	$	N/A	N/A
Bank	$10,959	4.60%	$9,527	4%		$11,909	5%
As of December 31, 2000:
Total Capital to Risk
Weighted Assets:
Company	$10,388	6.22%	$13,357	8%	$	N/A	N/A
Bank	$7,708	5.70%	$10,827	8%		$13,534	10%
Tier I Capital to Risk
Weighted Assets:
Company	$9,037	5.41%	$6,679	4%	$	N/A	N/A
Bank	$6,357	4.70%	$5,414	4%		$8,120	6%
Tier I Capital to Average
Assets:
Company	$9,037	3.98%	$9,093	4%	$	N/A	N/A
Bank	$6,357	3.85%	$6,612	4%		$8,265	5%

CMS is also subject to the net worth requirement of the Government National Mortgage Corporation (“Ginnie Mae”), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2001, CMS met the Ginnie Mae net worth requirement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

Accounts Receivable—Brokers and Escrow Agents:

The carrying amount of accounts receivable—brokers and escrow agents approximates its fair value.

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

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Accrued Interest:

The carrying amounts of accrued interest approximate their fair values.

Mandatory Sales Commitments and Interest Rate Lock Commitments:

Fair values for mandatory sales commitments and interest rate lock commitments are based on quoted market prices.

Off-Balance Sheet Instruments:

Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s other off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$12,351,645	$12,351,645	$7,319,501	$7,319,501
Securities available-for-sale	8,931,589	8,931,589	10,648,851	10,648,851
Securities held-to-maturity	10,414,845	10,351,765	2,559,848	2,501,340
Restricted equity securities	1,920,975	1,920,975	1,528,475	1,528,475
Mortgage loans held for sale	300,785,842	300,785,842	94,921,800	94,921,800
Loans	122,015,114	124,754,607	91,560,713	92,916,812
Accrued interest receivable	1,257,019	1,257,019	1,196,876	1,196,876
Mortgage servicing rights	3,098,579	4,866,739	3,781,355	4,074,747
Accounts receivable-brokers and escrow agents	6,024,895	6,024,898	3,753,749	3,753,749

Financial liabilities:
Deposits	221,964,799	225,333,498	162,168,443	162,028,684
Drafts payable	9,424,722	9,424,722	6,261,741	6,261,741
Other borrowings	229,081,205	229,081,205	54,946,856	54,946,856
Accrued interest payable	705,230	705,230	565,203	565,203
Mandatory sales commitments and interest rate lock commitments	22,846	22,846	—	112,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. SUPPLEMENTAL FINANCIAL DATA

Components of other expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2001	2000	1999
Outside service fees	$1,667,229	$917,947	$2,072,028
Subservicing expense	451,122	359,940	428,771
Amortization of mortgage servicing rights	1,114,100	744,700	967,172
Business development	147,035	159,983	312,687
Stationery and printing	439,261	344,029	438,054
Telephone	565,899	485,114	574,780
Courier service	516,810	292,088	448,646

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

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2001	Commercial Banking	Mortgage Banking	All Other	Total
Interest income	$11,078,980	$9,956,585	$—	$21,035,565
Interest expense	5,592,258	8,219,766	—	13,812,024
Net interest income	5,486,722	1,736,819	—	7,223,541
Other revenue from external customers	1,197,175	22,767,576	—	23,964,751
Depreciation and amortization	620,719	1,483,572	—	2,104,291
Provision for loan losses	515,000	—	—	515,000
Segment profit	1,448,880	10,046,547	(135,832)	11,359,593
Segment assets	159,695,325	324,752,217	—	484,447,542
Expenditures for premises and equipment	743,286	231,178	—	974,464

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2000	Commercial Banking	Mortgage Banking	All Other	Total
Interest income	$8,674,140	$5,228,505	$—	$13,902,645
Interest expense	3,529,307	5,429,595	—	8,958,902
Net interest income (expense)	5,144,833	(201,090)	—	4,943,743
Other revenue from external customers	863,313	2,899,550	—	3,762,863
Depreciation and amortization	686,468	1,105,917	—	1,792,385
Provision for loan losses	500,000	—	—	500,000
Segment profit (loss)	1,332,501	(3,637,732)	(184,381)	(2,489,612)
Segment assets	121,930,896	113,146,206	—	235,077,102
Expenditures for premises and equipment	1,123,460	76,964	—	1,200,424

	INDUSTRY SEGMENTS
For the Year Ended December 31, 1999	Commercial Banking	Mortgage Banking	All Other	Total
Interest income	$5,631,866	$4,957,218	$—	$10,589,084
Interest expense	1,784,797	6,498,581	—	8,283,378
Intersegment net interest income (expense)	5,924	(5,924)	—	—
Net interest income (expense)	3,852,993	(1,547,287)	—	2,305,706
Other revenue from external customers	488,308	9,856,050	—	10,344,358
Depreciation and amortization	411,671	1,401,144	—	1,812,815
Provision for loan losses	190,000	—	—	190,000
Segment profit (loss)	821,961	(1,775,141)	(408,044)	(1,361,224)
Segment assets	77,540,477	93,685,966	—	171,226,443
Expenditures for premises and equipment	3,065,215	410,540	—	3,475,755

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Crescent Banking Company:

CONDENSED BALANCE SHEETS

	December 31,
	2001	2000
Assets
Cash	$1,704,032	$489,475
Investment in subsidiaries	21,587,887	11,960,966
Other assets	137,281	506,695

Total assets	$23,429,200	$12,957,136

Liabilities
Other borrowings	$7,100,000	$4,050,000
Other	21,371	118,216

Total liabilities	7,121,371	4,168,216
Stockholders’ equity	16,307,829	8,788,920

Total liabilities and stockholders’ equity	$23,429,200	$12,957,136

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2001	2000	1999
Income, dividends from subsidiary	$799,846	$1,268,507	$568,931
Expenses, other	423,725	508,161	666,255

Income (loss) before income tax benefits and equity in undistributed income of subsidiaries	376,121	760,346	(97,324)
Income tax benefits	(161,058)	(278,524)	(255,608)

Income before equity in undistributed income of subsidiaries	537,179	1,038,870	158,284
Equity in undistributed income (loss) of subsidiaries	6,437,502	(2,479,691)	(957,071)

Net income (loss)	$6,974,681	$(1,440,821)	$(798,787)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2001	2000	1999
OPERATING ACTIVITIES
Net income (loss)	$6,974,681	$(1,440,821)	$(798,787)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Undistributed income (loss) of subsidiaries	(6,437,502)	2,479,691	957,071
Stock compensation expense (benefit)	14,544	(12,897)	262,721
Restricted stock awards	71,883	84,783	45,079
Net other operating activities	272,271	(424,711)	(62,369)

Net cash provided by operating activities	895,877	686,045	403,715

INVESTING ACTIVITIES
Investment in subsidiaries	(2,400,000)	—	(4,500,000)

Net cash used in investing activities	(2,400,000)	—	(4,500,000)

FINANCING ACTIVITIES
Proceeds from (repayment of) other borrowings	3,050,000	(450,000)	4,500,000
Dividends paid	(565,890)	(531,902)	(400,473)
Proceeds from issuance of common stock	202,570	—	—
Proceeds from exercise of stock options	32,000	334,549	183,270

Net cash provided by (used in) financing activities	2,718,680	(647,353)	4,282,797

Net increase in cash	1,214,557	38,692	186,512
Cash at beginning of year	489,475	450,783	264,271

Cash at end of year	$1,704,032	$489,475	$450,783

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PRIOR PERIOD ADJUSTMENT

After an investigation that began in Fall 2002, the Company discovered two errors related to the calculation of costs and recognition of income on mortgage loans held for sale and mortgage servicing rights. These errors resulted in a misstatement of the costs recorded on the balance sheet for mortgage loans held for sale. The nature of the adjustment recorded as a result of these errors, and the effects of these errors on the Company’s net income, are discussed below.

Mortgage Servicing Rights Gains (Losses)

The Company discovered an error in the method of calculating the costs of mortgage loans held for sale and mortgage servicing rights. This error resulted in the Company’s mortgage servicing rights being understated, and the costs of mortgage loans held for sale being overstated. As a result, during the periods in which mortgage servicing rights were sold, the Company recorded more gain on the sale of mortgage servicing rights than was actually realized.

Gestation Income

The Company discovered a second error related to its recognition of gestation income, which is income derived during the holding, or “gestation” period, from the spread between the fee that the Company receives on mortgage loans that it originates and the fee charged by the securities broker to whom the Company ultimately sells the loans. This error resulted from the Company’s misinterpretation of certain data included on the monthly funding statements received from one of the Company’s major funding sources for its mortgage loans operations. As a result of this error, the Company overstated gestation income.

Compensation Adjustments

As a result of the two errors discussed above, the Company’s income from its mortgage operations was misstated in prior periods. Two key executives in the Company’s mortgage operations have employment arrangements that involve incentives based on the net income of the mortgage operations and changes in the net appraised value of the Company’s mortgage servicing portfolio. As a result of the prior period adjustments, the incentives paid by the Company to these executives were adjusted downward pursuant to agreements. The effect of these adjustments is shown in the table below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PRIOR PERIOD ADJUSTMENT (Continued)

Effect of Prior Period Adjustment

The following is a summary of the effects on earnings and earnings per share of the prior period adjustment.

	2001	2000	1999
Net Income, as previously reported	$6,494,837	$1,044,219	$1,293,186
Correction of errors
Gain (Loss) on the sale of mortgage servicing rights adjustment	1,169,768	(5,021,725)	(3,477,540)
Gestation income adjustment	74,092	(206,684)	(758,512)
Adjustment for the effects on compensation	(393,682)	1,220,280	861,901

Gross Adjustment to net income	850,178	(4,008,129)	(3,374,151)
Tax effect of adjustments	(370,334)	1,523,089	1,282,178
Adjustments, net of tax	479,844	(2,485,040)	(2,091,973)
Net income (loss) as restated	$6,974,681	$(1,440,821)	$(798,787)
Basic earnings per share, as previously reported	$3.55	$0.59	$0.76
Effects of prior period adjustments	0.27	(1.40)	(1.23)
Basic earnings (loss) per share, as restated	$3.82	$(0.81)	$(0.47)
Diluted earnings per share, as previously reported	$3.47	$0.57	$0.71
Effects of prior period adjustments	0.26	(1.35)	(1.15)
Basic earnings (loss) per share, as restated	$3.73	$(0.78)	$(0.44)

SHAREHOLDER INFORMATION

Market for the Company’s Common stock

The Company’s authorized shares, as of December 31, 2001, consisted of: (i) 10,000,000 shares of common stock, par value $1.00 per share, of which 1,847,929 shares were issued and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding. As of December 31, 2001, there were 583 record holders of common stock.

On January 12, 1999, the Company’s Common Stock began trading on the Nasdaq SmallCap Market under the symbol “CSNT” at a price of $13.00 per share. On March 26, 2002, the price of the Company’s Common Stock, as quoted on the Nasdaq SmallCap Market, was $14.10.

Annual Meeting of Shareholders

The Company’s 2002 Annual Meeting of Shareholders will be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia on April 18, 2002 at 2:00 p.m. local time.

Form 10-K

A copy of Company’s Annual Report on Form 10-K, and amendments thereto, for the fiscal year ended December 31, 2001, as filed with Securities and Exchange Commission, will be furnished free of charge to any stockholder upon written request. Requests should be mailed to J. Donald Boggus, Jr., Crescent Banking Company and Subsidiaries, Post Office Box 668, Jasper, Georgia, 30143.

Directors & Executive Officers

CRESCENT BANK & TRUST COMPANY

Directors:
John Bennett, Jr.	—	Breeder/Hatchery Manager, ConAgra Poultry
J. Donald Boggus, Jr.	—	President & CEO, Crescent Banking Company and Subsidiaries
John S. Dean, Sr.	—	Vice Chairman, Crescent Banking Company; Retired Public Utility Executive, Amicalola Electric Membership Cooperative
A. James Elliott	—	Chairman of the Board of Crescent Banking Company; Associate Dean of Emory University Law School
Charles Fendley	—	Mortgage Officer, Crescent Bank & Trust Company
Chuck Gehrmann	—	Secretary, Crescent Banking Company & Crescent Bank & Trust Company; Former owner, Mack Truck Sales of Atlanta
Alan Harris	—	Owner of Century 21 Alan Harris Realty
Robert C. KenKnight	—	Executive Vice President, Crescent Bank & Trust Company; President, Crescent Mortgage Services, Inc.
Michael W. Lowe	—	President, Jasper Jeep Sales, Inc.
Garland Pinholster	—	Georgia House Legislator
Cecil Pruett	—	Mayor of City of Canton; Owner—Pruett & Associates Insurance Agency
Janie F. Whitfield	—	Vice Chairperson of the Board of Crescent Bank & Trust Company; Former Owner and President of Mountain Gold, Inc.
Charles B. Wynne	—	Retired Bank Executive, Crescent Banking Company and Subsidiaries

Executive Officers:	—
J. Donald Boggus, Jr.	—	President & CEO
Robert C. KenKnight	—	Executive Vice President and Mortgage Division President
Gary Reece	—	Executive Vice President and Senior Lending Officer
Michael Leddy	—	Executive Vice President of Secondary Marketing
Dave Denton	—	Senior Vice President and Branch Manager
Bonnie Boling	—	Chief Financial Officer and Senior Vice President
Lorrie Shaw	—	Senior Vice President and Lending Officer

Directors & Officers

CRESCENT BANKING COMPANY

Directors:
J. Donald Boggus, Jr.	—	President & CEO, Crescent Banking Company and Subsidiaries
John S. Dean, Sr.	—	Vice Chairman, Crescent Banking Company; Retired Public Utility Executive, Amicalola Electric Membership Cooperative
A. James Elliott	—	Chairman of the Board of Crescent Banking Company; Associate Dean of Emory University Law School
Chuck Gehrmann	—	Secretary, Crescent Banking Company & Crescent Bank & Trust Company; Former owner, Mack Truck Sales of Atlanta
Michael W. Lowe	—	President, Jasper Jeep Sales, Inc.
Charles B. Wynne	—	Retired Bank Executive, Crescent Banking Company and Subsidiaries

Officers:
J. Donald Boggus, Jr.	—	President & CEO
Bonnie Boling	—	Chief Financial Officer and Senior Vice President

CRESCENT MORTGAGE SERVICES, INC.

Directors:
J. Donald Boggus, Jr.	—	President & CEO, Crescent Banking Company
John Bennett, Jr.	—	Breeder/Hatchery Manager, ConAgra Poultry
John S. Dean, Sr.	—	Retired Public Utility Executive, Amicalola Electric Membership Cooperative
A. James Elliott	—	Associate Dean of Emory University Law School
Chuck Gehrmann	—	Chairman, Crescent Mortgage Services, Inc.; Former owner, Mack Truck Sales of Atlanta
Robert C. KenKnight	—	President, Crescent Mortgage Services, Inc.
Garland Pinholster	—	Georgia House Legislator

Executive Officers:
Robert C. KenKnight	—	President
J. Donald Boggus, Jr.	—	Secretary
Michael Leddy	—	Executive Vice President of Secondary Marketing
John Cappello	—	Senior Vice President & National Production manager
Bonnie Boling	—	Chief Financial Officer and Senior Vice President