Form 10-K, Exhibit 13
period 2002-12-31
CRESCENT BANKING CO
filed 2003-04-15
CIK 883476

EXHIBIT 13.1

CRESCENT BANKING COMPANY

2002 ANNUAL REPORT

TABLE OF CONTENTS

Chairman’s Remarks	1

FINANCIAL OVERVIEW

Financial Highlights	2

Quarterly Financial Information	4

Management’s Discussion & Analysis	5

CONSOLIDATED FINANCIAL REPORT

Independent Auditor’s Report or Financial Statements	F-1

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Comprehensive Income (Loss)	F-4

Consolidated Statements of Stockholder’s Equity	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-8

Shareholder Information

Directors and Officers

i

March 31, 2003

TO OUR SHAREHOLDERS:

Enclosed for your review is Crescent Banking Company’s 2002 Annual Report to Shareholders. We are pleased to report record earnings of approximately $11.5 million during 2002, reflecting the strong residential mortgage market and growth in our commercial bank markets. Our earnings per share for 2002 were $5.04, an increase of $1.31 per share, or 35%, from our 2001 earnings per share of $3.73.

We hope that you will be able to join us at our 2002 Annual Meeting of Shareholders on May 7, 2003, and we look forward to seeing you there. Your continued interest and support of Crescent Banking Company is greatly appreciated.

Sincerely,

A. James Elliott, Chairman

CRESCENT BANKING COMPANY

Selected Financial Data

	For the Year Ended December 31,
	2002	2001	2000		1999		1998
Earnings
Interest income	$23,606	$21,036	$13,903		$10,583		$8,317
Interest expense	12,114	13,812	8,959		8,277		6,079
Net interest income	11,492	7,224	4,944		2,306		2,238
Provision for loan losses	1,190	515	500		190		153
Net interest income after provision for loan losses	10,302	6,709	4,444		2,116		2,085
Other operating income	32,093	23,964	3,763		10,344		13,789
Other operating expenses	23,900	19,201	10,697		13,821		11,890
Income (loss) before income taxes and cumulative effect of a change in principle accounting	18,495	11,472	(2,490)		(1,361)		3,984
Applicable income taxes (benefits)	7,025	4,427	(1,049)		(562)		1,740
Income (loss) before cumulative effect of a change in accounting principle	11,470	7,045	(1,441)		(799)		2,244
Cumulative effect of a change in accounting principle	0	(70)	0		0		0
Net income (loss)	11,470	6,975	(1,441)		(799)		2,244

Segment information
Commercial Banking total revenue	14,311	12,276	9,537		6,120		4,543
Commercial Banking pretax income	2,555	1,449	1,333		822		671
Commercial Banking revenue as % total revenue	25.7%	27.3%	54.0%		29.2%		20.6%
Commercial Banking pretax income as % total pretax segment income	13.4%	12.6%	(57.8	)%(1)	(86.3	)%(1)	15.0%
Mortgage Banking total revenue	41,381	32,725	8,128		14,813		17,573
Mortgage Banking pretax income (loss)	16,463	10,047	(3,638)		(1,775)		3,796
Mortgage Banking revenue as % of total revenue	74.3%	72.7%	46.0%		70.8%		79.4%
Mortgage Banking pretax income as % of total pretax segment income (loss)	86.6%	87.4%	157.8	%(2)	186.3	% (2)	85.0%

(1)	Reflects reduction in pre-tax loss due to positive pre-tax income in commercial banking segment.
(2)	Reflects mortgage banking percentage of pre-tax loss.

Selected Financial Data (continued)

Per share data
Net income – basic earnings	$5.27	$3.82	$(0.81)	$(0.47)	$1.35
Net income – diluted earnings	$5.04	$3.73	$(0.78)	$(0.44)	$1.30
Period-end book value	$14.38	$8.86	$4.85	$5.89	$6.92
Cash dividends	$0.31	$0.31	$0.30	$0.23	$0.165
Weighted average number of shares outstanding	2,175	1,828	1,774	1,712	1,666

Selected Average Balances
Total assets	448,862	343,387	192,137	183,033	140,668
Loans	155,587	104,346	75,229	46,791	38,150
Total deposits	233,864	177,334	125,585	103,974	84,393
Shareholders’ equity	21,673	12,102	8,292	10,311	9,493

Selected Period-End Balances
Total assets	559,397	484,448	235,077	171,226	196,809
Loans, net	197,751	122,015	91,561	53,213	40,629
Allowance for loan losses	2,548	1,596	1,351	865	699
Mortgage loans held for sale	281,503	300,786	94,922	79,364	124,726
Total deposits	287,000	221,965	162,168	110,307	100,602
Other borrowings	217,845	229,081	54,947	45,677	74,756
Shareholders’ equity	34,890	16,308	8,789	10,334	11,903

Financial ratios:
Return on average assets	2.55%	2.03%	(0.75)%	(0.44)%	1.60%
Return on average equity	52.92%	57.64%	(17.38)%	(7.75)%	23.64%
Average earning assets to average total assets	89.14%	89.46%	83.09%	86.25%	90.97%
Average loans to average deposits	66.53%	58.84%	59.90%	45.00%	45.21%
Average equity to average total assets	4.83%	3.52%	4.32%	5.63%	6.75%
Net interest margin	2.87%	2.35%	3.10%	1.46%	1.75%
Net charge offs to average loans	0.15%	0.26%	0.02%	0.05%	0.08%
Non-performing assets to period ending loans	1.39%	0.27%	0.05%	0.10%	0.63%
Allowance for loan losses to net period end loans	1.27%	1.29%	1.45%	1.60%	1.69%
Tier 1 leverage ratio	6.85%	5.11%	3.98%	6.54%	6.18%
Risk based capital
Tier 1 capital	9.99%	6.32%	5.41%	9.17%	9.95%
Total capital	10.65%	6.85%	6.22%	9.92%	10.54%

CRESCENT BANKING COMPANY

QUARTERLY FINANCIAL INFORMATION

	March 2002	June 2002	September 2002	December 2002	March 2001	June 2001	September 2001	December 2001
Quarter end
Interest income	$5,603,517	$4,721,742	$6,358,054	$6,922,662	$4,706,822	$5,116,777	$5,213,334	$5,998,632
Interest expense	2,974,863	2,475,072	3,099,078	3,565,171	3,341,736	3,740,101	3,454,144	3,276,043
Net interest income	2,628,654	2,246,670	3,258,976	3,357,491	1,365,086	1,376,676	1,759,190	2,722,589
Provision for loan losses	170,000	265,000	305,000	450,000	115,000	115,000	105,000	180,000
Net interest income after provision for loan losses	2,458,654	1,981,670	2,953,976	2,907,491	1,250,086	1,261,676	1,654,190	2,542,589
Other operating income	5,809,277	6,286,809	5,798,420	14,198,464	3,917,125	7,620,898	5,235,449	7,191,279
Other operating expenses	4,740,591	5,034,905	4,859,428	9,265,037	3,468,145	4,863,413	4,909,103	5,960,505
Income before income taxes and cumulative effect of a change in accounting principle	3,527,340	3,233,574	3,892,968	7,840,918	1,699,066	4,019,161	1,980,536	3,773,363
Applicable income taxes	1,333,222	1,235,349	1,220,431	3,236,320	616,490	1,563,300	784,344	1,463,541

Income before cumulative effect of a change in accounting principle	2,194,118	1,998,225	2,672,537	4,604,598	1,082,576	2,455,861	1,196,192	2,309,822
Cumulative effect of a change in accounting principle	0	0	0	0	(69,770)	0	0	0
Net income	2,194,118	1,998,225	2,672,537	4,604,598	1,012,806	2,455,861	1,196,192	2,309,822

Per share data:
Net income (loss) basic	$1.19	$1.00	$1.10	$1.90	$0.56	$1.35	$0.65	$1.18
Net income (loss) diluted	$1.14	$0.95	$1.05	$1.77	$0.55	$1.32	$0.63	$1.15
Period-end book value	$10.01	$11.47	$12.43	$14.25	$5.81	$7.11	$7.69	$8.86
Cash dividends	$0.0775	$0.0775	$0.0775	$0.0775	$0.0775	$0.0775	$0.0775	$0.0775

Balances as of quarter end
Loans, net	133,463,048	154,091,110	167,175,066	$197,750,586	95,178,608	103,551,169	109,670,033	$122,015,114
Allowance for loan losses	1,762,225	1,976,547	2,205,908	2,548,110	1,371,632	1,446,133	1,525,308	1,596,287
Mortgage loans held for sale	194,869,715	146,013,845	203,826,283	281,503,275	152,556,788	149,265,771	130,391,050	300,785,842
Total assets	395,383,907	377,541,031	463,415,746	559,397,311	312,063,154	333,461,736	317,521,290	484,447,542
Total deposits	234,604,631	230,130,417	249,259,885	286,999,541	201,567,967	196,818,236	202,343,620	221,964,799
Shareholders’ equity	18,307,937	27,901,403	30,421,972	34,889,568	10,548,639	12,954,470	14,093,504	16,307,829

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Crescent Banking Company and its wholly owned subsidiaries, Crescent Bank & Trust Company and Crescent Mortgage Services, Inc. The words “Crescent,” “Crescent Bank,” or the “Bank,” and “CMS” refer to the individual entities of Crescent Banking Company, Crescent Bank & Trust Company and Crescent Mortgage Services, Inc., respectively.

Critical Accounting Policies

Our accounting policies are in accordance with generally accepted accounting principles in the United States and general practices within our industries. The application of certain of these accounting policies involves a significant amount of judgment and the use of estimates and assumptions based upon the information available at the time. These estimates and judgments involve significant uncertainties, and are susceptible to change. If different assumptions or conditions were to prevail, and depending upon the magnitude of any such changes, then our actual financial condition and results of operations may prove to be materially different from the presentation herein.

We believe that the following policies are particularly sensitive in terms of the judgments and the extent to which estimates are used:

•	the allowance for loan losses;

•	the value of mortgage servicing rights; and

•	the use of derivatives in connection with our mortgage business.

Allowance for Loan Losses

The establishment of our allowance for loan losses is based upon our assessments of information available to us at the time of determination, and is based upon a number of factors, including our historical experience, economic conditions and issues with respect to individual borrowers. These all involve estimates and judgments that are subject to change. Furthermore, due to our determination and experience that mortgage loans originated for resale have little default risk to us during the limited period between origination and sale and are carried at the lower of cost or market, we do not maintain an allowance related to such mortgage loans. If for any reason we were unable to sell such mortgage loans promptly, then we would have to consider increasing the allowance for loan losses.

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. We amortize those rights in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. Quarterly, we have an independent third party determine the fair value of our mortgage servicing rights and evaluate the mortgage servicing rights portfolio for impairment. At December 31, 2002, no valuation allowances were required for our mortgage servicing rights.

Derivatives

Our mortgage business uses derivatives intended to reduce interest rate risk incurred as a result of market movements. On January 1, 2001, we adopted Statement of Financial Accounting Standards, or “SFAS,” No. 133,

“Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133,” which we collectively refer to as “FAS 133.” We use three types of financial instruments that meet the criteria of a derivative as outlined in FAS 133:

•	interest rate lock commitments;

•	mandatory sales commitments; and

•	options to deliver mortgage-backed securities.

All of these are considered free-standing derivative instruments, and changes in the fair values are reported in the net income for each period. We believe that the primary market risk facing us is interest rate risk related to our pipeline of interest rate lock commitments issued on residential mortgage loans in the process of origination for sale. Our policies require that a specific percentage of our locked pipeline be hedged with mandatory sales commitments or options to deliver mortgage-backed securities that generally correspond with the composition of the locked pipeline. The amount of the derivatives employed are based upon our historical experience and estimates and judgments based upon current and anticipated interest rate and economic conditions, the composition and nature of our pipeline and the length of the remaining commitment periods.

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

Our other principal source of revenue is the fees and income we earn from the origination, holding, servicing and sale of residential first mortgage loans. Revenues from our mortgage banking operations vary significantly due to, among other things:

•	changes in the economy, generally, but particularly changes in interest rates on mortgage loans;

•	decreases in interest rates, which generally increase our mortgage banking revenues as a result of increased volumes of new mortgage loans and refinancings of existing mortgage loans;

•	increases in interest rates, which generally result in lower mortgage banking revenues due to decreased volumes of new mortgage loans and refinancings of existing mortgage loans; and

•	the spread that we earn on the sale of mortgage servicing rights, which fluctuates with the level of interest rates and anticipated changes in rates.

We experienced significant changes in interest rates, that caused corresponding significant changes in our mortgage production and revenues, in 2002, 2001 and 2000, as described below under “—Results of Operations—Results of Our Mortgage Banking Business.”

Interest Income

We had interest income of $23.6 million in 2002, $21.0 million in 2001 and $13.9 million in 2000. The 12% increase in interest income during 2002 is attributable to the increase in average interest-earning assets, which resulted from a higher volume of average commercial banking loans of 49% and a higher level of mortgage production. Average interest-earning assets totaled $400.1 million in 2002, $307.2 million in 2001 and $159.6 million in 2000. The Bank’s mortgage production totaled $4.3 billion in 2002, $3.4 billion in 2001 and $1.3 billion in 2000. The increase in average earning assets was offset by a decrease in our yield on earning assets from 6.85% in 2001 to 5.90% in 2002. This decrease in yield from 2001 to 2002 along with the decrease in yield from 2000 to 2001 was the result of the declining interest rate environment in 2001 and 2002.

Interest Expense

We had interest expense of $12.1 million in 2002, $13.8 million in 2001 and $9.0 million in 2000. Our interest-bearing liabilities averaged $357.0 million in 2002, $281.7 million in 2001 and $150.8 million in 2000. Although the Bank’s average interest-bearing liabilities increased approximately $75.3 million in 2002, interest expense decreased 12% from 2001 to 2002. This decrease in interest expense was due to the declining interest rate environment in 2002, dropping the Bank’s cost of funds from 4.90% in 2001 to 3.39% in 2002. In particular, the Bank’s cost for time deposits decreased approximately 209 basis points from 2001 to 2002. The increase from 2000 to 2001 in interest expense from interest-bearing liabilities resulted from the growth of deposits as well as a higher level of other borrowings, principally incurred to support our mortgage banking growth. In 2001, the Bank’s average interest-bearing liabilities increased approximately $130.9 million, while the average cost of interest-bearing liabilities decreased from 5.94% in 2000 to 4.90% in 2001. In 2002, interest expense accounted for 33% of total expenses. In each of 2001 and 2000, our interest expense accounted for 41% and 44% of total expenses, respectively.

Net Interest Income

Our net interest income for 2002 was $11.5 million, and our net interest margin was 2.87%. We had an interest spread of 2.51% in 2002. Net interest income, net interest margin and interest spread for 2001 were $7.2 million, 2.35% and 1.95%, respectively. There were two main factors contributing to the increase in the Bank’s net interest income, net interest margin and net interest spread in 2002. One was the result of a higher level of mortgage production, as well as a higher level of average commercial banking loans in 2002. As noted above, the Bank’s average interest-earning assets increased $92.9 million, while the Bank’s mortgage production increased $900 million in 2002 from 2001. The other factor was that the Bank’s cost of funds declined 151 basis points from 4.90% in 2001 to 3.39% in 2002, while the Bank’s yield on earning assets decreased only 95 basis points from 6.85% in 2001 to 5.90% in 2002. In particular, the cost of the Bank’s time deposits declined 209 basis points, and the cost of the Bank’s other borrowings declined 95 basis points in 2002. Net interest income, net interest margin and interest spread in 2000 were $4.9 million, 3.10% and 2.77%, respectively. The decrease in the net interest margin and interest spread in 2001 from 2000 reflects the decrease in interest rates that occurred during 2001. The Bank’s interest-earning assets repriced more quickly than its interest-bearing liabilities in 2001, causing the net interest margin and net interest spread to decline. See “—Quantitative and Qualitative Disclosures About Our Market Risk.”

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

	2002 Compared to 2001(1)			2001 Compared to 2000(1)			2000 Compared to 1999(1)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest earned on:
Loans	$3,656	$(1,901)	$1,755	$2,609	$(722)	$1,887	$2,820	$116	$2,936
Mortgages held for sale	2,038	(1,173)	865	6,009	(1,281)	4,728	(1,878)	2,149	271
Securities, at cost	381	(63)	318	230	(98)	132	459	44	503
Federal funds sold	(36)	(149)	(185)	213	(17)	196	(222)	49	(173)
Deposits in other banks	(24)	(159)	(183)	205	(15)	190	(230)	14	(216)

Total interest income	$6,015	$(3,445)	$2,570	$9,266	$(2,133)	$7,133	$949	$2,372	$3,321

Interest paid on:
Demand deposits	$203	$(367)	$(164)	$156	$(213)	$(57)	$162	$52	$214
Savings deposits	124	(115)	9	68	(52)	16	72	3	75
Time deposits	999	(2,512)	(1,513)	3,348	13	3,361	425	349	774
Mortgage warehouse line of credit and other	1,111	(1,141)	(30)	2,833	(1,300)	1,533	(234)	(150)	(384)

Total interest expense	$2,437	$(4,135)	$(1,698)	$6,405	$(1,552)	$4,853	$425	$254	$679

(1)	Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Loan Loss Provisions

In 2002, we made provisions for loan losses of $1,190,000 and incurred net charge-offs of $238,177 of commercial banking loans. We made provisions for $515,000 and incurred net charge-offs of $269,487 of loans in 2001, while we made provisions for $500,000 and incurred net charge-offs of $13,915 of loans in 2000. The ratios of net charge offs to average commercial banking loans outstanding during the year were 0.15%, 0.26%, and 0.02% for 2002, 2001, and 2000, respectively. The Bank’s charge-offs in 2002 and 2001 largely related to various installment and other consumer loans. The amount of the provision for loan losses increased over the period from 2000 to 2002 relating to the increases in the loan portfolio. Our loan portfolio experienced a 62% increase during 2002, a 33% increase during 2001 and a 72% increase during 2000. As a result of this growth, we adjusted our allowance for loan losses to account for our historical experience with various borrowers. The allowance for loan losses as a percentage of total commercial banking loans was 1.27%, 1.29% and 1.45% for each of 2002, 2001 and 2000, respectively. The decreasing trend in allowance for loan losses as a percentage of total loans relates to and reflects the decrease in net loan charge offs in 2002 and the overall decrease from 2000 to 2002 in the ratios of the number of potential problem loans to total commercial banking loans, which represented 1.29% in 2002, 1.21% in 2001 and 2.40% in 2000.

Other Income

Our other income was $32.1 million in 2002, $24.0 million in 2001 and $3.8 million in 2000. The increasing trend in other income was related to the increase of gains on the sale of mortgage servicing rights and other mortgage related fees and income that we realized in 2002 and 2001. The mortgage banking business’ other income was $30.6 million in 2002, $22.8 million in 2001 and $2.9 million in 2000. See further discussion as described below under “—Results of Operations—Results of Our Mortgage Banking Business.”

Other Expenses

Our other expenses amounted to $23.9 million in 2002, $19.2 million in 2001 and $10.7 million in 2000. The increase from 2000 to 2002 in other expenses was mainly related to the increase in volume of our mortgage operations. The mortgage banking business other expense was $17.1 million in 2002, $14.5 million in 2001 and $6.3 million in 2000. See further discussion as described below under “—Results of Operations—Results of Our Mortgage Banking Business.”

Net Income (Loss)

Our net income (loss) in 2002, 2001 and 2000 was $11.5 million, $7.0 million and $(1.4) million, respectively. Basic and diluted earnings (losses) per share were $5.27 and $5.04 in 2002, $3.82 and $3.73 in 2001 and $(0.81) and $(0.78) in 2000, respectively. The increase in net income in 2002 and 2001 resulted primarily from the increase in mortgage production and resulting gains on the sale of mortgage servicing rights. Pretax net income (loss) from mortgage operations increased from $(3.6) million in 2000 to $10.0 million in 2001 and subsequently to $16.5 million in 2002. Income tax (benefit) as a percentage of our pretax net income (loss) was 38% for 2002, 39% for 2001 and (42)% for 2000, respectively.

Results of Our Commercial Banking Business

Interest Income

Our interest income related to commercial banking was $12.8 million for 2002, $11.1 million for 2001 and $8.7 million for 2000. The increase in 2002 and 2001 was the result of a higher volume of average commercial banking loans. Average commercial banking loans increased 49% from $104.3 million in 2000 to $155.6 million in 2002. Average commercial banking loans increased 39% in 2001 from $75.2 million in 2000. The increase in interest income from the growth of commercial banking loans was offset by a decline in yield from the commercial banking interest-earning assets from 9.56% in 2000, to 8.32% in 2001, and to 6.89% in 2002. This decline in yield from 2000 to 2002 was the result of the declining interest rate environment in 2001 and 2002.

Interest Expense

Our interest expense related to commercial banking was $3.9 million for 2002, $5.6 million for 2001 and $3.5 million for 2000. This interest expense is net of the intercompany interest charged to the Bank’s mortgage division for the use of funds from the Bank. Interest expense related to commercial banking deposits was $7.4 million for 2002, $9.1 million for 2001 and $5.8 million for 2000. Average interest-bearing deposits increased 24% from $161.4 million in 2001 to $199.6 million in 2002. The decrease in interest expense from 2001 to 2002 resulted principally from a decline in the cost of funds from commercial banking deposits due to the low interest rate environment, partially offset by a higher volume of interest-bearing deposits. The cost of funds from commercial banking deposits was 3.71% in 2002, and 5.62% in each of 2001 and 2000. The decrease in the cost of deposits was primarily due to the repricing of time deposits, whose average cost declined from 6.40% in 2001 to 4.31% in 2002. The average cost for time deposits in 2000 was 6.38%. The increase from 2000 to 2001 in interest expense resulted from the growth of our interest-bearing deposits. Average interest-bearing deposits increased 58% from $102.4 million in 2000 to $161.4 million in 2001.

Net Interest Income

Our net interest income, net interest margin and interest spread for commercial banking for 2002 were $5.4 million, 2.89%, and 3.18%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2001 were $2.0 million, 1.50%, and 2.69%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2000 were $2.9 million, 3.22%, and 3.94%, respectively. These calculations of the net interest income, net interest margin and the net interest spread do not include the effects of the intercompany interest charged to the Bank’s mortgage division for the use of funds from the Bank. If the effects of intercompany interest were included in the calculation, net interest income would have been $8.8 million in 2002, $5.5 million in 2001 and $5.1 million in 2000. The increase in 2002 in net interest income, net interest margin and the interest spread for commercial banking was mainly due to two factors. One was a higher level of average commercial banking loans, which increased 49% from 2001 to 2002. The other factor was the decrease in the Bank’s cost of funds for deposits, in particular, time deposits. The cost of deposits decreased from 5.62% in 2001 to 3.71% in 2002. This decrease was mainly attributable to the decline in the cost of time deposit, which fell 209 basis points in 2002 due to the low interest rate environment. The increase in net interest income in 2001 is related to the higher volume of commercial banking loans. The decrease in net interest margin and interest spread in 2001 was due mainly to the declining interest rate environment in 2001, where the Bank’s interest-earning assets repriced more quickly than the Bank’s interest-bearing liabilities.

Other Income

We had other income related to commercial banking of $1.5 million for 2002, $1.2 million for 2001 and $0.9 million for 2000. The increase in 2002 in other commercial banking income was primarily due to gains on the sale of SBA loans of $340,155. The Bank began operations in its SBA department in 2002. The increase in 2001 in other commercial banking income was primarily due to an increase in fee income from deposit accounts resulting from the growth in deposit accounts of approximately $60 million during the year.

Other Expenses

We had other expenses related to our commercial banking segment of $6.6 million for 2002, $4.7 million for 2001 and $4.2 million for 2000. The increase in other expenses in 2002 from 2001 was attributable to an increase in salaries and benefits of approximately $1.1 million, an increase in marketing expenses of approximately $263,000, and an increase in other overhead costs of approximately $500,000, consisting of supplies, telephone and postage expenses of approximately $150,000, occupancy and equipment expense of approximately $75,000 and depreciation of approximately $62,000. Salaries and other payroll expenses increased approximately $850,000 in 2002 due an increase of nine employees to the commercial banking staff from year-end 2001, and an increase in year-end bonuses and annual raises. The Bank also saw its group insurance premium increase approximately $67,000 and its cost for the employee executive life insurance increase approximately $145,000 from 2001. The Bank also increased its spending on marketing in 2002 to support its expansion into Cumming, Canton and Woodstock, Georgia in 2000 and 2001. The increase in overhead costs in 2002 was mainly attributable to the Bank’s overall growth in size and customers and to the Cartersville branch moving into a new office in June 2002. The increase in other expenses in 2001 was caused by an increase in staff and overhead expenses related to Crescent Bank’s expansion into Cumming, Georgia, Canton, Georgia and Woodstock, Georgia.

Pretax Net Income

In 2002, our commercial banking pretax income was $2.6 million, while it was $1.4 million in 2001 and $1.3 million in 2000. In 2002, our commercial banking pretax income, which experienced an increase of $1.2, or 86%, was influenced by an increase in commercial loan production of 49% and an increase in our net interest margin due to the decrease in our cost of funds from 5.62% in 2001 to 3.71% in 2002. In 2001, our commercial banking pretax income, which experienced an increase of $116,379, or 9%, was mainly influenced by an increase in commercial loan production of 39%. This increase was offset by a decrease in our net interest margin due to a decrease in our yield on earning assets of 1.86% in 2001 from 2000 due to the significant drop in interest rates in 2001, and the fact that the Bank’s interest earning assets repriced more quickly than its interest bearing liabilities.

Results of Our Mortgage Banking Business

We experienced significant changes in mortgage loan production in 2000, 2001 and 2002 that were directly related to changes in interest rates. The Federal Reserve Open Market Committee increased interest rates on three occasions in 1999 for a total of 75 basis points. Rates began rising on a 30-year mortgage in mid second quarter 1999, resulting in a decline in mortgage production. Mortgage production remained slow until the fourth quarter of 2000, when interest rates began declining, resulting in an increase in mortgage production. During 2001, the Federal Reserve Open Market Committee reduced interest rates on eleven occasions for a total reduction of 475 basis points, and during 2002 they reduced interest rates another 50 basis points. This reduction in interest rates has caused mortgage rates to fall to historical lows. We closed $4.3 billion of mortgage loans during 2002, $3.4 billion during 2001 and $1.3 billion during 2000.

Interest Income

Our interest income from mortgage banking was $10.8 million in 2002, $10.0 million in 2001 and $5.2 million in 2000. The increases in interest income in 2002 and 2001 were the result of an increase in production, which was partially offset by the decease in interest rates. Mortgage loans held for sale averaged $214.5 million in 2002 with a yield of 5.05%, as compared to $174.0 million in 2001 with a yield of 5.72%. In 2000, mortgage loans held for sale averaged $68.9 million with a yield of 7.58%.

Interest Expense

Our interest expense from mortgage banking was $7.9 million in 2002, $8.2 million in 2001 and $5.4 million in 2000. The interest expense noted above includes the intercompany interest charged to the mortgage division for the use of funds from the Bank. The mortgage division within the Bank uses the Bank’s commercial deposits to fund some of the mortgage production. Interest expense related to the mortgage warehouse lines and other borrowings related to the mortgage business were $4.4 million in 2002, $4.7 million in 2001 and $2.9 million in 2000. Average borrowings for the mortgage division increased 31% from $120.2 million in 2001 to $157.4 million in 2002. The reason that interest expense from mortgage borrowings declined in 2002 compared with 2001, even though average mortgage borrowings increased 31%, was due to the decline in the cost of the borrowings. The cost of funds from mortgage borrowings was 2.79% in 2002, 3.94% in 2001 and 5.91% in 2000. The decline in the cost of the mortgage borrowings was due to the declining interest rate environment in 2001 and 2002. The increase in interest expense in 2001 resulted from a higher level of our borrowings, partially offset by a decline in the cost of the mortgage borrowings. Average mortgage borrowings increased 149% from $48,311 million in 2000 to $120,237 million in 2001, while the cost of the borrowings decreased from 5.91% in 2000 to 3.94% in 2001. All of our mortgage production through CMS is funded with warehouse lines of credit; therefore, the higher volume in the Northeast, Mid Atlantic and Midwest mortgage operations of CMS resulted in a higher average balance of other borrowings. In 2002, 2001 and 2000, mortgage banking interest expense accounted for 32%, 36% and 59% of total mortgage banking expenses, respectively.

Net Interest Income

We had net interest income from our mortgage banking operations in 2002 of $6.4 million, in 2001 of $5.2 million and in 2000 of $2.4 million. Our net interest margin from our mortgage banking operations was 3.00% in 2002, 3.00% in 2001, and 3.45% in 2000. These calculations of the net interest income and net interest margin do not include the effects of the intercompany interest charged to the mortgage division for the use of funds from the Bank. The mortgage division within the Bank uses the Bank’s commercial deposits to fund some of its mortgage production. If the effects of the intercompany interest were included in the calculation, net interest income/(expense) and the net interest margin would be $3.0 million and 1.39% in 2002, $1.7 million and 1.00% in 2001, and $(201,000) and (0.29)% in 2000. The increase in net interest income and net interest margin for the mortgage division in both 2002 and 2001 was the result of our higher volume of mortgage loan production, and an improved spread between the long-term interest rates and the short-term interest rates. The level of net interest income is the result of the mortgage production levels, as well as the existing rate environment. Mortgage production totaled $4.3 billion in 2002, $3.4 billion in 2001 and $1.3 billion in 2000. For a discussion of the movement of the net interest income, the net interest margin and the interest spread, see “Results of Operations—General Discussion of Our Results” above.

Other Income

We had other mortgage banking income of $30.6 million in 2002, of $22.8 million in 2001 and of $2.9 million in 2000. Both the increases in 2002 and in 2001 in the other income was due to an increase in the level of mortgage production and an increase in the level of mortgage servicing rights sold. We closed $4.3 billion of mortgage loans during 2002, $3.4 billion during 2001 and $1.3 billion during 2000. The increase in production in both 2002 and 2001 was due to the declining interest rate environment. We sold servicing rights with the respect to $3.7 billion of mortgage loans in 2002, for a total net gain of $25.1 million, or a spread on the sale of servicing of 0.68%. This compares to servicing rights sales with respect to $2.8 billion of mortgage loans in 2001, for a total net gain of $21.3 million, or a spread on the sale of servicing of 0.76%. The spread on the sale of servicing rights in 2002 remained about the same as in 2001 and is indicative of the lower cost to originate servicing rights due to the production consisting primarily of borrowers refinancing their mortgage loans. We presently intend to sell a portion of the servicing rights retained during 2003, although there can be no assurance as to the volume of our loan acquisition or that any gain will be recognized on such sales. Gestation fee income is generated from our sale of mortgage loans to securities brokers pursuant to a repurchase agreement. Under the agreement, we sell mortgage loans and simultaneously assign the related mandatory sales commitments to a securities broker. We continue to receive fee income from the securities broker until the loan is delivered into the mandatory sales commitment. Alternatively, we sell loans on an individual basis and subsequently pair off the mandatory sales commitment by purchasing loans from other originators for delivery against the mandatory sales commitments. In this case, we do not receive any gestation fee income, which is income derived from the spread between the fee we received on the mortgage loan and the fee charged by the security broker during the holding or “gestation” period, prior to our sale of the loan. In 2002, our gestation fee income increased $928,422 or approximately 236% over 2001. This increase was due to the Bank selling more mortgage loans to securities brokers under repurchase agreements generating more gestation fee income in 2002 than in 2001. In 2001, our gestation fee income decreased $21,643, or approximately 5%, as a result of our increased use of Freddie Mac programs to sell loans on an individual basis. Mortgage loan servicing fees also increased significantly from $0.8 million in 2001 to $2.2 million in 2002. This increase was due primarily to an increase in the average mortgage service rights being held in 2002 than in 2001.

Other Expenses

The following table provides a breakdown of other expense attributable to our mortgage banking business for the years ended December 31, 2002, 2001 and 2000:

	For the Year Ended December 31,
	2002		2001		2000
	Expense	Percent of Total	Expense	Percent of Total	Expense	Percent of Total
					(dollars in thousands)
Salaries and benefits	$17,050	99.9%	$15,314	105.9%	$3,148	49.7%
Occupancy and equipment expense	1,094	6.4	1,056	7.3	934	14.7
Outside service fees	2,216	13.0	1,292	9.0	1,116	17.6
Subservicing expense	1,383	8.1	451	3.1	359	5.7
Amortization expense	1,228	7.2	1,114	7.7	745	11.8
Capitalized loan costs	(9,047)	(53.0)	(7,674)	(53.1)	(3,002)	(47.4)
Other operating expense	3,144	18.4	2,905	20.1	3,036	47.9

Total other expense	$17,068	100.0%	$14,458	100.0%	$6,336	100.0%

We had other mortgage banking expenses in 2002, 2001 and 2000 of $17.1 million, $14.5 million and $6.3 million, respectively. During 2002 and 2001, our mortgage banking business enjoyed record earnings as the result of the exceptionally strong residential mortgage market, which realized historically low interest rates and 12 decreases in interest rates by the Federal Reserve, and our other expenses increased accordingly. When we commenced our mortgage banking business in 1993, we entered into employment agreements with Mr. Robert C. KenKnight, the President of our mortgage business, and thereafter with Mr. Michael P. Leddy, an Executive Vice President of our mortgage business, to ensure that we had their services on a long-term basis. Under these employment agreements, Messrs. KenKnight and Leddy earn incentives based upon the net income of our mortgage operations and changes in the net appraised value of our mortgage servicing portfolio. As a result of the record year that our mortgage operations experienced during 2002, Mr. KenKnight earned a salary of approximately $4.6 million and Mr. Leddy earned a bonus of approximately $1.5 million. Neither officer received any restricted stock during 2002. In comparison to 2001, Mr. KenKnight earned a salary of approximately $3.5 million and received 35,240 shares of restricted stock under his employment agreement, and Mr. Leddy earned a bonus of approximately $726,000 and received 34,981 shares of restricted stock under his compensation agreement. These cash amounts for the current year were earned and accrued during 2002, but did not become payable until after our financial statements for 2002 were audited in late March of 2003.

As a result of the recent restatement of our financial statements, Mr. KenKnight’s compensation was adjusted to $3,733,846 for 2001, reflecting an increase of $269,296 for that period, and adjusted to $(1,157,950) for 2000, reflecting a decrease of $1,220,280 for that period. Furthermore, we agreed with Mr. KenKnight to reduce the amount of his incentive compensation to $1,643,450 for 2002, which reduction was 36% of the incentive that would have been paid for 2002, to reflect, in part, the reductions in incentives that would have been earned in the prior years, based upon our restated financial statements. In addition, we paid $456,550 to Mr. KenKnight in the first quarter of 2003 pursuant to an agreement that we reached with him regarding incentive compensation. Similarly, Mr. Leddy’s compensation was adjusted to $700,022 for 2001, reflecting an increase of $124,385 for that period, and to $252,440 for 1998, relecting a decrease of $143,444 for that period. To reflect these adjustments, the Company has reduced Mr. Leddy’s 2002 compensation to $1,451,850.

Because these increased expenses tend to be variable rather than fixed in nature, we believe that we are generally able to reduce these expenses, including the compensation paid to the executive officers of our mortgage business, in response to a change in the market. During 1998 and 1999, when interest rates were relatively low, we experienced an increase in mortgage production and refinancings, which, in turn, resulted in an increase in other expenses for those periods. The reduction in other expenses from 1999 to 2000 was attributable to the relatively high level of interest rates that prevailed during 2000, when our mortgage volume decreased significantly. In response to this decreased mortgage volume, we decreased the variable components or our other expenses during 2000. Capitalized loan costs are reported as a reduction of other expenses and like other components of other expenses, vary significantly with mortgage production.

Pretax Net Income

In 2002, our mortgage banking pretax income was $16.5 million, compared to $10.0 million in 2001 and a net loss of $(3.6) million in 2000. The favorable increase in pretax net income from our mortgage banking business for 2002 and 2001 was influenced by the dramatic changes in interest rates between the relatively high rates that characterized most of 2000 and the multiple interest rate reductions that began taking place at the end of 2000 and continued through most of 2001 and into 2002. Decreases in interest rates generally encourage our customers to refinance existing homes, or to purchase new homes, increasing our loan production activities, and as discussed above, we closed $4.3 billion of mortgage loans during 2002, $3.4 billion during 2001 and $1.3 billion during 2000. Also, mortgage banking pretax income improved due to an increase in net interest income and an improved net interest margin in both 2002 and 2001. Both net interest income and net interest margin increased due to a decline in the cost of funds in 2002 and 2001. Mortgage banking pretax income was also significantly affected by gains on sale of mortgage servicing rights due to increases of mortgage servicing rights. Gains on the sale of mortgage servicing rights increased by $3.9 million in 2002 from 2001 and by $20.1 million in 2001 from 2000. As discussed above, these increases were due to an increase in the amount of, and to the spread on, our sales of mortgage servicing rights.

Financial Condition

General Discussion of Our Financial Condition

Total Assets

Our total assets increased $75.0 million, or 15%, during 2002, from $484.4 million as of December 31, 2001 to $559.4 million as of December 31, 2002. This increase in total assets was mainly comprised of $76.7 million, or 62%, increase in the Bank’s commercial loans during 2002. This increase corresponded with a $65.0 million, or 29%, increase in deposits. Our total assets increased 106% during 2001, from $235.1 million as of December 31, 2000 to $484.4 million as of December 31, 2001 due to increases in commercial bank loans during 2001 of $30.7 million and an increase in residential mortgage loans held for sale during 2001 of $205.9 million. The increase corresponded with a 37% increase in deposits amounting to $59.8 million and a 317% increase in other borrowings of $174.1 million during 2001.

Interest-Earning Assets

Our interest-earning assets are comprised of:

•	commercial banking loans;

•	mortgage loans held for sale;

•	investment securities;

•	interest-bearing balances in other banks; and

•	temporary investments.

Interest-earning assets increased $65.5 million, or 15%, in 2002 from $446.1 at December 31, 2001 to $511.6 at December 31, 2002. This increase was primarily due to an increase in commercial banking loans of $76.7 million and interest-bearing deposits in other banks of $7.4 million, partially offset by a decrease in mortgage loans held for sale of $19.3 million. This compares to interest-earning assets increasing 118% in 2001 from $204.8 million at December 31, 2000 to $446.1 at December 31, 2001. The increase was the result of increases in commercial banking loans and residential mortgages held for sale. See “Financial Condition—Financial Condition of Our Commercial Banking Business” and “Financial Condition—Financial Condition of Our Mortgage Banking Business” below.

The following table sets forth a distribution of the assets, liabilities and shareholders’ equity for the periods indicated:

Distribution of Assets, Liabilities and Shareholders’ Equity

	2002 Daily Average Balances	2001 Daily Average Balances	2000 Daily Average Balances	1999 Daily Average Balances	1998 Daily Average Balances
	(in thousands)
ASSETS
Interest-earning assets:
Loans (1)	$155,587	$104,346	$75,229	$46,791	$38,150
Mortgage loans held for sale	214,476	173,976	68,949	93,752	81,957
Securities, at cost	22,328	16,873	13,748	8,060	3,024
Federal funds sold	3,488	6,187	753	4,310	2,557
Deposit in other banks	4,239	5,829	969	4,945	2,276

Total interest-earning assets	400,118	307,211	159,648	157,858	127,964

Other assets	48,744	36,176	32,489	25,175	12,704

Total assets	$448,862	$343,387	$192,137	$183,033	$140,668

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Demand deposits	$38,448	$29,050	$24,508	$20,728	$14,587
Savings deposits	17,716	12,109	9,969	8,026	5,441
Time deposits	143,444	120,295	67,970	61,301	45,603
Mortgage warehouse line of credit and other	157,356	120,237	48,311	51,841	32,336

Total interest-bearing liabilities	$356,964	$281,691	$150,758	$141,896	$97,967
Noninterest-bearing deposits	34,256	15,880	23,138	13,919	18,762
Other liabilities	35,969	33,714	9,949	16,907	14,446
Shareholders’ equity	21,673	12,102	8,292	10,311	9,493

Total liabilities & shareholders’ equity	$448,862	$343,387	$192,137	$183,033	$140,668

	2002 Income/ Expense	2002 Yield/ Rates	2001 Income/ Expense	2001 Yield/ Rates	2000 Income/ Expense	2000 Yield/ Rates	1999 Income/ Expense	1999 Yield/ Rates	1998 Income/ Expense	1998 Yield/ Rates
	(dollars in thousands)
Interest income/yields:
Loans(1)	$11,104	7.14%	$9,349	8.96%	$7,461	9.92%	$4,525	9.67%	$3.796	9.95%
Mortgage loans held for sale	10,822	5.05%	9,956	5.72%	5,229	7.58%	4,957	5.29%	4,060	4.95%
Securities, at cost	1,559	6.98%	1,242	7.36%	1,110	8.07%	608	7.54%	193	6.38%
Federal funds sold	58	1.66%	243	3.93%	47	6.24%	220	5.10%	140	5.48%
Deposit in other banks	63	1.49%	246	4.22%	56	5.78%	272	5.50%	128	5.62%

Total interest income/yield	$23,606	5.90%	$21,036	6.85%	$13,903	8.71%	$10,582	6.70%	$8,317	6.50%

Interest expense/rates:
Demand deposits	$830	2.16%	$994	3.42%	$1,051	4.29%	$837	4.04%	$630	4.32%
Savings deposits	393	2.22%	384	3.17%	368	3.69%	293	3.65%	199	3.66%
Time deposits	6,187	4.31%	7,700	6.40%	4,339	6.38%	3,562	5.81%	2,825	6.19%
Mortgage warehouse line of credit and other	4,704	2.99%	4,734	3.94%	3,201	6.63%	3,585	6.92%	2,425	7.50%

Total interest expense/rates	12,114	3.39%	13,812	4.90%	8,959	5.94%	8,277	5.83%	6,079	6.21%
Net interest income	$11,492		$7,224		$4,944		$2,305		$2,238

Net yield on interest-earning assets		2.87%		2.35%		3.10%		1.46%		1.75%

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

Allowance for Losses

Our assessment of the risk associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio only, as detailed below under “Financial Condition—Financial Condition of Our Commercial Banking Business.” We have no allowance for the portfolio of mortgage loans held for sale. Our mortgage loans held for sale are carried at the lower of aggregate cost or market price and, therefore, do not require a reserve.

Fixed Assets

We had fixed assets of $7.0 million at December 31, 2002, $6.3 million at December 31, 2001 and $6.3 million at December 31, 2000. The increase of $700,000 in 2002 was due to the construction of the new office in Cartersville in the second quarter of 2002. The cost of the new building was approximately $700,000. In prior years, the Bank had rented space for the Cartersville Office. In 2001, the Company’s addition to fixed assets were offset by the depreciation.

Cash Surrender Value of Life Insurance

In 1999, Crescent Bank provided a supplemental retirement plan to its banking officers funded with life insurance. In the first quarter 2000, we added our directors to the supplemental retirement plan. At December 31, 2002, the total cash value of life insurance was $5.1 million. At December 31, 2001 and 2000, the total cash value of the life insurance was $3.6 million and $3.4 million, respectively. The increase of $1.5 million in 2002 was mainly due to adding six new officers to the retirement plan in 2002.

Financial Condition of Our Commercial Banking Business

Total Commercial Banking Loans

During 2002, our average commercial banking loans were $155.6 million and constituted 39% of our average consolidated earning assets and 35% of our average consolidated total assets. During 2001, our average commercial banking loans were $104.3 million and constituted 34% of our average consolidated earning assets, and 30% of our average consolidated total assets. The 49% and 39% increases in average commercial banking loans experienced by Crescent Bank during 2002 and 2001, respectively, were the result of higher loan demand in its service area, as well as the expansion of Crescent Bank’s operations in each of Bartow, Cherokee, and Forsyth Counties, Georgia. Our commercial banking loans are expected to produce higher yields than securities and other interest-earning assets. During 2000, our average commercial banking loans were $75.2 million, or 47 % of average consolidated earning assets and 39% of average consolidated total assets.

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

The allowance for loan losses totaled $2.5 million, or 1.27% of total commercial banking loans, at December 31, 2002 compared to $1.6 million, or 1.29% of total commercial banking loans, at December 31, 2001. The allowance for loan losses at December 31, 2000 was $1.4 million, or 1.45% of total commercial banking loans. The increase in the dollar amount of the allowance from 2001 to 2002 was primarily the result of a provision for loan losses of $1.2 million in 2002, and the increase in the allowance corresponds to the 62% increase in commercial banking loans in 2002. Net loan charge-offs for December 31, 2002 was approximately $238,000, or 0.15% of average loans outstanding, which decreased slightly from approximately $270,000, or 0.26% of average loans outstanding, in 2001. The 0.15% of net loan charge-offs to average loans outstanding at December 31, 2002 is slightly lower than the state peer group average of 0.17%. The increases in the allowance for loan losses in 2001 and 2000 were primarily the result of provision for loan losses of $515,000 in 2001 and of $500,000 in 2000, and the increase in the allowance corresponds to the 33% and 72% increases in commercial banking loans in 2001 and 2000, respectively. Net loan charge-offs for December 31, 2000 was approximately $14,000, or 0.02% of average loans outstanding. The Bank experienced several small consumer loan charge-offs in 2001, which caused the increase from 2000. The allowance for loan losses as of December 31, 1999 and 1998 were $864,689 and $669,020, representing 1.60% and 1.69% of total commercial banking loans, respectively. Net loan charge-offs/(recoveries) for December 31, 1999 and 1998 were approximately $24,000 and $(31,000), respectively. The increase in the provision and the determination of the allowance for loan losses as a percentage of commercial banking loans was based on our analysis and judgment of loan quality and our determination of what level of reserves were reasonable to cover the risk of loss in the loan portfolio. The determination of the reserve level rests upon our judgment about factors affecting loan quality, assumptions about the economy and historical experience. Our judgment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular focus on loans that are past due and other loans that we believe require attention. We believed that the allowance at December 31, 2002 was adequate at that time to cover the risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions about events that we believe to be reasonable but that may or may not be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required at any time in the future. As a result of the general slowdown in the economy and the uncertainties in the economy created by the war against terrorism, additions to the allowances and charge-offs may become necessary.

Crescent Bank’s policy is to discontinue the accrual of interest on loans that are 90 days past due unless they are well secured and in the process of collection. We recognize interest on these non-accrual loans only when we receive the interest. As of December 31, 2002, Crescent Bank had approximately $2.3 million of commercial banking loans that were contractually past due more than 90 days and still accruing interest, $1.4 million of commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings. This compared to approximately $510,000 of commercial banking loans contractually past due more than 90 days and still accruing interest, no commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings as of December 31, 2001. The Bank experienced a slight deterioration in the loan portfolio from 2001 to 2002. Loans contractually past due more than 90 days increased approximately $1.8 million and non-accrual loans increased approximately $1.4 million from December 31, 2001 to December 31, 2002. This increase was mainly attributable to the slow down in the economy over the past year. The Bank has evaluated these loan relationships, and, based on available information, it presently feels that is in well secured positions in most of these relationships. We presently believe that any losses that may come from these loan relationships have been considered in our determination of the loan loss allowance. As of December 31, 2000, Crescent Bank had approximately $286,000 of commercial banking loans contractually past due more than 90 days and still accruing interest, $22,000 of commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings. As of December 31, 1999, Crescent Bank had approximately $508,000 of commercial banking loans contractually past due more than 90 days and still accruing interest, $30,000 of commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings.

The following table shows the composition of the loan portfolio as of each of the periods ended December 31, 2002, 2001, 2000, 1999 and 1998.

Total Loan Portfolio

	As of December 31, 2002	As of December 31, 2001	As of December 31, 2000	As of December 31, 1999	As of December 31, 1998
	(dollars in thousands)
Commercial	$14,567	$12,518	$11,561	$9,474	$6,585
Real estate-construction and land development	50,181	29,858	29,326	15,914	10,027
Real estate-mortgage	119,090	66,642	41,009	21,311	18,942
Installment and other	16,461	14,593	11,015	7,378	5,774

Total	$200,299	$123,611	$92,911	$54,077	$41,328

The following table shows the amount of loans outstanding as of December 31, 2002, which based on remaining scheduled repayments of principal, are due in the periods indicated. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates.

	Loans Maturing
	Within One Year	After One Year but Within Five Years	After Five Years	Total
	(in thousands)
Commercial	$6,788	$5,614	$2,165	$14,567
Real estate-construction	43,721	5,855	605	50,181
Real estate-mortgage	36,554	70,528	12,008	119,090
Installment and other	4,442	11,318	701	16,461

Total	$91,505	$93,315	$15,479	$200,299

Loans maturing after one year with:

Fixed interest rates	$71,020	$13,689
Variable interest rates	22,371	1,790

	$93,391	$15,479

The following table summarizes Crescent Bank’s non-accrual, past due and restructured commercial banking loans:

	December 31,
	2002	2001	2000	1999	1998
	(in thousands)
Non-accrual loans	$1,399	$—	$22	$30	$1

Accruing loans past due 90 days or more	$2,302	$510	$286	$507	$457
Restructured loans	—	—	—	—	—

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

	Years Ended December 31,
	2002	2001	2000	1999	1998
	(dollars in thousands)
Balance, beginning of period	$1,596,287	$1,350,774	$864,689	$699,020	$514,634
Loans charged off:
Commercial	(7,407)	(22,480)	(60,790)	—	(21,984)
Real estate-construction	(20,001)	—	—	—	—
Real estate-mortgage	(47,126)	—	—	—	—
Installment and other consumer	(172,753)	(249,496)	(36,025)	(26,103)	(10,184)

Total loans charged off	(247,287)	(271,976)	(96,815)	(26,103)	(32,168)
Recoveries:
Installment and other consumer	7,110	2,489	5,423	1,772	62,612
Commercial	2,000	—	77,477	—	942

Total loans recovered	9,110	2,489	82,900	1,772	63,554
Net loans recovered (charged off)	(238,177)	(269,487)	(13,915)	(24,331)	31,386
Provision for loan losses	1,190,000	515,000	500,000	190,000	153,000
Balance, end of period	$2,548,110	$1,596,287	$1,350,774	$864,689	$699,020

Loans outstanding at end of period, excluding Loans held for sale	$200,299	$123,611	$92,911	$54,077	$41,328
Ratio of allowance to loans outstanding at end of Period, excluding loans held for sale	1.27%	1.29%	1.45%	1.60%	1.69%
Average loans outstanding during the period, Excluding loans held for sale	$155,587	$104,346	$75,229	$46,791	$38,150
Ratio of net charge offs during the period to Average loans outstanding	0.15%	0.26%	0.02%	0.05%	0.08%

The following table sets forth, with respect to each category of banking loans, the total amount of the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

	Years Ended December 31,
	2002		2001		2000		1999		1998
	Amt	%	Amt	%	Amt	%	Amt	%	Amt	%
	(dollars in thousands)
Commercial	$839	7.3%	$656	10.1%	$518	12.4%	$331	17.5%	$253	15.9%
Real estate-mortgage(1)	482	59.4%	242	53.9%	228	44.1%	146	39.5%	124	45.8%
Real estate-construction and land Development	582	25.1%	275	24.2%	258	31.6%	165	29.4%	153	24.3%
Consumer	502	8.2%	320	11.8%	262	11.9%	168	13.6%	125	14.0%
Unallocated	143		103		85		55		44

	$2,548	100.0%	$1,596	100.0%	$1,351	100.0%	$865	100.0%	$699	100.0%

(1)	Includes any loans secured in whole or in part by real estate.

Total Non-Performing Commercial Banking Loans

We define non-performing commercial banking loans as non-accrual and renegotiated commercial banking loans. We had non-performing commercial banking loans of approximately $1.4 million at December 31, 2002, compared to none at December 31, 2001. If we consider real estate acquired by foreclosure and held for sale, it results in total non-performing commercial banking assets of approximately $2.7 million at December 31, 2002, compared to approximately $333,000 at December 31, 2001. Crescent Bank is currently holding the foreclosed properties for sale. As stated above, the Bank has evaluated these non-accrual loans and foreclosed properties, and, based on available information, it presently feels that it is in well secured positions in these relationships. The foreclosed properties have been recorded at the lower of cost or market less costs to sell. Based on available information, the Bank presently does not foresee any further material losses from these loans and properties. We had non-performing commercial banking loans of approximately $21,863 at December 31, 2000, and if we consider real estate acquired by foreclosure and held for sale, it results in total non-performing commercial banking assets of $43,803.

The table below represents Crescent Bank’s commercial banking assets that we presently believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans. Potential problem loans represent commercial banking loans that are presently performing, but where management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms.

	Years Ended December 31,
	2002	2001	2000
Non-performing loans(1)	$1,398,716	$—	$21,863
Foreclosed properties	1,350,444	332,743	21,940

Total non-performing assets	$2,749,160	$332,743	$43,803

Loans 90 days or more past due on accrual status	$2,301,444	$509,526	$286,393
Potential problem loans(2)	2,588,714	1,494,302	2,231,684
Potential problem loans/total loans	1.29%	1.21%	2.40%
Non-performing assets/total loans and foreclosed properties	1.36%	0.27%	0.05%
Non-performing assets and loans 90 days or more past due on accrual status/total loans and foreclosed properties	2.50%	0.68%	0.36%

(1)	Defined as non-accrual loans and renegotiated loans.

(2)	Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

Total Investment Securities

We invest in U.S. government and government agency obligations, corporate securities, restricted equity securities, federal funds sold, and interest-bearing deposits with other banks. Our investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities, federal funds sold and interest-bearing deposits with other banks totaled $29.8 million at December 31, 2002, compared to $21.7 million at December 31, 2001 and $16.9 million at December 31, 2000. Investment securities and interest-bearing deposits increased $8.1 million from December 31, 2001 to December 31, 2002. This increase was mainly due to a $7.4 million increase in interest-bearing deposits with the Federal Home Loan Bank and federal funds sold. This account can fluctuate day to day with fluctuations in deposit accounts, particularly the escrow deposits from the mortgage division. Unrealized gains and (losses) on securities amounted to $347,531 at December 31, 2002 and $(147,308) at December 31, 2001. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale. At December 31, 2002, we had federal funds sold of approximately $2.8 million, compared to $179,000 at December 31, 2001 and $800,000 at December 31, 2000.

The following table sets forth the maturities of securities held by us as of December 31, 2002 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $1.7 million and shares held in The Bankers Bank in the amount of $165,975, collectively totaling approximately $1.9 million, are not presented in the table below as they lack a contractual maturity.

			Maturing
	Within One Year		After One But Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Municipal Bond	$345	4.45%	—	—	—	—	—	—
U. S. government securities	—	—	$631	4.70%	—	—	$18,786	6.71%

Total	$345	4.45%	$631	4.70%	—	—	$18,786	6.71%

Total Commercial Deposits

Our commercial deposits totaled $287.0 million and $222.0 million at December 31, 2002 and December 31, 2001, respectively, representing an increase of 29% during 2002. At December 31, 2000, commercial deposits totaled $162.2 million, increasing by 37% in 2001. Commercial deposits averaged $233.9 million, $177.3 million and $125.6 million during each of the twelve month periods ended December 31, 2002, 2001 and 2000, respectively. Interest-bearing deposits represented 80% of total deposits at December 31, 2002, as compared to 79% and 82% at December 31, 2001 and 2000, respectively. Certificates of deposit comprised 81% of total interest-bearing deposits for December 31, 2002, as compared to 72% at both December 31, 2001 and 2000. The composition of these deposits is indicative of the interest rate-conscious market in which we operate. We cannot provide any assurance that we can maintain or increase our market share of deposits in this highly competitive service area. We had brokered deposits of $6.5 million at December 31, 2002, and $496,000 and $6.7 million as of December 31, 2001 and 2000, respectively.

The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

	Years ended December 31,
	2002 Amount	2001 Amount	2000 Amount
	(dollars in thousands)
Non-interest-bearing
Demand deposits	$34,256	$15,880	$23,138
Interest-bearing
Demand deposits	38,448	29,050	24,508
Savings deposits	17,716	12,109	9,969
Time deposits	143,444	120,295	67,970

Total	$233,864	$177,334	$125,585

	Years ended December 31,
	2002 Rate	2001 Rate	2000 Rate
Interest-bearing demand deposits	2.16%	3.42%	4.29%
Savings deposits	2.22%	3.17%	3.69%
Time deposits	4.31%	6.40%	6.38%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2002 are summarized as follows (in thousands):

Under 3 months	$14,643
3 to 6 months	29,767
6 to 12 months	13,575
Over 12 months	8,116

$66,101

Financial Condition of Our Mortgage Banking Business

Average Mortgage Loans Held For Sale

During 2002, average mortgage loans held for sale amounted to $214.5 million and constituted 54% of average consolidated earning assets and 48% of average consolidated total assets. Average mortgage loans held for sale amounted to $174.0 million and constituted 57% of average consolidated earning assets and 51% of average consolidated total assets for the year ended December 31, 2001. Average mortgage loans held for sale during the twelve months ended December 31, 2000 were $68.9 million constituting 43% of average consolidated interest-earning assets and 36% of average consolidated total assets. Average mortgage loans held for sale and mortgage loan production increased significantly in 2002 and 2001 due to interest rates declining to historical lows. Our residential mortgage loans held for sale generally generate net interest income as the rates of interest paid to us on the longer term mortgage loans are generally greater than those rates of interest that we pay on our shorter term warehouse line of credit, brokered deposits and core deposits.

We carry our mortgage loans held for sale at the lower of aggregate cost or market price, and we therefore do not maintain a reserve for mortgage loans. We do have default and foreclosure risk during the short-term holding period from origination to the sale of the mortgages held for sale, which is inherent to the residential mortgage industry. These risks are small historically. We are at risk for mortgage loan defaults from the time we fund a loan until the time that loan is sold or securitized into a mortgage-backed security, which is generally 15 days after funding. When we sell a loan, we typically make representations and warranties to the purchasers and insurers that we have properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. We rely on our underwriting department to ensure compliance with individual investor standards prior to the sale of loans, and we rely on our quality control department to randomly test loans that we have sold. Purchasers of our loans typically conduct their own review of the loans, and we may be liable for unpaid principal and interest on defaulted loans if we have breached our representations and warranties. In some instances, we may even be required to repurchase the loan or indemnify the purchaser of the loan for those loans in which we breached our representations and warranties. We regularly make representations and warranties to purchasers of our mortgage loans that, if breached, would require us to indemnify the purchaser for losses or to repurchase the loans, and we consider this practice to be customary and routine. At December 31, 2002 and 2001, we had approximately $2.0 million and $2.2 million, respectively, of mortgage loans for which we had agreed to indemnify the purchaser in the event of any breaches of our representations and warranties. In the event that the purchaser of these loans experiences any losses with respect to the loans, we would be required to repurchase the loans from the purchaser. Although we regularly face potential indemnification and repurchase obligations with respect to mortgage loans that we have sold, we have not historically incurred losses relating to the indemnification or repurchase of loans. As a result, we do not maintain a reserve for this purpose.

Our mortgage banking segment acquires residential mortgage loans from small retail-oriented originators through CMS and the mortgage division of Crescent Bank. Crescent Bank acquires conventional loans in the Southeast United States while CMS acquires conventional and FHA/VA loans in the Northeast, Midatlantic and Midwest United States and FHA/VA loans in the Southeast United States.

Crescent Bank acquires residential mortgage loans from approximately 883 small retail-oriented originators in the Southeast United States through various funding sources, including Crescent Bank’s regular funding sources, a $55 million warehouse line of credit from the Federal Home Loan Bank of Atlanta and a $45 million repurchase agreement with UBS/Paine Webber. CMS acquires residential mortgage loans from approximately 1,197 small retail-oriented originators in the Southeast, Northeast, Midatlantic and Midwest United States through various funding sources, including a $250 million line of credit from UBS/Paine Webber, a $40 million line of credit from Colonial Bank, and a $75 million repurchase agreement from UBS/Paine Webber. Under the repurchase agreements, we sell our mortgage loans and simultaneously assign the related mandatory sales commitments to UBS/Paine Webber. The majority of our mortgage loans are currently being resold in the secondary market to Freddie Mac, Fannie Mae and private investors after being “warehoused” for 10 to 30 days. We purchase loans that we believe will meet secondary market criteria, such as loans providing for amount limitations and loan-to-value ratios that would qualify for resales to Freddie Mac, Fannie Mae and Ginnie Mae. To the extent that we retain the servicing rights on the mortgage loans that we resell, we collect annual servicing fees while the loan is outstanding. We sell a portion of our retained servicing rights in bulk form or on a monthly flow basis. The annual servicing fees and gains on the sale of servicing rights is an integral part of our mortgage banking business and its contribution to net income. We currently pay a third party subcontractor to perform servicing functions with respect to loans we sell, but where we retain the servicing.

The following table presents the outstanding balances of our borrowings under our warehouse lines of credit and the weighted average interest rates on the lines of credit for the last two years. Draws on the lines of credit have a 30-day maturity.

	Years Ended December 31,
	2002	2001	2000
	(dollars in thousands)
Balance at period end	$217,845	$229,081	$54,947
Weighted average interest rate at period end	2.74%	3.16%	8.07%
Maximum amount outstanding at any month’s end	$217,845	$229,081	$65,975
Average amount outstanding	$157,356	$120,237	$48,311
Weighted average interest rate	2.99%	3.94%	6.63%

Total Mortgage Loan Acquisitions and Resales

During 2002, we acquired $4.3 billion of mortgage loans and also resold $4.3 billion of mortgage loans in the secondary market with servicing rights retained. During 2001, we acquired $3.4 billion of mortgage loans and resold $3.2 billion of mortgage loans in the secondary market with servicing rights retained. During 2000, we acquired $1.3 billion of mortgage loans, approximately all of which were resold in the secondary market with servicing rights retained. Mortgage loan production increased significantly in 2002 and 2001 due to the declining interest rate environment. At each of December 31, 2002, 2001 and 2000, we carried $281.5 million, $300.8 million and $94.9 million, respectively, of mortgage loans held for sale on our balance sheet.

Servicing Rights

At December 31, 2002, we carried $2.1 million of mortgage servicing rights on our balance sheet, compared to $3.1 million at December 31, 2001. At December 31, 2000, we carried $3.8 million of mortgage servicing rights on our balance sheet. We are amortizing the mortgage servicing rights over an accelerated period. We held servicing rights with respect to loans with unpaid principal balances totaling $934.8 million at December 31, 2002. During 2002, we sold servicing rights with respect to $3.7 billion of mortgage loans carried on our balance sheet at a cost of $16.9 million for a gain of $25.1 million. We held servicing rights with respect to loans with unpaid principal balances totaling $693.8 million at December 31, 2001. During 2001, we sold servicing rights with respect to $2.8 billion of mortgage loans carried on our balance sheet at a cost of $22.8 million for a gain of $21.3 million. At December 31, 2000, we held servicing rights with respect to loans with unpaid principal balances totaling $342.7 million. During 2000, we sold servicing rights with respect to $1.3 billion of mortgage loans carried on our balance sheet at a cost of $15.9 million for a $1.2 million gain.

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

Other Borrowings

Our other borrowings consist of borrowings from the Federal Home Loan Bank of Atlanta, which is priced at the Federal Home Loan Bank of Atlanta daily rate plus 25 basis points. At December 31, 2002 and 2001, this rate was 1.80% and 2.08%, respectively. All mortgage production generated by CMS is funded through warehouse lines of credit from Colonial Bank, priced at one-month LIBOR plus 115 to 155 basis points with a floor of 2.50%, and UBS PaineWebber, priced at one-month LIBOR plus 100 to 130 basis points. At December 31, 2002 and 2001, these rates were 2.74% and 2.70% and 3.83% and 3.23%, respectively. UBS PaineWebber has increased the rate on our borrowings beginning April 8, 2003 to LIBOR plus 200 basis points.

Brokered deposits increased from $496,000 in 2001 to $6.5 million 2002 and were used to fund mortgage loans originated by the Bank. The Bank has been able to obtain brokered deposits at a cost of 100 to 150 basis points less than rates on comparable deposits in its local markets.

Capital and Liquidity

Our capital adequacy is measured by risk-based and leverage capital guidelines. Developed by regulatory authorities to establish capital requirements, the risk-based capital guidelines assign weighted levels of risk to various asset categories. Among other things, these guidelines currently require us to maintain a minimum ratio of 8.0% of total capital to risk-adjusted assets. Under the guidelines, one-half of our required capital must consist of Tier 1 Capital, which would include such things as our tangible common shareholders’ equity and any qualifying perpetual preferred stock. The leverage guidelines provide for a minimum ratio of Tier 1 Capital to total assets of 3.0% if we meet certain requirements, including having the highest regulatory rating, and cushion the ratio by an additional 1.0% to 2.0% otherwise. The guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital also may be required, depending upon the organization’s risk profile. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “Tangible Tier 1 Leverage Ratio,” calculated without the inclusion of intangible assets, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us, and the FDIC has not advised Crescent Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio that we are required to meet. Crescent Bank has agreed with the Georgia Department to maintain a leverage ratio of 8.0%. For additional information regarding our capital position, and the capital regulatory scheme to which we are subject, please refer to that section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 entitled “Business—Supervision and Regulation.”

At December 31, 2002, Crescent Bank’s leverage ratio was 6.46%. To address the leverage ratio shortcoming, the Company made a capital contribution from cash on hand of $3 million to Crescent Bank, raising the leverage ratio to 7.38% as of January 31, 2003. Currently, the Bank is considering alternative means of increasing the capital of Crescent Bank in order to return to a leverage ratio of 8.00% in satisfaction of the requirements of the Georgia Department of Banking and Finance. Also, on June 19, 2002, we completed a $7.5 million common stock offering and contributed approximately $3.5 million of the net proceeds from this offering to Crescent Bank. Although we presently are considering additional means of improving our current capital position, we can give no assurance that we will be able to do so in a timely or cost-effective manner, if at all. In addition, because of our recent restatement of our financial statements, it may be more difficult to attract and obtain additional capital and to sell brokered deposits.

Our total consolidated shareholders’ equity was $34.9 million, or 6.24% of total consolidated assets, at December 31, 2002, compared to $16.3 million, or 3.36% of total consolidated assets, at December 31, 2001 and $8.79 million, or 3.74% of total consolidated assets, at December 31, 2000. The increase in the ratio of shareholders’ equity to total assets in 2002 was the result of the $7.5 million common stock offering in 2002 and net income of $11.5 million in 2002. The decrease in this ratio in 2001 was the result of a 106% increase in total consolidated assets, primarily due to growth in commercial banking loans.

At December 31, 2002, our ratio of total consolidated capital to risk-adjusted assets was 10.65%, with 9.99% comprised of tangible common shareholders’ equity. We paid $662,992, or $.31 per share, of dividends to our shareholders during 2002. A quarterly dividend of $.0775 was declared in March 2003 and will be paid on May 5, 2003. At December 31, 2001, the ratio of total consolidated capital to risk-adjusted assets was 6.85%, with 6.32% comprised of tangible common shareholders’ equity, compared to a ratio of 6.22%, with 5.41% of tangible common shareholders’ equity, at December 31, 2000. During 2001, we paid $565,890 of dividends, or $.31 per share, compared to $531,902, or $.30 per share, during 2000.

In connection with the completion of our common stock offering and sale of $7.5 million on June 19, 2002, the Company contributed $3.5 million in capital to Crescent Bank in June 2002 and another $3.0 million in February 2003. In connection with the completion of our offering and sale of $3.5 million of trust preferred securities on November 9, 2001, we repaid a portion of our outstanding loan from The Bankers Bank and replaced the remaining $2.6 million that we had outstanding under that loan with a new $2.6 million line of credit with The Bankers Bank. Our borrowings under this new line of credit accrue interest at the prime rate, as reported in the Money Rates section of The Wall Street Journal, minus 0.50%. Under the terms of the line of credit, we are required to pay 12 months of interest only, due on a quarterly basis, followed by ten equal principal payments over 10 years, with interest due quarterly. Our line of credit with The Bankers Bank requires Crescent and Crescent Bank to each maintain total risk-based capital and Tier 1 leverage ratios of at least 9.5% and 7.5%, respectively. We were in breach of these covenants as of December 31, 2002. The Bankers Bank waived such non-compliances as of that date, but there is no assurance that future breaches of these covenants will be waived. We currently have borrowed the full amount available under this line of credit. Our line of credit with The Bankers Bank is secured by all of the issued and outstanding shares of the common stock of Crescent Bank. In the event of an uncured default under this line of credit, The Bankers Bank could foreclose upon the common stock of Crescent Bank and deprive the Company of one of its principal sources of income.

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

As of December 31, 2002, we had various sources of liquidity, distinct from our internal equity and operational financing, that were available to us to support our growth and operations. We have access to $55 million in borrowing through our line of credit with the Federal Home Loan Bank of Atlanta, for which we had an average drawn balance of $5.1 million for the twelve months ended December 31, 2002. We also maintain warehouse lines of credit from UBS PaineWebber Inc. and Colonial Bank totaling $290 million, available to fund the origination and holding of our mortgage loan business. In connection with the establishment of our line of credit with UBS PaineWebber, Crescent Bank agreed to support the obligations of CMS under the line of credit. Because we presently believe that this support arrangement may have been made in violation of federal banking laws, and as a result of our recent restatements of our financial reports for prior periods, on April 8, 2003, CMS terminated this support arrangement and entered into First Amendments to an Amended and Restated Mortgage Loan Purchase Agreement and to a Mortgage Loan Repurchase Agreement, as well as a Second Amended and Restated Support Agreement, Cash Collateral and Control Agreement, with UBS PaineWebber. These amended agreements include, among other things, provisions related to CMS’ capital and collateral, and the potential imposition of minimum fees. Certain of these provisions are summarized below:

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

In addition, we have $17.3 million of federal funds lines that we may access as a source of liquidity.

Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities and securities held for sale. These average liquid assets totaled $95.9 million and $91.4 million during 2002 and 2001, representing 41% and 52% of average deposits for those periods, respectively. Our average liquid assets during the period ended December 31, 2000 were $40.8 million, representing 32% of average deposits for the year. The decrease in average liquid assets as a percentage of average deposits in 2002 was the result of average deposits increasing 32% while our average liquid assets increased only 5%. We experienced significant deposit growth in 2002 as a result of the new branches opened in 2001 and 2000. The increase in average liquid assets as a percentage of average deposits in 2001 was the result of the increase in mortgage loans held for sale. Average net commercial banking loans were 67%, 59% and 60% of average deposits during 2002, 2001 and 2000, respectively. Average deposits were 58%, 58% and 79% of average interest-earning assets during 2002, 2001 and 2000, respectively.

The following table shows operating and capital ratios for each of the last three years:

	Year ended December 31,
	2002	2001	2000
Percentage of net income (loss) to:
Average shareholders’ equity	52.92%	57.63%	(17.38)%
Average total assets	2.56%	2.03%	(0.75)%
Percentage of average shareholders’ equity to average total assets	4.83%	3.52%	4.32%
Percentage of dividends paid to net income (loss)	5.78%	8.11%	(36.92)%

Crescent Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. In addition to the borrowing sources related to the mortgage operations, Crescent Bank also maintains federal funds lines of credit totaling $17.3 million. We presently believe that Crescent Bank’s liquidity and CMS’ liquidity are under pressure due to the volume of our mortgage loan production, and, as a result, our mortgage loan production may have to be reduced. We have increased our brokered deposits to $6.5 million as of December 31, 2002 at rates better than those available in our local markets. However, brokered deposits can be volatile, and if our access to these markets is limited, then our liquidity and ability to support mortgage loan demand will be affected adversely

In light of our current capital and liquidity position, and the increased costs of funding mortgage loans held for sale, we may elect to reduce the level of our mortgage production to improve our capital ratios under regulatory guidelines, even if the prevailing interest rate environment and market conditions would permit us to maintain or increase the level of our mortgage production. We may be forced to reduce our mortgage loan production due to regulatory or lender action, restricting our activities because of our capital or liquidity levels, or due to our inability to fund such production by the Bank with deposits, including brokered deposits.

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

We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets, rate sensitive liabilities and off- balance sheet interest rate hedges. The relationship between rate sensitive assets and rate sensitive liabilities is a key factor in projecting the effect of interest rate changes on net interest income. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. We monitor the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but place particular emphasis on the initial twelve-month period. The following table shows our rate sensitive position at December 31, 2002. Approximately 79% of earning assets and 86% of funding for these earning assets is scheduled to reprice at least once during the next twelve months. The total excess of interest-bearing assets over interest-bearing liabilities, based on a one-year cumulative time period, was $18.9 million, or 3.4% of total assets. At December 31, 2001, the total excess of interest-bearing liabilities over interest-bearing assets, based on a one-year cumulative time period was $11.4 million, or 2.4% of total assets. The change from a liability sensitive position at December 31, 2001 to an asset sensitive position at December 31, 2002 in the one-year cumulative time frame is due to the Bank emphasizing more variable rate loans during 2002, with management forecasting that rates will begin to rise by late 2003.

Interest Rate Sensitivity Gaps

As of December 31, 2002

	Amounts Repricing In
	0-90 Days	91-365 Days	1-5 Years	Over 5 Years
	(millions of dollars)
Interest-earning assets	$372.8	$29.2	$71.1	$32.8
Interest-bearing liabilities	309.0	74.1	60.1	4.8

Interest sensitivity gap	$63.8	$(44.9)	$11.0	$28.0

We were in an asset-sensitive position for the cumulative three-month, one- to-five year and over five-year intervals. This means that during the five-year period, if interest rates decline, the net interest margin will decline. During the 0-90 day period, which has the greatest sensitivity to interest rate changes, if rates rise, the net interest margin will improve. Conversely, if interest rates decrease over this period, the net interest margin will decline. At December 31, 2002, we were within our policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80-140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity.

We also use mandatory sales commitments to deliver mortgage loans held for sale, reducing the interest rate risk. At December 31, 2002, our commitments to purchase mortgage loans, referred to as the mortgage pipeline, totaled approximately $1.1 billion. Of the mortgage pipeline, we had, as of December 31, 2002, approximately $717 million of mortgage loans for which we had interest rate risk. The remaining $344 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of:

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

On January 1, 2001, we adopted Statement of Financial Accounting Standards, or “FAS,” No. 133, “Accounting for Derivative Instruments and Hedging Activities” and FAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133,” which we collectively refer to as “FAS 133.” Under FAS 133, all derivative financial instruments are to be recognized on a company’s balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative instrument as either:

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

At the date of adoption, we recorded certain transition adjustments as required by FAS 133. The impact of these transition adjustments on net income, net of tax, was approximately $(69,770). The FAS 133 transition adjustment reflects the January 1, 2001 fair value of our free standing derivative instruments of $112,533, net of the related tax effect of $42,763. Subsequent changes in the fair value of the Company’s locked pipeline and mandatory sales commitments resulted in net income of $89,687 for the year ended December 31, 2001 and a net loss of $156,198 for the year ended December 31, 2002, which is reported as a component of gain on sale of mortgage loans held for sale.

In hedging our mortgage pipeline, we must estimate the percentage of the pipeline that will not close, which we refer to as the “fallout.” Fallout is caused by, among other things, the borrowers’ failures to qualify for the loan, construction delays, inadequate appraisal values and changes in interest rates, which are substantial enough for the borrower to seek another financing source. An increasing interest rate environment provides greater motivation for the consumer to lock rates and close loans. Conversely, in a decreasing interest rate environment, the consumer has a tendency to delay locking rates and closing loans in order to obtain the lowest rate. As a result, an increasing interest rate environment generally results in our fallout ratio to be less than in an average market. In a decreasing rate environment, our fallout ratio tends to be greater than in an average market. If our fallout ratio is greater than anticipated, we will have more mandatory sales commitments to deliver loans than we have loans for which we have closed. In this circumstance, we must purchase the loans to meet the mandatory sales commitment on the secondary market and therefore will have interest rate risk in these loans. If our fallout ratio is less than anticipated, we will have fewer mandatory sales commitments to deliver loans than we have loans for which we have closed. In this circumstance, we must sell the loans on the secondary market without a mandatory sales commitment and therefore will have interest rate risk in these loans.

Our success in reducing our interest rate risk is directly related to our ability to monitor and estimate the fallout. While we may use other hedging techniques other than mandatory sales commitments and options to deliver mortgage-backed securities, our mortgage division’s secondary marketing policy does not allow speculation. As of December 31, 2002, we had purchase commitment agreements in place, terminating between January and March of 2003, with respect to an aggregate of approximately $573 million to hedge our locked pipeline and mortgage loans held for sale.

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

Effects of Inflation

Inflation generally increases the cost of funds and operating overhead, and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities, as a financial institution, are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the effects of general levels of inflation have. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, low inflation or deflation generally have resulted in decreased interest rates. The economy experienced deflation in 2001 and the Federal Reserve has reduced interest rates on eleven occasions for a total of 475 basis points in 2001. Inflation has also remained low in 2002 which reflects the fact that interest rates have remained fairly steady in 2002 only dropping 50 basis points.

In addition, inflation results in an increased cost of goods and services purchased, cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect the liquidity and earnings of our commercial banking and mortgage banking businesses, and our shareholders’ equity. With respect to our mortgage banking business, mortgage originations and refinancings tend to slow as interest rates increase, and increased interest rates would likely reduce our earnings from such activities and the income from the sale of residential mortgage loans in the secondary market. The value of mortgage servicing rights also are affected by changes in, and expectations of changes in, interest rates and prepayment rates on mortgage loans.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2002

i

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Crescent Banking Company

Jasper, Georgia

We have audited the accompanying consolidated balance sheets of the Crescent Banking Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the consolidated financial statements, in accordance with the requirements of Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company changed its method of accounting for derivative instruments and hedging activities.

/s/    MAULDIN & JENKINS, LLC

Atlanta, Georgia

March 5, 2003, except for Note 22,  for which the date is April 8, 2003

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

	2002	2001
Assets
Cash and due from banks	$17,607,864	$11,936,985
Interest-bearing deposits in banks	5,025,937	235,660
Federal fund sold	2,824,000	179,000
Securities available-for-sale	10,278,727	8,931,589
Securities held-to-maturity, at cost (fair value 2002 $10,190,113; 2001 $10,351,765)	9,830,727	10,414,845
Restricted equity securities	1,879,875	1,920,975
Mortgage loans held for sale	281,503,275	300,785,842
Loans	200,298,696	123,611,401
Less allowance for loan losses	2,548,110	1,596,287

Loans, net	197,750,586	122,015,114
Mortgage servicing rights	2,138,787	3,098,579
Accounts receivable-brokers and escrow agents	8,210,320	6,024,895
Premises and equipment	7,007,631	6,321,651
Other real estate owned	1,391,399	332,743
Cash surrender value of life insurance	5,126,833	3,634,472
Deposit intangible	481,828	555,956
Other assets	8,339,522	8,059,236

Total assets	$559,397,311	$484,447,542

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$56,549,579	$45,718,364
Interest-bearing	230,449,962	176,246,435

Total deposits	286,999,541	221,964,799
Drafts payable	6,154,386	9,424,722
Other borrowings	217,845,016	229,081,205
Deferred income taxes	528,049	436,845
Derivative liabilities, net	179,044	22,846
Other liabilities	12,801,706	7,209,296

Total liabilities	524,507,742	468,139,713

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $1, 1,000,000 shares authorized, no shares issued or outstanding
Common stock, par value $1; 10,000,000 shares authorized;2,433,435 and 1,847,929 issued	2,433,435	1,847,929
Capital surplus	16,307,557	9,414,713
Retained earnings	15,976,149	5,169,663
Treasury stock, 6,668 shares	(36,091)	(36,091)
Accumulated other comprehensive income (loss)	208,519	(88,385)

Total stockholders’ equity	34,889,569	16,307,829

Total liabilities and stockholders’ equity	$559,397,311	$484,447,542

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
Interest income
Loans including fees	$11,104,124	$9,348,500	$7,460,571
Mortgage loans held for sale	10,821,691	9,956,585	5,228,505
Taxable securities	1,544,320	1,226,576	1,095,151
Nontaxable securities	15,353	15,353	15,353
Deposits in banks	62,787	245,858	56,101
Federal funds sold	57,700	242,693	46,964

Total interest income	23,605,975	21,035,565	13,902,645

Interest expense
Deposits	7,410,211	9,078,206	5,758,382
Other borrowings	4,703,973	4,733,818	3,200,520

Total interest expense	12,114,184	13,812,024	8,958,902

Net interest income	11,491,791	7,223,541	4,943,743
Provision for loan losses	1,190,000	515,000	500,000

Net interest income after provision for loan losses	10,301,791	6,708,541	4,443,743

Other income
Service charges on deposit accounts	760,014	809,068	498,677
Gestation fee income	1,321,977	393,555	415,198
Mortgage loan servicing fees	2,160,263	776,035	1,049,771
Gains on sales of mortgage servicing rights	25,128,274	21,252,845	1,190,472
Gains on sales of mortgage loans held for sale	1,816,496	390,981	264,299
Gains on sales of SBA loans	340,155	—	—
Other operating income	565,791	342,267	344,446

Total other income	32,092,970	23,964,751	3,762,863

Other expenses
Salaries and employee benefits	21,371,037	18,488,446	6,454,261
Occupancy and equipment expenses	2,403,176	2,317,443	2,207,908
Capitalized loan origination costs	(10,993,708)	(9,597,175)	(3,647,016)
Other operating expenses	11,119,456	7,992,452	5,681,065

Total other expenses	23,899,961	19,201,166	10,696,218

Income (loss) before income taxes and cumulative effect of a change in accounting principle	18,494,800	11,472,126	(2,489,612)
Income tax expense (benefit)	7,025,322	4,427,675	(1,048,791)

Income (loss) before cumulative effect of a change in accounting principle	11,469,478	7,044,451	(1,440,821)
Cumulative effect of a change in accounting principle, net of tax of $42,763	—	(69,770)	—

Net income (loss)	$11,469,478	$6,974,681	$(1,440,821)

Basic earnings (loss) per share before cumulative effect of a change in accounting principle	$5.27	$3.85	$(0.81)
Cumulative effect of a change in accounting principle	—	(0.03)	—

Basic earnings (loss) per share	$5.27	$3.82	$(0.81)

Diluted earnings (loss) per share before cumulative effect of a change in accounting principle	$5.04	$3.76	$(0.78)
Cumulative effect of a change in accounting principle	—	(0.03)	—

Diluted earnings (loss) per share	$5.04	$3.73	$(0.78)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
Net income (loss)	$11,469,478	$6,974,681	$(1,440,821)

Other comprehensive income:
Unrealized gains on securities available-for-sale:
Unrealized holding gains arising during period, net of tax of $196,935, $526,081 and $14,098, respectively	296,904	789,121	21,147
Reclassification adjustment for losses realized in net income, net of tax benefit of $0, $0 and $0, respectively	—	—	—

Other comprehensive income	296,904	789,121	21,147

Comprehensive income (loss)	$11,766,382	$7,763,802	$(1,419,674)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	Common Stock		Capital	Retained Earnings (Deficit)	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Par Value	Surplus		Shares	Cost
Balance, December 31, 1999	1,760,536	1,760,536	8,774,674	733,595	6,668	(36,091)	(898,653)	10,334,061
Net income (loss)	—	—	—	(1,440,821)	—	—	—	(1,440,821)
Cash dividends declared, $.30 per share	—	—	—	(531,902)	—	—	—	(531,902)
Stock compensation benefit	—	—	(12,897)	—	—	—	—	(12,897)
Exercise of stock options	53,599	53,599	280,950	—	—	—	—	334,549
Restricted stock awards	6,166	6,166	78,617	—	—	—	—	84,783
Other comprehensive income	—	—	—	—	—	—	21,147	21,147

Balance, December 31, 2000	1,820,301	1,820,301	9,121,344	(1,239,128)	6,668	(36,091)	(877,506)	8,788,920
Net income	—	—	—	6,974,681	—	—	—	6,974,681
Cash dividends declared, $.31 per share	—	—	—	(565,890)	—	—	—	(565,890)
Stock compensation expense	—	—	14,544	—	—	—	—	14,544
Exercise of stock options	4,000	4,000	28,000	—	—	—	—	32,000
Restricted stock awards	7,013	7,013	64,870	—	—	—	—	71,883
Issuance of common stock	16,615	16,615	185,955	—	—	—	—	202,570
Other comprehensive income	—	—	—	—	—	—	789,121	789,121

Balance, December 31, 2001	1,847,929	$1,847,929	$9,414,713	5,169,663	6,668	(36,091)	(88,385)	16,307,829
Net income	—	—	—	11,469,478	—	—	—	11,469,478
Cash dividends declared, $.31 per share	—	—	—	(662,992)	—	—	—	(662,992)
Exercise of stock options	10,000	10,000	94,220	—	—	—	—	104,220
Restricted stock awards	7,200	7,200	91,224	—	—	—	—	98,424
Issuance of common stock	568,306	568,306	6,707,400	—	—	—	—	7,275,706
Other comprehensive income	—	—	—	—	—	—	296,904	296,904

Balance, December 31, 2002	2,433,435	$2,433,435	$16,307,557	$15,976,149	6,668	$(36,091)	$208,519	$34,889,569

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
OPERATING ACTIVITIES
Net income (loss)	$11,469,478	$6,974,681	$(1,440,821)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of a change in accounting principle	—	112,533	—
Accretion of discount on securities	(1,372,315)	(984,525)	(763,388)
Depreciation	908,769	916,064	973,558
Amortization of deposit intangible	74,128	74,127	74,127
Provision for loan losses	1,190,000	515,000	500,000
Loss on sale of other real estate owned	10,027	—	—
Income on life insurance policies	(250,658)	(190,146)	(143,258)
Increase (Decrease) in deferred income taxes	1,377,950	(621,124)	(287,921)
Stock compensation expense (benefit)	—	14,544	(12,897)
Restricted stock awards	98,424	71,883	84,783
Net (increase) decrease in mortgage loans held for sale	19,282,567	(205,864,042)	(15,557,873)
Amortization of mortgage servicing rights	1,227,600	1,114,100	744,700
Gains on sales of mortgage servicing rights	(25,128,275)	(21,252,845)	(1,190,472)
Acquisition of mortgage servicing rights	(17,249,829)	(23,079,127)	(16,180,795)
Proceeds from sales of mortgage servicing rights	42,110,296	43,900,648	17,057,473
Increase in accounts receivable—brokers and escrow Agents	(2,185,425)	(2,271,146)	(646,251)
Increase (decrease) in drafts payable	(3,270,336)	3,162,981	3,496,559
Increase in interest receivable	(265,572)	(60,143)	(539,588)
Increase in interest payable	94,911	140,027	43,065
Increase (decrease) in derivative liabilities	105,188	(89,687)	—
Net other operating activities	4,046,411	5,334,132	(2,027,712)

Net cash provided by (used in) operating activities	32,273,339	(192,082,065)	(15,816,711)

INVESTING ACTIVITIES
Purchase of securities available-for-sale	(500,433)	—	—
Proceeds from maturities of securities available-for-sale	323,403	3,651,195	—
Purchase of securities held-to-maturity	(641,248)	(9,533,220)	(1,448,800)
Proceeds from maturities of securities held-to-maturity	1,922,412	2,044,017	—
Proceeds from maturities and (purchases) of restricted equity securities	41,100	(392,500)	(738,000)
Net (increase) decrease in federal funds sold	(2,645,000)	621,000	(800,000)
Net (increase) decrease in interest-bearing deposits in banks	(4,790,277)	1,163,415	(1,205,924)
Net increase in loans	(78,316,871)	(31,280,204)	(38,848,116)
Proceeds from sale of other real estate owned	322,716	—	—
Purchase of premises and equipment	(1,594,749)	(974,464)	(1,200,424)
Purchase of life insurance policies	(1,239,000)	—	(1,200,000)

Net cash used in investing activities	(87,117,947)	(34,700,761)	(45,441,264)

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
FINANCING ACTIVITIES
Net increase in deposits	$65,034,742	$59,796,356	$51,861,790
Net increase (decrease) in other borrowings	(11,236,189)	174,134,349	9,270,033
Net (decrease) in federal funds purchased	—	—	(110,000)
Dividends paid	(662,992)	(565,890)	(531,902)
Proceeds from issuance of common stock	7,275,706	202,570	—
Proceeds from exercise of stock options	104,220	32,000	334,549

Net cash provided by financing activities	60,515,487	233,599,385	60,824,470

Net increase (decrease) in cash and due from banks	5,670,879	6,816,559	(433,505)
Cash and due from banks at beginning of year	11,936,985	5,120,426	5,553,931

Cash and due from banks at end of year	$17,607,864	$11,936,985	$5,120,426

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$12,019,273	$13,671,997	$8,915,837
Income taxes	$6,553,105	$4,466,359	$(393,648)
Principal balances of loans transferred to other real estate owned	$1,391,399	$310,803	$—

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Crescent Banking Company (the “Company”) provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the “Bank”) in Jasper, Pickens County, Georgia and the surrounding areas. The Bank also provides mortgage loan origination and servicing to customers throughout the southeastern United States. The Company also offers mortgage banking services through its subsidiary, Crescent Mortgage Services, Inc. (“CMS”). CMS, located in Atlanta, Georgia; Manchester, New Hampshire; Chicago, Illinois; and Columbia, Maryland provides mortgage loan services to customers throughout the eastern half of the United States.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances are eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of mortgage servicing rights, the valuation of derivative instruments, the valuation of foreclosed real estate, and deferred taxes.

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

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $6,573,000 at December 31, 2002.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Restricted equity securities without a readily determinable fair value are recorded at cost.

Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are reported at their outstanding principal balances less net deferred loan fees and the allowance for loan losses. Interest income on loans is accrued on the unpaid balance.

Loan origination fees and certain direct costs of loans are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Indirect Cost of Leases. The costs are netted against the fees and recognized in income over the life of the loans using a method which approximates a level yield or when the loans are sold. The costs that are netted against the fees are reported as a reduction of other expenses in the statement of income.

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

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary, if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

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

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. At December 31, 2002 and 2001, no valuation allowances were required for the Company’s mortgage servicing rights.

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

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2002 and 2001 was $1,391,399 and $332,743, respectively.

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

Accounting Standards

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142. “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that all business combinations consummated after June 30, 200l be accounted for by the purchase method unless the combination was initiated on or prior to that date and it meets the conditions to be accounted by the pooling-of-interests method in accordance with APB Opinion No. 16, “Business Combinations.” Under SFAS No. 142, goodwill and intangible assets that management concludes have indefinite useful lives will no longer be amortized, but will be subject to impairment tests performed at least annually. SFAS No. 142 also requires the Company to perform a transitional impairment test of all previously recognized goodwill and to assign all recognized assets and liabilities to reporting units. Other identifiable intangible assets will continue to be amortized over their useful lives.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” SFAS No. 147 removed acquisitions of financial institutions from the scope of SFAS No. 72, “Accounting of Certain Acquisitions of Banking or Thrift Institutions,” which permitted the recognition and subsequent amortization of any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. For a transaction that is a business combination, SFAS No. 147 requires that the unidentifiable intangible asset acquired be recognized as goodwill and accounted for under SFAS No. 142. SFAS No. 147 also amended SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term borrower-relationship intangible assets of financial institutions such as depositor-and-borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires of other long-lived assets that are held and used. The application of SFAS No. 147 as of October 1, 2002 had no effect on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards (Continued)

the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

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

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2002	2001	2000
Net income (loss), as reported	$11,469,478	$6,974,691	$(1,440,821)
Deduct: Total stock-based employee Compensation expense determined under fair value based method for all awards, net of related tax effects	(43,682)	(13,048)	(31,665)

Pro forma net income (loss)	$11,425,796	$6,961,643	$(1,472,486)

Earnings (loss) per share:
Basic – as reported	$5.27	$3.82	$(0.81)
Basic – pro forma	$5.25	$3.81	$(0.83)
Diluted – as reported	$5.04	$3.73	$(0.78)
Diluted – pro forma	$5.02	$3.72	$(0.80)

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

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale December 31, 2002:
U.S. Government and agency securities	$9,586,196	$452,951	$(106,779)	$9,932,368
State and municipal securities	345,000	1,359	—	346,359

	$9,931,196	$454,310	$(106,779)	$10,278,727

December 31, 2001:
U.S. Government and agency securities	$8,733,897	$290,137	$(445,183)	$8,578,851
State and municipal securities	345,000	7,738	—	352,738

	$9,078,897	$297,875	$(444,183)	$8,931,589

Securities Held-to-Maturity December 31, 2002
U.S. Government and agency securities	$9,830,727	$414,462	$(55,076)	$10,190,113

December 31, 2001
U.S. Government and agency securities	$10,414,845	$209,080	$(272,160)	$10,351,765

Securities with a carrying value of $19,374,452 and $18,313,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below.

	Securities Available-for-Sale		Securities Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due from one to five years	$345,000	$346,359	$631,257	$661,531
Due after ten years	9,586,196	9,932,368	9,199,470	9,528,582

	$9,931,196	$10,278,727	$9,830,727	$10,190,113

There were no gross gains and losses on sales of securities available-for-sale for the years ended December 31, 2002, 2001 and 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2002	2001
Commercial	$14,566,801	$12,518,000
Real estate – construction and land development	50,181,235	29,858,000
Real estate – mortgage	119,089,690	66,642,000
Consumer installment and other	16,460,970	14,593,401

	200,298,696	123,611,401
Allowance for loan losses	(2,548,110)	(1,596,287)

Loans, net	$197,750,586	$122,015,114

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2002	2001	2000
Balance, beginning of year	$1,596,287	$1,350,774	$864,689
Provision for loan losses	1,190,000	515,000	500,000
Loans charged off	(247,287)	(271,976)	(96,815)
Recoveries of loans previously charged off	9,110	2,489	82,900

Balance, end of year	$2,548,110	$1,596,287	$1,350,774

The investment in impaired loans, consisting totally of non-accrual loans, was $1,398,716 and $— at December 31, 2002 and 2001, respectively. There were no loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans for 2002, 2001 and 2000 was $952,815, $48,125 and $76,392, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2002, 2001 and 2000. Loans past due ninety days or more and still accruing interest amounted to approximately $2,301,444 and $509,526 at December 31, 2002 and 2001, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:

Balance, beginning of year	$2,165,215
Advances	2,200,951
Repayments	(2,354,128)
Transactions due to changes in related parties	36,000

Balance, end of year	$2,048,038

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2002	2001
Land	$1,701,238	$1,427,276
Buildings and improvements	4,065,221	3,352,166
Equipment	5,954,155	5,351,853
Construction and equipment installation in progress	—	389,807

	11,720,614	10,521,102
Accumulated depreciation	(4,712,983)	(4,199,451)

	$7,007,631	$6,321,651

Leases:

The Bank leases certain of its branch facilities under various noncancelable operating leases. The initial terms range from one to seven years.

CMS leases its facilities under various noncancelable operating leases. The initial lease terms range from three to five years.

Rental expense under all operating leases amounted to $530,331, $541,670 and $522,772 for the years ended December 31, 2002, 2001 and 2000, respectively.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2003	$477,833
2004	301,795
2005	279,873
2006	217,885
2007	85,921

$1,363,307

NOTE 5. DEPOSIT INTANGIBLE

Following is a summary of information related to acquired intangible assets:

	As of December 31, 2002		As of December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core deposit premiums	$741,274	$259,446	$741,274	$185,318

The aggregate amortization expense was $74,128, $74,127 and $74,127 for the years ended December 31, 2002, 2001, and 2000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DEPOSIT INTANGIBLE (Continued)

The estimated amortization expense for each of the next five years is as follows:

2003	$74,127
2004	74,128
2005	74,127
2006	74,128
2007	74,127
After 2007	111,191

$481,828

NOTE 6. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $66,101,033 and $57,004,292, respectively. The total amount of brokered deposits at December 31, 2002 and 2001 was $6,531,828 and $496,000, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003	$108,341,083
2004	34,420,081
2005	3,182,023
2006	4,222,799
2007	17,199,016

$167,365,002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2002	2001
$40,000,000 line of credit with interest at LIBOR plus 1.15% to 1.55% (2.702% at December 31, 2002), due on demand, collateralized by first mortgage loans.	$14,590,006	$25,708,651
$250,000,000 line of credit with interest at LIBOR plus 1.00% to 1.30% (3.9727% at December 31, 2002), due on demand, collateralized by first mortgage loans.	180,260,928	163,172,554
Note payable from correspondent bank with interest at prime minus .50% (3.75% at December 31, 2002), due in ten equal installments of $260,000, collateralized by the common stock of the Bank.	2,600,000	2,600,000
Debentures payable, with interest accruing at prime (4.75% at December 31, 2002). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2031 and are unsecured.	3,500,000	3,500,000
$55,000,000 line of credit with interest at the Federal Home Loan Daily Rate Credit plus ..25% (1.80% at December 31, 2002), due November 9, 2003, collateralized by first mortgage loans.	16,894,082	33,100,000
Note payable from correspondent bank with interest at prime minus .50% (4.25% at December 31, 2001), due in ten equal annual installments of $450,000, collateralized by the common stock of the Bank. (Entire balance repaid on January 7, 2002.)	—	1,000,000

	$217,845,016	$229,081,205

The $40,000,000 line of credit and the advance from correspondent bank have various covenants related to capital adequacy, allowance for loan losses and profitability of the Company and its subsidiaries. As of December 31, 2002, the Company was not in compliance with the capital adequacy covenant under the advance from the correspondent bank. The Company has received waivers of this covenant.

NOTE 8. DERIVATIVE INSTRUMENTS

The Company’s locked pipeline totaled approximately $717 million and $265 million at December 31, 2002 and 2001, respectively. The fair value of the locked pipeline and the corresponding amount recorded as a reduction in the derivative liabilities in the balance sheet amounted to $486,008 at December 31, 2002. The fair value of the locked pipeline and the corresponding amount in derivative liabilities in the balance sheet amounted to $7,514 at December 31, 2001. The Company had approximately $573 and $371 million of mandatory sales commitments that were hedged against the locked pipeline and mortgage loans held for sale as of December 31, 2002 and 2001. The fair value of the mandatory sales commitments and the corresponding amounts recorded as a derivative liabilities in the balance sheets amounted to $665,052 at December 31, 2002 and $15,332 at December 31, 2001. The Company had no outstanding options to deliver mortgage-backed securities at either date.

On January 1, 2001, upon adoption of SFAS No. 133, the Company recorded a transition expense adjustment for the fair value of the Company’s locked pipeline and mandatory sales commitments in the amount of $112,533. This amount, net of tax of $42,763, is reported as a cumulative effect of a change in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. DERIVATIVE INSTRUMENTS (Continued)

accounting principle in the statement of operations. Subsequent changes in the fair value of the Company’s locked pipeline and mandatory sales commitments are recorded as a component of gain on sale of mortgage loans held for sale.

NOTE 9. DEFERRED COMPENSATION PLAN

The Company has a deferred compensation plan providing for death and retirement benefits for its directors and executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the directors and executive officers. The balance of the policy cash surrender values included in the balance sheet at December 31, 2002 and 2001 was $5,126,833 and $3,634,472, respectively. Income recognized on the policies amounted to $250,648, $190,146 and $143,258 for the years ended December 31, 2002, 2001 and 2000, respectively. The balance of the deferred compensation included in other liabilities at December 31, 2002 and 2001 was $359,044 and $150,692, respectively. Expense recognized for deferred compensation amounted to $224,944, $71,700, and $62,642 for the years ended December 31, 2002, 2001, and 2000, respectively.

NOTE 10. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

In 2001, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within thirty days of cash dividend payment date. Cash dividends and optional cash payments are used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 2002 and 2001, 12,751 and 16,615 shares were purchased under the plan, respectively.

NOTE 11. STOCK OPTIONS

The Company has a qualified stock option plan for key employees (the “employee plan”) and has reserved 300,000 shares of common stock. Options are granted at the fair market value of the Company’s common stock on the date of grant. All options under the employee plan expire ten years from the date of grant. At December 31, 2002, 252,500 options were available for grant.

The Company also had a non-qualified stock option plan for key employees (the “former employee plan”) and had reserved 25,333 shares of common stock. On December 21, 2000, the Company cancelled all remaining unexercised stock options and terminated the plan. Under the terms of the former employee plan, cash awards could be paid to option holders that were designed to compensate the employee for the difference in the tax treatment between non-qualified options and incentive stock options. When the Company agreed to pay cash awards related to these options, the options were then considered variable plan

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCK OPTIONS (Continued)

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

The Company also has non-qualified stock option plans for directors (the “director plans”) and has reserved 184,400 shares of common stock. Options are granted at fair market value of the Company’s common stock on the date of grant, except for certain options that are granted at $8. All options under these plans expire ten years from the date of grant. At December 31, 2002, 91,950 options were available for grant at fair market value and 1,600 were available to grant at $8.

Other pertinent information related to the options follows:

	Years Ended December 31,
	2002		2001		2000
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of year	116,100	$9.83	77,600	$9.72	146,200	$8.60
Granted at market price	18,850	14.41	37,700	10.11	—	—
Granted at below market price	4,400	8.00	4,800	8.00	4,000	8.00
Exercised	10,000	10.42	(4,000)	8.00	(53,599)	6.24
Cancelled	1,750	9.75	—	—	(19,001)	10.58

Under option, end of year	127,600	10.35	116,100	9.83	77,600	9.72

Exercisable, end of year	90,600	9.89	82,600	9.77	77,600	9.72

Weighted-average fair value of options granted during the year	$4.48		$3.19		$7.54

Information pertaining to options outstanding at December 31, 2002 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$8.00 –$15.75	127,600	8 years	$10.35	90,600	$9.89

The Company applies Opinion 25 and related Interpretations in accounting for the stock option plans. The Company recognized compensation costs (benefits) of $—, $— and $(35,897) under the employee plans for the years ended December 31, 2002, 2001 and 2000, respectively. The Company recognized compensation costs of $—, $14,544 and $23,000, under the director plans for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCK OPTIONS (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2002	2001	2000
Dividend yield (as a percent of the fair value of the stock)	2.57%	2.43%	2.69%
Expected life	5 years	5 years	5 years
Expected volatility	30.89%	72%	50.60%
Risk-free interest rate	3.88%	5.59%	6.23%

The Company also has restricted stock plans for two of its key employees. The employees annually may earn shares of stock based on certain performance goals of the Company’s mortgage operations. The stock grants vest ratably over a five year period after one year from the date of grant. At December 31, 2001, 99,001 shares of stock had been awarded under these plans, of which 23,407 have vested. Expense incurred under these plans amounted to $98,424, $71,883 and $84,783 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 12. INCOME TAXES

The components of income tax expense (benefit) are as follows:

	Years Ended December 31,
	2002	2001	2000
Current	$5,647,372	$5,048,799	$(760,870)
Deferred	1,377,950	(621,124)	(287,921)

Income tax expense (benefit)	$7,025,322	$4,427,675	$(1,048,791)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$6,473,179	35%	$4,015,244	35%	$(846,468)	34%
State income tax (benefit)	560,113	3	573,606	5	(124,481)	5
Other items, net	(7,970)	—	(161,175)	(1)	(77,842)	3

Income tax expense (benefit)	$7,025,322	38%	$4,427,675	39%	$(1,048,791)	42%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2002	2001
Deferred tax assets:
Loan loss reserves	$884,689	$535,122
Stock options	32,280	32,281
Securities available-for-sale	—	58,923
Deferred compensation, non-qualified plans	191,670	87,146
Derivative instruments	—	8,622

	1,108,639	722,094

Deferred tax liabilities:
Mortgage servicing rights	713,464	1,070,195
Depreciation	123,632	80,318
Securities available-for-sale	138,012	—
Derivative instruments	29,066	—
Deferred compensation, executive compensation	2,106,967	—
Other	9,228	8,426

	3,120,369	1,158,939

Net deferred tax liabilities	$(2,011,730)	$(436,845)

NOTE 13. EARNINGS (LOSS) PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings (loss) per share.

	Years Ended December 31,
	2002	2001	2000
Basic Earnings (Loss) Per Share:
Weighted average common shares outstanding	2,174,776	1,827,778	1,773,888

Net income (loss)	$11,469,478	$6,974,681	$(1,440,821)

Basic earnings (loss) per share	$5.27	$3.82	$(0.81)

Diluted Earnings (Loss) Per Share:
Weighted average common shares outstanding	2,174,776	1,827,778	1,773,888
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	102,541	42,487	61,562

Total weighted average common shares and common stock equivalents outstanding	2,277,317	1,870,265	1,835,450

Net income (loss)	$11,469,478	$6,974,681	$(1,440,821)

Diluted earnings (loss) per share	$5.04	$3.73	$(0.78)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. MORTGAGE LOAN SERVICING

Mortgage loans serviced for others are not reflected in the consolidated financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $935 million and $694 million as of December 31, 2002 and 2001, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 2002, substantially all of the Company’s mortgage lending and servicing activity was concentrated within the eastern half of the United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

At December 31, 2002, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $5,000,000.

NOTE 15. COMMITMENTS AND CONTINGENCIES

Loan commitments

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

	2002	2001
Commitments to extend credit	$29,441,971	$17,979,402
Standby letters of credit	1,644,391	1,377,842

	$31,086,362	$19,357,244

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

In addition to the mortgage loans held for sale on the balance sheet, the Company’s mortgage loan pipeline at December 31, 2002 totaled approximately $1.1 billion. The Company’s exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $717 million in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

mortgage loans for which the Company has interest rate risk (the locked pipeline). The remaining $344 million of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a “best efforts” agreement, whereby the investor purchases the loans from the Company at the contractual loan rate, (2) loans with floating interest rates which close at the current market rate, and (3) loans where the original fixed interest rate commitment has expired and will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month. At December 31, 2002, the Company had the ability to sell up to $120 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related mandatory sales commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the mandatory sales commitment. The Company maintains recourse obligations on mortgage loans involving first payment default or mortgage loans involving fraud. In some instances, the Company may even be required to repurchase the loan or indemnify the purchaser of the loan for those loans in which the Company breached its representations and warranties. The Company regularly makes representations and warranties to purchasers of its mortgage loans that, if breached, would require the Company to indemnify the purchaser for losses or to repurchase the loans, and the Company considers this practice to be customary and routine. At December 31, 2002, the Company was not required to repurchase any of its mortgage loans because of breaches of the Company’s representations and warranties. However, at December 31, 2002, the Company has agreed to indemnify purchasers for approximately $2.0 million of mortgage loans for breaches of its representations and warranties. Although the Company regularly faces potential indemnification and repurchase obligations with respect to mortgage loans that it has sold, it has not historically incurred any indemnification losses . As a result, the Company does not maintain a reserve for this purpose.

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

Eighty-four percent of the Company’s loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $4,542,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, approximately $2,265,390 of retained earnings were available for dividend declaration without regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2002:
Total Capital to Risk
Weighted Assets:
Company	$40,665	10.65%	$30,539	8%	$	N/A	N/A
Bank	$23,975	8.96%	$21,403	8%		$26,753	10%
Tier I Capital to Risk
Weighted Assets:
Company	$38,117	9.99%	$15,270	4%	$	N/A	N/A
Bank	$21,427	8.01%	$10,701	4%		$16,052	6%
Tier I Capital to Average
Assets:
Company	$38,117	6.85%	$22,260	4%	$	N/A	N/A
Bank	$21,427	6.46%	$13,269	4%		$16,587	5%

As of December 31, 2001:
Total Capital to Risk
Weighted Assets:
Company	$20,937	6.85%	$24,409	8%	$	N/A	N/A
Bank	$12,555	6.17%	$16,230	8%		$20,288	10%
Tier I Capital to Risk
Weighted Assets:
Company	$19,341	6.32%	$12,204	4%	$	N/A	N/A
Bank	$10,959	5.38%	$8,115	4%		$12,173	6%
Tier I Capital to Average
Assets:
Company	$19,341	5.11%	$15,139	4%	$	N/A	N/A
Bank	$10,595	4.60%	$9,527	4%		$11,909	5%

CMS is also subject to the net worth requirement of the Government National Mortgage Corporation (“Ginnie Mae”), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2002, this net worth requirement totaled $497,966. In addition, CMS is subject to the net worth requirements of Fannie Mae and Freddie Mac, which require that CMS have a net worth of $250,000 and $1 million, respectively. Total capital of CMS at December 31, 2002 was $17,199,129.

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

Accounts Receivable – Brokers and Escrow Agents:

The carrying amount of accounts receivable – brokers and escrow agents approximates its fair value.

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

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$25,457,801	$25,457,801	$12,351,645	$12,351,645
Securities available-for-sale	10,278,727	10,278,727	8,931,589	8,931,589
Securities held-to-maturity	9,830,727	10,190,113	10,414,845	10,351,765
Restricted equity securities	1,879,875	1,879,875	1,920,975	1,920,975
Mortgage loans held for sale	281,503,275	281,503,275	300,785,842	300,785,842
Loans	197,750,586	201,806,653	122,015,114	124,754,607
Accrued interest receivable	1,522,590	1,522,590	1,257,019	1,257,019
Mortgage servicing rights	2,138,787	6,083,600	3,098,579	4,866,739
Accounts receivable-brokers and escrow agents	8,210,320	8,210,320	6,024,895	6,024,898
Financial liabilities:
Deposits	286,999,541	292,685,766	221,964,799	225,333,498
Drafts payable	6,154,386	6,154,386	9,424,722	9,424,722
Other borrowings	217,845,016	217,845,016	229,081,205	229,081,205
Accrued interest payable	769,183	769,183	705,230	705,230
Mandatory sales commitments and interest rate lock commitments	179,044	179,044	22,846	22,846

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. SUPPLEMENTAL FINANCIAL DATA

Components of other expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2002	2001	2000
Outside service fees	$2,690,714	$1,667,229	$917,947
Subservicing expense	1,383,455	451,122	359,940
Amortization of mortgage servicing rights	1,227,600	1,114,100	744,700
Stationery and printing	676,579	439,261	344,029
Telephone	582,763	565,899	485,114
Courier service	633,958	516,810	292,088

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

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2002	Commercial Banking	Mortgage Banking	All Other	Total
Interest income	$12,784,284	$10,821,691	$—	$23,605,975
Interest expense	3,944,236	7,850,383	319,565	12,114,184
Net interest income	8,840,048	2,971,308	(319,565)	11,491,791
Other revenue from external customers	1,526,410	30,559,448	7,112	32,092,970
Depreciation and amortization	722,672	1,487,824	—	2,210,496
Provision for loan losses	1,190,000	—	—	1,190,000
Segment profit	2,555,147	16,462,529	(522,876)	18,494,800
Segment assets	257,858,564	300,898,996	639,751	559,397,311
Expenditures for premises and equipment	1,359,151	235,598	—	1,594,749

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2001	Commercial Banking	Mortgage Banking	All Other	Total
Interest income	$11,078,980	$9,956,585	$—	$21,035,565
Interest expense	5,592,258	8,219,766	—	13,812,024
Net interest income	5,486,722	1,736,819	—	7,223,541
Other revenue from external customers	1,197,175	22,767,576	—	23,964,751
Depreciation and amortization	620,719	1,483,572	—	2,104,291
Provision for loan losses	515,000	—	—	515,000
Segment profit	1,448,880	10,159,078	(135,832)	11,472,126
Segment assets	159,695,325	324,752,217	—	484,447,542
Expenditures for premises and equipment	743,286	231,178	—	974,464

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2000	Commercial Banking	Mortgage Banking	All Other	Total
Interest income	$8,674,140	$5,228,505	$—	$13,902,645
Interest expense	3,529,307	5,429,595	—	8,958,902
Net interest income (expense)	5,144,833	(201,090)	—	4,943,743
Other revenue from external customers	863,313	2,899,550	—	3,762,863
Depreciation and amortization	686,468	1,105,917	—	1,792,385
Provision for loan losses	500,000	—	—	500,000
Segment profit (loss)	1,332,501	(3,637,732)	(184,381)	(2,489,612)
Segment assets	121,930,896	113,146,206	—	235,077,102
Expenditures for premises and equipment	1,123,460	76,964	—	1,200,424

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Crescent Banking Company:

CONDENSED BALANCE SHEETS

	December 31,
	2002	2001
Assets
Cash	$3,703,520	$1,704,032
Investment in subsidiaries	36,726,225	21,587,887
Other assets	639,751	137,281

Total assets	$41,069,496	$23,429,200

Liabilities
Other borrowings	$6,100,000	$7,100,000
Other	79,927	21,371

Total liabilities	6,179,927	7,121,371
Stockholders’ equity	34,889,569	16,307,829

Total liabilities and stockholders’ equity	$41,069,496	$23,429,200

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2002	2001	2000
Income, dividends from subsidiary	$449,522	$799,846	$1,268,507
Expenses, other	522,875	423,725	508,161

Income (loss) before income tax benefits and equity in undistributed income (loss) of subsidiaries	(73,353)	376,121	760,346
Income tax benefits	(201,395)	(161,058)	(278,524)

Income before equity in undistributed income (loss) of subsidiaries	128,042	537,179	1,038,870
Equity in undistributed income (loss) of subsidiaries	11,341,436	6,437,502	(2,479,691)

Net income (loss)	$11,469,478	$6,974,681	$(1,440,821)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
OPERATING ACTIVITIES
Net income (loss)	$11,469,478	$6,974,681	$(1,440,821)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Undistributed (income) loss of subsidiaries	(11,341,436)	(6,437,502)	957,071
Stock compensation expense (benefit)	—	14,544	(12,897)
Restricted stock awards	98,424	71,883	84,783
Net other operating activities	(143,912)	272,271	(424,711)

Net cash provided by operating activities	82,554	895,877	686,045

INVESTING ACTIVITIES
Investment in Vision Bancshares, Inc.	(300,000)	—	—
Investment in subsidiaries	(3,500,000)	(2,400,000)	—

Net cash used in investing activities	(3,800,000)	(2,400,000)	—

FINANCING ACTIVITIES
Proceeds from (repayment of) other borrowings	(1,000,000)	3,050,000	(450,000)
Dividends paid	(662,992)	(565,890)	(531,902)
Proceeds from issuance of common stock	7,275,706	202,570	—
Proceeds from exercise of stock options	104,220	32,000	334,549

Net cash provided by (used in) financing activities	5,716,934	2,718,680	(647,353)

Net increase in cash	1,999,488	1,214,557	38,692
Cash at beginning of year	1,704,032	489,475	450,783

Cash at end of year	$3,703,520	$1,704,032	$489,475

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. SUBSEQUENT EVENT

As of April 8, 2003, CMS entered into First Amendments to an Amended and Restated Mortgage Loan Purchase Agreement and to a Mortgage Loan Repurchase Agreement, as well as a Second Amended and Restated Support Agreement, Cash Collateral and Control Agreement with one of its major funding sources. These agreements, as amended include several provisions related to CMS’ capital and collateral, and impose minimum fees, among other things, which are summarized below:

•	CMS must maintain a “tangible net worth” (as defined) on a quarterly basis (as at the end of each month) that has been increased to the greater of $18 million or 85% of the tangible net worth of CMS at the end of the previous fiscal year plus 90% of capital contributions made during the fiscal year plus 50% of positive year to date net income.

•	CMS is required to establish and maintain an account with the funding source in the amount of $5 million in cash and other “permitted investments” (as defined) which CMS manages, but in which the funding source has a security interest and right of setoff to satisfy obligations of CMS to the funding source.

•	CMS is required to pay an annual set-up and structuring fee of $2.5 million to be paid at the earliest of (i) the termination of the Amended and Restated Mortgage Loan Purchase Agreement, (ii) a “fundamental change” such as a change in control, and (iii) other material change in its method of conducting its business on each anniversary date of the Agreement. The amount of this fee will be reduced by a rebate calculated based on product of LIBOR plus 2.00% per annum and the weighted daily average of mortgage loans sold to the funding source.

•	CMS is not allowed to pay any dividends or distributions, other than for its pro rata share of taxes, to the Company, without the prior consent of the funding source.