Form 10-K, Exhibit 13
period 2003-12-31
CRESCENT BANKING CO
filed 2004-03-30
CIK 883476

Exhibit 13.1

CRESCENT BANKING COMPANY

2003 ANNUAL REPORT

TABLE OF CONTENTS

President and Chief Executive Officer’s Remarks	1

FINANCIAL OVERVIEW

Financial Highlights	2

Quarterly Financial Information	4

Management’s Discussion & Analysis	5

CONSOLIDATED FINANCIAL REPORT

Independent Auditors’ Reports on Financial Statements	F-1

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Comprehensive Income (Loss)	F-6

Consolidated Statements of Stockholder’s Equity	F-7

Consolidated Statements of Cash Flows	F-8

Notes to Consolidated Financial Statements	F-10

March 29, 2004

TO OUR SHAREHOLDERS:

Enclosed for your review is Crescent Banking Company’s 2003 Annual Report to Shareholders. We are pleased to report record earnings of approximately $17.3 million during 2003, reflecting the strong residential mortgage market and growth in our commercial bank markets. Our basic earnings per share for 2003 were $7.07, an increase of $1.80 per share, or 34%, from our 2002 basic earnings per share of $5.27.

This past year was an eventful year for the Company as it sold its wholesale mortgage operations. The proceeds from the sale of the mortgage operations will be available to support expansion in our existing markets through internal growth, and to support our expansion in new markets through potential strategic acquisitions. The Bank will be opening its new Midway branch office, located at 5395 Highway 9, Alpharetta, Georgia on April 1, 2004 and we have begun construction on our second branch in Cartersville, Georgia with an expected completion date by the end of the third quarter. We recently opened a commercial lending office in February 2004 in the Riverstone Plaza in Canton, Georgia. In addition, we have staffed a loan production office located in Adairsville, Georgia with an anticipated opening date by May 1, 2004. We are excited about our future and the opportunity to continue to increase the Bank’s assets.

We hope that you will be able to join us at our 2004 Annual Meeting of Shareholders on April 22, 2004, and we look forward to seeing you there. Your continued interest and support of Crescent Banking Company is greatly appreciated.

Sincerely,

J. Donald Boggus, Jr. President and Chief Executive Officer

CRESCENT BANKING COMPANY

Selected Financial Data

	For the Year Ended December 31,
	2003	2002	2001	2000		1999
	(in thousands)
Earnings data

Interest income	$16,172	$16,252	$14,567	$11,251		$8,824
Interest expense	6,657	7,619	9,117	6,106		4,971
Net interest income	9,515	8,633	5,450	5,145		3,853
Provision for loan losses	1,141	1,190	515	500		190
Net interest income after provision for loan losses	8,374	7,443	4,935	4,645		3,663
Other operating income	2,960	1,534	1,197	863		488
Other operating expenses	8,556	6,733	4,767	4,195		3,388
Income from continuing operations before income taxes	2,778	2,244	1,365	1,313		763
Income tax expense	1,058	809	530	520		290
Income from continuing operations	1,720	1,435	835	793		473
Income (loss) from discontinued operations	15,602	10,035	6,210	(2,234)		(1,272)
Income (loss) before cumulative effect of change in account principle	17,322	11,470	7,045	(1,441)		(799)
Cumulative effect of a change in accounting principle	0	0	(70)	0		0
Net income (loss)	17,322	11,470	6,975	(1,441)		(799)

Segment information

Continued Operations – Commercial Banking
Commercial Banking total revenue	$19,132	$17,786	$15,764	$12,114		$9,312
Commercial Banking pretax income	2,778	2,244	1,365	1,313		763
Commercial Banking revenue as % total revenue	25.5%	30.1%	32.5%	59.8%		38.6%
Commercial Banking pretax income as % total pretax segment income	9.9%	12.1%	11.9%	52.7	%(1)	56.1	%(1)
Discontinued Operations – Mortgage Banking
Mortgage Banking total revenue	$55,831	$41,381	$32,724	$8,128		$14,807
Mortgage Banking pretax income (loss)	25,341	16,251	10,107	(3,803)		(2,125)
Mortgage Banking revenue as % of total revenue	74.5%	69.9%	67.5%	40.2%		61.4%
Mortgage Banking pretax income as % of total pretax segment income (loss)	90.1%	87.9%	88.1%	(152.7	)%(2)	(156.1	)%(2)

(1)	Reflects reduction in pre-tax loss due to positive pre-tax income in commercial banking segment.
(2)	Reflects mortgage banking percentage of pre-tax loss.

Selected Financial Data (continued)

	For the Year Ended December 31,
	2003	2002	2001	2000	1999
Per share data
Continued Operations – Commercial Banking
Net income – basic earnings	$0.70	$0.66	$0.46	$0.45	$0.28
Net income – diluted earnings	$0.67	$0.63	$0.45	$0.43	$0.26
Discontinued Operations – Mortgage Banking
Net income – basic earnings	$6.37	$4.61	$3.36	$(1.26)	$(0.75)
Net income – diluted earnings	$6.07	$4.41	$3.28	$(1.21)	$(0.70)
Consolidated
Net income – basic earnings	$7.07	$5.27	$3.82	$(0.81)	$(0.47)
Net income – diluted earnings	$6.74	$5.04	$3.73	$(0.78)	$(0.44)
Period-end book value	$21.02	$14.38	$8.86	$4.85	$5.89
Cash dividends	$0.315	$0.31	$0.31	$0.30	$0.23
Weighted average number of shares outstanding	2,448	2,175	1,828	1,774	1,712

Selected Average Balances (in thousands)
Total assets	$534,799	$448,862	$343,387	$192,137	$183,033
Loans	239,264	155,587	104,346	75,229	46,791
Total deposits	274,730	233,864	177,334	125,585	103,974
Shareholders’ equity	46,242	21,673	12,102	8,292	10,311

Selected Period-End Balances (in thousands)
Total assets	$366,435	$561,550	$484,448	$235,077	$171,226
Loans, net	271,293	197,751	122,015	91,561	53,213
Allowance for loan losses	3,243	2,548	1,596	1,351	865
Mortgage loans held for sale (1)	5,604	284,487	300,786	94,922	79,364
Total deposits	284,590	287,000	221,965	162,168	110,307
Other borrowings (2)	13,208	217,845	229,081	54,947	45,677
Shareholders’ equity	51,710	34,890	16,308	8,789	10,334

Financial ratios
Return on average assets	3.24%	2.55%	2.03%	(0.75)%	(0.44)%
Return on average equity	37.46%	52.92%	57.64%	(17.38)%	(7.75)%
Average earning assets to average total assets	85.11%	89.14%	89.46%	83.09%	86.25%
Average loans to average deposits	87.09%	66.53%	58.84%	59.90%	45.00%
Average equity to average total assets	8.65%	4.83%	3.52%	4.32%	5.63%
Net interest margin	2.83%	2.87%	2.35%	3.10%	1.46%
Net charge offs to average loans	0.19%	0.15%	0.26%	0.02%	0.05%
Non-performing assets to period ending loans and other real estate	2.06%	1.36%	0.27%	0.05%	0.10%
Allowance for loan losses to period end loans	1.18%	1.27%	1.29%	1.45%	1.60%
Tier 1 leverage ratio	12.79%	6.85%	5.11%	3.98%	6.54%
Risk based capital
Tier 1 capital	16.39%	9.99%	6.32%	5.41%	9.17%
Total capital	17.36%	10.65%	6.85%	6.22%	9.92%

(1)	The period end balances for mortgage loans held for sale included (in thousands) $2,962, $284,487, $300,786, $94,922 and $79,364 related to discontinued operations for 2003, 2002, 2001, 2000, and 1999, respectively.
(2)	The period end balance for other borrowings included (in thousands) $568, $211,745, $221,981, $50,897 and $41,177 related to discontinued operations for 2003, 2002, 2001, 2000, and 1999, respectively.

CRESCENT BANKING COMPANY

QUARTERLY FINANCIAL INFORMATION

	March 2003	June 2003	September 2003	December 2003	March 2002	June 2002	September 2002	December 2002
Quarter end
Interest income	$3,953,018	$3,930,464	$4,027,171	$4,260,888	$3,564,204	$3,768,305	$4,364,755	$4,555,214
Interest expense	1,798,966	1,678,682	1,567,925	1,611,473	1,938,234	1,860,400	1,831,513	1,989,012
Net interest income	2,154,052	2,251,782	2,459,246	2,649,415	1,625,970	1,907,905	2,533,242	2,566,202
Provision for loan losses	353,000	283,000	230,000	274,500	170,000	265,000	305,000	450,000
Net interest income after provision for loan losses	1,801,052	1,968,782	2,229,246	2,374,915	1,455,970	1,642,905	2,228,242	2,116,202
Other operating income	834,985	798,679	665,326	660,927	311,400	429,214	496,604	296,304
Other operating expenses	1,753,502	2,277,980	2,165,681	2,359,149	1,278,087	1,367,887	1,935,024	2,152,312
Income from continued operations before income tax	882,535	489,481	728,891	676,693	489,283	704,232	789,822	260,194
Provision for income taxes	335,363	188,185	286,632	247,478	184,933	269,044	247,606	107,394

Income from continued operations	547,172	301,296	442,259	429,215	304,350	435,188	542,216	152,800
Income from discontinued operations	4,046,257	8,723,696	2,474,148	358,100	1,889,768	1,563,037	2,130,321	4,451,798
Net income	4,593,429	9,024,992	2,916,407	787,315	2,194,118	1,998,225	2,672,537	4,604,598

Per share data
Continued Operations
Net income basic	$0.23	$0.13	$0.18	$0.17	$0.17	$0.22	$0.22	$0.06
Net income diluted	$0.22	$0.12	$0.17	$0.16	$0.16	$0.21	$0.21	$0.06
Discontinued Operations
Net income basic	$1.66	$3.56	$1.01	$0.15	$1.02	$0.78	$0.88	$1.84
Net income diluted	$1.58	$3.40	$0.96	$0.14	$0.98	$0.74	$0.84	$1.71
Period-end book value	$16.24	$19.80	$20.75	$21.02	$10.01	$11.47	$12.43	$14.25
Cash dividends	$0.0775	$0.0775	$0.0800	$0.0800	$0.0775	$0.0775	$0.0775	$0.0775

Balances as of quarter end
Loans, net	$217,852,118	$238,701,662	$256,761,194	$271,292,876	$133,463,048	$154,091,110	$167,175,066	$197,750,586
Allowance for loan losses	2,872,907	3,117,098	3,285,062	3,243,177	1,762,225	1,976,547	2,205,908	2,548,110
Mortgage loans held for sale	259,895,653	264,567,414	107,003,808	5,603,838	194,869,715	146,013,845	203,826,283	284,487,210
Total assets	568,903,655	624,235,222	460,107,731	366,435,389	395,383,907	377,541,031	463,415,746	561,550,122
Total deposits	290,504,000	276,218,046	272,954,818	284,590,100	234,604,631	230,130,417	249,259,885	286,999,541
Shareholders’ equity	39,738,875	48,464,432	51,005,208	51,710,068	18,307,937	27,901,403	30,421,972	34,889,569

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a result of the sale of our wholesale mortgage business, we expect that our future financial position and performance will be substantially different than the historical statements and discussions presented herein.

Overview

The Company is made up of the following four entities:

•	Crescent Banking Company (“Crescent”), which is the parent holding company of Crescent Bank & Trust Company (“Crescent Bank” or the “Bank”) and Crescent Mortgage Services, Inc. (“CMS”);

•	Crescent Bank, a community-focused commercial bank;

•	CMS, a mortgage banking company; and

•	Crescent Capital Trust I, a Delaware statutory business trust subsidiary.

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Crescent Banking Company and its wholly owned subsidiaries, Crescent Bank and CMS. The words “Crescent,” “Crescent Bank” or the “Bank,” and “CMS” refer to the individual entities of Crescent Banking Company, Crescent Bank & Trust Company and Crescent Mortgage Services, Inc., respectively. The Company’s principal executive offices, including the principal executive offices of Crescent Bank, are located at 251 Highway 515, Jasper, Georgia 30143, and the telephone number at that address is (706) 692-2424. The Company maintains an Internet website at www.crescentbank.com. The Company is not incorporating the information on that website into this report, and the website and the information appearing on the website are not included in, and are not part of, this report.

As of December 31, 2003, the Company had total consolidated assets of approximately $366.4 million, total deposits of approximately $284.6 million, total consolidated liabilities, including deposits, of $314.7 million and consolidated shareholders’ equity of approximately $51.7 million. The Company’s continued operations in the commercial banking segment and discontinued operations in the residential mortgage wholesale banking segment are discussed in the “Results of Operations” section of this discussion and analysis.

The following discussion and analysis of our financial condition and results of operations is incorporated by reference into our Annual Report on Form 10-K to the Securities and Exchange Commission, or “SEC,” and should be read in conjunction with our Consolidated Financial Report and Notes to Consolidated Financial Report included under Item 8 of our Annual Report on Form 10-K. Certain prior period amounts presented in this discussion and analysis have been reclassified to conform to current period classifications.

This discussion and analysis may contain statements with respect to our financial condition, results of operations, future performance and business that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks, uncertainties and other factors, which are more fully discussed under the heading “Special Cautionary Notice Regarding Forward Looking Statements” in our Annual Report on Form 10-K.

Commercial Banking Business

The Company currently conducts its traditional commercial banking operations through Crescent Bank. Crescent Bank is a Georgia banking corporation that was founded in August 1989. Crescent Bank is a member of the Federal Deposit Insurance Corporation (the “FDIC”) and its deposits are insured by the FDIC’s Bank Insurance Fund (“BIF”). Crescent Bank is also a member of the Federal Home Loan Bank of Atlanta.

Through Crescent Bank, the Company provides a broad range of banking and financial services to those areas surrounding Jasper, Georgia. As its primary market area, Crescent Bank focuses on Pickens, Bartow, Forsyth and Cherokee Counties, Georgia and nearby Dawson and Gilmer Counties, Georgia, which are situated to the north of Atlanta, Georgia. Crescent Bank’s commercial banking operations are primarily retail-oriented and aimed at individuals and small- to medium-sized businesses located within its market area. While Crescent Bank provides most traditional banking services, its principal activities as a community bank are the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans in its markets.

The retail nature of Crescent Bank’s commercial banking operations allows for diversification of depositors and borrowers, and Crescent Bank’s management believes it is not dependent upon a single or a few customers. Crescent Bank does not have a significant portion of commercial banking loans concentrated within a single industry or group of related industries. Also, the Company does not consider its commercial banking operations to be seasonal in nature.

Consistent with the Company’s efforts to better service its market, the Company has engaged in recent expansion of its business. In December 2003, Crescent Bank purchased an existing bank building in Forsyth County, Georgia, which is expected to open for business in March of 2004. This gives Crescent Bank two branches in Forsyth County, Georgia, which is one of the fastest growing counties in Georgia. This new office serves the needs of many local residents in Forsyth County who have traditionally banked with larger regional and national banks that often lack a community focus. In 2003, Crescent Bank also purchased two tracts of land in Bartow County for future branch sites, one site in Cartersville, Georgia and the other site in Adairsville, Georgia. We began construction on the site in Cartersville, Georgia in January of 2004 and we hope to open that branch in July of 2004. With the completion of the construction of the new Cartersville branch, the Bank will have two full service branches in Cartersville, Georgia and will be able to better serve the needs of many local residents. Although we do not expect to begin construction on our new Adairsville, Georgia branch office until late 2004 or early 2005, we expect to open a loan production office near our future branch site in May of 2004. Also, in February of 2004, we opened a loan production office in Cherokee County, Georgia. This gives Crescent Bank two full service branches and the loan production office in Cherokee County, Georgia, which is also one of the fastest growing counties in Georgia.

Challenges for the Commercial Banking Business

Crescent Bank has three primary challenges for the future: interest rate risk, competitive marketplace and liquidity. Crescent Bank’s principal source of revenue comes from its net interest income. This is the difference between the income we receive on our interest-earning assets, such as investment securities and loans, and the expense we pay on our interest-bearing liabilities, such as deposits and borrowings. The greatest risk to our net interest margin is interest rate risk from the potential movement in interest rates, which if not properly managed, can result in volatility of and decrease in earnings. In the event that interest rates increase, the Bank would have to increase its deposit rates in the future, which would adversely affect its net interest margin and net income. We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets and rate sensitive liabilities. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. Many economists feel that interest rates will continue to be flat until the end of 2004, at which point interest rates are expected to rise. During the 0-90 day period, which has the greatest sensitivity to interest rate changes, the Bank is considered asset sensitive; if interest rates rise, our net interest margin will improve. However, on a one-year cumulative time period, the Bank is considered liability sensitive; if interest rates rise, our net interest margin will decrease. The Bank hopes to drive the one-year cumulative time period into an asset sensitive position to take advantage of the expectations of interest rates increasing in late 2004 and 2005.

The second challenge for the Company is that it operates its commercial banking business in highly competitive markets. Crescent Bank competes directly for deposits in its commercial banking market with local, regional and national commercial banks, savings and loan associations, credit unions, mutual funds, securities brokers, and insurance companies, some of which compete with offerings by mail, telephone, computer and/or the Internet. In its commercial bank lending activities, Crescent Bank competes with other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit to customers located in its market area. Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Important competitive factors, such as office location, types and quality of services and products, office hours, customer service, a local presence, community reputation and continuity of personnel, among others, are and continue to be a focus of Crescent Bank. Many of the largest banks operating in Georgia, including some of the largest banks in the country, also have offices within Crescent Bank’s market area. Virtually every type of competitor providing services of the type provided by Crescent Bank has offices in Atlanta, Georgia, which is approximately 60 miles away from Jasper. Many of these institutions have greater resources, broader geographic markets and higher lending limits than the Company and may offer various services that the Company does not offer. In addition, these institutions may be able to better afford and make broader use of media advertising, support services, and electronic technology than the Company. To offset these competitive disadvantages, Crescent Bank depends on its reputation as an independent and locally-owned community bank, its personal service, its greater community involvement and its ability to make credit and other business decisions efficiently and locally.

The third challenge for the Company’s commercial banking business is liquidity, which affects our ability to raise funds to support asset growth and sustain our operations. Due to the projected high volume of loan growth for 2004 and future years and the competitive pricing by the competition in several of our market areas, Crescent Bank’s liquidity could be insufficient to support our operations in the future. The Bank has the ability to bring in out-of-market deposits to supplement deposit growth in our market areas and can draw an additional $11.0 million on lines of credit at the Federal Home Loan Bank of Atlanta, if necessary. However, if access to these funds is limited in any way, then our liquidity and ability to support commercial loan demand could be affected.

Mortgage Banking Business

Prior to the sale of our mortgage operations on December 31, 2003, the Company originated, sold and serviced mortgage loans through its subsidiary, CMS. The Company incorporated CMS as a separate subsidiary in October 1994 and it served as an approved servicer of mortgage loans sold to the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”) and private investors. CMS offered wholesale mortgage banking services and provided servicing for residential mortgage loans. CMS had wholesale mortgage banking offices located in Atlanta, Georgia, Manchester, New Hampshire, Chicago, Illinois, Seminole, Florida and Columbia, Maryland.

In 2004, the Company will conduct nearly all of its business through Crescent Bank. On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS, to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). In connection with the sale, Carolina Financial and CMC purchased substantially all of CMS’ mortgage loans, pipeline mortgage loans, and premises and equipment and assumed the responsibility for all leases and liabilities related to the transferred assets. The Company will be paid 100% of the profits of the mortgage pipeline during the first 60 days following December 31, 2003, as well as 30% of the pre-tax income of the business for the 9 months following the first 60 day period. The Company has retained its mortgage servicing portfolio, which was approximately $744 million at December 31, 2003, at CMS. As part of the transaction, CMS and CMC entered into a transition services agreement pursuant to which CMS is obligated to provide certain services, including the origination of mortgage loans, to CMC on a temporary basis. The sale of our wholesale mortgage operations will simplify the Company’s business model and allow us to focus on our core community banking business. Crescent Bank currently operates in some of the fastest growing counties in the United States and the reinvestment of the capital presently invested in CMS, instead of Crescent Bank, coupled with the proceeds from the sale of the mortgage operation will be available to support expansion through internal growth and strategic acquisitions. As a result of the sale of our wholesale mortgage business, we expect that our financial position and performance will be substantially different from the historical statements presented herein.

Accounting Standards

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (Statement 146). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for certain qualifying employee termination benefits. Statement 146 is effective for exit or disposal activities initiated by the Company after December 31, 2002. The adoption of Statement 146 did not have a material impact on the consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities (Statement 149). Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to language used in FIN 45 and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, with some exceptions, all provisions of Statement 149 should be applied prospectively. The adoption of Statement 149 did not have a material impact on the consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. However, the FASB has deferred indefinitely the classification and measurement provisions as they related to certain mandatorily redeemable noncontrolling interests. The adoption of Statement 150 did not have a material impact on the consolidated financial statements.

In November 2003, the Emerging Issues Task Force (EITF) reached a partial consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Issue 03-1 requires certain quantitative and qualitative disclosures for investments subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Company adopted the partial consensus on Issue 03-1 during 2003 and has provided the new disclosures in Note 3 of the “Notes to Consolidated Financial Statements” included under Item 8 of our Annual Report on Form 10-K. The EITF is expected to continue deliberating other aspects of Issue 03-1, including when to recognize other-than-temporary impairment.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. Public entities, other than small business issuers, must apply FIN 46R no later than the end of the first reporting period ending after March 15, 2004. (Small business issuers must apply FIN 46R no later than the end of the first reporting period ending after December 15, 2004.) FIN 46 is effective for public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003.

Adoption of FIN 46R will result in deconsolidation of the Company’s trust preferred subsidiary. Upon deconsolidation, the junior subordinated debentures issued by the Company to the trust will continue to be included in long-term debt (instead of the trust preferred securities) and the Company’s equity interest in the trust will be included in other assets. If these trusts were deconsolidated as of December 31, 2003, the effect on the Company’s balance sheet would be an increase in other assets of $105,000 with a corresponding increase in long-term debt. The deconsolidation of the trust will not materially impact net income.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On July 2, 2003, the Board of Governors of the Federal Reserve issued a letter, SR 03-13, stating that notwithstanding FIN 46, trust preferred securities will continue to be included in Tier 1 capital until notice is given to the contrary. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes. In the event of a disallowance, there would be a reduction in the Company’s consolidated capital ratios. However, the Company believes that the Company and the Bank would remain “well capitalized” under Federal Reserve Board guidelines.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments in the application of certain of its accounting policies that involve significant estimates and assumptions. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time and the use of revised estimates and assumptions could materially impact amounts reported in subsequent financial statements. Based on the sensitivity of financial statement amounts to the policies, estimates and assumptions underlying reported amounts, the significant accounting policies applied by the Company have been identified by management as:

•	the allowance for loan losses;

•	the valuation of mortgage servicing rights; and

•	the valuation of derivatives.

These policies require the most subjective or complex judgments, and the related estimates and assumptions could be most subject to revision as new information becomes available.

The following is a brief discussion of the critical accounting policies. An understanding of the judgments, estimates and assumptions underlying these accounting policies is essential in order to understand our reported financial condition and results of operations. These accounting policies are described in more detail in Note 1 of the “Notes to Consolidated Financial Reports” included under Item 8 of our Annual Report on Form 10-K.

Allowance for Loan Losses

The establishment of our allowance for loan losses is based upon our assessments of information available to us at the time of determination, and is based upon a number of factors, including our historical experience, economic conditions and issues with respect to individual borrowers. Evaluation of these factors involves subjective estimates and judgments that may change. We do not maintain an allowance related to mortgage loans originated for resale. We have determined that these loans present little default risk to us because we hold them for a limited period of time between origination and sale and carry them at the lower of cost or market. If for any reason we were unable to sell such mortgage loans promptly, however, we would have to consider increasing the allowance for loan losses.

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. We amortize those rights in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. We have an independent third party determine the fair value of our mortgage servicing rights and evaluate the mortgage servicing rights portfolio for impairment on a quarterly basis. At December 31, 2003, no valuation allowances were required for our mortgage servicing rights.

Derivatives

Prior to the sale of our wholesale mortgage business, we used derivatives intended to reduce interest rate risk incurred as a result of market movements. On January 1, 2001, we adopted Statement of Financial Accounting Standards, or “FAS,” No. 133, Accounting for Derivative Instruments and Hedging Activities, and FAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities — An Amendment of SFAS No. 133, which we collectively refer to as “FAS 133.” We used three types of financial instruments that meet the criteria of a derivative as outlined in FAS 133:

•	interest rate lock commitments;

•	mandatory sales commitments; and

•	options to deliver mortgage-backed securities.

All of these are considered free-standing derivative instruments, and changes in the fair values are reported in the net income for each period. We believed that the primary market risk facing us was interest rate risk related to our pipeline of interest rate lock commitments issued on residential mortgage loans in the process of origination for sale. Our policies required that a specific percentage of our locked pipeline be hedged with mandatory sales commitments or options to deliver mortgage-backed securities that generally corresponded with the composition of the locked pipeline. The amount of the derivatives employed were based upon our historical experience and estimates and judgments based upon current and anticipated interest rates and economic conditions, the composition and nature of our pipeline and the length of the remaining commitment periods. With the sale of the wholesale mortgage business that closed on December 31, 2003, we do not expect to engage in significant derivative activity in the foreseeable future.

Results of Operations

General Discussion of Our Results

Our principal source of revenue is net interest income at Crescent Bank. Net interest income is the difference between:

•	income we receive on our interest-earning assets, such as investment securities and loans; and

•	payments we make on our interest-bearing sources of funds, such as deposits and borrowings.

The level of net interest income is determined primarily by the average balances, or volume, of interest-earning assets and the various rate spreads between the interest-earning assets and our funding sources. Changes in our net interest income from period to period result from, among other things:

•	increases or decreases in the volumes of interest-earning assets and interest-bearing liabilities;

•	increases or decreases in the average rates earned and paid on those assets and liabilities;

•	our ability to manage the interest-earning asset portfolio, which includes loans;

•	the availability and costs of particular sources of funds, such as non-interest bearing deposits; and

•	our ability to “match” our liabilities to fund our assets.

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

	2003 Compared to 2002(1)			2002 Compared to 2001(1)			2001 Compared to 2000(1)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest earned on:
Loans	$5,031	$(1,757)	$3,274	$3,656	$(1,901)	$1,755	$2,609	$(722)	$1,887
Mortgages held for sale	(1,504)	172	(1,332)	2,038	(1,173)	865	6,009	(1,281)	4,728
Securities, at cost	(124)	(295)	(419)	381	(63)	318	230	(98)	132
Federal funds sold	43	(24)	19	(36)	(149)	(185)	213	(17)	196
Deposits in other banks	(14)	(21)	(35)	(24)	(159)	(183)	205	(15)	190

Total interest income	$3,432	$(1,925)	$1,507	$6,015	$(3,445)	$2,570	$9,266	$(2,133)	$7,133

Interest paid on:
Demand deposits	$34	$(449)	$(415)	$203	$(367)	$(164)	$156	$(213)	$(57)
Savings deposits	9	(229)	(220)	124	(115)	9	68	(52)	16
Time deposits	1,057	(1,392)	(335)	999	(2,512)	(1,513)	3,348	13	3,361
Mortgage warehouse line of credit and other	558	550	1,108	1,111	(1,141)	(30)	2,833	(1,300)	1,533

Total interest expense	$1,658	$(1,520)	$138	$2,437	$(4,135)	$(1,698)	$6,405	$(1,552)	$4,853

(1)	Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Our other principal sources of revenue were the fees and income we earned from the origination, holding, servicing and sale of residential first mortgage loans and mortgage servicing rights from our discontinued mortgage banking operations. We will continue to earn fees and income in 2004 from the servicing and possible sale of mortgage servicing rights which were retained in the sale of our wholesale mortgage business. Additionally, we will continue to receive contingent payments from Carolina Financial during 2004 in connection with the assets transferred to Carolina Financial on December 31, 2003. Revenues from our mortgage banking operations vary significantly due to, among other things:

•	general changes in the economy;

•	decreases in interest rates, which generally increase our mortgage banking revenues as a result of increased volumes of mortgage loans;

•	increases in interest rates, which generally result in lower mortgage banking revenues due to decreased volumes of mortgage loans; and

•	the spread we earn on the sale of mortgage servicing rights, which fluctuates with the level of interest rates and anticipated changes in rates.

We have experienced significant changes in market interest rates, with the resulting historically low rates causing corresponding significant increases in our mortgage production and revenues during 2003, as described below under “—Results of Operations—Results of Our Mortgage Banking Business.”

Continuing Operations

Results of Our Commercial Banking Business

Interest Income

Our interest income related to commercial banking was down 1% to $16.2 million for the year ended December 31, 2003 from $16.3 million for the year ended December 31, 2002. Interest income was up 12% in 2002 from $14.6 million for the year ended December 31, 2001. The interest income for these periods includes the intercompany interest income earned for the use of funds from the commercial bank by the Bank’s mortgage division. The intercompany interest charged decreased significantly from $3.5 million in both 2002 and 2001 to $0.5 million in 2003. This decrease was due to the Bank transferring its loan production from its mortgage division into CMS, beginning in April 2003. If the intercompany interest income was not included, interest income in 2003, 2002 and

2001 would be $15.6 million, $12.8 million and $11.1 million, respectively. Interest income, without the intercompany interest income included, increased 22% from 2002 to 2003 and 15% from 2001 to 2002. The increases in interest income in 2003 and 2002 were the result of a higher volume of average commercial banking loans. Average commercial banking loans increased 54% from $155.6 million in 2002 to $239.3 million in 2003. Average commercial banking loans increased 49% in 2002 from $104.3 million in 2001. This growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of Crescent Bank’s operations in 2002 and 2003 in each of Bartow, Cherokee and Forsyth Counties, Georgia. The increase in interest income from the growth of commercial banking loans was partially offset by a decline in yield from the commercial banking interest-earning assets from 8.32% in 2001, to 6.89% in 2002, and to 5.97% in 2003. These yields on the commercial banking interest-earning assets do not include the effects of the intercompany interest income. This decline in yield from 2001 to 2003 was the result of repricing interest-earning assets as rates declined in 2002 and 2003.

Interest Expense

Our interest expense related to commercial banking business was $6.7 million for 2003, $7.6 million for 2002 and $9.1 million for 2001. Interest expense related to commercial banking deposits was $6.4 million for 2003, $7.4 million for 2002 and $9.1 million for 2001. Average interest-bearing deposits increased 18% from $199.6 million in 2002 to $235.6 million in 2003. Interest-bearing deposits increased 24% in 2002 from $161.4 million in 2001. The increase in the interest-bearing deposits is mainly attributable to our increase in certificate of deposits in both 2002 and 2003. We had a CD promotion in the last two quarters of 2002, and we brought in approximately $13.0 million in county tax funds which were deposited in certificates of deposit in the first quarter of 2003. The decrease in interest expense from interest-bearing deposits from 2002 to 2003 and from 2001 to 2002 resulted principally from the repricing of deposits in the low interest rate environment, partially offset by a higher volume of interest-bearing deposits. The cost of funds from commercial banking deposits was 2.73% in 2003, 3.71% in 2002 and 5.62% in 2001. The decrease in the cost of deposits was primarily due to the repricing of time deposits, whose average cost declined to 3.34% in 2003 from 4.31% in 2002. The average cost for time deposits in 2001 was 6.40%. For the years ended December 31, 2003, 2002 and 2001, interest expense accounted for 41%, 49% and 63% of our total commercial banking business expenses, respectively. The decrease in the percentage of interest expense as a percentage of total expenses from 2003 to 2002 and from 2002 to 2001 resulted from the decrease in interest expense from interest-bearing deposits of approximately $1.0 million and $1.7 million in 2003 and 2002, respectively, due to the repricing of commercial banking deposits in the low interest rate environment.

Net Interest Income

Our net interest income, net interest margin and interest spread for commercial banking for 2003 were $9.0 million, 3.43%, and 3.21%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2002 were $5.2 million, 2.78%, and 3.14%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2001 were $2.0 million, 1.47%, and 2.69%, respectively. These calculations of the net interest income, net interest margin and the net interest spread do not include the effects of the intercompany interest charged to the Bank’s mortgage division for the use of funds from the from the commercial banking business. If the effects of intercompany interest were included in the calculation, net interest income would have been $9.5 million in 2003, $8.6 million in 2002 and $5.5 million in 2001. The increase in 2003 in net interest income, net interest margin and the interest spread for commercial banking was mainly due to two factors. One was a higher level of average commercial banking loans, which increased 54% from 2002 to 2003. With this loan growth, the Bank’s average loan to deposit ratio increased from 67% at December 31, 2002 to 87% at December 31, 2003. The second factor was the decrease in the Bank’s cost of funds for deposits, in particular, time deposits. The cost of funds from commercial banking deposits decreased from 3.71% in 2002 to 2.73% in 2003. This decrease was mainly attributable to the decline in the cost of time deposit, which fell 97 basis points in 2003 due to the low interest rate environment. The increases in the net interest income and net interest margin from these two factors were partially offset by a decrease in the yield on earning assets of 92 basis points from 2002 to 2003. The increase in 2002 in net interest income, net interest margin and the interest spread for commercial banking was also mainly due to two factors. One was a higher level of average commercial banking loans, which increased 49% from 2001 to 2002. With this loan growth, the Bank’s average loan to deposit ratio increased from 59% at December 31, 2001 to 67% at December 31, 2002. The other factor was the decrease in the Bank’s cost of funds for deposits, in particular, time deposits. The cost of deposits decreased from 5.62% in 2001 to 3.71% in 2002. This decrease was mainly attributable to the decline in the cost of time deposit, which fell 209 basis points in 2002 due to the low interest rate environment. The increases in the net interest income and net interest margin from these two factors were partially offset by a decrease in the yield on earning assets of 143 basis points from 2001 to 2002.

Loan Loss Provisions

In 2003, we made provisions for loan losses of $1,140,500 and incurred net charge-offs of $445,433 of commercial banking loans. We made provisions for $1,190,000 and incurred net charge-offs of $238,177 of loans in 2002, while we made provisions for $515,000 and incurred net charge-offs of $269,487 of loans in 2001. The ratios of net charge offs to average commercial banking loans outstanding during the year were 0.19%, 0.15%, and 0.26% for 2003, 2002, and 2001, respectively. The Bank’s charge-offs in 2003 mainly consisted of five commercial loan charge-offs totaling $228,591 with the remaining balance being various installment and other consumer loans, while the charge-offs in 2002 were related to a charge-off on one residential construction loan for $20,001 with the remaining balance being various installment and other consumer loans. In 2003, the Bank also had a recovery of $46,621 related to a commercial loan charged-off in 2002. The Bank’s charge-offs in 2001 are largely related to various installment and other consumer loans. The amount expensed for the provision for loan losses remained stable from 2002 to 2003. Our commercial loan portfolio increased approximately $74.2 million, or 37%, in 2003 over 2002 compared to an increase of $76.7 million, or 62%, in 2002 over 2001. The amount expensed for the provision for loan losses increased from 2001 to 2002. This increase was related to the increase in the growth of the loan portfolio from 2001 to 2002. As a result of this growth, we adjusted our allowance for loan losses to account for our historical experience with various borrowers. The allowance for loan losses as a percentage of total commercial banking loans was 1.18%, 1.27% and 1.29% for each of 2003, 2002 and 2001, respectively.

Non-interest Income

Our non-interest income related to our commercial banking business was $3.0 million for 2003, $1.5 million for 2002 and $1.2 million for 2001. The increase in non-interest income from 2002 to 2003 was attributable in part to the increase in income from the Bank’s SBA department of approximately $111,000. The Bank began operation of its SBA department in the first quarter of 2002 and therefore had less activity in 2002 than in 2003. The Bank also incurred gains on calls of investment securities of approximately $349,000 in 2003 compared to none in 2002. The Bank also had an increase in the retail mortgage origination fees of approximately $814,000 in 2003 compared to 2002. This increase was due to the low interest rate environment in 2003 leading to an increase in mortgage loans originated. The increase in 2002 in other commercial banking income was primarily due to gains on the sale of SBA loans of $340,155. The Bank began operations in its SBA department in 2002 and had no income from SBA activities in 2001.

Non-interest Expense

Our non-interest expenses related to our commercial banking business (other than income tax expenses) were $8.6 million for 2003, $6.7 million for 2002 and $4.8 million for 2001. The increase in non-interest expenses in 2003 from 2002 was mainly attributable to: an increase in salaries and benefits of approximately $892,000 due to our addition of 13 new employees to our commercial banking staff in late 2002 and in 2003 and due to regular annual raises and increase in year-end bonuses; an increase in legal and professional fees of approximately $305,000 due to an increase in the costs for our public filings in 2003 related to the re-filing of our 2001 Annual Report on Form 10-K and the three 2002 Quarterly Reports on Form 10-Q and increased audit services resulting from the growth of our commercial banking business; an increase of approximately $182,000 in the cost of our executive deferred compensation and supplemental retirement benefit plan due to an adjustment to the benefit liability based on new projections for the benefit plan and the addition of three new employees; increases in other operating expenses of approximately $128,000, including filing fees and business occupancy taxes due to our overall growth in asset size, revenues and number of customers related to our commercial banking business; and an increase of approximately $71,000 in costs related to our increase in other real estate owned. The increase in non-interest expenses in 2002 from 2001 was attributable to: an increase in salaries and benefits of approximately $1.1 million due an increase of nine employees to the commercial banking staff and an increase in year-end bonuses and annual raises; an increase in marketing expenses of approximately $263,000 to support its expansion into Cumming, Canton and Woodstock, Georgia in 2000 and 2001; increases of approximately $67,000 in the group insurance premium at the Bank and $145,000 in executive supplemental retirement benefits; and an increase in other overhead costs of approximately $500,000, consisting of supplies, telephone and postage expenses of approximately $150,000, occupancy and equipment expense of approximately $75,000 and depreciation of approximately $62,000 due to the Bank’s overall growth in size and customers and to the establishment of the new Cartersville branch office in June 2002.

In 2003, non-interest expenses were increased by a reduction in the amount of commercial banking costs netted against commercial banking loan origination fees. Loan origination fees and certain direct costs of loans are accounted for in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Indirect Costs of Leases. The costs are netted against the fees and recognized in income over the life of the loans or when the loans are sold. The costs that are netted against the fees are reported as a reduction of non-interest expenses in the statement of income. At December 31, 2003, the amount of commercial banking costs netted against commercial banking loan origination fees totaled $1,469,718, compared to $1,946,374 at December 31, 2002 and $1,918,130 at December 31, 2001.

Pretax Net Income

In 2003, our commercial banking pretax income was $2.8 million, an increase of $0.6 million, or 24%, over 2002. This increase was due primarily to an increase in the Bank’s net interest margin. In 2002, our commercial banking pretax income was $2.2 million, an increase of $0.8 million, or 64%, over 2001. This increase was due primarily to an increase in the Bank’s net interest margin and a 49% increase in commercial loan production over 2001. See further discussion above under “-Results of Operations-Results of Our Commercial Banking Business.”

Discontinued Operations

In 2004, the Company will conduct nearly all of its business through Crescent Bank. On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by its subsidiary, CMS, to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). In connection with the sale, Carolina Financial and CMC purchased substantially all of CMS’ mortgage loans, pipeline mortgage loans, and premises and equipment and assumed the responsibility for all leases and liabilities related to the transferred assets. The Company will be paid 100% of the profits of the mortgage pipeline during the first 60 days following December 31, 2003, as well as 30% of the pre-tax income of the business for the nine months following the first 60 day period. The Company has retained its mortgage servicing portfolio, which was approximately $744 million at December 31, 2003, at CMS. As part of the transaction, CMS and CMC entered into a transition services agreement pursuant to which CMS is obligated to provide certain services, including the origination of mortgage loans, to CMC on a temporary basis. Our obligation to provide mortgage loan origination services will terminate no later than May 31, 2004. In addition to the loan origination services, the transition services agreement also contemplates the delivery of various other services by the parties on a temporary basis. The sale of our wholesale mortgage operations will simplify the Company’s business model and allow us to focus on our core community banking business. Crescent Bank currently operates in some of the fastest growing counties in the United States and the reinvestment of the capital presently invested in CMS, instead of Crescent Bank, coupled with the proceeds from the sale of the mortgage operation will be available to support expansion through internal growth and strategic acquisitions.

Although the Company will continue to offer retail mortgage products through the Bank, the sale of the wholesale mortgage operations will result in more stability of the Company’s earnings as interest rate changes will have a much smaller impact on the Company’s overall operations. The sale of the Company’s wholesale residential mortgage business has also made available approximately $27 million in capital that was previously devoted to meeting certain financial ratios at CMS that were conditions of our warehouse credit facilities. We expect to redeploy this capital to expand our commercial banking business through our ongoing branching initiatives.

The sale of the Company’s wholesale residential mortgage business also resulted in a reduction in the Company’s leverage as it is no longer required to maintain the $290 million in warehouse borrowing capacity which had previously been required to fund our wholesale mortgage loan originations.

Results of Our Mortgage Banking Business

We experienced significant changes in mortgage loan production in 2001, 2002 and 2003 that were directly related to changes in interest rates. During 2001, the Federal Reserve Open Market Committee reduced interest rates on eleven occasions for a total reduction of 475 basis points, and during 2002 they reduced interest rates another 50 basis points. Interest rates were reduced further by 25 basis points in 2003. This reduction in mortgage interest rates and the slowdown in the economy resulted in a substantial increase in our mortgage production. The decreases in interest rates generally encourage our customers to refinance existing homes, or to purchase new homes, increasing our loan production activities. We closed $5.0 billion of mortgage loans during 2003, $4.3 billion during 2002 and $3.4 billion during 2001.

For the years ended December 31, 2003, 2002 and 2001, revenues from the mortgage banking business were $55.8 million, $41.4 million and $32.7 million, respectively. Net income from the mortgage banking business for the same periods was $15.6 million, $10.0 million and $6.2 million, respectively. This represented approximately 90%, 87% and 88%, respectively, of the Company’s net income. The increase in revenues and net income were significantly affected by gains on the sale of mortgage loans held for sale and mortgage servicing rights. Gains on the sale of mortgage loans held for sale and mortgage servicing rights were $43.7 million in 2003, $26.9 million in 2002 and $21.6 million in 2001. These increases were due to the increases in the volume of sales and in the spread on the sales of mortgage servicing rights. During 2003, we sold the mortgage loans and the servicing rights with respect to $5.3 billion of mortgage loans for a gain of $43.7 million or a spread on the sale of servicing of 0.82%. This compares to 2002 when we sold the mortgage loans and the servicing rights with respect to $3.7 billion of mortgage loans for a gain of $26.9 million or a spread on the sale of servicing of 0.73% and to 2001 when we sold the mortgage loans and the servicing rights with respect to $2.8 billion of mortgage loans for a gain of $21.6 million or a spread on the sale of servicing of 0.77%. The spread on the sale of servicing in 2003 increased significantly from 2002 primarily because the production of refinance mortgages reduced the cost to originate servicing rights.

Our net interest income from our mortgage banking operations for the years ended December 31, 2003, 2002, and 2001 was $3.9 million, $6.3 million and $5.3 million, respectively. These calculations of net interest income do not include the effects of the intercompany interest charged to the mortgage division for the use of funds from the commercial banking business. The mortgage division within the Bank used the Bank’s commercial deposits to fund some of its mortgage production. If the effects of the intercompany interest were included in the calculation, net interest income would have been $3.3 million in 2003, $2.9 million in 2002, and $1.8 million in 2001. The intercompany interest charged decreased significantly from $3.5 million during both 2002 and 2001 to $0.5 million during 2003. During April of 2003, our mortgage operations began to fund all of its mortgage production utilizing the outside warehouse lines of credit of CMS. Therefore, during 2003, the intercompany interest charged to the mortgage division of the Bank declined significantly. The increase in net interest income for both 2003 and 2002 (calculated including the effects of intercompany interest) is mainly due to the increase in mortgage production in both 2003 and 2002.

For the years ended December 31, 2003, 2002 and 2001, non-interest expenses from the mortgage banking business were $24.4 million, $17.2 million and $14.4 million. The increase in non-interest expenses was mainly related to the increase in production of the mortgage operation due to the fact that our mortgage banking expenses tend to vary with production. Non-interest expenses to gross revenues were 43.7% in 2003, 41.5% in 2002 and 44.0% in 2001. Our salaries and benefits totaled $22.2 million for 2003, compared to $17.1 million for 2002 and $15.2 million for 2001. When we commenced our mortgage banking business in 1993, we entered into employment agreements with Mr. Robert C. KenKnight, the President of our mortgage business, and thereafter with Mr. Michael P. Leddy, an Executive Vice President of our mortgage business, prior to its sale in December 2003, to ensure that we would have their services on a long-term basis. Under these employment agreements, Messrs. KenKnight and Leddy earned incentives based upon the pretax net income of our mortgage operations and changes in the net appraised value of our mortgage servicing portfolio. As a result of our record mortgage loan production, their compensation increased significantly in 2003 and 2002. Other non-interest expenses, including mortgage subservicing expenses and legal and professional fees, also experienced significant increases which were directly related to the increase in mortgage production, the restructuring of lending arrangements, the movement of mortgage production from the Bank to CMS, and general reviews of, and improvements to the structure and operations of our mortgage business following the restatements of our 2001 and 2002 financial statements.

Financial Condition

General Discussion of Our Financial Condition

Total Assets

Our total assets decreased $195.2 million, or 35%, during 2003, from $561.6 million as of December 31, 2002 to $366.4 million as of December 31, 2003. This decrease was mainly related to the sale of the wholesale mortgage operations. If the assets related to the wholesale mortgage operations were removed, total assets from continuing operations increased $91.1 million, or 33%, from $272.3 million as of December 31, 2002 to $363.4 million at December 31, 2003. The increase in total assets from continuing operations in 2003 was mainly comprised of a $74.2 million, or 37%, increase in the Bank’s commercial loans. This increase corresponded with a $24.5 million increase in deposits net of the effect of drafts payable, a $6.5 million increase in other borrowings and a $16.8 million increase in shareholder’s equity. Our total assets increased $77.2 million, or 16%, during 2002, from $484.4 million as of December 31, 2001 to $561.6 million as of December 31, 2002. If the assets related to the wholesale mortgage operations were removed, total assets from continuing operations increased $90.1 million, or 49%, during 2002, from $182.2 million as of December 31, 2001 to $272.3 million as of December 31, 2002. This increase in total assets was mainly comprised of a $76.7 million, or 62%, increase in the Bank’s commercial loans during 2002. This increase corresponded with a $62.1 million increase in deposits net of the effect of drafts payable and an $18.6 million increase in shareholder’s equity.

Interest-Earning Assets

Our interest-earning assets during 2003 were comprised of:

•	commercial banking loans;

•	mortgage loans held for sale;

•	investment securities;

•	interest-bearing balances in other banks; and

•	temporary investments.

At December 31, 2003, interest-earning assets totaled $315.2 million and represented 86% of total assets. This represents a $199.4 million, or 39%, decrease from December 31, 2002, when interest-earning assets totaled $514.6 million, or 92% of total assets. This decrease was mainly related to our sale of the wholesale mortgage operations, which caused mortgage loans held for sale to decrease by $278.9 million. If the interest-earning assets from discontinued operations were removed, total interest-earning assets from continuing operations increased $82.2 million, or 36%, from $230.1 million at December 31, 2002 to $312.3 million at December 31, 2003. This increase was primarily due to an increase in commercial and consumer loans of $74.2 million and interest-bearing deposits and federal funds sold of $5.4 million. Interest-earning assets increased $65.5 million in 2002 from $446.1 million at December 31, 2001 to $514.6 million at December 31, 2002. If the interest-earning assets from discontinued operations were removed, total interest-bearing assets from continuing operations increased $84.8 million, or 58%, from $145.3 million at December 31, 2001 to $230.1 million at December 31, 2002. This increase was primarily due to an increase in commercial banking loans of $76.7 million and interest-bearing deposits in other banks and federal funds sold of $7.4 million. See “Financial Condition—Financial Condition of Our Commercial Banking Business” below.

The following table sets forth a distribution of the assets, liabilities and shareholders’ equity for the periods indicated:

Distribution of Assets, Liabilities and Shareholders’ Equity

	2003 Daily Average Balances	2002 Daily Average Balances	2001 Daily Average Balances	2000 Daily Average Balances	1999 Daily Average Balances
	(in thousands)
ASSETS
Interest-earning assets:
Loans (1)	$239,264	$155,587	$104,346	$75,229	$46,791
Mortgage loans held for sale	185,133	214,476	173,976	68,949	93,752
Securities, at cost	20,140	22,328	16,873	13,748	8,060
Federal funds sold	7,864	3,488	6,187	753	4,310
Deposit in other banks	2,780	4,239	5,829	969	4,945

Total interest-earning assets	455,181	400,118	307,211	159,648	157,858

Other assets	79,918	48,744	36,176	32,489	25,175

Total assets	$534,799	$448,862	$343,387	$192,137	$183,033

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Demand deposits	$41,805	$38,448	$29,050	$24,508	$20,728
Savings deposits	18,773	17,716	12,109	9,969	8,026
Time deposits	175,123	143,444	120,295	67,970	61,301
Mortgage warehouse line of credit and other borrowings	174,089	157,356	120,237	48,311	51,841

Total interest-bearing liabilities	$409,790	$356,964	$281,691	$150,758	$141,896
Noninterest-bearing deposits	39,029	34,256	15,880	23,138	13,919
Other liabilities	39,738	35,969	33,714	9,949	16,907
Shareholders’ equity	46,242	21,673	12,102	8,292	10,311

Total liabilities & shareholders’ equity	$534,799	$448,862	$343,387	$192,137	$183,033

	2003 Income/ Expense	2003 Yield/ Rates	2002 Income/ Expense	2002 Yield/ Rates	2001 Income/ Expense	2001 Yield/ Rates	2000 Income/ Expense	2000 Yield/ Rates	1999 Income/ Expense	1999 Yield/ Rates
	(dollars in thousands)
Interest income/yields:
Loans(1)	$14,378	6.01%	$11,104	7.14%	$9,349	8.96%	$7,461	9.92%	$4,525	9.67%
Mortgage loans held for sale	9,490	5.13%	10,822	5.05%	9,956	5.72%	5,229	7.58%	4,957	5.29%
Securities, at cost	1,140	5.66%	1,559	6.98%	1,242	7.36%	1,110	8.07%	608	7.54%
Federal funds sold	77	0.98%	58	1.66%	243	3.93%	47	6.24%	220	5.10%
Deposit in other banks	28	0.99%	63	1.49%	246	4.22%	56	5.78%	272	5.50%

Total interest income/yield	$25,113	5.52%	$23,606	5.90%	$21,036	6.85%	$13,903	8.71%	$10,582	6.70%

Interest expense/rates:
Demand deposits	$415	0.99%	$830	2.16%	$994	3.42%	$1,051	4.29%	$837	4.04%
Savings deposits	174	0.93%	393	2.22%	384	3.17%	368	3.69%	293	3.65%
Time deposits	5,852	3.34%	6,187	4.31%	7,700	6.40%	4,339	6.38%	3,562	5.81%
Mortgage warehouse line of credit and other borrowings	5,812	3.34%	4,704	2.99%	4,734	3.94%	3,201	6.63%	3,585	6.92%

Total interest expense/rates	12,252	2.99%	12,114	3.39%	13,812	4.90%	8,959	5.94%	8,277	5.83%
Net interest income	$12,861		$11,492		$7,224		$4,944		$2,305

Net yield on interest-earning assets		2.83%		2.87%		2.35%		3.10%		1.46%

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

Allowance for Losses

Our assessment of the risk associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio only, as detailed below under “—Financial Condition—Financial Condition of Our Commercial Banking Business.”

Premises and Equipment

We had premises and equipment of $8.2 million at December 31, 2003, $7.0 million at December 31, 2002 and $6.3 million at December 31, 2001. The increase of $1.2 million in 2003 was attributable to the Bank purchasing two parcels of land in Bartow County for approximately $1.0 million in the third quarter of 2003 for two future branch sites and purchasing land and an existing bank building in Forsyth County for approximately $1.0 million in the fourth quarter of 2003. These increases were offset by the sale of the premises and equipment of the mortgage banking business, which were valued at approximately $600,000, at December 31, 2003. The increase of $700,000 in 2002 was due to the construction of a new branch office in Cartersville in the second quarter of 2002.

Cash Surrender Value of Life Insurance

In 1999, the Bank provided a supplemental retirement plan to its banking officers that is funded with life insurance. In the first quarter of 2000, we added our directors to the supplemental retirement plan. At December 31, 2003, the total cash value of life insurance was $5.6 million. At December 31, 2002 and 2001, the total cash value of the life insurance was $5.1 million and $3.6 million, respectively. The increase of $0.5 million in 2003 was due to policy earnings and the purchase of additional life insurance with the addition of one new officer to the retirement plan. The increase of $1.5 million in 2002 was mainly due to adding six new officers to the retirement plan in 2002.

Financial Condition of Our Commercial Banking Business

Total Commercial Banking Loans

During 2003, our average commercial banking loans were $239.3 million and constituted 53% of our average consolidated interest-earning assets and 45% of our average consolidated total assets. During 2002, our average commercial banking loans were $155.6 million and constituted 39% of our average consolidated interest-earning assets, and 35% of our average consolidated total assets. Commercial banking loans for the periods ended December 31, 2003 and 2002 were $274.5 million and $200.3 million, respectively. The 54% and 49% increases in average commercial banking loans during 2003 and 2002, respectively, were the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in each of Bartow, Cherokee, and Forsyth Counties, Georgia.

Loan Loss Allowance

The allowance for loan losses represents management’s assessment of the risk associated with extending credit and its evaluation of the quality of the commercial loan portfolio. We maintain our allowance for loan losses at a level that we believe is adequate to absorb the risk of loan losses in the loan portfolio. Our judgment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular focus on loans that are past due and other loans that we believe require attention. In determining the appropriate level of the allowance for loan losses, we apply a methodology that has both a specific component and a general component. Under the specific component of the methodology, each loan is graded:

(1) at the time of the loan’s origination;

(2) at each of the Bank’s loan review meetings; and

(3) at any point in time when payments due under the loan are delinquent or events occur which may affect the customer’s ability to repay loans.

The Bank’s grading system is similar to the grading systems used by bank regulators in analyzing loans. To grade a loan the Bank’s loan officers and loan committee consider:

(1) the value of collateral;

(2) the relative risk of the loan, based upon the financial strength and creditworthiness of the borrower;

(3) prevailing and forecasted economic conditions; and

(4) the Bank’s historical experience with similar loans.

The actual grading is performed by loan officers and reviewed and approved by the loan committee. After grading each of the loans, the officers review the overall grades assigned to the portfolio as a whole, and attempt to identify, and determine the effect of, potential problem loans.

The general component of the methodology involves an analysis of actual loan loss experience, a comparison of the actual loss experience of banks in Crescent Bank’s peer group, and carefully developed assumptions about the economy. We also consider the regulatory guidance provided by the Federal Financial Institution Examination Council’s Interagency Policy Statement on Allowance for Loan Losses Methodologies, as well as other widely accepted guidance for banks and savings institutions.

We apply both the specific and general components of the methodology, together with regulatory guidance, to determine an appropriate level for the allowance for loan losses. We also hire independent loan review consultants on a annual basis to review the quality of the loan portfolio and the adequacy of the allowance for loan losses. The provision for loan losses during a particular period is a charge to earnings taken in that period in order to maintain the allowance for loan losses at a level that is estimated to be adequate to cover losses based upon the methodology.

The Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “Georgia Department”) may require a bank to make additional provisions to its allowance for loan losses when their credit evaluations and allowance for loan loss methodology differ materially from ours.

Because there are additional risks of losses that cannot be quantified precisely or attributed to particular loans or classes of loans, such as the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

The allowance for loan losses totaled $3.2 million, or 1.18% of total commercial banking loans, at December 31, 2003 compared to $2.5 million, or 1.27% of total commercial banking loans, at December 31, 2002 and $1.6 million, or 1.29% of total commercial banking loans, at December 31, 2001. During 2003, we made a provision for loan losses of $1,140,000, which was primarily due to the $74.2 million, or 37%, increase we experienced in commercial banking loans during the period. The increase in the allowance for loan losses during 2002 was the result of a provision for loan losses of $1.2 million for the year ended December 31, 2002, and this increase in the allowance corresponds to the $76.7 million or 62% increase in commercial banking loans in 2002. Net loan charge-offs for December 31, 2003 were approximately $445,000, or 0.19% of average loans outstanding, compared to approximately $238,000, or 0.15% of average loans outstanding, in 2002 and approximately $270,000, or 0.26% of average loans outstanding, in 2001. The Bank’s charge-offs in 2003 mainly consisted of six commercial loan charge-offs totaling $233,485 and various installment and other consumer loans totaling $296,211. The 0.19% of net loan charge-offs to average loans outstanding at December 31, 2003 is slightly higher than the state peer group average of 0.17%. The Bank’s charge-offs in 2002 mainly consisted of various installment and other consumer loans. We believed that the allowance at December 31, 2003 was adequate at that time to cover the risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions about events that we believe to be reasonable, about events that may or may not actually be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required at any time in the future. As a result of the general slowdown in the economy and the uncertainties in the economy created by the war against terrorism, additions to the allowances and charge-offs may become necessary. Also, regulatory authorities in the ordinary course of their examinations may require the Bank to adjust its allowance for loan losses based on circumstances existing at such time.

The Bank’s policy is to discontinue the accrual of interest on loans that are 90 days past due unless they are well secured and in the process of collection. We recognize interest on these non-accrual loans only when we receive payment of interest. As of December 31, 2003, the Bank had approximately $2.4 million of commercial banking loans that were contractually past due more than 90 days and still accruing interest, $357,000 of commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings. This compares to approximately $2.3 million of commercial banking loans contractually past due more than 90 days and still accruing interest, $1.4 million commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings as of December 31, 2002. Although non-accrual loans have decreased from December 31, 2002 to December 31, 2003, we have foreclosed on approximately $4.3 million of loans during 2003, including $1.4 million in the fourth quarter of 2003. As of December 31, 2001, the Bank had approximately $510,000 of commercial banking loans contractually past due more than 90 days and still accruing interest, no commercial banking loans accounted for on a non-accrual basis, and no commercial banking loans considered to be troubled debt restructurings. Loans contractually past due more than 90 days increased approximately $1.8 million and non-accrual loans increased approximately $1.4 million from December 31, 2001 to December 31, 2002. The Bank experienced a slight deterioration in the loan portfolio in 2002 and 2003. This deterioration was mainly attributable to the slow down in the economy over the past two years, and the related credit and repayment risks created by that slow down. The Bank has evaluated these loan relationships, and based on available information, it presently feels that it is in a well secured position on most of these relationships. The Bank’s loan portfolio is predominantly secured by commercial and residential real estate in its primary market areas. We presently believe that any losses that may come from these loan relationships have been factored into our determination of the allowance for loans losses.

The following table shows the composition of the loan portfolio as of each of the periods ended December 31, 2003, 2002, 2001, 2000 and 1999.

Total Loan Portfolio

	As of December 31
	2003	2002	2001	2000	1999
	(in thousands)
Commercial, financial and agricultural	$15,891	$14,567	$12,518	$11,561	$9,474
Real estate-construction and land development	75,751	50,181	29,858	29,326	15,914
Real estate-mortgage	162,475	119,090	66,642	41,009	21,311
Installment and other	20,419	16,461	14,593	11,015	7,378

Total	$274,536	$200,299	$123,611	$92,911	$54,077

The following table shows the amount of loans outstanding as of December 31, 2003, which, based on remaining scheduled repayments of principal, are due in the periods indicated.

	Loans Maturing
	Within One Year	After One Year but Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$7,372	$7,861	$658	$15,891
Real estate-construction and land development	61,194	10,994	3,563	75,751
Real estate-mortgage	58,632	90,437	13,406	162,475
Installment and other	5,893	14,307	219	20,419

Total	$133,091	$123,599	$17,846	$274,536

The following table sets forth the amounts of loans due after one year, classified according to the sensitivity to changes in interest rates.

	After One Year but Within Five Years	After Five Years
Fixed interest rates	$76,845	$11,215
Variable interest rates	46,754	6,631

	$123,599	$17,846

The following table summarizes the Bank’s non-accrual, past due and restructured commercial banking loans:

	December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Non-accrual loans	$357	$1,399	$—	$22	$30

Accruing loans past due 90 days or more	$2,356	$2,302	$510	$286	$507

Restructured loans	—	—	—	—	—

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

	Years Ended December 31,
	2003	2002	2001	2000	1999
Balance, beginning of period	$2,548,110	$1,596,287	$1,350,774	$864,689	$699,020
Loans charged off:
Commercial, financial and agricultural	(233,485)	(7,407)	(22,480)	(60,790)	—
Real estate-construction and land development	(1,135)	(20,001)	—	—	—
Real estate-mortgage	—	(47,126)	—	—	—
Installment and other consumer	(295,075)	(172,753)	(249,496)	(36,025)	(26,103)

Total loans charged off	(529,695)	(247,287)	(271,976)	(96,815)	(26,103)
Recoveries:
Installment and other consumer	10,848	7,110	2,489	5,423	1,772
Real estate-construction and land development	46,794	—	—	—	—
Real estate-mortgage	26,620	—	—	—	—
Commercial, financial and agricultural	—	2,000	—	77,477	—

Total loans recovered	84,262	9,110	2,489	82,900	1,772
Net loans recovered (charged off)	(445,433)	(238,177)	(269,487)	(13,915)	(24,331)
Provision for loan losses	1,140,500	1,190,000	515,000	500,000	190,000

Balance, end of period	$3,243,177	$2,548,110	$1,596,287	$1,350,774	$864,689

Loans outstanding at end of period, excluding loans held for sale (In thousands)	$274,536	$200,299	$123,611	$92,911	$54,077
Ratio of allowance to loans outstanding at end of period, excluding loans held for sale	1.18%	1.27%	1.29%	1.45%	1.60%
Average loans outstanding during the period, excluding loans held for sale (In thousands)	$239,264	$155,587	$104,346	$75,229	$46,791
Ratio of net charge offs during the period to average loans outstanding	0.19%	0.15%	0.26%	0.02%	0.05%

The following table sets forth, with respect to each category of banking loans, the total amount of the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

	Years Ended December 31,
	2003		2002		2001		2000		1999
	Amt	%	Amt	%	Amt	%	Amt	%	Amt	%
	(dollars in thousands)
Commercial, financial and agricultural	$858	5.8%	$839	7.3%	$656	10.1%	$518	12.4%	$331	17.5%
Real estate-mortgage(1)	861	59.2%	482	59.4%	242	53.9%	228	44.1%	146	39.5%
Real estate-construction and land development	682	27.6%	582	25.1%	275	24.2%	258	31.6%	165	29.4%
Consumer	694	7.4%	502	8.2%	320	11.8%	262	11.9%	168	13.6%
Unallocated	148		143		103		85		55

	$3,243	100.0%	$2,548	100.0%	$1,596	100.0%	$1,351	100.0%	$865	100.0%

(1)	Includes any loans secured in whole or in part by real estate.

Total Non-Performing Commercial Banking Loans

We define non-performing commercial banking loans as non-accrual and renegotiated commercial banking loans. Our non-performing commercial banking loans at December 31, 2003 amounted to approximately $357,000, compared to $1.4 million at December 31, 2002 and none at December 31, 2001. Total non-performing commercial assets totaled $5.8 million at December 31, 2003, compared to total non-performing commercial assets of approximately $2.8 million at December 31, 2002 and $333,000 at December 31, 2001. The Bank foreclosed upon $4.3 million of commercial banking loans during 2003, which caused our non-performing assets to increase by approximately $3.0 million. Of the $4.3 million foreclosed upon, $2.7 million are related to three loan relationships. One of the loans totaling approximately $1.0 million is a residential home with 20 acres of land in Forsyth County, Georgia. The second of these loans totaling approximately $700,000 is a residential home with approximately 40 acres of land located in Bartow County, Georgia. The third of the loans totaling approximately $1.0 million is a residential subdivision development in Dalton, Georgia. During the last quarter of 2003 and the first quarter of 2004, the Bank made several improvements on the two residential homes and completed the development of the residential subdivision, and began actively marketing these properties for sale in February of 2004. Of the remaining $1.6 million in loans foreclosed upon in 2003, approximately $450,000 are mobile homes with the land lots, $600,000 are residential homes, $350,000 is a commercial building and the remaining $200,000 are vacant real estate lots. The commercial building foreclosed upon for approximately $350,000 was sold for a small gain in February 2004. The Bank is currently holding the foreclosed properties for sale. The foreclosed properties have been recorded at the lower of cost or market less the costs to sell the properties. The Bank does not foresee any further material losses from these loans and properties.

Potential problem loans represent commercial banking loans that are presently performing, but where management has concerns regarding the ability of the respective borrowers to meet contractual repayment terms. Potential problem commercial loans increased approximately $4.8 million from December 31, 2002 to December 31, 2003. This increase was attributable to the addition of three loan relationships with residential home builders totaling approximately $3.0 million and a commercial loan relationship secured by commercial real estate totaling approximately $2.9 million. The three loan relationships with the residential home builders include a total of seven residential speculative construction loans and one loan secured by a personal residence. Of the seven loans secured by the residential speculative homes, five are current. However, due to the length of time that they have been held, the Bank felt they should all be specifically identified. With the commercial loan relationship, two of the three loans in the relationship are current. The customer lost his main tenant in the commercial building that secures the loan and is currently trying to a find a replacement tenant. Until a new tenant is found or the customer sells the building, the customer will most likely continue to be behind in his payments. Management feels that these loans are adequately collateralized and does not expect any material losses from these relationships.

The following table shows Crescent Bank’s commercial banking assets that we believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans.

	Years Ended December 31,
	2003	2002	2001
Non-performing loans(1)	$356,532	$1,398,716	$—
Foreclosed properties	5,423,704	1,350,444	332,743

Total non-performing assets	$5,780,236	$2,749,160	$332,743

Loans 90 days or more past due on accrual status	$2,356,419	$2,301,444	$509,526
Potential problem loans(2)	7,410,318	2,588,714	1,494,302
Potential problem loans/total loans	2.70%	1.29%	1.21%
Non-performing assets/total loans and foreclosed properties	2.06%	1.36%	0.27%
Non-performing assets and loans 90 days or more past due on accrual status/total loans and foreclosed properties	2.91%	2.50%	0.68%

(1)	Defined as non-accrual loans and renegotiated loans.
(2)	Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

Total Investment Securities

We invest in U.S. government and government agency obligations, corporate securities, restricted equity securities, federal funds sold, and interest-bearing deposits with other banks. Our investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities, federal funds sold, restricted equity securities and interest-bearing deposits with other banks totaled $35.1 million at December 31, 2003, compared to $29.8 million at December 31, 2002 and $21.7 million at December 31, 2001. Investment securities and restricted equity securities totaled $21.8 million at December 31, 2003, compared to $22.0 million at December 31, 2002 and $21.3 million at December 31, 2001. At December 31, 2003, we had federal funds sold and interest-bearing deposits with other banks of $13.6 million, compared to $7.8 million at December 31, 2002 and $414,660 at December 31, 2001. The increase in federal funds sold and interest-bearing deposits with other banks of $5.8 million was mainly due to funds received from the sale of the wholesale mortgage operation at the end of 2003. In 2003, we had $12.2 million in U.S. Government agency obligations called. We have reinvested a significant portion of these funds in short to medium term mortgage-back securities. In this low rate environment, we could have an additional $5 million in investment securities called in the next six months. With these funds being reinvested in a lower interest rate environment, we expect our investment yield to drop over the next six months to a year. Unrealized gains on securities amounted to $45,175 at December 31, 2003 and $347,531 at December 31, 2002. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

Composition of Investment Securities Portfolio

The following table provides information regarding composition of our investment securities portfolio for the years presented:

	December 31,
	2003	2002	2001
	(Dollars in thousands)
Investment securities held to maturity (at amortized cost):
U.S. Government and agency obligations	$3,941	$9,831	$10,415

Total investment securities held to maturity	3,941	9,831	10,415

Investment securities available for sale (at estimated fair value):
U.S. Government and agency obligations	8,596	9,933	8,579
States and political subdivisions	—	346	353
Mortgage-backed securities	7,996	—	—

Total investment securities available for sale	16,592	10,279	8,932

Total investment securities	$20,533	$20,110	$19,347

The following table sets forth the maturities of securities held by us as of December 31, 2003 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $1.1 million and shares held in The Bankers Bank in the amount of $165,975, are not presented in the table below as they lack a contractual maturity.

	Maturing
	Within One Year		After One But Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Mortgage-backed securities	$—	—	$1,429	2.24%	$2,892	3.56%	—	—
U. S. government securities	—	—	$5,215	2.83%	—	—	$10,952	6.60%

Total	$—	—	$6,644	2.70%	$2,892	3.56%	$10,952	6.60%

The following table sets forth the fair value of securities with unrealized losses at December 31, 2003.

	Held for less than a year		Held for more than a year
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(in thousands)		(in thousands)
Mortgage-backed securities	$7,996	$110	$—	$—
U. S. government securities	3,958	40	5,822	75

Total	$11,954	$150	$5,822	$75

Management believes all unrealized losses as of December 31, 2003 represent temporary impairment. The unrealized losses are the result of temporary changes in the interest rate market and not the result of credit deterioration. Also, total impairment represents less than 2% of amortized cost. All bonds held at year-end that have unrealized losses are rated AAA by Moodys and AAA by Standard and Poors rating agencies. In addition, all of the securities are backed by the U.S. Government or one of its agencies/quasi-agencies.

Total Commercial Deposits

Commercial deposits averaged $274.7 million, $233.9 million and $177.3 million during each of the twelve month periods ended December 31, 2003, 2002 and 2001, respectively. Our commercial deposits totaled $284.6 million and $287.0 million at December 31, 2003 and December 31, 2002, respectively, representing a decrease of 1% during 2003. At December 31, 2001, commercial deposits totaled $222.0 million, increasing by 29% in 2002. The decrease in deposits from December 31, 2002 to December 31, 2003 is the result of the Bank’s transfer of its mortgage banking division loan production to CMS. Prior to the transfer, the Bank was creating non-interest-bearing deposits based upon checks issued by the Bank to fund the loan production of the Bank’s mortgage division. Following the transfer, CMS utilized third party funding for its mortgage loan production, which results in decreased drafts payable and a decrease in deposits. The Bank had drafts payable of approximately $27.5 million and $29.5 million, respectively at December 31, 2002 and 2001. If the drafts payable from the Bank’s mortgage division are removed, the Bank’s commercial deposits actually increased $25.1 million in 2003 and $67.0 million in 2002. Interest-bearing deposits represented 90% of total deposits at December 31, 2003, as compared to 80% and 79% at December 31, 2002 and 2001, respectively, and certificates of deposit comprised 77% of total interest-bearing deposits for December 31, 2003, compared to 81% and 72% at December 31, 2002 and 2001, respectively. One factor in the increase in interest-bearing deposits as a percentage of total deposits was the result of the Bank’s transfer of its mortgage banking division loan production to CMS and the decrease in the drafts payable which were classified as non-interest-bearing deposits. Another factor was in the third quarter of 2003, the Bank accepted $13 million in municipal time deposits that mature in the first quarter of 2004. The composition of these deposits is indicative of the interest rate-conscious market in which we operate. We cannot provide any assurance that the Bank can maintain or increase our market share of deposits in its highly competitive service area. We attempt to offset potential decreases in our share of local deposits by accepting out of market and brokered deposits. The Bank had $18.9 million of out of market and brokered deposits as of December 31, 2003, compared to $6.5 million and $496,000 at December 31, 2002 and December 31, 2001, respectively. The Bank accepted an additional $12.4 million in out of market deposits in 2003. Crescent accepted an additional $14.0 million in out of market deposits in January and February of 2004 for a total of $32.9 million or 10.8% of total deposits. The cost of out of market and brokered deposits were approximately 25 to 35 basis points lower than the costs of deposits of similar maturity in the local market during 2003. However, out of market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity and ability to support commercial loan demand will be affected adversely.

The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

	Years ended December 31,
	2003 Amount	2002 Amount	2001 Amount
	(in thousands)
Non-interest-bearing demand deposits	$39,029	$34,256	$15,880
Interest-bearing demand deposits	41,805	38,448	29,050
Savings deposits	18,773	17,716	12,109
Time deposits	175,123	143,444	120,295

Total	$274,730	$233,864	$177,334

	Years ended December 31,
	2003 Rate	2002 Rate	2001 Rate
Interest-bearing demand deposits	0.99%	2.16%	3.42%
Savings deposits	0.93%	2.22%	3.17%
Time deposits	3.34%	4.31%	6.40%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2003 are summarized as follows (in thousands):

Under 3 months	$24,368
3 to 6 months	12,906
6 to 12 months	26,678
Over 12 months	20,417

$84,369

Commercial Banking Borrowings

In September of 2003, the Bank borrowed $5.0 million in Federal Home Loan Bank advances for a term of 1 year at a fixed rate of 1.62%. These funds were borrowed for use with the commercial banking business and were secured by a blanket lien on the Bank’s 1 to 4 family mortgage loans and Federal Home Loan Bank stock. There were no Federal Home Loan Bank advances outstanding for use by the commercial bank at December 31, 2002 or at December 31, 2001.

Financial Condition of Our Mortgage Banking Business

During 2003, average mortgage loans held for sale amounted to $185.1 million and constituted 41% of average consolidated interest-earning assets, and 35% of average consolidated total assets. Average mortgage loans held for sale during 2002 were $214.5 million and constituted 54% of average consolidated interest-earning assets and 48% of average consolidated total assets and during 2001 were $174.0 million and constituted 57% of average consolidated interest-earning assets and 51% of average consolidated total assets. Average mortgage loans held for sale decreased from 2002 to 2003, particularly in the last two quarters of 2003. In 2002, with the reduction in interest rates and the slowdown in the economy, mortgage rates fell to historical lows. This rate environment led to record mortgage production for the Company in 2002 and the first two quarters in 2003. However, the rate on the 30 year fixed rate mortgage increased approximately 75 basis points in the third quarter of 2003 and our mortgage pipeline decreased from $1.2 billion at June 30, 2003 to $550 million at September 30, 2003. In the fourth quarter of 2003, the 30 year fixed rate mortgage decreased again approximately 25 to 35 basis points; however, rate locks on mortgage loans and closings continued to decrease and the mortgage pipeline decreased further to $183 million at December 31, 2003. With the decrease in production, net income from the mortgage segment fell from $8.7 million in the second quarter of 2003 to $2.5 million and $358,000 in the third and fourth quarters of 2003. Average mortgage loans held for sale have decreased as a percentage of average consolidated interest-earning assets and average consolidated total assets due to the growth in the Bank’s commercial banking loan portfolio and the rising interest rate market.

We carry our mortgage loans held for sale at the lower of aggregate cost or market price, and typically hold the loans for a relatively brief time between origination and sale, and therefore we do not maintain an allowance for loan losses for mortgage loans held for sale. When we sell a loan, we typically make representations and warranties to the purchasers and insurers that we have properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards, and we may be liable for unpaid principal and interest on defaulted loans if we have breached our representations and warranties. In some instances, we may even be required to repurchase the loan or indemnify the purchaser of the loan for those loans in which we breached our representations and warranties. We rely on our underwriting department to ensure compliance with individual investor standards prior to the sale of loans, and we rely on our quality control department to randomly test loans that we have sold. In addition, purchasers of our loans typically conduct their own review of the loans. At December 31, 2003, we had approximately $7.4 million of mortgage loans for which we had agreed to indemnify the purchaser in the event of any breaches of our representations and warranties, compared to $2.0 million as of December 31, 2002 and $2.2 million as of December 31, 2001. We have set up a specific allowance for the recourse liability for the current loans as to which we have already indemnified the purchaser and an estimated allowance for the recourse liability for probable future losses from loans as to which we could have to indemnify the purchaser. The recourse liability at December 31, 2003 was $1.5 million, based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. This allowance will remain with the Company after the sale of the wholesale mortgage operation as will the risk and the liability from the indemnified loans.

At December 31, 2003, we carried $3.5 million of mortgage servicing rights on our balance sheet, compared to $2.1 million at December 31, 2002 and $3.1 million at December 31, 2001. We held servicing rights with respect to loans with unpaid principal balances totaling $744 million at December 31, 2003, compared to $935 million at December 31, 2002 and $694 million at December 31, 2001. During 2003, we sold the servicing rights with respect to $5.3 billion of mortgage loans carried on our balance sheet for a gain of $43.7 million. This compares to 2002, when we sold the servicing rights with respect to $3.7 billion of mortgage loans carried on our balance sheet for a gain of $26.9 million, and 2001, when we sold the servicing rights with respect to $2.8 billion of mortgage loans carried on our balance sheet for a gain of $21.6 million.

The market value of our servicing portfolio is contingent upon many factors, including, without limitation, the interest rate environment, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. According to an independent valuation, the estimated fair value of our mortgage servicing rights at December 31, 2003 was $5.2 million, compared to the carrying value of $3.5 million. We cannot provide assurance that we will continue to experience a market value of our servicing portfolio in excess of the cost to acquire the servicing rights, nor can we provide assurance as to the expected life of our servicing portfolio, or as to the timing or amount of any sales of our retained servicing rights.

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

Under the guidelines, one-half of our required capital must consist of Tier 1 Capital, which includes our tangible common shareholders’ equity and any qualifying perpetual preferred stock. The leverage guidelines provide for a minimum ratio of Tier 1 Capital to total assets of 3.0% if we meet certain requirements, including having the highest regulatory rating, and cushion the ratio by an additional 1.0% to 2.0% otherwise. The guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital also may be required, depending upon the organization’s risk profile. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “Tangible Tier 1 Leverage Ratio,” calculated without the inclusion of intangible assets, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio that we are required to meet. The Bank has agreed with the Georgia Department to maintain a leverage ratio of 8.0%. For additional information regarding our capital position, and the capital regulatory scheme to which we are subject, please refer to that section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 entitled “Business—Supervision and Regulation.”

At December 31, 2003, Crescent Bank’s leverage ratio was 9.28%, compared to 6.46% at December 31, 2002. On June 19, 2002, we completed a $7.5 million common stock offering, contributing approximately $3.5 million of the net proceeds from the offering to the Bank. In January 2003, we contributed an additional $3.0 million of cash on hand to the Bank from the common stock offering. In June 2003, we increased our borrowings from The Bankers Bank from $2.6 million to $4.6 million and contributed an additional $2.0 million in proceeds to the Bank. Also, in April 2003, the Bank began transferring certain of the assets related to its mortgage division to CMS in an effort to consolidate our mortgage operations. As a result of this continuing consolidation, the Bank’s assets have decreased. The additional contribution of capital in 2003 by the Company and the consolidation of the mortgage assets into CMS have helped the Bank to regain the leverage ratio of 8% required by the Georgia Department.

Our total consolidated shareholders’ equity was $51.7 million, or 14.11% of total consolidated assets, at December 31, 2003, compared to $34.9 million, or 6.24% of total consolidated assets, at December 31, 2002 and $16.3 million, or 3.36% of total consolidated assets, at December 31, 2001. The increase in the ratio of shareholders’ equity to total consolidated assets in 2003 was the result of an increase in shareholders’ equity and the decrease in total consolidated assets due to the sale of the wholesale mortgage operation. The increase in shareholders’ equity in 2003 was the result of the growth in our earnings of $17.3 million, which resulted from the increase in gains on sale of mortgage loans held for sale and mortgage servicing rights. The increase in the ratio of shareholders’ equity to total assets in 2002 was the result of the $7.5 million common stock offering in 2002 and earnings of $11.5 million in 2002. If the assets from discontinued operations were removed from the calculation, our consolidated shareholders’ equity to consolidated assets ratio was 14.19%, 12.62% and 8.95% at December 31, 2003, 2002 and 2001, respectively.

At December 31, 2003, our ratio of total consolidated capital to risk-adjusted assets was 17.36%, with 16.39% comprised of tangible common shareholders’ equity. At December 31, 2002, the ratio of total consolidated capital to risk-adjusted assets was 10.65%, with 9.99% comprised of tangible common shareholders’ equity, compared to a ratio of 6.85%, with 6.32% of tangible common shareholders’ equity, at December 31, 2001. We paid $773,254, or $0.315 per share, of dividends to our shareholders during 2003. A quarterly dividend of $.08 was declared in January 2004 and was paid on March 19, 2004. During 2002, we paid $662,992 of dividends, or $.31 per share, compared to $565,890, or $.31 per share, during 2001.

In connection with the completion of our offering and sale of $3.5 million of trust preferred securities on November 9, 2001, we repaid a portion of our outstanding loan from The Bankers Bank and replaced the remaining $2.6 million that we had outstanding under that loan with a new $2.6 million line of credit with The Bankers Bank. In June of 2003, the Bank increased its line of credit with The Bankers Bank from $2.6 million to $4.6 million. With this increase, we agreed to increase our minimum capital level from $13 million to $20 million and to maintain a Tier 1 Leverage Ratio of 7.0% rather than 7.50%. Our borrowings under this line of credit accrue interest at the prime rate, as reported in the Money Rates section of The Wall Street Journal, less 0.50%. Under the terms of the line of credit, we are required to make payments of interest only for 12 months, due on a quarterly basis, followed by ten equal principal payments over 10 years, with interest due quarterly. We were in compliance with all the covenants of this line of credit at December 31, 2003. We currently have borrowed the full amount available under this line of credit. Our line of credit with The Bankers Bank is secured by all of the issued and outstanding shares of the common stock of Crescent Bank. In the event of an uncured default under this line of credit, The Bankers Bank could foreclose upon the common stock of the Bank and deprive the Company of one of its principal sources of income.

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

Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities and securities held for sale. These average liquid assets totaled $59.7 million and $95.9 million during 2003 and 2002, representing 25% and 41% of average deposits for those periods, respectively. Our average liquid assets during the period ended December 31, 2001 were $91.4 million, representing 52% of average deposits for the year. The decrease in average liquid assets during 2003 was primarily the result of an increase in the Bank’s average commercial loan portfolio outpacing the increase in the Bank’s average commercial deposits. Average commercial loans for 2003 have increased approximately $83.7 million while average commercial deposits have increased approximately $40.9 million during

2003. The increase in commercial loan production in 2003 is due to the low interest rate environment and the growth in the Bank’s market area. The slower growth in the commercial deposits is due to competitive pricing in several market areas. In September 2003, the Bank borrowed $5.0 million in Federal Home Loan Bank advances due to the slower growth in deposits and the growth in the commercial banking loans. In January 2004, the Bank borrowed an additional $11.0 million in Federal Home Loan Bank advances. The decrease in average liquid assets as a percentage of average deposits in 2002 was the result of average deposits increasing 32% while our average liquid assets increased only 5%. We experienced significant deposit growth in 2002 as a result of the new branches opened in 2001 and 2000. Average net commercial banking loans were 80%, 67% and 59% of average deposits during 2003, 2002 and 2001, respectively. Average deposits were 60%, 58% and 58% of average interest-earning assets during 2003, 2002 and 2001, respectively.

The following table shows operating and capital ratios for each of the last three years:

	Year ended December 31,
	2003	2002	2001
Percentage of net income to:
Average shareholders’ equity	37.46%	52.92%	57.63%
Average total assets	3.24%	2.56%	2.03%
Percentage of average shareholders’ equity to average total assets	8.65%	4.83%	3.52%
Percentage of dividends paid to net income	4.46%	5.78%	8.11%

The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. The Bank maintains federal funds lines of credit totaling $18.5 million and a line of credit up to approximately $11.0 million at the Federal Home Loan Bank secured by the commercial bank’s 1 – 4 family first lien mortgage loans. At December 31, 2003, $5.0 million was outstanding on the Federal Home Loan Bank line of credit. For the year ended December 31, 2003, the average outstanding balance on these lines was approximately $2.0 million. We presently believe that the Bank’s liquidity is under pressure due to the volume of commercial bank loan production and the competitive pricing for deposits in the Bank’s market area. The Bank may have to increase its deposit rates in the future to restore competitive pricing in its local markets if the Bank’s liquidity positions remain under pressure. An increase in deposit rates could adversely affect the Bank’s net interest margin and net income.

Contractual Obligations and Commercial Commitments

The following table presents our contractual obligations at December 31, 2003. The table does not include obligations which will be settled in cash, primarily in less than one year, such as deposits, federal funds purchased, securities sold under repurchase agreements and short term borrowings, which are included in our consolidated balance sheet at December 31, 2003. Additional information concerning contractual cash obligations is provided in Note 16 of the “Notes to Consolidated Financial Statements” included under Item 8 of our Annual Report on Form 10-K.

Contractual Obligations

	Payments Due by Period
	Total	Under 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Long Term Debt	$12,660	$5,460	$460	$460	$6,280
Operating Leases (1) (2)	215	113	102	—	—
Purchase obligations (3)	761	576	147	38	—
Employment compensation obligations (4)	6,905	6,163	—	—	742

Total contractual cash obligations	$20,541	$12,312	$709	$498	$7,022

(1)	Represents minimum annual rental commitments exclusive of taxes and other charges.
(2)	Certain operating leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.
(3)	Purchase obligations primarily relate to the contract to build our new branch office in Cartersville, Georgia. These obligations also relate to services provided for information technology and other outsourcing of operating activities. Amounts presented in the table reflect minimum contractual obligations of $20,000 or greater as of December 31, 2003 subject to legally enforceable contracts. The minimum obligation for any notification period is presented in the table.
(4)	Employment Compensation obligations relate to accrued salary and bonuses for the executive officers of the mortgage banking business. This obligation will be paid in the first quarter of 2004. These obligations also relate to amounts under post retirement benefit plans, which are more fully described in Note 10 of the “Notes to Consolidated Financial Statements” included under Item 8 of our Annual Report on Form 10-K.

The following table presents our other commercial commitments at December 31, 2003. These commitments are not included in our consolidated balance sheet.

Commercial Commitments

	Amount of Commitment Expiration Per Period
	Total	Under 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Commitments to extend credit (1)	$57,480	$47,784	$9,607	$34	$55
Letters of Credit (2)	1,939	1,765	174	—	—

Total commercial commitments	$59,419	$49,549	$9,781	$34	$55

(1)	Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements, in that commitments often expire without being drawn upon.
(2)	Letters of credit and financial guarantees are agreements whereby we guarantee the performance of a customer to a third party. Collateral may be required to support letters of credit in accordance with management’s evaluation.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements within the meaning of Item 303(a)(4) of Regulation S-K.

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

Interest Rate Risk

Interest rate risk is the risk to earnings or market value of equity from the potential movement in interest rates. The primary purpose of managing interest rate risk is to reduce interest rate volatility, achieve reasonable stability to earnings and preserve the value of our equity.

We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets and rate sensitive liabilities. The relationship between rate sensitive assets and rate sensitive liabilities is a key factor in projecting the effect of interest rate changes on net interest income. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. We monitor the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but place particular emphasis on the initial twelve-month period. The following table shows our rate sensitive position at December 31, 2003. Approximately 66% of interest-earning assets and 81% of funding for these interest-earning assets is scheduled to reprice at least once during the next twelve months. The total excess of interest-bearing liabilities over interest-earning assets, based on a one-year cumulative time period, was $5.3 million, or 1.4% of total assets. At December 31, 2002, the total excess of interest-bearing liabilities over interest-earning assets, based on a one-year cumulative time period was $18.9 million, or 3.4% of total assets.

Interest Rate Sensitivity Gaps

As of December 31, 2003

	Amounts Repricing In
	0-90 Days	91-365 Days	1-5 Years	Over 5 Years
	(millions of dollars)
Interest-earning assets	$159.2	$47.1	$83.2	$23.3
Interest-bearing liabilities	102.7	108.9	50.5	0.0

Interest sensitivity gap	$56.5	$(61.8)	$32.7	$23.3

We were in an asset-sensitive position for the cumulative three-month, one- to-five year and over five-year intervals. This means that during the five-year period, if interest rates decline, the net interest margin will decline. If interest rates increase during the 0-90 day period, which has the greatest sensitivity to interest rate changes, the net interest margin will improve. Conversely, if interest rates decrease over this period, the net interest margin will decline. At December 31, 2003, we were within our policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80-140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity.

We use additional tools to monitor and manage interest rate sensitivity. One of our tools is the shock test. The shock test projects the effect of an interest rate increase and decrease of 100 and 200 basis points on our rate sensitive assets and liabilities, mortgage pipeline, mortgage servicing rights and mortgage production.

We continually try to manage our interest rate sensitivity gap. Attempting to reduce the gap is a constant challenge in a changing interest rate environment and one of the objectives of our asset/liability management strategy.

Effects of Inflation

Inflation generally increases the cost of funds and operating overhead, and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities, as a financial institution, are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, low inflation or deflation generally have resulted in decreased interest rates. The economy experienced deflation in 2001 and the Federal Reserve reduced interest rates on eleven occasions for a total of 475 basis points in 2001. Inflation has remained low in both 2002 and 2003, which is reflected in the relatively minor changes in interest rates of 50 basis points in 2002 and 25 basis points in 2003.

In addition, inflation results in an increased cost of goods and services purchased, cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect the liquidity and earnings of our commercial banking and mortgage banking businesses, and our shareholders’ equity. The value of mortgage servicing rights also are affected by changes in, and expectations of changes in, interest rates and prepayment rates on mortgage loans. Generally, if interest rate increase, then the value of mortgage servicing rights increase.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Crescent Banking Company

Jasper, Georgia

We have audited the accompanying consolidated balance sheet of the Crescent Banking Company and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes PLLC
DIXON HUGHES PLLC

Atlanta, Georgia

March 5, 2004

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Crescent Banking Company

Jasper, Georgia

We have audited the accompanying consolidated balance sheets of the Crescent Banking Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

/s/    Mauldin & Jenkins L.L.C.

Atlanta, Georgia

March 5, 2003, except for Note 22, for which the date is April 8, 2003.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
Assets
Cash and due from banks	$16,850,685	$17,607,864
Federal funds sold	13,241,000	2,824,000
Interest-bearing deposits in banks	40,287	5,025,937
Investment securities available-for-sale	16,591,617	10,278,727
Investment securities held-to-maturity, at cost (fair value approximates $4,177,000 in 2003 and $10,190,000 in 2002)	3,941,091	9,830,727
Restricted equity securities	1,291,175	1,879,875
Mortgage loans held for sale	2,641,426	—
Loans	274,536,053	200,298,696
Less allowance for loan losses	(3,243,177)	(2,548,110)

Loans, net	271,292,876	197,750,586
Mortgage servicing rights	3,507,707	2,084,863
Accounts receivable-brokers and escrow agents	3,617,638	8,210,320
Premises and equipment	8,178,157	6,344,000
Other real estate owned	5,423,704	1,391,399
Cash surrender value of life insurance	5,551,149	5,126,833
Deposit intangible	407,701	481,828
Deferred tax asset	700,640	—
Other assets	10,084,793	3,500,374
Assets related to discontinued operations	3,073,743	289,212,789

Total assets	$366,435,389	$561,550,122

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$27,767,517	$56,549,579
Interest-bearing	256,822,583	230,449,963

Total deposits	284,590,100	286,999,542
Long-term borrowings	12,640,000	6,100,000
Deferred income taxes	—	528,049
Accrued interest and other liabilities	5,904,495	5,176,550
Liabilities related to discontinued operations	11,590,726	227,856,412

Total liabilities	314,725,321	526,660,553

Stockholders’ equity
Preferred stock, par value $1; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $1; 10,000,000 shares authorized; 2,466,285 and 2,433,435 shares issued respectively	2,466,285	2,433,435
Capital surplus	16,727,731	16,307,557
Retained earnings	32,525,038	15,976,149
Treasury stock, 6,668 shares	(36,091)	(36,091)
Accumulated other comprehensive income	27,105	208,519

Total stockholders’ equity	51,710,068	34,889,569

Total liabilities and stockholders’ equity	$366,435,389	$561,550,122

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
Interest income
Loans including fees	$14,378,133	$11,104,124	$9,348,500
Mortgage loans held for sale	548,375	3,468,194	3,487,980
Taxable securities	1,138,994	1,544,320	1,226,576
Nontaxable securities	1,279	15,353	15,353
Deposits in banks	27,656	62,787	245,858
Federal funds sold	77,104	57,700	242,693

Total interest income	16,171,541	16,252,478	14,566,960

Interest expense
Deposits	6,440,253	7,410,211	9,078,206
Other borrowings	216,793	208,948	38,482

Total interest expense	6,657,046	7,619,159	9,116,688

Net interest income	9,514,495	8,633,319	5,450,272

Provision for loan losses	1,140,500	1,190,000	515,000

Net interest income after provision for loan losses	8,373,995	7,443,319	4,935,272

Other income
Service charges on deposit accounts	864,619	760,014	809,068
Gains on call of investment securities	349,376	—	—
Gains on sales of SBA loans	451,197	340,155	—
Other operating income	1,294,725	433,353	388,107

Total other income	2,959,917	1,533,522	1,197,175

Other expenses
Salaries and employee benefits	5,212,232	4,320,244	3,287,846
Occupancy and equipment expenses	1,382,366	1,309,052	1,227,812
Capitalized loan origination costs	(1,469,718)	(1,946,374)	(1,918,130)
Other operating expenses	3,431,432	3,050,388	2,170,070

Total other expenses	8,556,312	6,733,310	4,767,598

Income from continuing operations before income taxes	2,777,600	2,243,531	1,364,849
Income tax expense	1,057,658	808,977	529,991

Income from continuing operations	1,719,942	1,434,554	834,858
Income from discontinued operations of mortgage subsidiary, net of tax of $9,738,663, $6,216,345 and $3,897,684	15,602,201	10,034,924	6,209,593

Income before cumulative effect of change in accounting principle	17,322,143	11,469,478	7,044,451
Cumulative effect of a change in accounting principle, net of tax of $42,763	—	—	(69,770)

Net income	$17,322,143	$11,469,478	$6,974,681

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
EARNINGS PER SHARE
Basic earnings per share before cumulative effect of a change in accounting principle	$7.07	$5.27	$3.85
Cumulative effect of a change in accounting principle	—	—	(0.03)

Basic earnings per share	$7.07	$5.27	$3.82

Diluted earnings per share before cumulative effect of a change in accounting principle	$6.74	$5.04	$3.76
Cumulative effect of a change in accounting principle	—	—	(0.03)

Diluted earnings per share	$6.74	$5.04	$3.73

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic earnings per share	$0.70	$0.66	$0.46

Diluted earnings per share	$0.67	$0.63	$0.45

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
Net income	$17,322,143	$11,469,478	$6,974,681

Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale:
Unrealized holding gains (losses) arising during period, net of tax of $(120,941), $196,935 and $526,081, respectively	(181,414)	296,904	789,121

Other comprehensive income (loss)	(181,414)	296,904	789,121

Comprehensive income	$17,140,729	$11,766,382	$7,763,802

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Common Stock		Capital Surplus	Retained Earnings (Deficit)	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Par Value			Shares	Cost
Balance, December 31, 2000	1,820,301	$1,820,301	$9,121,344	$(1,239,238)	6,668	$(36,091)	$(877,506)	$8,788,920
Net income	—	—	—	6,974,681	—	—	—	6,974,681
Cash dividends declared, $.31 per share	—	—	—	(565,890)	—	—	—	(565,890)
Stock compensation expense	—	—	14,544	—	—	—	—	14,544
Exercise of stock options	4,000	4,000	28,000	—	—	—	—	32,000
Restricted stock awards	7,013	7,013	64,870	—	—	—	—	71,883
Issuance of common stock	16,615	16,615	185,955	—	—	—	—	202,570
Other comprehensive income	—	—	—	—	—	—	789,121	789,121

Balance, December 31, 2001	1,847,929	1,847,929	9,414,713	5,169,663	6,668	$(36,091)	(88,353)	16,307,829
Net income	—	—	—	11,469,478	—	—	—	11,469,478
Cash dividends declared, $.31 per share	—	—	—	(662,992)	—	—	—	(662,992)
Exercise of stock options	10,000	10,000	94,220	—	—	—	—	104,220
Restricted stock awards	7,200	7,200	91,224	—	—	—	—	98,424
Issuance of common stock	568,306	568,306	6,707,400	—	—	—	—	7,275,706
Other comprehensive income	—	—	—	—	—	—	296,904	296,904

Balance, December 31, 2002	2,433,435	2,433,435	16,307,557	15,976,149	6,668	(36,091)	208,519	34,889,569
Net income	—	—	—	17,322,143	—	—	—	17,322,143
Cash dividends declared, $.315 per share	—	—	—	(773,254)	—	—	—	(773,254)
Exercise of stock options	12,066	12,066	104,106	—	—	—	—	116,172
Restricted stock awards	20,468	20,468	310,090	—	—	—	—	330,558
Issuance of common stock	316	316	5,978	—	—	—	—	6,294
Other comprehensive loss	—	—	—	—	—	—	(181,414)	(181,414)

Balance, December 31, 2003	2,466,285	$2,466,285	$16,727,731	$32,525,038	6,668	$(36,091)	$27,105	$51,710,068

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
OPERATING ACTIVITIES
Net income	$17,322,143	$11,469,478	$6,974,681
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income of discontinued operations	(15,602,201)	(10,034,924)	(6,139,823)
Accretion of discount on securities	(797,547)	(1,372,315)	(984,525)
Net gain on call of investment security	(349,376)	—	—
Depreciation	682,957	603,139	547,151
Amortization of deposit intangible	74,127	74,128	74,127
Provision for loan losses	1,140,500	1,190,000	515,000
Loss on sale of other real estate owned	68	10,027	—
Income on life insurance policies	(221,316)	(250,658)	(190,146)
Deferred tax expense (benefit)	(1,348,631)	1,377,950	(621,124)
Net increase in mortgage loans held for sale	(2,641,426)	—	—
Amortization of mortgage servicing rights	612,393	1,227,600	1,114,100
Gains on sales of mortgage servicing rights	(43,676,329)	(25,182,199)	(21,252,845)
Acquisition of mortgage servicing rights	(4,712,006)	(17,249,829)	(23,079,127)
Proceeds from sales of mortgage servicing rights	46,353,098	42,218,144	43,900,648
(Increase) decrease in accounts receivable—brokers and escrow agents	4,592,682	(2,185,425)	(2,271,146)
(Increase) decrease in interest receivable	(209,847)	(387,654)	201,137
Increase (decrease) in interest payable	(165,332)	116,734	(13,421)
Net cash provided by (used in) discontinued operations	296,494,202	24,784,394	(188,946,132)
Net change in other assets, liabilities and other
Operating activities	(5,210,517)	5,864,749	(1,910,620)

Net cash provided by (used in) operating activities	292,337,642	32,273,339	(192,082,065)

INVESTING ACTIVITIES
Purchase of investment securities available-for-sale	(12,301,966)	(500,433)	—
Proceeds from maturities/call of investment securities available-for-sale	6,356,782	323,403	3,651,195
Purchase of investment securities held-to-maturity	(1,000,000)	(641,248)	(9,533,220)
Proceeds from maturities/call of investment securities held-to-maturity	7,366,498	1,922,412	2,044,017
Proceeds from sales and (purchases) of restricted equity securities	588,700	41,100	(392,500)
Net (increase) decrease in federal funds sold	(10,417,000)	(2,645,000)	621,000
Net (increase) decrease in interest-bearing deposits in banks	4,985,650	(4,790,277)	1,163,415
Net increase in loans	(78,991,511)	(78,316,871)	(31,280,204)
Proceeds from sale of other real estate owned	276,348	322,716	—
Purchase of premises and equipment	(2,517,114)	(1,359,150)	(743,286)
Purchase of life insurance policies	(203,000)	(1,239,000)	—
Net cash provided (used) by discontinued operations	459,144	(235,599)	(231,178)

Net cash used in investing activities	(85,397,469)	(87,117,947)	(34,700,761)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(2,409,442)	$65,034,742	$59,796,356
Net increase (decrease) in other borrowings	6,540,000	(1,000,000)	3,050,000
Dividends paid	(773,254)	(662,992)	(565,890)
Proceeds from issuance of common stock	6,294	7,275,706	202,570
Proceeds from exercise of stock options	116,172	104,220	32,000
Net cash provided (used) by discontinued operations	(211,177,122)	(10,236,189)	171,084,349

Net cash provided (used) by financing activities	(207,697,352)	60,515,487	233,599,385

Net increase (decrease) in cash and due from banks	(757,179)	5,670,879	6,816,559
Cash and due from banks at beginning of year	17,607,864	11,936,985	5,120,426

Cash and due from banks at end of year	$16,850,685	$17,607,864	$11,936,985

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$12,508,373	$12,019,273	$13,671,997
Income taxes	$16,419,516	$6,553,105	$4,466,359
Principal balances of loans transferred to other real estate owned	$4,308,721	$1,391,399	$310,803

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Crescent Banking Company (the “Company”) provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the “Bank”) in Jasper, Pickens County, Georgia and the surrounding areas. The Bank also provides mortgage loan origination and servicing to customers throughout the southeastern United States. The Company also offers mortgage banking services through its subsidiary, Crescent Mortgage Services, Inc. (“CMS”). CMS provides mortgage loan services to customers throughout the eastern half of the United States. The Company discontinued its wholesale mortgage operations with an asset sale of CMS effective December 31, 2003 (See Note 2. Discontinued Operations). Through its subsidiary Crescent Capital Trust I, the Company issued trust-preferred securities that are included in long-term borrowings.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances are eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current financial statement presentation with no effect to net income or stockholders equity as previously reported.

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

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $2,627,000 at December 31, 2003.

Investment Securities

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

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured and in the process of collection. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb probable losses inherent in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Bank to make adjustments to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are evaluated collectively for impairment. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. At December 31, 2003 and 2002, no valuation allowances were required for the Company’s mortgage servicing rights.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets which range from 3 years to 30 years.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Transfers of Financial Assets and Mortgage Loans Held for Sale

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

The Company originates first mortgage loans with the intention to sell the loans in the secondary market and carries these loans at the lower of aggregate cost or fair value. Interest collected on these loans during the period in which they are held in inventory is included in interest income. Upon completion of the sale of these loans, the previous carrying amounts of the loans sold are allocated between the loans sold and the mortgage servicing rights based upon their relative fair values at the time of sale. Income from the sale of these loans is recognized at the time of sale and is determined by the difference between the net sales proceeds and the carrying value of the loans.

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

Deposit Intangibles

Deposit intangibles represent the premium paid for the acquisition of core deposits. The asset is being amortized over a 10 year period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards

In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (Statement 146). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for certain qualifying employee termination benefits. Statement 146 is effective for exit or disposal activities initiated by the Company after December 31, 2002. The adoption of Statement 146 did not have a material impact on the consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities (Statement 149). Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to language used in FIN 45 and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, with some exceptions, all provisions of Statement 149 should be applied prospectively. The adoption of Statement 149 did not have a material impact on the consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. However, the FASB has deferred indefinitely the classification and measurement provisions as they related to certain mandatorily redeemable noncontrolling interests. The adoption of Statement 150 did not have a material impact on the consolidated financial statements.

In November 2003, the EITF reached a partial consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Issue 03-1 requires certain quantitative and qualitative disclosures for investments subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Company adopted the partial consensus on Issue 03-1 during 2003 and has provided the new disclosures in note 3. The EITF is expected to continue deliberating other aspects of Issue 03-1, including when to recognize other-than-temporary impairment.

In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. Public entities, other than small business issuers, must apply FIN 46R no later than the end of the first reporting period ending after March 15, 2004. (Small business issuers must apply FIN 46R no later than the end of the first reporting period ending after December 15, 2004.) FIN 46 is effective for public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003.

Adoption of FIN 46R will result in deconsolidation of the Company’s trust preferred subsidiary. Upon deconsolidation, the junior subordinated debentures issued by the Company to the trust will continue to be included in long-term borrowings and the Company’s equity interest in the trust will be included in other assets. If these trusts were deconsolidated as of December 31, 2003, the effect on the Company’s balance sheet would be an increase in other assets of $105,000 with a corresponding increase in long-term debt. The deconsolidation of the trust will not materially impact net income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards (Continued)

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On July 2, 2003, the Board of Governors of the Federal Reserve issued a letter, SR 03-13, stating that notwithstanding FIN 46, trust preferred securities will continue to be included in Tier 1 capital until notice is given to the contrary. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier I capital for regulatory capital purposes. In the event of a disallowance, there would be a reduction in the Company’s consolidated capital ratios. However, the Company believes that the Bank would remain “well capitalized” under Federal Reserve Board guidelines based solely on its present capital position and the ability of the holding company to make additional capital contributions to the Bank.

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

The Company has three types of derivative instruments that meet the criteria of a derivative as outlined in SFAS No. 133: (1) interest rate lock commitments, (2) mandatory sales commitments, and (3) options to deliver mortgage-backed securities. The Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedging transactions. The primary market risk facing the Company is interest rate risk related to its locked pipeline. The locked pipeline is comprised of interest rate lock commitments issued on residential mortgage loans held for sale. In order to mitigate the risk that a change in interest rates will result in a decline in the value of the Company’s locked pipeline, the Company enters into hedging transactions. The locked pipeline is hedged with mandatory sales commitments or options to deliver mortgaged-backed securities that generally correspond with the composition of the locked pipeline. Due to the variability of closings in the locked pipeline, which is driven primarily by interest rates, the Company’s hedging policies require that a percentage of the locked pipeline be hedged with these types of derivative instruments. The Company is generally not exposed to significant losses, nor will it realize significant gains, related to its locked pipeline, due to changes in interest rates, net of gains or losses on associated hedge positions. However, the Company is exposed to the risk that the actual closings in the locked pipeline may deviate from the estimated closings for a given change in interest rates. Although interest rates are the primary determinant, the actual loan closings from the locked pipeline are influenced by many factors, including the composition of the locked pipeline, interest rate movements, and remaining commitment periods. The Company’s estimated closings are based on the historical data of loan closings as influenced by recent developments.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. As prescribed by Opinion No. 25, no compensation cost is recognized for stock options issued under the Company’s stock option plans that have no intrinsic value at grant date. Compensation cost is recognized ratably over the vesting period for stock options which do have intrinsic value at the grant date. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2003	2002	2001
Net income, as reported	$17,322,143	$11,469,478	$6,974,681
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(41,024)	(43,682)	(13,048)

Pro forma net income	$17,281,119	$11,425,796	$6,961,633

Earnings per share:
Basic – as reported	$7.07	$5.27	$3.82
Basic – pro forma	$7.06	$5.25	$3.81
Diluted – as reported	$6.74	$5.04	$3.73
Diluted – pro forma	$6.73	$5.02	$3.72

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options. The Company has issued restricted stock to certain executives upon their achievement of certain performance criteria, and hence, such shares are included in basic earnings per share when vested and diluted earnings per share when granted.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The Company’s sole component of accumulated other comprehensive income is unrealized gains on investment securities available for sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. DISCONTINUED OPERATIONS

On November 4, 2003, the Company entered into a definitive agreement with Carolina Financial Corporation (“Carolina”) to sell the wholesale residential mortgage business conducted by its subsidiary, CMS. The transaction closed December 31, 2003. Under the definitive agreement, Carolina purchased all of CMS’s mortgage loans, pipeline mortgage loans and premises and equipment and assumed all leases and liabilities related to the transferred assets. The assets were sold at their carrying value. The Company will be paid 100% of the profits from the mortgage pipeline during the first 60 days following closing as well as 30% of the pre-tax income of the business for the nine months following the first 60 day period. The Company will retain the mortgage servicing portfolio of approximately $744 million. In connection with the transaction, the Company agreed to refrain from engaging in the wholesale residential mortgage business in competition with Carolina for one year following the closing.

Assets and liabilities sold to Carolina at their carrying value are summarized as follows:

Assets sold:

Mortgage loans held for sale	$73,293,093
Premises and equipment, net	562,119
Interest receivable	57,136
Prepaid expenses	80,585
Premiums / discounts	808,008
Accounts receivable	63,139

$74,864,080

Liabilities assumed:

Warehouse lines of credit	$66,048,237
Other	22,425

$66,070,662
Net assets sold	$8,793,418

Summarized information for the discontinued operations of the mortgage subsidiary is as follows:

	2003	2002	2001
Revenues	$55,830,890	$41,381,139	$32,724,161
Expenses	30,490,026	25,129,870	22,616,884

Pretax income from discontinued operations of mortgage subsidiary	$25,340,864	$16,251,269	$10,107,277

Assets and liabilities of discontinued operations included in the consolidated balance sheet as of December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Assets from discontinued operations

Mortgage loans held for sale	$2,962,412	$284,309,365
Premises and equipment, net	—	663,631
Interest receivable	8,465	287,380
Prepaid expenses	—	67,422
Accounts receivable	102,866	3,884,991

	$3,073,743	$289,212,789

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. DISCONTINUED OPERATIONS (Continued)

	2003	2002
Liabilities from discontinued operations

Derivative liability	$—	$179,044
Other borrowings	567,891	211,745,016
Drafts payable	118,814	6,154,386
Interest payable – warehouse lines of credit	84,963	175,838
Accrued expenses	7,917,536	5,741,457
Accounts payable	2,901,522	3,860,671

	$11,590,726	$227,856,412

NOTE 3. INVESTMENT SECURITIES

The carrying value and fair value of investment securities summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Securities Available-for-sale

December 31, 2003
U. S. Government agencies	$8,440,208	$248,760	$(93,656)	$8,595,312
Mortgage-backed securities	8,106,233	—	(109,928)	7,996,305

	$16,546,441	$248,760	$(203,584)	$16,591,617

December 31, 2002
U. S. Government agencies	$9,586,196	$452,951	$(106,779)	$9,932,368
State and municipal	345,000	1,359	—	346,359

	$9,931,196	$454,310	$(106,779)	$10,278,727

Securities Held-to-maturity

December 31, 2003
U. S. Government agencies	$3,941,091	$256,511	$(20,792)	$4,176,810

December 31, 2002
U. S. Government agencies	$9,830,727	$414,462	$(55,076)	$10,190,113

There were no sales of securities available-for-sale or held-to-maturity for the years ended December 31, 2003, 2002 and 2001. For the year ended December 31, 2003, proceeds from calls of securities available-for-sale and held-to-maturity were approximately $11,897,000. Gross realized gains amounted to $349,376 on such 2003 calls. There were no gross losses on calls of securities available-for-sale or held-to-maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

The amortized cost and estimated fair value of debt securities at December 31, 2003, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2003
	Amortized Cost	Estimated Fair Value
Due in one year or less	$—	$—
Due after one year through five years	1,429,529	1,448,680
Due after five years through ten years	—	—
Due after ten years	10,951,770	11,323,442

Mortgage-backed securities	8,106,233	7,996,305

	$20,487,532	$20,768,427

Securities with an approximate carrying value of $18,729,931 and $19,374,452 at December 31, 2003 and 2002, respectively, were pledged to secure public funds as required by law, and for other purposes.

The fair value of securities with unrealized losses at December 31, 2003 is shown below:

	Held Less Than 12 Months		Held More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$3,957,900	$(39,669)	$5,821,565	$(74,779)
Mortgage backed securities	7,996,305	(109,928)	—	—

Total	$11,954,205	$(149,597)	$5,821,565	$(74,779)

Management of the Company believes all unrealized losses as of December 31, 2003 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. Also, total impairment represents less than 2% of amortized cost. All bonds held at year-end that have unrealized losses are rated AAA by Moodys and AAA by Standard and Poors rating agencies. In addition, all of the securities are backed by the U.S. Government or one of its agencies/quasi-agencies.

NOTE 4. LOANS

The composition of loans is summarized as follows:

	December 31,
	2003	2002
Commercial	$15,890,856	$14,566,801
Real estate – construction and land development	75,750,909	50,181,235
Real estate – mortgage	162,475,787	119,089,690
Consumer installment and other	20,418,501	16,460,970

	274,536,053	200,298,696
Allowance for loan losses	(3,243,177)	(2,548,110)

Loans, net	$271,292,876	$197,750,586

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS (Continued)

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2003	2002	2001
Balance, beginning of year	$2,548,110	$1,596,287	$1,350,774
Provision for loan losses	1,140,500	1,190,000	515,000
Loans charged off	(529,695)	(247,287)	(271,976)
Recoveries of loans previously charged off	84,262	9,110	2,489

Balance, end of year	$3,243,177	$2,548,110	$1,596,287

The investment in impaired loans, consisting totally of nonaccrual loans, was $356,532 and $1,398,716 at December 31, 2003 and 2002, respectively. There were no loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2003 and 2002, respectively. The average recorded investment in impaired loans for 2003, 2002 and 2001 was $1,019,699, $952,815 and $48,125, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2003, 2002 and 2001. Loans past due ninety days or more and still accruing interest amounted to $2,356,419 and $2,301,444 at December 31, 2003 and 2002, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$2,048,038
Advances	605,000
Repayments	(92,506)
Transactions due to changes in related parties	(182,090)

Balance, end of year	$2,378,442

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31
	2003	2002
Land	$2,797,116	$1,701,238
Buildings and improvements	3,950,985	3,950,985
Equipment	3,791,863	3,395,247
Construction and equipment installation in progress	1,024,673	—

	11,564,637	9,047,470
Accumulated depreciation	(3,386,480)	(2,703,470)

Premises and equipment, net from continuing operations	8,178,157	6,344,000
Premises and equipment, net from discontinued operations	—	663,631

Total premises and equipment, net	$8,178,157	$7,007,631

Leases:

The Bank leases certain of its branch facilities under various noncancelable operating leases. The initial terms range from one to seven years.

Rental expense from operating leases relating to continuing operations amounted to $113,481, $125,923 and $137,188 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT (Continued)

Leases: (Continued)

Rental expense under all operating leases amounted to $560,873, $530,331 and $541,670 for the years ended December 31, 2003, 2002 and 2001, respectively.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2004	$113,280
2005	84,930
2006	16,716
2007 and thereafter	—

$214,926

NOTE 6. DEPOSIT INTANGIBLE

Following is a summary of information related to acquired intangible assets:

	As of December 31, 2003		As of December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit premiums	$741,274	$333,573	$741,274	$259,446

The aggregate amortization expense was $74,127, $74,128 and $74,127 for the years ended December 31, 2003, 2002, and 2001, respectively.

The estimated amortization expense for each of the next five years is as follows:

2004	$74,127
2005	74,127
2006	74,127
2007	74,127
2008	74,127
After 2008	37,066

$407,701

NOTE 7. DEPOSITS

The following is a summary of interest-bearing deposit liabilities at December 31, 2003 and 2002.

	December 31,
	2003	2002
Interest-bearing demand	$41,603,383	$44,348,935
Savings	18,557,836	18,736,026
Time, $100,000 and over	84,368,868	66,101,033
Other time	112,292,496	101,263,969

	$256,822,583	$230,449,963

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. DEPOSITS (Continued)

The total amount of brokered deposits at December 31, 2003 and 2002 was $18,909,682 and $6,531,828, respectively.

The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$146,140,840
2005	13,214,161
2006	6,516,006
2007	17,393,272
2008	13,397,085

$196,661,364

NOTE 8. BORROWINGS

Borrowings consist of the following:

	December 31,
	2003	2002
Note payable to correspondent bank with interest at prime minus .50% (3.50% at December 31, 2003), due in ten equal installments of $460,000, collateralized by the common stock of the Bank.	$4,140,000	$2,600,000
Debentures payable, with interest accruing at prime plus 1% (5.00% at December 31, 2003). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2031 and are unsecured.	3,500,000	3,500,000
FHLB Advance, interest payable monthly at fixed rate of 1.61%, due on September 13, 2004, collateralized by first mortgage loans and FHLB stock.	5,000,000	—

Borrowings, continued operations	12,640,000	6,100,000

$40,000,000 line of credit with interest at LIBOR plus 1.15% to 1.55% Line was assumed by purchaser of discontinued mortgage operations.	—	14,590,006
$250,000,000 line of credit with interest at LIBOR plus 1.00% to 1.30% Line was assumed by purchaser of discontinued mortgage operations.	—	180,260,928
$55,000,000 line of credit with interest at the Federal Home Loan Daily Rate Credit plus .25%, due November 9, 2003, collateralized by first mortgage loans. Line was related to discontinued mortgage operations.	—	16,894,082

	$12,640,000	$217,845,016

The note payable to correspondent bank has various covenants related to capital adequacy, allowance for loan losses and profitability of the Company and its subsidiaries. As of December 31, 2003, the Company was in compliance with such covenants.

Debentures payable relates to the Company’s issuance of trust preferred securities through its subsidiary Crescent Capital Trust I. The Company has fully and unconditionally guaranteed the obligations of the Trust. Subject to certain limitations, the trust preferred securities qualify as Tier 1 capital of the Company for regulatory capital purposes. The principal use of the net proceeds from the sale of the securities was to infuse capital to the Company’s bank subsidiary, Crescent Bank and Trust, to fund its operations and continued expansion, and to maintain the Company’s and the Bank’s status as “Well Capitalized” under regulatory guidelines.

At December 31, 2003, Crescent Mortgage Company (“CMC”), the unrelated company that purchased the company’s wholesale mortgage operation, was still in the process of applying for a license to conduct business in the state of Illinois. CMS will continue to originate, close and fund the mortgage loans that originate in the state of Illinois until CMC obtains its license. CMS will fund these loans through a Loan Participation Sale Agreement with Colonial Bank limited to $40 million. The interest rate is prime floating and there is no stated maturity date on the agreement. In the Transition Services Agreement by and between CMS and CMC, CMC has agreed to pay CMS an amount equal to the carrying value of such loans upon CMC obtaining its license to do business in Illinois or upon termination of the Transition Services Agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. DERIVATIVE INSTRUMENTS

The Company’s locked pipeline totaled approximately $8 million and $717 million at December 31, 2003 and 2002, respectively. The locked pipeline at December 31, 2003 relates to the Loan Participation Sale Agreement disclosed in note 8. The fair value of the locked pipeline and the corresponding amount in derivative liabilities on the balance sheet amounted to $-0- and $486,008 at December 31, 2003 and 2002, respectively. The Company had approximately $8 and $573 million of mandatory sales commitments that were hedged against the locked pipeline and mortgage loans held for sale as of December 31, 2003 and 2002. The fair value of the mandatory sales commitments and the corresponding amounts recorded as derivative liabilities in the balance sheets amounted to $-0- at December 31, 2003 and $665,052 at December 31, 2002. The Company had no outstanding options to deliver mortgage-backed securities at either date.

On January 1, 2001, upon adoption of SFAS No. 133, the Company recorded a transition expense adjustment for the fair value of the Company’s locked pipeline and mandatory sales commitments in the amount of $112,533. This amount, net of tax of $42,763, is reported as a cumulative effect of a change in accounting principle in the statement of operations. Subsequent changes in the fair value of the Company’s locked pipeline and mandatory sales commitments are recorded as a component of gain on sale of mortgage loans.

NOTE 10. DEFERRED COMPENSATION PLAN

The Company has a deferred compensation plan providing for death and retirement benefits for its directors and executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the directors and executive officers. The balance of the policy cash surrender values included in the balance sheet at December 31, 2003 and 2002 was $5,551,149 and $5,126,833, respectively. Income recognized on the policies amounted to $221,316, $250,648 and $190,146 for the years ended December 31, 2003, 2002 and 2001, respectively. The balance of the deferred compensation included in other liabilities at December 31, 2003 and 2002 was $742,033 and $359,044, respectively. Expense recognized for deferred compensation amounted to $406,558, $224,944, and $71,700 for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTE 11. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

In 2001, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within thirty days of cash dividend payment date. Cash dividends and optional cash payments are used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 2003 and 2002, 316 and 12,751 shares were purchased under the plan, respectively.

NOTE 12. STOCK OPTIONS

The Company has a qualified stock option plan for key employees (the “employee plan”) and has reserved 300,000 shares of common stock. Options are granted at the fair market value of the Company’s common stock on the date of grant. All options under the employee plan expire ten years from the date of grant. At December 31, 2003, 221,000 options were available for grant.

The Company also has non-qualified stock option plans for directors (the “director plans”) and has reserved 198,000 shares of common stock. Options are granted at fair market value of the Company’s common stock on the date of grant, except for certain options that are granted at $8. All options under these plans expire ten years from the date of grant. At December 31, 2003, 87,548 options were available for grant at fair market value and -0- were available to grant at $8.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK OPTIONS (Continued)

Other pertinent information related to the options follows:

	Years Ended December 31,
	2003		2002		2001
	Number	Weighted - Average Exercise Price	Number	Weighted - Average Exercise Price	Number	Weighted - Average Exercise Price
Under option, beginning of year	127,600	$10.35	116,100	$9.83	77,600	$9.72
Granted at market price	36,252	29.80	18,850	14.41	37,700	10.11
Granted at below market price	1,998	8.00	4,400	8.00	4,800	8.00
Exercised	(12,066)	9.63	(10,000)	10.42	(4,000)	8.00
Cancelled	—	—	1,750	9.75	—	—

Under option, end of year	153,784	14.96	127,600	10.35	116,100	9.83

Exercisable, end of year	97,284	10.52	90,600	9.89	82,600	9.77

Weighted-average fair value of options Issued and outstanding during the year	$7.49		$4.48		$3.19

Information pertaining to options outstanding at December 31, 2003 is as follows:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted - Average Exercise Price	Number Exercisable	Weighted - Average Exercise Price
$8.00 – $11.99	99,382	5 years	9.73	89,382	9.69
12.00 – 17.99	18,150	9 years	14.36	3,150	15.75
18.00 – 26.99	4,752	10 years	22.58	4,752	22.58
27.00 – 30.89	31,500	10 years	30.89	—	30.89

Total	153,784	7 years	$14.96	97,284	$10.52

The Company applies APB Opinion 25 and related interpretations in accounting for the stock option plans. The Company recognized no compensation costs under the employee plans for the years ended December 31, 2003, 2002 and 2001. The Company recognized compensation costs of $-0-, $-0- and $14,544, under the director plans for the years ended December 31, 2003, 2002 and 2001, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2003	2002	2001
Dividend yield (as a percent of the fair value of the stock)	1.29%	2.57%	2.43%
Expected life	5 years	5 years	5 years
Expected volatility	28.02%	30.89%	72%
Risk-free interest rate	1.13%	3.88%	5.59%

The stock based compensation expense determined under the fair value based method amounted to $41,024, $43,682 and $13,048 for the years ended December 31, 2003, 2002 and 2001 respectively.

The Company also has a restricted stock plan for two of its key employees with the discontinued mortgage operations. The employees annually could earn shares of stock based on certain performance goals of the Company’s mortgage operations. The stock grants vest ratably over a five year period after one year from the date of grant. At December 31, 2003, 106,201 shares of stock had been awarded under these plans, of which 43,875 have vested. Expense incurred under these plans amounted to $330,558, $98,424 and $71,883 for the years ended December 31, 2003, 2002 and 2001, respectively. However, with the two key employees resigning with the sale of the wholesale mortgage operation on December 31, 2003, the remaining outstanding shares of restricted stock were cancelled.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES

The Company recorded income tax expense relating to continuing operations of $1,057,658, $808,977, and $529,991 for the years ended December 31, 2003, 2002, and 2001, respectively. The components of total income tax expense (benefit) are as follows:

	Years Ended December 31,
	2003	2002	2001
Total:
Current expense	$12,144,952	$5,647,372	$5,048,799
Deferred expense (benefit)	(1,348,631)	1,377,950	(621,124)

Income tax expense	$10,796,321	$7,025,322	$4,427,675

The State income tax expense for the years ended December 31, 2003, 2002 and 2001 amounted to $1,586,958, $861,712 and $882,471 respectively.

The Company’s total income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$9,841,462	35%	$6,473,179	35%	$4,015,244	35%
State income tax	1,031,523	4	560,113	3	573,606	5
Other items, net	(76,664)	—	(7,970)	—	(161,175)	(1)

Income tax expense	$10,796,321	39%	$7,025,322	38%	$4,427,675	39%

The Company’ income tax expense relating to continuing operations differs from the amounts computed by applying the Federal income tax statutory rates to income from continuing operations before income taxes as follows:

	Years Ended December 31,
	2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$972,160	35%	$785,236	35%	$477,697	35%
State income tax, net of Federal benefit	99,695	4	77,722	3	45,813	4
Increase in cash surrender value of life insurance	(77,461)	(3)	(87,727)	(4)	(66,559)	(5)
Other items, net	63,264	2	33,746	2	73,040	5

Income tax expense	$1,057,658	38%	$808,977	36%	$529,991	39%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Allowance for loan losses	$1,098,371	$884,689
Stock options	—	32,280
Allowance for recourse obligations	566,378	—
Deferred compensation, non-qualified plans	399,419	191,670
Purchased deposit intangible	42,208	—
Other	7,279	—

	2,113,655	1,108,639

Deferred tax liabilities:
Mortgage servicing rights	1,266,949	1,336,750
Depreciation	122,562	123,632
Investment securities available-for-sale	18,070	138,012
Derivative instruments	—	29,066
Other	5,434	9,228

	1,413,015	1,636,688

Net deferred tax assets (liabilities)	$700,640	$(528,049)

NOTE 14. EARNINGS PER SHARE

Presented below is a summary of basic and diluted earnings per share.

	Years Ended December 31,
	2003	2002	2001
Consolidated
Basic earnings per share
Weighted average common shares outstanding	2,448,455	2,174,776	1,827,778

Net income	$17,322,143	$11,469,478	$6,974,681

Basic earnings per share	$7.07	$5.27	$3.82

Diluted earnings per share
Weighted average common shares outstanding	2,448,455	2,174,776	1,827,778
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	119,834	102,541	42,487

Total weighted average common shares and common stock equivalents outstanding	2,568,289	2,277,317	1,870,265

Net income	$17,322,143	$11,469,478	$6,974,681

Diluted earnings per share	$6.74	$5.04	$3.73

Continuing Operations
Basic earnings per share
Weighted average common shares outstanding	2,448,455	2,174,776	1,827,778

Income from continuing operations	$1,719,942	$1,434,554	$834,858

Basic earnings per share, continuing operations	$0.70	$0.66	$0.46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EARNINGS PER SHARE (Continued)

	Years Ended December 31,
	2003	2002	2001
Continuing Operations (Continued)
Diluted earnings per share
Weighted average common shares outstanding	2,448,455	2,174,776	1,827,778
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	119,834	102,541	42,487

Total weighted average common shares and common stock equivalents outstanding	2,568,289	2,277,317	1,870,265

Income from continuing operations	$1,719,942	$1,434,554	$834,858

Diluted earnings per share, continuing operations	$0.67	$0.63	$0.45

Discontinued operations
Basic earnings per share
Weighted average common shares outstanding	2,448,455	2,174,776	1,827,778

Income from discontinued operations	$15,602,201	$10,034,924	$6,139,823

Basic earnings per share, discontinued operations	$6.37	$4.61	$3.36

Diluted earnings per share
Weighted average common shares outstanding	2,448,455	2,174,776	1,827,778
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	119,834	102,541	42,487

Total weighted average common shares and common stock equivalents outstanding	2,568,289	2,277,317	1,870,265

Income from discontinued operations	$15,602,201	$10,034,924	$6,139,823

Diluted earnings per share, discontinued operations	$6.07	$4.41	$3.28

NOTE 15. MORTGAGE LOAN SERVICING

Mortgage loans serviced for others are not reflected in the consolidated financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $744 million and $935 million as of December 31, 2003 and 2002, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 2003, substantially all of the Company’s mortgage lending and servicing activity was concentrated within the eastern half of the United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

At December 31, 2003, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $5,000,000.

The following is a summary of the activity of mortgage servicing rights:

Mortgage servicing rights as of December 31, 2002	$2,084,863
Capitalized mortgage servicing rights	2,035,237
Amortization of mortgage servicing rights	(612,393)

Mortgage servicing rights as of December 31, 2003	$3,507,707

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES

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

	December 31,
	2003	2002
Commitments to extend credit	$55,541,035	$29,441,971
Standby letters of credit	1,938,608	1,644,391

	$57,479,643	$31,086,362

Additionally, the Company had mortgage loans in process of origination of $8 million and $717 million at December 31, 2003 and 2002 respectively.

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

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by its subsidiary, CMS. The Company sold substantially all of CMS mortgage loans, pipeline mortgage loans, premises and equipment and the purchaser assumed responsibility for all leases and liabilities related to the transferred assets. CMS will continue to originate, close and fund, through a Loan Participation Sale Agreement with Colonial Bank, the mortgage loans originated in the state of Illinois for the acquiror (Crescent Mortgage Company, “CMC”). At December 31, 2003, CMC was still the process of obtaining its license to do business in the state of Illinois. Until CMC obtains its license to do business in the state of Illinois, CMS will continue to hold these loans in its name. At December 31, 2003, the mortgage loan locked pipeline for the loans originated in Illinois was $8.4 million. In the Transitions Services Agreement by and between CMS and CMC, CMC agrees to enter into all the appropriate hedges of all the Illinois loans and will pay CMS an amount equal to the carrying value of such Illinois loans upon CMC obtaining its license to do business in Illinois or the termination of the Transitions Services Agreement.

Contingencies

Mortgage loans held for sale are carried at the lower of aggregate cost or market price, and therefore no reserve for mortgage loans held for sale is carried. When a loan was sold, the Company typically make representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. The Company relied on the underwriting department to ensure compliance with individual investor standards prior to the sale of loans along with reliance on the quality control department to randomly test loans that had been sold. Purchasers of loans typically conduct their own review of the loans, and the Company may be liable for unpaid principal and interest on defaulted loans if the Company has breached its representations and warranties. In some instances, the Company may even be required to repurchase the loan or indemnify the purchaser of the loan for those loans in which the Company breached its representations and warranties. The Company regularly made representations and warranties to purchasers of mortgage loans that, if breached, would

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies (Continued)

require the Company to indemnify the purchaser for losses or to repurchase the loans, and the Company considers this practice to be customary and routine. At December 31, 2003, the Company had approximately $7.4 million of mortgage loans for which it had agreed to indemnify the purchaser in the event of any breaches of representations and warranties. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has set up a specific allowance for the recourse liability for the current loans that the Company has already indemnified the purchaser and an estimated allowance for the recourse liability for probable future losses from loans that the Company could have to indemnify. The recourse liability at December 31, 2003 was $1.5 million and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. This allowance will remain with the Company after the sale of the wholesale mortgage operation as will the risk and the liability from the indemnified loans.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 17. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Pickens, Cherokee, Bartow, and Forsyth Counties and surrounding areas as well as mortgage loans in the eastern half of the United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Eighty-seven percent of the Company’s loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The concentrations of credit by type of loan are set forth in Note 4.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $5,792,000.

NOTE 18. REGULATORY MATTERS

The Department of Banking and Finance of the State of Georgia requires its prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on the aforementioned limitation, the amount of cash dividends available from the Bank for payment in 2004 is approximately $3,431,000, subject to maintenance of the minimum capital requirements. As a result of the above dividend restriction, at December 31, 2003, approximately $27,857,000 of the Parent’s investment in its bank subsidiary was restricted from transfer by the Bank to the Parent in the form of dividends without prior regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. REGULATORY MATTERS (Continued)

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2003:
Total Capital to Risk
Weighted Assets:
Company	$58,018	17.36%	$26,736	8%	$	N/A	N/A

Bank	$33,889	11.02%	$24,591	8%		$30,739	10%

Tier I Capital to Risk
Weighted Assets:
Company	$54,775	16.39%	$13,368	4%	$	N/A	N/A

Bank	$30,646	9.97%	$12,296	4%		$18,443	6%

Tier I Capital to Average
Assets:
Company	$54,775	12.79%	$17,136	4%	$	N/A	N/A

Bank	$30,646	9.28%	$13,214	4%		$16,517	5%

As of December 31, 2002:
Total Capital to Risk
Weighted Assets:
Company	$40,665	10.65%	$30,539	8%	$	N/A	N/A

Bank	$23,975	8.96%	$21,403	8%		$26,753	10%

Tier I Capital to Risk
Weighted Assets:
Company	$38,117	9.99%	$15,270	4%	$	N/A	N/A

Bank	$21,427	8.01%	$10,701	4%		$16,052	6%

Tier I Capital to Average
Assets:
Company	$38,117	6.85%	$22,260	4%	$	N/A	N/A

Bank	$21,427	6.46%	$13,269	4%		$16,587	5%

CMS is also subject to the net worth requirement of the Government National Mortgage Corporation (“Ginnie Mae”), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2003, this net worth requirement totaled $250,000. In addition, CMS is subject to the net worth requirements of Fannie Mae and Freddie Mac, which require that CMS have a net worth of $250,000 and $1 million, respectively. Total capital of CMS at December 31, 2003 was $27,798,598.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Investment Securities:

Fair values for investment securities are based on available quoted market prices. The carrying amount of restricted equity securities approximate their fair values.

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

Mortgage Servicing Rights:

Fair values for mortgage servicing rights are based upon independent appraisals.

Accounts Receivable – Brokers and Escrow Agents:

The carrying amount of accounts receivable – brokers and escrow agents approximates its fair value.

Deposits and Drafts Payable:

The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit and drafts payable approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated remaining monthly maturities on time deposits.

Other Borrowings:

Fair values of other borrowings are estimated using a discounted cash flow calculation that applies interest rates currently available for similar terms.

Accrued Interest:

The carrying amounts of accrued interest approximate their fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$30,131,972	$30,131,972	$25,457,801	$25,457,801
Securities available-for-sale	16,591,617	16,591,617	10,278,727	10,278,727
Securities held-to-maturity	3,941,091	4,176,810	9,830,727	10,190,113
Cash surrender value of life insurance	5,551,149	5,551,149	5,126,833	5,126,833
Restricted equity securities	1,291,175	1,291,175	1,879,875	1,879,875
Mortgage loans held for sale	5,603,838	5,603,838	281,503,275	281,503,275
Loans	271,292,876	274,674,462	197,750,586	201,806,653
Accrued interest receivable	1,453,523	1,453,523	1,522,590	1,522,590
Mortgage servicing rights	3,507,707	5,208,472	2,138,787	6,083,600
Accounts receivable-brokers and escrow agents	3,617,638	3,617,638	8,210,320	8,210,320
Financial liabilities:
Deposits	284,590,100	285,910,063	286,999,541	292,685,766
Drafts payable	118,814	118,814	6,154,386	6,154,386
Other borrowings	13,207,891	13,203,466	217,845,016	217,845,016
Accrued interest payable	512,977	512,977	769,183	769,183
Mandatory sales commitments and interest rate lock commitments	—	—	179,044	179,044

NOTE 20. SUPPLEMENTAL FINANCIAL DATA

Components of other expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2003 Continued Operations	2003 Discontinued Operations	2002 Continued Operations	2002 Discontinued Operations	2001 Continued Operations	2001 Discontinued Operations
Outside service fees	$514,367	$3,688,531	$477,380	$2,213,334	$412,943	$1,254,286
Mortgage loan sub-servicing expense	1,005,223	—	1,383,455	—	451,122	—
Amortization of mortgage servicing rights	612,393	—	1,227,600	—	1,114,100	—
Stationery and printing	253,920	445,523	253,065	423,514	172,151	267,110
Telephone	183,195	324,336	186,628	396,135	163,958	401,941
Courier service	129,076	533,715	128,295	505,663	111,267	405,543

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. SUPPLEMENTAL SEGMENT INFORMATION

The Company has two reportable segments: commercial banking and mortgage banking. The commercial banking segment provides traditional banking services offered through the Bank. The discontinued mortgage banking segment provides mortgage loan origination and servicing offered through the Bank and CMS.

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

	INDUSTRY SEGMENTS		Eliminations	Total
	Commercial Banking	Mortgage Banking
For the Year Ended December 31, 2003
Interest income	$16,171,541	$9,470,055	$(528,818)	$25,112,778
Interest expense	6,657,046	6,123,939	(528,818)	12,252,167
Net interest income	9,514,495	3,346,116	—	12,860,611
Other revenue from external customers	2,959,917	46,360,835	—	49,320,752
Depreciation and amortization	683,010	397,948	—	1,080,958
Provision for loan losses	1,140,500	—	—	1,140,500
Income before income taxes	2,777,600	25,340,864	—	28,118,464
Segment assets	363,361,646	3,073,743	—	366,435,389
Expenditures for premises and equipment	2,517,114	293,718	—	2,810,832

For the Year Ended December 31, 2002
Interest income	16,252,478	10,821,691	(3,468,194)	23,605,975
Interest expense	7,619,159	7,963,219	(3,468,194)	12,114,184
Net interest income	8,633,319	2,858,472	—	11,491,791
Other revenue from external customers	1,533,522	30,559,448	—	32,092,970
Depreciation and amortization	677,266	1,533,230	—	2,210,496
Provision for loan losses	1,190,000	—	—	1,190,000
Income before income taxes	2,243,531	16,251,269	—	18,494,800
Segment assets	272,337,333	289,212,789	—	561,550,122
Expenditures for premises and equipment	1,359,151	235,598	—	1,594,749

For the Year Ended December 31, 2001
Interest income	14,566,960	9,956,585	(3,487,980)	21,035,565
Interest expense	9,116,688	8,183,316	(3,487,980)	13,812,024
Net interest income	5,450,272	1,773,269	—	7,223,541
Other revenue from external customers	1,197,175	22,767,576	—	23,964,751
Depreciation and amortization	621,278	1,483,013	—	2,104,291
Provision for loan losses	515,000	—	—	515,000
Income before income taxes	1,364,849	10,107,277	—	11,472,126
Segment assets	182,244,560	302,202,982	—	484,447,542
Expenditures for premises and equipment	743,286	231,178	—	974,464

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Crescent Banking Company:

CONDENSED BALANCE SHEETS

	December 31,
	2003	2002
Assets
Cash	$221,714	$3,703,520
Investment in bank subsidiary	31,287,599	19,607,096
Investment in other subsidiaries	27,583,660	17,119,129
Other assets	1,211,800	639,751

Total assets	$60,304,773	$41,069,496

Liabilities
Other borrowings	$7,640,000	$6,100,000
Other	954,705	79,927

Total liabilities	8,594,705	6,179,927
Stockholders’ equity	51,710,068	34,889,569

Total liabilities and stockholders’ equity	$60,304,773	$41,069,496

CONDENSED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2003	2002	2001
Income, dividends from subsidiary	$600,000	$449,522	$799,846
Expenses, other	990,668	522,875	423,725

Income (loss) before income tax benefits and equity in undistributed income of subsidiaries	(390,668)	(73,353)	376,121
Income tax benefits	(386,363)	(201,395)	(161,058)

Income before equity in undistributed income of subsidiaries	(4,305)	128,042	537,179
Equity in undistributed income of subsidiaries	17,326,448	11,341,436	6,437,502

Net income	$17,322,143	$11,469,478	$6,974,681

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income	$17,322,143	$11,469,478	$6,974,681
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(17,326,448)	(11,341,436)	(6,437,502)
Stock compensation expense (benefit)	—	—	14,544
Restricted stock awards	330,558	98,424	71,883
Net other operating activities	1,151,529	(143,912)	272,271

Net cash provided by operating activities	1,477,782	82,554	895,877

INVESTING ACTIVITIES
Increase in other investments	(848,800)	(300,000)	—
Investment in subsidiaries	(5,000,000)	(3,500,000)	(2,400,000)

Net cash used in investing activities	(5,848,800)	(3,800,000)	(2,400,000)

FINANCING ACTIVITIES
Proceeds from (repayment of) other borrowings	1,540,000	(1,000,000)	3,050,000
Dividends paid to shareholders	(773,254)	(662,992)	(565,890)
Proceeds from issuance of common stock	6,294	7,275,706	202,570
Proceeds from exercise of stock options	116,172	104,220	32,000

Net cash provided by financing activities	889,212	5,716,934	2,718,680

Net increase (decrease) in cash	(3,481,806)	1,999,488	1,214,557
Cash at beginning of year	3,703,520	1,704,032	489,475

Cash at end of year	$221,714	$3,703,520	$1,704,032