Form 10-K, Exhibit 13
period 2004-12-31
CRESCENT BANKING CO
filed 2005-03-31
CIK 883476

Exhibit 13.1

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

2004 ANNUAL REPORT

A MESSAGE FROM THE PRESIDENT

To Our Shareholders: Enclosed for your review is Crescent Banking Company’s 2004 Annual Report to Shareholders. 2004 was a year of transition for the Company as we sold our wholesale residential mortgage business at the end of 2003 and changed our strategy to focus on expanding our community banking operations. During 2004, we emphasized our branching initiative and agreed to acquire Futurus Financial Services, Inc., which we expect to close at the end of the month. We are pleased to report the Bank achieved a 58% growth in its loan portfolio and opened four new offices during the year.

The Company recorded a net loss of $811,232 for 2004 as a result of a $2.3 million loss from discontinued operations. The net loss from discontinued operations resulted mainly from a provision of $2,850,000 for the recourse liability to third parties with respect to certain loans originated and sold by our former wholesale mortgage business prior to our sale of that business. The Company’s continuing operations had net income of $1.5 million for 2004. Total assets of the Company were $513 million at December 31, 2004.

We continue to emphasize the growth of our community banking franchise. The Bank has begun construction on its Adairsville, Georgia office with an anticipated opening date by June 1, 2005. We have purchased property at the corner of Ragsdale Road and Highway 92, Woodstock, Georgia, the corner of Reinhardt College Parkway and Riverstone Boulevard, Canton, Georgia, and 500 Canton Road, Cumming, Georgia. We anticipate starting construction on all three of these sites during this year. The Bank has leased office space at 3225 Shallowford Road, Marietta, Georgia for a commercial lending office with an anticipated opening date of April 2005. In addition, the Futurus acquisition will give us a full service office in Alpharetta, Georgia and a commercial lending office in Loganville, Georgia.

One of our primary strengths at Crescent Bank is our people. We devote much time and energy in training our team members to make sure they are the very best at providing our customers the highest level of service, and in identifying not only their spoken needs but also their unspoken needs. We also take great pride in knowing our customers and in learning and using their names. That is critical in our community-banking environment. As a result of this commitment, you will see in this annual report and throughout the coming year our new advertising positioning statement “The Bank That Knows You by Name.” We want everyone in each of our markets to know that there really is a difference in the Crescent service philosophy.

We have recently restructured senior management’s responsibilities to adjust for our past growth and plan for our future growth. In that regard, Bradley Rutledge has taken the position of Chief Loan Administrator, Tony Stancil has taken the position of Chief Loan Producer, and Bonnie Boling has taken the position of Retail Administrator. We are pleased with our plans of expanding our commercial banking operations in some of the most attractive markets in Georgia, and have built a team to support this growth.

We hope that you will be able to join us at our Annual Meeting of Shareholders on April 21, 2005, and we look forward to seeing you there. Your continued interest and support of Crescent Banking Company is greatly appreciated.

Sincerely,

J. Donald Boggus, Jr.
President and Chief Executive Officer

Crescent Bank might just be your last stop on a typically busy day, after you’ve been to the drug store, the cleaners, the Post Office and the supermarket. However it’s the first time that day someone has offered a genuine smile, and called you by your name. A little thing, really, but it makes you feel special to be around people who actually know you and care about you, every time you call or come in.

When you have a question, a need, or a concern, you also will find the people at Crescent to be more accessible and responsive than most, asking questions to be sure they give you the answer or the product that fits you and your family just right. After all, the more they know about you, and your goals, the more they can help you.

You’ll notice a warm and cordial atmosphere here, and a down-home flexibility in doing business that’s focused on helping you to get the most out of your hard-earned money.

Of course, as the friendly banking professionals at Crescent get to know you, you’ll get to know them too. When it comes to something as important as your family’s finances, you want to work with people you’re familiar and comfortable with, local people who can offer useful information and smart options in plain language—so you can make the best decisions for your family, now and down the line.

As the years go by, as your needs change, these are just some of the things you’ll find at Crescent, the bank that knows you by name.

CRESCENT BANKING COMPANY

SELECTED FINANCIAL DATA

	For the Year Ended December 31,
	2004		2003	2002	2001	2000
	(in thousands)
Earnings data

Interest income	$21,931		$16,172	$16,252	$14,567	$11,251
Interest expense	9,040		6,787	7,731	9,368	6,106
Net interest income	12,891		9,385	8,521	5,199	5,145
Provision for loan losses	3,192		1,141	1,190	515	500
Net interest income after provision for loan losses	9,699		8,244	7,331	4,684	4,645
Other operating income	5,159		5,303	3,694	1,973	2,087
Other operating expenses	12,814		10,174	9,344	6,332	5,300
Income from continuing operations before income taxes	2,044		3,373	1,681	325	1,432
Income tax expense	586		1,295	638	125	567
Income from continuing operations	1,458		2,078	1,043	200	865
Income (loss) from discontinued operations	(2,269)		15,244	10,427	6,845	(2,306)
Income (loss) before cumulative effect of change in account principle	(811)		17,322	11,470	7,045	(1,441)
Cumulative effect of a change in accounting principle	0		0	0	(70)	0
Net income (loss)	(811)		17,322	11,470	6,975	(1,441)

Segment information

Continued Operations – Commercial Banking
Commercial Banking total revenue	$27,089		$21,475	$19,946	$16,540	$13,338
Commercial Banking pretax income	2,044		3,373	1,681	325	1,432
Commercial Banking revenue as % total revenue	98.4%		28.6%	33.7%	34.1%	65.9%
Commercial Banking pretax income as % total pretax segment income	1,285.5	%(1)	12.0%	9.1%	2.8%	57.5	%(1)
Discontinued Operations – Mortgage Banking
Mortgage Banking total revenue	$439		$53,488	$39,221	$31,948	$6,904
Mortgage Banking pretax income (loss)	(3,634)		24,746	16,814	11,472	(3,922)
Mortgage Banking revenue as % of total revenue	0.6%		71.4%	66.3%	65.9%	34.1%
Mortgage Banking pretax income as % of total pretax segment income (loss)	(2,285.5	)%(2)	88.0%	90.9%	97.2%	(157.5	)%(2)

(1)	Reflects reduction in pre-tax loss due to positive pre-tax income in commercial banking segment.
(2)	Reflects mortgage banking percentage of pre-tax loss.

SELECTED FINANCIAL DATA (continued)

	For the Year Ended December 31,
	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Per share data
Continued Operations – Commercial Banking
Net income – basic earnings	$0.59	$0.85	$0.48	$0.11	$0.49
Net income – diluted earnings	$0.58	$0.81	$0.46	$0.11	$0.47
Discontinued Operations – Mortgage Banking
Net income (loss) – basic earnings	$(0.92)	$6.23	$4.79	$3.71	$(1.30)
Net income (loss) – diluted earnings	$(0.92)	$5.94	$4.58	$3.62	$(1.30)
Consolidated
Net income (loss) – basic earnings	$(0.33)	$7.07	$5.27	$3.82	$(0.81)
Net income (loss) – diluted earnings	$(0.33)	$6.74	$5.04	$3.73	$(0.81)
Period-end book value	$20.19	$21.02	$14.38	$8.86	$4.85
Cash dividends	$0.325	$0.315	$0.31	$0.31	$0.30
Weighted average number of shares outstanding	2,476	2,448	2,175	1,828	1,774

Selected average balances (in thousands)
Total assets	$438,002	$534,799	$448,862	$343,387	$192,137
Loans	351,914	239,264	155,587	104,346	75,229
Total deposits	346,367	274,730	233,864	177,334	125,585
Shareholders’ equity	51,906	46,242	21,673	12,102	8,292

Selected period-end balances (in thousands)
Total assets	513,363	366,435	561,550	484,448	235,077
Loans, net	427,529	271,293	197,751	122,015	91,561
Allowance for loan losses	5,828	3,243	2,548	1,596	1,351
Mortgage loans held for sale (1)	2,003	5,604	284,487	300,786	94,922
Total deposits	410,086	284,590	287,000	221,965	162,168
Other borrowings (2)	46,285	13,208	217,845	229,081	54,947
Shareholders’ equity	50,131	51,710	34,890	16,308	8,789

Financial ratios
Return on average assets	(0.19)%	3.24%	2.55%	2.03%	(0.75)%
Return on average equity	(1.56)%	37.46%	52.92%	57.64%	(17.38)%
Average earning assets to average total assets	89.53%	85.11%	89.14%	89.46%	83.09%
Average loans to average deposits	101.60%	87.09%	66.53%	58.84%	59.90%
Average equity to average total assets	11.85%	8.65%	4.83%	3.52%	4.32%
Net interest margin	3.29%	2.83%	2.87%	2.35%	3.10%
Net charge offs to average loans	0.17%	0.19%	0.15%	0.26%	0.02%
Non-performing assets to period ending loans and other real estate	0.87%	2.06%	1.36%	0.27%	0.05%
Allowance for loan losses to period end loans	1.34%	1.18%	1.27%	1.29%	1.45%
Tier 1 leverage ratio	10.72%	12.79%	6.85%	5.11%	3.98%
Risk based capital:
Tier 1 capital	11.32%	16.39%	9.99%	6.32%	5.41%
Total capital	12.55%	17.36%	10.65%	6.85%	6.22%
Dividend payout ratio	N/M	4.46%	5.88%	8.12%	N/M

(1)	The period end balances for mortgage loans held for sale included (in thousands) $2,962, $284,487, $300,786 and $94,922 related to discontinued operations for 2003, 2002, 2001, and 2000, respectively.
(2)	The period end balance for other borrowings included (in thousands) $568, $211,745, $221,981, and $50,897 related to discontinued operations for 2003, 2002, 2001, and 2000, respectively.

N/M – Not meaningful because of net loss for the year.

CRESCENT BANKING COMPANY

QUARTERLY FINANCIAL INFORMATION

	March 2004	June 2004	September 2004	December 2004	March 2003	June 2003	September 2003	December 2003
Quarter end
Interest income	$4,594,577	$5,054,507	$5,704,445	$6,577,389	$3,953,018	$3,930,464	$4,027,171	$4,260,888
Interest expense	1,759,841	1,953,646	2,458,923	2,867,411	1,823,367	1,703,324	1,610,624	1,649,364
Net interest income	2,834,736	3,100,861	3,245,522	3,709,978	2,129,651	2,227,140	2,416,547	2,611,524
Provision for loan losses	517,000	500,000	470,000	1,705,000	353,000	283,000	230,000	274,500
Net interest income after provision for loan losses	2,317,736	2,600,861	2,775,522	2,004,978	1,776,651	1,944,140	2,186,547	2,337,024
Other operating income	1,073,145	1,294,388	1,245,585	1,545,332	1,480,074	1,457,092	1,180,770	1,184,680
Other operating expenses	2,834,251	2,873,013	3,378,185	3,728,361	2,142,021	2,704,021	2,583,276	2,744,610
Income (loss) from continuing operations before income tax	556,630	1,022,236	642,922	(178,051)	1,114,704	697,211	784,041	777,094
Provision for income taxes	217,498	380,553	243,307	(255,030)	423,587	270,307	305,031	296,185

Income from continuing operations	339,132	641,683	399,615	76,979	691,117	426,904	479,010	480,909
Income (loss) from discontinuing operations	(147,127)	(31,701)	(378,056)	(1,711,757)	3,902,312	8,598,088	2,437,397	306,406
Net income (loss)	192,005	609,982	21,559	(1,634,778)	4,593,429	9,024,992	2,916,407	787,315

Per share data
Continuing Operations
Net income basic	$0.14	$0.26	$0.16	$0.03	$0.28	$0.17	$0.20	$0.20
Net income diluted	$0.13	$0.26	$0.16	$0.03	$0.27	$0.17	$0.19	$0.19
Discontinuing Operations
Net income (loss) basic	$0.06	$(0.01)	$(0.15)	$(0.69)	$1.60	$3.51	$0.99	$0.12
Net income (loss) diluted	$0.06	$(0.01)	$(0.15)	$(0.69)	$1.54	$3.35	$0.94	$0.12
Period-end book value	$20.94	$20.95	$20.95	$20.19	$16.24	$19.80	$20.75	$21.02
Cash dividends	$0.0800	$0.0800	$0.0800	$0.0850	$0.0775	$0.0775	$0.0800	$0.0800

Balances as of quarter end
Loans, net	$309,451,295	$348,319,889	$384,961,660	$427,528,616	$217,852,118	$238,701,662	$256,761,194	$271,292,876
Allowance for loan losses	3,659,293	4,336,599	4,512,947	5,828,027	2,872,907	3,117,098	3,285,062	3,243,177
Mortgage loans held for sale	2,537,711	2,564,055	2,035,219	2,002,958	259,895,653	264,567,414	107,003,808	5,603,838
Total assets	392,787,272	424,899,739	472,631,207	513,363,102	568,903,655	624,235,222	460,107,731	366,435,389
Total deposits	307,802,511	339,233,382	380,997,780	410,086,464	290,504,000	276,218,046	272,954,818	284,590,100
Shareholders’ equity	51,846,917	51,870,286	52,016,180	50,130,569	39,738,875	48,464,432	51,005,208	51,710,068

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Company is made up of the following four entities:

•	Crescent Banking Company (“Crescent”), which is the parent holding company of Crescent Bank & Trust Company (“Crescent Bank” or the “Bank”) and Crescent Mortgage Services, Inc. (“CMS”);

•	Crescent Bank, a community-focused commercial bank;

•	CMS, a mortgage banking company; and

•	Crescent Capital Trust I, a Delaware statutory business trust.

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Crescent Banking Company and its wholly owned subsidiaries, Crescent Bank and CMS. The words “Crescent,” “Crescent Bank,” or the “Bank,” and “CMS” refer to the individual entities of Crescent Banking Company, Crescent Bank & Trust Company and Crescent Mortgage Services, Inc., respectively. The Company’s principal executive offices are located at 7 Caring Way, Jasper, Georgia 30143, and the telephone number at that address is (678) 454-2266. The Company maintains an Internet website at www.crescentbank.com. The Company is not incorporating the information on that website into this report, and the website and the information appearing on the website are not included in, and are not part of, this report.

As of December 31, 2004, the Company had total consolidated assets of approximately $513.4 million, total deposits of approximately $410.1 million, total consolidated liabilities, including deposits, of $463.2 million and consolidated shareholders’ equity of approximately $50.1 million. The Company’s continued operations in the commercial banking segment and discontinued operations in the residential mortgage wholesale banking segment are discussed in the “Results of Operations” section of this discussion and analysis.

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

As a result of the sale of our wholesale mortgage business on December 31, 2003, we expect that our financial position and performance will be substantially different from the historical statements prior to 2004 and discussions presented herein.

Crescent

Crescent is a Georgia corporation that is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), and with the Georgia Department of Banking and Finance (the “Georgia Department”) under the Financial Institutions Code of Georgia, as amended. Crescent was incorporated on November 19, 1991 to become the parent holding company of the Bank. Crescent also owns 100% of CMS.

Commercial Banking Business

The Company currently conducts its traditional commercial banking operations through Crescent Bank. The Bank is a Georgia banking corporation that was founded in August 1989. The Bank is a member of the Federal Deposit Insurance Corporation (the “FDIC”) and its deposits are insured by the FDIC’s Bank Insurance Fund (“BIF”). The Bank is also a member of the Federal Home Loan Bank of Atlanta.

Through the Bank, the Company provides a broad range of banking and financial services to those areas surrounding Jasper, Georgia. As its primary market area, the Bank focuses on Pickens, Bartow, Forsyth and Cherokee Counties, Georgia and nearby Dawson and Gilmer Counties, Georgia, which are situated to the north of Atlanta, Georgia. The Bank’s commercial banking operations are primarily retail-oriented and aimed at individuals and small- to medium-sized businesses located within its market area. While the Bank provides most traditional banking services, its principal activities as a community bank are the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans to its target customers. The retail nature of the Bank’s commercial banking operations allows for diversification of depositors and borrowers, and the Bank’s management believes it is not dependent upon a single or a few customers. The Bank does not have a significant portion of commercial banking loans concentrated within a single industry or group of related industries. However, approximately 90% of the Bank’s loan portfolio is secured by commercial and residential real estate in its primary market area. Also, the Company does not consider its commercial banking operations to be seasonal in nature.

For the year ended December 31, 2004, the Company had revenues from continued operations from its commercial banking business of approximately $27.1 million and pretax income from continued operations from its commercial banking business of approximately $2.0 million. During the fiscal years 2003, 2002 and 2001, the Company had revenues from its continued operations in its commercial banking business of approximately $21.5 million, $19.9 million and $16.5 million, respectively, and pretax income from its continued operations in the commercial banking business of approximately $3.4 million, $1.7 million and $325,000, representing approximately 12.0%, 9.1% and 2.8% of the Company’s total pretax income for the years ended December 31, 2003, 2002 and 2001, respectively. The Company’s commercial loan portfolio, which has experienced significant growth since 1998, represents the largest earning asset for the Company’s commercial banking operations. The Company’s portfolio grew 62% in 2002, 37% in 2003 and 58% for the year ended December 31, 2004. At December 31, 2004, the Company had total commercial loans of approximately $433.4 million. At each of December 31, 2004, 2003 and 2002, the Company’s total commercial banking assets from continuing operations were $513.4 million, $363.4 million and $272.3 million, respectively.

Continued Expansion

Consistent with the Company’s efforts to better service its market, the Company has engaged in recent expansion of its business. In December 2003, the Bank purchased an existing bank building in Forsyth County, Georgia, which opened for business on April 1, 2004. This gives the Bank two branches in Forsyth County, Georgia, which is one of the fastest growing counties in Georgia. This new office serves the needs of many local residents in Forsyth County who have traditionally banked with larger regional and national banks that often lack a community focus. In the second quarter, the Bank also purchased a tract of land in Forsyth County near our current branch in Cumming, Georgia, which is being operated out of leased space in a shopping center. We intend to begin construction on a full service branch to replace our current branch location in the first quarter of 2005. In 2003, the Bank also purchased two tracts of land in Bartow County for future branch sites, one site in Cartersville, Georgia and the other site in Adairsville, Georgia. We began construction on the site in Cartersville, Georgia in January of 2004 and we opened that branch in August of 2004. With the completion of the construction of the new Cartersville branch, the Bank now has two full service branches in Cartersville, Georgia and will be able to better serve the needs of many local residents. Although we do not expect to begin construction on our new Adairsville, Georgia branch office until the first quarter of 2005, we opened a loan production office near our future branch site in May of 2004. Also, in February of 2004, we opened a loan production office in Cherokee County, Georgia. This gives the Bank two full service branches and the loan production office in Cherokee County, Georgia, which is also one of the fastest growing counties in Georgia. In the fourth quarter of 2004, the Bank also purchased a tract of land in south Cherokee County on which it expects to begin construction on a new full service branch in the first quarter of 2005.

On August 19, 2004, the Company and the Bank signed a definitive Agreement and Plan of Reorganization (the “Merger Agreement”), by and among the Company, the Bank, Futurus Financial Services, Inc., a bank holding company incorporated in Georgia and headquartered in Alpharetta, Georgia (“Futurus Financial”) and Futurus Bank, N.A., a wholly owned subsidiary of Futurus Financial. Pursuant to the Merger Agreement, in a series of sequential mergers, Crescent Interim Corporation (“Crescent Interim”), a Georgia corporation and a newly formed, wholly owned subsidiary of the Bank, will be merged with and into Futurus Financial, immediately followed by the merger of Futurus Financial with and into the Bank, which will be immediately followed by the merger of Futurus Bank, N.A. with and into the Bank. At the effective time of the mergers, which shall occur simultaneously on the same day, but in the sequence provided for in the preceding sentence, the outstanding shares of Futurus Financial common stock shall be cancelled and in consideration therefor Futurus Financial shareholders will receive $10.00 per share in cash, and four holders of such outstanding Futurus Financial shares shall receive restricted shares of the Company’s common stock as provided in the Merger Agreement. The Bank will continue to conduct the business and operations of Futurus Bank.

Shareholders of Futurus Financial receiving shares of the Company’s common stock in the transaction will receive, for each share of Futurus Financial common stock, a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) $10.00 by (y) the average daily closing price of the Company’s common stock for the 15 consecutive trading days prior to the closing of the transaction. Shareholders of Futurus Financial receiving cash in the transaction will receive $10.00 in cash for each share of Futurus Financial common stock cancelled in the transaction.

The transactions contemplated by the Merger Agreement are subject to certain conditions set forth in the Merger Agreement, including the approval of the shareholders of Futurus Financial and the receipt of all necessary regulatory approvals, which have been satisfied, and the transactions are expected to close effective as of April 1, 2005.

Futurus Financial is a one bank holding company with approximately $61 million in assets. Futurus Bank, N.A. primarily operates in north Fulton County, Georgia.

Challenges for the Commercial Banking Business

The Bank has four primary challenges for the future: interest rate risk, a competitive marketplace, liquidity and credit risk. The Bank’s principal source of revenue is its net interest income. Net interest income is the difference between the interest income we receive on our interest-earning assets, such as investment securities and loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. The greatest risk to our net interest margin is interest rate risk from the potential movement in interest rates, which if not properly managed, can result in a decrease in earnings or earnings volatility. We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets and rate sensitive liabilities. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. Many economists feel that interest rates will continue to slowly rise in 2005. During the 0-90 day period, during which we are most sensitive to interest rate changes, the Bank is considered asset sensitive, and if rates rise, our net interest margin will improve.

The second challenge for the Company’s commercial banking business is that it operates in highly competitive markets. The Bank competes directly for deposits in its commercial banking market with other commercial banks, savings and loan associations, credit unions, mutual funds, securities brokers, and insurance companies, locally, regionally and nationally, some of which compete with offerings by mail, telephone, computer and the Internet. In its commercial bank lending activities, the Bank competes with other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit to customers located in its market area. Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Important competitive factors, such as office location, types and quality of services and products, office hours, customer service, a local presence, community reputation and continuity of personnel, among others, are and continue to be a focus of the Bank. Many of the largest banks operating in Georgia, including some of the largest banks in the country, also have offices within the Bank’s market area. Virtually every type of competitor for business of the type served by the Bank has offices in Atlanta, Georgia, which is approximately 60 miles away from Jasper. Many of these institutions have greater resources, broader geographic markets and higher lending limits than the Company and may offer various services that the Company does not offer. In addition, these institutions may be able to better afford and make broader use of media advertising, support services, and electronic technology than the Company. To offset these competitive disadvantages, the Bank depends on its reputation as an independent and locally-owned community bank, its personal service, its greater community involvement and its ability to make credit and other business decisions quickly and locally.

The third challenge for the Company’s commercial banking business is liquidity, or our ability to raise funds to support asset growth and sustain our operations. Due to the projected high volume of loan growth for 2005 and future years and the competitive pricing by competitors in several of our market areas, the Bank’s liquidity could come under pressure. The Bank has the ability to acquire out of market deposits to supplement deposit growth in our market areas and can borrow an additional $16.0 million in Federal Home Loan Bank advances, if necessary. However, if access to these funds is limited in any way, then our liquidity and ability to support commercial loan demand could be affected. The Bank may have to increase its deposit rates in the future, which would adversely affect its net interest margin and net income.

The fourth challenge for the Company’s commercial banking business is maintaining sound credit quality. The Bank’s loan portfolio grew 58% during 2004 and the Bank expects similar growth in 2005. Also, during 2004, the Bank added approximately 10 new loan officers which were mainly related to the addition of two new full service branches and two new loan production offices. With the current focus on growth, the Bank must put into place the proper procedures to be able to monitor the loan growth including the quality of the loan growth. If the credit quality of the Bank’s loan portfolio declines, then the Bank’s ability to raise capital and expand could be limited.

Mortgage Banking Business

Prior to the sale of our mortgage operations on December 31, 2003, the Company originated, sold and serviced mortgage loans through its subsidiary, CMS. The Company incorporated CMS as a separate subsidiary in October 1994 and it served as an approved servicer of mortgage loans sold to the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and private investors. CMS offered wholesale mortgage banking services and provided servicing for residential mortgage loans.

In 2004, the Company conducted nearly all of its business through the Bank and will continue to do so in 2005. On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). In connection with the sale, Carolina Financial and CMC purchased substantially all of CMS’ mortgage loans, pipeline mortgage loans, and premises and equipment and assumed responsibility for all leases and liabilities related to the transferred assets. The assets were sold at their book value or carrying value. Pursuant to the terms of the sale, the Company was to be paid 100% of the profits of the mortgage pipeline during the first 60 days following December 31, 2003, as well as 30% of the pre-tax income of the business for the nine months following the first 60-day period. During the first 60 days following closing, Carolina Financial’s mortgage subsidiary experienced a net loss, and therefore, the Company received no profits from the mortgage pipeline sold at December 31, 2003. During the nine months following the first 60-day period, Carolina Financial’s mortgage subsidiary experienced a cumulative net loss, and therefore the Company received no profits during the earn-out period. The Company retained its mortgage servicing portfolio, which was approximately $284 million at December 31, 2004, at CMS. In connection with the transaction, the Company agreed to refrain from engaging in the wholesale residential mortgage business in competition with Carolina Financial for one year following the closing.

The sale of the wholesale residential mortgage business simplified the Company’s business model and allowed us to focus on our core community banking business. The Bank currently operates in some of the fastest growing counties in the United States and the reinvestment of the capital previously invested in CMS, instead of the Bank, coupled with the net proceeds from the sale of the mortgage operation, will be available to support expansion through internal growth and strategic acquisitions. As a result of the sale of our wholesale mortgage business, we expect that our financial position and performance will be substantially different from the statements prior to 2004 presented herein.

Accounting Standards

In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. Public entities, other than small business issuers, were required to apply FIN 46R no later than the end of the first reporting period ending after March 15, 2004. The Company adopted both FIN 46 and FIN 46R in 2004. This resulted in the deconsolidation of the Company’s statutory business trust subsidiary that issued trust preferred securities and holds the Company’s related junior subordinated debentures issued to such trust. As a result of these transactions and FIN 46R, the Company has a long term liability of $3,605,000 related to the junior subordinated debentures issued by the Company to the trust and an increase in other assets of $105,000 related to the Company’s purchase of the common stock of the trust.

We believe the trust preferred securities qualify as Tier 1 regulatory capital under the Federal Reserve’s former and newly adopted capital rules.

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company’s wholesale mortgage division, which gave rise to these issues in the past was sold on December 31, 2003, and accordingly, the adoption of SAB 105 did not have a material impact on the consolidated financial statements.

In March 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The adoption of Issue 03-1 did not result in any other-than-temporary impairment.

In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (“SFAS No. 123(R)”). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period that begins after June 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending September 30, 2005. If we had included the cost of employee stock option compensation in our consolidated financial statements, our net income for the fiscal years ended December 31, 2004, 2003 and 2002 would have decreased by approximately $74,000, $41,000, and $44,000, respectively.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments, involving significant estimates and assumptions, in the application of certain of its accounting policies about the effects of matters that are inherently uncertain. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time could materially impact amounts reported in subsequent financial statements as a result of the use of revised estimates and assumptions. Certain accounting policies, by their nature, have a greater reliance on the use of estimates and assumptions, and could produce results materially different from those originally reported. Based on the sensitivity of financial statement amounts to the policies, estimates and assumptions underlying reported amounts, the relatively more significant accounting policies applied by the Company have been identified by management as:

•	the allowance for loan losses;

•	the recourse obligation reserve; and

•	the value of mortgage servicing rights.

These policies require the most subjective or complex judgments, and related estimates and assumptions could be most subject to revision as new information becomes available.

The following is a brief discussion of the above-mentioned critical accounting policies. An understanding of the judgments, estimates and assumptions underlying these accounting policies is essential in order to understand our reported financial condition and results of operations.

Allowance for Loan Losses

The establishment of our allowance for loan losses is based upon our assessments of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, economic conditions and issues with respect to individual borrowers. Evaluation of these factors involves subjective estimates and judgments that may change. In the context of our wholesale mortgage operations in the prior year, due to our determination and experience that mortgage loans originated for resale had little default risk to us during the limited period between origination and sale and are carried at the lower of cost or market, we did not maintain an allowance related to such mortgage loans.

Recourse Obligation Reserve

In the wholesale mortgage business that we formerly operated, we regularly made representations and warranties to purchasers of our mortgage loans that, if breached, would require us to indemnify the purchaser for losses or to repurchase the loans, and we considered this practice to be customary and routine. The Company records a specific reserve for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated reserve for the recourse liability for probable future losses from loans that the Company may have to indemnify. The establishment of the recourse obligation reserve is based upon our assessments of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, industry trends and economic conditions. The Company established this recourse obligation reserve during 2003 with the increase in the number of loans indemnified and the increase in the occurrence of losses from these loans. The trend of such losses experienced in 2003 has continued in 2004 and we expect this trend may continue into 2005. Before 2002, the Bank’s history of losses was minimal. Therefore, with the limited amount of history, the evaluation of these factors involves subjective estimates and judgments that may change.

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. We amortize those rights in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are amortized over a life of approximately 5 years. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. Quarterly, we have an independent third party determine the fair value of our mortgage servicing rights and evaluate the mortgage servicing rights portfolio for impairment. At December 31, 2004, no valuation allowances were required for our mortgage servicing rights.

Results of Operations

General Discussion of Our Results

Our principal source of revenue is net interest income at the Bank. Net interest income is the difference between:

•	income we receive on our interest-earning assets, such as investment securities and loans; and

•	money we pay on our interest-bearing sources of funds, such as deposits and borrowings.

The level of net interest income is determined primarily by the average balances, or volume, of interest-earning assets and the various rate spreads between the interest-earning assets and our funding sources. Changes in our net interest income from period to period result from, among other things:

•	increases or decreases in the volumes of interest-earning assets and interest-bearing liabilities;

•	increases or decreases in the average rates earned and paid on those assets and liabilities;

•	our ability to manage the interest-earning asset portfolio, which includes loans;

•	the availability and costs of particular sources of funds, such as non-interest bearing deposits, and our ability to “match” our liabilities to fund our assets.

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

	2004 Compared to 2003(1)			2003 Compared to 2002(1)			2002 Compared to 2001(1)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest earned on:
Loans	$6,648	$(263)	$6,385	$5,031	$(1,757)	$3,274	$3,656	$(1,901)	$1,755
Mortgages held for sale	(11,491)	2,059	(9,432)	(1,504)	172	(1,332)	2,038	(1,173)	865
Securities	(3)	(282)	(285)	(124)	(295)	(419)	381	(63)	318
Federal funds sold	118	23	141	43	(24)	19	(36)	(149)	(185)
Deposits in other banks	(11)	21	10	(14)	(21)	(35)	(24)	(159)	(183)

Total interest income	$(4,739)	$1,558	$(3,181)	$3,432	$(1,925)	$1,507	$6,015	$(3,445)	$2,570

Interest paid on:
Demand deposits	$(11)	$16	$5	$34	$(449)	$(415)	$203	$(367)	$(164)
Savings deposits	216	162	378	9	(229)	(220)	124	(115)	9
Time deposits	1,864	(508)	1,356	1,057	(1,392)	(335)	999	(2,512)	(1,513)
Mortgage warehouse line of credit and other	(4,022)	(921)	(4,943)	558	550	1,108	1,111	(1,141)	(30)

Total interest expense	$(1,953)	$(1,251)	$(3,204)	$1,658	$(1,520)	$138	$2,437	$(4,135)	$(1,698)

(1)	Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

In 2003, our other principal sources of revenue were the fees and income we earned from the origination, holding, servicing and sale of residential first mortgage loans and mortgage servicing rights from our discontinued mortgage banking operations. We have continued to earn fees and income in 2004 from the servicing of mortgage loans and the sale of mortgage servicing rights which were retained in the sale of our wholesale mortgage business and we expect to continue to earn fees and income in 2005 from the servicing of mortgage loans and the possible sale of mortgage servicing rights which were retained in the sale of our wholesale mortgage business.

We have experienced significant changes in market interest rates, with the resulting historically low rates causing corresponding significant increases in our mortgage production and revenues during 2003, as described below under “—Results of Operations—Results of Our Mortgage Banking Business.”

Continuing Operations

Through Crescent Bank, the Company provides a broad range of banking and financial services to those areas surrounding Jasper, Georgia. As its primary market area, the Bank focuses on Pickens, Bartow, Forsyth and Cherokee Counties, Georgia and nearby Dawson and Gilmer Counties, Georgia, which are situated to the north of Atlanta, Georgia. The sale of the Company’s wholesale residential mortgage business made available $27 million in capital that we are using to expand our commercial banking business through our ongoing branching initiatives. In December 2003, the Bank purchased an existing bank building in Forsyth County, Georgia, which opened for business on April 1, 2004. This gives the Bank two branches in Forsyth County, Georgia, which is one of the fastest growing counties in Georgia. This new office serves the needs of many local residents in Forsyth County who have traditionally banked with larger regional and national banks that often lack a community focus. In the second quarter, the Bank also purchased a tract of land in Forsyth County near our current branch in Cumming, Georgia, which is being operated out of leased space in a shopping center. We intend to begin construction on a full service branch to replace our current branch location in the first quarter of 2005. In 2003, the Bank also purchased two tracts of land in Bartow County for future branch sites, one site in Cartersville, Georgia and the other site in Adairsville, Georgia. We began construction on the site in Cartersville, Georgia in January of 2004 and we opened that branch in August of 2004. With the completion of the construction of the new Cartersville branch, the Bank now has two full service branches in Cartersville, Georgia and will be able to better serve the needs of many local residents. Although, we do not expect to begin construction on our new Adairsville, Georgia branch office until the first quarter of 2005, we opened a loan production office near our future branch site in May of 2004. Also, in February of 2004, we opened a loan production office in Cherokee County, Georgia. This gives the Bank two full service branches and the loan production office in Cherokee County, Georgia, which is also one of the fastest growing counties in Georgia. In the fourth quarter of 2004, the Bank also purchased a tract of land in south Cherokee County on which it expects to begin construction on a new full service branch in the first quarter of 2005.

On August 19, 2004, the Company and the Bank signed a definitive Agreement and Plan of Reorganization (the “Merger Agreement”), by and among the Company, the Bank, Futurus Financial Services, Inc., a bank holding company incorporated in Georgia and headquartered in Alpharetta, Georgia (“Futurus Financial”) and Futurus Bank, N.A., a wholly owned subsidiary of Futurus Financial. Pursuant to the Merger Agreement, in a series of sequential mergers, Crescent Interim Corporation (“Crescent Interim”), a Georgia corporation and a newly formed, wholly owned subsidiary of the Bank, will be merged with and into Futurus Financial, immediately followed by the merger of Futurus Financial with and into the Bank, which will be immediately followed by the merger of Futurus Bank, N.A. with and into the Bank. At the effective time of the mergers, which shall occur simultaneously on the same day, but in the sequence provided for in the preceding sentence, the outstanding shares of Futurus Financial common stock shall be cancelled and in consideration therefor Futurus Financial shareholders will receive $10.00 per share in cash, and four holders of such outstanding Futurus Financial shares shall receive restricted shares of the Company’s common stock as provided in the Merger Agreement. The Bank will continue to conduct the business and operations of Futurus Bank.

Shareholders of Futurus Financial receiving shares of the Company’s common stock in the transaction will receive, for each share of Futurus Financial common stock, a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) $10.00 by (y) the average daily closing price of the Company’s common stock for the 15 consecutive trading days prior to the closing of the transaction. Shareholders of Futurus Financial receiving cash in the transaction will receive $10.00 in cash for each share of Futurus Financial common stock cancelled in the transaction.

The transactions contemplated by the Merger Agreement are subject to certain conditions set forth in the Merger Agreement, including the approval of the shareholders of Futurus Financial and the receipt of all necessary regulatory approvals, which have been satisfied, and the transactions are expected to close effective as of April 1, 2005.

Futurus Financial is a one bank holding company with approximately $61 million in assets. Futurus Bank, N.A. primarily operates in north Fulton County, Georgia.

In 2004, the Bank experienced a significant increase in non-interest expenses related to its expansion with the four new offices. The costs associated with the expansion and the costs associated with carrying unleveraged capital have placed a strain on earnings from the commercial banking business in the 2004. See further discussion below under “- Results of Our Commercial Banking Business.”

Results of Our Commercial Banking Business

Interest Income

Our interest income related to commercial banking was up 36% to $21.9 million for the year ended December 31, 2004 from $16.2 million for the year ended December 31, 2003. Interest income was down 1% in 2003 from $16.3 million for the year ended December 31, 2002. Interest income for the years ended December 31, 2003 and 2002 includes the intercompany interest income earned for the use of funds by the Bank’s mortgage division. There was no intercompany interest income included for the year ended December 31, 2004 because the Bank transferred its loan production from its mortgage division within the Bank into CMS, beginning in April 2003. If the intercompany interest income was not included for the years ended December 31, 2003 and 2002, then interest income would be $15.6 million and $12.8 million, respectively. Without the intercompany interest included, interest income would have increased 40% from 2003 to 2004 and 22% from 2002 to 2003. The increases in interest income in 2004 and 2003 were the result of a higher volume of average commercial banking loans. Average commercial banking loans increased 47% from $239.3 million in 2003 to $351.9 million in 2004. Average commercial banking loans increased 54% in 2003 from $155.6 million in 2002. This growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in 2003 and 2004 in each of Bartow, Cherokee and Forsyth Counties, Georgia. The increase in interest income from the growth of commercial banking loans was partially offset by a decline in yield from the commercial banking loans from 7.14% in 2002, to 6.01% in 2003, and to 5.90% in 2004. This decline in yield from 2002 to 2004 was the result of a lower interest rate environment as rates declined in 2003 and in the first two quarters of 2004. Yields on investment securities likewise declined from 6.98% in 2002 to 5.66% in 2003 to 4.26% in 2004 due to the lower interest rate environment.

Interest Expense

Our interest expense related to commercial banking business was $9.0 million for 2004, $6.8 million for 2003 and $7.7 million for 2002. Interest expense related to commercial banking deposits was $8.2 million for 2004, $6.4 million for 2003 and $7.4 million for 2002. The increase in interest expense from 2003 to 2004 mainly resulted from an increase in interest-bearing deposits. Average interest-bearing deposits increased 31% from $235.6 million in 2003 to $307.8 million in 2004. The increase in interest-bearing deposits in 2004 is attributable to both the Bank conducting several deposit promotions during 2004 and the Bank’s growth in out-of-market deposits. The deposit promotions included an 11 month certificate of deposit and a high yield money market. The Bank’s out-of-market certificates of deposit increased from approximately $18.9 million at December 31, 2003 to $56.7 million at December 31, 2004. The Bank conducted these deposit promotions and increased its reliance upon out-of-market deposits in order to fund the high level of loan growth the Bank has experienced in 2004. The increase in interest expense in 2004 compared to 2003 is also attributable to an increase in average borrowings. Average borrowings increased approximately $20.9 million during 2004, which was primarily due to the Bank borrowing an additional $34.0 million in Federal Home Loan Bank Advances during the year. The effects of the increase in average interest-bearing deposits and average borrowings during 2004 was partially offset by the decrease in the cost of funds, particularly in the cost of interest-bearing deposits. The cost of funds from commercial banking deposits declined from 2.73% during 2003 to 2.66% during 2004. This decrease in the cost of deposits was primarily due to the repricing of time deposits, whose average cost declined from 3.34% during 2003 to 3.05% during 2004. The decrease in interest expense related to the commercial banking business from 2002 to 2003 resulted principally from the repricing of deposits during the low interest rate environment in 2003. The cost of funds from commercial banking deposits declined from 3.71% during 2002 to 2.73% during 2003 and was primarily due to the repricing of time deposits, whose average cost declined to 3.34% in 2003 from 4.31% in 2002. For the years ended December 31, 2004, 2003 and 2002, interest expense accounted for 36%, 38% and 42% of our total commercial banking business expenses, respectively. The decrease in the percentage of interest expense as a percentage of total expenses from 2003 to 2004 resulted primarily from an increase in non-interest expenses and in the provision for loan losses due to the Bank’s expansion and loan growth in 2004. The decrease from 2002 to 2003 resulted primarily from the decrease in interest expense from interest-bearing deposits of approximately $1.0 million due to the repricing of commercial banking deposits in the low interest rate environment.

Net Interest Income

Our net interest income, net interest margin and interest spread for commercial banking for 2004 were $12.9 million, 3.37%, and 2.96%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2003 were $8.9 million, 3.38%, and 3.19%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2002 were $5.1 million, 2.72%, and 3.13%, respectively. These calculations of the net interest income, net interest margin and the net interest spread do not include the effects of the intercompany interest charged to the Bank’s mortgage division for the use of funds from the commercial banking business. If the effects of intercompany interest were included in the calculation, net interest income would have been $9.4 million in 2003 and $8.5 million in 2002. There was no intercompany interest income included in 2004 because the Bank transferred its loan production from its mortgage division within the Bank into CMS, beginning in April 2003. The increase in net interest income during 2004 was due to an increase of 47% in average commercial banking loans from 2003 to 2004. With this loan growth, the Bank’s average loans to total funding ratio increased from 86% at December 31, 2003 to 95% at December 31, 2004. The decrease in net interest spread during 2004 was due to a decrease in the yield on earning assets. The yield on interest earning assets decreased from 5.97% in 2003 to 5.59% in 2004. This decline in yield was the result of repricing interest-earning assets as rates declined in the last quarter of 2003 and the first two quarters of 2004. The effect on the Bank’s net interest spread during 2004 from the decrease in yield on earning assets was partially offset by a decrease in the cost of interest-bearing deposits of nine basis points. The increase in net interest income, net interest margin and the interest spread during 2003 compared to 2002 for commercial banking was due to two factors. One was an increase of 54% in average commercial banking loans from 2002 to 2003. With this loan growth, the Bank’s average loan to deposit ratio increased from 67% at December 31, 2002 to 86% at December 31, 2003. The second factor was the decrease in the Bank’s cost of funds for deposits, particularly time deposits. The cost of funds from commercial banking deposits decreased from 3.71% in 2002 to 2.73% in 2003. This decrease was mainly attributable to the decline in the cost of time deposit, which fell 97 basis points in 2003 due to the low interest rate environment. The increases in the net interest income, net interest margin and net interest spread from these two factors were partially offset by a decrease in the yield on earning assets of 92 basis points from 2002 to 2003.

Loan Loss Provisions

In 2004, we made provisions for loan losses of approximately $3.2 million and incurred net charge-offs of $607,150 of commercial banking loans. We made provisions for $1,140,500 and incurred net charge-offs of $445,433 of loans in 2003, and we made provisions for $1,190,000 and incurred net charge-offs of $238,177 of loans in 2002. The ratios of net charge offs to average commercial banking loans outstanding during the year were 0.17%, 0.19%, and 0.15% for 2004, 2003, and 2002, respectively. During the second quarter of 2004, the Bank had a recovery of $316,833 from a commercial loan charged-off in 1991. The recovery of the charge-off came from the payout on a life insurance policy that the Bank held as collateral on the borrower. If this recovery was not included in 2004 totals, the Bank would have incurred net charge-offs of $923,983 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.26% for 2004. The Bank’s charge-offs in 2004 mainly consisted of four construction real estate loan charge-offs totaling $260,449, six commercial loan charge-offs totaling $212,384 and various installment and other consumer loans, while the charge-offs in 2003 were mainly related to five commercial loan charge-offs totaling $228,591 with the remaining balance being various installment and other consumer loans. In 2003, the Bank also had a recovery of $46,621 related to a commercial loan charged-off in 2002. The Bank’s charge-offs in 2002 were mainly related to a charge-off on one residential constructions loan for $20,001 with the remaining balance being various installment and other consumer loans. The increase in the provision for loan losses in 2004 from 2003 was mainly related to the growth of the loan portfolio. Our commercial loan portfolio increased approximately by $158.8 million during 2004 while it only increased by approximately $74.2 million during 2003. The increase in the amount of the provision for loans losses is also related to the increase in net charge-offs (excluding the $316,833 recovery) from 0.19% in 2003 to 0.26% in 2004 and an increase in criticized loans from $1.8 million at December 31, 2003 to $5.0 million at December 31, 2004. As a result of the growth in the loan portfolio and the increase in net charge-offs and criticized loans in our commercial loan portfolio during 2004, we adjusted our allowance for loan losses accordingly. The amount expensed for the provision for loan losses remained stable from 2002 to 2003. Our commercial loan portfolio increased approximately $74.2 million, or 37%, in 2003 over 2002 compared to an increase of $76.7 million, or 62%, in 2002 over 2001. The allowance for loan losses as a percentage of total commercial banking loans was 1.34%, 1.18% and 1.27% as of December 31, 2004, 2003 and 2002, respectively.

Non-interest Income

Our non-interest income related to our commercial banking business was $5.2 million for 2004, $5.3 million for 2003 and $3.7 million for 2002. The slight decrease in non-interest income from 2003 to 2004 was due to several factors. In 2003, the Bank had gains on sale or call of investment securities of approximately $349,000 compared to $103,000 in 2004. The Bank had twenty-eight U.S. government agency bonds called in 2003 compared to only seven in 2004. Another factor in the decrease in non-interest income was a decrease in retail mortgage origination fees during 2004 compared to 2003. Retail mortgage origination fees decreased from approximately $814,000 in 2003 to $463,000 during 2004. This decrease was the result of a decrease in mortgage production in 2004. With the slowdown in the refinance market, retail mortgage production decreased from $75.2 million during 2003 to $44.0 million during 2004. The last factor in the decrease of non-interest income was a decrease in the mortgage servicing fee income. Mortgage servicing fee income for 2004 was approximately $1.7 million compared to approximately $2.3 million for 2003. The decrease in servicing fee income was due to the Bank carrying a smaller servicing portfolio in 2004 compared to 2003. At December 31, 2004 the mortgage servicing portfolio was $284 million compared to $744 million at December 31, 2003. These decreases in non-interest income were partially offset by an increase in deposit service charges of approximately $93,000, an increase in gains on sale of SBA loans of approximately $76,000 and a gain of $643,000 on the sale of mortgage servicing rights. The increase in deposit service charges was due to the growth in the Bank’s checking and savings accounts and the Bank increasing its NSF fee by $3.00 in July of 2003 and the increase in the gains on sale of SBA loans was due to an increase in the number of SBA loans closed and sold from 2003 to 2004. The increase in non-interest income from 2002 to 2003 was attributable in part to the increase in income from the Bank’s SBA department of approximately $111,000. The Bank began operation of its SBA department in the first quarter of 2002 and therefore had less activity in 2002 than in 2003. The Bank also incurred gains on calls of investment securities of approximately $349,000 in 2003 compared to none in 2002. The Bank also had an increase in the retail mortgage origination fees of approximately $814,000 in 2003 compared to 2002. This increase was due to the low interest rate environment in 2003 leading to an increase in mortgage loans originated.

Non-interest Expense

Our non-interest expenses related to our commercial banking business (other than income tax expenses) were $12.8 million for 2004, $10.2 million for 2003 and $9.3 million for 2002. The increase in non-interest expense during 2004 compared to 2003 was attributable to an increase in salaries and benefits of approximately $1.9 million, occupancy and equipment expense of $311,000 and foreclosed asset expense, net of approximately $890,000. These increases were offset by a decrease in our mortgage subservicing expense of $258,000. The increase in salaries and other payroll expenses during 2004 are due to the addition of twenty-nine new employees to our commercial banking staff since December 2003 and regular annual raises. The increase in occupancy and equipment expense during 2004 compared to 2003 was mainly attributable to the Bank’s expansion during 2004, including the opening of a new loan production office in Cherokee County, a new loan production office in Bartow County, a new banking branch office in Forsyth County and a new banking branch office in Bartow County. The Bank is renting the office space for the loan production offices in Cherokee County and Bartow County and purchased an existing bank branch for the Forsyth branch office. The Bank constructed the new full service banking branch in Bartow County, which opened in August of 2004. The increase in foreclosed asset expense, net during 2004 compared to 2003 was mainly related to the Bank writing down the values of several foreclosed properties for a total of $771,000 based upon updated valuations of the properties. The Bank also incurred expenses related to two properties foreclosed upon in 2004. One was a residential home to which the Bank made improvements in order to prepare the home for sale, and the other was a residential subdivision in which the Bank expensed the costs associated with the completion of the development of the subdivision. Mortgage subservicing expense decreased during 2004 compared that in 2003. The reason for the decrease in mortgage subservicing expense is due to the Bank carrying a smaller servicing portfolio in 2004 compared to that in 2003. At December 31, 2004 the mortgage servicing portfolio was $284 million compared to $744 million at December 31, 2003. The increase in non-interest expenses in 2003 from 2002 was mainly attributable an increase in salaries and benefits of approximately $892,000, an increase in legal and professional fees of approximately $305,000 and an increase in other operating expenses of approximately $128,000. The increase in salaries and benefits was mainly due to our addition of 13 new employees to our commercial banking staff in late 2002 and in 2003 and due to regular annual raises and increases in year-end bonuses. There was also an increase of approximately $182,000 in the cost of our executive deferred compensation and supplemental retirement benefit plan. This increase in costs was mainly due to increased benefits cost from the growth in the size of the benefit plan. The increase in legal and professional fees was due to an increase in the costs for our public filings in 2003 related to the re-filing of our 2001 Annual Report on Form 10-K and the three 2002 Quarterly Reports on Form 10-Q and increased audit services resulting from the growth of our commercial banking business. The increases in other operating expenses included filing fees and business occupancy taxes due to our overall growth in asset size, revenues and number of customers and costs related to our increase in other real estate owned of approximately $71,000.

In 2004, non-interest expenses were affected by an increase in the amount of commercial banking costs netted against commercial banking loan origination fees. Loan origination fees and certain direct costs of loans are accounted for in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Indirect Costs of Leases. The costs are netted against the fees and recognized in income over the life of the loans or when the loans are sold. The costs that are netted against the fees are reported as a reduction of non-interest expenses in the statement of income. At December 31, 2004, the amount of commercial banking costs netted against commercial banking loan origination fees totaled approximately $1.9 million, compared to $1.5 million at December 31, 2003 and $1.9 million at December 31, 2002. Increased loan production resulted in the 2004 increase in deferred costs.

Pretax Net Income

During 2004, our commercial banking pre-tax income was approximately $2.0 million compared to pre-tax income of approximately $3.4 million for 2003. Pretax income for 2004 decreased by $1.3 million, or 39% compared to 2003. Increases in non-interest expense and the loan loss provision are the main reasons for the decrease in pretax income for 2004. The increase in non-interest expense was primarily due to three factors: an increase of approximately $1.9 million in salaries and benefits, an increase of $890,105 in foreclosed asset expense, net and an increase in overall expenses related to the Bank’s expansion efforts. In 2004, the Bank opened two new full service branches, one in Forsyth County and one in Bartow County, a loan production office in Cherokee County and a loan production office in Bartow County. The Bank experienced significant start-up costs with the opening of these offices including salaries and benefits and occupancy costs. The increase in the loan loss provision during 2004 of approximately $2.1 million was primarily due to the increased growth in the loan portfolio and due to the increase in net charge-offs and criticized loans. The increase in non-interest expense was partially offset by an increase of approximately $3.5 million in net interest income. The increase in net interest income was mainly due to a higher level of average commercial banking loans, which increased 47% from December 31, 2003 compared to December 31, 2004. Our commercial banking pretax income increased from approximately $1.7 million during 2002 to approximately $3.4 million during 2003, an increase of approximately $1.7 million, or 100%. This increase was due primarily to an increase in the Bank’s non-interest income and net interest margin. The increase in non-interest income from 2002 to 2003 was primarily attributable to three factors: an $111,000 increase in gains of the sale of SBA loans, a $349,000 increase on gains on calls of investment securities and a $814,000 increase in retail mortgage originations fees. The commercial bank’s net interest margin increased $863,820 from 2002 to 2003. This was primarily due to a 54% increase in average commercial banking loans in 2003. See further discussion above under “-Results of Operations-Results of Our Commercial Banking Business.”

Income Taxes

The effective income tax rate for our commercial banking business for 2004, 2003 and 2002 was 28.69%, 38.40% and 37.94%, respectively. The commercial banking business had permanent income tax differences in 2004 related to state income tax credits paid and bank owned life insurance income which reduced the effective tax rate in 2004.

Results of Our Mortgage Banking Business

We experienced significant changes in mortgage loan production in 2003 that were directly related to changes in interest rates. During 2001, the Federal Reserve Open Market Committee reduced interest rates on eleven occasions for a total reduction of 475 basis points, and during 2002 they reduced interest rates another 50 basis points. Interest rates were reduced further by 25 basis points in 2003. This reduction in mortgage interest rates and the slowdown in the economy caused mortgage rates to fall to historical lows and therefore cause mortgage production to increase to historical highs for the Company in 2003. The decreases in interest rates generally encourage our customers to refinance existing homes, or to purchase new homes, which increases wholesale loan production activities. We closed $5.0 and $4.3 billion of wholesale mortgage loans during 2003 and 2002, respectively. We did not close any wholesale mortgage loans during 2004 because we sold our wholesale mortgage business as of December 31, 2003. In 2004, the mortgage banking business operations mainly consisted of activity from the servicing portfolio and the costs associated with winding down the wholesale mortgage business.

During 2004, the revenues and net loss from the wholesale mortgage banking business were approximately $439,000 and $(2.3) million. Revenues for 2004 mainly consisted of $236,000 in the recovery of mortgage servicing receivables, $42,000 of mortgage fee income and $99,000 in interest income on repurchased mortgage loans. The expenses mainly consist of professional fees related to the completion of the sale of the mortgage banking business of approximately $190,000, a provision for the recourse liability for indemnified loans of approximately $2.9 million and bonuses paid to the former mortgage executives for the collection of mortgage servicing receivables along with their employer payroll taxes for the payment of salary and bonus of approximately $432,000. For 2003 and 2002, the revenues and net income from the mortgage banking business were approximately $53.5 million and $15.2 million and $39.2 million and $10.4 million, respectively. Revenues during 2003 and 2002 mainly consisted of gains on the sale of mortgage loans held for sale and mortgage servicing rights of approximately $43.7 and $26.9 million, respectively. During 2003, we sold the mortgage loans and the servicing rights with respect to $5.3 billion of mortgage loans for a gain of $43.7 million or a spread on the sale of servicing of 0.82%. During 2002, we sold the mortgage loans and the servicing rights with respect to $3.7 billion of mortgage loans for a gain of $26.9 million or a spread on the sale of servicing rights of 0.73%. We earned a significant spread on the sale of servicing rights because the cost to originate servicing rights decreased due to the production consisting primarily of borrowers refinancing their existing mortgage loans, which improved market pricing. During 2003 and 2002, the non-interest expenses were approximately $22.7 and $14.6 million, respectively. Non-interest expenses for the mortgage operations tend to vary with production. Our salaries and benefits totaled $22.2 and $17.1 million during 2003 and 2002. When we commenced our mortgage banking business in 1993, we entered into employment agreements with Mr. Robert C. KenKnight, the President of our wholesale mortgage business prior to its sale, and thereafter with Mr. Michael P. Leddy, an Executive Vice President of our wholesale mortgage business prior to its sale, to ensure that we would have their services on a long-term basis. Under these employment agreements, Messrs. KenKnight and Leddy earned incentives based upon the pretax net income of our mortgage operations and changes in the net appraised value of our mortgage servicing portfolio. As a result of our record mortgage loan production, their compensation increased significantly in 2003 and 2002. Other non-interest expenses, including mortgage subservicing expenses and legal and professional fees also increased significantly in 2003 and 2002 and were directly related to the increase in mortgage production, the restructuring of lending arrangements in 2003, the movement of mortgage production from the Bank to CMS, and general reviews of and improvements to the structure and operations of our mortgage business following the restatements of our 2001 and 2002 financial statements.

Discontinued Operations

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS, to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). In connection with the sale, Carolina Financial and CMC purchased substantially all of CMS’ mortgage loans, pipeline mortgage loans, and premises and equipment and assumed responsibility for all leases and liabilities related to the transferred assets.

Following the completion of the sale of assets, the Company and Carolina Financial operated under the terms of a transition services agreement pursuant to which we continued to provide certain mortgage loan origination services and various other services to Carolina Financial while Carolina Financial obtained the requisite state and government-sponsored entity licenses and approvals necessary to operate the business. The transition services agreement contemplated us originating mortgage loans in the name of CMS and then immediately selling those loans to Carolina Financial or one of its affiliates. These loans were funded through warehouse facilities maintained by Carolina Financial. Our obligation to provide services to Carolina Financial under the transition services agreement terminated on July 31, 2004 although Carolina Financial remains obligated to provide certain services to us.

Although the Company will continue to offer retail mortgage products through the Bank, the sale of the wholesale mortgage operations will enhance the stability of the Company’s earnings as interest rate changes will have a much smaller impact on the Company’s overall operations. The sale of the Company’s wholesale residential mortgage business has also made available $27 million in capital that we had previously been required to maintain in CMS in order to meet certain financial ratios that were conditions of our warehouse credit facilities. We are using this additional capital to expand our commercial banking business through our ongoing branching initiatives.

In addition to making additional capital available to our commercial banking business, the sale of the Company’s wholesale residential mortgage business has also resulted in a reduction in the Company’s leverage as it is no longer required to maintain the $290 million in warehouse borrowing capacity which had previously been required to fund our wholesale mortgage loan originations.

Financial Condition

General Discussion of Our Financial Condition

Total Assets

Our total assets increased $147.0 million, or 40%, from $366.4 million as of December 31, 2003 to $513.4 million as of December 31, 2004. The increase in total assets was mainly comprised of an increase of $158.8 million, or 58%, in the Bank’s loans. Our increase in total assets was offset by an increase of $125.5 million, or 44%, in deposits and an increase of $33.6 million, or 266%, in other borrowings during the same period. Our total assets decreased $195.2 million, or 35%, from $561.6 million as of December 31, 2002 to $366.4 million as of December 31, 2003. This decrease was mainly related to the sale of the wholesale mortgage operation. If the assets from discontinued operations are removed, total assets from continuing operations increased $91.1 million, or 33%, from $272.3 million as of December 31, 2002 to $363.4 million at December 31, 2003. The increase in total assets from continuing operations in 2003 mainly comprised of an increase of $74.2 million, or 37%, in the Bank’s loans during 2003. This increase was offset by increases of $24.5 million in deposits net of the effect of drafts payable, $6.5 million in other borrowings and $16.8 million in shareholders’ equity.

Interest-Earning Assets

Our interest-earning assets during 2004 were comprised of:

•	commercial banking loans;

•	mortgage loans held for sale;

•	investment securities;

•	interest-bearing balances in other banks; and

•	temporary investments.

At December 31, 2004, interest-earning assets totaled $476.9 million, or 93% of total assets. This represents an increase of $161.7 million, or 51%, from December 31, 2003, when interest-earning assets totaled $315.2 million, or 86% of total assets. This increase was mainly related to a $158.8 million increase in the Bank’s commercial banking loan portfolio. At December 31, 2002, interest-earning assets totaled $514.6 million and represented 92% of total assets. Interest-earning assets decreased by $199.4 million, or 39%, from December 31, 2002, when interest-earning assets totaled $315.2 million, or 92% of total assets. The decrease from 2002 to 2003 was mainly related to our sale of the wholesale mortgage operations, which caused mortgage loans held for sale to decrease by $278.9 million. If the interest-earning assets from discontinued operations were removed, total interest-earning assets from continuing operations increased $82.2 million, or 36%, from $230.1 million at December 31, 2002 to $312.3 million at December 31, 2003. This increase was primarily due to increases of $74.2 million in commercial and consumer loans and $5.4 million in interest-bearing deposits and federal funds sold. See “Financial Condition—Financial Condition of Our Commercial Banking Business” below.

The following table sets forth a distribution of the assets, liabilities and shareholders’ equity for the periods indicated:

Distribution of Assets, Liabilities and Shareholders’ Equity

	2004 Daily Average Balances	2003 Daily Average Balances	2002 Daily Average Balances	2001 Daily Average Balances	2000 Daily Average Balances
	(in thousands)
ASSETS
Interest-earning assets:
Loans (1)	$351,914	$239,264	$155,587	$104,346	$75,229
Mortgage loans held for sale	914	185,133	214,476	173,976	68,949
Securities	20,068	20,140	22,328	16,873	13,748
Federal funds sold	17,087	7,864	3,488	6,187	753
Deposit in other banks	2,142	2,780	4,239	5,829	969

Total interest-earning assets	$392,125	$455,181	$400,118	$307,211	$159,648
Other assets	45,877	79,918	48,744	36,176	32,489

Total assets	$438,002	$534,799	$448,862	$343,387	$192,137

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Demand deposits	$40,787	$41,805	$38,448	$29,050	$24,508
Savings deposits	30,807	18,773	17,716	12,109	9,969
Time deposits	236,224	175,123	143,444	120,295	67,970
Mortgage warehouse line of credit and other borrowings	30,880	174,089	157,356	120,237	48,311

Total interest-bearing liabilities	$338,398	$409,790	$356,964	$281,691	$150,758
Noninterest-bearing deposits	38,549	39,029	34,256	15,880	23,138
Other liabilities	9,149	39,738	35,969	33,714	9,949
Shareholders’ equity	51,906	46,242	21,673	12,102	8,292

Total liabilities & shareholders’ equity	$438,002	$534,799	$448,862	$343,387	$192,137

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

	2004 Income/ Expense	2004 Average Yield/ Rates	2003 Income/ Expense	2003 Average Yield/ Rates	2002 Income/ Expense	2002 Average Yield/ Rates	2001 Income/ Expense	2001 Average Yield/ Rates	2000 Income/ Expense	2000 Average Yield/ Rates
	(dollars in thousands)
Interest income/yields:
Loans(1)	$20,764	5.90%	$14,378	6.01%	$11,104	7.14%	$9,349	8.96%	$7,461	9.92%
Mortgage loans held for sale	57	6.24%	9,490	5.13%	10,822	5.05%	9,956	5.72%	5,229	7.58%
Securities	854	4.26%	1,140	5.66%	1,559	6.98%	1,242	7.36%	1,110	8.07%
Federal funds sold	219	1.28%	77	0.98%	58	1.66%	243	3.93%	47	6.24%
Deposit in other banks	37	1.73%	28	0.99%	63	1.49%	246	4.22%	56	5.78%

Total interest income/yield	$21,931	5.59%	$25,113	5.52%	$23,606	5.90%	$21,036	6.85%	$13,903	8.71%

Interest expense/rates:
Demand deposits	$420	1.03%	$415	0.99%	$830	2.16%	$994	3.42%	$1,051	4.29%
Savings deposits	552	1.79%	174	0.93%	393	2.22%	384	3.17%	368	3.69%
Time deposits	7,199	3.05%	5,852	3.34%	6,187	4.31%	7,700	6.40%	4,339	6.38%
Mortgage warehouse line of credit and other borrowings	869	2.81%	5,812	3.34%	4,704	2.99%	4,734	3.94%	3,201	6.63%

Total interest expense/rates	9,040	2.67%	12,252	2.99%	12,114	3.39%	13,812	4.90%	8,959	5.94%
Net interest income	$12,891		$12,861		$11,492		$7,224		$4,944

Net yield on interest-earning assets		3.29%		2.83%		2.87%		2.35%		3.10%

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.
*	Information is not presented on a taxable equivalent basis because such adjustments are insignificant.

Allowance for Losses

Our assessment of the risk associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio only, as detailed below under “—Financial Condition—Financial Condition of Our Commercial Banking Business.”

Premises and Equipment

We had premises and equipment of $11.5 million at December 31, 2004, $8.2 million at December 31, 2003 and $7.0 million at December 31, 2002. The increase in premises and equipment from December 31, 2003 to December 31, 2004 was primarily due to the construction of the new office in Cartersville which opened in August 2004 and the purchase of land in both Forsyth County and Cherokee County for two future branch sites. The construction cost of the building was approximately $550,000 and the cost of the furniture, fixtures and equipment for the office was approximately $306,000. In 2004, the Bank purchased a parcel of land in Forsyth County for approximately $446,000 and a parcel of land in Cherokee County for approximately $1.5 million. The Bank expects to begin construction on these two branches in 2005. The increase of $1.2 million in 2003 was attributable to the Bank purchasing two parcels of land in Bartow County for approximately $1.0 million in the third quarter of 2003 for two future branch sites and purchasing land and an existing bank building in Forsyth County for approximately $1.0 million in the fourth quarter of 2003. These increases were offset by the sale of the premises and equipment of the mortgage banking business, which were recorded at approximately $600,000, at December 31, 2003.

Cash Surrender Value of Life Insurance

In 1999, the Bank provided a supplemental retirement plan to certain of its senior officers where the benefits are expected to be funded, at least in part, from life insurance owned by the Bank. In the first quarter of 2000, we added our directors to the supplemental retirement plan. At September 30, 2004, the total cash value of the bank-owned life insurance was $6.3 million. The increase in 2004 was due to policy earnings and the purchase of a new policy with respect to an officer in the second quarter of 2004. At December 31, 2003 and 2002, the total cash value of life insurance was $5.6 and $5.1 million, respectively. The increase of $0.5 million in 2003 was due to policy earnings and the purchase of additional life insurance with the addition of one new officer to the supplemental retirement plan.

Financial Condition of Our Commercial Banking Business

Total Commercial Banking Loans

Commercial banking loans for the periods ended December 31, 2004, 2003 and 2002 were $433.4 million, $274.5 million and $200.3 million, respectively. During 2004, our average commercial banking loans were $351.9 million. These loans constituted 90% of our average consolidated earning assets and 80% of our average consolidated total assets. During 2003, our average commercial banking loans were $239.3 million and constituted 53% of our average consolidated interest-earning assets and 45% of our average consolidated total assets. During 2002, our average commercial banking loans were $155.6 million and constituted 39% of our average consolidated interest-earning assets and 35% of our average consolidated total assets. Average commercial banking loans increased significantly as a percentage of average consolidated earning assets and average consolidated total assets during 2004 due to sale of the assets from the mortgage banking business at December 31, 2003. If the earning assets from discontinued operations were excluded, average commercial banking loans as a percentage of earning assets from continuing operations would have been 89% for 2003 and 84% for 2002. The 49% and 54% increases in average commercial banking loans during 2004 and 2003, respectively, were the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in each of Bartow, Cherokee, and Forsyth Counties, Georgia.

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

The Bank’s grading system is similar to the grading systems used by bank regulators in analyzing loans. To grade a loan the Bank considers:

(1) the value of collateral;

(2) the relative risk of the loan, based upon the financial strength and creditworthiness of the borrower;

(3) prevailing and forecasted economic conditions; and

(4) the Bank’s historical experience with similar loans.

The actual grading is performed by loan officers and reviewed and approved by the loan committee. After grading each of the loans, we review the overall grades assigned to the portfolio as a whole, and we attempt to identify, and determine the effect of, potential problem loans.

The general component of the methodology involves an analysis of actual loan loss experience, a comparison of the actual loss experience of banks in the Bank’s peer group, and carefully developed assumptions about the economy generally. We also consider the regulatory guidance provided by the Federal Financial Institution Examination Council’s Interagency Policy Statement on Allowance for Loan Losses Methodologies, as well as other widely accepted guidance for banks and savings institutions generally.

We apply both the specific and general components of the methodology, together with regulatory guidance, to determine an appropriate level for the allowance for loan losses. We also hire independent loan review consultants on an annual basis to review the quality of the loan portfolio and the adequacy of the allowance for loan losses. The provision for loan losses during a particular period is a charge to earnings in that period in order to maintain the allowance for loan losses at a level that is estimated to be adequate to cover losses based upon the methodology.

The Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Deposit Insurance Corporation, or the “FDIC,” and the Georgia Department of Banking and Finance, or the “Georgia Department,” may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, their credit evaluations and allowance for loan loss methodology differ materially from ours.

While it is the Bank’s policy to charge-off in the current period loans for which a loss is considered probable, there are additional risks of loss that cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

The allowance for loan losses totaled $5.8 million, or 1.34% of total commercial banking loans, at December 31, 2004 compared to $3.2 million, or 1.18% of total commercial banking loans, at December 31, 2003 and $2.5 million, or 1.27% of total commercial banking loans, at December 31, 2002. During 2004, we made a provision for loan losses of approximately $3.2 million, which was primarily due to the $158.8 million, or 58%, increase we experienced in commercial banking loans during that period. The increase in the provision for loan losses was also due to the increase in criticized loans of approximately $4.1 million during 2004 compared to 2003. During 2003, we made a provision for loan losses of approximately $1.1 million, which was primarily due to the $74.2 million, or 37%, increase we experienced in commercial banking loans during the period. The increase in the allowance for loan losses during 2002 was the result of a provision for loan losses of approximately $1.2 million for the year ended December 31, 2002, and this increase in the allowance corresponds to the $76.7 million, or 62%, increase in commercial banking loans in 2002. Net charge-offs for 2004 were $607,150, or 0.17% of average loans outstanding. Net loan charge-offs for December 31, 2003 were approximately $445,000, or 0.19% of average loans outstanding, compared to approximately $238,000, or 0.15% of average loans outstanding, in 2002. During 2004, the Bank had a recovery of $316,833 from a commercial loan charged off in 1991. The recovery of the charge-off came from the payout on a life insurance policy that the Bank held as collateral on the borrower. If this recovery was not included in 2004 totals, the Bank would have incurred net charge-offs of $923,983 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.26% for 2004. The Bank’s charge-offs in 2004 mainly consisted of four construction real estate loan charge-offs of $260,449, six commercial loan charge-offs of $212,384 and various installment and other consumer loans. The Bank’s charge-offs in 2003 mainly consisted of six commercial loan charge-offs totaling $233,485 and various installment and other consumer loans totaling $296,211, offset by a recovery of $46,621 related to a commercial loan charged off in 2002. The Bank’s charge-offs in 2002 mainly consisted of a charge-off of $20,001 on one residential construction loan and various installment and other consumer loans. The increase in the provision and the determination of the allowance for loan losses as a percentage of commercial banking loans was based on our analysis and judgment of loan quality and our determination of what level of reserves were reasonable to cover the risk of loss in the loan portfolio. The determination of the reserve level rests upon our judgment about factors affecting loan quality, assumptions about the economy and historical experience. Our judgment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular focus on loans that are past due and other loans that we believe require attention. We believed that the allowance at December 31, 2004 was adequate at that time to cover risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions, which we believed at that time to be reasonable, about events that may or may not actually be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan loss will not be required at any time in the future. As a result of a general slowdown in the economy and the uncertainties in the economy created by the war against terrorism, additions to the allowances and charge-offs may become necessary. Also, regulatory authorities in the ordinary course of their examinations may require the Bank to increase its allowance for loan losses based on circumstances existing at such time.

The following table shows the composition of the loan portfolio as of each of the periods ended December 31, 2004, 2003, 2002, 2001 and 2000.

Total Loan Portfolio

	As of December 31
	2004	2003	2002	2001	2000
	(in thousands)
Commercial, financial and agricultural	$21,657	$15,891	$14,567	$12,518	$11,561
Real estate-construction and land development	149,520	75,751	50,181	29,858	29,326
Real estate-mortgage	240,859	162,475	119,090	66,642	41,009
Installment and other	21,321	20,419	16,461	14,593	11,015

Total	$433,357	$274,536	$200,299	$123,611	$92,911

The following table shows the amount of loans outstanding as of December 31, 2004, which, based on remaining scheduled repayments of principal, are due in the periods indicated.

	Loans Maturing
	Within One Year	After One Year but Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$10,127	$10,372	$1,158	$21,657
Real estate-construction and land development	112,000	34,848	2,672	149,520
Real estate-mortgage	87,222	126,449	27,188	240,859
Installment and other	6,754	13,984	583	21,321

Total	$216,103	$185,653	$31,601	$433,357

The following table sets forth the amounts of loans due after one year as of December 31, 2004, classified according to the sensitivity to changes in interest rates.

	After One Year but Within Five Years	After Five Years
	(in thousands)
Fixed interest rates	$91,925	$24,300
Variable interest rates	93,728	7,301

	$185,653	$31,601

The following table summarizes the Bank’s non-accrual, past due and restructured commercial banking loans:

	December 31,
	2004	2003	2002	2001	2000
	(in thousands)
Non-accrual loans	$1,368	$357	$1,399	$—	$22

Accruing loans past due 90 days or more	$397	$2,356	$2,302	$510	$286

Restructured loans	—	—	—	—	—

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

	Years Ended December 31,
	2004	2003	2002	2001	2000
Balance, beginning of period	$3,243,177	$2,548,110	$1,596,287	$1,350,774	$864,689
Loans charged off:
Commercial, financial and agricultural	(221,957)	(233,485)	(7,407)	(22,480)	(60,790)
Real estate-construction and land development	(267,659)	(1,135)	(20,001)	—	—
Real estate-mortgage	(24,279)	—	(47,126)	—	—
Installment and other consumer	(442,211)	(295,075)	(172,753)	(249,496)	(36,025)

Total loans charged off	(956,106)	(529,695)	(247,287)	(271,976)	(96,815)
Recoveries:
Installment and other consumer	28,123	10,848	7,110	2,489	5,423
Real estate-construction and land development	3,500	46,794	—	—	—
Real estate-mortgage	—	26,620	—	—	—
Commercial, financial and agricultural	317,333	—	2,000	—	77,477

Total loans recovered	348,956	84,262	9,110	2,489	82,900
Net loans charged off	(607,150)	(445,433)	(238,177)	(269,487)	(13,915)
Provision for loan losses	3,192,000	1,140,500	1,190,000	515,000	500,000

Balance, end of period	$5,828,027	$3,243,177	$2,548,110	$1,596,287	$1,350,774

Loans outstanding at end of period, excluding loans held for sale (In thousands)	$433,357	$274,536	$200,299	$123,611	$92,911
Ratio of allowance to loans outstanding at end of period, excluding loans held for sale	1.34%	1.18%	1.27%	1.29%	1.45%
Average loans outstanding during the period, excluding loans held for sale (In thousands)	$351,914	$239,264	$155,587	$104,346	$75,229
Ratio of net charge offs during the period to average loans outstanding	0.17%	0.19%	0.15%	0.26%	0.02%

The following table sets forth, with respect to each category of banking loans, the total amount of the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

	Years Ended December 31,
	2004		2003		2002		2001		2000
	Amt	%	Amt	%	Amt	%	Amt	%	Amt	%
	(dollars in thousands)
Commercial, financial and agricultural	$336	5.0%	$858	5.8%	$839	7.3%	$656	10.1%	$518	12.4%
Real estate-mortgage(1)	2,174	55.6%	861	59.2%	482	59.4%	242	53.9%	228	44.1%
Real estate-construction and land development	2,652	34.5%	682	27.6%	582	25.1%	275	24.2%	258	31.6%
Consumer	523	4.9%	694	7.4%	502	8.2%	320	11.8%	262	11.9%
Unallocated	143		148		143		103		85

	$5,828	100.0%	$3,243	100.0%	$2,548	100.0%	$1,596	100.0%	$1,351	100.0%

(1)	Includes any loans secured in whole or in part by real estate.

Total Non-Performing Commercial Banking Assets

We define non-performing commercial banking loans as non-accrual and renegotiated commercial banking loans. The Bank’s policy is to discontinue the accrual of interest on loans that are 90 days past due unless they are well secured and in the process of collection. We recognize interest on these non-accrual loans only when we receive the interest. Our non-performing commercial banking loans at December 31, 2004 amounted to $1.4 million compared to $357,000 at December 31, 2003 and $1.4 million at December 31, 2002. The Bank had no renegotiated commercial banking loans at December 31, 2004, 2003 or 2002. The increase in non-performing commercial banking loans from December 31, 2003 to December 31, 2004 was mainly related to one loan relationship which totaled approximately $1.0 million. This loan relationship was related to a commercial loan with a finance company where the principal owner and manager of the company died. The primary collateral for the loan was the accounts receivable of the finance company. The balance of the accounts receivables is not adequate to cover the outstanding loan. The principal owner had personally guaranteed the loan, and the Bank is relying on the assets of his estate to cover the difference. Although non-accrual loans decreased approximately $1.0 million from December 31, 2002 to December 31, 2003, we foreclosed on approximately $4.3 million of loans during 2003, which contributed to the decrease. The Bank experienced a slight deterioration in the loan portfolio in 2003 and 2004. This deterioration was mainly attributable to the slow down in the economy over the past year, and the related credit and repayment risks created by that slow down. The Bank has evaluated these loan relationships and foreclosed properties, and, based on available information, it presently feels that it is in a well secured position on most of these relationships. The Bank’s loan portfolio is predominantly secured by commercial and residential real estate in its primary market areas. We presently believe that any losses that may come from these loan relationships have been considered in our determination of the loan loss allowance.

The Bank had approximately $397,000 of commercial banking loans contractually past due more than 90 days and still accruing interest as of December 31, 2004 compared to $2.4 million and $2.3 million as of December 31, 2003 and December 31, 2002. It is Bank policy to continue to accrue interest on loans 90 days past due if the loan is well secured and in the process of collection.

Total non-performing commercial assets totaled $3.7 million at December 31, 2004. This compares to total non-performing commercial assets of approximately $5.8 million at December 31, 2003 and $2.7 million at December 31, 2002. The Bank foreclosed on thirteen commercial banking loans totaling approximately $2.2 million during 2004. Ten of the properties were residential homes either completed or under construction and the other three properties were residential home lots. The Bank also sold twenty properties totaling approximately $4.7 million during 2004 of which twelve of the properties totaling $3.5 million were foreclosed on in 2003 and eight of the properties totaling approximately $1.2 million were foreclosed on in 2004. The Bank sold thirteen residential homes for a net loss of approximately $20,000, two residential homes under construction for a net loss of approximately $6,000, three properties consisting of vacant residential home lots for a net loss of approximately $18,000, 16 developed residential home lots of a subdivision in which the Bank owns an additional 19 lots at no gain or loss and a commercial building for a gain of approximately $50,000. Of the Bank’s $2.4 million in foreclosed properties that have not been sold, $1.1 million are related to three loan relationships. One of the properties totaling approximately $215,000 is a residential home located in Pickens County, Georgia. During the fourth quarter of 2004, the Bank wrote down this property by approximately $35,000 based upon new appraisals and evaluations of the market for the property. The second of the properties totaling approximately $511,000 is a residential subdivision development in Dalton, Georgia, which was originally foreclosed on in 2003 and recorded at a value of approximately $990,000. The Bank sold 16 lots of the residential subdivision development for approximately $479,000 in 2004 and owns an additional 19 lots in the subdivision. The other property totaling approximately $380,000 is a residential home foreclosed on from a residential home builder in the third quarter of 2004. During the fourth quarter of 2004, the Bank wrote down this property by approximately $53,000 based upon new appraisals and evaluations of the market for the property. Of the remaining $1.3 million in foreclosed properties, approximately $814,000 is residential homes, $250,000 is mobile homes with land lots and $138,000 is vacant land lots. During the fourth quarter of

2004, the Bank wrote down the values of several of these remaining properties by a total of approximately $540,000 based upon new appraisals and evaluations of the market for the property. The Bank is currently holding foreclosed properties for sale. The foreclosed properties have been recorded at the lower of cost or market less the costs to sell the properties. The Bank does not foresee any further material losses from these loans and properties.

Potential problem loans represent commercial banking loans that are presently performing, but where management has concerns regarding the ability of the respective borrowers to meet contractual repayment terms. Potential problem commercial loans increased approximately $3.3 million from December 31, 2003 to December 31, 2004. This increase was mainly attributable to the addition of one loan relationship secured by commercial real estate totaling approximately $2.5 million and one loan relationship totaling approximately $959,000 secured by a residential home and mobile homes with lots. The $2.5 million commercial real estate loan is secured by a industrial building, and the building currently does not have a tenant and therefore does not produce cash flow for the borrower. The loan is current, but until the borrower finds another tenant for the building, the loan will continue to be classified as a potential problem loan. The loan secured by the residential real estate and the mobile homes was classified as a potential problem loan due to the discovery of title problems with the mobile homes and land lots. Management believes that any losses that may come from these loan relationships that are categorized as potential problem loans at December 31, 2004 have been considered in our determination of the allowance for loan losses.

The following table shows the Bank’s commercial banking assets that we believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans.

	Years Ended December 31,
	2004	2003	2002
Non-performing loans(1)	$1,367,757	$356,532	$1,398,716
Foreclosed properties	2,366,955	5,423,704	1,350,444

Total non-performing assets	$3,734,712	$5,780,236	$2,749,160

Loans 90 days or more past due on accrual status	$396,726	$2,356,419	$2,301,444
Potential problem loans(2)	5,044,911	1,783,924	2,809,382
Potential problem loans/total loans	1.16%	0.65%	1.40%
Non-performing assets/total loans and foreclosed properties	0.86%	2.06%	1.36%
Non-performing assets and loans 90 days or more past due on accrual status/total loans and foreclosed properties	0.95%	2.91%	2.50%

(1)	Defined as non-accrual loans and renegotiated loans.
(2)	Loans identified by management as potential problem loans (criticized loans) but still accounted for on an accrual basis.

Total Investment Securities

The Bank invests in U.S. government and government agency obligations, mortgage-backed securities, corporate securities, restricted equity securities, federal funds sold, and interest-bearing deposits with other banks. The Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities, federal funds sold, restricted equity securities and interest-bearing deposits with other banks totaled $41.5 million at December 31, 2004, compared to $35.1 million at December 31, 2003 and $29.8 million at December 31, 2002. At December 31, 2004, the Bank had federal funds sold and interest-bearing deposits in banks of $22.2 million, compared to $13.3 million at December 31, 2003 and $7.8 million at December 31, 2002. Investment securities and restricted equity securities totaled $19.3 million at December 31, 2004, compared to $21.8 million at December 31, 2003 and $22.0 million at December 31, 2002. The restricted equity securities consist of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $2.4 million and shares held in The Bankers Bank in the amount of $165,975 at December 31, 2004. From December 31, 2003 to December 31, 2004, the Bank’s investment securities, including federal funds sold, restricted equity securities and interest-bearing deposits, have increased by approximately $6.4 million. This increase is mainly due to the Bank being able to invest funds in interest-bearing assets that were previously held by the wholesale mortgage operation in non-interest bearing accounts.

During 2004, the Bank sold five investment securities available for sale with a total book value of approximately $5.7 million for a total gain of $9,483 and subsequently reinvested the funds in investment securities in 2004. Two securities with a total book value of approximately $626,000 were sold at a gain of $98,850 and three securities with a total book value of approximately $5.1 million were sold at a loss of $89,367. The Bank sold these securities at a loss in order to improve the duration, yield and convexity of the overall investment security portfolio in preparation for an increasing interest rate environment.

Unrealized gains (losses) on securities available for sale amounted to $(19,488) at December 31, 2004, and $45,176 and $347,531 at December 31, 2003 and December 31, 2002, respectively. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale. Management of the Bank believes all unrealized losses as of December 31, 2004 represent temporary impairment as a result of temporary changes in the interest rate market and not as a result of credit deterioration. Total impairment represents approximately 1% of amortized cost. All bonds held at December 31, 2004 that have unrealized losses are rated AAA by Moodys and AAA by Standard and Poors rating agencies. In addition, all of the securities are backed by the U.S. Government or one of its agencies or quasi-agencies.

Composition of Investment Securities Portfolio

The following table provides information regarding composition of our investment securities portfolio for the years presented excluding equity securities:

	December 31,
	2004	2003	2002
	(in thousands)
Investment securities held to maturity (at amortized cost):
U.S. Government and agency obligations	$2,725	$3,941	$9,831

Total investment securities held to maturity	2,725	3,941	9,831

Investment securities available for sale (at estimated fair value):
U.S. Government and agency obligations	6,354	8,596	9,933
States and political subdivisions	—	—	346
Mortgage-backed securities	7,639	7,996	—

Total investment securities available for sale	13,993	16,592	10,279

Total investment securities	$16,718	$20,533	$20,110

The following table sets forth the maturities of securities held as of December 31, 2004 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $2.4 million and shares held in The Bankers Bank in the amount of $165,975, are not presented in the table below as they lack a contractual maturity.

	Maturing
	Within One Year		After One But Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Mortgage-backed securities	$—	—	$—	—	$3,100	3.45%	$4,539	3.60%
Municipal Bond	—	—	—	—	—	—	$642	5.09%
U. S. government securities	—	—	$4,408	3.67%	—	—	$4,029	5.50%

Total	$—	—	$4,408	3.67%	$3,100	3.45%	$9,210	4.53%

The following table sets forth the fair value of securities with unrealized losses at December 31, 2004.

	Less than a year		More than a year
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(in thousands)		(in thousands)
Mortgage-backed securities	$5,481	$55	$1,399	$25
U. S. government securities	4,960	31	—	—

Total	$10,441	$86	$1,399	$25

Total Commercial Deposits

Our commercial deposits totaled $410.1 million and $284.6 million at December 31, 2004 and December 31, 2003, respectively, representing a increase of 44% during 2004. At December 31, 2002, commercial deposits totaled $287.0 million, decreasing by 1% in 2003. Commercial deposits averaged $346.4 million, $274.7 million and $233.9 million during each of the twelve month periods ended December 31, 2004, 2003 and 2002, respectively. The increase in deposits from December 31, 2003 to December 31, 2004 is the result of two factors: the Bank accepting an additional $37.8 million in out of market certificates of deposit, and the Bank ran several deposit promotions during 2004 including an 11 month certificate of deposit and a high yielding money market account for deposits greater than $10,000. The Bank conducted these deposit promotions in order to fund the high level of loan growth the Bank has experienced in 2004. The Bank also increased its certificate of deposit rates approximately 90 to 95 basis points within its market area during 2004. Certificates of deposit within the Bank’s market area have increased approximately $42.7 million and the money market account has increased approximately $35.7 million since December 31, 2003. The Bank has also increased its non-interest bearing deposit accounts approximately $7.6 million since December 31, 2003. Interest-bearing deposits represented 91% of total deposits at December 31, 2004, as compared to 90% and 80% at December 31, 2003 and 2002, respectively, and certificates of deposit comprised 74% of total interest-bearing deposits for December 31, 2004, compared to 77% and 81% at December 31, 2003 and 2002, respectively. The composition of these deposits is indicative of the interest rate-sensitive market in which we operate. We cannot provide any assurance that the Bank can maintain or increase our market share of deposits in its highly competitive service area. We attempt to offset potential decreases in our share of local deposits by accepting out of market and brokered deposits. The Bank had $56.7 million of out of market and brokered deposits as of December 31, 2004, compared to $18.9 million and $6.5 million at December 31, 2003 and December 31, 2002, respectively. The cost of out of market and brokered deposits have typically been approximately 25 to 35 basis points lower than the costs of deposits of similar maturity in the local market. However, in the fourth quarter of 2004 and in the first quarter of 2005, we have seen the cost of out of market and brokered deposits increase to levels equal to or even exceed that in our local market. The costs of out of market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity and ability to support commercial loan demand could be affected adversely.

The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

	Years ended December 31,
	2004 Amount	2003 Amount	2002 Amount
	(in thousands)
Non-interest-bearing demand deposits	$38,549	$39,029	$34,256
Interest-bearing demand deposits	40,787	41,805	38,448
Savings deposits	30,807	18,773	17,716
Time deposits	236,224	175,123	143,444

Total	$346,367	$274,730	$233,864

	Years ended December 31,
	2004 Rate	2003 Rate	2002 Rate
Interest-bearing demand deposits	1.03%	0.99%	2.16%
Savings deposits	1.79%	0.93%	2.22%
Time deposits	3.05%	3.34%	4.31%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2004 are summarized as follows (in thousands):

Under 3 months	$12,753
3 to 6 months	19,820
6 to 12 months	29,261
Over 12 months	42,224

$104,058

Commercial Banking Borrowings

At December 31, 2004, the Bank had borrowed $39.0 million in Federal Home Loan Bank advances at maturity terms ranging from six months to four years and with an average rate of 2.75%. The Bank increased its borrowings with the Federal Home Loan Bank from $5.0 million at December 31, 2003 due to the low cost of these funds in comparison to the cost of our local deposits. These funds were borrowed for use with the commercial banking business and were secured by a blanket lien on the commercial bank’s 1 — 4 family first lien mortgage loans, by a blanket lien on the commercial bank’s commercial real estate loans, investment securities and Federal Home Loan Bank stock. There were no Federal Home Loan Bank advances outstanding for use by the commercial bank at December 31, 2002.

Financial Condition of Our Mortgage Banking Business

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). In connection with the sale, Carolina Financial and CMC purchased substantially all of CMS’ mortgage loans, pipeline mortgage loans, and premises and equipment and assumed responsibility for all leases and liabilities related to the transferred assets. The Company was to be paid 100% of the profits of the mortgage pipeline during the first 60 days following December 31, 2003, as well as 30% of the pre-tax income of the business for the nine months following the first 60-day period. During the first 60 days following closing, Carolina Financial’s mortgage subsidiary experienced a net loss, and therefore, the Company received no profits from the mortgage pipeline sold at December 31, 2003. During the nine months following the first-60 day period, Carolina Financial’s mortgage subsidiary experienced a cumulative net loss, and therefore the Company received no profits during the earn-out period. The Company retained its mortgage servicing portfolio, which was approximately $284 million at December 31, 2004, at CMS.

We carried our mortgage loans held for sale at the lower of aggregate cost or market price, and therefore we did not maintain a reserve for mortgage loans held for sale. When we sold a loan, we typically made representations and warranties to the purchasers and insurers that we had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. We relied on our underwriting department to ensure compliance with individual investor standards prior to the sale of loans, and we relied on our quality control department to randomly test loans that we had sold. Purchasers of our loans typically conducted their own review of the loans, and we could be liable for unpaid principal and interest on defaulted loans if we had breached our representations and warranties with respect to the loans that we sold. In the wholesale mortgage business that we formerly operated, we regularly made representations and warranties to purchasers of our mortgage loans that, if breached, would require us to indemnify the purchaser for losses or to repurchase the loans, and we considered this practice to be customary and routine. At December 31, 2004, we had approximately $8.0 million of mortgage loans for which we had agreed to indemnify the purchaser for losses suffered by the purchaser, compared to $7.4 million as of December 31, 2003. In the event that the purchaser of these loans experiences any losses with respect to the loans, we will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company records a specific reserve for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated reserve for the recourse liability for probable future losses from loans that the Company may have to indemnify. The recourse liability at December 31, 2004 for future losses was $3.7 million and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. This reserve remained with the Company after the sale of the wholesale mortgage operation as did the risk and the liability from the indemnified loans. The loans that were indemnified in the fourth quarter of 2004 were primarily closed in 2002. The Company’s highest levels of mortgage production in its history were in 2002 and 2003, and therefore, we could see an increase in our indemnification liability in 2005. The Company had to make an additional provision of approximately $2.9 million to the recourse liability in 2004 based upon increases in the number of indemnified loans and losses. If the balance of indemnified loan increases significantly, then the Company could have to make additional provisions to the recourse liability reserve.

At December 31, 2004, we carried $1.5 million of mortgage servicing rights on our balance sheet, compared to $3.5 million at December 31, 2003 and $2.1 million at December 31, 2002. We held servicing rights with respect to loans with unpaid principal balances totaling $284 million at December 31, 2004, compared to $744 million at December 31, 2003 and $935 million at December 31, 2002. During 2004, we sold the servicing rights with respect to $1.4 million of mortgage loans carried on our balance sheet for a gain of approximately $643,000 in a bulk servicing sale. This compares to 2003, when we sold the servicing rights with respect to $5.3 billion of mortgage loans carried on our balance sheet for a gain of $43.7 million, and 2002, when we sold the servicing rights with respect to $3.7 billion of mortgage loans carried on our balance sheet for a gain of $26.9 million.

The market value of our servicing portfolio is contingent upon many factors, including, without limitation, the interest rate environment, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. According to an independent valuation, the estimated fair value of our mortgage servicing rights at December 31, 2004 was $2.0 million, compared to the carrying value of $1.5 million. We cannot provide assurance that we will continue to experience a market value of our servicing portfolio in excess of the cost to acquire the servicing rights, nor can we provide assurance as to the expected life of our servicing portfolio, or as to the timing or amount of any sales of our retained servicing rights.

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

Under the guidelines, one-half of our required capital must consist of Tier 1 Capital, which would include such things as our tangible common shareholders’ equity and any qualifying perpetual preferred stock. The leverage guidelines provide for a minimum ratio of Tier 1 Capital to total assets of 3.0% if we meet certain requirements, including having the highest regulatory rating, and requires us to cushion the ratio by an additional 1.0% to 2.0% otherwise. The guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital also may be required, depending upon the organization’s risk profile. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “Tangible Tier 1 Leverage Ratio,” calculated without the inclusion of intangible assets, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio that we are required to meet. The Bank has agreed with the Georgia Department to maintain a leverage ratio of 8.0%. For additional information regarding our capital position, and the capital regulatory scheme to which we are subject, please refer to that section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 entitled “Business—Supervision and Regulation.”

At December 31, 2004, the Bank’s leverage ratio was 10.27%, compared to 9.28% at December 31, 2003 and 6.46% at December 31, 2002. In the first quarter of 2004, after the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial, CMS contributed $20.75 million in available capital to the Company, and the Company subsequently contributed $17.0 million to the Bank. In June 2003, we increased our borrowings from The Bankers Bank from $2.6 million to $4.6 million and contributed an additional $2.0 million to the Bank.

Our total consolidated shareholders’ equity was $50.1 million, or 9.77% of total consolidated assets, at December 31, 2004, compared to $51.7 million, or 14.11% of total consolidated assets, at December 31, 2003 and $34.9 million, or 6.24% of total consolidated assets, at December 31, 2002. The decrease in the ratio of consolidated shareholders’ equity to total consolidated assets during 2004 was the result of two factors: the increase in the Bank’s total consolidated assets, particularly commercial banking loans, which increased by approximately $158.8 million, or 58%, during 2004 and the decrease in shareholders’ equity due to the Company’s consolidated net loss of $811,232 in 2004. The increase in the ratio of shareholders’ equity to total consolidated assets in 2003 was the result of an increase in shareholders’ equity and the decrease in total consolidated assets due to the sale of the wholesale mortgage operation. The increase in shareholders’ equity in 2003 was the result of the growth in our earnings of $17.3 million, which resulted from the increase in gains on sale of mortgage loans held for sale and mortgage servicing rights.

At December 31, 2004, our ratio of total consolidated capital to risk-adjusted assets was 12.55%, with 11.32% comprised of tangible common shareholders’ equity. At December 31, 2003, the ratio of total consolidated capital to risk-adjusted assets was 17.36%, with 16.39% comprised of tangible common shareholders’ equity, compared to a ratio of 10.65%, with 9.99% comprised of tangible common shareholders’ equity, at December 31, 2002. We paid $804,840, or $0.325 per share, in dividends to our shareholders during 2004. A quarterly dividend of $.085 was declared on March 3, 2005 and will be paid on April 20, 2005. During 2003, we paid $773,254 of dividends, or $.315 per share, compared to $662,992, or $.31 per share, during 2002.

In connection with the completion of our offering and sale of $3.5 million of trust preferred securities on November 9, 2001, we repaid a portion of our outstanding loan from The Bankers Bank and replaced the remaining $2.6 million that we had outstanding under that loan with a new $2.6 million line of credit with The Bankers Bank. In June of 2003, the Bank increased its line of credit with The Bankers Bank from $2.6 million to $4.6 million. With this increase, we agreed to increase our minimum capital level from $13 million to $20 million and to maintain a Tier 1 Leverage Ratio of 7.0% rather than 7.50%. Our borrowings under this line of credit accrue interest at the prime rate, as reported in the Money Rates section of The Wall Street Journal, less 0.50%. Under the terms of the line of credit, we are required to make payments of interest only for 12 months, due on a quarterly basis, followed by ten equal principal payments over 10 years, with interest due quarterly. We were in compliance with all the covenants of this line of credit at December 31, 2004. We currently have borrowed the full amount available under this line of credit. Our line of credit with The Bankers Bank is secured by all of the issued and outstanding shares of the common stock of the Bank. In the event of an uncured default under this line of credit, The Bankers Bank could foreclose upon the common stock of the Bank and deprive the Company of one of its principal sources of income.

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

Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities and securities held for sale. These average liquid assets totaled $44.4 million, $59.7 million and $95.9 million during 2004, 2003 and 2002, representing 11%, 25% and 41% of average deposits for those periods, respectively. The decrease in average liquid assets during 2004 was primarily the result of the Bank’s average commercial loan portfolio outpacing the increase in the Bank’s average commercial deposits and borrowings. Average commercial banking loans have increased by approximately $112.6 million while average commercial deposits and borrowings have increased by approximately $93.5 million during 2004 in comparison to 2003. The increase in commercial loan production during

2004 is due to the low interest rate environment and the growth and expansion in the Bank’s market area. The slower growth in commercial deposits is due to competitive pricing by our competitors in several market areas. The decrease in average liquid assets during 2003 in comparison to 2002 was primarily the result of the increase in the Bank’s average commercial loan portfolio outpacing the increase in the Bank’s average commercial deposits. Average commercial loans for 2003 increased by approximately $83.7 million while average commercial deposits increased by approximately $40.9 million. As in 2004, the increase in commercial loan production during 2003 was due to both the low interest rate environment and the growth and expansion in the Bank’s market area while the slower growth in the commercial deposits was due to competitive pricing by the competition in several market areas. Average net commercial banking loans were 95%, 86% and 66% of average commercial bank deposits and borrowings during 2004, 2003 and 2002, respectively. Average interest-earning assets were 106%, 95% and 79% of average commercial bank deposits and borrowings during 2004, 2003 and 2002, respectively. These ratios do not include the interest-earning assets or interest-bearing liabilities from discontinued operations. Both the ratio of average net commercial banking loans to average commercial banking deposits and borrowings and the ratio of average interest-earning assets to average commercial banking deposits and borrowings increased during 2004 and 2003, which indicates that the Bank’s liquidity is tightening. The increase in percentages is mainly due to the growth in the Bank’s commercial loan production of approximately $112.6 and $83.7 million during 2004 and 2003, respectively. In response to this loan growth, the Bank borrowed an additional $34.0 million in Federal Home Loan Bank advances and accepted an additional $37.8 million in out-of-market deposits during 2004.

The following table shows operating and capital ratios for each of the last three years:

	Year ended December 31,
	2004	2003	2002
Percentage of net income (loss) to:
Average shareholders’ equity	(1.56)%	37.46%	52.92%
Average total assets	(0.19)%	3.24%	2.56%
Percentage of average shareholders’ equity to average total assets	11.85%	8.65%	4.83%
Percentage of dividends paid to net income (loss)	N/M	4.46%	5.78%

N/M – Not meaningful due to net loss for the year.

The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. The Bank maintains federal funds lines of credit totaling $18.5 million and maintains a line of credit up to approximately $42.6 million at the Federal Home Loan Bank secured by the Bank’s 1 – 4 family first lien mortgage loans and commercial real estate loans. At December 31, 2004 we had $39.0 million in Federal Home Loan Bank advances outstanding and no amounts outstanding on our federal funds lines of credit. For 2004, the average balance in Federal Home Loan Bank advances was approximately $23.2 million. Of the $39.0 million in advances outstanding, all of the advances are secured by a lien on the Bank’s 1 – 4 family first lien mortgage loans, a lien on commercial real estate loans, its investment securities and Federal Home Loan Bank stock. The Bank currently is holding approximately $13 million in unpledged investment securities that can be used to borrow an additional $13 million in Federal Home Loan Bank advances as of December 31, 2004. We presently believe that the Bank’s liquidity is under pressure due to the volume of commercial bank loan production and the competitive pricing for deposits in the Bank’s market area. During 2004, the Bank borrowed an additional $34.0 million in Federal Home Loan Bank advances and accepted an additional $37.8 million in out of market deposits increasing the total of out of market and brokered deposits to $56.7 million, or 13.8%, of total deposits at December 31, 2004. The costs of out of market and brokered deposits are usually approximately 10 to 15 basis points lower than the costs of deposits of similar maturity in the local market during 2004. However, in the fourth quarter of 2004 and in the first quarter of 2005, we have seen the cost of out of market and brokered deposits increase to levels equal to or even exceed that in our local market. The costs of out of market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity and ability to support commercial loan demand will be affected adversely. The Bank may have to increase its deposit rates in the future in its local markets, as it did in the third quarter of 2004, if the Bank’s liquidity position remains under pressure. During the third quarter of 2004, the Bank conducted several deposit promotions including an 11 month certificate of deposit and a high yield money market account. The Bank conducted these deposit promotions in order to fund the high level of loan growth the Bank has experienced in 2004. With these deposit promotions, the Bank’s average interest-bearing deposits increased by $72.1 million during 2004 and the cost of funds of interest-bearing deposits increased from 2.51% in the second quarter of 2004 to 2.83% in the fourth quarter of 2004. As seen in the third and fourth quarters of 2004, an increase in deposit rates can adversely affect our net interest margin and net income.

Contractual Obligations and Commercial Commitments

The following table presents our contractual obligations at December 31, 2004. The table does not include obligations which will be settled in cash, primarily in less than one year, such as deposits, federal funds purchased, securities sold under repurchase agreements and short term borrowings, which are included in our consolidated balance sheet at December 31, 2004. Additional information concerning contractual cash obligations is provided in Note 16 of the “Notes to Consolidated Financial Statements” included under Item 8 of our Annual Report on Form 10-K.

Contractual Obligations

	Payments Due by Period
	Total	Under 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Total Borrowings	$46,285	$13,460	$24,920	$2,920	$4,985
Operating Leases (1) (2)	324	217	79	28	—
Purchase Obligations (3)	545	545	—	—	—
Employment Compensation Obligations (4)	1,119	—	—	—	1,119

Total Contractual Cash Obligations	$20,541	$12,312	$709	$498	$7,022

(1)	Represents minimum annual rental commitments exclusive of taxes and other charges.
(2)	Certain operating leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.
(3)	Purchase obligations primarily relate to the contract to build our new branch office in Adairsville, Georgia. These obligations also relate to services provided for information technology and other outsourcing of operating activities. Amounts presented in the table reflect minimum legally enforceable contractual obligations of $20,000 or greater as of December 31, 2004. The minimum obligation for any notification period is presented in the table.
(4)	This obligation relates to amounts under post retirement benefit plans, which are more fully described in Note 10 of the “Notes to Consolidated Financial Statements” included under Item 8 of our Annual Report on Form 10-K.

The following table presents our other commercial commitments at December 31, 2004. These commitments are not included in our consolidated balance sheet.

Commercial Commitments

	Amount of Commitment Expiration Per Period
	Total	Under 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Commitments to Extend Credit (1)	$77,848	$49,757	$24,615	$56	$3,420
Letters of Credit (2)	2,737	2,332	405	—	—

Total Commercial Commitments	$80,585	$52,089	$25,020	$56	$3,420

(1)	Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements, in that commitments often expire without being drawn upon.
(2)	Letters of credit and financial guarantees are agreements whereby we guarantee the performance of a customer to a third party. Collateral may be required to support letters of credit in accordance with management’s evaluation.

Off-Balance Sheet Arrangements

At December 31, 2004, the Company had no off-balance sheet arrangements within the meaning of Item 303(a)(4) of Regulation S-K.

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

Interest Rate Risk

Interest rate risk is the risk to earnings or market value of equity from the potential movement in interest rates. The primary purpose of managing interest rate risk is to reduce interest rate volatility and thereby achieve reasonably stable earnings and preserve the value of our equity. Changes in interest rates affect our volume of mortgage production and the value and retention of mortgage servicing rights. Changes in interest rates also affect our net interest margin and net interest income because such changes affect the amount of interest we receive on interest-bearing assets and the amount of interest we pay on interest-bearing liabilities.

We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets and rate sensitive liabilities. The relationship between rate sensitive assets and rate sensitive liabilities is a key factor in projecting the effect of interest rate changes on net interest income. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. We monitor the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but place particular emphasis on the twelve-month interval. The following table shows our rate sensitive position at December 31, 2004. Approximately 72% of earning assets and 67% of funding for these earning assets is scheduled to reprice at least once during the next twelve months. The total excess of interest-bearing asset over interest-bearing liabilities, based on a one-year cumulative time period, was $61.8 million, or 12.0% of total assets.

Interest Rate Sensitivity Gaps

As of December 31, 2004

	Amounts Repricing In
	0-90 Days	91-365 Days	1-5 Years	Over 5 Years	Total
	(thousands of dollars)
Interest-earning assets
Commercial banking loans	$277,443	$40,184	$91,430	$24,300	$433,357
Investment securities	152	502	7,144	11,521	19,319
Mortgage loans held for sale	2,003	—	—	—	2,003
Federal funds sold	13,210	—	—	—	13,210
Interest-bearing deposits in other banks	8,992	—	—	—	8,992

Total interest-earning assets	$301,800	$40,686	$98,574	$35,821	$476,881

Interest-bearing liabilities
Interest-bearing demand deposits	$97,543	—	—	—	$97,543
Time deposits	39,595	130,121	107,494	—	277,210
Other borrowings	3,000	10,460	27,380	5,445	46,285

Total interest-bearing liabilities	$140,138	$140,581	$134,874	$5,445	$421,038

Interest sensitivity gap	$161,662	$(99,895)	$(36,300)	$30,376	$55,843
Interest sensitivity gap – cumulative	$161,662	$61,767	$25,467	$55,843	$55,843

We continually try to manage our interest rate sensitivity gap. Attempting to reduce the gap is a constant challenge in a changing interest rate environment and one of the objectives of our asset/liability management strategy. We were in an asset-sensitive position on a cumulative basis for each time period represented on the table above. This means that during each period, if interest rates increase, then the net interest margin will increase, and if interest rates decline, then the net interest margin will decline. At December 31, 2004, we were within our policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80-140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity.

We use additional tools to monitor and manage interest rate sensitivity. One of our tools is the shock test. The shock test projects the effect of an interest rate increase and decrease of 100 and 200 basis points on our rate sensitive assets and liabilities, mortgage servicing rights and mortgage production.

Effects of Inflation

Inflation generally increases the cost of funds and operating overhead, and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the effects of general levels of inflation have. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, low inflation or deflation generally have resulted in decreased interest rates while high inflation generally has resulted in increased interest rates. The economy experienced deflation in 2001 and the Federal Reserve reduced interest rates on eleven occasions for a total of 475 basis points in 2001. Inflation has remained low in 2002 and 2003, which reflects that interest rates remained fairly steady in 2002 and 2003, only dropping 50 basis points in 2002 and 25 basis points in 2003. During 2004, inflation slowly started to increase with the improvement in the economy and the Federal Reserve increased interest rates by 125 basis points. In February and March 2005, the Federal Reserve raised these rates by a total of 0.50% and indicated that further increases were likely in the future.

In addition, inflation results in an increased cost of goods and services purchased, cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect the liquidity and earnings of our commercial banking and mortgage banking businesses, and our shareholders’ equity. The value of mortgage servicing rights is also affected by changes in, and expectations of changes in, interest rates and prepayment rates on mortgage loans. Generally, if interest rates increase, the value of mortgage servicing rights increases, and if prepayment rates increase, the value of mortgage servicing rights decreases.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Crescent Banking Company

Jasper, Georgia

We have audited the accompanying consolidated balance sheets of Crescent Banking Company and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of Crescent Banking Company and subsidiaries for the year ended December 31, 2002 were audited by other auditors whose report dated March 5, 2003 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2004 and 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

DIXON HUGHES PLLC

Atlanta, Georgia

March 17, 2005

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
Assets
Cash and due from banks	$11,672,894	$16,850,685
Federal funds sold	13,210,000	13,241,000
Interest-bearing deposits in banks	8,991,796	40,287
Investment securities available-for-sale	13,993,047	16,591,617
Investment securities held-to-maturity, at cost (fair value approximates $2,978,000 in 2004 and $4,177,000 in 2003)	2,725,220	3,941,091
Restricted equity securities	2,601,775	1,291,175
Mortgage loans held for sale	2,002,958	2,641,426
Loans	433,356,643	274,536,053
Less allowance for loan losses	(5,828,027)	(3,243,177)

Loans, net	427,528,616	271,292,876
Mortgage servicing rights	1,505,528	3,507,707
Accounts receivable-brokers and escrow agents	448,429	3,617,638
Premises and equipment, net	11,507,789	8,178,157
Other real estate owned	2,366,955	5,423,704
Cash surrender value of life insurance	6,270,456	5,551,149
Deposit intangible	333,574	407,701
Deferred tax asset	3,152,968	700,640
Other assets	5,051,097	10,084,793
Assets related to discontinued operations	—	3,073,743

Total assets	$513,363,102	$366,435,389

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$35,333,077	$27,767,517
Interest-bearing	374,753,387	256,822,583

Total deposits	410,086,464	284,590,100
Short-term borrowings	13,460,000	5,460,000
Long-term borrowings	32,825,000	7,180,000
Accrued interest and other liabilities	3,133,434	5,904,495
Liabilities related to discontinued operations	3,727,635	11,590,726

Total liabilities	463,232,533	314,725,321

Stockholders’ equity
Preferred stock, par value $1; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $1; 10,000,000 shares authorized; 2,499,735 and 2,466,285 shares issued respectively	2,499,735	2,466,285
Capital surplus	17,029,652	16,727,731
Retained earnings	30,908,966	32,525,038
Treasury stock, 16,668 and 6,668 shares, respectively	(296,091)	(36,091)
Accumulated other comprehensive income (loss)	(11,693)	27,105

Total stockholders’ equity	50,130,569	51,710,068

Total liabilities and stockholders’ equity	$513,363,102	$366,435,389

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
Interest income
Loans including fees	$20,763,604	$14,378,133	$11,104,124
Mortgage loans held for sale	57,071	548,375	3,468,194
Taxable securities	854,511	1,138,994	1,544,320
Nontaxable securities	—	1,279	15,353
Deposits in banks	37,197	27,656	62,787
Federal funds sold	218,535	77,104	57,700

Total interest income	21,930,918	16,171,541	16,252,478

Interest expense
Deposits	8,170,922	6,440,253	7,410,211
Short-term borrowings	145,685	32,036	2,219
Long-term borrowings	723,214	314,390	319,006

Total interest expense	9,039,821	6,786,679	7,731,436

Net interest income	12,891,097	9,384,862	8,521,042
Provision for loan losses	3,192,000	1,140,500	1,190,000

Net interest income after provision for loan losses	9,699,097	8,244,362	7,331,042

Other income
Service charges on deposit accounts	957,354	864,619	760,014
Mortgage loan servicing fees	1,714,083	2,342,699	2,160,264
Gains on sales and calls of investment securities	103,148	349,376	—
Gains on sales of SBA loans	527,418	451,197	340,155
Other operating income	1,856,447	1,294,725	433,353

Total other income	5,158,450	5,302,616	3,693,786

Other expenses
Salaries and employee benefits	7,138,503	5,212,232	4,320,244
Occupancy and equipment expenses	1,787,965	1,382,366	1,309,052
Capitalized loan origination costs	(1,851,250)	(1,469,718)	(1,946,374)
Other operating expenses	5,738,592	5,049,048	5,661,443

Total other expenses	12,813,810	10,173,928	9,344,365

Income from continuing operations before income taxes	2,043,737	3,373,050	1,680,463
Income tax expense	586,328	1,295,110	637,555

Income from continuing operations	1,457,409	2,077,940	1,042,908
Income (loss) from discontinued operations of mortgage subsidiary, net of income tax expense (benefit) of $(1,364,651), $9,501,210, and $6,387,767	(2,268,641)	15,244,203	10,426,570

Net income (loss)	$(811,232)	$17,322,143	$11,469,478

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$(0.33)	$7.07	$5.27

Diluted earnings (loss) per share	$(0.33)	$6.74	$5.04

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic earnings per share	$0.59	$0.85	$0.48

Diluted earnings per share	$0.58	$0.81	$0.46

EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS
Basic earnings (loss) per share	$(0.92)	$6.23	$4.79

Diluted earnings (loss) per share	$(0.92)	$5.94	$4.58

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
Net income (loss)	$(811,232)	$17,322,143	$11,469,478

Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale:
Unrealized holding gains (losses) arising during period, net of tax of $(25,865), $(120,941) and $196,935, respectively	(38,798)	(181,414)	296,904

Other comprehensive income (loss)	(38,798)	(181,414)	296,904

Comprehensive income (loss)	$(850,030)	$17,140,729	$11,766,382

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Common Stock		Capital Surplus	Other Retained Earnings (Deficit)	Total Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity
	Shares	Par Value			Shares	Cost
Balance, December 31, 2001	1,847,929	$1,847,929	$9,414,713	$5,169,663	6,668	$(36,091)	$88,353)	$16,307,829
Net income	—	—	—	11,469,478	—	—	—	11,469,478
Cash dividends declared, $.31 per share	—	—	—	(662,992)	—	—	—	(662,992)
Exercise of stock options	10,000	10,000	94,220	—	—	—	—	104,220
Restricted stock awards	7,200	7,200	91,224	—	—	—	—	98,424
Issuance of common stock	568,306	568,306	6,707,400	—	—	—	—	7,275,706
Other comprehensive income	—	—	—	—	—	—	296,904	296,904

Balance, December 31, 2002	2,433,435	2,433,435	16,307,557	15,976,149	6,668	(36,091)	208,519	34,889,569
Net income	—	—	—	17,322,143	—	—	—	17,322,143
Cash dividends declared, $.315 per share	—	—	—	(773,254)	—	—	—	(773,254)
Exercise of stock options	12,066	12,066	104,106	—	—	—	—	116,172
Restricted stock awards	20,468	20,468	310,090	—	—	—	—	330,558
Issuance of common stock	316	316	5,978	—	—	—	—	6,294
Other comprehensive loss	—	—	—	—	—	—	(181,414)	(181,414)

Balance, December 31, 2003	2,466,285	2,466,285	16,727,731	32,525,038	6,668	(36,091)	27,105	51,710,068
Net loss	—	—	—	(811,232)	—	—	—	(811,232)
Cash dividends declared, $.325 per share	—	—	—	(804,840)	—	—	—	(804,840)
Exercise of stock options	33,450	33,450	301,921	—	—	—	—	335,371
Purchase of treasury stock				—	10,000	(260,000)	—	(260,000)
Other comprehensive loss	—	—	—	—	—	—	(38,798)	(38,798)

Balance, December 31, 2004	2,499,735	$2,499,735	$17,029,652	$30,908,966	16,668	$(296,091)	$(11,693)	$50,130,569

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
OPERATING ACTIVITIES
Net income (loss)	$(811,232)	$17,322,143	$11,469,478
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (Income) of discontinued operations	2,268,641	(15,244,203)	(10,426,570)
Accretion of discount on securities	(161,594)	(797,547)	(1,372,315)
Net gain on sales and calls of investment security	(103,148)	(349,376)	—
Depreciation	777,419	682,957	603,139
Amortization of deposit intangible	74,127	74,127	74,128
Provision for loan losses	3,192,000	1,140,500	1,190,000
Gain on sale of other real estate owned	(15,589)	68	10,027
Gain on disposal of premises and equipment	28,598	—	—
Income on life insurance policies	(229,307)	(221,316)	(250,658)
Deferred tax expense (benefit)	(2,426,463)	(1,348,631)	1,377,950
Net increase in mortgage loans held for sale	125,531	(2,641,426)	—
Amortization of mortgage servicing rights	594,335	612,393	1,227,600
Gains on sales of mortgage servicing rights	(642,926)	(43,676,329)	(25,182,199)
Acquisition of mortgage servicing rights	—	(4,712,006)	(17,249,829)
Proceeds from sales of mortgage servicing rights	2,050,770	46,353,098	42,218,144
(Increase) decrease in accounts receivable—brokers and escrow agents	3,169,209	4,592,682	(2,185,425)
Increase in interest receivable	(526,050)	(209,847)	(387,654)
Increase (decrease) in interest payable	266,099	(165,332)	116,734
Net cash provided by (used in) discontinued operations	(6,458,183)	296,136,204	25,176,040
Net change in other assets, liabilities and other operating activities	3,352,760	(5,210,517)	5,864,749

Net cash provided by operating activities	4,524,997	292,337,642	32,273,339

INVESTING ACTIVITIES
Purchase of securities available-for-sale	(10,449,739)	(12,301,966)	(500,433)
Proceeds from maturities/call of securities available-for-sale	6,481,730	6,356,782	323,403
Proceeds from sales of securities available-for-sale	6,677,499	—	—
Purchase of securities held-to-maturity	(641,991)	(1,000,000)	(641,248)
Proceeds from maturities/call of securities held-to-maturity	1,947,023	7,366,498	1,922,412
(Purchase) sale of other securities	(1,310,600)	588,700	41,100
Net (increase) decrease in federal funds sold	31,000	(10,417,000)	(2,645,000)
Net (increase) decrease in interest-bearing deposits in banks	(8,951,509)	4,985,650	(4,790,277)
Net increase in loans	(161,415,935)	(78,991,511)	(78,316,871)
Proceeds from sale of other real estate owned	4,603,251	276,348	322,716
Purchase of premises and equipment	(4,135,649)	(2,517,114)	(1,359,150)
Purchase of life insurance policies	(490,000)	(203,000)	(1,239,000)
Net cash provided by (used in) discontinued operations	108,128	459,144	(235,599)

Net cash used in investing activities	(167,546,792)	(85,397,469)	(87,117,947)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
FINANCING ACTIVITIES
Net increase (decrease) in deposits	$125,496,364	$(2,409,442)	$65,034,742
Net increase (decrease) in other borrowings	33,645,000	6,540,000	(1,000,000)
Dividends paid	(804,840)	(773,254)	(662,992)
Proceeds from issuance of common stock	—	6,294	7,275,706
Purchase of treasury stock	(260,000)	—	—
Proceeds from exercise of stock options	335,371	116,172	104,220
Net cash used by discontinued operations	(567,891)	(211,177,122)	(10,236,189)

Net cash provided (used) by financing activities	157,844,004	(207,697,352)	60,515,487

Net increase (decrease) in cash and due from banks	(5,177,791)	(757,179)	5,670,879
Cash and due from banks at beginning of year	16,850,685	17,607,864	11,936,985

Cash and due from banks at end of year	$11,672,894	$16,850,685	$17,607,864

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$8,940,996	$12,508,373	$12,019,273
Income taxes	$1,457,456	$16,419,516	$6,553,105
Principal balances of loans transferred to other real estate owned	$2,501,132	$4,308,721	$1,391,399
Unrealized gain (loss) on securities available for sale, net	$(38,798)	$(181,414)	$296,904

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Crescent Banking Company (the “Company”) provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the “Bank”) in Jasper, Pickens County, Georgia and the surrounding areas. The Company had provided mortgage loan services to customers through both the Bank and through its subsidiary, Crescent Mortgage Services, Inc. (“CMS”) throughout the eastern half of the United States. The Company discontinued its wholesale mortgage operations with an asset sale of CMS effective December 31, 2003 (See Note 2. Discontinued Operations). Through its subsidiary Crescent Capital Trust I, the Company issued trust-preferred securities that are included in long-term borrowings.

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

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of mortgage servicing rights, the valuation of derivative instruments, the valuation of foreclosed real estate, and the determination of the allowance for recourse obligations.

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

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $1,592,000 at December 31, 2004.

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

Restricted Equity Securities

Investment in Federal Home Loan Bank (“FHLB”) stock is carried at cost because it can only be redeemed at par value. It is a required investment based on the Bank’s borrowing from the FHLB. The Company also carries certain other equity investments at cost, which approximates fair value.

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

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. At December 31, 2004 and 2003, no valuation allowances were required for the Company’s mortgage servicing rights.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company’s wholesale mortgage division, which gave rise to these issues in the past was sold on December 31, 2003, and accordingly, the adoption of SAB 105 did not have a material impact on the consolidated financial statements.

In March 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The adoption of Issue 03-01 did not result in any other-than-temporary impairment.

In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (“SFAS No. 123(R)”). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period that begins after June 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending September 30, 2005. If we had included the cost of employee stock option compensation in our consolidated financial statements, our net income for the fiscal years ended December 31, 2004, 2003 and 2002 would have decreased by approximately $74,000, $41,000, and $44,000, respectively.

In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. Public entities, other than small business issuers, were required to apply FIN 46R no later than the end of the first reporting period ending after March 15, 2004.

The Company adopted both FIN 46 and FIN 46R in 2004. This resulted in the deconsolidation of the Company’s statutory business trust subsidiary that issued trust preferred securities and holds the Company’s related junior subordinated debentures issued to such trust. As a result of these transactions and FIN 46R, the Company has a long term liability of $3,605,000 related to the junior subordinated debentures issued by the Company to the trust and an increase in other assets of $105,000 related to the Company’s purchase of the common stock of the trust.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On March 1, 2005 the Federal Reserve Board released a final capital adequacy rule which, among other things, clarified the capital treatment of trust preferred securities and other minority interests. Beginning on March 31, 2009, qualifying trust preferred securities, plus other restricted core capital elements (as defined by the Federal Reserve), will be permitted to be included in Tier 1 Capital, up to 25% of total Tier 1 Capital, net of goodwill and intangibles.

Derivatives Instruments and Hedging Activities

On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment of SFAS No. 133, and SFAS No. 149, an amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities (collectively, SFAS No. 133.) Under SFAS No. 133, all derivative financial instruments are recognized on the balance sheet at fair value.

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

	Years Ended December 31,
	2004	2003	2002
Net income (loss), as reported	$(811,232)	$17,322,143	$11,469,478
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(73,668)	(41,024)	(43,682)
Pro forma net income (loss)	$(884,900)	$17,281,119	$11,425,796
Earnings (loss) per share:
Basic – as reported	$(0.33)	$7.07	$5.27
Basic – pro forma	$(0.36)	$7.06	$5.25
Diluted – as reported	$(0.33)	$6.74	$5.04
Diluted – pro forma	$(0.36)	$6.73	$5.02

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options. The Company has issued restricted stock to certain executives upon their achievement of certain performance criteria, and hence, such shares are included in basic earnings per share when vested and diluted earnings per share when granted. In connection with the sale of the Company’s wholesale mortgage business on December 31, 2003, all remaining restricted stock was cancelled.

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

NOTE 2. DISCONTINUED OPERATIONS

On November 4, 2003, the Company entered into a definitive agreement with Carolina Financial Corporation (“Carolina”) to sell the wholesale residential mortgage business conducted by its subsidiary, CMS. The transaction closed December 31, 2003. Under the definitive agreement, Carolina purchased all of CMS’s mortgage loans, pipeline mortgage loans and premises and equipment and assumed all leases and liabilities related to the transferred assets. The assets were sold at their carrying value. The Company was to be paid 100% of the profits from the mortgage pipeline during the first 60 days following closing as well as 30% of the pre-tax income of the business for the nine months following the first 60-day period. During the first 60 days following closing, Carolina Financial’s mortgage subsidiary experienced a net loss, and therefore, the Company received no profits from the mortgage pipeline sold at December 31, 2003. During the nine months following the first 60-day period, Carolina Financial’s mortgage subsidiary experienced a cumulative net loss, and therefore the Company received no profits during the earn-out period. The Company retained the mortgage servicing portfolio, which was approximately $284 million at December 31, 2004. In connection with the transaction, the Company agreed to refrain from engaging in the wholesale residential mortgage business in competition with Carolina for one year following the closing.

Summarized information for the discontinued operations of the mortgage subsidiary is as follows:

	2004	2003	2002
Revenues	$438,903	$53,488,191	$39,220,876
Expenses	4,072,195	28,742,778	22,406,539

Pretax income (loss) from discontinued operations of mortgage subsidiary	$(3,633,292)	$24,745,413	$16,814,337

Assets and liabilities of discontinued operations included in the consolidated balance sheet as of December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Assets from discontinued operations
Mortgage loans held for sale	$—	$2,962,412
Premises and equipment, net	—	—
Interest receivable	—	8,465
Prepaid expenses	—	—
Accounts receivable	—	102,866

	$—	$3,073,743

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. DISCONTINUED OPERATIONS (Continued)

	2004	2003
Liabilities from discontinued operations
Other borrowings	$—	$567,891
Drafts payable	—	118,814
Interest payable – warehouse lines of credit	—	84,963
Accrued expenses	3,727,635	7,917,536
Accounts payable	—	2,901,522

	$3,727,635	$11,590,726

Changes in the allowance for recourse obligation are as follows:

2004
Balance at December 31, 2003	$2,026,298
Provisions for recourse obligations	2,850,000
Losses indemnified	(1,148,663)

Balance at December 31, 2004	$3,727,635

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES

The carrying value and fair value of investment securities summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Securities Available-for-sale
December 31, 2004
U. S. Government agencies	$6,295,425	$82,909	$(24,496)	$6,353,838
Mortgage-backed securities	7,717,110	2,451	(80,352)	7,639,209

	$14,012,535	$85,360	$(104,848)	$13,993,047

December 31, 2003
U. S. Government agencies	$8,440,208	$248,760	$(93,656)	$8,595,312
Mortgage-backed securities	8,106,233	—	(109,928)	7,996,305

	$16,546,441	$248,760	$(203,584)	$16,591,617

Securities Held-to- maturity

December 31, 2004
U. S. Government agencies	$2,083,229	$259,315	$(6,250)	$2,336,294
State and municipal securities	641,991	—	—	641,991

	$2,725,220	$259,315	$(6,250)	$2,978,285

December 31, 2003
U. S. Government agencies	$3,941,091	$256,511	$(20,792)	$4,176,810

For the year ended December 31, 2004, proceeds from the sale of securities available-for-sale were approximately $6,677,000. Gross realized gains were $98,850 and gross realized losses were $89,367 on the sale of securities available-for-sale during 2004. There was no sale of securities held-to-maturity for the year ended December 31, 2004, and there were no sales of securities available-for-sale or held-to-maturity for the years ended December 31, 2003 and 2002. For the years ended December 31, 2004 and 2003, proceeds from calls of securities available-for-sale and held-to-maturity were approximately $8,428,753 and $11,897,000, respectively. Gross realized gains amounted to $93,665 and $349,376, respectively, on such calls for the years ended December 31, 2004 and 2003. There were no gross losses on calls of securities available-for-sale or held-to-maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

The amortized cost and estimated fair value of debt securities at December 31, 2004, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2004
	Amortized Cost	Estimated Fair Value
Due in one year or less	$—	$—
Due after one year through five years	4,391,175	4,413,625
Due after five years through ten years	—	—
Due after ten years	4,629,470	4,918.498
Mortgage-backed securities	7,717,110	7,639,209

	$16,737,755	$16,971,332

Securities with an approximate carrying value of $16,353,817 and $18,729,931 at December 31, 2004 and 2003, respectively, were pledged to secure public funds as required by law, and for other purposes.

The fair value of securities with unrealized losses at December 31, 2004 is shown below:

	Held Less Than 12 Months		Held More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$4,959,526	$(30,746)	$—	$—
Mortgage backed securities	5,481,171	(54,923)	1,398,553	(25,429)

Total	$10,440,697	$(85,669)	$1,398,553	$(25,429)

The fair value of securities with unrealized losses at December 31, 2003 is shown below:

	Held Less Than 12 Months		Held More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$3,957,900	$(39,669)	$5,821,565	$(74,779)
Mortgage backed securities	7,996,305	(109,928)	—	—

Total	$11,954,205	$(149,597)	$5,821,565	$(74,779)

Management of the Company believes all unrealized losses as of December 31, 2004 and 2003 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. Also, total impairment represents less than 1% of amortized cost. All bonds held at year-end that have unrealized losses are rated AAA by Moodys and AAA by Standard and Poors rating agencies. In addition, all of the securities are backed by the U.S. Government or one of its agencies/quasi-agencies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS

The composition of loans is summarized as follows:

	December 31,
	2004	2003
Commercial	$21,656,621	$15,890,856
Real estate – construction and land development	149,519,209	75,750,909
Real estate – mortgage	240,859,407	162,475,787
Consumer installment and other	21,321,406	20,418,501

	433,356,643	274,536,053
Allowance for loan losses	(5,828,027)	(3,243,177)

Loans, net	$427,528,616	$271,292,876

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2004	2003	2002
Balance, beginning of year	$3,243,177	$2,548,110	$1,596,287
Provision for loan losses	3,192,000	1,140,500	1,190,000
Loans charged off	(956,106)	(529,695)	(247,287)
Recoveries of loans previously charged off	348,956	84,262	9,110

Balance, end of year	$5,828,027	$3,243,177	$2,548,110

The investment in impaired loans, consisting totally of nonaccrual loans, was $1,367,757 and $356,532 at December 31, 2004 and 2003, respectively. There were no loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2004 and 2003, respectively. The average recorded investment in impaired loans for 2004, 2003 and 2002 was $1,618,504, $1,019,699 and $952,815, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2004, 2003 and 2002. Loans past due ninety days or more and still accruing interest amounted to $396,726 and $2,356,419 at December 31, 2004 and 2003, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:

Balance, beginning of year	$2,378,442
Advances	3,752,860
Repayments	1,483,773

Balance, end of year	$4,647,529

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31
	2004	2003
Land	$5,362,648	$2,797,116
Buildings and improvements	5,012,508	3,950,985
Equipment	4,800,273	3,791,863
Construction and equipment installation in progress	244,428	1,024,673

	15,419,857	11,564,637
Accumulated depreciation	(3,912,068)	(3,386,480)

Premises and equipment, net	$11,507,789	$8,178,157

Leases:

The Bank leases certain of its branch facilities under various noncancelable operating leases. The initial terms range from one to seven years.

Rental expense from operating leases relating to continuing operations amounted to $175,539, $113,481 and $125,923 for the years ended December 31, 2004, 2003 and 2002, respectively.

Rental expense under all operating leases amounted to $175,539, $560,873 and $530,331 for the years ended December 31, 2004, 2003 and 2002, respectively.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2005	$217,291
2006	57,944
2007	21,413
2008	19,600
2009 and thereafter	8,167

$324,415

NOTE 6. DEPOSIT INTANGIBLE

Following is a summary of information related to acquired intangible assets:

	As of December 31, 2004		As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit premiums	$741,274	$407,700	$741,274	$333,573

The aggregate amortization expense was $74,127, $74,127 and $74,128 for the years ended December 31, 2004, 2003, and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DEPOSIT INTANGIBLE (Continued)

The estimated amortization expense for each of the next five years is as follows:

2005	$74,127
2006	74,127
2007	74,127
2008	74,127
2009	37,066

$333,574

NOTE 7. DEPOSITS

The following is a summary of interest-bearing deposit liabilities at December 31, 2004 and 2003.

	December 31,
	2004	2003
Interest-bearing demand	$43,305,766	$41,603,383
Savings	54,237,428	18,557,836
Time, $100,000 and over	104,057,895	84,368,868
Other time	173,152,298	112,292,496

	$374,753,387	$256,822,583

The total amount of out-of-market deposits, including brokered deposits, at December 31, 2004 and 2003 was $56,728,454 and $18,909,682, respectively.

The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005	$168,527,955
2006	48,432,580
2007	28,317,618
2008	13,642,215
2009	18,289,825

$277,210,193

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS

Borrowings consist of the following:
	December 31,
	2004	2003
FHLB Advance-short term, interest payable monthly at fixed rates ranging from 1.86% to 3.27%, advances mature at various dates from July 28, 2005 to December 30, 2005, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	$10,000,000	$5,000,000
FHLB Advance-variable rate of 2.44% at December 31, 2004, advance matures and reprices daily with interest payable daily, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	3,000,000	—
Note payable to correspondent bank with interest at prime minus .50% (4.75% at December 31, 2004), due in ten equal installments of $460,000, collateralized by the common stock of the Bank.	460,000	460,000

Total Short-Term Borrowings	$13,460,000	$5,460,000

Note payable to correspondent bank with interest at prime minus .50% (4.75% at December 31, 2004), due in ten equal installments of $460,000, collateralized by the common stock of the Bank.	$3,220,000	$3,680,000
Debentures payable, with interest accruing at prime plus 1% (6.25% at December 31, 2004). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2031 and are unsecured.	3,605,000	3,500,000
FHLB Advance-long term, interest payable monthly at fixed rates ranging from 2.10% to 3.60%, advances mature at various dates from January 16, 2006 to October 20, 2008, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	26,000,000	—

Total Long-Term Borrowings	$32,825,000	$7,180,000

The note payable to correspondent bank has various covenants related to capital adequacy, allowance for loan losses and profitability of the Company and its subsidiaries. As of December 31, 2004, the Company was in compliance with such covenants.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. DERIVATIVE INSTRUMENTS

The Company had no derivative instruments at December 31, 2004. The Company’s locked pipeline totaled approximately $8 million at December 31, 2003. This locked pipeline was related to the Company’s wholesale mortgage operation which was sold as of December 31, 2003. The fair value of the locked pipeline and the corresponding amount in derivative liabilities on the balance sheet amounted to $-0- at December 31, 2003. The Company had approximately $8 million of mandatory sales commitments that were hedged against the locked pipeline and mortgage loans held for sale as of December 31, 2003. The fair value of the mandatory sales commitments and the corresponding amounts recorded as derivative liabilities in the balance sheets amounted to $-0- at December 31, 2003. The Company had no outstanding options to deliver mortgage-backed securities at either date.

NOTE 10. DEFERRED COMPENSATION AND SUPPLEMENTAL RETIREMENT PLANS

The Bank has deferred compensation and supplemental retirement plans providing for death and retirement benefits for directors and certain officers where estimated benefits to be paid are intended to be funded, at least in part, by split-dollar and bank-owned life insurance policies on the directors and executive officers. The cash surrender values of these insurance policies included in assets at December 31, 2004 and 2003 was $6,270,456 and $5,551,149, respectively. Income recognized on the policies amounted to $229,307, $221,316 and $250,648 for the years ended December 31, 2004, 2003 and 2002, respectively. The balance of the estimated deferred liabilities under these policies included in other liabilities at December 31, 2004 and 2003 was $1,118,955 and $742,033, respectively. Expense recognized for these plans amounted to $414,043, $406,558, and $224,944 for the years ended December 31, 2004, 2003, and 2002, respectively.

NOTE 11. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

In 2001, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within thirty days of cash dividend payment date. Cash dividends and optional cash payments are used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 2003, 316 shares were purchased under the plan.

NOTE 12. STOCK OPTIONS

The Company has a qualified stock option plan for key employees (the “employee plan”) and has reserved 300,000 shares of common stock. Options are granted at the fair market value of the Company’s common stock on the date of grant. All options under the employee plan expire ten years from the date of grant. At December 31, 2004, 181,000 options were available for grant.

The Company also has non-qualified stock option plans for directors (the “director plans”) and has reserved 198,000 shares of common stock. Options are granted at fair market value of the Company’s common stock on the date of grant, except for certain options that are granted at $8. All options under these plans expire ten years from the date of grant. At December 31, 2004, 81,548 options were available for grant at fair market value and -0- were available to grant at $8.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK OPTIONS (Continued)

Other pertinent information related to the options follows:

	Years Ended December 31,
	2004		2003		2002
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of year	153,784	$14.96	127,600	$10.35	116,100	$9.83
Granted at market price	46,000	26.68	36,252	29.80	18,850	14.41
Granted at below market price	—	—	1,998	8.00	4,400	8.00
Exercised	(33,450)	10.03	(12,066)	9.63	(10,000)	10.42
Cancelled	—	—	—	—	1,750	9.75

Under option, end of year	166,334	19.19	153,784	14.96	127,600	10.35

Exercisable, end of year	84,834	11.96	97,284	10.52	90,600	9.89

Weighted-average fair value of options issued and outstanding during the year	$7.06		$7.49		$4.48

Information pertaining to options outstanding at December 31, 2004 is as follows:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$8.00 - $11.99	66,810	4 years	$9.71	66,810	$9.71
12.00 - 17.99	17,800	8 years	13.95	7,800	14.31
18.00 - 26.99	40,224	10 years	26.10	10,224	24.87
27.00 – 30.89	41,500	9 years	30.02	—	—

Total	166,334	7 years	$19.19	84,834	$11.96

The Company applies APB Opinion 25 and related interpretations in accounting for the stock option plans. The Company recognized no compensation costs under either the directors plans or the employee plans for the years ended December 31, 2004, 2003 and 2002.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2004	2003	2002
Dividend yield (as a percent of the fair value of the stock)	1.27%	1.29%	2.57%
Expected life	7 years	5 years	5 years
Expected volatility	27.45%	28.02%	30.89%
Risk-free interest rate	1.73%	1.13%	3.88%

The stock based compensation expense determined under the fair value based method amounted to $73,668, $41,024 and $43,682 for the years ended December 31, 2004, 2003 and 2002 respectively.

The Company also had a restricted stock plan for two of its key employees with the discontinued mortgage operations. The employees annually earned shares of stock based on certain performance goals of the Company’s mortgage operations. The stock grants vested ratably over a five year period after one year from the date of grant. However, with the two key employees resigning with the sale of the wholesale mortgage operation on December 31, 2003, the remaining outstanding shares of restricted stock were cancelled. Expense incurred under these plans amounted to $330,558 and $98,424 for the years ended December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES

The Company recorded income tax expense relating to continuing operations of $586,328, $1,295,110, and $637,555 for the years ended December 31, 2004, 2003, and 2002, respectively. The components of total income tax expense (benefit) are as follows:

	Years Ended December 31,
	2004	2003	2002
Total:
Current - federal	$1,582,357	$10,225,307	$4,754,742
Current - state	65,783	1,919,644	892,630
Deferred - federal	(2,155,647)	(1,135,465)	1,160,150
Deferred - state	(270,816)	(213,166)	217,800

Income tax expense	$(778,323)	$10,796,320	$7,025,322

The Company’s total income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$(556,344)	(35)%	$9,841,462	35%	$6,473,179	35%
State income tax	(135,322)	(9)	1,031,523	3	560,113	3
Life insurance	(80,257)	(5)	(77,461)	—	(87,727)	(1)
Other items, net	(6,400)	—	796	—	79,757	1

Income tax expense	$(778,323)	(49)%	$10,796,320	38%	$7,025,322	38%

The Company’ income tax expense relating to continuing operations differs from the amounts computed by applying the Federal income tax statutory rates to income from continuing operations before income taxes as follows:

	Years Ended December 31,
	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$715,308	35%	$1,180,568	35%	$588,162	35%
State income tax, net of Federal benefit	(17,720)	(1)	122,918	4	55,762	3
Increase in cash surrender value of life insurance	(80,257)	(4)	(77,461)	(3)	(87,727)	(5)
Other items, net	(31,003)	(2)	69,085	2	81,358	5

Income tax expense	$586,328	28%	$1,295,110	38%	$637,555	38%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$3,403,088	$1,098,371
Stock options	—	—
Allowance for recourse obligations	986,120	566,378
Deferred compensation, non-qualified plans	515,953	399,419
Purchased deposit intangible	51,588	42,208
Other	7,279	7,279

	4,964,028	2,113,655

Deferred tax liabilities:
Mortgage servicing rights	1,450,256	1,266,949
Depreciation	363,165	122,562
Investment securities available-for-sale	(7,795)	18,070
Derivative instruments	—	—
Other	5,434	5,434

	1,811,060	1,413,015

Net deferred tax assets (liabilities)	$3,152,968	$700,640

NOTE 14. EARNINGS PER SHARE

Presented below is a summary of basic and diluted earnings per share.

	Years Ended December 31,
	2004	2003	2002
Consolidated
Basic earnings (loss) per share
Weighted average common shares outstanding	2,475,850	2,448,455	2,174,776

Net income (loss)	$(811,232)	$17,322,143	$11,469,478

Basic earnings (loss) per share	$(0.33)	$7.07	$5.27

Diluted earnings (loss) per share
Weighted average common shares outstanding	2,475,850	2,448,455	2,174,776
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	36,002	119,834	102,541

Total weighted average common shares and common stock equivalents outstanding	2,511,852	2,568,289	2,277,317

Net income (loss)	$(811,232)	$17,322,143	$11,469,478

Diluted earnings (loss) per share	$(0.33)	$6.74	$5.04

Continuing Operations
Basic earnings per share
Weighted average common shares outstanding	2,475,850	2,448,455	2,174,776

Income from continuing operations	$1,457,409	$2,077,940	$1,042,908

Basic earnings per share, continuing operations	$0.59	$0.85	$0.48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EARNINGS PER SHARE (Continued)

	Years Ended December 31,
	2004	2003	2002
Continuing Operations (Continued)
Diluted earnings per share
Weighted average common shares outstanding	2,475,850	2,448,455	2,174,776
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	36,002	119,834	102,541

Total weighted average common shares and common stock equivalents outstanding	2,511,852	2,568,289	2,277,317

Income from continuing operations	$1,457,409	$2,077,940	$1,042,908

Diluted earnings per share, continuing operations	$0.58	$0.81	$0.46

Discontinued operations
Basic earnings (loss) per share
Weighted average common shares outstanding	2,475,850	2,448,455	2,174,776

Income (loss) from discontinued operations	$(2,268,641)	$15,244,203	$10,426,570

Basic earnings (loss) per share, discontinued operations	$(0.92)	$6.23	$4.79

Diluted earnings (loss) per share
Weighted average common shares outstanding	2,475,850	2,448,455	2,174,776
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	36,002	119,834	102,541

Total weighted average common shares and common stock equivalents outstanding	2,511,852	2,568,289	2,277,317

Income (loss) from discontinued operations	$(2,268,641)	$15,244,203	$10,426,570

Diluted earnings (loss) per share, discontinued operations	$(0.92)	$5.94	$4.58

NOTE 15. MORTGAGE LOAN SERVICING

Mortgage loans serviced for others are not reflected in the consolidated financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $284 million and $744 million as of December 31, 2004 and 2003, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 2004 and 2003, substantially all of the Company’s servicing activity was concentrated within the eastern half of the United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

At December 31, 2004, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $5,000,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. MORTGAGE LOAN SERVICING (Continued)

The following is a summary of the activity of mortgage servicing rights during 2004:

Mortgage servicing rights as of December 31, 2003	$3,507,707
Capitalized mortgage servicing rights	—
Sale of mortgage servicing rights	(1,407,844)
Amortization of mortgage servicing rights	(594,335)

Mortgage servicing rights as of December 31, 2004	$1,505,528

The following is a summary of the activity of mortgage servicing rights during 2003:

Mortgage servicing rights as of December 31, 2002	$2,084,863
Capitalized mortgage servicing rights	4,712,006
Sale of mortgage servicing rights	(2,676,769)
Amortization of mortgage servicing rights	(612,393)

Mortgage servicing rights as of December 31, 2003	$3,507,707

The Company recorded gains of $642,926 and $0 for the years ended December 31, 2004 and 2003, respectively, relating to the sale of mortgage servicing rights in its continuing operations.

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

	December 31,
	2004	2003
Commitments to extend credit	$77,848,317	$55,541,035
Standby letters of credit	2,736,700	1,938,608

	$80,585,017	$57,479,643

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies

Mortgage loans held for sale are carried at the lower of aggregate cost or market price, and therefore no reserve for mortgage loans held for sale is carried. When a loan was sold, the Company typically make representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. The Company relied on the underwriting department to ensure compliance with individual investor standards prior to the sale of loans along with reliance on the quality control department to randomly test loans that had been sold. Purchasers of loans typically conduct their own review of the loans, and the Company may be liable for unpaid principal and interest on defaulted loans if the Company has breached its representations and warranties with respect to the loans that it sold. The Company regularly made representations and warranties to purchasers of mortgage loans that, if breached, would require the Company to indemnify the purchaser for losses or to repurchase the loans, and the Company considers this practice to be customary and routine. At December 31, 2004, the Company had approximately $8.0 million of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has set up a specific allowance for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for the recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability at December 31, 2004 for future losses was $3.7 million and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. Such recourse liability is included in liabilities related to discontinued operations.

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

The Company’s loan portfolio is primarily concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $11,667,000.

NOTE 18. REGULATORY MATTERS

The Department of Banking and Finance of the State of Georgia requires its prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on the aforementioned limitation, the amount of cash dividends available from the Bank for payment in 2004 is approximately $607,000, subject to maintenance of the minimum capital requirements. As a result of the above dividend restriction, at December 31, 2004, approximately $49,262,000 of the Parent’s investment in its bank subsidiary was restricted from transfer by the Bank to the Parent in the form of dividends without prior regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. REGULATORY MATTERS (Continued)

items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2004 and 2003, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2004:
Total Capital to Risk
Weighted Assets:
Company	$59,110	12.55%	$37,671	8%	$	N/A	N/A

Bank	$55,348	11.94%	$37,097	8%		$46,372	10%

Tier I Capital to Risk
Weighted Assets:
Company	$53,309	11.32%	$18,835	4%	$	N/A	N/A

Bank	$49,547	10.68%	$18,549	4%		$27,823	6%

Tier I Capital to Average
Assets:
Company	$53,309	10.72%	$19,898	4%	$	N/A	N/A

Bank	$49,547	10.27%	$19,292	4%		$24,115	5%

As of December 31, 2003:
Total Capital to Risk
Weighted Assets:
Company	$58,018	17.36%	$26,736	8%	$	N/A	N/A

Bank	$33,889	11.02%	$24,591	8%		$30,739	10%

Tier I Capital to Risk
Weighted Assets:
Company	$54,775	16.39%	$13,368	4%	$	N/A	N/A

Bank	$30,646	9.97%	$12,296	4%		$18,443	6%

Tier I Capital to Average
Assets:
Company	$54,775	12.79%	$17,136	4%	$	N/A	N/A

Bank	$30,646	9.28%	$13,214	4%		$16,517	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. REGULATORY MATTERS (Continued)

The Bank has further agreed with the Georgia Department of Banking and Finance to maintain a capital to assets ratio of 8%.

CMS is also subject to the net worth requirement of the Government National Mortgage Corporation (“Ginnie Mae”), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2004, this net worth requirement totaled $250,000. In addition, CMS is subject to the net worth requirements of Fannie Mae and Freddie Mac, which require that CMS have a net worth of $250,000 and $1 million, respectively. Total capital of CMS at December 31, 2004 was $5,370,514.

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

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$33,874,690	$33,874,690	$30,131,972	$30,131,972
Securities available-for-sale	13,993,047	13,993,047	16,591,617	16,591,617
Securities held-to-maturity	2,725,220	2,978,285	3,941,091	4,176,810
Cash surrender value of life insurance	6,270,456	6,270,456	5,551,149	5,551,149
Restricted equity securities	2,601,775	2,601,775	1,291,175	1,291,175
Mortgage loans held for sale	2,002,958	2,002,958	5,603,838	5,603,838
Loans	427,528,616	433,325,544	271,292,876	274,674,462
Accrued interest receivable	1,971,108	1,971,108	1,453,523	1,453,523
Mortgage servicing rights	1,505,528	2,038,608	3,507,707	5,208,472
Accounts receivable-brokers and escrow agents	448,429	448,429	3,617,638	3,617,638
Financial liabilities:
Deposits	410,086,464	410,158,075	284,590,100	285,910,063
Drafts payable	—	—	118,814	118,814
Other borrowings	46,285,000	45,835,857	13,207,891	13,203,466
Accrued interest payable	694,113	694,113	512,977	512,977

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2004		2003		2002
	Continued Operations	Discontinued Operations	Continued Operations	Discontinued Operations	Continued Operations	Discontinued Operations
Outside service fees	$757,295	$190,047	$514,367	$3,688,531	$477,380	$2,213,334
Mortgage loan sub-servicing expense	746,964	—	1,005,223	—	1,383,455	—
Amortization of mortgage servicing rights	594,335	—	612,393	—	1,227,600	—
Stationery and printing	276,385	1,722	253,920	445,523	253,065	423,514
Forclosed asset expense, net	1,007,109	60,459	117,004	326,661	41,263	98,825
Marketing Expense	449,875	806	434,968	154,700	485,395	157,787

NOTE 21. SUPPLEMENTAL SEGMENT INFORMATION

The Company has two reportable segments: commercial banking and mortgage banking. The commercial banking segment provides traditional banking services offered through the Bank. The discontinued mortgage banking segment provided mortgage loan origination through CMS.

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

	INDUSTRY SEGMENTS
	Commercial Banking	Mortgage Banking	Eliminations	Total
For the Year Ended December 31, 2004
Interest income	$21,930,918	$98,562	$—	$22,029,480
Interest expense	9,039,821	82,311	—	9,122,132
Net interest income	12,891,097	16,251	—	12,907,348
Other revenue from external customers	5,158,450	340,341	—	5,498,791
Depreciation and amortization	1,445,881	—	—	1,445,881
Provision for loan losses	3,192,000	—	—	3,192,000
Provision for recourse obligation	—	2,850,000	—	2,850,000
Income (loss) before income taxes	2,043,737	(3,633,292)	—	(1,589,555)
Segment assets	513,363,102	—	—	513,363,102
Expenditures for premises and equipment	4,135,649	—	—	4,135,649

For the Year Ended December 31, 2003
Interest income	$16,171,541	$9,470,055	$(528,818)	$25,112,778
Interest expense	6,786,679	5,994,306	(528,818)	12,252,167
Net interest income	9,384,862	3,475,749	—	12,860,611
Other revenue from external customers	5,302,616	44,018,136	—	49,320,752
Depreciation and amortization	1,369,530	397,948	—	1,767,478
Provision for loan losses	1,140,500	—	—	1,140,500
Income before income taxes	3,373,050	24,745,414	—	28,118,464
Segment assets	363,361,646	3,073,743	—	366,435,389
Expenditures for premises and equipment	2,517,114	293,718	—	2,810,832

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

For the Year Ended December 31, 2002
Interest income	16,252,478	10,821,691	(3,468,194)	23,605,975
Interest expense	7,731,436	7,850,942	(3,468,194)	12,114,184
Net interest income	8,521,042	2,970,749	—	11,491,791
Other revenue from external customers	3,693,786	28,399,184	—	32,092,970
Depreciation and amortization	1,904,866	305,630	—	2,210,496
Provision for loan losses	1,190,000	—	—	1,190,000
Income before income taxes	1,680,463	16,814,337	—	18,494,800
Segment assets	272,337,333	289,212,789	—	561,550,122
Expenditures for premises and equipment	1,359,151	235,598	—	1,594,749

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Crescent Banking Company:

CONDENSED BALANCE SHEETS

	December 31,
	2004	2003
Assets
Cash	$953,318	$221,714
Investment in bank subsidiary	49,869,143	31,287,599
Investment in other subsidiaries	5,370,511	27,583,660
Other assets	1,393,229	1,211,800

Total assets	$57,586,201	$60,304,773

Liabilities and Stockholders’ Equity
Other borrowings	$7,285,000	$7,640,000
Other	170,632	954,705

Total liabilities	7,455,632	8,594,705
Stockholders’ equity	50,130,569	51,710,068

Total liabilities and stockholders’ equity	$57,586,201	$60,304,773

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003	2002
Income, dividends from subsidiary	$20,750,000	$600,000	$449,522
Expenses, other	445,466	990,668	522,875

Income (loss) before income tax benefits and equity in undistributed income of subsidiaries	20,304,534	(390,668)	(73,353)
Income tax expense (benefits)	22,959	(386,363)	(201,395)

Income (loss) before equity in undistributed income of subsidiaries	20,281,575	(4,305)	128,042
(Excess of distributions from subsidiaries over net income)/ equity in undistributed income of subsidiaries	(21,092,807)	17,326,448	11,341,436

Net income (loss)	$(811,232)	$17,322,143	$11,469,478

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES
Net income (loss)	$(811,232)	$17,322,143	$11,469,478
Adjustments to reconcile net income to net cash provided by operating activities:
Excess distributions (undistributed income) of subsidiaries	21,092,807	(17,326,448)	(11,341,436)
Stock compensation expense (benefit)	—	—	—
Restricted stock awards	—	330,558	98,424
Net other operating activities	(1,010,502)	1,151,529	(143,912)

Net cash provided by operating activities	19,271,073	1,477,782	82,554

INVESTING ACTIVITIES
(Increase) decrease in other investments	45,000	(848,800)	(300,000)
Investment in subsidiaries	(17,500,000)	(5,000,000)	(3,500,000)

Net cash used in investing activities	(17,455,000)	(5,848,800)	(3,800,000)

FINANCING ACTIVITIES
Proceeds from (repayment of) other borrowings	(355,000)	1,540,000	(1,000,000)
Dividends paid to shareholders	(804,840)	(773,254)	(662,992)
Purchase of treasury stock	(260,000)	—	—
Proceeds from issuance of common stock	—	6,294	7,275,706
Proceeds from exercise of stock options	335,371	116,172	104,220

Net cash provided by (used in) financing activities	(1,084,469)	889,212	5,716,934

Net increase (decrease) in cash	731,604	(3,481,806)	1,999,488
Cash at beginning of year	221,714	3,703,520	1,704,032

Cash at end of year	$953,318	$221,714	$3,703,520

NOTE 23 – BUSINESS COMBINATION

On August 19, 2004, the Company and the Bank signed a definitive Agreement and Plan of Reorganization (the “Merger Agreement”), by and among the Company, the Bank, Futurus Financial Services, Inc., a bank holding company incorporated in Georgia and headquartered in Alpharetta, Georgia (“Futurus Financial”) and Futurus Bank, N.A., a wholly owned subsidiary of Futurus Financial. Pursuant to the Merger Agreement, in a series of sequential mergers, Crescent Interim Corporation (“Crescent Interim”), a Georgia corporation and a newly formed, wholly owned subsidiary of the Bank, will be merged with and into Futurus Financial, immediately followed by the merger of Futurus Financial with and into the Bank, which will be immediately followed by the merger of Futurus Bank, N.A. with and into the Bank. At the effective time of the mergers, which shall occur simultaneously on the same day, but in the sequence provided for in the preceding sentence, the outstanding shares of Futurus Financial common stock shall be cancelled and in consideration therefor Futurus Financial shareholders will receive $10.00 per share in cash, and four holders of such outstanding Futurus Financial shares shall receive restricted shares of the Company’s common stock as provided in the Merger Agreement, aggregating consideration of $1,957,000. The Bank will continue to conduct the business and operations of Futurus Bank.

Shareholders of Futurus Financial receiving shares of the Company’s common stock in the transaction will receive, for each share of Futurus Financial common stock, a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) $10.00 by (y) the average daily closing price of the Company’s common stock for the 15 consecutive trading days prior to the closing of the transaction. Shareholders of Futurus Financial receiving cash in the transaction will receive $10.00 in cash for each share of Futurus Financial common stock cancelled in the transaction.

The transactions contemplated by the Merger Agreement are subject to certain conditions set forth in the Merger Agreement, including the approval of the shareholders of Futurus Financial and the receipt of all necessary regulatory approvals, which have been satisfied, and the transactions are expected to close effective as of April 1, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 – BUSINESS COMBINATION (Continued)

Futurus Financial is a one bank holding company with approximately $61 million in assets. Futurus Bank, N.A. primarily operates in north Fulton County, Georgia.

The transaction is expected to close on April 1, 2005. The estimated purchase consideration is approximately $11,065,000, including $8,166,000 in cash, $1,957,000 in common stock and $942,000 in stock options. The purchase price will result in an estimated $4,391,000 in goodwill and $134,000 in core deposit and customer relationship intangible. The intangible asset will be amortized over seven years, using an accelerated method. Goodwill will not be amortized but instead evaluated periodically for impairment. Any future write down of goodwill and amortization of the intangible asset are not deductible for income tax purposes.

The following table summarizes the fair value of assets acquired and liabilities assumed had the acquisition taken place on December 31, 2004.

Assets:
Cash and due from banks	$514,000
Federal funds sold	4,552,000
Securities available-for-sale	1,281,000
Loans, net	50,359,000
Premises and equipment, net	1,923,000
Other real estate owned	583,000
Cash surrender value of life insurance	1,414,000
Goodwill	4,391,000
Premium on deposits purchased	134,000
Deferred tax receivable	1,421,000
Other assets	42,000

Total assets acquired	66,614,000
Liabilities:
Deposits	55,376,000
Accrued interest and other liabilities	173,000

Total liabilities assumed	55,549,000

Net assets acquired	$11,065,000

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2004 and 2003. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits assumed, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of continuing operations as they would have been had the transactions been effected on the assumed dates.

	2004	2003
Net interest income from continuing operations	$15,081	$10,825
Net income from continuing operations	$1,514	$1,504

Basic earnings per share from continuing operations	$0.60	$0.58

Diluted earnings per share from continuing operations	$0.59	$0.55

CRESCENT BANK

BOARD OF DIRECTORS

John H. Bennett, Jr. Broiler Program Manager Pilgrim’s Pride	Charles A. Gehrmann Retired President & CEO Mack Sales of Atlanta, Inc.

J. Donald Boggus, Jr. President & CEO Crescent Bank & Trust Company	F. Alan Harris, Jr. Owner & President Century 21 Alan Harris Realty

John S. Dean, Sr. Retired President & CEO Amicalola Electric Membership Corporation	Michael W. Lowe Chief Executive Officer Jasper Jeep Sales, Inc.

Charles R. Fendley Senior Vice President and Mortgage Officer Crescent Bank & Trust Company	Cecil Pruett Mayor of the City of Canton Janie F. Whitfield Retired President The Bargain Barn

CRESCENT BANK

OFFICES

Main Office 251 Highway 515 P.O. Box 668 Jasper GA 30143 678.454.2265	Cumming 442 Canton Road Cumming GA 30040 678.454.2320

Marble Hill 90 Steve Tate Highway Marble Hill GA 30148 678.454.2330	Midway 5395 Highway 9 Alpharetta GA 30004 678.454.2350

Cartersville 880 Joe Frank Harris Pkwy P.O. Box 1120 Cartersville GA 30120 678.454.2340	Canton 170 Riverstone Pkwy Canton GA 30114 678.454.2370

Cartersville West 420 Old Mill Road Cartersville GA 30120 678.454.2314	Riverstone Commercial Lending Center 2205 Riverstone Boulevard Suite 208 Canton GA 30114 678.454.2380

Towne Lake 4475 Towne Lake Pkwy Woodstock GA 30189 678.454.2300	Adairsville Commercial Lending Center 7439 Adairsville Highway P.O. Box 368 Adairsville GA 30103 678.454.239