Form 10-K, Exhibit 13
period 2005-12-31
CRESCENT BANKING CO
filed 2006-03-30
CIK 883476

Exhibit 13.1

Growing Stronger Every Day

Crescent Banking Company and Subsidiaries

2005 Annual Report

Crescent Banking Company and Subsidiaries 2005 Annual Report

1	Financial Highlights

2	Message From The President

4	Crescent Growth Stories in 2005

9	Financial Overview

41	Consolidated Financial Report

78	Board of Directors

79	Crescent Locations

On the Cover: Crescent Bank’s growing family of employees have brought fresh energy to the company. Among 2005’s new staff members are (from left): Jim Yarbrough, Vice President at Riverstone; Jennifer Wade, Teller at Adairsville; Lacey Bruce, Loan Administrator at Jasper; Frank Felker, Senior Vice President at Cumming; Wendy Grant, Loan Administrator at North Fulton; and Pat Ross, Customer Service Representative at Canton.

The County Presidents at Crescent Bank were a driving force behind the company’s impressive growth in 2005. Back row, left to right: Fulton County President Don Shapleigh and Bartow County President Paul Battles. Front row: Cherokee County President Tony Stancil, Pickens County President Lorrie Shaw, and Forsyth County President Dave Denton.

Financial Highlights

Message from the President

To Our Shareholders:

Enclosed for your review is Crescent Banking Company’s 2005 Annual Report to Shareholders. During 2005 we continued to emphasize our strategy of expanding our community banking operations. We are pleased to report the following accomplishments for the year:

•	The Company’s net income from continuing operations increased to $4.1 million from $1.5 million for 2004.

•	Our total assets were $704 million at December 31, 2005, an increase of 37.2% for the year.

•	Our stock price per share increased from $26.40 at December 31, 2004 to $35.80 at December 31, 2005, a 35.6% increase.

•	In April 2005, we completed our acquisition of Futurus Financial Services, Inc., a one-bank holding company located in northern Fulton County with $56 million in assets.

•	We achieved significant improvement in asset quality as non-performing assets to total loans and other real estate decreased from .86% at December 31, 2004 to .58% at December 31, 2005, a 33% improvement.

•	We completed construction on our Adairsville, Georgia office in June 2005.

•	We began construction of our Cumming, Georgia office in the second quarter 2005 and moved into the office in January 2006.

•	We broke ground on two offices in Cherokee County in the fourth quarter 2005.

•	We continued to devote much time and energy to training our staff to make sure they are the very best at providing our customers the highest level of service. We take great pride in knowing that our people are what makes us a successful community bank.

We hope that you will be able to join us at our 2006 Annual Meeting of Shareholders on May 4, 2006, and we look forward to seeing you there. Your continued interest and support of Crescent Banking Company is greatly appreciated.

Sincerely,

J. Donald Boggus, Jr.

President and CEO

Growing stronger in every way

To gauge the overall strength of any company, we might simply look at their current growth picture. Predicting future sustained growth, however, means looking closer. For example, if a business is growing in multiple directions at once, that’s a fair indicator that it will likely prosper through the churn and change of an evolving marketplace.

In 2005, Crescent Bank grew through acquisition, as well as increased business in its existing offices. It grew through the building of new offices, staffed by experienced professionals from the community. It grew in deposits, loans, and asset quality. Finally, it has worked to provide the tools for local residents, businesses, and communities to prosper and grow. Read on and learn more.

Strengthening through restructuring

As the growing organization builds its infrastructure to effectively manage a larger bank, several key officers are now applying their skills and experience to new tasks and challenges. New Chief of Loan Administration Bradley Rutledge, far left, and new Chief of Loan Production Tony Stancil, far right, are implementing program and staffing changes to strengthen the bank’s lending services. Lorrie Shaw, middle left, was named Pickens County President in 2005, enabling her to stay close and responsive to that market. Bonnie Boling, middle right, is now the bank’s Retail Administrator, overseeing new products, training programs, sales initiatives and marketing plans, and coordinating them with the county presidents.

A growing presence in growing markets

How does Crescent management decide where to build their next bank? They look at the demographics, trends, and potential of a market, as well as the area’s deposit growth. Alpharetta, Georgia, for example, has had a population increase of over 150% from 1990, making it one of the fastest growing areas in the state. The current median household income there is an above-average $71,207. Does that sound like an opportunity? By acquiring another bank on a busy street and completely remodeling the office (below), Crescent Bank has established a strong presence in the northern Fulton County neighborhood. Over in Bartow County, Crescent Bank also built a new office in Adairsville in 2005. Overall bank deposits in that area have increased 10% in just one year, a strong indicator of the area’s financial potential.

Growing online

Crescent Bank’s recently upgraded website offers more than just a fresh and attractive new look. There’s plenty of added functionality to help visitors find what they need online, and for customers to do what they need to online. Friendly, easy-to-navigate and informative, the site puts technology to work for customers’ day-to-day convenience. Each page features easy log-in access to online banking. There is a helpful Mortgage Calculator and a Retirement Calculator, as well as enhanced security for web-based transactions. For investors, there’s a new Shareholder Online feature, with secure online access to shareholder account information. Log on to www.crescentbank.com and have a look around!

A growing emphasis on training

A more robust training program was instituted at Crescent Bank in 2005, with new employees learning Crescent’s values and internal systems, and company veterans acquiring additional valuable skills. Along with regulatory compliance, credit and software training, expanded learning programs include customer service excellence for all front-line personnel, and business development programs for production officers. The goal of all training is to enhance the abilities and efficiency of employees, resulting in higher levels of customer service.

Personal service with high-tech efficiency

The key to opening any new account is asking the right questions to determine the customer’s true needs. These days, Crescent personnel can devote increased attention to discussing customer options and solutions because the actual account-opening procedure now takes less time. Thanks to a new, streamlined platform system, Customer Service Representatives can input customer information and open a growing number of accounts with just a few clicks. Customer information can now also be more easily called up to review accounts or make changes. What do you call a community-friendly bank with powerful technology tools for internal efficiency? We call it the best of both worlds.

Rising deposits make Crescent number 14 in metro Atlanta

The Atlanta Business Chronicle in 2005 ranked Crescent Bank as the 14th largest bank in the greater Atlanta area, up from 24th largest in 2004, based on overall deposits. Said the Chronicle, “Many community banks saw large deposit growth thanks to acquisitions and mergers...Banks with the highest increase in deposits included...Crescent Bank & Trust Co., up 60.5 percent.” (This figure, provided by the FDIC, reflects growth between June 30, 2004 and June 30, 2005.) The article noted the continuing population growth and real estate boom that has contributed to the area’s economy.

Build it, and they will come

Crescent is building its new Canton office (below) in a county with a home ownership rate of 83%. This impressive figure suggests ongoing prosperity and stability in the area. In rapidly-developing Cherokee County, the bank has broken ground on a new office in Woodstock. In Forsyth County, Crescent’s Cumming location, which features the landmark clock tower, marks the bank’s commitment to the growing community. The home ownership rate there is 88%, one of the highest in Georgia. As families, businesses and their money flow into the areas north of Atlanta, the bank is building a geographic foundation for even greater future expansion.

A strong capital position paves the way for future growth initiatives Crescent’s impressive increase in capital over the last few years puts the bank in the enviable position of being able to fund additional expansion into local growth markets. As Crescent management continues to look for opportunities to grow and increase income, they have been keeping a watchful eye on population movements and changes in North Georgia. In an arena as competitive as banking, early entry into developing and high potential markets can be instrumental in capturing a significant share of that market.

Crescent Banking Company and Subsidiaries

Financial Overview

11	Selected Financial Data

13	Quarterly Financial Information

14	Management’s Discussion and Analysis of Financial Condition and Results of Operations

38	Quantitative and Qualitative Disclosures About Our Market Risk

CRESCENT BANKING COMPANY

Selected Financial Data

	For the Year Ended December 31,
	2005	2004		2003	2002	2001
	(in thousands)
Earnings data

Interest income	$38,536	$21,931		$16,172	$16,252	$14,567
Interest expense	18,193	9,040		6,787	7,731	9,368
Net interest income	20,343	12,891		9,385	8,521	5,199
Provision for loan losses	2,224	3,192		1,141	1,190	515
Net interest income after provision for loan losses	18,119	9,699		8,244	7,331	4,684
Other operating income	4,638	5,159		5,303	3,694	1,973
Other operating expenses	16,130	12,814		10,174	9,344	6,332
Income from continuing operations before income taxes	6,627	2,044		3,373	1,681	325
Income tax expense	2,526	586		1,295	638	125
Income from continuing operations	4,101	1,458		2,078	1,043	200
Income (loss) from discontinued operations	—	(2,269)		15,244	10,427	6,845
Income (loss) before cumulative effect of change in account principle	4,101	(811)		17,322	11,470	7,045
Cumulative effect of a change in accounting principle	—	—		—	—	(70)
Net income (loss)	4,101	(811)		17,322	11,470	6,975

Segment information

Continuing Operations – Commercial Banking
Commercial Banking total revenue	$43,174	$27,090		$21,475	$19,946	$16,540
Commercial Banking pretax income	6,627	2,044		3,373	1,681	325
Commercial Banking revenue as % total revenue	100.0%	98.4%		28.6%	33.7%	34.1%
Commercial Banking pretax income as % total pretax segment income	100.0%	1,285.5	%(1)	12.0%	9.1%	2.8%
Discontinued Operations – Mortgage Banking
Mortgage Banking total revenue	$—	$439		$53,488	$39,221	$31,948
Mortgage Banking pretax income (loss)	—	(3,634)		24,746	16,814	11,472
Mortgage Banking revenue as % of total revenue	0.0%	1.6%		71.4%	66.3%	65.9%
Mortgage Banking pretax income as % of total pretax segment income (loss)	0.0%	(2,285.5	)%(2)	88.0%	90.9%	97.2%

(1)	Reflects reduction in pre-tax loss due to positive pre-tax income in commercial banking segment.
(2)	Reflects mortgage banking percentage of pre-tax loss.

Selected Financial Data (continued)

	For the Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands, except per share data)
Per share data
Continued Operations – Commercial Banking
Net income – basic earnings	$1.62	$0.59	$0.85	$0.48	$0.11
Net income – diluted earnings	$1.59	$0.58	$0.81	$0.46	$0.11
Discontinued Operations – Mortgage Banking
Net income – basic earnings	$0.00	$(0.92)	$6.23	$4.79	$3.71
Net income – diluted earnings	$0.00	$(0.92)	$5.94	$4.58	$3.62
Consolidated
Net income – basic earnings	$1.62	$(0.33)	$7.07	$5.27	$3.82
Net income – diluted earnings	$1.59	$(0.33)	$6.74	$5.04	$3.73
Period-end book value	$21.52	$20.19	$21.02	$14.38	$8.86
Cash dividends	$0.355	$0.325	$0.315	$0.31	$0.31
Weighted average number of shares outstanding	2,532	2,476	2,448	2,175	1,828

Selected Average Balances
Total assets	$639,167	$438,002	$534,799	$448,862	$343,387
Loans	539,522	351,914	239,264	155,587	104,346
Total deposits	522,714	346,367	274,730	233,864	177,334
Shareholders’ equity	53,260	51,906	46,242	21,673	12,102

Selected Period-End Balances
Total assets	704,102	513,363	366,435	561,550	484,448
Loans, net	586,992	427,529	271,293	197,751	122,015
Allowance for loan losses	6,712	5,828	3,243	2,548	1,596
Mortgage loans held for sale (1)	1,512	2,003	5,604	284,487	300,786
Total deposits	580,499	410,086	284,590	287,000	221,965
Other borrowings (2)	60,853	46,285	13,208	217,845	229,081
Shareholders’ equity	55,180	50,131	51,710	34,890	16,308

Financial ratios
Return on average assets	0.64%	(0.19)%	3.24%	2.55%	2.03%
Return on average equity	7.70%	(1.56)%	37.46%	52.92%	57.64%
Average earning assets to average total assets	92.02%	89.53%	85.11%	89.14%	89.46%
Average loans to average deposits	103.22%	101.60%	87.09%	66.53%	58.84%
Average equity to average total assets	8.33%	11.85%	8.65%	4.83%	3.52%
Net interest margin	3.46%	3.29%	2.83%	2.87%	2.35%
Net charge offs to average loans	0.41%	0.17%	0.19%	0.15%	0.26%
Non-performing assets to period ending loans and other real estate	0.58%	0.86%	2.06%	1.36%	0.27%
Allowance for loan losses to period end loans	1.13%	1.34%	1.18%	1.27%	1.29%
Tier 1 leverage ratio	9.08%	10.72%	12.79%	6.85%	5.11%
Risk based capital:
Tier 1 capital	9.77%	11.32%	16.39%	9.99%	6.32%
Total capital	10.81%	12.55%	17.36%	10.65%	6.85%
Dividend payout ratio	22.00%	N/M	4.46%	5.88%	8.12%

(1)	The period end balances for mortgage loans held for sale included (in thousands) $2,962, $284,487 and $300,786 related to discontinued operations for 2003, 2002, and 2001, respectively.
(2)	The period end balance for other borrowings included (in thousands) $568, $211,745 and $221,981 related to discontinued operations for 2003, 2002, and 2001, respectively.

N/M – Not meaningful because of net loss for the year

CRESCENT BANKING COMPANY

QUARTERLY FINANCIAL INFORMATION

	December 2005	September 2005	June 2005	March 2005	December 2004	September 2004	June 2004	March 2004
Quarter end
Interest income	$11,328,432	$10,602,832	$9,313,026	$7,291,422	$6,577,389	$5,704,445	$5,054,507	$4,594,577
Interest expense	5,587,703	5,074,058	4,225,624	3,305,532	2,867,411	2,458,923	1,953,646	1,759,841
Net interest income	5,740,729	5,528,774	5,087,402	3,985,890	3,709,978	3,245,522	3,100,861	2,834,736
Provision for loan losses	751,000	325,000	760,000	388,000	1,705,000	470,000	500,000	517,000
Net interest income after provision for loan losses	4,989,729	5,203,774	4,327,402	3,597,890	2,004,978	2,775,522	2,600,861	2,317,736
Other operating income	1,232,660	1,040,853	1,091,257	1,273,236	1,545,332	1,245,585	1,294,388	1,073,145
Other operating expenses	4,306,832	4,628,942	3,975,753	3,218,204	3,728,361	3,378,185	2,873,013	2,834,251
Income (loss) from continuing operations before income tax	1,915,557	1,615,685	1,422,906	1,652,922	(178,051)	642,922	1,022,236	556,630
Provision for income taxes	733,067	613,738	543,154	635,962	(255,030)	243,307	380,553	217,498

Income from continuing operations	1,182,490	1,001,947	899,752	1,016,960	76,979	399,615	641,683	339,132
Income (loss) from discontinuing operations	—	—	—	—	(1,711,757)	(378,056)	(31,701)	(147,127)
Net income (loss)	$1,182,490	$1,001,947	$899,752	$1,016,960	$(1,634,778)	$21,559	$609,982	$192,005

Per share data
Continuing Operations
Net income basic	$0.46	$0.39	$0.36	$0.41	$0.03	$0.16	$0.26	$0.14
Net income diluted	$0.45	$0.37	$0.35	$0.40	$0.03	$0.16	$0.26	$0.13
Discontinuing Operations
Net income (loss) basic	$—	$—	$—	$—	$(0.69)	$(0.15)	$(0.01)	$(0.06)
Net income (loss) diluted	$—	$—	$—	$—	$(0.69)	$(0.15)	$(0.01)	$0.06
Period-end book value	$21.52	$21.25	$20.91	$20.55	$20.19	$20.95	$20.95	$20.94
Cash dividends	$0.0950	$0.0900	$0.0850	$0.0850	$0.0850	$0.0800	$0.0800	$0.0800

Balances as of quarter end
Loans, net	$586,991,766	$581,414,851	$564,275,371	$456,719,917	$427,528,616	$384,961,660	$348,319,889	$309,451,295
Allowance for loan losses	6,711,974	7,083,098	7,450,201	5,966,983	5,828,027	4,512,947	4,336,599	3,659,293
Mortgage loans held for sale	1,511,535	1,243,059	739,467	963,375	2,002,958	2,035,219	2,564,055	2,537,711
Total assets	704,102,028	693,298,512	661,496,827	548,299,921	513,363,102	472,631,207	424,899,739	392,787,272
Total deposits	580,498,778	567,409,161	544,339,249	443,677,531	410,086,464	380,997,780	339,233,382	307,802,511
Shareholders’ equity	55,179,833	54,326,068	53,572,255	51,046,925	50,130,569	52,016,180	51,870,286	51,846,917

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Company is made up of the following five entities:

•	Crescent Banking Company (“Crescent”), which is the parent holding company of Crescent Bank & Trust Company (“Crescent Bank” or the “Bank”) and Crescent Mortgage Services, Inc. (“CMS”);

•	Crescent Bank, a community-focused commercial bank;

•	CMS, a mortgage banking company;

•	Crescent Capital Trust I, a Delaware statutory business trust; and

•	Crescent Capital Trust II, a Delaware statutory business trust.

In accordance with Financial Accounting Standards Board Interpretation No. 46R (FIN 46), Crescent Capital Trust I and Crescent Capital Trust II (together, the “Trusts”) are not consolidated with the Company. Accordingly, the Company does not report the securities issued by the Trusts as liabilities, and instead reports as liabilities the junior subordinated debentures issued by the Company and held by the Trusts. The Company further reports its investment in the common shares of the Trusts as other assets. The Company has fully and unconditionally guaranteed the repayment of the trust preferred securities issued by the Trusts. All of the outstanding trust preferred securities currently qualify as tier 1 capital for regulatory capital purposes.

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Crescent Banking Company and its wholly owned subsidiaries, Crescent Bank and CMS. The words “Crescent,” “Crescent Bank,” or the “Bank,” and “CMS” refer to the individual entities of Crescent Banking Company, Crescent Bank & Trust Company and Crescent Mortgage Services, Inc., respectively. The Company’s principal executive offices, including the principal executive offices of Crescent Bank and CMS, are located at 7 Caring Way, Jasper, Georgia 30143, and the telephone number at that address is (678) 454-2266. The Company maintains an Internet website at www.crescentbank.com. The Company is not incorporating the information on that website into this report, and the website and the information appearing on the website are not included in, and are not part of, this report.

As of December 31, 2005, the Company had total consolidated assets of approximately $704.1 million, total deposits of approximately $580.5 million, total consolidated liabilities, including deposits, of $648.9 million and consolidated shareholders’ equity of approximately $55.2 million. The Company’s continued operations in the commercial banking segment and discontinued operations in the residential mortgage wholesale banking segment are discussed in the “Results of Operations” section of this discussion and analysis.

The following discussion and analysis of our financial condition and results of operations is incorporated by reference into our Annual Report on Form 10-K to the Securities and Exchange Commission, or “SEC,” and should be read in conjunction with our Consolidated Financial Report and Notes to Consolidated Financial Report included herein. Certain prior period amounts presented in this discussion and analysis have been reclassified to conform to current period classifications.

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

Through the Bank, the Company provides a broad range of banking and financial services to those areas surrounding Jasper, Georgia. As its primary market area, the Bank focuses on Pickens, Bartow, Forsyth and Cherokee Counties, Georgia and nearby Dawson, Cobb, Walton and Gilmer Counties, Georgia, which are situated to the north of Atlanta, Georgia. The Bank’s commercial banking operations are primarily retail-oriented and aimed at individuals and small- to medium-sized businesses located within its market area. While the Bank provides most traditional banking services, its principal activities as a community bank are the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans to its target customers. The retail nature of the Bank’s commercial banking operations allows for diversification of depositors and borrowers, and the Bank’s management believes it is not dependent upon a single or a few customers. The Bank does not have a significant portion of commercial banking loans concentrated within a single industry or group of related industries. However, approximately 91% of the Bank’s loan portfolio is secured by commercial and residential real estate in its primary market area.

For the year ended December 31, 2005, the Company had revenues from continued operations from its commercial banking business of approximately $43.2 million and pretax income from continued operations from its commercial banking business of approximately $6.6 million. Pretax income from continuing operations represented 100% of the Company’s total pretax income for the year ended December 31, 2005. During the fiscal years 2004, 2003 and 2002, the Company had revenues from its continued operations in its commercial banking business of approximately $27.1 million, $21.5 million and $19.9 million, respectively, and pretax income from its continued operations in the commercial banking business of approximately $2.0 million, $3.4 million and $1.7 million, respectively. Pretax income from continuing operations represented approximately 1,285.5%, 12.0% and 9.1% of the Company’s total pretax income for the years ended December 31, 2004, 2003 and 2002, respectively. The Company’s commercial loan portfolio, which has experienced significant growth since 1998, represents the largest earning asset for the Company’s commercial banking operations. The Company’s portfolio grew 37% in 2003, 58% in 2004 and 37% for the year ended December 31, 2005. At December 31, 2005, the Company had total commercial loans of approximately $593.7 million. At each of December 31, 2005, 2004 and 2003, the Company’s total commercial banking assets from continuing operations were approximately $704.1 million, $513.4 million and $363.4 million, respectively.

Continued Expansion

The Company has continued to expand its business to better serve its market. We completed construction of our new Adairsville, Georgia branch office in June 2005 and we concurrently closed the loan production office in Adairsville, Georgia that we had opened in May 2004 to serve this community during construction of the branch. With the opening of the new Adairsville branch, the Bank has three full service branches in Bartow County, Georgia and is able to better serve the needs of many local residents. We completed construction of our new Cumming, Georgia branch office in January 2006 and concurrently closed our existing Cumming branch location that was being operated out of leased space in a shopping center. In the fourth quarter of 2005, we began construction on two new full service branches in Cherokee County, one located in south Cherokee County near Woodstock, Georgia and one located in Canton, Georgia. With the completion of these two branches, the Bank will have four full service branches in Cherokee County, which is one of the fastest growing counties in Georgia. In the second quarter of 2005, the Bank also opened a loan production office in Cobb County, Georgia.

On April 1, 2005, the Company and the Bank completed a merger with Futurus Financial Services, Inc. (“Futurus Financial”) and Futurus Bank, N.A., a wholly owned subsidiary of Futurus Financial. In a series of sequential mergers, Crescent Interim Corporation (“Crescent Interim”), a Georgia corporation and a newly formed, wholly owned subsidiary of the Bank, merged with and into Futurus Financial, immediately followed by the merger of Futurus Financial with and into the Bank, which was immediately followed by the merger of Futurus Bank, N.A. with and into the Bank. At the effective time of the mergers, which occurred simultaneously on the same day, but in the sequence provided for in the preceding sentence, the outstanding shares of Futurus Financial common stock were cancelled and in consideration therefor Futurus Financial shareholders received $10.00 per share in cash, and four holders of such outstanding Futurus Financial shares received a combination of cash and restricted shares of the Company’s common stock as provided in the Merger Agreement. The Bank continues to conduct the business and operations of Futurus Bank as part of Crescent Bank.

Shareholders of Futurus Financial receiving shares of the Company’s common stock in the transaction received, for each share of Futurus Financial common stock, a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) $10.00 by (y) the average daily closing price of the Company’s common stock for the 15 consecutive trading days prior to the closing of the transaction. At April 1, 2005, the average daily closing price of the Company’s common stock was $26.45, which created a quotient of 0.3781. The shareholders of Futurus Financial receiving shares of the Company’s common stock in the transaction received an aggregate of 74,029 shares. Shareholders of Futurus Financial receiving cash in the transaction received $10.00 in cash for each share of Futurus Financial common stock cancelled in the transaction. The aggregate purchase consideration was approximately $10,155,554, including $8,164,224 in cash, $1,958,069 in common stock and $33,261 in stock options.

Futurus Financial was a one bank holding company with approximately $56 million in assets. Futurus Bank, N.A. primarily operated in north Fulton County, Georgia. The merger with Futurus Financial gave us a presence in the dynamic market of north Fulton County, as well as Walton and Cobb Counties, which is an excellent complement to our existing locations in the high growth markets of Forsyth, Cherokee, Bartow and Pickens Counties.

Challenges for the Commercial Banking Business

The Bank has four primary challenges for the future: interest rate risk, a competitive marketplace, liquidity and credit risk. The Bank’s principal source of income is its net interest income. Net interest income is the difference between the interest income we receive on our interest-earning assets, such as investment securities and loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. The greatest risk to our net interest margin is interest rate risk from the potential movement in interest rates, which if not anticipated and managed, can result in a decrease in earnings or earnings volatility. We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets and rate sensitive liabilities. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. Many economists feel that interest rates will continue to slowly rise in the first half of 2006 and then remain stable. During the 0-90 day period, during which we are most sensitive to interest rate changes, the Bank is considered asset sensitive, and if rates rise, our net interest margin is expected to improve.

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

The third challenge for the Company’s commercial banking business is liquidity, or our ability to raise funds to support asset growth and sustain our operations. Due to the projected high volume of loan growth for 2006 and future years and the competitive pricing by competitors in several of our market areas, the Bank’s liquidity could come under pressure. The Bank has the ability to acquire out of market deposits to supplement deposit growth in our market areas and can borrow an additional $11.0 million in Federal Home Loan Bank advances, if necessary. However, if access to these funds is limited in any way, then our liquidity and ability to support commercial loan demand could be affected. The Bank may have to increase its deposit rates in the future, which would adversely affect its net interest margin and net income.

The fourth challenge for the Company’s commercial banking business is maintaining sound credit quality. The Bank’s loan portfolio grew 58% during 2004 and 37% during 2005. Also, during the second half of 2004 and during 2005, the Bank added approximately 15 new loan officers which were mainly related to the addition of three new full service branches and two new loan production offices. With the current focus on growth, the Bank must put into place the proper procedures to be able to monitor the loan growth including the quality of the loan growth. If the credit quality of the Bank’s loan portfolio declines, then the Bank’s ability to raise capital and expand could be limited.

Mortgage Banking Business

Prior to the sale of our mortgage operations on December 31, 2003, the Company originated, sold and serviced mortgage loans through its subsidiary, CMS. The Company incorporated CMS as a separate subsidiary in October 1994 and it served as an approved seller and servicer of mortgage loans sold to the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and private investors. CMS offered wholesale mortgage banking services and provided servicing for residential mortgage loans.

In 2005 and 2004, the Company conducted nearly all of its business through the Bank and will continue to do so. On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. Under the definitive agreement, Carolina Financial purchased all of CMS’s mortgage loans, pipeline mortgage loans and premises and equipment and assumed all leases and liabilities related to the transferred assets. The assets were sold at their carrying value. The Company was to be paid 100% of the pre-tax income of the divested mortgage business during the first 60 days following closing as well as 30% of the pre-tax income of the divested mortgage business for the nine months following the first 60-day period. The Company received no payments from Carolina Financial for either period due to the losses experienced by CMC. The Company retained the mortgage servicing portfolio, which was approximately $25 million at December 31, 2005.

The sale of the wholesale residential mortgage business simplified the Company’s business model and allowed us to focus on our core community banking business. The Bank currently operates in some of the fastest growing counties in the United States. We have reinvested the capital previously invested in CMS in the Bank, and applied the net proceeds from the sale of the mortgage operation to support expansion through internal growth and a strategic acquisition by the Bank. As a result of the sale of our wholesale mortgage business, we expect that our financial position and performance will be substantially different from the operations and financial results reported prior to 2004.

Recent Accounting Developments

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for fiscal years beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 123(R) commencing with the quarter ending March 31, 2006. If the Company had included the cost of employee stock option compensation in our consolidated financial statements, net income for the fiscal years ended December 31, 2005, 2004 and 2003 would have decreased by approximately $488,000, $74,000, and $41,000, respectively.

In March 2005, the SEC released Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment. SAB No. 107 expresses views of the SEC staff regarding the application of SFAS No. 123(R). Among other things, SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as provides the SEC staff’s view regarding the valuation of share-based payment arrangements for public companies.

In November 2005, the FASB issued Staff Position (FSP) FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. FSP FAS 115-1 and FAS 124-1 also include accounting considerations subsequent to the recognition of an other-than-temporary impairment and require certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP is effective for reporting periods beginning after December 15, 2005. The Company does not expect the adoption of FSP FAS 115-1 and FAS 124-1 will have a material impact on its financial condition or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle. SFAS No. 154 requires retrospective application to prior periods for changes in accounting principles or error corrections, unless it is impractical to determine the period-specific effects or when a pronouncement includes specific transition provisions. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 (revised 2004) will have a material impact on its financial condition or result of operations.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments, involving significant estimates and assumptions, in the application of certain of its accounting policies about the effects of matters that are inherently uncertain. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time could materially impact amounts reported in subsequent financial statements as a result of the use of revised estimates and assumptions. Certain accounting policies, by their nature, have a greater reliance on the use of estimates and assumptions, and could produce results materially different from those originally reported. Based on the sensitivity of financial statement amounts to the policies, estimates and assumptions underlying reported amounts, the more significant accounting policies applied by the Company have been identified by management as:

•	the allowance for loan losses;

•	the recourse obligation reserve; and

•	the value of mortgage servicing rights;

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

Recourse Obligation Reserve

In the wholesale mortgage business that we formerly operated, we regularly made representations and warranties to purchasers of our mortgage loans and insurers that, if breached, would require us to indemnify the purchaser for losses or to repurchase the loans, and we considered this practice to be customary and routine. The Company records a specific reserve for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated reserve for the recourse liability for probable future losses from loans that the Company may have to indemnify. The establishment of the recourse obligation reserve is based upon our assessments of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, industry trends and economic conditions. Before 2002, the Bank’s history of losses in connection with mortgage loans sold into the secondary market was minimal. The Company established this recourse obligation reserve initially during 2003 with the increase in the number of loans indemnified and the increase in the occurrence of losses from these loans. The trend of such losses experienced in 2003 increased in 2004 and we added an additional $2.9 million to the recourse obligation reserve. During 2005, our losses related to indemnified loans stabilized and we have not made any more additions to the recourse obligation reserve. Given the limited historical information available to management with respect to the Company’s potential obligations to make indemnification payments, the evaluation of these factors involves subjective estimates and judgments that may change.

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. We amortize those rights in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are amortized over a life of approximately 5 years. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. Quarterly, we have an independent third party determine the fair value of our mortgage servicing rights and evaluate the mortgage servicing rights portfolio for impairment. At December 31, 2005, no valuation allowances were required for our mortgage servicing rights.

Results of Operations

General Discussion of Our Results

A principal source of our revenue is net interest income, which is the difference between:

•	income we receive on our interest-earning assets, such as investment securities and loans; and

•	monies we pay on our interest-bearing sources of funds, such as deposits and borrowings.

The level of net interest income is determined primarily by the average balances, or volume, of interest-earning assets and the various rate spreads between the interest-earning assets and our funding sources, primarily through the Bank. Changes in our net interest income from period to period result from, among other things:

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

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

	2005 Compared to 2004(1)			2004 Compared to 2003(1)			2003 Compared to 2002(1)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest earned on:
Loans	$12,784	$3,226	$16,010	$6,648	$(263)	$6,385	$5,031	$(1,757)	$3,274
Mortgages held for sale	(39)	6	(33)	(11,491)	2,059	(9,432)	(1,504)	172	(1,332)
Securities	10	(34)	(24)	(3)	(282)	(285)	(124)	(295)	(419)
Federal funds sold	275	348	623	118	23	141	43	(24)	19
Deposits in other banks	12	17	29	(11)	21	10	(14)	(21)	(35)

Total interest income	$13,042	$3,563	$16,605	$(4,739)	$1,558	$(3,181)	$3,432	$(1,925)	$1,507

Interest paid on:
Demand deposits	$345	$554	$899	$(11)	$16	$5	$34	$(449)	$(415)
Savings deposits	1,012	287	1,299	216	162	378	9	(229)	(220)
Time deposits	4,411	1,442	5,853	1,864	(508)	1,356	1,057	(1,392)	(335)
Mortgage warehouse line of credit and other	836	266	1,102	(4,022)	(921)	(4,943)	558	550	1,108

Total interest expense	$6,604	$2,549	$9,153	$(1,953)	$(1,251)	$(3,204)	$1,658	$(1,520)	$138

(1)	Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

In 2003, our other principal source of revenue was the fee and interest income we earned from the origination, holding, servicing and sale of residential first mortgage loans and mortgage servicing rights from our discontinued mortgage banking operations. Due to the sale of our wholesale residential mortgage business on December 31, 2003, we no longer earn fees or income from the wholesale origination, holding or sale of residential first mortgage loans. Because we retained the servicing rights with respect to certain mortgage loans, however, we continue to earn fees and income from the servicing of these mortgage loans and the sale of mortgage servicing rights. Revenues from the servicing of mortgage loans and the sale of mortgage servicing rights may vary significantly due to, among other things:

•	changes in the economy, generally, but particularly changes in interest rates on mortgage loans;

•	the spread we earn on the sale of mortgage servicing rights, which fluctuates with the level of interest rates and anticipated changes in rates.

We have experienced significant changes in market interest rates, with the resulting historically low rates causing corresponding significant increases in our mortgage production and revenues during 2003, as described below under “—Results of Our Mortgage Banking Business.” Subsequent to the sale of our mortgage operations on December 31, 2003, however, the changes in market interest rates had minimal effect on our mortgage revenues.

Continuing Operations

The Company has continued to expand its business to better service its market. We completed construction of our new Adairsville, Georgia branch office in June 2005 and we concurrently closed the loan production office in Adairsville, Georgia that we had opened in May 2004 to serve this community during construction of the branch. With the opening of the new Adairsville branch, the Bank has three full service branches in Bartow County, Georgia. We completed construction of our new Cumming, Georgia branch office in January 2006 and concurrently closed our existing Cumming branch location that was being operated out of leased space in a shopping center. In the fourth quarter of 2005, we began construction on two new full service branches in Cherokee County, one located in south Cherokee County near Woodstock, Georgia and one located in Canton, Georgia. With the completion of these two branches, the Bank will have four full service branches in Cherokee County, which is one of the fastest growing counties in Georgia. In the second quarter of 2005, the Bank also opened a loan production office in Cobb County, Georgia.

In addition, in the second quarter of 2005 we completed a merger with Futurus Financial, a one bank holding company with approximately $56 million in assets, and its wholly-owned subsidiary, Futurus Bank, N.A., which primarily operated in north Fulton County, Georgia. The Bank continues to conduct the business and operations of Futurus Bank as part of Crescent Bank. The merger with Futurus Financial gave us a presence in the dynamic market of north Fulton County, as well as Walton and Cobb Counties, which is an excellent complement to our existing locations in the high growth markets of Forsyth, Cherokee, Bartow and Pickens Counties.

Results of Our Commercial Banking Business

Interest Income

Our interest income related to commercial banking was up 76% to $38.5 million for the year ended December 31, 2005 from $21.9 million for the year ended December 31, 2004. Interest income was up 36% in 2004 from $16.2 million for the year ended December 31, 2003. Interest income for the year ended December 31, 2003 includes the intercompany interest income earned for the use of funds by the Bank’s mortgage division. There was no intercompany interest income included for the years ended December 31, 2005 and 2004 because the Bank transferred its loan production from its mortgage division within the Bank into CMS, beginning in April 2003. If the intercompany interest income was not included for the year ended December 31, 2003, interest income would be $15.6 million. Without the intercompany interest included for 2003, interest income would have increased 40% from 2003 to 2004. The increases in interest income in 2005 and 2004 were mainly a result of a higher volume of average commercial banking loans. Average commercial banking loans increased 53% from $351.9 million in 2004 to $539.5 million in 2005. Average commercial banking loans increased 47% in 2004 from $239.3 million in 2003. This growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in both its current markets and into new markets in north Fulton, Walton and Cobb Counties. As a result of the merger with Futurus Financial, the Bank acquired a loan portfolio of approximately $51.0 million in the second quarter of 2005. The increase in interest income during 2005 was also the result of an increase in the yield from commercial banking loans. The yield from commercial banking loans increased from 5.90% during 2004 to 6.82% during 2005. The increase in the yield from commercial banking loans during 2005 compared to 2004 was mainly the result of the repricing of our commercial banking loan portfolio as the Federal Reserve increased interest rates 325 basis points during 2004 and 2005. Approximately 65% of our commercial banking loan portfolio is variable rate and adjusts with changes in the prime rate. The increase in interest income from the growth of commercial banking loans during 2004 compared to 2003 was partially offset by a decline in yield from the commercial banking loans from 6.01% in 2003 to 5.90% in 2004. This decline in yield from 2003 to 2004 was the result of a lower interest rate environment as rates declined in 2003 and in the first two quarters of 2004. Yields on investment securities likewise declined from 5.66% in 2003 to 4.26% in 2004, and further declined to 4.09% in 2005. The low interest rate environment in 2003 and the first half of 2004 led to the Bank having several higher yield investments called during 2003, 2004 and the first half of 2005.

Interest Expense

Our interest expense related to commercial banking business was approximately $18.2 million for 2005, $9.0 million for 2004 and $6.8 million for 2003. Interest expense related to commercial banking deposits was $16.2 million for 2005, $8.2 million for 2004 and $6.4 million for 2003. The increase in interest expense from 2004 to 2005 resulted from an increase in interest-bearing deposits and an increase in the cost of funds on interest-bearing deposits. Average interest-bearing deposits increased 31% from $307.8 million in 2004 to $480.0 million in 2005. During 2005, the Bank ran several deposit promotions, including a high yield money market account, a high yield interest-bearing checking account and several certificate of deposit specials, in order to fund the high level of loan growth the Bank has experienced. Also, as a result of the merger with Futurus Financial, the Bank acquired approximately $47.8 million in interest-bearing deposits, of which approximately $30.1 million was out of market certificate of deposits. The Bank’s out of market and brokered certificates of deposit increased from approximately $56.7 million as of December 31, 2004, to approximately $85.2 million at December 31, 2005. Out of market deposits actually decreased by approximately $1.6 million during 2005 if the out of market deposits acquired in the Futurus Financial transaction are not included. The cost of funds from commercial banking deposits increased from 2.66% during 2004 to 3.38% during 2005. This increase in the cost of deposits was primarily due to the Bank’s promotion of its money market account, the average cost of which increased by approximately 93 basis points during 2005 compared to 2004, and due to the Bank’s promotion of a high yield interest-bearing checking account, the cost of which increased by approximately 136 basis points during 2005 compared to 2004. The cost of deposits was also affected by the repricing of time deposits, the average cost of which increased 61 basis points during 2005 compared to 2004. The Bank has had to run higher costing deposit specials in the last six months of 2004 and during 2005 due to strong competition in its market area for local deposits. The increase in interest expense from 2004 to 2005 was also attributable to an increase in average borrowings. Average borrowings increased by approximately $22.7 million during 2005 compared to 2004. This was primarily attributable to the Bank borrowing an additional $22.0 million in Federal Home Loan Bank advances during the last quarter in 2004 and the first two quarters of 2005.

The increase in interest expense from 2003 to 2004 mainly resulted from an increase in interest-bearing deposits. Average interest-bearing deposits increased 31% from $235.6 million in 2003 to $307.8 million in 2004. The increase in interest-bearing deposits in 2004 is attributable to both the Bank conducting several deposit promotions during 2004 and the Bank’s growth in out-of-market deposits. The deposit promotions included an 11 month certificate of deposit and a high yield money market. The Bank’s out-of-market certificates of deposit increased from approximately $18.9 million at December 31, 2003 to $56.7 million at December 31, 2004. The Bank conducted these deposit promotions and increased its reliance upon out-of-market deposits in order to fund the high level of loan growth the Bank experienced in 2004. The increase in interest expense in 2004 compared to 2003 is also attributable to an increase in average borrowings. Average borrowings increased approximately $20.9 million during 2004, which was primarily due to the Bank borrowing an additional $34.0 million in Federal Home Loan Bank Advances during the year. The effects of the increase in average interest-bearing deposits and average borrowings during 2004 were partially offset by the decrease in the cost of funds, particularly in the cost of interest-bearing deposits. The cost of funds from commercial banking deposits declined from 2.73% during 2003 to 2.66% during 2004. This decrease in the cost of deposits was primarily due to the repricing of time deposits, whose average cost declined from 3.34% during 2003 to 3.05% during 2004.

For the years ended December 31, 2005, 2004 and 2003, interest expense accounted for 50%, 36% and 38% of our total commercial banking business expenses, respectively. The increase in the percentage of interest expense as a percentage of total expenses from 2004 to 2005 resulted from an increase in the cost of funds of interest-bearing deposits and an increase in the average balance of interest-bearing deposits. The decrease in the percentage of interest expense as a percentage of total expenses from 2003 to 2004 resulted primarily from an increase in non-interest expenses and in the provision for loan losses due to the Bank’s expansion and loan growth in 2004.

Net Interest Income

Our net interest income, net interest margin and interest spread for commercial banking for 2005 were $20.3 million, 3.46%, and 3.14%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2004 were $12.9 million, 3.37%, and 2.96%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2003 were $8.9 million, 3.38%, and 3.19%, respectively. These calculations of the net interest income, net interest margin and the net interest spread do not include the effects of the intercompany interest charged to the Bank’s mortgage division for the use of funds from the commercial banking business in 2003. If the effects of intercompany interest were included in the calculation, net interest income would have been $9.4 million in 2003. There was no intercompany interest income included in 2005 and 2004 because the Bank transferred its loan production from its mortgage division within the Bank into CMS beginning in April 2003. The increase in net interest income from 2004 to 2005 was mainly due to an increase of 53% in average commercial banking loans. With this loan growth, the Bank’s average loans to total funding ratio increased from 93% in 2004 to 94% in 2005. The increase in net interest margin and interest spread during 2005 compared to 2004 was due to the increase of 96 basis points in yield on the Bank’s interest earning assets being greater than the increase of 74 basis points in cost on the Bank’s interest bearing liabilities. The increase in the yield on the

Bank’s interest-earning assets was mainly related to the repricing of the commercial banking loan portfolio. Approximately 67% percent of the commercial banking loan portfolio is floating rate and tied to changes in prime rate, and during the last half of 2004 and 2005, the Federal Reserve increased interest rates 325 basis points, causing the prime rate to also increase by 325 basis points. Strong pressure on the cost of deposits resulting from competition in our market area has partially offset the increase in the yield on the Bank’s interest-earning assets and the effects of the Bank maintaining an asset sensitive position. The increase in net interest income during 2004 was due to an increase of 47% in average commercial banking loans from 2003 to 2004. With this loan growth, the Bank’s average loans to total funding ratio increased from 86% at December 31, 2003 to 93% at December 31, 2004. The decrease in net interest spread during 2004 was due to a decrease in the yield on earning assets. The yield on interest earning assets decreased from 5.97% in 2003 to 5.59% in 2004. This decline in yield was the result of repricing interest-earning assets as rates declined in the last quarter of 2003 and the first two quarters of 2004. The effect on the Bank’s net interest spread during 2004 from the decrease in yield on earning assets was partially offset by a decrease in the cost of interest-bearing deposits of nine basis points.

Loan Loss Provisions

In 2005, we made provisions for loan losses of approximately $2,224,000 and incurred net charge-offs of $2,200,759 of commercial banking loans. We made provisions for $3,192,000 and incurred net charge-offs of $607,150 of loans in 2004, and we made provisions for $1,140,500 and incurred net charge-offs of $445,433 of loans in 2003. The ratios of net charge offs to average commercial banking loans outstanding during the year were 0.41%, 0.17%, and 0.19% for 2005, 2004, and 2003, respectively. During the second quarter of 2004, the Bank had a recovery of $316,833 from a commercial loan charged-off in 1991. The recovery of the charge-off came from the payout on a life insurance policy that the Bank held as collateral on the borrower. If this recovery was not included in 2004 totals, the Bank would have incurred net charge-offs of $923,983 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.26% for 2004. The Bank’s charge-offs in 2005 consisted of seven residential real estate loan charge-offs of $350,699, nine residential construction loan charge-offs of $1,013,127, one agricultural real estate loan charge-off of $288,981 and various installment and other consumer loans charge-offs. The increase in loan charge-offs and in the ratio of loan charge-offs to average commercial banking loans outstanding during 2005 was mainly related to one loan relationship discovered and reserved for in 2004. The loans were secured by residential real estate land lots and mobile homes with respect to which the Bank discovered title problems. These properties were foreclosed upon in the third and fourth quarters of 2005 and a balance of $738,680 was charged-off. If the loan charge-offs from this one loan relationship were excluded from the 2005 totals, the Bank would have incurred net charge-offs of $1,462,079 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.27% for 2005. The Bank’s charge-offs in 2004 mainly consisted of four construction real estate loan charge-offs totaling $260,449, six commercial loan charge-offs totaling $212,384 and various installment and other consumer loans, while the charge-offs in 2003 were mainly related to five commercial loan charge-offs totaling $228,591 with the remaining balance being various installment and other consumer loans. In 2003, the Bank also had a recovery of $46,621 related to a commercial loan charged-off in 2002. The decrease in the provision for loan losses in 2005 from 2004 was mainly related to a decrease in the internal growth of the loan portfolio During 2005, the loan portfolio grew $160.3 million, of which $51.0 million is attributable to the merger with Futurus Financial and $109.3 million is attributable to internal loan growth. This compares to internal loan growth of $158.8 million during 2004, a decrease of $49.5 million, or 31.2%. The decrease in the amount of the provision for loan losses is also related to a decrease in criticized loans from approximately $6.3 million at December 31, 2004 to $5.5 million at December 31, 2005. As a result of the growth in the loan portfolio and the decrease in criticized loans in our commercial loan portfolio during 2005, we adjusted our allowance for loan losses accordingly. The increase in the provision for loan losses in 2004 from 2003 was mainly related to the growth of the loan portfolio. Our commercial loan portfolio increased approximately by $158.8 million during 2004 while it only increased by approximately $74.2 million during 2003. The increase in the amount of the provision for loans losses is also related to the increase in net charge-offs (excluding the $316,833 recovery) from 0.19% in 2003 to 0.26% in 2004 and an increase in criticized loans from $1.8 million at December 31, 2003 to $6.3 million at December 31, 2004. As a result of the growth in the loan portfolio and the increase in net charge-offs and criticized loans in our commercial loan portfolio during 2004, we adjusted our allowance for loan losses accordingly. The allowance for loan losses as a percentage of total commercial banking loans was 1.13%, 1.34% and 1.18% as of December 31, 2005, 2004 and 2003, respectively. The decrease in the allowance for loan losses as a percentage of total commercial banking loans from 1.34% at December 31, 2004 to 1.13% at December 31, 2005 was mainly related to the loan relationship discussed above where the Bank charged-off $738,680 in the third and fourth quarters of 2005.

Non-interest Income

Our non-interest income related to our commercial banking business was approximately $4.6 million for 2005, $5.2 million for 2004 and $5.3 million for 2003. The decrease in non-interest income during 2005 was primarily due to the decrease in mortgage servicing fee income. Mortgage servicing fee income was approximately $631,000 during 2005 compared to $1,714,000 during 2004. The decrease in the mortgage servicing fee income was due to a decrease in the size of the servicing portfolio from $284 million at December 31, 2004 to $25 million at December 31, 2005. The Company sold approximately $190 million of the servicing portfolio in the fourth quarter of 2005. The decrease in non-interest income related to the mortgage servicing fees income was partially offset by an increase in gains on calls of investment securities from approximately $103,000 during 2004 to approximately $325,000 during 2005 and an increase in gains on sales of SBA loans from approximately $527,000 on 19 loans during 2004 to approximately

$892,000 on 32 loans during 2005. The slight decrease in non-interest income from 2003 to 2004 was due to several factors. In 2003, the Bank had gains on sale or call of investment securities of approximately $349,000 compared to $103,000 in 2004. The Bank had twenty-eight U.S. government agency bonds called in 2003 compared to only seven in 2004. Another factor in the decrease in non-interest income was a decrease in retail mortgage origination fees during 2004 compared to 2003. Retail mortgage origination fees decreased from approximately $814,000 in 2003 to $463,000 during 2004. This decrease was the result of a decrease in mortgage production in 2004. With the slowdown in the refinance market, retail mortgage production decreased from $75.2 million during 2003 to $44.0 million during 2004. The last factor in the decrease of non-interest income was a decrease in the mortgage servicing fee income. Mortgage servicing fee income for 2004 was approximately $1.7 million compared to approximately $2.3 million for 2003. The decrease in servicing fee income was due to the Bank carrying a smaller servicing portfolio in 2004 compared to 2003. At December 31, 2004 the mortgage servicing portfolio was $284 million compared to $744 million at December 31, 2003. These decreases in non-interest income were partially offset by an increase in deposit service charges of approximately $93,000, an increase in gains on sale of SBA loans of approximately $76,000 and a gain of $643,000 on the sale of mortgage servicing rights. The increase in deposit service charges was due to the growth in the Bank’s checking and savings accounts and the Bank increasing its NSF fee by $3.00 in July of 2003 and the increase in the gains on sale of SBA loans was due to an increase in the number of SBA loans closed and sold from 2003 to 2004.

Non-interest Expense

Our non-interest expenses related to our commercial banking business (other than income tax expenses) were $16.1 million for 2005, $12.8 million for 2004 and $10.2 million for 2003. The increase in non-interest expense during 2005 compared to during 2004 was attributable to an increase in salaries and benefits of approximately $2.9 million, an increase in occupancy and equipment expense of $788,000, an increase in supplies, postage and telephone expense of $218,000 and an increase in legal and professional fees of $475,000. These increases were offset by a decrease in our mortgage subservicing expense of $372,000. The increase in salaries and other payroll expenses in 2005 are due to the addition of fifty-two new employees, including nineteen new banking officers, to our commercial banking staff since December 31, 2004 and due to regular annual raises and an increase in year-end bonuses. The increase in employees is due to the Bank opening three new full service branches and two new loan production offices since August 26, 2004, including the full service branch in North Fulton County and the loan production office in Walton County acquired in the merger with Futurus Financial. The increase in occupancy and equipment expense and in supplies, postage and telephone expense in 2005 compared to 2004 was also mainly attributable the Bank’s expansion efforts. With the Bank’s expansion efforts, its lease expense, depreciation expense, maintenance expense and utility costs have all increased. Also, with the Bank’s expansion efforts and the increase in the number of offices, the Bank has seen an increase in its supplies expense, courier expense, postage expense and telephone expense. The increase in legal and professional fees for 2005 compared to 2004 was also a result of the growth and expansion of our commercial banking business, including expenses related to employee search firms, third-party loan review fees, architectural fees, and conversion costs related to the merger with Futurus Financial. Mortgage subservicing expense decreased in 2005 compared to 2004 due to a decrease in the Bank’s servicing portfolio from $284 million at December 31, 2004 to $25 million at December 31, 2005. The Company sold approximately $190 million of the servicing portfolio in the fourth quarter of 2005. The increase in non-interest expense during 2004 compared to 2003 was attributable to an increase in salaries and benefits of approximately $1.9 million, occupancy and equipment expense of $311,000 and foreclosed asset expense, net of approximately $890,000. These increases were offset by a decrease in our mortgage subservicing expense of $258,000. The increase in salaries and other payroll expenses during 2004 are due to the addition of twenty-nine new employees to our commercial banking staff since December 2003 and regular annual raises. The increase in occupancy and equipment expense during 2004 compared to 2003 was mainly attributable to the Bank’s expansion during 2004, including the opening of a new loan production office in Cherokee County, a new loan production office in Bartow County, a new banking branch office in Forsyth County and a new banking branch office in Bartow County. The Bank is renting the office space for the loan production offices in Cherokee County and Bartow County and purchased an existing bank branch for the Forsyth branch office. The Bank constructed the new full service banking branch in Bartow County, which opened in August of 2004. The increase in foreclosed asset expense, net during 2004 compared to 2003 was mainly related to the Bank writing down the values of several foreclosed properties for a total of $771,000 based upon updated valuations of the properties. The Bank also incurred expenses related to two properties foreclosed upon in 2004. One was a residential home to which the Bank made improvements in order to prepare the home for sale, and the other was a residential subdivision in which the Bank expensed the costs associated with the completion of the development of the subdivision. Mortgage subservicing expense decreased during 2004 compared that in 2003. The reason for the decrease in mortgage subservicing expense is due to the Bank carrying a smaller servicing portfolio in 2004 compared to that in 2003. At December 31, 2004 the mortgage servicing portfolio was $284 million compared to $744 million at December 31, 2003.

Pretax Net Income

During 2005, our commercial banking pre-tax income was approximately $6.6 million compared to pre-tax income of approximately $2.0 million during 2004. Pre-tax income for 2005 increased approximately $4.6 million, or 224%, when compared to 2004. An increase in net interest income of approximately $7.5 from 2004 to 2005 was the main reason for the increase in pre-tax income. The increase in net interest income was mainly due to an increase of 53% in average commercial banking loans from 2004 compared to 2005, resulting from the merger with Futurus Financial and our expansion into new markets. The increase in the net interest margin was partially offset by an increase of approximately $3.3 million in non-interest expense. The increase in non-interest expense was primarily due to an increase in salaries and benefits and to occupancy and equipment expense, which are attributable to the Bank’s expansion efforts in 2005. During 2004, our commercial banking pre-tax income was approximately $2.0 million compared to pre-tax income of approximately $3.4 million for 2003. Pretax income for 2004 decreased by $1.3 million, or 39% compared to 2003. Increases in non-interest expense and the loan loss provision are the main reasons for the decrease in pretax income for 2004. The increase in non-interest expense was primarily due to three factors: an increase of approximately $1.9 million in salaries and benefits, an increase of $890,105 in foreclosed asset expense, net and an increase in overall expenses related to the Bank’s expansion efforts. In 2004, the Bank opened two new full service branches, one in Forsyth County and one in Bartow County, a loan production office in Cherokee County and a loan production office in Bartow County. The Bank experienced significant start-up costs with the opening of these offices including salaries and benefits and occupancy costs. The increase in the loan loss provision during 2004 of approximately $2.1 million was primarily due to the increased growth in the loan portfolio and due to the increase in net charge-offs and criticized loans. The increase in non-interest expense was partially offset by an increase of approximately $3.5 million in net interest income. The increase in net interest income was mainly due to a higher level of average commercial banking loans, which increased 47% from December 31, 2003 compared to December 31, 2004. See further discussion above under “—Net Interest Income.”

Income Taxes

The effective income tax rate for our commercial banking business for 2005, 2004 and 2003 was 38.12%, 28.69% and 38.40%, respectively. The commercial banking business had permanent income tax differences in 2005 and 2004 related to state income tax credits paid and bank owned life insurance income which reduced the effective tax rate in 2005 and 2004. The increased profitability in 2005 made the relative permanent differences less significant compared to our taxable position in 2004.

Discontinued Operations

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial and its subsidiary CMC. Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. In connection with the sale, Carolina Financial and CMC purchased substantially all of CMS’ mortgage loans, pipeline mortgage loans, and premises and equipment and assumed responsibility for all leases and liabilities related to the transferred assets.

Although the Company continues to offer retail mortgage products through the Bank, the sale of the wholesale mortgage operations has enhanced the stability of the Company’s earnings as interest rate changes now have a much smaller impact on the Company’s overall operations. The sale of the Company’s wholesale residential mortgage business also made available $27 million in capital that we were previously required to maintain in CMS in order to meet certain financial covenants of our warehouse credit facilities. We have used this additional capital to expand our commercial banking business through our ongoing branching initiatives.

In addition to making additional capital available to our commercial banking business, the sale of the Company’s wholesale residential mortgage business also resulted in a reduction in the Company’s leverage, as it is no longer required to maintain the $290 million in warehouse borrowing capacity previously required to fund our wholesale mortgage loan originations.

Results of Our Mortgage Banking Business

Prior to the sale of our wholesale mortgage operations, we experienced significant changes in mortgage loan production in 2003 that were directly related to reductions in interest rates of 550 basis points during 2001, 2002 and 2003. We closed $5.0 billion of wholesale mortgage loans during 2003. We did not close any wholesale mortgage loans during 2004 and 2005 because we sold our wholesale mortgage business as of December 31, 2003. In 2004 and 2005, the mortgage banking business operations mainly consisted of activity from the servicing portfolio and the costs associated with winding down the wholesale mortgage business.

During 2005, the Company had no revenues or expenses related to the wholesale mortgage banking business. During 2004, the revenues and net loss from the wholesale mortgage banking business were approximately $439,000 and $(2.3) million. Revenues for 2004 mainly consisted of $236,000 in the recovery of mortgage servicing receivables, $42,000 of mortgage fee income and $99,000 in interest income on repurchased mortgage loans. The expenses mainly consist of professional fees related to the completion of the sale of the mortgage banking business of approximately $190,000, a provision for the recourse liability for indemnified loans of approximately $2.9 million and bonuses paid to the former mortgage executives for the collection of mortgage servicing receivables along with their employer payroll taxes for the payment of salary and bonus of approximately $432,000. For 2003, the revenues and net income from the mortgage banking business were approximately $53.5 million and $15.2 million. Revenues during 2003 mainly consisted of gains on the sale of mortgage loans held for sale and mortgage servicing rights of approximately $43.7 million. During 2003, we sold the mortgage loans and the servicing rights with respect to $5.3 billion of mortgage loans for a gain of $43.7 million or a spread on the sale of servicing of 0.82%. We earned a significant spread on the sale of servicing rights because the cost to originate servicing rights decreased due to the production consisting primarily of borrowers refinancing their existing mortgage loans, which improved market pricing. During 2003, the non-interest expenses were approximately $22.7 million. Non-interest expenses for the mortgage operations tended to vary with production. Our salaries and benefits totaled $22.2 million during 2003, primarily due to incentive compensation paid to Robert C. KenKnight, the President of our wholesale mortgage business prior to its sale, and Michael P. Leddy, an Executive Vice President of our wholesale mortgage business prior to its sale, pursuant to employment agreements we entered into in order to ensure that we would have their services on a long-term basis. We also incurred other non-interest expenses in 2003, including mortgage subservicing expenses and legal and professional fees, that were directly related to mortgage production, the restructuring of lending arrangements, the movement of mortgage production from the Bank to CMS, and general reviews of and improvements to the structure and operations of our mortgage business following the restatements of our 2001 and 2002 financial statements.

Financial Condition

General Discussion of Our Financial Condition

Total Assets

Our total assets increased $190.7 million, or 37%, from $513.4 million as of December 31, 2004 to $704.1 million as of December 31, 2005. The increase in total assets was mainly comprised of an increase of $160.3 million, or 37%, in the Bank’s commercial loans, an increase of $18.0 million, or 81%, in federal funds sold and interest-bearing deposits in banks and an increase of $5.7 million, or 49%, in premises and equipment. The growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in both its current markets and expansion into new markets through the merger with Futurus Financial. As a result of the merger with Futurus Financial, the Bank acquired approximately $56.0 million in total assets, including a loan portfolio of approximately $51.0 million. Our increase in total assets corresponded with a $170.4 million, or 42%, increase in deposits and a $14.6 million, or 31%, increase in borrowings. Our total assets increased $147.0 million, or 40%, from $366.4 million as of December 31, 2003 to $513.4 million as of December 31, 2004. The increase in total assets was mainly comprised of an increase of $158.8 million, or 58%, in the Bank’s loans. Our increase in total assets was offset by an increase of $125.5 million, or 44%, in deposits and an increase of $33.6 million, or 266%, in other borrowings during the same period.

Interest-Earning Assets

Our interest-earning assets during 2005 were comprised of:

•	commercial banking loans;

•	mortgage loans held for sale;

•	investment securities;

•	interest-bearing balances in other banks; and

•	temporary investments.

At December 31, 2005, interest-earning assets totaled $655.7 million, or 93% of total assets. This represents an increase of $178.8 million, or 37%, from December 31, 2004, when interest-earning assets totaled $476.9 million, or 93% of total assets. This increase was mainly related to a $160.3 million increase in the Bank’s commercial banking loan portfolio. At December 31, 2003, interest-earning assets totaled $315.2 million and represented 86% of total assets. Interest-earning assets increased by $161.7 million, or 51%, from December 31, 2003 to December 31, 2004. This increase was mainly related to a $158.8 million increase in the Bank’s commercial banking loan portfolio. See “—Financial Condition of Our Commercial Banking Business” below.

The following table sets forth a distribution of the assets, liabilities and shareholders’ equity for the periods indicated:

Distribution of Assets, Liabilities and Shareholders’ Equity

	2005 Daily Average Balances	2004 Daily Average Balances	2003 Daily Average Balances	2002 Daily Average Balances	2001 Daily Average Balances
	(in thousands)
ASSETS
Interest-earning assets:
Loans (1)	$539,522	$351,914	$239,264	$155,587	$104,346
Mortgage loans held for sale	350	914	185,133	214,476	173,976
Securities	20,304	20,068	20,140	22,328	16,873
Federal funds sold	25,369	17,087	7,864	3,488	6,187
Deposit in other banks	2,623	2,142	2,780	4,239	5,829

Total interest-earning assets	588,168	392,125	455,181	400,118	307,211

Other assets	50,999	45,877	79,618	48,744	36,176

Total assets	$639,167	$438,002	$534,799	$448,862	$343,387

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Demand deposits	$55,261	$40,787	$41,805	$38,448	$29,050
Savings deposits	67,991	30,807	18,773	17,716	12,109
Time deposits	356,719	236,224	175,123	143,444	120,295
Mortgage warehouse line of credit and other borrowings	53,647	30,880	174,089	157,356	120,237

Total interest-bearing liabilities	$533,618	$338,698	$409,790	$356,964	$281,691
Noninterest-bearing deposits	42,743	38,549	39,029	34,256	15,880
Other liabilities	9,546	8,849	39,738	35,969	33,714
Shareholders’ equity	53,260	51,906	46,242	21,673	12,102

Total liabilities & shareholders’ equity	$639,167	$438,002	$534,799	$448,862	$343,387

	2005 Income/ Expense	2005 Average Yield/ Rates	2004 Income/ Expense	2004 Average Yield/ Rates	2003 Income/ Expense	2003 Average Yield/ Rates	2002 Income/ Expense	2002 Average Yield/ Rates	2001 Income/ Expense	2001 Average Yield/ Rates
	(dollars in thousands)
Interest income/yields:
Loans(1)	$36,774	6.82%	$20,764	5.90%	$14,378	6.01%	$11,104	7.14%	$9,349	8.96%
Mortgage loans held for sale	24	6.86	57	6.24	9,490	5.13	10,822	5.05	9,956	5.72
Securities	831	4.09	854	4.26	1,140	5.66	1,559	6.98	1,242	7.36
Federal funds sold	841	3.32	219	1.28	77	0.98	58	1.66	243	3.93
Deposit in other banks	66	2.52	37	1.73	28	0.99	63	1.49	246	4.22

Total interest income/yield	$38,536	6.55%	$21,931	5.59%	$25,113	5.52%	$23,606	5.90%	$21,036	6.85%

Interest expense/rates:
Demand deposits	$1,318	2.39%	$420	1.03%	$415	0.99%	$830	2.16%	$994	3.42%
Savings deposits	1,851	2.72%	552	1.79%	174	0.93%	393	2.22%	384	3.17%
Time deposits	13,053	3.66%	7,199	3.05%	5,852	3.34%	6,187	4.31%	7,700	6.40%
Mortgage warehouse line of credit and other borrowings	1,971	3.67%	869	2.81%	5,811	3.34%	4,704	2.99%	4,734	3.94%

Total interest expense/rates	18,193	3.41%	9,040	2.67%	12,252	2.99%	12,114	3.39%	13,812	4.90%

Net interest income	$20,343		$12,891		$12,861		$11,492		$7,224

Net yield on interest-earning assets		3.46%		3.29%		2.83%		2.87%		2.35%

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.
(2)	Information is not presented on a taxable equivalent basis because such adjustments are insignificant.

Allowance for Losses

Our assessment of the risk associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio, as detailed below under “—Financial Condition of Our Commercial Banking Business.”

Premises and Equipment

We had premises and equipment of $17.2 million at December 31, 2005, $11.5 million at December 31, 2004 and $8.2 million at December 31, 2003. The increase in premises and equipment from December 31, 2004 was primarily due to the purchase of a parcel of land in Cherokee County for approximately $1.1 million, the acquisition of approximately $1.9 million of premises and equipment from Futurus Financial, the construction of a full service branch in Adairsville, Georgia at a total cost of approximately $672,000, and the construction in progress costs of a new branch in Forsyth County of approximately $1.0 million.

Cash Surrender Value of Life Insurance

In 1999, the Bank provided to its banking officers a supplemental retirement plan that is funded with life insurance. In the first quarter of 2000, we added our directors to the supplemental retirement plan. At December 31, 2005, the total cash value of life insurance was $8.0 million. The increase of $1.7 million during 2005 was primarily due to policy earnings and the purchase of additional life insurance with a total cash value of $1.4 million related to the merger with Futurus Financial. At December 31, 2004 and 2003, the total cash value of life insurance was $6.3 and $5.6 million, respectively. The increase of $0.7 million in 2004 was due to policy earnings and the purchase of additional life insurance with the addition of new officers to the supplemental retirement plan.

Financial Condition of Our Commercial Banking Business

Total Commercial Banking Loans

Commercial banking loans for the periods ended December 31, 2005, 2004 and 2003 were $593.7 million, $433.4 million and $274.5 million, respectively. During 2005, our average commercial banking loans were $539.5 million. These loans constituted 92% of our average consolidated earning assets and 84% of our average consolidated total assets. During 2004, our average commercial banking loans were $351.9 million. These loans constituted 90% of our average consolidated earning assets and 80% of our average consolidated total assets. During 2003, our average commercial banking loans were $239.3 million and constituted 53% of our average consolidated interest-earning assets and 45% of our average consolidated total assets. If the earning assets from discontinued operations were excluded, average commercial banking loans as a percentage of earning assets from continuing operations would have been 89% for 2003. Average commercial banking loans increased significantly as a percentage of average consolidated earning assets and average consolidated total assets during 2004 due to the sale of the assets from the mortgage banking business at December 31, 2003. The 53% and 47% increase in average commercial banking loans during 2005 and 2004 was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in both its current markets and into new markets in north Fulton, Walton and Cobb Counties. As a result of the merger with Futurus Financial, the Bank acquired a loan portfolio of approximately $51.0 million in the second quarter of 2005.

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

The Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Deposit Insurance Corporation, or the “FDIC,” and the Georgia Department of Banking and Finance, or the “Georgia Department,” may require a bank to make additional provisions to its allowance for loan losses when, in their opinion, their credit evaluations and allowance for loan loss methodology differ materially from ours.

While it is the Bank’s policy to charge-off in the current period loans for which a loss is considered probable, there are additional risks of loss that cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy and other factors over which management has no control and which management cannot accurately predict, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

The allowance for loan losses totaled $6.7 million, or 1.13% of total commercial banking loans, at December 31, 2005 compared to $5.8 million, or 1.34% of total commercial banking loans, at December 31, 2004 and $3.2 million, or 1.18% of total commercial banking loans, at December 31, 2003. During 2005, we made a provision for loan losses of $2,224,000, which was primarily due to the $160.3 million, or 37.0%, increase we experienced in commercial banking loans during that period. Of this increase, approximately $51.0 million was acquired in the merger with Futurus Financial, along with the associated allowance for loan losses of approximately $869,000. During 2004, we made a provision for loan losses of approximately $3.2 million, which was primarily due to the $158.8 million, or 58%, increase we experienced in commercial banking loans during that period. The increase in the provision for loan losses was also due to the increase in criticized loans of approximately $4.1 million during 2004 compared to 2003. During 2003, we made a provision for loan losses of approximately $1.1 million, which was primarily due to the $74.2 million, or 37%, increase we experienced in commercial banking loans during the period. Net charge-offs for 2005 were $2,200,759, or 0.41% of average loans outstanding. Net loan charge-offs for December 31, 2004 were approximately $607,150, or 0.17% of average loans outstanding, compared to approximately $445,000, or 0.19% of average loans outstanding, in 2003. During 2004, the Bank had a recovery of $316,833 from a commercial loan charged off in 1991. The recovery of the charge-off came from the payout on a life insurance policy that the Bank held as collateral on the borrower. If this recovery was not included in 2004 totals, the Bank would have incurred net charge-offs of $923,983 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.26% for 2004. The Bank’s charge-offs in 2005 consisted of seven residential real estate loan charge-offs of $350,699, nine residential construction loan charge-offs of $1,013,127, one agricultural real estate loan charge-off of $288,981 and various installment and other consumer loans charge-offs. The Bank’s charge-offs in 2004 mainly consisted of four construction real estate loan charge-offs of $260,449, six commercial loan charge-offs of $212,384 and various installment and other consumer loans. The increase in loan charge-offs and in the ratio of loan charge-offs to average commercial banking loans outstanding during 2005 was mainly related to one loan relationship discovered and reserved for in 2004. The loans were secured by residential real estate land lots and mobile homes with respect to which the Bank discovered title problems. These properties were foreclosed upon in the third and fourth quarters of 2005 and a balance of $738,680 was charged-off. If the loan charge-offs from this one loan relationship were excluded from the 2005 totals, the Bank would have incurred net charge-offs of $1,462,079 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.27% for 2005. The Bank’s charge-offs in 2003 mainly consisted of six commercial loan charge-offs totaling $233,485 and various installment and other consumer loans totaling $296,211, offset by a recovery of $46,621 related to a commercial loan charged off in 2002.

The increase in the provision and the determination of the allowance for loan losses as a percentage of commercial banking loans was based on our analysis and judgment of loan quality and our determination of what level of reserves were reasonable to cover the risk of loss in the loan portfolio. The determination of the reserve level rests upon our judgment about factors affecting loan quality, assumptions about the economy and historical experience. Our judgment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular focus on loans that are past due and other loans that we believe require attention. We believed that the allowance at December 31, 2005 was adequate at that time to cover risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions, which we believed at that time to be reasonable, about events that may or may not actually be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan loss will not be required at any time in the future. As a result of a general slowdown in the economy and the uncertainties in the economy created by the war against terrorism and natural disasters, additions to the allowances and charge-offs may become necessary. Also, regulatory authorities in the ordinary course of their examinations may require the Bank to increase its allowance for loan losses based on circumstances existing at the time.

The following table shows the composition of the loan portfolio as of each of the periods ended December 31, 2005, 2004, 2003, 2002 and 2001.

Total Loan Portfolio

	As of December 31
	2005	2004	2003	2002	2001
	(in thousands)
Commercial, financial and agricultural	$29,515	$21,657	$15,891	$14,567	$12,518
Real estate-construction and land development	273,199	149,520	75,751	50,181	29,858
Real estate-mortgage	269,880	240,859	162,475	119,090	66,642
Installment and other	21,110	21,321	20,419	16,461	14,593

Total	$593,704	$433,357	$274,536	$200,299	$123,611

The following table shows the amount of loans outstanding as of December 31, 2005, which, based on remaining scheduled repayments of principal, are due in the periods indicated.

	Loans Maturing
	Within One Year	After One Year but Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$12,595	$15,964	$956	$29,515
Real estate-construction and land development	216,620	52,782	3,797	273,199
Real estate-mortgage	89,247	143,940	36,693	269,880
Installment and other	7,232	13,530	348	21,110

Total	$325,694	$226,216	$41,794	$593,704

The following table sets forth the amounts of loans due after one year as of December 31, 2005, classified according to the sensitivity to changes in interest rates.

	After One Year but Within Five Years	After Five Years
Fixed interest rates	$112,156	$18,838
Variable interest rates	114,060	22,956

	$226,216	$41,794

The following table summarizes the Bank’s non-accrual, past due and restructured commercial banking loans:

	December 31,
	2005	2004	2003	2002	2001
	(in thousands)
Non-accrual loans	$2,848	$1,368	$357	$1,399	$—

Accruing loans past due 90 days or more	$160	$397	$2,356	$2,302	$510

Restructured loans	—	—	—	—	—

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

	Years Ended December 31,
	2005	2004	2003	2002	2001
Balance, beginning of period	$5,828,027	$3,243,177	$2,548,110	$1,596,287	$1,350,774
Loans charged off:
Commercial, financial and agricultural	(57,855)	(221,957)	(233,485)	(7,407)	(22,480)
Real estate-construction and land development	(1,013,127)	(267,659)	(1,135)	(20,001)	—
Real estate-mortgage	(639,680)	(24,279)	—	(47,126)	—
Installment and other consumer	(527,442)	(442,211)	(295,075)	(172,753)	(249,496)

Total loans charged off	(2,238,104)	(956,106)	(529,695)	(247,287)	(271,976)
Recoveries:
Installment and other consumer	19,869	28,123	10,848	7,110	2,489
Real estate-construction and land development	15,376	3,500	46,794	—	—
Real estate-mortgage	—	—	26,620	—	—
Commercial, financial and agricultural	2,100	317,333	—	2,000	—

Total loans recovered	37,345	348,956	84,262	9,110	2,489
Net loans recovered (charged off)	(2,200.759)	(607,150)	(445,433)	(238,177)	(269,487)
Provision for loan losses	2,224,000	3,192,000	1,140,500	1,190,000	515,000
Allowance for loan loss acquired	860,706	—	—	—	—

Balance, end of period	$6,711,974	$5,828,027	$3,243,177	$2,548,110	$1,596,287

Loans outstanding at end of period, excluding loans held for sale (In thousands)	$593,704	$433,357	$274,536	$200,299	$123,611
Ratio of allowance to loans outstanding at end of period, excluding loans held for sale	1.13%	1.34%	1.18%	1.27%	1.29%
Average loans outstanding during the period, excluding loans held for sale (In thousands)	$539,522	$351,914	$239,264	$155,587	$104,346
Ratio of net charge offs during the period to average loans outstanding	0.41%	0.17%	0.19%	0.15%	0.26%

The following table sets forth, with respect to each category of banking loans, the total amount of the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

	Years Ended December 31,
	2005		2004		2003		2002		2001
	Amt	%	Amt	%	Amt	%	Amt	%	Amt	%
	(dollars in thousands)
Commercial, financial and agricultural	$271	5.0%	$336	5.0%	$858	5.8%	$839	7.3%	$656	10.1%
Real estate-mortgage(1)	2,294	45.5%	2,174	55.6%	861	59.2%	482	59.4%	242	53.9%
Real estate-construction and land development	3,415	46.0%	2,652	34.5%	682	27.6%	582	25.1%	275	24.2%
Consumer	633	3.5%	523	4.9%	694	7.4%	502	8.2%	320	11.8%
Unallocated	99		143		148		143		103

	$6,712	100.0%	$5,828	100.0%	$3,243	100.0%	$2,548	100.0%	$1,596	100.0%

(1)	Includes any loans secured in whole or in part by real estate.

Total Non-Performing Commercial Banking Assets

The following table shows the Bank’s commercial banking assets that we believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans.

	Years Ended December 31,
	2005	2004	2003
Non-performing loans(1)	$2,847,645	$1,367,757	$356,532
Foreclosed properties	600,135	2,366,955	5,423,704

Total non-performing assets	$3,447,780	$3,734,712	$5,780,236

Loans 90 days or more past due on accrual status	159,772	396,726	2,356,419
Potential problem loans(2)	2,742,759	5,044,911	1,783,924
Potential problem loans/total loans	0.46%	1.16%	0.65%
Non-performing assets/total loans and foreclosed properties	0.58%	0.86%	2.06%
Non-performing assets and loans 90 days or more past due on accrual status/total loans and foreclosed properties	0.61%	0.95%	2.91%

(1)	Defined as non-accrual loans and renegotiated loans.
(2)	Loans identified by management as potential problem loans (criticized loans) but still accounted for on an accrual basis.

We define non-performing commercial banking loans as non-accrual and renegotiated commercial banking loans. The Bank’s policy is to discontinue the accrual of interest on loans that are 90 days past due unless they are well secured and in the process of collection. We recognize interest on these non-accrual loans only when we receive the interest. The Bank had approximately $160,000 of commercial banking loans contractually past due more than 90 days and still accruing interest as of December 31, 2005 compared to $397,000 and $2.4 million, respectively, as of December 31, 2004 and December 31, 2003. It is Bank policy to continue to accrue interest on loans 90 days past due if the loan is well secured and in the process of collection. Our non-performing commercial banking loans at December 31, 2005 amounted to $2.8 million, compared to $1.4 million at December 31, 2004 and $357,000 at December 31, 2003. The Bank had no renegotiated commercial banking loans at December 31, 2005, 2004 or 2003. The increase in non-performing commercial banking loans from December 31, 2004 to December 31, 2005 was mainly related to one loan relationship. This loan relationship totaling approximately $874,000 was acquired with the Futurus Financial merger and is secured by one commercial building and 8 residential home lots. The remaining increase in non-performing commercial banking loans from December 31, 2004 to December 31, 2005 was related to smaller consumer, residential real estate and commercial loans. The increase in non-performing commercial banking loans from December 31, 2003 to December 31, 2004 was mainly related to one loan relationship which totaled approximately $1.0 million. This loan relationship was related to a commercial loan with a finance company where the principal owner and manager of the company died. The primary collateral for the loan was the accounts receivable of the finance company. The balance of the accounts receivables is not adequate to cover the outstanding loan. The principal owner had personally guaranteed the loan, and the Bank is relying on the assets of his estate to cover the difference. The Bank experienced a slight deterioration in the loan portfolio in 2004 and 2005. This deterioration was mainly attributable to the slow down in the economy in 2003 and 2004, and the related credit and repayment risks created by that slow down. We have evaluated these loan relationships and foreclosed properties, and, based on available information, we presently feel that the Bank is in a well secured position on most of these relationships. The Bank’s loan portfolio is predominantly secured by commercial and residential real estate in its primary market areas. We presently believe that any losses that may come from these loan relationships have been considered in our determination of the loan loss allowance. As of December 31, 2005, loan loss allowance reserves related to non-performing commercial banking loans totaled approximately $513,000.

Total non-performing commercial assets totaled $3.4 million at December 31, 2005. This compares to total non-performing commercial assets of approximately $3.7 million at December 31, 2004 and $5.8 million at December 31, 2003. The Bank foreclosed upon twelve commercial banking loans totaling approximately $1.6 million during 2005. Seven of the properties are residential homes under construction, three of the properties are residential home lots, one of the properties is six land lots for mobile homes and the last property is a house and 10 acres. During 2005, the Bank sold thirteen properties totaling approximately $1,096,000 that were foreclosed upon in 2003, three properties totaling approximately $406,000 that were foreclosed upon in 2004 and eight properties totaling approximately $1,226,000 that were foreclosed upon in 2005. The Bank sold seven residential homes for a loss of approximately $141,000, nine properties consisting of vacant residential home lots for a net loss of $39,000, four properties consisting of mobile homes and land lots for a net loss of $8,000 and four properties consisting of residential homes that were still under construction for a net gain of $33,000. The Bank also had one residential home that had been foreclosed upon in 2004 pay off in full in 2005 in the amount of approximately $243,000. Of the Bank’s $599,000 in foreclosed properties that have not been sold, approximately $457,000 is residential homes, $70,000 is mobile homes with land lots and $72,000 is vacant land lots. The Bank is currently holding the foreclosed properties for sale. The foreclosed properties have been recorded at the lower of cost or market less the estimated costs to sell the properties. The Bank does not foresee any further material losses from these loans and properties.

Potential problem loans represent commercial banking loans that are presently performing, but where management has concerns regarding the ability of the respective borrowers to meet contractual repayment terms. Potential problem commercial loans decreased approximately $2.3 million from December 31, 2004 to December 31, 2005. The decrease in potential problem commercial loans from December 31, 2004 to December 31, 2005 was mainly related to an upgrade and principal reduction of one loan relationship totaling $2.5 million at December 31, 2004. This commercial real estate loan is secured by an industrial building that previously did not have a tenant. In 2005, the loan customer secured tenants for the building that would that would provide sufficient cash flow for the borrower to make payments on the loan. The loan has been current throughout 2005 and the customer also made a $250,000 principal reduction on the loan. Management believes that any losses that may come from loan relationships that are categorized as potential problem loans at December 31, 2005 have been adequately considered in our determination of the allowance for loan losses.

Total Investment Securities

The Bank invests in U.S. government and government agency obligations, mortgage-backed securities, corporate securities, restricted equity securities, federal funds sold, and interest-bearing deposits with other banks. The Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities, federal funds sold, restricted equity securities and interest-bearing deposits with other banks totaled $60.5 million at December 31, 2005, compared to $41.5 million at December 31, 2004 and $35.1 million at December 31, 2003. At December 31, 2005, the Bank had federal funds sold and interest-bearing deposits in banks of $40.2 million, compared to $22.2 million at December 31, 2004 and $13.3 million at December 31, 2003. The increase in federal funds sold and interest-bearing deposits with other banks of $18.0 million from December 31, 2004 was due to both the Bank increasing its deposits in order to fund the high level of loan growth that the Bank is experiencing and due to the Bank having several large loans pay-off at the end of the year. Investment securities and restricted equity securities totaled $20.3 million at December 31, 2005, compared to $19.3 million at December 31, 2004 and $21.8 million at December 31, 2003. The restricted equity securities consist of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.3 million and shares held in The Bankers Bank in the amount of $165,975 at December 31, 2005.

Unrealized gains (losses) on securities available for sale amounted to $(398,375) at December 31, 2005, and $(19,488) and $45,176 at December 31, 2004 and December 31, 2003, respectively. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale. Management of the Bank believes all unrealized losses as of December 31, 2005 represent temporary impairment as a result of temporary changes in the interest rate market and not as a result of credit deterioration. Total temporary impairment represents approximately 3% of amortized cost. All bonds held at December 31, 2005 that have unrealized losses are rated AAA by Moody’s and AAA by Standard and Poors rating agencies. In addition, all of the securities are backed by the U.S. Government or one of its agencies or quasi-agencies.

Composition of Investment Securities Portfolio

The following table provides information regarding composition of our investment securities portfolio for the years presented excluding equity securities:

	December 31,
	2005	2004	2003
		(In thousands)
Investment securities held to maturity (at amortized cost):
U.S. Government and agency obligations	$2,068	$2,725	$3,941

Total investment securities held to maturity	2,068	2,725	3,941

Investment securities available for sale (at estimated fair value):
U.S. Government and agency obligations	7,316	6,354	8,596
States and political subdivisions	—	—	—
Mortgage-backed securities	7,450	7,639	7,996

Total investment securities available for sale	14,766	13,993	16,592

Total investment securities	$16,834	$16,718	$20,533

The following table sets forth the maturities of securities held as of December 31, 2005 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.3 million and shares held in The Bankers Bank in the amount of $165,975, are not presented in the table below as they lack a contractual maturity.

	Maturing
	Within One Year		After One But Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Mortgage-backed securities	$—	—	$960	3.34%	$1,314	3.84%	$5,176	3.80%
Municipal Bond	—	—	—	—	—	—	$642	7.25%
U. S. government securities	919	4.32%	$4,910	3.82%	—	—	$2,913	4.96%

Total	$919	4.32%	$5,870	3.74%	$1,314	3.84%	$8,731	4.44%

The following table sets forth the fair value of securities with unrealized losses at December 31, 2005.

	Less than a year		More than a year
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(in thousands)		(in thousands)
Mortgage-backed securities	$3,428	$45	$4,869	$125
U. S. government securities	2,422	71	4,957	179

Total	$5,850	$116	$9,826	$304

Total Commercial Deposits

Our commercial deposits totaled $580.5 million and $410.1 million at December 31, 2005 and December 31, 2004, respectively, representing an increase of 42% during 2005. At December 31, 2003, commercial deposits totaled $284.6 million, increasing by 44% in 2004. Commercial deposits averaged $522.7 million, $346.4 million and $274.7 million during each of the twelve month periods ended December 31, 2005, 2004 and 2003, respectively. The increase in deposits from December 31, 2004 to December 31, 2005 is due to the Bank running several deposit promotions during 2005, including a high yield checking account and several certificate of deposit specials, and due to the merger with Futurus Financial, in which the Bank acquired approximately $50.8 million in deposits. Certificates of deposit within the Bank’s market area have increased approximately $95.7 million and the high yield checking accounts have increased approximately $43.7 million since December 31, 2004. The Bank has had to run higher costing deposit specials in 2005 due to the strong competition in its market area for local deposits in order to fund the high level of loan growth that it has experienced. Interest-bearing deposits represented 94% of total deposits at December 31, 2005, compared to 91% at December 31, 2004 and 90% at December 31, 2003. Certificate of deposits comprised 74% of total interest-bearing deposits for December 31, 2005, compared to 74% at December 31, 2004 and 77% at December 31, 2003. The composition of these deposits is indicative of the interest rate-sensitive market in which the Bank operates. We cannot provide any assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area. We attempt to offset potential decreases in our share of local deposits by accepting out of market and brokered deposits. The Bank had $85.2 million of out of market and brokered deposits as of December 31, 2005, compared to $56.7 million and $18.9 million at December 31, 2004 and December 31, 2003, respectively. The increase in out of market deposit from December 31, 2004 to December 31, 2005 was mainly due to the Bank acquiring $30.1 million in out of market deposits in the merger with Futurus Financial. Out of market deposits actually decreased approximately $1.6 million during 2005 if the out of market deposits acquired from Futurus Financial are not included. The cost of brokered deposits has generally been approximately 25 to 35 basis points lower than the costs of deposits of similar maturity in the local market. However, during 2005, we have seen the cost of out of market and brokered deposits increase to levels equal to or even exceed that in our local market. The costs of out of market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity and ability to support commercial loan demand could be affected adversely.

The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

	Years ended December 31,
	2005 Amount	2004 Amount	2003 Amount
	(in thousands)
Non-interest-bearing demand deposits	$42,743	$38,549	$39,029
Interest-bearing demand deposits	55,262	40,787	41,805
Savings deposits	67,991	30,807	18,773
Time deposits	356,719	236,224	175,123

Total	$522,715	$346,367	$274,730

	Years ended December 31,
	2005 Rate	2004 Rate	2003 Rate
Interest-bearing demand deposits	2.39%	1.03%	0.99%
Savings deposits	2.72%	1.79%	0.93%
Time deposits	3.66%	3.05%	3.34%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2005 are summarized as follows (in thousands):

Under 3 months	$14,824
3 to 6 months	54,087
6 to 12 months	36,150
Over 12 months	39,372

$144,433

Commercial Banking Borrowings

At December 31, 2005, the Bank had borrowed $49.0 million in Federal Home Loan Bank advances at maturity terms ranging from six months to ten years and with an average rate of 3.44%. The Bank increased its borrowings with the Federal Home Loan Bank from $39.0 million at December 31, 2004 due to the low cost of these funds in comparison to our local deposits. These funds were borrowed for use with the commercial banking business and were secured by a blanket lien on the commercial bank’s 1 — 4 family first lien mortgage loans, by a blanket lien on the commercial bank’s commercial real estate loans, investment securities and Federal Home Loan Bank stock. There were $5.0 million of Federal Home Loan Bank advances outstanding for use by the commercial bank at December 31, 2003.

Financial Condition of Our Mortgage Banking Business

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial and its subsidiary CMC. Carolina Financial and CMC are not affiliated with the Company and its subsidiaries. In connection with the sale, Carolina purchased all of CMS’s mortgage loans, pipeline mortgage loans and premises and equipment and assumed all leases and liabilities related to the transferred assets. The assets were sold at their book value or carrying value. The Company was to be paid 100% of the pre-tax income of the divested mortgage business during the first 60 days following closing as well as 30% of the pre-tax income of the divested mortgage business for the nine months following the first 60-day period. The Company received no payments from Carolina Financial for either period due to the losses experienced by CMC. The Company retained the mortgage servicing portfolio, which was approximately $25 million at December 31, 2005.

When the Company operated its wholesale residential mortgage business, we carried mortgage loans held for sale at the lower of aggregate cost or market price, and therefore we carried no reserve for mortgage loans held for sale. When a loan was sold, the Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. Purchasers of loans typically conducted their own review of the loans, and the Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. The Company relied on the underwriting department to ensure compliance with individual investor standards prior to the sale of loans along with reliance on the quality control department to randomly test loans that had been sold. At December 31, 2005 and December 31, 2004, we had approximately $6.8 million and $8.0 million, respectively, of mortgage loans where we had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, we will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. We have established a specific allowance for the recourse liability for the loans on which we have already become obligated to make indemnification payments to the purchaser and an estimated allowance for the recourse liability for probable future losses from loans that we may have to indemnify. The estimated recourse liability at December 31, 2005 and December 31, 2004 for future losses was $2.9 million and $3.7 million, respectively, and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. This reserve remained with the Company after the sale of the wholesale mortgage operation as did the risk and the liability from the indemnified loans. The loans that were indemnified during 2005 were primarily closed in 2002 and 2003. The Company’s highest levels of mortgage production in its history were in 2002 and 2003, and therefore, we could see an increase in our indemnification liability in 2006. If the balance of indemnified loan increases significantly, then the Company could have to make additional provisions to the recourse liability reserve.

At December 31, 2005, we carried $57,000 of mortgage servicing rights on our balance sheet, compared to $1.5 million at December 31, 2004 and $3.5 million at December 31, 2003. We held servicing rights with respect to loans with unpaid principal balances totaling $25 million at December 31, 2005, compared to $284 million at December 31, 2004 and $744 million at December 31, 2003. During 2005, we sold servicing rights with respect to approximately $1.2 million of mortgage loans carried on our balance sheet for a gain of approximately $254,000. During 2004, we sold the servicing rights with respect to $1.4 million of mortgage loans carried on our balance sheet for a gain of approximately $643,000 in a bulk servicing sale.

The market value of our servicing portfolio is contingent upon many factors, including, without limitation, the interest rate environment, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. According to an independent valuation, the estimated fair value of our mortgage servicing rights at December 31, 2005 was approximately $110,000, compared to the carrying value of $57,000. We cannot provide assurance that we will continue to experience a market value of our servicing portfolio in excess of the cost to acquire the servicing rights, nor can we provide assurance as to the expected life of our servicing portfolio, or as to the timing or amount of any sales of our retained servicing rights.

Capital and Liquidity

Our capital adequacy is measured by risk-based and leverage capital guidelines. Developed by regulatory authorities to establish capital requirements, the risk-based capital guidelines assign weighted levels of risk to various asset categories. Among other things, these guidelines currently require us to maintain a minimum ratio of 8.0% of total capital to risk-adjusted assets. Under the guidelines, one-half of our required capital must consist of tier 1 capital, which would include such things as our tangible common shareholders’ equity and any qualifying perpetual preferred stock. The leverage guidelines provide for a minimum ratio of tier 1 capital to total assets of 3.0% if we meet certain requirements, including having the highest regulatory rating, and requires us to cushion the ratio by an additional 1.0% to 2.0% otherwise. The guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital also may be required, depending upon the organization’s risk profile. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “tangible tier 1 leverage ratio,” calculated without the inclusion of intangible assets, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or tangible tier 1 leverage ratio that we are required to meet. The Bank has agreed with the Georgia Department to maintain a leverage ratio of 8.0%. For additional information regarding our capital position, and the capital regulatory scheme to which we are subject, please refer to that section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 entitled “Business—Supervision and Regulation.”

At December 31, 2005, the Company’s and Bank’s leverage ratio was 9.08% and 8.38%, respectively, compared to 10.72% and 10.27% at December 31, 2004. The Company’s and Bank’s leverage ratio was 12.79% and 9.28% at December 31, 2003. On September 30, 2005, the Company, through Crescent Capital Trust II, completed an offering and sale of $8.0 million of trust preferred securities, and on the same day the Company contributed approximately $4.2 million of the proceeds to the Bank. The Company subsequently in October 2005 repaid the entire outstanding balance of approximately $3.7 million on its line of credit with the Bankers Bank with the remaining proceeds from the trust preferred securities offering. In connection with the acquisition of Futurus Financial, $2.0 million in capital was contributed to both the Company and the Bank through the issuance of 74,029 shares of common stock to certain Futurus Financial shareholders. Also, in 2005, CMS contributed $3.0 million in available capital to the Company, including $2.0 million during the third quarter of 2005, and the Company subsequently contributed $1.0 million of these funds to the Bank. In the first quarter of 2004, after the sale of our wholesale residential mortgage business to Carolina Financial, CMS contributed $20.75 million in available capital to the Company, and the Company subsequently contributed $17.0 million to the Bank.

Our total consolidated shareholders’ equity was $55.2 million, or 7.84% of total consolidated assets, at December 31, 2005, compared to $50.1 million, or 9.77% of total consolidated assets, at December 31, 2004 and $51.7 million, or 14.11% of total consolidated assets, at December 31, 2003. The decrease in the consolidated shareholders’ equity to total consolidated assets ratio during 2005 was the result of the increase in the Bank’s total consolidated assets, particularly commercial banking loans, which grew approximately $160.3 million, or 37%, in 2005. The growth in commercial banking loans was a result of higher loan demand in our service area, as well as the expansion of the Bank’s operations and the addition of experienced lenders in its current markets and the expansion into new markets through the merger with Futurus Financial. As a result of the merger with Futurus Financial, the Bank acquired approximately $56.0 million in total assets, including a loan portfolio of approximately $51.0 million. The decrease in the ratio of consolidated shareholders’ equity to total consolidated assets during 2004 was the result of two factors: the increase in the Bank’s total consolidated assets, particularly commercial banking loans, which increased by approximately $158.8 million, or 58%, during 2004 and the decrease in shareholders’ equity due to the Company’s consolidated net loss of $811,232 in 2004.

At December 31, 2005, our ratio of total consolidated capital to risk-adjusted assets was 10.81%, with 9.77% comprised of tangible common shareholders’ equity. At December 31, 2004, the ratio of total consolidated capital to risk-adjusted assets was 12.55%, with 11.32% comprised of tangible common shareholders’ equity, compared to a ratio of 17.36%, with 16.39% comprised of tangible common shareholders’ equity, at December 31, 2003. We paid $902,135, or $0.355 per share, in dividends to our shareholders during 2005. A quarterly dividend of $.095 was declared in February 2006 and paid on March 16, 2006. During 2004, we paid $804,840 of dividends, or $.325 per share, compared to $773,254, or $.315 per share, during 2003.

Prior to December 31, 2005, we had a line of credit with The Bankers Bank in the amount of $4.6 million, of which $3.7 million was outstanding at December 31, 2004. The entire amount outstanding on this line of credit was repaid in October 2005 with the proceeds from the trust preferred securities offering, and the line of credit was terminated as of December 31, 2005. In connection with obtaining this line of credit, we agreed to maintain a minimum capital level of $20 million and a tier 1 leverage ratio of 7.0%. Our borrowings under this line of credit accrued interest at the prime rate, as reported in the Money Rates section of The Wall Street Journal, less 0.50%. Under the terms of the line of credit, we were required to make ten equal annual principal payments beginning with November 1, 2003, with interest due quarterly. We were in compliance with all the covenants of this line of credit until the outstanding amounts were repaid. This line of credit was secured by all of the issued and outstanding shares of the common stock of the Bank. In the event of an uncured default under this line of credit, The Bankers Bank could have foreclosed upon the common stock of the Bank and deprived the Company of its principal source of income.

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

Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities held for maturity and securities held for sale. These average liquid assets totaled $59.0 million, $44.4 million and $59.7 million during 2005, 2004 and 2003, representing 11%, 11% and 25% of average deposits for those periods, respectively. Average liquid assets increased by approximately $14.6 million during 2005. This was mainly due to the asset growth of the Bank and the subsequent increase in deposits in order to fund the high level of loan growth. Average liquid assets as a percentage of average deposits remained constant at 11% in both 2005 and 2004. The decrease in average liquid assets during 2004 was primarily the result of the Bank’s average commercial loan portfolio outpacing the increase in the Bank’s average commercial deposits and borrowings. Average commercial banking loans have increased by approximately $112.6 million while average commercial deposits and borrowings have increased by approximately $93.5 million during 2004 in comparison to 2003. The increase in commercial loan production during 2004 is due to the low interest rate environment and the growth and expansion in the Bank’s market area. The slower growth in commercial deposits is due to competitive pricing by our competitors in several market areas. Average net commercial banking loans were 93%, 95% and 86% of average commercial bank deposits and borrowings during 2005, 2004 and 2003, respectively. Average interest-earning assets were 102%, 106% and 95% of average commercial bank deposits and borrowings during 2005, 2004 and 2003, respectively. These ratios do not include the interest-earning assets or interest-bearing liabilities from discontinued operations. Both the ratio of average net commercial banking loans to average commercial banking deposits and borrowings and the ratio of average interest-earnings assets to average commercial banking deposits and borrowings decreased slightly during 2005. The decrease in the percentage is mainly due to the Bank’s focus on deposit growth and the funding of commercial loan production in 2005. Both the ratio of average net commercial banking loans to average commercial banking deposits and borrowings and the ratio of average interest-earning assets to average commercial banking deposits and borrowings increased during 2004, which indicates that the Bank’s liquidity was tightening. The increase in percentages was mainly due to the growth in the Bank’s commercial loan production of approximately $112.6 million during 2004. In response to this loan growth, the Bank borrowed an additional $34.0 million in Federal Home Loan Bank advances and accepted an additional $37.8 million in out-of-market deposits during 2004.

The following table shows operating and capital ratios for each of the last three years:

	Year ended December 31,
	2005	2004	2003
Percentage of net income (loss) to:
Average shareholders’ equity	7.70%	(1.56)%	37.46%
Average total assets	0.64%	(0.19)%	3.24%
Percentage of average shareholders’ equity to average total assets	8.33%	11.85%	8.65%
Percentage of dividends paid to net income (loss)	22.00%	N/M	4.46%

N/M – Not meaningful due to net loss for the year.

The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. The Bank maintains federal funds lines of credit totaling $18.5 million and maintains a line of credit up to approximately $47.1 million at the Federal Home Loan Bank secured by the Bank’s 1 – 4 family first lien mortgage loans and commercial real estate loans. At December 31, 2005 we had $49.0 million in Federal Home Loan Bank advances outstanding and no amounts outstanding on our federal funds lines of credit. For 2005, the average balance in Federal Home Loan Bank advances was approximately $45.1 million. Of the $49.0 million in advances outstanding, all of the advances are secured by a lien on the Bank’s 1 – 4 family first lien mortgage loans, a lien on commercial real estate loans, its investment securities and Federal Home Loan Bank stock. The Bank currently is holding approximately $11 million in unpledged investment securities that can be used to borrow an additional $11 million in Federal Home Loan Bank advances as of December 31, 2005. We presently believe that the Bank’s liquidity is under pressure due to the volume of commercial bank loan production and the competitive pricing for deposits in the Bank’s market area. In 2004, the Bank had used out-of market and brokered deposits to provide liquidity in order to fund loan growth in that out-of market and brokered deposits were usually approximately 10 to 15 basis points lower than the cost of deposits of similar maturity in the local market. However, in the fourth quarter of 2004 and in 2005, we have seen the cost of out of market and brokered deposits increase to levels equal to or even exceeding that in our local market. The Bank had $85.2 million of out of market and brokered deposits as of December 31, 2005, compared to $56.7 million and $18.9 million, respectively, at December 31, 2004 and December 31, 2003. The increase in out of market deposit from December 31, 2004 to December 31, 2005 was mainly due to the Bank acquiring $30.1 million in out of market deposits in the merger with Futurus Financial. Out of market deposits actually decreased approximately $1.6 million during 2005 if the out of market deposits acquired in the Futurus Financial transaction are not included. The costs of out of market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity and ability to support commercial loan demand could be affected adversely. The Bank may have to increase its deposit rates in the future in its local markets, as it did during 2005, if the Bank’s liquidity position remains under pressure. During 2005, the Bank had to run several deposit promotions, including a high yield checking account and several certificate of deposit specials, due to the strong competition in its market area for local deposits and the high level of loan growth. Certificates of deposit within the Bank’s market area have increased approximately $95.7 million and the high yield checking accounts have increased approximately $43.7 million since December 31, 2004. The cost of funds of interest-bearing deposits increased from 2.83% in the fourth quarter of 2004 to 3.70% in the fourth quarter of 2005. As seen during 2005, an increase in deposit rates can adversely affect our net interest margin and net income.

Contractual Obligations and Commercial Commitments

The following table presents our contractual obligations at December 31, 2005. The table does not include obligations which will be settled in cash, primarily in less than one year, such as deposits, federal funds purchased, securities sold under repurchase agreements and short term borrowings, which are included in our consolidated balance sheet at December 31, 2005. Additional information concerning contractual cash obligations is provided in Note 16 of the “Notes to Consolidated Financial Statements” included under Item 8 of our Annual Report on Form 10-K.

Contractual Obligations

	Payments Due by Period
	Total	Under 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Borrowings	$60,853	$16,000	$20,000	$—	$24,853
Operating Leases (1) (2)	1,335	375	399	290	271
Purchase Obligations (3)	1,641	1,641	—	—	—
Employment Compensation Obligations (4)	1,347	—	—	—	1,347

Total contractual cash obligations	$65,176	$18,016	$20,399	$290	$26,471

(1)	Represents minimum annual rental commitments exclusive of taxes and other charges.
(2)	Certain operating leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.
(3)	Purchase obligations primarily relate to the contract to build our new branch office in Canton, Georgia. These obligations also relate to services provided for information technology and other outsourcing of operating activities. Amounts presented in the table reflect minimum legally enforceable contractual obligations of $20,000 or greater as of December 31, 2005. The minimum obligation for any notification period is presented in the table.
(4)	This obligation relates to amounts under post retirement benefit plans, which are more fully described in Note 10 of the “Notes to Consolidated Financial Statements” included under Item 8 of our Annual Report on Form 10-K.

The following table presents our other commercial commitments at December 31, 2005. These commitments are not included in our consolidated balance sheet.

Commercial Commitments

	Amount of Commitment Expiration Per Period
	Total	Under 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Commitments to Extend Credit (1)	$104,732	$81,660	$21,085	$26	$1,961
Letters of Credit (2)	3,116	2,583	533	—	—

Total Commercial Commitments	$107,848	$84,243	$21,618	$26	$1,961

(1)	Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements, in that commitments often expire without being drawn upon.
(2)	Letters of credit and financial guarantees are agreements whereby we guarantee the performance of a customer to a third party. Collateral may be required to support letters of credit in accordance with management’s evaluation.

Off-Balance Sheet Arrangements

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. At December 31, 2005, the Company was a party to interest rate swap contracts under which it pays a fixed rate and receives a variable rate. The notional amount of the interest rate swaps was approximately $2,376,000 with a fair value of approximately $56,000 at December 31, 2005. The Company has an embedded derivative in one loan agreement that relates to the swap agreements. These derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations as of and for the year ended December 31, 2005. If a counterparty fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates.

The Company’s policy requires all derivative financial instruments be used only for asset/liability management through the hedging of specific transactions or positions, and not for trading or speculative purposes. The Company is subject to the risk that a counterparty will fail to perform; however, management believes that this risk associated with using derivative financial instruments to mitigate interest rate risk sensitivity is minimal and should not have any material unintended impact on the financial condition or results of operations.

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

We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets and rate sensitive liabilities. The relationship between rate sensitive assets and rate sensitive liabilities is a key factor in projecting the effect of interest rate changes on net interest income. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. We monitor the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but place particular emphasis on the twelve-month interval. The following table shows our rate sensitive position at December 31, 2005. Approximately 77% of earning assets and 73% of funding for these earning assets is scheduled to reprice at least once during the next twelve months. The total excess of interest-bearing assets over interest-bearing liabilities, based on a one-year cumulative time period, was $62.1 million, or 8.8% of total assets.

Interest Rate Sensitivity Gaps

As of December 31, 2005

	Amounts Repricing In
	0-90 Days	91-365 Days	1-5 Years	Over 5 Years	Total
	(thousands of dollars)
Interest-earning assets
Commercial banking loans	$422,325	$35,357	$113,065	$22,957	$593,704
Investment securities	525	2,449	9,464	4,396	16,834
Mortgage loans held for sale	1,512	—	—	—	1,512
Federal funds sold	40,030	—	—	—	40,030
Interest-bearing deposits in other banks	147	—	—	—	147

Total interest-earning assets	$464,539	$37,806	$122,529	$27,353	$652,227

Interest-bearing liabilities
Interest-bearing demand deposits	$141,751	—	—	—	$141,751
Time deposits	40,933	241,563	118,884	—	401,380
Other borrowings	7,000	9,000	33,000	11,853	60,853

Total interest-bearing liabilities	$189,684	$250,563	$151,884	$11,853	$603,984

Interest sensitivity gap	$274,855	$(212,757)	$(29,355)	$15,500	$48,243
Interest sensitivity gap – cumulative	$274,855	$62,098	$32,743	$48,243	$48,243

We continually try to manage our interest rate sensitivity gap. Attempting to reduce the gap is a constant challenge in a changing interest rate environment and one of the objectives of our asset/liability management strategy. We were in an asset-sensitive position on a cumulative basis for each time period represented on the table above. This means that during each period, if interest rates increase, then the net interest margin will increase, and if interest rates decline, then the net interest margin will decline. At December 31, 2005, we were within our policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80-140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity.

We use additional tools to monitor and manage interest rate sensitivity. One of our tools is the shock test. The shock test projects the effect of an interest rate increase and decrease of 100 and 200 basis points on our rate sensitive assets and liabilities, mortgage servicing rights and mortgage production.

The Bank also uses financial derivative instruments for management of its interest rate sensitivity. The Board of Directors approves the use of interest rate swaps in balance sheet hedging activities and to help meet the need of its customers. Interest rate swaps are contractual agreements typically entered into to exchange fixed for variable streams of interest payments. The notional principal is not exchanged but is used as a reference for the size of the interest payments. The Company is subject to the risk that a counterparty will fail to perform; however, management believes that this risk associated with using derivative financial instruments to mitigate interest rate risk sensitivity is minimal and should not have any material unintended impact on the financial condition or results of operations.

Effects of Inflation

Inflation generally increases the cost of funds and operating overhead, and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the effects of general levels of inflation have. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, low inflation or deflation generally have resulted in decreased interest rates while high inflation generally has resulted in increased interest rates. The economy experienced deflation in 2001 and the Federal Reserve reduced interest rates on eleven occasions for a total of 475 basis points in 2001. Inflation remained low in 2002 and 2003, which reflected that interest rates remained fairly steady in 2002 and 2003, only dropping 50 basis points in 2002 and 25 basis points in 2003. During 2004, inflation slowly started to increase with the improvement in the economy and the Federal Reserve increased interest rates by 125 basis points. The Federal Reserve raised these rates by a total of 200 basis points during 2005 and 25 basis points during the first quarter of 2006. The Federal Reserve has indicated that after the first quarter of 2006, further changes in rates would be determined by market information.

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

Crescent Banking Company and Subsidiaries

Consolidated Financial Report

December 31, 2005

F-1	Report of Independent Registered Public Accounting Firm

F-2	Consolidated Balance Sheets

F-3	Consolidated Statements of Operations

F-5	Consolidated Statements of Comprehensive Income (Loss)

F-6	Consolidated Statements of Stockholders’ Equity

F-7	Consolidated Statements of Cash Flows

F-9	Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND SHAREHOLDERS

CRESCENT BANKING COMPANY

We have audited the accompanying consolidated balance sheets of Crescent Banking Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes PLLC

Atlanta, Georgia

March 30, 2006

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
Assets
Cash and due from banks	$12,793,467	$11,672,894
Federal funds sold	40,030,000	13,210,000
Interest-bearing deposits in banks	146,623	8,991,796
Investment securities available-for-sale	14,765,618	13,993,047
Investment securities held-to-maturity, at cost (fair value approximates $2,049,030 in 2005 and $2,978,285 in 2004)	2,068,066	2,725,220
Restricted equity securities	3,473,975	2,601,775
Mortgage loans held for sale	1,511,535	2,002,958
Loans	593,703,740	433,356,643
Less allowance for loan losses	(6,711,974)	(5,828,027)

Loans, net	586,991,766	427,528,616
Mortgage servicing rights	56,832	1,505,528
Accounts receivable-brokers and escrow agents	334,372	448,429
Premises and equipment, net	17,177,662	11,507,789
Other real estate owned	600,135	2,366,955
Cash surrender value of life insurance	7,964,640	6,270,456
Deposit intangibles	556,283	333,574
Goodwill	3,442,714	—
Deferred tax asset	5,027,783	3,152,968
Other assets	7,160,557	5,051,097

Total assets	$704,102,028	$513,363,102

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$37,367,247	$35,333,077
Interest-bearing	543,131,531	374,753,387

Total deposits	580,498,778	410,086,464
Short-term borrowings	16,000,000	13,460,000
Long-term borrowings	44,853,000	32,825,000
Accrued interest and other liabilities	4,701,592	3,133,434
Liabilities related to discontinued operations	2,868,825	3,727,635

Total liabilities	648,922,195	463,232,533

Stockholders’ equity
Preferred stock, par value $1; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $1; 10,000,000 shares authorized; 2,580,455 and 2,499,735 shares issued respectively	2,580,455	2,499,735
Capital surplus	19,026,514	17,029,652
Retained earnings	34,107,980	30,908,966
Treasury stock, 16,668 and 16,668 shares, respectively	(296,091)	(296,091)
Accumulated other comprehensive loss	(239,025)	(11,693)

Total stockholders’ equity	55,179,833	50,130,569

Total liabilities and stockholders’ equity	$704,102,028	$513,363,102

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Interest income
Loans including fees	$36,773,617	$20,763,604	$14,378,133
Mortgage loans held for sale	24,360	57,071	548,375
Taxable securities	830,537	854,511	1,138,994
Nontaxable securities	—	—	1,279
Deposits in banks	65,671	37,197	27,656
Federal funds sold	841,527	218,535	77,104

Total interest income	38,535,712	21,930,918	16,171,541

Interest expense
Deposits	16,221,604	8,170,922	6,440,253
Short-term borrowings	471,096	145,685	32,036
Long-term borrowings	1,500,217	723,214	314,390

Total interest expense	18,192,917	9,039,821	6,786,679

Net interest income	20,342,795	12,891,097	9,384,862
Provision for loan losses	2,224,000	3,192,000	1,140,500

Net interest income after provision for loan losses	18,118,795	9,699,097	8,244,362

Other income
Service charges on deposit accounts	926,812	957,354	864,619
Mortgage loan servicing fees	630,961	1,714,083	2,342,699
Gains on sales and calls of investment securities	324,875	103,148	349,376
Gains on sales of SBA loans	892,337	527,418	451,197
Other operating income	1,863,021	1,856,447	1,294,725

Total other income	4,638,006	5,158,450	5,302,616

Other expenses
Salaries and employee benefits	8,142,632	5,287,253	3,742,514
Occupancy and equipment expenses	2,575,715	1,787,965	1,382,366
Other operating expenses	5,411,385	5,738,592	5,049,048

Total other expenses	16,129,731	12,813,810	10,173,928

Income from continuing operations before income taxes	6,627,070	2,043,737	3,373,050
Income tax expense	2,525,921	586,328	1,295,110

Income from continuing operations	4,101,149	1,457,409	2,077,940
Income (loss) from discontinued operations of mortgage subsidiary, net of income tax expense (benefit) of $0, $(1,364,651), and $9,501,210	—	(2,268,641)	15,244,203

Net income (loss)	$4,101,149	$(811,232)	$17,322,143

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$1.62	$(0.33)	$7.07

Diluted earnings (loss) per share	$1.59	$(0.33)	$6.74

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic earnings per share	$1.62	$0.59	$0.85

Diluted earnings per share	$1.59	$0.58	$0.81

EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS
Basic earnings (loss) per share	$—	$(0.92)	$6.23

Diluted earnings (loss) per share	$—	$(0.92)	$5.94

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Net income (loss)	$4,101,149	$(811,232)	$17,322,143

Other comprehensive income (loss):
Unrealized losses on securities available-for-sale:
Unrealized holding losses arising during period, net of tax of $(171,043), $(25,865) and $(120,941), respectively	(227,332)	(38,798)	(181,414)

Other comprehensive loss	(227,332)	(38,798)	(181,414)

Comprehensive income (loss)	$3,873,817	$(850,030)	$17,140,729

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Common Stock		Capital Surplus	Retained Earnings	Total Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity
	Shares	Par Value			Shares	Cost
Balance, December 31, 2002	2,433,435	$2,433,435	$16,307,557	$15,976,149	6,668	$(36,091)	$208,519	$34,889,569
Net income	—	—	—	17,322,143	—	—	—	17,322,143
Cash dividends declared, $.315 per share	—	—	—	(773,254)	—	—	—	(773,254)
Exercise of stock options	12,066	12,066	104,106	—	—	—	—	116,172
Restricted stock awards	20,468	20,468	310,090	—	—	—	—	330,558
Issuance of common stock	316	316	5,978	—	—	—	—	6,294
Other comprehensive loss	—	—	—	—	—	—	(181,414)	(181,414)

Balance, December 31, 2003	2,466,285	2,466,285	16,727,731	32,525,038	6,668	(36,091)	27,105	51,710,068
Net loss	—	—	—	(811,232)	—	—	—	(811,232)
Cash dividends declared, $.325 per share	—	—	—	(804,840)	—	—	—	(804,840)
Exercise of stock options	33,450	33,450	301,921	—	—	—	—	335,371
Purchase of treasury stock				—	10,000	(260,000)	—	(260,000)
Other comprehensive loss	—	—	—	—	—	—	(38,798)	(38,798)

Balance, December 31, 2004	2,499,735	2,499,735	17,029,652	30,908,966	16,668	(296,091)	(11,693)	50,130,569
Net income	—	—	—	4,101,149	—	—	—	4,101,149
Cash dividends declared, $.355 per share	—	—	—	(902,135)	—	—	—	(902,135)
Exercise of stock options	6,691	6,691	79,561	—	—	—	—	86,252
Issuance of common stock in acquisition	74,029	74,029	1,917,301	—	—	—	—	1,991,330
Other comprehensive loss	—	—	—	—	—	—	(227,332)	(227,332)

Balance, December 31, 2005	2,580,455	$2,580,455	$19,026,514	$34,107,980	16,668	$(296,091)	$(239,025)	$55,179,833

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$4,101,149	$(811,232)	$17,322,143
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) of discontinued operations	—	2,268,641	(15,244,203)
Accretion (amortization) on securities	35,468	(161,594)	(797,547)
Net gain on sales and calls of investment security	(324,876)	(103,148)	(349,376)
Depreciation	1,064,011	777,419	682,957
Amortization of deposit intangibles	112,845	74,127	74,127
Provision for loan losses	2,224,000	3,192,000	1,140,500
Gain (loss) on sale of other real estate owned	152,786	(15,589)	68
Gain on disposal of premises and equipment	30,163	28,598	—
Income on life insurance policies	(266,101)	(229,307)	(221,316)
Deferred tax benefit	(119,795)	(2,426,463)	(1,348,631)
Net (increase) decrease in mortgage loans held for sale	491,423	125,531	(2,641,426)
Amortization of mortgage servicing rights	249,477	594,335	612,393
Gains on sales of mortgage servicing rights	(253,510)	(642,926)	(43,676,329)
Acquisition of mortgage servicing rights	—	—	(4,712,006)
Proceeds from sales of mortgage servicing rights	1,452,729	2,050,770	46,353,098
Decrease in accounts receivable—brokers and escrow agents	114,057	3,169,209	4,592,682
Increase in interest receivable	(1,605,620)	(526,050)	(209,847)
Increase (decrease) in interest payable	589,912	266,099	(165,332)
Net cash provided by (used in) discontinued operations	(858,811)	(6,458,183)	296,136,204
Net change in other assets, liabilities and other operating activities	(41,710)	3,352,760	(5,210,517)

Net cash provided by operating activities	7,147,597	4,524,997	292,337,642

INVESTING ACTIVITIES
Purchase of securities available-for-sale	(3,058,801)	(10,449,739)	(12,301,966)
Proceeds from maturities/call of securities available-for-sale	3,043,823	6,481,730	6,356,782
Proceeds from sales of securities available-for-sale	—	6,677,499	—
Purchase of securities held-to-maturity	—	(641,991)	(1,000,000)
Proceeds from maturities/call of securities held-to-maturity	914,675	1,947,023	7,366,498
(Purchase) sale of other securities	(709,400)	(1,310,600)	588,700
Net cash paid in acquisition	(6,516,163)	—	—
Net (increase) decrease in federal funds sold	(26,624,989)	31,000	(10,417,000)
Net (increase) decrease in interest-bearing deposits in banks	8,845,173	(8,951,509)	4,985,650
Net increase in loans	(113,256,337)	(161,415,935)	(78,991,511)
Proceeds from sale of other real estate owned	2,917,947	4,603,251	276,348
Sale of premises and equipment	2,327	—	—
Purchase of premises and equipment	(4,902,379)	(4,135,649)	(2,517,114)
Purchase of life insurance policies	—	(490,000)	(203,000)
Net cash provided by discontinued operations	—	108,128	459,144

Net cash used in investing activities	(139,344,124)	(167,546,792)	(85,397,469)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
FINANCING ACTIVITIES
Net increase (decrease) in deposits	$119,564,983	$125,496,364	$(2,409,442)
Net increase in other borrowings	14,568,000	33,645,000	6,540,000
Dividends paid	(902,135)	(804,840)	(773,254)
Proceeds from issuance of common stock	—	—	6,294
Purchase of treasury stock	—	(260,000)	—
Proceeds from exercise of stock options	86,252	335,371	116,172
Net cash used by discontinued operations	—	(567,891)	(211,177,122)

Net cash provided (used) by financing activities	133,317,100	157,844,004	(207,697,352)

Net increase (decrease) in cash and due from banks	1,120,573	(5,177,791)	(757,179)
Cash and due from banks at beginning of year	11,672,894	16,850,685	17,607,864

Cash and due from banks at end of year	$12,793,467	$11,672,894	$16,850,685

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$17,541,718	$8,940,996	$12,508,373
Income taxes	$2,921,605	$1,457,456	$16,419,516
Principal balances of loans transferred to other real estate owned	$1,667,949	$2,501,132	$4,308,721
Unrealized loss on securities available for sale, net	$(227,332)	$(38,798)	$(181,414)
Fair value of assets acquired	$61,435,402	$—	$—
Fair value of liabilities assumed	$51,279,848	$—	$—

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Crescent Banking Company (the “Company”) provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the “Bank”) in Jasper, Pickens County, Georgia and the surrounding areas. The Company had provided mortgage loan services to customers through both the Bank and through its subsidiary, Crescent Mortgage Services, Inc. (“CMS”) throughout the eastern half of the United States. The Company discontinued its wholesale mortgage operations with an asset sale of CMS effective December 31, 2003 (See Note 2. Discontinued Operations). Through its subsidiaries Crescent Capital Trust I and Crescent Capital Trust II, the Company issued trust-preferred securities that are included in long-term borrowings.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances are eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current financial statement presentation with no effect to net income or stockholders’ equity as previously reported.

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

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $5,547,000 at December 31, 2005.

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

Restricted Equity Securities

Investment in Federal Home Loan Bank (“FHLB”) stock is carried at cost because it can only be redeemed at par value. It is a required investment based on the Bank’s borrowings from the FHLB. The Company also carries certain other equity investments at cost, which approximates fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are recorded at their principal amount outstanding, net of deferred loan fees and costs and the allowance for loan losses. Interest is accrued and recognized in operating income based upon the principal amount outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the estimated lives of the related loans as an adjustment to yield.

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

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. At December 31, 2005 and 2004, no valuation allowances were required for the Company’s mortgage servicing rights.

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

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	20 – 40 years
Furniture and equipment	5 – 10 years
Computer equipment and software	3 years

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in other operating expenses.

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

Deposit Intangibles

Deposit intangibles represent the premiums paid for the acquisition of core deposits. These assets are being amortized using the straight-line method over periods ranging from 6.5 years to 10 years. The deposit intangibles are tested at least annually for impairment.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is tested at least annually for impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for fiscal years beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 123(R) commencing with the quarter ending March 31, 2006. If the Company had included the cost of employee stock option compensation in our consolidated financial statements, net income for the fiscal years ended December 31, 2005, 2004 and 2003 would have decreased by approximately $488,000, $74,000, and $41,000, respectively.

In March 2005, the SEC released Staff Accounting Bulletin (SAB) No. 107, Share- Based Payment, SAB No. 107 expresses views of the SEC staff regarding the application of SFAS No. 123(R). Among other things, SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as provides the staff’s view regarding the valuation of share-based payment arrangements for public companies.

In November 2005, the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) FAS 115-1 and FAS 124-1, the Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. FSP FAS 115-1 and FAS 124-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP is effective for reporting periods beginning after December 15, 2005. The Company does not expect the adoption of FSP FAS 115-1 and FAS 124-1 will have a material impact on its financial condition or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle. SFAS No. 154 requires retrospective application to prior periods for changes in accounting principles or error corrections, unless it is impractical to determine the period-specific effects or when a pronouncement includes specific transition provisions. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 (revised 2004) will have a material impact on its financial condition or result of operations.

Derivatives Instruments and Hedging Activities

On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment of SFAS No. 133, and SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities (collectively, SFAS No. 133.) Under SFAS No. 133, all derivative financial instruments are recognized on the balance sheet at fair value.

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

	Years Ended December 31,
	2005	2004	2003
Net income (loss), as reported	$4,101,149	$(811,232)	$17,322,143
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(488,200)	(73,668)	(41,024)

Pro forma net income (loss)	$3,612,949	$(884,900)	$17,281,119

Earnings (loss) per share:
Basic – as reported	$1.62	$(0.33)	$7.07
Basic – pro forma	$1.43	$(0.36)	$7.06
Diluted – as reported	$1.59	$(0.33)	$6.74
Diluted – pro forma	$1.40	$(0.36)	$6.73

Responsive to its plan of implementation of SFAS No. 123(R) and consistent with the Company’s long-term compensation strategies, the Board of Directors of the Company approved the granting of 75,000 stock options in the third and fourth quarters of 2005, which were vested in 2005. The decision to vest these options in 2005 was partially made to reduce non-cash compensation expenses that would have been otherwise recorded in future periods following the application of SFAS No. 123(R). Such non-cash compensation expense would have aggregated approximately $662,150 over a period of future years. The vesting of such options is reflected in the 2005 pro forma net income disclosure and related pro forma earnings per share data. Based on its expected accounting for stock options in 2006 under SFAS No. 123(R), the Company anticipates that compensation expense in 2006 relating to stock options will approximate $140,000 or $0.05 per share. Because the vast majority of the Company’s unvested stock options at December 31, 2005 are tax qualifying, it is not expected that recognized compensation expense relating to these stock options will result in future tax benefits.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The Company’s sole component of accumulated other comprehensive income is unrealized losses on investment securities available for sale.

NOTE 2. DISCONTINUED OPERATIONS

On November 4, 2003, the Company entered into a definitive agreement with Carolina Financial Corporation (“Carolina Financial”) to sell the wholesale residential mortgage business conducted by its subsidiary, CMS. On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business to Carolina Financial and its subsidiary Crescent Mortgage Corporation (“CMC”). Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. Under the definitive agreement, Carolina Financial purchased all of CMS’s mortgage loans, pipeline mortgage loans and premises and equipment and assumed all leases and liabilities related to the transferred assets. The assets were sold at their carrying value. The Company was to be paid 100% of the pre-tax income of the divested mortgage business during the first 60 days following closing as well as 30% of the pre-tax income of the divested mortgage business for the nine months following the first 60-day period. The Company received no payments from Carolina Financial for either period due to the losses experienced by Carolina Financial’s mortgage subsidiary. The Company retained the mortgage servicing portfolio, which was approximately $25 million at December 31, 2005.

Summarized information for the discontinued operations of the mortgage subsidiary is as follows:

	2005	2004	2003
Revenues	$—	$438,903	$53,488,191
Expenses	—	4,072,195	28,742,778

Pretax income (loss) from discontinued operations of mortgage subsidiary	$—	$(3,633,292)	$24,745,413

The consolidated balance sheets at December 31, 2005 and 2004 include no assets and include liabilities of $2,868,825 and $3,727,635, respectively, related to discontinued operations. The liabilities included in the consolidated balance sheets related to discontinued operations are the allowance for the recourse liability. When the Company operated its wholesale residential mortgage business, mortgage loans held for sale were carried at the lower of aggregate cost or market price, and therefore no reserve for mortgage loans held for sale was carried. When a loan was sold, the Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. Purchasers of loans typically conducted their own review of the loans, and the Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. The Company relied on the underwriting department to ensure compliance with individual investor standards prior to the sale of loans along with reliance on the quality control department to randomly test loans that had been sold. At December 31, 2005 and 2004, the Company had approximately $6.8 million and $8.0 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for the recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability at December 31, 2005 and 2004 for future losses was $2.9 million and $3.7 million, respectively, and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. DISCONTINUED OPERATIONS (Continued)

Changes in the allowance for recourse obligation are as follows:

	2005	2004
Balance at beginning of year	$3,727,635	$2,026,298
Provisions for recourse obligations	—	2,850,000
Refund from mortgage insurance company	35,000	—
Losses indemnified	(893,810)	(1,148,663)

Balance at end of year	$2,868,825	$3,727,635

NOTE 3. INVESTMENT SECURITIES

The carrying value and fair value of investment securities summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Securities Available- for-sale

December 31, 2005
U. S. Government agencies	$7,466,601	$—	$(150,355)	$7,316,246
Mortgage-backed securities	7,697,392	2,202	(250,222)	7,449,372

	$15,163,993	$2,202	$(400,577)	$14,765,618

December 31, 2004
U. S. Government agencies	$6,295,425	$82,909	$(24,496)	$6,353,838
Mortgage-backed securities	7,717,110	2,451	(80,352)	7,639,209

	$14,012,535	$85,360	$(104,848)	$13,993,047

Securities Held-to-maturity

December 31, 2005
U. S. Government agencies	$1,426,075	$652	$(19,688)	$1,407,039
State and municipal securities	641,991	—	—	641,991

	$2,068,066	$652	$(19,688)	$2,049,030

December 31, 2004
U. S. Government agencies	$2,083,229	$259,315	$(6,250)	$2,336,294
State and municipal securities	641,991	—	—	641,991

	$2,725,220	$259,315	$(6,250)	$2,978,285

For the year ended December 31, 2004, proceeds from the sale of securities available-for-sale were approximately $6,677,000. Gross realized gains were $98,850 and gross realized losses were $89,367 on the sale of securities available-for-sale during 2004. There were no sales of securities held-to-maturity for the years ended December 31, 2005, 2004 and 2003, and there were no sales of securities available-for-sale for the years ended December 31, 2005 and 2003. For the years ended December 31, 2005, 2004 and 2003, proceeds from calls of securities available-for-sale and held-to-maturity were approximately $3,958,498, $8,428,753, and $13,723,280, respectively. Gross realized gains amounted to $324,875, $93,665, and $349,376, respectively, on such calls for the years ended December 31, 2005, 2004 and 2003, respectively. There were no gross losses on calls of securities available-for-sale or held-to-maturity for the years ended December 31, 2005, 2004 and 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

The amortized cost and estimated fair value of debt securities at December 31, 2005, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2005
	Amortized Cost	Estimated Fair Value
Due in one year or less	$922,707	$919,628
Due after one year through five years	4,972,066	4,890,000
Due after five years through ten years	—	—
Due after ten years	3,639,894	3,555,648

Mortgage-backed securities	7,697,392	7,449,372

	$17,232,059	$16,814,648

Securities with an approximate carrying value of $14,252,795 and $16,353,817 at December 31, 2005 and 2004, respectively, were pledged to secure public funds as required by law, and for other purposes.

The fair value of securities with unrealized losses at December 31, 2005 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$3,427,589	$(45,222)	$4,868,970	$(124,821)
Mortgage backed securities	2,421,907	(71,307)	4,957,171	(178,915)

Total	$5,849,496	$(116,529)	$9,826,141	$(303,736)

The fair value of securities with unrealized losses at December 31, 2004 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$4,959,526	$(30,746)	$—	$—
Mortgage backed securities	5,481,171	(54,923)	1,398,553	(25,429)

Total	$10,440,697	$(85,669)	$1,398,553	$(25,429)

Management of the Company believes all unrealized losses as of December 31, 2005 and 2004 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. Also, total impairment represents less than 3% of amortized cost. All bonds held at year-end that have unrealized losses are rated AAA by Moodys and AAA by Standard and Poors rating agencies. In addition, all of the securities are backed by the U.S. Government or one of its agencies/quasi-agencies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS

The composition of loans is summarized as follows:

	December 31,
	2005	2004
Commercial	$29,515,408	$21,656,621
Real estate – construction and land development	273,198,919	149,519,209
Real estate – mortgage	269,879,827	240,859,407
Consumer installment and other	21,109,586	21,321,406

	593,703,740	433,356,643
Allowance for loan losses	(6,711,974)	(5,828,027)

Loans, net	$586,991,766	$427,528,616

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2005	2004	2003
Balance, beginning of year	$5,828,027	$3,243,177	$2,548,110
Provision for loan losses	2,224,000	3,192,000	1,140,500
Loans charged off	(2,238,104)	(956,106)	(529,695)
Recoveries of loans previously charged off	37,345	348,956	84,262
Allowance for loan loss acquired	860,706	—	—

Balance, end of year	$6,711,974	$5,828,027	$3,243,177

The investment in impaired loans, consisting totally of nonaccrual loans, was $2,847,645 and $1,367,757 at December 31, 2005 and 2004, respectively. Total allowances of approximately $513,000 and $190,000 have been established for impaired loans outstanding as of December 31, 2005 and 2004, respectively. The average recorded investment in impaired loans for 2005, 2004 and 2003 was $3,381,473, $1,618,504 and $1,019,699, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2005, 2004 and 2003. Loans past due ninety days or more and still accruing interest amounted to $159,772 and $396,726 at December 31, 2005 and 2004, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$4,647,529
Advances	10,610,172
Repayments	(8,561,875)
Change in directors and executive officers	1,069,790

Balance, end of year	$7,765,616

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2005	2004
Land	$6,727,094	$5,362,648
Buildings and improvements	7,883,384	5,012,508
Equipment	6,344,369	4,800,273
Construction and equipment installation in progress	1,590,384	244,428

	22,545,231	15,419,857
Accumulated depreciation	(5,367,569)	(3,912,068)

Premises and equipment, net	$17,177,662	$11,507,789

Leases:

The Bank leases certain of its branch facilities and property under various noncancelable operating leases. The initial terms range from one to twelve years.

Rental expense from operating leases relating to continuing operations amounted to $405,996, $175,539 and $113,481 for the years ended December 31, 2005, 2004 and 2003, respectively.

Rental expense under all operating leases amounted to $405,996, $175,539 and $560,873 for the years ended December 31, 2005, 2004 and 2003, respectively.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2006	$374,685
2007	198,503
2008	200,602
2009	146,268
2010	143,889
Thereafter	271,105

$1,335,052

NOTE 6. DEPOSIT INTANGIBLES

Following is a summary of information related to acquired deposit intangibles:

	As of December 31, 2005		As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit premiums	$1,076,829	$520,546	$741,274	$407,700

The aggregate amortization expense was $112,845, $74,127 and $74,127 for the years ended December 31, 2005, 2004, and 2003, respectively. Deposit intangibles of $335,555 were recorded in 2005 from an acquisition transaction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DEPOSIT INTANGIBLES (Continued)

The estimated amortization expense for each of the next five years is as follows:

2006	$125,751
2007	125,751
2008	125,751
2009	88,688
2010	51,624

$517,565

Change in the carrying amount of goodwill is as follows:

Beginning balance	$—
Goodwill acquired	3,442,714

Ending balance	$3,442,714

NOTE 7. DEPOSITS

The following is a summary of interest-bearing deposit liabilities at December 31, 2005 and 2004.

	December 31,
	2005	2004
Interest-bearing demand	$86,587,578	$43,305,766
Savings	55,163,546	54,237,428
Time, $100,000 and over	144,432,626	104,057,895
Other time	256,947,781	173,152,298

	$543,131,531	$374,753,387

The total amount of out-of-market deposits, including brokered deposits, at December 31, 2005 and 2004 was $85,159,508 and $56,728,454, respectively.

The scheduled maturities of time deposits at December 31, 2005 are as follows:

2006	$282,461,016
2007	73,449,486
2008	17,521,011
2009	15,381,522
2010	12,567,372

$401,380,407

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS

Borrowings consist of the following:

	December 31,
	2005	2004
FHLB Advance-short term, interest payable monthly at fixed rates ranging from 2.66% to 4.28%, advances mature at various dates from January 17, 2006 to October 20, 2006, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	$16,000,000	$10,000,000

FHLB Advance-variable rate of 2.44% at December 31, 2004, advance matures and reprices daily with interest payable daily, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	—	3,000,000

Note payable to correspondent bank with interest at prime minus .50% (4.75% at December 31, 2004), due in ten equal installments of $460,000, collateralized by the common stock of the Bank.	—	460,000

Total Short-Term Borrowings	$16,000,000	$13,460,000

Note payable to correspondent bank with interest at prime minus .50% (4.75% at December 31, 2004), due in ten equal installments of $460,000, collateralized by the common stock of the Bank.	$—	$3,220,000

Debentures payable, with interest accruing at prime plus 1% (8.25% at December 31, 2005). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2031 and are unsecured.	3,605,000	3,605,000

Debentures payable, with interest accruing at prime (7.25% at December 31, 2005). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2035 and are unsecured.	8,248,000	—

FHLB Advance-variable rate of 4.44% at December 31, 2005, advance matures on January 3, 2007 and reprices daily with interest payable monthly, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	3,000,000	—

FHLB Advance-ten year convertible advances, interest payable quarterly at fixed rates ranging from 3.71% to 3.95%, advances mature at various dates from January 5, 2015 to July 23, 2015 and are callable after five years, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	13,000,000	—

FHLB Advance-long term, interest payable monthly at fixed rates ranging from 2.68% to 4.23%, advances mature at various dates from January 28, 2007 to October 20, 2008, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	17,000,000	26,000,000

Total Long-Term Borrowings	$44,853,000	$32,825,000

The note payable to correspondent bank had various covenants related to capital adequacy, allowance for loan losses and profitability of the Company and its subsidiaries. As of December 31, 2004, the Company was in compliance with such covenants. The note payable to correspondent bank was paid-off in 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS (Continued)

Debentures payable relates to the Company’s issuance of trust preferred securities through its subsidiaries Crescent Capital Trust I and Crescent Capital Trust II. The Company has fully and unconditionally guaranteed the obligations of the Trusts. Subject to certain limitations, the trust preferred securities qualify as Tier 1 capital of the Company for regulatory capital purposes. The principal use of the net proceeds from the sale of the securities was to infuse capital to the Company’s bank subsidiary, Crescent Bank and Trust, to fund its operations and continued expansion, and to maintain the Company’s and the Bank’s status as “Well Capitalized” under regulatory guidelines.

NOTE 9. DERIVATIVE INSTRUMENTS

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital effective means of modifying the repricing characteristics of on balance sheet assets and liabilities. At December 31, 2005, the Company was a party to interest rate swap contracts under which it pays a fixed rate and receives a variable rate. The notional amount of the interest rate swaps was approximately $2,376,000 with a fair value of approximately $56,000 at December 31, 2005. The Company has an embedded derivative in a certain loan agreement that relates to the swap agreements. These derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings, as the derivatives do not qualify for hedge accounting, was immaterial to the 2005 consolidated financial statements. If a counterparty fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates. The Company had no derivative instruments at December 31, 2004.

The Company’s policy requires all derivative financial instruments be used only for asset/liability management through the hedging of specific transactions or positions, and not for trading or speculative purposes. The Company is subject to the risk that a counterparty will fail to perform; however, management believes that this risk associated with using derivative financial instruments to mitigate interest rate risk sensitivity is minimal and should not have any material unintended impact on the financial condition or results of operations.

NOTE 10. DEFERRED COMPENSATION AND SUPPLEMENTAL RETIREMENT PLANS

The Bank has deferred compensation and supplemental retirement plans providing for death and retirement benefits for directors and certain officers where estimated benefits to be paid are intended to be funded, at least in part, by split-dollar and bank-owned life insurance policies on the directors and executive officers. The cash surrender values of these insurance policies included in assets at December 31, 2005 and 2004 was $7,964,640 and $6,270,456, respectively. Income recognized on the policies amounted to $266,101, $229,307 and $221,316 for the years ended December 31, 2005, 2004 and 2003, respectively. The balance of the estimated deferred liabilities under these policies included in other liabilities at December 31, 2005 and 2004 was $1,347,180 and $1,118,955, respectively. Expense recognized for these plans amounted to $245,865, $414,043, and $406,558 for the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 11. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

In 2001, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within thirty days of cash dividend payment date. Cash dividends and optional cash payments are used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 2005 and 2004, no shares were purchased under the plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK OPTIONS

The Company has a qualified stock option plan for key employees (the “employee plan”) and has reserved 300,000 shares of common stock. Options are granted at the fair market value of the Company’s common stock on the date of grant. All options under the employee plan expire ten years from the date of grant and the options at December 31, 2005 vest over periods ranging from 36 months to 60 months. At December 31, 2005, 94,556 options were available for grant.

The Company also has non-qualified stock option plans for directors (the “director plans”) and has reserved 198,000 shares of common stock. Options are granted at fair market value of the Company’s common stock on the date of grant, except for certain options that are granted at $8. All options under these plans expire ten years from the date of grant and all the options vest upon grant. At December 31, 2005, 54,008 options were available for grant at fair market value and none were available to grant at $8.

Other pertinent information related to the options follows:

	Years Ended December 31,
	2005		2004		2003
	Number	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
Under option, beginning of year	166,334	$19.19	153,784	$14.96	127,600	$10.35
Granted at market price	132,795	30.52	46,000	26.68	36,252	29.80
Granted at below market price	—	—	—	—	1,998	8.00
Exercised	(6,691)	12.89	(33,450)	10.03	(12,066)	9.63
Cancelled	(18,809)	27.58	—	—	—	—

Under option, end of year	273,629	24.29	166,334	19.19	153,784	14.96

Exercisable, end of year	193,208	22.96	84,834	11.96	97,284	10.52

Weighted-average fair value of options issued and outstanding during the year	$7.46		$7.06		$7.49

Information pertaining to options outstanding at December 31, 2005 is as follows:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$8.00 - $11.99	61,310	4 years	$9.68	61,310	$9.68
12.00 - 17.99	17,800	6 years	14.23	14,467	14.32
18.00 - 26.99	74,519	9 years	26.14	31,431	25.80
27.00 - 35.40	120,000	9 years	32.09	86,000	32.84

Total	273,629	8 years	$24.29	193,208	$22.96

The Company applies APB Opinion 25 and related interpretations in accounting for the stock option plans. The Company recognized no compensation costs under either the directors plans or the employee plans for the years ended December 31, 2005, 2004 and 2003.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2005	2004	2003
Dividend yield (as a percent of the fair value of the stock)	1.14%	1.27%	1.29%
Expected life	7 years	7 years	5 years
Expected volatility	17.16%	27.45%	28.02%
Risk-free interest rate	3.76%	1.73%	1.13%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK OPTIONS (Continued)

The Company also had a restricted stock plan for two of its key employees with the discontinued mortgage operations. The employees annually earned shares of stock based on certain performance goals of the Company’s mortgage operations. The stock grants vested ratably over a five year period after one year from the date of grant. However, with the two key employees resigning with the sale of the wholesale mortgage operation on December 31, 2003, the remaining outstanding shares of restricted stock were cancelled. Expense incurred under these plans amounted to $330,558 for the year ended December 31, 2003.

NOTE 13. INCOME TAXES

The Company recorded income tax expense relating to continuing operations of $2,525,921, $586,328, and $1,295,110 for the years ended December 31, 2005, 2004, and 2003, respectively. The components of total income tax expense (benefit) are as follows:

	Years Ended December 31,
	2005	2004	2003
Total:
Current - federal	$2,449,915	$1,582,357	$10,225,307
Current - state	195,801	65,783	1,919,644
Deferred - federal	(1,530)	(2,155,647)	(1,135,465)
Deferred - state	(118,265)	(270,816)	(213,166)

Income tax expense	$2,525,921	$(778,323)	$10,796,320

The Company’s total income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$2,319,475	35%	$(556,344)	(35)%	$9,841,462	35%
State income tax	50,398	1	(133,271)	(9)	1,109,211	3
Life insurance	(93,135)	(1)	(80,257)	(5)	(77,461)	—
Other items, net	249,183	3	(8,451)	—	(76,892)	—

Income tax expense	$2,525,921	38%	$(778,323)	(49)%	$10,796,320	38%

The Company’ income tax expense relating to continuing operations differs from the amounts computed by applying the Federal income tax statutory rates to income from continuing operations before income taxes as follows:

	Years Ended December 31,
	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$2,319,475	35%	$715,308	35%	$1,180,568	35%
State income tax, net of Federal benefit	50,398	1	(17,720)	(1)	122,918	4
Increase in cash surrender value of life insurance	(93,135)	(1)	(80,257)	(4)	(77,461)	(3)
Other items, net	249,183	3	(31,003)	(2)	69,085	2

Income tax expense	$2,525,921	38%	$586,328	28%	$1,295,110	38%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Allowance for loan losses	$2,304,639	$1,988,078
Allowance for recourse obligations	1,089,005	1,415,010
Investment securities available-for-sale	159,350	7,795
Deferred compensation, non-qualified plans	614,525	515,953
Purchased deposit intangible	60,967	51,588
Net operating loss carryforwards	1,266,144	—
Other	169,683	993,399

	5,664,313	4,971,823

Deferred tax liabilities:
Mortgage servicing rights	173,676	1,450,256
Depreciation	179,846	363,165
Prepaid expenses	166,466	—
Intangibles	112,679	—
Other	3,863	5,434

	636,530	1,818,855

Net deferred tax assets	$5,027,783	$3,152,968

The Company has net operating carryforwards of approximately $3,740,000 for Federal income tax reporting which expire in years through 2023. The Company is limited in the utilization of such carryforwards to approximately $427,000 annually.

No valuation allowances relating to deferred tax assets were required at December 31, 2005 and 2004.

NOTE 14. EARNINGS PER SHARE

Presented below is a summary of basic and diluted earnings per share.

	Years Ended December 31,
	2005	2004	2003
Consolidated
Basic earnings (loss) per share
Weighted average common shares outstanding	2,532,282	2,475,850	2,448,455

Net income (loss)	$4,101,149	$(811,232)	$17,322,143

Basic earnings (loss) per share	$1.62	$(0.33)	$7.07

Diluted earnings (loss) per share
Weighted average common shares outstanding	2,532,282	2,475,850	2,448,455
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	48,887	36,002	119,834

Total weighted average common shares and common stock equivalents outstanding	2,581,169	2,511,852	2,568,289

Net income (loss)	$4,101,149	$(811,232)	$17,322,143

Diluted earnings (loss) per share	$1.59	$(0.33)	$6.74

Continuing Operations
Basic earnings per share
Weighted average common shares outstanding	2,531,282	2,475,850	2,448,455

Income from continuing operations	$4,101,149	$1,457,409	$2,077,940

Basic earnings per share, continuing operations	$1.62	$0.59	$0.85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EARNINGS PER SHARE (Continued)

	Years Ended December 31,
	2005	2004	2003
Continuing Operations (Continued)
Diluted earnings per share
Weighted average common shares outstanding	2,532,282	2,475,850	2,448,455
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	48,887	36,002	119,834

Total weighted average common shares and common stock equivalents outstanding	2,581,169	2,511,852	2,568,289

Income from continuing operations	$4,101,149	$1,457,409	$2,077,940

Diluted earnings per share, continuing operations	$1.59	$0.58	$0.81

Discontinued operations
Basic earnings (loss) per share
Weighted average common shares outstanding	2,532,282	2,475,850	2,448,455

Income (loss) from discontinued operations	$—	$(2,268,641)	$15,244,203

Basic earnings (loss) per share, discontinued operations	$—	$(0.92)	$6.23

Diluted earnings (loss) per share
Weighted average common shares outstanding	2,532,282	2,475,850	2,448,455
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	48,887	36,002	119,834

Total weighted average common shares and common stock equivalents outstanding	2,581,169	2,511,852	2,568,289

Income (loss) from discontinued operations	$—	$(2,268,641)	$15,244,203

Diluted earnings (loss) per share, discontinued operations	$—	$(0.92)	$5.94

NOTE 15. MORTGAGE LOAN SERVICING

Mortgage loans serviced for others are not reflected in the consolidated financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $25 million, $284 million, and $744 million as of December 31, 2005, 2004, and 2003, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. Substantially all of the Company’s servicing activity was concentrated within the eastern half of the United States.

At December 31, 2005, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $5,000,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. MORTGAGE LOAN SERVICING (Continued)

The following is a summary of the activity of mortgage servicing rights during 2005:

Mortgage servicing rights as of December 31, 2004	$1,505,528
Capitalized mortgage servicing rights	—
Sale of mortgage servicing rights	(1,199,219)
Amortization of mortgage servicing rights	(249,477)

Mortgage servicing rights as of December 31, 2005	$56,832

The following is a summary of the activity of mortgage servicing rights during 2004:

Mortgage servicing rights as of December 31, 2003	$3,507,707
Capitalized mortgage servicing rights	—
Sale of mortgage servicing rights	(1,407,844)
Amortization of mortgage servicing rights	(594,335)

Mortgage servicing rights as of December 31, 2004	$1,505,528

The Company recorded gains of $253,510 and $642,926 for the years ended December 31, 2005 and 2004, respectively, relating to the sale of mortgage servicing rights in its continuing operations.

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

	December 31,
	2005	2004
Commitments to extend credit	$104,731,621	$77,848,317
Standby letters of credit	3,116,053	2,736,700

	$107,847,674	$80,585,017

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies

Mortgage loans held for sale related to our wholesale mortgage operation, which was sold during 2003, were carried at the lower of aggregate cost or market price, and therefore no reserve for mortgage loans held for sale was carried. When a loan was sold, the Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. Purchasers of loans typically conducted their own review of the loans, and the Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. The Company relied on the underwriting department to ensure compliance with individual investor standards prior to the sale of loans along with reliance on the quality control department to randomly test loans that had been sold. At December 31, 2005 and 2004, we had approximately $6.8 million and $8.0 million, respectively, of mortgage loans for which we had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, we will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. We have established a specific allowance for the recourse liability for the loans on which we have already become obligated to make indemnification payments to the purchaser and an estimated allowance for the recourse liability for probable future losses from loans that we may have to indemnify. The estimated recourse liability at December 31, 2005 and 2004 for future losses was $2.9 million and $3.7 million, respectively, and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. Such recourse liability is included in liabilities related to discontinued operations.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 17. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Pickens, Cherokee, Bartow, Fulton and Forsyth Counties and surrounding areas. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

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

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $13,460,000.

NOTE 18. REGULATORY MATTERS

The Department of Banking and Finance of the State of Georgia requires its prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on the aforementioned limitation, the amount of cash dividends available from the Bank for payment in 2006 is approximately $2,224,000, subject to maintenance of the minimum capital requirements. As a result of the above dividend restriction, at December 31, 2005, approximately $59,037,000 of the Parent’s investment in its bank subsidiary was restricted from transfer by the Bank to the Parent in the form of dividends without prior regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2005 and 2004, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2005:
Total Capital to Risk Weighted Assets:
Company	$69,632	10.81%	$51,524	8%	$	N/A	N/A
Bank	$64,213	10.05%	$51,121	8%		$63,901	10%

Tier I Capital to Risk Weighted Assets:
Company	$62,920	9.77%	$25,762	4%	$	N/A	N/A
Bank	$57,501	9.00%	$25,560	4%		$38,340	6%

Tier I Capital to Average Assets:
Company	$62,920	9.08%	$27,729	4%	$	N/A	N/A
Bank	$57,501	8.38%	$27.459	4%		$34,323	5%

As of December 31, 2004:
Total Capital to Risk Weighted Assets:
Company	$59,110	12.55%	$37,671	8%	$	N/A	N/A
Bank	$55,348	11.94%	$37,097	8%		$46,372	10%

Tier I Capital to Risk Weighted Assets:
Company	$53,309	11.32%	$18,835	4%	$	N/A	N/A
Bank	$49,547	10.68%	$18,549	4%		$27,823	6%

Tier I Capital to Average Assets:
Company	$53,309	10.72%	$19,898	4%	$	N/A	N/A
Bank	$49,547	10.27%	$19,292	4%		$24,115	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. REGULATORY MATTERS (Continued)

The Bank has further agreed with the Georgia Department of Banking and Finance to maintain a ratio of tier 1 capital to average assets of 8%.

CMS is also subject to the net worth requirement of the Government National Mortgage Corporation (“Ginnie Mae”), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2005, this net worth requirement totaled $250,000. In addition, CMS is subject to the net worth requirements of Fannie Mae and Freddie Mac, which require that CMS have a net worth of $250,000 and $1 million, respectively. Total capital of CMS at December 31, 2005 was $2,521,863.

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

Cash Surrender Value of Life Insurance:

The carrying amount of cash surrender value of life insurance approximates its fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Deposits:

The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated remaining monthly maturities on time deposits.

Borrowings:

Fair values of borrowings are estimated using a discounted cash flow calculation that applies interest rates currently available for similar terms.

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

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$52,970,090	$52,970,090	$33,874,690	$33,874,690
Securities available-for-sale	14,765,618	14,765,618	13,993,047	13,993,047
Securities held-to-maturity	2,068,066	2,049,030	2,725,220	2,978,285
Cash surrender value of life insurance	7,964,640	7,964,640	6,270,456	6,270,456
Restricted equity securities	3,473,975	3,473,975	2,601,775	2,601,775
Mortgage loans held for sale	1,511,535	1,511,535	2,002,958	2,002,958
Loans	586,991,766	584,873,560	427,528,616	427,497,517
Accrued interest receivable	3,793,933	3,793,933	1,971,108	1,971,108
Mortgage servicing rights	56,832	110,647	1,505,528	2,038,608
Accounts receivable-brokers and escrow agents	334,372	334,372	448,429	448,429
Financial liabilities:
Deposits	580,498,778	575,631,862	410,086,464	410,158,075
Borrowings	60,853,000	59,481,522	46,285,000	45,835,857
Accrued interest payable	1,345,312	1,345,312	694,113	694,113

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. SUPPLEMENTAL FINANCIAL DATA

Components of other operating income in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2005		2004		2003
	Continued Operations	Discontinued Operations	Continued Operations	Discontinued Operations	Continued Operations	Discontinued Operations
Gain on sale of mortgage servicing rights	$253,510	$—	$642,926	$—	$—	$43,676,329

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2005		2004		2003
	Continued Operations	Discontinued Operations	Continued Operations	Discontinued Operations	Continued Operations	Discontinued Operations
Outside service fees	$1,154,422	$—	$757,295	$190,047	$514,367	$3,688,531
Mortgage loan sub-servicing expense	374,686	—	746,964	—	1,005,223	—
Amortization of mortgage servicing rights	249,477	—	594,335	—	612,393	—
Stationery and printing	359,604	—	276,385	1,722	253,920	445,523
Forclosed asset expense, net	345,311	—	1,007,109	60,459	117,004	326,661
Marketing expense	523,335	—	449,875	806	434,968	154,700

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

	INDUSTRY SEGMENTS
	Commercial Banking	Mortgage Banking	Eliminations	Total
For the Year Ended December 31, 2005
Interest income	$38,535,712	$—	$—	$38,535,712
Interest expense	18,192,917	—	—	18,192,917
Net interest income	20,342,795	—	—	20,342,795
Other revenue from external customers	4,638,006	—	—	4,638,006
Depreciation and amortization	1,426,333	—	—	1,426,333
Provision for loan losses	2,224,000	—	—	2,224,000
Income (loss) before income taxes	6,627,070	—	—	6,627,070
Segment assets	704,102,028	—	—	704,102,028
Expenditures for premises and equipment	4,902,379	—	—	4,902,379

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

For the Year Ended December 31, 2004
Interest income	$21,930,918	$98,562	$—	$22,029,480
Interest expense	9,039,821	82,311	—	9,122,132
Net interest income	12,891,097	16,251	—	12,907,348
Other revenue from external customers	5,158,450	340,341	—	5,498,791
Depreciation and amortization	1,445,881	—	—	1,445,881
Provision for loan losses	3,192,000	—	—	3,192,000
Provision for recourse obligation	—	2,850,000	—	2,850,000
Income (loss) before income taxes	2,043,737	(3,633,292)	—	(1,589,555)
Segment assets	513,363,102	—	—	513,363,102
Expenditures for premises and equipment	4,135,649	—	—	4,135,649

For the Year Ended December 31, 2003
Interest income	$16,171,541	$9,470,055	$(528,818)	$25,112,778
Interest expense	6,786,679	5,994,306	(528,818)	12,252,167
Net interest income	9,384,862	3,475,749	—	12,860,611
Other revenue from external customers	5,302,616	44,018,136	—	49,320,752
Depreciation and amortization	1,369,530	397,948	—	1,767,478
Provision for loan losses	1,140,500	—	—	1,140,500
Income before income taxes	3,373,050	24,745,414	—	28,118,464
Segment assets	363,361,646	3,073,743	—	366,435,389
Expenditures for premises and equipment	2,517,114	293,718	—	2,810,832

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Crescent Banking Company:

CONDENSED BALANCE SHEETS

	December 31,
	2005	2004
Assets
Cash	$1,460,561	$953,318
Investment in bank subsidiary	61,260,700	49,869,143
Investment in other subsidiaries	2,521,863	5,370,511
Other assets	1,923,253	1,393,229

Total assets	$67,166,377	$57,586,201

Liabilities and Stockholders’ Equity
Other borrowings	$11,853,000	$7,285,000
Other liabilities	133,544	170,632

Total liabilities	11,986,544	7,455,632
Stockholders’ equity	55,179,833	50,130,569

Total liabilities and stockholders’ equity	$67,166,377	$57,586,201

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004	2003
Income, dividends from subsidiary	$3,000,000	$20,750,000	$600,000
Expenses, other	802,840	445,466	990,668

Income (loss) before income tax benefits and equity in undistributed income of subsidiaries	2,197,160	20,304,534	(390,668)
Income tax expense (benefits)	(305,079)	22,959	(386,363)

Income (loss) before equity in undistributed income of subsidiaries	2,502,239	20,281,575	(4,305)
(Excess of distributions from subsidiaries over net income)/equity in undistributed income of subsidiaries	1,598,910	(21,092,807)	17,326,448

Net income (loss)	$4,101,149	$(811,232)	$17,322,143

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$4,101,149	$(811,232)	$17,322,143
Adjustments to reconcile net income to net cash provided by operating activities:
Excess distributions (undistributed income) of subsidiaries	(1,598,910)	21,092,807	(17,326,448)
Restricted stock awards	—	—	330,558
Net other operating activities	(319,113)	(1,010,502)	1,151,529

Net cash provided by operating activities	2,183,126	19,271,073	1,477,782

INVESTING ACTIVITIES
(Increase) decrease in other investments	(248,000)	45,000	(848,800)
Net cash received in acquisition	1,991,330	—	—
Investment in subsidiaries	(7,171,330)	(17,500,000)	(5,000,000)

Net cash used in investing activities	(5,428,000)	(17,455,000)	(5,848,800)

FINANCING ACTIVITIES
Proceeds from (repayment of) other borrowings	4,568,000	(355,000)	1,540,000
Dividends paid to shareholders	(902,135)	(804,840)	(773,254)
Purchase of treasury stock	—	(260,000)	—
Proceeds from issuance of common stock	—	—	6,294
Proceeds from exercise of stock options	86,252	335,371	116,172

Net cash provided by (used in) financing activities	3,752,117	(1,084,469)	889,212

Net increase (decrease) in cash	507,243	731,604	(3,481,806)
Cash at beginning of year	953,318	221,714	3,703,520

Cash at end of year	$1,460,561	$953,318	$221,714

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 - BUSINESS COMBINATION

On August 19, 2004, the Company and the Bank signed a definitive Agreement and Plan of Reorganization (the “Merger Agreement”), by and among the Company, the Bank, Futurus Financial Services, Inc., a bank holding company incorporated in Georgia and headquartered in Alpharetta, Georgia (“Futurus Financial”) and Futurus Bank, N.A., a wholly owned subsidiary of Futurus Financial. Futurus Financial was a one bank holding company with approximately $56 million in assets. Futurus Bank, N.A. primarily operated in north Fulton County, Georgia. On April 1, 2005, the Company and the Bank completed the merger with Futurus Financial and Futurus Bank, N.A. Pursuant to the Merger Agreement, in a series of sequential mergers, Crescent Interim Corporation (“Crescent Interim”), a Georgia corporation and a newly formed, wholly owned subsidiary of the Bank, merged with and into Futurus Financial, immediately followed by the merger of Futurus Financial with and into the Bank, which was immediately followed by the merger of Futurus Bank, N.A. with and into the Bank. At the effective time of the mergers, which occurred simultaneously on the same day, but in the sequence provided for in the preceding sentence, the outstanding shares of Futurus Financial common stock were cancelled and in consideration therefor Futurus Financial shareholders received $10.00 per share in cash, and four holders of such outstanding Futurus Financial shares received a combination of cash and restricted shares of the Company’s common stock as provided in the Merger Agreement, aggregating consideration of $10,155,554. The Bank continues to conduct the business and operations of Futurus Bank as part of Crescent Bank.

Shareholders of Futurus Financial receiving shares of the Company’s common stock in the transaction received, for each share of Futurus Financial common stock, a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) $10.00 by (y) the average daily closing price of the Company’s common stock for the 15 consecutive trading days prior to the closing of the transaction. At April 1, 2005, the average daily closing price of the Company’s common stock was $26.45, which created a quotient of 0.3781. The shareholders of Futurus Financial receiving shares of the Company’s common stock in the transaction received an aggregate of 74,029 shares. Shareholders of Futurus Financial receiving cash in the transaction received $10.00 in cash for each share of Futurus Financial common stock cancelled in the transaction.

The aggregate purchase consideration was approximately $10,155,554, including $8,164,224 in cash, $1,958,069 in common stock and $33,261 in stock options. The purchase price resulted in approximately $2,990,487 in goodwill and $335,555 in deposit intangibles. The Company also paid $452,227 in legal and other professional fees directly related to the merger with Futurus Financial that were capitalized into goodwill. The intangible asset will be amortized over six years, using an accelerated method. Goodwill will not be amortized but instead evaluated periodically for impairment. Any future write-down of goodwill and amortization of the intangible asset are not deductible for income tax purposes.

The following table summarizes the fair value of assets acquired and liabilities assumed from the acquisition on April 1, 2005.

Assets:
Cash and due from banks	$1,296,771
Federal funds sold	195,011
Securities available-for-sale	1,267,392
Loans, net	50,098,761
Premises and equipment, net	1,863,995
Cash surrender value of life insurance	1,428,083
Goodwill	2,990,487
Deposit intangibles	335,555
Deferred income taxes	1,597,540
Other assets	361,807

Total assets acquired	61,435,402

Liabilities:
Deposits	50,847,331
Accrued interest and other liabilities	432,517

Total liabilities assumed	51,279,848

Net assets acquired	$10,155,554

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 - BUSINESS COMBINATION (Continued)

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2005 and 2004. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, merger expenses arising from the transaction, interest expense on deposits assumed, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of continuing operations as they would have been had the transactions been effected on the assumed dates.

	2005	2004
Net interest income from continuing operations	$20,933	$15,081
Net income from continuing operations	$3,995	$1,514

Basic earnings per share from continuing operations	$1.56	$0.60

Diluted earnings per share from continuing operations	$1.53	$0.59

NOTE 24 - TRUST PREFERRED SECURITIES

During the third quarter of 2005, the Company organized Crescent Capital Trust II (the “Trust II”), a statutory business trust that issued an additional $8,000,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long term liability of $8,248,000 related to the issuance by the Company of $8,248,000 of junior subordinated debentures to the Trust II and other assets of $248,000 related to the Company’s purchase of 100% of the common stock of the Trust II. The Company contributed $4,180,000 of the proceeds from the sale of the trust preferred securities to the Bank as a capital contribution and repaid $3,680,000 outstanding on its line of credit with the Bankers Bank with the remaining proceeds. The Company also paid $140,000 in issuance costs for the trust preferred securities that is being amortized over 5 years, which is the first call date for the securities. The trust preferred securities qualify as Tier 1 regulatory capital under the Federal Reserve’s newly adopted capital rules.

During the fourth quarter of 2001, the Company organized Crescent Capital Trust I (the “Trust I”), a statutory business trust that issued $3,500,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long term liability of $3,605,000 related to the issuance by the Company of $3,605,000 of junior subordinated debentures to the Trust I and other assets of $105,000 related to the Company’s purchase of 100% of the common stock of the Trust I. The trust preferred securities qualify as Tier 1 regulatory capital under the Federal Reserve’s newly adopted capital rules.

Crescent Bank

Board of Directors

John H. Bennett, Jr.

Broiler Program Manager

Pilgrim’s Pride

J. Donald Boggus, Jr.

President & CEO

Crescent Bank & Trust Company

C. Parke Day

President

Parke Day Properties, LLC

John S. Dean, Sr.

Retired President & CEO

Amicalola Electric Membership

Corporation

Charles R. Fendley

Senior Vice President &

Mortgage Officer

Crescent Bank & Trust Company

Charles A. Gehrmann

Retired President & CEO

Mack Sales of Atlanta, Inc.

Nathan E. Hardwick, IV

Managing Partner

Morris | Hardwick | Schneider

F. Alan Harris, Jr.

Owner & President

Century 21 Alan Harris Realty

Michael W. Lowe

Chief Executive Officer

Jasper Jeep Sales, Inc.

Ryker J. Lowe

President

Jasper Jeep Sales, Inc.

Cecil Pruett

Mayor of the City of Canton

Janie F. Whitfield

Retired President

The Bargain Barn

Crescent Bank

Locations

CORPORATE OFFICE

Jasper

7 Caring Way

PO Box 668

Jasper GA 30143

Phone: 678.454.2266

FULL SERVICE BANKS

Adairsville

21 Eagle Parkway

Adairsville GA 30103

678.454.2390

Canton

170 Riverstone Parkway

Canton GA 30114

678.454.2370

Cartersville

880 Joe Frank Harris Parkway

Cartersville GA 30120

678.454.2340

Cartersville West

420 Old Mill Road

Cartersville GA 30120

678.454.2314

Cumming

500 Canton Road

Cumming GA 30040

678.454.2320

Jasper

251 Highway 515

Jasper GA 30143

678.454.2265

Marble Hill

90 Steve Tate Highway

Marble Hill GA 30148

678.454.2330

Midway

5395 Atlanta Highway

Alpharetta GA 30004

678.454.2350

North Fulton

5225 Windward Parkway

Alpharetta, GA 30009

678.454.2322

Towne Lake

4475 Towne Lake Parkway

Woodstock GA 30189

678.454.2300

COMMERCIAL LENDING CENTERS

Cobb

3225 Shallowford Road

Suite 730

Marietta GA 30062

678.454.2385

Loganville

7720 Hampton Place

Suite A

Loganville GA 30052

678.454.2345

Riverstone

2205 Riverstone Boulevard

Suite 208

Canton GA 30114

678.454.2380

MORTGAGE LENDING CENTER

Cartersville

328 East Main Street

Suite 201

Cartersville, GA 30120

678.454.2351