Form 10-K, Exhibit 13
period 2006-12-31
CRESCENT BANKING CO
filed 2007-03-27
CIK 883476

Exhibit 13.1

A RISING MOMENTUM

CRESCENT
Banking Company
and Subsidiaries

2006 ANNUAL REPORT

Crescent Banking Company

and Subsidiaries

2006Annual Report

1	Financial Highlights

2	Message From The President

4	A Rising Momentum in 2006

9	Financial Overview

43	Consolidated Financial Report

83	Crescent Banking Company Board of Directors and Officers

84	Crescent Bank Board of Directors

MESSAGE FROM THE PRESIDENT

“ Net income for 2006 increased (78% over net income for 2005.)”

SBA LENDING

"Over the last several years, Crescent Bank has consistently ranked among the top 25 SBA lenders in Georgia. I think that's because this bank has really made an effort to help small businesses get to where they want to be. Some companies can't get a conventional commercial loan because they're just starting up. Even established businesses may not have enough capital to, say, purchase their own building. We try to meet the customer's financial needs while adhering to sound credit practices. Plus local businesses seem to prefer to work with local bankers. And we feel we play a role in the community because we're a community bank. Then when a company we've helped is successful, we feel we've succeeded too."

— Jeff Roach, Senior Vice President and SBA Lender

SHAREHOLDER SERVICES WEBSITE

"Technology has changed the landscape for shareholders. In many ways, it facilitates the relationship between investors and the businesses they invest in. That's why we're always ready to take the next step forward with the Crescent Shareholder Services website. Our shareholders can now go online to view our annual report, press releases, and current share price. They can enroll in a dividend reinvestment plan, vote their proxy online, and communicate with us securely if they have a question. They can verify that their check was received, and even print a current statement. With these innovations, Crescent has stayed more up-to-date than most community banks, to attract investors who expect this level of immediate service."

—Barbara Trivedi, Shareholder Services Manager

BUSINESS INNOVATIONS

“*We told companies that they could make bank deposits without leaving their office, and some didn't believe it.* *So we showed them the Remote Capture check scanner that Crescent now offers to business customers. When they put their received checks in this handy little scanner, it captures images of the front and back of each check. They review a summary of the deposit, then click to electronically send the deposit to the bank. And their account is credited just like a regular deposit. They love it because it's so simple, and it saves them a trip. Plus it's been great for Crescent, because now that companies can do all of their banking online, we can reach out to all the businesses which aren't necessarily close to a bank office. And of course the more transactions a company does electronically, the more it reduces costs for both the company and the bank.*”

—Gena Jenkins, Vice President and Online Business Banking Manager

COMMERCIAL LENDING

“*Alpharetta is a very competitive market for community banks, so our continuing focus is to develop dynamic, long-lasting, and profitable relationships.* *In 2006, with the demand for residential and commercial financing being so vigorous in this area, we had strong growth in loans and deposits as a result of the relationships we built. We are also making a positive contribution to the community we serve. We hope to continue this momentum into 2007 and beyond. Our delivery system is our people, and I've never worked with a finer group of folks than those we have at Crescent Bank.*”

—Fergal Brady, Senior Vice President and Commercial Lender, North Fulton Office

FUNDING COMMUNITY GROWTH NEW BUSINESS DEVELOPMENT

“The Vickery community in Forsyth County used to be part of our family estate. In 2000, Hedgewood Properties wanted to buy the property as part of a new ‘live-work-play’ community. Rather than selling, we decided we wanted to co-develop it, since we're developers and builders too. When we approached Tony Stancil at Crescent Bank about financing, he was as enthusiastic as we were about the project. Tony knew what we needed, and he came up with it. So our company went on and helped develop the new Vickery Village, where people could walk from their lakeside homes to an office, a restaurant, a fresh-fruit market or the YMCA. It is truly a village. And Tony has always stayed ahead of things, so we could operate on schedule. Crescent is our first choice of banks.”

— Mike Hughes, The Hughes Companies

“Whether I'm at a Chamber event, a recreational event or even at church, I'm always representing Crescent Bank, listening for opportunities to bring new customers to the bank. The Cherokee County market presents a wide variety of new business opportunities. Our new Riverstone office offers full service banking, from SBA, commercial, construction, mortgage and consumer loans to deposit services. This, combined with our experienced team enables us to fulfill all of our customer's financial needs. Our competitive advantage at Crescent is being able to respond more efficiently, due to our local decision making, management, and ownership.”

— Gwen Parker, Senior Vice President and Commercial Lender, Riverstone Office

SUPPORTING COMMUNITY CONCERNS BUSINESS DEVELOPMENT TRAINING

"I regularly send local news clippings to my grandson in Iraq. It helps him stay in touch with what's going on back home. One article I sent really touched my heart. It was about Crescent Bank letting employees wear jeans on Fridays when they donated $3 to the USO. The money goes for care packages and prepaid phone cards for deployed soldiers. Plus bank customers also had a chance to make donations. My grandson, Specialist Jonathan McLaughlin of the 121st Airborne Infantry, thought that the bank's support of the troops was "just awesome." He sent me back a thank-you letter to give to Crescent Bank; the other soldiers in his unit were so moved that they all signed the letter too. And they're all so grateful for such high quality care packages, always sharing whatever they get."

—Pat Stowe, Crescent Bank Customer, Jasper

"When the Customer Service Representatives here go out to meet a new prospect, they're pumped up and confident. But they weren't always that way. In fact, many were initially apprehensive about going out on their own to make sales calls. The bank brought in a training firm for role playing exercises so the CSRs would know what types of responses to expect. Then, to help build their comfort level, they first went out in teams, initially selling additional products to current bank customers. As they gained confidence, they began working individually, going to community events and calling on new businesses in the area. They found that a casual personal visit always makes a bigger impression than a phone call, and that's helped the CSRs reach their goals."

—Angie Jones, Vice President and Branch Manager, Jasper Office

10	Selected Financial Data

12	Quarterly Financial Information

13	Management’s Discussion and Analysis of Financial Condition and Results of Operations

39	Quantitative and Qualitative Disclosures About Our Market Risk

41	Market Information and Dividends

CRESCENT BANKING COMPANY

Selected Financial Data

	For the Year Ended December 31,
	2006	2005	2004		2003	2002
		(in thousands)
Earnings data

Interest income	$55,012	$38,536	$21,931		$16,172	$16,252
Interest expense	28,134	18,193	9,040		6,787	7,731
Net interest income	26,878	20,343	12,891		9,385	8,521
Provision for loan losses	2,083	2,224	3,192		1,141	1,190
Net interest income after provision for loan losses	24,795	18,119	9,699		8,244	7,331
Other operating income	4,368	4,638	5,159		5,303	3,694
Other operating expenses	17,711	16,130	12,814		10,174	9,344
Income from continuing operations before income taxes	11,452	6,627	2,044		3,373	1,681
Income tax expense	4,138	2,526	586		1,295	638
Income from continuing operations	7,314	4,101	1,458		2,078	1,043
Income (loss) from discontinued operations	—	—	(2,269)		15,244	10,427
Net income (loss)	7,314	4,101	(811)		17,322	11,470

Segment information

Continuing Operations – Commercial Banking
Commercial Banking total revenue	$59,380	$43,174	$27,090		$21,475	$19,946
Commercial Banking pretax income	11,452	6,627	2,044		3,373	1,681
Commercial Banking revenue as % total revenue	100.0%	100.0%	98.4%		28.6%	33.7%
Commercial Banking pretax income as % total pretax segment income	100.0%	100.0%	1,285.5	%(1)	12.0%	9.1%
Discontinued Operations – Mortgage Banking
Mortgage Banking total revenue	$—	$—	$439		$53,488	$39,221
Mortgage Banking pretax income (loss)	—	—	(3,634)		24,746	16,814
Mortgage Banking revenue as % of total revenue	—	—	1.6%		71.4%	66.3%
Mortgage Banking pretax income as % of total pretax segment income (loss)	—	—	(2,285.5	)%(2)	88.0%	90.9%

(1)	Reflects reduction in pre-tax loss due to positive pre-tax income in commercial banking segment.
(2)	Reflects mortgage banking percentage of pre-tax loss.

Selected Financial Data (continued)

	For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Per share data
Continued Operations – Commercial Banking
Net income – basic earnings	$2.84	$1.62	$0.59	$0.85	$0.48
Net income – diluted earnings	$2.74	$1.59	$0.58	$0.81	$0.46
Discontinued Operations – Mortgage Banking
Net income – basic earnings	$—	$—	$(0.92)	$6.23	$4.79
Net income – diluted earnings	$—	$—	$(0.92)	$5.94	$4.58
Consolidated
Net income – basic earnings	$2.84	$1.62	$(0.33)	$7.07	$5.27
Net income – diluted earnings	$2.74	$1.59	$(0.33)	$6.74	$5.04
Period-end book value	$23.83	$21.52	$20.19	$21.02	$14.38
Cash dividends	$0.515	$0.355	$0.325	$0.315	$0.31
Weighted average number of shares outstanding	2,576	2,532	2,476	2,448	2,175

Selected Average Balances
Total assets	$749,891	$639,167	$438,002	$534,799	$448,862
Loans	636,676	539,522	351,914	239,264	155,587
Total deposits	625,806	522,714	346,367	274,730	233,864
Stockholders’ equity	58,701	53,260	51,906	46,242	21,673

Selected Period-End Balances
Total assets	779,671	704,102	513,363	366,435	561,550
Loans, net	689,264	586,992	427,529	271,293	197,751
Allowance for loan losses	8,024	6,712	5,828	3,243	2,548
Mortgage loans held for sale (1)	546	1,512	2,003	5,604	284,487
Total deposits	658,855	580,499	410,086	284,590	287,000
Other borrowings (2)	49,857	60,853	46,285	13,208	217,845
Stockholders’ equity	61,778	55,180	50,131	51,710	34,890
Financial ratios
Return on average assets	0.98%	0.64%	(0.19)%	3.24%	2.55%
Return on average equity	12.46%	7.70%	(1.56)%	37.46%	52.92%
Average earning assets to average total assets	92.99%	92.02%	89.53%	85.11%	89.14%
Average loans to average deposits	101.74%	103.22%	101.60%	87.09%	66.53%
Average equity to average total assets	7.83%	8.33%	11.85%	8.65%	4.83%
Net interest margin	3.85%	3.46%	3.29%	2.83%	2.87%
Net charge offs to average loans	0.12%	0.41%	0.17%	0.19%	0.15%
Non-performing assets to period ending loans and other real estate	0.61%	0.58%	0.86%	2.06%	1.36%
Allowance for loan losses to period end loans	1.15%	1.13%	1.34%	1.18%	1.27%
Tier 1 leverage ratio	8.83%	9.08%	10.72%	12.79%	6.85%
Risk based capital:
Tier 1 capital	9.37%	9.77%	11.32%	16.39%	9.99%
Total capital	10.45%	10.81%	12.55%	17.36%	10.65%
Dividend payout ratio	18.15%	22.00%	N/M	4.46%	5.88%

(1)	The period end balances for mortgage loans held for sale included (in thousands) $2,962 and $284,487 related to discontinued operations for 2003 and 2002, respectively.
(2)	The period end balance for other borrowings included (in thousands) $568 and $211,745 related to discontinued operations for 2003 and 2002, respectively.

N/M – Not meaningful because of net loss for the year

CRESCENT BANKING COMPANY

QUARTERLY FINANCIAL INFORMATION

	December 2006	September 2006	June 2006	March 2006	December 2005	September 2005	June 2005	March 2005
Quarter end
Interest income	$15,341,613	$14,331,809	$13,221,794	$12,116,634	$11,328,432	$10,602,832	$9,313,026	$7,291,422
Interest expense	8,279,776	7,476,207	6,394,422	5,983,920	5,587,703	5,074,058	4,225,624	3,305,532
Net interest income	7,061,837	6,855,602	6,827,372	6,132,714	5,740,729	5,528,774	5,087,402	3,985,890
Provision for loan losses	730,000	488,000	395,000	470,000	751,000	325,000	760,000	388,000
Net interest income after provision for loan losses	6,331,837	6,367,602	6,432,372	5,662,714	4,989,729	5,203,774	4,327,402	3,597,890
Other operating income	1,181,001	1,255,773	1,156,205	775,539	1,232,660	1,040,853	1,091,257	1,273,236
Other operating expenses	4,577,631	4,671,327	4,303,280	4,158,523	4,306,832	4,628,942	3,975,753	3,218,204
Income before income tax	2,935,207	2,952,048	3,285,297	2,279,730	1,915,557	1,615,685	1,422,906	1,652,922
Provision for income taxes	894,915	1,137,335	1,234,708	871,019	733,067	613,738	543,154	635,962

Net income	$2,040,292	$1,814,713	$2,050,589	$1,408,711	$1,182,490	$1,001,947	$899,752	$1,016,960

Per share data
Net income basic	$0.79	$0.70	$0.80	$0.55	$0.46	$0.39	$0.36	$0.41
Net income diluted	$0.76	$0.68	$0.77	$0.53	$0.45	$0.37	$0.35	$0.40
Period-end book value	$23.83	$23.29	$22.67	$21.99	$21.52	$21.25	$20.91	$20.55
Cash dividends	$0.0160	$0.0140	$0.0120	$0.0950	$0.0950	$0.0900	$0.0850	$0.0850

Balances as of quarter end
Loans, net	$689,264,495	$664,415,966	$621,902,757	$604,611,185	$586,991,766	$581,414,851	$564,275,371	$456,719,917
Allowance for loan losses	8,023,565	7,731,532	7,286,144	7,024,002	6,711,974	7,083,098	7,450,201	5,966,983
Mortgage loans held for sale	545,769	850,899	709,535	549,508	1,511,535	1,243,059	739,467	963,375
Total assets	779,670,891	760,937,677	754,087,730	719,615,782	704,102,028	693,298,512	661,496,827	548,299,921
Total deposits	658,855,362	634,747,946	625,091,408	595,664,211	580,498,778	567,409,161	544,339,249	443,677,531
Stockholders’ equity	61,777,864	60,038,973	58,456,535	56,687,558	55,179,833	54,326,068	53,572,255	51,046,925

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

As of December 31, 2006, the Company was made up of the following six entities:

•	Crescent Banking Company (“Crescent”), which is the parent holding company of Crescent Bank & Trust Company (“Crescent Bank” or the “Bank”) and Crescent Mortgage Services, Inc. (“CMS”);

•	Crescent Bank, a community-focused commercial bank;

•	CMS, a mortgage banking company;

•	Crescent Capital Trust I, a Delaware statutory business trust;

•	Crescent Capital Trust II, a Delaware statutory business trust; and

•	Crescent Capital Trust III, a Delaware statutory business trust.

In connection with the redemption on December 29, 2006 of the trust preferred securities issued by Crescent Capital Trust I, Crescent Capital Trust I was dissolved effective January 5, 2007.

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

In accordance with Financial Accounting Standards Board Interpretation No. 46R (FIN 46), Crescent Capital Trust I, Crescent Capital Trust II and Crescent Capital Trust III (together, the “Trusts”) are not consolidated with the Company. Accordingly, the Company does not report the securities issued by the Trusts as liabilities, and instead reports as liabilities the junior subordinated debentures issued by the Company and held by the Trusts. The Company further reports its investment in the common shares of the Trusts as other assets. The Company has fully and unconditionally guaranteed the payment of interest and principal on the trust preferred securities to the extent that the Trusts have sufficient assets to make such payments but fail to do so. All of the outstanding trust preferred securities currently qualify as tier 1 capital for regulatory capital purposes.

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

As of December 31, 2006, the Company had total consolidated assets of approximately $779.7 million, total deposits of approximately $658.9 million, total consolidated liabilities, including deposits, of $717.9 million and consolidated stockholders’ equity of approximately $61.8 million. The Company’s continued operations in the commercial banking segment and discontinued operations in the residential mortgage wholesale banking segment are discussed in the “Results of Operations” section of this discussion and analysis.

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

This discussion and analysis may contain statements with respect to our financial condition, results of operations, future performance and business that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks, uncertainties and other factors, which are more fully discussed under the heading “Special Cautionary Notice Regarding Forward-Looking Statements” in our Annual Report on Form 10-K.

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

Commercial Banking Business

The Company currently conducts its traditional commercial banking operations through Crescent Bank. The Bank is a Georgia banking corporation that was founded in August 1989. The Bank is a member of the Federal Deposit Insurance Corporation (the “FDIC”). Effective March 31, 2006, the FDIC’s Bank Insurance Fund and Savings Association Insurance Fund were merged into one fund, the Deposit Insurance Fund (“DIF”). The Bank’s deposits are insured by DIF. The Bank is also a member of the Federal Home Loan Bank of Atlanta.

Through the Bank, the Company provides a broad range of banking and financial services to those areas surrounding Jasper, Georgia. As its primary market area, the Bank focuses on Pickens, Bartow, Forsyth and Cherokee Counties, Georgia and nearby Dawson, Cobb, Walton and Gilmer Counties, Georgia, which are situated to the north of Atlanta, Georgia. The Bank’s commercial banking operations are primarily retail-oriented and aimed at individuals and small- to medium-sized businesses located within its market area. While the Bank provides most traditional banking services, its principal activities as a community bank are the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans to its target customers. The retail nature of the Bank’s commercial banking operations allows for diversification of depositors and borrowers, and the Bank’s management believes it is not dependent upon a single or a few customers. The Bank does not have a significant portion of commercial banking loans concentrated within a single industry or group of related industries. However, approximately 92% of the Bank’s loan portfolio is secured by commercial and residential real estate in its primary market area. The Bank makes loans to acquire and develop commercial and residential real estate. The Company does not consider its commercial banking operations to be seasonal in nature. Real estate activity and values tend to be cyclical and vary over time with interest rates and economic activity.

For the year ended December 31, 2006, the Company had revenues from continued operations from its commercial banking business of approximately $59.4 million and pretax income from continued operations from its commercial banking business of approximately $11.5 million. Pretax income from continuing operations represented 100% of the Company’s total pretax income for the year ended December 31, 2006. During the fiscal years 2005, 2004 and 2003, the Company had revenues from its continued operations in its commercial banking business of approximately $43.2 million, $27.1 million and $21.5 million, respectively, and pretax income from its continued operations in the commercial banking business of approximately $6.6 million, $2.0 million and $3.4 million, respectively. Pretax income from continuing operations represented approximately 100.0%, 1,285.5% and 12.0% of the Company’s total pretax income for the years ended December 31, 2005, 2004 and 2003, respectively. The Company’s commercial loan portfolio, which has experienced significant growth since 1998, represents the largest earning asset for the Company’s commercial banking operations. The Company’s portfolio grew 58% in 2004, 37% in 2005 and 17% for the year ended December 31, 2006. At December 31, 2006, the Company had total commercial loans of approximately $697.3 million. At each of December 31, 2006, 2005 and 2004, the Company’s total commercial banking assets from continuing operations were approximately $779.7 million, $704.1 million and $513.4 million, respectively.

Continued Expansion

Consistent with the Company’s efforts to better serve its market, the Company has engaged in recent expansion of its business. The sale of the Company’s wholesale residential mortgage business on December 31, 2003 made available $27 million in capital that was used to expand our commercial banking business through our ongoing branching initiatives. During 2004 and 2005, we opened three new full service branches and two new loan production offices in our market area, and on April 1, 2005 we completed a merger with Futurus Financial Services, Inc. (“Futurus Financial”) and Futurus Bank, N.A. in which we acquired one full service branch and one loan production office. We completed construction of our new Cumming, Georgia branch office in January of 2006 and we concurrently closed our existing Cumming branch location that was being operated out of leased space in a shopping center. We completed construction of our new office in Canton, Georgia in the third quarter of 2006, and we concurrently closed our existing Canton branch location and our Canton loan production office that were being operated out of leased space. We completed construction of a new office in south Cherokee County near Woodstock, Georgia in the first quarter of 2007. With the completion of these two branches, the Bank has three full service branches in Cherokee County, which is one of the fastest growing counties in Georgia.

Challenges for the Commercial Banking Business

The Bank has four primary challenges for the future: interest rate risk, a competitive marketplace, liquidity and credit risk. The Bank’s principal source of income is its net interest income. Net interest income is the difference between the interest income we receive on our interest-earning assets, such as investment securities and loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. The greatest risk to our net interest margin is interest rate risk from the potential movement in interest rates, which if not anticipated and managed, can result in a decrease in earnings or earnings volatility. We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets and rate sensitive liabilities. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. Many economists feel that interest rates may remain stable in the first quarter of 2007 and then could begin to decline. The Federal Reserve’s actions with respect to interest rates will depend on many factors which are not known at this time. During the 0-90 day period, during which we are most sensitive to interest rate changes, the Bank is considered asset sensitive, and if rates rise, our net interest margin is expected to improve. Conversely, if interest rates fall, our net interest margin is expected to decline based on the Company’s present asset sensitive position.

The second challenge for the Company’s commercial banking business is that it operates in highly competitive markets. The Bank competes directly for deposits in its commercial banking market with other commercial banks, savings and loan associations, credit unions, mutual funds, securities brokers and insurance companies, locally, regionally and nationally, some of which compete by offering products and services by mail, telephone, computer and the Internet. In its commercial bank lending activities, the Bank competes with other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit to customers located in its market area. Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Important competitive factors, such as office location, types and quality of services and products, office hours, customer service, a local presence, community reputation and continuity of personnel, among others, are and continue to be a focus of the Bank. Many of the largest banks operating in Georgia, including some of the largest banks in the country, also have offices within the Bank’s market area. Virtually every type of competitor for business of the type served by the Bank has offices in Atlanta, Georgia, which is approximately 60 miles away from Jasper. Many of these institutions have greater resources, broader geographic markets and higher lending limits than the Company and may offer various services that the Company does not offer. In addition, these institutions may be able to better afford and make broader use of media advertising, support services and electronic technology than the Company. To offset these competitive disadvantages, the Bank depends on its reputation as an independent and locally-owned community bank, its personal service, its greater community involvement and its ability to make credit and other business decisions quickly and locally.

The third challenge for the Company’s commercial banking business is liquidity, or our ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain adequate reserves and sustain our operations. Due to the projected high volume of loan growth for 2007 and future years and the competitive pricing by competitors in several of our market areas, the Bank’s liquidity could come under pressure. The Bank has the ability to acquire out-of-market deposits to supplement deposit growth in our market areas and can borrow an additional $15.4 million in Federal Home Loan Bank advances, if necessary. However, if access to these funds is limited in any way, then our liquidity and ability to support commercial loan demand could be affected. The Bank may have to increase its deposit rates in the future, which would adversely affect its net interest margin and net income.

The fourth challenge for the Company’s commercial banking business is maintaining sound credit quality. The Bank’s loan portfolio grew 37% during 2005 and 17% during 2006. Also, during the last six months of 2004 and during 2005 and 2006, the Bank added approximately 16 new loan officers, which were mainly related to the addition of four new full service branches and two new loan production offices. With the current focus on growth, the Bank must maintain the proper procedures to be able to monitor the loan growth including the quality of the loan growth. If the credit quality of the Bank’s loan portfolio declines, then the Bank’s ability to raise capital and expand could be limited.

Mortgage Banking Business

Prior to the sale of our mortgage operations on December 31, 2003, the Company originated, sold and serviced mortgage loans through its subsidiary, CMS. CMS offered wholesale mortgage banking services and provided servicing for residential mortgage loans as an approved servicer of mortgage loans sold to the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and private investors.

In 2006, 2005 and 2004, the Company conducted nearly all of its business through the Bank and will continue to do so. On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. In connection with the sale, Carolina Financial purchased all of CMS’s mortgage loans, pipeline mortgage loans and premises and equipment and assumed all leases and liabilities related to the transferred assets. The assets were sold at their carrying value. The Company was to be paid 100% of the pre-tax income of the divested mortgage business during the first 60 days following closing as well as 30% of the pre-tax income of the divested mortgage business for the nine months following the first 60-day period. The Company received no payments from Carolina Financial for either period due to the losses experienced by CMC. The Company retained the mortgage servicing portfolio, which was approximately $13 million at December 31, 2006.

The sale of the wholesale residential mortgage business simplified the Company’s business model and allowed us to focus on our core community banking business. The Bank currently operates in some of the fastest growing counties in the United States. We have reinvested the capital previously invested in CMS in the Bank, and applied the net proceeds from the sale of the mortgage operation to support expansion through internal growth and strategic acquisitions. As a result of the sale of our wholesale mortgage business, we expect that our financial position and performance will continue to be substantially different from the operations and financial results reported prior to 2004.

Recent Accounting Developments

In December 2004, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 123(R) (revised 2004), “Share Based Payment.” This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123(R) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes grant date fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee stock ownership plans. The Company adopted SFAS No. 123(R) effective January 1, 2006, resulting in additional compensation expense of $168,170 for the year ended December 31, 2006.

In March 2005, the SEC released Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment”. SAB No. 107 expresses views of the SEC staff regarding the application of SFAS No. 123(R). Among other things, SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s view regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 has been considered by the Company in its adoption of SFAS No. 123(R).

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. This statement replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principles or error corrections, unless it is impractical to determine the period-specific effects or when a pronouncement includes specific transition provisions. This statement is effective for accounting changes and corrections of error made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Company’s financial condition or results of operations of the Company.

In November 2005 The FASB issued FASB Staff Position No. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (the “FSP”). This FSP addresses the determination of when an investment is considered impaired; whether the impairment is other than temporary; and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance in EITF Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations SFAS No. 115 and SEC Staff Accounting Bulletin 59. Under the FSP, impairment losses must be recognized in earnings equal to the entire difference between the security’s cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP was effective for reporting periods beginning after December 15, 2005. The application of the FSP did not have a material impact on the Company’s financial condition or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – An amendment of FASB statements No. 133 and 140.” This statement permits fair value remeasurement of certain hybrid financial instruments, clarifies the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” regarding interest-only and principal-only strips, and provides further guidance on certain issues regarding beneficial interests in securitized financial assets, concentrations of credit risk and qualifying special purpose entities. SFAS No. 155 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The application of SFAS No. 155 is not expected to have an impact on the Company’s financial condition or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – An amendment of FASB Statement No. 140.” This statement requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset, and that the servicing assets and servicing liabilities be initially measured at fair value. The statement also permits an entity to choose a subsequent measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The application of SFAS No. 156 is not expected to have an impact on the Company’s financial condition or results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FASB Interpretation No. 48 is effective for fiscal years beginning after December 31, 2006. The Company is currently in the process of evaluating the impact of the implementation of FASB Interpretation No. 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which provides for enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is applicable under other accounting pronouncements that either require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet evaluated the impact of the implementation of SFAS No. 157.

In September 2006, the FASB ratified EITF Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF Issue 06-4 addresses accounting for split-dollar life insurance arrangements after the employer purchases a life insurance policy on the covered employee. This Issue states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under Issue EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. Issue EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company has not yet evaluated the impact of the implementation of EITF Issue 06-4.

In September 2006, the FASB ratified EITF Issue 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin (“FTB”) No. 85-4, Accounting for Purchases of Life Insurance.” This Issue addresses how an entity should determine the amount that could be realized under the insurance contract at the balance sheet date in applying FTB 85-4 and if the determination should be on an individual or group policy basis. EITF Issue 06-5 is effective for fiscal years beginning after December 15, 2006. The adoption of EITF Issue 06-5 is not expected to have a material effect on the Company’s financial statements.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides interpretive guidance on how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in the current year financial statements. SAB 108 requires registrants to quantify misstatements using both an income statement and balance sheet approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. If prior years are not restated, the cumulative effect adjustment is recorded in opening accumulated earnings as of the beginning of the fiscal year of adoption. SAB 108 is effective for fiscal years ending on or after November 15, 2006. The application of SAB 108 did not have a material impact on the Company’s financial condition or results of operations.

In September 2006 the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132R.” SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of SFAS 158 did not have a material impact on the Company’s financial condition or results of operations.

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

•	the allowance for loan losses; and

•	the recourse obligation reserve.

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

Allowance for Loan Losses

The establishment of our allowance for loan losses is based upon our assessment of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, economic conditions and issues with respect to individual borrowers. Evaluation of these factors involves subjective estimates and judgments that may change.

Recourse Obligation Reserve

In the wholesale mortgage business that we operated prior to December 31, 2003, we regularly made representations and warranties to purchasers of our mortgage loans and insurers that, if breached, would require us to indemnify the purchaser for losses or to repurchase the loans, and we considered this practice to be customary and routine. The Company records a specific reserve for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated reserve for the recourse liability for probable future losses from loans that the Company may have to indemnify. The establishment of the recourse obligation reserve is based upon our assessments of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, industry trends and economic conditions. Before 2002, the Bank’s history of losses in connection with mortgage loans sold into the secondary market was minimal. The Company established this recourse obligation reserve initially during 2003 with the increase in the number of loans indemnified and the increase in the occurrence of losses from these loans. The trend of such losses experienced in 2003 increased in 2004 and we added an additional $2.9 million to the recourse obligation reserve. During 2005 and 2006, our losses related to indemnified loans stabilized and we have not made any more additions to the recourse obligation reserve. Given the limited historical information available to management with respect to the Company’s potential obligations to make indemnification payments, the evaluation of these factors involves subjective estimates and judgments that may change.

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

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

	2006 Compared to 2005(1)			2005 Compared to 2004(1)			2004 Compared to 2003(1)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest earned on:
Loans	$7,948	$7,338	$15,286	$12,784	$3,226	$16,010	$6,648	$(263)	$6,385
Mortgages held for sale	(7)	0	(7)	(39)	6	(33)	(11,491)	2,059	(9,432)
Securities	143	144	287	10	(34)	(24)	(3)	(282)	(285)
Federal funds sold	534	399	933	275	348	623	118	23	141
Deposits in other banks	(87)	64	(23)	12	17	29	(11)	21	10

Total interest income	$8,531	$7,945	$16,476	$13,042	$3,563	$16,605	$(4,739)	$1,558	$(3,181)

Interest paid on:
Demand deposits	$1,007	$430	$1,437	$345	$554	$899	$(11)	$16	$5
Savings deposits	(714)	149	(565)	1,012	287	1,299	216	162	378
Time deposits	4,382	3,846	8,228	4,411	1,442	5,853	1,864	(508)	1,356
Mortgage warehouse line of credit and other	238	604	842	836	266	1,102	(4,022)	(921)	(4,943)

Total interest expense	$4,913	$5,029	$9,942	$6,604	$2,549	$9,153	$(1,953)	$(1,251)	$(3,204)

(1)	Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

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

Results of Our Commercial Banking Business

Interest Income

Our interest income related to commercial banking was up 43% to $55.0 million for the year ended December 31, 2006 from $38.5 million for the year ended December 31, 2005. Interest income was up 76% in 2005 from $21.9 million for the year ended December 31, 2004. The increases in interest income in 2006 and 2005 were mainly a result of a higher volume of average commercial banking loans. Average commercial banking loans increased 18% from $539.5 million in 2005 to $636.7 million in 2006. Average commercial banking loans increased 53% in 2005 from $351.9 million in 2004. This growth in commercial banking loans in both 2006 and 2005 was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in both its current markets and into new markets in north Fulton, Walton and Cobb Counties. The increase in interest income during 2006 and 2005 was also the result of an increase in the yield from commercial banking loans. The yield from commercial banking loans increased from 6.82% during 2005 to 8.18% during 2006. The yield from commercial banking loans increased from 5.90% during 2004 to 6.82% during 2005. The increase in the yield from commercial banking loans during 2006 and 2005 was mainly the result of the repricing of our commercial banking loan portfolio as the Federal Reserve increased interest rates 450 basis points during 2004, 2005 and 2006. Approximately 61% of our commercial banking loan portfolio at December 31, 2006 is variable rate and adjusts with changes in the prime rate. Yields on investment securities likewise increased from 4.09% in 2005 to 4.80% in 2006. The yields on investment securities declined from 4.26% in 2004 to 4.09% in 2005. The low interest rate environment in 2003 and the first half of 2004 led to the Bank having several higher yield investments called during 2003, 2004 and the first half of 2005 which caused our yield on investments to decline during 2005; however, as interest rates have increased in late 2004, 2005 and 2006, the Bank has reinvested funds in some higher yielding investments and has seen the yield on the investment portfolio increase in 2006.

Interest Expense

Our interest expense related to commercial banking business was approximately $28.1 million for 2006, $18.2 million for 2005 and $9.0 million for 2004. Interest expense related to commercial banking deposits was $25.3 million for 2006, $16.2 million for 2005 and $8.2 million for 2004. The increase in interest expense from 2005 to 2006 resulted from an increase in interest-bearing deposits and an increase in the cost of funds on interest-bearing deposits. Average interest-bearing deposits increased 21% from $480.0 million in 2005 to $580.1 million in 2006. During 2006, the Bank ran several certificate of deposit specials and a high yield interest-bearing checking account special in order to fund the high level of loan growth the Bank has experienced. The cost of funds from commercial banking deposits increased from 3.38% during 2005 to 4.37% during 2006. This increase in the cost of deposits was primarily due to the repricing of time deposits, the average cost of which increased 153 basis points during 2006 compared to 2005. The increase in the cost of deposits was also due to the Bank’s promotion of a high yield interest-bearing checking account, the cost of which increased by approximately 78 basis points during 2006 compared to 2005. The Bank ran higher costing deposit specials during 2006 due to strong competition in its market area for local deposits. The increase in interest expense from 2005 to 2006 was also attributable to an increase in average borrowings and in the cost of borrowings. Average borrowings increased by approximately $5.0 million during 2006 from $53.6 million in 2005 to $58.6 million in 2006. This increase was primarily attributable to the Company issuing an additional $8.2 million in junior subordinated debentures related to the trust preferred securities issued by Crescent Capital Trust II during the third quarter of 2005 and the Company issuing an additional $3.6 million in junior subordinated debentures related to the trust preferred securities issued by Crescent Capital Trust III during the second quarter of 2006. The cost of borrowings also increased from 3.67% in 2005 to 4.80% in 2006. This increase was primarily due to the addition of the junior subordinated debentures related to the trust preferred securities issued by Crescent Capital Trust II and Crescent Capital trust III. Crescent Capital Trust II pays interest at a variable rate equal to the prime rate (8.25% at December 31, 2006) and Crescent Capital Trust III pays interest at a variable rate equal to three month LIBOR plus 165 basis points (7.02375% at December 31, 2006). Also, during 2006, $19.0 million of the Bank’s FHLB advances matured, most of which were originated in 2004 when the interest rate environment was at historically low levels. The $8.0 million in FHLB advances originated in 2006 were at significantly higher rates due to the higher interest rate environment in 2006.

The increase in interest expense from 2004 to 2005 resulted from an increase in interest-bearing deposits and an increase in the cost of funds on interest-bearing deposits. Average interest-bearing deposits increased 31% from $307.8 million in 2004 to $480.0 million in 2005. During 2005, the Bank ran several deposit promotions, including a high yield money market account, a high yield interest-bearing checking account and several certificate of deposit specials, in order to fund the high level of loan growth the Bank has experienced. Also, as a result of the merger with Futurus Financial, the Bank acquired approximately $47.8 million in interest-bearing deposits, of which approximately $30.1 million was out of market certificate of deposits. The Bank’s out-of-market and brokered certificates of deposit increased from approximately $56.7 million as of December 31, 2004, to approximately $85.2 million at December 31, 2005. Out of market deposits actually decreased by approximately $1.6 million during 2005 if the out of market deposits acquired in the Futurus Financial transaction are not included. The cost of funds from commercial banking deposits increased from 2.66% during 2004 to 3.38% during 2005. This increase in the cost of deposits was primarily due to the Bank’s promotion of its money market account, the average cost of which increased by approximately 93 basis points during 2005 compared to 2004, and due to the Bank’s promotion of a high yield interest-bearing checking account, the cost of which increased by approximately 136 basis points during 2005 compared to 2004. The cost of deposits was also affected by the repricing of time deposits, the average cost of which increased 61 basis points during 2005 compared to 2004. The Bank ran higher costing deposit specials in the last six months of 2004 and during 2005 due to strong competition in its market area for local deposits. The increase in interest expense from 2004 to 2005 was also attributable to an increase in average borrowings. Average borrowings increased by approximately $22.7 million during 2005 compared to 2004. This was primarily attributable to the Bank borrowing an additional $22.0 million in Federal Home Loan Bank advances during the last quarter in 2004 and the first two quarters of 2005.

For the years ended December 31, 2006, 2005 and 2004, interest expense accounted for 59%, 50% and 36% of our total commercial banking business expenses, respectively. The increase in the percentage of interest expense as a percentage of total expenses from 2005 to 2006 and from 2004 to 2005 resulted from an increase in the cost of funds of interest-bearing deposits and an increase in the average balance of interest-bearing deposits.

Net Interest Income

Our net interest income, net interest margin and interest spread for commercial banking for 2006 were $26.9 million, 3.85%, and 3.48%, respectively. Our net interest income, net interest margin and interest spread for commercial banking for 2005 were $20.3 million, 3.46%, and 3.14%, respectively. Net interest income, net interest margin and interest spread for commercial banking for 2004 were $12.9 million, 3.37%, and 2.96%, respectively. The increase in net interest income from 2005 to 2006 was due to both an increase in average commercial banking loans and to an increase in the net interest margin. Average commercial banking loans increased 18% during 2006 and the net interest margin increased 39 basis points during 2006. The increase in net interest margin and interest spread during 2006 compared to 2005 was due to the increase of 134 basis points in yield on the Bank’s interest earning assets being greater than the increase of 99 basis points in cost on the Bank’s interest bearing liabilities. The increase in the yield on the Bank’s interest-earning assets was mainly related to the repricing of the commercial banking loan portfolio. At December 31, 2006, approximately 61% percent of the commercial banking loan portfolio is variable rate and adjusts with changes in prime rate. During 2005 and 2006, the Federal Reserve has increased interest rates 300 basis points, causing the prime rate to also increase by 300 basis points. Strong pressure on the cost of deposits resulting from competition in our market area has partially offset the increase in the yield on the Bank’s interest-earning assets and the positive effects of the Bank maintaining an asset sensitive position through implementation of its asset/liability management policy.

Although the Company saw an increase of 39 basis points in its net interest margin from 2005 to 2006, it must be noted that during the last two quarters of 2006, the Company saw significant compression of its net interest margin. During the second quarter of 2006 the Company had a net interest margin of 4.09%. During the third and fourth quarters of 2006, the Company’s net interest margin declined to 3.84% and 3.77%, respectively. This decrease in the net interest margin was mainly due to the Bank having to run higher costing deposit specials during the last two quarters of 2006 to compete in its market area for local deposits and the fact that the Federal Reserve held interest rates flat during the last two quarters of 2006. With interest rates remaining flat the last two quarters of 2006, the Bank’s yield on loans only increased from 8.21% during the second quarter of 2006 to 8.46% during the fourth quarter of 2006. For the same periods the Bank’s cost of interest bearing deposits increased from 4.13% to 4.83%. If this trend with respect to the net interest margin continues in 2007, it could have a significant impact on the Bank’s earnings.

The increase in net interest income from 2004 to 2005 was mainly due to an increase of 53% in average commercial banking loans. With this loan growth, the Bank’s average loans to total funding ratio increased from 93% in 2004 to 94% in 2005. The increase in net interest margin and interest spread during 2005 compared to 2004 was due to the increase of 96 basis points in yield on the Bank’s interest earning assets being greater than the increase of 74 basis points in cost on the Bank’s interest bearing liabilities. The increase in the yield on the Bank’s interest-earning assets was mainly related to the repricing of the commercial banking loan portfolio. At December 31, 2005, approximately 67% percent of the commercial banking loan portfolio is variable rate and adjusts with changes in prime rate, and during the last half of 2004 and 2005, the Federal Reserve increased interest rates 325 basis points, causing the prime rate to also increase by 325 basis points. Strong pressure on the cost of deposits resulting from competition in our market area has partially offset the increase in the yield on the Bank’s interest-earning assets and the positive effects of the Bank maintaining an asset sensitive position.

Loan Loss Provisions

In 2006, we made provisions for loan losses of approximately $2,083,000 and incurred net charge-offs of $771,410 of commercial banking loans. We made provisions for loan losses of approximately $2,224,000 and incurred net charge-offs of $2,200,759 of commercial banking loans in 2005 and we made provisions for $3,192,000 and incurred net charge-offs of $607,150 of loans in 2004. The ratios of net charge offs to average commercial banking loans outstanding during the year were 0.12%, 0.41%, and 0.17% for 2006, 2005, and 2004, respectively. During the first quarter of 2006, the Bank had a recovery of $166,375 from a commercial real estate loan that was charged-off during 2005. The recovery of this charge-off came from the payout on a title insurance claim. If this recovery was not included in the totals for 2006, the Bank would have incurred net charge-offs of $937,785 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.15%. During the second quarter of 2004, the Bank had a recovery of $316,833 from a commercial loan charged-off in 1991. The recovery of the charge-off came from the payout on a life insurance policy that the Bank held as collateral on the borrower. If this recovery was not included in 2004 totals, the Bank would have incurred net charge-offs of $923,983 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.26% for 2004. The Bank’s charge-offs in 2006 consisted of two commercial real estate loan charge-offs of $176,524, six residential real estate loan charge-offs of $117,427, one residential construction loan charge-off of $73,048, ten commercial loan charge-offs of $262,459 and various installment and other consumer loan charge-offs. The Bank’s charge-offs in 2005 consisted of seven residential real estate loan charge-offs of $350,699, nine residential construction loan charge-offs of $1,013,127, one agricultural real estate loan charge-off of $288,981 and various installment and other consumer loans charge-offs, while the Bank’s charge-offs in 2004 mainly consisted of four construction real estate loan charge-offs of $260,449, six commercial loan charge-offs of $212,384 and various installment and other consumer loans.

The decrease in loan charge-offs and in the ratio of loan charge-offs to average commercial banking loans outstanding during 2006 was primarily due to the centralization of many of the loan administration functions in 2005 and 2006, including loan collections and loan analysis and review. The Bank also slowed loan growth in 2006 and placed more emphasis on asset quality and earnings. The increase in loan charge-offs and in the ratio of loan charge-offs to average commercial banking loans outstanding during 2005 was mainly related to one loan relationship discovered and reserved for in 2004. The loans were secured by residential real estate land lots and mobile homes with respect to which the Bank discovered title problems. These properties were foreclosed upon in the third and fourth quarters of 2005 and a balance of $738,680 was charged-off. If the loan charge-offs from this one loan relationship were excluded from the 2005 totals, the Bank would have incurred net charge-offs of $1,462,079 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.27% for 2005. The decrease in the amount of the provision for loan losses in 2006 from 2005 was mainly related to the decrease in the growth of the loan portfolio. During 2006, the loan portfolio grew $103.6 million. During 2005, the loan portfolio grew $160.3 million, of which $51.0 million was attributable to the merger with Futurus Financial and $109.3 million was attributable to internal loan growth. As a result of the growth in the loan portfolio, we adjusted our allowance for loan losses accordingly. The decrease in the provision for loan losses in 2005 from 2004 was mainly related to a decrease in the internal growth of the loan portfolio. Internal loan growth in 2005 decreased $49.5 million or 31.2% in comparison to 2004 when the loan portfolio had internal loan growth of $158.8 million. The decrease in the amount of the provision for loan losses is also related to a decrease in criticized loans from approximately $6.3 million at December 31, 2004 to $5.5 million at December 31, 2005. As a result of the growth in the loan portfolio and the decrease in criticized loans in our commercial loan portfolio during 2005, we adjusted our allowance for loan losses accordingly. The allowance for loan losses as a percentage of total commercial banking loans was 1.15%, 1.13% and 1.34% as of December 31, 2006, 2005 and 2004, respectively. The decrease in the allowance for loan losses as a percentage of total commercial banking loans from 1.34% at December 31, 2004 to 1.13% at December 31, 2005 was mainly related to the loan relationship discussed above where the Bank charged-off $738,680 in the third and fourth quarters of 2005.

Non-interest Income

Our non-interest income related to our commercial banking business was approximately $4.4 million for 2006, $4.6 million for 2005 and $5.2 million for 2004. The decrease in non-interest income during 2006 compared to 2005 was mainly due to a decrease in mortgage servicing fee income and a decrease in gains on sale of SBA loans. Mortgage servicing fee income was approximately $63,000 during 2006 compared to approximately $631,000 during 2005. The decrease in the mortgage servicing fee income was due to a decrease in the size of the servicing portfolio from $220 million at September 30, 2005 to $13 million at December 31, 2006. The Company sold approximately $190 million of the servicing portfolio in the fourth quarter of 2005. Gains on sales of SBA loans were approximately $469,000 on 28 loans during 2006 compared to approximately $892,000 on 32 loans during 2005. The decrease on the gains on sales of SBA loans was due to a decrease in the premiums received on the sale of the loans and due to the Bank selling fewer loans in 2006. These decreases during 2006 were partially offset by an increase in the gains from sales and calls on investment securities of $402,000 during 2006. The Bank had gains on the sale of an investment that the Company had in another financial institution of $727,000 during 2006. The Bank also had a gain of $323,000 recognized in 2006 on an investment that the Company had in another financial institution that was purchased. The decrease in non-interest income during 2005 was primarily due to the decrease in mortgage servicing fee income. Mortgage servicing fee income was approximately $631,000 during 2005 compared to $1,714,000 during 2004. The decrease in the mortgage servicing fee income was due to a decrease in the size of the servicing portfolio from $284 million at December 31, 2004 to $25 million at December 31, 2005. The decrease in non-interest income related to the mortgage servicing fees income was partially offset by an increase in gains on calls of investment securities from approximately $103,000 during 2004 to approximately $325,000 during 2005 and an increase in gains on sales of SBA loans from approximately $527,000 on 19 loans during 2004 to approximately $892,000 on 32 loans during 2005.

Non-interest Expense

Our non-interest expenses related to our commercial banking business (other than income tax expenses) were $17.7 million for 2006, $16.1 million for 2005 and $12.8 million for 2004. The increase in non-interest expense during 2006 compared to 2005 was attributable to an increase in salaries and benefits of approximately $1.7 million, an increase in occupancy and equipment expense of $237,000 and an increase in other operating expenses of $303,000. These increases were offset by a decrease in our mortgage subservicing expense and amortization of mortgage servicing rights of $583,000. The increase in salaries and other payroll expenses during 2006 compared to 2005 is due to the addition of 45 new employees, including 17 new banking officers during the last nine months of 2005 and regular annual raises, and an increase in year- end bonuses. This increase in employees is due to the Bank opening two new full service branches and two new loan production offices since April 1, 2005, including the full service branch in North Fulton and the loan production office in Walton County acquired in the merger with Futurus Financial. The increase in salaries and other payroll expenses in 2006 compared to 2005 is also due to an increase in the costs of health insurance and other benefits of approximately $106,000, an increase in accruals for the Bank’s retirement plan of approximately $169,000 and additional compensation expense of approximately $175,000 related to the application of FAS 123R during 2006. The increase in occupancy and equipment expense during 2006 compared to 2005 was mainly attributable the Bank’s expansion efforts. With the Bank’s expansion efforts, its lease expense, depreciation expense, maintenance expense and utility costs have all increased. The increase in other operating expenses was mainly related to increases in loan expenses, bank vehicle expenses, business and occupancy taxes, insurance expense and charitable contributions. These increases were due to the Bank’s loan and deposit growth and branch expansion efforts including the growth in the number of employees. Mortgage subservicing expense and the amortization of mortgage servicing rights decreased during 2006 compared to 2005 due to a decrease in the Bank’s servicing portfolio from approximately $220 million at September 30, 2005 to approximately $13 million at December 31, 2006. This decrease in the servicing portfolio was due to the sale of approximately $190 million of the servicing portfolio in the fourth quarter of 2005.

The increase in non-interest expense during 2005 compared to 2004 was attributable to an increase in salaries and benefits of approximately $2.9 million, an increase in occupancy and equipment expense of $788,000, an increase in supplies, postage and telephone expense of $218,000 and an increase in legal and professional fees of $475,000. These increases were offset by a decrease in our mortgage subservicing expense of $372,000. The increase in salaries and other payroll expenses in 2005 are due to the addition of 52 new employees, including 19 new banking officers, to our commercial banking staff since December 31, 2004 and due to regular annual raises and an increase in year-end bonuses. The increase in employees is due to the Bank opening three new full service branches and two new loan production offices in late 2004 and 2005, including the full service branch in North Fulton County and the loan production office in Walton County acquired in the merger with Futurus Financial. The increase in occupancy and equipment expense and in supplies, postage and telephone expense in 2005 compared to 2004 was also mainly attributable the Bank’s expansion efforts. With the Bank’s expansion efforts, its lease expense, depreciation expense, maintenance expense and utility costs have all increased. Also, with the Bank’s expansion efforts and the increase in the number of offices, the Bank has seen an increase in its supplies expense, courier expense, postage expense and telephone expense. The increase in legal and professional fees for 2005 compared to 2004 was also a result of the growth and expansion of our commercial banking business, including expenses related to employee search firms, third-party loan review fees, architectural fees, and conversion costs related to the merger with Futurus Financial. Mortgage subservicing expense decreased in 2005 compared to 2004 due to a decrease in the Bank’s servicing portfolio from $284 million at December 31, 2004 to $25 million at December 31, 2005. The Company sold approximately $190 million of the servicing portfolio in the fourth quarter of 2005.

Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25, and thus recognized no compensation expense for options granted with the exercise prices equal to the fair market value of the Company’s common stock on the date of grant. The compensation cost that was charged against income for our stock option plans was $168,170 during 2006. The amount of compensation cost that would have been recognized and charged against income for 2005 and 2004 if SFAS No. 123R had been adopted was $787,419 and $120,768, respectively. The total compensation cost related to nonvested awards not yet recognized at December 31, 2006 is $814,659, which will be recognized over the weighted average period of approximately 2.5 years. See “Note 12—Stock Options” in the consolidated financial statements for further information.

Pretax Net Income

During 2006, our commercial banking pre-tax income was approximately $11.5 million compared to pre-tax income of approximately $6.6 million during 2005, an increase of increased approximately $4.8 million, or 73%. An increase in net interest income of approximately $6.5 million during 2006 compared to 2005 was the main reason for the increases in pretax income. The increase in net interest income from 2005 to 2006 was due to both an increase in average commercial banking loans and to an increase in the net interest margin. Average commercial banking loans increased 18% during 2006 compared 2005 and the net interest margin increased 39 basis points during 2006 compared to 2005. The increase in net interest income was partially offset by an increase of approximately $1.6 million in non-interest expense during 2006 compared to 2005. The increase in non-interest expense was primarily due to an increase in salaries and benefits and occupancy and equipment expense related to the Bank’s expansion efforts in 2005 and 2006.

Pre-tax income for 2005 increased approximately $4.6 million, or 224%, when compared to 2004. An increase in net interest income of approximately $7.5 from 2004 to 2005 was the main reason for the increase in pre-tax income. The increase in net interest income was mainly due to an increase of 53% in average commercial banking loans from 2004 compared to 2005, resulting from the merger with Futurus Financial and our expansion into new markets. The increase in the net interest margin was partially offset by an increase of approximately $3.3 million in non-interest expense. The increase in non-interest expense was primarily due to an increase in salaries and benefits and to occupancy and equipment expense, which are attributable to the Bank’s expansion efforts in 2005. See further discussion above under “—Net Interest Income” and “—Non-interest Expense.”

Income Taxes

The effective income tax rate for our commercial banking business for 2006, 2005 and 2004 was 36.13%, 38.12% and 28.69%, respectively. The commercial banking business had permanent income tax differences in 2006 and 2005 related to state income tax credits paid and bank owned life insurance income which reduced the effective tax rate in 2006 and 2005. The increased profitability in 2006 and 2005 made the relative permanent differences less significant compared to our taxable position in 2004.

Results of Our Mortgage Banking Business

Prior to the sale of our wholesale mortgage operations, we experienced significant changes in mortgage loan production in 2003 that were directly related to reductions in interest rates of 550 basis points during 2001, 2002 and 2003. We closed approximately $5.0 billion of wholesale mortgage loans during 2003. We did not close any wholesale mortgage loans during 2004, 2005 and 2006 because we sold our wholesale mortgage business as of December 31, 2003. In 2004, 2005 and 2006, the mortgage banking business operations mainly consisted of activity from the servicing portfolio and the costs associated with winding down the wholesale mortgage business.

During 2006 and 2005, the Company had no revenues or expenses related to the wholesale mortgage banking business. During 2004, the revenues and net loss from the wholesale mortgage banking business were approximately $439,000 and $(2.3) million. Revenues for 2004 mainly consisted of $236,000 in the recovery of mortgage servicing receivables, $42,000 of mortgage fee income and $99,000 in interest income on repurchased mortgage loans. The expenses mainly consist of professional fees of approximately $190,000 related to the completion of the sale of the mortgage banking business, a provision for the recourse liability for indemnified loans of approximately $2.9 million and bonuses paid to the former mortgage executives for the collection of mortgage servicing receivables, along with their employer payroll taxes, of approximately $432,000.

Financial Condition

General Discussion of Our Financial Condition

Total Assets

Our total assets increased $75.6 million, or 11%, from $704.1 million as of December 31, 2005, to $779.7 million as of December 31, 2006. The increase in total assets was comprised of an increase of $103.6 million, or 17%, in the Bank’s commercial loans. The growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in its current markets. Our increase in total assets from loan growth was offset by a decrease in federal funds sold and interest-bearing deposits in banks of $27.2 million. The decrease in federal funds sold and interest-bearing deposits in banks was due to a decrease in deposits in December 2006 related to maturities of a six month certificate of deposit special that was offered in June 2006. Our increase in total assets corresponded with a $78.4 million, or 14%, increase in deposits. Our total assets increased $190.7 million, or 37%, from $513.4 million as of December 31, 2004 to $704.1 million as of December 31, 2005. The increase in total assets was mainly comprised of an increase of $160.3 million, or 37%, in the Bank’s commercial loans, an increase of $18.0 million, or 81%, in federal funds sold and interest-bearing deposits in banks and an increase of $5.7 million, or 49%, in premises and equipment. The growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in both its current markets and expansion into new markets through the merger with Futurus Financial. As a result of the merger with Futurus Financial, the Bank acquired approximately $56.0 million in total assets, including a loan portfolio of approximately $51.0 million. Our increase in total assets corresponded with a $170.4 million, or 42%, increase in deposits and a $14.6 million, or 31%, increase in borrowings.

Interest-Earning Assets

Our interest-earning assets during 2006 were comprised of:

•	commercial banking loans;

•	mortgage loans held for sale;

•	investment securities;

•	interest-bearing balances in other banks; and

•	temporary investments.

At December 31, 2006, interest-earning assets totaled $733.4 million, or 94% of total assets. This represents an increase of $77.7 million, or 12%, from December 31, 2005, when interest-earning assets totaled $655.7 million, or 93% of total assets. This increase was mainly related to a $103.6 million increase in the Bank’s commercial banking loan portfolio. Our increase in interest-earning assets from loan growth was offset by a decrease in federal funds sold and interest-bearing deposits in banks of $27.2 million. The decrease in federal funds sold and interest-bearing deposits in banks was due to a decrease in deposits in December 2006 related to maturities of a six month certificate of deposit special that was offered in June 2006. At December 31, 2004, interest-earning assets totaled $476.9 million and represented 93% of total assets. Interest-earning assets increased by $178.8 million, or 37%, from December 31, 2004 to December 31, 2005. This increase was mainly related to a $160.3 million increase in the Bank’s commercial banking loan portfolio. See “—Financial Condition of Our Commercial Banking Business—Total Commercial Banking Loans.”

The following table sets forth a distribution of the assets, liabilities and stockholders’ equity for the periods indicated:

Distribution of Assets, Liabilities and Stockholders’ Equity

	2006 Daily Average Balances	2005 Daily Average Balances	2004 Daily Average Balances	2003 Daily Average Balances	2002 Daily Average Balances
	(in thousands)
ASSETS
Interest-earning assets:
Loans (1)	$636,676	$539,522	$351,914	$239,264	$155,587
Mortgage loans held for sale	252	350	914	185,133	214,476
Securities	23,295	20,304	20,068	20,140	22,328
Federal funds sold	36,264	25,369	17,087	7,864	3,488
Deposit in other banks	855	2,623	2,142	2,780	4,239

Total interest-earning assets	697,342	588,168	392,125	455,181	400,118

Other assets	52,549	50,999	45,877	79,618	48,744

Total assets	$749,891	$639,167	$438,002	$534,799	$448,862

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities
Demand deposits	$87,034	$55,261	$40,787	$41,805	$38,448
Savings deposits	43,726	67,991	30,807	18,773	17,716
Time deposits	449,302	356,719	236,224	175,123	143,444
Mortgage warehouse line of credit and other borrowings	58,645	53,647	30,880	174,089	157,356

Total interest-bearing liabilities	$638,707	$533,618	$338,698	$409,790	$356,964
Noninterest-bearing deposits	45,745	42,743	38,549	39,029	34,256
Other liabilities	6,738	9,546	8,849	39,738	35,969
Stockholders’ equity	58,701	53,260	51,906	46,242	21,673

Total liabilities & stockholders’ equity	$749,891	$639,167	$438,002	$534,799	$448,862

The following table sets forth our average yield and rates as relates to our interest income and expenses for the periods indicated.

Average Yields and Rates

	2006 Income/ Expense	2006 Average Yield/ Rates	2005 Income/ Expense	2005 Average Yield/ Rates	2004 Income/ Expense	2004 Average Yield/ Rates	2003 Income/ Expense	2003 Average Yield/ Rates	2002 Income/ Expense	2002 Average Yield/ Rates
	(dollars in thousands)
Interest income/yields:
Loans(1)	$52,060	8.18%	$36,774	6.82%	$20,764	5.90%	$14,378	6.01%	$11,104	7.14%
Mortgage loans held for sale	18	7.06	24	6.86	57	6.24	9,490	5.13	10,822	5.05
Securities	1,117	4.80	831	4.09	854	4.26	1,140	5.66	1,559	6.98
Federal funds sold	1,775	4.89	841	3.32	219	1.28	77	0.98	58	1.66
Deposit in other banks	42	4.94	66	2.52	37	1.73	28	0.99	63	1.49

Total interest income/yield	$55,012	7.89%	$38,536	6.55%	$21,931	5.59%	$25,113	5.52%	$23,606	5.90%

Interest expense/rates:
Demand deposits	$2,755	3.17%	$1,318	2.39%	$420	1.03%	$415	0.99%	$830	2.16%
Savings deposits	1,286	2.94%	1,851	2.72%	552	1.79%	174	0.93%	393	2.22%
Time deposits	21,280	4.74%	13,053	3.66%	7,199	3.05%	5,852	3.34%	6,187	4.31%
Mortgage warehouse line of credit and other borrowings	2,813	4.80%	1,971	3.67%	869	2.81%	5,811	3.34%	4,704	2.99%

Total interest expense/rates	28,134	4.40%	18,193	3.41%	9,040	2.67%	12,252	2.99%	12,114	3.39%

Net interest income	$26,878		$20,343		$12,891		$12,861		$11,492

Net yield on interest-earning assets		3.85%		3.46%		3.29%		2.83%		2.87%

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.
(2)	Information is not presented on a taxable equivalent basis because such adjustments are insignificant.

Allowance for Losses

Our assessment of the risk associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio, as detailed below under “—Financial Condition of Our Commercial Banking Business—Loan Loss Allowance.”

Premises and Equipment

We had premises and equipment of $21.1 million at December 31, 2006, $17.2 million at December 31, 2005 and $11.5 million at December 31, 2004. The increase in premises and equipment from December 31, 2005 was primarily due to the construction costs of approximately $2.8 million for our new full service branch in Canton, Georgia, which opened in September 2006, and due to the construction in progress costs of approximately $1.2 million for the new full service branch in Woodstock, Georgia which opened in January 2007. The Bank also purchased a parcel of land in Cobb County, Georgia during the second quarter of 2006 for approximately $1.1 million. These increases were partially offset by depreciation expense from the premises and equipment of approximately $1.3 million in 2006.

Cash Surrender Value of Life Insurance

In 1999, the Bank began providing to its banking officers a supplemental retirement plan that is funded with life insurance. In the first quarter of 2000, we added our directors to the supplemental retirement plan. At December 31, 2006, the total cash value of life insurance was $8.2 million. The increase of $0.2 million during 2006 was due to policy earnings. At December 31, 2005 and 2004, the total cash value of life insurance was $8.0 and $6.3 million, respectively. The increase of $1.7 million during 2005 was primarily due to policy earnings and the purchase of additional life insurance with a total cash value of $1.4 million related to the merger with Futurus Financial.

Financial Condition of Our Commercial Banking Business

Total Commercial Banking Loans

Commercial banking loans for the periods ended December 31, 2006, 2005 and 2004 were $697.3 million, $593.7 million and $433.4 million, respectively. During 2006, our average commercial banking loans were $636.7 million. These loans constituted 91% of our average consolidated earning assets and 85% of our average consolidated total assets. During 2005, our average commercial banking loans were $539.5 million. These loans constituted 92% of our average consolidated earning assets and 84% of our average consolidated total assets. During 2004, our average commercial banking loans were $351.9 million and constituted 90% of our average consolidated interest-earning assets and 80% of our average consolidated total assets. The 18% and 53% increases in average commercial banking loans during 2006 and 2005 were the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in both its current markets and into new markets in north Fulton, Walton and Cobb Counties, including the acquisition of a loan portfolio of approximately $51.0 million as a result of the merger with Futurus Financial.

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

The general component of the methodology involves an analysis of actual loan loss experience, a comparison of the actual loss experience of banks in the Bank’s peer group, and carefully developed assumptions about the economy generally. We also follow the regulatory guidance provided by the Federal Financial Institution Examination Council’s Interagency Policy Statement on Allowance for Loan Losses Methodologies, as well as other widely accepted guidance for banks and savings institutions generally.

We apply both the specific and general components of the methodology, together with regulatory guidance, to determine an appropriate level for the allowance for loan losses. We also hire independent loan review consultants on an annual basis to review the quality of the loan portfolio and the adequacy of the allowance for loan losses. The provision for loan losses during a particular period is a charge to earnings in that period in order to maintain the allowance for loan losses at a level that management estimates to be adequate to cover probable losses inherent in the loan portfolio.

The Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the FDIC and the Georgia Department of Banking and Finance may require a bank to make additional provisions to its allowance for loan losses when, in their opinion, their credit evaluations and allowance for loan loss methodology differ materially from ours.

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

The allowance for loan losses totaled $8.0 million, or 1.15% of total commercial banking loans, at December 31, 2006 compared to $6.7 million, or 1.13% of total commercial banking loans, at December 31, 2005 and $5.8 million, or 1.34% of total commercial banking loans, at December 31, 2004. During 2006, we made a provision for loan losses of $2,083,000, which was due to both the $103.4 million increase we experienced in commercial banking loans during that period and the increase in classified loans from $15.9 million at December 31, 2005 to $19.0 million at December 31, 2006. This increase in classified loans is mainly related to one loan relationship totaling approximately $4.2 million, which was downgraded to a grade “5” (Special Mention). These are considered loans of average quality where the existence of potential weakness warrants close attention, but should represent little, if any, loss potential to the Bank. During 2005, we made a provision for loan losses of $2,224,000, which was primarily due to the $160.3 million, or 37.0%, increase we experienced in commercial banking loans during that period. Of this increase, approximately $51.0 million was acquired in the merger with Futurus Financial, along with the associated allowance for loan losses of approximately

$869,000. During 2004, we made a provision for loan losses of approximately $3.2 million, which was primarily due to the $158.8 million, or 58%, increase we experienced in commercial banking loans during that period. The increase in the provision for loan losses was also due to the increase in criticized loans of approximately $4.1 million during 2004 compared to 2003. Net charge-offs for 2006 were $771,410, or 0.12% of average loans outstanding. During the first quarter of 2006, the Bank had a recovery of $166,375 from a commercial real estate loan that was charged-off during 2005. The recovery of this charge-off came from the payout on a title insurance claim. If this recovery was not included in the totals for 2006, the Bank would have incurred net charge-offs of $937,785 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.15%. Net loan charge-offs for December 31, 2005 were approximately $2,201,000, or 0.41% of average loans outstanding, compared to approximately $607,000, or 0.17% of average loans outstanding, in 2004. During 2004, the Bank had a recovery of $316,833 from a commercial loan charged off in 1991. The recovery of the charge-off came from the payout on a life insurance policy that the Bank held as collateral on the borrower. If this recovery was not included in 2004 totals, the Bank would have incurred net charge-offs of $923,983 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.26% for 2004. The Bank’s charge-offs in 2006 consisted of two commercial real estate loan charge-offs of $176,524, six residential real estate loan charge-offs of $117,427, one residential construction loan charge-off of $73,048, ten commercial loan charge-offs of $262,459 and various installment and other consumer loan charge-offs. The Bank’s charge-offs in 2005 consisted of seven residential real estate loan charge-offs of $350,699, nine residential construction loan charge-offs of $1,013,127, one agricultural real estate loan charge-off of $288,981 and various installment and other consumer loans charge-offs. The Bank’s charge-offs in 2004 mainly consisted of four construction real estate loan charge-offs of $260,449, six commercial loan charge-offs of $212,384 and various installment and other consumer loans. The decrease in loan charge-offs and in the ratio of loan charge-offs to average commercial banking loans outstanding during 2006 was mainly due to the Bank centralizing many of the loan administration functions in 2005 and 2006 including loan collections and loan analysis and review. The Bank also slowed loan growth in 2006 and placed more emphasis on asset quality and earnings. The increase in loan charge-offs and in the ratio of loan charge-offs to average commercial banking loans outstanding during 2005 was mainly related to one loan relationship discovered and reserved for in 2004. The loans were secured by residential real estate land lots and mobile homes with respect to which the Bank discovered title problems. These properties were foreclosed upon in the third and fourth quarters of 2005 and a balance of $738,680 was charged-off. If the loan charge-offs from this one loan relationship were excluded from the 2005 totals, the Bank would have incurred net charge-offs of $1,462,079 and the ratio of net charge-offs to average commercial banking loans outstanding during the year would have been 0.27% for 2005.

The increase in the provision and the determination of the allowance for loan losses as a percentage of commercial banking loans was based on our analysis and judgment of loan quality and our determination of what level of reserves were reasonable to cover the risk of loss in the loan portfolio. The determination of the reserve level rests upon our judgment about factors affecting loan quality, assumptions about the economy and historical experience. Our judgment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular focus on loans that are past due and other loans that we believe require attention. We believed that the allowance at December 31, 2006 was adequate at that time to cover risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions, which we believed at that time to be reasonable, about events that may or may not actually be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan loss will not be required at any time in the future. As a result of a general slowdown in the economy and the uncertainties in the economy created by the war against terrorism and natural disasters, additions to the allowances and charge-offs may become necessary. Also, regulatory authorities in the ordinary course of their examinations may require the Bank to increase its allowance for loan losses based on circumstances existing at the time.

The following table shows the composition of the loan portfolio as of December 31, 2006, 2005, 2004, 2003 and 2002.

Total Loan Portfolio

	As of December 31,
	2006	2005	2004	2003	2002
	(in thousands)
Commercial, financial and agricultural	$32,633	$29,515	$21,657	$15,891	$14,567
Real estate-construction and land development	348,429	273,199	149,520	75,751	50,181
Real estate-mortgage	295,568	269,880	240,859	162,475	119,090
Installment and other	20,658	21,110	21,321	20,419	16,461

Total	$697,288	$593,704	$433,357	$274,536	$200,299

The following table shows the amount of loans outstanding as of December 31, 2006, which, based on remaining scheduled repayments of principal, are due in the periods indicated.

	Loans Maturing
	Within One Year	After One Year but Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$18,778	$12,033	$1,822	$32,633
Real estate-construction and land development	292,586	55,065	778	348,429
Real estate-mortgage	109,196	149,050	37,322	295,568
Installment and other	8,303	11,954	401	20,658

Total	$428,863	$228,102	$40,323	$697,288

The following table sets forth the amounts of loans due after one year as of December 31, 2006, classified according to the sensitivity to changes in interest rates.

	After One Year but Within Five Years	After Five Years
	(in thousands)
Fixed interest rates	$154,706	$15,986
Variable interest rates	73,396	24,337

	$228,102	$40,323

The following table summarizes the Bank’s non-accrual, past due and restructured commercial banking loans:

	December 31,
	2006	2005	2004	2003	2002
	(in thousands)
Non-accrual loans	$3,977	$2,848	$1,368	$357	$1,399

Accruing loans past due 90 days or more	$29	$160	$397	$2,356	$2,302

Restructured loans	—	—	—	—	—

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

	Years Ended December 31,
	2006	2005	2004	2003	2002
Balance, beginning of period	$6,711,974	$5,828,027	$3,243,177	$2,548,110	$1,596,287
Loans charged off:
Commercial, financial and agricultural	(262,459)	(57,855)	(221,957)	(233,485)	(7,407)
Real estate-construction and land development	(73,048)	(1,013,127)	(267,659)	(1,135)	(20,001)
Real estate-mortgage	(293,951)	(639,680)	(24,279)	—	(47,126)
Installment and other consumer	(399,927)	(527,442)	(442,211)	(295,075)	(172,753)

Total loans charged off	(1,029,385)	(2,238,104)	(956,106)	(529,695)	(247,287)
Recoveries:
Installment and other consumer	48,626	19,869	28,123	10,848	7,110
Real estate-construction and land development	12,000	15,376	3,500	46,794	—
Real estate-mortgage	191,316	—	—	26,620	—
Commercial, financial and agricultural	6,034	2,100	317,333	—	2,000

Total loans recovered	257,976	37,345	348,956	84,262	9,110
Net loans charged off	(771,409)	(2,200,759)	(607,150)	(445,433)	(238,177)
Provision for loan losses	2,083,000	2,224,000	3,192,000	1,140,500	1,190,000
Allowance for loan loss acquired	—	860,706	—	—	—

Balance, end of period	$8,023,565	$6,711,974	$5,828,027	$3,243,177	$2,548,110

Loans outstanding at end of period, excluding loans held for sale (In thousands)	$697,288	$593,704	$433,357	$274,536	$200,299
Ratio of allowance to loans outstanding at end of period, excluding loans held for sale	1.15%	1.13%	1.34%	1.18%	1.27%
Average loans outstanding during the period, excluding loans held for sale (In thousands)	$636,676	$539,522	$351,914	$239,264	$155,587
Ratio of net charge offs during the period to average loans outstanding	0.12%	0.41%	0.17%	0.19%	0.15%

The following table sets forth, with respect to each category of banking loans, the total amount of the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

	Years Ended December 31,
	2006		2005		2004		2003		2002
	Amt	%	Amt	%	Amt	%	Amt	%	Amt	%
	(dollars in thousands)
Commercial, financial and agricultural	$575	4.7%	$271	5.0%	$336	5.0%	$858	5.8%	$839	7.3%
Real estate-mortgage(1)	3,148	42.4%	2,294	45.5%	2,174	55.6%	861	59.2%	482	59.4%
Real estate-construction and land development	3,682	50.0%	3,415	46.0%	2,652	34.5%	682	27.6%	582	25.1%
Consumer	618	2.9%	633	3.5%	523	4.9%	694	7.4%	502	8.2%
Unallocated	—		99		143		148		143

	$8,023	100.0%	$6,712	100.0%	$5,828	100.0%	$3,243	100.0%	$2,548	100.0%

(1)	Includes any loans secured in whole or in part by real estate.

Total Non-Performing Commercial Banking Assets

The following table shows the Bank’s commercial banking assets that we believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans.

	Years Ended December 31,
	2006	2005	2004
Non-performing loans(1)	$3,977,439	$2,847,645	$1,367,757
Foreclosed properties	247,830	600,135	2,366,955

Total non-performing assets	$4,225,269	$3,447,780	$3,734,712

Loans 90 days or more past due on accrual status	28,921	159,772	396,726
Potential problem loans(2)	2,350,245	2,742,759	5,044,911
Potential problem loans/total loans	0.34%	0.46%	1.16%
Non-performing assets/total loans and foreclosed properties	0.61%	0.58%	0.86%
Non-performing assets and loans 90 days or more past due on accrual status/total loans and foreclosed properties	0.61%	0.61%	0.95%

(1)	Defined as non-accrual loans and renegotiated loans.
(2)	Loans identified by management as potential problem loans (criticized loans) but still accounted for on an accrual basis.

We define non-performing commercial banking loans as non-accrual and renegotiated commercial banking loans. The Bank’s policy is to discontinue the accrual of interest on loans that are 90 days past due unless they are well secured and in the process of collection. We recognize interest on these non-accrual loans only when we receive the interest. The Bank had approximately $29,000 of commercial banking loans contractually past due more than 90 days and still accruing interest as of December 31, 2006 compared to $160,000 and $397,000, respectively, as of December 31, 2005 and December 31, 2004. Our non-performing commercial banking loans at December 31, 2006 amounted to $4.0 million, compared to $2.8 million at December 31, 2005 and $1.4 million at December 31, 2004. The Bank had no renegotiated commercial banking loans at December 31, 2006, 2005 or 2004. The increase in non-performing commercial banking loans from December 31, 2005 to December 31, 2006 was mainly related to one loan relationship totaling approximately $1.9 million. This loan relationship was moved from a potential problem loan at September 30, 2006 to non accrual status in the fourth quarter of 2006. This loan relationship is secured by two owner occupied commercial buildings and the borrower is having cash flow problems. The borrower is in the process of trying to sell the two buildings, but the Bank may have to foreclose on the properties in 2007. This increase from this loan relationship was partially offset by the Bank foreclosing on a loan totaling $489,072 that was secured by a residential home during the second quarter of 2006. This property was subsequently sold at a loss in the third quarter of 2006. The increase in non-performing commercial banking loans from December 31, 2004 to December 31, 2005 was mainly related to one loan relationship. This loan relationship totaling approximately $874,000 was acquired with the Futurus Financial merger and is secured by one commercial building and 8 residential home lots. The remaining increase in non-performing commercial banking loans from December 31, 2004 to December 31, 2005 was related to smaller consumer, residential real estate and commercial loans. The Bank experienced a slight deterioration in the loan portfolio in 2004 and 2005. This deterioration was mainly attributable to the slowdown in the economy in 2003 and 2004, and the related credit and repayment risks created by that slowdown. We have evaluated these loan relationships and foreclosed properties, and, based on available information, we presently feel that the Bank is in a well secured position on most of these relationships. The Bank’s loan portfolio is predominantly secured by commercial and residential real estate in its primary market areas. We presently believe that any losses that may come from these loan relationships have been considered in our determination of the loan loss allowance. As of December 31, 2006, loan loss allowance reserves related to non-performing commercial banking loans totaled $1,235,781.

Total non-performing commercial assets totaled $4.2 million at December 31, 2006. This compares to total non-performing commercial assets of approximately $3.4 million at December 31, 2005 and $3.7 million at December 31, 2004. The Bank foreclosed upon eight commercial banking loans totaling approximately $1.4 million during 2006. One of the properties is a residential home under construction, two of the properties are mobile homes on land lots, two of the properties are office condos and three of the properties are residential homes on acreage. During 2006, the Bank sold five properties totaling approximately $192,000 that were foreclosed upon in 2003, three properties totaling approximately $344,000 that were foreclosed upon in 2005 and seven properties totaling approximately $1,133,000 that were foreclosed upon in 2006. The Bank sold eight residential homes for a loss of approximately $46,000, one property consisting of a residential home under construction for a gain of approximately $4,000, one property consisting of a residential land lot for a loss of approximately $2,000, one property consisting of an residential condominium for a loss of approximately $11,000 and four properties consisting of mobile homes and land lots for a gain of approximately $6,000. The Bank’s $248,000 in foreclosed properties that have not been sold are related to three loan relationships. One of the properties totaling approximately $158,000 is mobile homes with land lots located in Murray County, Georgia. One of the properties totaling approximately $50,000 is a residential home lot located in Forsyth County, Georgia. The remaining property totaling approximately

$40,000 consists of one residential condominium in Fulton County, Georgia. The Bank is currently holding the foreclosed properties for sale. During the fourth quarter of 2006, the Bank wrote down the residential home lot located in Forsyth County, Georgia by $11,000 and the residential condominium in Fulton County, Georgia by $20,000 based upon new appraisals and evaluations of the market for the properties. The foreclosed properties have been recorded at the lower of cost or market less the estimated costs to sell the properties. The Bank does not foresee any further material losses from these loans and properties.

Potential problem loans represent commercial banking loans that are presently performing, but where management has concerns regarding the ability of the respective borrowers to meet contractual repayment terms. Potential problem commercial loans decreased approximately $393,000 from December 31, 2005 to December 31, 2006. The decrease in potential problem commercial loans from December 31, 2005 to December 31, 2006 was mainly related to one loan relationship totaling approximately $1.9 million being moved from problem loan to non-accrual status in the fourth quarter of 2006. This decrease was partially offset by the addition of one loan relationship totaling approximately $452,000 secured by a first mortgage on a residential home. The remaining offset in potential problem loans from December 31, 2005 to December 31, 2006 was related to smaller consumer, residential real estate and commercial loans. Management feels that the loans categorized as potential problem loans at December 31, 2006 are adequately collateralized and believes that any losses that may result from these loan relationships have been considered in our determination of the loan loss allowance.

Total Investment Securities

The Bank invests in U.S. government and government agency obligations, mortgage-backed securities, corporate securities, restricted equity securities, federal funds sold, and interest-bearing deposits with other banks. The Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities, federal funds sold, restricted equity securities and interest-bearing deposits with other banks totaled $35.6 million at December 31, 2006, compared to $60.5 million at December 31, 2005 and $41.5 million at December 31, 2004. At December 31, 2006, the Bank had federal funds sold and interest-bearing deposits in banks of $13.0 million, compared to $40.2 million at December 31, 2005 and $22.2 million at December 31, 2004. The decrease in federal funds sold and interest-bearing deposits with other banks of $27.2 million from December 31, 2005 was due to the Bank investing its excess funds in commercial banking loans, which provide higher yields than federal funds and deposits. The decrease in federal funds sold and interest-bearing deposits in banks also was due to a decrease in deposits in December 2006 related to maturities of a six month certificate of deposit special that was offered in June 2006. Investment securities and restricted equity securities totaled $22.6 million at December 31, 2006, compared to $20.3 million at December 31, 2005 and $19.3 million at December 31, 2004. The restricted equity securities consist of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.2 million and shares held in The Bankers Bank in the amount of $165,975 at December 31, 2006.

Unrealized losses on securities available for sale amounted to $(289,203) at December 31, 2006, and $(398,375) and $(19,488) at December 31, 2005 and December 31, 2004, respectively. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale. Management of the Bank believes all unrealized losses as of December 31, 2006 represent temporary impairment as a result of temporary changes in the interest rate market and not as a result of credit deterioration. Total temporary impairment represents approximately 2% of amortized cost. All bonds held at December 31, 2006 that have unrealized losses are rated AAA by Moody’s and AAA by Standard and Poors rating agencies. In addition, all of the securities are backed by the U.S. Government or one of its agencies or quasi-agencies.

Composition of Investment Securities Portfolio

The following table provides information regarding composition of our investment securities portfolio for the years presented excluding equity securities:

	December 31,
	2006	2005	2004
	(In thousands)
Investment securities held to maturity (at amortized cost):
U.S. Government and agency obligations	$1,000	$1,426	$2,083

State and municipal securities	728	642	642

Total investment securities held to maturity	1,728	2,068	2,725

Investment securities available for sale (at estimated fair value):
U.S. Government and agency obligations	7,862	7,316	6,354
Mortgage-backed securities	9,632	7,450	7,639

Total investment securities available for sale	17,494	14,766	13,993

Total investment securities	$19,222	$16,834	$16,718

The following table sets forth the maturities of securities held as of December 31, 2006 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.2 million and shares held in The Bankers Bank in the amount of $165,975, are not presented in the table below as they lack a contractual maturity.

	Maturing
	Within One Year		After One But Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Mortgage-backed securities	$—	—	$1,437	3.61%	$428	3.93%	$7,767	4.96%
Municipal Bond	—	—	—	—	—	—	$728	8.25%
U. S. government securities	1,986	3.24%	$2,943	4.37%	996	5.67%	$2,929	4.96%

Total	$1,986	3.24%	$4,380	4.12%	$1,424	5.14%	$11,424	5.17%

The following table sets forth the fair value of securities with unrealized losses at December 31, 2006.

	Less than a year		More than a year
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(in thousands)		(in thousands)
Mortgage-backed securities	$1,693	$17	$6,087	$177
U. S. government securities	996	2	7,858	123

Total	$2,689	$19	$13,945	$300

Total Commercial Deposits

Our commercial deposits totaled $658.9 million and $580.5 million at December 31, 2006 and December 31, 2005, respectively, representing an increase of $78.4 million, or 14%, during 2006. At December 31, 2004, commercial deposits totaled $410.1 million, increasing by $170.4 million, or 42%, in 2005. Commercial deposits averaged $625.8 million, $522.7 million and $346.4 million during each of the twelve month periods ended December 31, 2006, 2005 and 2004, respectively. The increase in deposits from December 31, 2005 to December 31, 2006 is mainly due to the Bank running several certificate of deposit specials during 2006. Certificates of deposit within the Bank’s market area increased approximately $88.2 million since December 31, 2005. Offsetting the growth from the in market certificates of deposit, the Bank’s money market accounts have decreased approximately $7.9 million since December 31, 2005 due to competition for these accounts in 2006. The Bank has had to run higher costing deposit specials in 2006 due to the strong competition in its market area for local deposits in order to fund the high level of loan growth that it has experienced. Interest-bearing deposits represented 93% of total deposits at December 31, 2006, compared to 94% at December 31, 2005 and 91% at December 31, 2004. Certificate of deposits comprised 79% of total interest-bearing deposits for December 31, 2006, compared to 74% at December 31, 2005 and 74% at December 31, 2004. The composition of these deposits is indicative of the interest rate-sensitive market in which the Bank operates. We cannot provide any assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area. We attempt to offset potential decreases in our share of local deposits by accepting out of market and brokered deposits. The Bank had $78.5 million of out of market and brokered deposits as of December 31, 2006, compared to $85.2 million and $56.7 million at December 31, 2005 and December 31, 2004, respectively. The decrease in out of market and brokered deposits from December 31, 2005 to December 31, 2006 was mainly due to the Bank not renewing many of its out of market deposits due to the rising costs of these deposits. In the first half of 2005, the cost of brokered deposits had generally been approximately 15 to 25 basis points lower than the costs of deposits of similar maturity in the local market. However, during the last six months of 2005 and the first six months of 2006, we saw the cost of out of market and brokered deposits increase to levels that exceed the cost of local deposits by approximately 15 to 20 basis points. During the last six months of 2006, we have begun to see the cost of out of market and brokered deposits fall to approximately 15 to 20 basis points below the cost of deposits of similar maturity in our local market, and the Bank has begun to use out of market and brokered deposits to provide liquidity in order to fund its loan growth. The costs of out of market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity and ability to support commercial loan demand could be affected adversely.

The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

	Years ended December 31,
	2006 Amount	2005 Amount	2004 Amount
	(in thousands)
Non-interest-bearing demand deposits	$45,744	$42,743	$38,549
Interest-bearing demand deposits	87,034	55,262	40,787
Savings deposits	43,726	67,991	30,807
Time deposits	449,302	356,719	236,224

Total	$625,806	$522,715	$346,367

	Years ended December 31,
	2006 Rate	2005 Rate	2004 Rate
Interest-bearing demand deposits	3.17%	2.39%	1.03%
Savings deposits	2.94%	2.72%	1.79%
Time deposits	4.74%	3.66%	3.05%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2006 are summarized as follows:

(in thousands)
Under 3 months	$31,910
3 to 6 months	42,615
6 to 12 months	65,479
Over 12 months	29,691

$169,695

Commercial Banking Borrowings

At December 31, 2006, the Bank had borrowed $38.0 million in Federal Home Loan Bank advances at maturity terms ranging from six months to ten years and with an average rate of 3.87%. These funds were borrowed for use with the commercial banking business and were secured by a blanket lien on the commercial bank’s 1- 4 family first lien mortgage loans, by a blanket lien on the commercial bank’s commercial real estate loans, investment securities and Federal Home Loan Bank stock. There were $49.0 million of Federal Home Loan Bank advances outstanding for use by the Bank at December 31, 2005.

Financial Condition of Our Mortgage Banking Business

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial and its subsidiary CMC. Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. Carolina purchased all of CMS’s mortgage loans, pipeline mortgage loans, premises and equipment and assumed all leases and liabilities related to the transferred assets. The Company’s consolidated balance sheets at December 31, 2006 and December 31, 2005 include no assets and include liabilities of $2,318,895 and $2,868,825, respectively, related to discontinued operations. These liabilities consist of the allowance for the recourse liability. This reserve remained with the Company after the sale of the wholesale mortgage operation, as did the risk and the liability from the indemnified loans. When the Company sold loans in the course of its wholesale residential mortgage business, the Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. The Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. At December 31, 2006 and December 31, 2005, the Company had approximately $3.6 million and $6.8 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for the recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability at December 31, 2006 and December 31, 2005 for future losses was approximately $2.3 million and $2.9 million, respectively, and is based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. The loans that were indemnified in 2006 and 2005 were primarily closed in 2002 and 2003. The Company’s highest levels of mortgage production in its history were in 2002 and 2003, and therefore we could see an increase in our obligation to make indemnification payments in 2006. If the balance of indemnified loans increases significantly, then the Company could have to make additional provisions to the recourse liability reserve.

At December 31, 2006, we carried $43,000 of mortgage servicing rights on our balance sheet, compared to $57,000 at December 31, 2005 and $1.5 million at December 31, 2004. We held servicing rights with respect to loans with unpaid principal balances totaling $13 million at December 31, 2006, compared to $25 million at December 31, 2005 and $284 million at December 31, 2004. There were no sales of mortgage servicing rights during 2006. During 2005, we sold servicing rights with respect to approximately $190 million of mortgage loans carried on our balance sheet for a gain of approximately $254,000.

Capital and Liquidity

Our capital adequacy is measured by risk-based and leverage capital guidelines. Developed by regulatory authorities to establish capital requirements, the risk-based capital guidelines assign weighted levels of risk to various asset categories. Among other things, these guidelines currently require us to maintain a minimum ratio of 8.0% of total capital to risk-adjusted assets. Under the guidelines, one-half of our required capital must consist of tier 1 capital, which would include such things as our tangible common stockholders’ equity and any qualifying perpetual preferred stock. The leverage guidelines provide for a minimum ratio of tier 1 capital to total assets of 3.0% if we meet certain requirements, including having the highest regulatory rating, and requires us to cushion the ratio by an additional 1.0% to 2.0% otherwise. The guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital also may be required, depending upon the organization’s risk profile. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “tangible tier 1 leverage ratio,” calculated without the inclusion of intangible assets, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or tangible tier 1 leverage ratio that we are required to meet. For additional information regarding our capital position, and the capital regulatory scheme to which we are subject, please refer to that section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 entitled “Business—Supervision and Regulation.”

At December 31, 2006, the Company’s and Bank’s leverage ratio was 8.83% and 8.31%, respectively, compared to 9.08% and 8.38%, respectively, at December 31, 2005. The Company’s and Bank’s leverage ratio was 10.72% and 10.27%, respectively, at December 31, 2004. On May 18, 2006, the Company, through Crescent Capital Trust III, completed an offering and sale of $3.5 million of trust preferred securities. The proceeds from the sale of the trust preferred securities was used during the fourth quarter of

2006 to repay the junior subordinated debentures issued to Crescent Capital Trust I in connection with a previous issuance of trust preferred securities in the fourth quarter of 2001. On September 30, 2005, the Company, through Crescent Capital Trust II, completed an offering and sale of $8.0 million of trust preferred securities, and on the same day the Company contributed approximately $4.2 million of the proceeds to the Bank. The Company subsequently in October 2005 repaid the entire outstanding balance of approximately $3.7 million on its line of credit with The Bankers Bank with the remaining proceeds from the trust preferred securities offering. With the acquisition of Futurus Financial in the second quarter of 2005, $2.0 million in capital was contributed to both the Company and the Bank through the issuance of 74,029 shares of common stock to certain Futurus Financial shareholders. Also, in 2005, CMS distributed $3.0 million in available capital to the Company, and the Company subsequently contributed $1.0 million of these funds to the Bank.

Our total consolidated stockholders’ equity was $61.8 million, or 7.92% of total consolidated assets, at December 31, 2006, compared to $55.2 million, or 7.84% of total consolidated assets, at December 31, 2005 and $50.1 million, or 9.77% of total consolidated assets, at December 31, 2004. The slight increase in the ratio of consolidated stockholders’ equity to total consolidated assets in 2006 was the result of an increase in the Company’s net income, the exercise of 14,618 stock options and the issuance of 14,000 shares of restricted stock during that period. This increase in this ratio caused by the Company’s net income, exercise of stock options and issuance of restricted stock was partially offset by the increase in total consolidated assets, particularly commercial banking loans, which grew approximately $103.6 million, or 17%, in 2006. The decrease in the consolidated stockholders’ equity to total consolidated assets ratio during 2005 was the result of the increase in the Bank’s total consolidated assets, particularly commercial banking loans, which grew approximately $160.3 million, or 37%, in 2005. The growth in commercial banking loans was a result of higher loan demand in our service area, as well as the expansion of the Bank’s operations and the addition of experienced lenders in its current markets and the expansion into new markets through the merger with Futurus Financial. As a result of the merger with Futurus Financial, the Bank acquired approximately $56.0 million in total assets, including a loan portfolio of approximately $51.0 million.

As of December 31, 2006, the Company’s ratio of total consolidated capital to risk-adjusted assets was 10.45%, 9.37% of which consisted of tier 1 capital, and as of December 31, 2005, total consolidated capital to risk-adjusted assets was 10.81%, 9.77% of which consisted of tier 1 capital. As of December 31, 2006, the Bank’s ratio of total capital to risk-adjusted assets was 9.91%, 8.83% of which consisted of tier 1 capital, and as of December 31, 2005, total capital to risk-adjusted assets was 10.05%, 9.00% of which consisted of tier 1 capital. As of December 31, 2004, the Company’s ratio of total capital to risk-adjusted assets was 12.55%, 11.32% of which consisted of tier 1 capital, and the Bank’s ratio of total capital to risk-adjusted assets was 10.05%, 9.00% of which consisted of tier 1 capital. We paid $1,327,523, or $0.515 per share, in dividends to our shareholders during 2006. A quarterly dividend of $0.16 was declared in February 2007 and paid on March 19, 2007. During 2005, we paid $902,135 of dividends, or $.355 per share, compared to $804,840, or $.325 per share, during 2004.

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

Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities held for maturity and securities held for sale. These average liquid assets totaled $65.9 million, $59.0 million and $44.4 million during 2006, 2005 and 2004, representing 11%, 11% and 11% of average deposits for those periods, respectively. Average liquid assets increased by approximately $6.9 million during 2006. This was mainly due to the asset growth of the Bank and the subsequent increase in deposits. Average commercial banking loans increased by approximately $97.2 million during 2006 while average commercial deposits and borrowings increased by approximately $108.1 million during 2006. Average liquid assets as a percentage of average deposits remained constant at 11% in 2006, 2005 and 2004. Average liquid assets increased by approximately $14.6 million during 2005. This was mainly due to the asset growth of the Bank and the subsequent increase in deposits. Average liquid assets as a percentage of average deposits remained constant at 11% in both 2005 and 2004. Average net commercial banking loans were 92%, 93% and 95% of average commercial bank deposits and borrowings during 2006, 2005 and 2004, respectively. Average interest-earning assets were 102%, 102% and 106% of average commercial bank deposits and borrowings during 2006, 2005 and 2004, respectively. Both the ratio of average net commercial banking loans to average commercial banking deposits and borrowings and the ratio of average interest-earnings assets to average commercial banking deposits and borrowings did not change significantly from 2005 to 2006. Both the ratio of average net commercial banking loans to average commercial banking deposits and borrowings and the ratio of average interest-earning assets to average commercial banking deposits and borrowings increased during 2005, which indicates that the Bank’s liquidity was tightening. The increase in percentages was mainly due to the growth in the Bank’s commercial loan production of approximately $112.6 million during 2005. In response to this loan growth, the Bank borrowed an additional $34.0 million in Federal Home Loan Bank advances and accepted an additional $37.8 million in out-of-market deposits during 2005.

The following table shows operating and capital ratios for each of the last three years:

	Year ended December 31,
	2006	2005	2004
Percentage of net income (loss) to:
Average stockholders’ equity	12.46%	7.70%	(1.56)%
Average total assets	0.98%	0.64%	(0.19)%
Percentage of average stockholders’ equity to average total assets	7.83%	8.33%	11.85%
Percentage of dividends paid to net income (loss)	18.15%	22.00%	N/M

N/M – Not meaningful due to net loss for the year.

The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. The Bank maintains federal funds lines of credit totaling $39.5 million and maintains a line of credit up to approximately $43.4 million at the Federal Home Loan Bank. At December 31, 2006 we had $38.0 million in Federal Home Loan Bank advances outstanding and no amounts outstanding on our federal funds lines of credit. For 2006, the average balance in Federal Home Loan Bank advances was approximately $44.5 million. All of the $38.0 million in advances outstanding are secured by a lien on the Bank’s 1 – 4 family first lien mortgage loans, a lien on commercial real estate loans, its investment securities and Federal Home Loan Bank stock. The Bank currently holds approximately $13 million in unpledged investment securities that can be used to borrow an additional $13 million in Federal Home Loan Bank advances as of December 31, 2006. We presently believe that the Bank’s liquidity is under pressure due to the volume of commercial bank loan production and the competitive pricing for deposits in the Bank’s market area. In the past, the Bank has used out-of market and brokered deposits to provide liquidity in order to fund loan growth because out-of market and brokered deposits were usually approximately 10 to 15 basis points lower than the cost of deposits of similar maturity in the local market. However, in the last half of 2005 through the first half of 2006, we saw the cost of out of market and brokered deposits increase to levels equal to or even exceeding that in our local market. The Bank had $72.8 million of out of market and brokered deposits as of December 31, 2006, compared to $85.2 million and $56.7 million, respectively, at December 31, 2005 and December 31, 2004. The decrease in out of market and brokered deposits from December 31, 2005 to December 31, 2006 was mainly due to the Bank not renewing many of its out of market deposits due to the rising cost of these deposits. However, during the third and fourth quarters of 2006, we have begun to see the cost of out of market and brokered deposits fall to approximately 15 to 20 basis points below the cost of deposits of similar maturity in our local market, and the Bank has begun to use out of market and brokered deposits to provide liquidity in order to fund its loan growth. The costs of out of market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity and ability to support commercial loan demand could be affected adversely. The Bank may have to increase its deposit rates in the future in its local markets, as it did during 2005 and 2006, if the Bank’s liquidity position remains under pressure. In 2006, the Bank had to run several deposit promotions, including a high yield checking account and several certificate of deposit specials, due to the strong competition in its market area for local deposits and the high level of loan growth. Certificates of deposit within the Bank’s market area have increased approximately $88.2 million and the high yield checking accounts have increased approximately $6.3 million since December 31, 2005. The cost of funds of interest-bearing deposits increased from 4.13% in the second quarter of 2006 to 4.83% in the fourth quarter of 2006. An increase in deposit rates could affect our net interest margin and net income in the future.

Contractual Obligations and Commercial Commitments

Contractual Obligations

The following table presents our contractual obligations at December 31, 2006. The table does not include obligations which will be settled in cash, primarily in less than one year, such as deposits, federal funds purchased, securities sold under repurchase agreements and short term borrowings, which are included in our consolidated balance sheet at December 31, 2006. Additional information concerning contractual cash obligations is provided in Note 16 of the “Notes to Consolidated Financial Statements” included with this Annual Report to Shareholders.

	Payments Due by Period
	Total	Under 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Borrowings	$49,857	$14,000	$8,000	$3,000	$24,857
Operating Leases (1) (2)	1,267	375	477	291	124
Purchase Obligations (3)	767	522	118	60	67
Employment Compensation Obligations (4)	1,732	—	—	—	1,732

Total contractual cash obligations	$53,623	$14,897	$8,595	$3,351	$26,780

(1)	Represents minimum annual rental commitments exclusive of taxes and other charges.
(2)	Certain operating leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.
(3)	Purchase obligations primarily relate to the contract to build our new branch office in Woodstock, Georgia. These obligations also relate to services provided for information technology and other outsourcing of operating activities. Amounts presented in the table reflect minimum legally enforceable contractual obligations of $20,000 or greater as of December 31, 2006. The minimum obligation for any notification period is presented in the table.
(4)	This obligation relates to amounts under post retirement benefit plans, which are more fully described in Note 10 of the “Notes to Consolidated Financial Statements” included with this Annual Report to Shareholders.

Commercial Commitments

The following table presents our other commercial commitments at December 31, 2006. These commitments are not included in our consolidated balance sheet.

	Amount of Commitment Expiration Per Period
	Total	Under 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Commitments to Extend Credit (1)	$123,275	$99,169	$21,259	$200	$2,647
Letters of Credit (2)	2,453	2,351	97	5	—

Total Commercial Commitments	$125,728	$101,520	$21,356	$205	$2,647

(1)	Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements, in that commitments often expire without being drawn upon.
(2)	Letters of credit and financial guarantees are agreements whereby we guarantee the performance of a customer to a third party. Collateral may be required to support letters of credit in accordance with management’s evaluation.

Off-Balance Sheet Arrangements

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. At December 31, 2006 and 2005, the Company was a party to interest rate swap contracts under which it pays a fixed rate and receives a variable rate. The notional amount of the interest rate swaps was approximately $9,604,000 with a fair value of approximately $(391,000) at December 31, 2006 and approximately $2,376,000 with a fair value of approximately $56,000 at December 31, 2005. The Company also has an embedded derivative in each of the loan agreements that would require the borrower to pay or receive from the Bank an amount equal to and offsetting the value of the interest rate swaps. These derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations as of and for the twelve months ended December 31, 2006 and 2005. If a counterparty fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates.

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

The following table shows our rate sensitive position at December 31, 2006. Approximately 75% of earning assets and 83% of funding for these earning assets is scheduled to reprice at least once during the next twelve months. The total excess of interest-bearing liabilities over interest-bearing assets, based on a one-year cumulative time period, was $6.6 million, or 0.8% of total assets. At June 30, 2006, for the one-year cumulative period, the Bank had excess interest-bearing assets over interest-bearing liabilities of approximately $79.5 million, or 10.5% of total assets. During the third quarter of 2006, the Bank has run several short-term certificate of deposit specials that changed our rate sensitivity position in the one year cumulative period from an asset sensitive position to a liability sensitive position. The Bank used shorter term funding during the third quarter of 2006 in anticipation of a possible decrease in interest rates during the first half of 2007.

Interest Rate Sensitivity Gaps

As of December 31, 2006

	Amounts Repricing In
	0-90 Days	91-365 Days	1-5 Years	Over 5 Years	Total
	(thousands of dollars)
Interest-earning assets
Commercial banking loans	$452,605	$75,150	$153,547	$15,986	$697,288
Investment securities	1,417	2,235	6,914	8,656	19,222
Mortgage loans held for sale	396	—	—	—	396
Federal funds sold	11,968	—	—	—	11,968
Interest-bearing deposits in other banks	1,028	—	—	—	1,028

Total interest-earning assets	$467,414	$77,385	$160,461	$24,642	$729,902

Interest-bearing liabilities
Interest-bearing demand deposits	$129,925	—	—	—	$129,925
Time deposits	81,113	326,357	75,419	—	482,889
Other borrowings	3,000	11,000	24,000	11,857	49,857

Total interest-bearing liabilities	$214,038	$337,357	$99,419	$11,857	$662,671

Interest sensitivity gap	$253,376	$(259,972)	$61,042	$12,785	$67,231
Interest sensitivity gap – cumulative	$253,376	$(6,596)	$54,446	$67,231	$67,231

We continually try to manage our interest rate sensitivity gap. Attempting to reduce the gap is a constant challenge in a changing interest rate environment and one of the objectives of our asset/liability management strategy. We were in an asset-sensitive position on a cumulative basis for each time period represented on the table above except for the one year time frame. An asset sensitive position means that during each period, if interest rates increase, then the net interest margin will increase, and if interest rates decline, then the net interest margin will decline. A liability sensitive position means that during each period, if interest rates increase, then the net interest margin will decrease, and if interest rates decline, the net interest margin will increase. At December 31, 2006, we were within our policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80-140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity.

We use additional tools to monitor and manage interest rate sensitivity. One of our tools is the shock test. The shock test projects the effect of an interest rate increase and decrease of 100 and 200 basis points on our rate sensitive assets and liabilities, mortgage servicing rights and mortgage production.

The Bank also uses financial derivative instruments for management of its interest rate sensitivity. The Board of Directors approves the use of interest rate swaps in balance sheet hedging activities and to help meet the need of the Bank’s customers. Interest rate swaps are contractual agreements typically entered into to exchange fixed for variable streams of interest payments. The notional principal is not exchanged but is used as a reference for the size of the interest payments. The Company is subject to the risk that a counterparty will fail to perform; however, management believes that this risk associated with using derivative financial instruments to mitigate interest rate risk sensitivity is minimal and should not have any material unintended impact on the financial condition or results of operations.

Effects of Inflation

Inflation generally increases the cost of funds and operating overhead, and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, low inflation or deflation generally have resulted in decreased interest rates while high inflation generally has resulted in increased interest rates. The economy experienced deflation in 2001 and the Federal Reserve reduced interest rates on eleven occasions for a total of 475 basis points in 2001. Inflation remained low in 2002 and 2003, which reflected that interest rates remained fairly steady in 2002 and 2003, only dropping 50 basis points in 2002 and 25 basis points in 2003. During 2004, inflation slowly started to increase with the improvement in the economy and the Federal Reserve increased interest rates by 125 basis points. During 2005, the Federal Reserve raised these rates by a total of 200 basis points and raised these rates by an additional 125 basis points in the first six months of 2006. The Federal Reserve did not raise rates during the third and fourth quarters of 2006, but indicated that further changes in rates would be determined by market information.

In addition, inflation results in an increased cost of goods and services purchased, cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect the liquidity and earnings of our commercial banking and mortgage banking businesses, and our stockholders’ equity. The value of mortgage servicing rights is also affected by changes in, and expectations of changes in, interest rates and prepayment rates on mortgage loans. Generally, if interest rates increase, the value of mortgage servicing rights increases, and if prepayment rates increase, the value of mortgage servicing rights decreases.

MARKET INFORMATION AND DIVIDENDS

Market Information

The following table sets forth the high and low sales price of the Company’s Common Stock on the Nasdaq Capital Market for the indicated periods. On March 14, 2007, the price of the Company’s Common Stock, as quoted on the Nasdaq Capital Market, was $45.74.

Period	Sales Price per share of the Company’s Common Stock
	High	Low
2006
Fourth Quarter	$50.40	$45.00
Third Quarter	$45.48	$39.55
Second Quarter	$42.46	$39.78
First Quarter	$40.80	$35.76
2005
Fourth Quarter	$36.45	$33.13
Third Quarter	$36.59	$31.10
Second Quarter	$30.69	$26.20
First Quarter	$27.65	$25.26

Stock Performance Graph

The following line-graph compares the cumulative total return on the Company’s common stock from December 31, 2001 to December 31, 2006, with that of the Nasdaq Composite and the Nasdaq Bank Stock index (an average of all bank and thrift institutions whose stock is traded on the Nasdaq Stock Market). Cumulative total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.

	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
NASDAQ Composite	100.00	68.47	102.72	111.54	113.07	123.84
NASDAQ Bank Index	100.00	104.52	135.80	150.73	144.20	160.07
Crescent	100.00	96.92	237.61	200.26	273.58	362.68

Dividends

The primary source of income to pay dividends on the Company’s common stock is dividends it receives from the Bank. Cash dividends on the Bank’s common stock may only be declared and paid out of its retained earnings, and dividends may not be declared at any time at which the Bank’s paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. In addition, the Georgia Department’s current rules and regulations require prior approval before cash dividends may be declared and paid if: (i) the Bank’s ratio of tier 1 capital to adjusted total assets is less than 8%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of the Bank’s net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of the Bank’s loans classified as adverse as to repayment or recovery by the Georgia Department at the most recent regulatory examination of the Bank exceeds 80% of the Bank’s tier 1 capital plus the allowance for loan losses as reflected at such examination.

The following table sets forth, for the Company’s last two fiscal years, the dividends per share declared and paid by the Company.

Period	Dividend Per Share
2006
Fourth Quarter	$.1600
Third Quarter	$.1400
Second Quarter	$.1200
First Quarter	$.0950

2005
Fourth Quarter	$.0950
Third Quarter	$.0900
Second Quarter	$.0850
First Quarter	$.0850

On February 15, 2007, the Company declared a quarterly dividend of $0.16 per share, which was paid on March 19, 2007 to shareholders of record on March 5, 2007, its forty-second consecutive quarterly dividend. Future dividends on the Company’s common stock will depend upon the earnings, financial condition and capital adequacy of the Company and its subsidiaries, and their need for funds, and other relevant factors, including applicable restrictions and governmental policies and regulations. The ability of the Company to pay dividends is subject to statutory restrictions on cash dividends applicable to Georgia business corporations, in particular the requirements that, after giving effect to the dividends, the corporation be able to pay its debts as they become due in the usual course of business and that the corporation’s assets not be less than the sum of its total liabilities. The Company does not expect to have any substantial sources of income other than dividends it may receive from the Bank.

Crescent Banking Company and Subsidiaries

CONSOLIDATED FINANCIAL REPORT

December 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND STOCKHOLDERS

CRESCENT BANKING COMPANY

We have audited the accompanying consolidated balance sheets of Crescent Banking Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

March 27, 2007

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

	2006	2005
Assets
Cash and due from banks	$7,581,450	$12,793,467
Federal funds sold	11,968,000	40,030,000
Interest-bearing deposits in banks	1,027,770	146,623
Investment securities available-for-sale	17,494,279	14,765,618
Investment securities held-to-maturity, at cost (fair value approximates $1,720,116 in 2006 and $2,049,030 in 2005)	1,728,241	2,068,066
Restricted equity securities	3,365,775	3,473,975
Mortgage loans held for sale	545,769	1,511,535
Loans	697,288,060	593,703,740
Less allowance for loan losses	(8,023,565)	(6,711,974)

Loans, net	689,264,495	586,991,766
Mortgage servicing rights	42,914	56,832
Accounts receivable-brokers and escrow agents	284,978	334,372
Premises and equipment, net	21,140,757	17,177,662
Other real estate owned	247,830	600,135
Cash surrender value of life insurance	8,242,326	7,964,640
Deposit intangibles	430,532	556,283
Goodwill	3,442,714	3,442,714
Deferred tax asset	5,378,485	5,027,783
Other assets	7,484,576	7,160,557

Total assets	$779,670,891	$704,102,028

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$46,040,938	$37,367,247
Interest-bearing	612,814,424	543,131,531

Total deposits	658,855,362	580,498,778
Short-term borrowings	14,000,000	16,000,000
Long-term borrowings	35,857,000	44,853,000
Accrued interest and other liabilities	6,861,769	4,701,592
Liabilities related to discontinued operations	2,318,896	2,868,825

Total liabilities	717,893,027	648,922,195

Stockholders’ equity
Preferred stock, par value $1; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $1; 10,000,000 shares authorized; 2,609,073 and 2,580,455 shares issued respectively	2,609,073	2,580,455
Capital surplus	19,543,642	19,026,514
Retained earnings	40,094,762	34,107,980
Treasury stock, 16,668 shares	(296,091)	(296,091)
Accumulated other comprehensive loss	(173,522)	(239,025)

Total stockholders’ equity	61,777,864	55,179,833

Total liabilities and stockholders’ equity	$779,670,891	$704,102,028

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Interest income
Loans including fees	$52,059,530	$36,773,617	$20,763,604
Mortgage loans held for sale	17,763	24,360	57,071
Taxable securities	1,117,480	830,537	854,511
Deposits in banks	42,237	65,671	37,197
Federal funds sold	1,774,840	841,527	218,535

Total interest income	55,011,850	38,535,712	21,930,918

Interest expense
Deposits	25,321,084	16,221,604	8,170,922
Short-term borrowings	481,142	471,096	145,685
Long-term borrowings	2,332,099	1,500,217	723,214

Total interest expense	28,134,325	18,192,917	9,039,821

Net interest income	26,877,525	20,342,795	12,891,097
Provision for loan losses	2,083,000	2,224,000	3,192,000

Net interest income after provision for loan losses	24,794,525	18,118,795	9,699,097

Other income
Service charges on deposit accounts	1,014,739	926,812	957,354
Mortgage loan servicing fees	62,802	630,961	1,714,083
Gains on sales and calls of investment securities	726,913	324,875	103,148
Gains on sales of SBA loans	469,013	892,337	527,418
Other operating income	2,095,051	1,863,021	1,856,447

Total other income	4,368,518	4,638,006	5,158,450

Other expenses
Salaries and employee benefits	9,829,085	8,142,632	5,287,253
Occupancy and equipment expenses	2,812,366	2,575,715	1,787,965
Other operating expenses	5,069,310	5,411,385	5,738,592

Total other expenses	17,710,761	16,129,731	12,813,810

Income from continuing operations before income taxes	11,452,282	6,627,070	2,043,737
Income tax expense	4,137,977	2,525,921	586,328

Income from continuing operations	7,314,305	4,101,149	1,457,409
Loss from discontinued operations of mortgage subsidiary, net of income tax benefit of $ 1,364,651	—	—	(2,268,641)

Net income (loss)	$7,314,305	$4,101,149	$(811,232)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$2.84	$1.62	$(0.33)

Diluted earnings (loss) per share	$2.74	$1.59	$(0.33)

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic earnings per share	$2.84	$1.62	$0.59

Diluted earnings per share	$2.74	$1.59	$0.58

LOSS PER SHARE FROM DISCONTINUED OPERATIONS
Basic loss per share	$—	$—	$(0.92)

Diluted loss per share	$—	$—	$(0.92)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Net income (loss)	$7,314,305	$4,101,149	$(811,232)

Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale:
Unrealized holding gains (losses) arising during period, net of tax of $43,669, $(171,043) and $(25,865), respectively	65,503	(227,332)	(38,798)

Other comprehensive income (loss)	65,503	(227,332)	(38,798)

Comprehensive income (loss)	$7,379,808	$3,873,817	$(850,030)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Common Stock		Capital Surplus	Retained Earnings	Total Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity

	Shares	Par Value			Shares	Cost
Balance, December 31, 2003	2,466,285	$2,466,285	$16,727,731	$32,525,038	6,668	$(36,091)	$27,105	$51,710,068
Net loss	—	—	—	(811,232)	—	—	—	(811,232)
Cash dividends declared, $.325 per share	—	—	—	(804,840)	—	—	—	(804,840)
Exercise of stock options	33,450	33,450	301,921	—	—	—	—	335,371
Purchase of treasury stock	—	—	—	—	10,000	(260,000)	—	(260,000)
Other comprehensive loss	—	—	—	—	—	—	(38,798)	(38,798)

Balance, December 31, 2004	2,499,735	2,499,735	17,029,652	30,908,966	16,668	(296,091)	(11,693)	50,130,569
Net income	—	—	—	4,101,149	—	—	—	4,101,149
Cash dividends declared, $.355 per share	—	—	—	(902,135)	—	—	—	(902,135)
Exercise of stock options	6,691	6,691	79,561	—	—	—	—	86,252
Issuance of common stock in acquisition	74,029	74,029	1,917,301	—	—	—	—	1,991,330
Other comprehensive loss	—	—	—	—	—	—	(227,332)	(227,332)

Balance, December 31, 2005	2,580,455	2,580,455	19,026,514	34,107,980	16,668	(296,091)	(239,025)	55,179,833
Net income	—	—	—	7,314,305	—	—	—	7,314,305
Cash dividends declared, $.515 per share	—	—	—	(1,327,523)	—	—	—	(1,327,523)
Exercise of stock options	14,618	14,618	356,390	—	—	—	—	371,008
Issuance of common stock – Restricted Shares	14,000	14,000	(14,000)	—	—	—	—	—
Stock based compensation expense	—	—	174,738	—	—	—	—	174,738
Other comprehensive income	—	—	—	—	—	—	65,503	65,503

Balance, December 31, 2006	2,609,073	$2,609,073	$19,543,642	$40,094,762	16,668	$(296,091)	$(173,522)	$61,777,864

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$7,314,305	$4,101,149	$(811,232)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from of discontinued operations	—	—	2,268,641
Accretion (amortization) on securities	20,734	35,468	(161,594)
Net gain on sales and calls of investment security	(726,913)	(324,875)	(103,148)
Depreciation	1,251,121	1,064,011	777,419
Amortization of deposit intangibles	125,751	112,845	74,127
Provision for loan losses	2,083,000	2,224,000	3,192,000
(Gain) loss on sale of other real estate owned	49,712	152,786	(15,589)
Loss on disposal of premises and equipment	48,178	30,163	28,598
Income on life insurance policies	(277,686)	(266,101)	(229,307)
Deferred tax benefit	(394,593)	(119,795)	(2,426,463)
Proceeds from sales of mortgage loans held for sale	49,455,726	59,618,118	44,034,250
Originations of mortgage loans held for sale	(48,489,960)	(59,126,695)	(43,908,719)
Amortization of mortgage servicing rights	13,918	249,477	594,335
Gains on sales of mortgage servicing rights	—	(253,510)	(642,926)
Stock based compensation expense	174,738	—	—
Proceeds from sales of mortgage servicing rights	—	1,452,729	2,050,770
Decrease in accounts receivable—brokers and escrow agents	49,394	114,057	3,169,209
Increase in interest receivable	(1,031,731)	(1,605,620)	(526,050)
Increase in interest payable	1,593,644	589,912	266,099
Net cash used in discontinued operations	(549,929)	(858,811)	(6,458,183)
Net change in other assets, liabilities and other operating activities	887,051	(41,711)	3,352,760

Net cash provided by operating activities	11,596,460	7,147,597	4,524,997

INVESTING ACTIVITIES
Purchase of securities available-for-sale	(4,706,828)	(3,058,801)	(10,449,739)
Proceeds from maturities/call of securities available-for-sale	2,067,680	3,043,823	6,481,730
Proceeds from sales of securities available-for-sale	—	—	6,677,499
Proceeds from sales of other investments	1,146,073	—	—
Purchase of securities held-to-maturity	(86,250)	—	(641,991)
Proceeds from maturities/call of securities held-to-maturity	425,000	914,675	1,947,023
Proceeds from maturities of other securities	315,000	162,800	325,200
Purchase of other securities	(206,800)	(872,200)	(1,635,800)
Net cash paid in acquisition	—	(6,516,163)	—
Net (increase) decrease in federal funds sold	28,062,000	(26,624,989)	31,000
Net (increase) decrease in interest-bearing deposits in banks	(881,147)	8,845,173	(8,951,509)
Net increase in loans	(105,711,808)	(113,256,337)	(161,415,935)
Proceeds from sale of other real estate owned	1,626,928	2,917,947	4,603,251
Sale of premises and equipment	57,357	2,327	—
Purchase of premises and equipment	(5,319,751)	(4,902,379)	(4,135,649)
Purchase of life insurance policies	—	—	(490,000)
Net cash provided by discontinued operations	—	—	108,128

Net cash used in investing activities	(83,212,546)	(139,344,124)	(167,546,792)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
FINANCING ACTIVITIES
Net increase in deposits	$78,356,584	$119,564,983	$125,496,364
Net increase (decrease) in other borrowings	(10,996,000)	14,568,000	33,645,000
Dividends paid	(1,327,523)	(902,135)	(804,840)
Excess tax benefits from share-based payment arrangements	133,352	—	—
Purchase of treasury stock	—	—	(260,000)
Proceeds from exercise of stock options	237,656	86,252	335,371
Net cash used by discontinued operations	—	—	(567,891)

Net cash provided by financing activities	66,404,069	133,317,100	157,844,004

Net increase (decrease) in cash and due from banks	(5,212,017)	1,120,573	(5,177,791)
Cash and due from banks at beginning of year	12,793,467	11,672,894	16,850,685

Cash and due from banks at end of year	$7,581,450	$12,793,467	$11,672,894

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$26,540,681	$17,541,718	$8,940,996
Income taxes	$4,199,000	$2,921,605	$1,457,456
Principal balances of loans transferred to other real estate owned	$1,356,078	$1,667,949	$2,501,132
Unrealized gain (loss) on securities available for sale, net	$65,503	$(227,332)	$(38,798)
Fair value of assets acquired	$—	$61,435,402	$—
Fair value of liabilities assumed	$—	$51,279,848	$—

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Crescent Banking Company (the “Company”) provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the “Bank”) in Jasper, Pickens County, Georgia and the surrounding areas. Through its subsidiaries Crescent Capital Trust II and Crescent Capital Trust III, the Company issued trust-preferred securities that are included in long-term borrowings. For periods ended December 31, 2005 and December 31, 2004, the Company, through its subsidiary Crescent Capital Trust I, issued trust-preferred securities that were included in long-term borrowings for those periods. Because the trust-preferred securities issued through Crescent Capital Trust I were redeemed in full on December 29, 2006, these trust-preferred securities are not included in long-term borrowings for the period ended December 31, 2006.

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

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of derivative instruments, the valuation of foreclosed real estate, and the determination of the allowance for recourse obligations.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, accounts receivable-brokers and escrow agents, deposits, and other borrowings are reported net.

The Bank was not required to maintain any reserve balances in cash or on deposit with the Federal Reserve Bank based upon its deposit mix at December 31, 2006.

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

Mortgage Servicing Rights

Mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of mortgage servicing rights represent the difference between the sales proceeds and the related capitalized mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying mortgage servicing rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that the fair value is less than the amortized cost. At December 31, 2006 and 2005, no valuation allowances were required for the Company’s mortgage servicing rights.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards

In December 2004, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 123(R) (revised 2004), “Share-Based Payment.” This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123(R) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes grant date fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee stock ownership plans. The Company adopted SFAS No. 123(R) effective January 1, 2006, resulting in additional compensation expense of $168,170 for the year ended December 31, 2006.

In March 2005, the SEC released Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment”. SAB No. 107 expresses views of the SEC staff regarding the application of SFAS No. 123(R). Among other things, SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s view regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 has been considered by the Company in its adoption of SFAS No. 123(R).

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. This statement replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principles or error corrections, unless it is impractical to determine the period-specific effects or when a pronouncement includes specific transition provisions. This statement is effective for accounting changes and corrections of error made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 (revised 2004) did not have a material impact on the Company’s financial condition or results of operations of the Company.

In November 2005 The FASB issued FASB Staff Position No. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (the “FSP”). This FSP addresses the determination of when an investment is considered impaired; whether the impairment is other than temporary; and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance in EITF Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations SFAS No. 115 and SEC Staff Accounting Bulletin 59. Under the FSP, impairment losses must be recognized in earnings equal to the entire difference between the security’s cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP was effective for reporting periods beginning after December 15, 2005. The application of the FSP did not have a material impact on the Company’s financial condition or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB statements No. 133 and 140.” This statement permits fair value remeasurement of certain hybrid financial instruments, clarifies the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” regarding interest-only and principal-only strips, and provides further guidance on certain issues regarding beneficial interests in securitized financial assets, concentrations of credit risk and qualifying special purpose entities. SFAS No. 155 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The application of SFAS No. 155 is not expected to have an impact on the Company’s financial condition or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” This statement requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset, and that the servicing assets and servicing liabilities be initially measured at fair value. The statement also permits an entity to choose a subsequent measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

beginning of the first fiscal year that begins after September 15, 2006. The application of SFAS No. 156 is not expected to have an impact on the Company’s financial condition or results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FASB Interpretation No. 48 is effective for fiscal years beginning after December 31, 2006. The Company is currently in the process of evaluating the impact of the implementation of FASB Interpretation No. 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which provides for enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is applicable under other accounting pronouncements that either require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet evaluated the impact of the implementation of SFAS No. 157.

In September 2006, the FASB ratified EITF Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF Issue 06-4 addresses accounting for split-dollar life insurance arrangements after the employer purchases a life insurance policy on the covered employee. This Issue states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under Issue EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. Issue EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company has not yet evaluated the impact of the implementation of EITF Issue 06-4.

In September 2006, the FASB ratified EITF Issue 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin (“FTB”) No. 85-4, Accounting for Purchases of Life Insurance.” This Issue addresses how an entity should determine the amount that could be realized under the insurance contract at the balance sheet date in applying FTB 85-4 and if the determination should be on an individual or group policy basis. EITF Issue 06-5 is effective for fiscal years beginning after December 15, 2006. The adoption of EITF Issue 06-5 is not expected to have a material effect on the Company’s financial statements.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides interpretive guidance on how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in the current year financial statements. SAB 108 requires registrants to quantify misstatements using both an income statement and balance sheet approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. If prior years are not restated, the cumulative effect adjustment is recorded in opening accumulated earnings as of the beginning of the fiscal year of adoption. SAB 108 is effective for fiscal years ending on or after November 15, 2006. The application of SAB 108 did not have a material impact on the Company’s financial condition or results of operations.

In September 2006 the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” — An Amendment of FASB Statements No. 87, 88, 106, and 132R requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 15, 2008. The adoption of SFAS 158 did not have a material impact on the Company’s financial condition or results of operations.

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

Stock Based Compensation Plans

Effective January 1, 2006, the Company implemented SFAS No. 123R using the modified prospective transition method. According to SFAS No. 123R, the total cost of the Company’s share based awards is equal to the grant date fair value and recognized as expense on a straight line basis over the service periods of the awards. For the year ended December 31, 2006 stock option expense of $168,170 was recorded in the income statement in income before taxes. The net income impact was approximately $131,230. As of December 31, 2006, the Company had $814,659 of unrecognized stock based compensation expense not yet recognized which will be recognized over the next 3 years.

As allowed under SFAS No. 123, the Company applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans prior to December 2005. Accordingly, compensation cost was measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant. The effect (increase/(decrease)) of the adoption of SFAS 123R on the Company’s net income, cash flow and earnings per share for the year ended December 31, 2006 is as follows:

Income before income tax expense	$(168,170)
Net Income	$(131,230)

Cash flow from operating activities	$36,940
Cash flow from financing activities	$133,352

Basic earnings per share	$(0.05)
Diluted earnings per share	$(0.05)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2005	2004
Net income (loss), as reported	$4,101,149	$(811,232)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(488,200)	(73,668)

Pro forma net income (loss)	$3,612,949	$(884,900)

Earnings (loss) per share:
Basic – as reported	$1.62	$(0.33)
Basic – pro forma	$1.43	$(0.36)
Diluted – as reported	$1.59	$(0.33)
Diluted – pro forma	$1.40	$(0.36)

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options. The Company has issued restricted stock to certain officers and these shares are included in basic earnings per share upon vesting.

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

NOTE 2. DISCONTINUED OPERATIONS

On November 4, 2003, the Company entered into a definitive agreement with Carolina Financial Corporation (“Carolina Financial”) to sell the wholesale residential mortgage business conducted by its subsidiary, CMS. On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business to Carolina Financial and its subsidiary Crescent Mortgage Corporation (“CMC”). Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. Under the definitive agreement, Carolina Financial purchased all of CMS’s mortgage loans, pipeline mortgage loans and premises and equipment and assumed all leases and liabilities related to the transferred assets. The assets were sold at their carrying value. The Company was to be paid 100% of the pre-tax income of the divested mortgage business during the first 60 days following closing as well as 30% of the pre-tax income of the divested mortgage business for the nine months following the first 60-day period. The Company received no payments from Carolina Financial for either period due to the losses experienced by Carolina Financial’s mortgage subsidiary. The Company retained the mortgage servicing portfolio, which was approximately $13 million at December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. DISCONTINUED OPERATIONS (Continued)

Summarized information for the discontinued operations of the mortgage subsidiary is as follows:

	2006	2005	2004
Revenues	$—	$—	$438,903
Expenses	—	—	4,072,195

Pretax income (loss) from discontinued operationsof mortgage subsidiary	$—	$—	$(3,633,292)

The consolidated balance sheets at December 31, 2006 and 2005 include no assets and include liabilities of $2,318,895 and $2,868,825, respectively, related to discontinued operations. The liabilities included in the consolidated balance sheets related to discontinued operations are the allowance for the recourse liability. When the Company operated its wholesale residential mortgage business, mortgage loans held for sale were carried at the lower of aggregate cost or market price, and therefore no reserve for mortgage loans held for sale was carried. When a loan was sold, the Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. Purchasers of loans typically conducted their own review of the loans, and the Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. The Company relied on the underwriting department to ensure compliance with individual investor standards prior to the sale of loans along with reliance on the quality control department to randomly test loans that had been sold. At December 31, 2006 and 2005, the Company had approximately $3.6 million and $6.8 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for the recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability at December 31, 2006 and 2005 for future losses was $2.3 million and $2.9 million, respectively, and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing.

Changes in the allowance for recourse obligation are as follows:

	2006	2005
Balance at beginning of year	$2,868,825	$3,727,635
Refund from mortgage insurance company	—	35,000
Losses indemnified	(549,929)	(893,810)

Balance at end of year	$2,318,896	$2,868,825

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES

The carrying value and fair value of investment securities summarized as follows:

Securities Available-for-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
December 31, 2006
U. S. Government agencies	$7,980,025	$—	$(117,994)	$7,862,031
Mortgage-backed securities	9,803,456	21,951	(193,159)	9,632,248

	$17,783,481	$21,951	$(311,153)	$17,494,279

December 31, 2005
U. S. Government agencies	$7,466,601	$—	$(150,355)	$7,316,246
Mortgage-backed securities	7,697,392	2,202	(250,222)	7,449,372

	$15,163,993	$2,202	$(400,577)	$14,765,618

Securities Held-to-Maturity

December 31, 2006
U. S. Government agencies	$1,000,000	$—	$(8,125)	$991,875
State and municipal securities	728,241	—	—	728,241

	$1,728,241	$—	$(8,125)	$1,720,116

December 31, 2005
U. S. Government agencies	$1,426,075	$652	$(19,688)	$1,407,039
State and municipal securities	641,991	—	—	641,991

	$2,068,066	$652	$(19,688)	$2,049,030

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

The amortized cost and estimated fair value of debt securities at December 31, 2006, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity, primarily mortgage-backed securities, are shown separately.

	December 31, 2006
	Amortized Cost	Estimated Fair Value

Due in one year or less	$1,999,237	$1,985,625
Due after one year through five years	2,983,837	2,943,125
Due after five years through ten years	998,882	996,250
Due after ten years	3,726,310	3,657,147
Mortgage-backed securities	9,803,456	9,632,248

	$19,511,722	$19,214,395

Securities with an approximate carrying value of $13,537,611 and $14,252,795 at December 31, 2006 and 2005, respectively, were pledged to secure public funds as required by law, and for other purposes.

The fair value of securities with unrealized losses at December 31, 2006 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$996,250	$(2,632)	$7,857,656	$(123,487)
Mortgage backed securities	1,692,923	(16,667)	6,087,206	(176,492)

Total	$2,689,173	$(19,299)	$13,944,862	$(299,979)

The fair value of securities with unrealized losses at December 31, 2005 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses

U. S. Government agencies	$3,427,589	$(45,222)	$4,868,970	$(124,821)
Mortgage backed securities	2,421,907	(71,307)	4,957,171	(178,915)

Total	$5,849,496	$(116,529)	$9,826,141	$(303,736)

Management of the Company believes all unrealized losses as of December 31, 2006 and 2005 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. Also, total impairment represents less than 2% of amortized cost. In addition, all of the securities are backed by the U.S. Government or one of its agencies/quasi-agencies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS

The composition of loans is summarized as follows:

		December 31,
		2006	2005
Commercial		$32,632,954	$29,515,408
Real estate – construction and land development		348,429,157	273,198,919
Real estate – mortgage		295,567,773	269,879,827
Consumer installment and other		20,658,176	21,109,586

		697,288,060	593,703,740
Allowance for loan losses		(8,023,565)	(6,711,974)

Loans, net		$689,264,495	$586,991,766

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2006	2005	2004
Balance, beginning of year	$6,711,974	$5,828,027	$3,243,177
Provision for loan losses	2,083,000	2,224,000	3,192,000
Loans charged off	(1,029,385)	(2,238,104)	(956,106)
Recoveries of loans previously charged off	257,976	37,345	348,956
Allowance for loan loss acquired	—	860,706	—

Balance, end of year	$8,023,565	$6,711,974	$5,828,027

The investment in impaired loans, consisting totally of nonaccrual loans, was $3,977,439 and $2,847,645 at December 31, 2006 and 2005, respectively. Total allowances of approximately $1,236,000 and $513,000 have been established for impaired loans outstanding as of December 31, 2006 and 2005, respectively. The average recorded investment in impaired loans for 2006, 2005 and 2004 was $2,996,904, $3,381,473, and $1,618,504, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2006, 2005 and 2004. Loans past due ninety days or more and still accruing interest amounted to $28,921 and $159,772 at December 31, 2006 and 2005, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2006 are as follows:

Balance, beginning of year	$7,765,616
Advances	9,790,079
Repayments	(2,707,744)
Change in directors and executive officers	—

Balance, end of year	$14,847,951

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2006	2005
Land	$7,766,048	$6,727,094
Buildings and improvements	11,334,366	7,883,384
Equipment	7,337,036	6,344,369
Construction and equipment installation in progress	1,248,596	1,590,384

	27,686,046	22,545,231
Accumulated depreciation	(6,545,289)	(5,367,569)

Premises and equipment, net	$21,140,757	$17,177,662

Leases:

The Bank leases certain of its branch facilities and property under various noncancelable operating leases. The initial terms range from one to twelve years.

Rental expense from operating leases amounted to $424,111, $405,996, and $175,539 for the years ended December 31, 2006, 2005 and 2004, respectively.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2007	$375,196
2008	330,382
2009	146,268
2010	143,889
2011	146,767
Thereafter	124,338

$1,266,840

NOTE 6. DEPOSIT INTANGIBLES

Following is a summary of information related to acquired deposit intangibles:

	As of December 31, 2006		As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit premiums	$1,076,829	$646,297	$1,076,829	$520,546

The aggregate amortization expense was $125,751, $112,845 and $74,127 for the years ended December 31, 2006, 2005, and 2004, respectively. Deposit intangibles of $335,555 were recorded in 2005 from an acquisition transaction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DEPOSIT INTANGIBLES (Continued)

The estimated amortization expense for each of the next five years is as follows:

2007	$125,751
2008	125,751
2009	88,688
2010	51,624
2011	38,718

$430,532

Change in the carrying amount of goodwill is as follows:

Beginning balance	$3,442,714
Goodwill acquired	—

Ending balance	$3,442,714

NOTE 7. DEPOSITS

The following is a summary of interest-bearing deposit liabilities at December 31, 2006 and 2005.

	December 31,
	2006	2005
Interest-bearing demand	$82,536,738	$86,587,578
Savings	47,388,286	55,163,546
Time, $100,000 and over	169,694,803	144,432,626
Other time	313,194,597	256,947,781

	$612,814,424	$543,131,531

The total amount of out-of-market deposits, including brokered deposits, at December 31, 2006 and 2005 was $78,450,385 and $85,159,508, respectively.

The scheduled maturities of time deposits at December 31, 2006 are as follows:

2007	$406,393,568
2008	43,096,619
2009	12,899,485
2010	10,265,754
2011	10,233,974

$482,889,400

The aggregate amount of deposits of executive officers and directors of the Company and their related interests was approximately $5,437,224 and $8,942,180, respectively, at year-end 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS

Borrowings consist of the following:

	December 31,
	2006	2005
FHLB Advance-short term, interest payable monthly at fixed rates ranging from 2.68% to 4.98%, advances mature at various dates from January 29, 2007 to October 20, 2007, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	$14,000,000	$16,000,000

Total Short-Term Borrowings	$14,000,000	$16,000,000

Debentures payable, with interest accruing at prime plus 1%. The payment of interest was deferrable for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures were due September 30, 2031 and were unsecured. The debentures were called by the Company on December 29, 2006	$—	$3,605,000

Debentures payable, with interest accruing at prime (8.25% at December 31, 2006). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2035 and are unsecured.	8,248,000	8,248,000

Debentures payable, with interest accruing at 3 Month Libor plus 165 basis points (7.02375% at December 31, 2006). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at 3 Month Libor plus 165 basis points. The debentures are due July 7, 2036 and are unsecured.	3,609,000	—

FHLB Advance-variable rate of 4.44% at December 31, 2005, advance repaid on January 18, 2006, and repriced daily with interest payable monthly, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	—	3,000,000

FHLB Advance-ten year convertible advances, interest payable quarterly at fixed rates ranging from 3.71% to 3.95%, advances mature at various dates from January 5, 2015 to July 23, 2015 and are callable from three to five years, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	13,000,000	13,000,000

FHLB Advance-five year convertible advances, interest payable quarterly at a fixed rate Of 4.38%, advances mature on January 18, 2011and are callable after two years, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	3,000,000	—

FHLB Advance-long term, interest payable monthly at fixed rates ranging from 3.60% to 5.11%, advances mature at various dates from January 30, 2008 to October 20, 2008, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	8,000,000	17,000,000

Total Long-Term Borrowings	$35,857,000	$44,853,000

At year-end 2006, the Company had approximately $39,500,000 of federal funds lines of credit available from correspondent institutions. The Company maintains a line of credit up to approximately $53,000,000 at the Federal Home Loan Bank secured by the Bank’s 1 – 4 family first lien mortgage loans, commercial real estate loans and investment securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS (Continued)

Debentures payable relates to the Company’s issuance of trust preferred securities through its subsidiaries Crescent Capital Trust II and Crescent Capital Trust III. The Company has fully and unconditionally guaranteed the obligations of the Trusts. Subject to certain limitations, the trust preferred securities qualify as Tier 1 capital of the Company for regulatory capital purposes. The principal use of the net proceeds from the sale of the securities was to infuse capital to the Company’s bank subsidiary, Crescent Bank and Trust, to fund its operations and continued expansion, and to maintain the Company’s and the Bank’s status as “Adequately Capitalized” under regulatory guidelines. In addition, the net proceeds from the sale of securities by Crescent Capital Trust III was used to redeem the securities issued by Crescent Capital Trust I during the fourth quarter of 2006.

NOTE 9. DERIVATIVE INSTRUMENTS

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. At December 31, 2006 and 2005, the Company was a party to interest rate swap contracts under which it pays a fixed rate and receives a variable rate. The notional amount of the interest rate swaps was approximately $9,604,000 with a fair value of approximately $(391,000) at December 31, 2006 and approximately $2,376,000 with a fair value of approximately $56,000 at December 31, 2005. The Company also has an embedded derivative in each of the loan agreements that would require the borrower to pay or receive from the Bank an amount equal to and offsetting the value of the interest rate swaps. These derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations as of and for the twelve months ended December 31, 2006 and 2005. If a counterparty fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates.

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

NOTE 10. DEFERRED COMPENSATION AND SUPPLEMENTAL RETIREMENT PLANS

The Bank has deferred compensation and supplemental retirement plans providing for death and retirement benefits for directors and certain officers where estimated benefits to be paid are intended to be funded, at least in part, by split-dollar and bank-owned life insurance policies on the directors and executive officers. The cash surrender values of these insurance policies included in assets at December 31, 2006 and 2005 was $8,242,326 and $7,964,640, respectively. Income recognized on the policies amounted to $277,686, $266,101 and $229,307 for the years ended December 31, 2006, 2005 and 2004, respectively. The balance of the estimated deferred liabilities under these policies included in other liabilities at December 31, 2006 and 2005 was $1,731,958 and $1,347,180, respectively. Expense recognized for these plans amounted to $414,733, $245,865 and $414,043 for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTE 11. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

In 2001, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within thirty days of cash dividend payment date. Cash dividends and optional cash payments are used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 2006 and 2005, no shares were purchased under the plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows,” to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The Company has two share-based compensation plans in effect at December 31, 2006. The compensation cost that has been charged against income for the twelve months ended December 31, 2006 for those plans was $168,170 which was related to options and $6,568 which was related to restricted stock. The Company recorded a deferred tax benefit in the amount of $36,940 during 2006 related to share-based compensation.

The Company has a qualified stock option plan for key employees (the “employee plan”) and has reserved 300,000 shares of common stock for options and restricted stock awards. Options and restricted stock are granted at the fair market value of the Company’s common stock on the date of grant. All options under the employee plan expire ten years from the date of grant and the options and restricted stock at December 31, 2006 vest over periods ranging from 12 months to 60 months. At December 31, 2006, 80,556 awards were available for grant.

The Company also has non-qualified stock option plans for directors (the “director plans”) and has reserved 198,000 shares of common stock. Options are granted at fair market value of the Company’s common stock on the date of grant, except for certain options that were granted at $8. All options under these plans expire ten years from the date of grant and all the options vest upon grant. At December 31, 2006, 45,758 options were available for grant at fair market value and none were available to grant at $8.

In 2006, the Company awarded 14,000 restricted stock awards to employees under the employee plan. In general, restrictions on shares granted to employees expire within the vesting period of the award which is 36 months. The weighted-average grant-date fair value of restricted share awards granted in 2006 was $46.70. At December 31, 2006, 14,000 restricted shares remain unvested. Compensation expense of $6,568 was recorded in 2006 related to restricted share awards. No restricted share awards were granted or outstanding in 2005 and 2004.

Other pertinent information related to the options follows:

	Years Ended December 31,
	2006		2005		2004
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of year	273,629	$24.29	166,334	$19.19	153,784	$14.96
Granted at market price	11,750	40.34	132,795	30.52	46,000	26.68
Exercised	(14,618)	16.26	(6,691)	12.89	(33,450)	10.03
Cancelled	(3,500)	29.33	(18,809)	27.58	—	—

Under option, end of year	267,261	25.37	273,629	24.29	166,334	19.19

Exercisable, end of year	215,424	24.59	193,208	22.96	84,834	11.96

Weighted-average fair value of options issued and outstanding during the year	$11.45		$7.46		$7.06

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (Continued)

Information pertaining to options outstanding at December 31, 2006 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Average Remaining Contractual Life	Weighted- Average Exercise Price
$ 8.00 – 11.99	53,310	3 years	$9.93	53,310	3 years	$9.93
12.00 – 17.99	17,800	5 years	14.23	16,133	5 years	14.27
18.00 – 26.99	65,900	8 years	26.13	39,400	8 years	25.89
27.00 – 41.47	130,251	8 years	32.82	106,581	8 years	33.00

Total	267,261	7 years	$25.37	215,424	7 years	$24.59

At December 31, 2006, the intrinsic value of options outstanding was $5,815,574 and the intrinsic value of options exercisable was $4,867,052. For the year ended December 31, 2006, the intrinsic value of options exercised was approximately $341,927. For the years ended December 31, 2005 and 2004, the intrinsic value of options exercised was $104,328 and $518,079. The fair value of options vested during the year ended December 31, 2006, 2005 and 2004 was $168,170, $787,419 and $120,768, respectively.

Cash received from option exercise under all share-based payment arrangements for the year ended December 31, 2006 was $237,656. The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements totaled $133,352 for the year ended December 31, 2006.

As of December 31, 2006, there was $167,427 of total unrecognized compensation cost related to non-vested option compensation arrangements. Such cost is expected to be recognized over a weighted-average period of 2 years. At December 31, 2006, there was $647,232 of total unrecognized compensation cost related to non-vested restricted stock compensation arrangements. Such cost is expected to be recognized over a weighted-average period of 3 years.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 11,750 options during 2006 with an average fair value of $11.45 per option and 132,795 options during 2005 with an average fair value of $7.46 per option and 46,000 options during 2004 with an average fair value of $7.06 per option.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 3 years trading history, which we believe approximates the future volatility of the Company’s stock price. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the average assumptions for the Black-Scholes model used in determining the fair value of options granted to employees during 2006, 2005 and 2004.

	Years Ended December 31,
	2006	2005	2004
Dividend yield (as a percent of the fair value of the stock)	1.18%	1.14%	1.27%
Expected life	6 years	7 years	7 years
Expected volatility	23.43%	17.16%	27.45%
Risk-free interest rate	4.81%	3.76%	1.73%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES

The Company recorded income tax expense relating to continuing operations of $4,137,977, $2,525,921, and $586,328 for the years ended December 31, 2006, 2005, and 2004, respectively. The components of total income tax expense (benefit) are as follows:

	Years Ended December 31,
	2006	2005	2004
Total:
Current - federal	$3,998,204	$2,449,915	$1,582,357
Current - state	534,366	195,801	65,783
Deferred - federal	(356,340)	(1,530)	(2,155,647)
Deferred - state	(38,253)	(118,265)	(270,816)

Income tax expense (benefit)	$4,137,977	$2,525,921	$(778,323)

The Company’s total income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$4,008,299	35%	$2,319,475	35%	$(556,344)	(35)%
State income tax	326,888	3	50,398	1	(133,271)	(9)
Life insurance	(97,190)	(1)	(93,135)	(1)	(80,257)	(5)
Other items, net	(100,020)	(1)	249,183	3	(8,451)	—

Income tax expense	$4,137,977	36%	$2,525,921	38%	$(778,323)	(49)%

The Company’s income tax expense relating to continuing operations differs from the amounts computed by applying the Federal income tax statutory rates to income from continuing operations before income taxes as follows:

	Years Ended December 31,
	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$4,008,299	35%	$2,319,475	35%	$715,308	35%
State income tax, net of Federal benefit	326,888	3	50,398	1	(17,720)	(1)
Increase in cash surrender value of life insurance	(97,190)	(1)	(93,135)	(1)	(80,257)	(4)
Other items, net	(100,020)	(1)	249,183	3	(31,003)	(2)

Income tax expense	$4,137,977	36%	$2,525,921	38%	$586,328	28%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$2,864,360	$2,304,639
Allowance for recourse obligations	882,653	1,089,005
Investment securities available-for-sale	115,680	159,350
Deferred compensation, non-qualified plans	771,272	614,525
Purchased deposit intangible	70,539	60,967
Net operating loss carryforwards	1,044,780	1,266,144
Other	79,246	169,683

	5,828,530	5,664,313

Deferred tax liabilities:
Mortgage servicing rights	118,013	173,676
Depreciation	76,409	179,846
Prepaid expenses	158,807	166,466
Intangibles	93,337	112,679
Other	3,479	3,863

	450,045	636,530

Net deferred tax assets	$5,378,485	$5,027,783

The Company has net operating loss carryforwards of approximately $3,740,000 for Federal income tax reporting which expire in years through 2023. The Company is limited in the utilization of such carryforwards to approximately $427,000 annually.

No valuation allowances relating to deferred tax assets were required at December 31, 2006 and 2005.

NOTE 14. EARNINGS PER SHARE

Presented below is a summary of basic and diluted earnings per share.

	Years Ended December 31,
	2006	2005	2004
Consolidated
Basic earnings (loss) per share
Weighted average common shares outstanding	2,576,402	2,532,282	2,475,850

Net income (loss)	$7,314,305	$4,101,149	$(811,232)

Basic earnings (loss) per share	$2.84	$1.62	$(0.33)

Diluted earnings (loss) per share
Weighted average common shares outstanding	2,576,402	2,532,282	2,475,850
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	93,507	48,887	36,002

Total weighted average common shares and common stock equivalents outstanding	2,669,909	2,581,169	2,511,852

Net income (loss)	$7,314,305	$4,101,149	$(811,232)

Diluted earnings (loss) per share	$2.74	$1.59	$(0.33)

Continuing Operations
Basic earnings per share
Weighted average common shares outstanding	2,576,402	2,531,282	2,475,850

Income from continuing operations	$7,314,305	$4,101,149	$1,457,409

Basic earnings per share, continuing operations	$2.84	$1.62	$0.59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EARNINGS PER SHARE (Continued)

	Years Ended December 31,
	2006	2005	2004
Continuing Operations (Continued)
Diluted earnings per share
Weighted average common shares outstanding	2,576,402	2,532,282	2,475,850
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	93,507	48,887	36,002

Total weighted average common shares and common stock equivalents outstanding	2,669,909	2,581,169	2,511,852

Income from continuing operations	$7,314,305	$4,101,149	$1,457,409

Diluted earnings per share, continuing operations	$2.74	$1.59	$0.58

Discontinued operations
Basic loss per share
Weighted average common shares outstanding	2,576,402	2,532,282	2,475,850

Loss from discontinued operations	$—	$—	$(2,268,641)

Basic loss per share, discontinued operations	$—	$—	$(0.92)

Diluted loss per share
Weighted average common shares outstanding	2,576,402	2,532,282	2,475,850
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	93,507	48,887	36,002

Total weighted average common shares and common stock equivalents outstanding	2,669,909	2,581,169	2,511,852

Loss from discontinued operations	$—	$—	$(2,268,641)

Diluted loss per share, discontinued operations	$—	$—	$(0.92)

NOTE 15. MORTGAGE LOAN SERVICING

Mortgage loans serviced for others are not reflected in the consolidated financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $13 million, $25 million and $284 million, as of December 31, 2006, 2005, and 2004, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. Substantially all of the Company’s servicing activity was concentrated within the eastern half of the United States.

At December 31, 2006, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $5,000,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. MORTGAGE LOAN SERVICING (Continued)

The following is a summary of the activity of mortgage servicing rights during 2006:

Mortgage servicing rights as of December 31, 2005	$56,832
Capitalized mortgage servicing rights	—
Sale of mortgage servicing rights	—
Amortization of mortgage servicing rights	(13,918)

Mortgage servicing rights as of December 31, 2006	$42,914

The following is a summary of the activity of mortgage servicing rights during 2005:

Mortgage servicing rights as of December 31, 2004	$1,505,528
Capitalized mortgage servicing rights	—
Sale of mortgage servicing rights	(1,199,219)
Amortization of mortgage servicing rights	(249,477)

Mortgage servicing rights as of December 31, 2005	$56,832

The Company recorded gains of $0 and $253,510 for the years ended December 31, 2006 and 2005, respectively, relating to the sale of mortgage servicing rights in its continuing operations.

NOTE 16. COMMITMENTS AND CONTINGENCIES

Loan commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

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

	December 31,
	2006	2005
Commitments to extend credit	$123,274,832	$104,731,621
Standby letters of credit	2,452,756	3,116,053

	$125,727,588	$107,847,674

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies

Mortgage loans held for sale related to our wholesale mortgage operation, which was sold during 2003, were carried at the lower of aggregate cost or market price, and therefore no reserve for mortgage loans held for sale was carried. When a loan was sold, the Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. Purchasers of loans typically conducted their own review of the loans, and the Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. The Company relied on the underwriting department to ensure compliance with individual investor standards prior to the sale of loans along with reliance on the quality control department to randomly test loans that had been sold. At December 31, 2006 and 2005, the Company had approximately $3.6 million and $6.8 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for the recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability at December 31, 2006 and 2005 for future losses was $2.3 million and $2.9 million, respectively, and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. Such recourse liability is included in liabilities related to discontinued operations.

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

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $14,210,000.

NOTE 18. REGULATORY MATTERS

The Department of Banking and Finance of the State of Georgia requires its prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on the aforementioned limitation, the amount of cash dividends available from the Bank for payment in 2007 is approximately $3,822,000, subject to maintenance of the minimum capital requirements. As a result of the above dividend restriction, at December 31, 2006, approximately $65,148,000 of the Parent’s investment in its bank subsidiary was restricted from transfer by the Bank to the Parent in the form of dividends without prior regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2006 and 2005, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action for Tier I risk-based and Tier I leverage ratios and adequately capitalized under the regulatory framework for prompt corrective action for Total risk-based ratio. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2006:
Total Capital to Risk
Weighted Assets:
Company	$77,602	10.45%	$59,414	8%	$	N/A	N/A
Bank	$73,294	9.91%	$59,153	8%		$73,942	10%

Tier I Capital to Risk
Weighted Assets:
Company	$69,578	9.37%	$29,707	4%	$	N/A	N/A
Bank	$65,270	8.83%	$29,577	4%		$44,365	6%

Tier I Capital to Average
Assets:
Company	$69,578	8.83%	$31,527	4%	$	N/A	N/A
Bank	$65,270	8.31%	$31,415	4%		$39,269	5%

As of December 31, 2005:
Total Capital to Risk
Weighted Assets:
Company	$69,632	10.81%	$51,524	8%	$	N/A	N/A
Bank	$64,213	10.05%	$51,121	8%		$63,901	10%

Tier I Capital to Risk
Weighted Assets:
Company	$62,920	9.77%	$25,762	4%	$	N/A	N/A
Bank	$57,501	9.00%	$25,560	4%		$38,340	6%

Tier I Capital to Average
Assets:
Company	$62,920	9.08%	$27,729	4%	$	N/A	N/A
Bank	$57,501	8.38%	$27,459	4%		$34,323	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. REGULATORY MATTERS (Continued)

CMS is also subject to the net worth requirement of the Government National Mortgage Corporation (“Ginnie Mae”), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2006, this net worth requirement totaled $250,000. In addition, CMS is subject to the net worth requirements of Fannie Mae and Freddie Mac, which require that CMS have a net worth of $250,000 and $1 million, respectively. Total capital of CMS at December 31, 2006 was $2,516,212.

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

Borrowings:

Fair values of borrowings are estimated using a discounted cash flow calculation that applies interest rates currently available for similar terms. The carrying amount on variable rate borrowings approximates their fair value.

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

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$20,577,220	$20,577,220	$52,970,090	$52,970,090
Securities available-for-sale	17,494,279	17,494,279	14,765,618	14,765,618
Securities held-to-maturity	1,728,241	1,720,116	2,068,066	2,049,030
Cash surrender value of life insurance	8,242,326	8,242,326	7,964,640	7,964,640
Restricted equity securities	3,365,775	3,365,775	3,473,975	3,473,975
Mortgage loans held for sale	545,769	545,769	1,511,535	1,511,535
Loans, net	689,264,495	688,377,633	586,991,766	584,873,560
Accrued interest receivable	4,825,664	4,825,664	3,793,933	3,793,933
Mortgage servicing rights	42,914	58,530	56,832	110,647
Accounts receivable-brokers and escrow agents	284,978	284,978	334,372	334,372
Financial liabilities:
Deposits	658,855,362	657,649,938	580,498,778	575,631,862
Borrowings	49,857,000	48,303,000	60,853,000	59,481,522
Accrued interest payable	2,938,956	2,938,956	1,345,312	1,345,312

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. SUPPLEMENTAL FINANCIAL DATA

Components of other operating income in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2006	2005	2004
Gain on sale of mortgage servicing rights	$—	$253,510	$642,926
Gain on stock redeemed in merger	323,352	—	—
Mortgage Origination Fees	621,330	654,702	462,718

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2006		2005		2004
	Continued Operations	Discontinued Operations	Continued Operations	Discontinued Operations	Continued Operations	Discontinued Operations
Outside service fees	$1,088,237	$—	$1,154,422	$—	$757,295	$190,047
Stationery and printing	368,885	—	359,604	—	276,385	1,722
Telephone Expense	382,031	—	375,104	—	243,152	—
Directors Fees	485,800	—	299,450	—	228,650	—
Foreclosed asset expense, net	301,270	—	345,311	—	1,007,109	60,459
Marketing expense	463,815	—	523,335	—	449,875	806

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

	INDUSTRY SEGMENTS		Total
	Commercial Banking	Mortgage Banking
For the Year Ended December 31, 2006
Interest income	$55,011,850	$—	$55,011,850
Interest expense	28,134,325	—	28,134,325
Net interest income	26,877,525	—	26,877,525
Other revenue from external customers	4,368,518	—	4,368,518
Depreciation and amortization	1,390,790	—	1,390,790
Provision for loan losses	2,083,000	—	2,083,000
Income (loss) before income taxes	11,452,282	—	11,452,282
Segment assets	779,670,891	—	779,670,891
Expenditures for premises and equipment	5,319,751	—	5,319,751

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS		Total
	Commercial Banking	Mortgage Banking
For the Year Ended December 31, 2005
Interest income	$38,535,712	$—	$38,535,712
Interest expense	18,192,917	—	18,192,917
Net interest income	20,342,795	—	20,342,795
Other revenue from external customers	4,638,006	—	4,638,006
Depreciation and amortization	1,426,333	—	1,426,333
Provision for loan losses	2,224,000	—	2,224,000
Income (loss) before income taxes	6,627,070	—	6,627,070
Segment assets	704,102,028	—	704,102,028
Expenditures for premises and equipment	4,902,379	—	4,902,379

For the Year Ended December 31, 2004
Interest income	$21,930,918	$98,562	$22,029,480
Interest expense	9,039,821	82,311	9,122,132
Net interest income	12,891,097	16,251	12,907,348
Other revenue from external customers	5,158,450	340,341	5,498,791
Depreciation and amortization	1,445,881	—	1,445,881
Provision for loan losses	3,192,000	—	3,192,000
Provision for recourse obligation	—	2,850,000	2,850,000
Income (loss) before income taxes	2,043,737	(3,633,292)	(1,589,555)
Segment assets	513,363,102	—	513,363,102
Expenditures for premises and equipment	4,135,649	—	4,135,649

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Crescent Banking Company:

CONDENSED BALANCE SHEETS

	December 31,
	2006	2005
Assets
Cash	$602,902	$1,460,561
Investment in bank subsidiary	68,970,060	61,260,700
Investment in other subsidiaries	2,516,212	2,521,863
Other assets	1,603,430	1,923,253

Total assets	$73,692,604	$67,166,377

Liabilities and Stockholders’ Equity
Other borrowings	$11,857,000	$11,853,000
Other liabilities	57,740	133,544

Total liabilities	11,914,740	11,986,544
Stockholders’ equity	61,777,864	55,179,833

Total liabilities and stockholders’ equity	$73,692,604	$67,166,377

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
Income, dividends from subsidiary	$—	$3,000,000	$20,750,000
Gains from sales of other investments	726,913	—	—
Expenses, other	1,249,235	802,840	445,466

Income (loss) before income tax benefits and equity in undistributed income of subsidiaries	(522,322)	2,197,160	20,304,534
Income tax expense (benefits)	(198,423)	(305,079)	22,959

Income (loss) before equity in undistributed income of subsidiaries	(323,899)	2,502,239	20,281,575
(Excess of distributions from subsidiaries over net income)/equity in undistributed income of subsidiaries	7,638,204	1,598,910	(21,092,807)

Net income (loss)	$7,314,305	$4,101,149	$(811,232)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$7,314,305	$4,101,149	$(811,232)
Adjustments to reconcile net income to net cash provided by operating activities:
Excess distributions (undistributed income) of subsidiaries	(7,638,204)	(1,598,910)	21,092,807
Gains from sales of other investments	(726,913)	—	—
Stock compensation expense	174,738	—	—
Net other operating activities	(171,143)	(319,113)	(1,010,502)

Net cash provided by operating activities	(1,047,217)	2,183,126	19,271,073

INVESTING ACTIVITIES
(Increase) decrease in other investments	(4,000)	(248,000)	45,000
Net cash received in acquisition	—	1,991,330	—
Proceeds from sales of other investments	1,146,073	—	—
Investment in subsidiaries	—	(7,171,330)	(17,500,000)

Net cash used in investing activities	1,142,073	(5,428,000)	(17,455,000)

FINANCING ACTIVITIES
Proceeds from (repayment of) other borrowings	4,000	4,568,000	(355,000)
Dividends paid to stockholders	(1,327,523)	(902,135)	(804,840)
Purchase of treasury stock	—	—	(260,000)
Proceeds from issuance of common stock	—	—	—
Excess tax benefits from share-based payment arrangements	133,352	—	—
Proceeds from exercise of stock options	237,656	86,252	335,371

Net cash provided by (used in) financing activities	(952,515)	3,752,117	(1,084,469)

Net increase (decrease) in cash	(857,659)	507,243	731,604
Cash at beginning of year	1,460,561	953,318	221,714

Cash at end of year	$602,902	$1,460,561	$953,318

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

NOTE 24 - TRUST PREFERRED SECURITIES

As of December 31, 2006, the Company had aggregate long term liabilities of $11,857,000 relating to the issuance of junior subordinated debentures to Crescent Capital Trust II ( “Trust II”) and Crescent Capital Trust III (“Trust III”) in connection with the issuance of an aggregate of $11,500,000 of trust preferred securities by such trusts.

During the fourth quarter of 2001, the Company organized Trust I, a statutory business trust that issued $3,500,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long term liability of $3,605,000 related to the issuance by the Company of $3,605,000 of junior subordinated debentures to Trust I and other assets of $105,000 related to the Company’s purchase of 100% of the common stock of Trust I. The Company elected to redeem these trust preferred securities issued by Trust I during the fourth quarter of 2006.

During the third quarter of 2005, the Company organized Trust II, a statutory business trust that issued $8,000,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long term liability of $8,248,000 related to the issuance by the Company of $8,248,000 of junior subordinated debentures to Trust II and other assets of $248,000 related to the Company’s purchase of 100% of the common stock of Trust II. The Company contributed $4,180,000 of the proceeds from the sale of the trust preferred securities to the Bank and repaid $3,680,000 outstanding on its line of credit with the Bankers Bank with the remaining proceeds. The trust preferred securities issued by Trust II and the junior subordinated debentures issued by the Company to Trust II each bear interest at the prime rate, which was a rate of 8.25% at December 31, 2006.

During the second quarter of 2006, the Company organized Trust III, a statutory business trust that issued $3,500,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long term liability of $3,609,000 related to the issuance by the Company of $3,609,000 of junior subordinated debentures to Trust III and other assets of $109,000 related to the Company’s purchase of 100% of the common stock of Trust III. The trust preferred securities issued by Trust III and the junior subordinated debentures issued by the Company to Trust III each bear interest at a rate of 165 basis points over three month LIBOR, which was a rate of 7.02375% at December 31, 2006. The proceeds from the sale of the trust preferred securities was used to redeem, during the fourth quarter of 2006, the junior subordinated debentures issued to Trust I and the trust preferred securities issued by Trust I in the fourth quarter of 2001.

All of these trust preferred securities have 30 year maturities, and are callable at par at the option of the Company after five years from the date of issuance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CRESCENT BANKING COMPANY BOARD OF DIRECTORS

J. Donald Boggus, Jr. President & CEO Crescent Bank & Trust Company John S. Dean, Sr. Retired President & CEO Amicalola Electric Membership Corporation	Charles R. Fendley Senior Vice President & Mortgage Officer Crescent Bank & Trust Company Charles A. Gehrmann Retired President & CEO Mack Sales of Atlanta, Inc.	Michael W. Lowe Chief Executive Officer Jasper Jeep Sales, Inc. Cecil Pruett Mayor of the City of Canton Janie F. Whitfield Retired President The Bargain Barn
OFFICERS

J. Donald Boggus, Jr. President & CEO Leland W. Brantley, Jr. Executive Vice President & CFO	Bonnie B. Boling Executive Vice President & Retail Administrator Crescent Bank & Trust Company A. Bradley Rutledge Executive Vice President & Chief of Loan Administration Crescent Bank & Trust Company	Anthony N. Stancil Executive Vice President & Chief of Loan Production Crescent Bank & Trust Company

CRESCENT BANK

BOARD OF DIRECTORS

John H. Bennett, Jr.

Broiler Program Manager

Pilgrim’s Pride

J. Donald Boggus, Jr.

President & CEO

Crescent Bank & Trust Company

C. Parke Day

President

Parke Day Properties, LLC

John S. Dean, Sr.

Retired President & CEO

Amicalola Electric Membership

Corporation

Charles R. Fendley

Senior Vice President &

Mortgage Officer

Crescent Bank & Trust Company

Charles A. Gehrmann

Retired President & CEO

Mack Sales of Atlanta, Inc.

Nathan E. Hardwick, IV

Managing Partner

Morris | Hardwick | Schneider

F. Alan Harris, Jr.

Owner & President

Century 21 Alan Harris Realty

Michael W. Lowe

Chief Executive Officer

Jasper Jeep Sales, Inc.

Ryker J. Lowe

President

Jasper Jeep Sales, Inc.

Cecil Pruett

Mayor of the City of Canton

Janie F. Whitfield

Retired President

The Bargain Barn

Richard M. Zorn

Retired Chairman, President & CEO

Cherokee, Cobb & North Fulton Division

Regions Bank

CRESCENT BANK
LOCATIONS

CORPORATE OFFICE

7 Caring Way

PO Box 668

Jasper GA 30143

Phone: 678.454.2266

FULL SERVICE BANKS

Adairsville

21 Eagle Parkway

Adairsville GA 30103

678.454.2390

Cartersville

880 Joe Frank Harris

Parkway

Cartersville GA 30120

678.454.2340

Cartersville West

420 Old Mill Road

Cartersville GA 30120

678.454.2314

Cumming

500 Canton Road

Cumming GA 30040

678.454.2320

East Woodstock

190 Village Centre East

Woodstock GA 30188

678.454.2395

Jasper

251 Highway 515

Jasper GA 30143

678.454.2265

Marble Hill

90 Steve Tate Highway

Marble Hill GA 30148

678.454.2330

Midway

5395 Atlanta Highway

Alpharetta GA 30004

678.454.2350

North Fulton

5225 Windward Parkway

Alpharetta GA 30009

678.454.2322

Riverstone

145 Reinhardt College Pkwy

Canton GA 30114

678.454.2380

Towne Lake

4475 Towne Lake Parkway

Woodstock GA 30189

678.454.2300

COMMERCIAL LENDING CENTERS

Cobb

3225 Shallowford Road

Suite 730

Marietta GA 30062

678.454.2385

Loganville

7720 Hampton Place

Suite A

Loganville GA 30052

678.454.2345