Form 10-K, Exhibit 13
period 2007-12-31
CRESCENT BANKING CO
filed 2008-03-20
CIK 883476

Exhibit 13.1

Crescent Banking Company

and Subsidiaries

2007 Annual Report

1	Financial Highlights

2	Message From The President

4	What is Community Banking?

9	Financial Overview

45	Consolidated Financial Report

85	Crescent Bank Locations

86	Crescent Banking Company Board of Directors and Officers

87	Crescent Bank Board of Directors

CRESCENT BANKING COMPANY

FINANCIAL HIGHLIGHTS

$900 (in millions)
800
700
600
500
400
300
200
100
0
$704
$780
$920
$580
$659
$784
$594
$697
$815
2005
2006
2007
2005
2006
2007
2005
2006
2007
Total Assets
Total Deposits
Loans

1

To Our Shareholders:

Enclosed for your review is Crescent Banking Company’s 2007 Annual Report to Shareholders. In 2007 we have focused much of our attention on addressing the effects of the deteriorating housing and real estate markets, as well as the general credit and liquidity crises that have negatively affected local, national and global markets. Like most financial institutions, we have felt the effects of this challenging market, as we have experienced a decline in our asset quality. We have diligently scrutinized our loan portfolio to identify credit issues, and have aggressively pursued resolutions of those issues as they have arisen. We also experienced earnings pressures in 2007, as the declining interest rate environment caused a decrease in our net interest margin. In light of these tremendous challenges, we are pleased with our performance during 2007.

We continue to take great pride in knowing that our people are what make us a successful community bank and remain excited about building a community banking franchise with a very attractive geographic footprint.

We hope that you will be able to join us at our 2008 Annual Meeting of Shareholders on May 8, 2008, and we look forward to seeing you there. Your continued interest in and support of Crescent Banking Company is greatly appreciated.

Sincerely,

J. Donald Boggus, Jr.
President and CEO

Crescent Bank

From the Atlanta Business Chronicle Book of Lists for 2007

#1 among Georgia's Top 25 Community Banks
Ranked by deposits in Georgia

#8 among Georgia's Top-Performing CEOs
For companies with revenue of $99 million or less, ranked by five-year total stockholder return

#17 among Georgia's Top Small-Business Lenders
Ranked by number of loans

#20 among Georgia's Top 50 Financial Institutions
Ranked by total deposits in Georgia

#102 among Georgia's Public Companies
Ranked by latest annual revenue

It is the mission of Crescent Bank to be the financial institution of choice in the communities we serve by developing profitable, lasting relationships and exceeding the expectations of our customers, our employees and our shareholders.

4

What is Community Service?

Gala Fridays at the Bartow County Senior Citizens Center are a pretty big deal when Crescent Bank is the sponsor. Folks there enjoy entertainment, singing and games all provided by Crescent employees, plus the tempting buffet hosted by Crescent Bank. Cartersville West Assistant Branch Manager Pat Taff says that it's like a family gathering as volunteers and seniors have become quite fond of one another. The seniors enthusiastically look forward to Crescent Bank Friday.

Pat says, "Staff at all three Bartow County Crescent locations are involved with the senior citizens. We feel it is important to recognize and thank our seniors for the many years they have provided for their families. Some have maintained local businesses, and many have contributed to the community themselves."

5

He taught the girls that winning isn't everything, but couldn't deny their excited smiles whenever they clinched an unexpected victory. Kevin Deaton, a senior vice president at Crescent Bank's North Fulton branch, began coaching youth soccer when his own daughter developed a passion for the game. When his other two children started playing, Kevin found himself coaching three teams at once.

He currently sits on the Executive Board of the Forsyth Fusion Soccer Club. That popular local organization offers opportunities to grow and excel for 1,100 young competitors at all skill levels. Lessons in leadership and teamwork tend to lead to lessons for living and lasting friendships among the kids.

Kevin says he's grateful to be a part of a locally-oriented organization like Crescent that encourages a healthy balance between work, family, and community.

What is Community Involvement?

6

What is Community Investment?

Cherokee County used be known as a bedroom community. However Lisa Corkill, a vice president at Crescent Bank's Riverstone branch, knew that financing the latest phase of the Hames Business Park in Woodstock would further establish the county as a commercial and employment center. She recogrnized that the ripple-down effect of such development would help strengthen the local economy. Lisa also knew that keeping businesses and people nearby would reduce the need for long and expensive commutes for residents.

Lisa says it's always been the mission of Crescent Bank to lend to community businesses, and to watch them grow. She enjoys helping the Bank make a difference in the course of making a profit. What could be better than that?

7

When Crescent Bank Pickens County President Lorrie Shaw was approached for financing to help revitalize the abandoned Blue Ridge Marble Company facilities, she thought it was a great idea. Providing jobs and tax revenue for the Nelson, Georgia, community, the cavernous buildings there are now being used to create monuments, marble floors, and large architectural pieces.

Parts of the plant had been built way back in 1886, and as the Georgia Marble Company, the Nelson mill produced structural stone for the U.S. Capitol and the Lincoln Memorial.

The factory whistle once again blows at starting time at Blue Ridge Marble, a sound that the locals say reminds them of how important this community centerpiece was to them in the old days, and is once again.

What is Community Development?

8

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

FINANCIAL OVERVIEW

10	Selected Financial Data

12	Quarterly Financial Information

15	Management’s Discussion and Analysis of Financial Condition and Results of Operations

40	Quantitative and Qualitative Disclosures About Our Market Risk

42	Market Information and Dividends

CRESCENT BANKING COMPANY

Selected Financial Data

	For the Year Ended December 31,
	2007	2006	2005	2004		2003
	(in thousands)
Earnings data

Interest income	$65,675	$55,012	$38,536	$21,931		$16,172
Interest expense	36,229	28,134	18,193	9,040		6,787
Net interest income	29,446	26,878	20,343	12,891		9,385
Provision for loan losses	2,676	2,083	2,224	3,192		1,141
Net interest income after provision for loan losses	26,770	24,795	18,119	9,699		8,244
Other operating income	4,174	4,368	4,638	5,159		5,303
Other operating expenses	21,177	17,711	16,130	12,814		10,174
Income from continuing operations before income taxes	9,767	11,452	6,627	2,044		3,373
Income tax expense	3,442	4,138	2,526	586		1,295
Income from continuing operations	6,325	7,314	4,101	1,458		2,078
Income (loss) from discontinued operations	75	—	—	(2,269)		15,244
Net income (loss)	6,400	7,314	4,101	(811)		17,322

Segment information

Continuing Operations – Commercial Banking
Commercial Banking total revenue	$69,849	$59,380	$43,174	$27,090		$21,475
Commercial Banking pretax income	9,767	11,452	6,627	2,044		3,373
Commercial Banking revenue as % total revenue	100.0%	100.0%	100.0%	98.4%		28.6%
Commercial Banking pretax income as % total pretax segment income	98.8%	100.0%	100.0%	1,285.5	%(1)	12.0%
Discontinued Operations – Mortgage Banking
Mortgage Banking total revenue	$—	$—	$—	$439		$53,488
Mortgage Banking pretax income (loss)	118	—	—	(3,634)		24,746
Mortgage Banking revenue as % of total revenue	—	—	—	1.6%		71.4%
Mortgage Banking pretax income as % of total pretax segment income (loss)	1.2%	—	—	(2,285.5	)%(2)	88.0%

(1)	Reflects reduction in pre-tax loss due to positive pre-tax income in commercial banking segment.
(2)	Reflects mortgage banking percentage of pre-tax loss.

Selected Financial Data (continued)

	For the Year Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands, except per share data)
Per share data
Continued Operations – Commercial Banking
Net income – basic earnings	$1.22	$1.42	$0.81	$0.30	$0.43
Net income – diluted earnings	$1.12	$1.37	$0.79	$0.29	$0.41
Discontinued Operations – Mortgage Banking
Net income – basic earnings	$0.01	$—	$—	$(0.46)	$3.11
Net income – diluted earnings	$0.01	$—	$—	$(0.46)	$2.96
Consolidated
Net income – basic earnings	$1.24	$1.42	$0.81	$(0.16)	$3.54
Net income – diluted earnings	$1.14	$1.37	$0.79	$(0.17)	$3.37
Period end book value	$12.82	$11.91	$10.76	$10.09	$10.51
Cash dividends	$0.320	$0.258	$0.178	$0.163	$0.158
Weighted average number of shares outstanding	5,164	5,152	5,064	4,952	4,896

Selected Average Balances
Total assets	$862,568	$749,891	$639,167	$438,002	$534,799
Loans	760,007	636,676	539,522	351,914	239,264
Total deposits	732,719	625,806	522,714	346,367	274,730
Stockholders’ equity	64,747	58,701	53,260	51,906	46,242

Selected Period End Balances
Total assets	920,269	779,671	704,102	513,363	366,435
Loans (net)	805,412	689,264	586,992	427,529	271,293
Allowance for loan losses	9,826	8,024	6,712	5,828	3,243
Mortgage loans held for sale (1)	323	546	1,512	2,003	5,604
Total deposits	784,251	658,855	580,499	410,086	284,590
Other borrowings (2)	58,167	49,857	60,853	46,285	13,208
Stockholders’ equity	67,435	61,778	55,180	50,131	51,710
Financial ratios
Return on average assets	0.74%	0.98%	0.64%	(0.19)%	3.24%
Return on average equity	9.88%	12.46%	7.70%	(1.56)%	37.46%
Average earning assets to average total assets	92.77%	92.99%	92.02%	89.53%	85.11%
Average loans to average deposits	103.72%	101.74%	103.22%	101.60%	87.09%
Average equity to average total assets	7.51%	7.83%	8.33%	11.85%	8.65%
Net interest margin	3.68%	3.85%	3.46%	3.29%	2.83%
Net charge offs to average loans	0.11%	0.12%	0.41%	0.17%	0.19%
Non-performing assets to period ending loans and other real estate	1.34%	0.61%	0.58%	0.86%	2.06%
Allowance for loan losses to period end loans	1.21%	1.15%	1.13%	1.34%	1.18%
Tier 1 leverage ratio	8.69%	8.83%	9.08%	10.72%	12.79%
Risk based capital:
Tier 1 capital	9.22%	9.37%	9.77%	11.32%	16.39%
Total capital	10.92%	10.45%	10.81%	12.55%	17.36%
Dividend payout ratio	26.09%	18.15%	22.00%	N/M	4.46%

(1)	The period end balance for mortgage loans held for sale included (in thousands) $2,962 related to discontinued operations for 2003.
(2)	The period end balance for other borrowings included (in thousands) $568 related to discontinued operations for 2003.

N/M	– Not meaningful because of net loss for the year

CRESCENT BANKING COMPANY

QUARTERLY FINANCIAL INFORMATION

	December 2007	September 2007	June 2007	March 2007	December 2006	September 2006	June 2006	March 2006
Quarter end
Interest income	$17,212,688	$17,362,369	$16,024,070	$15,075,804	$15,341,613	$14,331,809	$13,221,794	$12,116,634
Interest expense	9,857,238	9,556,018	8,710,471	8,105,203	8,279,776	7,476,207	6,394,422	5,983,920
Net interest income	7,355,450	7,806,351	7,313,599	6,970,601	7,061,837	6,855,602	6,827,372	6,132,714
Provision for loan losses	735,000	736,000	715,000	490,000	730,000	488,000	395,000	470,000
Net interest income after provision for loan losses	6,620,450	7,070,351	6,598,599	6,480,601	6,331,837	6,367,602	6,432,372	5,662,714
Other operating income	1,138,321	1,060,848	1,028,413	946,236	1,181,001	1,255,773	1,156,205	775,539
Other operating expenses	5,217,804	5,572,947	5,345,372	5,040,569	4,577,631	4,671,327	4,303,280	4,158,523
Income from continuing operations before income tax	2,540,967	2,558,252	2,281,640	2,386,268	2,935,207	2,952,048	3,285,297	2,279,730
Provision for income taxes	804,466	910,468	840,302	886,553	894,915	1,137,335	1,234,708	871,019

Income from continuing operations	1,736,501	1,647,784	1,441,338	1,499,715	2,040,292	1,814,713	2,050,589	1,408,711
Income from discontinuing operations, net of tax	—	—	74,595	—	—	—	—	—

Net income	$1,736,501	$1,647,784	$1,515,933	$1,499,715	$2,040,292	$1,814,713	$2,050,589	$1,408,711

Per share data
Continuing Operations
Net income basic	$0.34	$0.32	$0.28	$0.29	$0.40	$0.35	$0.40	$0.28
Net income diluted	$0.31	$0.30	$0.27	$0.28	$0.38	$0.34	$0.39	$0.27
Discontinuing Operations
Net income basic	$—	$—	$0.01	$—	$—	$—	$—	$—
Net income diluted	$—	$—	$0.01	$—	$—	$—	$—	$—
Period-end book value	$12.78	$12.63	$12.32	$12.09	$11.92	$11.65	$11.34	$11.00
Cash dividends	$0.0800	$0.0800	$0.0800	$0.0800	$0.0800	$0.0700	$0.0600	$0.0475

Balances as of quarter end
Loans, net	$805,411,635	$792,818,938	$758,644,200	$704,361,090	$689,264,495	$664,415,966	$621,902,757	$604,611,185
Allowance for loan losses	9,825,911	9,426,800	8,819,528	8,135,467	8,023,565	7,731,532	7,286,144	7,024,002
Mortgage loans held for sale	323,153	674,287	658,585	840,439	545,769	850,899	709,535	549,508
Total assets	920,269,177	899,634,322	871,193,323	805,428,915	779,670,891	760,937,677	754,087,730	719,615,782
Total deposits	784,251,162	765,108,056	750,169,495	684,647,011	658,855,362	634,747,946	625,091,408	595,664,211
Stockholders’ equity	67,435,278	65,851,109	64,272,767	63,097,370	61,777,864	60,038,973	58,456,535	56,687,558

SPECIAL CAUTIONARY NOTICE

REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made or incorporated by reference in this Annual Report, including those under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report, may constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, and which may cause the actual results, performance or achievements of the Company, or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that may be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “target,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential,” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the commercial banking industry and economy generally. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	the effects of economic and business conditions, including, without limitation, the recent and dramatic deterioration of the subprime, mortgage, credit and liquidity markets, as well as the Federal Reserve’s actions with respect to interest rates , all of which have contributed to the recent compression in the Company’s net interest margin and may cause further compression in future periods;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, as well as changes affecting financial institutions’ ability to lend and otherwise do business with consumers;

•	the risks of changes in interest rates and the yield curve on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest rate sensitive assets and liabilities;

•	credit risks of borrowers, including, without limitation, an increase in those risks as a result of changing economic conditions;

•	the risk that one or more of a small number of borrowers to whom we have made substantial loans are unable to make payments on those loans;

•	risks related to loans secured by real estate, including the risk that changes in the real estate markets might cause decreases in the value and marketability of collateral;

•	the Company’s ability to originate loans and build and manage its assets with a tolerable level of credit risk, and to adopt, maintain and implement policies and procedures designed to identify, address and protect against losses resulting from any such risks;

•	increases in the Company’s non-performing assets (whether as part of non-accrual loans or other real estate owned), or the Company’s inability to recover or absorb losses created by such non-performing assets;

•	the effects of competition from a wide variety of local, regional, national, and other providers of financial, investment, mortgage and insurance services, including, without limitation, the effects of interest rates and products that the Company may elect to provide in the face of such competition, which could negatively affect net interest margin and other important financial measures at the Company;

•	the failure of assumptions underlying the establishment of allowances for loan losses and other estimates, or dramatic changes in those underlying assumptions or judgments in future periods, that, in either case, render the allowance for loan losses inadequate or require that further provisions for loan losses be made, or that render us unable to timely and favorably identify and resolve credit quality issues as they arise;

•	the increased expenses associated with our efforts to address credit quality issues, including expenses related to hiring additional personnel or retaining third party firms to perform credit quality reviews;

•	the Company’s ability to maintain adequate liquidity to fund its operations and future growth, especially in light of the volume of the Company’s commercial bank loan production and the competitive pricing for deposits in the Company’s principal market area;

•	the inability of the Company to raise capital to fund our operations, particularly the origination of new loans, the support of our continued growth and branching and other strategic initiatives;

•	the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions and the possible failure to achieve expected gains, revenue growth or expense savings from such transactions;

•	changes in accounting policies, rules and practices;

•	changes in technology and/or products that may be more difficult or costly, or less effective, than anticipated;

•	the effects of war or other conflict, acts of terrorism or other catastrophic events that affect general economic conditions; and

•	other factors and other information contained in this report and in other reports that the Company makes with the Securities and Exchange Commission (the “Commission”) under the Exchange Act.

All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. We have no obligation and do not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this report, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may otherwise be required by law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

As of December 31, 2007, the Company was made up of the following entities:

•	Crescent Banking Company (“Crescent”), which is the parent holding company of Crescent Bank & Trust Company (“Crescent Bank” or the “Bank”) and Crescent Mortgage Services, Inc. (“CMS”);

•	Crescent Bank, a community-focused commercial bank;

•	CMS, a mortgage banking company;

•	Crescent Capital Trust II, a Delaware statutory business trust;

•	Crescent Capital Trust III, a Delaware statutory business trust; and

•	Crescent Capital Trust IV, a Delaware statutory business trust.

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Crescent Banking Company and its wholly owned subsidiaries, Crescent Bank and CMS. The words “Crescent,” “Crescent Bank” or the “Bank” and “CMS” refer to the individual entities of Crescent Banking Company, Crescent Bank & Trust Company and Crescent Mortgage Services, Inc., respectively.

In accordance with Financial Accounting Standards Board Interpretation No. 46R (FIN 46), Crescent Capital Trust II, Crescent Capital Trust III and Crescent Capital Trust IV (together, the “Trusts”) are not consolidated with the Company. Accordingly, the Company does not report the securities issued by the Trusts as liabilities, and instead reports as liabilities the junior subordinated debentures issued by the Company and held by the Trusts. The Company further reports its investment in the common shares of the Trusts as other assets. The Company has fully and unconditionally guaranteed the payment of interest and principal on the trust preferred securities to the extent that the Trusts have sufficient assets to make such payments but fail to do so. Of the $21.5 million in trust preferred securities currently outstanding, approximately $16.5 million qualifies as tier 1 capital for regulatory capital purposes. In connection with the redemption on December 29, 2006 of the trust preferred securities issued by Crescent Capital Trust I, Crescent Capital Trust I was dissolved effective January 5, 2007.

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

As of December 31, 2007, the Company had total consolidated assets of approximately $920.3 million, total deposits of approximately $784.3 million, total consolidated liabilities, including deposits, of $852.8 million and consolidated stockholders’ equity of approximately $67.4 million. The Company’s operations are discussed below under the section captioned “Results of Operations.”

The following discussion and analysis of our financial condition and results of operations is incorporated by reference into our Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or “SEC,” and should be read in conjunction with our Consolidated Financial Report and Notes to Consolidated Financial Report included herein. Certain prior period amounts presented in this discussion and analysis have been reclassified to conform to current period classifications.

On October 26, 2007, the Company effected a two-for-one split of the common stock in the form of a 100% stock dividend. Accordingly, all references to numbers of common shares and per share data in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis. The par value of the additional shares of common stock issued in connection with the stock split was credited to “Common stock” and a like amount charged to “Capital surplus” in 2007.

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

Through the Bank, the Company provides a broad range of banking and financial services to those areas surrounding Jasper, Georgia. As its primary market area, the Bank focuses on Pickens, Bartow, Forsyth, Cherokee and north Fulton Counties, Georgia and nearby Dawson, Cobb, Walton and Gilmer Counties, Georgia, which are situated to the north of Atlanta, Georgia. The Bank’s commercial banking operations are primarily retail-oriented and aimed at individuals and small to medium-sized businesses located within its primary market area. While the Bank provides most traditional banking services, its principal activities as a community bank are the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans to its target customers. The retail nature of the Bank’s commercial banking operations allows for diversification of depositors and borrowers, and the Bank’s management believes it is not dependent upon a single or a few customers. The Bank does not have a significant portion of commercial banking loans concentrated within a single industry or group of related industries. However, approximately 94% of the Bank’s loan portfolio is secured by commercial and residential real estate in its primary market area. The Bank makes loans to customers to acquire and develop commercial and residential real estate. The Company does not consider its commercial banking operations to be seasonal in nature. Real estate activity and values tend to be cyclical and vary over time with interest rate fluctuations and general economic conditions.

For the year ended December 31, 2007, the Company had revenues from continuing operations from its commercial banking business of approximately $69.8 million and pretax income from continued operations from its commercial banking business of approximately $9.8 million. Pretax income from continuing operations represented 99% of the Company’s total pretax income for the year ended December 31, 2007. During the fiscal years 2006 and 2005, the Company had revenues from its continuing operations in its commercial banking business of approximately $59.4 million and $43.2 million, respectively, and pretax income from its continuing operations in the commercial banking business of approximately $11.5 million and $6.6 million, respectively. Pretax income from continuing operations represented approximately 100.0% of the Company’s total pretax income for each of the years ended December 31, 2006 and 2005. The Company’s commercial loan portfolio, which has experienced significant growth since 1998, represents the largest earning asset for the Company’s commercial banking operations. The Company’s commercial loan portfolio grew 17% in 2007, 17% in 2006 and 37% in 2005. At December 31, 2007, the Company had total commercial loans of approximately $815.2 million. At each of December 31, 2007, 2006 and 2005, the Company’s total commercial banking assets from continuing operations were approximately $920.3 million, $779.7 million and $704.1 million, respectively.

Continued Expansion

Consistent with the Company’s efforts to better serve its primary market area, the Company has engaged in recent expansion of its business. We completed construction of our new Cumming, Georgia branch office in January of 2006, and we concurrently closed our existing Cumming branch location that was being operated out of leased space in a shopping center. We completed construction of our new office in Canton, Georgia in the third quarter of 2006, and we concurrently closed our existing Canton branch location and our Canton loan production office that were being operated out of leased space. We completed construction of a new office in south Cherokee County near Woodstock, Georgia in the first quarter of 2007. With the completion of these last two branches, the Bank has three full service branches in Cherokee County, which is one of the fastest growing counties in Georgia.

Challenges for the Commercial Banking Business

The Bank has four primary challenges for the future: interest rate risk, a competitive marketplace, liquidity and credit risk. The Bank’s principal source of income is its net interest income. Net interest income is the difference between the interest income we receive on our interest-earning assets, such as investment securities and loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. The greatest risk to our net interest margin is interest rate risk from the potential movement in interest rates, which if not anticipated and managed, can result in a decrease in earnings or earnings volatility. We manage interest rate risk by maintaining what we believe to be the proper balance of rate sensitive assets and rate sensitive liabilities. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. The Federal Reserve decreased interest rates 100 basis points during the third and fourth quarters of 2007 and an additional 200 basis points during the first quarter of 2008. Many economists feel that interest rates will continue to decline during 2008. The Federal Reserve’s actions with respect to interest rates will depend on many factors which are not known at this time. During the 0-90 day period, during which we are most sensitive to interest rate changes, the Bank is considered asset sensitive, and if interest rates rise, our net interest margin is expected to improve. Our net interest margin declined during the fourth quarter of 2007 as a result of the decreases in interest rates. Conversely, if interest rates continue to fall, our net interest margin will further decline based on the Company’s present asset sensitive position.

The second challenge for the Company’s commercial banking business is that it operates in highly competitive markets. The Bank competes directly for deposits in its commercial banking market with other commercial banks, savings and loan associations, credit unions, mutual funds, securities brokers and insurance companies, locally, regionally and nationally, some of which compete by offering products and services by mail, telephone, computer and the Internet. In its commercial bank lending activities, the Bank competes with other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit to customers located in its primary market area. Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Important competitive factors, such as office location, types and quality of services and products, office hours, customer service, a local presence, community reputation and continuity of personnel, among others, are and continue to be a focus of the Bank. Many of the largest banks operating in Georgia, including some of the largest banks in the country, also have offices within the Bank’s primary market area. Virtually every type of competitor for business of the type served by the Bank has offices in Atlanta, Georgia, which is approximately 60 miles away from Jasper. Many of these institutions have greater resources, broader geographic markets and higher lending limits than the Company and may offer various services that the Company does not offer, and may be able to better afford and make broader use of media advertising, support services and electronic technology than the Company. In addition, as a result of recent developments in the credit and liquidity markets, many of our competitors in our primary market area, in order to attract deposits, have recently offered interest rates on certificates of deposit and other products that we are unable to offer. To offset these competitive disadvantages, the Bank depends on its reputation as an independent and locally-owned community bank, its personal service, its greater community involvement and its ability to make credit and other business decisions quickly and locally. If we cannot effectively compete for deposits in our primary market area, our liquidity could come under further pressure, and we may be unable to fund our operations.

The third challenge for the Company’s commercial banking business is liquidity, or our ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain adequate reserves and sustain our operations. Due to the projected volume of loan growth for 2008 and future years and the competitive pricing by competitors in our primary market area, the Bank’s liquidity could come under pressure. The Bank has the ability to acquire out-of-market deposits to supplement deposit growth in our market areas and can borrow an additional $10.6 million in Federal Home Loan Bank advances, if necessary. However, if access to these funds is limited in any way, then our liquidity and ability to support commercial loan demand could be adversely affected. The Bank may have to increase its deposit rates in the future, which would adversely affect its net interest margin and net income. Finally, if the deterioration in the credit and real estate markets causes borrowers to default or causes a decline in the realizable value of real estate collateral, we may experience an increase in non-performing assets and loan charge-offs, and may make additional provisions for loan losses, which would also reduce our available liquidity.

The fourth challenge for the Company’s commercial banking business is maintaining sound credit quality. The Bank’s loan portfolio grew 17% during 2007, 17% during 2006 and 37% during 2005. Also, during this same time period, the Bank added approximately 26 new loan officers, which were mainly related to the addition of five new full service branches and two new loan production offices. The weakening of the real estate market could have a significant effect on the Bank’s loan portfolio. Approximately 94% of the Bank’s loan portfolio is secured by real estate, including 51% related to construction, acquisition and development loans. With the current focus on growth, the Bank must maintain the proper procedures to be able to monitor the loan growth, including the quality of the loans, and its concentration in real estate secured loans. While our loan portfolio grew, our non-performing assets also increased as a percentage of total assets during 2007. Given the current condition of the credit, liquidity and real estate markets, we may experience further increases in non-performing assets. If this occurs, we may make additional provision for loan losses and experience an increase in charge-offs, either of which would adversely impact our performance and the Bank’s ability to raise capital and expand.

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

In 2007, 2006 and 2005, the Company conducted nearly all of its business through the Bank and will continue to do so. On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. In connection with the sale, Carolina Financial purchased all of CMS’s mortgage loans, pipeline mortgage loans and premises and equipment and assumed all leases and liabilities related to the transferred assets. The assets were sold at their carrying value. The Company retained the mortgage servicing portfolio, which was approximately $8.9 million at December 31, 2007.

During 2007, the results from our mortgage banking operations consisted of an adjustment to our allowance for recourse liability. During the second quarter of 2007, as part of our quarterly evaluation, we evaluated our allowance for recourse liability for indemnified loans based upon the number of loans indemnified and the average loss on an indemnified loan. This evaluation showed an overaccrual in the allowance for recourse liability. This overaccrual was due to the fact that we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses during 2007. Therefore, based upon this analysis, we reduced the allowance for recourse liability by $118,394 during the second quarter of 2007. If these trends continue, we may have to further reduce the allowance for recourse liability. During 2006 and 2005, the Company had no revenues or expenses related to the discontinued wholesale mortgage banking business.

Recent Accounting Developments

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB statements No. 133 and 140.” This statement permits fair value remeasurement of certain hybrid financial instruments, clarifies the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” regarding interest-only and principal-only strips, and provides further guidance on certain issues regarding beneficial interests in securitized financial assets, concentrations of credit risk and qualifying special purpose entities. SFAS No. 155 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The application of SFAS No. 155 did not have a material impact on the Company’s financial condition or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” This statement requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset, and that the servicing assets and servicing liabilities be initially measured at fair value. The statement also permits an entity to choose a subsequent measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The application of SFAS No. 156 did not have a material impact on the Company’s financial condition or results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FASB Interpretation No. 48 is effective for fiscal years beginning after December 31, 2006. The Company adopted Interpretation No. 48 effective January 1, 2007, resulting in no adjustment to beginning retained earnings.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which provides for enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is applicable under other accounting pronouncements that either require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not anticipate that Statement 157 will have a material impact on its consolidated financial statements.

In September 2006, the FASB ratified EITF Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF Issue 06-4 addresses accounting for split-dollar life insurance arrangements after the employer purchases a life insurance policy on the covered employee. This Issue states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under Issue EITF

06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. Issue EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company does not anticipate that EITF Issue 06-4 will have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective as of the beginning of fiscal years beginning after November 15, 2007, with early adoption permitted under certain circumstances. The Company did not choose to early adopt this standard and does not anticipate that Statement 159 will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51.” These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS Nos. 141(R) and 160 on our consolidated financial statements.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments, involving significant estimates and assumptions, in the application of certain of its accounting policies about the effects of matters that are inherently uncertain. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time could materially impact amounts reported in subsequent financial statements as a result of the use of revised estimates and assumptions. Certain accounting policies, by their nature, involve a greater reliance on the use of estimates and assumptions, and could produce results materially different from those originally reported. Based on the sensitivity of financial statement amounts to the policies, estimates and assumptions underlying reported amounts, the more significant accounting policies applied by the Company have been identified by management as:

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

Allowance for Loan Losses

The establishment of our allowance for loan losses is based upon our assessment of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, economic conditions and issues with respect to individual borrowers. The Company’s evaluation of these factors involves subjective estimates and judgments that may change. Please see “Financial Condition of Our Commercial Banking Business—Loan Loss Allowance.”

Recourse Obligation Reserve

In the wholesale mortgage business that we operated prior to December 31, 2003, we regularly made representations and warranties to purchasers of our mortgage loans and insurers that, if breached, would require us to indemnify the purchaser for losses or to repurchase the loans, and we considered this practice to be customary and routine. The Company records a specific reserve for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated reserve for the recourse liability for probable future losses from loans that the Company may have to indemnify. The establishment of the recourse obligation reserve is based upon our assessments of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, industry trends and economic conditions. Before 2002, the Bank’s history of losses in connection with mortgage loans sold into the secondary market was minimal. The Company established this recourse obligation reserve initially during 2003 with the increase in the number of loans indemnified and the increase in the occurrence of losses from these loans. The trend of such losses experienced in 2003 increased in 2004 and we added an additional $2.9 million to the recourse obligation reserve. During 2005, 2006 and 2007, our losses related to indemnified loans have gradually decreased and we have not made any further additions to the recourse obligation reserve. During the second quarter of 2007, we evaluated our allowance for the recourse obligation reserve. Based upon this evaluation, we determined that we had made an overaccrual in the allowance for recourse liability because the Company has indemnified fewer loans than previously estimated and has had several indemnified loans pay-off without any losses. Therefore, based upon this analysis, we reduced the recourse obligation reserve by $118,394 during the second quarter of 2007. Further analysis of the reserve during the third and fourth quarters of 2007 resulted in no adjustment. Given the limited historical information available to management with respect to the Company’s potential obligations to make indemnification payments, the evaluation of these factors involves subjective estimates and judgments that may change.

Results of Operations

General Discussion of Our Results of Operations

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

The level of net interest income is determined primarily by the average balances, or volume, of interest-earning assets and the various rate spreads between the interest-earning assets and our funding sources, primarily through the Bank. Changes in our net interest income from period to period result from, among other things:

•	increases or decreases in the volumes of interest-earning assets and interest-bearing liabilities;

•	increases or decreases in the average rates earned and paid on those assets and liabilities;

•	our ability to manage the interest-earning asset portfolio, which includes loans; and

•	the availability and costs of particular sources of funds, such as noninterest bearing deposits, and our ability to “match” our liabilities to fund our assets.

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

	2007 Compared to 2006(1)			2006 Compared to 2005(1)			2005 Compared to 2004(1)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest earned on:
Loans	$10,325	$1,242	$11,567	$7,948	$7,338	$15,286	$12,784	$3,226	$16,010
Mortgages held for sale	2	(3)	(1)	(7)	0	(7)	(39)	6	(33)
Securities	40	82	122	143	144	287	10	(34)	(24)
Federal funds sold	(1,112)	32	(1,080)	534	399	933	275	348	623
Deposits in other banks	54	1	55	(87)	64	(23)	12	17	29

Total interest income	$9,309	$1,354	$10,663	$8,531	$7,945	$16,476	$13,042	$3,563	$16,605

Interest paid on:
Demand deposits	$(278)	$(164)	$(442)	$1,007	$430	$1,437	$345	$554	$899
Savings deposits	675	399	1,074	(714)	149	(565)	1,012	287	1,299
Time deposits	5,018	2,563	7,581	4,382	3,846	8,228	4,411	1,442	5,853
Borrowings	(400)	281	(119)	238	604	842	836	266	1,102

Total interest expense	$5,015	$3,079	$8,094	$4,913	$5,029	$9,942	$6,604	$2,549	$9,153

(1)	Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Results of Our Commercial Banking Business

Interest Income

Our interest income related to commercial banking was up 19% to $65.7 million for the year ended December 31, 2007 from $55.0 million for the year ended December 31, 2006. Interest income was up 43% in 2006 from $38.5 million for the year ended December 31, 2005. The increases in interest income in 2007 and 2006 were mainly a result of a higher volume of average commercial banking loans. Average commercial banking loans increased 19% from $636.7 million in 2006 to $760.0 million in 2007. Average commercial banking loans increased 18% in 2006 from $539.5 million in 2005. This growth in commercial banking loans in both 2007 and 2006 was the result of higher loan demand in our primary market area, as well as the expansion of the Bank’s operations in its current markets, particularly in north Fulton, Walton and Cobb Counties. The increase in interest income during 2007 and 2006 was also the result of an increase in the yield from commercial banking loans. The yield from commercial banking loans increased from 8.18% during 2006 to 8.37% during 2007. The yield from commercial banking loans increased from 6.82% during 2005 to 8.18% during 2006. The increase in the yield from commercial banking loans during 2007 and 2006 was mainly the result of the repricing of the commercial banking loan portfolio in reaction to the Federal Reserve increasing interest rates 200 basis points during 2005 and 100 basis points during the first six months of 2006. Interest rates remained unchanged until the end of the third quarter of 2007, when the Federal Reserve decreased interest rates 50 basis points. The Federal Reserve reduced interest rates an additional 50 basis points during the fourth quarter of 2007. The 100 basis point decrease in interest rates during the end of 2007 partially offset the increase in yield from the repricing of the commercial banking loan portfolio during the first nine months of 2007. Approximately 60% of our commercial banking loan portfolio at December 31, 2007 is variable rate and adjusts with changes in the prime rate. Yields on investment securities likewise increased from 4.80% in 2006 to 5.15% in 2007. The yields on investment securities increased from 4.09% in 2005 to 4.80% in 2006. As interest rates increased in late 2004, 2005 and 2006, the Bank has reinvested funds in some higher yielding investments and has seen the yield on the investment portfolio increase since the end of 2005.

Interest Expense

Our interest expense related to commercial banking business was approximately $36.2 million for 2007, $28.1 million for 2006 and $18.2 million for 2005. Interest expense related to commercial banking deposits was $33.5 million for 2007, $25.3 million for 2006 and $16.2 million for 2005.

The increase in interest expense from 2006 to 2007 resulted from an increase in interest-bearing deposits and an increase in the cost of funds on interest-bearing deposits. Average interest-bearing deposits increased 18% from $580.1 million in 2006 to $682.7 million in 2007. During 2007, the Bank mainly used out-of-market and brokered deposits to fund its loan growth. The Bank’s out-of-market and brokered deposits increased $99.1 million, or 126%, in 2007 from $78.4 million at December 31, 2006 to $177.5 million at December 31, 2007. We witnessed the cost of out-of-market and brokered deposits increase to levels equal to or even exceeding the costs in our local market during 2006, and therefore we rarely used out-of-market and brokered deposits as a funding source during 2006. Therefore, during 2006, the Bank ran several certificate of deposit promotions in its local markets in order to fund its loan growth. As a result, certificates of deposit within our market area increased $88.2 million in 2006. However, since the fourth quarter of 2006, we saw the cost of out-of-market and brokered deposits fall to approximately 15 to 20 basis points below the cost of deposits of similar maturity in our local market, and the Bank began to use out-of-market and brokered deposits in order to fund its loan growth during 2007. The Bank also ran several certificate of deposit specials in its local markets during 2007, increasing deposits in its local markets by approximately $14.4 million. The certificates of deposit were issued to fund the high level of loan growth the Bank experienced. The Bank’s money market accounts also increased approximately $28.6 million, or 69%, from December 31, 2006 to December 31, 2007. The cost of funds from commercial banking deposits increased from 4.37% during 2006 to 4.91% during 2007. This increase in the cost of deposits was mainly related to the repricing of time deposits, whose average cost increased 57 basis points during 2007 compared to 2006. The increase in the cost of deposits was also related to a money market account special that the Bank ran during 2007 where the Bank offered a rate of 65% of our lending prime rate. The cost of the Bank’s money market and savings accounts increased 91 basis points during 2007 compared to 2006. The Bank has had to run higher costing deposit specials during 2007 due to strong competition in its market area for local deposits.

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

For the years ended December 31, 2007, 2006 and 2005, interest expense accounted for 60%, 59% and 50% of our total commercial banking business expenses, respectively. The increase in the percentage of interest expense as a percentage of total expenses from 2006 to 2007 and from 2005 to 2006 resulted from an increase in the cost of funds of interest-bearing deposits and an increase in the average balance of interest-bearing deposits.

Net Interest Income

Our net interest income, net interest margin and interest spread for commercial banking for 2007 were $29.4 million, 3.68%, and 3.27%, respectively. Our net interest income, net interest margin and interest spread for commercial banking for 2006 were $26.9 million, 3.85%, and 3.48%, respectively. Our net interest income, net interest margin and interest spread for commercial banking for 2005 were $20.3 million, 3.46%, and 3.14%, respectively. The increase in net interest income from 2006 to 2007 was due primarily to a 19% increase in average commercial banking loans during 2007 when compared to 2006, offset by a decrease in net interest margin. The growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in its current markets, particularly in north Fulton, Walton and Cobb Counties. The decrease in net interest margin and interest spread when compared to 2006 was due to the increase of 32 basis points in yield on the Bank’s interest earning assets being less than the increase of 54 basis points in cost on the Bank’s interest-bearing liabilities. The increase in the cost on the Bank’s interest-bearing liabilities was mainly related to the repricing of its certificates of deposits, the cost of which increased 57 basis points during 2007 when compared to 2006. The increase in cost was also related to a money market account special that the Bank ran in 2007 where the Bank offered a rate of 65% of our lending prime rate. The cost of the Bank’s money market and savings accounts increased 91 basis points during 2007 when compared to 2006. The Bank has run higher costing deposit specials during 2007 due to strong competition in its market area for local deposits and has had to use out-of-market deposits in 2007 in order to fund the high level of loan growth.

It should be noted that the Company saw a significant drop in its net interest margin during the fourth quarter of 2007. The Company’s net interest margin declined from 3.81% during the third quarter of 2007 to 3.41% during the fourth quarter of 2007. This decline in the net interest margin was due to the Federal Reserve decreasing interest rates 100 basis points from September 2007 to December 2007. At December 31, 2007, approximately 65% of the Company’s interest earning assets either matures or reprices within 90 days while 35% of the Company’s interest-bearing liabilities either matures or reprices during that same time period. This repricing gap is mainly due to approximately 60% of the commercial banking loan portfolio being variable rate and adjusting with changes in the prime rate. The Federal Reserve has decreased interest rates an additional 200 basis points during the first quarter of 2008. As a result of the decrease in interest rates, we have experienced compression of our net interest margin, which negatively affected our earnings for 2007. If interest rates continue to decline and our net interest margin continues to compress, the Company’s earnings in 2008 will decline.

The increase in net interest income from 2005 to 2006 was due to both an increase in average commercial banking loans and an increase in the net interest margin. Average commercial banking loans increased 18% during 2006 and the net interest margin increased 39 basis points during 2006. The increase in net interest margin and interest spread during 2006 compared to 2005 was due to the increase of 134 basis points in yield on the Bank’s interest earning assets exceeding the increase of 99 basis points in cost on the Bank’s interest bearing liabilities. The increase in the yield on the Bank’s interest-earning assets was mainly related to the repricing of the commercial banking loan portfolio. At December 31, 2006, approximately 61% percent of the commercial banking loan portfolio was variable rate and adjusts with changes in prime rate. During 2005 and 2006, the Federal Reserve increased interest rates 300 basis points. Strong pressure on the cost of deposits resulting from competition in our primary market area has partially offset the increase in the yield on the Bank’s interest-earning assets and the positive effects of the Bank maintaining an asset sensitive position through implementation of its asset/liability management policy.

Loan Loss Provisions

In 2007, we made provisions for loan losses of approximately $2,676,000 and incurred net charge-offs of $873,654 of commercial banking loans. We made provisions for loan losses of approximately $2,083,000 and incurred net charge-offs of $771,410 of commercial banking loans in 2006 and we made provisions for $2,224,000 and incurred net charge-offs of $2,200,759 of loans in 2005. The ratios of net charge offs to average commercial banking loans outstanding during the year were 0.11%, 0.12%, and 0.41% for 2007, 2006, and 2005, respectively. During the second quarter of 2007, the Bank had a recovery of $200,000 from a commercial real estate loan that was charged-off during 2005. If this recovery was not included in the totals for 2007, the Bank would have incurred net charge-offs of $1,073,654 for 2007 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.14% rather than 0.11%. During the first quarter of 2006, the Bank had a recovery of $166,375 from a commercial real estate loan that was charged-off during 2005. The recovery of this charge-off came from the payout on a title insurance claim. If this recovery was not included in the totals for 2006, the Bank would have incurred net charge-offs of $937,785 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.15% rather than 0.12%. The Bank’s charge-offs in 2007 consisted of one construction and acquisition and development loan charge-off of $25,000, two commercial real estate loan charge-offs totaling $403,185, four residential real estate loan charge-offs of $365,927, six commercial loan charge-offs totaling $109,363 and various installment and other consumer loans charge-offs. The Bank’s charge-offs in 2006 consisted of two commercial real estate loan charge-offs totaling $176,524, six residential real estate loan charge-offs totaling $117,427, one residential construction loan charge-off of $73,048, ten commercial loan charge-offs totaling $262,459 and various installment and other consumer loan charge-offs, while the Bank’s charge-offs in 2005 consisted of seven residential real estate loan charge-offs totaling $350,699, nine residential construction loan charge-offs totaling $1,013,127, one agricultural real estate loan charge-off of $288,981 and various installment and other consumer loans charge-offs. We may make additional provisions for loan losses and may experience an increase in charge-offs if the deterioration in the credit, liquidity and real estate markets causes more borrowers to default and the realizable value of real estate collateral to decline.

The decrease in the ratio of net loan charge-offs to average commercial banking loans outstanding during 2007 compared to 2006 and 2006 compared to 2005 was mainly due to loan growth along with the Bank centralizing many of the loan administration functions in 2005 and 2006 including loan collections and loan analysis and review. In addition, the Bank placed more emphasis on asset quality and earnings in 2007 and 2006 and has slowed growth from that experienced in 2005 and 2004. The increase in the amount of the provision for loan losses in 2007 from 2006 was due to both the increase in growth that we experienced in commercial banking loans during that period and the increase in classified loans. The commercial banking loans increased $117.9 million during 2007 compared to an increase of $103.6 million in 2006. As a result of the growth in the loan portfolio, we adjusted our allowance for loan losses accordingly. Classified loans increased from $19.0 million at December 31, 2006 to $35.6 million at December 31, 2007. The increase in classified loans is mainly related to the deterioration in the residential real estate market in the last half of 2007. Our classified credits related to our construction and acquisition and development loan portfolio increased from $7.0 million at December 31, 2006 to $23.3 million at December 31, 2007. Management has considered losses that may result from these loan relationships in our determination of the loan loss allowance. The decrease in the amount of the provision for loan losses in 2006 from 2005 was mainly related to the decrease in the growth of the loan portfolio. During 2006, the loan portfolio grew $103.6 million. During 2005, the loan portfolio grew $160.3 million, of which $51.0 million was attributable to the merger with Futurus Financial Services, Inc. and $109.3 million was attributable to internal loan growth. As a result of the growth in the loan portfolio, we adjusted our allowance for loan losses accordingly. The allowance for loan losses as a percentage of total commercial banking loans was 1.21%, 1.15% and 1.13% as of December 31, 2007, 2006 and 2005, respectively. The increase in the allowance for loan losses as a percentage of total commercial banking loans from 1.15% at December 31, 2006 to 1.21% at December 31, 2007 is mainly due to management’s concerns with respect to the deterioration in the residential real estate market in the last half of 2007.

Noninterest Income

Our noninterest income related to our commercial banking business was approximately $4.2 million for 2007, $4.4 million for 2006 and $4.6 million for 2005. The decrease in noninterest income during 2007 compared to the same period in 2006 was primarily due to a gain of approximately $323,000 on the Company’s investment in another financial institution that was purchased in the second quarter of 2006, and due to the gains during the third and fourth quarters of 2006 of approximately $727,000 from the sale of the Company’s remaining investment in that financial institution. If these gains are excluded from 2006 noninterest income, then noninterest income actually increased approximately $855,000 from 2006 to 2007. Service charges on deposit accounts increased approximately $541,000 from 2006 to 2007. This increase in deposit service charges was mainly related to a $520,000 increase in overdraft charges related to a new overdraft protection program that was introduced in March 2007 and to the growth in new accounts and customers during 2007. Other operating income actually increased approximately $279,000 if the $323,000 gain from the Company’s investment in another financial institution is excluded. This increase in other operating income was mainly due to an increase in income from life insurance policies of approximately $168,000 and an increase in SBA servicing fee income of approximately $61,000. The increase in income from life insurance policies was due to the Bank purchasing $4.9 million in new policies during May 2007. The increase in income from servicing SBA loans was due to the Bank originating and selling more SBA loans, which increased the total amount of loans serviced during 2007. The decrease in noninterest income during 2006 compared to

2005 was mainly due to a decrease in mortgage servicing fee income and a decrease in gains on sale of SBA loans. Mortgage servicing fee income was approximately $63,000 during 2006 compared to approximately $631,000 during 2005. The decrease in the mortgage servicing fee income was due to a decrease in the size of the mortgage servicing portfolio from $220 million at September 30, 2005 to $13 million at December 31, 2006. The Company sold approximately $190 million of the mortgage servicing portfolio in the fourth quarter of 2005. Gains on sales of SBA loans were approximately $469,000 on 28 loans during 2006 compared to approximately $892,000 on 32 loans during 2005. The decrease on the gains on sales of SBA loans was due to a decrease in the premiums received on the sale of the loans and due to the Bank selling fewer loans in 2006. These decreases during 2006 were partially offset by an increase in the gains from sales and calls on investment securities of $402,000 during 2006. The Company had $727,000 of gains on the sale of an investment in another financial institution during the third and fourth quarters of 2006. The Company also had a gain of $323,000 from its investment in another financial institution in the second quarter of 2006.

Noninterest Expense

Our noninterest expenses related to our commercial banking business (other than income tax expenses) were $21.2 million for 2007, $17.7 million for 2006 and $16.1 million for 2005. The increase in noninterest expense during 2007 compared to 2006 was attributable to an increase in salaries and benefits of approximately $1.8 million, an increase in occupancy and equipment expense of $360,000 and an increase in other operating expenses of $1.3 million. The increase in salaries and other payroll expenses of $1.8 million in 2007 is due to several factors. One factor is an increase of $1.3 million in salaries, including payroll taxes, during 2007. The increase in salaries is due to the addition of twelve new banking officers during 2007, regular annual raises, and the introduction of the Company’s new bonus plan. Another factor is an increase in stock-based compensation expenses of approximately $463,000. This increase was mainly due to the issuance of 89,000 shares of restricted stock since December 2006, which created stock-based compensation expenses of approximately $416,000 during 2007. There was only approximately $7,000 in stock-based compensation expense from restricted stock in 2006. The expenses for the restricted stock are recorded over the vesting period for such shares. The increase in occupancy and equipment expense during 2007 compared to 2006 was mainly attributable the Bank’s expansion efforts, including the two new offices in Cherokee County, Georgia. With the Bank’s expansion efforts, its depreciation expense, maintenance expense and utility costs have all increased. The increase in other operating expenses was mainly related to increases in legal and professional expense of $473,000, an increase in insurance expense of $322,000 and an increase in foreclosed asset expense, net of $308,000. The increase in legal and professional fee expense in 2007 over 2006 was mainly attributable to an increase in attorney and accounting fees related to the increased regulatory and disclosure requirements for a public company and to an increase in legal fees related to the collection of loans. The increase in insurance expense in 2007 from 2006 is due to an increase in FDIC assessments. In 2007, the FDIC changed its method of calculating its assessments, which has led to higher insurance costs for the Bank. The increase in foreclosed asset expense in 2007 from 2006 was mainly due to the write-down of $250,000 on a residential home that was foreclosed upon in the second quarter of 2007 and due to the write-down of $60,000 on four lots with mobile homes, one of which was foreclosed upon in the first quarter of 2006 and three of which were foreclosed upon in the first quarter of 2007. The Bank has also made $177,000 of improvements during 2007 on two residential homes that were foreclosed upon by the Bank.

The increase in noninterest expense during 2006 compared to 2005 was attributable to an increase in salaries and benefits of approximately $1.7 million, an increase in occupancy and equipment expense of $237,000 and an increase in other operating expenses of $303,000. These increases were offset by a decrease in our mortgage subservicing expense and amortization of mortgage servicing rights of $583,000. The increase in salaries and other payroll expenses during 2006 compared to 2005 was due to the addition of 45 new employees, including 17 new banking officers, during the last nine months of 2005, and regular annual raises, and an increase in year- end bonuses. This increase in employees was due to the Bank opening two new full service branches and two new loan production offices. The increase in salaries and other payroll expenses in 2006 compared to 2005 was also due to an increase in the costs of health insurance and other benefits of approximately $106,000, an increase in accruals for the Bank’s retirement plan of approximately $169,000 and additional compensation expense of approximately $175,000 related to the application of FAS 123R during 2006. The increase in occupancy and equipment expense during 2006 compared to 2005 was mainly attributable to the Bank’s expansion efforts. With the Bank’s expansion efforts, its lease expense, depreciation expense, maintenance expense and utility costs have all increased. The increase in other operating expenses was mainly related to increases in loan expenses, bank vehicle expenses, business and occupancy taxes, insurance expense and charitable contributions. These increases were due to the Bank’s loan and deposit growth and branch expansion efforts including the growth in the number of employees. Mortgage subservicing expense and the amortization of mortgage servicing rights decreased during 2006 compared to 2005 due to a decrease in the Bank’s servicing portfolio from approximately $220 million at September 30, 2005 to approximately $13 million at December 31, 2006. This decrease in the servicing portfolio was due to the sale of approximately $190 million of the servicing portfolio in the fourth quarter of 2005.

Effective January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25, and thus recognized no compensation expense for options granted with the exercise prices equal to the fair market value of the Company’s common stock on the date of grant. The compensation cost that was charged against income for our stock option plans was $221,710 and $168,170 during 2007 and 2006, respectively. The amount of compensation cost that would have been recognized and charged against income for 2005 if SFAS No. 123R had been adopted was $787,419. The total compensation cost related to nonvested awards not yet recognized at December 31, 2007 is $1,311,899, which will be recognized over the weighted average period of approximately 2.5 years. See “Note 12—Stock Based Compensation” in the consolidated financial statements for further information.

Pretax Net Income

During 2007, our commercial banking pre-tax income was approximately $9.8 million compared to pre-tax income of approximately $11.5 million during 2006, a decrease of approximately $1.7 million, or 15%. An increase in noninterest expense of approximately $3.5 million during 2007 compared to 2006 was the main reason for the decrease in pretax income. The increase in noninterest expense was primarily due to an increase in salaries and benefits, depreciation and amortization expense, legal and professional expense, insurance expense and foreclosed asset expense. The decrease in pretax income was also due to an increase in the provision for loan losses of approximately $593,000 during 2007 compared to 2006. The increase in the provision for loan losses was mainly attributable to the deterioration in the loan portfolio related to the slowdown in the real estate market and an increase in loan growth in 2007 compared to the same period in 2006. These increases in noninterest expense and the provision for loan losses were partially offset by an increase in net interest income of approximately $2.6 million during 2007 compared to 2006. The increase in net interest income was due to a 19% increase in average commercial banking loans during 2007 when compared to 2006.

Pre-tax income for 2006 increased approximately $4.8 million, or 73%, when compared to 2005. An increase in net interest income of approximately $6.5 million during 2006 compared to 2005 was the main reason for the increase in pretax income. The increase in net interest income from 2005 to 2006 was due to both an 18% increase in average commercial banking loans and to an increase of 39 basis points in the net interest margin during 2006 compared to 2005. The increase in net interest income was partially offset by an increase of approximately $1.6 million in non-interest expense during 2006 compared to 2005. The increase in non-interest expense was primarily due to an increase in salaries and benefits and occupancy and equipment expense related to the Bank’s expansion efforts in 2005 and 2006. See further discussion above under “—Net Interest Income” “—Loan Loss Provisions” and “—Non-interest Expense.”

Income Taxes

The effective income tax rate for our commercial banking business for 2007, 2006 and 2005 was 35.24%, 36.13% and 38.12%, respectively. The decreased profitability in 2007 made the relative permanent differences related to state income tax credits paid and bank owned life insurance income more significant compared to our taxable position in 2006. The commercial banking business had more permanent income tax differences in 2006 compared to 2005 related to state income tax credits paid and bank owned life insurance income which reduced the effective tax rate in 2006.

Results of Our Mortgage Banking Business

In 2005, 2006 and 2007, the mortgage banking business operations mainly consisted of activity from the servicing portfolio and the costs associated with winding down the wholesale mortgage business. During the 2007, the results from our mortgage banking operations consisted of an adjustment to our allowance for recourse liability. During the second quarter of 2007, we evaluated our allowance for recourse liability for indemnified loans based upon the number of loans indemnified and the average loss on an indemnified loan. Based upon this evaluation, we determined that we had made an overaccrual in the allowance for recourse liability because we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses during 2007. Therefore, based upon this analysis, we reduced the allowance for recourse liability by $118,394 during the second quarter of 2007. If these trends continue, we may have to further reduce the allowance for recourse liability. During 2006 and 2005, the Company had no revenues or expenses related to the wholesale mortgage banking business.

Financial Condition

General Discussion of Our Financial Condition

Total Assets

Our total assets increased $140.6 million, or 18%, from $779.7 million as of December 31, 2006, to $920.3 million as of December 31, 2007. The increase in total assets was comprised of an increase of $117.9 million, or 17%, in the Bank’s commercial loans, an $8.6 million, or 72%, increase in federal funds sold, a $5.2 million, or 2083%, increase in other real estate owned and a $5.3 million, or 65%, increase in the cash surrender value of life insurance. The growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in its current markets. The increase in federal funds sold was mainly due to maturities of a six month certificate of deposit special in 2006 that caused the balance of federal funds sold at December 31, 2006 to be lower than normal. The increase in other real estate owned was mainly due to the foreclosures on three large properties in 2007: a residential house that is being carried at $3.0 million and two automobile service stores that are being carried at a total of $1.8 million. The increase in the cash value of life insurance was due to the purchase of $4.9 million in new insurance policies and due to the policy earnings. During the second quarter of 2007, the Bank purchased $4.9 million in new insurance policies due in anticipation of the Bank making changes to and restating its supplemental retirement plan. Our increase in total assets corresponded with a $125.4 million, or 19%, increase in deposits and with a $7.3 million, or 20%, increase in long-term borrowings. The increase in long-term borrowings was due to the Company issuing $10,310,000 of junior subordinated debentures to Crescent Capital Trust IV during the third quarter of 2007. Our total assets increased $75.6 million, or 11%, from $704.1 million as of December 31, 2005, to $779.7 million as of December 31, 2006. The increase in total assets was comprised of an increase of $103.6 million, or 17%, in the Bank’s commercial loans. The growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in its current markets. Our increase in total assets from loan growth was offset by a decrease in federal funds sold and interest-bearing deposits in banks of $27.2 million. The decrease in federal funds sold and interest-bearing deposits in banks was due to a decrease in deposits in December 2006 related to maturities of a six month certificate of deposit special that was offered in June 2006. Our increase in total assets corresponded with a $78.4 million, or 14%, increase in deposits.

Interest-Earning Assets

Our interest-earning assets during 2007 were comprised of:

•	commercial banking loans;

•	mortgage loans held for sale;

•	investment securities;

•	interest-bearing balances in other banks; and

•	temporary investments.

At December 31, 2007, interest-earning assets totaled $862.4 million, or 94% of total assets. This represents an increase of $129.0 million, or 18%, from December 31, 2006, when interest-earning assets totaled $733.4 million, or 94% of total assets. This increase was mainly related to a $117.9 million increase in the Bank’s commercial banking loan portfolio and an $8.6 million increase in federal funds sold. The increase in federal funds sold was mainly due to maturities of a six month certificate of deposit special in 2006 that resulted in the balance of federal funds sold at December 31, 2006 to be lower than normal. At December 31, 2006, interest-earning assets totaled $733.4 million, or 94% of total assets. This represents an increase of $77.7 million, or 12%, from December 31, 2005, when interest-earning assets totaled $655.7 million, or 93% of total assets. This increase was mainly related to a $103.6 million increase in the Bank’s commercial banking loan portfolio. Our increase in interest-earning assets from loan growth was offset by a decrease in federal funds sold and interest-bearing deposits in banks of $27.2 million. The decrease in federal funds sold and interest-bearing deposits in banks was due to a decrease in deposits in December 2006 related to maturities of six month certificates of deposit special that were offered in a special promotion in June 2006. See “—Financial Condition of Our Commercial Banking Business—Total Commercial Banking Loans.”

The following table sets forth a distribution of the assets, liabilities and stockholders’ equity for the periods indicated:

Distribution of Assets, Liabilities and Stockholders’ Equity

	2007 Daily Average Balances	2006 Daily Average Balances	2005 Daily Average Balances	2004 Daily Average Balances	2003 Daily Average Balances
	(in thousands)
ASSETS
Interest-earning assets:
Loans (1)	$760,007	$636,676	$539,522	$351,914	$239,264
Mortgage loans held for sale	289	252	350	914	185,133
Securities	24,045	23,295	20,304	20,068	20,140
Federal funds sold	13,948	36,264	25,369	17,087	7,864
Deposits in other banks	1,907	855	2,623	2,142	2,780

Total interest-earning assets	800,196	697,342	588,168	392,125	455,181

Other assets	62,372	52,549	50,999	45,877	79,618

Total assets	$862,568	$749,891	$639,167	$438,002	$534,799

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities
Demand deposits	$77,668	$87,034	$55,261	$40,787	$41,805
Savings deposits	61,231	43,726	67,991	30,807	18,773
Time deposits	543,755	449,302	356,719	236,224	175,123
Other borrowings	51,061	58,645	53,647	30,880	174,089

Total interest-bearing liabilities	$733,715	$638,707	$533,618	$338,698	$409,790
Noninterest-bearing deposits	50,065	45,745	42,743	38,549	39,029
Other liabilities	14,041	6,738	9,546	8,849	39,738
Stockholders’ equity	64,747	58,701	53,260	51,906	46,242

Total liabilities & stockholders’ equity	$862,568	$749,891	$639,167	$438,002	$534,799

The following table sets forth our average yield and rates as relates to our interest income and expenses for the periods indicated.

Average Yields and Rates

	2007 Income/ Expense	2007 Average Yield/ Rates	2006 Income/ Expense	2006 Average Yield/ Rates	2005 Income/ Expense	2005 Average Yield/ Rates	2004 Income/ Expense	2004 Average Yield/ Rates	2003 Income/ Expense	2003 Average Yield/ Rates
	(dollars in thousands)
Interest income/yields:
Loans(1)	$63,627	8.37%	$52,060	8.18%	$36,774	6.82%	$20,764	5.90%	$14,378	6.01%
Mortgage loans held for sale	17	5.83	18	7.06	24	6.86	57	6.24	9,490	5.13
Securities	1,239	5.15	1,117	4.80	831	4.09	854	4.26	1,140	5.66
Federal funds sold	695	4.98	1,775	4.89	841	3.32	219	1.28	77	0.98
Deposit in other banks	97	5.09	42	4.94	66	2.52	37	1.73	28	0.99

Total interest income/yield	$65,675	8.21%	$55,012	7.89%	$38,536	6.55%	$21,931	5.59%	$25,113	5.52%

Interest expense/rates:
Demand deposits	$2,314	2.98%	$2,755	3.17%	$1,318	2.39%	$420	1.03%	$415	0.99%
Savings deposits	2,360	3.85%	1,286	2.94%	1,851	2.72%	552	1.79%	174	0.93%
Time deposits	28,861	5.31%	21,280	4.74%	13,053	3.66%	7,199	3.05%	5,852	3.34%
Other borrowings	2,694	5.28%	2,813	4.80%	1,971	3.67%	869	2.81%	5,811	3.34%

Total interest expense/rates	36,229	4.94%	28,134	4.40%	18,193	3.41%	9,040	2.67%	12,252	2.99%

Net interest income	$29,446		$26,878		$20,343		$12,891		$12,861

Net yield on interest-earning assets		3.68%		3.85%		3.46%		3.29%		2.83%

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.
(2)	Information is not presented on a taxable equivalent basis because such adjustments are insignificant.

Allowance for Losses

Our assessment of the risks associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio, as detailed below under “—Financial Condition of Our Commercial Banking Business—Loan Loss Allowance.”

Premises and Equipment

We had premises and equipment of $21.0 million at December 31, 2007, $21.1 million at December 31, 2006 and $17.2 million at December 31, 2005. Premises and equipment decreased slightly from December 31, 2006. This was primarily due to depreciation expense from premises and equipment of approximately $1.6 million in 2007. The reduction in premises and equipment from depreciation expense in 2007 was offset primarily by the remaining construction costs of approximately $700,000 for the new full service branch in Woodstock, Georgia, which opened in January 2007, and due to the normal purchasing and replacement of technology and equipment throughout the period. The increase in premises and equipment from December 31, 2005 was primarily due to the construction costs of approximately $2.8 million for our new full service branch in Canton, Georgia, which opened in September 2006, and due to the construction in progress costs of approximately $1.2 million for the new full service branch in Woodstock, Georgia, which opened in January 2007. The Bank also purchased a parcel of land in Cobb County, Georgia during the second quarter of 2006 for approximately $1.1 million. These increases were partially offset by depreciation expense from the premises and equipment of approximately $1.3 million in 2006.

Cash Surrender Value of Life Insurance

In 1999, the Bank provided a supplemental retirement plan to its banking officers funded with life insurance. In the first quarter of 2000, we added our directors to the supplemental retirement plan. At December 31, 2007, the total cash value of the life insurance was $13.6 million. At December 31, 2006 and December 31, 2005, the total cash value of the life insurance was $8.2 million and $8.0 million, respectively. The increase of approximately $5.3 million from December 31, 2006 to December 31, 2007 was due to the purchase of $4.9 million in new insurance policies and due to the policy earnings. During the second quarter of 2007, the Bank purchased $4.9 million in new insurance policies in anticipation of the Bank making changes to and restating its supplemental retirement plan during the third quarter of 2007. The plan was restated due to new accounting interpretations and tax laws related to the previous supplemental retirement plan. The increase of $0.2 million during 2006 was due to policy earnings.

Financial Condition of Our Commercial Banking Business

Total Commercial Banking Loans

Commercial banking loans at December 31, 2007, 2006 and 2005 were $815.2 million, $697.3 million and $593.7 million, respectively. During 2007, our average commercial banking loans were $760.0 million and constituted 95% of our average consolidated earning assets and 88% of our average consolidated total assets. During 2006, our average commercial banking loans were $636.7 million and constituted 91% of our average consolidated earning assets and 85% of our average consolidated total assets. During 2005, our average commercial banking loans were $539.5 million and constituted 92% of our average consolidated interest-earning assets and 84% of our average consolidated total assets. The 19% and 18% increases in average commercial banking loans during 2007 and 2006 were the result of higher loan demand in our primary market area, as well as the expansion of the Bank’s operations in both its current markets and into new markets in north Fulton, Walton and Cobb Counties.

Loan Loss Allowance

The allowance for loan losses represents management’s assessment of the risks associated with extending credit and its evaluation of the quality of the commercial loan portfolio. We maintain our allowance for loan losses at a level that we believe is adequate to absorb the risk of loan losses in the loan portfolio. In determining the appropriate level of the allowance for loan losses, we apply a methodology that has both a specific component and a general component. Under the specific component of the methodology, each loan is graded:

(1)	at the time of the loan’s origination;

(2)	at each of the Bank’s loan committee meetings; and

(3)	at any point in time when payments due under the loan are delinquent or events occur which may affect the customer’s ability to repay loans.

The Bank’s grading system is similar to the grading systems used by bank regulators in analyzing loans. To grade a loan the Bank considers:

(1)	the value of underlying collateral;

(2)	the relative risk of the loan, based upon the financial strength and creditworthiness of the borrower;

(3)	prevailing and forecasted economic conditions; and

(4)	the Bank’s historical experience with similar loans.

The actual grading is performed by loan officers and reviewed and approved by the loan committee. After grading each of the loans, we review the overall grades assigned to the portfolio as a whole, and we attempt to identify and determine the effect of potential problem loans.

The general component of the methodology involves an analysis of actual loan loss experience, a comparison of the actual loss experience of banks in the Bank’s peer group, and carefully developed assumptions about the economy generally. We also follow the regulatory guidance provided by the Federal Financial Institution Examination Council’s Interagency Policy Statement on Allowance for Loan Losses Methodologies, as well as other widely accepted guidelines for banks and savings institutions generally.

We apply both the specific and general components of the methodology, together with regulatory guidance, to determine an appropriate level for the allowance for loan losses. We also hire independent loan review consultants on an annual basis to review the quality of the loan portfolio and the adequacy of the allowance for loan losses. The provision for loan losses during a particular period is a charge to earnings in that period in order to maintain the allowance for loan losses at a level that is estimated to be adequate to cover probable losses inherent in the loan portfolio.

The Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the FDIC and the Georgia Department may require a bank to make additional provisions to its allowance for loan losses when, in their opinion, their credit evaluations and allowance for loan loss methodology differ materially from ours.

While it is the Bank’s policy to charge-off, in the current period, loans for which a loss is considered probable, there are additional risks of loss that cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy and other factors over which management has no control and which management cannot accurately predict, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

The allowance for loan losses totaled $9.8 million, or 1.21% of total commercial banking loans, at December 31, 2007 compared to $8.0 million, or 1.15% of total commercial banking loans, at December 31, 2006 and $6.7 million, or 1.13% of total commercial banking loans, at December 31, 2005. During 2007, we made a provision for loan losses of $2,676,000, which was due to both the $117.9 million increase we experienced in commercial banking loans during that period and the increase in classified loans from $19.0 million at December 31, 2006 to $35.6 million at December 31, 2007. This increase in classified loans is mainly related to the deterioration in the residential real estate market in the last half of 2007. Our classified credits related to our construction and acquisition and development loan portfolio increased from $7.0 million at December 31, 2006 to $23.3 million at December 31, 2007. Management has considered losses that may result from these loan relationships in our determination of the loan loss allowance. During 2006, we made a provision for loan losses of $2,083,000, which was due to both the $103.4 million increase we experienced in commercial banking loans during that period and the increase in classified loans from $15.9 million at December 31, 2005 to $19.0 million at December 31, 2006. This increase in classified loans is mainly related to one loan relationship totaling approximately $4.2 million, which was downgraded to a grade “5” (Special Mention). These are considered loans of average quality where the existence of potential weakness warrants close attention, but represent little, if any, risk of loss to the Bank. During 2005, we made a provision for loan losses of $2,224,000, which was primarily due to the $160.3 million, or 37.0%, increase we experienced in commercial banking loans during that period. Of this increase, approximately $51.0 million was acquired in the merger with Futurus Financial, along with the associated allowance for loan losses of approximately $869,000. Net charge-offs for 2007 were $873,654, or 0.11% of average loans outstanding. During the second quarter of 2007, the Bank had a recovery of $200,000 from a commercial real estate loan that was charged-off during 2005. If this recovery was not included in the totals for 2007, the Bank would have incurred net charge-offs of $1,073,654 for 2007 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.14% rather than 0.11%. Net charge-offs for 2006 were $771,410, or 0.12% of average loans outstanding. During the first quarter of 2006, the Bank had a recovery of $166,375 from a commercial real estate loan that was charged-off during 2005. If this recovery was not included in the totals for 2006, the Bank would have incurred net charge-offs of $937,785 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.15% rather than 0.12%. Net loan charge-offs for December 31, 2005 were approximately $2,201,000, or 0.41% of average loans outstanding. The Bank’s charge-offs in 2007 consisted of one construction and acquisition and development loan charge-off of $25,000, two commercial real estate loan charge-offs totaling $403,185, four residential real estate loan charge-offs totaling $365,927, six commercial loan charge-off totaling $109,363 and various installment and other consumer loans charge-offs. The Bank’s charge-offs in 2006 consisted of two commercial real estate loan charge-offs totaling $176,524, six residential real estate loan charge-offs totaling $117,427, one residential construction loan charge-off of $73,048, ten commercial loan charge-offs totaling $262,459 and various installment and other consumer loan charge-offs. The Bank’s charge-offs in 2005 consisted of seven residential real estate loan charge-offs totaling $350,699, nine residential construction loan charge-offs totaling $1,013,127, one agricultural real estate loan charge-off of $288,981 and various installment and other consumer loans charge-offs. The decrease in the ratio of net loan charge-offs to average commercial banking loans outstanding during 2007 compared to 2006 and 2006 compared to 2005 was mainly attributable to the Bank centralizing many of the loan administration functions in 2005 and 2006 including loan collections and loan analysis and review. The Bank also has placed more emphasis on asset quality and earnings in 2007 and 2006 and has slowed growth from that experienced in 2005 and 2004.

In order to address the weakening of the real estate market, in particular real estate related to construction and acquisition and development, the Bank increased its monitoring of its loan portfolio in 2007 in order to help identify and attempt to resolve potential loan problems more quickly. The Bank added another full time employee in 2007 and has budgeted the addition of another full time employee in 2008 to aid in this increased monitoring of asset quality and the management of problem loans. In addition to the normal quarterly monitoring and reporting of our construction and acquisition and development loan portfolio, including any concentrations, the Bank initiated quarterly problem loan meetings during 2007. During these meetings, senior management and the collections personnel discuss the other real estate owned and the classified and past due credits over $50,000 with our county presidents and loan officers. During these meetings we discuss and document the current status of the credit, the potential problems with the credit, our action plans for the credit and our estimated loss in the credit. During the last quarter of 2007, our asset quality department also began conducting site visits at the properties securing our criticized construction and acquisition and development loans in excess of $50,000 to allow us to see the most recent developments and trends with these projects. During 2007, our asset quality personnel also began conducting quarterly site visits with respect to all construction projects which are over twelve months old. These visits allow us to assess the percent completion of the project and the marketability of the project. These visits are documented by photographs and written reports and are reviewed by senior management. We also initiated an internal review in the fourth quarter of 2007 of all the Bank’s acquisition and development projects. This review should be completed by the end of the first quarter of 2008. The Bank has also increased is penetration level of its third party loan reviewer from 60% in 2007 to 75% of the Bank’s loan portfolio during 2008. The Bank feels all of these measures will help to identify and favorably resolve any potential problem credits more quickly which should help to limit our losses in the loan portfolio. Given the current condition of the credit, liquidity and real estate markets, our asset quality could continue to deteriorate.

The increase in the provision and the determination of the allowance for loan losses as a percentage of commercial banking loans was based on our analysis and judgment of loan quality and our determination of what level of reserves were reasonable to cover the risk of loss in the loan portfolio. The determination of the reserve level is based upon our judgment regarding factors affecting loan quality, assumptions about the economy and historical experience. Our judgment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular focus on loans that are past due and other loans that we believe require attention. We believed that the allowance at December 31, 2007 was adequate at that time to cover risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions, which we believed at that time to be reasonable, that may or may not actually be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan loss will not be required at any time in the future. As a result of a general slowdown and uncertainties in the economy, including those related to the slowdown in the real estate market and those created by natural disasters, additions to the allowance and additional charge-offs may become necessary. Also, regulatory authorities in the ordinary course of their examinations may require the Bank to increase its allowance for loan losses based on circumstances existing at the time.

The following table shows the composition of the loan portfolio as of December 31, 2007, 2006, 2005, 2004 and 2003.

Total Loan Portfolio

	As of December 31,
	2007	2006	2005	2004	2003
	(in thousands)
Commercial, financial and agricultural	$30,750	$32,633	$29,515	$21,657	$15,891
Real estate-construction and land development	417,820	348,429	273,199	149,520	75,751
Real estate-mortgage	348,362	295,568	269,880	240,859	162,475
Installment and other	18,306	20,658	21,110	21,321	20,419

Total	$815,238	$697,288	$593,704	$433,357	$274,536

The following table shows the amount of loans outstanding as of December 31, 2007, which, based on remaining scheduled repayments of principal, are due in the periods indicated.

	Loans Maturing
	Within One Year	After One Year but Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$16,942	$10,209	$3,599	$30,750
Real estate-construction and land development	356,955	59,652	1,213	417,820
Real estate-mortgage	130,485	182,459	35,418	348,362
Installment and other	8,776	9,203	327	18,306

Total	$513,158	$261,523	$40,557	$815,238

The following table sets forth the amounts of loans due after one year as of December 31, 2007, classified according to the sensitivity to changes in interest rates.

	After One Year but Within Five Years	After Five Years
	(in thousands)
Fixed interest rates	$172,851	$17,885
Variable interest rates	88,672	22,672

Total	$261,523	$40,557

The following table summarizes the Bank’s non-accrual, past due and restructured commercial banking loans:

	December 31,
	2007	2006	2005	2004	2003
	(in thousands)
Non-accrual loans	$5,614	$3,977	$2,848	$1,368	$357

Accruing loans past due 90 days or more	$307	$29	$160	$397	$2,356

Restructured loans	$—	$—	$—	$—	$—

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

	Years Ended December 31,
	2007	2006	2005	2004	2003
Balance, beginning of period	$8,023,565	$6,711,974	$5,828,027	$3,243,177	$2,548,110
Loans charged off:
Commercial, financial and agricultural	(437,548)	(262,459)	(57,855)	(221,957)	(233,485)
Real estate-construction and land development	(25,375)	(73,048)	(1,013,127)	(267,659)	(1,135)
Real estate-mortgage	(440,927)	(293,951)	(639,680)	(24,279)	—
Installment and other consumer	(394,690)	(399,927)	(527,442)	(442,211)	(295,075)

Total loans charged off	(1,298,540)	(1,029,385)	(2,238,104)	(956,106)	(529,695)
Recoveries:
Installment and other consumer	106,626	48,626	19,869	28,123	10,848
Real estate-construction and land development	53,000	12,000	15,376	3,500	46,794
Real estate-mortgage	228,645	191,316	—	—	26,620
Commercial, financial and agricultural	36,615	6,034	2,100	317,333	—

Total loans recovered	424,886	257,976	37,345	348,956	84,262
Net loans charged off	(873,654)	(771,409)	(2,200,759)	(607,150)	(445,433)
Provision for loan losses	2,676,000	2,083,000	2,224,000	3,192,000	1,140,500
Allowance for loan loss acquired	—	—	860,706	—	—

Balance, end of period	$9,825,911	$8,023,565	$6,711,974	$5,828,027	$3,243,177

Loans outstanding at end of period, excluding loans held for sale (In thousands)	$815,237	$697,288	$593,704	$433,357	$274,536
Ratio of allowance to loans outstanding at end of period, excluding loans held for sale	1.21%	1.15%	1.13%	1.34%	1.18%
Average loans outstanding during the period, excluding loans held for sale (In thousands)	$760,007	$636,676	$539,522	$351,914	$239,264
Ratio of net charge offs during the period to average loans outstanding	0.11%	0.12%	0.41%	0.17%	0.19%

The following table sets forth, with respect to each category of banking loans, the total amount of the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

	Years Ended December 31,
	2007		2006		2005		2004		2003
	Amt	%	Amt	%	Amt	%	Amt	%	Amt	%
	(dollars in thousands)
Commercial, financial and agricultural	$1,075	3.8%	$575	4.7%	$271	5.0%	$336	5.0%	$858	5.8%
Real estate-mortgage(1)	2,153	42.7%	3,148	42.4%	2,294	45.5%	2,174	55.6%	861	59.2%
Real estate-construction and land development	5,875	51.3%	3,682	50.0%	3,415	46.0%	2,652	34.5%	682	27.6%
Consumer	723	2.2%	618	2.9%	633	3.5%	523	4.9%	694	7.4%
Unallocated	—		—		99		143		148

Total	$9,826	100.0%	$8,023	100.0%	$6,712	100.0%	$5,828	100.0%	$3,243	100.0%

(1)	Includes any loans secured in whole or in part by real estate.

Total Non-Performing Commercial Banking Assets

The following table shows the Bank’s commercial banking assets that we believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans.

	Years Ended December 31,
	2007	2006	2005
Non-performing loans(1)	$5,613,772	$3,977,439	$2,847,645
Foreclosed properties	5,410,905	247,830	600,135

Total non-performing assets	$11,024,677	$4,225,269	$3,447,780

Loans 90 days or more past due on accrual status	306,747	28,921	159,772
Potential problem loans(2)	7,570,577	2,350,245	2,742,759
Potential problem loans/total loans	0.93%	0.34%	0.46%
Non-performing assets/total loans and foreclosed properties	1.34%	0.61%	0.58%
Non-performing assets and loans 90 days or more past due on accrual status/total loans and foreclosed properties	1.38%	0.61%	0.61%

(1)	Defined as non-accrual loans and renegotiated loans.
(2)	Loans identified by management as potential problem loans (criticized loans) but still accounted for on an accrual basis.

We define non-performing commercial banking loans as non-accrual commercial banking loans. The Bank’s policy is to discontinue the accrual of interest on loans that are 90 days past due unless the loans are well secured and in the process of collection. The Bank had approximately $307,000 of commercial banking loans contractually past due more than 90 days and still accruing interest as of December 31, 2007 compared to $29,000 and $160,000, respectively, as of December 31, 2006 and December 31, 2005. Our non-performing commercial banking loans at December 31, 2007 amounted to $5.6 million, compared to $4.0 million at December 31, 2006 and $2.8 million at December 31, 2005. The Bank had no renegotiated commercial banking loans at December 31, 2007, 2006 and 2005. The increase in non-performing commercial banking loans from December 31, 2006 to December 31, 2007 was mainly related to six loan relationships totaling approximately $3.6 million. Four of the relationships are related to residential home builders. One of these four loan relationships totaling approximately $483,000 is secured by six residential home lots and a residential home that is approximately 90% completed in Oconee County, Georgia. Another of these four loan relationships totaling approximately $385,000 is secured by one residential home lot and a residential home that is approximately 95% completed in Cherokee County, Georgia. Another of these four loan relationships totaling approximately $612,000 is secured by two residential homes that are approximately 90% completed in Bartow County, Georgia. The last of these four loan relationships totaling approximately $555,000 is secured by three residential homes that are approximately 85% completed and two residential home lots in Pickens County, Georgia. The other two loan relationships that were added to the non-performing commercial banking loans total approximately $1,558,000. One of these loan relationships totaling $617,000 is secured by one commercial office building lot in Rockdale County, Georgia and the other totaling $941,000 is secured by a 181 unit self storage facility on 2.8 acres in Bartow County, Georgia. The increase in non-performing commercial banking loans from these six loan relationships was partially offset by the removal of two loan relationships from the non-performing commercial banking loans. One of the loan relationships was partially paid off with the remaining balance being charged-off and the other loan relationship was foreclosed upon. In 2004, the Bank placed a loan relationship on non-accrual status related to a finance company. In 2004, the principal owner and manager of the company died. The primary collateral for the loan was the accounts receivable of the finance company; however internal fraud was detected within the company. The balance of the accounts receivable was not adequate to cover the outstanding loan. The Bank relied on the personal guarantee of the principal owner as well as the assets in the deceased principal owner’s estate to recover some of the difference. The Bank settled with the estate in the first quarter of 2007 and charged off $328,185 of the outstanding balance of $965,685. The other loan relationship totaling approximately $1.9 million is secured by two automobile service centers. This relationship was foreclosed upon in the third quarter of 2007 and the balances were moved to other real estate owned. The increase in non-performing commercial banking loans from December 31, 2005 to December 31, 2006 was mainly related to this $1.9 million relationship. The increase from this loan relationship was partially offset by the Bank foreclosing on a loan totaling $489,072 that was secured by a residential home during the second quarter of 2006 and selling the property at a loss in the third quarter of 2006. The increase in non-performing commercial banking loans in 2007 is mainly related to the downturn in the real estate market and the slowdown in the national and local economy during the last two quarters of 2007. The largest sector in the Bank’s loan portfolio is construction and acquisition and development loans, which make up 54% of its loan portfolio. This sector has been hit particularly hard by the real estate downturn in 2007 and we have seen our criticized loans in this sector increase from $489,187 at December 31, 2006 to $8,197,167 at December 31, 2007. We presently believe that any losses that may come from these loan relationships have been considered in our determination of the loan loss allowance. As of December 31, 2007, loan loss allowance reserves related to non-performing commercial banking loans totaled approximately $1,411,000.

Total non-performing commercial assets totaled $11.0 million at December 31, 2007. This compares to total non-performing commercial assets of approximately $4.2 million at December 31, 2006 and $3.4 million at December 31, 2005. The Bank foreclosed on seven properties totaling approximately $5.9 million during 2007. One of the properties, totaling $3.25 million, consists of a residential home on Lake Lanier in Hall County, Georgia. The home is approximately 17,000 square feet in size and is located on 1.07 acres. Another property, totaling approximately $145,000, consists of three land lots with mobile homes in Murray County, Georgia. The third of these properties totaling approximately $1.8 million consists of two automobile service centers in Cherokee County, Georgia. The fourth of these properties totaling approximately $351,000 consists of a completed residential home that was sold during the third quarter of 2007 at a gain of approximately $20,000. Another of these properties totaling approximately $220,000 consists of a completed residential home located in Clayton County, Georgia. The last two properties are a residential home located in Floyd County, Georgia totaling approximately $60,000 and 5.4 acres of raw land for residential home development in Bartow County, Georgia totaling approximately $47,000. During 2007, the Bank sold two properties totaling approximately $105,000 that were foreclosed upon in 2006 and one property totaling approximately $49,000 that was foreclosed upon in 2007. These properties consisted of land lots with mobile homes and were sold at no gain or loss. The Bank’s remaining foreclosed properties totaling $5.3 million that have not been sold relate to eight loan relationships. One of the properties totaling approximately $3.0 million is a residential home on Lake Lanier in Hall County, Georgia. The Bank wrote-off an additional $250,000 on this property during the third quarter of 2007 based upon the slowdown in the residential home market and the drought conditions at Lake Lanier. Another of the properties totaling approximately $1.8 million is two automobile service centers located in Cherokee County, Georgia. Another of the properties totaling approximately $88,000 is three mobile homes with land lots located in Murray County, Georgia. The Bank wrote-down these three lots an additional $60,000 during the third quarter of 2007 based upon the slowdown in the residential home market. Another of the properties totaling approximately $50,000 is a residential home lot located in Forsyth County, Georgia. Another of the properties totaling approximately $220,000 is a completed residential home located in Clayton County, Georgia. The remaining properties totaling approximately $147,000 consist of one residential condominium in Fulton County, Georgia, one residential home located in Floyd County, Georgia and 5.4 acres of raw land for residential home development in Bartow County, Georgia. The Bank foreclosed upon eight commercial banking loans totaling approximately $1.4 million during 2006. One of the properties is a residential home under construction, two of the properties are mobile homes on land lots, two of the properties are office condos and three of the properties are residential homes on acreage. The foreclosed properties have been recorded at the lower of cost or market less the estimated costs to sell the properties. The Bank does not foresee any further material losses from these loans and properties.

Potential problem loans represent commercial banking loans that are presently performing, but where management has concerns regarding the ability of the respective borrowers to meet contractual repayment terms. Potential problem commercial loans increased approximately $5.2 million, or 322% from December 31, 2006 to December 31, 2007. The increase in potential problem commercial loans from December 31, 2006 to December 31, 2007 was mainly related to two loan relationships totaling approximately $4.9 million. One of the loan relationships totaling approximately $3.2 million is secured by 41 residential home lots and 6 commercial lots in Bartow County, Georgia that are being developed. The other loan relationship totaling approximately $1.7 million is secured by 74 acres of raw land for residential home development located in Cherokee County, Georgia. Management feels that the loans categorized as potential problem loans at December 31, 2007 are adequately collateralized and believes that any losses that may result from these loan relationships have been considered in our determination of the loan loss allowance.

Total Investment Securities

The Bank invests in U.S. government and government agency obligations, mortgage-backed securities, corporate securities, restricted equity securities, federal funds sold, and interest-bearing deposits with other banks. The Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities, federal funds sold, restricted equity securities and interest-bearing deposits with other banks totaled $46.8 million at December 31, 2007, compared to $35.6 million at December 31, 2006 and $60.5 million at December 31, 2005. At December 31, 2007, the Bank had federal funds sold and interest-bearing deposits in banks of $21.3 million, compared to $13.0 million at December 31, 2006 and $40.2 million at December 31, 2005. During the years ended December 31, 2007, 2006 and 2005 the Bank held, on average, federal funds sold and interest-bearing deposits in banks of $15.9 million, $37.1 million and $28.0 million, respectively. Since June 30, 2006, the Bank has tried to reduce its balances in federal funds sold and interest-bearing deposits with other banks in an increased effort to improve its net interest margin, which has the effect of reducing the Bank’s liquidity. Investment securities and restricted equity securities totaled $25.6 million at December 31, 2007, compared to $22.6 million at December 31, 2006 and $20.3 million at December 31, 2005. The restricted equity securities consist of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.2 million and shares held in Silverton Bank (formerly The Bankers Bank) in the amount of $165,975 at December 31, 2007.

Unrealized losses on securities available for sale amounted to $(111,688) at December 31, 2007, and $(319,278) and $(398,375) at December 31, 2006 and December 31, 2005, respectively. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale. Management of the Bank believes all unrealized losses as of December 31, 2007 represent temporary impairment as a result of temporary changes in the interest rate market and not as a result of credit deterioration. Total temporary impairment represents approximately 1% of amortized cost. All bonds held at December 31, 2007 that have unrealized losses are backed by the U.S. government or one of its agencies or quasi-agencies.

Composition of Investment Securities Portfolio

The following table provides information regarding composition of our investment securities portfolio for the years presented excluding equity securities:

	December 31,
	2007	2006	2005
	(In thousands)
Investment securities held to maturity (at amortized cost):
U.S. government and agency obligations	$—	$1,000	$1,426

State and municipal securities	—	728	642

Total investment securities held to maturity	—	1,728	2,068

Investment securities available for sale (at estimated fair value):
U.S. government and agency obligations	10,077	7,862	7,316
Mortgage-backed securities	12,319	9,632	7,450

Total investment securities available for sale	22,396	17,494	14,766

Total investment securities	$22,396	$19,222	$16,834

The following table sets forth the maturities of securities held as of December 31, 2007 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.2 million and shares held in Silverton Bank (formerly The Bankers Bank) in the amount of $165,975, are not presented in the table below as they lack a contractual maturity.

	Maturing
	Within One Year		After One But Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Mortgage-backed securities	$—	—	$1,227	3.65%	$805	4.14%	$10,287	5.23%
U. S. government securities	991	3.87%	4,067	5.04%	2,028	5.61%	2,991	5.29%

Total	$991	3.87%	$5,294	4.71%	$2,833	5.18%	$13,278	5.24%

The following table sets forth the fair value of securities with unrealized losses at December 31, 2007.

	Less than a year		More than a year
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(in thousands)		(in thousands)
Mortgage-backed securities	$1,918	$6	$2,980	$14
U. S. government securities	—	—	5,911	92

Total	$1,918	$6	$8,891	$106

Total Commercial Deposits

Our commercial deposits totaled $784.3 million and $658.9 million at December 31, 2007 and December 31, 2006, respectively, representing an increase of $125.4 million, or 19%, during 2007. At December 31, 2005, commercial deposits totaled $580.5 million, increasing by $78.4 million, or 14%, in 2006. Commercial deposits averaged $732.7 million, $625.8 million and $522.7 million during each of the twelve month periods ended December 31, 2007, 2006 and 2005, respectively. The increase in deposits from December 31, 2006 to December 31, 2007 is mainly due to an increase in out-of-market and brokered deposits. During 2007, the Bank mainly used out-of-market and brokered deposits to fund its loan growth. The Bank’s out-of-market and brokered deposits increased $99.1 million in 2007 from $78.4 million at December 31, 2006 to $177.5 million at December 31, 2007. The Bank’s out-of-market and brokered deposits at December 31, 2005 was $85.2 million. For a more detailed analysis of the increase in the cost of out-of-market and brokered deposits, see “Results of Operations—Interest Expense” above. We attempt to offset potential decreases in our share of local deposits by accepting out-of-market and brokered deposits. The costs of out-of-market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity and ability to support commercial loan demand could be adversely affected. The Bank also ran several certificate of deposit specials in its local markets during 2007, increasing certificate of deposits in its local markets approximately $14.4 million in order to fund the high level of loan growth the Bank experienced. The Bank also has grown its money market accounts approximately $28.6 million, or 69%, from December 31, 2006 to December 31, 2007. During 2007, the Bank ran a money market special that paid interest at the rate of 65% of its prime lending rate. Interest-bearing deposits represented 95% of total deposits at December 31, 2006, compared to 93% at December 31, 2006 and 94% at December 31, 2005. Certificate of deposits comprised 76% of total interest-bearing deposits for December 31, 2007, compared to 79% at December 31, 2006 and 74% at December 31, 2005. The composition of these deposits is indicative of the interest rate-sensitive market in which the Bank operates. We cannot provide any assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area.

The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

	Years ended December 31,
	2007 Amount	2006 Amount	2005 Amount
	(in thousands)
Noninterest-bearing demand deposits	$50,065	$45,744	$42,743
Interest-bearing demand deposits	77,668	87,034	55,262
Savings deposits	61,231	43,726	67,991
Time deposits	543,755	449,302	356,719

Total	$732,719	$625,806	$522,715

	Years ended December 31,
	2007 Rate	2006 Rate	2005 Rate
Interest-bearing demand deposits	2.98%	3.17%	2.39%
Savings deposits	3.85%	2.94%	2.72%
Time deposits	5.31%	4.74%	3.66%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2007 are summarized as follows:

(in thousands)
Under 3 months	$55,087
3 to 6 months	70,908
6 to 12 months	97,467
Over 12 months	23,544

Total	$247,006

Commercial Banking Borrowings

At December 31, 2007, the Bank had borrowed $36.0 million in Federal Home Loan Bank (“FHLB”) advances at maturity terms ranging from six months to ten years and with an average rate of 4.36%. These advances were borrowed for use with the commercial banking business and are secured by a blanket lien on the Bank’s 1 – 4 family first lien mortgage loans, by a blanket lien on the Bank’s commercial real estate loans, by investment securities and by FHLB stock. As of December 31, 2007, the Bank has the capacity to borrow an additional $10.6 million or up to approximately $46.6 million in total FHLB advances. There were $38.0 million of FHLB advances outstanding at December 31, 2006.

At December 31, 2007, the Bank had approximately $39.5 million of federal funds lines of credit available from correspondent institutions. There were no amounts outstanding on these federal funds lines of credit at December 31, 2007 and the average balance outstanding during 2007 was approximately $246,000 with an average rate of 5.43%.

Financial Condition of Our Mortgage Banking Business

Prior to the sale of our wholesale residential mortgage business on December 31, 2003, the Company sold loans that it originated. The Company’s consolidated balance sheets at December 31, 2007 and December 31, 2006 include no assets and include liabilities of $1,953,025 and $2,318,895, respectively, related to discontinued operations. The Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. The Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. These liabilities consist of the allowance for recourse liability. This reserve remained with the Company after the sale of the wholesale mortgage operation, as did the risk and the liability from the indemnified loans. At December 31, 2007 and December 31, 2006, the Company had approximately $1.7 million and $3.6 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability for future losses at December 31, 2007 and December 31, 2006 was approximately $2.0 million and $2.3 million, respectively, and is based upon historical information on the number of loans indemnified and the average loss on an indemnified loan. During 2005, 2006 and 2007, our losses related to indemnified loans gradually decreased. During the second quarter of 2007, we evaluated our allowance for the recourse obligation reserve. Based on this evaluation, we determined that we had made an overaccrual in the recourse obligation reserve because we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses. Therefore, based upon this analysis, we reduced the recourse obligation reserve by $118,394 during the second quarter of 2007. If these trends continue, we may reduce the allowance for recourse liability further in 2008.

Capital and Liquidity

Our capital adequacy is measured by risk-based and leverage capital guidelines. Developed by regulatory authorities to establish capital requirements, the risk-based capital guidelines assign weighted levels of risk to various asset categories. Among other things, these guidelines currently require us to maintain a minimum ratio of 8.0% of total capital to risk-adjusted assets. Under the guidelines, one-half of our required capital must consist of tier 1 capital, which includes common equity, retained earnings and a limited amount of qualifying perpetual preferred stock and trust preferred securities, less goodwill and intangibles. The remainder may consist of non-qualifying preferred stock, qualifying subordinated, perpetual or mandatory convertible debt, term subordinated debt and intermediate term preferred stock and up to 45% of the pretax unrealized holding gains on available-for-sale equity securities with readily determinable market values that are prudently valued, and a limited amount of any loan loss allowance (“tier 2 capital” and, together with tier 1 capital, “total capital”).

The leverage guidelines provide for a minimum ratio of tier 1 capital to total assets of 3.0% if we meet certain requirements, including having the highest regulatory rating, and requires us to cushion the ratio by an additional 1.0% to 2.0% otherwise. The guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital also may be required depending upon the organization’s risk profile. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “tangible tier 1 leverage ratio,” calculated without the inclusion of intangible assets, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or tangible tier 1 leverage ratio that we are required to meet. For additional information regarding our capital position, and the capital regulatory scheme to which we are subject, please refer to that section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 entitled “Business—Supervision and Regulation.”

At December 31, 2007, the Company’s and Bank’s leverage ratio was 8.69% and 8.83%, respectively, compared to 8.83% and 8.31%, respectively, at December 31, 2006. The Company’s and Bank’s leverage ratio was 9.08% and 8.38%, respectively, at December 31, 2005. On August 27, 2007, the Company, through Crescent Capital Trust IV, completed an offering and sale of $10.0 million of trust preferred securities. The proceeds from the sale of the trust preferred securities were contributed to the Bank to provide capital for further growth and expansion. On May 18, 2006, the Company, through Crescent Capital Trust III, completed an offering and sale of $3.5 million of trust preferred securities. The proceeds from the sale of the trust preferred securities were used during the fourth quarter of 2006 to repay the junior subordinated debentures issued to Crescent Capital Trust I in connection with a previous issuance of trust preferred securities in the fourth quarter of 2001. On September 30, 2005, the Company, through Crescent Capital Trust II, completed an offering and sale of $8.0 million of trust preferred securities. Given the recent deterioration in the credit and liquidity markets, this source of capital and liquidity may not be available to us on favorable terms, or at all.

Our total consolidated stockholders’ equity was $67.4 million, or 7.33% of total consolidated assets, at December 31, 2007, compared to $61.8 million, or 7.92% of total consolidated assets, at December 31, 2006 and $55.2 million, or 7.84% of total consolidated assets, at December 31, 2005. The decrease in the ratio of consolidated shareholders’ equity to total consolidated assets in 2007 was the result of the increase in the Bank’s total consolidated assets, which grew approximately $140.6 million, or 18%, in 2007 and of the payment of approximately $1,670,000 in dividends in 2007. The decrease in this ratio caused by the effects of the increase in our consolidated assets and the payment of dividends was somewhat offset by the Company’s net income of $6.4 million and the exercise of 9,000 stock options during 2007. The slight increase in the ratio of consolidated stockholders’ equity to total consolidated assets in 2006 was the result of an increase in the Company’s net income, the exercise of 14,618 stock options and the issuance of 14,000 shares of restricted stock during that period. This increase in this ratio caused by the Company’s net income, exercise of stock options and issuance of restricted stock was partially offset by the increase in total consolidated assets, particularly commercial banking loans, which grew approximately $103.6 million, or 17%, in 2006.

As of December 31, 2007, the Company’s ratio of total consolidated capital to risk-adjusted assets was 10.92%, 9.22% of which consisted of tier 1 capital, and as of December 31, 2006, the Company’s ratio of total consolidated capital to risk-adjusted assets was 10.45%, 9.37% of which consisted of tier 1 capital. As of December 31, 2007, the Bank’s ratio of total capital to risk-adjusted assets was 10.41%, 9.27% of which consisted of tier 1 capital, and as of December 31, 2006, the Bank’s ratio of total capital to risk-adjusted assets was 9.91%, 8.83% of which consisted of tier 1 capital. As of December 31, 2005, the Company’s ratio of total capital to risk-adjusted assets was 10.81%, 9.77% of which consisted of tier 1 capital, and the Bank’s ratio of total capital to risk-adjusted assets was 10.05%, 9.00% of which consisted of tier 1 capital. We paid $1,669,947, or $0.3200 per share, in dividends to our shareholders during 2007. A quarterly dividend of $0.08 was declared in January 2008 and paid on March 3, 2008. During 2006, we paid $1,327,523 of dividends, or $0.258 per share, compared to $902,135, or $0.178 per share, during 2005.

Liquidity involves our ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain reserve requirements, and otherwise sustain our operations. This is accomplished through maturities and repayments of our loans and investments, our deposit growth, and our access to sources of funds other than deposits, such as the federal funds market and borrowings from the FHLB and other lenders.

Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities held for maturity and securities held for sale. These average liquid assets totaled $47.3 million, $65.9 million and $59.0 million during 2007, 2006 and 2005, representing 6%, 10% and 10% of average deposits and borrowings, respectively, for those periods. Average liquid assets decreased by approximately $18.6 million, or 28%, from December 31, 2006 to December 31, 2007 and average liquid assets as a percentage of average deposits and borrowings decreased approximately 4% from December 31, 2006 to December 31, 2007. Our average liquid assets and the percentage of average liquid assets as a percentage of average deposits and borrowings decreased due to the Company reducing its liquidity in 2007 in trying to earn a higher net interest margin. The Company, on average, held $22.3 million less in federal funds sold during 2007 compared to 2006. Average liquid assets increased by approximately $6.9 million during 2006. This was mainly due to the asset growth of the Bank and the subsequent increase in deposits. Average commercial banking loans increased by approximately $97.2 million during 2006 while average commercial deposits and borrowings increased by approximately $108.1 million during 2006. Average liquid assets as a percentage of average deposits remained constant at 11% in 2006 and 2005. Average commercial banking loans were 99%, 95% and 95% of average commercial bank deposits and borrowings during 2007, 2006 and 2005, respectively. Average interest-earning assets were 104% of average commercial banking deposits and borrowings during 2007, 2006 and 2005, respectively. The ratio of average commercial banking loans to average commercial banking deposits and borrowings increased during 2007 compared to 2006 by 4%. The increase in the percentage is mainly due to the Company reducing its liquidity in 2007 to earn a higher net interest margin. The growth in average interest-earning assets of $102.9 million outpaced the growth in average interest-bearing liabilities of $93.6 million from 2006 to 2007, and therefore, the Bank held less in federal funds sold during 2007 compared to amounts held in 2006. Both the ratio of average net commercial banking loans to average commercial banking deposits and borrowings and the ratio of average interest-earnings assets to average commercial banking deposits and borrowings did not change significantly from 2005 to 2006.

The following table shows operating and capital ratios for each of the last three years:

	Year ended December 31,
	2007	2006	2005
Percentage of net income to:
Average stockholders’ equity	9.88%	12.46%	7.70%
Average total assets	0.74%	0.98%	0.64%
Percentage of average stockholders’ equity to average total assets	7.51%	7.83%	8.33%
Percentage of dividends paid to net income	26.09%	18.15%	22.00%

The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. The Bank maintains federal funds lines of credit totaling $39.5 million and maintains a line of credit up to approximately $38.7 million at the Federal Home Loan Bank. At December 31, 2007 we had $36.0 million in FHLB advances outstanding and no amounts outstanding on our federal funds lines of credit. For 2007, the average balance in FHLB advances was approximately $35.3 million and the average balance in federal funds purchased was $246,000. All of the $36.0 million in advances outstanding are secured by a lien on the Bank’s 1 – 4 family first lien mortgage loans, a lien on commercial real estate loans, its investment securities and FHLB stock. The Bank currently holds approximately $7.1 million in unpledged investment securities that can be used to borrow an additional $9.8 million in FHLB advances as of December 31, 2007. We presently believe that the Bank’s liquidity is under pressure due to the volume of commercial loan production and the competitive pricing for deposits in the Bank’s primary market area. In the past, the Bank has used out-of-market and brokered deposits to provide liquidity in order to fund loan growth but decreased its use of these deposits in the second and third quarters of 2006. During 2007, the Bank mainly used out-of-market and brokered deposits to fund its loan growth. The Bank’s out-of-market and brokered deposits increased $99.1 million during 2007 from $78.4 million at December 31, 2006 to $177.5 million at December 31, 2007. The Bank’s out-of-market and brokered deposits at December 31, 2005 was $85.2 million. We saw the cost of out-of-market and brokered deposits increase to levels equal to or even exceeding that in our local market in 2006 and out-of-market and brokered deposits were used very little as a funding source during this time period. However, since the fourth quarter of 2006, we saw the cost of out-of-market and brokered deposits fall to approximately 20 to 30 basis points below the cost of deposits of similar maturity in our local market, and the Bank began to use out-of-market and brokered deposits in order to fund its loan growth during 2007. The costs of out-of-market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity and ability to support commercial loan demand could be affected adversely. The Bank may have to increase its deposit rates in the future in its local markets, as it did during 2006, if the Bank’s liquidity position remains under pressure or comes under additional pressure as a result of increases in the cost of our source of liquidity. The cost of funds of interest-bearing deposits has decreased from 5.04% in the third quarter of 2007 to 4.88% in the fourth quarter of 2007 due to the 100 basis point decrease in the federal funds rate since September 2007 and due to the use of out-of-market and brokered deposits which have been approximately 30 basis points below the cost of deposits of similar maturity in our local market during the fourth quarter of 2007. Given our recent reliance on out-of-market and brokered deposits, our net interest margin, and in turn our net interest income, could be adversely affected if the cost of this source of liquidity increases.

Contractual Obligations and Commercial Commitments

Contractual Obligations

The following table presents our contractual obligations at December 31, 2007. The table does not include obligations which will be settled in cash, primarily in less than one year, such as deposits, federal funds purchased, securities sold under repurchase agreements and short term borrowings, which are included in our consolidated balance sheet at December 31, 2006. Additional information concerning contractual cash obligations is provided in Note 16 of the “Notes to Consolidated Financial Statements” included with this Annual Report to Shareholders.

	Payments Due by Period
	Total	Under 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Borrowings	$58,167	$15,000	$5,000	$3,000	$35,167
Operating Leases (1) (2)	2,487	412	762	777	536
Purchase Obligations (3)	1,080	379	354	293	54
Employment Compensation Obligations (4)	1,941	263	123	290	1,265

Total contractual cash obligations	$63,675	$16,054	$6,239	$4,360	$37,022

(1)	Represents minimum annual rental commitments exclusive of taxes and other charges.
(2)	Certain operating leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.
(3)	These obligations relate to services provided for information technology and other outsourcing of operating activities. Amounts presented in the table reflect minimum legally enforceable contractual obligations of $20,000 or greater as of December 31, 2007. The minimum obligation for any notification period is presented in the table.
(4)	This obligation relates to amounts under post retirement benefit plans, which are more fully described in Note 10 of the “Notes to Consolidated Financial Statements” included with this Annual Report to Shareholders.

Commercial Commitments

The following table presents our other commercial commitments at December 31, 2007. These commitments are not included in our consolidated balance sheet.

	Amount of Commitment Expiration Per Period
	Total	Under 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Commitments to Extend Credit (1)	$105,039	$86,334	$17,059	$219	$1,427
Letters of Credit (2)	2,945	2,832	51	62	—

Total Commercial Commitments	$107,984	$89,166	$17,110	$281	$1,427

(1)	Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements, in that commitments often expire without being drawn upon.
(2)	Letters of credit and financial guarantees are agreements whereby we guarantee the performance of a customer to a third party. Collateral may be required to support letters of credit in accordance with management’s evaluation.

Off-Balance Sheet Arrangements

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. At December 31, 2007 and December 31, 2006, the Company was a party to interest rate swap contracts (back-end derivative) under which it pays a fixed rate of interest and receives a variable rate of interest. The notional amount of the interest rate swaps was approximately $9,250,000 with a fair value of approximately $(692,000) at December 31, 2007 and approximately $9,604,000 with a fair value of approximately $(391,000) at December 31, 2006. The Company also has an embedded derivative in each of the loan agreements (front-end derivative) that would require the borrower to pay or receive from the Bank an amount equal to and offsetting the value of the interest rate swaps. These front-end and back-end derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations as of the twelve months ended December 31, 2007 and 2006. If a counterparty, in particular our borrower, fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates.

The Company’s policy requires all derivative financial instruments be used only for asset/liability management through the hedging of specific transactions or positions, and not for trading or speculative purposes. The Company is subject to the risk that a counterparty, in particular our borrower, will fail to perform; however, management believes that this risk associated with using derivative financial instruments to mitigate interest rate risk sensitivity is minimal and should not have any material unintended impact on the financial condition or results of operations.

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

Interest Rate Risk

Interest rate risk is the risk to earnings or market value of equity from the potential movement in interest rates. The primary purpose of managing interest rate risk is to reduce interest rate volatility and thereby achieve reasonably stable earnings and preserve the value of our equity. Changes in interest rates affect our volume of mortgage production. Changes in interest rates also affect our net interest margin and net interest income because such changes affect the amount of interest we receive on interest-bearing assets and the amount of interest we pay on interest-bearing liabilities.

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

The following table shows our rate sensitive position at December 31, 2007. Approximately 76% of earning assets and 92% of funding for these earning assets is scheduled to reprice at least once during the next twelve months. The total excess of interest-bearing liabilities over interest-bearing assets, based on a one-year cumulative time period, was $81.6 million, or 8.9% of total assets. At June 30, 2006, for the one-year cumulative period, the Bank had excess interest-bearing assets over interest-bearing liabilities of approximately $79.5 million, or 10.5% of total assets. Since the second quarter of 2006, the Bank has offered several short-term certificate of deposit specials and also originated more fixed-rate loans. This has changed our rate sensitivity position in the one year cumulative period from an asset-sensitive position to a liability-sensitive position. The Bank has used shorter-term funding and tried to originate more fixed rate loans in anticipation of a decrease in interest rates during 2007 and 2008.

Interest Rate Sensitivity Gaps

As of December 31, 2007

	Amounts Repricing In
	0-90 Days	91-365 Days	1-5 Years	Over 5 Years	Total
	(thousands of dollars)
Interest-earning assets
Commercial banking loans	$536,343	$88,812	$172,198	$17,885	$815,238
Investment securities	2,330	2,976	8,791	8,299	22,396
Mortgage loans held for sale	323	—	—	—	323
Federal funds sold	20,591	—	—	—	20,591
Interest-bearing deposits in other banks	675	—	—	—	675

Total interest-earning assets	$560,262	$91,788	$180,989	$26,184	$859,223

Interest-bearing liabilities
Interest-bearing demand deposits	$146,497	—	—	—	$146,497
Time deposits	111,556	430,437	54,417	—	596,410
Other borrowings	19,919	25,248	13,000	—	58,167

Total interest-bearing liabilities	$277,972	$455,685	$67,417	$—	$801,074

Interest sensitivity gap	$282,290	$(363,897)	$113,572	$26,184	$58,149
Interest sensitivity gap – cumulative	$282,290	$(81,607)	$31,965	$58,149	$58,149

We continually try to manage our interest rate sensitivity gap. Attempting to reduce the gap is a constant challenge in a changing interest rate environment and one of the objectives of our asset/liability management strategy. We were in an asset-sensitive position on a cumulative basis for each time period represented on the table above except for the one year time frame. An asset sensitive position means that during each period, if interest rates increase, then the net interest margin will increase, and if interest rates decline, then the net interest margin will decline. A liability sensitive position means that during each period, if interest rates increase, then the net interest margin will decrease, and if interest rates decline, the net interest margin will increase. At December 31, 2007, we were within our policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80-140% at the one-year interval. Since all interest rates and yields do not adjust at the same time or rate, this is only a general indicator of rate sensitivity.

We use additional tools to monitor and manage interest rate sensitivity. One of our tools is the shock test. The shock test projects the effect of an interest rate increase and decrease of 100 and 200 basis points on our rate sensitive assets and liabilities and mortgage production.

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

Effects of Inflation

Inflation generally increases the cost of funds and operating overhead, and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, low inflation or deflation generally results in decreased interest rates while high inflation generally results in increased interest rates. The economy experienced deflation in 2001 and the Federal Reserve reduced interest rates on eleven occasions for a total of 475 basis points in 2001. Inflation remained low in 2002 and 2003, which resulted in fairly steady interest rates in 2002 and 2003, dropping only 50 basis points in 2002 and 25 basis points in 2003. During 2004, inflation gradually increased with the improvement in the economy and the Federal Reserve increased interest rates by 125 basis points. During 2005, the Federal Reserve raised rates by a total of 200 basis points and raised rates by an additional 100 basis points in the first six months of 2006. The Federal Reserve then left rates unchanged until the third quarter of 2007. From September 2007 through the end of 2007, the Federal Reserve reduced interest rates by 100 basis points and in the first quarter of 2008 reduced rates further by 200 basis points. The Federal Reserve indicated further interest rate decreases were likely in 2008 based upon the slowing of the economy and the fact that inflation appears to be steady.

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

MARKET INFORMATION AND DIVIDENDS

Market Information

The following table sets forth the high and low sales price of the Company’s common stock on the Nasdaq Capital Market for the indicated periods. On March 14, 2008, the price of the Company’s common stock, as quoted on the Nasdaq Capital Market, was $13.89.

Period	Sales Price per share of the Company’s Common Stock
	High	Low
2007
Fourth Quarter	$17.95	$11.90
Third Quarter	$21.75	$14.55
Second Quarter	$22.03	$20.86
First Quarter	$23.84	$20.81
2006
Fourth Quarter	$25.20	$22.50
Third Quarter	$22.74	$19.78
Second Quarter	$21.23	$19.89
First Quarter	$20.40	$17.88

Stock Performance Graph

The following line-graph compares the cumulative total return on the Company’s common stock from December 31, 2002 to December 31, 2007, with that of the Nasdaq Composite and the Nasdaq Bank Stock index (an average of all bank and thrift institutions whose stock is traded on the Nasdaq Stock Market). Cumulative total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
NASDAQ Bank Index	100.00	129.93	144.21	137.97	153.15	119.35
Crescent	100.00	245.16	206.62	282.27	374.21	211.83

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

The following table sets forth, for the Company’s last two fiscal years, the dividends per share declared and paid by the Company.

Dividend Per Share
2007
Fourth Quarter	$0.0800
Third Quarter	$0.0800
Second Quarter	$0.0800
First Quarter	$0.0800

2006
Fourth Quarter	$0.0800
Third Quarter	$0.0700
Second Quarter	$0.0600
First Quarter	$0.0475

On January 17, 2008, the Company declared a quarterly dividend of $0.08 per share, which was paid on March 3, 2008 to shareholders of record on February 18, 2008, its forty-sixth consecutive quarterly dividend. Future dividends on the Company’s common stock will depend upon the earnings, financial condition and capital adequacy of the Company and its subsidiaries, and their need for funds, and other relevant factors, including applicable restrictions and governmental policies and regulations. The ability of the Company to pay dividends is subject to statutory restrictions on cash dividends applicable to Georgia business corporations, in particular the requirements that, after giving effect to the dividends, the corporation be able to pay its debts as they become due in the usual course of business and that the corporation’s assets not be less than the sum of its total liabilities. The Company does not expect to have any substantial sources of income other than dividends it may receive from the Bank.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED

FINANCIAL REPORT

December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND STOCKHOLDERS

CRESCENT BANKING COMPANY

We have audited the accompanying consolidated balance sheets of Crescent Banking Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

March 20, 2008

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	2007	2006
Assets
Cash and due from banks	$7,700,345	$7,581,450
Federal funds sold	20,591,000	11,968,000
Interest-bearing deposits in banks	675,332	1,027,770
Investment securities available-for-sale	22,396,250	17,494,279
Investment securities held-to-maturity, at cost (fair value approximates $0 in 2007 and $1,720,116 in 2006)	—	1,728,241
Restricted equity securities	3,184,275	3,365,775
Mortgage loans held for sale	323,153	545,769
Loans	815,237,546	697,288,060
Less allowance for loan losses	(9,825,911)	(8,023,565)

Loans, net	805,411,635	689,264,495
Premises and equipment, net	21,021,801	21,140,757
Other real estate owned	5,410,905	247,830
Cash surrender value of life insurance	13,587,586	8,242,326
Deposit intangibles	304,781	430,532
Goodwill	3,442,714	3,442,714
Deferred tax asset	6,148,377	5,378,485
Other assets	10,071,023	7,812,468

Total assets	$920,269,177	$779,670,891

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$41,344,296	$46,040,938
Interest-bearing	742,906,866	612,814,424

Total deposits	784,251,162	658,855,362
Short-term borrowings	15,000,000	14,000,000
Long-term borrowings	43,167,000	35,857,000
Accrued interest and other liabilities	8,462,712	6,861,769
Liabilities related to discontinued operations	1,953,025	2,318,896

Total liabilities	852,833,899	717,893,027

Stockholders’ equity
Preferred stock, par value $1.00; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $1.00; 20,000,000 shares authorized; 5,291,772 and 5,218,146 shares issued respectively	5,291,772	5,218,146
Capital surplus	17,590,530	16,934,569
Retained earnings	44,824,748	40,094,762
Treasury stock, 33,336 shares	(296,091)	(296,091)
Accumulated other comprehensive income (loss)	24,319	(173,522)

Total stockholders’ equity	67,435,278	61,777,864

Total liabilities and stockholders’ equity	$920,269,177	$779,670,891

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
Interest income
Loans including fees	$63,626,994	$52,059,530	$36,773,617
Mortgage loans held for sale	16,841	17,763	24,360
Taxable securities	1,239,512	1,117,480	830,537
Deposits in banks	96,992	42,237	65,671
Federal funds sold	694,593	1,774,840	841,527

Total interest income	65,674,932	55,011,850	38,535,712

Interest expense
Deposits	33,534,634	25,321,084	16,221,604
Short-term borrowings	627,760	481,142	471,096
Long-term borrowings	2,066,536	2,332,099	1,500,217

Total interest expense	36,228,930	28,134,325	18,192,917

Net interest income	29,446,002	26,877,525	20,342,795
Provision for loan losses	2,676,000	2,083,000	2,224,000

Net interest income after provision for loan losses	26,770,002	24,794,525	18,118,795

Other income
Service charges on deposit accounts	1,555,702	1,014,739	926,812
Mortgage loan servicing fees	46,460	62,802	630,961
Gains on sales and calls of investment securities	—	726,913	324,875
Gains on sales of SBA loans	520,267	469,013	892,337
Other operating income	2,051,390	2,095,051	1,863,021

Total other income	4,173,819	4,368,518	4,638,006

Other expenses
Salaries and employee benefits	11,608,833	9,829,085	8,142,632
Occupancy and equipment expenses	3,172,082	2,812,366	2,575,715
Other operating expenses	6,395,778	5,069,310	5,411,385

Total other expenses	21,176,693	17,710,761	16,129,731

Income from continuing operations before income taxes	9,767,128	11,452,282	6,627,070
Income tax expense	3,441,790	4,137,977	2,525,921

Income from continuing operations	6,325,338	7,314,305	4,101,149
Income from operation of discontinued mortgage subsidiary, net of tax expense of $43,799, $0, and $0, respectively	74,595	—	—

Net income	$6,399,933	$7,314,305	$4,101,149

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
EARNINGS PER SHARE
Basic earnings per share	$1.24	$1.42	$0.81

Diluted earnings per share	$1.14	$1.37	$0.79

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic earnings per share	$1.22	$1.42	$0.81

Diluted earnings per share	$1.12	$1.37	$0.79

EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS
Basic earnings per share	$0.01	$—	$—

Diluted earnings per share	$0.01	$—	$—

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
Net income	$6,399,933	$7,314,305	$4,101,149

Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale:
Unrealized holding gains (losses) arising during period, net of tax of $131,894, $43,669 and $(171,043), respectively	197,841	65,503	(227,332)

Other comprehensive income (loss)	197,841	65,503	(227,332)

Comprehensive income	$6,597,774	$7,379,808	$3,873,817

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	Common Stock		Capital Surplus	Retained Earnings	Total Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity

	Shares	Par Value			Shares	Cost
Balance, December 31, 2004	4,999,470	4,999,470	14,529,917	30,908,966	33,336	(296,091)	(11,693)	50,130,569
Net income	—	—	—	4,101,149	—	—	—	4,101,149
Cash dividends declared, $0.178 per share	—	—	—	(902,135)	—	—	—	(902,135)
Exercise of stock options	13,382	13,382	72,870	—	—	—	—	86,252
Issuance of common stock in acquisition	148,058	148,058	1,843,272	—	—	—	—	1,991,330
Other comprehensive loss	—	—	—	—	—	—	(227,332)	(227,332)

Balance, December 31, 2005	5,160,910	5,160,910	16,446,059	34,107,980	33,336	(296,091)	(239,025)	55,179,833
Net income	—	—	—	7,314,305	—	—	—	7,314,305
Cash dividends declared, $0.258 per share	—	—	—	(1,327,523)	—	—	—	(1,327,523)
Exercise of stock options	29,236	29,236	341,772	—	—	—	—	371,008
Issuance of common stock – Restricted Shares	28,000	28,000	(28,000)	—	—	—	—	—
Stock based compensation expense	—	—	174,738	—	—	—	—	174,738
Other comprehensive income	—	—	—	—	—	—	65,503	65,503

Balance, December 31, 2006	5,218,146	5,218,146	16,934,569	40,094,762	33,336	(296,091)	(173,522)	61,777,864
Net income	—	—	—	6,399,933	—	—	—	6,399,933
Cash dividends declared, $0.32 per share	—	—	—	(1,669,947)	—	—	—	(1,669,947)
Exercise of stock options	9,000	9,000	33,673	—	—	—	—	42,673
Issuance of common stock – Restricted Shares	61,000	61,000	(61,000)	—	—	—	—	—
Issuance of common stock – DRIP	3,626	3,626	45,793					49,419
Stock based compensation expense	—	—	637,495	—	—	—	—	637,495
Other comprehensive income	—	—	—	—	—	—	197,841	197,841

Balance, December 31, 2007	5,291,772	$5,291,772	$17,590,530	$44,824,748	33,336	$(296,091)	$24,319	$67,435,278

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
OPERATING ACTIVITIES
Net income	$6,399,933	$7,314,305	$4,101,149
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(74,595)	—	—
Accretion on securities	11,031	20,734	35,468
Net gain on sales and calls of investment security	—	(726,913)	(324,875)
Depreciation	1,553,659	1,251,121	1,064,011
Amortization of deposit intangibles	125,751	125,751	112,845
Provision for loan losses	2,676,000	2,083,000	2,224,000
(Gain) loss on sale of other real estate owned	(20,464)	49,712	152,786
Gain on sale of credit cards	(57,795)	—	—
Loss on disposal of premises and equipment	21,078	48,178	30,163
Income on life insurance policies	(445,260)	(277,686)	(266,101)
Deferred tax benefit	(887,610)	(394,593)	(119,795)
Proceeds from sales of mortgage loans held for sale	37,359,377	49,455,726	59,618,118
Originations of mortgage loans held for sale	(37,136,761)	(48,489,960)	(59,126,695)
Stock based compensation expense	637,495	174,738	—
Increase in interest receivable	(1,236,968)	(1,031,731)	(1,605,620)
Increase (decrease) in interest payable	(640,460)	1,593,644	589,912
Net cash used in discontinued operations	(291,276)	(549,929)	(858,811)
Net change in other assets, liabilities and other operating activities	1,560,643	950,363	1,521,042

Net cash provided by operating activities	9,553,778	11,596,460	7,147,597

INVESTING ACTIVITIES
Purchase of securities available-for-sale	(8,294,210)	(4,706,828)	(3,058,801)
Proceeds from maturities/calls of securities available-for-sale	3,710,943	2,067,680	3,043,823
Proceeds from sales of other investments	—	1,146,073	—
Purchase of securities held-to-maturity	—	(86,250)	—
Proceeds from maturities/call of securities held-to-maturity	1,728,241	425,000	914,675
Proceeds from maturities of other securities	541,500	315,000	162,800
Purchase of other securities	(360,000)	(206,800)	(872,200)
Net cash paid in acquisition	—	—	(6,516,163)
Net (increase) decrease in federal funds sold	(8,623,000)	28,062,000	(26,624,989)
Net (increase) decrease in interest-bearing deposits in banks	352,438	(881,147)	8,845,173
Net increase in loans	(125,439,019)	(105,711,808)	(113,256,337)
Proceeds from sale of other real estate owned	526,220	1,626,928	2,917,947
Sale of premises and equipment	—	57,357	2,327
Purchase of premises and equipment	(1,455,781)	(5,319,751)	(4,902,379)
Purchase of life insurance policies	(4,900,000)	—	—
Proceeds from sale of credit cards	649,842	—	—

Net cash used in investing activities	(141,562,826)	(83,212,546)	(139,344,124)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
FINANCING ACTIVITIES
Net increase in deposits	$125,395,798	$78,356,584	$119,564,983
Net increase (decrease) in other borrowings	8,310,000	(10,996,000)	14,568,000
Dividends paid	(1,669,947)	(1,327,523)	(902,135)
Excess tax benefits from share-based payment arrangements	(24,500)	133,352	—
Purchase of common stock for dividend reinvestment plan	49,419	—	—
Proceeds from exercise of stock options	67,173	237,656	86,252

Net cash provided by financing activities	132,127,943	66,404,069	133,317,100

Net increase (decrease) in cash and due from banks	118,895	(5,212,017)	1,120,573
Cash and due from banks at beginning of year	7,581,450	12,793,467	11,672,894

Cash and due from banks at end of year	$7,700,345	$7,581,450	$12,793,467

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$36,869,390	$26,540,681	$17,541,718
Income taxes	$3,929,000	$4,199,000	$2,921,605
Principal balances of loans transferred to other real estate owned	$6,023,832	$1,356,078	$1,667,949
Unrealized gain (loss) on securities available for sale, net	$197,841	$65,503	$(227,332)
Fair value of assets acquired	$—	$—	$61,435,402
Fair value of liabilities assumed	$—	$—	$51,279,848

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Crescent Banking Company (the “Company”) provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the “Bank”) in Jasper, Pickens County, Georgia and the surrounding areas. Through its subsidiaries Crescent Capital Trust II, Crescent Capital Trust III, and Crescent Capital Trust IV the Company issued trust-preferred securities that are included in long-term borrowings.

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

On September 20, 2007, the Board of directors of the Company approved a two-for-one stock split, in the form of a stock dividend, of our common stock payable on October 26, 2007 to stockholders of record as of October 15, 2007. Share and per share data, for all periods presented, have been adjusted to give effect to this stock split.

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

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, and other borrowings are reported net.

The Bank was not required to maintain any reserve balances in cash or on deposit with the Federal Reserve Bank based upon its deposit mix at December 31, 2006 and 2007.

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

Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method and are recognized on a trade date basis. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

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

The allowance is an amount that management believes will be adequate to absorb probable losses inherent in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Bank to make adjustments to the allowance based on their judgment about information available to them at the time of their examinations.

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

Segments

Internal financial reporting is primarily reported and aggregated in two business lines. Banking accounts were substantially all of the revenues and expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB statements No. 133 and 140.” This statement permits fair value remeasurement of certain hybrid financial instruments, clarifies the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” regarding interest-only and principal-only strips, and provides further guidance on certain issues regarding beneficial interests in securitized financial assets, concentrations of credit risk and qualifying special purpose entities. SFAS No. 155 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The application of SFAS No. 155 did not have a material impact on the Company’s financial condition or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” This statement requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset, and that the servicing assets and servicing liabilities be initially measured at fair value. The statement also permits an entity to choose a subsequent measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The application of SFAS No. 156 did not have a material impact on the Company’s financial condition or results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FASB Interpretation No. 48 is effective for fiscal years beginning after December 31, 2006. The Company adopted Interpretation No. 48 effective January 1, 2007, resulting in no adjustment to beginning retained earnings.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which provides for enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is applicable under other accounting pronouncements that either require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not anticipate that Statement 157 will have a material impact on its consolidated financial statements.

In September 2006, the FASB ratified EITF Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF Issue 06-4 addresses accounting for split-dollar life insurance arrangements after the employer purchases a life insurance policy on the covered employee. This Issue states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under Issue EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. Issue EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company does not anticipate that EITF Issue 06-4 will have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective as of the beginning of fiscal years beginning after November 15, 2007, with early adoption permitted under certain circumstances. The Company did not choose to early adopt this standard and does not anticipate that Statement 159 will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS Nos. 141(R) and 160 are required to be

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS Nos. 141(R) and 160 on our consolidated financial statements.

Derivatives Instruments and Hedging Activities

The Company is a party to interest rate swap contracts which are a cash flow derivative under statement of Financial Accounting Standards No. 133. All derivative financial instruments are recognized on the balance sheet at fair value.

Stock Based Compensation Plans

Effective January 1, 2006, the Company implemented SFAS No. 123R using the modified prospective transition method. According to SFAS No. 123R, the total cost of the Company’s share based awards is equal to the grant date fair value and recognized as expense on a straight line basis over the service periods of the awards. For the years ended December 31, 2007 and 2006, stock option expense of $221,710 and $168,170, respectively, was recorded in the income statement in income before taxes. The net income impact was approximately $138,569 and $131,230, respectively, for the years ended December 31, 2007 and 2006. As of December 31, 2007, the Company had $68,901 of unrecognized stock option compensation expense not yet recognized which will be recognized over the next year.

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

Year Ended December 31, 2005
Net income, as reported	$4,101,149
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(488,200)

Pro forma net income	$3,612,949

Earnings per share:
Basic – as reported	$0.81
Basic – pro forma	$0.72
Diluted – as reported	$0.80
Diluted – pro forma	$0.70

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. DISCONTINUED OPERATIONS

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. Carolina purchased all of CMS’s mortgage loans, pipeline mortgage loans, premises and equipment and assumed all leases and liabilities related to the transferred assets. The Company’s consolidated balance sheets at December 31, 2007 and December 31, 2006 include no assets and include liabilities of $1,953,025 and $2,318,895, respectively, related to discontinued operations. These liabilities consist of the allowance for recourse liability. This reserve remained with the Company after the sale of the wholesale mortgage operation, as did the risk and the liability from the indemnified loans. When the Company sold loans in the course of its wholesale residential mortgage business, the Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. The Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. At December 31, 2007 and December 31, 2006, the Company had approximately $1.7 million and $3.6 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability at both December 31, 2007 and December 31, 2006 for future losses was approximately $2.0 million and $2.3 million, respectively, and is based upon historical information on the number of loans indemnified and the average loss on an indemnified loan. During 2005, 2006 and 2007, our losses related to indemnified loans gradually decreased. During 2007, we evaluated our allowance for the recourse obligation reserve and our analysis showed an overaccrual. This overaccrual was due to the fact that we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses. Therefore, based upon this analysis, we reduced the recourse obligation reserve by $118,394 during 2007.

Summarized information for the discontinued operations of the mortgage subsidiary is as follows:

	2007	2006	2005
Revenues	$118,394	$—	$—
Expenses	—	—	—

Pretax income from discontinued operations of mortgage subsidiary	$118,394	$—	$—

Changes in the allowance for recourse obligation are as follows:

	2007	2006
Balance at beginning of year	$2,318,896	$2,868,825
Reduction in estimated recourse obligations	(118,394)	—
Losses indemnified	(247,477)	(549,929)

Balance at end of year	$1,953,025	$2,318,896

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES

The carrying value and fair value of investment securities summarized as follows:

Securities Available-for-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
December 31, 2007
U. S. Government agencies	$9,991,121	$100,492	$(14,384)	$10,077,229
Mortgage-backed securities	12,364,597	51,728	(97,304)	12,319,021

	$22,355,718	$152,220	$(111,688)	$22,396,250

December 31, 2006
U. S. Government agencies	$7,980,025	$—	$(117,994)	$7,862,031
Mortgage-backed securities	9,803,456	21,951	(193,159)	9,632,248

	$17,783,481	$21,951	$(311,153)	$17,494,279

Securities Held-to-Maturity

December 31, 2007
U. S. Government agencies	$—	$—	$—	$—
State and municipal securities	—	—	—	—

	$—	$—	$—	$—

December 31, 2006
U. S. Government agencies	$1,000,000	$—	$(8,125)	$991,875
State and municipal securities	728,241	—	—	728,241

	$1,728,241	$—	$(8,125)	$1,720,116

The amortized cost and estimated fair value of debt securities at December 31, 2007, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity, primarily mortgage-backed securities, are shown separately.

	December 31, 2007
	Amortized Cost	Estimated Fair Value
Due in one year or less	$994,704	$990,940
Due after one year through five years	3,996,790	4,066,880
Due after five years through ten years	2,001,391	2,028,130
Due after ten years	2,998,236	2,991,279
Mortgage-backed securities	12,364,597	12,319,021

	$22,355,718	$22,396,250

Securities with an approximate carrying value of $14,938,067 and $13,537,611 at December 31, 2007 and 2006, respectively, were pledged to secure public funds as required by law, and for other purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

The fair value of securities with unrealized losses at December 31, 2007 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$—	$—	$2,980,320	$(14,384)
Mortgage backed securities	1,917,674	(5,495)	5,910,618	(91,809)

Total	$1,917,674	$(5,495)	$8,890,938	$(106,193)

The fair value of securities with unrealized losses at December 31, 2006 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$996,250	$(2,632)	$7,857,656	$(123,487)
Mortgage backed securities	1,692,923	(16,667)	6,087,206	(176,492)

Total	$2,689,173	$(19,299)	$13,944,862	$(299,979)

Management of the Company believes all unrealized losses as of December 31, 2007 and 2006 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. Also, total impairment represents 1% of amortized cost. In addition, all of the securities are backed by the U.S. Government or one of its agencies/quasi-agencies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS

The composition of loans is summarized as follows:

		December 31,
		2007	2006
Commercial		$30,749,902	$32,632,954
Real estate – construction and land development		417,819,730	348,429,157
Real estate – mortgage		348,362,122	295,567,773
Consumer installment and other		18,305,792	20,658,176

		815,237,546	697,288,060
Allowance for loan losses		(9,825,911)	(8,023,565)

Loans, net		$805,411,635	$689,264,495

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2007	2006	2005
Balance, beginning of year	$8,023,565	$6,711,974	$5,828,027
Provision for loan losses	2,676,000	2,083,000	2,224,000
Loans charged off	(1,298,540)	(1,029,385)	(2,238,104)
Recoveries of loans previously charged off	424,886	257,976	37,345
Allowance for loan loss acquired	—	—	860,706

Balance, end of year	$9,825,911	$8,023,565	$6,711,974

The investment in impaired loans, consisting totally of nonaccrual loans, was $5,613,772 and $3,977,439 at December 31, 2007 and 2006, respectively. Total allowances of approximately $1,411,000 and $1,236,000 have been established for impaired loans outstanding as of December 31, 2007 and 2006, respectively. The average recorded investment in impaired loans for 2007, 2006 and 2005 was $4,388,477, $2,996,904, and $3,381,473, respectively. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2007, 2006 and 2005. Loans past due ninety days or more and still accruing interest amounted to $306,747 and $28,921 at December 31, 2007 and 2006, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2007 are as follows:

Balance, beginning of year	$14,847,951
Advances	3,199,349
Repayments	(2,357,391)
Change in directors and executive officers	(5,383,822)

Balance, end of year	$10,306,087

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2007	2006
Land	$7,773,281	$7,766,048
Buildings and improvements	12,899,450	11,334,366
Equipment	7,612,920	7,337,036
Construction and equipment installation in progress	35,977	1,248,596

	28,321,628	27,686,046
Accumulated depreciation	(7,299,827)	(6,545,289)

Premises and equipment, net	$21,021,801	$21,140,757

Leases:

The Bank leases certain of its branch facilities and property under various noncancelable operating leases. The initial terms range from one to twelve years.

Rental expense from operating leases amounted to $408,578, $424,111, and $405,996 for the years ended December 31, 2007, 2006 and 2005, respectively.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2008	$412,275
2009	375,900
2010	385,766
2011	395,900
2012	380,944
Thereafter	536,539

$2,487,324

NOTE 6. DEPOSIT INTANGIBLES

Following is a summary of information related to acquired deposit intangibles:

	As of December 31, 2007		As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit premiums	$1,076,829	$772,048	$1,076,829	$646,297

The aggregate amortization expense was $125,751, $125,751 and $112,845 for the years ended December 31, 2007, 2006, and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DEPOSIT INTANGIBLES (Continued)

The estimated amortization expense for each of the next five years is as follows:

2008	$125,751
2009	88,691
2010	51,624
2011	38,715
2012	—

$304,781

NOTE 7. DEPOSITS

The following is a summary of interest-bearing deposit liabilities at December 31, 2007 and 2006.

	December 31,
	2007	2006
Interest-bearing demand	$71,660,824	$82,536,738
Savings	74,835,765	47,388,286
Time, $100,000 and over	247,005,585	169,694,803
Other time	349,404,692	313,194,597

	$742,906,866	$612,814,424

The total amount of out-of-market deposits, including brokered deposits, at December 31, 2007 and 2006 was $177,524,441 and $78,450,385, respectively.

The scheduled maturities of time deposits at December 31, 2007 are as follows:

2008	$541,993,206
2009	18,524,197
2010	11,125,441
2011	10,099,672
2012	14,667,761

$596,410,277

The aggregate amount of deposits of executive officers and directors of the Company and their related interests was approximately $5,301,987 and $5,437,224, respectively, at year-end 2007 and 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS

Borrowings consist of the following:

	December 31,
	2007	2006
FHLB Advance-short term, interest payable monthly at fixed rates ranging from 3.60% to 5.20%, advances mature at various dates from January 30, 2008 to October 30, 2008, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	$15,000,000	$14,000,000

Total Short-Term Borrowings	$15,000,000	$14,000,000

Debentures payable, with interest accruing at 3 Month Libor plus 260 basis points (7.59063% at December 31, 2007). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at 3 Month Libor plus 260 basis points. The debentures are due September 15, 2037 and are unsecured.	10,310,000	$—

Debentures payable, with interest accruing at prime (7.25% at December 31, 2007). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2035 and are unsecured.	8,248,000	8,248,000

Debentures payable, with interest accruing at 3 Month Libor plus 165 basis points (6.89250% at December 31, 2007). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at 3 Month Libor plus 165 basis points. The debentures are due July 7, 2036 and are unsecured.	3,609,000	3,609,000

FHLB Advance-ten year convertible advances, interest payable quarterly at fixed rates ranging from 3.71% to 3.95%, advances mature at various dates from January 5, 2015 to July 23, 2015 and are callable from three to five years, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	13,000,000	13,000,000

FHLB Advance-five year convertible advance, interest payable quarterly at a fixed rate of 4.38%, advance matures on January 18, 2011 and is callable after two years, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	3,000,000	3,000,000

FHLB Advance-long term, interest payable monthly at fixed rates ranging from 4.59% to 4.75%, advances mature at various dates from September 21, 2009 to October 23, 2009, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	5,000,000	8,000,000

Total Long-Term Borrowings	$43,167,000	$35,857,000

At year-end 2007, the Company had approximately $39,500,000 of federal funds lines of credit available from correspondent institutions. The Company maintains a line of credit up to approximately $39,000,000 at the Federal Home Loan Bank secured by the Bank’s 1 – 4 family first lien mortgage loans, commercial real estate loans and investment securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS (Continued)

Debentures payable relates to the Company’s issuance of trust preferred securities through its subsidiaries Crescent Capital Trust II, Crescent Capital Trust III, and Crescent Capital Trust IV. The Company has fully and unconditionally guaranteed the obligations of the Trusts. Subject to certain limitations, the trust preferred securities qualify as Tier 1 capital of the Company for regulatory capital purposes. Of the $21.5 million in trust preferred securities currently outstanding, approximately $16.5 million qualifies as tier 1 capital for regulatory capital purposes. The principal use of the net proceeds from the sale of the securities was to infuse capital to the Company’s bank subsidiary, Crescent Bank and Trust, to fund its operations and continued expansion, and to maintain the Company’s and the Bank’s status as “Adequately Capitalized” under regulatory guidelines. In addition, the net proceeds from the sale of securities by Crescent Capital Trust III were used to redeem the securities issued by Crescent Capital Trust I during the fourth quarter of 2006.

NOTE 9. DERIVATIVE INSTRUMENTS

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. At December 31, 2007 and December 31, 2006, the Company was a party to interest rate swap contracts (back-end derivative) under which it pays a fixed rate of interest and receives a variable rate of interest. The notional amount of the interest rate swaps was approximately $9,250,000 with a fair value of approximately $(692,000) at December 31, 2007 and approximately $9,604,000 with a fair value of approximately $(391,000) at December 31, 2006. The Company also has an embedded derivative in each of the loan agreements (front-end derivative) that would require the borrower to pay or receive from the Bank an amount equal to and offsetting the value of the interest rate swaps. These front-end and back-end derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations as of the twelve months ended December 31, 2007 and 2006. If a counterparty, in particular our borrower, fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates.

The Company’s policy requires all derivative financial instruments be used only for asset/liability management through the hedging of specific transactions or positions, and not for trading or speculative purposes. The Company is subject to the risk that a counterparty, in particular our borrower, will fail to perform; however, management believes that this risk associated with using derivative financial instruments to mitigate interest rate risk sensitivity is minimal and should not have any material unintended impact on the financial condition or results of operations.

NOTE 10. DEFERRED COMPENSATION AND SUPPLEMENTAL RETIREMENT PLANS

In 1999, the Bank provided a supplemental retirement plan (the “SERP”) to its banking officers funded with life insurance. This plan was a non-qualified, indexed retirement plan including an endorsement split dollar agreement. In the first quarter of 2000, we added our directors to the plan. The benefits that were to be provided under the SERP were funded from life insurance covering each officer and director that was purchased and owned by the Company. The amount of the benefit provided under this plan was dependent on the performance of the insurance index, and therefore such benefits were not guaranteed. Neither the Company nor the covered officers and directors made any cash contributions to this plan. Under the endorsement split dollar agreement, the beneficiary of the covered officer or director, as appropriate, would receive a death benefit in the amount of 80% of the net at risk life insurance portion of the death benefit. The net at risk insurance portion is the total proceeds less the cash value of the policy.

During the third quarter of 2007, the Company restated the plan due to new accounting interpretations and tax laws related to the previous SERP. In the process of restating the previous plan, the Company reached agreements to buy-out all former employees and directors that participated in the previous plan except for one former director, who remains on the former plan including the endorsement split dollar agreement. These former employees and directors were paid settlements in January of 2008. The total amount to be paid to the former employees and former directors is approximately $207,000. The restated supplemental retirement plan is a non-qualifying deferred compensation plan with a defined benefit for the officers and directors. The Company purchased an additional $4.9 million in new insurance policies during 2007 due to the restatement of the supplemental retirement plan. As of December 31, 2007, the Company had approximately $13.6 million in bank owned life insurance on the participating officers and directors, which are expected to provide funding for future benefit payments. The life insurance policies are designed to offset the program’s cost during the lifetime of the participant and to provide complete recovery of all the program’s costs at their death. As the owner and beneficiary of these policies, the Company monitors the associated risks, including diversification, lending limits,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. DEFERRED COMPENSATION AND SUPPLEMENTAL RETIREMENT PLANS (Continued)

concentration, interest rate risk, credit risk and liquidity. Quarterly financial information on the insurance carriers will be provided to the Company to monitor their financial performance. The benefits for each officer and director participating in the plan will accrue and vest during the period of employment and will be distributed as monthly benefit payments for fifteen years when the covered officer or director, as appropriate, reaches his or her retirement age. The new plan provides that the retirement age is 65 for officers and 70 for directors. The benefits from the new plan for officers and directors were established at the implementation of the new plan and do not depend on the performance of the life insurance policies, as provided in the former plan. The monthly payments will be based upon a percentage of the projected base salary for officers, or projected compensation for directors, as appropriate, at retirement. The percentage of base salary applied to officers is between 50% and 15%, depending on the level of the officer. The percentage of annual compensation applied to directors is 30%. The plan also provides for payment of disability or death benefits in the event a participating officer/director becomes permanently disabled or dies prior to attainment of retirement age. If the Company has a change in control before the officer or director, as appropriate, reaches retirement age, then the participating officer or director will be entitled to a benefit. Under the new plan, the provisions of approximately $586,000 were expensed for the year ended December 31, 2007 for future benefits to be provided. Benefits paid to participants under the new plan were approximately $9,000 and benefits paid to participants under the former plan were approximately $14,000 for the year ended December 31, 2007. The total liability under the former plan at December 31, 2007 was approximately $1,941,000 and is included in Accrued Expenses and Other Liabilities in the accompanying consolidated statements of financial condition. The liability amount of approximately $1,941,000 at December 31, 2007 includes the settlement amounts of the former employees and directors of $207,000.

Under the former plan, the cash surrender values of the insurance policies included in assets at December 31, 2006 was approximately $8,242,000. Income recognized on the policies amounted to approximately $278,000 and $266,000 for the years ended December 31, 2006 and 2005, respectively. The balance of the estimated deferred liabilities under these policies included in other liabilities at December 31, 2006 was approximately $1,732,000. Expense recognized for these plans amounted to approximately $415,000 and $246,000 for the years ended December 31, 2006 and 2005.

NOTE 11. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

In 2001, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within thirty days of cash dividend payment date. Cash dividends and optional cash payments are used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 2007 3,626 shares were purchased under the plan at an average per share price of $13.629. No shares were purchased under the plan in the year ended December 31, 2006.

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

The Company has two share-based compensation plans in effect at December 31, 2007. The compensation cost that has been charged against income for the year ended December 31, 2007 and 2006 for those plans was $637,495 and $174,738, respectively. For the year ended December 31, 2007 the compensation cost related to options was $221,710 and to restricted stock was $415,785. For the year ended December 31, 2006 the compensation cost related to options was $168,170 and to restricted stock was $6,568. The Company recorded a deferred tax benefit in the amount of $41,979 and $36,940, respectively, during 2007 and 2006 related to share-based compensation.

The Company has a qualified stock option plan for key employees (the “employee plan”) and has reserved 600,000 shares of common stock for options and restricted stock awards. Options and restricted stock are granted at the fair market value of the Company’s common stock on the date of grant. All options under the employee plan expire ten years from the date of grant and the options and restricted stock at December 31, 2007 vest over periods ranging from 12 months to 60 months. At December 31, 2007, 102,112 awards were available for grant.

The Company also has non-qualified stock option plans for directors (the “director plans”) and has reserved 396,000 shares of common stock. Options are granted at fair market value of the Company’s common stock on the date of grant multiplied by 1.05, except for certain options that were granted at $4. All options under these plans expire ten years from the date of grant and all the options vest upon grant. At December 31, 2007, 75,016 options were available for grant at fair market value and none were available to grant at $4.

In 2007 and 2006, the Company awarded 61,000 and 28,000, respectively, in restricted share awards to employees under the employee plan. In general, restrictions on shares granted to employees expire within the vesting period of the award which range from 12 months to 48 months. The weighted-average grant-date fair value of restricted share awards granted in 2007 and 2006 was $16.58 and $23.35, respectively. At December 31, 2007, all 89,000 restricted shares outstanding remain unvested. Compensation expense of $415,785 and $6,568 was recorded in 2007 and 2006, respectively, related to restricted share awards. No restricted share awards were granted or outstanding in 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (Continued)

Other pertinent information related to the options follows:

	Years Ended December 31,
	2007		2006		2005
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of year	534,520	$12.69	547,256	$12.15	332,666	$9.60
Granted at market price	16,500	22.71	23,500	20.17	265,590	15.26
Exercised	(9,000)	7.46	(29,236)	8.13	(13,382)	6.45
Cancelled	(2,000)	20.50	(7,000)	14.67	(37,618)	13.79

Under option, end of year	540,020	13.11	534,520	12.69	547,256	12.15

Exercisable, end of year	476,518	12.93	430,848	12.30	386,416	11.48

Weighted-average fair value of options issued and outstanding during the year	$6.79		$5.73		$3.73

Information pertaining to options outstanding at December 31, 2007 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Average Remaining Contractual Life	Weighted- Average Exercise Price
$ 4.00 – 5.99	100,320	2 years	$5.02	100,320	2 years	$5.02
6.00 – 8.99	34,900	4 years	7.10	34,900	4 years	7.10
9.00 – 13.50	131,800	7 years	13.13	95,466	7 years	13.09
13.51 – 22.71	273,000	7 years	16.93	245,832	7 years	16.93

Total	540,020	6 years	$13.11	476,518	6 years	$12.93

At December 31, 2007, the intrinsic value of both options outstanding and options exercisable was $1,041,288. For the year ended December 31, 2007, the intrinsic value of options exercised was approximately $135,796. For the years ended December 31, 2006 and 2005, the intrinsic value of options exercised was $341,927 and $104,328. The fair value of options vested during the year ended December 31, 2007, 2006 and 2005 was $221,710, $168,170 and $787,419, respectively.

Cash received from option exercise under all share-based payment arrangements for the year ended December 31, 2007 was $67,173. The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements totaled $47,567 for the year ended December 31, 2007.

As of December 31, 2007, there was $68,901 of total unrecognized compensation cost related to non-vested option compensation arrangements. Such cost is expected to be recognized over a weighted-average period of approximately 1 year. At December 31, 2007, there was $1,242,998 of total unrecognized compensation cost related to non-vested restricted stock compensation arrangements. Such cost is expected to be recognized over a weighted-average period of approximately 3 years.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 16,500 options during 2007 with an average fair value of $6.79 per option and 23,500 options during 2006 with an average fair value of $5.73 per option and 265,590 options during 2005 with an average fair value of $3.73 per option.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (Continued)

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 4 years trading history, which we believe approximates the future volatility of the Company’s stock price. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the average assumptions for the Black-Scholes model used in determining the fair value of options granted to employees during 2007, 2006 and 2005.

	Years Ended December 31,
	2007	2006	2005
Dividend yield (as a percent of the fair value of the stock)	1.47%	1.18%	1.14%
Expected life	5 years	6 years	7 years
Expected volatility	21.02%	23.43%	17.16%
Risk-free interest rate	4.65%	4.81%	3.76%

NOTE 13. INCOME TAXES

Effective January 1, 2007, Crescent adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (the Interpretation). This Interpretation provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. The initial adoption of this Interpretation had no impact on Crescent’s financial statements.

Unrecognized tax benefits may increase or decrease in the future for various reasons including adding amounts for current tax year positions, expiration of open income tax returns due to the statutes of limitation, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity and the addition or elimination of uncertain tax positions.

Crescent’s policy is to report interest and penalties, if any, related to unrecognized tax benefits in income tax expense in the Consolidated Statements of Operations.

Crescent’s federal and state income tax returns are open and subject to examination from the 2003 tax return year and forward.

The Company recorded income tax expense of $3,485,589, $4,137,977, and $2,525,921 for the years ended December 31, 2007, 2006, and 2005, respectively. The components of total income tax expense are as follows:

	Years Ended December 31,
	2007	2006	2005
Total:
Current - federal	$3,886,612	$3,998,204	$2,449,915
Current - state	486,587	534,366	195,801
Deferred - federal	(752,969)	(356,340)	(1,530)
Deferred - state	(134,641)	(38,253)	(118,265)

Income tax expense	$3,485,589	$4,137,977	$2,525,921

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (Continued)

The Company’s total income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$3,361,077	34%	$4,008,299	35%	$2,319,475	35%
State income tax	232,284	2	326,888	3	50,398	1
Life insurance	(151,388)	(2)	(97,190)	(1)	(93,135)	(1)
Other items, net	43,616	1	(100,020)	(1)	249,183	3

Income tax expense	$3,485,589	35%	$4,137,977	36%	$2,525,921	38%

The Company’s income tax expense relating to continuing operations differs from the amounts computed by applying the Federal income tax statutory rates to income from continuing operations before income taxes as follows:

	Years Ended December 31,
	2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$3,361,077	34%	$4,008,299	35%	$2,319,475	35%
State income tax, net of Federal benefit	232,284	2	326,888	3	50,398	1
Increase in cash surrender value of life insurance	(151,388)	(2)	(97,190)	(1)	(93,135)	(1)
Other items, net	43,616	(1)	(100,020)	(1)	249,183	3

Income tax expense	$3,485,589	35%	$4,137,977	36%	$2,525,921	38%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Allowance for loan losses	$3,621,816	$2,864,360
Allowance for recourse obligations	741,368	882,653
Investment securities available-for-sale	—	115,680
Deferred compensation, non-qualified plans	782,037	771,272
123r Expense	239,241	39,021
Net operating loss carryforwards	949,087	1,044,780
Other	163,363	110,764

	6,496,912	5,828,530

Deferred tax liabilities:
Mortgage servicing rights	61,707	118,013
Investment securities available for sale	16,213	—
Prepaid expenses	185,673	158,807
Intangibles	73,486	93,337
Other	11,456	79,888

	348,535	450,045

Net deferred tax assets	$6,148,377	$5,378,485

The Company has net operating loss carryforwards of approximately $3,313,000 for Federal income tax reporting which expire in years through 2023. The Company is limited in the utilization of such carryforwards to approximately $427,000 annually.

No valuation allowances relating to deferred tax assets were required at December 31, 2007 and 2006.

NOTE 14. EARNINGS PER SHARE

Presented below is a summary of basic and diluted earnings per share.

	Years Ended December 31,
	2007	2006	2005
Consolidated
Basic earnings per share
Weighted average common shares outstanding	5,164,169	5,152,803	5,064,564

Net income	$6,399,933	$7,314,305	$4,101,149

Basic earnings per share	$1.24	$1.42	$0.81

Diluted earnings per share
Weighted average common shares outstanding	5,164,169	5,152,803	5,064,564
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	466,694	187,014	97,774

Total weighted average common shares and common stock equivalents outstanding	5,630,863	5,339,817	5,162,338

Net income	$6,399,933	$7,314,305	$4,101,149

Diluted earnings per share	$1.14	$1.37	$0.79

Continuing Operations
Basic earnings per share
Weighted average common shares outstanding	5,164,169	5,152,803	5,062,564

Income from continuing operations	$6,325,338	$7,314,305	$4,101,149

Basic earnings per share, continuing operations	$1.22	$1.42	$0.81

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EARNINGS PER SHARE (Continued)

	Years Ended December 31,
	2007	2006	2005
Continuing Operations (Continued)
Diluted earnings per share
Weighted average common shares outstanding	5,164,169	5,152,803	5,064,564
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	466,694	187,014	97,774

Total weighted average common shares and common stock equivalents outstanding	5,630,863	5,339,817	5,162,338

Income from continuing operations	$6,325,338	$7,314,305	$4,101,149

Diluted earnings per share, continuing operations	$1.12	$1.37	$0.79

Discontinued operations
Basic earnings per share
Weighted average common shares outstanding	5,164,169	5,152,803	5,064,564

Income from discontinued operations	$74,595	$—	$—

Basic earnings per share, discontinued operations	$0.01	$—	$—

Diluted earnings per share
Weighted average common shares outstanding	5,164,169	5,152,803	5,064,564
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	466,694	187,014	97,774

Total weighted average common shares and common stock equivalents outstanding	5,630,863	5,339,817	5,162,338

Income from discontinued operations	$74,595	$—	$—

Diluted earnings per share, discontinued operations	$0.01	$—	$—

NOTE 15. MORTGAGE LOAN SERVICING

Mortgage loans serviced for others are not reflected in the consolidated financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $9 million, $13 million and $25 million, as of December 31, 2007, 2006, and 2005, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. Substantially all of the Company’s servicing activity was concentrated within the eastern half of the United States.

At December 31, 2007, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $5,000,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. MORTGAGE LOAN SERVICING (Continued)

The following is a summary of the activity of mortgage servicing rights during 2007:

Mortgage servicing rights as of December 31, 2006	$42,914
Amortization of mortgage servicing rights	(13,918)

Mortgage servicing rights as of December 31, 2007	$28,996

The following is a summary of the activity of mortgage servicing rights during 2006:

Mortgage servicing rights as of December 31, 2005	$56,832
Amortization of mortgage servicing rights	(13,918)

Mortgage servicing rights as of December 31, 2006	$42,914

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

	December 31,
	2007	2006
Commitments to extend credit	$105,039,276	$123,274,832
Standby letters of credit	2,944,834	2,452,756

	$107,984,110	$125,727,588

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

NOTE 17. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Pickens, Cherokee, Bartow, north Fulton and Forsyth Counties and surrounding areas. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

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

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital of the bank subsidiary, or approximately $16,851,000.

NOTE 18. REGULATORY MATTERS

The Department of Banking and Finance of the State of Georgia requires its prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on the aforementioned limitation, the amount of cash dividends available from the Bank for payment in 2008 is approximately $3,663,000, subject to maintenance of the minimum capital requirements. As a result of the above dividend restriction, at December 31, 2007, approximately $80,397,000 of the Parent’s investment in its bank subsidiary was restricted from transfer by the Bank to the Parent in the form of dividends without prior regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2007 and 2006, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action for the Total risk-based, Tier I risk-based and Tier I leverage ratios. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2007:
Total Capital to Risk
Weighted Assets:
Company	$94,989	10.92%	$69,590	8%	$	N/A	N/A
Bank	$90,114	10.41%	$69,284	8%		$86,605	10%

Tier I Capital to Risk
Weighted Assets:
Company	$80,163	9.22%	$34,795	4%	$	N/A	N/A
Bank	$80,288	9.27%	$34,642	4%		$51,963	6%

Tier I Capital to Average
Assets:
Company	$80,163	8.69%	$36,900	4%	$	N/A	N/A
Bank	$80,288	8.83%	$36,387	4%		$45,483	5%

As of December 31, 2006:
Total Capital to Risk
Weighted Assets:
Company	$77,602	10.45%	$59,414	8%	$	N/A	N/A
Bank	$73,294	9.91%	$59,153	8%		$73,942	10%

Tier I Capital to Risk
Weighted Assets:
Company	$69,578	9.37%	$29,707	4%	$	N/A	N/A
Bank	$65,270	8.83%	$29,577	4%		$44,365	6%

Tier I Capital to Average
Assets:
Company	$69,578	8.83%	$31,527	4%	$	N/A	N/A
Bank	$65,270	8.31%	$31,415	4%		$39,269	5%

CMS is also subject to the net worth requirement of the Government National Mortgage Corporation (“Ginnie Mae”), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2007, this net worth requirement totaled $250,000. In addition, CMS is subject to the net worth requirements of Fannie Mae and Freddie Mac, which require that CMS have a net worth of $250,000 and $1 million, respectively. Total capital of CMS at December 31, 2007 was $2,580,442.

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

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$28,966,677	$28,966,677	$20,577,220	$20,577,220
Securities available-for-sale	22,396,250	22,396,250	17,494,279	17,494,279
Securities held-to-maturity	—	—	1,728,241	1,720,116
Cash surrender value of life insurance	13,587,586	13,587,586	8,242,326	8,242,326
Restricted equity securities	3,184,275	3,184,275	3,365,775	3,365,775
Mortgage loans held for sale	323,153	323,153	545,769	545,769
Loans, net	805,411,635	808,512,000	689,264,495	688,377,633
Accrued interest receivable	6,062,632	6,062,632	4,825,664	4,825,664
Financial liabilities:
Deposits	784,251,162	785,252,000	658,855,362	657,649,938
Borrowings	58,167,000	63,479,000	49,857,000	48,303,000
Accrued interest payable	2,298,496	2,298,496	2,938,956	2,938,956

NOTE 20. SUPPLEMENTAL FINANCIAL DATA

Components of other operating income in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2007	2006	2005
Mortgage Origination Fees	$532,913	$621,330	$654,702

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2007	2006	2005
Outside service fees	$1,561,731	$1,088,237	$1,154,422
Marketing expense	478,415	463,815	523,335

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Crescent Banking Company:

CONDENSED BALANCE SHEETS

	December 31,
	2007	2006
Assets
Cash	$740,249	$602,902
Investment in bank subsidiary	84,059,675	68,970,060
Investment in other subsidiaries	2,580,442	2,516,212
Other assets	2,479,493	1,603,430

Total assets	$89,859,859	$73,692,604

Liabilities and Stockholders’ Equity
Other borrowings	$22,167,000	$11,857,000
Other liabilities	257,581	57,740

Total liabilities	22,424,581	11,914,740
Stockholders’ equity	67,435,278	61,777,864

Total liabilities and stockholders’ equity	$89,859,859	$73,692,604

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
Income, dividends from subsidiary	$3,000,000	$—	$3,000,000
Gains from sales of other investments	—	726,913	—
Expenses, other	1,588,549	1,249,235	802,840

Income (loss) before income tax benefits and equity in undistributed income of subsidiaries	1,411,451	(522,322)	2,197,160
Income tax benefits	(597,905)	(198,423)	(305,079)

Income (loss) before equity in undistributed income of subsidiaries	2,009,356	(323,899)	2,502,239
Equity in undistributed income of subsidiaries	4,390,577	7,638,204	1,598,910

Net income	$6,399,933	$7,314,305	$4,101,149

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
OPERATING ACTIVITIES
Net income	$6,399,933	$7,314,305	$4,101,149
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(4,390,577)	(7,638,204)	(1,598,910)
Gains from sales of other investments	—	(726,913)	—
Stock compensation expense	—	174,738	—
Net other operating activities	(342,254)	(171,143)	(319,113)

Net cash provided by (used in) operating activities	1,667,202	(1,047,217)	2,183,126

INVESTING ACTIVITIES
(Increase) decrease in other investments	48,000	(4,000)	(248,000)
Net cash received in acquisition	—	—	1,991,330
Proceeds from sales of other investments	—	1,146,073	—
Investment in subsidiaries	(10,310,000)	—	(7,171,330)

Net cash provided by (used in) investing activities	(10,262,000)	1,142,073	(5,428,000)

FINANCING ACTIVITIES
Proceeds from other borrowings	10,310,000	4,000	4,568,000
Dividends paid to stockholders	(1,669,947)	(1,327,523)	(902,135)
Purchase of common stock for dividend reinvestment program	49,419	—	—
Excess tax benefits from share-based payment arrangements	(24,500)	133,352	—
Proceeds from exercise of stock options	67,173	237,656	86,252

Net cash provided by (used in) financing activities	8,732,145	(952,515)	3,752,117

Net increase (decrease) in cash	137,347	(857,659)	507,243
Cash at beginning of year	602,902	1,460,561	953,318

Cash at end of year	$740,249	$602,902	$1,460,561

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - BUSINESS COMBINATION

On August 19, 2004, the Company and the Bank signed a definitive Agreement and Plan of Reorganization (the “Merger Agreement”), by and among the Company, the Bank, Futurus Financial Services, Inc., a bank holding company incorporated in Georgia and headquartered in Alpharetta, Georgia (“Futurus Financial”) and Futurus Bank, N.A., a wholly owned subsidiary of Futurus Financial. Futurus Financial was a one bank holding company with approximately $56 million in assets. Futurus Bank, N.A. primarily operated in north Fulton County, Georgia. On April 1, 2005, the Company and the Bank completed the merger with Futurus Financial and Futurus Bank, N.A. Pursuant to the Merger Agreement, in a series of sequential mergers, Crescent Interim Corporation (“Crescent Interim”), a Georgia corporation and a newly formed, wholly owned subsidiary of the Bank, merged with and into Futurus Financial, immediately followed by the merger of Futurus Financial with and into the Bank, which was immediately followed by the merger of Futurus Bank, N.A. with and into the Bank. At the effective time of the mergers, which occurred simultaneously on the same day, but in the sequence provided for in the preceding sentence, the outstanding shares of Futurus Financial common stock were cancelled and in consideration therefor Futurus Financial shareholders received $5.00 per share in cash, and four holders of such outstanding Futurus Financial shares received a combination of cash and restricted shares of the Company’s common stock as provided in the Merger Agreement, aggregating consideration of $10,155,554. The Bank continues to conduct the business and operations of Futurus Bank as part of Crescent Bank.

Shareholders of Futurus Financial receiving shares of the Company’s common stock in the transaction received, for each share of Futurus Financial common stock, a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) $5.00 by (y) the average daily closing price of the Company’s common stock for the 15 consecutive trading days prior to the closing of the transaction. At April 1, 2005, the average daily closing price of the Company’s common stock was $13.225, which created a quotient of 0.3781. The shareholders of Futurus Financial receiving shares of the Company’s common stock in the transaction received an aggregate of 148,058 shares. Shareholders of Futurus Financial receiving cash in the transaction received $5.00 in cash for each share of Futurus Financial common stock cancelled in the transaction.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - BUSINESS COMBINATION (Continued)

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2005. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, merger expenses arising from the transaction, interest expense on deposits assumed, and the related income tax effect. The pro forma financial information is not necessarily indicative of the results of continuing operations as they would have been had the transaction been effected on the assumed date.

2005
Net interest income from continuing operations	$20,933
Net income from continuing operations	$3,995

Basic earnings per share from continuing operations	$0.78

Diluted earnings per share from continuing operations	$0.77

NOTE 23 - TRUST PREFERRED SECURITIES

As of December 31, 2007, the Company had aggregate long-term liabilities of $22,167,000 relating to the issuance of junior subordinated debentures to Crescent Capital Trust II, ( “Trust II”), Crescent Capital Trust III (“Trust III”), and Crescent Capital Trust IV (“Trust IV”) in connection with the issuance of an aggregate of $21,500,000 of trust preferred securities by such trusts.

During the third quarter of 2005, the Company organized Trust II, a statutory business trust that issued $8,000,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long-term liability of $8,248,000 related to the issuance by the Company of $8,248,000 of junior subordinated debentures to Trust II and other assets of $248,000 related to the Company’s purchase of 100% of the common stock of Trust II. The Company contributed $4,180,000 of the proceeds from the sale of the trust preferred securities to the Bank and used the remaining proceeds to repay $3,680,000 of debt outstanding on its line of credit with The Bankers Bank. The trust preferred securities issued by Trust II, and the junior subordinated debentures issued by the Company to Trust II, each bear interest at the prime rate, which was a rate of 7.25% at December 31, 2007.

During the second quarter of 2006, the Company organized Trust III, a statutory business trust that issued $3,500,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long-term liability of $3,609,000 related to the issuance by the Company of $3,609,000 of junior subordinated debentures to Trust III and other assets of $109,000 related to the Company’s purchase of 100% of the common stock of Trust III. The proceeds from the sale of these trust preferred securities were used to redeem the junior subordinated debentures issued to Crescent Capital Trust I (“Trust I”) during the fourth quarter of 2006. The trust preferred securities of Trust I were issued in the fourth quarter of 2001. The trust preferred securities issued by Trust III, and the junior subordinated debentures issued by the Company to Trust III, each bear interest at a rate of 165 basis points over three month LIBOR, which was a rate of 6.8925% at December 31, 2007.

During the third quarter of 2007, the Company organized Trust IV, a statutory business trust that issued $10,000,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long-term liability of $10,310,000 related to the issuance by the Company of $10,310,000 of junior subordinated debentures to Trust IV and other assets of $310,000 related to the Company’s purchase of 100% of the common stock of Trust IV. The Company contributed $10,000,000 of the proceeds from the sale of the trust preferred securities to the Bank to provide capital for further growth and expansion. The trust preferred securities issued by Trust IV, and the junior subordinated debentures issued by the Company to Trust IV, each bear interest at a rate of 260 basis points over three month LIBOR, which was a rate of 7.59063% at December 31, 2007.

All of these trust preferred securities have 30 year maturities, and are callable at par at the option of the Company after five years from the date of issuance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 - STOCK SPLIT

On September 20, 2007, the Company’s board of directors authorized a two-for-one split of the common stock effected in the form of a 100% stock dividend to be distributed on or about October 26, 2007, to holders of record on October 15, 2007. Accordingly, all references to numbers of common shares and per share data in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis. The par value of the additional shares of common stock issued in connection with the stock split was credited to “Common stock” and a like amount charged to “Capital surplus” in 2007.

CRESCENT BANK

LOCATIONS

CORPORATE OFFICE

7 Caring Way

PO Box 2020

Jasper GA 30143

Phone: 678.454.2266

FULL SERVICE BRANCHES

Adairsville

21 Eagle Parkway

Adairsville GA 30103

678.454.2390

Cartersville

880 Joe Frank Harris

Parkway

Cartersville GA 30120

678.454.2340

Cartersville West

420 Old Mill Road

Cartersville GA 30120

678.454.2314

Cumming

500 Canton Road

Cumming GA 30040

678.454.2320

East Woodstock

190 Village Centre East

Woodstock GA 30188

678.454.2395

Jasper

251 Highway 515

Jasper GA 30143

678.454.2265

Marble Hill

90 Steve Tate Highway

Marble Hill GA 30148

678.454.2330

Midway

5395 Atlanta Highway

Alpharetta GA 30004

678.454.2350

North Fulton

5225 Windward Parkway

Alpharetta GA 30009

678.454.2322

Riverstone

145 Reinhardt College Pkwy

Canton GA 30114

678.454.2380

Towne Lake 4475 Towne Lake Parkway Woodstock GA 30189 678.454.2300 COMMERCIAL LENDING CENTER Cobb 3225 Shallowford Road Suite 730 Marietta GA 30062 678.454.2385 www.crescentbank.com

CRESCENT BANKING COMPANY

BOARD OF DIRECTORS

J. Donald Boggus, Jr.	Charles R. Fendley	Michael W. Lowe
President & CEO	Senior Vice President &	Chief Executive Officer
Crescent Bank & Trust Company	Mortgage Officer	Jasper Jeep Sales, Inc.
Crescent Bank & Trust Company
John S. Dean, Sr.		Cecil Pruett
Retired President & CEO	Charles A. Gehrmann	Former Mayor, City of Canton
Amicalola Electric Membership	Retired President & CEO
Corporation	Mack Sales of Atlanta, Inc.	Janie F. Whitfield
Retired President
The Bargain Barn

OFFICERS

J. Donald Boggus, Jr.	Bonnie B. Boling	Anthony N. Stancil
President & CEO	Executive Vice President &	Executive Vice President &
	Retail Administrator	Chief of Loan Production
Leland W. Brantley, Jr.
Executive Vice President & CFO	A. Bradley Rutledge
Executive Vice President &
Chief of Loan Administration

CRESCENT BANK

BOARD OF DIRECTORS

Paul R. Battles	John S. Dean, Sr.	Ryker J. Lowe
Retired Bartow County President	Retired President & CEO	President
Crescent Bank & Trust Company	Amicalola Electric Membership	Jasper Jeep Sales, Inc.
Corporation
John H. Bennett, Jr.		Cecil Pruett
Broiler Program Manager	Charles R. Fendley	Former Mayor, City of Canton
Pilgrim’s Pride	Senior Vice President &
	Mortgage Officer	Janie F. Whitfield
J. Donald Boggus, Jr.	Crescent Bank & Trust Company	Retired President
President & CEO		The Bargain Barn
Crescent Bank & Trust Company	Charles A. Gehrmann
	Retired President & CEO	Richard M. Zorn
C. Parke Day	Mack Sales of Atlanta, Inc.	Retired Chairman, President & CEO
President		Cherokee, Cobb & North Fulton Division
Parke Day Properties, LLC	Michael W. Lowe	Regions Bank
Chief Executive Officer
Jasper Jeep Sales, Inc.