Form 10-K, Exhibit 13
period 2008-12-31
CRESCENT BANKING CO
filed 2009-04-13
CIK 883476

Exhibit 13.1

Crescent Banking Company 2008 Annual Report

April 13, 2009

TO OUR SHAREHOLDERS:

This year is the twentieth anniversary of the founding of our Company. When we opened in 1989, we spent our first few years operating in a significant recession; however, that period does not compare to the recent economic crisis and the affect it has had on the financial services industry in particular. While we are disappointed with our operating results for 2008, such results reflect the current economic crisis facing many banks.

The Company experienced a net loss of $31.7 million in 2008. While the Company has taken aggressive steps to recognize and reserve for troubled assets, which are reflected in this net loss, the loss was greatly influenced by two large non-cash and non-operating items. The first item was a $9.9 million valuation allowance against our $12.3 million deferred tax asset. The second item was the recognition of a $3.4 million goodwill impairment. The Company increased its allowance for loan losses in 2008 by $12.5 million, for a total of $22.3 million at year end. The Company’s non-performing assets totaled 7.72% at December 31, 2008, primarily as a result of the unprecedented economic conditions.

To address the issues of this challenging market, your Board of Directors adopted an “Action Plan” in October of 2008. Under this plan the Bank has:

›	Improved its liquidity position to $153 million of cash and cash equivalents;
›	Aggressively recognized and reserved for troubled assets;
›	Reduced its concentrations in development and construction loans;
›	Reduced overhead, including senior management taking a 10% cut in salary, board members cutting their fees 33%, the elimination of any bonus payments and overall staff reduction;
›	Started strategic initiatives to increase transaction account deposits;
›	Implemented a plan to reduce wholesale and broker deposits; and
›	Conducted an outside assessment of management and staffing levels.

As of December 31, 2008, the Company and Bank were considered “Adequately Capitalized” by regulatory definition. While the Company has withdrawn its application to receive government assistance, the Company continues to actively seek to increase its capital levels to return to the “Well Capitalized” category. The Company has engaged an investment banking firm to assist in its efforts to raise additional capital. A sound capital level and high level of liquidity is critical in this market as the Company experiences earnings pressure as a result of a compressed net interest margin and increased provisions to the allowance for loan losses.

Despite this challenging market, we take great pride in knowing that our employees are what make us a successful community bank, and we remain excited about the Bank’s attractive geographic footprint. During these challenging times, we remain focused on that which has made us a billion dollar community bank: our customers, employees and shareholders.

We hope that you will be able to join us at our 2009 Annual Meeting of Shareholders on June 4, 2009, and we look forward to seeing you there. Your continued interest in and support of Crescent Banking Company is greatly appreciated.

Sincerely,

/s/ J. Donald Boggus, Jr.
J. Donald Boggus, Jr. President and CEO

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

FINANCIAL OVERVIEW

Selected Financial Data	2

Quarterly Financial Information	4

Management’s Discussion and Analysis of Financial Condition and Results of Operations	7

Market Information and Dividends	46

CRESCENT BANKING COMPANY

Selected Financial Data

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
Earnings data	(in thousands)

Interest income	$54,656	$65,675	$55,012	$38,536	$21,931
Interest expense	37,535	36,229	28,134	18,193	9,040
Net interest income	17,121	29,446	26,878	20,343	12,891
Provision for loan losses	25,848	2,676	2,083	2,224	3,192
Net interest income (loss) after provision for loan losses	(8,727)	26,770	24,795	18,119	9,699
Other operating income	3,710	4,174	4,368	4,638	5,159
Other operating expenses	28,475	21,177	17,711	16,130	12,814
Income (loss) from continuing operations before income taxes	(33,492)	9,767	11,452	6,627	2,044
Income tax expense (benefit)	(2,446)	3,442	4,138	2,526	586
Income (loss) from continuing operations	(31,046)	6,325	7,314	4,101	1,458
Income (loss) from discontinued operations	(658)	75	-	-	(2,269)
Net income (loss)	(31,704)	6,400	7,314	4,101	(811)

Segment information

Continuing Operations – Commercial Banking
Commercial Banking total revenue	$58,366	$69,849	$59,380	$43,174	$27,090
Commercial Banking pretax income (loss)	(33,493)	9,767	11,452	6,627	2,044
Commercial Banking revenue as % total revenue	100.0%	100.0%	100.0%	100.0%	98.4%
Commercial Banking pretax income as % total pretax segment income	100.0%	98.8%	100.0%	100.0%	1,285.5	%(1)
Discontinued Operations – Mortgage Banking
Mortgage Banking total revenue	$-	$-	$-	$-	$439
Mortgage Banking pretax income (loss)	-	118	-	-	(3,634)
Mortgage Banking revenue as % of total revenue	-	-	-	-	1.6%
Mortgage Banking pretax income as % of total pretax segment income (loss)	-	1.2%	-	-	(2,285.5	)%(2)

(1)	Reflects reduction in pre-tax loss due to positive pre-tax income in commercial banking segment.

(2)	Reflects mortgage banking percentage of pre-tax loss.

Selected Financial Data (continued)

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share data)
Per share data
Continued Operations – Commercial Banking
Net income (loss) – basic earnings (losses)	$(5.93)	$1.22	$1.42	$0.81	$0.30
Net income (loss) – diluted earnings (losses)	$(5.93)	$1.12	$1.37	$0.79	$0.29
Discontinued Operations – Mortgage Banking
Net income (loss) – basic earnings (losses)	$(0.13)	$0.01	$-	$-	$(0.46)
Net income (loss) – diluted earnings (losses)	$(0.13)	$0.01	$-	$-	$(0.46)
Consolidated
Net income (loss) – basic earnings (losses)	$(6.06)	$1.24	$1.42	$0.81	$(0.16)
Net income (loss) – diluted earnings (losses)	$(6.06)	$1.14	$1.37	$0.79	$(0.17)
Period end book value	$6.87	$12.82	$11.91	$10.76	$10.09
Cash dividends	$0.180	$0.320	$0.258	$0.178	$0.163
Weighted average number of shares outstanding	5,231	5,164	5,152	5,064	4,952
Selected Average Balances
Total assets	$998,721	$862,568	$749,891	$639,167	$438,002
Loans	816,877	760,007	636,676	539,522	351,914
Total deposits	865,242	732,719	625,806	522,714	346,367
Stockholders’ equity	61,289	64,747	58,701	53,260	51,906
Selected Period End Balances
Total assets	1,038,969	920,269	779,671	704,102	513,363
Loans (net)	763,109	805,412	689,264	586,992	427,529
Allowance for loan losses	22,280	9,826	8,024	6,712	5,828
Mortgage loans held for sale	979	323	546	1,512	2,003
Total deposits	935,862	784,251	658,855	580,499	410,086
Other borrowings	58,186	58,167	49,857	60,853	46,285
Stockholders’ equity	36,752	67,435	61,778	55,180	50,131
Financial ratios
Return on average assets	(3.17)%	0.74%	0.98%	0.64%	(0.19)%
Return on average equity	(51.73)%	9.88%	12.46%	7.70%	(1.56)%
Average earning assets to average total assets	92.76%	92.77%	92.99%	92.02%	89.53%
Average loans to average deposits	94.41%	103.72%	101.74%	103.22%	101.60%
Average equity to average total assets	6.14%	7.51%	7.83%	8.33%	11.85%
Net interest margin	1.85%	3.68%	3.85%	3.46%	3.29%
Net charge offs to average loans	1.64%	0.11%	0.12%	0.41%	0.17%
Non-performing assets to period ending loans and other real estate	7.72%	1.34%	0.61%	0.58%	0.86%
Allowance for loan losses to period end loans	2.84%	1.21%	1.15%	1.13%	1.34%
Tier 1 leverage ratio	4.32%	8.69%	8.83%	9.08%	10.72%
Risk based capital:
Tier 1 capital	5.30%	9.22%	9.37%	9.77%	11.32%
Total capital	8.01%	10.92%	10.45%	10.81%	12.55%
Dividend payout ratio	N/M	26.09%	18.15%	22.00%	N/M

N/M – Not meaningful because of net loss for the year

CRESCENT BANKING COMPANY

Quarterly Financial Information

	December 2008	September 2008	June 2008	March 2008	December 2007	September 2007	June 2007	March 2007
Quarter end
Interest income	$12,941,245	$13,614,418	$13,372,097	$14,728,486	$17,212,688	$17,362,369	$16,024,070	$15,075,804
Interest expense	9,559,956	9,197,435	9,228,167	9,549,254	9,857,238	9,556,018	8,710,471	8,105,203
Net interest income	3,381,289	4,416,983	4,143,930	5,179,232	7,355,450	7,806,351	7,313,599	6,970,601
Provision for loan losses	14,150,000	1,972,354	6,122,000	3,604,000	735,000	736,000	715,000	490,000
Net interest income after provision for loan losses	(10,768,711)	2,444,629	(1,978,070)	1,575,232	6,620,450	7,070,351	6,598,599	6,480,601
Other operating income	862,674	953,937	937,414	955,767	1,138,321	1,060,848	1,028,413	946,236
Other operating expenses	11,570,319	5,493,344	5,637,451	5,774,347	5,217,804	5,572,947	5,345,372	5,040,569
Income (loss) from continuing operations before income tax	(21,476,356)	(2,094,778)	(6,678,107)	(3,243,348)	2,540,967	2,558,252	2,281,640	2,386,268
Provision for income taxes benefit	2,195,918	(735,937)	(2,589,469)	(1,317,048)	804,466	910,468	840,302	886,553

Income (loss) from continuing operations	(23,672,274)	(1,358,841)	(4,088,638)	(1,926,300)	1,736,501	1,647,784	1,441,338	1,499,715
Income from discontinuing operations, net of tax	(658,415)	-	-	-	-	-	74,595	-

Net income (loss)	$(24,330,689)	$(1,358,841)	$(4,088,638)	$(1,926,300)	$1,736,501	$1,647,784	$1,515,933	$1,499,715

Per share data
Continuing Operations
Net income (loss) basic	$(4.50)	$(0.26)	$(0.78)	$(0.37)	$0.34	$0.32	$0.28	$0.29
Net income (loss) diluted	$(4.50)	$(0.26)	$(0.78)	$(0.37)	$0.31	$0.30	$0.27	$0.28
Discontinuing Operations
Net income basic	$(0.13)	$-	$-	$-	$-	$-	$0.01	$-
Net income diluted	$(0.13)	$-	$-	$-	$-	$-	$0.01	$-
Period-end book value	$6.87	$11.35	$11.58	$12.46	$12.78	$12.63	$12.32	$12.09
Cash dividends	$0.0200	$0.0400	$0.0400	$0.0800	$0.0800	$0.0800	$0.0800	$0.0800
Balances as of quarter end
Loans, net	$763,109,199	$792,666,884	$806,360,749	$810,972,929	$805,411,635	$792,818,938	$758,644,200	$704,361,090
Allowance for loan losses	22,280,041	12,561,296	12,324,568	12,966,874	9,825,911	9,426,800	8,819,528	8,135,467
Mortgage loans held for sale	979,130	427,304	320,344	706,487	323,153	674,287	658,585	840,439
Total assets	1,038,969,220	1,042,759,526	978,962,606	954,074,369	920,269,177	899,634,322	871,193,323	805,428,915
Total deposits	935,861,681	916,318,848	849,149,772	821,634,410	784,251,162	765,108,056	750,169,495	684,647,011
Stockholders’ equity	36,751,530	60,682,761	61,658,976	65,784,022	67,435,278	65,851,109	64,272,767	63,097,370

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

All statements other than statements of historical fact are statements that may be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “target,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential,” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the commercial banking industry and economy generally. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•

the effects of economic and business conditions, including, without limitation, the recent and dramatic deterioration of the subprime, mortgage, credit and liquidity markets, as well as the Federal Reserve’s actions with respect to interest rates, all of which have contributed to the recent compression in the Company’s net interest margin and the Company’s net losses and may cause further compression in future periods;

•

governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and governmental intervention in the U.S. financial system, as well as changes affecting financial institutions’ ability to lend and otherwise do business with consumers;

•	the imposition of enforcement orders, capital directives or other enforcement action by our regulators;

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

•	the Company’s ability to maintain adequate liquidity to fund its operations and implement its business plan;

•	the inability of the Company to raise capital to fund our operations, particularly the origination of new loans, the support of our continued growth and branching and other strategic initiatives;

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

•

other factors and other information contained in this report and in other reports and filings that the Company makes with the Securities and Exchange Commission (the “Commission”) under the Exchange Act.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Developments

During 2008, turmoil within the financial services industry, the economy and the effect on real estate generally contributed to an increase in the Company’s non-performing assets and a decrease in the Company’s earnings. In response, the Company has taken what it believes to be an aggressive approach with respect to determining the probability of losses in its loan portfolio. The Company has also strengthened its credit structure to assure sound operating practices during these challenging times. Based on the recent deterioration in the housing and real estate markets, including falling real estate prices, increasing foreclosures, and rising unemployment, and the negative impact these events have had on the financial services industry and banks’ loan portfolios, the Company believes that it is prudent to take all necessary steps to strengthen its capital position. As a result, the Company has been carefully exploring a variety of capital raising alternatives.

As a result of these unprecedented and difficult times, the regulatory capital level of the Bank has decreased significantly and our sources of funding have diminished. Currently, the Company is making all efforts to retain and increase its capital ratios and liquidity. As part of those efforts, the Company has retained the services of investment bankers to review all strategic opportunities available to the Company and the Bank. We have been actively pursuing a number of capital-raising alternatives including, without limitation, through a private placement (the “Private Placement”) of approximately $27.2 million of convertible preferred stock to a group of investors comprised of members of our management and board of directors, as well as several third-party investors (collectively, the “Purchasers”), and participation in the Capital Purchase Program administered by the U.S. Department of the Treasury (the “Treasury”) under the Troubled Asset Relief Program. Consummation of the Private Placement was subject to a number of closing conditions, including, without limitation, the Treasury’s approval of our Capital Purchase Program application. On March 3, 2009, we voluntarily withdrew our application to participate in the Capital Purchase Program and this condition was not waived by the Purchasers. As a result, on March 31, 2009, the Company and the Purchasers mutually agreed to terminate the purchase agreement with respect to the Private Placement and the purchase price, which had been held in escrow, was returned to the Purchasers.

The Company is continuing to pursue a variety of strategic alternatives, including, without limitation, restructuring the Private Placement described above, however, there is no assurance, however, that the Company’s capital raising efforts will be successful, particularly in the current economic environment. In the event we are unable to raise additional capital, our ability to operate may be significantly impacted.

In addition, Dixon Hughes PLLC, the Company’s independent registered public accounting firm, has issued a report with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008 that contains an explanatory paragraph indicating that there is substantial doubt about the Company’s ability to continue as a going concern. Continued operations depend on our ability to raise additional capital, which we may be unable to accomplish in this weakened economic environment. The potential lack of sources of liquidity raises substantial doubt about our ability to continue as a going concern for the foreseeable future.

General Overview

As of December 31, 2008, the Company was made up of the following entities:

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

For purposes of the following discussion, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Crescent Banking Company and its wholly owned subsidiaries, Crescent Bank and CMS. The words “Crescent,” “Crescent Bank” or the “Bank” and “CMS” refer to Crescent Banking Company and its individual subsidiaries, respectively.

In accordance with Financial Accounting Standards Board Interpretation (“FIN”) No. 46R, Crescent Capital Trust II, Crescent Capital Trust III and Crescent Capital Trust IV (together, the “Trusts”) are not consolidated with Crescent. Accordingly, the Company does not report the trust preferred securities issued by the Trusts as liabilities, and instead reports as liabilities the junior subordinated debentures issued by Crescent and held by the Trusts. The Company further reports its investment in the common shares of the Trusts as other assets. The Company has fully and unconditionally guaranteed the payment of interest and principal on the trust preferred securities to the extent that the Trusts have sufficient assets to make such payments but fail to do so. Of the $21.5 million in trust preferred securities currently outstanding, approximately $9.1 million qualifies as tier 1 capital for regulatory capital purposes.

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

As of December 31, 2008, the Company had total consolidated assets of approximately $1.0 billion, total deposits of approximately $935.9 million, total consolidated liabilities, including deposits, of $1.0 billion and consolidated stockholders’ equity of approximately $36.8 million. The Company’s operations are discussed below under the section captioned “Results of Operations.”

The following discussion and analysis of our financial condition and results of operations is incorporated by reference into our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, or “SEC,” and should be read in conjunction with our Consolidated Financial Report and Notes to Consolidated Financial Report included herein. Certain prior period amounts presented in this discussion and analysis have been reclassified to conform to current period classifications.

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

Commercial Banking Business

The Company currently conducts its traditional commercial banking operations through Crescent Bank. The Bank is a Georgia banking corporation that was founded in August 1989. The Bank is a member of the Federal Deposit Insurance Corporation (the “FDIC”). The Bank’s deposits are insured by the FDIC’s Deposit Insurance Fund (“DIF”). The Bank is also a member of the Federal Home Loan Bank of Atlanta.

Through the Bank, the Company provides a broad range of banking and financial services to those areas surrounding Jasper, Georgia. As its primary market area, the Bank focuses on Pickens, Bartow, Forsyth, Cherokee and north Fulton Counties, Georgia and nearby Dawson, Cobb, Walton and Gilmer Counties, Georgia, which are situated to the north of Atlanta, Georgia. The Bank’s commercial banking operations are primarily retail-oriented and focused on individuals and small to medium-sized businesses located within its primary market area. While the Bank provides most traditional banking services, its principal activities as a community bank are the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans to its target customers. The retail nature of the Bank’s commercial banking operations allows for diversification of depositors and borrowers, and the Bank’s management believes it is not dependent upon a single or a few customers. The Bank does not have a significant portion of commercial banking loans concentrated within a single industry or group of related industries. However, approximately 93% of the Bank’s loan portfolio is secured by commercial and residential real estate in its primary market area. Our entire market area has experienced a significant weakening in the real estate markets during 2008, in particular with respect to real estate related to acquisition, development and construction. Acquisition, development and construction loans or “ADC” is cyclical and poses risks of possible loss due to concentration levels and similar risks of the asset. As of December 31, 2008, we had approximately $347.1 million in ADC loans, or approximately 44% of our loan portfolio. The Bank has limited any new ADC loans in 2008 due to the declining real estate market. Our ADC loans have declined by approximately 17% since December 31, 2007. The Bank’s criticized loans, non-performing loans and foreclosed properties related to its ADC loan portfolio increased $40.7 million to $48.8 million, increased $23.8 million to $27.1 million and increased $17.7 million to $18.0 million, respectively, for the year ended December 31, 2008 compared to the same period in 2007. The deterioration in our ADC loan portfolio is due to the increase in the inability of some borrowers to make payments and the decrease in sales activity and property values within the residential real estate market in our market area during the last quarter of 2007 and 2008. The Company does not consider its commercial banking operations to be seasonal in nature. Real estate activity and values tend to be cyclical and vary over time with interest rate fluctuations and general economic conditions. Please refer to the discussion in our Annual Report under the Section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition of Our Commercial Banking Business – Loan Loss Allowance.”

For the year ended December 31, 2008, the Company had revenues from continuing operations from its commercial banking business of approximately $58.4 million and pretax loss from continued operations from its commercial banking business of approximately $(33.5) million. Pretax loss from continuing operations represented 100% of the Company’s total pretax income (loss) for the year ended December 31, 2008. During the fiscal years 2007 and 2006, the Company had revenues from its continuing operations in its commercial banking business of approximately $69.8 million and $59.4 million, respectively, and pretax income from its continuing operations in the commercial banking business of approximately $9.8 million and $11.5 million, respectively. Pretax income from continuing operations represented approximately 98.8% of the Company’s total pretax income for the year ended December 31, 2007 and 100.0% for the year ended December 31, 2006. The Company’s commercial loan portfolio, which declined during 2008, represents the largest earning asset for the Company’s commercial banking operations. The Company’s commercial loan portfolio declined 4% in 2008 while it grew 17% in both 2007 and 2006. At December 31, 2008, the Company had total commercial loans of approximately $785.4 million. At December 31, 2008, 2007 and 2006, the Company’s total commercial banking assets from continuing operations were approximately $1,039.0 million, $920.3 million and $779.7 million, respectively.

Challenges for the Commercial Banking Business

Our commercial banking business has four primary challenges for the future: interest rate risk, a competitive marketplace, liquidity and credit risk. The Bank’s principal source of income is its net interest income. Net interest income is the difference between the interest income we receive on our interest-earning assets, such as investment securities and loans, and the interest expense paid on our interest-bearing liabilities, such as deposits and borrowings. The greatest risk to our net interest margin is interest rate risk from interest rate fluctuation, which if not anticipated and managed, can result in a decrease in earnings or earnings volatility. The Company manages interest rate risk by maintaining what it believes to be the proper balance of rate sensitive assets and rate sensitive liabilities. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. The Federal Reserve decreased interest rates 100 basis points during the last half of 2007 and an additional 400 basis points during 2008. Our net interest margin declined from 3.68% for 2007 to 1.85% during 2008, mainly as a result of the decreases in interest rates. The decline in net interest margin was also due to the increase in non-performing assets and the Company’s strategic decision to increase its liquidity in which the Company held more short term liquid assets that have lower yields. Further action by the Federal Reserve with respect to interest rates will depend on many factors that are not known at this time and which are beyond our control and could further impact our net interest margin. During the 0- to 90-day period in which we are most sensitive to interest rate changes, the Company is considered asset sensitive, and if interest rates rise, our net interest margin would be expected to improve. Conversely, if interest rates continue to fall, our net interest margin will further decline based on the Company’s present asset sensitive position. During the one year period, the Bank is considered liability sensitive and if interest rates rise, our net interest margin would be expected to decrease over the one year time frame. Conversely, if interest rates continue to fall, our net interest margin will improve over the one year time frame based upon the Company’s present liability sensitive position.

The second challenge for the Company’s commercial banking business is that it operates in highly competitive markets. The Bank competes directly for deposits in its primary market area with other commercial banks, savings and loan associations, credit unions, mutual funds, securities brokers and insurance companies, locally, regionally and nationally, some of which compete by offering products and services by mail, telephone and the Internet. In its commercial bank lending activities, the Bank competes with other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit to customers located in its primary market area. Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Important competitive factors, such as office location, types and quality of services and products, office hours, customer service, a local presence, community reputation and continuity of personnel, among others, are and continue to be a focus of the Bank. Many of the largest banks operating in Georgia, including some of the largest banks in the country, also have offices within the Bank’s primary market area. Virtually every type of competitor offering products and services of the type offered by the Bank has offices in Atlanta, Georgia, which is approximately 60 miles away from Jasper. Many of these institutions have greater resources, broader geographic markets and higher lending limits than the Company and may offer various services that the Company does not offer, and may be able to better afford and make broader use of media advertising, support services and electronic technology. In addition, as a result of recent developments in the credit and liquidity markets, many of our competitors in our primary market area, in order to attract deposits, have recently offered interest rates on certificates of deposit and other products that we are unable to offer. To offset these competitive disadvantages, the Bank depends on its reputation as an independent and locally-owned community bank, its personal service, its greater community involvement and its ability to make credit and other business decisions quickly and locally. If we cannot effectively compete for deposits in our primary market area, our liquidity could come under further pressure, and we may be unable to fund our operations.

The third challenge for the Company’s commercial banking business is liquidity, or our ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain adequate reserves and sustain our operations. Due to the competitive pricing by competitors in our primary market area, the Bank’s liquidity has, and could continue to, come under pressure. Also, due to the decline in the confidence in the financial services industry, the Bank could see customers withdrawing their deposits, which would put additional pressure on the Bank’s liquidity. The Bank has the ability to acquire out-of-market deposits to supplement deposit growth in our market areas and can borrow an additional $25.0 million through the Federal Home Loan Bank (the “FHLB”) and the Federal Reserve Bank, if necessary. However, if access to these funds is limited in any way, then our liquidity could be adversely affected. Currently, because the Bank is below the well capitalized requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”), the Bank cannot acquire brokered deposits and is limited in the rates that it can offer on out-of-market deposits. From April 2009 to December 2009, the Bank has approximately $111 million in brokered and out-of market deposits maturing and if the Bank does not return to a well capitalized position, it will most likely not be able to renew these deposits. Therefore, the Bank may have to increase deposit rates in its local markets in the future, which would adversely affect its net interest margin and net income. Although the Company is currently considering a variety of strategic alternatives, including, without limitation, restructuring the Private Placement described above, the Company may not be able to raise sufficient capital to become well capitalized and to provide additional liquidity. Finally, if the deterioration in the credit and real estate markets continues and causes additional borrowers to default on their loans or causes a further decline in the realizable value of underlying real estate collateral, we may continue to experience an increase in non-performing assets and loan charge-offs, and may have to make additional provisions for loan losses, which could reduce our available liquidity.

The fourth challenge for the Company’s commercial banking business is maintaining sound credit quality. During 2008, the Bank’s loan portfolio actually declined 4%. However, the Bank’s loan portfolio grew 17% during 2007, 17% during 2006 and 37% during 2005. Also, from 2005 to 2007, the Bank added approximately 26 new loan officers, which were mainly related to the addition of five full service branches and two loan production offices. The weakening of the real estate market had a significant effect on the Bank’s loan portfolio in 2008, which led the Bank to slow down production in order to focus on asset quality. Approximately 94% of the Bank’s loan portfolio is secured by real estate. While our loan portfolio has grown, our non-performing assets also increased as a percentage of total assets during 2007 and 2008. From September 30, 2007 to December 31, 2008, our non-performing assets increased from $8.5 million to $62.6 million, or 636%. Of the $62.6 million in non-performing assets at December 31, 2008, $45.1 million was related to construction and acquisition and development loans. Our entire market area has experienced a significant weakening in the real estate markets during 2008, in particular with respect to real estate related to acquisition, development and construction. As of December 31, 2008, we had approximately $347.1 million in ADC loans, or approximately 44% of our loan portfolio. The Bank’s criticized loans, non-performing loans and foreclosed properties related to its ADC loan portfolio increased $40.7 million to $48.8 million, increased $23.8 million to $27.1 million and increased $17.7 million to $18.0 million, respectively, for the year ended December 31, 2008 compared to the same period in 2007. The deterioration in our ADC loan portfolio is due to the increase in the inability of some borrowers to make payments and the decrease in sales activity and property values within the residential real estate market in our market area during the last quarter of 2007 and 2008. The Bank must maintain the proper procedures to monitor loan growth, including the quality of the loans, and its concentration in real estate secured loans. The Bank has limited any new ADC loans in 2008 due to the declining real estate market. Our ADC loans have declined by approximately 17% since December 31, 2007. Given the current condition of the credit, liquidity and real estate markets, we may experience further increases in non-performing assets. If this occurs, we may make additional provision for loan losses and experience an increase in charge-offs, either of which would adversely impact our performance and the Bank’s ability to raise capital and expand.

Recent Accounting Developments

In November 2007, the SEC issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”). SAB 109 expresses the current view of the staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply the positions in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51.” These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The implementation of this guidance should not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, Implementation Issue No. E23, “Hedging – General: Issues Involving the Application of the Shortcut Method under Paragraph 68.” Issue No. E23 amends SFAS No. 133 to explicitly permit use of the shortcut method for hedging relationships in which interest rate swaps have nonzero fair value at the inception of the hedging relationship, provided certain conditions are met. Issue E23 was effective for hedging relationships designated on or after January 1, 2008. The implementation of this guidance did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133.” SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Company is currently assessing the impact of SFAS No. 161 on our consolidated financial condition and results of operations.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FASB Statement (“FAS”) 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” This FSP applies to all intangible assets, whether acquired in a business combination or otherwise and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. Early adoption is prohibited. The Company is currently assessing the impact of FSP No. FAS 142-3 on its consolidated financial condition and results of operations.

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement).” This FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest is recognized in subsequent periods. This FSP is effective for fiscal years beginning after December 15, 2008. The implementation of this guidance should not have a material impact on our consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP addresses whether such instruments are participating securities prior to vesting and, therefore, need to be included in the earnings per share (“EPS”) calculation under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.” This FSP is effective for fiscal years beginning after December 15, 2008. The implementation of this guidance should not have a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with GAAP, including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments, involving significant estimates and assumptions, in the application of certain of its accounting policies about the effects of matters that are inherently uncertain. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time could materially impact amounts reported in subsequent financial statements as a result of the use of revised estimates and assumptions. Certain accounting policies, by their nature, involve a greater reliance on the use of estimates and assumptions, and could produce results materially different from those originally reported. Based on the sensitivity of financial statement amounts to the policies, estimates and assumptions underlying reported amounts, the more significant accounting policies applied by the Company have been identified by management as:

•	the valuation of goodwill

•	the valuation of other real estate owned

•	the allowance for loan losses; and

•	the recourse obligation reserve.

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

Goodwill

In connection with our acquisition of Futurus Financial Services, Inc. in 2005, the Company valued its financial assets acquired and liabilities assumed. Annually thereafter, the goodwill is evaluated for impairment. An impairment loss is recognized to the extent that the carrying value exceeds the asset’s fair value. The impairment analysis is a two step process. First, a comparison of the reporting unit’s estimated fair value is compared to its carrying value, including goodwill, and if the estimated fair value of the reporting unit exceeds its carrying value, goodwill is deemed to be non-impaired. If the first test is not satisfied, a second step involving the calculation of an implied fair value, as determined in a manner similar to the amount of the goodwill calculated in a business combination, is conducted. This second step involves the measurement of the excess of the estimated fair value over the aggregate estimated fair value as if the reporting unit was being acquired in a business combination. Historically, the stock price of the Company has exceeded the Company’s book value. However, the sharp downturn in general economic conditions and its effect on the banking and housing industry, coupled with Company losses in 2008, negatively impacted the Company’s stock price in 2008 and is expected to continue to negatively impact its stock price in 2009. The closing market value of the Company’s common stock, as reported on NASDAQ on December 31, 2008 was $4.25 per share compared with the Company’s book value per share of $6.87 as of December 31, 2008. The Company consulted several independent third parties to provide an analysis of the potential impairment of goodwill given the differences between the market value of the Company’s common stock per share and the Company’s book value per share. After consulting with these independent third parties, the Company determined that the implied value of the enterprise did not exceed the book value of the enterprise, and therefore, the Company determined that impairment was present and subsequently wrote-off the balance of $3.4 million of goodwill.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowances are included in other operating expenses. The fair value of other real estate owned is based upon our assessment of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, economic conditions and issues with respect to individual properties. The Company’s evaluation of these factors involves subjective estimates and judgments that may change.

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

The level of net interest income is determined primarily by the average balances, or volume, of interest-earning assets and the various rate spreads between the interest-earning assets and our funding sources, primarily through the Bank. Changes in our net interest income from period to period result from, among other things:

•	increases or decreases in the volumes of interest-earning assets and interest-bearing liabilities;

•	increases or decreases in the average rates earned and paid on those assets and liabilities;

•	our ability to manage the interest-earning asset portfolio, which includes loans; and

•	the availability and costs of particular sources of funds, such as noninterest-bearing deposits, and our ability to “match” our liabilities to fund our assets.

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

	2008 Compared to 2007(1)			2007 Compared to 2006(1)			2006 Compared to 2005(1)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest earned on:
Loans	$3,598	$(15,450)	$(11,852)	$10,325	$1,242	$11,567	$7,948	$7,338	$15,286
Mortgages held for sale	(4)	(6)	(10)	2	(3)	(1)	(7)	0	(7)
Securities	317	(131)	186	40	82	122	143	144	287
Federal funds sold	763	(462)	301	(1,112)	32	(1,080)	534	399	933
Deposits in other banks	406	(50)	356	54	1	55	(87)	64	(23)

Total interest income	$5,080	$(16,099)	$(11,019)	$9,309	$1,354	$10,663	$8,531	$7,945	$16,476

Interest paid on:
Demand deposits	$(179)	$(854)	$(1,033)	$(278)	$(164)	$(442)	$1,007	$430	$1,437
Savings deposits	301	(618)	(317)	675	399	1,074	(714)	149	(565)
Time deposits	6,352	(3,787)	2,565	5,018	2,563	7,581	4,382	3,846	8,228
Borrowings	335	(244)	91	(400)	281	(119)	238	604	842

Total interest expense	$6,809	$(5,503)	$1,306	$5,015	$3,079	$8,094	$4,913	$5,029	$9,942

(1)	Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Results of Our Commercial Banking Business

During the year ended December 31, 2008, our commercial banking business experienced a net loss of approximately $(31.0) million as compared with net income of approximately $6.3 million for the year ended December 31, 2007. The decrease in net income for 2008 compared to 2007 was primarily due to a decrease in net interest income, an increase in the loan loss provision, the write-off of goodwill and a valuation allowance for our deferred tax assets. During the year ended December 31, 2006, the Company experienced net income of approximately $7.3 million. The decrease in net income from 2007 compared to 2006 was primarily due to an increase in the loan loss provision and an increase in other expenses.

Interest Income

Our interest income related to commercial banking was down 17% to $54.7 million for the year ended December 31, 2008 from $65.7 million for the year ended December 31, 2007. Interest income was up 19% in 2007 from $55.0 million for the year ended December 31, 2006. The decrease in interest income during 2008 compared to 2007 was the result of a decline in yield from commercial banking interest-earning assets, in particular from commercial banking loans, during the current declining interest rate environment. The yield from commercial banking loans decreased from 8.37% for the year ended December 31, 2007 to 6.34% for the year ended December 31, 2008. This decrease in yield was mainly due to the repricing of the commercial banking loan portfolio in reaction to the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008. During the six months ended June 30, 2008, approximately 60% of our commercial banking loan portfolio was variable rate without a floor and adjusted with changes in the prime rate. During the third and fourth quarter of 2008, the Bank began requiring floors on most of its new and renewed loans and the percentage of variable rate loans without a floor declined to 42% of the loan portfolio at September 30, 2008 and then to 28% at December 31, 2008. The decrease in yield on the commercial banking loan portfolio was also due to the Bank’s non-performing assets increasing from $11.0 million at December 31, 2007 to $62.6 million at

December 31, 2008 and the subsequent write-off of approximately $1.4 million or 17 basis points in accrued interest on these assets that were placed on non-accrual status and foreclosed upon during 2008. The decline in interest income from the decrease in the yield on the commercial banking loan portfolio was partially offset by an increase in average commercial banking loans. During 2008, commercial banking loans declined by $29.8 million, or about 4%, however, average commercial banking loans increased $56.9 million, or 7%, during 2008 when compared to 2007. This growth in average commercial banking loans was the result of higher loan demand during the last three quarters of 2007 in our service area.

The increase in interest income in 2007 was mainly the result of a higher volume of average commercial banking loans. Average commercial banking loans increased 19% from $636.7 million in 2006 to $760.0 million in 2007. This growth in commercial banking loans in 2007 was the result of higher loan demand in our primary market area, as well as the expansion of the Bank’s operations in its current markets, particularly in north Fulton, Walton and Cobb Counties. The increase in interest income during 2007 was also the result of an increase in the yield from commercial banking loans. The yield from commercial banking loans increased from 8.18% during 2006 to 8.37% during 2007. The increase in the yield from commercial banking loans during 2007 was mainly the result of the repricing of the commercial banking loan portfolio in reaction to the Federal Reserve increasing interest rates 200 basis points during 2005 and 100 basis points during the first six months of 2006. Interest rates remained unchanged until the end of the third quarter of 2007, when the Federal Reserve decreased interest rates 50 basis points. The Federal Reserve reduced interest rates an additional 50 basis points during the fourth quarter of 2007. The 100 basis point decrease in interest rates during the end of 2007 partially offset the increase in yield from the repricing of the commercial banking loan portfolio during the first nine months of 2007. Approximately 60% of our commercial banking loan portfolio at December 31, 2007 was variable rate and adjusted with changes in the prime rate. Yields on investment securities likewise increased from 4.80% in 2006 to 5.15% in 2007. As interest rates increased in 2005 and 2006, the Bank has reinvested funds in some higher yielding investments and has seen the yield on the investment portfolio increase since the end of 2005.

Interest Expense

Our interest expense related to commercial banking business was approximately $37.5 million for 2008, $36.2 million for 2007 and $28.1 million for 2006. Interest expense related to commercial banking deposits was $34.7 million for 2008, $33.5 million for 2007 and $25.3 million for 2006.

The increase in interest expense from 2007 to 2008 mainly resulted from an increase in the average balance of interest-bearing deposits. Average interest-bearing deposits increased approximately $138.4 million, or 20%, from $682.7 million for the year ended December 31, 2007 to $821.1 million for the year ended December 31, 2008. The Company made the strategic decision to increase short-term liquidity through the growth in deposits during 2008 due to the tightening in the credit and liquidity markets and the deterioration in the real estate market. The Bank mainly used out-of-market and brokered deposits during the first and second quarters of 2008 due to these funds being approximately 15 to 30 basis points below the cost of deposits of similar maturity in our local markets. During the last two quarters of 2008, the cost of out-of-market and brokered deposits increased to levels equal to or exceeding the costs in our local market. In response, we conducted several certificate of deposit promotions in our local markets to raise deposits during the last two quarters of 2008, which increased our in-market certificates of deposit by approximately $84.2 million during 2008. Our out-of-market and brokered deposits increased $62.6 million, or 35%, from $177.5 million at December 31, 2007 to $240.1 million at December 31, 2008. The increase in interest expense related to the increase in the average balance of commercial banking deposits was partially offset by a decrease in the cost of funds of commercial banking deposits. The cost of funds from commercial banking deposits decreased from 4.91% during 2007 to 4.23% during 2008. These decreases in cost of funds were due to the falling rate environment during which the Federal Reserve decreased interest rates 500 basis points from September 2007 through the end of 2008. Our cost of funds on time deposits has decreased from 5.31% during 2007 to 4.61% during 2008, the cost of funds on our interest-bearing checking accounts decreased from 2.98% during 2007 to 1.88% during 2008 and the cost of funds on our savings accounts decreased from 3.85% during 2007 to 2.84% during 2008.

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

For the years ended December 31, 2008, 2007 and 2006, interest expense accounted for 57%, 63% and 61% of our total commercial banking business expenses, respectively. The decrease in the percentage of interest expense as a percentage of total expenses from 2007 to 2008 resulted from a 34% increase in other expenses during 2008 compared to 2007 due primarily to increases in expenses relating to foreclosed assets and an impairment charge to goodwill. The increase in the percentage of interest expense as a percentage of total expenses from 2006 to 2007 resulted from an increase in the cost of funds of interest-bearing deposits and an increase in the average balance of interest-bearing deposits.

Net Interest Income

Our net interest income, net interest margin and interest spread for commercial banking for 2008 were $17.1 million, 1.85%, and 1.63%, respectively. Our net interest income, net interest margin and interest spread for commercial banking for 2007 were $29.4 million, 3.68%, and 3.27%, respectively. Our net interest income, net interest margin and interest spread for commercial banking for 2006 were $26.9 million, 3.85%, and 3.48%, respectively.

The decrease in net interest income, net interest margin and interest spread from 2007 to 2008 was mainly due to the decrease in the yield on commercial banking loans. The yield from commercial banking loans decreased from 8.37% during 2007 to 6.34% during 2008. This decrease in yield was mainly due to the repricing of the commercial banking loan portfolio in reaction to the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008. During the six months ended June 30, 2008, approximately 60% of our commercial banking loan portfolio was variable rate without a floor and was adjusting downward with changes in the prime rate. During the third and fourth quarter of 2008, the Bank began requiring floors on most of its new and renewed loans and the percentage of variable rate loans without a floor declined to 42% of the loan portfolio at September 30, 2008 and then to 28% at December 31, 2008. The decrease in yield on the commercial banking loan portfolio was also due to the Bank’s non-performing assets increasing from $11.0 million at December 31, 2007 to $62.6 million at December 31, 2008 and the subsequent write-off of approximately $1.4 million or 17 basis points in accrued interest on these assets that were placed on non-accrual status and foreclosed upon during 2008. The decrease in net interest income, net interest margin and interest spread during 2008 was also due to the Bank holding more short-term liquid assets, which provide a lower yield than investments and loans. For the year ended December 31, 2008, in comparison to the year ended December 31, 2007, the Bank held on average $62.5 million, or 393%, more in interest-bearing deposits and federal funds sold. The Company made the strategic decision to increase short-term liquidity to address the tightening in the credit and liquidity markets, as well as the deterioration in the real estate market. In comparing 2008 to 2007, the yield on commercial banking assets decreased 231 basis points while the cost of interest-bearing liabilities decreased only 67 basis points. Even with the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008, the average cost of time deposits has only decreased 70 basis points during 2008 in comparison to 2007. The limited decrease in the average cost of time deposits is due to strong competition in the market area for local deposits, the effects that the deterioration in the credit and liquidity markets had upon the cost of out-of-market time deposits in the fourth quarter of 2007 and in 2008, and the fact that time deposits are slower to reprice than the loan portfolio.

The increase in net interest income from 2006 to 2007 was due primarily to a 19% increase in average commercial banking loans during 2007 when compared to 2006, offset by a decrease in net interest margin. The growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in its current markets, particularly in north Fulton, Walton and Cobb Counties. The decrease in net interest margin and interest spread when compared to 2006 was due to the increase of 32 basis points in yield on the Bank’s interest earning assets being less than the increase of 54 basis points in cost on the Bank’s interest-bearing liabilities. The increase in the cost on the Bank’s interest-bearing liabilities was mainly related to the repricing of its certificates of deposits, the cost of which increased 57 basis points during 2007 when compared to 2006. The increase in cost was also related to a money market account special that the Bank ran in 2007 where the Bank offered a rate of 65% of our lending prime rate. The cost of the Bank’s money market and savings accounts increased 91 basis points during 2007 when compared to 2006. The Bank ran higher cost deposit specials during 2007 due to strong competition in the market area for local deposits and used out-of-market deposits in 2007 in order to fund the high level of loan growth.

Loan Loss Provisions

In 2008, we made provisions for loan losses of approximately $25,848,000 and incurred net charge-offs of $13,394,224 of loans. We made provisions for loan losses of approximately $2,676,000 and incurred net charge-offs of $873,654 of loans in 2007 and we made provisions for $2,083,000 and incurred net charge-offs of $771,410 of loans in 2006. The ratios of net charge offs to average loans outstanding during the year were 1.64%, 0.11%, and 0.12% for 2008, 2007, and 2006, respectively. During the second quarter of 2007, the Bank had a recovery of $200,000 from a commercial real estate loan that was charged-off during 2005. If this recovery was not included in the totals for 2007, the Bank would have incurred net charge-offs of $1,073,654 for 2007 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.14% rather than 0.11%. During the first quarter of 2006, the Bank had a recovery of $166,375 from a commercial real estate loan that was charged-off during 2005. The recovery of this charge-off came from the payout on a title insurance claim. If this recovery was not included in the totals for 2006, the Bank would have incurred net charge-offs of $937,785 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.15% rather than 0.12%.

The Bank’s charge-offs in 2008 consisted of nine commercial real estate loan charge-offs of approximately $810,000, thirty-eight commercial loan charge-offs of approximately $1.2 million, twenty residential real estate loan charge-offs of approximately $843,000, sixty-one construction and acquisition and development loan charge-offs of $10.3 million and various installment and other consumer loans charge-offs. The Bank’s charge-offs in 2007 consisted of one construction and acquisition and development loan charge-off of $25,000, two commercial real estate loan charge-offs totaling $403,185, four residential real estate loan charge-offs of $365,927, six commercial loan charge-offs totaling $109,363 and various installment and other consumer loans charge-offs while the bank’s charge-offs in 2006 consisted of two commercial real estate loan charge-offs totaling $176,524, six residential real estate loan charge-offs totaling $117,427, one residential construction loan charge-off of $73,048, ten commercial loan charge-offs totaling $262,459 and various installment and other consumer loan charge-offs. We may make additional provisions for loan losses and may experience an increase in charge-offs if the deterioration in the credit, liquidity and real estate markets causes more borrowers to default and the realizable value of real estate collateral to decline.

During 2008, the Bank charged-off $13.6 million in loans, which was a $12.3 million or 945% increase from 2007. Of the total amount charged-off during 2008, $8.2 million was related to impaired loans that the Bank had not taken into foreclosure at the time of charge-off. During 2008, the Bank determined that the losses related to these loans were uncollectible. The Bank took an aggressive approach and charged-off the balances based upon the current downturn in the economy and real estate market. Of the total amount of $6.3 million in charge-offs related to impaired loans recognized during the second and third quarters of 2008, loans related to $4.8 million of these charge-offs were foreclosed upon during the third and fourth quarters of 2008. Of the total amount of charge-offs during 2008, $10.3 million was related to our construction and acquisition and development loan portfolio, where the Bank has seen significant deterioration in asset quality, including an increase in the inability of some borrowers to make payments and declines in the value and marketability of the underlying collateral. The increase in the provision for loan losses was due to the continued deterioration in our loan portfolio during 2008 and management’s assumptions about general economic conditions. During 2008, the Bank’s criticized loans increased $61.9 million, or 469%, from $13.2 million at December 31, 2007 to $75.1 million at December 31, 2008, non-performing loans increased $31.2 million, or 555%, from $5.6 million at December 31, 2007 to $36.8 million at December 31, 2008 and foreclosed properties increased $20.4 million, or 377%, from $5.4 million at December 31, 2007 to $25.8 million at December 31, 2008. The main sector of the Bank’s loan portfolio that experienced this deterioration was its construction and acquisition and development loans. The Bank’s criticized loans, non-performing loans and foreclosed properties related to its construction and acquisition and development loan portfolio increased $40.7 million, $23.8 million and $17.7 million, respectively, for the year ended December 31, 2008 compared to the same period in 2007. The deterioration in our construction and acquisition and development loan portfolio is due to the increase in the inability of some borrowers to make payments and the decrease in sales activity and property values within the residential real estate market in our market area during the last quarter of 2007 and 2008.

The decrease in the ratio of net loan charge-offs to average commercial banking loans outstanding during 2007 compared to 2006 was mainly due to loan growth along with the Bank centralizing many of the loan administration functions in 2005 and 2006 including loan collections and loan analysis and review. In addition, the Bank placed more emphasis on asset quality and earnings in 2007 and 2006 and slowed growth from that experienced in 2005 and 2004. The increase in the amount of the provision for loan losses in 2007 from 2006 was due to both the increase in growth that we experienced in commercial banking loans during that period and the increase in classified loans. The commercial banking loans increased $117.9 million during 2007 compared to an increase of $103.6 million in 2006. As a result of the growth in the loan portfolio, we adjusted our allowance for loan losses accordingly. Classified loans increased from $19.0 million at December 31, 2006 to $35.6 million at December 31, 2007. The increase in classified loans was mainly related to the deterioration in the residential real estate market in the last half of 2007. Our classified credits related to our construction and acquisition and development loan portfolio increased from $7.0 million at December 31, 2006 to $23.3 million at December 31, 2007. Management considered losses that could result from those loan relationships in its determination of the loan loss allowance. The allowance for loan losses as a percentage of total commercial banking loans was 2.84%, 1.21% and 1.15% as of December 31, 2008, 2007 and 2006, respectively. The increase in the allowance for loan losses as a percentage of total commercial banking loans from 2007 to 2008 and from 2006 to 2007 was due to management’s concerns with respect to the deterioration in the economy and the residential real estate market in 2007 and 2008 and due to the increase in criticized loans and non-performing assets.

Noninterest Income

Our noninterest income related to our commercial banking business was approximately $3.7 million for 2008, $4.2 million for 2007 and $4.4 million for 2006. The decrease in noninterest income during 2008 compared to the same period in 2007 was primarily due to a decrease in our service charges on deposit accounts of approximately $113,000, a decrease in the income from the sale of SBA loans of approximately $244,000, and a decline in mortgage origination fees of approximately $105,000. The decrease in our service charges on deposit accounts in 2008 compared to 2007 was due to a decline in overdraft and insufficient funds charges as a result of fewer overdrawn accounts and insufficient fund items because customers are being more diligent with their accounts. The decrease in the gains on sale of SBA loans was due to the Bank selling fewer loans in 2008 than in 2007 and also due to a decline in premiums paid on the sale of SBA loans in 2008 due to the tightening in the credit markets. The decrease in mortgage origination fees is due to the Bank closing fewer mortgage loans in 2008 than in 2007 as a result of the tightening in the credit markets.

The decrease in noninterest income during 2007 compared to the same period in 2006 was primarily due to a gain of approximately $323,000 on the Company’s investment in another financial institution that was purchased in the second quarter of 2006, and due to the gains during the third and fourth quarters of 2006 of approximately $727,000 from the sale of the Company’s remaining investment in that financial institution. If these gains are excluded from 2006 noninterest income, then noninterest income actually increased approximately $855,000 from 2006 to 2007. Service charges on deposit accounts increased approximately $541,000 from 2006 to 2007. This increase in deposit service charges was due to a $520,000 increase in overdraft charges related to a new overdraft protection program that was introduced in March 2007 and to the growth in new accounts and customers during 2007. Other operating income increased approximately $351,000 if the $323,000 gain from the Company’s investment in another financial institution is excluded. This increase in other operating income was mainly due to an increase in income from life insurance policies of approximately $168,000 and an increase in SBA servicing fee income of approximately $61,000. The increase in income from life insurance policies was due to the Bank’s purchase of $4.9 million in new policies during May 2007. The increase in income from servicing SBA loans was due to the Bank’s origination and sale of more SBA loans, which increased the total amount of loans serviced during 2007.

Noninterest Expense

Our noninterest expenses related to our commercial banking business (other than income tax expenses) were $28.5 million for 2008, $21.2 million for 2007 and $17.7 million for 2006. The increase in noninterest expense for 2008 compared to 2007 was attributable to an increase in foreclosed asset expense, net of $3.1 million and an increase in other operating expenses of $4.2 million. Included in this increase in other operating expenses is an increase in legal and professional expense of approximately $463,000, an increase in insurance expense of approximately $282,000 and the recording of impairment of goodwill of $3.4 million. These increases were offset by a decrease in salaries and employee benefits of approximately $192,000. The increase in foreclosed asset expense during 2008 compared to 2007 was mainly due to various write-downs on foreclosed properties totaling approximately $3.1 million during 2008 compared to only $310,000 during 2007. The write-downs on foreclosed assets during 2008 consisted of $544,000 on two automobile service centers, $1.1 million on one residential home, $400,000 on a commercial shopping center and $857,000 on various construction and acquisition and development projects. Of the $3.1 million in write-downs on foreclosed properties, $2.3 million occurred in the fourth quarter of 2008, as a result of the stagnation in the credit markets and the extreme decline in valuations in the residential real estate market. The Bank has also seen its foreclosed properties increase from $5.4 million at December 31, 2007 to $25.8 million at December 31, 2008, which has directly impacted our foreclosed asset expense.

The increase in legal and professional fees expense during 2008 compared to 2007 was mainly attributable to the increased regulatory and disclosure requirements for a public company, an increase in legal and consulting fees related to regulatory and capital issues, and an increase in legal fees related to the collection of loans. The increase in insurance expense during 2008 compared to 2007 is due to an increase in FDIC assessments. The FDIC changed its method of calculating its assessments, which has led to higher insurance costs for the Bank. The increase in FDIC assessments is also related to the fact that deposits have grown $151.6 million in 2008 compared to 2007. The Company also did its annual impairment test on its goodwill in the fourth quarter of 2008. It was determined that the full amount of goodwill totaling approximately $3.4 million was impaired, and therefore, the full amount was written-off. The decrease in salaries and other payroll expenses for 2008 compared to 2007 is due to the Bank having no bonus accruals in 2008 while it had $1.1 million in bonus accruals in 2007. This reduction is due to the fact that the Company suspended its bonus plan during 2008 in reaction to the Company’s net losses for 2008. This decrease was offset by two increases related to salaries and employee benefits. One factor is an increase in salaries, including payroll taxes, of approximately $348,000 for 2008 compared to the 2007. These increases are due to the addition of several new employees during the third and fourth quarters of 2007, and due to regular annual raises at the end of 2007. Another factor is an increase in the expense related to the supplemental retirement plan of approximately $363,000 during 2008 compared to 2007. This increase was due to the Company making an adjustment of approximately $350,000 during 2007, which reduced expense related to changes in the projections of the former supplement retirement plan, and restating the supplemental retirement plan in the third quarter of 2007, which increased the monthly accruals after the restatement of the plan.

The increase in noninterest expense during 2007 compared to 2006 was attributable to an increase in salaries and benefits of approximately $1.8 million, an increase in occupancy and equipment expense of $360,000, an increase in foreclosed asset expense, net of $308,000 and an increase in other operating expenses of $1.0 million. The increase in salaries and other payroll expenses of $1.8 million in 2007 was due to several factors. One factor was an increase of $1.3 million in salaries, including payroll taxes, during 2007. The increase in salaries was due to the addition of twelve new banking officers during 2007, regular annual raises, and the introduction of the Company’s new bonus plan. Another factor was an increase in stock-based compensation expenses of approximately $463,000. This increase was mainly due to the issuance of 89,000 shares of restricted stock since December 2006, which created stock-based compensation expenses of approximately $416,000 during 2007. There was approximately $7,000 in stock-based compensation expense from restricted stock in 2006. The expenses for the restricted stock are recorded over the vesting period for such shares. The increase in occupancy and equipment expense during 2007 compared to 2006 was mainly attributable the Bank’s expansion efforts, including two new offices in Cherokee County, Georgia. With the Bank’s expansion efforts, its depreciation expense, maintenance expense and utility costs all increased. The increase in foreclosed asset expense, net in 2007 from 2006, was mainly due to the write-down of $250,000 on a residential home that was foreclosed upon in the second quarter of 2007 and due to the write-down of $60,000 on four lots with mobile homes, one of which was foreclosed upon in the first quarter of 2006 and three of which were foreclosed upon in the first quarter of 2007. The Bank also made $177,000 of improvements during 2007 on two residential homes that were foreclosed upon by the Bank. The increase in other operating expenses was mainly related to increases in legal and professional expense of $473,000 and an increase in insurance expense of $322,000. The increase in legal and professional fee expense in 2007 over 2006 was mainly attributable to an increase in attorney and accounting fees related to the increased regulatory and disclosure requirements for a public company and to an increase in legal fees related to loan collections. The increase in insurance expense in 2007 from 2006 was due to an increase in FDIC assessments. In 2007, the FDIC changed its method of calculating its assessments, which led to higher insurance costs for the Bank.

Pretax Net Income (Loss)

During 2008, our commercial banking pre-tax loss was approximately $(33.5) million compared to pre-tax income of approximately $9.8 million for 2007. Pre-tax income (loss) for 2008 decreased approximately $43.3 million, or 443%, compared to 2007. The decrease in pre-tax income (loss) for 2008 compared to 2007 was due to an increase in the provision for loan losses of approximately $23.2 million, a decrease in net interest income of approximately $12.3 million, and an increase in noninterest expense of $7.3 million. The increase in the provision for loan losses was due to the deterioration in the loan portfolio with the increase in criticized loans, nonaccrual loans and charge-offs during 2008. The decrease in the net interest income was due to both the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008, and to non-performing assets increasing from $11.0 million at December 31, 2007 to $62.6 million at December 31, 2008 and the subsequent write-off of $1.4 million in accrued interest on loans that were placed on non-accrual during 2008. The increase in noninterest expense during 2008 compared to 2007 was mainly due to an increase in insurance expense, legal and professional expenses, foreclosed asset expense, net and the recording of impairment on our goodwill. See further discussion above under “—Provision for Loan Losses,” “—Net Interest Income,” and “—Noninterest Expense.”

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

Income Taxes

The effective income tax rate for our commercial banking business for 2008, 2007 and 2006 was 5.34%, 35.24% and 36.13%, respectively. The primary reason for the decrease in the effective tax rate during 2008 compared to 2007 was due to fact that the Company recorded a valuation allowance of $9.2 million related to its deferred tax asset which was recorded as income tax expense during 2008. The decrease was also due to the fact that the Company did not receive a tax benefit from the recording of the impairment of goodwill of $3.4 million. The Company’s decreased profitability in 2007 heightened the differences related to state income tax credits paid and bank owned life insurance income, compared to the Company’s 2006 income.

Results of Our Mortgage Banking Business

In 2006, 2007 and 2008, the mortgage banking business operations mainly consisted of activity from the servicing portfolio and the costs associated with winding down the wholesale mortgage business. During 2008, the mortgage banking business had no revenues or expenses related to the wholesale mortgage banking business. The mortgage banking business did record a valuation allowance of approximately $658,000 related to its deferred tax asset which was recorded as income tax expense during 2008. During the 2007, the results from our mortgage banking operations consisted of an adjustment to our allowance for recourse liability. During the second quarter of 2007, we evaluated our allowance for recourse liability for indemnified loans based upon the number of loans indemnified and the average loss on an indemnified loan. Based upon this evaluation, we determined that we had made an overaccrual in the allowance for recourse liability because we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses during 2007. Therefore, based upon this analysis, we reduced the allowance for recourse liability by $118,394 during the second quarter of 2007. If these trends continue, we may have to further reduce the allowance for recourse liability. During 2006, the Company had no revenues or expenses related to the wholesale mortgage banking business.

Financial Condition

General Discussion of Our Financial Condition

Total Assets

Our total assets increased $118.7 million, or 13%, from $920.3 million as of December 31, 2007 to $1.0 billion as of December 31, 2008. The increase in total assets was mainly comprised of a $125.1 million, or 588%, increase in federal funds sold and interest-bearing deposits in banks, a $20.4 million, or 377%, increase in the Bank’s other real estate owned and a $15.2 million, or 60%, increase in investment securities. The growth in federal funds sold and interest-bearing deposits in banks was due to the Company’s strategic decision to increase short-term liquidity because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The growth in other real estate owned resulted from the Bank’s foreclose on several large construction and acquisition and development projects, with the continued deterioration in the real estate market causing declines in the value and marketability of underlying collateral during 2008. The growth in investment securities was due to the Bank purchasing a local municipal bond for $4.0 million and purchasing government-backed agency and mortgage-backed securities in order to increase our yield on our liquid funds. These increases in total assets were offset by a decrease in our loan portfolio of $29.8 million. The decrease in total commercial banking loans compared to December 31, 2007 is the result of foreclosing upon $28.2 million in commercial banking loans during 2008 and of our strategic decision to slow loan growth in 2008 and focus on asset quality and core deposit growth. The increase in our total assets corresponded with a $151.6 million, or 19%, increase in deposits.

Our total assets increased $140.6 million, or 18%, from $779.7 million as of December 31, 2006, to $920.3 million as of December 31, 2007. The increase in total assets was comprised of an increase of $117.9 million, or 17%, in the Bank’s commercial loans, an $8.6 million, or 72%, increase in federal funds sold, a $5.2 million, or 2083%, increase in other real estate owned and a $5.3 million, or 65%, increase in the cash surrender value of life insurance. The growth in commercial banking loans was the result of higher loan demand in our service area, as well as the expansion of the Bank’s operations in its current markets. The increase in federal funds sold was mainly due to maturities of a six month certificate of deposit special in 2006 that caused the balance of federal funds sold at December 31, 2006 to be lower than normal. The increase in other real estate owned was mainly due to the foreclosures on three large properties in 2007: a residential house that was being carried at $3.0 million and two automobile service stores that were being carried at a total of $1.8 million. The increase in the cash value of life insurance was due to the purchase of $4.9 million in new insurance policies and due to the policy earnings. During the second quarter of 2007, the Bank purchased $4.9 million in new insurance policies in anticipation of the Bank making changes to and restating its supplemental retirement plan. The increase in our total assets corresponded with a $125.4 million, or 19%, increase in deposits and with a $7.3 million, or 20%, increase in long-term borrowings. The increase in our long-term borrowings was due to the Company issuing $10,310,000 of junior subordinated debentures to Crescent Capital Trust IV during the third quarter of 2007.

Interest-Earning Assets

Our interest-earning assets during 2008 were comprised of:

•	commercial banking loans;

•	mortgage loans held for sale;

•	investment securities;

•	interest-bearing balances in other banks; and

•	temporary investments.

At December 31, 2008, interest-earning assets totaled $973.5 million and represented 94% of total assets. This represents a $111.1 million, or 13%, increase from December 31, 2007, when interest-earning assets totaled $862.4 million and represented 94% of total assets. This increase was mainly related to a $125.1 million increase in federal funds sold and interest-bearing deposits in banks and a $15.2 million increase in investment securities. The growth in federal funds sold and interest-bearing deposits in banks was due to the Company’s strategic decision to increase short-term liquidity because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The growth in investment securities is due to the Bank purchasing a local municipal bond for $4.0 million and purchasing government-backed agency and mortgage-backed securities in order to increase our yield on our liquid funds. These increases in interest-earning assets were offset by a decrease in our commercial banking loans of approximately $29.8 million from December 31, 2007 to December 31, 2008. The decrease in total commercial banking loans from December 31, 2007 is mainly the result of foreclosing upon $19.8 million in commercial banking loans during the first nine months of 2008. At December 31, 2007, interest-earning assets totaled $862.4 million, or 94% of total assets. This represents an increase of $129.0 million, or 18%, from December 31, 2006, when interest-earning assets totaled $733.4 million, or 94% of total assets. This increase was mainly related to a $117.9 million increase in the Bank’s commercial banking loan portfolio and an $8.6 million increase in federal funds sold. The increase in federal funds sold was mainly due to maturities of a six month certificate of deposit special in 2006 that resulted in the balance of federal funds sold at December 31, 2006 to be lower than normal. See “—Financial Condition of Our Commercial Banking Business—Total Commercial Banking Loans.”

The following table sets forth a distribution of the assets, liabilities and stockholders’ equity for the periods indicated:

Distribution of Assets, Liabilities and Stockholders’ Equity

	2008 Daily Average Balances	2007 Daily Average Balances	2006 Daily Average Balances	2005 Daily Average Balances	2004 Daily Average Balances
	(in thousands)
ASSETS
Interest-earning assets:
Loans (1)	$816,877	$760,007	$636,676	$539,522	$351,914
Mortgage loans held for sale	184	289	252	350	914
Securities	30,962	24,045	23,295	20,304	20,068
Federal funds sold	59,883	13,948	36,264	25,369	17,087
Deposits in other banks	18,544	1,907	855	2,623	2,142

Total interest-earning assets	926,450	800,196	697,342	588,168	392,125

Other assets	72,271	62,372	52,549	50,999	45,877

Total assets	$998,721	$862,568	$749,891	$639,167	$438,002

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities
Demand deposits	$68,129	$77,668	$87,034	$55,261	$40,787
Savings deposits	71,818	61,231	43,726	67,991	30,807
Time deposits	681,124	543,755	449,302	356,719	236,224
Other borrowings	58,033	51,061	58,645	53,647	30,880

Total interest-bearing liabilities	$879,104	$733,715	$638,707	$533,618	$338,698
Noninterest-bearing deposits	44,171	50,065	45,745	42,743	38,549
Other liabilities	14,157	14,041	6,738	9,546	8,849
Stockholders’ equity	61,289	64,747	58,701	53,260	51,906

Total liabilities & stockholders’ equity	$998,721	$862,568	$749,891	$639,167	$438,002

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

The following table sets forth our average yield and rates as relates to our interest income and expenses for the periods indicated.

Average Yields and Rates

	2008 Income/ Expense	2008 Average Yield/ Rates	2007 Income/ Expense	2007 Average Yield/ Rates	2006 Income/ Expense	2006 Average Yield/ Rates	2005 Income/ Expense	2005 Average Yield/ Rates	2004 Income/ Expense	2004 Average Yield/ Rates
	(dollars in thousands)
Interest income/yields:
Loans (1)	$51,775	6.34%	$63,627	8.37%	$52,060	8.18%	$36,774	6.82%	$20,764	5.90%
Mortgage loans held for sale	7	3.61	17	5.83	18	7.06	24	6.86	57	6.24
Securities	1,426	4.61	1,239	5.15	1,117	4.80	831	4.09	854	4.26
Federal funds sold	995	1.66	695	4.98	1,775	4.89	841	3.32	219	1.28
Deposit in other banks	453	2.44	97	5.09	42	4.94	66	2.52	37	1.73

Total interest income/yield	$54,656	5.90%	$65,675	8.21%	$55,012	7.89%	$38,536	6.55%	$21,931	5.59%

Interest expense/rates:
Demand deposits	$1,281	1.88%	$2,314	2.98%	$2,755	3.17%	$1,318	2.39%	$420	1.03%
Savings deposits	2,043	2.84%	2,360	3.85%	1,286	2.94%	1,851	2.72%	552	1.79%
Time deposits	31,426	4.61%	28,861	5.31%	21,280	4.74%	13,053	3.66%	7,199	3.05%
Other borrowings	2,785	4.80%	2,694	5.28%	2,813	4.80%	1,971	3.67%	869	2.81%

Total interest expense/rates	37,535	4.27%	36,229	4.94%	28,134	4.40%	18,193	3.41%	9,040	2.67%

Net interest income	$17,121		$29,446		$26,878		$20,343		$12,891

Net yield on interest-earning assets		1.85%		3.68%		3.85%		3.46%		3.29%

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.
(2)	Information is not presented on a taxable equivalent basis because such adjustments are insignificant.

Allowance for Losses

Our assessment of the risks associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio, as detailed below under “—Financial Condition of Our Commercial Banking Business—Loan Loss Allowance.”

Premises and Equipment

We had premises and equipment of $22.8 million at December 31, 2008, $21.0 million at December 31, 2007 and $21.1 million at December 31, 2006. Premises and equipment increased $1.8 million from December 31, 2007. The increase in premises and equipment from December 31, 2007 was mainly due to the Bank purchasing a parcel of land for future branch development for $1.4 million in the third quarter of 2008. The Bank has also incurred costs of approximately $1.1 million in 2008 related to expanding its current Cartersville branch located in Bartow County, Georgia. The remaining increase in premises and equipment was related to the normal purchasing and replacement of technology and equipment throughout the period. These increases were offset by depreciation expense from the premises and equipment of approximately $1.5 million. Premises and equipment decreased slightly from December 31, 2006 to December 31, 2007. This was primarily due to depreciation expense from premises and equipment of approximately $1.6 million in 2007. The reduction in premises and equipment from depreciation expense in 2007 was offset primarily by the remaining construction costs of approximately $700,000 for the new full service branch in Woodstock, Georgia, which opened in January 2007, and due to the normal purchasing and replacement of technology and equipment throughout the period.

Cash Surrender Value of Life Insurance

In 1999, the Bank provided a supplemental retirement plan to its banking officers funded with life insurance. In the first quarter of 2000, we added our directors to the supplemental retirement plan. At December 31, 2008, the total cash value of the life insurance was $14.1 million. At December 31, 2007 and December 31, 2006, the total cash value of the life insurance was $13.6 million and $8.2 million, respectively. The increase of approximately $0.5 million from December 31, 2007 to December 31, 2008 was due to policy earnings. The increase of approximately $5.3 million from December 31, 2006 to December 31, 2007 was due to the purchase of $4.9 million in new insurance policies and due to the policy earnings. During the second quarter of 2007, the Bank purchased $4.9 million in new insurance policies in anticipation of the Bank making changes to and restating its supplemental retirement plan during the third quarter of 2007. The plan was restated due to new accounting interpretations and tax laws related to the previous supplemental retirement plan.

Financial Condition of Our Commercial Banking Business

Total Commercial Banking Loans

Commercial banking loans at December 31, 2008, 2007 and 2006 were $785.4 million, $815.2 million and $697.3 million, respectively. During 2008, our average commercial banking loans were $816.9 million and constituted 88% of our average consolidated earning assets and 82% of our average consolidated total assets. During 2007, our average commercial banking loans were $760.0 million and constituted 95% of our average consolidated earning assets and 88% of our average consolidated total assets. During 2006, our average commercial banking loans were $636.7 million and constituted 91% of our average consolidated earning assets and 85% of our average consolidated total assets. The 4% decrease in total commercial banking loans from December 31, 2007 is the result of foreclosing upon $28.2 million in commercial banking loans during 2008 and of our strategic decision to slow loan growth in 2008 and to focus on asset quality and core deposit growth. The 7% increase in average commercial banking loans from the year ended December 31, 2007 to the year ended December 31, 2008 was the result of higher loan demand in our service area during the last two quarters of 2007 and the first quarter of 2008. The Bank did not begin to reduce its loan balances until the second quarter of 2008. The 19% increase in average commercial banking loans during 2007 was the result of higher loan demand in our primary market area, as well as the expansion of the Bank’s operations in both its current markets and into new markets in north Fulton, Walton and Cobb Counties.

Loan Loss Allowance

The allowance for loan losses represents management’s assessment of the risks associated with extending credit and its evaluation of the quality of the commercial loan portfolio. We maintain our allowance for loan losses at a level that we believe is adequate to absorb the risk of loan losses in the loan portfolio. In determining the appropriate level of the allowance for loan losses, we apply a methodology that has both a specific component and a general component. Under the specific component of the methodology, each loan is:

(1)	graded at the time of the loan’s origination; and

(2)	reviewed, and if necessary, regraded, at any point in time when payments due under the loan are delinquent or events occur that may affect the customer’s ability to repay loans.

The Bank’s grading system is similar to the grading systems used by bank regulators in analyzing loans. To grade a loan the Bank considers:

(1)	the value of underlying collateral;

(2)	the relative risk of the loan, based upon the financial strength and creditworthiness of the borrower;

(3)	prevailing and forecasted economic conditions; and

(4)	the Bank’s historical experience with similar loans.

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

The Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the FDIC and the Georgia Department may require the Bank to make additional provisions to its allowance for loan losses when, in their opinion, their credit evaluations and allowance for loan loss methodology differ materially from ours.

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

The allowance for loan losses totaled $22.3 million, or 2.84% of total commercial banking loans, at December 31, 2008 compared to $9.8 million, or 1.21% of total commercial banking loans, at December 31, 2007 and $8.0 million, or 1.15% of total commercial banking loans, at December 31, 2006. During 2008, we made a provision for loan losses of approximately $25.8 million. The increase in the ratio of the allowance for loan losses to total commercial banking loans and the significant provision for loan losses was due to the continued deterioration in our loan portfolio during 2008 and management’s assumptions about general economic conditions. During 2008, the Bank’s criticized loans increased $61.9 million, or 469%, from $13.2 million at December 31, 2007 to $75.1 million at December 31, 2008, non-performing loans increased $31.2 million, or 555%, from $5.6 million at December 31, 2007 to $36.8 million at December 31, 2008 and foreclosed properties increased $20.4 million, or 377%, from $5.4 million at December 31, 2007 to $25.8 million at

December 31, 2008. The main sector of the Bank’s loan portfolio that experienced this deterioration was its construction and acquisition and development loans. The Bank’s criticized loans, non-performing loans and foreclosed properties related to its construction and acquisition and development loan portfolio increased $40.7 million, $23.8 million and $17.7 million, respectively, for the year ended December 31, 2008. The deterioration in our construction and acquisition and development loan portfolio is due to the increase in the inability of some borrowers to make payments and the decrease in sales activity and property values within the residential real estate market in our market area during the last quarter of 2007 and 2008. As of December 31, 2008, we had approximately $347.1 million in ADC loans, or approximately 44% of our loan portfolio. The Bank has limited any new ADC loans in 2008 due to the declining real estate market. Our ADC loans have declined by approximately 17% since December 31, 2007.

During 2007, we made a provision for loan losses of $2,676,000, which was due to both the $117.9 million increase in commercial banking loans during that period and the increase in classified loans from $19.0 million at December 31, 2006 to $35.6 million at December 31, 2007. This increase in classified loans was mainly related to the deterioration in the residential real estate market in the last half of 2007. Our classified credits related to our construction and acquisition and development loan portfolio increased from $7.0 million at December 31, 2006 to $23.3 million at December 31, 2007. During 2006, we made a provision for loan losses of $2,083,000, which was due to both the $103.4 million increase in commercial banking loans during that period and the increase in classified loans from $15.9 million at December 31, 2005 to $19.0 million at December 31, 2006. This increase in classified loans is mainly related to one loan relationship totaling approximately $4.2 million, which was downgraded to a grade “5” (Special Mention). These are considered loans of average quality where the existence of potential weakness warrants close attention, but represent little, if any, risk of loss to the Bank.

The Bank incurred net charge-offs of approximately $13.4 million or 1.64% of average loans outstanding during 2008. Net charge-offs for 2007 were $873,654, or 0.11% of average loans outstanding. During the second quarter of 2007, the Bank had a recovery of $200,000 from a commercial real estate loan that was charged-off during 2005. If this recovery was not included in the totals for 2007, the Bank would have incurred net charge-offs of $1,073,654 for 2007 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.14% rather than 0.11%. Net charge-offs for 2006 were $771,410, or 0.12% of average loans outstanding. During the first quarter of 2006, the Bank had a recovery of $166,375 from a commercial real estate loan that was charged-off during 2005. If this recovery was not included in the totals for 2006, the Bank would have incurred net charge-offs of $937,785 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.15% rather than 0.12%.

During the last nine months of 2008, the Bank charged-off $13.1 million in loans, which was a significant increase from 2007 and the first quarter of 2008. Of the total amount charged-off during the last nine months of 2008, $8.2 million was related to impaired loans that the Bank had not taken into foreclosure at the time of charge-off. During the last nine months of 2008, the Bank determined that the losses related to these loans were uncollectible. The Bank took an aggressive approach and charged-off the balances based upon the current downturn in the economy and real estate market. Of the total amount of $6.3 million in charge-offs related to impaired loans recognized during the second and third quarters of 2008, loans related to $4.8 million of these charge-offs were foreclosed upon during the third and fourth quarters of 2008. Of the total amount of charge-offs during 2008, $10.3 million, or 76%, are related to our construction and acquisition and development loan portfolio where the Bank has seen significant deterioration in asset quality, including an increase in the inability of some borrowers to make payments and declines in the value and marketability of underlying collateral. The decrease in the ratio of net loan charge-offs to average commercial banking loans outstanding during 2007 compared to 2006 was mainly attributable to the Bank centralizing many of the loan administration functions in 2005 and 2006, including loan collections and loan analysis and review. The Bank also placed more emphasis on asset quality and earnings in 2007 and slowed growth from that experienced in 2005 and 2004.

The Bank’s charge-offs in 2008 consisted of nine commercial real estate loan charge-offs of approximately $810,000, thirty-eight commercial loan charge-offs of approximately $1.2 million, twenty residential real estate loan charge-offs of approximately $843,000, sixty-one construction and acquisition and development loan charge-offs of $10.3 million and various installment and other consumer loans charge-offs. The Bank’s charge-offs in 2007 consisted of one construction and acquisition and development loan charge-off of $25,000, two commercial real estate loan charge-offs totaling $403,185, four residential real estate loan charge-offs totaling $365,927, six commercial loan charge-off totaling $109,363 and various installment and other consumer loans charge-offs. The Bank’s charge-offs in 2006 consisted of two commercial real estate loan charge-offs totaling $176,524, six residential real estate loan charge-offs totaling $117,427, one residential construction loan charge-off of $73,048, ten commercial loan charge-offs totaling $262,459 and various installment and other consumer loan charge-offs.

In order to address the weakening of the real estate market, in particular real estate related to construction and acquisition and development, the Bank increased its monitoring of its loan portfolio in 2007 and 2008 in an effort to identify and attempt to resolve potential loan problems more quickly. The Bank added one full time employee in 2007 and another full time employee in 2008 to aid in this increased monitoring of asset quality and in the management of problem loans. In addition to the normal quarterly monitoring and reporting of our construction and acquisition and development loan portfolio, including any industry, borrower and geographic concentrations, the Bank initiated quarterly problem loan meetings in 2007 and during the third quarter of 2008 increased these problem loan meetings to twice a quarter. During these meetings, senior management and collections personnel discuss the other real estate owned and each classified and past due credit over $50,000 with our county presidents and loan officers. During these meetings, senior management, collections personnel, county presidents and loan officers discuss and document the current status of the classified and past due credit, the potential problems with such credit, action plans for such credit and estimated losses with respect to such credit. During the third quarter of 2008, executive management also began meeting weekly with collection personnel to discuss the status of all foreclosed properties and any new developments with our non-accrual and classified credits. During the last quarter of 2007 and continuing in 2008, our asset quality department also began conducting site visits to the properties securing the criticized construction and acquisition and development loans in excess of $50,000 to allow us to better assess the most recent developments and trends with respect to these projects. Beginning in 2007 and continuing in 2008, our asset quality personnel also began conducting quarterly site visits with respect to all construction projects over 12 months old. These visits allow us to assess the percent completion of the project and the marketability of the project. These visits are documented by photographs and written reports and are reviewed by senior management. In order to assess our construction and acquisition and development loan portfolio and determine whether those loans are appropriately graded, in the fourth quarter of 2007 we also initiated an internal review of all the Bank’s acquisition and development projects, which was completed during the second quarter of 2008. The Bank has also increased the penetration level of its third party loan reviewer from 60% of the Bank’s loan portfolio in 2007 to 75% in 2008. The Bank believes all of these measures will help to identify and favorably resolve any potential problem credits more quickly, which should help to limit our losses in the loan portfolio. Given the current condition of the credit, liquidity and real estate markets, we expect our asset quality to continue to come under pressure.

The increase in the provision for loan losses and the determination of the allowance for loan losses as a percentage of commercial banking loans was based on our analysis and judgment of loan quality and our determination of what level of reserves were reasonable to cover the risk of loss in the loan portfolio. The determination of the reserve level is based upon our assessment of the factors affecting loan quality, assumptions about the economy and historical experience. Our assessment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, which include all classified loans greater than $50,000 with a particular focus on loans that are past due and other loans that we believe require attention based upon the type of loan collateral, the terms of the loan and the location of loan collateral. We believe that the allowance at December 31, 2008 is adequate to cover risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions which we believed at that time to be reasonable and that may or may not actually be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan loss will not be required at any time in the future. As a result of uncertainties in the economy and the slowdown in the real estate market, additions to the allowance for loan losses and additional charge-offs may become necessary. Also, regulatory authorities in the ordinary course of their examinations may require the Bank to increase its allowance for loan losses based on circumstances existing at the time of their review.

The following table shows the composition of the loan portfolio as of December 31, 2008, 2007, 2006, 2005 and 2004.

Total Loan Portfolio

	As of December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Commercial, financial and agricultural	$36,185	$30,750	$32,633	$29,515	$21,657
Real estate-construction and land development	347,117	417,820	348,429	273,199	149,520
Real estate-mortgage	387,173	348,362	295,568	269,880	240,859
Installment and other	14,914	18,306	20,658	21,110	21,321

Total	$785,389	$815,238	$697,288	$593,704	$433,357

The following table shows the amount of loans outstanding as of December 31, 2008, which, based on remaining scheduled repayments of principal, are due in the periods indicated.

	Loans Maturing
	Within One Year	After One Year but Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$20,519	$11,582	$4,084	$36,185
Real estate-construction and land development	318,947	26,983	1,187	347,117
Real estate-mortgage	143,214	212,639	31,320	387,173
Installment and other	7,008	7,786	120	14,914

Total	$489,688	$258,990	$36,711	$785,389

The following table sets forth the amounts of loans due after one year as of December 31, 2008, classified according to the sensitivity to changes in interest rates.

	After One Year but Within Five Years	After Five Years
	(in thousands)
Fixed interest rates	$179,447	$19,941
Variable interest rates	79,543	16,770

Total	$258,990	$36,711

The following table summarizes the Bank’s non-accrual, past due and restructured commercial banking loans:

	December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Non-accrual loans	$18,882	$5,614	$3,977	$2,848	$1,368

Accruing loans past due 90 days or more	$-	$307	$29	$160	$397

Restructured loans	$17,897	$—	$—	$—	$—

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

	Years Ended December 31,
	2008	2007	2006	2005	2004

Balance, beginning of period	$9,825,911	$8,023,565	$6,711,974	$5,828,027	$3,243,177
Loans charged off:
Commercial, financial and agricultural	(1,995,822)	(437,548)	(262,459)	(57,855)	(221,957)
Real estate-construction and land development	(10,253,768)	(25,375)	(73,048)	(1,013,127)	(267,659)
Real estate-mortgage	(843,474)	(440,927)	(293,951)	(639,680)	(24,279)
Installment and other consumer	(472,424)	(394,690)	(399,927)	(527,442)	(442,211)

Total loans charged off	(13,565,488)	(1,298,540)	(1,029,385)	(2,238,104)	(956,106)
Recoveries:
Installment and other consumer	57,171	106,626	48,626	19,869	28,123
Real estate-construction and land development	9,945	53,000	12,000	15,376	3,500
Real estate-mortgage	40,338	228,645	191,316	—	—
Commercial, financial and agricultural	63,810	36,615	6,034	2,100	317,333

Total loans recovered	171,264	424,886	257,976	37,345	348,956
Net loans charged off	(13,394,224)	(873,654)	(771,409)	(2,200,759)	(607,150)
Provision for loan losses	25,848,354	2,676,000	2,083,000	2,224,000	3,192,000
Allowance for loan loss acquired	-	-	-	860,706	-

Balance, end of period	$22,280,041	$9,825,911	$8,023,565	$6,711,974	$5,828,027

Loans outstanding at end of period, excluding loans held for sale (In thousands)	$785,389	$815,237	$697,288	$593,704	$433,357
Ratio of allowance to loans outstanding at end of period, excluding loans held for sale	2.84%	1.21%	1.15%	1.13%	1.34%
Average loans outstanding during the period, excluding loans held for sale (In thousands)	$816,877	$760,007	$636,676	$539,522	$351,914
Ratio of net charge offs during the period to average loans outstanding	1.64%	0.11%	0.12%	0.41%	0.17%

The following table sets forth, with respect to each category of banking loans, the total amount of the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

	Years Ended December 31,
	2008		2007		2006		2005		2004
	Amt	%	Amt	%	Amt	%	Amt	%	Amt	%
	(dollars in thousands)
Commercial, financial and agricultural	$2,181	4.5%	$1,075	3.8%	$575	4.7%	$271	5.0%	$336	5.0%
Real estate-mortgage(1)	4,663	44.2%	2,153	42.7%	3,148	42.4%	2,294	45.5%	2,174	55.6%
Real estate-construction and land development	14,844	49.3%	5,875	51.3%	3,682	50.0%	3,415	46.0%	2,652	34.5%
Consumer	592	2.0%	723	2.2%	618	2.9%	633	3.5%	523	4.9%
Unallocated	-		-		-		99		143

Total	$22,280	100.0%	$9,826	100.0%	$8,023	100.0%	$6,712	100.0%	$5,828	100.0%

(1)	Includes any loans secured in whole or in part by real estate.

Total Non-Performing Commercial Banking Assets

Total non-performing commercial assets totaled $62.6 million at December 31, 2008. This compares to total non-performing commercial assets of approximately $11.0 million at December 31, 2007 and $4.2 million at December 31, 2006. Total non-performing assets increased approximately 469% from 2007 to 2008 and approximately 162% from 2006 to 2007. The following table shows the Bank’s commercial banking assets that we believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans.

	Years Ended December 31,
	2008	2007	2006
Non-performing loans(1)	$36,778,482	$5,613,772	$3,977,439
Foreclosed properties	25,815,072	5,410,905	247,830

Total non-performing assets	$62,593,554	$11,024,677	$4,225,269

Loans 90 days or more past due on accrual status	389	306,747	28,921
Renegotiated loans	17,896,747	-	-
Potential problem loans(2)	38,436,888	7,570,577	2,350,245
Potential problem loans/total loans	4.89%	0.93%	0.34%
Non-performing assets/total loans and foreclosed properties	7.72%	1.34%	0.61%
Non-performing assets and loans 90 days or more past due on accrual status/total loans and foreclosed properties	7.72%	1.38%	0.61%

(1)	Defined as non-accrual loans and renegotiated loans.

(2)	Loans identified by management as potential problem loans (criticized loans) but still accounted for on an accrual basis.

We define non-performing commercial banking loans as non-accrual and renegotiated commercial banking loans. The Bank’s policy is to discontinue the accrual of interest on loans that are 90 days past due unless they are well secured and in the process of collection. Total non-performing commercial banking loans increased $31.2 million, or 555%, from $5.6 million at December 31, 2007 to $36.8 million at December 31, 2008. The increase in non-performing commercial banking loans from December 31, 2007 to December 31, 2008 was mainly related to nine loan relationships, totaling approximately $11.3 million, that are non-accrual loans and four loan relationships, totaling approximately $17.7 million, that are considered renegotiated loan relationships. Of the nine loan relationships on non-accrual, seven totaling approximately $10.3 million are mostly related to residential construction and acquisition and development loans. The first of these seven loan relationships, totaling approximately $3.3 million, is secured by 85 acres of undeveloped land being held for residential development located in Forsyth County, Georgia. The Bank charged-off the specific reserve on this loan relationship of $1.2 million during 2008. This property was foreclosed upon in the first quarter of 2009. The second of these seven loan relationships, totaling approximately $1.5 million, is secured by 24 developed residential home lots located in Fannin County, Georgia. The Bank charged-off the specific reserve on this loan relationship of $75,000 during 2008. The third of these seven loan relationships, totaling approximately $1.1 million, is secured by 74 acres of undeveloped land being held for residential development located in Cherokee County, Georgia. The Bank charged-off the specific reserve on this loan relationship of $539,000 during 2008. The fourth of these seven loan relationships, totaling approximately $683,000, is secured by one residential home that has been completed and is located in Forsyth County, Georgia. The fifth of these seven loan relationships, totaling approximately $1.7 million, is secured by four completed townhomes and one car wash facility located in Fulton County, Georgia. One of the townhomes is currently under contract to be sold without any loss. The sixth of these seven loan relationships, totaling approximately $843,000, is secured by 41 developed residential home lots in Cherokee County, Georgia. The Bank charged-off the specific reserve on this loan relationship of $442,000 during 2008. The last of these seven loan relationships, totaling approximately $1.2 million, is secured by four completed residential homes being held for sale and a residential home lot all located in Cherokee County, Georgia, as well as a second mortgage on the borrower’s home and a vehicle. The Bank charged-off the specific reserves on this loan relationship of $195,000 during 2008.

Of the two loan relationships totaling approximately $1.1 million that are on non-accrual that are not related to residential construction and acquisition and development, one of the relationships is secured by a residential home located in Dekalb County, Georgia totaling $514,000 and the other is secured by a car wash located in Cherokee County, Georgia totaling $518,000. The Bank charged-off the specific reserves on these two loan relationships totaling $128,000 during 2008.

Of the four loan relationships that are considered renegotiated loans totaling approximately $17.7 million, one of the relationships, totaling $2.7 million, is related to several residential properties and commercial raw land in Panama City, Florida. The borrower is currently paying one half of his interest monthly and is scheduled to pay the other half at maturity. This loan relationship was moved to non-accrual status during the first quarter of 2009. The second of these loan relationships, totaling $2.9 million. is related to eight developed commercial lots on 7.44 acres in Bartow County, Georgia. The Bank lowered the rate on this loan and reduced the monthly payment while the borrower is trying to sell this property. The third of these loan relationships, totaling approximately $8.8 million, is related to 141 acres of undeveloped residential land located in Forsyth County, Georgia. This loan relationship was moved to non-accrual status during the first quarter of 2009. The last of these loan relationships, totaling approximately $3.2 million, is secured by 14 single family homes and 20 town homes that are currently being rented in Bartow County, Georgia. On all four of these loan relationships, the Bank has lowered the rate or reduced monthly payments while the borrower is attempting to sell the properties or reorganize their finances. These four loan relationships are all performing as renegotiated as of December 31, 2008. The Bank saw a significant deterioration in its construction and acquisition and development loan portfolio during 2008. The deterioration in our construction and acquisition and development loan portfolio was mainly due to a decline in sales activity and property values in the real estate market in our market area during the last quarter of 2007 and 2008. We have evaluated these loan relationships and, based on available information, we presently believe that any losses that may come from these loan relationships have been considered in our determination of the loan loss allowance.

Foreclosed properties totaled approximately $25.8 million at December 31, 2008, as compared to approximately $5.4 million at December 31, 2007 and approximately $248,000 at December 31, 2006. Foreclosed properties increased approximately $20.4 million, or 377%, from 2007 to 2008 and approximately $5.2 million, or 2083%, from 2006 to 2007. The Bank foreclosed on 61 properties, totaling approximately $27.9 million, during 2008. This amount mainly consists of seven loan relationships, totaling approximately $22.1 million. The first of these loan relationships consists of two properties, totaling approximately $11.0 million, of which one is a retail shopping center and the other of which is three office buildings with six commercial lots, both located in Gwinnett County, Georgia. The retail shopping center has been completed and is approximately 50% leased and the three office buildings are approximately 90% complete. The second of these loan relationships, totaling approximately $2.3 million, is secured by 283 acres of undeveloped land being held for residential development located in Hall County, Georgia. The third of these loan relationships consists of two properties, totaling approximately $1.7 million, of which one consists of 41 developed residential home lots and the other consists of two developed commercial lots, both located in Bartow County, Georgia. The fourth of these loan relationships, totaling approximately $815,000, is secured by 19 improved residential home lots located in Cobb County, Georgia. The Bank sold four of the lots to a builder in the fourth quarter of 2008 and sold an additional 5 lots in January 2009. The Bank has a contract for the builder to purchase the remaining 10 lots over the next 12 months. The fifth of these loan relationships consists of two residential homes located in Pickens County, Georgia, totaling approximately $795,000. One of these homes, totaling approximately $374,000, was sold in the third quarter of 2008 at a loss of approximately $3,000. The sixth of these loan relationships, totaling approximately $3.4 million, is secured by 80 residential home lots in a three-phase residential development located in Forsyth County, Georgia. Some of these lots are developed, some are partially developed and some are unimproved land. The last of these loan relationships consists of five properties, totaling approximately $2.1 million, which are secured by 38 improved residential home lots and four partially completed residential homes located in Forsyth County, Georgia.

Of the remaining properties that were foreclosed upon in 2008, 18 of the properties, totaling $1.2 million, were related to residential home lots, 14 of the properties, totaling $2.3 million, were related to residential home construction, eight of the properties, totaling $847,000, were related to residential homes, six of the properties, totaling $1.2 million, were related to commercial real estate and one property, totaling $150,000, was related to a developed commercial real estate lot. During 2008, the Bank sold two properties, totaling approximately $78,000, for a total gain of approximately $37,000, which were foreclosed upon in 2006. During 2008, the Bank had written down these properties an additional $20,000. During 2008 the Bank sold six properties, totaling approximately $2.2 million, for a total gain of approximately $50,000, which were foreclosed upon in 2007. During 2008, the Bank had written down these properties an additional $544,000. During 2008, the Bank sold 18 properties, totaling approximately $3.3 million, for a total loss of approximately $32,000, which were foreclosed upon in 2008. During 2008, the Bank had written down these properties an additional $30,000. Additionally, the Bank sold three properties in the first quarter of 2009 that were foreclosed upon during 2008, totaling approximately $591,000, at a total gain of $12,000. At December 31, 2008, the Bank held 47 foreclosed properties, totaling approximately $25.8 million, which have not been sold, of which two properties, totaling approximately $1.9 million, were foreclosed upon before 2008. Of the properties foreclosed upon before 2008, one of the properties, totaling approximately $1.9 million, is a residential home on Lake Lanier in Hall County, Georgia. The Bank wrote-off an additional $1.1 million on this property during 2008 based upon the slowdown in the residential home market and the drought conditions at Lake Lanier. The Bank wrote off the entire $50,000 balance of the other property, a residential home lot located in Forsyth County, Georgia, in 2008. The Bank wrote-down the residential home lot based upon our quarterly internal evaluation of the property. Additionally, during 2008, the Bank wrote down approximately $1.3 million on twelve properties that were foreclosed in 2008. The Bank is currently holding the foreclosed properties for sale. The foreclosed properties have been recorded at the lower of cost or market less the estimated costs to sell the properties.

Potential problem loans represent commercial banking loans that are presently performing, but management has doubts concerning the ability of the borrowers to meet contractual repayment terms. Potential problem commercial loans increased approximately $30.8 million, or 408%, from $7.6 million at December 31, 2007 to $38.4 million at December 31, 2008. The increase in potential problem commercial loans from December 31, 2007 to December 31, 2008 was mainly related to the deterioration of our construction and acquisition and development loan portfolio. At December 31, 2008, $21.8 million of the Bank’s commercial potential problem loans were related to the construction and acquisition and development loan portfolio, $20.3 million of which was related to residential real estate projects and $1.5 million of which was related to commercial real estate projects. Of the $30.8 million increase in potential problem loans from December 31, 2007 to December 31, 2008, $27.6 million is related to five loan relationships, of which $18.0 million is related to construction and acquisition and development loans located in our market area. All of these loans are currently performing; however, because of the current deterioration in the real estate market and the economy, management has concerns about the ability of the borrowers to meet their contractual repayment terms if current market conditions continue for a prolonged period. These loans could be reclassified as non-performing assets in the future. Management believes that the loans categorized as potential problem loans at December 31, 2008 are adequately collateralized and that any losses that may result from these loan relationships have been considered in our determination of the loan loss allowance.

Total Investment Securities

The Bank invests in U.S. government and government agency obligations, mortgage-backed securities, corporate securities, restricted equity securities, federal funds sold, and interest-bearing deposits with other banks. The Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities, federal funds sold, restricted equity securities and interest-bearing deposits with other banks totaled $187.2 million at December 31, 2008, compared to $46.8 million at December 31, 2007 and $35.6 million at December 31, 2006. At December 31, 2008, the Bank had federal funds sold and interest-bearing deposits in banks of $146.3 million, compared to $21.3 million at December 31, 2007 and $13.0 million at December 31, 2006. During the years ended December 31, 2008, 2007 and 2006 the Bank held, on average, federal funds sold and interest-bearing deposits in banks of $78.4 million, $15.9 million and $37.1 million, respectively. The increase in federal funds sold and interest-bearing deposits with other banks during 2008 is due to the Company’s strategic decision to increase short-term liquidity because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. During 2007 and 2006, the Bank tried to reduce its balances in federal funds sold and interest-bearing deposits with other banks in an increased effort to improve its net interest margin, which had the effect of reducing the Bank’s liquidity. Investment securities and restricted equity securities totaled $40.8 million at December 31, 2008, compared to $25.6 million at December 31, 2007 and $22.6 million at December 31, 2006. The increase in investment securities and restricted equity securities during 2008 was due to the Bank purchasing a $4.0 million Pickens County School Bond and purchasing government-backed agency and mortgage-backed securities in order to increase our yield on our liquid funds. The restricted equity securities consist of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.0 million and shares held in Silverton Bank (formerly The Bankers Bank) in the amount of $165,975 at December 31, 2008.

Unrealized losses on securities available for sale amounted to $(31,766) at December 31, 2008, and $(111,688) and $(319,278) at December 31, 2007 and December 31, 2006, respectively. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale. The Bank’s management believes that the unrealized losses on particular securities have resulted from temporary changes in the interest rate market and not as a result of credit deterioration and that therefore all unrealized losses represent, and in the future will represent, temporary impairment. In addition, total impairment represents less than 1% of amortized cost. All bonds held at December 31, 2008 that have unrealized losses are backed by the U.S. Government or one of its agencies or quasi-agencies.

Composition of Investment Securities Portfolio

The following table provides information regarding the composition of our investment securities portfolio for the years presented, excluding equity securities:

	December 31,
	2008	2007	2006
	(In thousands)
Investment securities held to maturity (at amortized cost):
U.S. government and agency obligations	$-	$-	$1,000

State and municipal securities	4,000	-	728

Total investment securities held to maturity	4,000	-	1,728

Investment securities available for sale (at estimated fair value):
U.S. government and agency obligations	9,163	10,077	7,862
Mortgage-backed securities	24,431	12,319	9,632

Total investment securities available for sale	33,594	22,396	17,494

Total investment securities	$37,594	$22,396	$19,222

The following table sets forth the maturities of securities held as of December 31, 2008 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.0 million and shares held in Silverton Bank (formerly The Bankers Bank) in the amount of $165,975, are not presented in the table below as they lack a contractual maturity.

	Maturing
	Within One Year		After One But Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Mortgage-backed securities	$—	—	$1,860	3.75%	$410	4.47%	$22,161	5.21%
State and municipal securities	500	2.35%	3,500	2.35%	—	—	—	—
U. S. government securities	1,013	4.38%	2,072	5.49%	5,070	5.10%	1,008	3.75%

Total	$1,513	3.71%	$7,432	3.58%	$5,480	5.05%	$23,169	5.15%

The following table sets forth the fair value of securities with unrealized losses at December 31, 2008:

	Less than a year		More than a year
	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses
	(in thousands)		(in thousands)
Mortgage-backed securities	$2,130	$20	$1,010	$12
U. S. government securities	-	-	-	-

Total	$2,130	$20	$1,010	$12

Total Commercial Deposits

Our commercial deposits totaled $935.9 million and $784.3 million at December 31, 2008 and December 31, 2007, respectively, representing an increase of $151.6 million, or 19%, during 2008. At December 31, 2006, commercial deposits totaled $658.9 million, increasing by $125.4 million, or 19%, in 2007. Commercial deposits averaged $865.2 million, $732.7 million and $625.8 million during each of the twelve month periods ended December 31, 2008, 2007 and 2006, respectively. The Bank made the strategic decision to increase short-term liquidity in 2008 through growth in deposits because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The increase in deposits from December 31, 2007 to December 31, 2008 is due to both an increase in out-of-market and brokered deposits and an increase in in-market certificates of deposit. During 2008, the Bank’s out-of-market and brokered deposits increased $62.5 million, or 35%, to $240.1 million. During the last half of 2008, the cost of out-of-market and brokered deposits increased to levels equal to or exceeding the costs in our local market, and in response, we conducted several certificate of deposit promotions in our local markets to raise deposits, which increased our in-market certificates of deposit by approximately $84.2 million. The increase in deposits from December 31, 2006 to December 31, 2007 is mainly due to an increase in out-of-market and brokered deposits. During 2007, the Bank mainly used out-of-market and brokered deposits to fund its loan growth. The Bank’s out-of-market and brokered deposits increased $99.1 million in 2007 from $78.4 million at December 31, 2006 to $177.5 million at December 31, 2007. The Bank also grew its money market accounts approximately $28.6 million, or 69%, from December 31, 2006 to December 31, 2007 as the Bank ran a money market special that paid interest at the rate of 65% of its prime lending rate. For a more detailed analysis of the increase in the cost of out-of-market and brokered deposits, see “Results of Operations—Interest Expense” above. We attempt to offset potential decreases in our share of local deposits by accepting out-of-market and brokered deposits. The costs of out-of-market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity could be adversely affected. Currently, because the Bank’s capital levels are below the regulatory requirements for “well capitalized” institutions, the Bank cannot acquire brokered deposits and is limited in the rates that it can offer on other out-of-market deposits. From April 2009 to December 2009, the Bank has approximately $111 million in brokered and out-of market deposits maturing and if the Bank does not return to a well capitalized position, it will most likely not be able to renew these deposits. Therefore, the Bank may have to increase deposit rates in its local markets in the future, which would adversely affect its net interest margin and net income. Interest-bearing deposits represented 96% of total deposits at December 31, 2008, compared to 95% at December 31, 2007 and 93% at December 31, 2006. Certificate of deposits comprised 79% of total interest-bearing deposits for December 31, 2008, compared to 76% at December 31, 2007 and 79% at December 31, 2006. The composition of these deposits is indicative of the interest rate-sensitive market in which the Bank operates. We cannot provide any assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area.

The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

	Years ended December 31,
	2008 Amount	2007 Amount	2006 Amount
	(in thousands)
Noninterest-bearing demand deposits	$44,171	$50,065	$45,744
Interest-bearing demand deposits	68,129	77,668	87,034
Savings deposits	71,818	61,231	43,726
Time deposits	681,124	543,755	449,302

Total	$865,242	$732,719	$625,806

	Years ended December 31,
	2008 Rate	2007 Rate	2006 Rate
Interest-bearing demand deposits	1.88%	2.98%	3.17%
Savings deposits	2.84%	3.85%	2.94%
Time deposits	4.61%	5.31%	4.74%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2008 are summarized as follows:

(in thousands)
Under 3 months	$38,603
3 to 6 months	54,138
6 to 12 months	123,116
Over 12 months	79,823

Total	$295,680

Commercial Banking Borrowings

At December 31, 2008, the Bank had borrowed $31.0 million in FHLB advances at maturity terms ranging from six months to ten years and with an average interest rate of 3.89%. These advances were borrowed for use with the commercial banking business and are secured by a blanket lien on the Bank’s 1—4 family first lien mortgage loans, by a blanket lien on the Bank’s commercial real estate loans, by investment securities and by FHLB stock. As of December 31, 2008, the Bank has the capacity to borrow an additional $9.6 million or up to approximately $43.7 million in total FHLB advances. There were $36.0 million of FHLB advances outstanding at December 31, 2007.

At December 31, 2008, the Bank had approximately $39.5 million of federal funds lines of credit available from correspondent institutions. There were no amounts outstanding on these federal funds lines of credit at December 31, 2008 and the average balance outstanding during 2008 was approximately $157,000 with an average rate of 2.56%.

Based upon the Company’s weakened financial condition and capital levels, the Company’s access to these federal funds and the line of credit at the FHLB will likely be restricted in 2009, and may not be available at all. During the first quarter of 2009, FHLB required the Bank to have 125% of collateral to total advances outstanding.

Financial Condition of Our Mortgage Banking Business

Prior to the sale of our wholesale residential mortgage business on December 31, 2003, the Company sold mortgage loans that it originated. The Company’s consolidated balance sheets at December 31, 2008 and December 31, 2007 include no assets and include liabilities of $1.7 million and $2.0 million, respectively, related to discontinued operations. The Company typically made representations and warranties to the purchasers and insurers that the Company properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. The Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. These liabilities consist of an allowance for recourse liability. This reserve remained with the Company after the sale of the wholesale mortgage operation, as did the risk and the liability from the indemnified loans. At December 31, 2008 and December 31, 2007, the Company had approximately $1.5 million and $1.7 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability for future losses at December 31, 2008 and December 31, 2007 was approximately $1.7 million and $2.0 million, respectively, and is based upon historical information on the number of loans indemnified and the average loss on an indemnified loan. During 2006, 2007 and 2008, our losses related to indemnified loans gradually decreased. During the second quarter of 2007, we evaluated our allowance for the recourse obligation reserve. Based on this evaluation, we determined that we had made an overaccrual in the recourse obligation reserve because we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses. Therefore, based upon this analysis, we reduced the recourse obligation reserve by $118,394 during the second quarter of 2007. We evaluated the allowance for recourse liability during 2008 and determined that no further adjustments are needed at this time.

Capital

Our capital adequacy is measured by risk-based and leverage capital guidelines. Developed by regulatory authorities to establish capital requirements, the risk-based capital guidelines assign weighted levels of risk to various asset categories. Among other things, these guidelines currently require us to maintain a minimum ratio of 8.0% of total capital to risk-adjusted assets. Under the guidelines, one-half of our required capital must consist of tier 1 capital, which includes common equity, retained earnings and a limited amount of qualifying perpetual preferred stock and trust preferred securities, less goodwill and intangibles. The remainder may consist of tier 2 capital, which includes non-qualifying preferred stock, qualifying subordinated, perpetual or mandatory convertible debt, term subordinated debt and intermediate term preferred stock and up to 45% of the pre-tax unrealized holding gains on available-for-sale equity securities with readily determinable market values that are prudently valued, and a limited amount of any loan loss allowance. Tier 1 and tier 2 capital are together referred to as “total capital.”

The leverage guidelines provide for a minimum ratio of tier 1 capital to total assets of 3.0% if we meet certain requirements, including having the highest regulatory rating, and require us to cushion the ratio by an additional 1.0% to 2.0% if we do not meet those requirements. The guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital ratios also may be required depending upon the organization’s risk profile. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “tangible tier 1 leverage ratio,” calculated without the inclusion of intangible assets, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or tangible tier 1 leverage ratio that we are required to meet. For additional information regarding our capital position, and the capital regulatory scheme to which we are subject, please refer to that section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 entitled “Business—Supervision and Regulation.”

At December 31, 2008, the Company’s and the Bank’s leverage ratio was 4.32% and 5.72%, respectively, compared to 8.69% and 8.83%, respectively, at December 31, 2007. The Company’s and the Bank’s leverage ratio was 8.83% and 8.31%, respectively, at December 31, 2006. On June 27, 2008, the Company entered into an agreement with another financial institution for a $6.0 million line of credit. This line of credit matures in 12 months and pays interest quarterly at prime rate, as reported in The Wall Street Journal, floating with a 6.00% floor. The line of credit is secured by all of the issued and outstanding shares of the common stock of the Bank. In the event of an uncured default under this line of credit, the lender could foreclose upon the common stock of the Bank and deprive Crescent of its principal source of income. On the same day that the Company entered into the line of credit, it drew $2.5 million on the line of credit and contributed that $2.5 million to the Bank. On September 30, 2008, the Company drew an additional $2.5 million on the line of credit and contributed that amount to the Bank. The Company has drawn an additional $550,000 on the line of credit in the first quarter of 2009. Also, in June 2008, CMS distributed $1.3 million in available capital to the Company and the Company subsequently contributed the $1.3 million to the Bank. The Company contributed this $6.3 million in capital to the Bank in an effort to keep the Bank adequately-capitalized in light of the Bank’s net loss and deterioration in asset quality during 2008. On August 27, 2007, the Company, through Crescent Capital Trust IV, completed an offering and sale of $10.0 million of trust preferred securities. The proceeds from the sale of the trust preferred securities were contributed to the Bank to provide capital for further growth and expansion. On May 18, 2006, the Company, through Crescent Capital Trust III, completed an offering and sale of $3.5 million of trust preferred securities. The proceeds from the sale of the trust preferred securities were used during the fourth quarter of 2006 to repay the junior subordinated debentures issued to Crescent Capital Trust I in connection with a previous issuance of trust preferred securities in the fourth quarter of 2001.

Our total consolidated stockholders’ equity was $36.8 million, or 3.54% of total consolidated assets, at December 31, 2008, compared to $67.4 million, or 7.33% of total consolidated assets, at December 31, 2007 and $61.8 million, or 7.92% of total consolidated assets, at December 31, 2006. The decrease in the ratio of consolidated shareholders’ equity to total consolidated assets during 2008 was due to the Company’s consolidated net loss of approximately $31.7 million in 2008 and due to the growth of total consolidated assets of approximately $118.7 million, or 13%, during 2008. The decrease in the ratio of consolidated shareholders’ equity to total consolidated assets in 2007 was the result of the increase in the Bank’s total consolidated assets, which grew approximately $140.6 million, or 18%, in 2007 and of the payment of approximately $1,670,000 in dividends in 2007. The decrease in this ratio caused by the effects of the increase in our consolidated assets and the payment of dividends was somewhat offset by the Company’s net income of $6.4 million and the exercise of 9,000 stock options during 2007.

As of December 31, 2008, the Company’s ratio of total consolidated capital to risk-adjusted assets was 8.01%, 5.30% of which consisted of tier 1 capital, and as of December 31, 2007, the Company’s ratio of total consolidated capital to risk-adjusted assets was 10.92%, 9.22% of which consisted of tier 1 capital. As of December 31, 2008, the Bank’s ratio of total capital to risk-adjusted assets was 8.31%, 7.04% of which consisted of tier 1 capital, and as of December 31, 2007, the Bank’s ratio of total capital to risk-adjusted assets was 10.41%, 9.27% of which consisted of tier 1 capital. As of December 31, 2006, the Company’s ratio of total capital to risk-adjusted assets was 10.45%, 9.37% of which consisted of tier 1 capital, and the Bank’s ratio of total capital to risk-adjusted assets was 9.91%, 8.83% of which consisted of tier 1 capital. We paid $953,362, or $0.180 per share, in dividends to our shareholders during 2008. During 2007, we paid $1,669,947 of dividends, or $0.320 per share, compared to $1,327,523, or $0.258 per share, during 2006.

Currently, the Company is making all efforts to retain and increase its capital ratios. As part of those efforts, Company has retained the services of investment bankers to review all strategic opportunities available to the Company and the Bank. We have been actively pursuing a number of capital-raising alternatives including, without limitation, through a Private Placement described above under the heading “Recent Events,” as well as participation in the Capital Purchase Program. Consummation of the Private Placement was subject to a number of closing conditions, including, without limitation, the Treasury’s approval of our Capital Purchase Program application. On March 3, 2009, we voluntarily withdrew our application to participate in the Capital Purchase Program and this condition was not waived by the Purchasers. As a result, on March 31, 2009, the Company and the Purchasers mutually agreed to terminate the purchase agreement with respect to the Private Placement and the purchase price, which had been held in escrow, was returned to the Purchasers. The Company is continuing to pursue a variety of strategic alternatives, including, without limitation, restructuring the Private Placement, however, there is no assurance, however, that the Company’s capital raising efforts will be successful, particularly in the current economic environment. In the event we are unable to raise additional capital, our ability to operate may be significantly impacted.

In prior years, the Company maintained sufficient cash to inject into the Bank if its assets grew faster than its capital and such an injection was needed to maintain well-capitalized status. Due to the operating losses we incurred in 2008, the Company did not have sufficient cash to keep the Bank at the well capitalized level. If the Company cannot raise additional capital either through private or public equity, there will be no further injections to the Bank. Due to its capital levels and operating losses in 2008, the Bank is unable to pay dividends to the Company. If the Company or the Bank are not able to raise additional capital, the Company may not have sufficient capital to fund its operations. The Company’s ability to preserve and increase its capital will depend on various factors, including general economic and real estate market conditions in our service areas, our ability to raise additional capital, regulatory considerations, the level of consumer confidence in our institution and the banking sector generally, and the Company’s ability to manage and limit the adverse effects of losses on existing loans.

Liquidity

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

Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities held for maturity and securities held for sale. These average liquid assets totaled $116.7 million, $47.3 million and $65.9 million during 2008, 2007 and 2006, representing 13%, 6% and 10% of average deposits and borrowings, respectively, for those periods. Average liquid assets increased by approximately $69.4 million, or 147%, from December 31, 2007 to December 31, 2008 and average liquid assets as a percentage of average deposits and borrowings increased approximately 7% from December 31, 2007 to December 31, 2008. Our average liquid assets and the percentage of average liquid assets as a percentage of average deposits and borrowings increased due to the Company’s strategic decision to increase short-term liquidity because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The Company, on average, held $62.7 million more in federal funds sold, interest-bearing deposits in other banks and due from banks during 2008 compared to 2007. Average liquid assets decreased by approximately $18.6 million, or 28%, from December 31, 2006 to December 31, 2007 and average liquid assets as a percentage of average deposits and borrowings decreased approximately 4% from December 31, 2006 to December 31, 2007. Our average liquid assets and the percentage of average liquid assets as a percentage of average deposits and borrowings decreased due to the Company reducing its liquidity in 2007 to try to earn a higher net interest margin. The Company, on average, held $22.3 million less in federal funds sold during 2007 compared to 2006.

Average commercial banking loans were 91%, 99% and 95% of average commercial bank deposits and borrowings during 2008, 2007 and 2006, respectively. Average interest-earning assets were 103%, 104%, and 104% of average commercial banking deposits and borrowings during 2008, 2007 and 2006, respectively. The ratio of average commercial banking loans to average commercial banking deposits and borrowings decreased during 2008 compared to 2007 by 8%. The decrease in the ratio of average commercial banking loans to average commercial banking deposits and borrowings was due to the Company’s strategic decision to increase short-term liquidity because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The Bank grew average deposits approximately $132.5 million during 2008 compared to 2007 while average commercial banking loans increased by only $56.9 million during 2008 compared to 2007. The Company’s decision to increase short-term liquidity and the growth of deposits resulted in the Bank holding, on average, approximately $62.7 million more in federal funds sold, interest-bearing deposits and due from banks during 2008 in comparison with the year ended December 31, 2007. The ratio of average commercial banking loans to average commercial banking deposits and borrowings increased during 2007 compared to 2006 by 4%. The increase in the percentage is mainly due to the Company reducing its liquidity in 2007 to earn a higher net interest margin. The growth in average interest-earning assets of $102.9 million outpaced the growth in average interest-bearing liabilities of $93.6 million from 2006 to 2007, and therefore the Bank held less in federal funds sold during 2007 compared to amounts held in 2006.

The following table shows operating and capital ratios for each of the last three years:

	Year ended December 31,
	2008	2007	2006
Percentage of net income (loss) to:
Average stockholders’ equity	(51.73)%	9.88%	12.46%
Average total assets	(3.17)%	0.74%	0.98%
Percentage of average stockholders’ equity to average total assets	6.14%	7.51%	7.83%
Percentage of dividends paid to net income	N/M	26.09%	18.15%

N/M – Not meaningful due to net loss for the year

The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. The Bank maintains federal funds lines of credit with correspondent institutions, totaling $39.5 million, and maintains a line of credit up to approximately $43.7 million at the FHLB at December 31, 2008. At December 31, 2008 we had $31.0 million in the FHLB advances outstanding and no amounts outstanding on our federal funds lines of credit. In addition to the $13.1 million available on the current line of credit at December 31, 2008, the Bank could pledge an additional $15.4 million in securities to the FHLB, which would increase its borrowing capacity with the FHLB to a total of $59.1 million. However, based upon the Company’s weakened financial condition and capital levels, the Company’s access to these federal funds lines and FHLB line of credit will likely be restricted in 2009, and may not be available at all. During the first quarter of 2009, FHLB had already required the Bank to have 125% of collateral to total advances outstanding. During 2008, the average balance in FHLB advances was approximately $33.8 million and the average balance in federal funds purchased was approximately $157,000. All of the $31.0 million in advances outstanding are secured by the Bank’s 1 – 4 family first lien mortgage loans, commercial real estate loans and multi-family mortgage loans, by investment securities and by FHLB Stock.

The Bank’s liquidity is under pressure due to the tightening in the liquidity and credit markets, regulatory limits on brokered and out-of-market deposits and the competitive pricing for deposits in the Bank’s market. The Bank could experience increased liquidity pressure if these economic conditions continue or worsen in 2009. During 2007 and the first quarter of 2008, the Bank mainly used out-of-market and brokered deposits to fund its loan growth, and the Bank’s out-of-market and brokered deposits increased $122.6 million, or 156%, from $78.5 million at December 31, 2006 to $201.1 million at March 31, 2008. During the last nine months of 2008, the cost of out-of-market and brokered deposits increased to levels equal to or exceeding the costs in our local market. In response, we conducted a certificate of deposit promotion in our local markets to raise deposits, which increased our in-market certificates of deposit by approximately $73.2 million, while out-of-market and brokered deposits grew only $39.0 million, or 19%, during the last nine months of 2008 to $240.1 million.

Currently, because the Bank’s capital levels are below the regulatory requirements for “well capitalized” institutions, the Bank cannot acquire brokered deposits and is limited in the rates that it can offer on other out-of-market deposits. From April 2009 to December 2009, the Bank has approximately $111 million in brokered and out-of market deposits maturing and if the Bank does not return to a well capitalized position, it will most likely not be able to renew these deposits which will adversely affect the Bank’s liquidity position in 2009. Paying off all of these deposits will greatly diminish the liquidity position of the Company, and we may be unable to fund our business operations. Even if we become eligible to receive a waiver from the FDIC on brokered deposits, we cannot guarantee that we will be granted such waiver. Management has found that most non-relationship oriented retail certificates of deposit are interchangeable with wholesale funding sources such as brokered deposits and wholesale certificates of deposit and as a result, the Company alternates between these funding sources depending on the relative costs, but our access to brokered deposits as a funding source may be limited in the future.

There can be no assurance that our liquidity level will be sufficient if we have to pay off all of our maturing brokered deposits in 2009. We increased our liquidity because of the negative publicity surrounding both the banking industry and the Company. The banking industry has come under significant scrutiny due to government funding through the EESA and TARP. The Company has endured adverse publicity due to our increasing levels of nonperforming assets, goodwill impairment, drop in stock price during 2008 and our net loss in 2008. Because the Bank will not be able to accept, renew or rollover brokered deposits, our liquidity could be adversely and significantly affected, and we may not be able to fund our operations or continue as a going concern. Additionally, the current volatility and disruptions in the capital markets could impact the Company’s ability to access alternative liquidity sources in the same manner as the Company had in the past.

Contractual Obligations and Commercial Commitments

Contractual Obligations

The following table presents our contractual obligations at December 31, 2008. The table does not include obligations which will be settled in cash, primarily in less than one year, such as deposits, federal funds purchased, securities sold under repurchase agreements and short term borrowings, which are included in our consolidated balance sheet at December 31, 2008. Additional information concerning contractual cash obligations is provided in Note 16 of the “Notes to Consolidated Financial Statements” included with this Annual Report to Shareholders.

	Payments Due by Period
	Total	Under 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)

Borrowings	$58,186	$10,019	$18,000	$-	$30,167
Operating Leases (1) (2)	2,083	384	782	645	272
Purchase Obligations (3)	777	267	326	184	-
Employment Compensation Obligations (4)	2,271	55	200	528	1,488

Total contractual cash obligations	$63,317	$10,725	$19,308	$1,357	$31,927

(1)	Represents minimum annual rental commitments exclusive of taxes and other charges.
(2)	Certain operating leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.
(3)	These obligations relate to services provided for information technology and other outsourcing of operating activities. Amounts presented in the table reflect minimum legally enforceable contractual obligations of $20,000 or greater as of December 31, 2008. The minimum obligation for any notification period is presented in the table.
(4)	This obligation relates to amounts under post retirement benefit plans, which are more fully described in Note 10 of the “Notes to Consolidated Financial Statements” included with this Annual Report to Shareholders.

Commercial Commitments

The following table presents our other commercial commitments at December 31, 2008. These commitments are not included in our consolidated balance sheet.

	Amount of Commitment Expiration Per Period
	Total	Under 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)

Commitments to Extend Credit (1)	$62,311	$38,553	$18,808	$4,043	$907
Letters of Credit (2)	2,286	2,120	104	62	-

Total Commercial Commitments	$64,597	$40,673	$18,912	$4,105	$907

(1)	Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements, in that commitments often expire without being drawn upon.
(2)	Letters of credit and financial guarantees are agreements whereby we guarantee the performance of a customer to a third party. Collateral may be required to support letters of credit in accordance with management’s evaluation.

Off-Balance Sheet Arrangements

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. At December 31, 2008 and December 31, 2007, the Company was a party to interest rate swap contracts (back-end derivatives) under which it pays a fixed rate of interest and receives a variable rate of interest. The notional amount of the interest rate swaps was approximately $8,764,000 with a fair value of approximately $(1,407,000) at December 31, 2008 and approximately $9,250,000 with a fair value of approximately $(692,000) at December 31, 2007. The Company also has an embedded derivative in each of the loan agreements (front-end derivative) that would require the borrower to pay or receive from the Bank an amount equal to and offsetting the value of the interest rate swaps. These front-end and back-end derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations as of and for the year ended December 31, 2008. If a counterparty, in particular our borrower, fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates.

The Company’s policy requires all derivative financial instruments be used only for asset/liability management through the hedging of specific transactions or positions, and not for trading or speculative purposes. The Company is subject to the risk that a counterparty, in particular our borrower, will fail to perform; however, management believes that the risk associated with using derivative financial instruments to mitigate interest rate risk sensitivity is minimal and should not have any material unintended impact on the financial condition or results of operations.

Effects of Inflation

Inflation generally increases the cost of funds and operating overhead, and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, low inflation or deflation generally results in decreased interest rates while high inflation generally results in increased interest rates. During 2005, the Federal Reserve raised rates by a total of 200 basis points and raised rates by an additional 100 basis points in the first six months of 2006. The Federal Reserve then left rates unchanged until the third quarter of 2007. From September 2007 through the end of 2007, the Federal Reserve reduced interest rates by 100 basis points and during 2008 reduced rates further by 400 basis points. The Federal Reserve has indicated that further changes in interest rates would be dependent on economic data. The decrease in interest rates in 2008 will likely have a negative impact on our net interest income during the first half of 2009.

In addition, inflation results in the increased cost of goods and services purchased, cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect the liquidity and earnings of our commercial banking and mortgage banking businesses, and our stockholders’ equity.

MARKET INFORMATION AND DIVIDENDS

Market Information

The following table sets forth the high and low sales price of the Company’s common stock on the Nasdaq Capital Market for the indicated periods. On March 14, 2008, the price of the Company’s common stock, as quoted on the Nasdaq Capital Market, was $13.89. As of April 3, 2009, there were approximately 1,411 holders of the Company’s common stock.

	Sales Price per share of the Company’s Common Stock
Period	High	Low
2008
Fourth Quarter	$7.60	$3.88
Third Quarter	$9.75	$5.65
Second Quarter	$11.51	$8.57
First Quarter	$14.90	$10.50

2007
Fourth Quarter	$17.95	$11.90
Third Quarter	$21.75	$14.55
Second Quarter	$22.03	$20.86
First Quarter	$23.84	$20.81

Dividends

The primary source of income to pay dividends on the Company’s common stock is dividends received from the Bank. Due to its capital levels and operating losses in 2008, the Bank is unable to pay dividends to the Company. Cash dividends on the Bank’s common stock may only be declared and paid out of its retained earnings, and dividends may not be declared at any time at which the Bank’s paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. In addition, the Georgia Department’s current rules and regulations require prior approval before cash dividends may be declared and paid if: (i) the Bank’s ratio of tier 1 capital to adjusted total assets is less than 8%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of the Bank’s net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of the Bank’s loans classified as adverse as to repayment or recovery by the Georgia Department at the most recent regulatory examination of the Bank exceeds 80% of the Bank’s tier 1 capital plus the allowance for loan losses as reflected at such examination.

The following table sets forth, for the Company’s last two fiscal years, the dividends per share declared and paid by the Company:

2008	Dividend Per Share	2007	Dividend Per Share

Fourth Quarter	$0.0200	Fourth Quarter	$0.0800
Third Quarter	$0.0400	Third Quarter	$0.0800
Second Quarter	$0.0400	Second Quarter	$0.0800
First Quarter	$0.0800	First Quarter	$0.0800

Future dividends on the Company’s common stock will depend upon the earnings, financial condition and capital adequacy of the Company and its subsidiaries and their need for funds, as well as other relevant factors, including applicable restrictions and governmental policies and regulations. The ability of the Company to pay dividends is subject to statutory restrictions on cash dividends applicable to Georgia business corporations, in particular the requirements that after giving effect to the dividends, the corporation be able to pay its debts as they become due in the usual course of business and that the corporation’s assets not be less than the sum of its total liabilities. The Company does not expect to have any substantial sources of income other than dividends it may receive from the Bank. Due to its capital levels and operating losses in 2008, the Bank is unable to pay dividends to the Company.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED

FINANCIAL REPORT

December 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND STOCKHOLDERS

CRESCENT BANKING COMPANY

We have audited the accompanying consolidated balance sheets of Crescent Banking Company and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Crescent Banking Company and subsidiaries will continue as a going concern. As discussed in Note 18 to the financial statements, the Company is no longer considered “well-capitalized” as of December 31, 2008 based on regulatory standards. In addition to its deteriorating capital position, the Company has suffered significant losses from operations as well as heightened levels of nonperforming assets. These matters raise substantial doubt about the ability of Crescent Banking Company to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dixon Hughes PLLC

Atlanta, Georgia

April 13, 2009

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007
Assets
Cash and due from banks	$6,680,289	$7,700,345
Federal funds sold	83,269,000	20,591,000
Interest-bearing deposits in banks	63,078,645	675,332
Investment securities available-for-sale	33,593,627	22,396,250
Investment securities held-to-maturity, at cost (fair value approximates $3,874,400)	4,000,000	-
Restricted equity securities	3,210,675	3,184,275
Mortgage loans held for sale	979,130	323,153
Loans	785,389,240	815,237,546
Less allowance for loan losses	(22,280,041)	(9,825,911)

Loans, net	763,109,199	805,411,635
Premises and equipment, net	22,756,531	21,021,801
Other real estate owned	25,815,072	5,410,905
Cash surrender value of life insurance	14,133,412	13,587,586
Deposit intangibles	179,030	304,781
Goodwill	-	3,442,714
Deferred tax asset, net of valuation allowance	2,435,074	6,148,377
Other assets	15,729,536	10,071,023

Total assets	$1,038,969,220	$920,269,177

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$40,637,774	$41,344,296
Interest-bearing	895,223,907	742,906,866

Total deposits	935,861,681	784,251,162
Short-term borrowings	10,018,509	15,000,000
Long-term borrowings	48,167,000	43,167,000
Accrued interest and other liabilities	6,476,004	8,462,712
Liabilities related to discontinued operations	1,694,496	1,953,025

Total liabilities	1,002,217,690	852,833,899

Stockholders’ equity
Preferred stock, par value $1.00; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, par value $1.00; 10,000,000 shares authorized; 5,384,547 and 5,291,772 shares issued respectively	5,384,547	5,291,772
Capital surplus	19,180,530	17,590,530
Retained earnings	12,166,918	44,824,748
Treasury stock, 33,336 shares	(296,091)	(296,091)
Accumulated other comprehensive income	315,626	24,319

Total stockholders’ equity	36,751,530	67,435,278

Total liabilities and stockholders’ equity	$1,038,969,220	$920,269,177

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Interest income
Loans including fees	$51,774,951	$63,626,994	$52,059,530
Mortgage loans held for sale	6,630	16,841	17,763
Taxable securities	1,349,159	1,239,512	1,117,480
Tax-exempt securities	77,028	-	-
Deposits in banks	452,997	96,992	42,237
Federal funds sold	995,481	694,593	1,774,840

Total interest income	54,656,246	65,674,932	55,011,850

Interest expense
Deposits	34,749,215	33,534,634	25,321,084
Short-term borrowings	538,840	627,760	481,142
Long-term borrowings	2,246,757	2,066,536	2,332,099

Total interest expense	37,534,812	36,228,930	28,134,325

Net interest income	17,121,434	29,446,002	26,877,525
Provision for loan losses	25,848,354	2,676,000	2,083,000

Net interest income (loss) after provision for loan losses	(8,726,920)	26,770,002	24,794,525

Other income
Service charges on deposit accounts	1,442,403	1,555,702	1,014,739
Mortgage loan origination fees	427,522	532,913	621,330
Gains on sales of other investments	-	-	726,913
Gains on sales of SBA loans	276,635	520,267	469,013
Other operating income	1,563,232	1,564,937	1,536,523

Total other income	3,709,792	4,173,819	4,368,518

Other expenses
Salaries and employee benefits	11,416,713	11,608,833	9,829,085
Occupancy and equipment expenses	3,288,778	3,172,082	2,812,366
Foreclosed asset expense, net	3,746,643	608,946	301,270
Other operating expenses	10,023,327	5,786,832	4,768,040

Total other expenses	28,475,461	21,176,693	17,710,761

Income (loss) from continuing operations before income taxes	(33,492,589)	9,767,128	11,452,282
Income tax expense (benefit)	(2,446,536)	3,441,790	4,137,977

Income (loss) from continuing operations	(31,046,053)	6,325,338	7,314,305
Income from operation of discontinued mortgage subsidiary, net of tax expense of $0, $43,799, and $0, respectively	-	74,595	-
Valuation of deferred tax asset allowance from discontinued mortgage subsidiary	(658,415)	-	-

Net income (loss)	$(31,704,468)	$6,399,933	$7,314,305

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$(6.06)	$1.24	$1.42

Diluted earnings (loss) per share	$(6.06)	$1.14	$1.37

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS
Basic earnings (loss) per share	$(5.93)	$1.22	$1.42

Diluted earnings (loss) per share	$(5.93)	$1.12	$1.37

EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS
Basic earnings per share	$(0.13)	$0.01	$-

Diluted earnings per share	$(0.13)	$0.01	$-

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Net income (loss)	$(31,704,468)	$6,399,933	$7,314,305

Other comprehensive income:
Unrealized gains on securities available-for-sale:
Unrealized holding gains arising during period, net of tax of $210,417, $131,894 and 43,669, respectively	291,307	197,841	65,503

Other comprehensive income	291,307	197,841	65,503

Comprehensive income (loss)	$(31,413,161)	$6,597,774	$7,379,808

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Common Stock		Capital Surplus	Retained Earnings	Total Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity
	Shares	Par Value			Shares	Cost
Balance, December 31, 2005	5,160,910	5,160,910	16,446,059	34,107,980	33,336	(296,091)	(239,025)	55,179,833
Net income	-	-	-	7,314,305	-	-	-	7,314,305
Cash dividends declared, $0.258 per share	-	-	-	(1,327,523)	-	-	-	(1,327,523)
Exercise of stock options	29,236	29,236	341,772	-	-	-	-	371,008
Issuance of common stock – Restricted Shares	28,000	28,000	(28,000)	-	-	-	-	-
Stock based compensation expense	-	-	174,738	-	-	-	-	174,738
Other comprehensive income	-	-	-	-	-	-	65,503	65,503

Balance, December 31, 2006	5,218,146	5,218,146	16,934,569	40,094,762	33,336	(296,091)	(173,522)	61,777,864
Net income	-	-	-	6,399,933	-	-	-	6,399,933
Cash dividends declared, $0.32 per share	-	-	-	(1,669,947)	-	-	-	(1,669,947)
Exercise of stock options	9,000	9,000	33,673	-	-	-	-	42,673
Issuance of common stock – Restricted Shares	61,000	61,000	(61,000)	-	-	-	-	-
Issuance of common stock – DRIP	3,626	3,626	45,793	-	-	-	-	49,419
Stock based compensation expense	-	-	637,495	-	-	-	-	637,495
Other comprehensive income	-	-	-	-	-	-	197,841	197,841

Balance, December 31, 2007	5,291,772	5,291,772	17,590,530	44,824,748	33,336	(296,091)	24,319	67,435,278
Net income (loss)	-	-	-	(31,704,468)	-	-	-	(31,704,468)
Cash dividends declared, $0.18 per share	-	-	-	(953,362)	-	-	-	(953,362)
Exercise of stock options	41,666	41,666	498,111	-	-	-	-	539,777
Issuance of common stock – Restricted Shares	500	500	(500)	-	-	-	-	-
Forfeit of common stock – Restricted Shares	(2,000)	(2,000)	(15,734)	-	-	-	-	(17,734)
Issuance of common stock – DRIP	42,132	42,132	380,186	-	-	-	-	422,318
Issuance of common stock – Stock Purchase Plan	10,477	10,477	58,653	-	-	-	-	69,130
Stock based compensation expense	-	-	669,284	-	-	-	-	669,284
Other comprehensive income	-	-	-	-	-	-	291,307	291,307

Balance, December 31, 2008	5,384,547	$5,384,547	$19,180,530	$12,166,918	33,336	$(296,091)	$315,626	$36,751,530

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
OPERATING ACTIVITIES
Net income (loss)	$(31,704,468)	$6,399,933	$7,314,305
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	-	(74,595)	-
Accretion on securities	2,735	11,031	20,734
Impairment of goodwill	3,442,714	-	-
Impairment of trust preferred securities	176,000	-	-
Net gain on sales of other investments	-	-	(726,913)
Depreciation	1,546,844	1,553,659	1,251,121
Amortization of deposit intangibles	125,751	125,751	125,751
Provision for loan losses	25,848,354	2,676,000	2,083,000
(Gain) loss on sale of other real estate owned	(25,581)	(20,464)	49,712
Gain on sale of credit cards	-	(57,795)	-
Loss on disposal of premises and equipment	14,477	21,078	48,178
Income on life insurance policies	(545,826)	(445,260)	(277,686)
Deferred tax benefit	(6,247,956)	(887,610)	(394,593)
Impairment of deferred tax benefit	9,752,882	-	-
Proceeds from sales of mortgage loans held for sale	30,487,890	37,359,377	49,455,726
Originations of mortgage loans held for sale	(31,143,867)	(37,136,761)	(48,489,960)
Stock based compensation expense	651,550	637,495	174,738
(Increase) decrease in interest receivable	1,213,655	(1,236,968)	(1,031,731)
Increase (decrease) in interest payable	(560,586)	(640,460)	1,593,644
Net cash used in discontinued operations	(258,529)	(291,276)	(549,929)
Net change in other assets, liabilities and other operating activities	(5,017,499)	1,560,643	950,363

Net cash provided by (used in) operating activities	(2,241,460)	9,553,778	11,596,460

INVESTING ACTIVITIES
Purchase of securities available-for-sale	(17,096,716)	(8,294,210)	(4,706,828)
Proceeds from maturities/calls of securities available-for-sale	6,382,115	3,710,943	2,067,680
Proceeds from sales of other investments	-	-	1,146,073
Purchase of securities held-to-maturity	(4,000,000)	-	(86,250)
Proceeds from maturities/call of securities held-to-maturity	-	1,728,241	425,000
Proceeds from maturities of other securities	225,000	541,500	315,000
Purchase of other securities	(251,400)	(360,000)	(206,800)
Net (increase) decrease in federal funds sold	(62,678,000)	(8,623,000)	28,062,000
Net (increase) decrease in interest-bearing deposits in banks	(62,403,313)	352,438	(881,147)
Net increase in loans	(11,740,188)	(125,439,019)	(105,711,808)
Proceeds from sale of other real estate owned	4,373,066	526,220	1,626,928
Sale of premises and equipment	-	-	57,357
Purchase of premises and equipment	(3,296,051)	(1,455,781)	(5,319,751)
Purchase of life insurance policies	-	(4,900,000)	-
Proceeds from sale of credit cards	-	649,842	-

Net cash used in investing activities	(150,485,487)	(141,562,826)	(83,212,546)

See Notes to Consolidated Financial Statements.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006

FINANCING ACTIVITIES
Net increase in deposits	$151,610,519	$125,395,798	$78,356,584
Net increase (decrease) in borrowings	18,509	8,310,000	(10,996,000)
Dividends paid	(953,362)	(1,669,947)	(1,327,523)
Excess tax benefits from share-based payment arrangements	299,244	(24,500)	133,352
Issuance of common stock for dividend reinvestment plan	422,318	49,419	-
Issuance of common stock for share purchase plan	69,130	-	-
Proceeds from exercise of stock options	240,533	67,173	237,656

Net cash provided by financing activities	151,706,891	132,127,943	66,404,069

Net increase (decrease) in cash and due from banks	(1,020,056)	118,895	(5,212,017)
Cash and due from banks at beginning of year	7,700,345	7,581,450	12,793,467

Cash and due from banks at end of year	$6,680,289	$7,700,345	$7,581,450

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$38,095,398	$36,869,390	$26,540,681
Income taxes	$1,766,000	$3,929,000	$4,199,000
Principal balances of loans transferred to other real estate owned	$28,194,270	$6,023,832	$1,356,078
Unrealized gain on securities available for sale, net	$291,307	$197,841	$65,503

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Crescent Banking Company (the “Company”) provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the “Bank”) in Jasper, Pickens County, Georgia and the surrounding areas. Through its subsidiaries Crescent Capital Trust II, Crescent Capital Trust III, and Crescent Capital Trust IV the Company issued trust-preferred securities that are included in long-term borrowings. See Note 18 regarding the Company’s capital plan.

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

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of derivative instruments, the valuation of foreclosed real estate, the deferred tax valuation analysis and the determination of the allowance for recourse obligations.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, and other borrowings are reported net.

The Bank was not required to maintain any reserve balances in cash or on deposit with the Federal Reserve Bank based upon its deposit mix at December 31, 2007 and 2008.

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

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A deferred tax asset valuation allowance has been determined pursuant to the provisions of SFAS No. 109, Accounting for Income Taxes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deposit Intangibles

Deposit intangibles represent the premiums paid for the acquisition of core deposits. These assets are being amortized using the straight-line method over periods ranging from 6.5 years to 10 years. The deposit intangibles are tested at least annually for impairment.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is tested at least annually for impairment. During our impairment test for 2008, we determined that the entire balance of goodwill of $3,442,714 was impaired and this goodwill was subsequently written-off.

Segments

Internal financial reporting is primarily reported and aggregated in two business lines. Banking accounts were substantially all of the revenues and expenses.

Accounting Standards

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51.” These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The implementation of this guidance should not have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FASB Statement (“FAS”) 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” This FSP applies to all intangible assets, whether acquired in a business combination or otherwise and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. Early adoption is prohibited. The Company is currently assessing the impact of FSP No. FAS 142-3 on its consolidated financial condition and results of operations.

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement).” This FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest is recognized in subsequent periods. This FSP is effective for fiscal years beginning after December 15, 2008. The implementation of this guidance should not have a material impact on our consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP addresses whether such instruments are participating securities prior to vesting and, therefore, need to be included in the earnings per share (“EPS”) calculation under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.” This FSP is effective for fiscal years beginning after December 15, 2008. The implementation of this guidance should not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, Implementation Issue No. E23, “Hedging – General: Issues Involving the Application of the Shortcut Method under Paragraph 68.” Issue No. E23 amends SFAS No. 133 to explicitly permit use of the shortcut method for hedging relationships in which interest rate swaps have nonzero fair value at the inception of the hedging relationship, provided certain conditions are met. Issue E23 was effective for hedging relationships designated on or after January 1, 2008. The implementation of this guidance did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133.” SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Company is currently assessing the impact of SFAS No. 161 on our consolidated financial condition and results of operations.

In November 2007, the Commission issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (SAB 109). SAB 109 expresses the current view of the Commission staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

Derivatives Instruments and Hedging Activities

The Company is a party to interest rate swap contracts which are a cash flow derivative under statement of Financial Accounting Standards No. 133. All derivative financial instruments are recognized on the balance sheet at fair value.

Stock Based Compensation Plans

Compensation cost for stock-based payments is measured based on the fair value of the award, which includes restricted stock (i.e., unvested common stock) and stock options, at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period for service-based awards. The fair value of restricted stock is determined based on the price of Company’s common stock on the date of grant. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model and related assumptions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and unvested restricted stock. The Company has issued restricted stock to certain officers and these shares are included in basic earnings per share upon vesting.

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

NOTE 2. DISCONTINUED OPERATIONS

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by CMS to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. Carolina purchased all of CMS’s mortgage loans, pipeline mortgage loans, premises and equipment and assumed all leases and liabilities related to the transferred assets. The Company’s consolidated balance sheets at December 31, 2008 and December 31, 2007 include no assets and include liabilities of $1,694,496 and $1,953,025, respectively, related to discontinued operations. These liabilities consist of the allowance for recourse liability. This reserve remained with the Company after the sale of the wholesale mortgage operation, as did the risk and the liability from the indemnified loans. When the Company sold loans in the course of its wholesale residential mortgage business, the Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. The Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. At December 31, 2008 and December 31, 2007, the Company had approximately $1.5 million and $1.7 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability at both December 31, 2008 and December 31, 2007 for future losses was approximately $1.7 million and $2.0 million, respectively, and is based upon historical information on the number of loans indemnified and the average loss on an indemnified loan. During 2006, 2007 and 2008, our losses related to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. DISCONTINUED OPERATIONS (Continued)

indemnified loans gradually decreased. During 2007, we evaluated our allowance for the recourse obligation reserve and our analysis showed an overaccrual. This overaccrual was due to the fact that we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses. Therefore, based upon this analysis, we reduced the recourse obligation reserve by $118,394 during 2007. We have evaluated the allowance for recourse liability during 2008 and determined that no further adjustments are needed at this time.

During 2008, the mortgage banking business had no revenues or expenses related to the wholesale mortgage banking business. The mortgage banking business did record a valuation allowance of approximately $658,000 related to its deferred tax asset which was recorded as income tax expense during 2008.

Summarized information for the discontinued operations of the mortgage subsidiary is as follows:

	2008	2007	2006
Revenues	$-	$118,394	$-
Expenses	-	-	-

Pretax income from discontinued operations	-	118,394	-

Income tax expense	658,415	43,799	-

Net income (loss) from discontinued operations	$(658,415)	$74,595	$-

	2008	2007	2006
Balance at beginning of year	$1,953,025	$2,318,896	$2,868,825
Reduction in estimated recourse obligations	-	(118,394)	-
Losses indemnified	(258,529)	(247,477)	(549,929)

Balance at end of year	$1,694,496	$1,953,025	$2,318,896

NOTE 3. INVESTMENT SECURITIES

The carrying value and fair value of investment securities summarized as follows:

Securities Available-for-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2008
U. S. Government agencies	$8,999,090	$163,421	$-	$9,162,511
Mortgage-backed securities	24,068,494	394,388	(31,766)	24,431,116

	$33,067,584	$557,809	$(31,766)	$33,593,627

December 31, 2007
U. S. Government agencies	$9,991,121	$100,492	$(14,384)	$10,077,229
Mortgage-backed securities	12,364,597	51,728	(97,304)	12,319,021

	$22,355,718	$152,220	$(111,688)	$22,396,250

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Held-to-Maturity

December 31, 2008
U. S. Government agencies	$-	$-	$-	$-
State and municipal securities	4,000,000	-	(125,600)	3,874,400

	$4,000,000	$-	$(125,600)	$3,874,400

December 31, 2007
U. S. Government agencies	$-	$-	$-	$-
State and municipal securities	-	-	-	-

	$-	$-	$-	$-

The amortized cost and estimated fair value of debt securities at December 31, 2008, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity, primarily mortgage-backed securities, are shown separately.

	December 31, 2008
	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,499,390	$1,497,430
Due after one year through five years	5,500,000	5,461,980
Due after five years through ten years	4,999,798	5,070,000
Due after ten years	999,902	1,007,500
Mortgage-backed securities	24,068,494	24,431,117

	$37,067,584	$37,468,027

Securities with an approximate carrying value of $18,207,299 and $14,938,067 at December 31, 2008 and 2007, respectively, were pledged to secure public funds as required by law, and for other purposes.

The fair value of securities with unrealized losses at December 31, 2008 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$-	$-	$-	$-
State and municipal securities	3,874,400	(125,600)	-	-
Mortgage backed securities	2,130,112	(20,342)	1,009,696	(11,424)

Total	$6,004,512	$(145,942)	$1,009,696	$(11,424)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

The fair value of securities with unrealized losses at December 31, 2007 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses

U. S. Government agencies	$-	$-	$2,980,320	$(14,384)
Mortgage backed securities	1,917,674	(5,495)	5,910,618	(91,809)

Total	$1,917,674	$(5,495)	$8,890,938	$(106,193)

Management of the Company believes all unrealized losses as of December 31, 2008 and 2007 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. Also, total impairment represents less than 1% of amortized cost. In addition, all of the securities are backed by the U.S. Government or one of its agencies/quasi-agencies.

The Company also has an investment of $176,000 that is recorded in other assets on the balance sheet and is held at the holding company at December 31, 2008. This investment consists of trust preferred securities in various community bank holding companies. The Company recorded a other than temporary impairment on this investment of $176,000 during 2008 which brought down the carrying value of this investment from its original basis of $352,000.

NOTE 4. LOANS

The composition of loans is summarized as follows:

	December 31,
	2008	2007

Commercial	$36,184,933	$30,749,902
Real estate – construction and land development	347,117,835	417,819,730
Real estate – mortgage	387,172,975	348,362,122
Consumer installment and other	14,913,497	18,305,792

	785,389,240	815,237,546
Allowance for loan losses	(22,280,041)	(9,825,911)

Loans, net	$763,109,199	$805,411,635

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2008	2007	2006

Balance, beginning of year	$9,825,911	$8,023,565	$6,711,974
Provision for loan losses	25,848,354	2,676,000	2,083,000
Loans charged off	(13,565,488)	(1,298,540)	(1,029,385)
Recoveries of loans previously charged off	171,264	424,886	257,976

Balance, end of year	$22,280,041	$9,825,911	$8,023,565

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS (Continued)

The investment in non-performing loans, consisting of renegotiated and non-accrual loans was $36,778,482 and $5,613,772 at December 31, 2008 and 2007, respectively. Total non-performing loans outstanding that required a specific allowance were $21,994,274 and $3,790,661, respectively, as of December 31, 2008 and 2007. Total allowances of approximately $4,680,000 and $1,411,000 have been established for non-performing loans outstanding as of December 31, 2008 and 2007, respectively. Of the non-performing loans without a specific allowance at December 31, 2008, the Company has already charged-off amounts totaling $3,999,392. The average recorded investment in non-performing loans for 2008, 2007 and 2006 was $25,756,124, $4,388,477, and $2,996,904, respectively. Of the $36,778,482 in non-performing loans at December 31, 2008, $17,896,747 was related to renegotiated loans. There were no renegotiated loans at December 31, 2007. In relation to these loans, the Company has either reduced interest rates or deferred interest payments in order to provide the borrowers time to reorganize their finances. Total renegotiated loans outstanding that required a specific allowance were $17,760,378. The total specific allowance on these renegotiated loans was approximately $3,384,000 at December 31, 2008.

As of December 31, 2008, the Bank also conducted an impairment analysis on all of its criticized loans greater than $50,000 that were not renegotiated or non-accrual loans. Total impaired loans, which include our total non-performing loans of $36,778,482 discussed above, was $65,620,890 at December 31, 2008. Of our total impaired loans, $50,836,682 required a specific allowance totaling approximately $10,562,000. Of the impaired loans without a specific allowance at December 31, 2008, the Company has already charged-off amounts totaling $3,999,392. Interest income on impaired loans recognized for cash payments received was not material for the years ended 2008, 2007 and 2006. Loans past due ninety days or more and still accruing interest amounted to $389 and $306,747 at December 31, 2008 and 2007, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2008 are as follows:

Balance, beginning of year	$10,306,087
Advances	3,936,466
Repayments	(6,343,188)
Change in directors and executive officers	-

Balance, end of year	$7,899,365

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2008	2007

Land	$9,162,318	$7,773,281
Buildings and improvements	13,991,740	12,899,450
Equipment	8,387,011	7,612,920
Construction and equipment installation in progress	-	35,977

	31,541,069	28,321,628
Accumulated depreciation	(8,784,538)	(7,299,827)

Premises and equipment, net	$22,756,531	$21,021,801

Leases:

The Bank leases certain of its branch facilities and property under various noncancelable operating leases. The initial terms range from one to twelve years.

Rental expense from operating leases amounted to $473,449, $408,578, and $424,111 for the years ended December 31, 2008, 2007 and 2006, respectively.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2009	$384,135
2010	385,766
2011	395,900
2012	380,944
2013	264,305
Thereafter	272,234

$2,083,284

NOTE 6. DEPOSIT INTANGIBLES

Following is a summary of information related to acquired deposit intangibles:

	As of December 31, 2008		As of December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit premiums	$1,076,829	$897,799	$1,076,829	$772,048

The aggregate amortization expense was $125,751, $125,751 and $125,751 for the years ended December 31, 2008, 2007, and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DEPOSIT INTANGIBLES (Continued)

The estimated amortization expense for each of the next five years is as follows:

2009	$88,688
2010	51,624
2011	38,718
2012	-
2013	-

$179,030

NOTE 7. DEPOSITS

The following is a summary of interest-bearing deposit liabilities at December 31, 2008 and 2007.

	December 31,
	2008	2007
Interest-bearing demand	$95,885,956	$71,660,824
Savings	56,210,141	74,835,765
Time, $100,000 and over	295,679,998	247,005,585
Other time	447,447,812	349,404,692

	$895,223,907	$742,906,866

The total amount of out-of-market deposits, including brokered deposits, at December 31, 2008 and 2007 was $240,066,188 and $177,524,441, respectively.

The scheduled maturities of time deposits at December 31, 2008 are as follows:

2009	$602,932,817
2010	97,492,127
2011	17,487,049
2012	15,264,370
2013	9,951,447

$743,127,810

The aggregate amount of deposits of executive officers and directors of the Company and their related interests was approximately $4,679,897 and $5,301,987, respectively, at year-end 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS

Borrowings consist of the following:

	December 31,
	2008	2007

FHLB Advance-short term, interest payable monthly at fixed rates ranging from 4.59% to 4.75%, advances mature at various dates from September 21, 2009 to October 23, 2009, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	$5,000,000	$15,000,000

New Horizons Bank, Line of credit, with interest floating at Prime with a 6% floor, reprices Monthly, interest payable on 27th day of September, December, March, and June. Note Matures on June 27, 2009, collateralized by Crescent Bank & Trust Company stock	$5,018,509	-

Total Short-Term Borrowings	$10,018,509	$15,000,000

Debentures payable, with interest accruing at 3 Month Libor plus 260 basis points (4.59625% at December 31, 2008). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at 3 Month Libor plus 260 basis points. The debentures are due September 15, 2037 and are unsecured.	$10,310,000	$10,310,000

Debentures payable, with interest accruing at prime (5.00% at December 31, 2008). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2035 and are unsecured.	8,248,000	8,248,000

Debentures payable, with interest accruing at 3 Month Libor plus 165 basis points (6.46875% at December 31, 2008). The payment of interest may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at 3 Month Libor plus 165 basis points. The debentures are due July 7, 2036 and are unsecured.	3,609,000	3,609,000

FHLB Advance-ten year convertible advances, interest payable quarterly at fixed rates ranging from 3.71% to 3.95%, advances mature at various dates from January 5, 2015 to June 24, 2015 and are callable from five years, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	8,000,000	13,000,000

FHLB Advance-five year convertible advance, interest payable quarterly at a fixed rate of 4.38%, advance matures on January 18, 2011 and is callable after two years, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	-	3,000,000

FHLB Advance-long term, interest payable monthly at fixed rates ranging from 2.96% to 4.38%, advances mature at various dates from February 1, 2010 to August 8, 2011, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	18,000,000	5,000,000

Total Long-Term Borrowings	$48,167,000	$43,167,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS (Continued)

At year-end 2008, the Company had approximately $39,500,000 of federal funds lines of credit available from correspondent institutions. The Company maintains a line of credit up to approximately $43,700,000 at the Federal Home Loan Bank secured by the Bank’s 1 – 4 family first lien mortgage loans, commercial real estate loans and investment securities.

Debentures payable relates to the Company’s issuance of trust preferred securities through its subsidiaries Crescent Capital Trust II, Crescent Capital Trust III, and Crescent Capital Trust IV. The Company has fully and unconditionally guaranteed the obligations of the Trusts. Subject to certain limitations, the trust preferred securities qualify as Tier 1 capital of the Company for regulatory capital purposes. Of the $21.5 million in trust preferred securities currently outstanding, approximately $9.1 million qualifies as tier 1 capital for regulatory capital purposes. The principal use of the net proceeds from the sale of the securities was to infuse capital to the Company’s bank subsidiary, Crescent Bank and Trust.

NOTE 9. DERIVATIVE INSTRUMENTS

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. At December 31, 2008 and December 31, 2007, the Company was a party to interest rate swap contracts (back-end derivative) under which it pays a fixed rate of interest and receives a variable rate of interest. The notional amount of the interest rate swaps was approximately $8,764,000 with a fair value of approximately $(1,407,000) at December 31, 2008 and approximately $9,250,000 with a fair value of approximately $(692,000) at December 31, 2007. The Company also has an embedded derivative in each of the loan agreements (front-end derivative) that would require the borrower to pay or receive from the Bank an amount equal to and offsetting the value of the interest rate swaps. These front-end and back-end derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations as of the twelve months ended December 31, 2008 and 2007. If a counterparty, in particular our borrower, fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates.

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

During the third quarter of 2007, the Company restated the plan due to new accounting interpretations and tax laws related to the previous SERP. In the process of restating the previous plan, the Company reached agreements to buy-out all former employees and directors that participated in the previous plan except for one former director, who remains on the former plan including the endorsement split dollar agreement. These former employees and directors were paid settlements in January of 2008. The total amount to be paid to the former employees and former directors is approximately $207,000. The restated supplemental retirement plan is a non-qualifying deferred compensation plan with a defined benefit for the officers and directors. The Company purchased an additional $4.9 million in new insurance policies during 2007 due to the restatement of the supplemental retirement plan. As of December 31, 2008, the Company had approximately $14.1 million in bank owned life insurance on the participating officers and directors, which are expected to provide funding for future benefit payments. The life insurance policies are designed to offset the program’s cost during the lifetime of the participant and to provide complete recovery of all the program’s costs at their death. As the owner and beneficiary of these policies, the Company monitors the associated risks, including diversification, lending limits, concentration, interest rate risk, credit risk and liquidity. Quarterly financial information on the insurance carriers will be provided to the Company to monitor their financial performance. The benefits for each officer and director participating in the plan will accrue and vest during the period of employment and will be distributed as monthly benefit payments for fifteen years when the covered officer or director, as appropriate, reaches his or her retirement age. The new plan provides that the retirement age is 65 for officers and 70 for directors. The benefits from the new plan for officers and directors were established at the implementation of the new plan and do not depend on the performance of the life insurance policies, as provided in the former plan. The monthly payments will be based upon a percentage of the projected base salary for officers, or projected compensation for directors, as appropriate, at retirement. The percentage of base salary applied to officers is between 50% and 15%, depending on the level of the officer. The percentage of annual compensation applied to directors is 30%. The plan also provides for payment of disability or death benefits in the event a participating officer/director becomes permanently disabled or dies prior to attainment of retirement age. If the Company has a change in control before the officer or director, as appropriate, reaches retirement age, then the participating officer or director will be entitled to a benefit. Under the new plan, the provisions of approximately $592,000 were expensed for the year ended December 31, 2008 for future benefits to be provided. Benefits paid to participants under the new plan were approximately $38,000 and benefits paid to participants under the former plan were approximately $225,000 for the year ended December 31, 2008. The total liability under the former plan at December 31, 2008 was approximately $2,271,000 and is included in Accrued Expenses and Other Liabilities in the accompanying consolidated statements of financial condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. DEFERRED COMPENSATION AND SUPPLEMENTAL RETIREMENT PLANS (Continued)

Under the former plan, the cash surrender values of the insurance policies included in assets at December 31, 2006 was approximately $8,242,000. Income recognized on the policies amounted to approximately $278,000 for the year ended December 31, 2006. The balance of the estimated deferred liabilities under these policies included in other liabilities at December 31, 2006 was approximately $1,732,000. Expense recognized for these plans amounted to approximately $415,000 for the year ended December 31, 2006.

The Company also sponsors a 401K retirement plan for its employees, which allows them to contribute a percentage of their compensation into the plan. Employees can begin to contribute to the plan immediately, and upon achieving one year of service, the employee is eligible to receive monthly matching contributions from the Company of 50% of the first 6% contributed with a maximum of 3%. The Company’s contribution into plan was $208,945, $170,469 and $117,921 for 2008, 2007 and 2006.

NOTE 11. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

In 2001, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within thirty days of cash dividend payment date. Cash dividends and optional cash payments are used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 2008 52,609 shares were purchased under the plan at an average per share price of $9.342. For the year ended December 31, 2007 3,626 shares were purchased under the plan at an average per share price of $13.629.

NOTE 12. STOCK-BASED COMPENSATION

The Company has two share-based compensation plans in effect at December 31, 2008. The compensation cost that has been charged against income for the year ended December 31, 2008, 2007 and 2006 for those plans was $651,551, $637,495 and $174,738, respectively. For the year ended December 31, 2008 the compensation cost related to options was $179,029 and to restricted stock was $472,522. For the year ended December 31, 2007 the compensation cost related to options was $221,710 and to restricted stock was $415,785. For the year ended December 31, 2006, the compensation cost was all related to stock options. The Company recorded a deferred tax benefit in the amount of $20,473 and $41,979, respectively, during 2008 and 2007 related to share-based compensation.

The Company has a qualified stock option plan for key employees (the “employee plan”) and has reserved 600,000 shares of common stock for options and restricted stock awards. Options and restricted stock are granted at the fair market value of the Company’s common stock on the date of grant. All options under the employee plan expire ten years from the date of grant and the options and restricted stock at December 31, 2008 vest over periods ranging from 12 months to 60 months. At December 31, 2008, 120,946 awards were available for grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (Continued)

The Company also has non-qualified stock option plans for directors (the “director plans”) and has reserved 396,000 shares of common stock. Options are granted at fair market value of the Company’s common stock on the date of grant multiplied by 1.05, except for certain options that were granted at $4. All options under these plans expire ten years from the date of grant and all the options vest upon grant. At December 31, 2008, 58,516 options were available for grant at fair market value and none were available to grant at $4.

In 2008 and 2007, the Company awarded 500 and 61,000, respectively, in restricted share awards to employees under the employee plan. In general, restrictions on shares granted to employees expire within the vesting period of the award which range from 12 months to 48 months. The weighted-average grant-date fair value of restricted share awards granted in 2008 and 2007 was $12.42 and $16.58, respectively.

Other pertinent information related to the options follows:

	Years Ended December 31,
	2008		2007		2006
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of year	540,020	$13.11	534,520	$12.69	547,256	$12.15
Granted at market price	16,500	10.14	16,500	22.71	23,500	20.17
Exercised	(41,666)	5.77	(9,000)	7.46	(29,236)	8.13
Cancelled	(22,334)	13.91	(2,000)	20.50	(7,000)	14.67

Under option, end of year	492,520	13.59	540,020	13.11	534,520	12.69

Exercisable, end of year	468,182	13.49	476,518	12.93	430,848	12.30

Weighted-average fair value of options issued and outstanding during the year	$3.55		$6.79		$5.73

Information pertaining to options outstanding at December 31, 2008 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Average Remaining Contractual Life	Weighted- Average Exercise Price
$ 4.00 – 5.99	56,320	2 years	$4.66	56,320	2 years	$4.66
6.00 – 8.99	34,900	3 years	7.10	34,900	4 years	7.10
9.00 – 13.50	143,300	6 years	12.78	126,298	6 years	12.72
13.51 – 22.71	258,000	6 years	16.86	250,664	6 years	16.76

Total	492,050	6 years	$13.59	468,182	6 years	$13.49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (Continued)

At December 31, 2008, the intrinsic value of both options outstanding and options exercisable was $5,355. For the year ended December 31, 2008, the intrinsic value of options exercised was approximately $195,787. For the years ended December 31, 2007 and 2006, the intrinsic value of options exercised was $135,796 and $341,927. The fair value of options vested during the year ended December 31, 2008, 2007 and 2006 was $179,029, $221,710 and $168,170, respectively.

Cash received from option exercise under all share-based payment arrangements for the year ended December 31, 2008 was $240,533. The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements totaled $58,547 for the year ended December 31, 2008.

As of December 31, 2008, there was $19,654 of total unrecognized compensation cost related to non-vested option compensation arrangements. Such cost is expected to be recognized over a weighted-average period of approximately 1 year. At December 31, 2008, there was $732,186 of total unrecognized compensation cost related to non-vested restricted stock compensation arrangements. Such cost is expected to be recognized over a weighted-average period of approximately 3 years.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 16,500 options during 2008 with an average fair value of $3.55 per option and 16,500 options during 2007 with an average fair value of $6.79 per option and 23,500 options during 2006 with an average fair value of $5.73 per option.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 4 years trading history, which we believe approximates the future volatility of the Company’s stock price. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the average assumptions for the Black-Scholes model used in determining the fair value of options granted to employees during 2008, 2007 and 2006.

	Years Ended December 31,
	2008	2007	2006
Dividend yield (as a percent of the fair value of the stock)	1.66%	1.47%	1.18%
Expected life	10 years	5 years	6 years
Expected volatility	31.65%	21.02%	23.43%
Risk-free interest rate	3.79%	4.65%	4.81%

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (Continued)

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

Crescent’s policy is to report interest and penalties, if any, related to unrecognized tax benefits in income tax expense (benefit) in the Consolidated Statements of Operations.

Crescent’s federal and state income tax returns are open and subject to examination from the 2004 tax return year and forward.

The Company recorded income tax expense (benefit) of $(1,788,121), $3,485,589, and $4,137,977 for the years ended December 31, 2008, 2007, and 2006, respectively. The components of total income tax expense (benefit) are as follows:

	Years Ended December 31,
	2008	2007	2006
Total:
Current - federal	$(4,405,025)	$3,886,612	$3,998,204
Current - state	(888,020)	486,587	534,366
Deferred - federal	2,586,764	(752,969)	(356,340)
Deferred - state	918,160	(134,641)	(38,253)

Income tax expense (benefit)	$(1,788,121)	$3,485,589	$4,137,977

The Company’s total income tax expense (benefit) differs from the amounts computed by applying the Federal income tax statutory rates to income (loss) before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$(11,387,480)	34%	$3,361,077	34%	$4,008,299	35%
State income tax	(1,284,334)	4	232,284	2	326,888	3
Life insurance	(185,581)	1	(151,388)	(2)	(97,190)	(1)
Impairment adjustment	1,170,523	(4)	-	-	-	-
Other items, net	28,533	-	43,616	1	(100,020)	(1)
Increase in valuation allowance	9,870,218	(29)	-	-	-	-

Income tax expense	$(1,788,121)	5%	$3,485,589	35%	$4,137,977	36%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Premises and Equipment	$154,468	$-
Allowance for loan losses	8,457,503	3,621,816
Allowance for recourse obligations	643,231	741,368
Deferred compensation, non-qualified plans	906,298	782,037
OREO write-downs	931,956	-
Stock based compensation expense	442,493	239,241
Net operating loss carryforwards	941,945	949,087
State tax credit carry forward	146,998	-
Valuation allowance	(9,870,218)	-
Other	235,328	163,363

	2,990,002	6,496,912

Deferred tax liabilities:
Mortgage servicing rights	5,723	61,707
Investment securities available for sale	210,417	16,213
Prepaid expenses	284,359	185,673
Intangibles	53,890	73,486
Other	539	11,456

	554,928	348,535

Net deferred tax assets	$2,435,074	$6,148,377

The Company has net operating loss carryforwards of approximately $2,460,000 for Federal income tax reporting which expire in years through 2023. The Company is limited in the utilization of such carryforwards to approximately $427,000 annually.

No valuation allowance relating to deferred tax assets was required at December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EARNINGS (LOSS) PER SHARE

Presented below is a summary of basic and diluted earnings (loss) per share.

	Years Ended December 31,
	2008	2007	2006
Consolidated
Basic earnings (loss) per share
Weighted average common shares outstanding	5,231,111	5,164,169	5,152,803

Net income (loss)	$(31,704,468)	$6,399,933	$7,314,305

Basic earnings (loss) per share	$(6.06)	$1.24	$1.42

Diluted earnings per share
Weighted average common shares outstanding	5,231,111	5,164,169	5,152,803
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	39,089	466,694	187,014

Total weighted average common shares and common stock equivalents outstanding	5,270,200	5,630,863	5,339,817

Net income (loss)	$(31,704,468)	$6,399,933	$7,314,305

Diluted earnings (loss) per share	$(6.06)	$1.14	$1.37

Continuing Operations
Basic earnings (loss) per share
Weighted average common shares outstanding	5,231,111	5,164,169	5,152,803

Income (loss) from continuing operations	$(31,046,053)	$6,325,338	$7,314,305

Basic earnings (loss) per share, continuing operations	$(5.93)	$1.22	$1.42

Diluted earnings (loss) per share
Weighted average common shares outstanding	5,231,111	5,164,169	5,152,803
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	39,089	466,694	187,014

Total weighted average common shares and common stock equivalents outstanding	5,270,200	5,630,863	5,339,817

Income (loss) from continuing operations	$(31,046,053)	$6,325,338	$7,314,305

Diluted earnings (loss) per share, continuing operations	$(5.93)	$1.12	$1.37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EARNINGS (LOSS) PER SHARE (Continued)

	Years Ended December 31,
	2008	2007	2006
Discontinued operations
Basic earnings (loss) per share
Weighted average common shares outstanding	5,231,111	5,164,169	5,152,803

Income from discontinued operations	$(658,415)	$74,595	$-

Basic earnings (loss) per share, discontinued operations	$(0.13)	$0.01	$-

Diluted earnings (loss) per share
Weighted average common shares outstanding	5,231,111	5,164,169	5,152,803
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	39,089	466,694	187,014

Total weighted average common shares and common stock equivalents outstanding	5,270,200	5,630,863	5,339,817

Income (loss) from discontinued operations	$(653,415)	$74,595	$-

Diluted earnings (loss) per share, discontinued operations	$(0.13)	$0.01	$-

NOTE 15. MORTGAGE LOAN SERVICING

Mortgage loans serviced for others are not reflected in the consolidated financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $6 million, $9 million and $13 million, as of December 31, 2008, 2007, and 2006, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. Substantially all of the Company’s servicing activity was concentrated within the eastern half of the United States.

At December 31, 2008, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $10,000,000.

The following is a summary of the activity of mortgage servicing rights during 2008:

Mortgage servicing rights as of December 31, 2007	$28,996
Amortization of mortgage servicing rights	(13,918)

Mortgage servicing rights as of December 31, 2008	$15,078

The following is a summary of the activity of mortgage servicing rights during 2007:

Mortgage servicing rights as of December 31, 2006	$42,914
Amortization of mortgage servicing rights	(13,918)

Mortgage servicing rights as of December 31, 2007	$28,996

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

	December 31,
	2008	2007
Commitments to extend credit	$62,310,775	$105,039,276
Standby letters of credit	2,285,933	2,944,834

	$64,596,708	$107,984,110

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

The Company’s loan portfolio is primarily concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. CONCENTRATIONS OF CREDIT (Continued)

substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to the market conditions in the Company’s primary market area.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital of the bank subsidiary, or approximately $15,044,000.

NOTE 18. CAPITAL AND REGULATORY MATTERS

The Department of Banking and Finance of the State of Georgia requires its prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on the aforementioned limitation, the Bank has no amounts available for the payment of dividends in 2009. As a result of the above dividend restriction, at December 31, 2008, all of the Parent’s investment in its bank subsidiary of $60,492,000 was restricted from transfer by the Bank to the Parent in the form of dividends without prior regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. As a result of the asset quality deterioration and the significant provision for loan losses made during the fourth quarter of 2008, the Bank is no longer considered “well-capitalized”, as defined in FDIC regulations, as of December 31, 2008. As a result, we will be prohibited from certain practices by the regulatory authorities, such as being prohibited from using brokered deposits to meet our funding/liquidity needs as other deposits and brokered deposits mature, unless we first obtain a waiver from the FDIC.

As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action for the Total risk-based, Tier I risk-based and Tier I leverage ratios. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. CAPITAL AND REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2008:
Total Capital to Risk Weighted Assets:
Company	$68,548	8.01%	$68,434	8%	$	N/A	N/A
Bank	$70,788	8.31%	$68,144	8%		$85,179	10%
Tier I Capital to Risk Weighted Assets:
Company	$45,357	5.30%	$34,217	4%	$	N/A	N/A
Bank	$59,997	7.04%	$34,072	4%		$51,108	6%
Tier I Capital to Average Assets:
Company	$45,357	4.32%	$41,949	4%	$	N/A	N/A
Bank	$59,997	5.72%	$41,943	4%		$52,429	5%

As of December 31, 2007:
Total Capital to Risk Weighted Assets:
Company	$94,989	10.92%	$69,590	8%	$	N/A	N/A
Bank	$90,114	10.41%	$69,284	8%		$86,605	10%
Tier I Capital to Risk Weighted Assets:
Company	$80,163	9.22%	$34,795	4%	$	N/A	N/A
Bank	$80,288	9.27%	$34,642	4%		$51,963	6%
Tier I Capital to Average Assets:
Company	$80,163	8.69%	$36,900	4%	$	N/A	N/A
Bank	$80,288	8.83%	$36,387	4%		$45,483	5%

Currently, the Company is actively pursuing strategic plans to retain and increase its capital ratios. As part of these efforts, the Company has retained the services of investment bankers to review all strategic opportunities available to the Company and the Bank. The Company has been actively pursuing a number of capital-raising alternatives including, without limitation, through a private placement (the “Private Placement”) as well as participation in the Capital Purchase Program administered by the U.S. Department of the Treasury (the “Treasury”) under the Troubled Asset Relief Program. Consummation of the Private Placement was subject to a number of closing conditions, including, without limitation, the Treasury’s approval of the Company’s Capital Purchase Program application. On March 3, 2009, the Company voluntarily withdrew its application to participate in the Capital Purchase Program and this condition was not waived by the purchasers in the Private Placement (the “Purchasers”). As a result, on March 31, 2009, the Company and the Purchasers mutually agreed to terminate the purchase agreement with respect to the Private Placement and the purchase price, which had been held in escrow, was returned to the Purchasers. The Company is continuing to pursue a variety of strategic alternatives, including, without limitation, restructuring the Private Placement. If we are unable to raise sufficient amounts of capital, our financial condition and future prospects will be materially and adversely affected to a level that could raise substantial doubt about our ability to continue as a going concern.

To address the current market conditions and its effect on the Company, the Board of Directors adopted an “Action Plan” in October of 2008. Under this plan, the Company has improved its

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. CAPITAL AND REGULATORY MATTERS (Continued)

liquidity position, aggressively recognized and reserved for troubled assets, reduced its concentrations in development and construction loans, reduced overhead, including senior management taking a 10% cut in salary, board members cutting their fees 33%, the elimination of any bonus payments and overall staff reduction, started strategic initiatives to increase transaction account deposits, implemented a plan to reduce wholesale and broker deposits and conducted an outside assessment of management and staffing levels.

CMS is also subject to the net worth requirement of the Government National Mortgage Corporation (“Ginnie Mae”), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2008, this net worth requirement totaled $250,000. In addition, CMS is subject to the net worth requirements of Fannie Mae and Freddie Mac, which require that CMS have a net worth of $1,650,000 and $1,000,000 million, respectively. Total adjusted net worth of CMS for regulatory reporting was $461,075 at December 31, 2008. CMS has fallen below the adjusted net worth requirements of Fannie Mae and Freddie Mac. This could result in the termination of our selling/servicing contracts with these entities. CMS has not sold or serviced any loans with Fannie Mae or Freddie Mac since 2005 and has no plans to do so in the future.

NOTE 19. FAIR VALUE

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” and SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities.” SFAS No. 157, which was issued in September 2006, establishes a framework for using fair value. It defines fair value rules as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, the Company did not elect to adopt the fair value option for any financial instruments.

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE (Continued)

Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. If the fair value measurement is based upon quoted prices of like or similar securities, then the investment securities available-for-sale are classified as Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions, and the investment securities available-for-sale are classified as Level 3.

Mortgage Loans Held for Sale

Mortgage Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans subjected to nonrecurring fair value adjustments as Level 2.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE (Continued)

exceed the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS No. 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Goodwill and Other Intangible Assets

Goodwill and identified intangible assets are subject to impairment testing. A projected cash flow valuation method is used in the completion of impairment testing. This valuation method requires a significant degree of management judgment. In the event the projected undiscounted net operating cash flows are less than the carrying value, the asset is recorded at fair value as determined by the valuation model. As such, the Company classifies goodwill and other intangible assets subjected to nonrecurring fair value adjustments as Level 3.

Derivative Assets and Liabilities

The derivative instruments held or issued by the Company for risk management or customer-initiated activities are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Company measures fair value based on a third party model that uses primarily market observable inputs, such as yield curves and option volatilities, and includes the value associated with counterparty credit risk. The Company classifies derivative instruments held or issued for risk management or customer-initiated activities as Level 2. An example of a Level 2 derivative would be interest rate swaps.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis:

	December 31, 2008
	Fair Value Measurement using			Total Carrying Amount in Statement of Financial Position	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
	(Amounts in Thousands)
Securities available-for-sale	-	$33,594	-	$33,594	$33,594
Derivative assets	-	$1,407	-	$1,407	$1,407
Derivative liabilities	-	$(1,407)	-	$(1,407)	$(1,407)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE (Continued)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

	December 31, 2008
	Fair Value Measurement using			Total Carrying Amount in Statement of Financial Position	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
	(Amounts in Thousands)
Impaired loans	-	-	$50,273	$50,273	$50,273
Other Assets – Trust Preferred Investment	-	$176	-	$176	$176

The following methods and assumptions were used to estimate the fair values for financial instruments that are not disclosed under SFAS 157 above.

Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold:

The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair value.

Restricted Equity Securities:

The carrying amount of restricted equity securities approximate their fair values.

Loans:

For mortgage loans held for sale and variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality and credit risk.

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

NOTE 19. FAIR VALUE (Continued)

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

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$153,027,934	$153,027,934	$28,966,677	$28,966,677
Securities available-for-sale	33,593,627	33,593,627	22,396,250	22,396,250
Securities held-to-maturity	4,000,000	3,874,400	-	-
Cash surrender value of life insurance	14,133,412	14,133,412	13,587,586	13,587,586
Restricted equity securities	3,210,675	3,210,675	3,184,275	3,184,275
Mortgage loans held for sale	979,130	979,130	323,153	323,153
Loans, net	763,109,199	761,834,000	805,411,635	808,512,000
Accrued interest receivable	4,848,977	4,848,977	6,062,632	6,062,632
Financial liabilities:
Deposits	935,861,681	943,381,000	784,251,162	785,252,000
Borrowings	58,185,509	59,691,000	58,167,000	63,479,000
Accrued interest payable	1,737,910	1,737,910	2,298,496	2,298,496

NOTE 21. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2008	2007	2006
Outside service fees	$2,024,748	$1,561,731	$1,088,237
Insurance expense	941,489	659,305	337,266
Impairment of goodwill	3,442,714	-	-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Crescent Banking Company:

CONDENSED BALANCE SHEETS

	December 31,
	2008	2007
Assets
Cash	$44,270	$740,249
Investment in bank subsidiary	60,491,968	84,059,675
Investment in other subsidiaries	461,076	2,580,442
Other assets	3,020,733	2,479,493

Total assets	$64,018,047	$89,859,859

Liabilities and Stockholders’ Equity
Other borrowings	$27,185,509	$22,167,000
Other liabilities	81,008	257,581

Total liabilities	27,266,517	22,424,581
Stockholders’ equity	36,751,530	67,435,278

Total liabilities and stockholders’ equity	$64,018,047	$89,859,859

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
Income, dividends from subsidiary	$2,725,000	$3,000,000	$-
Gains from sales of other investments	-	-	726,913
Expenses, other	1,971,505	1,588,549	1,249,235

Income (loss) before income tax benefits and equity in undistributed income of subsidiaries	753,495	1,411,451	(522,322)
Income tax benefits	(616,100)	(597,905)	(198,423)

Income (loss) before equity in undistributed income of subsidiaries	1,369,595	2,009,356	(323,899)
Equity in undistributed income of subsidiaries	(33,074,063)	4,390,577	7,638,204

Net income	$(31,704,468)	$6,399,933	$7,314,305

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net income	$(31,704,468)	$6,399,933	$7,314,305
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	33,074,063	(4,390,577)	(7,638,204)
Gains from sales of other investments	-	-	(726,913)
Stock compensation expense	-	-	174,738
Net other operating activities	(1,037,946)	(342,254)	(171,143)

Net cash provided by (used in) operating activities	331,649	1,667,202	(1,047,217)

INVESTING ACTIVITIES
Impairment in trust preferred securities	176,000	48,000	(4,000)
Proceeds from sales of other investments	-	-	1,146,073
Investment in subsidiaries	(6,300,000)	(10,310,000)	-

Net cash provided by (used in) investing activities	(6,124,000)	(10,262,000)	1,142,073

FINANCING ACTIVITIES
Proceeds from other borrowings	5,018,509	10,310,000	4,000
Dividends paid to stockholders	(953,362)	(1,669,947)	(1,327,523)
Purchase of common stock for dividend reinvestment program	422,318	49,419	-
Purchase of common stock for dividend reinvestment program	69,130	-	-
Excess tax benefits from share-based payment arrangements	299,244	(24,500)	133,352
Proceeds from exercise of stock options	240,533	67,173	237,656

Net cash provided by (used in) financing activities	5,096,372	8,732,145	(952,515)

Net increase (decrease) in cash	(695,979)	137,347	(857,659)
Cash at beginning of year	740,249	602,902	1,460,561

Cash at end of year	$44,270	$740,249	$602,902

NOTE 23 - TRUST PREFERRED SECURITIES

As of December 31, 2008, the Company had aggregate long-term liabilities of $22,167,000 relating to the issuance of junior subordinated debentures to Crescent Capital Trust II, ( “Trust II”), Crescent Capital Trust III (“Trust III”), and Crescent Capital Trust IV (“Trust IV”) in connection with the issuance of an aggregate of $21,500,000 of trust preferred securities by such trusts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 - TRUST PREFERRED SECURITIES (Continued)

During the third quarter of 2005, the Company organized Trust II, a statutory business trust that issued $8,000,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long-term liability of $8,248,000 related to the issuance by the Company of $8,248,000 of junior subordinated debentures to Trust II and other assets of $248,000 related to the Company’s purchase of 100% of the common stock of Trust II. The Company contributed $4,180,000 of the proceeds from the sale of the trust preferred securities to the Bank and used the remaining proceeds to repay $3,680,000 of debt outstanding on its line of credit with The Bankers Bank. The trust preferred securities issued by Trust II, and the junior subordinated debentures issued by the Company to Trust II, each bear interest at the prime rate, which was a rate of 5.00% at December 31, 2008.

During the second quarter of 2006, the Company organized Trust III, a statutory business trust that issued $3,500,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long-term liability of $3,609,000 related to the issuance by the Company of $3,609,000 of junior subordinated debentures to Trust III and other assets of $109,000 related to the Company’s purchase of 100% of the common stock of Trust III. The proceeds from the sale of these trust preferred securities were used to redeem the junior subordinated debentures issued to Crescent Capital Trust I (“Trust I”) during the fourth quarter of 2006. The trust preferred securities of Trust I were issued in the fourth quarter of 2001. The trust preferred securities issued by Trust III, and the junior subordinated debentures issued by the Company to Trust III, each bear interest at a rate of 165 basis points over three month LIBOR, which was a rate of 6.4688% at December 31, 2008.

During the third quarter of 2007, the Company organized Trust IV, a statutory business trust that issued $10,000,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long-term liability of $10,310,000 related to the issuance by the Company of $10,310,000 of junior subordinated debentures to Trust IV and other assets of $310,000 related to the Company’s purchase of 100% of the common stock of Trust IV. The Company contributed $10,000,000 of the proceeds from the sale of the trust preferred securities to the Bank to provide capital for further growth and expansion. The trust preferred securities issued by Trust IV, and the junior subordinated debentures issued by the Company to Trust IV, each bear interest at a rate of 260 basis points over three month LIBOR, which was a rate of 4.5963% at December 31, 2008.

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

Crescent Bank

Board of Directors

Paul R. Battles

Georgia State House of

Representatives

John H. Bennett, Jr.

Broiler Program Manager

Pilgrim’s Pride

J. Donald Boggus, Jr.

President & CEO

Crescent Bank & Trust Company

C. Parke Day

President

Parke Day Properties, LLC

John S. Dean, Sr.

Retired President & CEO

Amicalola Electric Membership

Corporation

Charles R. Fendley

Senoir Vice President &

Mortgage Officer

Crescent Bank & Trust Company

Charles A. Gehrmann

Retired President & CEO

Mack Sales of Atlanta, Inc.

Michael W. Lowe

Chief Executive Officer

Jasper Jeep Sales, Inc.

Ryker J. Lowe

President

Jasper Jeep Sales, Inc.

Cecil Pruett

Former Mayor, City of Canton

Janie F. Whitfield

Retired President

The Bargain Barn

Richard M. Zorn

Retired Chairman, President & CEO

Cherokee, Cobb & North Fulton

Division

Regions Bank

Crescent Banking Company

Board of Directors

J. Donald Boggus, Jr. President & CEO Crescent Bank & Trust Company John S. Dean, Sr. Retired President & CEO Amicalola Electric Membership Corporation	Charles R. Fendley Senior Vice President & Mortgage Officer Crescent Bank & Trust Company Charles A. Gehrmann Retired President & CEO Mack Sales of Atlanta, Inc.	Michael W. Lowe Chief Executive Officer Jasper Jeep Sales, Inc. Cecil Pruett Former Mayor, City of Canton Janie F. Whitfield Retired President The Bargain Barn

Officers

J. Donald Boggus, Jr. President & CEO Leland W. Brantley, Jr. Executive Vice President & Chief Financial Officer	Bonnie B. Boling Executive Vice President & Retail Administrator A. Bradley Rutledge Executive Vice President & Chief of Loan Administration	Anthony N. Stancil Executive Vice President & Chief of Loan Production

LOCATIONS CORPORATE OFFICE 7 Caring Way PO Box 2020 Jasper, GA 30143 Telephone: 678-454-2266 FULL SERVICE BRANCHES

Adairsville

21 Eagle Pkwy

Adairsville, GA 30103

678-454-2390

Cartersville

880 Joe Frank Harris Pkwy

Cartersville, GA 30120

678-454-2340

Cartersville West

420 Old Mill Road

Cartersville, GA 30120

678-454-2314

Cumming

500 Canton Road

Cumming, GA 30040

678-454-2320

East Woodstock

190 Village Centre East

Woodstock, GA 30188

678-454-2395

Jasper

251 Highway 515

Jasper, GA 30143

678-454-2265

Marble Hill

90 Steve Tate Hwy

Marble Hill, GA 30148

678-454-2330

Midway

5395 Atlanta Hwy

Alpharetta, GA 30004

678-454-2350

North Fulton

5225 Windward Pkwy

Alpharetta, GA 30009

678-454-2322

Riverstone

145 Reinhardt College Pkwy

Canton, GA 30114

678-454-2380

Towne Lake

4475 Towne Lake Pkwy

Woodstock, GA 30189

678-454-2300

www.crescentbank.com

Crescent Banking Company & Subsidiaries

For shareholder information, additional copies of this report, assistance with changes to name or address, transfers of stock ownership, lost certificates, or other account matters, contact:

Barbara Trivedi

Shareholder Services

Crescent Bank & Trust Company

7 Caring Way

PO Box 2020

Jasper, GA 30143

678-454-2270

800-872-2941

btrivedi@crescentbank.com

Annual Meeting

The annual meeting of the shareholders of Crescent Banking Company will be held Thursday, June 4, 2009 at 1:00 pm at the Crescent Banking Company Corporate Office, 7 Caring Way, Jasper, GA 30143

Independent Auditors

Dixon Hughes, PLLC

225 Peachtree Street NE, Suite 600

Atlanta, GA 30303-1728

Phone 404-575-8900

7 Caring Way

Jasper, Georgia 30143

www.crescentbank.com