Form 10-K, Exhibit 13
period 2009-12-31
CRESCENT BANKING CO
filed 2010-04-01
CIK 883476

Exhibit 13.1

Crescent Banking Company 2009 Annual Report

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

FINANCIAL OVERVIEW

Selected Financial Data	2

Quarterly Financial Information	4

Management’s Discussion and Analysis of Financial Condition and Results of Operations	7

Market Information and Dividends	41

CRESCENT BANKING COMPANY

Selected Financial Data

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
Earnings data	(in thousands)

Interest income	$44,903	$54,656	$65,675	$55,012	$38,536
Interest expense	33,335	37,535	36,229	28,134	18,193
Net interest income	11,568	17,121	29,446	26,878	20,343
Provision for loan losses	26,201	25,848	2,676	2,083	2,224
Net interest income (loss) after provision for loan losses	(14,633)	(8,727)	26,770	24,795	18,119
Noninterest income	3,765	3,710	4,174	4,368	4,638
Noninterest expenses	28,272	28,475	21,177	17,711	16,130
Income (loss) from continuing operations before income taxes	(39,140)	(33,492)	9,767	11,452	6,627
Income tax expense (benefit)	(3,596)	(2,446)	3,442	4,138	2,526
Income (loss) from continuing operations	(35,544)	(31,046)	6,325	7,314	4,101
Income (loss) from discontinued operations	-	(658)	75	-	-
Net income (loss)	(35,544)	(31,704)	6,400	7,314	4,101

Segment information

Continuing Operations – Commercial Banking
Commercial Banking total revenue	$48,668	$58,366	$69,849	$59,380	$43,174
Commercial Banking pretax income (loss)	(39,140)	(33,492)	9,767	11,452	6,627
Commercial Banking revenue as % total revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Commercial Banking pretax income as % total pretax segment income	100.0%	100.0%	98.8%	100.0%	100.0%
Discontinued Operations – Mortgage Banking
Mortgage Banking total revenue	$-	$-	$-	$-	$-
Mortgage Banking pretax income (loss)	-	-	118	-	-
Mortgage Banking revenue as % of total revenue	-	-	-	-	-
Mortgage Banking pretax income as % of total pretax segment income (loss)	-	-	1.2%	-	-

(1)	Reflects reduction in pre-tax loss due to positive pre-tax income in commercial banking segment.

(2)	Reflects mortgage banking percentage of pre-tax loss.

Selected Financial Data (continued)

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share data)
Per share data
Continued Operations – Commercial Banking
Net income (loss) – basic earnings (losses)	$(6.73)	$(5.93)	$1.22	$1.42	$0.81
Net income (loss) – diluted earnings (losses)	$(6.73)	$(5.93)	$1.12	$1.37	$0.79
Discontinued Operations – Mortgage Banking
Net income (loss) – basic earnings (losses)	$-	$(0.13)	$0.01	$-	$-
Net income (loss) – diluted earnings (losses)	$-	$(0.13)	$0.01	$-	$-
Consolidated
Net income (loss) – basic earnings (losses)	$(6.73)	$(6.06)	$1.24	$1.42	$0.81
Net income (loss) – diluted earnings (losses)	$(6.73)	$(6.06)	$1.14	$1.37	$0.79
Period end book value	$0.14	$6.87	$12.82	$11.91	$10.76
Cash dividends	$0.000	$0.180	$0.320	$0.258	$0.178
Weighted average number of shares outstanding	5,282	5,231	5,164	5,152	5,064
Selected Average Balances
Total assets	$1,043,649	$998,721	$862,568	$749,891	$639,167
Loans	768,179	816,877	760,007	636,676	539,522
Total deposits	956,757	865,242	732,719	625,806	522,714
Stockholders’ equity	22,253	61,289	64,747	58,701	53,260
Selected Period End Balances
Total assets	993,855	1,038,969	920,269	779,671	704,102
Loans (net)	703,637	763,109	805,412	689,264	586,992
Allowance for loan losses	27,935	22,280	9,826	8,024	6,712
Mortgage loans held for sale	380	979	323	546	1,512
Total deposits	931,451	935,862	784,251	658,855	580,499
Other borrowings	54,086	58,186	58,167	49,857	60,853
Stockholders’ equity	728	36,752	67,435	61,778	55,180
Financial ratios
Return on average assets	(3.41)%	(3.17)%	0.74%	0.98%	0.64%
Return on average equity	(159.73)%	(51.73)%	9.88%	12.46%	7.70%
Average earning assets to average total assets	92.82%	92.76%	92.77%	92.99%	92.02%
Average loans to average deposits	80.29%	94.41%	103.72%	101.74%	103.22%
Average equity to average total assets	2.13%	6.14%	7.51%	7.83%	8.33%
Net interest margin	1.19%	1.85%	3.68%	3.85%	3.46%
Net charge offs to average loans	2.67%	1.64%	0.11%	0.12%	0.41%
Non-performing assets to period ending loans and other real estate	17.00%	7.72%	1.34%	0.61%	0.58%
Allowance for loan losses to period end loans	3.82%	2.84%	1.21%	1.15%	1.13%
Tier 1 leverage ratio	0.03%	4.32%	8.69%	8.83%	9.08%
Risk based capital:
Tier 1 capital	0.03%	5.30%	9.22%	9.37%	9.77%
Total capital	0.07%	8.01%	10.92%	10.45%	10.81%
Dividend payout ratio	N/M	N/M	26.09%	18.15%	22.00%

N/M – Not meaningful because of net loss for the year

CRESCENT BANKING COMPANY

Quarterly Financial Information

	December 2009	September 2009	June 2009	March 2009	December 2008	September 2008	June 2008	March 2008
Quarter end
Interest income	$10,797,202	$10,989,384	$11,410,025	$11,706,573	$12,941,245	$13,614,418	$13,372,097	$14,728,486
Interest expense	7,082,657	8,166,302	8,812,169	9,273,580	9,559,956	9,197,435	9,228,167	9,549,254
Net interest income	3,714,545	2,823,082	2,597,856	2,432,993	3,381,289	4,416,983	4,143,930	5,179,232
Provision for loan losses	11,121,187	7,200,000	5,200,000	2,680,000	14,150,000	1,972,354	6,122,000	3,604,000
Net interest income after provision for loan losses	(7,406,642)	(4,376,918)	(2,602,144)	(247,007)	(10,768,711)	2,444,629	(1,978,070)	1,575,232
Noninterest income	1,037,732	867,247	1,004,742	854,896	862,674	953,937	937,414	955,767
Noninterest expenses	8,917,597	5,478,329	7,307,503	6,568,793	11,570,319	5,493,344	5,637,451	5,774,347
Income (loss) from continuing operations before income tax	(15,286,507)	(8,988,000)	(8,904,905)	(5,960,904)	(21,476,356)	(2,094,778)	(6,678,107)	(3,243,348)
Provision for income taxes	(3,595,843)	-	821,857	(821,857)	2,195,918	(735,937)	(2,589,469)	(1,317,048)

Income (loss) from continuing operations	(11,690,664)	(8,988,000)	(9,726,762)	(5,139,047)	(23,672,274)	(1,358,841)	(4,088,638)	(1,926,300)
Income from discontinuing operations, net of tax	-	-	-	-	(658,415)	-	-	-

Net income (loss)	$(11,690,664)	$(8,988,000)	$(9,726,762)	$(5,139,047)	$(24,330,689)	$(1,358,841)	$(4,088,638)	$(1,926,300)

Per share data
Continuing Operations
Net income (loss) basic	$(2.21)	$(1.70)	$(1.84)	$(0.97)	$(4.50)	$(0.26)	$(0.78)	$(0.37)
Net income (loss) diluted	$(2.21)	$(1.70)	$(1.84)	$(0.97)	$(4.50)	$(0.26)	$(0.78)	$(0.37)
Discontinuing Operations
Net income basic	$-	$-	$-	$-	$(0.13)	$-	$-	$-
Net income diluted	$-	$-	$-	$-	$(0.13)	$-	$-	$-
Period-end book value	$0.14	$2.34	$4.14	$5.96	$6.87	$11.35	$11.58	$12.46
Cash dividends	N/A	N/A	N/A	N/A	$0.0200	$0.0400	$0.0400	$0.0800
Balances as of quarter end
Loans, net	$703,636,915	$728,214,794	$746,169,042	$754,598,269	$763,109,199	$792,666,884	$806,360,749	$810,972,929
Allowance for loan losses	27,934,813	25,134,806	25,080,453	21,510,698	22,280,041	12,561,296	12,324,568	12,966,874
Mortgage loans held for sale	379,531	1,008,696	1,257,951	680,302	979,130	427,304	320,344	706,487
Total assets	993,854,746	1,030,472,281	1,037,721,420	1,064,873,461	1,038,969,220	1,042,759,526	978,962,606	954,074,369
Total deposits	931,450,850	954,209,495	947,698,293	965,815,096	935,861,681	916,318,848	849,149,772	821,634,410
Stockholders’ equity	727,810	12,403,596	22,218,721	31,935,906	36,751,530	60,682,761	61,658,976	65,784,022

SPECIAL CAUTIONARY NOTICE

REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made or incorporated by reference in this Annual Report, including those under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report, may constitute “forward-looking statements” within the meaning of, and subject to the safe harbor protections of, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, and which may cause the actual results, performance or achievements of Crescent Banking Company (“Crescent” or the “Company”), or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that may be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “target,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential,” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the commercial banking industry and economy generally. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•

the effects of the current economic crisis and general business conditions, including, without limitation, the continuing dramatic deterioration of the subprime, mortgage, credit and liquidity markets, as well as the Federal Reserve’s actions with respect to interest rates, all of which have contributed to the continued compression in the Company’s net interest margin and may cause further compression in future periods;

•

the imposition of enforcement orders, capital directives or other enforcement actions by the Company’s regulators, including restrictions and limitations contained in the order issued by the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “Georgia Department”) requiring Crescent Bank and Trust Company (“Crescent Bank” or the “Bank”) to cease and desist from certain unsafe and unsound practices (the “Order”) and the Written Agreement (the “Agreement”) with the Federal Reserve Bank of Atlanta (the “FRB Atlanta”) and the Banking Commissioner of the State of Georgia (the “Georgia Commissioner”) limiting the Company’s ability to directly or indirectly receive dividends from the Bank;

•

governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, including interest rate polices of the Federal Reserve Board (the “Federal Reserve”) and pending limitations on service charges, as well as changes affecting financial institutions’ ability to lend and otherwise do business with consumers;

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

•

risks related to loans secured by real estate, including further adverse developments in the real estate markets that would decrease the value and marketability of collateral and may result in further write-downs of assets and in the liquidation of non-performing assets at less than the fair value of such assets;

•

the Company’s ability to originate loans, to build and manage its assets with a tolerable level of credit risk, and to adopt, maintain and implement policies and procedures designed to identify, address and protect against losses resulting from any such risks;

•	management’s ability to develop and execute plans to effectively respond to the Order and the Agreement and any additional unexpected regulatory enforcement actions;

•

increases in the Company’s non-performing assets (whether as part of non-accrual loans or other real estate owned), or the Company’s inability to recover or absorb losses created by such non-performing assets or to create adequate reserves to protect against such losses;

•

the effects of competition from a wide variety of local, regional, national, and other providers of financial, investment, mortgage and insurance services, including, without limitation, the effects of interest rates, products and services that the Company may elect to provide in the face of such competition, which could negatively affect net interest margin, liquidity and other important financial measures at the Company;

•

the failure of assumptions underlying the establishment of allowances for loan losses and other estimates, or dramatic changes in those underlying assumptions or judgments in future periods, that, in either case, render the allowance for loan losses inadequate or require that further provisions for loan losses be made, or that render the Company unable to timely and favorably identify and resolve credit quality issues as they arise;

•

the increased expenses associated with the Company’s efforts to address credit quality issues, including expenses related to hiring additional personnel or retaining third party firms to perform credit quality reviews;

•

the Company’s ability to maintain adequate liquidity to fund its operations, especially in light of competition from other institutions, its inability to originate brokered deposits and/or potential regulatory limitations;

•	the inability of the Company to raise additional capital or pursue other strategic initiatives;

•	an increase in regulatory capital requirements for banking organizations generally;

•	changes in accounting policies, rules and practices and determinations made thereunder;

•	changes in technology and/or products affecting the nature or delivery of financial products or services which may be more difficult, costly, or less effective, than anticipated;

•	the effects of war or other conflict, acts of terrorism or other catastrophic events that affect general economic conditions;

•

the effectiveness of the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act (“ARRA”) and other legislative and regulatory efforts to help stabilize the U.S. financial markets;

•	the impact of the EESA and the ARRA and related rules and regulations on the Company’s business operations and competitiveness; and

•	other factors and other information contained in this report and in other reports that the Company files with the Securities and Exchange Commission (the “Commission”) under the Exchange Act.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Developments

During 2008 and 2009, turmoil within the financial services industry, the economy and the effect on real estate generally contributed to a substantial increase in the Company’s non-performing assets and a substantial decrease in the Company’s earnings. In response, the Company has taken what it believes to be a disciplined approach to determine the probability of losses in its loan portfolio. The Company has attempted to strengthen its credit structure to assure sound operating practices during these challenging times. The Company and its wholly owned subsidiary, Crescent Bank, were not adequately capitalized under all applicable regulatory capital measurements as of December 31, 2009.

In addition, Dixon Hughes PLLC, the Company’s independent registered public accounting firm, has issued a report with respect to the Company’s audited financial statements for the fiscal years ended December 31, 2008 and 2009 that contains an explanatory paragraph indicating that there is substantial doubt about the Company’s ability to continue as a going concern. Continued operations depend on our ability to raise additional capital, which we may be unable to accomplish in this weakened economic environment. The potential lack of sources of liquidity raises substantial doubt about our ability to continue as a going concern for the foreseeable future.

Also, the FDIC, as the Bank’s primary federal regulator and deposit insurer, and the Georgia Department, as the Bank’s chartering authority, have issued the Order, as described more fully below, requiring the Bank to cease and desist from certain unsafe and unsound practices and to adopt a program of corrective action as a means to address the identified deficiencies. Finally, the Company entered into the Agreement with the FRB Atlanta and the Georgia Commissioner, as described more fully below, restricting the Company’s ability to receive dividends from the Bank and requiring the Company to adopt and maintain a written capital plan to maintain sufficient capital at the Company on a consolidated basis and at the Bank on a stand-alone basis.

In light of the foregoing, the Company is making all efforts to increase its capital ratios and improve its liquidity. As part of those efforts, the Company has retained the services of investment bankers to review all strategic opportunities available to the Company and the Bank. In addition, during the second quarter of 2009, we exercised our rights under our trust preferred securities agreements for Crescent Capital Trust II, Crescent Capital Trust III and Crescent Capital Trust IV to defer, for up to 20 consecutive quarters, payment of interest and principal on these securities. We currently anticipate that we will continue to exercise this deferral right for all of the interest payments that would otherwise be due in 2010 and into 2011.

The Company is continuing to pursue a variety of capital-raising and other strategic alternatives; however, there is no assurance that the Company’s efforts will be successful, particularly in the current economic environment. In the event we are unable to raise additional capital, our ability to continue to operate may be significantly impacted. In addition, we must continue to generate sufficient liquidity to fund our operations, which may be difficult in light of the intense competition, our inability to originate brokered deposits and/or as a result of other potential regulatory limitations.

Cease and Desist Order

On April 29, 2009, the Bank’s board of directors, the FDIC and the Georgia Department entered into the Order, requiring the Bank to cease and desist from certain unsafe and unsound practices and to adopt a program of corrective action as a means of addressing the identified deficiencies. The Order became effective on May 11, 2009. The Order alleged that the Bank is: operating with a board of directors that has failed to provide adequate supervision over and direction to the management of the Bank; operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits; operating with marginally adequate equity capital and reserves in relation to the volume and quality of assets held by the Bank; operating with an excessive level of adversely classified items; operating with inadequate provisions for liquidity and funds management; operating with hazardous loan underwriting and administration practices; operating in such a manner as to produce operating losses; and operating in apparent violation of certain laws, regulations and/or statements of policy.

The Order requires that the Bank implement a number of actions, including developing a written analysis and assessment of our management and staffing needs; increasing our board of directors’ participation in our affairs; and having and retaining qualified management, including a chief executive officer responsible for the supervision of the lending function and a senior lending officer with experience in upgrading a low quality loan portfolio. The Order further requires us to increase our capital so that we have a minimum Tier 1 Capital Ratio of 8.0% and a minimum Total Risk Based Capital Ratio of at least 10.0% within 120 days of the effective date of the Order; eliminate certain classified assets not previously collected or charged-off; reduce risk exposure with respect to certain problem assets; cease the extension of additional credit to certain borrowers; implement a plan to improve our lending practices; implement a plan for reducing credit concentration; establish and maintain a policy to ensure the adequacy of the allowance for loan losses; formulate and implement a plan to improve earnings; implement an asset/liability management policy; develop and implement a written liquidity contingency funding plan; obtain a waiver from the FDIC prior to accepting, renewing or rolling over brokered deposits; review and implement Bank Secrecy Act compliance; and eliminate or correct all apparent violations of law. The Bank’s board of directors consented to the Order without admitting to or denying any of these allegations.

These findings were the result of a regulatory examination of our Bank that was completed in July 2008 and are based upon the Bank’s June 30, 2008 financial information. Prior to receiving the Report of Examination from the FDIC and the related Order in April 2009, our management had already begun to undertake a process to address many of the deficiencies that were cited in the Order. In October 2008, the board of directors of the Company and the Bank proactively adopted a self-imposed “Action Plan” to address many of the challenges that the Company and the Bank are facing. Under the Action Plan, the Bank has improved its liquidity position, aggressively recognized and reserved for troubled assets, reduced its concentrations in development and construction loans, reduced overhead, started strategic initiatives to increase transaction deposits, implemented a plan to reduce wholesale and broker deposits and conducted an outside assessment of management and staffing levels.

In addition, the Bank’s board of directors has created a Directors Committee to ensure that all of the deficiencies noted in the Order are being addressed in a timely and effective manner. Pursuant to the Order, we are required to provide a quarterly report to the Georgia Department and the FDIC reflecting our then current progress status towards full compliance with the Order.

The Order does not affect the Bank’s ability to continue to conduct its banking business with customers in a normal fashion. Bank products and services, hours of operation, Internet banking and ATM usage will all be unaffected, and the Bank’s deposits will remain insured by the FDIC to the maximum allowed by law.

Written Agreement with Federal Reserve and Georgia Commissioner

Effective July 16, 2009, the Company entered into the Agreement with the FRB Atlanta and the Georgia Commissioner. The Agreement limits the Company’s ability to directly or indirectly receive from the Bank dividends or any form of payment representing a reduction in the Bank’s capital without the prior written approval of the FRB Atlanta and the Georgia Commissioner. The Agreement also limits the Company’s ability to declare or pay any dividends unless: (i) such declaration or payment is consistent with the Federal Reserve’s Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985, and the Georgia Department of Banking and Finance’s Statement of Policies; and (ii) the Company has received the prior written approval of the FRB Atlanta, the Director of the Division of Banking Supervision and Regulation of the Federal Reserve (the “Director”) and the Georgia Commissioner. The Agreement further limits the Company’s and its nonbank subsidiaries’ ability to make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without the prior written approval of the FRB Atlanta, the Director and the Georgia Commissioner. All requests for prior approval must be received by the FRB Atlanta and the Georgia Commissioner at least 30 days prior to the proposed dividend declaration date, the date of any proposed distribution on subordinated debentures and/or the date of any required notice of deferral on trust preferred securities, as applicable. Any such notice must contain certain current and projected financial information, including the Company’s capital, earnings and cash flow and the Bank’s capital, asset quality, earnings and allowance for loan and lease losses, and also must identify the sources of funds for the proposed payment or distribution.

The Agreement prohibits the Company and any nonbank subsidiary from directly or indirectly: (i) incurring, increasing or guaranteeing any debt; and (ii) purchasing or redeeming any shares of its common stock, in each case, without the prior written approval of the FRB Atlanta and the Georgia Commissioner.

Within 60 days of the Agreement, the Company must submit to the FRB Atlanta and the Georgia Commissioner a written capital plan to maintain sufficient capital at the Company on a consolidated basis, and at the Bank on a stand-alone basis. The Company must adopt the capital plan within 10 days of the approval of such plan by the FRB Atlanta and the Georgia Commissioner, and subsequently implement and comply with the provisions of the approved plan. During the term of the Agreement, the approved capital plan may not be amended or rescinded without the prior written approval of the FRB Atlanta and the Georgia Commissioner. Further, the Company must provide the FRB Atlanta and the Georgia Commissioner with written notice no more than 30 days after the end of any quarter in which the consolidated entity’s or the Bank’s capital ratio falls below the capital plan’s minimum ratios, along with a capital plan to increase such ratios above the plan’s minimum.

The Company’s board of directors must, within 30 days after the end of each calendar quarter, submit a written progress report to the FRB Atlanta and the Georgia Commissioner detailing the form and manner of all actions taken to secure the Company’s compliance with the Agreement and the results of such actions, as well as a the Company’s balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

The Agreement also requires the Company to provide written notice to the Georgia Commissioner prior to the appointment of any new director or senior executive officer and prior to changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive position. The Company must comply with the notice provisions of Section 32 of the Federal Deposit Insurance Act, as amended (the “FDI Act”) and Subpart H of the Federal Reserve’s Regulation Y, and further comply with the restrictions on indemnification and severance payments set forth in Section 18(k) of the FDI Act and Part 359 of the Federal Deposit Insurance Corporation’s (the “FDIC”) regulations.

General Overview

As of December 31, 2009, the Company was made up of the following entities:

•	Crescent Banking Company, which is the parent holding company of Crescent Bank & Trust Company and Crescent Mortgage Services, Inc. (“CMS”);

•	Crescent Bank, a community-focused commercial bank;

•	CMS, a mortgage banking company;

•	Crescent Capital Trust II, a Delaware statutory business trust;

•	Crescent Capital Trust III, a Delaware statutory business trust; and

•	Crescent Capital Trust IV, a Delaware statutory business trust.

For purposes of the discussion contained in this Item 2, the words the “Company,” “we,” “us” and “our” refer to the combined entities of Crescent Banking Company and its wholly owned subsidiaries, Crescent Bank and CMS. The words “Crescent,” “Crescent Bank” or the “Bank,” and “CMS” refer to the individual entities of Crescent Banking Company, Crescent Bank & Trust Company and Crescent Mortgage Services, Inc., respectively.

In accordance with Financial Accounting Standards Board guidance regarding consolidation (ASC 810, Consolidation), Crescent Capital Trust II, Crescent Capital Trust III and Crescent Capital Trust IV (together, the “Trusts”) are not consolidated with the Company. Accordingly, the Company does not report the securities issued by the Trusts as liabilities, and instead reports as liabilities the junior subordinated debentures issued by the Company and held by the Trusts. The Company further reports its investment in the common shares of the Trusts as other assets. The Company has fully and unconditionally guaranteed the payment of interest and principal on the trust preferred securities to the extent that the Trusts have sufficient assets to make such payments but fail to do so. Of the $21.5 million in trust preferred securities currently outstanding, approximately $87,000 qualifies as tier 1 capital for regulatory capital purposes. During the second quarter of 2009, as part of the Company’s efforts to retain and increase its liquidity, we exercised our rights under the trust preferred securities agreements to defer our interest payments, and therefore, did not make any payments on the three Trusts that were due after May 2009. We currently anticipate that we will continue to exercise this right for our interest payments in 2010 and 2011.

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

As of December 31, 2009, the Company had total consolidated assets of approximately $993.9 million, total deposits of approximately $931.5 million, total consolidated liabilities, including deposits, of $993.1 million and consolidated stockholders’ equity of approximately $700,000. The Company’s operations are discussed below under the section captioned “Results of Operations.”

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

Commercial Banking Business

The Company currently conducts its traditional commercial banking operations through Crescent Bank. The Bank is a Georgia banking corporation that was founded in August 1989. The Bank is a member of the FDIC. The Bank’s deposits are insured by the FDIC’s Deposit Insurance Fund (“DIF”). The Bank is also a member of the Federal Home Loan Bank of Atlanta.

Through the Bank, the Company provides a broad range of banking and financial services to those areas surrounding Jasper, Georgia. As its primary market area, the Bank focuses on Pickens, Bartow, Forsyth, Cherokee and north Fulton Counties, Georgia and nearby Dawson, Cobb, Walton and Gilmer Counties, Georgia, which are situated to the north of Atlanta, Georgia. The Bank’s commercial banking operations are primarily retail-oriented and focused on individuals and small- to medium-sized businesses located within its primary market area. While the Bank provides most traditional banking services, its principal activities as a community bank are the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans to its target customers. The retail nature of the Bank’s commercial banking operations allows for diversification of depositors and borrowers. As a result, the Bank’s management does not believe that it is dependent upon a single or a few customers. The Bank does not have a significant portion of commercial banking loans concentrated within a single industry or group of related industries. However, approximately 94% of the Bank’s loan portfolio is secured by commercial and residential real estate in its primary market area. The real estate markets in our market area have experienced significant weakening during 2008 and 2009, in particular with respect to real estate related to acquisition, development and construction, and we anticipate that such markets will continue to weaken in 2010. Acquisition, development and construction loans, or “ADC” loans, are cyclical and pose risks of possible loss due to concentration levels and other similar risks. As of December 31, 2009, we had approximately $273.3 million in ADC loans, or approximately 37% of our loan portfolio. The Bank limited ADC loan originations in 2008 and 2009 due to the declining real estate market. As a result, the Bank’s ADC loans declined approximately 31% since December 31, 2007. The Bank’s criticized loans (excluding non-performing loans), non-performing loans and foreclosed properties related to its ADC loan portfolio increased $81.9 million from December 31, 2007, or 1653%, to $86.8 million at December 31, 2009, increased $54.7 million, or 1685% from December 31, 2007, to $58.0 million at December 31, 2009 and increased $34.6 million, or 10906% from December 31, 2007, to $34.9 million at December 31, 2009. The deterioration in our ADC loan portfolio is due to the unprecedented slowing of home and land sales, and subsequent decline in the prices of homes and land in our market area beginning in the last quarter of 2007. This decline in home and land prices prohibits many of our borrowers who develop and construct real estate properties from servicing their loans because they are unable to generate sufficient revenue.

For the year ended December 31, 2009, the Company had revenues from continuing operations from its commercial banking business of approximately $48.7 million and pretax loss from continued operations from its commercial banking business of approximately $(39.1) million. Pretax loss from continuing operations represented 100% of the Company’s total pretax income (loss) for the year ended December 31, 2009. During the fiscal years 2008 and 2007, the Company had revenues from its continuing operations in its commercial banking business of approximately $58.4 million and $69.8 million, respectively, and pretax income (loss) from its continuing operations in the commercial banking business of approximately $(33.5) million and $9.8 million, respectively. Pretax loss from continuing operations represented approximately 100% of the Company’s total pretax income (loss) for the year ended December 31, 2008 and pretax income from continuing operations represented 98.8% of the Company’s total pretax income (loss) for the year ended December 31, 2007. The Company’s commercial loan portfolio, which declined during 2009 and 2008, represents the largest earning asset for the Company’s commercial banking operations. The Company’s commercial loan portfolio declined 7% and 4% in 2009 and 2008, respectively, while it grew 17% in 2007. At December 31, 2009, the Company had total commercial loans of approximately $731.6 million. At December 31, 2009, 2008 and 2007, the Company’s total commercial banking assets from continuing operations were approximately $993.9 million, $1,039.0 million and $920.3 million, respectively.

The Company does not consider its commercial banking operations to be seasonal in nature. Real estate activity and values tend to be cyclical and vary over time with interest rate fluctuations and general economic conditions.

Challenges for the Commercial Banking Business

Our commercial banking business has four primary challenges for the future: interest rate risk, a competitive marketplace, liquidity and credit risk. The Bank’s principal source of income is its net interest income. Net interest income is the difference between the interest income we receive on our interest-earning assets, such as investment securities and loans, and the interest expense paid on our interest-bearing liabilities, such as deposits and borrowings. The greatest risk to our net interest margin is interest rate risk from interest rate fluctuation, which, if not anticipated and managed, can result in a decrease in earnings or earnings volatility. The Company manages interest rate risk by maintaining what it believes to be the proper balance of rate sensitive assets and rate sensitive liabilities. Rate sensitive assets and rate sensitive liabilities are those that can be repriced to current rates within a relatively short time period. The Federal Reserve decreased interest rates 500 basis points from September 2007 through the first quarter of 2009. Our net interest margin declined from 3.68% for 2007 to 1.85% during 2008, mainly as a result of the decreases in interest rates. Our net interest margin additionally declined to 1.19% during 2009. The further decline in our net interest margin during 2009 was due to the increase in non-performing assets and the subsequent write-off of approximately $3.0 million in accrued interest on these assets and the Company’s strategic decision to increase its liquidity by increasing its short-term liquid assets that have lower yields. As a result, any change in general market interest rates, including changes in the Federal Reserve Board’s fiscal and monetary policies, can have a significant impact on our net interest income. As of December 31, 2009, approximately 21% of our commercial banking loan portfolio has a variable rate without a floor and adjusts with changes in the prime rate, while 79% of our commercial banking loan portfolio has either a fixed rate or a variable rate with a floor, which means that the interest rate associated with such loans will not change until the fixed rate loans mature or until prime rates increase to a rate that is higher than the variable rate loan floors. Most of the floors on our variable rate loans are between 5.00% and 7.50%. In addition, approximately $207.3 million of our deposits are in interest bearing checking accounts that could reprice immediately in the event of any changes in interest rates, while approximately $573.9 million of our certificates of deposit mature and reprice within one year. In total, approximately 87% of our deposits could reprice within one year. More of the Bank’s interest bearing liabilities have the potential to reprice over the next year than the Bank’s interest earning assets, making the Bank liability sensitive. As a result, in the event that interest rates increase, the Bank’s net interest margin could correspondingly decline. Further action by the Federal Reserve with respect to interest rates will depend on many factors that are not known at this time, are beyond our control and could impact our net interest margin.

The second challenge for the Company’s commercial banking business is that it operates in highly competitive markets. The Bank competes directly for deposits in its primary market area with local, regional and national commercial banks, savings and loan associations, credit unions, mutual funds, securities brokers and insurance companies, some of which compete by offering products and services by mail, telephone and the Internet. In its commercial bank lending activities, the Bank competes with other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit to customers located in its primary market area. Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Important competitive factors, such as office location, types and quality of services and products, office hours, customer service, a local presence, community reputation and continuity of personnel, among others, are and continue to be a source of strength for the Bank. Many of the largest banks operating in Georgia, including some of the largest banks in the country, also have offices within the Bank’s primary market area. Virtually every type of competitor offering products and services of the type offered by the Bank has offices in Atlanta, Georgia, which is approximately 60 miles away from Jasper. Many of these institutions have greater resources, broader geographic markets and higher lending limits than the Company, may offer various services that the Company does not offer, and may be able to better afford and make broader use of media advertising, support services and electronic technology. In addition, as a result of recent developments in the credit and liquidity markets, many of our competitors in our primary market area, in order to attract deposits, have offered interest rates on certificates of deposit and other products that we are unable to offer. To offset these competitive disadvantages, the Bank depends on its reputation as an independent and locally-owned community bank, its personal service, its greater community involvement and its ability to make credit and other business decisions quickly and locally. If we cannot effectively compete for deposits in our primary market area, our liquidity could come under further pressure and we may be unable to fund our operations.

The third challenge for the Company’s commercial banking business is liquidity, or our ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain adequate reserves and sustain our operations. Due to competitive pricing by competitors in our primary market area, the Bank’s liquidity has, and will likely continue to, come under critical pressure. In addition, due to the decline in the confidence in the financial services industry, the Bank could see customers withdrawing their deposits, which would put additional pressure on the Bank’s liquidity. The Bank has had the ability to acquire out-of-market deposits that are not considered brokered deposits to supplement deposit growth in its market areas and can borrow an additional $1.8 million through the Federal Reserve Bank, if necessary. However, if access to these funds is limited in any way, then our liquidity could be adversely affected. Currently, because the Bank is below the well capitalized requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”), the Bank cannot originate any deposits that qualify as brokered deposits, and is limited in the rates that it can offer on deposits generally. From April 2010 through December 2010, the Bank has approximately $120 million in brokered and out-of market deposits maturing, and, if the Bank does not return to a well capitalized position, then it will not be able to renew these deposits. As a result, the Bank may have to increase deposit rates in its local markets in the future, which would adversely affect its net interest margin and net income. However, there are regulatory and other limitations on the Bank’s ability to raise interest rates in its local markets. If the Bank is unable to offer competitive rates to generate deposits in local markets, then its liquidity would be adversely affected. In addition, although the Company is currently considering a variety of capital-raising and other strategic alternatives intended to bring the Company back into a well-capitalized position, the Company may be unable to consummate any such transactions and therefore, may be unable to continue to generate sufficient liquidity. Finally, if the deterioration in the credit and real estate markets continues and causes additional borrowers to default on their loans or causes a further decline in the realizable value of underlying real estate collateral, we may continue to experience an increase in non-performing assets and loan charge-offs and may have to make additional provisions for loan losses, which could reduce our available capital and liquidity and negatively impact our ability to fund and continue our operations.

The fourth challenge for the Company’s commercial banking business is maintaining sound credit quality. During 2008 and 2009, the Bank’s loan portfolio declined 4% and 7%, respectively. However, the Bank’s loan portfolio grew 17% during 2007, 17% during 2006 and 37% during 2005. From 2005 to 2007, the Bank added approximately 26 new loan officers, which were mainly related to the addition of five full service branches and two loan production offices. The weakening of the real estate market had a significant effect on the Bank’s loan portfolio in 2008 and 2009, which led the Bank to limit loan production in order to focus on asset quality. Approximately 94% of the Bank’s loan portfolio was secured by real estate at December 31, 2009. From December 31, 2007 to December 31, 2009, our non-performing assets increased from $11.0 million to $131.7 million, or 1,094%. Of the $131.7 million in non-performing assets at December 31, 2009, $92.8 million, or 70%, was related to ADC loans and $22.6 million, or 17%, was related to residential real estate. Our entire market area has experienced a significant weakening in the real estate markets during 2008 and 2009, in particular with respect to real estate related to ADC. As of December 31, 2009, ADC loans totaled approximately $273.3 million and represented approximately 37% of our loan portfolio. The Bank’s criticized loans (excluding non-performing loans), non-performing loans and foreclosed properties related to its ADC loan portfolio increased $81.9 million from December 31, 2007, or 1653%, to $86.8 million at December 31, 2009, increased $54.7 million, or 1685%, from December 31, 2007, to $58.0 million at December 31, 2009 and increased $34.6 million, or 10906%, from December 31, 2007, to $34.9 million at December 31, 2009. The deterioration in our ADC loan portfolio is due to an increased inability of some borrowers to make loan payments and the decrease in sales activity and property values within the residential real estate market in our market area during 2008 and 2009. The Bank has adopted and implemented procedures and policies in order to maintain and monitor loan growth, including the quality of the loans and its concentration in real estate secured loans. The Bank has limited any new ADC loans in 2008 and 2009 due to the declining real estate market. Our ADC loans have declined by approximately 31% since December 31, 2007. Given the current condition of the credit, liquidity and real estate markets, we may experience further increases in non-performing assets. If this occurs, we may have to make additional provision for loan losses and experience an increase in charge-offs, either of which would adversely impact our capital and liquidity and our ability to pursue strategic alternatives.

Recent Accounting Developments

In March 2008, the FASB issued a standard that expands quarterly disclosure requirements for an entity’s derivative instruments and hedging activities. This standard became effective for the Company on January 1, 2009 and did not have a material impact on the consolidated financial statements.

In April 2008, the FASB issued a standard which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of this standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under generally accepted accounting principles (“GAAP”). This standard applies to all intangible assets, whether acquired in a business combination or otherwise and was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. Early adoption was prohibited. The adoption of this standard did not have a material impact on the financial statements taken as a whole.

The FASB issued a standard on April 9, 2009, that affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. This standard requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence and also amended previous standards to expand certain disclosure requirements. This standard is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the provisions of this standard for the quarter ended June 30, 2009, as required, and adoption did not have a material impact on the financial statements taken as a whole.

The FASB issued certain standards on April 9, 2009 that (i) change existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replace the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under these standards, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. These standards are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the provisions of these standards for the quarter ended June 30, 2009, as required, and adoption did not have a material impact on the financial statements taken as a whole.

The FASB issued certain standards on April 9, 2009 that amend previous standards to require an entity to provide disclosures about fair value of financial instruments in interim financial information and to require those disclosures in summarized financial information at interim reporting periods. Under these standards, a publicly traded company shall include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, entities must disclose, in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods, the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position. The new interim disclosures required by these standards are included in the Company’s interim financial statements beginning with the second quarter of 2009.

In January 2009, the FASB finalized a standard that conforms the guidance in GAAP by removing the requirement that management consider a market participant’s assumptions about cash flows in assessing whether or not an adverse change in previously anticipated cash flows has occurred. The standard is effective for interim and annual periods ending after December 15, 2008, applied prospectively. The adoption of the new standard did not have a significant impact on the determination or reporting of our financial results.

On May 28, 2009, the FASB issued a standard pursuant to which companies are required to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities. This standard requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process. Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date. This standard was effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted the provisions of this standard for the quarter ended June 30, 2009, as required, and adoption did not have a material impact on the financial statements taken as a whole.

On June 12, 2009, the FASB issued a standard to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. This standard eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. This standard also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. This standard was effective January 1, 2010 and did not have a significant impact on the Company’s financial statements.

On June 12, 2009, the FASB issued a standard that amends previous standards to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. This standard requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. This standard was effective January 1, 2010 and its adoption did not have a significant impact on the Company’s financial statements.

On June 29, 2009, the FASB issued a standard that establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. This standard was effective for interim and annual reporting periods ending after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards were superseded. The Company adopted this standard for the quarter ended September 30, 2009, as required, and adoption did not have a material impact on the financial statements taken as a whole.

In August 2009, the FASB issued a standard that provides further guidance on how to measure the fair value of a liability. The standard was effective for the first reporting period after August 26, 2009 and its adoption did not have a material impact on the Company’s financial statements.

In September 2009, the FASB a standard that permits the use of net asset value per share to estimate the fair value of these investments as a practical expedient. The standard also requires disclosure, by major category of investment, of the attributes of the investments, such as the nature of any restrictions on the investor’s ability to redeem its investments at the measurement date, any unfunded commitments, and the investment strategies of the investees. The standard was effective for interim and annual reporting periods ending after December 15, 2009 and its adoption did not have a material impact on the Company’s financial statements.

In January 2010, the FASB issued a standard that requires additional disclosures related to the transfers in and out of fair value hierarchy and the activity of Level 3 financial instruments and also provides clarification for the classification of financial instruments and the discussion of inputs and valuation techniques. The new disclosures and clarification are effective for interim and annual reporting periods after December 15, 2009, except for the disclosures related to the activity of Level 3 financial instruments. Those disclosures are effective for periods after December 15, 2010 and for interim periods within those years. The Company is in the process of reviewing the potential impact of the standard; however, the adoption of this standard is not expected to have a material impact to the Company’s financial statements.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with GAAP, including prevailing practices within the financial services industry. The preparation of consolidated financial statements requires management to make judgments, involving significant estimates and assumptions, in the application of certain of its accounting policies about the effects of matters that are inherently uncertain. These estimates and assumptions, which may materially affect the reported amounts of certain assets, liabilities, revenues and expenses, are based on information available as of the date of the financial statements, and changes in this information over time could materially impact amounts reported in subsequent financial statements as a result of the use of revised estimates and assumptions. Certain accounting policies, by their nature, involve a greater reliance on the use of estimates and assumptions, and could produce results materially different from those originally reported. Based on the sensitivity of financial statement amounts to the policies, estimates and assumptions underlying reported amounts, the more significant accounting policies applied by the Company have been identified by management as:

•	the valuation of other real estate owned;

•	the allowance for loan losses; and

•	the recourse obligation reserve.

These policies require the most subjective and complex judgments, and related estimates and assumptions could be most subject to revision as new information becomes available.

The following is a brief discussion of the above-mentioned critical accounting policies. An understanding of the judgments, estimates and assumptions underlying these accounting policies is essential in order to understand our reported financial condition and results of operations.

Valuation of Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure and repossession. Other real estate owned is held for sale and is carried at fair value, less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowances are included in other operating expenses. The fair value of other real estate owned is based upon our assessment of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, economic conditions and issues with respect to individual properties. Properties acquired through foreclosure are appraised by independent appraisers at the time of foreclosure, and each year thereafter that such property is held by the Company as other real estate owned. The Company’s evaluation of these factors involves subjective estimates and judgments that may change. In addition, when we take collateral in foreclosures and similar proceedings, we are required to mark the related loan to the then fair market value of the collateral, which is referred to as “mark-to-market” accounting.

Allowance for Loan Losses

The establishment of our allowance for loan losses is based upon our assessment of information available to us at the time of determination, and depends upon a number of factors, including our historical experience, the economies in which we and our borrowers operate, estimates and expectations with respect to individual borrowers, as well as the judgments of our regulators. The Company’s evaluation of these factors involves subjective estimates and judgments that may change, especially in light of the recent deterioration in the real estate markets which may result in certain loans in our portfolio becoming under-collateralized. When we evaluate collateral-dependent impaired loans for loan loss reserves, we base the valuation allowance, if needed, on the updated appraised value of the underlying collateral less estimated selling costs. In the current economic environment, the ability to receive an appraised value upon the final sale of the underlying collateral may be challenging. Please see “Financial Condition of Our Commercial Banking Business—Loan Loss Allowance.”

Recourse Obligation Reserve

In the wholesale mortgage business that we operated prior to December 31, 2003, we regularly made representations and warranties to purchasers of our mortgage loans and insurers that, if breached, would require us to indemnify the purchaser for losses or to repurchase the loans, and we considered this practice to be customary and routine. The Company records a specific reserve for the recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated reserve for the recourse liability for probable future losses from loans that the Company may have to indemnify. Given the current economy and limited historical information available to management with respect to the Company’s potential obligations to make indemnification payments, the evaluation of these factors involves subjective estimates and judgments that may change.

Results of Operations

General Discussion of Our Results of Operations

The principal source of our revenue comes from net interest income, which is the difference between:

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

The level of net interest income is determined primarily by the average balances, or volume, of interest-earning assets and the various rate spreads between the interest-earning assets and our funding sources, primarily through the Bank. Changes in our net interest income from period to period result from, among other things:

•	increases or decreases in the volume of interest-earning assets and interest-bearing liabilities;

•	increases or decreases in the average rates earned and paid on those assets and liabilities;

•	our ability to manage the interest-earning asset portfolio, which includes loans; and

•	the availability and costs of particular sources of funds, such as noninterest-bearing deposits, and our ability to “match” our liabilities to fund our assets.

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

	2009 Compared to 2008(1)			2008 Compared to 2007(1)			2007 Compared to 2006(1)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest earned on:
Loans	$5,628	$(15,528)	$(9,900)	$3,598	$(15,450)	$(11,852)	$10,325	$1,242	$11,567
Mortgages held for sale	19	(3)	16	(4)	(6)	(10)	2	(3)	(1)
Securities	298	(252)	46	317	(131)	186	40	82	122
Federal funds sold	953	(1,894)	(941)	763	(462)	301	(1,112)	32	(1,080)
Deposits in other banks	1,509	(483)	1,026	406	(50)	356	54	1	55

Total interest income	$8,407	$(18,160)	$(9,753)	$5,080	$(16,099)	$(11,019)	$9,309	$1,354	$10,663

Interest paid on:
Demand deposits	$1,907	$(110)	$1,797	$(179)	$(854)	$(1,033)	$(278)	$(164)	$(442)
Savings deposits	384	(730)	(346)	301	(618)	(317)	675	399	1,074
Time deposits	3,356	(8,450)	(5,094)	6,352	(3,787)	2,565	5,018	2,563	7,581
Borrowings	132	(689)	(557)	335	(244)	91	(400)	281	(119)

Total interest expense	$5,779	$(9,979)	$(4,200)	$6,809	$(5,503)	$1,306	$5,015	$3,079	$8,094

(1)	Changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Results of Our Commercial Banking Business

During the year ended December 31, 2009, our commercial banking business experienced a net loss of approximately $(35.5) million as compared with a net loss of approximately $(31.0) million for the year ended December 31, 2008. The increase in net loss for 2009 compared to 2008 was primarily due to a decrease in net interest income. During the year ended December 31, 2007, the Company experienced net income of approximately $6.3 million. The net loss from 2008 compared to the net income in 2007 was due to a decrease in net interest income, an increase in the loan loss provision, the write-off of goodwill and a valuation allowance for our deferred tax assets.

Interest Income

Our interest income related to our commercial banking was down 18% to $44.9 million for the year ended December 31, 2009 from $54.7 million for the year ended December 31, 2008. Interest income was down 17% in 2008 from $65.7 million for the year ended December 31, 2007. The decrease in interest income during 2009 compared to 2008 was the result of a decline in yield from commercial banking interest-earning assets, in particular from commercial banking loans, impacted by the current declining interest rate environment. The yield from commercial banking loans decreased from 6.34% for 2008 to 5.45% for 2009. This decrease in yield was mainly due to the repricing of our commercial banking loan portfolio in response to the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008. At June 30, 2008, approximately 60% of our commercial banking loan portfolio was variable rate without a floor, which adjusted with changes in the prime rate. During the third and fourth quarter of 2008, the Bank began requiring floors on most of its new and renewed loans. As a result, the percentage of variable rate loans without a floor declined to 42% of the loan portfolio at September 30, 2008, 28% at December 31, 2008 and 21% at December 31, 2009. The decrease in yield on the commercial banking loan portfolio was also due to an increase in the Bank’s non-performing assets from $62.6 million at December 31, 2008 to $131.7 million at December 31, 2009 and the subsequent write-off of approximately $3.0 million in accrued interest, or 39 basis points, for 2009 on loans that were placed on non-accrual status during 2009. The decline in interest income was also due to a decrease in average commercial banking loans. Average commercial banking loans decreased $48.7 million, or 6%, during 2009 compared to 2008. The decrease in average commercial banking loans from 2008 to 2009 was the result of the foreclosure of approximately $33.3 million in commercial banking loans during 2009, as well as the Company’s strategic decision to slow loan growth in 2008 and 2009 to focus on asset quality and core deposit growth.

The decrease in interest income during 2008 compared to 2007 was the result of a decline in yield from commercial banking interest-earning assets, in particular from commercial banking loans, during the declining interest rate environment. The yield from commercial banking loans decreased from 8.37% for the year ended December 31, 2007 to 6.34% for the year ended December 31, 2008. This decrease in yield was mainly due to the repricing of the commercial banking loan portfolio in reaction to the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008. During the six months ended June 30, 2008, approximately 60% of our commercial banking loan portfolio was variable rate without a floor and adjusted with changes in the prime rate. During the third and fourth quarter of 2008, the Bank began requiring floors on most of its new and renewed loans. As a result, the percentage of variable rate loans without a floor declined to 42% of the loan portfolio at September 30, 2008 and then to 28% at December 31, 2008. The decrease in yield on the commercial banking loan portfolio was also due to an increase in the Bank’s non-performing assets from $11.0 million at December 31, 2007 to $62.6 million at December 31, 2008 and the subsequent write-off of approximately $1.4 million, or 17 basis points, in accrued interest on these assets that were placed on non-accrual status and foreclosed upon during 2008. The decline in interest income from the decrease in the yield on the commercial banking loan portfolio was partially offset by an increase in average commercial banking loans. During 2008, commercial banking loans declined by $29.8 million, or about 4%, however, average commercial banking loans increased $56.9 million, or 7%, during 2008 when compared to 2007. This growth in average commercial banking loans was the result of higher loan demand during the last three quarters of 2007 in our primary market area.

Interest Expense

Our interest expense related to commercial banking business was approximately $33.3 million for 2009, $37.5 million for 2008 and $36.2 million for 2007. Interest expense related to commercial banking deposits was $31.1 million for 2009, $34.7 million for 2008 and $33.5 million for 2007.

The decrease in interest expense from interest-bearing deposits for 2009 compared to 2008 resulted from a decrease in the cost of funds from commercial banking deposits. The cost of funds of commercial banking deposits decreased from 4.23% during 2008 to 3.39% during 2009. The cost of savings accounts (including money market accounts), and time deposits decreased 51 basis points and 89 basis points during 2009 compared to 2008. These decreases in average cost were due to the falling rate environment during which the Federal Reserve decreased interest rates 500 basis points from September 2007 through the first quarter of 2009. The decrease in interest expense related to the decrease in the cost of funds of commercial banking deposits was partially offset by an increase in the average balance of commercial banking deposits during 2009 compared to 2008. Average interest-bearing deposits increased approximately $96.0 million, or 12%, from $821.1 million during 2008 compared to $917.1 million during 2009. The increase in average deposits during 2009 and 2008 is mainly due to an increase in interest-bearing checking accounts. The Bank offered an interest-bearing checking account special from September 2008 through March 2009 that guaranteed a rate of 3.75% until March 31, 2009, 3.00% until June 30, 2009, 2.75% until August 31, 2009 and 2.25% until December 31, 2009. As of December 31, 2009, this special generated deposit balances totaling $91.4 million, of which $40.0 million was generated in 2009. The Bank also promoted a high yield money market account in 2009 that generated deposits of $24.5 million. These increases in deposits from our interest-bearing checking accounts and money market accounts were partially offset by the Bank’s non-renewal of its brokered deposits and most of its out-of-market deposits. Since the end of 2008, we have let most of our maturing brokered and out-of market deposits run out of the Bank. We have reduced our out-of-market and brokered deposits by $57.6 million from $240.1 at December 31, 2008 to $182.5 million as of December 31, 2009. The Bank made the strategic decision to increase short-term liquidity in 2008 and 2009 through deposit growth because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The decrease in interest expense from borrowings for 2009 compared to 2008 resulted from a decrease in the cost of borrowings. The cost of borrowings decreased from 4.80% during 2008 to 3.85% in 2009. This decline is mainly related to the drop in interest rates on our trust preferred securities of $22.2 million, which are either tied to the Wall Street prime rate or the three month LIBOR and reprice quarterly.

The increase in interest expense from 2007 to 2008 mainly resulted from an increase in the average balance of interest-bearing deposits. Average interest-bearing deposits increased approximately $138.4 million, or 20%, from $682.7 million for the year ended December 31, 2007 to $821.1 million for the year ended December 31, 2008. The Company made the strategic decision to increase short-term liquidity through the growth in deposits during 2008 due to the tightening in the credit and liquidity markets and the deterioration in the real estate market. The Bank mainly used out-of-market and brokered deposits during the first and second quarters of 2008 because these funds were approximately 15 to 30 basis points below the cost of deposits of similar maturity in our local markets. During the last two quarters of 2008, the cost of out-of-market and brokered deposits increased to levels equal to or exceeding the costs in our local market. In response, we offered several certificate of deposit promotions in our local markets to raise deposits during the last two quarters of 2008, which increased our in-market certificates of deposit by approximately $84.2 million during 2008. Our out-of-market and brokered deposits increased $62.6 million, or 35%, from $177.5 million at December 31, 2007 to $240.1 million at December 31, 2008. The increase in interest expense related to the increase in the average balance of commercial banking deposits was partially offset by a decrease in the cost of funds of commercial banking deposits. The cost of funds from commercial banking deposits decreased from 4.91% during 2007 to 4.23% during 2008. These decreases in cost of funds were due to the falling rate environment during which the Federal Reserve decreased interest rates 500 basis points from September 2007 through the end of 2008. Our cost of funds on time deposits has decreased from 5.31% during 2007 to 4.61% during 2008, the cost of funds on our interest-bearing checking accounts decreased from 2.98% during 2007 to 1.88% during 2008 and the cost of funds on our savings accounts decreased from 3.85% during 2007 to 2.84% during 2008.

Net Interest Income

Our net interest income, net interest margin and interest spread for commercial banking for 2009 were $11.6 million, 1.19%, and 1.22%, respectively. Our net interest income, net interest margin and interest spread for commercial banking for 2008 were $17.1 million, 1.85%, and 1.63%, respectively. Our net interest income, net interest margin and interest spread for commercial banking for 2007 were $29.4 million, 3.68%, and 3.27%, respectively.

The decrease in net interest income, net interest margin and interest spread from 2008 to 2009 was mainly due to the decrease in the yield on commercial banking loans. The yield from commercial banking loans decreased from 6.34% during 2008 to 5.45% during 2009. This decrease in yield was mainly due to the repricing of the commercial banking loan portfolio in response to the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008. At June 30, 2008, approximately 60% of our commercial banking loan portfolio was variable rate without a floor, which adjusted with changes in the prime rate. During the third and fourth quarter of 2008, the Bank began requiring floors on most of its new and renewed loans. As a result, the percentage of variable rate loans without a floor declined to 42% of the loan portfolio at September 30, 2008, 28% at December 31, 2008 and 21% at December 31, 2009. The decrease in yield on the commercial banking loan portfolio was also due to an increase in the Bank’s non-performing assets from $62.6 million at December 31, 2008 to $131.7 million at December 31, 2009 and the subsequent write-off of approximately $3.0 million in accrued interest, or 39 basis points, for 2009 on loans that were placed on non-accrual status during 2009. The decrease in net interest income, net interest margin and interest spread during 2009 was also due to the Bank holding more short-term liquid assets, which provide a lower yield than investments and loans. During 2009, in comparison to 2008, the Bank held on average $85.2 million, or 109% more in interest-bearing deposits and federal funds sold. The Company made the strategic decision to increase short-term liquidity to address the tightening in the credit and liquidity markets, as well as the deterioration in the real estate market. The yield on commercial banking assets decreased 126 basis points while the cost of interest-bearing liabilities decreased only 85 basis points in 2009 compared to 2008. Even with the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008, the average cost of time deposits only decreased 89 basis points from 2009 compared to 2008 due to strong competition in the market area for local deposits and due to the fact that time deposits are slower to reprice than the loan portfolio.

The decrease in net interest income, net interest margin and interest spread from 2007 to 2008 was mainly due to the decrease in the yield on commercial banking loans. The yield from commercial banking loans decreased from 8.37% during 2007 to 6.34%

during 2008. This decrease in yield was mainly due to the repricing of the commercial banking loan portfolio in reaction to the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008. During the six months ended June 30, 2008, approximately 60% of our commercial banking loan portfolio was variable rate without a floor and adjusted downward with changes in the prime rate. During the third and fourth quarter of 2008, the Bank began requiring floors on most of its new and renewed loans and the percentage of variable rate loans without a floor declined to 42% of the loan portfolio at September 30, 2008 and further declined to 28% at December 31, 2008. The decrease in yield on the commercial banking loan portfolio was also due to an increase in the Bank’s non-performing assets from $11.0 million at December 31, 2007 to $62.6 million at December 31, 2008 and the subsequent write-off of approximately $1.4 million, or 17 basis points, in accrued interest on these assets that were placed on non-accrual status and foreclosed upon during 2008. The decrease in net interest income, net interest margin and interest spread during 2008 was also due to the Bank holding more short-term liquid assets, which provide a lower yield than investments and loans. For the year ended December 31, 2008, in comparison to the year ended December 31, 2007, the Bank held on average $62.5 million, or 393%, more in interest-bearing deposits and federal funds sold. The Company made the strategic decision to increase short-term liquidity to address the tightening in the credit and liquidity markets, as well as the deterioration in the real estate market. In comparing 2008 to 2007, the yield on commercial banking assets decreased 231 basis points while the cost of interest-bearing liabilities decreased only 67 basis points. Even with the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the end of 2008, the average cost of time deposits has only decreased 70 basis points during 2008 in comparison to 2007. The limited decrease in the average cost of time deposits was due to strong competition in the market area for local deposits, the effects that the deterioration in the credit and liquidity markets had upon the cost of out-of-market time deposits in the fourth quarter of 2007 and in 2008, and the fact that time deposits are slower to reprice than the loan portfolio.

Loan Loss Provisions

In 2009, we made provisions for loan losses of $26.2 million and incurred net charge-offs of $20.5 million of loans. We made provisions for loan losses of approximately $25.8 million and incurred net charge-offs of $13.4 million of loans in 2008 and we made provisions for loan losses of approximately $2.7 million and incurred net charge-offs of $873,654 of loans in 2007. The ratios of net charge offs to average loans outstanding were 2.67%, 1.64%, and 0.11% for 2009, 2008, and 2007, respectively. During the second quarter of 2007, the Bank had a recovery of $200,000 from a commercial real estate loan that was charged-off during 2005. If this recovery was not included in the totals for 2007, the Bank would have incurred net charge-offs of approximately $1.1 million for 2007 and the ratio of net charge-offs to average commercial banking loans outstanding during the period would have been 0.14% rather than 0.11%.

The Bank’s charge-offs in 2009 consisted of ten commercial real estate loan charge-offs of $960,000, fifty commercial loan charge-offs of approximately $2.1 million, sixty-six ADC loan charge-offs of approximately $14.3 million, fifty-one residential real estate charge-offs of approximately $2.9 million and various installment and other consumer loans charge-offs. Out of the sixty-six ADC loan charge-offs totaling approximately $14.3 million, four of the ADC loan charge-offs totaled approximately $10.9 million and were related to three large residential and one commercial development projects. The Bank’s charge-offs in 2008 consisted of nine commercial real estate loan charge-offs of approximately $810,000, thirty-eight commercial loan charge-offs of approximately $1.2 million, twenty residential real estate loan charge-offs of approximately $843,000, sixty-one construction and acquisition and development loan charge-offs of $10.3 million and various installment and other consumer loans charge-offs. The Bank’s charge-offs in 2007 consisted of one construction and acquisition and development loan charge-off of $25,000, two commercial real estate loan charge-offs totaling $403,185, four residential real estate loan charge-offs of $365,927, six commercial loan charge-offs totaling $109,363 and various installment and other consumer loans charge-offs. We may make additional provisions for loan losses and may experience an increase in charge-offs if the deterioration in the credit, liquidity and real estate markets causes more borrowers to default and the realizable value of real estate collateral to decline. If actual losses exceed our estimates and we increase our provision for loan losses, our net income would decrease.

The increase in net charge-offs of $7.1 million, or 53%, from 2008 to 2009 and the significant provision for loan losses was due to the continued and dramatic deterioration in our loan portfolio during 2009. We continued to see unprecedented deterioration in real estate values during 2009, which led to increases in our potential problem loans (loans that are considered impaired and are still accounted for on an accrual basis and are not considered restructured), non-performing loans and foreclosed properties in 2009 compared to 2008. This, in turn, led to increases in our charge-offs, specific reserves on our impaired loans and our general reserves during 2009. During 2009, the Bank’s potential problem loans increased $123.5 million, or 428%, from $28.8 million at December 31, 2008 to $152.3 million at December 31, 2009, non-performing loans increased $51.7 million, or 140%, from $36.8 million at December 31, 2008 to $88.5 million at December 31, 2009 and foreclosed properties increased $17.3 million, or 67%, from $25.8 million at December 31, 2008 to $43.1 million at December 31, 2009. The main sector of the Bank’s loan portfolio that experienced this deterioration was its acquisition, development and construction loan portfolio, or ADC loans. The Bank’s potential problem loans, non-performing loans and foreclosed properties related to its ADC loans increased $73.0 million, $30.9 million and $16.9 million, respectively, for the year ended December 31, 2009. The deterioration in our ADC loans is due to the increase in the inability of some borrowers to make payments and the decrease in sales activity and property values in the real estate market in our market area since the end of 2007. With this continued deterioration in the loan portfolio during 2009, the Bank continued to see significant provisions for loan losses and net loan charge-offs. The Bank’s net charge-offs increased from $13.4 million in 2008 to $20.5 million in 2009. Historical charge-offs are an important factor in calculating our allowance for loan losses on our general portfolio. As a result, our general reserves increased from 1.81% of the general loan portfolio in 2008 to 2.35% in 2009. Also, the Bank’s specific reserves on impaired loans increased approximately $5.4 million from $11.0 million at December 31, 2008 to $16.4 million at December 31, 2009. These reserves do not include partial charge-offs on impaired loans that have not been taken into foreclosure. The Bank determined that the losses related to certain loans were uncollectible and charged-off the balances based upon the current downturn in the economy and deteriorating real estate market. The Bank had partial charge-offs of approximately $10.2 million at December 31, 2009 compared to $4.0 million at December 31, 2008. If these amounts were included, then our specific reserves in impaired loans would have increased approximately $11.6 million to $26.6 million at December 31, 2009 from $15.0 million at December 31, 2008.

During 2008, the Bank charged-off $13.6 million in loans, which was a $12.3 million, or 945%, increase from 2007. Of the total amount charged-off during 2008, $8.2 million was related to impaired loans that the Bank had not taken into foreclosure at the time of charge-off. During 2008, the Bank determined that the losses related to these loans were uncollectible. The Bank took an aggressive approach and charged-off the balances based upon the downturn in the economy and real estate market. Of the total amount of $6.3 million in charge-offs related to impaired loans recognized during the second and third quarters of 2008, loans related to $4.8 million of these charge-offs were foreclosed upon during the third and fourth quarters of 2008. Of the total amount of charge-offs during 2008, $10.3 million was related to ADC loans, where the Bank has seen significant deterioration in asset quality, including an increase in the inability of some borrowers to make payments and declines in the value and marketability of the underlying collateral. The increase in the provision for loan losses was due to the continued deterioration in our loan portfolio during 2008 and management’s assumptions about general economic conditions. During 2008, the Bank’s criticized loans increased $61.9 million, or 469%, from $13.2 million at December 31, 2007 to $75.1 million at December 31, 2008, non-performing loans increased $31.2 million, or 555%, from $5.6 million at December 31, 2007 to $36.8 million at December 31, 2008 and foreclosed properties increased $20.4 million, or 377%, from $5.4 million at December 31, 2007 to $25.8 million at December 31, 2008. The main sector of the Bank’s loan portfolio that experienced this deterioration was its ADC loans. The Bank’s criticized loans, non-performing loans and foreclosed properties related to its ADC loans increased $40.7 million, $23.8 million and $17.7 million, respectively, for the year ended December 31, 2008 compared to the same period in 2007. The deterioration in our ADC loan portfolio is due to the increase in the inability of some borrowers to make payments and the decrease in sales activity and property values within the residential real estate market in our market area during the last quarter of 2007 and 2008.

The allowance for loan losses as a percentage of total commercial banking loans was 3.82%, 2.84% and 1.21% as of December 31, 2009, 2008 and 2007, respectively. The increase in the allowance for loan losses as a percentage of total commercial banking loans from 2008 to 2009 and from 2007 to 2008 was due to management’s concerns with respect to the deterioration in the economy and the residential real estate market in 2008 and 2009 and due to the increase in criticized loans and non-performing assets.

Noninterest Income

Our noninterest income related to our commercial banking business was approximately $3.8 million for 2009, $3.7 million for 2008 and $4.2 million for 2007. The increase in noninterest income during 2009 compared to 2008 was primarily due to an increase in our mortgage loan origination fees of approximately $47,000, an increase in gains on sale of SBA loans of approximately $37,000 and an increase in the Bank’s other operating income of approximately $39,000. During the same period service charges on deposit accounts declined approximately $68,000. The increase in the Bank’s mortgage loan origination fees was due to the Bank closing more mortgage loans in this low mortgage interest rate environment. The increase in gains on sale of SBA loans was due to the government increasing its guarantee to 90% from 75% on the sold portion of the loans during the third quarter of 2009 which improved the market for selling the loans. This increased the premiums that we earned in the fourth quarter of 2009 which totaled $198,000. The increase in the Bank’s other operating income was mainly related to an increase in ATM transaction fees of $60,000. The increase in ATM transaction fees was due an increase in non-Bank customer use of the Bank’s ATM network in 2009 compared to 2008. The decrease in deposit service charges was mainly related to a $84,000 decrease in overdraft charges which is due to fewer overdrawn accounts and insufficient fund items because customers are being more diligent with their accounts.

The decrease in noninterest income during 2008 compared to the same period in 2007 was primarily due to a decrease in our service charges on deposit accounts of approximately $113,000, a decrease in the income from the sale of SBA loans of approximately $244,000, and a decline in mortgage origination fees of approximately $105,000. The decrease in our service charges on deposit accounts in 2008 compared to 2007 was due to a decline in overdraft and insufficient funds charges as a result of fewer overdrawn accounts and insufficient fund items because customers are being more diligent with their accounts. The decrease in the gains on sale of SBA loans was due to the Bank selling fewer loans in 2008 than in 2007 and also due to a decline in premiums paid on the sale of SBA loans in 2008 due to the tightening in the credit markets. The decrease in mortgage origination fees was due to the Bank closing fewer mortgage loans in 2008 than in 2007 as a result of the tightening in the credit markets.

Noninterest Expense

Our noninterest expenses related to our commercial banking business (other than income tax expenses) were $28.3 million for 2009, $28.5 million for 2008 and $21.2 million for 2007. The slight decrease in noninterest expense during 2009 compared to 2008 was attributable to a decrease in salaries and employee benefits of approximately $3,595,000. The decrease in salaries and employee benefits was due to a reduction of 21 employees from June 30, 2008 to December 31, 2009, including six officers, a 10% to 15% reduction in salaries for executive officers and other select officers, the suspension of the Bank’s matching contribution to its 401(k) plan and the Bank’s suspension of its accruals on its supplemental retirement plan which was effective April 1, 2009. In addition, during the third quarter of 2009, certain Bank officers waived their rights to their accrued benefits related to their defined benefit retirement plan and to their restricted stock awards. These waivers allowed the Bank to reverse previous retirement plan benefit accruals of approximately $1,093,000 and to reverse previous stock compensation expense on these unvested stock awards of approximately $994,000 at September 30, 2009. (See further discussion in Note 9 – Employee Benefit Plans). These expense reversals were recorded as a reduction in Salaries and Employee Benefits in our statement of operations.

This decrease in noninterest expense related to salaries and employee benefits was offset by an increase in other operating expenses of approximately $1.9 million, which included an increase in legal and professional expense of approximately $724,000, an increase in insurance expense of approximately $4.8 million and the recording of an other than temporary impairment in investments of approximately $342,000. The increases in other operating expenses were offset somewhat by the recording of impairment of goodwill of approximately $3.4 million during 2008. This decrease in noninterest expense was also offset by an increase in foreclosed asset expense, net of approximately $1.6 million. The increase in legal and professional fees expense during 2009 compared to 2008 was mainly attributable to the increased regulatory and disclosure requirements for a public company, an increase in legal and consulting fees related to regulatory and capital issues, and an increase in legal fees related to the collection of loans. The increase in insurance expense of $4.8 million during 2009 compared to 2008 was mainly attributable to increases in our FDIC insurance assessments. During the second quarter of 2009, the FDIC assessed all banks a special assessment in order to replenish the deposit insurance fund. Our special assessment was approximately $500,000. The FDIC also increased our regular quarterly assessment based upon the capital levels and financial condition of the Bank. The increase in other operating expense during 2009 compared to 2008 was also attributable to the Company recording an other than temporary impairment of approximately $342,000 in two investments. One of the impairments recorded was for $176,000 on an investment consisting of trust preferred securities in various community bank holding companies, representing the entire balance, and the other impairment recorded was for $165,975 in an investment in Community Financial Services, Inc. common stock which was the holding company for Silverton Bank, which was closed on May 1, 2009 by the Office of the Comptroller of the Currency. These increases in other operating expenses during 2009 were offset somewhat by the Bank recording a impairment of goodwill of $3.4 million during 2008. The increase in foreclosed asset expense during 2009 in comparison to 2008 was attributable to foreclosed asset expense, outside of the specific write-downs of individual properties, increasing approximately $1.8 million in 2009 from 2008. The Bank has seen its foreclosed properties increase from $6.0 million at June 30, 2008 to $44.1 million at December 31, 2009, which has directly impacted our foreclosed asset expense related to maintaining these properties. These increases in foreclosed asset expense were slightly offset by a decline in the write-downs on foreclosed properties to approximately $3.2 million in 2009 from approximately $3.4 million in 2008.

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

The increase in legal and professional fees expense during 2008 compared to 2007 was mainly attributable to the increased regulatory and disclosure requirements for a public company, an increase in legal and consulting fees related to regulatory and capital issues, and an increase in legal fees related to the collection of loans. The increase in insurance expense during 2008 compared to 2007 was due to an increase in FDIC assessments. The FDIC changed its method of calculating its assessments, which led to higher insurance costs for the Bank. The increase in FDIC assessments is also related to the fact that deposits grew $151.6 million in 2008 compared to 2007. The Company also did its annual impairment test on its goodwill in the fourth quarter of 2008. It was determined that the full amount of goodwill totaling approximately $3.4 million was impaired, and therefore, the full amount was written-off. The decrease in salaries and other payroll expenses for 2008 compared to 2007 was due to the Bank having no bonus accruals in 2008 while it had $1.1 million in bonus accruals in 2007. This reduction was due to the fact that the Company suspended its bonus plan during 2008 in reaction to the Company’s net losses for 2008. This decrease was offset by two increases related to salaries and employee benefits. One factor was an increase in salaries, including payroll taxes, of approximately $348,000 for 2008 compared to the 2007. These increases were due to the addition of several new employees during the third and fourth quarters of 2007, and due to regular annual raises at the end of 2007. Another factor was an increase in the expense related to the supplemental retirement plan of approximately $363,000 during 2008 compared to 2007. This increase was due to the Company making an adjustment of approximately $350,000 during 2007, which reduced expense related to changes in the projections of the former supplement retirement plan, and restating the supplemental retirement plan in the third quarter of 2007, which increased the monthly accruals after the restatement of the plan.

Pretax Net Income (Loss)

During 2009, our commercial banking pre-tax loss was approximately $(39.1) million compared to pre-tax loss of approximately $(33.5) million for 2008. Pre-tax loss for 2009 increased approximately $5.6 million, or 17%, compared to 2008. The increase in pretax loss for 2009 compared to 2008 was due to a decrease in net interest income of approximately $5.6 million. The decrease in the net interest income was due to both the Federal Reserve decreasing interest rates 500 basis points from September 2007 through the first quarter of 2009, and due to non-performing assets increasing from $62.6 million at December 31, 2008 to $131.7 million at December 31, 2009 and the subsequent write-off of approximately $3.0 million in accrued interest or 39 basis points for 2009 on loans that were placed on non-accrual status during 2009. See further discussion above under “—Net Interest Income.”

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

Income Taxes

The effective income tax rate for our commercial banking business for 2009, 2008 and 2007 was 9.19%, 5.34% and 35.24%, respectively. The primary reason for the increase in the effective tax rate during 2009 compared to 2008 was due to a new law that expanded the five-year net operating loss (NOLs) carryback period to allow all businesses to carryback NOLs for up to five years for losses incurred in either 2008 or 2009, but not for both years. This new legislation allowed the Company to recognize an additional benefit of approximately $3.6 million which was reflected in our fourth quarter 2009 income tax analysis. The primary reason for the decrease in the effective tax rate during 2008 compared to 2007 was due to fact that the Company recorded a valuation allowance of $9.2 million related to its deferred tax asset which was recorded as income tax expense during 2008. The decrease was also due to the fact that the Company did not receive a tax benefit from the recording of the impairment of goodwill of $3.4 million.

Results of Our Mortgage Banking Business

In 2007, 2008 and 2009, the mortgage banking business operations mainly consisted of activity from the servicing portfolio and the costs associated with winding down the wholesale mortgage business. During 2009, the mortgage banking business had no revenues or expenses related to the wholesale mortgage banking business. During 2008, the mortgage banking business did record a valuation allowance of approximately $658,000 related to its deferred tax asset, which was recorded as income tax expense. During the 2007, the results from our mortgage banking operations consisted of an adjustment to our allowance for recourse liability. During the second quarter of 2007, we evaluated our allowance for recourse liability for indemnified loans based upon the number of loans indemnified and the average loss on an indemnified loan. Based upon this evaluation, we determined that we had made an overaccrual in the allowance for recourse liability because we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses during 2007. Therefore, based upon this analysis, we reduced the allowance for recourse liability by $118,394 during the second quarter of 2007.

Financial Condition

General Discussion of Our Financial Condition

Total Assets

Our total assets decreased $45.1 million, or 4%, from $1.039 billion as of December 31, 2008 to $993.9 million as of December 31, 2009. The decrease in total assets was mainly the result of a $59.5 million, or 8%, decrease in our commercial banking loans, net a $7.2 million, or 22%, decrease in investment securities available for sale and a $2.4 million, or 100%, decrease in our deferred tax asset. The decrease in commercial banking loans was mainly due to property foreclosures totaling approximately $33.3 million during 2009. The decrease in investment securities available for sale was due to several agency bonds being called and due to pay downs on our mortgage-backed securities during 2009. The decrease in the deferred tax asset was a result of the implementation of an impairment reserve against the remaining balance in reaction to the cumulative losses sustained in 2009. These decreases were offset by a $10.3 million, or 7%, increase in cash and due from banks, federal funds sold and interest-bearing deposits in banks. This increase was a result of the Bank’s strategic decision to increase short-term liquidity in response to the tightening in the credit and liquidity markets, along with the deterioration in the real estate market. In addition, other real estate owned increased $17.3 million, or 67%, during 2009. Our decrease in total assets corresponded with a $36.0 million, or 98%, decrease in shareholders’ equity. This decrease was mostly related to our net loss of $35.5 million for 2009.

Our total assets increased $118.4 million, or 13%, from $920.3 million as of December 31, 2007 to $1.0 billion as of December 31, 2008. The increase in total assets was mainly comprised of a $125.1 million, or 588%, increase in federal funds sold and interest-bearing deposits in banks, a $20.4 million, or 377%, increase in the Bank’s other real estate owned and a $15.2 million, or 60%, increase in investment securities. The growth in federal funds sold and interest-bearing deposits in banks was due to the Company’s strategic decision to increase short-term liquidity because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The growth in other real estate owned resulted from the Bank’s foreclose on several large construction and acquisition and development projects, with the continued deterioration in the real estate market causing declines in the value and marketability of underlying collateral during 2008. The growth in investment securities was due to the Bank purchasing a local municipal bond for $4.0 million and purchasing government-backed agency and mortgage-backed securities in order to increase our yield on our liquid funds. These increases in total assets were offset by a decrease in our loan portfolio of $29.8 million. The decrease in total commercial banking loans compared to December 31, 2007 is the result of foreclosing upon $28.2 million in commercial banking loans during 2008 and of our strategic decision to slow loan growth in 2008 and focus on asset quality and core deposit growth. The increase in our total assets corresponded with a $151.6 million, or 19%, increase in deposits.

Interest-Earning Assets

Our interest-earning assets during 2009 were comprised of:

•	commercial banking loans;

•	mortgage loans held for sale;

•	investment securities;

•	interest-bearing balances in other banks; and

•	temporary investments.

At December 31, 2009, interest-earning assets totaled $926.9 million and represented 93% of total assets. This represents a $46.7 million, or 5%, decrease from December 31, 2008, when interest-earning assets totaled $973.5 million and represented 94% of total assets. This decrease was mainly related to a $53.8 million, or 7%, decrease in the Bank’s commercial banking loan portfolio and a $7.2 million, or 22%, decrease in investment securities available for sale. The decrease in total commercial banking loans from December 31, 2008 is mainly the result of foreclosing upon $33.3 million in commercial banking loans during 2009. The decrease in investment securities available for sale was due to several agency bonds being called and due to pay downs on our mortgage-backed securities during 2009. These decreases in interest-earning assets were partially offset by a $14.5 million, or 10%, increase in federal funds sold and interest-bearing deposits in banks. This increase was due to the Bank making the strategic decision to increase short-term liquidity with the tightening in the credit and liquidity markets along with the deterioration in the real estate market.

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

The following table sets forth a distribution of the assets, liabilities and stockholders’ equity for the periods indicated:

Distribution of Assets, Liabilities and Stockholders’ Equity

	2009 Daily Average	2008 Daily Average	2007 Daily Average	2006 Daily Average	2005 Daily Average
	Balances	Balances	Balances	Balances	Balances
	(in thousands)
ASSETS
Interest-earning assets:
Loans (1)	$768,179	$816,877	$760,007	$636,676	$539,522
Mortgage loans held for sale	675	184	289	252	350
Securities	36,263	30,962	24,045	23,295	20,304
Federal funds sold	35,020	59,883	13,948	36,264	25,369
Deposits in other banks	128,627	18,544	1,907	855	2,623

Total interest-earning assets	968,764	926,450	800,196	697,342	588,168

Other assets	74,885	72,271	62,372	52,549	50,999

Total assets	$1,043,649	$998,721	$862,568	$749,891	$639,167

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities
Demand deposits	$135,892	$68,129	$77,668	$87,034	$55,261
Savings deposits	72,946	71,818	61,231	43,726	67,991
Time deposits	708,274	681,124	543,755	449,302	356,719
Other borrowings	57,827	58,033	51,061	58,645	53,647

Total interest-bearing liabilities	$974,939	$879,104	$733,715	$638,707	$533,618
Noninterest-bearing deposits	39,645	44,171	50,065	45,745	42,743
Other liabilities	6,812	14,157	14,041	6,738	9,546
Stockholders’ equity	22,253	61,289	64,747	58,701	53,260

Total liabilities & stockholders’ equity	$1,043,649	$998,721	$862,568	$749,891	$639,167

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

The following table sets forth our average yield and rates as they relate to our interest income and expenses for the periods indicated.

Average Yields and Rates

	2009 Income/ Expense	2009 Average Yield/ Rates	2008 Income/ Expense	2008 Average Yield/ Rates	2007 Income/ Expense	2007 Average Yield/ Rates	2006 Income/ Expense	2006 Average Yield/ Rates	2005 Income/ Expense	2005 Average Yield/ Rates
	(dollars in thousands)
Interest income/yields:
Loans (1)	$41,875	5.45%	$51,775	6.34%	$63,627	8.37%	$52,060	8.18%	$36,774	6.82%
Mortgage loans held for sale	22	3.30%	7	3.61	17	5.83	18	7.06	24	6.86
Securities	1,473	4.06%	1,426	4.61	1,239	5.15	1,117	4.80	831	4.09
Federal funds sold	54.15%		995	1.66	695	4.98	1,775	4.89	841	3.32
Deposit in other banks	1,479	1.15%	453	2.44	97	5.09	42	4.94	66	2.52

Total interest income/yield	$44,903	4.64%	$54,656	5.90%	$65,675	8.21%	$55,012	7.89%	$38,536	6.55%

Interest expense/rates:
Demand deposits	$3,078	2.26%	$1,281	1.88%	$2,314	2.98%	$2,755	3.17%	$1,318	2.39%
Savings deposits	1,697	2.33%	2,043	2.84%	2,360	3.85%	1,286	2.94%	1,851	2.72%
Time deposits	26,332	3.72%	31,426	4.61%	28,861	5.31%	21,280	4.74%	13,053	3.66%
Other borrowings	2,228	3.85%	2,785	4.80%	2,694	5.28%	2,813	4.80%	1,971	3.67%

Total interest expense/rates	33,335	3.42%	37,535	4.27%	36,229	4.94%	28,134	4.40%	18,193	3.41%

Net interest income	$11,568		$17,121		$29,446		$26,878		$20,343

Net yield on interest-earning assets		1.19%		1.85%		3.68%		3.85%		3.46%

(1)	For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.
(2)	Information is not presented on a taxable equivalent basis because such adjustments are insignificant.

Allowance for Losses

Our assessment of the risks associated with extending credit and our evaluation of the quality of our loan portfolio is reflected in the allowance for loan losses. We maintain an allowance for our commercial banking loan portfolio, as detailed below under “—Financial Condition of Our Commercial Banking Business—Loan Loss Allowance.”

Premises and Equipment

We had premises and equipment of $21.4 million at December 31, 2009, $22.8 million at December 31, 2008 and $21.0 million at December 31, 2007. Premises and equipment decreased $1.4 million from December 31, 2008 to December 31, 2009. The decrease in premises and equipment of $1.4 million was due to depreciation expense from the premises and equipment of approximately $1.5 million. This decrease in premises and equipment from depreciation was partially offset by the normal purchase and replacement of technology and equipment throughout the period. The increase in premises and equipment of $1.8 million from December 31, 2007 was mainly due to the Bank purchasing a parcel of land for future branch development for $1.4 million in the third quarter of 2008. The Bank has also incurred costs of approximately $1.1 million in 2008 related to expanding its current Cartersville branch located in Bartow County, Georgia. The remaining increase in premises and equipment was related to the normal purchasing and replacement of technology and equipment throughout the period. These increases were offset by depreciation expense from the premises and equipment of approximately $1.5 million.

Cash Surrender Value of Life Insurance

In 1999, the Bank provided a supplemental retirement plan to its banking officers funded with life insurance. In the first quarter of 2000, we added our directors to the supplemental retirement plan. At December 31, 2009, the total cash value of the life insurance was $14.7 million. At December 31, 2008 and December 31, 2007, the total cash value of the life insurance was $14.1 million and $13.6 million, respectively. The increase of approximately $0.6 million from December 31, 2008 to December 31, 2009 was due to policy earnings. The increase of approximately $0.5 million from December 31, 2007 to December 31, 2008 was also due to policy earnings.

Financial Condition of Our Commercial Banking Business

Total Commercial Banking Loans

Commercial banking loans at December 31, 2009, 2008 and 2007 were $731.6 million, $785.4 million and $815.2 million, respectively. During 2009, our average commercial banking loans were $768.2 million and constituted 79% of our average consolidated earning assets and 74% of our average consolidated total assets. During 2008, our average commercial banking loans were $816.9 million and constituted 88% of our average consolidated earning assets and 82% of our average consolidated total assets. During 2007, our average commercial banking loans were $760.0 million and constituted 95% of our average consolidated earning assets and 88% of our average consolidated total assets. The $48.7 million, or 6%, decrease in average commercial banking loans and the $53.8 million, or 7%, decrease in period end commercial banking loans from December 31, 2008 to December 31, 2009 was the result of the foreclosure on approximately $33.3 million in commercial banking loans, as well as the Company’s strategic decision to slow loan growth in 2008 and 2009 to focus on asset quality and core deposit growth. The 4% decrease in total commercial banking loans from December 31, 2007 to December 31, 2008 is the result of the foreclosure on $28.2 million in commercial banking loans during 2008 and the Company’s strategic decision to slow loan growth in 2008 and to focus on asset quality and core deposit growth. The 7% increase in average commercial banking loans from the year ended December 31, 2007 to the year ended December 31, 2008 was the result of higher loan demand in our service area during the last two quarters of 2007 and the first quarter of 2008. The Bank did not begin to reduce its loan balances until the second quarter of 2008.

Loan Loss Allowance

The allowance for loan losses represents management’s assessment of the risks associated with extending credit and its evaluation of the quality of the commercial loan portfolio. We attempt to maintain our allowance for loan losses at a level that we believe is adequate to absorb the risk of loan losses in the loan portfolio. In determining the appropriate level of the allowance for loan losses, we apply a methodology that has both a specific component and a general component. Under the specific component of the methodology, each loan is graded:

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

The allowance for loan losses totaled $27.9 million, or 3.82% of total commercial banking loans, at December 31, 2009, compared to $22.3 million, or 2.84% of total commercial banking loans, at December 31, 2008 and $9.8 million, or 1.21% of total commercial banking loans, at December 31, 2007. The Bank incurred net charge-offs of approximately $20.5 million, or 2.67% of average loans outstanding during 2009. The Bank incurred net charge-offs of approximately $13.4 million, or 1.64% of average loans outstanding during 2008 and net charge-offs for 2007 were $873,654, or 0.11% of average loans outstanding.

During 2009, we made a provision for loan losses of approximately $26.2 million and had net charge-offs of approximately $20.5 million or 2.67% of average loans outstanding during 2009. The increase in the ratio of the allowance for loan losses to total commercial banking loans compared to 2008 and the significant provision for loan losses was due to the continued and significant deterioration in our loan portfolio during 2009. We continued to see deterioration in real estate values during 2009, which led to increases in our potential problem loans (loans that are considered impaired and are still accounted for on an accrual basis and are not considered restructured), non-performing loans and foreclosed properties from 2008. This, in turn, led to increases in our charge-offs, our specific reserves on our impaired loans and our general reserves during 2009. During 2009, the Bank’s potential problem loans increased $123.5 million, or 428%, from $28.8 million at December 31, 2008 to $152.3 million at December 31, 2009, non-performing loans increased $51.7 million, or 140%, from $36.8 million at December 31, 2008 to $88.5 million at December 31, 2009 and foreclosed properties increased $17.3 million, or 67%, from $25.8 million at December 31, 2008 to $43.1 million at December 31, 2009. The main sector of the Bank’s loan portfolio that experienced this deterioration was its ADC loans. The Bank’s potential problem loans, non-performing loans and foreclosed properties related to its ADC loan portfolio increased $73.0 million, $30.9 million and $16.9 million, respectively, for the year ended December 31, 2009. The deterioration in our ADC loan portfolio is due to the increased inability of some borrowers to make payments and the decrease in sales activity and property values in the real estate market in our market area since the end of 2007. With this continued deterioration in the loan portfolio during 2009, the Bank continued to see significant provisions for loan losses and net loan charge-offs. The Bank’s net charge-offs increased from $13.4 million in 2008 to $20.5 million in 2009. Historical charge-offs are an important factor in calculating our allowance for loan losses on our general portfolio. As a result, our general reserves increased from 1.81% of the general loan portfolio in 2008 to 2.35% in 2009. Also, the Bank’s specific reserves on impaired loans increased approximately $5.4 million from $11.0 million at December 31, 2008 to $16.4 million at December 31, 2009. These reserves do not include partial charge-offs on impaired loans that have not been taken into foreclosure. The Bank determined that the losses related to certain loans were uncollectible and charged-off the balances based upon the current downturn in the economy and deteriorating real estate market. The Bank had partial charge-offs of approximately $10.2 million at December 31, 2009 compared to $4.0 million at December 31, 2008. If these amounts were included, then our specific reserves in impaired loans would have increased approximately $11.6 million to $26.6 million at December 31, 2009 from $15.0 million at December 31, 2008. Also, with these partial charge-offs included, our ratio of allowance for loan losses to total commercial banking loans would be 5.21% at December 31, 2009 compared to 3.35% at December 31, 2008. Based upon management’s analysis of its individual classified and non-performing loans, including any additions to non-performing loans since the December 31, 2009, and our analysis of the remaining loan portfolio including historical charge-offs and the composition of our loan portfolio, we adjusted our allowance for loan losses accordingly.

During 2008, we made a provision for loan losses of approximately $25.8 million. The increase in the ratio of the allowance for loan losses to total commercial banking loans and the significant provision for loan losses was due to the continued deterioration in our loan portfolio during 2008 and management’s assumptions about general economic conditions. During 2008, the Bank’s criticized loans increased $61.9 million, or 469%, from $13.2 million at December 31, 2007 to $75.1 million at December 31, 2008, non-performing loans increased $31.2 million, or 555%, from $5.6 million at December 31, 2007 to $36.8 million at December 31, 2008 and foreclosed properties increased $20.4 million, or 377%, from $5.4 million at December 31, 2007 to $25.8 million at December 31, 2008. The main sector of the Bank’s loan portfolio that experienced this deterioration was its ADC loans. The Bank’s criticized loans, non-performing loans and foreclosed properties related to its ADC loan portfolio increased $40.7 million, $23.8 million and $17.7 million, respectively, for the year ended December 31, 2008. The deterioration in our ADC loan portfolio is due to an increased inability of some borrowers to make payments and the decrease in sales activity and property values within the residential real estate market in our market area during the last quarter of 2007 and 2008.

During the last nine months of 2008, the Bank charged-off $13.1 million in loans, which was a significant increase from 2007 and the first quarter of 2008. Of the total amount charged-off during the last nine months of 2008, $8.2 million was related to impaired loans that the Bank had not taken into foreclosure at the time of charge-off. During the last nine months of 2008, the Bank determined that the losses related to these loans were uncollectible. Of the total amount of $6.3 million in charge-offs related to impaired loans recognized during the second and third quarters of 2008, loans related to $4.8 million of these charge-offs were foreclosed upon during the third and fourth quarters of 2008. Of the total amount of charge-offs during 2008, $10.3 million, or 76%, are related to our ADC loan portfolio where the Bank has seen significant deterioration in asset quality, including an increase in the inability of some borrowers to make payments and declines in the value and marketability of underlying collateral.

The Bank’s charge-offs in 2009 consisted of ten commercial real estate loan charge-offs of $960,000, fifty commercial loan charge-offs of $2,117,000, sixty-six ADC loan charge-offs of $14,305,000, fifty-one residential real estate charge-offs of $2,919,000 and various installment and other consumer loans charge-offs. Out of the sixty-six ADC loan charge-offs totaling $14,305,000, four of the ADC loan charge-offs totaled $10,971,000 and were related three large residential and one commercial development projects. The Bank’s charge-offs in 2008 consisted of nine commercial real estate loan charge-offs of approximately $810,000, thirty-eight commercial loan charge-offs of approximately $1.2 million, twenty residential real estate loan charge-offs of approximately $843,000, sixty-one construction and acquisition and development loan charge-offs of $10.3 million and various installment and other consumer loans charge-offs. The Bank’s charge-offs in 2007 consisted of one construction and acquisition and development loan charge-off of $25,000, two commercial real estate loan charge-offs totaling $403,185, four residential real estate loan charge-offs totaling $365,927, six commercial loan charge-off totaling $109,363 and various installment and other consumer loans charge-offs.

In order to address the weakening of the real estate market, and in particular real estate related to ADC, the Bank increased its monitoring of its loan portfolio in 2007, 2008 and 2009 in an effort to identify and attempt to resolve potential loan problems (loans that are considered impaired and are still accounted for on an accrual basis and are not considered restructured) more quickly. The Bank added one full time employee in 2007 and two full time employees in 2008 to aid in this increased monitoring of asset quality and in the management of problem loans. In addition to the normal quarterly monitoring and reporting of our ADC loan portfolio, including any industry, borrower and geographic concentrations, the Bank initiated quarterly problem loan meetings in 2007 and during the third quarter of 2008 increased these problem loan meetings to twice a quarter. During these meetings, senior management and collections personnel discuss the other real estate owned and each classified and past due credit over $50,000 with our county presidents and loan officers. During these meetings, senior management, collections personnel, county presidents and loan officers discuss and document the current status of the classified and past due credit, the potential problems with such credit, action plans for such credit and estimated losses with respect to such credit. During the third quarter of 2008, executive management also began meeting weekly with collection personnel to discuss the status of all foreclosed properties and any new developments with our non-accrual and classified credits. During the last quarter of 2007 and continuing into 2008 and 2009, our asset quality department also began conducting site visits to the properties securing the criticized ADC loans in excess of $50,000 to allow us to better assess the most recent developments and trends with respect to these projects. Beginning in 2007 and continuing into 2008 and 2009, our asset quality personnel also began conducting quarterly site visits with respect to all construction projects over 12 months old. These visits allow us to assess the percent completion of the project and the marketability of the project. These visits are documented by photographs and written reports and are reviewed by senior management. In order to assess our ADC portfolio and determine whether those loans are appropriately graded, in the fourth quarter of 2007 we also initiated an internal review of all of the Bank’s acquisition and development projects, which was completed during the second quarter of 2008. The Bank believes all of these measures will help to identify and favorably resolve any potential problem credits more quickly, which should help to limit our losses in the loan portfolio. Given the current condition of the credit, liquidity and real estate markets, we expect our asset quality to continue to come under significant pressure in 2010.

The increase in the provision for loan losses and the determination of the allowance for loan losses as a percentage of commercial banking loans since the end of 2007 was based on our analysis and judgment of loan quality and our determination of what level of reserves were reasonable to cover the risk of loss in the loan portfolio. The determination of the reserve level is based upon our assessment of the factors affecting loan quality, assumptions about the economy and historical experience. Our assessment as to the adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, which include all classified loans greater than $50,000 with a particular focus on loans that are past due and other loans that we believe require attention based upon the type of loan collateral, the terms of the loan and the location of loan collateral. We believe that the allowance at December 31, 2009 is adequate to cover risk of losses in our loan portfolio; however, our judgment is based upon a number of assumptions which we believed at that time to be reasonable and that may or may not actually be realized. There is no assurance that charge-offs will not exceed the allowance for loan losses or that additional increases in the allowance for loan loss will not be required at any time in the future. As a result of uncertainties in the economy and the slowdown in the real estate market, additions to the allowance for loan losses and additional charge-offs may become necessary. Also, regulatory authorities in the ordinary course of their examinations may require the Bank to increase its allowance for loan losses based on circumstances existing at the time of their review.

The following table shows the composition of the loan portfolio as of December 31, 2009, 2008, 2007, 2006 and 2005.

Total Loan Portfolio

	As of December 31,
	2009	2008	2007	2006	2005
	(in thousands)
Commercial, financial and agricultural	$33,268	$36,185	$30,750	$32,633	$29,515
Real estate-construction and land development	273,309	347,117	417,820	348,429	273,199
Real estate-commercial real estate	243,740	243,204	229,573	197,062	168,652
Real estate-residential real estate	168,498	143,969	118,789	98,506	101,229
Installment and other	12,757	14,914	18,306	20,658	21,109

Total	$731,572	$785,389	$815,238	$697,288	$593,704

The following table shows the amount of loans outstanding as of December 31, 2009, which, based on remaining scheduled repayments of principal, are due in the periods indicated.

	Loans Maturing
	Within One Year	After One Year but Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$15,447	$13,656	$4,165	$33,268
Real estate-construction and land development	203,895	68,256	1,158	273,309
Real estate-commercial real estate	101,131	115,119	27,490	243,740
Real estate-residential real estate	86,505	78,968	3,025	168,498
Installment and other	5,588	7,095	74	12,757

Total	$412,566	$283,094	$35,912	$731,572

The following table sets forth the amounts of loans due after one year as of December 31, 2009, classified according to the sensitivity to changes in interest rates.

	After One Year but Within Five Years	After Five Years
	(in thousands)
Fixed interest rates	$180,186	$20,338
Variable interest rates	102,908	15,574

Total	$283,094	$35,912

The following table summarizes the Bank’s non-accrual, past due and restructured commercial banking loans:

	December 31,
	2009	2008	2007	2006	2005
	(in thousands)
Non-accrual loans	$79,839	$18,882	$5,614	$3,977	$2,848

Accruing loans past due 90 days or more	$124	$-	$307	$29	$160

Restructured loans	$8,698	$17,897	$—	$—	$—

The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

	Years Ended December 31,
	2009	2008	2007	2006	2005
Balance, beginning of period	$22,280,041	$9,825,911	$8,023,565	$6,711,974	$5,828,027
Loans charged off:
Commercial, financial and agricultural	(2,117,072)	(1,186,251)	(437,548)	(262,459)	(57,855)
Real estate-construction and land development	(14,305,257)	(10,253,768)	(25,375)	(73,048)	(1,013,127)
Real estate-commercial real estate	(959,778)	(809,571)	(75,000)	(176,524)	(288,981)
Real estate-residential real estate	(2,919,240)	(843,474)	(365,927)	(117,427)	(350,699)
Installment and other consumer	(410,570)	(472,424)	(394,690)	(399,927)	(527,442)

Total loans charged off	(20,711,917)	(13,565,488)	(1,298,540)	(1,029,385)	(2,238,104)
Recoveries:
Installment and other consumer	95,235	57,171	106,626	48,626	19,869
Real estate-construction and land development	7,364	9,945	53,000	12,000	15,376
Real estate-commercial real estate	15,541	29,650	222,783	124	—
Real estate-residential real estate	24,254	10,688	5,862	191,192	—
Commercial, financial and agricultural	23,108	63,810	36,615	6,034	2,100

Total loans recovered	165,502	171,264	424,886	257,976	37,345
Net loans charged off	(20,546,415)	(13,394,224)	(873,654)	(771,409)	(2,200,759)
Provision for loan losses	26,201,187	25,848,354	2,676,000	2,083,000	2,224,000
Allowance for loan loss acquired	-	-	-	-	860,706

Balance, end of period	$27,934,813	$22,280,041	$9,825,911	$8,023,565	$6,711,974

Loans outstanding at end of period, excluding loans held for sale (In thousands)	$731,572	$785,389	$815,237	$697,288	$593,704
Ratio of allowance to loans outstanding at end of period, excluding loans held for sale	3.82%	2.84%	1.21%	1.15%	1.13%
Average loans outstanding during the period, excluding loans held for sale (In thousands)	$768,179	$816,877	$760,007	$636,676	$539,522
Ratio of net charge offs during the period to average loans outstanding	2.67%	1.64%	0.11%	0.12%	0.41%

The following table sets forth, with respect to each category of banking loans, the total amount of the allocation of the allowance for loan losses and the percentage of banking loans in each category of our total banking loans as of the end of the periods indicated:

	Years Ended December 31,
	2009		2008		2007		2006		2005
	Amt	%	Amt	%	Amt	%	Amt	%	Amt	%
	(dollars in thousands)
Commercial, financial and agricultural	$2,456	4.6%	$2,181	4.6%	$1,075	3.8%	$575	4.7%	$271	5.0%
Real estate-commercial real estate(1)	2,009	33.3%	1,801	31.0%	866	28.2%	1,869	28.3%	1,434	28.4%
Real estate-residential real estate(1)	4,772	23.0%	2,862	18.3%	1,287	14.6%	1,280	14.1%	860	17.1%
Real estate-construction and land development	18,197	37.4%	14,844	44.2%	5,875	51.2%	3,682	50.0%	3,415	46.0%
Consumer	501	1.7%	592	1.9%	723	2.2%	618	2.9%	633	3.5%
Unallocated	-		-		-		-		99

Total	$27,935	100.0%	$22,280	100.0%	$9,826	100.0%	$8,024	100.0%	$6,712	100.0%

(1)	Includes any loans secured in whole or in part by real estate.

Total Non-Performing Commercial Banking Assets

Non-performing commercial assets totaled $131.7 million at December 31, 2009, compared to total non-performing commercial assets of approximately $62.6 million at December 31, 2008 and $11.0 million at December 31, 2007. Total non-performing assets increased approximately 110% from 2008 to 2009 and approximately 469% from 2007 to 2008. The following table shows the Bank’s commercial banking assets that we believe warrant special attention due to the potential for loss, in addition to the non-performing commercial banking loans and foreclosed properties related to the commercial banking loans.

	Years Ended December 31,
	2009	2008	2007
Non-performing loans(1)	$88,537,072	$36,778,482	$5,613,772
Foreclosed properties	43,124,334	25,815,072	5,410,905

Total non-performing assets	$131,661,406	$62,593,554	$11,024,677

Loans 90 days or more past due on accrual status	123,791	389	306,747
Renegotiated loans	8,698,195	17,896,747	-
Potential problem loans(2)	152,335,150	28,842,408	7,570,577
Potential problem loans/total loans	20.82%	3.67%	0.93%
Non-performing assets/total loans and foreclosed properties	17.00%	7.72%	1.34%
Non-performing assets and loans 90 days or more past due on accrual status/total loans and foreclosed properties	17.01%	7.72%	1.38%

(1)	Defined as non-accrual loans and renegotiated loans.

(2)

Loans identified by management as potential problem loans are impaired loans that are still accounted for on an accrual basis and are not considered restructured. Based upon further deterioration in these loans since December 31, 2008, management now considers it probable that these loans will not perform according to their original contractual terms and now evaluates these loans as impaired loans.

We define non-performing commercial banking loans as non-accrual and renegotiated commercial banking loans. The Bank’s policy is to discontinue the accrual of interest on loans that are 90 days past due unless they are well secured and in the process of collection. Total non-performing commercial banking loans increased $51.7 million from $36.8 million at December 31, 2008 to $88.5 million at December 31, 2009. The increase in non-performing commercial banking loans from December 31, 2008 to December 31, 2009 was mainly related to nine loan relationships totaling approximately $54.6 million. Six of the nine loan relationships totaling approximately $49.6 million are classified as non-accrual loans and three of the nine loan relationships totaling approximately $5.0 million are classified as renegotiated loans. One of the seven non-accrual loan relationships totaling approximately $6.8 million is related to 26 acres of land for residential development located in Cherokee County, Georgia on which eleven residential townhomes and four residential homes have been built to date. Fifty lots remain undeveloped on this land, which is being held to build residential homes and townhomes. This loan relationship also includes a 23 acre tract of land located in Pickens County, Georgia, which is being held for commercial development and a residential home located in Fulton County, Georgia. The second of the non-accrual loan relationships totaling approximately $2.6 million is related to ten residential home lots, five of which are completed residential homes currently rented and one of which is a completed residential home currently for sale. All of these properties are located in Bartow County, Georgia. The third of the non-accrual loan relationships totaling approximately $1.6 million is related to two residential rental properties located in East Point, Florida which is located in Franklin County on the Gulf Coast. The fourth of the non-accrual loan relationships totaling approximately $3.7 million is related to three retail shopping centers located in Bartow County, Georgia. Construction of one of the shopping centers is complete while construction of the other two is approximately 95% complete. The fifth of the non-accrual loan relationships totaling approximately $11.1 million is related to 78 acre tract of land located in Forsyth County, Georgia, which has been divided into 228 improved residential lots. The last of the non-accrual relationships totaling approximately $23.8 million is related to one developer with several loan relationships. These loan relationships are secured by a retail shopping center located in Gwinnett County, Georgia which is approximately 45% leased, two tracts of raw land totaling 110 acres located in Forsyth County, Georgia that is being held for residential development, 98 acre tract of land located in Forsyth County, Georgia which has been divided into 139 improved residential lots, one tract of raw land totaling 20 acres located in Cherokee County, Georgia that is being held for residential development and another 14 developed residential loans and a tract of raw land totaling approximately 12 acres located in Cherokee County, Georgia that is being held for residential development.

One of the three renegotiated loan relationships totaling approximately $1.5 million is related to a commercial office/retail property located in Bartow County, Georgia. The second of the renegotiated loan relationships totaling approximately $1.6 million is secured by two office condos located in Canton in Cherokee County, Georgia, one commercial/retail building located in Woodstock in Cherokee County, Georgia, one commercial /retail building located in Lithonia in DeKalb County, Georgia and 0.78 acre commercial lot located in Canton in Cherokee County, Georgia. The third of the renegotiated loan relationships totaling approximately $1.9 million is related to 18 residential rental properties located in Bartow County, Georgia. Currently, fourteen of these properties are being rented, however several of the properties are being rented at below market rates due to the current economic environment. With respect to these three loan relationships, the Company has either reduced interest rates or deferred interest payments to provide the borrowers time to reorganize their finances in order to satisfy their loan obligations. We have evaluated these loan relationships and based on available information, we presently believe that any losses that may come from these loan relationships have been considered in our determination of the loan loss allowance.

The Bank has seen a significant deterioration in its ADC loan portfolio during 2008 and 2009. Our entire market area has experienced a significant weakening in the real estate markets during 2008 and 2009, in particular with respect to real estate related to ADC. As of December 31, 2009, we had approximately $273.3 million in ADC loans, or approximately 37% of our loan portfolio. The Bank’s non-performing loans related to its ADC loan portfolio increased $54.7 million to $58.0 million from December 31, 2007 compared to December 31, 2009. The deterioration in our ADC loan portfolio was mainly due to a decline in sales activity and property values within the real estate market in our market area during the last quarter of 2007, 2008 and 2009. The Bank has also seen a deterioration in its residential real estate portfolio during 2009, which totals $168.5 million, or 23%, of our total loan portfolio. Non-performing loans in the Bank’s residential real estate portfolio increased from $308,000 at December 31, 2007 to $17.4 million at December 31, 2009. With the current high unemployment rate in Georgia, along with the deterioration in the real estate market, our non-performing loans in this portfolio will continue to increase. We continue to see a significant migration of these loans to nonperforming.

Foreclosed properties totaled approximately $43.1 million at December 31, 2009, compared to approximately $25.8 million at December 31, 2008 and approximately $5.4 million at December 31, 2007. Foreclosed properties increased approximately $17.3 million, or 67%, from 2008 to 2009 and approximately $20.4 million, or 377%, from 2007 to 2008. The Bank foreclosed on eighty-two properties, totaling approximately $33.3 million during 2009. This amount mainly consists of thirteen loan relationships, totaling approximately $24.5 million. The first of these thirteen loan relationships, totaling approximately $3.3 million, is secured by two properties which consist of 85 acres of undeveloped land being held for residential development located in Forsyth County, Georgia. The second of these thirteen loan relationships, totaling approximately $1.5 million, is secured by 24 developed residential home lots located in Fannin County, Georgia. The third of these thirteen loan relationships, totaling approximately $1.1 million, is secured by 74 acres of undeveloped land being held for residential development located in Cherokee County, Georgia. This property was written down an additional $195,000 to approximately $916,000 during 2009 based upon new valuations received during the year. The fourth of these thirteen loan relationships, totaling approximately $920,000, is secured by four completed residential homes being held for sale and a residential home lot all located in Cherokee County, Georgia. The fifth of these thirteen loan relationships is secured by a residential home located in DeKalb County, Georgia, totaling approximately $514,000. This property was written down an additional $63,000 to approximately $451,000 during 2009 based upon new valuations received during the year. The sixth of these thirteen loan relationships, totaling approximately $871,000, is secured by 3.48 acres of commercial raw land located in Cherokee County, Georgia. The seventh of these thirteen loan relationships, totaling approximately $986,000, is secured by a residential condo located in DeKalb County, Georgia and two residential homes located in Forsyth County, Georgia. The eighth of these thirteen loan relationships, totaling approximately $1.5 million, is secured by seven completed residential homes and three residential home lots located in Cherokee County, Georgia. The ninth of these thirteen loan relationships, totaling approximately $1.7 million, is secured by a residential home under construction. This residential home is approximately 90% complete and is located in Dawson County, Georgia. The tenth of these thirteen loan relationships, totaling approximately $3.7 million, is related to a participation bought from another financial institution that is secured by a commercial/retail/entertainment property that is under construction in Pigeon Forge, Tennessee. The eleventh of these thirteen loan relationships, totaling approximately $6.7 million, is secured by 142 acres of undeveloped land located in Forsyth County, Georgia that is being held for residential development. This property was written down an additional $201,000 to approximately $6.5 million during 2009 based upon new valuations received during the year. The twelfth of these thirteen loan relationships, totaling approximately $918,000 is secured by a commercial building located in Forsyth County, Georgia. The last of these thirteen loan relationships totaling approximately $829,000 is secured by a residential home under construction that is approximately 90% complete and is located in Fulton County, Georgia. Of the remaining properties that were foreclosed upon in 2009, twenty of the properties, totaling $2.5 million, were related to residential home lots, ten of the properties, totaling $1.7 million, were related to residential homes under construction, four of the properties, totaling $665,000, were related to residential homes with construction completed, twelve of the properties, totaling $1.7 million, was related to residential homes, one of the properties totaling approximately $400,000 was related to a commercial lot for development and eight of the properties, totaling $1.9 million, were related to commercial real estate. During the 2009, the Bank sold twenty-four properties that were foreclosed upon in 2008, totaling approximately $8.4 million, for an aggregate gain of approximately $134,000. The Bank sold twenty-three properties that were foreclosed upon in 2009, totaling approximately $4.6 million, for an aggregate loss of approximately $26,000. Of the forty-seven properties sold in 2009, twelve were residential homes that sold at an aggregate loss of approximately $51,000, five were commercial real estate properties that sold at a gain of approximately $39,000 and thirty were related to residential home construction and land lots that sold at an aggregate gain of approximately $120,000.

At December 31, 2009, the Bank held twenty-three properties totaling approximately $15.0 million that were foreclosed on prior to 2009. Of these properties, sixteen of the properties, totaling approximately $8.6 million, were related to residential home lots and raw land, two of the properties totaling approximately $1.8 million were related to residential homes, two of the properties totaling approximately $472,000 were related to commercial real estate, two of the properties totaling approximately $4.0 million were related to commercial land lots and raw land and one of the properties totaling approximately $70,000 was related to residential homes under construction. The Bank is currently holding the foreclosed properties for sale. The foreclosed properties have been recorded at the lower of cost or market less the estimated costs to sell the properties. The Bank presently does not expect any further material losses from these loans and properties.

Potential problem loans represent commercial banking loans that are presently accounted for on an accrual basis, and the borrowers are not expected to perform according to the original contractual repayment terms. Potential problem commercial loans increased approximately $123.5 million, or 428%, from $28.8 million at December 31, 2008 to $152.3 million at December 31, 2009. The increase in potential problem commercial loans from December 31, 2008 to December 31, 2009 was mainly related to the deterioration of our ADC loan portfolio. At December 31, 2008, $24.2 million of the Bank’s commercial potential problem loans were related to the ADC loan portfolio, $23.5 million of which was related to residential real estate projects and $700,000 of which was related to commercial real estate projects. At December 31, 2009, $97.2 million of the Bank’s commercial potential problem loans were related to the ADC loan portfolio, $56.4 million of which was related to residential real estate projects and $40.8 million of which was related to commercial real estate projects. Of the $123.5 million increase in potential problem loans from December 31, 2008 to December 31, 2009, $92.0 million, or 75%, is related to twelve loan relationships, of which $72.2 million is related to ADC loans. All of these loans are currently performing; however, because of the current deterioration in the real estate market and the economy, management has concerns about the ability of the borrowers to meet their contractual repayment terms if current market conditions continue for a prolonged period. These loans could be reclassified as non-performing assets in the future. Management believes that the loans categorized as potential problem loans at December 31, 2009 are adequately collateralized and that any losses that may result from these loan relationships have been considered in our determination of the loan loss allowance. However, there is no guarantee that such loans will remain adequately collateralized in the future in the event of continued deterioration in the real estate market and the economy generally.

Total Investment Securities

The Bank invests in U.S. government and government agency obligations, mortgage-backed securities, corporate securities, restricted equity securities, federal funds sold, and interest-bearing deposits with other banks. The Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Investment securities, federal funds sold, restricted equity securities and interest-bearing deposits with other banks totaled $194.9 million at December 31, 2009, compared to $187.2 million at December 31, 2008 and $46.8 million at December 31, 2007. At December 31, 2009, the Bank had federal funds sold and interest-bearing deposits in banks of $160.8 million, compared to $146.3 million at December 31, 2008 and $21.3 million at December 31, 2007. During the years ended December 31, 2009, 2008 and 2007 the Bank held, on average, federal funds sold and interest-bearing deposits in banks of $163.6 million, $78.4 million and $15.9 million, respectively. The increase in the average balance of our federal funds sold and interest-bearing deposits with other banks during 2009 and 2008 is due to the Company’s strategic decision to increase short-term liquidity because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. During 2007, the Bank tried to reduce its balances in federal funds sold and interest-bearing deposits with other banks in an increased effort to improve its net interest margin, which had the effect of reducing the Bank’s liquidity. The Bank then began to increase its liquidity during the third and fourth quarters of 2008 due to the tightening in the credit and liquidity markets as the real estate market deteriorated. Investment securities and restricted equity securities totaled $34.1 million at December 31, 2009, compared to $40.8 million at December 31, 2008 and $25.6 million at December 31, 2007. The decrease of $6.7 million in investment securities and restricted equity securities from December 31, 2008 was mainly due to the Bank having $5.5 million in government-backed agency bonds called during 2009 in this low interest rate environment. The Bank has also had $8.1 million in pay downs on its mortgage-backed securities in 2009. The Bank purchased approximately $7.2 million in investment securities during 2009 to reinvest these called and maturing funds from its investment securities portfolio. The increase in investment securities and restricted equity securities from the end of 2007 to 2008 was due to the Bank purchasing a $4.0 million Pickens County School Bond and purchasing government-backed agency and mortgage-backed securities in order to increase our yield on our liquid funds. The restricted equity securities consist of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.3 million.

The Company had an investment of $165,975 in Community Financial Services, Inc. which was the holding company for Silverton Bank. On May 1, 2009, the Office of the Comptroller of Currency closed Silverton Bank and appointed the Federal Deposit Insurance Corporation as receiver. Therefore, our 300 shares held in Community Financial Services, Inc., valued at $165,975, were written-off during the second quarter of 2009.

Unrealized losses on securities available for sale amounted to $(11,790) at December 31, 2009, and $(31,766) and $(111,688) at December 31, 2008 and December 31, 2007, respectively. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale. The Bank’s management believes that the unrealized losses on particular securities have resulted from temporary changes in the interest rate market and not as a result of credit deterioration and that therefore all unrealized losses represent, and in the future will represent, temporary impairment. In addition, total impairment represents less than 1% of amortized cost. All bonds held at December 31, 2009 that have unrealized losses are backed by the U.S. Government or one of its agencies or quasi-agencies.

Composition of Investment Securities Portfolio

The following table provides information regarding the composition of our investment securities portfolio for the years presented, excluding equity securities:

	December 31,
	2009	2008	2007
	(In thousands)
Investment securities held to maturity (at amortized cost):
State and municipal securities	$4,450	$4,000	$-

Total investment securities held to maturity	4,450	4,000	-

Investment securities available for sale (at estimated fair value):
U.S. government and agency obligations	4,617	9,163	10,077
Mortgage-backed agency securities	18,363	20,380	9,950
Mortgage-backed CMO agency securities	3,376	4,051	2,369

Total investment securities available for sale	26,356	33,594	22,396

Total investment securities	$30,806	$37,594	$22,396

The following table sets forth the maturities of securities held as of December 31, 2009 and the weighted average yields of such securities, calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Equity securities, consisting of shares held in the Federal Home Loan Bank of Atlanta in the amount of approximately $3.3 million are not presented in the table below as they lack a contractual maturity.

			Maturing
	Within One		After One But Within Five		After Five but Within Ten		After Ten Years
	Year		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Mortgage-backed agency securities	$2,351	2.70%	$13,395	4.88%	$1,516	2.44%	$1,101	4.57%
Mortgage-backed CMO agency securities	1,025	3.36%	2,351	4.61%	—	—	—	—
State and municipal securities	750	2.35%	2,750	2.35%	—	—	950	3.25%
U.S. government agency securities	2,031	5.33%	502	4.08%	1,068	4.11%	1,016	4.31%

Total	$6,157	3.64%	$18,998	4.46%	$2,584	3.13%	$3,067	4.08%

The following table sets forth the fair value of securities with unrealized losses at December 31, 2009:

	Less than a year		More than a year
	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses
	(in thousands)		(in thousands)
Mortgage-backed agency securities	$445	$1	$145	$1
U.S. government agency securities	1,016	10	-	-

Total	$1,461	$11	$145	$1

Total Commercial Deposits

Our commercial deposits totaled $931.5 million and $935.9 million at December 31, 2009 and December 31, 2008, respectively, representing a decrease of $4.4 million, or a less than 1%, decrease during 2009. During 2008, commercial deposits increased by $151.6 million, or 19%, from $784.3 million at December 31, 2007. Commercial deposits averaged $956.8 million, $865.2 million and $732.7 million during each of the twelve month periods ended December 31, 2009, 2008 and 2007, respectively. The Bank made the strategic decision to increase short-term liquidity in 2009 and 2008 through growth in deposits because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The increase in average deposits during

2009 and 2008 is due to an increase in interest-bearing checking accounts. The Bank offered an interest-bearing checking account special from September 2008 through March 2009 that guaranteed a rate of 3.75% until March 31, 2009, 3.00% until June 30, 2009, 2.75% until August 31, 2009 and 2.25% until December 31, 2009. As of December 31, 2009, this special generated deposit balances totaling $91.4 million of which $40.0 million was generated in 2009. The Bank also promoted a high yield money market account in 2009 that generated deposits of $24.5 million. These increases in deposits from our interest-bearing checking accounts and money market accounts was partially offset by the Bank not renewing its brokered deposits and most of its out-of-market deposits.

During 2007 and 2008, we attempted to offset potential decreases in our share of local deposits by accepting out-of-market and brokered deposits. During 2007 and 2008, the Bank’s out-of-market and brokered deposits increased $161.7 million to $240.1 million at December 31, 2008. Since the end of 2008, we have let most of our maturing brokered and out-of market deposits run out of the Bank. We have reduced our out-of-market and brokered deposits by $57.6 million from $240.1 at December 31, 2008 to $182.5 million as of December 31, 2009. The costs of out-of-market and brokered deposits can be volatile, and if our access to these markets is limited in any way, then our liquidity would be adversely affected. Currently, because the Bank’s capital levels are below the regulatory requirements for “well capitalized” institutions, the Bank cannot originate or renew brokered deposits and is limited in the rates that it can offer on other deposits generally. From April 2010 through December 2010, the Bank has approximately $120 million in brokered and out-of market deposits maturing, and, if the Bank does not return to a well capitalized position, then it will most likely not be able to renew these deposits. Therefore, the Bank may have to seek to increase deposit rates in its local markets in the future to generate liquidity, which it may be unable to do as a result of competition and/or potential regulatory limitations. Even if the Bank was able to generate deposits through an increase in deposit rates, such rate increase would adversely affect its net interest margin and net income. Interest-bearing deposits represented 96% of total deposits at December 31, 2009, compared to 96% at December 31, 2008 and 95% at December 31, 2007. Certificate of deposits comprised 77% of total interest-bearing deposits for December 31, 2009, compared to 83% at December 31, 2008 and 76% at December 31, 2007. The composition of these deposits is indicative of the interest rate-sensitive market in which the Bank operates. We cannot provide any assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area.

The following table summarizes average daily balances of deposits and rates paid on our deposits for the periods indicated:

	Years ended December 31,
	2009 Amount	2008 Amount	2007 Amount
	(in thousands)
Noninterest-bearing demand deposits	$39,645	$44,171	$50,065
Interest-bearing demand deposits	135,892	68,129	77,668
Savings deposits	72,946	71,818	61,231
Time deposits	708,274	681,124	543,755

Total	$956,757	$865,242	$732,719

	Years ended December 31,
	2009 Rate	2008 Rate	2007 Rate
Interest-bearing demand deposits	2.26%	1.88%	2.98%
Savings deposits	2.33%	2.84%	3.85%
Time deposits	3.72%	4.61%	5.31%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2009 are summarized as follows:

(in thousands)
Under 3 months	$40,866
3 to 6 months	58,189
6 to 12 months	139,505
Over 12 months	58,003

Total Total	$296,563

Commercial Banking Borrowings

At December 31, 2009, the Bank had borrowed $28.0 million in FHLB advances at maturity terms ranging from three months to ten years and with an average interest rate of 3.49%. These advances were borrowed for use by the commercial banking business and are secured by a blanket lien on the Bank’s 1—4 family first lien mortgage loans, a blanket lien on the Bank’s commercial real estate loans, investment securities and FHLB stock. During the second quarter of 2009, the FHLB suspended our line of credit due to the financial condition of the Bank. The Bank can renew its current advances as they mature; however, we cannot borrow additional advances at this time. There were $31.0 million in Federal Home Loan Bank advances outstanding at December 31, 2008.

At December 31, 2009, the Bank had approximately $14.5 million of federal funds lines of credit available from correspondent institutions. There were no amounts outstanding on these federal funds lines of credit during 2009. Based upon the Company’s weakened financial condition and capital levels, the Company’s access to these federal funds will likely be restricted in 2010 and may not be available at all. In addition, pursuant to the Agreement, the Company cannot incur, increase or guarantee any debt without the prior written approval of the FRB Atlanta and the Georgia Commissioner.

Financial Condition of Our Mortgage Banking Business

Prior to the sale of our wholesale residential mortgage business on December 31, 2003, the Company sold loans that it originated. The Company’s consolidated balance sheets at both December 31, 2009 and December 31, 2008 include no assets and include liabilities of $1,352,846 and $1,694,496, respectively, related to discontinued operations. The Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. The Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company breached its representations and warranties with respect to the loans that it sold. These liabilities consist of the allowance for recourse liability. This reserve remained with the Company after the sale of the wholesale mortgage operation, as did the risk and the liability from the indemnified loans. At December 31, 2009 and December 31, 2008, the Company had approximately $1.9 million and $1.5 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability for future losses at both December 31, 2009 and December 31, 2008 was approximately $1.4 million and $1.7 million, respectively, and is based upon historical information on the number of loans indemnified and the average loss on an indemnified loan. During the second quarter of 2007, we evaluated our allowance for the recourse obligation reserve. Based on this evaluation, we determined that we had made an overaccrual in the recourse obligation reserve because we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses. Therefore, based upon this analysis, we reduced the recourse obligation reserve by $118,394 during the second quarter of 2007. We evaluated the allowance for recourse liability during 2008 and 2009 and determined that no further adjustments were needed at that time.

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

For additional information regarding our capital position, and the capital regulatory scheme to which we are subject, please refer to that section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 entitled “Business—Supervision and Regulation.”

The Company and Bank’s actual capital amounts and ratios for December 31, 2009 and December 31, 2008 are presented in the following table.

					To Be Well
					Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective Action
	Actual		Purposes		Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2009:

Total Capital to Risk Weighted Assets:
Company	$518	0.07%	$63,477	8%	$	N/A	N/A
Bank	$35,130	4.44%	$63,321	8%		$79,151	10%

Tier I Capital to Risk Weighted Assets:
Company	$259	0.03%	$31,739	4%	$	N/A	N/A
Bank	$25,013	3.16%	$31,660	4%		$47,490	6%

Tier I Capital to Average Assets:
Company	$259	0.03%	$40,844	4%	$	N/A	N/A
Bank	$25,013	2.45%	$40,772	4%		$50,965	5%

					To Be Well
					Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective Action
	Actual		Purposes		Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2008:

Total Capital to Risk Weighted Assets:
Company	$68,548	8.01%	$68,434	8%	$	N/A	N/A
Bank	$70,788	8.31%	$68,144	8%		$85,179	10%

Tier I Capital to Risk-Weighted Assets:
Company	$45,357	5.30%	$34,217	4%	$	N/A	N/A
Bank	$59,997	7.04%	$34,072	4%		$51,108	6%

Tier I Capital to Average Assets:
Company	$45,357	4.32%	$41,949	4%	$	N/A	N/A
Bank	$59,997	5.72%	$41,943	4%		$52,429	5%

The Company and the Bank were significantly undercapitalized under all applicable regulatory capital measurements as of December 31, 2009. As noted above, the Company’s and the Bank’s Tier 1 Capital to Average Assets Ratios were 0.03% and 2.45%, respectively, and Total Risk Based Capital Ratios were 0.07% and 4.44%, respectively, as of December 31, 2009. Pursuant to the Order, we are required to increase our capital so that the Bank has a minimum tier 1 capital to total assets ratio of 8.0% and a minimum total risk-based capital to total risk-weighted assets ratio of at least 10.0% within 120 days of the effective date of the Order. As of December 31, 2009, we were not in compliance with this provision of the Order.

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, to be acquired by a bank or thrift holding company or to be combined with another insured depository institution, to limit certain affiliate transactions, to restrict interest rates paid on deposits, to restrict asset growth or reduce total assets, to alter or eliminate any activities that pose excessive risk, to improve management through a new election of the board of directors, dismissals, or the hiring of new executives, to cease accepting deposits from correspondent banks, to prohibit capital distributions by the institution’s holding company, to require divestitures by the holding company, and to require other appropriate action. The appropriate federal banking agency is expected by statute to require the sale of voting shares or to become acquired or combined, to limit affiliate transactions, and to restrict interest rates on deposits.

A critically undercapitalized institution is subject to the appointment by the appropriate federal banking agency of a receiver or conservator, generally within 90 days of the date on which it becomes critically undercapitalized, unless the agency determines in writing (with the concurrence of the FDIC, if the FDIC is not already the appropriate federal banking agency) that other action would resolve the institution at the least possible long-term loss to the deposit insurance fund. If a conservator or receiver is not appointed, the agency must redetermine every 90 days whether to appoint a conservator or receiver or whether to take alternative action. If the insured depository institution is, on average, critically undercapitalized for 270 days, then a receiver must be appointed unless the agency determines that such institution has positive net worth, has been in substantial compliance with an approved capital restoration plan which requires consistent improvement in the institution’s capital since the date of the approval of the plan, is profitable or has an upward trend in earnings that the agency projects as sustainable, is reducing its ratio of nonperforming loans to total loans, and the head of the agency (as well as the Chairman of the FDIC, if different from the agency) certifies that the institution is both viable and not expected to fail. After 60 days of becoming critically undercapitalized, an insured depository institution is prohibited from paying principal or interest on subordinated debt without FDIC approval. In addition, several other restrictions, much like the discretionary limitations described above for significantly undercapitalized institutions, automatically take effect. FDIC approval is required for a critically undercapitalized institution to engage in certain activities, including but not limited to, entering into any material transaction other than in the usual course of business, extending credit for any highly leveraged transaction, making any material change in accounting methods, amending its articles or bylaws, engaging in any “covered transaction” with an affiliate (as defined in section 23A of the Federal Reserve Act), paying excessive compensation or bonuses, and paying interest on deposits in excess of the prevailing rate in the institution’s market area. Additional restrictions may be imposed on significantly or critically undercapitalized institutions at the regulators’ discretion, including but not limited to, terminating, reducing or altering activities that pose excessive risk to the institution, requiring the institution to elect a new board of directors, to dismiss any director or senior executive officer or to employ new senior executive officers, and prohibiting any controlling bank holding company from making any capital distributions without prior approval.

At December 31, 2009, the Company’s and the Bank’s leverage ratio was 0.03% and 2.45%, respectively, compared to 4.32% and 5.72%, respectively, at December 31, 2008. The Company’s and the Bank’s leverage ratio was 8.69% and 8.83%, respectively, at December 31, 2007.

On June 27, 2008, the Company entered into an agreement with another financial institution for a $6.0 million line of credit. This line of credit matured on June 27, 2009 and paid interest quarterly at prime rate, as reported in The Wall Street Journal, floating with a 6.00% floor. On June 27, 2009, the Company was granted a 90 day extension on the line of credit until September 27, 2009. On November 12, 2009, the Company received notice from the financial institution that an event of default exists under the agreement and demanded payment of the amount outstanding. On December 28, 2009, the Company negotiated a renewal on the line of credit for six months until June 27, 2010. During this period, interest will be paid monthly at prime rate, as reported in the Wall Street Journal, floating with a 6.00% floor. In connection with this renewal, the Company paid down $1,650,000 of the line of credit with funds contributed by CMS to the Company and from funds received through an income tax refund in 2009. This line of credit is secured by all of the issued and outstanding shares of the common stock of the Bank. In the event of an uncured default under this line of credit, the lender could foreclose upon the common stock of the Bank and deprive Crescent of its principal source of income. The Company is currently in default related to its minimum capital ratios covenants and its minimum book value covenant and has not received a waiver from the lender related to falling below these minimum covenant levels.

On the same day that the Company entered into the line of credit discussed above, it drew $2.5 million on the line of credit and contributed that $2.5 million to the Bank. On September 30, 2008, the Company drew an additional $2.5 million on the line of credit and contributed that amount to the Bank. The Company drew an additional $550,000 on the line of credit in the first quarter of 2009 and contributed such capital to the Bank. During the fourth quarter of 2009, the Company paid down the line of credit $1.7 million in order to renew the borrowing. Also, in June 2008, CMS distributed $1.3 million in available capital to the Company and the Company subsequently contributed the $1.3 million to the Bank. In the fourth quarter of 2009, CMS distributed $350,000 in available capital to the Company and the Company used those funds to pay down the line of credit discussed above. The Company contributed this $6.3 million in capital to the Bank in an effort to keep the Bank adequately-capitalized in light of the Bank’s net loss and deterioration in asset quality during 2008 and 2009.

Our total consolidated stockholders’ equity was approximately $700,000, or 0.07% of total consolidated assets, at December 31, 2009, compared to $36.8 million, or 3.54% of total consolidated assets, at December 31, 2008 and $67.4 million, or 7.33% of total consolidated assets, at December 31, 2007. The decrease in the consolidated shareholders’ equity to total consolidated assets ratio in 2009 was due to the Company’s consolidated net loss of approximately $35.5 million in 2009. The decrease in the ratio of consolidated shareholders’ equity to total consolidated assets during 2008 was due to the Company’s consolidated net loss of approximately $31.7 million in 2008 and due to the growth of total consolidated assets of approximately $118.7 million, or 13%, during 2008.

As of December 31, 2009, the Company’s ratio of total consolidated capital to risk-adjusted assets was 0.07%, 0.03% of which consisted of tier 1 capital, and as of December 31, 2008, the Company’s ratio of total consolidated capital to risk-adjusted assets was 8.01%, 5.30% of which consisted of tier 1 capital. As of December 31, 2009, the Bank’s ratio of total capital to risk-adjusted assets was 4.44%, 3.16% of which consisted of tier 1 capital, and as of December 31, 2008, the Bank’s ratio of total capital to risk-adjusted assets was 8.31%, 7.04% of which consisted of tier 1 capital. As of December 31, 2007, the Company’s ratio of total capital to risk-adjusted assets was 10.92%, 9.22% of which consisted of tier 1 capital, and the Bank’s ratio of total capital to risk-adjusted assets was 10.41%, 9.27% of which consisted of tier 1 capital. We paid no dividends to our shareholders during 2009. During 2008, we paid $953,362 of dividends, or $0.180 per share, compared to $1,669,947, or $0.320 per share, during 2007

Currently, the Company is considering a variety of means to increase its capital ratios. As part of those efforts, the Company has retained the services of investment bankers to review any number of strategic opportunities available to the Company and the Bank. However, there is no assurance that the Company’s strategic efforts will be successful, particularly in the current economic environment. In the event we are unable to successfully identify and pursue a strategic alternative and/or raise additional capital or generate sufficient liquidity, then the Company may not be able to continue to operate.

In prior years, the Company maintained sufficient cash to inject into the Bank if its assets grew faster than its capital and such an injection was needed to maintain well-capitalized status. Due to the operating losses we incurred in 2008 and 2009, the Company did not have sufficient cash to keep the Bank at the adequately capitalized level. If the Company cannot raise additional capital either through private or public equity raising efforts, then there will be no further capital injections into the Bank. Due to its capital levels and operating losses in 2008 and 2009, the Bank is unable to pay dividends to the Company. If the Company or the Bank is not able to raise additional capital, the Company may not have sufficient capital to fund its operations. The Company’s ability to preserve and increase its capital will depend on various factors, including general economic and real estate market conditions in our service areas, our ability to raise additional capital, regulatory considerations, the level of consumer confidence in our institution and the banking sector generally, and the Company’s ability to manage and limit the adverse effects of losses on existing loans.

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

Our average liquid assets consist of cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings, investment securities held for maturity and securities held for sale. These average liquid assets totaled $213.4 million, $116.7 million and $47.3 million during 2009, 2008 and 2007, representing 22%, 13% and 6% of average deposits and borrowings, respectively, for those periods. Average liquid assets increased by approximately $96.7 million, or 83%, from the twelve months ended December 31, 2008 to the twelve months ended December 31, 2009 and average liquid assets as a percentage of average deposits and borrowings increased approximately 9% from the same time frame. Our average liquid assets and the percentage of average liquid assets as a percentage of average deposits and borrowings increased due to the Company’s strategic decision to increase short-term liquidity because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The Company, on average, held $41.9 million more in federal funds sold, interest-bearing deposits in other banks and due from banks during 2009 compared to 2008. Average liquid assets increased by approximately $69.4 million, or 147%, from December 31, 2007 to December 31, 2008 and average liquid assets as a percentage of average deposits and borrowings increased approximately 7% from December 31, 2007 to December 31, 2008. Our average liquid assets and the percentage of average liquid assets as a percentage of average deposits and borrowings increased due to the Company’s strategic decision to increase short-term liquidity because of the tightening in the credit and liquidity markets and the deterioration in the real estate market. The Company, on average, held $62.7 million more in federal funds sold, interest-bearing deposits in other banks and due from banks during 2008 compared to 2007.

Average commercial banking loans were 78%, 91% and 99% of average commercial bank deposits and borrowings during 2009, 2008 and 2007, respectively. The ratio of average commercial banking loans to average commercial banking deposits and borrowings decreased during 2009 when compared to 2008 and during 2008 when compared to 2007. The decrease in the ratio of average commercial banking loans to average commercial banking deposits and borrowings during 2009 and 2008 was due to the Company’s strategic decision to increase short-term liquidity in response to the tightening in the credit and liquidity markets and the deterioration in the real estate market. The Bank grew average deposits approximately $91.3 million during 2009 compared to 2008 while average commercial banking loans decreased by $48.7 million during the same time frame. The Bank grew average deposits approximately $139.5 million during 2008 compared to 2007 while average commercial banking loans increased by $56.9 million during the same time frame. The Company’s decision to increase short-term liquidity and the growth of deposits resulted in the Bank holding, on average, approximately $41.9 million and $62.7 million, respectively, more in federal funds sold, interest-bearing deposits and due from banks during 2009 compared to 2008 and during 2008 compared to 2007.

The following table shows operating and capital ratios for each of the last three years:

	Year ended December 31,
	2009	2008	2007
Percentage of net income (loss) to:
Average stockholders’ equity	(159.73)%	(51.73)%	9.88%
Average total assets	(3.41)%	(3.17)%	0.74%
Percentage of average stockholders’ equity to average total assets	2.13%	6.14%	7.51%
Percentage of dividends paid to net income	N/M	N/M	26.09%

N/M – Not meaningful due to net loss for the year

The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs. The Bank maintained a line of credit up to approximately $41.5 million at the FHLB at March 31, 2009. However, based upon the Company’s weakened financial condition and capital levels, the FHLB suspended our line of credit due to the financial condition of the Bank during the second quarter of 2009. The Bank can renew its current advances as they mature, but cannot borrow additional advances at this time. Additionally, during the first quarter of 2009, the FHLB required the Bank to have 125% of collateral to total advances outstanding. The Bank also maintains federal funds lines of credit with correspondent institutions, totaling $14.5 million at December 31, 2009. However, based upon the Company’s weakened financial condition and capital levels, the Company’s access to these federal funds will be restricted in 2010 and may not be available at all. At December 31, 2009, we had $28.0 million in the FHLB advances outstanding and no amounts outstanding on our federal funds lines of credit. During 2009, the average balance in FHLB advances was $30.2 million and the Bank had no amounts outstanding on its federal funds purchased lines during 2009. All of the $28.0 million in advances outstanding are secured by the Bank’s 1 – 4 family first lien mortgage loans, commercial real estate loans and multi-family mortgage loans, investment securities and FHLB Stock. The Bank has an additional $1.7 million in unpledged securities that could be used to borrow additional funds at the Federal Reserve Bank.

The Bank’s liquidity is under critical pressure due to the tightening in the liquidity and credit markets, regulatory limits on brokered and out-of-market deposits, the competitive pricing for deposits in the Bank’s market and other potential regulatory limitations. The Bank is likely to experience increased liquidity pressure during 2010. During 2007 and 2008, we attempted to offset potential decreases in our share of local deposits by accepting out-of-market and brokered deposits. The cost of these brokered and out-of-market deposits were approximately 15 to 30 basis points less than our local deposits during the same period. During 2007 and 2008, the Bank’s out-of-market and brokered deposits increased $161.6 million to $240.1 million at December 31, 2008. We have since reduced our out-of-market and brokered deposits to $182.5 million as of December 31, 2009.

Currently, because the Bank’s capital levels are below the regulatory requirements for “adequately capitalized” institutions, the Bank cannot originate or renew brokered deposits and is limited in the rates that it can offer on deposits generally. From April 2010 through December 2010, the Bank has approximately $120 million in brokered and out-of market deposits maturing, and, if the Bank does not return to a well capitalized position, it will most likely be unable to renew these deposits, which will adversely affect the Bank’s liquidity position. Paying off all of these deposits will greatly diminish the liquidity position of the Company, and we may be unable to fund our business operations. Even if we become eligible to receive a waiver from the FDIC on brokered deposits, we cannot guarantee that we will be granted such waiver. Management has found that most non-relationship oriented retail certificates of deposit are interchangeable with wholesale funding sources such as brokered deposits and wholesale certificates of deposit and as a result, the Company alternates between these funding sources depending on the relative costs. However, our access to brokered deposits as a funding source may be limited in the future.

There can be no assurance that our liquidity level will be sufficient to fund the repayment of all of our maturing brokered deposits and out-of-market deposits in 2010. As a result of our inability to accept, renew or rollover brokered deposits and the potential repayment obligation related to maturing brokered deposits and out-of-market deposits, we have explored alternative sources to increase our liquidity. Access to these alternative sources may be hampered by the current negative publicity surrounding both the banking industry and the Company. The banking industry has come under significant scrutiny due to government funding through the Emergency Economic Stabilization Act of 2008 and the U.S. Treasury’s Troubled Asset Relief Program. In addition, the Company has endured adverse publicity due to its increasing levels of nonperforming assets, goodwill impairment, decreasing stock price during 2009 and net losses in 2009. Additionally, the current volatility and disruptions in the capital markets could impact the Company’s ability to access alternative liquidity sources in the same manner as in the past. Finally, our entry into the Order with the Georgia Department and the FDIC, as well as our independent registered public accountant’s inclusion in their audit report for fiscal year 2008 and 2009 of their doubt about our ability to continue as a going concern, could impact our ability to access alternative liquidity sources or raise additional capital. As a result, our liquidity could be adversely and significantly affected, and we may not be able to fund our operations or continue as a going concern.

Contractual Obligations and Commercial Commitments

Contractual Obligations

The following table presents our contractual obligations at December 31, 2009. The table does not include obligations which will be settled in cash, primarily in less than one year, such as deposits, federal funds purchased, securities sold under repurchase agreements and short term borrowings, which are included in our consolidated balance sheet at December 31, 2009. Additional information concerning contractual cash obligations is provided in Note 16 of the “Notes to Consolidated Financial Statements” included with this Annual Report to Shareholders.

	Payments Due by Period
	Total	Under 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)

Borrowings	$54,086	$12,919	$11,000	$8,000	$22,167
Operating Leases (1) (2)	1,730	399	782	541	8
Purchase Obligations (3)	1,191	741	413	37	-
Employment Compensation Obligations (4)	1,335	53	347	215	720

Total contractual cash obligations	$58,342	$14,112	$12,542	$8,793	$22,895

(1)	Represents minimum annual rental commitments exclusive of taxes and other charges.
(2)

Certain operating leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.

(3)

These obligations relate to services provided for information technology and other outsourcing of operating activities. Amounts presented in the table reflect minimum legally enforceable contractual obligations of $20,000 or greater as of December 31, 2009. The minimum obligation for any notification period is presented in the table.

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

	Amount of Commitment Expiration Per Period
	Total	Under 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)

Commitments to Extend Credit (1)	$44,689	$36,984	$6,481	$876	$348
Letters of Credit (2)	2,463	2,095	363	5	-

Total Commercial Commitments	$47,152	$39,079	$6,844	$881	$348

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

Off-Balance Sheet Arrangements

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital-effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. At December 31, 2009 and December 31, 2008, the Company was a party to interest rate swap contracts (back-end derivatives) under which it pays a fixed rate of interest and receives a variable rate of interest.

The notional amount of the interest rate swaps was approximately $8,239,000 with a fair value of approximately $(956,000) at December 31, 2009 and approximately $8,764,000 with a fair value of approximately $(1,407,000) at December 31, 2008. The Company also has an embedded derivative in each of the loan agreements (front-end derivative) that would require the borrower to pay or receive from the Bank an amount equal to and offsetting the value of the interest rate swaps. These front-end and back-end derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations as of and for the year ended December 31, 2009. If a counterparty, in particular our borrower, fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates.

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

Effects of Inflation

Inflation generally increases the cost of funds and operating overhead, and, to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, low inflation or deflation generally results in decreased interest rates while high inflation generally results in increased interest rates. From September 2007 through the first quarter of 2009, the Federal Reserve reduced interest rates by 500 basis points. The Federal Reserve has indicated that further changes in interest rates would be dependent on economic data. The decrease in interest rates has had a negative impact on our net interest income during 2009.

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

MARKET INFORMATION AND DIVIDENDS

Market Information

The following table sets forth the high and low sales price of the Company’s common stock on the Nasdaq Capital Market for the indicated periods. On March 22, 2010, the price of the Company’s common stock, as quoted on the Nasdaq Capital Market, was $0.49. As of March 22, 2010, there were approximately 1,480 holders of the Company’s common stock.

Period	Sales Price per share of the Company’s Common Stock
	High	Low
2009
Fourth Quarter	$1.55	$.40
Third Quarter	$2.25	$1.47
Second Quarter	$3.43	$1.55
First Quarter	$5.00	$2.51

2008
Fourth Quarter	$7.60	$3.88
Third Quarter	$9.75	$5.65
Second Quarter	$11.51	$8.57
First Quarter	$14.90	$10.50

Dividends

The primary source of income to pay dividends on the Company’s common stock is dividends received from the Bank. Due to its capital levels and operating losses in 2008 and 2009, the Bank is unable to pay dividends to the Company. Cash dividends on the Bank’s common stock may only be declared and paid out of its retained earnings, and dividends may not be declared at any time at which the Bank’s paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. In addition, the Georgia Department’s current rules and regulations require prior approval before cash dividends may be declared and paid if: (i) the Bank’s ratio of tier 1 capital to adjusted total assets is less than 8%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of the Bank’s net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of the Bank’s loans classified as adverse as to repayment or recovery by the Georgia Department at the most recent regulatory examination of the Bank exceeds 80% of the Bank’s tier 1 capital plus the allowance for loan losses as reflected at such examination.

The following table sets forth, for the Company’s last two fiscal years, the dividends per share declared and paid by the Company:

2009	Dividend Per Share	2008	Dividend Per Share

Fourth Quarter	N/A	Fourth Quarter	$ 0.0200
Third Quarter	N/A	Third Quarter	$ 0.0400
Second Quarter	N/A	Second Quarter	$ 0.0400
First Quarter	N/A	First Quarter	$ 0.0800

Future dividends on the Company’s common stock will depend upon the earnings, financial condition and capital adequacy of the Company and its subsidiaries and their need for funds, as well as other relevant factors, including applicable restrictions and governmental policies and regulations. The ability of the Company to pay dividends is subject to statutory restrictions on cash dividends applicable to Georgia business corporations, in particular the requirements that after giving effect to the dividends, the corporation be able to pay its debts as they become due in the usual course of business and that the corporation’s assets not be less than the sum of its total liabilities. The Company does not expect to have any substantial sources of income other than dividends it may receive from the Bank. Due to its capital levels and operating losses in 2008 and 2009, the Bank is unable to pay dividends to the Company.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED

FINANCIAL REPORT

December 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND STOCKHOLDERS

CRESCENT BANKING COMPANY

We have audited the accompanying consolidated balance sheets of Crescent Banking Company and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Crescent Banking Company and subsidiaries will continue as a going concern. As discussed in Note 18 to the consolidated financial statements, the Company is operating under regulatory orders to, among other items, increase capital and maintain certain levels of minimum capital. As of December 31, 2009, the Company was not in compliance with these capital requirements. In addition to its deteriorating capital position, the Company has suffered significant losses from operations for the years ended December 31, 2009 and 2008, and heightened levels of nonperforming assets. These matters raise substantial doubt about the ability of Crescent Banking Company to continue as a going concern. Management’s plans with regard to these matters are discussed in Note 18. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dixon Hughes PLLC

Atlanta Georgia
April 1, 2010

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	2009	2008
Assets
Cash and due from banks	$2,471,541	$6,680,289
Federal funds sold	17,050,000	83,269,000
Interest-bearing deposits in banks	143,778,479	63,078,645
Investment securities available-for-sale	26,356,387	33,593,627
Investment securities held-to-maturity, at cost (fair value approximates $4,472,250 and $3,874,400, respectively)	4,450,000	4,000,000
Restricted equity securities	3,275,000	3,210,675
Mortgage loans held for sale	379,531	979,130
Loans	731,571,728	785,389,240
Less allowance for loan losses	(27,934,813)	(22,280,041)

Loans, net	703,636,915	763,109,199
Premises and equipment, net	21,370,479	22,756,531
Other real estate owned	43,124,334	25,815,072
Cash surrender value of life insurance	14,674,470	14,133,412
Deposit intangibles	90,342	179,030
Deferred tax asset, net of valuation allowance	-	2,435,074
Other assets (Note 20)	13,197,268	15,729,536

Total assets	$993,854,746	$1,038,969,220

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$33,469,518	$40,637,774
Interest-bearing	897,981,332	895,223,907

Total deposits	931,450,850	935,861,681
Short-term borrowings	12,918,509	10,018,509
Long-term borrowings	41,167,000	48,167,000
Accrued interest and other liabilities (Note 20)	6,237,731	6,476,004
Liabilities related to discontinued operations	1,352,846	1,694,496

Total liabilities	993,126,936	1,002,217,690

Stockholders’ equity
Preferred stock, par value $1.00 (1,000,000 shares authorized; no shares issued or outstanding)	-	-
Common stock, par value $1.00 (50,000,000 shares authorized; 5,334,401 and 5,384,547 shares issued respectively)	5,334,401	5,384,547
Capital surplus	18,601,190	19,180,530
Retained earnings (Deficit)	(23,377,555)	12,166,918
Treasury stock, 33,336 shares	(296,091)	(296,091)
Accumulated other comprehensive income	465,865	315,626

Total stockholders’ equity	727,810	36,751,530

Total liabilities and stockholders’ equity	$993,854,746	$1,038,969,220

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
Interest income
Loans including fees	$41,875,158	$51,774,951	$63,626,994
Mortgage loans held for sale	22,272	6,630	16,841
Taxable securities	1,387,515	1,349,159	1,239,512
Tax-exempt securities	85,188	77,028	-
Deposits in banks	1,478,910	452,997	96,992
Federal funds sold	54,141	995,481	694,593

Total interest income	44,903,184	54,656,246	65,674,932

Interest expense
Deposits	31,106,708	34,749,215	33,534,634
Short-term borrowings	625,652	538,840	627,760
Long-term borrowings	1,602,348	2,246,757	2,066,536

Total interest expense	33,334,708	37,534,812	36,228,930

Net interest income	11,568,476	17,121,434	29,446,002
Provision for loan losses	26,201,187	25,848,354	2,676,000

Net interest income (loss) after provision for loan losses	(14,632,711)	(8,726,920)	26,770,002

Noninterest income
Service charges on deposit accounts	1,374,280	1,442,403	1,555,702
Mortgage loan origination fees	474,136	427,522	532,913
Gains on sales of SBA loans	313,999	276,635	520,267
Other operating income	1,602,202	1,563,232	1,564,937

Total other income	3,764,617	3,709,792	4,173,819

Noninterest expenses
Salaries and employee benefits	7,821,892	11,416,713	11,608,833
Occupancy and equipment expenses	3,212,402	3,288,778	3,172,082
Foreclosed asset expense, net	5,326,807	3,746,643	608,946
Other operating expenses (Note 20)	11,911,121	10,023,327	5,786,832

Total other expenses	28,272,222	28,475,461	21,176,693

Income (loss) from continuing operations before income taxes	(39,140,316)	(33,492,589)	9,767,128
Income tax expense (benefit)	(3,595,843)	(2,446,536)	3,441,790

Income (loss) from continuing operations	(35,544,473)	(31,046,053)	6,325,338
Income from operation of discontinued mortgage subsidiary, net of tax expense of $0, $0, and $43,799, respectively	-	-	74,595
Valuation of deferred tax asset allowance from discontinued mortgage subsidiary	-	(658,415)	-

Net income (loss)	$(35,544,473)	$(31,704,468)	$6,399,933

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(Continued)

	2009	2008	2007
EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$(6.73)	$(6.06)	$1.24

Diluted earnings (loss) per share	$(6.73)	$(6.06)	$1.14

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS
Basic earnings (loss) per share	$(6.73)	$(5.93)	$1.22

Diluted earnings (loss) per share	$(6.73)	$(5.93)	$1.12

EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS
Basic earnings (loss) per share	$0.00	$(0.13)	$0.01

Diluted earnings (loss) per share	$0.00	$(0.13)	$0.01

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
Net income (loss)	$(35,544,473)	$(31,704,468)	$6,399,933

Other comprehensive income:
Unrealized gains on securities available-for-sale:
Unrealized holding gains arising during period, net of tax of $100,160, $194,205 and $131,894, respectively	150,239	291,307	197,841

Other comprehensive income	150,239	291,307	197,841

Comprehensive income (loss)	$(35,394,234)	$(31,413,161)	$6,597,774

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	Common Stock		Capital Surplus	Retained Earnings (Deficit)	Total Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity
	Shares	Par Value			Shares	Cost
Balance, December 31, 2006	5,218,146	5,218,146	16,934,569	40,094,762	33,336	(296,091)	(173,522)	61,777,864
Net income	-	-	-	6,399,933	-	-	-	6,399,933
Cash dividends declared, $0.32 per share	-	-	-	(1,669,947)	-	-	-	(1,669,947)
Exercise of stock options	9,000	9,000	33,673	-	-	-	-	42,673
Issuance of common stock – Restricted Shares	61,000	61,000	(61,000)	-	-	-	-	-
Issuance of common stock – DRIP	3,626	3,626	45,793	-	-	-	-	49,419
Stock based compensation expense	-	-	637,495	-	-	-	-	637,495
Other comprehensive income	-	-	-	-	-	-	197,841	197,841

Balance, December 31, 2007	5,291,772	5,291,772	17,590,530	44,824,748	33,336	(296,091)	24,319	67,435,278
Net income (loss)	-	-	-	(31,704,468)	-	-	-	(31,704,468)
Cash dividends declared, $0.18 per share	-	-	-	(953,362)	-	-	-	(953,362)
Exercise of stock options	41,666	41,666	498,111	-	-	-	-	539,777
Issuance of common stock – Restricted Shares	500	500	(500)	-	-	-	-	-
Forfeit of common stock – Restricted Shares	(2,000)	(2,000)	(15,734)	-	-	-	-	(17,734)
Issuance of common stock – DRIP	42,132	42,132	380,186	-	-	-	-	422,318
Issuance of common stock – Stock Purchase Plan	10,477	10,477	58,653	-	-	-	-	69,130
Stock based compensation expense	-	-	669,284	-	-	-	-	669,284
Other comprehensive income	-	-	-	-	-	-	291,307	291,307

Balance, December 31, 2008	5,384,547	$5,384,547	$19,180,530	$12,166,918	33,336	$(296,091)	$315,626	$36,751,530

Net income (loss)	-	-	-	(35,544,473)	-	-	-	(35,544,473)
Forfeit of common stock – Restricted Shares	(81,500)	(81,500)	(990,013)	-	-	-	-	(1,071,513)
Issuance of common stock – Stock Purchase Plan	31,354	31,354	30,125	-	-	-	-	61,479
Stock based compensation expense	-	-	380,548	-	-	-	-	380,548
Other comprehensive income	-	-	-	-	-	-	150,239	150,239

Balance, December 31, 2009	5,334,401	$5,334,401	$18,601,190	$(23,377,555)	33,336	$(296,091)	$465,865	$727,810

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(35,544,473)	$(31,704,468)	$6,399,933
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	-	-	(74,595)
Accretion on securities	109,944	2,735	11,031
Impairment of goodwill	-	3,442,714	-
Impairment of trust preferred securities	176,000	176,000	-
Impairment of other investments	165,975	-	-
Depreciation	1,512,568	1,546,844	1,553,659
Amortization of deposit intangibles	88,688	125,751	125,751
Provision for loan losses	26,201,187	25,848,354	2,676,000
Gain on sale of other real estate owned	(108,599)	(25,581)	(20,464)
Gain on sale of credit cards	-	-	(57,795)
Loss on disposal of premises and equipment	-	14,477	21,078
Income on life insurance policies	(541,058)	(545,826)	(445,260)
Deferred tax	(19,362,535)	(6,365,292)	(887,610)
Impairment of deferred tax benefit	22,008,026	9,870,218	-
Proceeds from sales of mortgage loans held for sale	34,773,642	30,487,890	37,359,377
Originations of mortgage loans held for sale	(34,174,043)	(31,143,867)	(37,136,761)
Stock based compensation expense	(690,965)	651,550	637,495
(Increase) decrease in interest receivable	576,720	1,213,655	(1,236,968)
Decrease in interest payable	(205,828)	(560,586)	(640,460)
Net cash used in discontinued operations	(341,650)	(258,529)	(291,276)
Net change in other assets, liabilities and other operating activities	4,458,633	(5,017,499)	1,560,643

Net cash provided by (used in) operating activities	(897,768)	(2,241,460)	9,553,778

INVESTING ACTIVITIES
Purchase of securities available-for-sale	(7,236,010)	(17,096,716)	(8,294,210)
Proceeds from maturities/calls of securities available-for-sale	14,613,705	6,382,115	3,710,943
Purchase of securities held-to-maturity	(950,000)	(4,000,000)	-
Proceeds from maturities/call of securities held-to-maturity	500,000	-	1,728,241
Proceeds from maturities of other securities	-	225,000	541,500
Purchase of other securities	(230,300)	(251,400)	(360,000)
Net (increase) decrease in federal funds sold	66,219,000	(62,678,000)	(8,623,000)
Net (increase) decrease in interest-bearing deposits in banks	(80,699,834)	(62,403,313)	352,438
Net increase in loans	(42,984)	(11,740,188)	(125,439,019)
Proceeds from sale of other real estate owned	13,091,311	4,373,066	526,220
Purchase of premises and equipment	(126,516)	(3,296,051)	(1,455,781)
Purchase of life insurance policies	-	-	(4,900,000)
Proceeds from sale of credit cards	-	-	649,842

Net cash provided by (used in) investing activities	5,138,372	(150,485,487)	(141,562,826)

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(Continued)

	2009	2008	2007
FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(4,410,831)	$151,610,519	$125,395,798
Net increase (decrease) in borrowings	(4,100,000)	18,509	8,310,000
Dividends paid	-	(953,362)	(1,669,947)
Excess tax benefits from share-based payment arrangements	-	299,244	(24,500)
Issuance of common stock for dividend reinvestment plan	-	422,318	49,419
Issuance of common stock for share purchase plan	61,479	69,130	-
Proceeds from exercise of stock options	-	240,533	67,173

Net cash provided by (used by) financing activities	(8,449,352)	151,706,891	132,127,943

Net increase (decrease) in cash and due from banks	(4,208,748)	(1,020,056)	118,895
Cash and due from banks at beginning of year	6,680,289	7,700,345	7,581,450

Cash and due from banks at end of year	$2,471,541	$6,680,289	$7,700,345

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$33,540,536	$38,095,398	$36,869,390
Income taxes	$-	$1,766,000	$3,929,000
Principal balances of loans transferred to other real estate owned	$33,314,081	$28,194,270	$6,023,832
Unrealized gain on securities available for sale, net	$150,239	$291,307	$197,841

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Crescent Banking Company (the “Company”) provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the “Bank”) in Jasper, Pickens County, Georgia and the surrounding areas. Through its subsidiaries Crescent Capital Trust II, Crescent Capital Trust III, and Crescent Capital Trust IV the Company issued trust-preferred securities that are included in long-term borrowings. See Note 18 regarding the Company’s capital and regulatory matters.

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

The Bank was not required to maintain any reserve balances in cash or on deposit with the Federal Reserve Bank based upon its deposit mix at December 31, 2008 and 2009.

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

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in other operating expenses.

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

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A deferred tax asset valuation allowance has been determined pursuant to accounting guidance.

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

Segments

Internal financial reporting is primarily reported and aggregated in two business lines. Banking accounts for substantially all of the revenues and expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards

In March 2008, the FASB issued a standard that expands quarterly disclosure requirements for an entity’s derivative instruments and hedging activities. This standard became effective for the Company on January 1, 2009 and did not have a material impact on the consolidated financial statements.

In April 2008, the FASB issued a standard which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of this standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under generally accepted accounting principles (“GAAP”). This standard applies to all intangible assets, whether acquired in a business combination or otherwise and was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. Early adoption was prohibited. The adoption of this standard did not have a material impact on the financial statements taken as a whole.

The FASB issued a standard on April 9, 2009, that affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. This standard requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence and also amended previous standards to expand certain disclosure requirements. This standard is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the provisions of this standard for the quarter ended June 30, 2009, as required, and adoption did not have a material impact on the financial statements taken as a whole.

The FASB issued certain standards on April 9, 2009 that (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under these standards, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. These standards are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the provisions of these standards for the quarter ended June 30, 2009, as required, and adoption did not have a material impact on the financial statements taken as a whole.

The FASB issued certain standards on April 9, 2009 that amends previous standards to require an entity to provide disclosures about fair value of financial instruments in interim financial information and to require those disclosures in summarized financial information at interim reporting periods. Under these standards, a publicly traded company shall include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, entities must disclose, in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods, the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position. The new interim disclosures required by these standards are included in the Company’s interim financial statements beginning with the second quarter of 2009.

In January 2009, the FASB finalized a standard that conforms the guidance in GAAP by removing the requirement of management to consider a market participant’s assumptions about cash flows in assessing whether or not an adverse change in previously anticipated cash flows has occurred. The standard is effective for interim and annual periods ending after December 15, 2008, applied prospectively. The adoption of the new standard did not have a significant impact on the determination or reporting of our financial results.

On May 28, 2009, the FASB issued a standard pursuant to which companies are required to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities. This standard requires entities to recognize in the financial statements the

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process. Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date. This standard was effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted the provisions of this standard for the quarter ended June 30, 2009, as required, and adoption did not have a material impact on the financial statements taken as a whole.

On June 12, 2009, the FASB issued a standard to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. This standard eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. This standard also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. This standard will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

On June 12, 2009, the FASB issued a standard that amends previous standards to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. This standard requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. This standard will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

On June 29, 2009, the FASB issued a standard that establishes the FASB Accounting Standards Codification (ASC) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. This standard will be effective for financial statements issued for interim and annual periods ending after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards will be superseded. The Company adopted this standard for the quarterly period ended September 30, 2009, as required, and adoption did not have a material impact on the financial statements taken as a whole.

Derivatives Instruments and Hedging Activities

The Company is a party to interest rate swap contracts which are a cash flow derivative under ASC 815. All derivative financial instruments are recognized on the balance sheet at fair value.

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

Earnings Per Share

Basic earnings per share are computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and unvested restricted stock. The Company has issued restricted stock to certain officers and these shares are included in basic earnings per share upon vesting.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

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

NOTE 2. DISCONTINUED OPERATIONS

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business conducted by Crescent Mortgage Services, Inc. (“CMS”) to Carolina Financial Corporation (“Carolina Financial”) and its subsidiary Crescent Mortgage Corporation (“CMC”). Carolina Financial and CMC are not affiliated with the Company or its subsidiaries. Carolina purchased all of CMS’s mortgage loans, pipeline mortgage loans, premises and equipment and assumed all leases and liabilities related to the transferred assets. The Company’s consolidated balance sheets at December 31, 2009 and December 31, 2008 include no assets and include liabilities of $1,352,846 and $1,694,496, respectively, related to discontinued operations. These liabilities consist of the allowance for recourse liability. This reserve remained with the Company after the sale of the wholesale mortgage operation, as did the risk and the liability from the indemnified loans. When the Company sold loans in the course of its wholesale residential mortgage business, the Company typically made representations and warranties to the purchasers and insurers that the Company had properly originated and serviced the loans under state laws, investor guidelines and program eligibility standards. The Company could be obligated to indemnify the purchaser for unpaid principal and interest on defaulted loans if the Company had breached its representations and warranties with respect to the loans that it sold. At December 31, 2009 and December 31, 2008, the Company had approximately $1.9 million and $1.5 million, respectively, of mortgage loans for which it had agreed to indemnify the purchaser for losses suffered by the purchaser. In the event that the purchaser of these loans experiences any losses with respect to the loans, the Company will be required to indemnify the purchaser for its losses or to repurchase the loans from the purchaser. The Company has established a specific allowance for recourse liability for the loans on which the Company has already become obligated to make indemnification payments to the purchaser and an estimated allowance for recourse liability for probable future losses from loans that the Company may have to indemnify. The estimated recourse liability at both December 31, 2009 and December 31, 2008 for future losses was approximately $1.4 million and $1.7 million, respectively, and is based upon historical information on the number of loans indemnified and the average loss on an indemnified loan. During 2007, 2008 and 2009, our losses related to indemnified loans gradually decreased. During 2007, we evaluated our allowance for the recourse obligation reserve and our analysis showed an overaccrual. This overaccrual was due to the fact that we have indemnified fewer loans than we had previously estimated and had several indemnified loans pay-off without any losses. Therefore, based upon this analysis, we reduced the recourse obligation reserve by $118,394 during 2007. We have evaluated the allowance for recourse liability during 2008 and 2009 and determined that no adjustment was needed.

During 2008 and 2009, the mortgage banking business had no revenues or expenses related to the wholesale mortgage banking business. The mortgage banking business did record a valuation allowance of approximately $658,000 related to its deferred tax asset which was recorded as income tax expense during 2008.

Summarized information for the discontinued operations of the mortgage subsidiary is as follows:

	2009	2008	2007
Revenues	$-	$-	$118,394
Expenses	-	-	-

Pretax income from discontinued operations	-	-	118,394

Income tax expense	-	658,415	43,799

Net income (loss) from discontinued operations	$-	$(658,415)	$74,595

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTE 2. DISCONTINUED OPERATIONS (Continued)

	2009	2008	2007
Balance at beginning of year	$1,694,496	$1,953,025	$2,318,896
Reduction in estimated recourse obligations	-	-	(118,394)
Losses indemnified	(341,650)	(258,259)	(247,477)

Balance at end of year	$1,352,846	$1,694,496	$1,953,025

NOTE 3. INVESTMENT SECURITIES

The carrying value and fair value of investment securities are summarized as follows:

Securities Available-for-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2009
U. S. Government agencies	$4,592,941	$34,376	$(9,922)	$4,617,395
Mortgage-backed agency securities	17,660,922	703,366	(1,289)	18,362,999
Mortgage-backed CMO agency securities	3,326,082	50,490	(579)	3,375,993

	$25,579,945	$788,232	$(11,790)	$26,356,387

December 31, 2008
U. S. Government agencies	$8,999,090	$163,421	$-	$9,162,511
Mortgage-backed agency securities	20,002,443	389,342	(11,512)	20,380,273
Mortgage-backed CMO agency securities	4,066,051	5,046	(20,254)	4,050,843

	$33,067,584	$557,809	$(31,766)	$33,593,627

Securities Held-to-Maturity

December 31, 2009
State and municipal securities	$4,450,000	$22,250	$-	$4,472,250

	$4,450,000	$22,250	$-	$4,472,250

December 31, 2008
State and municipal securities	$4,000,000	$-	$(125,600)	$3,874,400

	$4,000,000	$-	$(125,600)	$3,874,400

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTE 3. INVESTMENT SECURITIES (Continued)

The amortized cost and estimated fair value of debt securities at December 31, 2009, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity, primarily mortgage-backed securities, are shown separately.

	December 31, 2009
	Amortized Cost	Estimated Fair Value
Due in one year or less	$2,750,000	$2,783,983
Due after one year through five years	3,249,282	3,266,734
Due after five years through ten years	1,067,307	1,067,498
Due after ten years	1,976,352	1,971,430
Mortgage-backed securities	20,987,004	21,738,992

	$30,029,945	$30,828,637

Securities with an approximate carrying value of $24,589,645 and $18,207,299 at December 31, 2009 and 2008, respectively, were pledged to secure public funds as required by law, and for other purposes.

The fair value of securities with unrealized losses at December 31, 2009 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government agencies	$1,016,430	$(9,922)	-	-
State and municipal securities	-	-	-	-
Mortgage backed agency securities	445,259	(1,289)	-	-
Mortgage backed CMO agency securities	-	-	145,102	(579)

Total	$1,461,689	$(11,211)	$145,102	$(579)

The fair value of securities with unrealized losses at December 31, 2008 is shown below:

	Less Than 12 Months		More Than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
State and municipal securities	3,874,400	(125,600)	-	-
Mortgage backed agency securities	851,507	(6,618)	322,307	(4,893)
Mortgage backed CMO agency securities	1,278,605	(13,724)	687,389	(6,531)

Total	$6,004,512	$(145,942)	$1,009,696	$(11,424)

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTE 3. INVESTMENT SECURITIES (Continued)

Management of the Company believes all unrealized losses as of December 31, 2009 and 2008 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. Total impairment represents less than 1% of amortized cost. In addition, all of the securities are backed by the U.S. Government or one of its agencies/quasi-agencies.

The Company had an investment of $352,000, which was recorded in other assets on the balance sheet and held at the holding company. This investment consisted of trust preferred securities in various community bank holding companies. The Company recorded an other than temporary impairment on this investment of $176,000 during the fourth quarter of 2008, which brought down the carrying value of this investment to $176,000 at December 31, 2008. During the second quarter of 2009, the Company recorded an additional other than temporary impairment on the investment of $176,000, which brought down the carrying value of this investment to $0 from its original basis of $352,000.

The Company also had an investment of $165,975 in Community Financial Services, Inc., which was the holding company for Silverton Bank. On May 1, 2009, the Office of the Comptroller of The Currency closed Silverton Bank and appointed the Federal Deposit Insurance Corporation as receiver. As a result, our 300 shares held in Community Financial Services, Inc., valued at $165,975, were written-off during the second quarter of 2009.

NOTE 4. LOANS

The composition of loans is summarized as follows:

	December 31,
	2009	2008

Commercial	$33,268,217	$36,184,933
Real estate – construction and land development	273,309,313	347,117,835
Real estate – commercial real estate – owner occupied	135,623,250	141,566,654
Real estate – commercial real estate – non owner occupied	108,116,338	101,637,601
Real estate – residential	168,497,316	143,968,720
Consumer installment and other	12,757,294	14,913,497

	731,571,728	785,389,240
Allowance for loan losses	(27,934,813)	(22,280,041)

Loans, net	$703,636,915	$763,109,199

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2009	2008	2007

Balance, beginning of year	$22,280,041	$9,825,911	$8,023,565
Provision for loan losses	26,201,187	25,848,354	2,676,000
Loans charged off	(20,711,917)	(13,565,488)	(1,298,540)
Recoveries of loans previously charged off	165,502	171,264	424,886

Balance, end of year	$27,934,813	$22,280,041	$9,825,911

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTE 4. LOANS (Continued)

Nonperforming loans were as follows:

	2009	2008
Nonaccrual loans	$79,840,877	$18,881,735
Renegotiated loans	8,698,195	17,896,747
Loans past due 90 days still on accrual	123,791	389

Total	$88,662,863	$36,778,871

Average investment in nonperforming loans	$55,599,671	$25,756,124

Nonperforming loans with allowance allocated	$47,664,794	$21,994,274
Amount of allowance allocated	$7,115,514	$4,680,388

At December 31, 2009 and 2008, nonperforming loans are shown net of $10,153,841 and $3,999,382, respectively, in previously charged-off amounts.

Impaired loans, which include nonperforming loans, are loans that based on current information and events are loans where it is considered probable that the Company will be unable to collect all amounts of contractual principal and interest as scheduled in the loan agreement.

Impaired loans were as follows:

	2009	2008
Loans with no allowance allocated or specific charge-off	$108,151,810	$4,743,037
Loans with allowance allocated	114,959,452	50,836,682
Loans with specific charge-off only	17,760,961	10,041,171

Total Impaired Loans	$240,872,223	$65,620,890

Amount of allowance allocated	$16,038,968	$10,562,000

At December 31, 2009 and 2009, impaired loans are shown net of $10,153,841 and $3,999,382, respectively, in previously charged-off amounts. Of the $240,872,223 in impaired loans at December 31, 2009, $108,151,810 did not require a specific allowance or specific charge-off. Of this $108,151,810, $63,199,620 was related to construction and land development loans, $26,165,354 was related to residential and multi-family real estate loans and $8,660,885 was related to commercial real estate loans. The significant increase in impaired loans is due to loans we previously disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as potential problem loans that have migrated to impaired loans. Based upon further deterioration in these loans since December 31, 2008, management now considers it probable that these loans will not perform to their original contractual terms and has evaluated these loans as impaired loans under the requisite accounting guidance. The significant amount of impaired loans remaining on an accrual basis is due to our analysis that these loans have sufficient collateral value to cover the current loan amount. Interest payments on these loans in large part are being paid from other sources of funds by the borrower or guarantor. While at year-end these performing impaired loans were substantially current or in the 0-30 days past due category, they continue to deteriorate and migrate to nonperforming. As of the date of this Report, nonaccrual loans have increased to a total of $120,282,140.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2009 are as follows:

Balance, beginning of year	$7,899,365
Advances	799,785
Repayments	(1,010,388)
Change in directors and executive officers	-

Balance, end of year	$7,688,762

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2009	2008

Land	$9,162,318	$9,162,318
Buildings and improvements	13,997,307	13,991,740
Equipment	8,407,932	8,387,011

	31,567,557	31,541,069
Accumulated depreciation	(10,197,078)	(8,784,538)

Premises and equipment, net	$21,370,479	$22,756,531

Leases:

The Bank leases certain of its branch facilities and property under various noncancelable operating leases. The initial terms range from one to twelve years.

Rental expense from operating leases amounted to $437,651, $473,449, and $408,578 for the years ended December 31, 2009, 2008 and 2007, respectively.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2010	$399,479
2011	397,834
2012	382,937
2013	266,357
2014	274,348
Thereafter	8,521

$1,729,476

The lease for our executive and administrative office space and for the commercial loan administration and operation office space was entered into with Pickland, Inc. which is a related party to our President and Chief Executive Officer. With respect to the leases between the Company and Pickland, Inc., the Company retained an independent consultant to appraise the property and review the terms of the lease to ensure that the lease conforms economically and on other terms for leases of similar commercial property in the area. The rental expense paid to Pickland, Inc. during the years ended December 31, 2009, 2008 and 2007 was $235,720, $227,786 and $128,100, respectively.

NOTE 6. DEPOSIT INTANGIBLES

Following is a summary of information related to acquired deposit intangibles:

	As of December 31, 2009		As of December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit premiums	$1,076,829	$986,487	$1,076,829	$897,799

The aggregate amortization expense was $88,688, $125,751 and $125,751 for the years ended December 31, 2009, 2008, and 2007, respectively.

CRESCENT BANKING COMPANY

AND SUBSIDIARIES

NOTE 6. DEPOSIT INTANGIBLES (Continued)

The estimated amortization expense for each of the next five years is as follows:

2010	$51,624
2011	38,718
2012	-
2013	-
2014	-

$90,342

NOTE 7. DEPOSITS

The following is a summary of interest-bearing deposit liabilities at December 31, 2009 and 2008.

	December 31,
	2009	2008
Interest-bearing demand	$129,099,288	$95,885,956
Savings	78,154,451	56,210,141
Time, $100,000 and over	296,563,343	295,679,998
Other time	394,164,250	447,447,812

	$897,981,332	$895,223,907

The total amount of out-of-market deposits, including brokered deposits, at December 31, 2009 and 2008 was $182,498,120 and $240,066,188, respectively.

The scheduled maturities of time deposits at December 31, 2009 are as follows:

2010	$573,909,457
2011	67,566,402
2012	27,206,234
2013	12,006,968
2014	10,038,532

$690,727,593

The aggregate amount of deposits of executive officers and directors of the Company and their related interests was approximately $3,354,904 and $4,679,897, respectively, at year-end 2009 and 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS

Borrowings consist of the following:

	December 31,
	2009	2008

FHLB Advance-short term, interest payable monthly at fixed rates ranging from .32% to 3.79%, advances mature at various dates from February 1, 2010 to November 1, 2010, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	$9,000,000	$5,000,000

New Horizons Bank, Holding Company Debt, with interest floating at prime with a 6% floor, reprices monthly, interest payable on 27th day monthly. Note matures on June 27, 2010, collateralized by Crescent Bank & Trust Company stock. (See Note 23)	$3,918,509	5,018,509

Total Short-Term Borrowings	$12,918,509	$10,018,509

Debentures payable, with interest accruing at 3 Month Libor plus 260 basis points (2.85363% at December 31, 2009). The payment of interest has been deferred on this debenture since the March 15, 2009 payment and may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at 3 Month Libor plus 260 basis points. The debentures are due September 15, 2037 and are unsecured. (See Note 22)	$10,310,000	$10,310,000

Debentures payable, with interest accruing at prime (3.25% at December 31, 2009). The payment of interest has been deferred on this debenture since the March 31, 2009 payment and may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at prime. The debentures are due September 30, 2035 and are unsecured. (See Note 22)	8,248,000	8,248,000

Debentures payable, with interest accruing at 3 Month Libor plus 165 basis points (1.93438% at December 31, 2009). The payment of interest of interest on this debenture has been deferred since the April 7, 2009 payment and may be deferred for up to twenty consecutive quarters, with deferred interest payments accruing interest at 3 Month Libor plus 165 basis points. The debentures are due July 7, 2036 and are unsecured. (See Note 22)	3,609,000	3,609,000

FHLB Advance-ten year convertible advances, interest payable quarterly at fixed rates ranging from 3.71% to 3.95%, advances mature at various dates from January 5, 2015 to June 24, 2015 and are callable from five years, collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	8,000,000	8,000,000

FHLB Advance-long term, interest payable either monthly or quarterly at fixed rates ranging from 3.52% to 4.38%, advances mature at various dates from January 18, 2011 to August 8, 2011 collateralized by first mortgage loans, commercial real estate loans, and FHLB stock.	11,000,000	18,000,000

Total Long-Term Borrowings	$41,167,000	$48,167,000

For December 31, 2009 and 2008, the Company has pledged approximately $43,678,000 and $57,133,000 in first mortgage residential loans and commercial loans as collateral for FHLB borrowings.

At year-end 2009, the Company had approximately $14,500,000 of federal funds lines of credit available from correspondent institutions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS (Continued)

Debentures payable relates to the Company’s issuance of trust preferred securities through its subsidiaries Crescent Capital Trust II, Crescent Capital Trust III, and Crescent Capital Trust IV. The Company has fully and unconditionally guaranteed the obligations of the Trusts. Subject to certain limitations, the trust preferred securities qualify as Tier 1 capital of the Company for regulatory capital purposes. Of the $21.5 million in trust preferred securities currently outstanding, approximately $87,000 qualifies as tier 1 capital for regulatory capital purposes. The principal use of the net proceeds from the sale of the securities was to infuse capital to the Company’s bank subsidiary, Crescent Bank and Trust. During the second quarter of 2009, the Company exercised its rights under the Trust Preferred Securities agreements to defer interest payments on all three Trusts (See Note 22).

NOTE 9. DERIVATIVE INSTRUMENTS

In order to manage its interest rate sensitivity, the Company uses off-balance sheet contracts that are considered derivative financial instruments. Derivative financial instruments can be a cost-effective and capital effective means of modifying the repricing characteristics of on-balance sheet assets and liabilities. At December 31, 2009 and December 31, 2008, the Company was a party to interest rate swap contracts (back-end derivative) under which it pays a fixed rate of interest and receives a variable rate of interest. The notional amount of the interest rate swaps was approximately $8,239,000 with a fair value of approximately $(956,000) at December 31, 2009 and approximately $8,764,000 with a fair value of approximately $(1,407,000) at December 31, 2008. The Company also has an embedded derivative in each of the loan agreements (front-end derivative) that would require the borrower to pay or receive from the Bank an amount equal to and offsetting the value of the interest rate swaps. These front-end and back-end derivatives are recorded in other assets and other liabilities. The net effect of recording the derivatives at fair value through earnings was immaterial to the Company’s financial condition and results of operations as of the twelve months ended December 31, 2009 and 2008. If a counterparty, in particular our borrower, fails to perform and the market value of the financial derivative is negative, the Company would be obligated to pay the settlement amount for the financial derivative. If the market value is positive, the Company would receive a payment for the settlement amount for the financial derivative. The settlement amount of the financial derivative could be material to the Company and is determined by the fluctuation of interest rates.

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

During the third quarter of 2007, the Company restated the plan due to new accounting interpretations and tax laws related to the previous SERP. In the process of restating the previous plan, the Company reached agreements to buy-out all former employees and directors that participated in the previous plan except for one former director, who remains on the former plan including the endorsement split dollar agreement. These former employees and directors were paid settlements in January of 2008. The total amount to be paid to the former employees and former directors is approximately $207,000. The restated supplemental retirement plan is a non-qualifying deferred compensation plan with a defined benefit for the officers and directors. The Company purchased an additional $4.9 million in new insurance policies during 2007 due to the restatement of the supplemental retirement plan. As of December 31, 2009, the Bank had approximately $14.7 million in bank owned life insurance on the participating officers and directors, which is expected to provide funding for future benefit payments. The life insurance policies

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. DEFERRED COMPENSATION AND SUPPLEMENTAL RETIREMENT PLANS (Continued)

were designed to offset the program’s cost during the lifetime of the participant and to provide complete recovery of all the program’s costs at their death. The benefits for each officer and director participating in the plan would have accrued and vested during the period of employment and would have been distributed as monthly benefit payments for fifteen years when the covered officer and director reached his or her retirement age. The new plan provides that the retirement age is 65 for officers and 70 for directors. The benefits from the new plan for officers and directors were established as of the implementation of the new plan and did not depend on the performance of the life insurance policies, as provided in the former plan. The monthly payments were based upon a percentage of the projected base salary for officers or projected compensation for directors, as appropriate, at retirement. The percentage of base salary applied to officers was between 50% and 15%, depending on the level of the officer. The percentage of annual compensation applied to directors was 30%. The plan also provided for payment of disability or death benefits in the event a participating officer or director became permanently disabled or dies prior to attainment of retirement age. If the Company had a change in control before the officer or director, as appropriate, reaches retirement age, then the participating officer or director would have been entitled to a benefit.

On April 1, 2009, a majority of the officers and directors agreed to freeze their balance in the retirement plan at the balance accrued at March 31, 2009, instead of continuing to accrue benefits to the meet the defined benefit originally agreed upon at the restatement of the plan in 2007. On September 30, 2009, the officers who agreed to freeze their balance in the retirement plan also agree to waive their rights to their defined retirement plan benefit, their disability benefits and their benefits received under a change of control. The only benefit that remained for this group of officers is the death benefit if the officer dies prior to attainment of retirement age. These waivers allowed the Bank to reverse previous retirement benefit accruals on these officers of approximately $1,093,000 at September 30, 2009, which is recorded as a reduction in Salaries and Employee Benefits in our statement of operations.

Under the new plan, the provisions of approximately $204,000 and $592,000, respectively, were expensed for the years ended December 31, 2009 and 2008 for future benefits to be provided. Benefits paid to participants under the new plan were approximately $46,000 and $38,000 for the years ended December 31, 2009 and 2008, respectively and benefits paid to participants under the former plan were approximately $225,000 for the year ended December 31, 2008. The total liability under the plan at December 31, 2009 and 2008 was approximately $1,335,000 and $2,271,000, respectively, and is included in Accrued Expenses and Other Liabilities in the accompanying consolidated statements of financial condition.

The Company also sponsors a 401K retirement plan for its employees, which allows them to contribute a percentage of their compensation into the plan. Employees can begin to contribute to the plan immediately, and upon achieving one year of service, the employee is eligible to receive monthly matching contributions from the Company of 50% of the first 6% contributed with a maximum of 3%. During June 2009, the Company suspended matching contributions related to the 401K retirement plan for its employees. The Company’s contribution into the plan was $68,427, $208,945 and $170,469 for 2009, 2008 and 2007.

NOTE 11. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

In 2001, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within thirty days of cash dividend payment date. Cash dividends and optional cash payments are used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 2009, 31,354 shares were purchased under the plan at an average per share price of $1.961. For the year ended December 31, 2008, 52,609 shares were purchased under the plan at an average per share price of $9.342.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION

The Company has two share-based compensation plans in effect at December 31, 2009. The compensation cost that has been charged against income for the year ended December 31, 2009, 2008 and 2007 for those plans was $303,297, $651,551 and $637,495, respectively. For the year ended December 31, 2009 the compensation cost related to options was $77,774 and to restricted stock was $225,523. At September 30, 2009, there were 81,500 shares of unvested restricted stock outstanding that were forfeited. These waivers allowed the Bank to reverse previous stock compensation expense on these unvested stock awards of $994,262 at September 30, 2009, which is recorded as a reduction in Salaries and Employee Benefits in our statement of operations. As of December 31, 2009, the Company has no shares of restricted stock outstanding. For the year ended December 31, 2008 the compensation cost related to options was $179,029 and to restricted stock was $472,522. For the year ended December 31, 2007 the compensation cost related to options was $221,710 and to restricted stock was $415,785. The Company recorded a deferred tax benefit in the amount of $6,890 and $20,473, respectively, during 2009 and 2008 related to share-based compensation.

The Company has a qualified stock option plan for key employees (the “employee plan”) and has reserved 600,000 shares of common stock for options and restricted stock awards. Options and restricted stock are granted at the fair market value of the Company’s common stock on the date of grant. All options under the employee plan expire ten years from the date of grant and the options at December 31, 2009 vest over periods ranging from 12 months to 60 months. At December 31, 2009, 203,446 awards were available for grant.

The Company also has non-qualified stock option plans for directors (the “director plans”) and has reserved 396,000 shares of common stock. Options are granted at fair market value of the Company’s common stock on the date of grant multiplied by 1.05, except for certain options that were granted at $4. All options under these plans expire ten years from the date of grant and all the options vest upon grant. At December 31, 2009, 42,016 options were available for grant at fair market value and none were available to grant at $4.

In 2009, the Company awarded no restricted share awards to employees under the employee plan. At September 30, 2009, all 81,500 shares of unvested restricted stock outstanding were forfeited by the officers of the Bank, and as of December 31, 2009 the Company had no shares of restricted stock outstanding. In 2008, the Company awarded 500 in restricted share awards to employees under the employee plan. In general, restrictions on shares granted to employees expire within the vesting period of the award which range from 12 months to 48 months. The weighted-average grant-date fair value of restricted share awards granted in 2008 was $12.42.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (Continued)

Other pertinent information related to the options follows:

	Years Ended December 31,
	2009		2008		2007
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of year	492,520	$13.59	540,020	$13.11	534,520	$12.69
Granted at market price	16,500	1.81	16,500	10.14	16,500	22.71
Exercised	-	-	(41,666)	5.77	(9,000)	7.46
Cancelled	(4,000)	4.00	(22,334)	13.91	(2,000)	20.50

Under option, end of year	505,020	13.28	492,520	13.59	540,020	13.11

Exercisable, end of year	499,682	13.24	468,182	13.49	476,518	12.93

Weighted-average fair value of options issued and outstanding during the year	$1.19		$3.55		$6.79

Information pertaining to options outstanding at December 31, 2009 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Average Remaining Contractual Life	Weighted- Average Exercise Price
$4.00 – 5.99	68,820	3 years	$4.02	68,820	3 years	$4.02
6.00 – 8.99	34,900	2 years	7.10	34,900	2 years	7.10
9.00 – 13.50	143,300	5 years	12.78	142,300	5 years	12.78
13.51 – 22.71	258,000	5 years	16.86	253,662	5 years	16.85

Total	505,020	5 years	$13.28	$499,682	5 years	$13.24

At December 31, 2009, the intrinsic value of both options outstanding and options exercisable was $0. There were no options exercised during 2009. For the years ended December 31, 2008 and 2007, the intrinsic value of options exercised was $195,787 and $135,796. The fair value of options vested during the year ended December 31, 2009, 2008 and 2007 was $77,774, $179,029 and $221,710, respectively.

There were no options exercised under all share-based payment arrangements for the year ended December 31, 2009. Cash received from option exercise under all share-based payment arrangements for the year ended December 31, 2008 was $240,533. The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements totaled $58,547 for the year ended December 31, 2008.

As of December 31, 2009, there was $3,237 of total unrecognized compensation cost related to non-vested option compensation arrangements. Such cost is expected to be recognized over a weighted-average period of approximately 1 year. At December 31, 2009, there was no unrecognized compensation cost related to non-vested restricted stock compensation arrangements in that all shares of restricted stock outstanding were forfeited during 2009.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 16,500 options during 2009 with an average fair value of $1.19 per option and 16,500 options during 2008 with an average fair value of $3.55 per option and 16,500 options during 2007 with an average fair value of $6.79 per option.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (Continued)

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 4 years trading history, which we believe approximates the future volatility of the Company’s stock price. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the average assumptions for the Black-Scholes model used in determining the fair value of options granted to employees during 2009, 2008 and 2007.

	Years Ended December 31,
	2009	2008	2007
Dividend yield (as a percent of the fair value of the stock)	0.00%	1.66%	1.47%
Expected life	10 years	10 years	5 years
Expected volatility	57.45%	31.65%	21.02%
Risk-free interest rate	3.79%	3.79%	4.65%

NOTE 13. INCOME TAXES

Effective January 1, 2007, Crescent adopted the accounting guidance for uncertainty in income taxes. This Interpretation provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. The initial adoption of this Interpretation had no impact on Crescent’s financial statements.

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

The Company recorded income tax expense (benefit) of $(3,595,843), $(1,788,121), and $3,485,589 for the years ended December 31, 2009, 2008, and 2007, respectively. The components of total income tax expense (benefit) are as follows:

	Years Ended December 31,
	2009	2008	2007
Total:
Current - federal	$(6,135,208)	$(4,405,025)	$3,886,612
Current - state	(106,127)	(888,020)	486,587
Deferred - federal	2,369,513	2,586,764	(752,969)
Deferred - state	275,979	918,160	(134,641)

Income tax expense (benefit)	$(3,595,843)	$(1,788,121)	$3,485,589

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (Continued)

The Company’s total income tax expense (benefit) differs from the amounts computed by applying the Federal income tax statutory rates to income (loss) before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$(13,307,708)	34%	$(11,387,480)	34%	$3,361,077	34%
State income tax	(1,578,320)	4	(1,284,334)	4	232,284	2
Life insurance	(183,960)	-	(185,581)	1	(151,388)	(2)
Additional tax benefit of NOLs and credits	(674,654)	2	-	-	-	-
Impairment adjustment	-	-	1,170,523	(4)	-	-
Other items, net	10,990	-	28,533	-	43,616	1
Increase in valuation allowance	12,137,809	(31)	9,870,218	(29)	-	-

Income tax expense (benefit)	$(3,595,843)	9%	$(1,788,121)	5%	$3,485,589	35%

The components of deferred income taxes are as follows:

	December 31,
	2009	2008
Deferred tax assets:
Premises and Equipment	$295,839	$154,468
Allowance for loan losses	10,604,055	8,457,503
Allowance for recourse obligations	513,540	643,231
Deferred compensation, non-qualified plans	548,346	906,298
OREO write-downs	3,288,115	931,956
Stock based compensation expense	108,593	442,493
Net operating loss carryforwards	6,126,430	941,945
State tax credit carry forward	495,880	146,998
Capital Loss carryforward	63,004	-
Valuation allowance	(22,008,026)	(9,870,218)
Other	319,371	235,328

	355,147	2,990,002

Deferred tax liabilities:
Mortgage servicing rights	440	5,723
Investment securities available for sale	310,577	210,417
Prepaid expenses	320,413	284,359
Intangibles	34,294	53,890
Other	-	539

	665,724	554,928

Net deferred tax assets (liabilities)	$(310,577)	$2,435,074

The Company has net operating loss carryforwards of approximately $15,231,000 for Federal income tax reporting which expire in years through 2023, of which, $2,460,478 is limited to utilization of $427,000 annually.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EARNINGS (LOSS) PER SHARE

Presented below is a summary of basic and diluted earnings (loss) per share.

	Years Ended December 31,
	2009	2008	2007
Consolidated
Basic earnings (loss) per share
Weighted average common shares outstanding	5,282,206	5,231,111	5,164,169

Net income (loss)	$(35,544,473)	$(31,704,468)	$6,399,933

Basic earnings (loss) per share	$(6.73)	$(6.06)	$1.24

Diluted earnings per share
Weighted average common shares outstanding	5,282,206	5,231,111	5,164,169
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year (1)	-	-	466,694

Total weighted average common shares and common stock equivalents outstanding	5,282,206	5,231,111	5,630,863

Net income (loss)	$(35,544,473)	$(31,704,468)	$6,399,933

Diluted earnings (loss) per share	$(6.73)	$(6.06)	$1.14

Continuing Operations
Basic earnings (loss) per share
Weighted average common shares outstanding	5,282,206	5,231,111	5,164,169

Income (loss) from continuing operations	$(35,544,473)	$(31,046,053)	$6,325,338

Basic earnings (loss) per share, continuing operations	$(6.73)	$(5.93)	$1.22

Diluted earnings (loss) per share
Weighted average common shares outstanding	5,282,206	5,231,111	5,164,169
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year (1)	-	-	466,694

Total weighted average common shares and common stock equivalents outstanding	5,282,206	5,231,111	5,630,863

Income (loss) from continuing operations	$(35,544,473)	$(31,046,053)	$6,325,338

Diluted earnings (loss) per share, continuing operations	$(6.73)	$(5.93)	$1.12

Discontinued Operations
Basic earnings (loss) per share
Weighted average common shares outstanding	5,282,206	5,231,111	5,164,169

Income from discontinued operations	$-	$(658,415)	$74,595

Basic earnings (loss) per share, discontinued operations	$-	$(0.13)	$0.01

Diluted earnings (loss) per share
Weighted average common shares outstanding	5,282,206	5,231,111	5,164,169
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year (1)	-	-	466,694

Total weighted average common shares and common stock equivalents outstanding	5,282,206	5,231,111	5,630,863

Income (loss) from discontinued operations	$-	$(658,415)	$74,595

Diluted earnings (loss) per share, discontinued operations	$-	$(0.13)	$0.01

(1)	Diluted loss per share is calculated by using the weighted average common shares outstanding, instead of the diluted weighted average shares outstanding, because they are anti-dilutive. For the year ended December 31, 2009, 70,413 were excluded. For year ended December 31, 2008, 39,089 were excluded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. MORTGAGE LOAN SERVICING

Mortgage loans serviced for others are not reflected in the consolidated financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $5 million, $6 million and $9 million, as of December 31, 2009, 2008, and 2007, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. Substantially all of the Company’s servicing activity was concentrated within the eastern half of the United States.

At December 31, 2009, the Company had errors and omissions insurance and fidelity bond insurance coverage in force of $10,000,000.

The following is a summary of the activity of mortgage servicing rights during 2009:

Mortgage servicing rights as of December 31, 2008	$15,078
Amortization of mortgage servicing rights	(13,918)

Mortgage servicing rights as of December 31, 2009	$1,160

The following is a summary of the activity of mortgage servicing rights during 2008:

Mortgage servicing rights as of December 31, 2007	$28,996
Amortization of mortgage servicing rights	(13,918)

Mortgage servicing rights as of December 31, 2008	$15,078

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

	December 31,
	2009	2008
Commitments to extend credit	$44,689,194	$62,310,775
Standby letters of credit	2,462,756	2,285,933

	$47,151,950	$64,596,708

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

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital of the bank subsidiary, or approximately $6,392,000. Due to the significant decline in capital levels during 2009 and 2008, the Company is not in compliance with this policy related to twenty-three loan relationships totaling approximately $297,970,000.

NOTE 18. CAPITAL AND REGULATORY MATTERS

The Bank must receive prior approval from the Georgia Department of Banking and Finance (the “Georgia Department”) in order to pay a dividend if: (i) total classified assets at the most recent examination of the Bank exceed 80% of tier 1 capital plus the allowance for loan losses as reflected at such examination; (ii) the aggregate amount of dividends to be paid in the calendar year exceeds 50% of the Bank’s net profits, after taxes but before dividends, for the previous year; and (iii) the ratio of the Bank’s tier 1 capital to its adjusted total assets is less than 6%. Based on this limitation, the Bank did not have the requisite capital available for the payment of dividends in 2009 or 2008. At December 31, 2009, the Company was restricted from transferring its $25,569,000 investment in the Bank to the Company without prior regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements may result in “prompt corrective action” by regulators, including the imposition of a number of requirements and restrictions such as orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator. Any of these regulatory actions could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators. Additional capital may be required based on the regulators consideration of the quality, type and diversification of assets, current and historical earnings, provisions for liquidity with particular emphasis on asset/liability mismatches and sensitivity to market risks in the asset portfolios, the quality of management, and the existence of other activities that may expose the institution to risk, including the degree of leverage and risk undertaken by any parent company or affiliates. Prompt corrective action provisions are not applicable to bank holding companies.

The capital measures used by the federal banking regulators are the total risk-based capital ratio, tier 1 risk-based capital ratio, and the leverage ratio. Under the regulations, a national or state member bank will be (i) well capitalized if it has a total capital ratio of 10% or greater, a Tier 1 capital ratio of 6% or greater, a leverage ratio of 5% or greater, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure, (ii) adequately capitalized if it has a total capital ratio of 8% or greater, a tier 1 capital ratio of 4% or greater, and a leverage ratio of 4% or greater (3%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. CAPITAL AND REGULATORY MATTERS (Continued)

in certain circumstances) and does not qualify as well capitalized, (iii) undercapitalized if it has a total capital ratio of less than 8%, or a tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances), (iv) significantly undercapitalized if it has a total capital ratio of less than 6%, or a tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% or (v) critically undercapitalized if its ratio of tangible equity to total assets is equal to or less than 2%. As a result of the Bank’s asset quality deterioration and the significant provision for loan losses made during 2008 and 2009, the Bank is no longer considered “adequately capitalized” under all applicable regulatory capital measurements as of December 31, 2009. As a result, the Bank and the Company are prohibited from certain practices by the regulatory authorities and subject to certain restrictions.

On April 29, 2009, the Bank’s board of directors, the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department entered into an order to cease and desist (“the Order”) from certain unsafe and unsound practices, and requiring the Bank to adopt a program of corrective action as a means of addressing the identified deficiencies. The Order requires that the Bank implement a number of actions, including developing a written analysis and assessment of its management and staffing needs; increasing its board of directors’ participation in the Bank’s affairs; having and retaining qualified management; eliminating certain classified assets not previously collected or charged-off; reducing risk exposure with respect to certain problem assets; ceasing the extension of additional credit to certain borrowers; implementing a plan to improve its lending practices; implementing a plan for reducing credit concentration; establishing and maintaining a policy to ensure the adequacy of the allowance for loan losses; formulating and implementing a plan to improve earnings; implementing an assets/liability management policy; developing and implementing a written liquidity contingency funding plan; implementing Bank Secrecy Act compliance; and eliminating or correcting all apparent violations of law. The Order also requires the Bank to increase its capital so that the Bank has a minimum Tier 1 Capital Ratio of 8.0% and a minimum Total Risk Based Capital Ratio of at least 10.0% within 120 days of the effective date of the Order. The Bank is currently not in compliance with this capital requirement imposed by the Order.

As of December 31, 2009, the most recent notification from the FDIC categorized the Bank as significantly undercapitalized under the regulatory framework for prompt corrective action for the Total risk-based, Tier I risk-based and Tier 1 leverage ratios. To be categorized as well or adequately capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2009:
Total Capital to Risk Weighted Assets:
Company	$518	0.07%	$63,477	8%	$	N/A	N/A
Bank	$35,130	4.44%	$63,321	8%		$79,151	10%
Tier I Capital to Risk Weighted Assets:
Company	$259	0.03%	$31,739	4%	$	N/A	N/A
Bank	$25,013	3.16%	$31,660	4%		$47,490	6%
Tier I Capital to Average Assets:
Company	$259	0.03%	$40,844	4%	$	N/A	N/A
Bank	$25,013	2.45%	$40,772	4%		$50,965	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. CAPITAL AND REGULATORY MATTERS (Continued)

As of December 31, 2008:
Total Capital to Risk Weighted Assets:
Company	$68,548	8.01%	$68,434	8%	$	N/A	N/A
Bank	$70,788	8.31%	$68,144	8%		$85,179	10%
Tier I Capital to Risk Weighted Assets:
Company	$45,357	5.30%	$34,217	4%	$	N/A	N/A
Bank	$59,997	7.04%	$34,072	4%		$51,108	6%
Tier I Capital to Average Assets:
Company	$45,357	4.32%	$41,949	4%	$	N/A	N/A
Bank	$59,997	5.72%	$41,943	4%		$52,429	5%

Currently, the Company is actively pursuing strategic plans to retain and increase its capital ratios. As part of these efforts, the Company has retained the services of investment bankers to review all strategic opportunities available to the Company and the Bank. However, there is no assurance that the Company’s strategic efforts will be successful, particularly in the current economic environment. In the event we are unable to successfully identify and pursue a strategic alternative, and/or raise additional capital or generate sufficient liquidity, then the Company may not be able to continue to operate.

CMS is also subject to the net worth requirement of the Government National Mortgage Corporation (“Ginnie Mae”), of which CMS is an approved issuer of securitized mortgage-backed securities pools. As of December 31, 2009, this net worth requirement totaled $250,000. In addition, CMS is subject to the net worth requirements of Freddie Mac, which require that CMS have a net worth of $1,000,000 million. Total adjusted net worth of CMS for regulatory reporting was $289,675 at December 31, 2009. CMS has fallen below the adjusted net worth requirements of Freddie Mac. This could result in the termination of our selling/servicing contracts with this entity. CMS has not sold or serviced any loans with Freddie Mac since 2005 and has no plans to do so in the future.

NOTE 19. FAIR VALUE

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE (Continued)

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

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with Generally Accepted Accounting Principles (“GAAP”). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, substantially all of the impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. As such, the Company classifies other real estate subjected to nonrecurring fair value adjustments as Level 3.

Derivative Assets and Liabilities

The derivative instruments held or issued by the Company for risk management or customer-initiated activities are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Company measures fair value based on a third party model that primarily uses market observable inputs, such as yield curves and option volatilities, and includes the value associated with counterparty credit risk. The Company classifies derivative instruments held or issued for risk management or customer-initiated activities as Level 2. An example of a Level 2 derivative would be interest rate swaps.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE (Continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis for both December 31, 2009 and December 31, 2008:

	December 31, 2009
	Fair Value Measurement using			Total Carrying Amount in Statement of Financial	Assets/Liabilities Measured at Fair
Description	Level 1	Level 2	Level 3	Position	Value
	(Amounts in Thousands)
Securities available-for-sale	-	$26,356	-	$26,356	$26,356
Derivative assets	-	$956	-	$956	$956
Derivative liabilities	-	$(956)	-	$(956)	$(956)

	December 31, 2008
	Fair Value Measurement using			Total Carrying Amount in Statement of Financial	Assets/Liabilities Measured at Fair
Description	Level 1	Level 2	Level 3	Position	Value
	(Amounts in Thousands)
Securities available-for-sale	-	$33,594	-	$33,594	$33,594
Derivative assets	-	$1,407	-	$1,407	$1,407
Derivative liabilities	-	$(1,407)	-	$(1,407)	$(1,407)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value at December 31, 2009 and December 31, 2008 on a nonrecurring basis are included in the table below.

	December 31, 2009
	Fair Value Measurement using			Total Carrying Amount in Statement of Financial	Assets/Liabilities Measured at Fair
Description	Level 1	Level 2	Level 3	Position	Value
	(Amounts in Thousands)
Impaired loans	-	-	$116,681	$116,681	$116,681
Other Real Estate	-	-	$14,403	$14,403	$14,403

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE (Continued)

	December 31, 2008
	Fair Value Measurement using			Total Carrying Amount in Statement of Financial	Assets/Liabilities Measured at Fair
Description	Level 1	Level 2	Level 3	Position	Value
	(Amounts in Thousands)
Impaired loans	-	-	$50,273	$50,273	$50,273
Other Assets – Trust Preferred Investment	-	$176	-	$176	$176

The following methods and assumptions were used to estimate the fair values for financial instruments that are not disclosed previously in the note.

Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold:

The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair value.

Restricted Equity Securities:

The carrying amount of restricted equity securities approximates their fair values. Our restricted equity securities consist of Federal Home Loan Bank of Atlanta stock.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE (Continued)

Off-Balance Sheet Instruments:

Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s other off-balance sheet instruments consist of non fee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$163,300,020	$163,300,020	$153,027,934	$153,027,934
Securities available-for-sale	26,356,387	26,356,387	33,593,627	33,593,627
Securities held-to-maturity	4,450,000	4,472,250	4,000,000	3,874,400
Cash surrender value of life insurance	14,674,470	14,674,470	14,133,412	14,133,412
Restricted equity securities	3,275,000	3,275,000	3,210,675	3,210,675
Mortgage loans held for sale	379,531	379,531	979,130	979,130
Loans, net	703,636,915	689,169,000	763,109,199	761,834,000
Accrued interest receivable	4,272,257	4,272,257	4,848,977	4,848,977
Financial liabilities:
Deposits	931,450,850	937,531,000	935,861,681	943,381,000
Borrowings	54,085,509	55,018,000	58,185,509	59,691,000
Accrued interest payable	1,532,082	1,532,082	1,737,910	1,737,910

NOTE 20. SUPPLEMENTAL FINANCIAL DATA

Components of other noninterest expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2009	2008	2007
Outside service fees	$2,785,496	$2,024,748	$1,561,731
Insurance expense	5,767,256	941,489	659,305
Impairment of goodwill	-	3,442,714	-

Components of other assets in excess of 30% of total shareholders’ equity are as follows:

	Years Ended December 31,
	2009	2008
Interest receivable	$4,272,257	$4,848,977
Prepaid expenses	1,044,689	1,120,510
Accrued income tax receivable	5,738,147	6,864,538
Derivative asset – interest rate swap	956,368	1,407,036

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. SUPPLEMENTAL FINANCIAL DATA (Continued)

Components of other liabilities in excess of 30% of total shareholders’ equity are as follows:

	Years Ended December 31,
	2009	2008
Interest payable	$1,532,082	$1,737,910
Accrued expenses	1,719,541	477,864
Derivative liability – interest rate swap	956,368	1,407,036
Deferred compensation obligation	1,334,699	2,270,519

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Crescent Banking Company:

CONDENSED BALANCE SHEETS

	December 31,
	2009	2008
Assets
Cash	$550,703	$44,270
Investment in bank subsidiary	25,569,177	60,491,968
Investment in other subsidiaries	289,676	461,076
Other assets	941,653	3,020,733

Total assets	$27,351,209	$64,018,047

Liabilities and Stockholders’ Equity
Other borrowings	$26,085,509	$27,185,509
Other liabilities	537,890	81,008

Total liabilities	26,623,399	27,266,517
Stockholders’ equity	727,810	36,751,530

Total liabilities and stockholders’ equity	$27,351,209	$64,018,047

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008	2007
Income, dividends from subsidiary	$350,000	$2,725,000	$3,000,000
Expenses, other	1,700,980	1,971,505	1,588,549

Income (loss) before income tax benefits and equity in undistributed income of subsidiaries	(1,350,980)	753,495	1,411,451
Income tax benefits	(359,973)	(616,100)	(597,905)

Income (loss) before equity in undistributed income of subsidiaries	(991,007)	1,369,595	2,009,356
Equity in undistributed income of subsidiaries	(34,553,466)	(33,074,063)	4,390,577

Net income (loss)	$(35,544,473)	$(31,704,468)	$6,399,933

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(35,544,473)	$(31,704,468)	$6,399,933
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Undistributed (income) loss of subsidiaries	34,553,466	33,074,063	(4,390,577)
Net other operating activities	2,359,961	(1,037,946)	(342,254)

Net cash provided by operating activities	1,368,954	331,649	1,667,202

INVESTING ACTIVITIES
Impairment in trust preferred securities	176,000	176,000	48,000
Investment in subsidiaries	-	(6,300,000)	(10,310,000)

Net cash provided by (used in) investing activities	176,000	(6,124,000)	(10,262,000)

FINANCING ACTIVITIES
Proceeds from other borrowings	550,000	5,018,509	10,310,000
Repayment of other borrowings	(1,650,000)	-	-
Dividends paid to stockholders	-	(953,362)	(1,669,947)
Issuance of common stock for dividend reinvestment program	-	422,318	49,419
Issuance of common stock for employee stock purchase program	61,479	69,130	-
Excess tax benefits from share-based payment arrangements	-	299,244	(24,500)
Proceeds from exercise of stock options	-	240,533	67,173

Net cash provided by (used in) financing activities	(1,038,521)	5,096,372	8,732,145

Net increase (decrease) in cash	506,433	(695,979)	137,347
Cash at beginning of year	44,270	740,249	602,902

Cash at end of year	$550,703	$44,270	$740,249

NOTE 22 - TRUST PREFERRED SECURITIES

As of December 31, 2009, the Company had aggregate long-term liabilities of $22,167,000 relating to the issuance of junior subordinated debentures to Crescent Capital Trust II ( “Trust II”), Crescent Capital Trust III (“Trust III”), and Crescent Capital Trust IV (“Trust IV”) in connection with the issuance of an aggregate of $21,500,000 of trust preferred securities by such trusts.

During the third quarter of 2005, the Company organized Trust II, a statutory business trust that issued $8,000,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long-term liability of $8,248,000 related to the issuance by the Company of $8,248,000 of junior subordinated debentures to Trust II and other assets of $248,000 related to the Company’s purchase of 100% of the common stock of Trust II. The Company contributed $4,180,000 of the proceeds from the sale of the trust preferred securities to the Bank and used the remaining proceeds to repay $3,680,000 of debt outstanding on its line of credit with The Bankers Bank. The trust preferred securities issued by Trust II, and the junior subordinated debentures issued by the Company to Trust II, each bear interest at the prime rate, which was a rate of 3.25% at December 31, 2009.

During the second quarter of 2006, the Company organized Trust III, a statutory business trust that issued $3,500,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long-term liability of $3,609,000 related to the issuance by the Company of $3,609,000 of junior subordinated debentures to Trust III and other assets of $109,000 related to the Company’s purchase of 100% of the common stock of Trust III. The proceeds from the sale of these trust preferred securities were used to redeem the junior subordinated debentures issued to Crescent Capital Trust I (“Trust I”) during the fourth quarter of 2006. The trust preferred securities of Trust I were issued in the fourth quarter of 2001. The trust preferred securities issued by Trust III, and the junior subordinated debentures issued by the Company to Trust III, each bear interest at a rate of 165 basis points over three month LIBOR, which was a rate of 1.93438% at December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - TRUST PREFERRED SECURITIES (CONTINUED)

During the third quarter of 2007, the Company organized Trust IV, a statutory business trust that issued $10,000,000 of trust preferred securities. As a result of this transaction, the Company recorded additional long-term liability of $10,310,000 related to the issuance by the Company of $10,310,000 of junior subordinated debentures to Trust IV and other assets of $310,000 related to the Company’s purchase of 100% of the common stock of Trust IV. The Company contributed $10,000,000 of the proceeds from the sale of the trust preferred securities to the Bank to provide capital for further growth and expansion. The trust preferred securities issued by Trust IV, and the junior subordinated debentures issued by the Company to Trust IV, each bear interest at a rate of 260 basis points over three month LIBOR, which was a rate of 2.85363% at December 31, 2009.

All of these trust preferred securities have 30 year maturities, and are callable at par at the option of the Company after five years from the date of issuance.

During the second quarter of 2009, we exercised our rights under our trust preferred securities agreements for Trust II, Trust III and Trust IV to defer, for up to 20 consecutive quarters, payment of interest and principal on these securities. We currently anticipate that we will continue to exercise this deferral right for all of our interest payments that would otherwise be due in 2010 and 2011.

NOTE 23 - HOLDING COMPANY LINE OF CREDIT

On June 27, 2008, the Company entered into an agreement with another financial institution for a $6.0 million line of credit. This line of credit matured on June 27, 2009 and paid interest quarterly at prime rate, as reported in The Wall Street Journal, floating with a 6.00% floor. On June 27, 2009, the Company was granted a 90 day extension on the line of credit until September 27, 2009. On November 12, 2009, the Company received notice from the financial institution that an event of default exists under the agreement and demanding payment of the amount outstanding. On December 28, 2009, the Company negotiated a renewal on the line of credit for six months until June 27, 2010. During such period, interest will be paid monthly at prime rate, as reported in the Wall Street Journal, floating with a 6.00% floor. In connection with this renewal, the Company paid down $1,650,000 of the line of credit with funds contributed by CMS to the Company and from funds received through an income tax refund in 2009. The line of credit was frozen at the current balance of $3,918,509. The line of credit is secured by all of the issued and outstanding shares of the common stock of the Bank. In the event of an uncured default under this line of credit, the lender could foreclose upon the common stock of the Bank and deprive Crescent of its principal source of income. The Company is currently in default related to its minimum capital ratios covenants and its minimum book value covenant and has not received a waiver from the lender related to falling below these minimum covenant levels.

NOTE 24 - SUBSEQUENT EVENTS

Management evaluated subsequent events through the date the financial statements were issued. Material events or transactions occurring after December 31, 2009 but prior to issuance of the financial statements that provided additional evidence about conditions that existed at December 31, 2009 have been recognized in the financial statements for the period ended December 31, 2009. Events or transactions that provided evidence about conditions that did not exist at December 31, 2009 but arose before the financial statements were available to be issued have not been recognized in the financial statements for the period ended December 31, 2009. As noted in Note 4, loans considered impaired continue to migrate toward nonperforming loans. As of the issuance of this Report, nonaccrual loans have increased to a total of $120,282,140. However, the quarter ended March 31, 2010 is not closed and this amount is likely to change.

Crescent Bank

Board of Directors

Paul R. Battles	John S. Dean, Sr.	Ryker J. Lowe
Georgia State House of	Retired President & CEO	President
Representatives	Amicalola Electric Membership	Jasper Jeep Sales, Inc.
Corporation
John H. Bennett, Jr.		Cecil Pruett
Broiler Program Manager	Charles R. Fendley	Former Mayor, City of Canton
Pilgrim’s Pride	Senior Vice President &
	Mortgage Officer	Richard M. Zorn
J. Donald Boggus, Jr.	Crescent Bank & Trust Company	Retired Chairman, President & CEO
President & CEO		Cherokee, Cobb & North Fulton
Crescent Bank & Trust Company	Charles A. Gehrmann	Division
	Retired President & CEO	Regions Bank
C. Parke Day	Mack Sales of Atlanta, Inc.
President
Parke Day Properties, LLC

Crescent Bank & Trust Company

Board of Directors

J. Donald Boggus, Jr.	Charles R. Fendley	Ryker J. Lowe
President & CEO	Senior Vice President &	President
Crescent Bank & Trust Company	Mortgage Officer	Jasper Jeep Sales, Inc.
Crescent Bank & Trust Company
C. Parke Day		Cecil Pruett
President	Charles A. Gehrmann	Former Mayor, City of Canton
Parke Day Properties, LLC	Retired President & CEO
Mack Sales of Atlanta, Inc.
John S. Dean, Sr.
Retired President & CEO
Amicalola Electric Membership
Corporation

Officers

J. Donald Boggus, Jr.	Bonnie B. Boling	Anthony N. Stancil
President & CEO	Executive Vice President &	Executive Vice President &
	Retail Administrator	Chief of Loan Production
Leland W. Brantley, Jr.
Executive Vice President &	A. Bradley Rutledge
Chief Financial Officer	Executive Vice President &
Chief of Loan Administration

LOCATIONS

CORPORATE OFFICE
7 Caring Way
PO Box 2020
Jasper, GA 30143
Telephone: 678-454-2266

FULL SERVICE BRANCHES
Adairsville	Marble Hill
21 Eagle Pkwy	90 Steve Tate Hwy
Adairsville, GA 30103	Marble Hill, GA 30148
678-454-2390	678-454-2330

Cartersville	Midway
880 Joe Frank Harris Pkwy	5395 Atlanta Hwy
Cartersville, GA 30120	Alpharetta, GA 30004
678-454-2340	678-454-2350

Cartersville West	North Fulton
420 Old Mill Road	5225 Windward Pkwy
Cartersville, GA 30120	Alpharetta, GA 30009
678-454-2314	678-454-2322

Cumming	Riverstone
500 Canton Road	145 Reinhardt College Pkwy
Cumming, GA 30040	Canton, GA 30114
678-454-2320	678-454-2380

East Woodstock	Towne Lake
190 Village Centre East	4475 Towne Lake Pkwy
Woodstock, GA 30188	Woodstock, GA 30189
678-454-2395	678-454-2300

Jasper	www.crescentbank.com
251 Highway 515
Jasper, GA 30143
678-454-2265

Crescent Banking Company & Subsidiaries

For shareholder information, additional copies of this report, assistance with changes to name or address, transfers of stock ownership, lost certificates, or other account matters, contact:

Barbara Trivedi

Shareholder Services

Crescent Bank & Trust Company

7 Caring Way

PO Box 2020

Jasper, GA 30143

678-454-2270

800-872-2941

btrivedi@crescentbank.com

Shareholders of the Company may also receive, at no

charge except the Company’s cost of copying exhibits, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC by the Company, by making a written or oral request to J. Donald Boggus, Jr., President and Chief Executive Officer, Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143, telephone (678) 454-2266.

Independent Auditors

Dixon Hughes, PLLC

225 Peachtree Street NE, Suite 600

Atlanta, GA 30303-1728

Phone 404-575-8900